As filed with the Securities and Exchange Commission on May 6, 2022.
Registration No. 333-258582

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3 to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CIRCLE INTERNET FINANCE PUBLIC LIMITED COMPANY
(Exact Name of Registrant as Specified in Its Charter)
Ireland (Jurisdiction of Incorporation or Organization)	6199 (Primary Standard Industrial Classification Code Number)	Not applicable (I.R.S. Employer Identification Number)
Circle Internet Finance Public Limited Company
c/o Circle Internet Financial Limited
99 High Street, Suite 1701
Boston, MA 02110
(617)-326-8326
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

The Corporation Trust Company
1209 Orange Street
Wilmington, Delaware 19801
(302) 777-0200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Gregg L. Katz, Esq. John Mutkoski, Esq. William Schnoor, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617)-570-1000	Alan I. Annex, Esq. Jason Simon, Esq. Greenberg Traurig, P.A. 333 S.E. 2nd Avenue Miami, FL 33131 (305) 579-0500
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.
If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)
☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROXY STATEMENT AND PROSPECTUS
SUBJECT TO COMPLETION, DATED MAY 6, 2022
CONCORD ACQUISITION CORP
477 Madison Avenue, 22nd Floor
New York, NY 10022
Dear Concord Acquisition Corp Stockholders:
Concord Acquisition Corp, a Delaware corporation (“Concord”), Circle Internet Finance Public Limited Company (f/k/a Circle Acquisition Public Limited Company), a public company limited by shares incorporated in Ireland (“Topco”), Topco (Ireland) Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Circle Internet Financial Limited, a private company limited by shares incorporated in Ireland (“Circle”) have entered into a Transaction Agreement dated as of February 16, 2022, as may be amended from time to time (the “Transaction Agreement”) pursuant to which, among other things, (i) pursuant to an Irish law court-approved scheme of arrangement, Circle’s shareholders will transfer their holdings of shares in the capital of Circle to Topco in exchange for the issuance of new shares in Topco, such that Circle will become a wholly-owned subsidiary of Topco, and (ii) Merger Sub will merge with and into Concord (the “Merger”), with Concord surviving the Merger as a wholly-owned subsidiary of Topco (collectively with the other transactions described in the Transaction Agreement, the “Business Combination”). See the section entitled “The Business Combination” on page 123 of the attached proxy statement/prospectus for further information on the consideration being paid to the shareholders of Circle.
Concord’s units, Class A common stock and warrants are currently listed on the New York Stock Exchange (“NYSE”) under the symbols “CND.U,” “CND,” and “CND WS,” respectively. We intend to apply to list Topco’s ordinary shares and warrants on the NYSE under the symbols “CRCL” and “CRCL WS”, respectively, upon the closing of the Business Combination. We cannot assure you that Topco’s ordinary shares and warrants will be approved for listing on the NYSE.
Concord is holding a special meeting of its stockholders in lieu of the 2022 annual meeting in order to obtain the stockholder approvals necessary to complete the Business Combination. At the Concord special meeting, which will be held on [•], 2022, at [•] a.m., Eastern time, at [•], unless postponed or adjourned to a later date, Concord will ask its stockholders to adopt the Transaction Agreement thereby approving the Business Combination and approve the other proposals described in this proxy statement/prospectus.
As described in this proxy statement/prospectus, certain shareholders of Circle are parties to a transaction support agreement with Concord whereby such stockholders agreed to vote all of their shares of Circle in favor of the Transaction Agreement and other proposed transactions (together, the “Proposed Transactions”) contemplated by the Transaction Agreement. In addition, Jeremy Allaire, Circle’s Chief Executive Officer, entered into a transaction support agreement with Concord pursuant to which Mr. Allaire further agreed not to vote in favor of any Alternative Transaction (as defined in the Transaction Agreement) (excluding for such purpose an initial public offering of Circle) for a period of six months following the termination of the Transaction Agreement under certain circumstances.
After careful consideration, the respective Concord and Circle boards of directors have unanimously approved the Transaction Agreement and the board of directors of Concord has approved the other proposals described in this proxy statement/prospectus, and each of the Concord and Circle board of directors has determined that it is advisable to consummate the Business Combination. The board of directors of Concord recommends that its stockholders vote “FOR” the proposals described in this proxy statement/prospectus.
More information about Concord, Circle and the Proposed Transactions is contained in this proxy statement/prospectus. Concord and Circle urge you to read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 34 OF THIS PROXY STATEMENT/PROSPECTUS.
On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.
Sincerely,
           [•], 2022
Jeff Tuder
Chief Executive Officer
This proxy statement/prospectus is dated [•], 2022 and is first being mailed to the stockholders of Concord on or about that date.
NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

CONCORD ACQUISITION CORP
477 Madison Avenue, 22nd Floor
New York, NY 10022
NOTICE OF SPECIAL MEETING IN LIEU OF 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON [•], 2022
To the Stockholders of Concord Acquisition Corp:
NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2022 annual meeting of stockholders (the “special meeting”) of Concord Acquisition Corp, a Delaware corporation (“Concord,” “we,” “our” or “us”), will be held on [•], 2022, at [•] a.m., Eastern time, at [•]. You are cordially invited to attend the special meeting for the following purposes:
1.
The “Business Combination Proposal” — to approve and adopt the Transaction Agreement, dated as of February 16, 2022 (as may be amended from time to time, the “Transaction Agreement”), by and among Concord, Circle Internet Financial Limited, a private company limited by shares incorporated in Ireland (“Circle”), Circle Internet Finance Public Limited Company (f/k/a Circle Acquisition Public Limited Company), a public company limited by shares incorporated in Ireland (“Topco”) and Topco (Ireland) Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the transactions contemplated thereby, pursuant to which, among other things, (i) pursuant to an Irish law court-approved scheme of arrangement, Circle’s shareholders will transfer their holdings of shares in the capital of Circle to Topco in exchange for the issuance of new shares in Topco, such that Circle will become a wholly-owned subsidiary of Topco, and (ii) Merger Sub will merge with and into Concord (the “Merger”), with Concord surviving the Merger as a wholly-owned subsidiary of Topco (collectively with the other transactions described in the Transaction Agreement, the “Business Combination”).

2.
The “Adjournment Proposal” — to approve a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, [•], at [•]; banks and brokers may reach [•] at [•].
By Order of the Board of Directors,
[•], 2022	Jeff Tuder
Chief Executive Officer

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the SEC, by Topco (File No. 333-258582), constitutes a prospectus of Topco under Section 5 of the Securities Act, with respect to the shares of Topco Ordinary Shares to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the special meeting of Concord stockholders at which Concord stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Transaction Agreement, among other matters.
TRADEMARKS
This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

FREQUENTLY USED TERMS
In this document:
“Acquisition” means the proposed acquisition by Topco of the entire issued and to be issued shares in the capital of the Company, by means of the Scheme, pursuant to which, at the Scheme Effective Time, the Scheme Shareholders will transfer their Scheme Shares to Topco in exchange for their portion of the Aggregate Company Consideration.
“Adjournment Proposal” means a proposal to adjourn the special meeting of the stockholders of Concord to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote at such special meeting.
“Aggregate Company Consideration” means an amount of Topco Ordinary Shares equal to the Circle Equity Value divided by ten dollars ($10.00) and rounded down to the nearest whole number of Topco Ordinary Shares.
“broker non-vote” means the failure of a Concord stockholder, who holds his, her or its shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.
“Business Combination” or “Proposed Transactions” means pursuant to the Transaction Agreement, Topco will combine with Concord in a business combination that will result in each of the Company and Concord becoming a wholly-owned subsidiary of Topco.
“Business Combination Agreement” means the terminated Business Combination Agreement, dated as of July 7, 2021, as may be amended from time to time, by and among Concord, Topco, Merger Sub and Circle.
“Business Combination Proposal” means the proposal to approve the adoption of the Transaction Agreement and the Business Combination.
“CA Co-Investment” means CA Co-Investment, LLC (an affiliate of one of the underwriters of the IPO).
“Circle” means Circle Internet Financial Limited, a private company limited by shares incorporated in Ireland.
“Circle Convertible Notes” means the convertible unsecured promissory notes issued by Circle in accordance with the Circle Convertible Note Purchase Agreements.
“Circle Convertible Note Purchase Agreements” means the convertible note purchase agreement dated March 6, 2021, as amended, entered into between Circle and the Circle Convertible Note holders together with the Second Amended and Restated Side Letter entered into between Circle and the Circle Convertible Note holders dated May 11, 2021 as further amended by Amendment No. 1 dated July 7, 2021 and Amendment No. 2 dated February 16, 2022.
“Circle Equity Value” means $9,000,000,000 plus (i) the aggregate amount of the net proceeds of any equity or convertible debt issued by Circle after March 6, 2021, plus (ii) the proceeds from any Private Placement (as defined in the Transaction Agreement) completed by Topco or Circle after the date of the Transaction Agreement, plus (iii) the Net Equity Value (as defined in the Transaction Agreement) of any Acquisition Transaction (as defined in the Transaction Agreement) in which equity interests of Circle or Topco are issued or sold completed after the date of the Transaction Agreement, minus (iv) any indebtedness of Circle that will not convert into equity in connection with the Proposed Transactions.
“Circle Holders” means the holders of Circle Shares in issue from time to time.
“Circle Shares” means issued and to be issued shares of any class in the capital of Circle.
“Closing” means the consummation of the Business Combination.
“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.
“Concord” means Concord Acquisition Corp, a Delaware corporation.
“Concord Class A common stock” means Concord’s Class A common stock, par value $0.0001 per share.
“Concord Class B common stock” means Concord’s Class B common stock, par value $0.0001 per share.
“Concord common stock” means Concord’s Class A common stock and Class B common stock.
“Concord Units” means one share of Concord Class A common stock and one Concord Warrant.
“Concord Warrant Agreement” means the warrant agreement, dated as of December 7, 2020, by and between Concord and Continental Stock Transfer & Trust Company, governing Concord’s outstanding warrants.
“Concord Warrants” means warrants to purchase shares of Concord Class A common stock as contemplated under the Concord Warrant Agreement, with each whole warrant exercisable for one share of Concord Class A common stock at an exercise price of $11.50.
“Continental” means Continental Stock Transfer & Trust Company.
“COVID-19” means the novel coronavirus pandemic.
“DGCL” means the General Corporation Law of the State of Delaware.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Founders” means the Sponsor and CA Co-Investment.
“Founder Shares” means the 6,900,000 shares of Concord Class B common stock initially purchased by the Founders in a private placement in connection with the IPO.
“GAAP” means United States generally accepted accounting principles.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IPO” means Concord’s initial public offering of units, consummated on December 10, 2020.
“Irish Companies Act” means the Companies Act 2014 of Ireland, as amended.
“Irish Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules 2013.
“IRS” means Internal Revenue Service.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.
“Merger” means the merging of Merger Sub with and into Concord, with Concord surviving the Merger as a wholly-owned subsidiary of Topco.
“Merger Effective Time” means the time the Merger becomes effective.
“Merger Sub” means Topco (Ireland) Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Topco.
“NYSE” means the New York Stock Exchange.
“PCAOB” means the Public Company Accounting Oversight Board.
“Private Shares” means the shares of Concord Class A common stock included in the Private Units.
“Private Units” means the Concord Units purchased in a private placement in connection with the IPO.

“Private Warrants” means the warrants to purchase shares of Concord Class A common stock included in the Private Units.
“Proposed Transactions” means the Business Combination and other proposed transactions contemplated by the Transaction Agreement.
“prospectus” means the prospectus included in the Registration Statement on Form S-4 (Registration No. 333-258582) filed with the SEC.
“Public Shares” means shares of Concord Class A common stock issued as part of the units sold in the IPO.
“Public Stockholders” means the holders of shares of Concord Class A common stock.
“Public Warrants” means 13,800,000 redeemable warrants included in the units sold in the IPO, each of which is exercisable for one-half share of Concord Class A common stock, in accordance with its terms.
“Scheme” means the proposed scheme of arrangement under Chapter 1 of Part 9 of the Irish Companies Act to effect the Acquisition pursuant to the Transaction Agreement, including any revision thereof as may be agreed between the parties to the Transaction in writing, with or subject to any modifications, additions or conditions approved or imposed by the High Court of Ireland.
“Scheme Effective Date” means the date on which the Scheme becomes effective in accordance with its terms.
“Scheme Effective Time” means the time on the Scheme Effective Date at which the Court Order is delivered to the Irish Registrar of Companies.
“Scheme Record Time” means 11:59 p.m. Eastern Time on the second last Business Day before the Scheme Effective Date.
“Scheme Shareholders” means the holders of Scheme Shares.
“Scheme Shares” means the Circle Shares in issue at the Scheme Record Time.
“Scheme Voting Record Time” means the voting record time for the Scheme, as approved or directed by the High Court of Ireland.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Sponsor” means Concord Sponsor Group LLC, a Delaware limited liability company.
“sponsors” means the Sponsor and CA Co-Investment.
“Surviving Corporation” means the entity surviving the Merger as a wholly-owned subsidiary of Topco.
“Topco” means Circle Internet Finance Public Limited Company (f/k/a Circle Acquisition Public Limited Company), a public company limited by shares incorporated in Ireland.
“Topco Board” means the board of directors, from time to time, of Topco.
“Topco Constitution” means the constitution of Topco to be adopted prior to the Scheme Effective Time in the form, or substantially the form, contained in Exhibit 3.2.
“Topco Ordinary Shareholder” means a registered holder from time to time of Topco Ordinary Shares.
“Topco Ordinary Shares” means ordinary shares of $0.001 each (nominal value) in the capital of Topco, having the rights and being subject to the restrictions set out in the Topco Constitution.
“Topco Warrants” means warrants to subscribe for Topco Ordinary Shares, with each whole warrant exercisable for one Topco Ordinary Share at an exercise price of $11.50.

“Transaction Agreement” means the Transaction Agreement, dated as of February 16, 2022, as may be amended from time to time, by and among Concord, Topco, Merger Sub and Circle.
“Transaction Support Agreement” means the Transaction Support Agreement, dated as of February 16, 2022, by and among Concord and certain of Circle’s stockholders and by and between Concord and Circle’s Chief Executive Officer.
“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Units.
“Warrant Amendment” means an assumption and amendment agreement with respect to the Concord Warrant Agreement to be entered into by and among Concord, Topco and Continental in connection with the Business Combination.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of stockholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to Concord stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.
Q.
Why am I receiving this proxy statement/prospectus?

A.
Concord has entered into the Transaction Agreement with Circle and the other parties thereto pursuant to which Merger Sub will merge with and into Concord, with Concord surviving the Merger as a wholly-owned subsidiary of Topco. A copy of the Transaction Agreement is attached to this proxy statement/prospectus as Annex A.

As a result of the Proposed Transactions, a) each share of Concord Class A common stock and each share of Concord Class B common stock (other than shares held by Concord as treasury stock or owned by Concord immediately prior to the Merger Effective Time) issued and outstanding immediately prior to the Merger Effective Time will be cancelled and automatically converted into and become the right to receive one Topco Ordinary Share (the “Merger Consideration”) and b) each Concord Warrant that is outstanding immediately prior to the Merger Effective Time will be converted in accordance with the terms of the Concord Warrant Agreement into a Topco Warrant on substantially the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the Concord Warrant Agreement. See “Summary — Ownership of Topco Upon Completion of the Business Combination” and “Unaudited Condensed Combined Pro Forma Financial Information” for further information.
Concord stockholders are being asked to consider and vote upon the Business Combination Proposal to approve the adoption of the Transaction Agreement and the Business Combination, among other proposals.
The Concord Class A common stock, Concord Warrants and Concord Units are currently listed on the NYSE under the symbols “CND,” “CND WS” and “CND.U,” respectively. Topco intends to apply to list the Topco Ordinary Shares and Topco Warrants on the NYSE under the symbols “CRCL” and “CRCL WS” in connection with the Closing. All outstanding Concord Units will be separated into their underlying securities immediately prior to the Merger Effective Time. Accordingly, Topco will not have any units following consummation of the Proposed Transactions.
This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of Topco with respect to the Topco Ordinary Shares and Topco Warrants issuable in connection with the Business Combination.
Q.
What matters will stockholders consider at the special meeting?

A.
At the Concord special meeting of stockholders, Concord will ask its stockholders to vote in favor of the following proposals (the “Concord Proposals”):

•
The Business Combination Proposal — a proposal to approve and adopt the Transaction Agreement and the Business Combination.

•
The Adjournment Proposal — a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Q.
Are any of the proposals conditioned on one another?

A.
The Adjournment Proposal does not require the approval of the Business Combination Proposal and Business Combination to be effective. It is important for you to note that in the event that the Business Combination Proposal is not approved, Concord will not consummate the Business Combination. If

Concord does not consummate the Business Combination and fails to complete an initial business combination by June 10, 2022 (or December 10, 2022, as applicable) or obtain the approval of Concord stockholders to extend the deadline for Concord to consummate an initial business combination, then Concord will be required to dissolve and liquidate.
Q.
What will happen upon the consummation of the Business Combination?

A.
On the Closing Date, Merger Sub will merge with and into Concord, with Concord surviving the Merger as a wholly-owned subsidiary of Topco. As consideration for the Business Combination, each share of Concord Class A common stock and each share of Concord Class B common stock (other than Concord treasury shares or shares owned by Concord) issued and outstanding immediately prior to the Merger Effective Time, and all rights in respect thereof, shall be cancelled and automatically converted into and become the right to receive one Topco Ordinary Share.

Q.
Why is Concord proposing the Business Combination Proposal?

A.
Concord was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Concord is not limited to any particular industry or sector.

Concord received $276,000,000 from its IPO (including net proceeds from the exercise by the underwriters of their over-allotment option) and sale of the Private Units, which was placed into the Trust Account immediately following the IPO. In accordance with Concord’s amended and restated certificate of incorporation, the funds held in the Trust Account will be released upon the consummation of the Business Combination. See the question entitled “What happens to the funds held in the Trust Account upon consummation of the Business Combination?”
There currently are 28,352,000 shares of Concord Class A common stock, including 752,000 Private Shares, issued and outstanding, and 6,900,000 Founder Shares issued and outstanding. In addition, there currently are 14,176,000 Concord Warrants issued and outstanding, consisting of 13,800,000 Public Warrants and 376,000 Private Warrants. Each whole Concord Warrant entitles the holder thereof to purchase one share of Concord Class A common stock at a price of $11.50 per share. The Concord Warrants will become exercisable 30 days after the completion of a business combination, and expire at 5:00 p.m., New York City time, five years after the completion of a business combination or earlier upon redemption or liquidation. The Private Warrants, however, are non-redeemable so long as they are held by their initial purchasers or their permitted transferees. At the Merger Effective Time, each Concord Warrant that is outstanding immediately prior to the Merger Effective Time will cease to represent a right to acquire one share of Concord Class A common stock and will be converted in accordance with the terms of the Concord Warrant Agreement, at the Merger Effective Time, into a Topco Warrant on substantially the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the Concord Warrant Agreement.
Under Concord’s amended and restated certificate of incorporation, Concord must provide all holders of Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of Concord’s initial business combination in conjunction with a stockholder vote.
Q.
Who is Circle?

A.
Circle is a global financial technology firm that provides internet-native payments and treasury infrastructure. Circle’s mission of raising global economic prosperity through the frictionless exchange of financial value is being met through a series of transaction and treasury services that help businesses and financial institutions globally take advantage of the shift to a digital asset and blockchain powered global financial system. Circle is the principal operator of one of the fastest growing dollar digital assets, USD Coin (“USDC”).

Q.
What equity stake will current Concord stockholders and Circle stockholders have in Topco after the Closing?

A.
It is anticipated that, upon the completion of the Business Combination, the ownership of Topco will be as follows:

•
the Circle Holders will own 922,083,476 Topco Ordinary Shares (of which 37,500,000 are escrow shares), representing approximately 90.6% of the total shares outstanding;

•
the holders of unexercised vested equity units will, assuming exercise in full of such equity units as assumed by Topco, own 59,861,849 Topco Ordinary shares, representing approximately 5.9% of the total shares outstanding;

•
the Public Stockholders will own 27,600,000 Topco Ordinary Shares, representing approximately 2.7% of the total shares outstanding; and

•
the holders of Founder Shares will own 7,652,000 Topco Ordinary Shares, representing approximately 0.8% of the total shares outstanding.

The numbers of shares and percentage interests set forth above are based on a number of assumptions, including that none of the Public Stockholders exercise their redemption rights and that Circle does not issue any additional equity securities prior to the Merger. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different.
Q:
What are the possible sources and the extent of dilution that holders of Concord Class A common stock that elect not to redeem their shares will experience in connection with the Business Combination?

A:
The following table illustrates the various sources and extent of dilution that Public Stockholders may be subject to if they elect not to redeem their shares in connection with the Business Combination. This table assumes that Circle does not issue any additional equity securities prior to the Merger.

	Share Ownership Including Potential Sources of Dilution (As of December 31,2021)(1)
	Assuming No Redemptions	% of total	Assuming 33.3% Redemption	% of total	Assuming 66.6% Redemption	% of total	Assuming Max Redemption	% of total
Existing Circle shareholders (less escrow shares)(2)	884,583,476	87.0%	884,583,476	87.8%	884,583,476	88.6%	884,583,476	89.4%
Unexercised company vested equity units	59,861,849	5.9%	59,861,849	5.9%	59,861,849	6.0%	59,861,849	6.0%
Escrow shares(3)	37,500,000	3.7%	37,500,000	3.7%	37,500,000	3.8%	37,500,000	3.8%
Concord public shareholders	27,600,000	2.7%	18,409,200	1.8%	9,218,400	0.9%	0	0.0%
Sponsor and related parties	7,652,000	0.8%	7,652,000	0.8%	7,652,000	0.8%	7,652,000	0.8%
Total Topco Ordinary Shares outstanding at Closing	1,017,197,325	100.0%	1,008,006,525	100.0%	998,815,725	100.0%	989,597,325	100.0%
Potential sources of future dilution
Unvested existing Circle shareholders(4)	92,254,541		92,254,541		92,254,541		92,254,541
Earnout shares(5)	221,890,373		220,052,213		218,214,053		216,370,373
Public warrants(6)	4,981,800		4,981,800		4,981,800		4,981,800
Private placement warrants	376,000		376,000		376,000		376,000
Total potential sources of future dilution	319,502,714		317,664,554		315,826,394		313,982,714
Total shares including potential sources of dilution(7)	1,336,700,039		1,325,671,079		1,314,642,119		1,303,580,039
Dilution %(8)
Unvested existing Circle shareholders	6.9%		7.0%		7.0%		7.1%
Earnout shares	16.6%		16.6%		16.6%		16.6%

	Share Ownership Including Potential Sources of Dilution (As of December 31,2021)(1)
	Assuming No Redemptions	% of total	Assuming 33.3% Redemption	% of total	Assuming 66.6% Redemption	% of total	Assuming Max Redemption	% of total
Public warrants	0.4%		0.4%		0.4%		0.4%
Private placement warrants	0.0%		0.0%		0.0%		0.0%
Public stockholder ownership after potential sources of dilution(9)	2.1%		1.4%		0.7%		0.0%
Total equity value post-redemptions (in millions)	1,017		1,008		999		990
Per share value	$10.00		$10.00		$10.00		$10.00

(1)
Table shows total ordinary shares at closing as well as potential sources of future dilution if all the contingent related shares (unvested shares of existing Circle shareholders, the Earnout Shares, and shares underlying the public warrants and the private placement warrants) were issued.

(2)
Includes all existing shareholders of Circle, including convertible note holders. Excludes 37,500,000 escrow shares.

(3)
Following the Closing, Topco and certain Topco shareholders will enter into an escrow agreement, pursuant to which an aggregate of 37,500,000 Topco Ordinary Shares included in the Scheme Consideration will be deposited with an escrow agent to serve as security for certain specified potential post-Closing liabilities of Circle. For more information, see “Risk Factors -- We may incur significant liability as a result of several ongoing disputes and investigations. The ultimate resolution of these matters may require substantial cash payments, materially and adversely affect our business, financial condition and results of operation, and may cause dilution to our shareholders.” The key terms for this proposed escrow agreement are set out in Exhibit H to the Transaction Agreement.

(4)
Includes Topco ordinary shares and underlying Company awards.

(5)
Topco will issue up to an aggregate number of Topco Ordinary Shares equal to 20% of the Topco Ordinary Shares outstanding at Closing (including unvested existing Circle Shareholders) following the Closing (the “Earnout Shares”) to certain of Circle’s existing equity holders, as follows: 25% of the Earnout Shares, in the aggregate, if the volume weighted average trading price of the Topco Ordinary Shares is $12.00 or greater for any 20 trading days within a period of 30 consecutive trading days prior to the first anniversary of the Closing; 25% of the Earnout Shares, in the aggregate, if the volume weighted average trading price of the Topco Ordinary Shares is $14.00 or greater for any 20 trading days within a period of 30 consecutive trading days prior to the third anniversary of the Closing; 25% of the Earnout Shares, in the aggregate, if the volume weighted average trading price of the Topco Ordinary Shares is $16.00 or greater for any 20 trading days within a period of 30 consecutive trading days prior to the fifth anniversary of the Closing; and 25% of the Earnout Shares, in the aggregate, if the volume weighted average trading price of the Topco Ordinary Shares is $100.00 or greater for any 20 trading days within a period of 30 consecutive trading days prior to the tenth anniversary of the Closing.

(6)
Warrants are subject to a cash redemption right if shares trade above $18 per share over a specified period of time.

(7)
Assumes the conversion/issuance of all sources of dilution into shares even though most have conditional requirements to be issued.

(8)
Dilution percentages calculated using total shares including potential sources of dilution (1,336,700,039 shares in the “Assuming No Redemption” scenario).

(9)
Reflects Concord public shareholders ownership % after potential sources of dilution.

Q.
Who will be the officers and directors of Topco if the Business Combination is consummated?

A.
The Transaction Agreement provides that, immediately following the consummation of the Business Combination, the Topco’s Board will be comprised of Jeremy Allaire, M. Michele Burns, Raj Date, P. Sean Neville, Danita K. Ostling, Anita Sands, Ph.D., and Bob Diamond (designated by Concord). Immediately following the consummation of the Business Combination, we expect that the following will be the officers of Topco: Jeremy Allaire, Jeremy Fox-Geen, Elisabeth Carpenter, Flavia Naves, Dante Disparte. Mandeep Walia, Kash Razzaghi and Nikhil Chandhok.

Q.
What conditions must be satisfied to complete the Business Combination?

A.
There are a number of closing conditions in the Transaction Agreement, including that Concord’s stockholders have approved and adopted the Transaction Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal — The Transaction Agreement — Conditions to Closing.”

Q.
What happens if I sell my shares of Concord Class A common stock before the special meeting of stockholders?

A.
The record date for the special meeting of stockholders will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Concord Class A common stock after the record date, but before the special meeting of stockholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting of stockholders. However, you will not be entitled to receive any Topco Ordinary Shares following the Closing because only Concord’s stockholders on the date of the Closing will be entitled to receive Topco Ordinary Shares in connection with the Closing.

Q.
What vote is required to approve the proposals presented at the special meeting of stockholders?

A.
The approval of the Business Combination Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of all then outstanding shares of Concord common stock entitled to vote thereon at the special meeting. Accordingly, a Concord stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against this proposal.

The approval of the Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Concord common stock that are voted at the special meeting of stockholders. Accordingly, a Concord stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on this proposal.
Q.
Do Circle’s shareholders need to approve the Business Combination?

A.
Yes. The Scheme must be approved by a majority in number of shareholders of each class of Circle Holders as at the Scheme Record Time present and voting (either in person or by proxy) at each class meeting representing, at the Scheme Voting Record Time, at least 75% of the Circle Shares of that class held by Circle Holders present and voting at each such meeting. In addition to the approvals required at the class meetings (also referred to as court meetings), certain resolutions are to be put to an extraordinary general meeting of Circle Holders for the purposes of approving and implementing the Scheme. At that extraordinary general meeting certain resolutions will be proposed as ordinary resolutions, requiring the approval of at least a majority of the votes cast by Circle Holders present and voting, either in person or by proxy, while certain other resolutions will be proposed as special resolutions, requiring the approval of at least 75% of the votes cast by Circle Holders present and voting, either in person or by proxy.

Concurrently with the execution of the Transaction Agreement, on February 16, 2022, certain of Circle’s securityholders entered into a Transaction Support Agreement with Concord, pursuant to which, among other things, such securityholders agreed to vote their Circle Shares in favor of the Transaction Agreement, the Scheme and the Transaction Documents to which Circle is or will be a party.

In addition, Jeremy Allaire, Circle’s Chief Executive Officer, entered into a Transaction Support Agreement with Concord pursuant to which Mr. Allaire further agreed not to vote in favor of any Alternative Transaction (as defined in the Transaction Agreement) (excluding for such purpose an initial public offering of Circle) for a period of six months following the termination of the Transaction Agreement under certain circumstances. Collectively, as of [•], 2022, such securityholders held approximately [•]% of Circle’s issued shares. For further information, please see the section entitled “Certain Agreements Related to The Business Combination — Transaction Support Agreement.”
Q.
May Concord or Concord’s directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination?

A.
In connection with the stockholder vote to approve the proposed Business Combination, Concord may privately negotiate transactions to purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account without the prior written consent of Circle. None of the Sponsor, directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Pursuant to a letter agreement, the Sponsor has agreed, among other things, to vote all Concord shares held by it in favor of the Business Combination, and to not redeem such shares. Any such privately negotiated purchases may be effected at purchase prices that are not in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to Concord for use in the Business Combination.

Q.
Will Concord issue additional equity securities in connection with the consummation of the Business Combination?

A.
Concord may enter into an equity financing in connection with the proposed Business Combination with their respective affiliates or any third parties if Concord determines that the issuance of additional equity is necessary or desirable in connection with the consummation of the Business Combination. The Transaction Agreement provides that Circle has the right to raise capital pursuant to one or more private placements in an aggregate amount of no greater than $750 million and based on a valuation of Circle of no less than $7.65 billion. Any equity issuances could result in dilution of the relative ownership interest of the non-redeeming Public Stockholders or the former equity holders of Circle. As the amount of any such equity issuances is currently not known, if any, Concord cannot provide specific information as to percentage ownership that may result therefrom. If Concord enters into a binding commitment in respect of any such additional equity financing, Concord will file a Current Report on Form 8-K with the SEC to disclose details of any such equity financing.

Q.
How many votes do I have at the special meeting of stockholders?

A.
Concord’s stockholders are entitled to one vote at the special meeting for each share of Concord common stock held of record as of the record date. As of the close of business on the record date, there were [•] outstanding shares of Concord common stock.

Q.
What interests do Concord’s current officers and directors have in the Business Combination?

A.
Concord’s board of directors and executive officers may have interests in the Business Combination that are different from, in addition to or in conflict with, yours. These interests include:

•
the beneficial ownership of the Sponsor and certain of Concord’s board of directors and officers of an aggregate of 5,520,000 shares of Concord Class B common stock, 510,289 shares of Concord Class A common stock and 255,144 Concord Warrants, which shares and warrants would become worthless if Concord does not complete a business combination within the applicable time period, as

Concord’s initial stockholders have waived any right to redemption with respect to these shares (such waiver entered into in connection with the IPO for which the initial stockholders received no additional consideration). Such shares and warrants have an aggregate market value of approximately $[•] million and $[•] million, respectively, based on the closing price of Concord Class A common stock of $[•] on the NYSE on [•], 2022, the record date for the special meeting of stockholders;
•
Concord’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Concord’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated; and

•
the anticipated continuation of Bob Diamond, Concord’s Chairman of the board of directors, as a director of Topco following the Closing.

In addition, entities controlled by Atlas Merchant Capital LLC, an entity affiliated with the Sponsor, invested an aggregate of $29 million in Circle’s $440 million convertible note financing completed in May 2021. These interests may influence Concord’s board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. You should also read the section entitled “The Business Combination — Interests of Concord’s Directors and Officers in the Business Combination.” In addition to the foregoing, Concord’s amended and restated certificate of incorporation excludes the corporate opportunity doctrine, and any other analogous doctrine, from applying to directors and officers of Concord unless such corporate opportunity is offered to a director or officer solely in his or her capacity as a director or officer of Concord and such opportunity is one Concord is legally and contractually permitted to undertake and would otherwise be reasonable for Concord to pursue. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in Concord’s amended and restated certificate of incorporation did not impact its search for an acquisition target and Concord was not prevented from reviewing any opportunities as a result of such waiver.
Q.
Did Concord’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.
No. Concord’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Transaction Agreement and the Business Combination. Concord’s board of directors believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its shareholders. Accordingly, investors will be relying on the judgment of Concord’s board of directors in valuing the Circle business and assuming the risk that the board of directors may not have properly valued such business.

Q.
What happens if the Business Combination Proposal is not approved?

A.
If the Business Combination Proposal is not approved and Concord does not consummate a business combination by June 10, 2022 (or December 10, 2022, as applicable), or amend its amended and restated certificate of incorporation to extend the date by which Concord must consummate an initial business combination, Concord will be required to dissolve and liquidate the Trust Account.

Q.
Do I have redemption rights?

A.
If you are a holder of Public Shares, you may redeem your Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Concord to pay its franchise and income taxes and for working capital purposes, upon the consummation of the Business Combination. The per share amount Concord will distribute to holders who properly redeem their shares will not be reduced by the deferred underwriting commissions Concord will pay to the underwriters of its IPO if the Business Combination is consummated. Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. Concord’s initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares that they may have acquired during or after the IPO in connection with the completion of Concord’s initial business combination (such waiver entered into in connection with the IPO for which the initial stockholders received no additional consideration). The Founder Shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $276.1 million on December 31, 2021, the estimated per share redemption price would have been approximately $10.00. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest (which interest shall be net of taxes payable by Concord and up to $100,000 of interest to pay dissolution expenses), in connection with the liquidation of the Trust Account.
Q.
Is there a limit on the number of shares I may redeem?

A.
A Public Stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares. Accordingly, all shares in excess of 15% of the Public Shares owned by a holder will not be redeemed. On the other hand, a Public Stockholder who holds less than 15% of the Public Shares may redeem all of the Public Shares held by him or her for cash.

Q.
Will how I vote affect my ability to exercise redemption rights?

A.
No. You may exercise your redemption rights whether you vote your Public Shares for or against the Business Combination Proposal or do not vote your shares. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders, leaving stockholders who choose not to redeem their Public Shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of NYSE.

Q.
How do I exercise my redemption rights?

A.
In order to exercise your redemption rights, you must, prior to 4:30 p.m. Eastern time on [•], 2022 (two business days before the special meeting), (i) submit a written request to Concord’s transfer agent that Concord redeem your Public Shares for cash, and (ii) deliver your stock to Concord’s transfer agent physically or electronically through the Depository Trust Company (“DTC”). The address of Continental Stock Transfer & Trust Company, Concord’s transfer agent, is listed under the question “Who can help answer my questions?” below. Concord requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your stock generally will be faster than delivery of physical stock certificates.

A physical stock certificate will not be needed if your stock is delivered to Concord’s transfer agent electronically. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Concord’s transfer agent will need to act to facilitate the request. It is Concord’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because Concord does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.
Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Concord’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Concord’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Concord’s transfer agent return the shares (physically or electronically). You may make such request by contacting Concord’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?”

Q.
If I hold Concord Warrants, what are the U.S. federal income tax consequences of my Concord Warrants converting to Topco Warrants?

A.
In connection with the Business Combination, each issued and outstanding Concord Warrant will cease to represent a right to acquire shares of Concord Class A common stock and will instead represent the right to acquire the same number of Topco Ordinary Shares, at the same exercise price and on the same terms as in effect immediately prior to the Merger Effective Time.

If the Merger qualifies as a “reorganization” under Section 368 of the Code, subject to Section 367(a) of the Code, a U.S. Holder (as defined in Material U.S. Federal Income Tax Considerations — U.S. Holders) of Concord Warrants generally should not recognize any gain or loss upon the conversion of the Concord Warrants to Topco Warrants; the aggregate tax basis of such U.S. Holder’s basis in the Topco Warrants will be the same as the aggregate tax basis of such U.S. Holder’s Concord Warrants immediately before the closing of the Business Combination; and the holding period of such warrants will continue, provided that the Concord Warrants are held as capital assets on the effective date of the closing of the Business Combination. However, it is unclear whether the requirements of Section 368 of the Code can be satisfied and such qualification is not a condition of the Business Combination.
If the Merger does not qualify as a “reorganization” under Section 368 of the Code, a U.S. Holder of Concord Warrants could be treated as transferring its Concord Warrants to Topco in exchange for Topco Warrants in an exchange governed only by Section 351 of the Code. If so treated, a U.S. Holder should be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values of the Topco Warrants treated as received by such holder and the Topco Ordinary Shares received by such holder, if any, over (y) such holder’s aggregate adjusted tax basis in the Concord Warrants and Concord Class A common stock, if any, exchanged therefor) and (ii) the fair market value of the Topco warrants received by such holder in such exchange.
Greenberg Traurig, P.A. (“Greenberg”) is unable to opine with respect to the Merger’s qualification as a reorganization under Section 368 of the Code. For an additional discussion of the U.S. federal income tax treatment of Concord Warrants in connection with the Business Combination, see the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — The Business Combination.”
Q.
What are the federal income tax consequences of exercising my redemption rights?

A.
Redemptions will generally be taxable to U.S. Public Stockholders. See “Material U.S. Federal Income Tax Considerations — U.S. Holders — Redemption of Concord Class A Common Stock” for further information.

Q.
If I hold Concord Warrants, can I exercise redemption rights with respect to my warrants?

A.
No. There are no redemption rights with respect to the Concord Warrants.

Q.
Do I have appraisal rights if I object to the proposed Business Combination?

A.
No. There are no appraisal rights available to holders of shares of Concord Class A common stock in connection with the Business Combination.

Q.
What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A.
If the Business Combination is consummated, the funds held in the Trust Account will be released to pay Concord stockholders who properly exercise their redemption rights. Any additional funds available for release from the Trust Account will be used for general corporate purposes of Topco following the Business Combination.

Q.
What happens if the Business Combination is not consummated?

A.
There are certain circumstances under which the Transaction Agreement may be terminated. See the section entitled “The Business Combination Proposal — The Transaction Agreement — Termination” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Transaction Agreement or otherwise, Concord is unable to complete a business combination by June 10, 2022 (or December 10, 2022, as applicable), Concord’s amended and restated certificate of incorporation provides that Concord will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to Concord to pay taxes (less taxes payable and up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and Concord’s board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. See the sections entitled “Risk Factors — We may not be able to consummate an initial business combination within the required time period, in which case we would cease all operations except for the purpose of winding up and we would redeem our Public Shares and liquidate” and “— Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them.” Holders of Founder Shares have waived any right to any liquidation distribution with respect to those shares (such waiver entered into in connection with the IPO for which the Sponsor and initial stockholders received no additional consideration).
In the event of liquidation, there will be no distribution with respect to outstanding Concord Warrants. Accordingly, the Concord Warrants will expire worthless.
Q.
When is the Business Combination expected to be completed?

A.
As of the date of this registration statement, the closing of the Business Combination is currently expected to be in the second quarter of 2022 and the parties intend to close the transaction as soon as reasonably practicable (subject to the satisfaction (or, to the extent applicable and lawful, waiver) of the conditions to the completion of the Business Combination. However, no assurance can be provided as to when or if the Business Combination will be completed. The required votes of Concord and Circle security holders to adopt the required proposals at the security holder meetings must be obtained and the other conditions to the Business Combination must be satisfied or, to the extent applicable and lawful, waived.

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Proposal — The Transaction Agreement — Conditions to Closing.”
Q.
What do I need to do now?

A.
You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.
How do I vote?

A.
If you were a holder of record of Concord Class A common stock on [•], 2022, the record date for the special meeting of stockholders, you may vote with respect to the applicable proposals in person at the special meeting of stockholders or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting of stockholders and vote in person, obtain a proxy from your broker, bank or nominee.
Q.
What will happen if I abstain from voting or fail to vote at the special meeting?

A.
At the special meeting of stockholders, Concord will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have the same effect as a vote against the Business Combination Proposal and will have no effect on any of the other Proposals.

Q.
What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.
Signed and dated proxies received by Concord without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders.

Q.
Do I need to attend the special meeting of stockholders to vote my shares?

A.
No. You are invited to attend the special meeting to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the special meeting of stockholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. Concord encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q.
If I am not going to attend the special meeting of stockholders in person, should I return my proxy card instead?

A.
Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:
How will the COVID-19 pandemic impact in-person voting at the special meeting?

A:
We intend to hold the special meeting in person. However, we are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials may issue in light of the evolving coronavirus pandemic situation. As a result, we may impose additional procedures or limitations on meeting attendees. We plan to announce any such updates in a press release filed with the SEC and on our proxy website at [•], and we encourage you to check this website prior to the meeting if you plan to attend.

Q:
What impact will the COVID-19 pandemic have on the Business Combination?

A:
Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of COVID-19 on the business of Concord and Circle, and there is no guarantee that efforts by Concord and Circle to address the adverse impacts of COVID-19 will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and actions taken to contain the coronavirus or its impact, among others. If Concord or Circle is unable to recover from a business disruption on a timely basis, the Business Combination and Circle’s business, financial condition and results of operations following the completion of the Business Combination would be adversely affected. The Business Combination may also be delayed and adversely affected by COVID-19 and become more costly. Each of Concord and Circle may also incur additional costs to remedy damages caused by any such disruptions, which could adversely affect its financial condition and results of operations.

Q.
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.
No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the Concord Proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of stockholders. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. However, in no event will a broker non-vote have the effect of exercising your redemption rights for a pro rata portion of the Trust Account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the proposed Business Combination.

Q.
May I change my vote after I have mailed my signed proxy card?

A.
Yes. You may change your vote by sending a later-dated, signed proxy card to Concord’s secretary at the address listed below prior to the vote at the special meeting of stockholders, or attend the special meeting and vote in person. You also may revoke your proxy by sending a notice of revocation to Concord’s secretary, provided such revocation is received prior to the vote at the special meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.
What should I do if I receive more than one set of voting materials?

A.
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.
What is the quorum requirement for the special meeting of stockholders?

A.
A quorum will be present at the special meeting of stockholders if a majority of the Concord common stock outstanding and entitled to vote at the meeting is represented in person or by proxy. In the absence of a quorum, a majority of Concord’s stockholders, present in person or represented by proxy, and voting thereon will have the power to adjourn the special meeting.

As of the record date for the special meeting, [•] shares of Concord common stock would be required to achieve a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person at the special meeting of stockholders. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the shares represented by stockholders present at the special meeting or by proxy may authorize adjournment of the special meeting to another date.
Q.
What happens to the Concord Warrants I hold if I vote my shares of Concord Class A common stock against approval of the Business Combination Proposal and validly exercise my redemption rights?

A.
Properly exercising your redemption rights as a Concord stockholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal. If the Business Combination is not completed, you will continue to hold your Concord Warrants, and if Concord does not otherwise consummate an initial business combination by June 10, 2022 (or December 10, 2022, as applicable), or obtain the approval of Concord stockholders to extend the deadline for Concord to consummate an initial business combination, Concord will be required to dissolve and liquidate, and your Concord Warrants will expire worthless.

Q.
Who will solicit and pay the cost of soliciting proxies?

A.
Concord will pay the cost of soliciting proxies for the special meeting. Concord has engaged [•] to assist in the solicitation of proxies for the special meeting. Concord has agreed to pay [•] a fee of $[•]. Concord will reimburse [•] for reasonable out-of-pocket expenses and will indemnify [•] and its affiliates against certain claims, liabilities, losses, damages and expenses. Concord also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Concord Class A common stock for their expenses in forwarding soliciting materials to beneficial owners of Concord Class A common stock and in obtaining voting instructions from those owners. Concord’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.
Who can help answer my questions?

A.
If you have questions about the stockholder proposals, or if you need additional copies of this proxy statement/prospectus, the proxy card or the consent card you should contact our proxy solicitor at:

You may also contact Concord at:
Concord Acquisition Corp
477 Madison Avenue, 22nd Floor
New York, NY 10022
Telephone: (212) 883-4330
Attention: Secretary
To obtain timely delivery, Concord’s stockholders and warrant holders must request the materials no later than five business days prior to the special meeting.
You may also obtain additional information about Concord from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”
If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Concord’s transfer agent prior to 4:30 p.m., New York time, on the second business day prior to the special meeting of stockholders. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: [•]
E-mail: [•]@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the special meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. The Transaction Agreement is the primary legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. See also the section entitled “Where You Can Find Additional Information.”
Parties to the Business Combination
Concord
Concord is a Delaware corporation formed for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, referred to throughout this proxy statement/prospectus as its initial business combination. While Concord may pursue a merger opportunity in any industry or sector, Concord has capitalized on the ability of our management team and Sponsor to identity, acquire and manage a business in the financial services and financial technology sectors, including payments, enterprise software, and data analytics, that can benefit from its differentiated deal flow and global network. Concord seeks to acquire established and growing businesses that it believes are fundamentally sound with an attractive financial profile and poised for continued and accelerating growth, but potentially in need of some form of financial, operational, strategic or managerial guidance to maximize value.
Concord Class A common stock, Concord Warrants and Concord Units, consisting of one share of Concord Class A Common Stock and one Concord Warrant, are traded on the NYSE under the ticker symbols “CND,” “CND WS” and “CND.U,” respectively. Concord Units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security.
The mailing address of Concord’s principal executive office is 477 Madison Avenue, 22nd Floor, New York, New York, 10022, and its telephone number is (212) 883-4330.
For more information about Concord, see the sections entitled “Information About Concord” and “Concord’s Management’s Discussion and Analysis of Financial Condition and Results of Operation.”
Concord (Pre-combination)
Circle
Circle, a private company limited by shares incorporated in Ireland, is a global financial technology firm that provides internet-native payments and treasury infrastructure. Circle’s mission of raising global economic prosperity through the frictionless exchange of financial value is being met through a series of transaction and treasury services that help businesses and financial institutions globally to take advantage of the shift to a digital asset and blockchain powered global financial system. Circle is the principal operator of one of the fastest growing dollar digital assets, USD Coin (USDC).
For more information about Circle, see the sections entitled “Information About Circle” and “Circle’s Management’s Discussion and Analysis of Financial Condition and Results of Operation.”
Circle (Pre-combination)
Regulation in U.S. and International Markets
Circle operates in a complex and rapidly evolving global regulatory environment and is subject to a wide range of laws and regulations enacted by U.S. federal, state, local and foreign governments, and regulatory authorities. The breadth of laws, rules, and regulations Circle is subject to include financial services and banking, consumer protection, money transmission, virtual currency, stored value and prepaid access, electronic payments, payment services, securities, commodities, and unclaimed property, as well as bespoke digital asset and cryptocurrency laws that have been promulgated in some jurisdictions. Regulators periodically review Circle’s compliance with its own policies and procedures and a variety of laws and regulations. Circle is subject to extensive regulation by regulators, including, but not limited to, U.S. state financial oversight bodies (such as the New York Department of Financial Services and the California Department of Financial Protection and Innovation), U.S. federal regulators (including the Financial Crimes Enforcement Network and Internal Revenue Service), The U.K. Financial Conduct Authority, and Bermuda Monetary Authority. If Circle fails to comply with applicable disclosure, reporting, anti-money laundering, capitalization, corporate governance or other requirements, it may be subject to fines or other enforcement action and such compliance failures could adversely affect Circle’s brand, reputation, business, operating results and financial condition. The regulatory environment applicable to non-traditional financial services such as commercialization of stablecoins like USDC is evolving and in many cases, regulatory interpretations suffer from a lack of specificity or unclear application. Circle may incur significant legal and compliance costs and management time to assure compliance with applicable law and regulations. Failure to satisfy evolving and uncertain interpretations may result in legal and regulatory proceedings against Circle and its business, reputation, financial condition, results of operations and cash flow could be materially and adversely affected. For more information, see the sections entitled “Risk Factors” and “Circle Management’s Discussion and Analysis — Key Factors Affecting Operating Results — Regulation in U.S. and International Markets.”
Topco
Topco is a public company limited by shares incorporated in Ireland formed for the purpose of effecting the Business Combination. Topco does not own any material business assets or operate any business. Upon consummation of the Business Combination, both Concord and Circle will become wholly-owned subsidiaries of Topco, and Topco will be the publicly-listed entity whose shares are listed on NYSE.
Merger Sub
Merger Sub is a Delaware corporation and a wholly owned subsidiary of Topco formed for the purpose of effecting the Business Combination. Merger Sub does not own any material business assets or operate any business.
The Business Combination
Post-combination Structure
The Transaction Agreement
Structure of the Proposed Transactions
The Business Combination is comprised of two separate transactions (collectively, the “Proposed Transactions”):
a)
Pursuant to the Scheme, Circle’s shareholders will transfer their holdings of shares in the capital of Circle to Topco in exchange for the issuance of Topco Ordinary Shares, with the result that, at the Scheme Effective Time, Circle will become a wholly-owned subsidiary of Topco; and

b)
On the first business day following the Scheme Effective Time, subject to the conditions of the Transaction Agreement and in accordance with the DGCL, Merger Sub will merge with and into Concord, with Concord surviving the Merger as a wholly-owned subsidiary of Topco.

Consideration
Pursuant to the Scheme, at the Scheme Effective Time, each holder of Scheme Shares will transfer all of his, her or its Scheme Shares to Topco in exchange for the allotment and issuance by Topco of that number of Topco Ordinary Shares comprising that Scheme shareholder’s pro rata portion of the Aggregate Company Consideration to which the Scheme shareholders will become entitled pursuant to the Scheme (the “Scheme Consideration”).

At the Merger Effective Time:
•
Each share of Concord Class A common stock and each share of Concord Class B common stock (other than shares held by Concord as treasury stock or owned by Concord immediately prior to the Merger Effective Time) issued and outstanding immediately prior to the Merger Effective Time will be cancelled and automatically converted into and become the right to receive one Topco Ordinary Share (the “Merger Consideration”); and

•
Each Concord Warrant that is outstanding immediately prior to the Merger Effective Time will be converted in accordance with the terms of the Concord Warrant Agreement into a Topco Warrant on substantially the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the Concord Warrant Agreement.

Earnout
Following the Closing, Topco will issue up to an aggregate number of Topco Ordinary Shares equal to 20% of the Topco Ordinary Shares in issue (including unvested existing Circle shareholders) immediately following the Closing to certain of Circle’s existing equity holders, as follows:
•
25% of the Earnout Shares, in the aggregate, if the volume weighted average trading price of the Topco Ordinary Shares is $12.00 or greater for any 20 trading days within a period of 30 consecutive trading days prior to the first anniversary of the Closing;

•
25% of the Earnout Shares, in the aggregate, if the volume weighted average trading price of the Topco Ordinary Shares is $14.00 or greater for any 20 trading days within a period of 30 consecutive trading days prior to the third anniversary of the Closing;

•
25% of the Earnout Shares, in the aggregate, if the volume weighted average trading price of the Topco Ordinary Shares is $16.00 or greater for any 20 trading days within a period of 30 consecutive trading days prior to the fifth anniversary of the Closing; and

•
25% of the Earnout Shares, in the aggregate, if the volume weighted average trading price of the Topco Ordinary Shares is $100.00 or greater for any 20 trading days within a period of 30 consecutive trading days prior to the tenth anniversary of the Closing.

Such Earnout Shares will also become issuable under certain circumstances if a “change of control” of Topco occurs prior to the applicable earnout expiration date and the price per share in the change of control equals or exceeds the applicable price target.
Escrow
In connection with the Closing, Topco and an independent, third-party shareholder representative will enter into an escrow agreement pursuant to which an aggregate of 37,500,000 Topco Ordinary Shares (the “Escrow Shares”) included in the Scheme Consideration will be deposited with an escrow agent. The Escrow Shares will serve as security for potential post-Closing liabilities of Circle that may arise solely from (i) Circle’s dispute with FT Partners regarding advisory fees in connection with consummation of the Business Combination and (ii) an OFAC investigation relating to a previously-owned business. For more information, please see “Risk Factors — We may incur significant liability as a result of several ongoing disputes and investigations. The ultimate resolution of these matters may require substantial cash payments, materially and adversely affect our business, financial condition and results of operation, and may cause dilution to our shareholders.”
Closing
The Closing will occur on a date to be agreed by the parties, but in no event later than three business days, following the satisfaction or waiver of all of the closing conditions, with the exception of those conditions that can only be satisfied at the Closing.
Representations, Warranties and Covenants
The Transaction Agreement contains customary representations and warranties of (a) Circle, (b) Topco and Merger Sub and (c) Concord relating to, among other things, their ability to enter into the Transaction

Agreement and their outstanding capitalization. The Transaction Agreement also contains covenants by Circle, Topco, Merger Sub and Concord to conduct their businesses in the ordinary course and consistent with past practice during the period between the execution of the Transaction Agreement and consummation of the Proposed Transactions and to refrain from taking certain actions specified in the Transaction Agreement, subject to certain exceptions, including the right to raise capital pursuant to one or more private placements in an aggregate amount of no greater than $750 million and based on a valuation of Circle of no less than $7.65 billion (“Allowed Financing”), and the right to complete one or more Acquisition Transactions, subject to Concord’s consent in the event of any acquisition if financial statements of the acquired business would be required to be included in the Registration Statement on Form S-4 (“Allowed Acquisition”). Circle has agreed to customary “no shop” obligations.
Pursuant to the Transaction Agreement, prior to the Closing, the shareholders of Topco will pass a resolution adopting the Topco Constitution as a revised constitution. In addition to provisions that are customary for the constitution of an Irish-incorporated company that is listed on the NYSE, the Topco Constitution will contain a lock-up provision for the period commencing on the date on which the Scheme takes effect and ending on the earlier of (i) the period commencing on the second trading day immediately following Topco’s second quarterly release of earnings following the date of the Merger or (ii) the date on which a Change of Control is consummated, applicable to certain of the Topco Ordinary Shares (including the Earnout Shares, if and when issued) to be issued to Circle’s shareholders at the Closing, subject to customary exceptions and certain Topco Ordinary Shares price-based early release provisions. For more information about the lock-up provisions in the Topco Constitution, see the section entitled “Description of Topco’s Securities — Lock-Up”.
For more information about the Transaction Agreement and the Business Combination and other transactions contemplated thereby, see the sections entitled “Proposal No. 1 — The Business Combination Proposal” and “The Transaction Agreement.”
Conditions to Closing
General Conditions
The obligations of the parties to consummate the Proposed Transactions are subject to the satisfaction or waiver (where permissible and by the party for whose benefit such condition exists) at or prior to the Scheme Effective Time, of the following conditions:
•
The Concord Proposals will have been approved and adopted by the requisite affirmative vote of the stockholders of Concord in accordance with this proxy statement/prospectus, the DGCL, the Concord organizational documents and the rules and regulations of the NYSE and, if applicable, the Concord Extension Proposal shall have been approved and adopted by the requisite affirmative vote of the stockholders of Concord in accordance with the proxy statement;

•
No governmental authority will have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Proposed Transactions illegal or otherwise prohibiting consummation of the Proposed Transactions;

•
All required filings and/or notifications required: (i) under any application for authorization or regulatory process; (ii) under the applicable antitrust laws will have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Proposed Transactions under the applicable antitrust laws will have expired or been terminated; and (iii) any pre-Closing approvals or clearances reasonably required thereunder will have been obtained;

•
The Topco initial listing application with the NYSE in connection with the Proposed Transactions will have been approved and, immediately following the Merger Effective Time, Topco will satisfy any applicable initial and continuing listing requirements of the NYSE, and Topco will not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Merger Effective Time, and the Topco Ordinary Shares will have been approved for listing on the NYSE, or another national securities exchange mutually agreed to by the parties, as of the Closing Date (subject to the satisfaction of certain other requirements set forth in the Transaction Agreement);
•
The registration statement will have been declared effective under the Securities Act. No stop order suspending the effectiveness of the registration statement will be in effect, and no proceedings for purposes of suspending the effectiveness of the registration statement will have been initiated or be threatened in writing by the SEC; and

•
All required parties to the Registration Rights Agreement will have delivered, or cause to be delivered, copies of the Registration Rights Agreement duly executed by all such parties.

Concord Conditions to Closing
The obligations of Concord to consummate the Proposed Transactions are subject to the satisfaction or waiver (where permissible and by the party for whose benefit such condition exists) at or prior to the Scheme Effective Time, of the following additional conditions:
•
The (A) representations and warranties of Circle contained in Sections 5.01, 5.03, 5.04, 5.07(d), and 5.22 shall each be true and correct in all material respects as of the date of the Transaction Agreement and the Scheme Effective Time and (B) the other representation and warranties of Circle contained in Article V shall be true and correct in all material respects as of July 7, 2021 (the “Reference Date”) and as of the Scheme Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, solely with respect to this subclause (B), where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Circle;

•
The representations and warranties of Topco and Topco Merger Sub contained in (A) Section 6.01, Section 6.03 and Section 6.04 shall each be true and correct in all material respects as of the date of the Transaction Agreement and the Scheme Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (B) the other representations and warranties of Article V shall be true and correct in all respects as of the date of the Transaction Agreement and as of the Scheme Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, solely with respect to this subclause (B) where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Topco;

•
Circle, Topco and Merger Sub will have performed or complied in all material respects with all agreements and covenants required by the Transaction Agreement; provided, that Topco will have performed or complied in all respects with certain specified agreements and covenants set forth in the Transaction Agreement;

•
Circle will have delivered to Concord a certificate, dated the date of the Closing, signed by an officer of Circle, certifying as to the satisfaction of certain conditions contained in the Transaction Agreement;

•
No Company Material Adverse Effect (as defined herein) will have occurred;

•
All required parties to the Shareholders Agreement (as defined herein) will have delivered, or caused to be delivered, to Concord copies of the Shareholders Agreement duly executed by all such parties;

•
Circle will have delivered to Concord all Circle permits and any additional notice, consent, approval, orders or authorization of, or registration, declaration or filing with, any governmental authority or other person;

•
Topco will have adopted the Topco Constitution; and

•
Topco will have entered into a composition agreement with the Irish Revenue Commissioners and a special eligibility agreement for securities with a depository trust company in respect of the Topco Ordinary Shares and Topco Warrants, both of which are in full force and effect.

Circle Conditions to Closing
The obligations of Circle to consummate the Proposed Transactions are subject to the satisfaction or waiver (where permissible and by the party for whose benefit such condition exists) at or prior to the Scheme Effective Time, of the following additional conditions:
•
The representations and warranties of Concord contained in the Transaction Agreement will each be true and correct in all material respects as of the date of the Transaction Agreement and the Scheme Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty must be true and correct as of such specified date), subject to certain exceptions where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Concord;

•
Concord will have performed or complied in all material respects with all other agreements and covenants required by the Transaction Agreement to be performed or complied with by it on or prior to the Merger Effective Time; and

•
Concord will have delivered to Circle a certificate, dated the date of the Closing, signed by an executive officer of Concord, certifying as to the satisfaction of certain conditions contained in the Transaction Agreement.

The Transaction Agreement does not include a minimum cash closing condition
Scheme Conditions
The obligations of Circle, Concord, Topco and Merger Sub to consummate the Proposed Transactions are subject to the satisfaction of each of the following conditions:
•
The Scheme having been approved by a majority in number of members of each class of Circle Holders and Circle Convertible Note holders as at the Scheme Voting Record Time, including as may be directed by the High Court of Ireland pursuant to Section 450(5) of the Irish Companies Act, present and voting either in person or by proxy at each of the court meetings (or at any adjournment or postponement of any such meetings) representing, at the Scheme Voting Record Time, at least 75% in value of Circle Shares of that class or Circle Convertible Note holders (as the case may be) held by such Circle Holders or Circle Convertible Note holders (as the case may be) present and voting at that court meeting;

•
Each of the resolutions to be proposed at the extraordinary general meeting of Circle Holders for the purposes of approving and implementing the Scheme, having been duly passed by the requisite majority of Circle Holders at the extraordinary general meeting;

•
The High Court of Ireland having sanctioned (without material modification) the Scheme pursuant to Sections 449 to 455 of the Irish Companies Act; and

•
A copy of the court order sanctioning the Scheme pursuant to Irish law having been delivered to the Irish Registrar of Companies.

Termination
The Transaction Agreement may be terminated and the Merger and the other Proposed Transactions may be abandoned at any time prior to the Scheme Effective Time, as follows:
•
By mutual written consent of Concord and Circle;

•
By either Concord or Circle, if the Scheme Effective Time has not occurred prior to December 8, 2022 (the “Outside Date”); provided that (i) if a Concord Extension Proposal (as defined in the Transaction Agreement) to extend Concord’s deadline to consummate a business combination shall be approved at a relevant Concord stockholders’ meeting, the Outside Date will be the last day of the extended time period for Concord to consummate a business combination (but no later than January 31, 2023); provided, further, that (ii) the Transaction Agreement may not be terminated by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Transaction Agreement and such breach or violation will have proximately caused the failure to consummate the Proposed Transactions on or prior to the Outside Date;
•
By either Concord or Circle if any governmental authority in the United States has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) that has become final and non-appealable and has the effect of making consummation of the Proposed Transactions illegal or otherwise preventing or prohibiting consummation of the Proposed Transactions;

•
By either Concord or Circle if any of the Concord Proposals fail to receive the required Concord stockholder approval at the Concord stockholders’ meeting;

•
By either Concord or Circle if: (i) the court meetings or the extraordinary general meeting of Circle Holders have been completed and the court meeting resolution or the extraordinary general meeting of Circle Holders resolutions, as applicable, have not been approved by the requisite majorities in each case; or (ii) if the High Court of Ireland declines or refuses to sanction the Scheme, unless Circle and Concord agree that the decision of the High Court of Ireland will be appealed;

•
By either Concord or Circle if any law or injunction enacted, issued, promulgated, enforced or entered by a relevant governmental authority has been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Proposed Transactions and such law or injunction has become final and non-appealable, provided that the right to terminate the Transaction Agreement will not be available to a party whose breach of any provision of the Transaction Agreement has caused such injunction;

•
By Concord if any of Circle’s representations or warranties contained in the Transaction Agreement are not true and correct or if Circle, Topco or Merger Sub has failed to perform any covenant or agreement such that the conditions of the Transaction Agreement would not be satisfied (“Terminating Company Breach”) (as defined herein); provided Concord is not then in breach of its representations, warranties, covenants or agreements in the Transaction Agreement so as to prevent the condition to closing from being satisfied; provided further that, if such Terminating Company Breach is curable by Circle, Topco or Merger Sub, Concord may not terminate the Transaction Agreement for so long as Circle, Topco and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (x) 30 days after written notice of such breach is provided by Concord to Circle and (y) the Outside Date; or

•
By Circle if any of Concord’s representations or warranties contained in the Transaction Agreement are not true and correct or if Concord has failed to perform any covenant or agreement such that the conditions of the Transaction Agreement would not be satisfied (“Terminating Concord Breach”); provided that none of Circle, Topco or Merger Sub is then in breach of its respective representations, warranties, covenants or agreements in the Transaction Agreement so as to prevent the condition to closing of the Transaction Agreement from being satisfied; provided, however, that, if such Terminating Concord Breach is curable by Concord, Circle may not terminate the Transaction Agreement for so long as Concord continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (x) 30 days after written notice of such breach is provided by Circle to Concord and (y) the Outside Date.

Effect of Termination; Termination Fee; Break-up Fee
If the Transaction Agreement is terminated, it will become void, and there will be no liability or obligation under the Transaction Agreement on the part of any party thereto, except as set forth in the Transaction Agreement or in the case of termination subsequent to a willful material breach of the Transaction Agreement or fraud by a party thereto.
Circle will be required to pay to Concord an amount equal to $112,500,000, in the event that (i) the Transaction Agreement is validly terminated as a result of the failure of the Scheme to receive the requisite approval of Circle’s equity holders or as a result of a breach by Circle, Topco or Merger Sub of certain of their covenants under the Transaction Agreement where such breach occurs as a result of the vote of Circle’s equity holders regarding the Scheme not occurring by the Outside Date in circumstances where (X) the

Registration Statement on Form S-4 has been declared effective under the Securities Act (the date of such declaration the “SEC Effective Date”) and (Y) the period of time from the SEC Effective Date to the Outside Date would have been sufficient for the Company to convene the court meetings and the extraordinary general meeting; and (ii) at the time of such termination, Concord has not committed a breach of the Transaction Agreement giving Circle the right to terminate the Transaction Agreement. If the Transaction Agreement is validly terminated (i) by the mutual consent of the parties or by either Circle or Concord because the Outside Date shall have occurred and as of the date of such termination the Registration Statement on Form S-4 has not been declared effective under the Securities Act; and (ii) at the time of such termination, Concord has not committed a Terminating Concord Breach (as defined in the Transaction Agreement), then Circle shall issue to Concord a number of Company Ordinary Shares equal in value to $20,000,000. In no event will Circle be required to pay such a termination fee on more than one occasion.
For more information, see the section entitled “The Transaction Agreement — Termination,” “— Effect of Termination” and “— Termination Fee.”
Other Agreements Related to the Transaction Agreement
Transaction Support Agreement
Concurrently with the execution of the Transaction Agreement, on February 16, 2022, certain of Circle’s securityholders entered into a Transaction Support Agreement with Concord, pursuant to which, among other things, such securityholders agreed to vote their Circle Shares in favor of the Transaction Agreement, the Scheme and the Transaction Documents to which Circle is or will be a party. In addition, Jeremy Allaire, Circle’s Chief Executive Officer, entered into a Transaction Support Agreement with Concord pursuant to which Mr. Allaire further agreed not to vote in favor of any Alternative Transaction (as defined in the Transaction Agreement) (excluding for such purpose an initial public offering of Circle) for a period of six months following the termination of the Transaction Agreement under certain circumstances.
For more information about the Transaction Support Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Transaction Support Agreement.”
Shareholders Agreement
In connection with the Proposed Transactions, Topco, Concord, the Sponsor, Mr. Allaire and certain other shareholders of Topco as of the Closing will enter into a shareholders agreement (the “Shareholders Agreement”) , pursuant to which, among other things, at the Closing, the Topco Board will consist of seven directors, one of whom will be designated by Mr. Allaire, one of whom will be designated by the Sponsor, and five of whom will be mutually agreed upon by the Mr. Allaire and the Sponsor.
For more information about the Shareholders Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Shareholders Agreement.”
Registration Rights Agreement
In connection with the Proposed Transactions, Topco, certain Circle Holders and certain equityholders of Concord will enter into a Registration Rights Agreement, pursuant to which, among other things, Topco will be required to file, promptly after the Closing, a registration statement to register the resale of certain securities of Topco held by such Circle Holders and Concord equityholders, who will also have customary demand and “piggyback” registration rights, subject to certain requirements and customary conditions.
For more information about the Registration Rights Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Registration Rights Agreement.”
Warrant Amendment
At the Merger Effective Time, the Concord Warrants will, by virtue of the Merger and without any action on the part of the parties or any of their respective shareholders, cease to represent a right to acquire one share of Concord Class A Common Stock and will automatically be converted in accordance with the terms of the existing Concord Warrant Agreement, at the Merger Effective Time, into a Topco Warrant on substantially the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the existing Concord Warrant Agreement. In connection with the Proposed Transactions, Concord, Topco and Continental, as warrant agent, will enter into the Warrant Amendment in connection with the Closing, pursuant to which, Topco will assume, and agree to pay, perform, satisfy and discharge in full, all of Concord’s liabilities and obligations under the existing Concord Warrant Agreement arising from and after the Merger Effective Time.
Waiver Agreement
On February 16, 2022, concurrently with the execution of the Transaction Agreement, the Sponsor, Topco and Circle executed a waiver agreement (the “Waiver Agreement”), pursuant to which, among other things, the Sponsor agreed to waive the receipt of certain Concord shares otherwise issuable in connection with the Proposed Transactions as a result of relevant anti-dilution provisions in the Concord’s amended and restated certificate of incorporation.
For more information about the Waiver Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Certain Agreements Related to the Business Combination — Waiver Agreement.”
Proposals to be Put to the Stockholders of Concord at the Special Meeting
The following is a summary of the proposals to be put to the special meeting of Concord and certain transactions contemplated by the Transaction Agreement. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
•
The Business Combination Proposal — a proposal to approve and adopt the Transaction Agreement and the Business Combination.

•
The Adjournment Proposal — a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Interest of Certain Persons in the Business Combination
When you consider the recommendation of Concord’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of Concord’s board of directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder or warrant holder. These interests include, among other things:
•
the beneficial ownership of the Sponsor and certain of Concord’s board of directors and officers of an aggregate of 5,520,000 shares of Concord Class B common stock, 510,289 shares of Concord Class A common stock and 255,144 Concord Warrants, which shares and warrants would become worthless if Concord does not complete a business combination within the applicable time period, as Concord’s initial stockholders have waived any right to redemption with respect to these shares (such waiver entered into in connection with the IPO for which the initial stockholders received no additional consideration). Such shares and warrants have an aggregate market value of approximately $[•] million and $[•] million, respectively, based on the closing price of Concord Class A common stock of $[•] on NYSE on [•], 2022, the record date for the special meeting of stockholders;

•
Concord’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Concord’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated; and

•
the anticipated continuation of Bob Diamond, Concord’s Chairman of the board of directors, as a director of Topco following the Closing.

In addition, entities controlled by Atlas Merchant Capital LLC, an entity affiliated with the Sponsor, invested an aggregate of $29 million in Circle’s $440 million convertible note financing completed in

May 2021. These interests may influence Concord’s board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. In addition to the foregoing, Concord’s amended and restated certificate of incorporation excludes the corporate opportunity doctrine, and any other analogous doctrine, from applying to directors and officers of Concord unless such corporate opportunity is offered to a director or officer solely in his or her capacity as a director or officer of Concord and such opportunity is one Concord is legally and contractually permitted to undertake and would otherwise be reasonable for Concord to pursue. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in Concord’s amended and restated certificate of incorporation did not impact its search for an acquisition target and Concord was not prevented from reviewing any opportunities as a result of such waiver.
Reasons for the Approval of the Business Combination
After careful consideration, our board of directors recommends that Concord stockholders vote “FOR” each Proposal being submitted to a vote of the Concord stockholders at the Concord special meeting.
For a description of Concord’s reasons for the approval of the Business Combination and the recommendation of our board of directors, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Recommendation of the Concord Board of Directors and Reasons for the Combination.”
Redemption Rights
Pursuant to Concord’s amended and restated certificate of incorporation, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the IPO as of two business days prior to the consummation of the Business Combination, net of any taxes payable, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $276.1 million on December 31, 2021, the estimated per share redemption price would have been approximately $10.00. Under Concord’s amended and restated certificate of incorporation, in connection with an initial business combination, a Public Stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert of as a “group” (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking redemption rights with respect to more than 15% of the Public Shares.
If a holder exercises its redemption rights, then such holder will be exchanging its shares of Class A common stock for cash and will no longer own shares of Concord Class A common stock and will not participate in the future growth of Topco, if any. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Concord’s transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting of Concord Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.
Ownership of Topco After the Closing
It is anticipated that, upon the completion of the Business Combination, the ownership of Topco will be as follows:
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the Circle Holders will own 922,083,476 Topco Ordinary Shares (of which 37,500,000 are escrow shares), representing approximately 90.6% of the total shares outstanding;

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the holders of unexercised vested equity units will, assuming exercise in full of such equity units as assumed by Topco, own 59,861,849 Topco Ordinary shares, representing approximately 5.9% of the total shares outstanding;

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the Public Stockholders will own 27,600,000 Topco Ordinary Shares, representing approximately 2.7% of the total shares outstanding; and

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the holders of Founder Shares will own 7,652,000 Topco Ordinary Shares, representing approximately 0.8% of the total shares outstanding.

The numbers of shares and percentage interests set forth above are based on a number of assumptions, including that none of the Public Stockholders exercise their redemption rights and that Circle does not issue any additional equity securities prior to the Merger. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different.
Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
Summary of Risk Factors
In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” These risks include, but are not limited to, the following:
Concord
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There can be no assurance that the combined company’s securities will be approved for listing on the NYSE or that the combined company will be able to comply with the continued listing standards of the NYSE.

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Subsequent to the consummation of the Business Combination, the combined company may be required to take write-downs or write-offs, or the combined company may be subject to restructuring and impairment or other charges that could have a significant negative effect on the combined company’s financial condition, results of operations and the price of Topco Ordinary Shares, which could cause you to lose some or all of your investment.

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If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of Concord’s securities or, following the Closing, the combined company’s securities, may decline.

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Following the consummation of the Business Combination, the combined company will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

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The combined company’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could have a material adverse effect on its business.

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The unaudited pro forma financial information included herein may not be indicative of what the combined company’s actual financial position or results of operations would have been.

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Circle’s management has limited experience in operating a public company.

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Concord’s sponsors, executive officers and directors have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.

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Concord may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate.

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Concord’s sponsors, directors, executive officers, advisors or their affiliates may elect to purchase shares from Public Stockholders, which may influence the vote on the Business Combination and reduce the public “float” of our Concord Class A common stock.

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Concord’s ability to successfully effect the Business Combination and the combined company’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Circle, all of whom we expect to stay with the combined company following the Business Combination. The loss of such key personnel could negatively impact the operations and financial results of the combined business.
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Concord’s board of directors did not obtain a fairness opinion in determining whether to proceed with the Transaction Agreement and the Business Combination and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders.

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Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, Public Stockholders may be forced to sell their securities, potentially at a loss.

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If a stockholder or a “group” of stockholders are deemed to hold in excess of 15% of the issued and outstanding shares of Concord Class A common stock, such stockholder or group will lose the ability to redeem all such shares in excess of 15% of the issued and outstanding shares of Concord Class A common stock.

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If third parties bring claims against Concord, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.

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Concord’s directors may decide not to enforce indemnification obligations against the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Stockholders.

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Concord’s stockholders may be held liable for claims by third parties against Concord to the extent of distributions received by them.

Circle
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We have a limited operating history in an evolving and highly volatile industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

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We have experienced rapid growth recently, and if we do not effectively manage our growth and the associated demands on our operational, risk management, sales and marketing, technology, compliance, and finance and accounting resources, our business may be adversely impacted.

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Our growth may not be sustainable and depends on our ability to retain existing customers, attract new customers, expand product offerings, and increase processed volumes and revenue from both new and existing customers.

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We face intense and increasing competition and, if we do not compete effectively, our competitive positioning and our operating results will be harmed.

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Stablecoin platforms and competition may limit the number of viable stablecoins or the viability of USDC.

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Increased government regulation of stablecoins, as well as the potential for government-issued central bank digital currencies (“CBDCs”), could limit the viability of USDC.

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Our operating results from our new yield service product may fluctuate due to market forces out of our control that impact demand to borrow cryptocurrency or stablecoins.

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Cyberattacks and security breaches of our systems, or those impacting our customers or third parties, could adversely impact our brand and reputation and our business, operating results and financial condition.

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We may incur significant liability as a result of several ongoing disputes and investigations. The ultimate resolution of these matters may require substantial cash payments, materially and adversely affect our business, financial condition and results of operation, and may cause dilution to our shareholders.

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Any significant disruption in our technology could result in a loss of customers or funds and adversely impact our brand and reputation and our business, operating results, and financial condition.

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Our sponsorship relationships for transaction processing are concentrated in a small number of partners. Should our relationships with such sponsors deteriorate, we may be limited in our ability to offer the payment processing services that are core to our offerings.

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Certain large customers provide a significant share of our revenue and the termination of such agreements or reduction in business with such customers could harm our business. If we lose or are unable to renew these and other marketplace and enterprise client contracts at favorable terms, or if an exchange, digital asset platform or USDC compatible app provider were to terminate affiliation with us or USDC, our results of operations and financial condition may be adversely affected.

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Concerns about the environmental impacts of blockchain technology could adversely impact usage and perceptions of USDC and Circle.

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We have a history of losses, and there is no assurance that we will maintain profitability or that our revenue and business models will be successful.

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We might require additional capital to support business growth, and this capital might not be available or may require shareholder approval to obtain.

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The prices of digital currencies are extremely volatile, and price fluctuations may adversely impact the value of digital currencies that we hold.

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Fluctuations in interest rates could impact the interest income earned from the management of USDC.

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Stablecoins may face periods of uncertainty, loss of trust or systemic shocks resulting in the potential for rapid redemption requests (or runs)

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There is regulatory uncertainty regarding the classification of USDC. Any classification of USDC as a security in the United States or in other jurisdictions likely would impose additional regulation and materially impact its adoption.

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Potential impact from the launch of a U.S. central bank digital currency (CBDC).

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We incur certain risks as a result of our membership in the Centre Consortium, and our inability to continue to participate in the Centre Consortium could be materially detrimental to our ongoing financial performance and continued viability.

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Due to unfamiliarity and some negative publicity associated with cryptocurrency and blockchain technology, our customer base may lose confidence in products and services that utilize cryptocurrency or blockchain technology.

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Our yield service product is an innovative product which is difficult to analyze vis-à-vis existing financial services laws and regulations around the world. The product involves certain risks, including reliance on third parties, which could limit or restrict our ability to offer the product in certain jurisdictions.

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If SeedInvest is not able to expand to add additional assets such as tokenized securities in a regulatory compliant way or to continue to attract high-quality companies for its investment platform, it may be unable to attract or retain customers and its synergy and integration with our business may be limited.

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We are subject to an extensive and highly-evolving regulatory landscape, and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our brand, reputation, business, operating results, and financial condition.

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Our intellectual property rights are valuable, and any inability to protect them could adversely impact our business, operating results, and financial condition.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:
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our ability to consummate the Business Combination;

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the benefits of the Business Combination;

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Topco’s financial performance following the Business Combination;

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Circle’s business strategy, future operations, financial position, estimated revenues and losses, projected or forecasted costs, prospects and plans;

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expansion plans and opportunities; and

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the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, projections, forecasts and assumptions, and involve a number of judgments, risks and uncertainties (except as specifically noted herein where such statements were as of a date prior to the date of this registration statement/prospectus, based on information available as of such prior date). Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:
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the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Transaction Agreement;

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the outcome of any legal proceedings that may be instituted against Concord following announcement of the proposed Business Combination and transactions contemplated thereby;

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the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of Concord or to satisfy other conditions to the Closing in the Transaction Agreement;

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the ability to obtain or maintain the listing of Topco Ordinary Shares and Topco Warrants on the NYSE following the Business Combination;

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the risk that the proposed Business Combination disrupts current plans and operations of Circle as a result of the announcement and consummation of the transactions described herein;

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our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Circle to grow and manage growth profitably following the Business Combination;

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costs related to the Business Combination;

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changes in applicable laws or regulations;

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the possibility that Concord or Circle may be adversely affected by other economic, business, and/or competitive factors; and

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other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

RISK FACTORS
The combined company will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the material risks described below before deciding how to vote your shares of stock. In addition, you should read and consider the risks associated with the business of Concord because these risks may also affect the combined company — these risks can be found in Concord’s Annual Report on Form 10-K, as amended, and as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC. You should also read and consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.
Unless the context otherwise requires, all references in this section to the “Company,” “Circle,” “we,” “us,” or “our” refer to Circle and its subsidiaries prior to the consummation of the Business Combination, which will be the business of Topco and its subsidiaries following the consummation of the Business Combination.
Risks Related to Circle’s Business and Industry
We have a limited operating history in an evolving and highly volatile industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.
We began our operations in 2013 and since then our business model has continued to evolve. In late 2019, we shifted away from certain consumer facing products, including a digital asset trading platform, to focus on the development and commercialization of USDC at the enterprise level. As such, the comparability of our results in prior quarterly or annual periods should not be viewed as indication of future performance.
Because we have a limited history operating our business at its current scale and scope, it is difficult to evaluate our current business and future prospects, including our ability to plan for and model future growth. For example, the recent launch of our yield services product and other recently launched new services require substantial resources and there is no guarantee that such expenditures will result in profit or growth of our business. Our limited operating experience at this scale, combined with the rapidly evolving nature of the crypto asset market in which we operate, substantial uncertainty concerning how these markets may develop, and other economic factors beyond our control, reduces our ability to accurately forecast quarterly or annual revenue. Failure to manage our current and future growth effectively could have an adverse effect on our business, operating results, and financial condition.
We have experienced rapid growth recently, and if we do not effectively manage our growth and the associated demands on our operational, risk management, sales and marketing, technology, compliance, and finance and accounting resources, our business may be adversely impacted.
We, along with the cryptocurrency ecosystem, have experienced recent rapid growth and we expect this trend to continue for the foreseeable future. Our historical growth has come in waves, mostly driven by innovation in the cryptoeconomy, which requires long-term perspective to evaluate our performance. In particular, our business has grown significantly since the Fall of 2020 as the issuance, usage and acceptance of USDC has continued to grow alongside digital assets in general. We have expanded our headcount since January 2021 as we scale to capitalize on the market opportunity, growing from approximately 125 employees as of December 31, 2020 to 404 employees worldwide as of December 31, 2021, including hiring several key executives such as our Chief Financial Officer, Chief Strategy Officer and Head of Global Policy, and Chief Compliance and Risk Officer.
As we grow, our business becomes increasingly complex. To effectively manage and capitalize on our growth, we must continue to expand our information technology and financial, operating, and administrative systems and controls, and continue to manage headcount, capital, and processes efficiently. Our continued growth could strain our existing resources, and we could experience ongoing operating difficulties in managing our business as it expands across numerous jurisdictions, including difficulties in hiring, training, and managing a diffuse and growing employee base. Failure to scale and preserve our company culture with growth could harm our future success, including our ability to retain and recruit personnel and to effectively focus on and pursue our corporate objectives. If we do not adapt to meet these evolving challenges, or if our management team does not effectively scale with our growth, we may experience erosion to our brand, the quality of our products and services may suffer, and our company culture may be harmed. Moreover, the failure of our systems and processes could undermine our ability to provide accurate, timely, and reliable reports on our financial and operating results, including the financial statements provided herein, and could impact the effectiveness of our internal controls over financial reporting. In addition, our systems and processes may not prevent or detect all errors, omissions, or fraud. Any of the foregoing operational failures could lead to noncompliance with laws, loss of operating licenses or other authorizations, or loss of bank relationships that could substantially impair or even suspend company operations.
Successful implementation of our growth strategy may also require significant expenditures before any substantial associated revenue is generated and we cannot guarantee that these increased investments will result in corresponding and offsetting revenue growth.
Our growth may not be sustainable and depends on our ability to retain existing customers, attract new customers, expand product offerings, and increase processed volumes and revenue from both new and existing customers.
The future growth of our business depends on its ability to retain existing customers, attract new customers as well as getting existing customers and new customers to increase the volumes processed through our payments platform and therefore grow revenue. Under our standard API services agreement, our customers are not subject to any minimum volume commitments and they have no obligation to continue to use our services, and we cannot assure potential investors that customers will continue to use our services or that we will be able to continue to attract new volumes at the same rate as we have in the past.
A customer’s use of our services may decrease for a variety of reasons, including the customer’s level of satisfaction with our products and services, the expansion of business to offer new products and services, the effectiveness of our support services, the pricing of our products and services, the pricing, range and quality of competing products or services, the effects of global economic conditions, regulatory or financial institution limitations, trust, perception and interest in the cryptocurrency and digital asset industry and in our products and services, or reductions in the customer’s payment activity. Furthermore, the complexity and costs associated with switching to a competitor may not be significant enough to prevent a customer from switching service providers, especially for larger customers who commonly engage more than one payment service provider at any one time.
Any failure by us to retain existing customers, attract new customers, and increase revenue from both new and existing customers could materially and adversely affect our business, financial condition, results of operations and prospects. These efforts may require substantial financial expenditures, commitments of resources, developments of our processes, and other investments and innovations.
We face intense and increasing competition and, if we do not compete effectively, our competitive positioning and our operating results will be harmed.
We operate in a rapidly changing and highly competitive industry, and our results of operations and future prospects depend on, among others:
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the continued growth of our customer base,

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our ability to monetize our customer base,

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our ability to acquire customers at a lower cost, and

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our ability to increase the overall value to us of each of our customers while they use our products and services.

Despite the regulatory barriers to enter the markets we serve, we expect our competition to continue to increase. In addition to established enterprises, we may also face competition from early-stage companies attempting to capitalize on the same, or similar, opportunities as we are. Some of our current and potential competitors have longer operating histories, particularly with respect to our digital financial services products, significantly greater financial, technical, marketing and other resources, and a larger customer base than we do. This allows them, among others, to potentially offer more competitive pricing or other terms or features, a broader range of digital financial products, or a more specialized set of specific products or services, as well as respond more quickly than we can to new or emerging technologies and changes in customer preferences.
Our existing or future competitors may develop products or services that are similar to our products and services or that achieve greater market acceptance than our products and services. This could attract new customers away from our services and reduce our market share in the future. Additionally, when new competitors seek to enter our markets, or when existing market participants seek to increase their market share, these competitors sometimes undercut, or otherwise exert pressure on, the pricing terms prevalent in that market, which could adversely affect our market share and/or ability to capitalize on new market opportunities.
We currently compete at multiple levels with a variety of competitors, including:
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payment platforms;

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fiat-backed and algorithmic stablecoins;

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banks and non-bank financial institutions;

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digital wallet providers;

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yield service providers; and

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crowdfunding and other investing and capital raise platforms;

Particularly, we compete with traditional banks for many of the services we offer. Because we do not currently control a bank or a bank holding company, we are subject to regulation by a variety of state and federal regulators across our products and services and we rely on third-party banks to provide banking services to our customers. This regulation by federal, state and local authorities increases our compliance costs, as we navigate multiple regimes with different examination schedules and processes and varying disclosure requirements.
We believe that our ability to compete depends upon many factors, both within and beyond our control, including the following:
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the size, diversity and activity levels of our customer base;

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the timing and market acceptance of products and services, including developments and enhancements to those products and services offered by us and our competitors;

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customer service and support efforts;

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selling and marketing efforts;

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the ease of use, performance, price and reliability of solutions developed either by us or our competitors;

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changes in economic conditions, regulatory and policy developments;

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our ability to successfully execute on our business plans;

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our ability to enter new markets;

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general digital payments, capital markets, blockchain and stablecoin market conditions;

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the ongoing impact of the COVID-19 pandemic; and

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our brand strength relative to our competitors.

Our current and future business prospects demand that we act to meet these competitive challenges but, in doing so, our revenue and results of operations could be adversely affected if we, for example, increase marketing expenditures or make other expenditures. All of the foregoing factors and events could adversely affect our business, financial condition, results of operations, cash flows and future prospects.

Stablecoin platforms and competition may limit the number of viable stablecoins or the viability of USDC.
With significant growth in the stablecoin market, and an increasing understanding that it represents one of the largest potential new markets for financial and payments infrastructures, we expect to see and already see intense competition.
Stablecoins issued by crypto exchanges, major existing global payments companies and banks, and decentralized algorithmic stablecoins are likely to increase competitive pressure on USDC, and could slow our growth, or cause significant declines, negatively impacting the financial outlook of the company. Given the inherent network effects that accompany stablecoin usage, a rapidly growly competitor could gain enough market share to ultimately limit the viability of USDC.
Increased government regulation of stablecoins, as well as the potential for government-issued central bank digital currencies could limit the viability of USDC.
Within the U.S. government and other major national governments in leading financial market jurisdictions, there is increasing focus on regulating the issuance and usage of stablecoins. New regulations could significantly impact the competitiveness of USDC, or even altogether limit its usage and adoption, negatively impacting the financial outlook of the company. Regulatory actions in non-U.S. jurisdictions targeted at USDC specifically, or stablecoins more generally, could also limit the reach and usage of USDC, or create a competitive environment more favorable to other companies.
Additionally, the U.S. Federal Reserve continues to explore the potential for a government-issued CBDC. The potential future introduction of a government-issued digital currency could eliminate the need for private-sector issued stablecoins, or significantly limit their utility, notwithstanding the fact that CBDCs are largely a domestic payments innovation, whereas stablecoins are meeting global demand. Other national governments around the world could also introduce CBDCs, and impose laws and regulations on the use of privately-issued stablecoins, which could in turn limit the size of the market opportunity for USDC and other potential future Circle issued stablecoins, negatively impacting the financial outlook of the company.
While a prudent asset and reserve management model backs all USDC in circulation, the possibility of systemic risk, runs or losses of confidence that could result in a large draw down of dollar-denominated reserves exists. However remote, guarding against systemic risks in the emerging blockchain finance and digital assets industry remains an aware with continuously evolving regulatory, prudential and supervisory standards when it comes to asset-liability management, trust, transparency, auditability and public-facing disclosures of reserves backing stablecoin coins and privately-issued digital currencies. As a result and given broader macroprudential risks, correlations and uncertainties, even the best, most highly liquid assets may labor under delays or redemption challenges during periods of stress or high demand for liquidation of USDC or tokens in circulation.
Our operating results from our new yield service product may fluctuate due to market forces out of our control that impact demand to borrow cryptocurrency or stablecoins.
We recently secured a Class F Digital Asset Business license from the Bermuda Monetary Authority to offer a yield-generating product. Customers with funds in USDC in a Circle Account can invest said USDC from their Circle Account into the yield product, select a term-length, and receive monthly interest payments. Yield is generated through lending USDC out to centralized blockchain based lending markets. Our yield product is collateralized by Bitcoin and the value of that collateral is directly exposed to the high volatility of Bitcoin. We have obligations to safeguard the assets of our customers and any failure to do so could negatively impact our business and result in liabilities, regulatory enforcement and reputational harm.
It is difficult for us to forecast the growth trends of this recent business line accurately, and our business and future prospects are difficult to evaluate, particularly in the short term. Due to the highly volatile nature of the cryptoeconomy and the prices of cryptocurrencies and other blockchain-based assets, our operating results have, and will continue to, fluctuate significantly from quarter to quarter in accordance with unpredictable market sentiments and movements in the broader cryptoeconomy and lending market.

Cyberattacks and security breaches of our systems, or those impacting our customers or third parties, could adversely impact our brand and reputation and our business, operating results and financial condition.
Our business involves the collection, storage, processing and transmission of confidential information, customer, employee, service provider and other personal data, as well as information required to access customer assets. We have built our reputation on the premise that our products and services offer customers a secure way to accept and make payments and store value. As a result, any actual or perceived security breach of us or our third-party partners may:
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harm our reputation and brand;

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result in our systems or services being unavailable and interrupt our operations;

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result in improper disclosure of data and violations of applicable privacy and other laws;

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result in significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory and financial exposure;

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cause us to incur significant remediation costs;

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lead to theft or irretrievable loss of our or our customers’ assets;

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reduce customer confidence in, or decreased use of, our products and services;

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divert the attention of management from the operation of our business;

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result in significant compensation or contractual penalties from us to our customers or third parties as a result of losses to them or claims by them; and

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adversely affect our business and operating results.

Further, any actual or perceived breach or cybersecurity attack directed at other financial institutions or cryptocurrency or blockchain companies, whether or not we are directly impacted, could lead to a general loss of customer confidence in the digital asset economy or in the use of technology to conduct financial transactions, which could negatively impact us including the market perception of the effectiveness of our security measures and technology infrastructure.
An increasing number of organizations, including large businesses, technology companies and financial institutions, as well as government institutions, have disclosed breaches of their information security systems, some of which have involved sophisticated and highly targeted attacks, including on their websites, mobile applications, and infrastructure. Attacks upon systems across a variety of industries, including the cryptocurrency industry, are increasing in their frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded, and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper, or illegal access to systems and information (including customers’ personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. Certain types of cyberattacks could harm us even if our systems are left undisturbed. For example, attacks may be designed to deceive employees and service providers into releasing control of our systems to a hacker, while others may aim to introduce computer viruses or malware into our systems with a view to stealing confidential or proprietary data. Additionally, certain threats are designed to remain dormant or undetectable until launched against a target and we may not be able to implement adequate preventative measures.
Although we have developed systems and processes designed to protect the data we manage, prevent data loss and other security breaches, effectively respond to known and potential risks, and expect to continue to expend significant resources to bolster these protections, there can be no assurance that these security measures will provide absolute security or prevent breaches or attacks. We have experienced from time to time, and may experience in the future, breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities, or other irregularities. Unauthorized parties have attempted, and we expect that they will continue to attempt, to gain access to our systems and facilities, as well as those of our customers, partners, and third-party service providers, through various means, including hacking, social engineering, phishing, and attempting to fraudulently induce individuals (including employees, service providers, and our customers) into disclosing usernames, passwords or other sensitive information, which may in turn be attempted to be used to access our information technology systems and customers’ digital assets. For example, in June 2021, we were subject to a phishing incident in which fraudulent actors obtained $2 million in company-owned funds. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. Certain threat actors may be supported by significant financial and technological resources, making them even more sophisticated and difficult to detect. As a result, our costs and the resources we devote to protecting against these advanced threats and their consequences may continue to increase over time.
Although we maintain insurance coverage that we believe is adequate for our business, it may be insufficient to protect us against all losses and costs stemming from security breaches, cyberattacks, and other types of unlawful activity, or any resulting disruptions from such events. Outages and disruptions of our systems, including any caused by cyberattacks, may harm our reputation and our business, operating results, and financial condition.
We may incur significant liability as a result of several ongoing disputes and investigations. The ultimate resolution of these matters may require substantial cash payments, materially and adversely affect our business, financial condition and results of operation, and may cause dilution to our shareholders.
We are currently in a dispute with a financial advisor (Financial Technology Partners, or “FT Partners”) regarding advisory fees in connection with consummation of the business combination between the Company, Topco, Merger Sub and Concord. FT Partners asserted that it would be entitled to a fee of approximately nine percent of the value issued to our equity holders based on its interpretation of an engagement letter with us. We strenuously dispute FT Partners’ interpretation and instead assert that the parties are obligated under the engagement letter to negotiate appropriate compensation considering, among other things, the custom and practice among investment bankers in similar size and type of transactions. On March 25, 2022, our Board of Directors passed a resolution to terminate the engagement letter between us and FT Partners and notice of such termination was provided to FT Partners on April 8, 2022.
The Company is also in a dispute with FT Partners regarding advisory fees in connection with a recent capital raise. On April 11, 2022, Circle entered into an agreement to an approximately $400 million Series F redeemable convertible preferred stock funding round (“Series F funding”) without FT Partners’ assistance, which is expected to close in the second quarter of 2022. On April 13, 2022, FT Partners asserted that the termination of the engagement letter with the Company is ineffective and demanded a $28 million fee for the Series F funding. We believe that we have properly and effectively terminated the engagement with FT Partners, and strenuously dispute FT Partners’ demand for any fees in connection with the Series F funding. At this time, no litigation has been filed with respect to this matter. We cannot guarantee the ultimate outcome of this dispute. If this dispute is ultimately resolved by a court of competent jurisdiction in a manner adverse to our position, or if we ultimately settle this dispute by mutual agreement, we may be liable to FT Partners for substantial amounts, which we may pay in cash or equity or a combination thereof. Depending on the resolution of this matter, we may also remain obligated to use FT Partners for future capital raises or company sale transactions, with significant advisory fees due upon the consummation of any such transaction.
As described elsewhere in this proxy statement/prospectus, in February 2018, our indirect wholly-owned subsidiary Poloniex, LLC acquired the Poloniex digital asset trading platform, and as part of the acquisition agreed to assume certain potential regulatory liabilities. Shortly after Poloniex, LLC’s purchase of the Poloniex digital asset trading platform, OFAC served Poloniex, LLC with an administrative subpoena dated April 10, 2018 requesting documents and information regarding accounts opened and/or closed on the Poloniex digital asset trading platform by persons potentially located in Iran. On December 14, 2018, Poloniex, LLC provided a written response to the April 2018 subpoena and also produced documents and information in response to the subpoena. On September 11, 2019, OFAC served a second administrative subpoena on Poloniex, LLC requesting documents and information regarding accounts opened and/or closed on the Poloniex digital asset trading platform by persons potentially located in Cuba, Syria, North Korea, Crimea, and Sudan. In November 2019, Poloniex, LLC sold the Poloniex digital asset trading platform. On October 7, 2020, Poloniex, LLC provided a written response to the September 2019 subpoena and also produced documents and information in response to the subpoena. Poloniex, LLC is currently in discussions with OFAC regarding a potential resolution of OFAC’s investigation. If Poloniex, LLC is found to have violated U.S. export control laws as a result of the pending OFAC investigation, Poloniex, LLC could be subject to civil or criminal penalties and monetary penalties. For financial accounting purposes, we have accrued for the minimum range of $2.2 million as a contingent liability with a charge to loss from operations of discontinued Poloniex business on the consolidated balance sheets and consolidated statements of operations included elsewhere in this proxy statement/prospectus, respectively. Although we believe our estimates are reasonable based on the facts and circumstances of the matter, OFAC has broad authority to impose penalties. Due to OFAC’s statutory methodology for determining penalties on the basis of numbers of violations, the number of violations alleged by OFAC could result in penalties to Poloniex, LLC that are substantially greater than the amounts we have accrued in our financial statements and which may materially impact the value of our company. Any adverse finding or settlement of the OFAC investigation may have a material impact on our consolidated business and financial condition.
In connection with the FT Partners fee dispute and the OFAC investigation described above, 37.5 million Topco Ordinary Shares that would otherwise be issued directly to our shareholders will instead be placed into a third-party escrow account, 35.5 million of which will apply to the FT Partners protection as described below, and 2.0 million of which will apply to the OFAC protection as described below. In the event that any payments to FT Partners (whether via issuance of shares or cash payments) arising from the business combination with Concord exceed $45 million, either (i) an amount of shares with a value equal to such excess will be cancelled and forfeited to us, which will have an anti-dilutive effect for all shareholders other than those that escrowed such shares, (ii) cash in the escrow (resulting from the sale of escrowed shares) in the amount of such excess will be reimbursed to us, or (iii) a combination of (i) and (ii). A similar mechanism will apply to the extent any cash penalties paid as a result of the OFAC investigation exceed $2.2 million. These mechanisms are designed to provide some protection for shareholders against dilution (whether by equity or by cash) caused by the above-described matters. However, the ultimate payments to FT Partners or penalties assessed by OFAC may exceed the value of the escrowed shares, and you may suffer dilution of your shareholdings as a result. In addition, any cash payments to FT Partners or to OFAC will be paid by Topco or a subsidiary thereof, and therefore may reduce the consolidated cash on Topco’s balance sheet (if no cash or insufficient cash as a result of the sale of escrowed shares remains in escrow). If we do not have sufficient cash to make such payments or sufficient remaining cash after making such payments to continue to run and grow our business, we may need to borrow money or sell equity or debt securities to the public, and the terms of these financings may be adverse to us. Either or both of the matters described above may cause harm to our reputation and may have an adverse effect on our share price, which could cause investors to lose significant portions of their investment in our company.
Between December 2017 and March 2020, in connection with the SEC’s inquiries into digital assets, the SEC served Poloniex, LLC with several subpoenas in connection with its ownership and operation of the Poloniex digital asset trading platform. In February 2018, one of our indirect wholly-owned subsidiaries acquired Poloniex, LLC. Poloniex, LLC produced documents and information to the SEC in response to the subpoenas on a rolling basis from 2018 through most of 2020. In March 2021, Poloniex, LLC made an offer of settlement and on August 9, 2021, the Commission approved the settlement. As part of that settlement, Poloniex, LLC neither admitted nor denied the SEC’s findings and conclusions that the Poloniex Exchange failed to register as a national securities exchange nor operate pursuant to an exemption from registration. Poloniex, LLC agreed to cease and desist from committing or causing any violations of Section 5 of the Exchange Act and paid a civil monetary penalty, disgorgement and prejudgment interest comprising approximately $10.4 million in the aggregate.
We are also subject to various legal proceedings, consumer arbitrations, and regulatory investigation matters as further described in “Business — Legal Proceedings”. If any of these matters are resolved unfavorably to us, our business and results of operations may be adversely affected.
Any significant disruption in our technology could result in a loss of customers or funds and adversely impact our brand and reputation and our business, operating results, and financial condition.
Our reputation and ability to attract and retain customers and grow our business depends on our ability to operate our service at high levels of reliability, scalability, and performance, including the ability to process and monitor, on a daily basis, a large number of transactions that occur at high volume and frequencies across multiple systems. The proper functioning of our products and services, the ability of our customers to make and receive payments, and our ability to operate at a high level, are dependent on our ability to access the blockchain networks underlying USDC and other supported crypto assets, for which access is dependent on our systems’ ability to access the internet. Further, the successful and continued operations of such blockchain networks will depend on a network of computers, miners, or validators, and their continued operations, all of which may be impacted by service interruptions.
Our systems, the systems of our third-party service providers and partners, and certain crypto asset and blockchain networks, have experienced from time to time and may experience in the future service interruptions or degradation because of hardware and software defects or malfunctions, distributed denial-of-service and other cyberattacks, insider threats, break-ins, sabotage, human error, vandalism, earthquakes, hurricanes, floods, fires, and other natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, computer viruses or other malware, or other events. In addition, extraordinary site usage could cause our computer systems to operate at an unacceptably slow speed or even fail. Some of our systems, including systems of companies we have acquired, or the systems of our third-party service providers and partners are not fully redundant, and our or their disaster recovery planning may not be sufficient for all possible outcomes or events.
If any of our systems, or those of our third-party service providers, are disrupted for any reason, our products and services may fail, resulting in unanticipated disruptions, slower response times and delays in our services, including our customers’ payments through their Circle Account, their investments and capital raises through SeedInvest, or their integrated payments and treasury infrastructure through our Circle APIs. This could lead to failed or unauthorized payments, incomplete or inaccurate accounting, loss of customer information, increased demand on limited customer support resources, customer claims, complaints with regulatory organizations, lawsuits, or enforcement actions.
A prolonged interruption in the availability or reduction in the availability, speed, or functionality of our products and services could harm our business. Frequent or persistent interruptions in our services could cause current or potential customers or partners to believe that our systems are unreliable, leading them to switch to our competitors or to avoid or reduce the use of our products and services, and could permanently harm our reputation and brands.
Moreover, to the extent that any system failure or similar event results in damages to our customers or their business partners, these customers or partners could seek significant compensation or contractual penalties from us for their losses, and those claims, even if unsuccessful, would likely be time-consuming and costly for us to address. Problems with the reliability or security of our systems would harm our reputation, and damage to our reputation and the cost of remedying these problems could negatively affect our business, operating results, and financial condition.
In addition, we are continually improving and upgrading our information systems and technologies. Implementation of new systems and technologies is complex, expensive, time-consuming, and may not be successful. If we fail to timely and successfully implement new information systems and technologies, or improvements or upgrades to existing information systems and technologies, or if such systems and technologies do not operate as intended, it could have an adverse impact on our business, internal controls (including internal controls over financial reporting), operating results, and financial condition.
Because we are a regulated financial institution in certain jurisdictions, frequent or persistent interruptions could also lead to regulatory scrutiny, significant fines and penalties, and mandatory and costly changes to our business practices, and ultimately could cause us to lose existing licenses or banking relationships that we need to operate, or prevent or delay us from obtaining additional licenses that may be required for our business.
We rely on third parties in critical aspects of our business, which creates additional risk. Our ability to offer our services depends on relationships with other financial services institutions and entities, and our inability to maintain existing relationships or to enter into new such relationships could impact our ability to offer services to customers.
In order to offer our payments, payout, and wallet services to enterprise customers, we depend on various third party partners and payment systems. More specifically, our offering of the payments, payout, and wallet services depends on our ability to offer card transaction processing, Automated Clearing House network (“ACH”) transaction processing, and wire transfer processing services to our customers. In order to provide such transaction processing services, we have established relationships with financial institutions whereby such financial institutions sponsor us into the relevant payment networks (e.g., the card networks and the ACH). Our ability to offer our core API services depends on our ability to maintain existing sponsorship relationships and to seek out and obtain new sponsorship relationships.
Also, critical aspects of our technology rely on third party technologies, including blockchains, such as Ethereum and Algorand. Our regulatory status, the status of USDC and cryptocurrency more generally, may be an impediment to our ability to receive or obtain services, including sponsorship services, from financial institutions, including Mastercard and Visa. Should our sponsorship partners cease providing such sponsorship, we would be at risk of being unable to provide the payment processing services that are core to our enterprise customer offering.
Third parties upon which we rely to process transactions may refuse to process transactions adequately, may breach their agreements with us, refuse to renew agreements on commercially reasonable terms, take actions that degrade the functionality of our services, impose additional costs or requirements on us, or give preferential treatment to competitive services or suffer outages in their systems, any of which could disrupt our operations and materially and adversely affect our business, financial condition, results of operations and prospects.
Some third parties that provide services to us may have or gain market power and be able to increase their prices to us without competitive constraint. In addition, there can be no assurance that third parties that provide services directly to us will continue to do so on acceptable terms, or at all, or will not suffer from outages to their systems. If any third parties were to stop providing services to us on acceptable terms, we may be unable to procure alternatives from other third parties in a timely and efficient manner and on acceptable terms, or at all, which may materially and adversely affect our business, financial condition, results of operations and prospects.
Our pursuit of a national bank charter may be delayed, unsuccessful and introduce risks and complexities for shareholders.
We announced plans to become a national bank under the supervision of the Office of the Comptroller of the Currency (the “OCC”). Establishing a national bank would allow us to apply for access to the Federal Reserve System (the “Federal Reserve”) directly, reducing the costs and time for settling transactions. If we were to acquire a national bank, the acquisition would be subject to approval from the Board of Governors of the Federal Reserve and the OCC under the Bank Holding Company Act and the National Bank Act, respectively.
If we were to obtain a U.S. national bank charter, we would become subject to regulation, supervision and examination by the Federal Reserve as well as other federal bank regulators. Our efforts to comply with such additional regulation might require substantial time, monetary and human resource commitments. Additionally, some of our stockholders might need to comply with applicable federal banking statutes and regulations, including the Change in Bank Control Act and the Bank Holding Company Act. Specifically, Topco shareholders holding 10.0% or more of our voting interests might be required to provide certain information and/or commitments on a confidential basis to the Federal Reserve, among other regulators. This requirement may deter certain existing or potential shareholders from purchasing Topco Ordinary Shares, which may suppress demand for the stock and cause the price to decline.
We have proactively consulted with the OCC and other relevant regulators, and are discussing preparation of our bank business plan and application. Given the unique nature of our core business of issuing and operating the USDC stablecoin and related blockchain-based transaction services, we anticipate the bank charter pursuit will require extensive effort and time, and may ultimately be unsuccessful. Additionally, specific statutory requirements for stablecoin issuers are being proposed by the U.S. Department of Treasury and are widely being discussed in potential Congressional legislation. While the company is actively involved in policy efforts with Congress and the U.S. Treasury, the details of any new statutes that would impact our bank charter application are uncertain, and could introduce new requirements on the company and further delay or impact our bank charter pursuit.

We are subject to credit risks in respect of counterparties, including financial institutions.
Due to our treasury function and other services, we are and will continue to be subject to the risk of actual or perceived deterioration of the commercial and financial soundness, or perceived soundness, of other financial institutions, in particular in relation to receivables from financial institutions regarding settled payment transactions, and cash and cash-equivalents held at financial institutions. We regularly maintain cash balances at third-party financial institutions in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limit. Further, USDC reserves held in omnibus structures at third-party financial institutions are not covered by FDIC insurance and are subject to risk of loss. One institution defaulting, failing a stress test or requiring mail-in by its shareholders and/or creditors and/or bail-out by a government could lead to significant liquidity problems and losses or defaults by other institutions. For example, the bankruptcy of Lehman Brothers in 2008 led to this situation, as the commercial and financial soundness of many financial institutions at the time were closely related due to their credit, trading, clearing or other relationships. Even the perceived lack of creditworthiness of, or questions about, a counterparty or major financial institution may lead to market-wide liquidity problems and losses or defaults by financial institutions on which we have an exposure. This risk resulting from the interdependence on financial institutions is sometimes referred to as “systemic risk” and may adversely affect financial intermediaries, such as industry payment systems and banks, with whom we interact on a daily basis. Systemic risk, particularly within the United States, could expose us to risk of loss, litigation and potential liability and have a material adverse effect on our ability to raise new funding and on our business, financial condition, results of operations and prospects.
Our sponsorship relationships for transaction processing are concentrated in a small number of partners. Should our relationships with such sponsors deteriorate, we may be limited in our ability to offer the payment processing services that are core to our offerings.
We currently have two relationships for sponsorship in the payment card networks (i.e., Mastercard and Visa). We currently have a single relationship for sponsorship in the ACH. While we are working to diversify these relationships and on-board additional financial institution sponsors, we have not yet finalized any such sponsorship relationships. As such, should our relationships with our existing sponsor financial institutions deteriorate or if such financial institutions make a decision to cease sponsoring entities in the cryptocurrency space, we could lose our ability to process payment card and/or ACH transactions. In such an event, the value of our services to our enterprise customers would be negatively impacted and our enterprise customers could be forced to process much smaller transaction volume with us or to cease transaction processing through us entirely.
As part of our registration with payment card networks (either directly or indirectly through local sponsors), we are subject to operating rules, including mandatory technology requirements, promulgated by the payment card networks that could subject us to a variety of fines and penalties, which we may not be able to pass on to our enterprise customers. If a violation is sufficiently material, there is a risk of damaging the relationship we have with the payment card networks to such an extent that any willingness the payment card networks may have had to expand their business relationships in markets and sectors with us is restricted.
The rules of each payment card network are set by their board of directors, over which the credit card issuing banks have significant influence. This influence may result in decisions being taken by the payment card networks to alter rules or policies in a manner that may benefit others, including the credit card issuing banks, to our detriment. Moreover, as the payment card networks become more dependent on proprietary technology and seek to provide value added services, there is heightened risk that rules and standards may be governed by the self-interest of the payment card networks, or of those with influence over the payment card networks.
Furthermore, failure to comply with the payment card network rules, or the deterioration in our relationships with the payment card networks for any other reason, could also result in the restriction, suspension or termination of our licenses to acquire payment transactions in various jurisdictions, or to act with sponsoring banks to use their acquiring licenses. The suspension or termination of our member registrations or certifications, or any changes to the association and network rules, that we do not successfully address, or any other action by the payment card networks to restrict our ability to process transactions over such networks, could limit our ability to provide payment services to customers and result in a reduction of revenue or increased costs of operation, which, in either case, could have a material adverse effect on our business and results of operations. Our removal from networks’ lists of security standard compliant service providers, for example Mastercard’s Member Alert to Control High-Risk Merchants (“MATCH”) or Visa Merchant Alert System (“VMAS”), could mean that existing customers, partners or other third parties may cease using or referring our services. Also, prospective customers, partners or other third parties may choose not to consider us for their payments needs. In addition, the payment card networks could refuse to allow us to process through their networks. Any of the foregoing could materially adversely impact our business, financial condition or results of operations.
We are exposed to transaction losses due to chargebacks as a result of fraud or uncollectibility that may adversely impact our business, operating results, and financial condition.
Our products and services may be paid for by various methods, including ACH, wire transfers, or by credit and debit cards through payment processors, which exposes us to risks associated with chargebacks and refunds. These claims could arise from fraud, misuse, unintentional use, settlement delay, or other activities. Also, criminals are using increasingly sophisticated methods to engage in illegal activities, such as counterfeiting and fraud. If we are unable to collect such amounts from the customer, or if the customer refuses or is unable, due to bankruptcy or other reasons, to reimburse us, we bear the loss for the amount of the chargeback or refund.
While we have policies to manage and mitigate chargeback and fraud risks, there is no assurance that such policies will be effective. Our failure to limit chargebacks and fraudulent transactions could increase the number of refunds and chargebacks that we have to process. In addition, if the number of refunds and chargebacks increase, our payment processors could require us to increase reserves, impose penalties on us, charge additional fees, or terminate their relationships with us. Failure to effectively manage risk and prevent fraud could increase our chargeback and refund losses or cause us to incur other liabilities. Increases in chargebacks, refunds or other liabilities could have an adverse effect on our operating results, financial condition, and cash flows.
Our ability to process card payment transactions is critical to our business. Our card acquiring sponsors’ good standing with the payment card networks is, therefore, critical to our business. In the event our card acquiring sponsor were to lose its good standing with the payment card networks, we would be unable to process card payment transactions, and the utility of our services to our enterprise customers would deteriorate.
Our existing card acquiring sponsors are located in the United Kingdom and enable us to process card payment transactions globally. If the payment card networks require our acquiring partner to operate solely within its area of use (for example, the United Kingdom), we would lose our ability to offer card transaction processing services in the United States. Such a decision would have a negative impact on the utility of our services to our U.S.-based enterprise customers. In light of the foregoing, we are in the process of onboarding with a merchant acquirer in the United States, which should minimize any area of use risk, but that relationship has not yet been finalized and the associated technology build out is not yet complete.
Certain large customers provide a significant share of our revenue and the termination of such agreements or reduction in business with such customers could harm our business. If we lose or are unable to renew these and other marketplace and enterprise client contracts at favorable terms, or if an exchange, digital asset platform or USDC compatible app provider were to terminate affiliation with us or USDC, our results of operations and financial condition may be adversely affected.
Some of our largest customers provide significant contributions to our revenue. In particular, for the year ended December 31, 2021, our top 10 customers represent 32.7% of revenue and our top 3 customers represent 29.9% of revenue. Failure to retain these and other customers could negatively impact our business and could lead to significant fluctuations in its performance. Although our contracts with our customers, including our largest customers, are generally for one year, customers may seek price reductions when renewing, expanding or changing their services with us and/or when their need for payment, asset storage, investing or capital raise services experiences significant volume changes.
We may experience customer attrition as a result of several factors, including business closures, transfers of customer accounts to our competitors and account closures that we initiate. We cannot predict the level of attrition in the future and our revenues could decline as a result of higher than expected attrition, which could have a material adverse effect on our business, financial condition and results of operations. In addition, our growth to date has been partially driven by the growth of our customers’ businesses. Should the rate of growth of our customers’ business slow or decline, this could have an adverse effect on volumes processed and therefore an adverse effect on our results of operations. Should we not be successful in selling additional solutions, we may fail to achieve our desired rate of growth.
Further, certain customers may seek to lower prices previously agreed due to pricing competition or other economic needs or pressures being experienced by the customer. Customers may also seek more integrated or “bundled” offerings with a simplified pricing structure. In addition, as our large customers typically have arrangements with multiple payment service, asset storage, investing and capital raise providers (primarily in order to mitigate against risks such as downtime, delayed response time, or default), these customers could shift business away at any given time without necessarily terminating the contract. If our contracts are terminated by our large customers or if our large customers shift business away, or if we are unsuccessful in retaining contract terms that are favorable to us, our business, financial condition, results of operations and prospects may be materially and adversely affected.
Our products and services may be exploited to facilitate illegal activity such as fraud, money laundering, gambling, tax evasion, and scams. If any of our customers use our products or services to further such illegal activities, we could be subject to liability and our business could be adversely affected. Our efforts to detect and monitor such transactions for compliance with law may require significant costs, and our failure to effectively deal with bad, fraudulent or fictitious transactions and material internal or external fraud could negatively impact our business.
We have been, and may in the future be, subject to liability for illegal transactions conducted by third parties. Although our service agreements with customers shift liabilities to customers in connection with fraudulent activities, examples of third-party transactions for which we could incur liability include fraudulent payments initiated by our customers, money laundering, gambling, tax evasion, and scams. Examples of fraud include when a party knowingly uses a stolen digital wallet or otherwise illicitly acquires access information to a digital wallet. Further, payment processors, such as Visa and Mastercard, have and in the future, could, require us to terminate services to customers involved in such illegal activities. These payment processors could also charge us a fine in connection with a customer’s entry into their fraud monitoring programs. During the year ended December 31, 2021, liabilities incurred for illegal transactions conducted by third parties were immaterial. In addition, we are subject to the risk that our employees, counterparties or third-party service providers commit fraudulent activity against us or our customers. Criminals are using increasingly sophisticated methods to engage in illegal activities such as counterfeiting, account takeover and fraud. It is possible that incidents of fraud could increase in the future. The use of our products or services for illegal or improper purposes could subject us to claims, individual and class action lawsuits, and government and regulatory investigations, prosecutions, enforcement actions, inquiries, or requests that could result in liability and reputational harm for us. In addition, our efforts to detect and monitor such transactions for compliance with law may require significant costs.
Moreover, certain activity that may be legal in one jurisdiction may be illegal in another jurisdiction, and certain activities that are at one time legal may in the future be deemed illegal in the same jurisdiction. As a result, there is significant uncertainty and cost associated with detecting and monitoring transactions for compliance with local laws. In the event that a customer is found responsible for intentionally or inadvertently violating the laws in any jurisdiction, we may be subject to governmental inquiries, enforcement actions, prosecuted, or otherwise held secondarily liable for aiding or facilitating such activities. Changes in law have also increased the penalties for money transmitters, e-money issuers, broker-dealers and alternative trading systems for certain illegal activities, and government authorities may consider increased or additional penalties from time to time. Owners of intellectual property rights or government authorities may seek to bring legal action against us for involvement in the sale of infringing or allegedly infringing items. Any threatened or resulting claims could result in reputational harm, and any resulting liabilities, loss of transaction volume, or increased costs could harm our business.
Moreover, while fiat currencies can be used to facilitate illegal activities, crypto assets are relatively new and, in many jurisdictions, may be lightly regulated or largely unregulated. Many types of crypto assets have characteristics such as the speed with which digital asset transactions can be conducted, the ability to conduct transactions without the involvement of regulated intermediaries, the ability to engage in transactions across multiple jurisdictions, the irreversible nature of certain crypto asset transactions, and encryption technology that anonymizes these transactions, which may make crypto assets susceptible to use in illegal activity.
U.S. federal and state and foreign regulatory authorities and law enforcement agencies, such as the Department of Justice, the SEC, the Commodity Futures Trading Commission, The Federal Trade Commission, the IRS and various state securities and financial regulators investigate, issue subpoenas and civil investigative demands, and take legal action against persons and entities alleged to be engaged in fraudulent schemes or other illicit activity involving crypto assets.
While we believe that our risk management and compliance framework is designed to detect significant illicit activities conducted by our potential or existing customers, we cannot ensure that we will be able to detect all illegal activity on our systems. If any of our customers use our products and services to further such illegal activities, our business could be adversely affected.
Our compliance and risk management methods might not be effective and may result in outcomes that could adversely affect our reputation, operating results, and financial condition. We rely on third parties for some of our KYC and other compliance obligations.
Our ability to comply with applicable complex and evolving laws, regulations, and rules is largely dependent on the establishment and maintenance of our compliance, audit, and reporting systems, as well as our ability to attract and retain qualified compliance and other risk management personnel. While we have devoted significant resources to develop policies and procedures to identify, monitor, and manage our risks, and expect to continue to do so in the future, we cannot assure that our policies and procedures will always be effective or that we will always be successful in monitoring or evaluating the risks to which we are or may be exposed in all market environments or against all types of risks, including unidentified or unanticipated risks. Our risk management policies and procedures rely on a combination of technical and human controls and supervision that are subject to error and failure.
Some of our methods for managing risk are discretionary by nature and are based on internally developed controls, observed historical market behavior, and standard industry practices. These methods may not adequately prevent losses, particularly as they relate to extreme market movements which may be significantly greater than historical fluctuations in the market. Our risk management policies and procedures also may not adequately prevent losses due to technical errors if our testing and quality control practices are not effective in preventing failures. In addition, we may elect to adjust our risk management policies and procedures to allow for an increased risk tolerance, which could expose us to the risk of greater losses.
Regulators periodically review our compliance with our own policies and procedures and with a variety of laws and regulations. These regulators include, but are not limited to, the U.S. state banking regulators (such as the New York Department of Financial Services and the California Department of Financial Protection and Innovation), U.S. federal regulators (including the Financial Crimes Enforcement Network and Internal Revenue Service), The U.K. Financial Conduct Authority, and the Bermuda Monetary Authority. We have received in the past, and may from time to time receive additional, examination reports citing violations of rules and regulations and inadequacies in existing compliance programs, and requiring us to enhance certain practices with respect to our compliance program, including due diligence, training, monitoring, reporting, and recordkeeping. We have, and will continue to, enhance our compliance programs to address such findings, including enhancing our due diligence, monitoring, reporting, and recordkeeping processes and controls. If we fail to comply with these, or do not adequately remediate certain findings, regulators could take a variety of actions that could impair our ability to conduct our business, including delaying, denying, withdrawing, or conditioning approval of our licenses, or certain products and services. In addition, regulators have broad enforcement powers to censure, fine, issue cease-and-desist orders or prohibit us from engaging in some of our business activities. In the case of non-compliance or alleged non-compliance, we could be subject to investigations and proceedings that may result in substantial penalties or civil lawsuits, including by customers, for damages which can be significant. Any of these outcomes would adversely affect our reputation and brand and our business, operating results, and financial condition. Some of these outcomes could adversely affect our ability to conduct our business.

Furthermore, we rely on third parties for some of our KYC and other compliance obligations. If these third parties fail to effectively provide these services, we may be subject to adverse consequences as described above.
We are in the planning phases for establishing connectivity with decentralized finance protocols as part of the suite of offerings we provide to our customers. Such relationships create certain liability risk for Circle should our customers experience losses as a result of accessing such decentralized finance protocols.
Once established and operationalized, our connectivity with numerous decentralized finance protocols will enable our customers to access the decentralized protocols in order to derive the benefit that particular decentralized protocol may provide them. We will not be offering or credentialing the decentralized protocols. We intend to simply provide the technology to allow our customers to effectively connect a Circle wallet to certain decentralized finance protocols. Nonetheless, providing such connectivity presents a risk that we may, under derivative theories of liability, be held responsible for the bad acts, failures or violations of law of the decentralized finance protocols. Decentralized protocols implicate consumer protection risks and may implicate a variety of anti-money laundering laws and regulations, including but not limited to the federal Bank Secrecy Act. If the protocols are deemed by the relevant authorities to be operating out of compliance with registration and other requirements under the Bank Secrecy Act or regulations thereunder, there is a risk that Circle could be held secondarily liable for aiding or facilitating such activities by virtue of the connectivity provided to customers.
Accordingly, if Circle was found to knowingly provide assistance to such criminal activities with the intent of facilitating that crime it would be subject to criminal liability. A criminal prosecution could cause us to cease our DeFi-related services and may expose us to criminal fines, penalties or restraints on operations. In addition, our officers and directors may be personally implicated in such prosecutions and thus we may become responsible for significant indemnification expenses, which may have a material adverse effect on our results of operations and financial condition.
If we fail to develop, maintain, and enhance our brand and reputation, our business, operating results, and financial condition may be adversely affected. Moreover, unfavorable media coverage could negatively affect our business.
Our brand and reputation are key assets and a competitive advantage. Maintaining, protecting, and enhancing our brand depends largely on the success of our marketing efforts, ability to provide consistent, high-quality, and secure products, services, features, and support, and our ability to successfully secure, maintain, and defend our rights to use the “Circle,” “USDC,” and “SeedInvest” marks and other trademarks important to our brand. We believe that the importance of our brand will increase as competition further intensifies. Our brand and reputation could be harmed if we fail to achieve these objectives or if our public image were to be tarnished by negative publicity, unexpected events, negative perception of our management practices or actions by third parties.
We receive a high degree of media coverage in the cryptoeconomy and around the world. Unfavorable publicity regarding, for example, our product changes, product quality, litigation or regulatory activity, privacy practices, terms of service, employment matters, the use of our products, services, or supported cryptocurrencies for illicit or objectionable ends, the actions of our customers, management practices or the actions of other companies that provide similar services to ours, has in the past, and could in the future, adversely affect our reputation.
In addition, because we are a founder-led company, actions by, or unfavorable publicity about, Jeremy Allaire, our co-founder, Chairman and Chief Executive Officer, may adversely impact our brand and reputation. Such negative publicity also could have an adverse effect on the size and engagement of our customers and could result in decreased revenue, which could have an adverse effect on our business, operating results, and financial condition. Further, we have in the past, and may in the future, be the target of social media campaigns criticizing actual or perceived actions or inactions that are disfavored by our customers, employees, or society at-large, which campaigns could materially impact our customers’ decisions to use our products and services. Any such negative publicity could have an adverse effect on the size, activity, and loyalty of our customers and result in a decrease in net revenue, which could adversely affect our business, operating results, and financial condition. For more information, see the risk factor entitled “— Due to unfamiliarity and some negative publicity associated with cryptocurrency and blockchain technology, our customer base may lose confidence in products and services that utilize cryptocurrency or blockchain technology.”
Our future growth depends significantly on our marketing efforts, and if our marketing efforts are not successful, our business and results of operations will be harmed.
We have dedicated some, and intend to significantly increase, resources to marketing efforts. Our ability to attract and retain customers depends in large part on the success of these marketing efforts and the success of the marketing channels we use to promote our products. Our marketing channels include, but are not limited to, social media, traditional media such as the press, online affiliations, search engine optimization, search engine marketing, and offline partnerships.
While our goal remains to increase the strength, recognition and trust in our brand by increasing our customer base and expanding our products and services, if any of our current marketing channels becomes less effective, if we are unable to continue to use any of these channels, if the cost of using these channels was to significantly increase or if we are not successful in generating new channels, we may not be able to attract new customers in a cost-effective manner or increase the use of our products and services. If we are unable to recover our marketing costs through increases in the size, value or other product selection and utilization, it could have a material adverse effect on our business, financial condition, results of operations, cash flows and future prospects.
Concerns about the environmental impacts of blockchain technology could adversely impact usage and perceptions of USDC and Circle.
The energy usage and environmental impact of blockchain technology, particularly in relation to proof of work mining, has attracted considerable recent attention. Government scrutiny related to restrictions on cryptocurrency mining facilities and their energy consumption may increase, resulting in additional regulation that could adversely impact usage of USDC and harm our business. The considerable consumption of electricity by mining operators may also have a negative environmental impact, including contribution to climate change, which could create a negative consumer sentiment and perception of cryptocurrencies generally and adversely affect our business, prospects, financial condition, and operating results.
Additionally, concerns regarding the environmental impact of blockchain technology could impact investor interest and demand for Topco Ordinary Shares, as an increasing number of major investors, ETFs and mutual funds have strict policies around ESG criteria, and such concerns could lead these investors to avoid purchasing or holding the Topco Ordinary Shares. A more limited investor pool for the Topco Ordinary Shares could lead to underperformance and more limited trading and liquidity.
The COVID-19 pandemic could have unpredictable, including adverse, effects on our business, operating results, and financial condition.
The global spread and unprecedented impact of the COVID-19 pandemic continues to create significant volatility, uncertainty and economic disruption. Our operations and financial results have not been materially negatively impacted by COVID-19 in 2020 or the first half of 2021. The future effect on our operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic (including any resurgences), impact of the new COVID-19 variants and the rollout of COVID-19 vaccines, and the level of social and economic restrictions imposed in the United States and abroad in an effort to curb the spread of the virus, all of which are uncertain and difficult to predict considering the rapidly evolving landscape. The continued impact of COVID-19 and the imposition of related public health measures have resulted in, and is expected to continue to result in, increased volatility and uncertainty in the cryptoeconomy. As a result, it is not currently possible to ascertain the overall impact of COVID-19 on our business, results of operations, financial condition or liquidity.
As a remote-first company, we are subject to heightened operational and cybersecurity risks.
We are a remote-first company, meaning that for all existing roles our employees work from their homes or other non-company dwellings. However, we are offering our employees opportunities to work from shared office spaces hosted by third parties, like WeWork. This subjects us to heightened operational risks. For example, technologies in our employees’ and service providers’ homes and shared office spaces may not be as robust and could cause the networks, information systems, applications, and other tools available to employees and service providers to be more limited or less reliable. Further, the security systems in place at our employees’ and service providers’ homes and shared office spaces may be less secure than those used in corporate offices, and while we have implemented technical and administrative safeguards to help protect our systems as our employees and service providers work from home, we may be subject to increased cybersecurity risk which could expose us to risks of data or financial loss, and could disrupt our business operations. There is no guarantee that the data security and privacy safeguards we have put in place will be completely effective or that we will not encounter risks associated with employees and service providers accessing company data and systems remotely. We also face challenges due to the need to operate with a remote workforce and are addressing so to minimize the impact on our ability to operate.
Our and our third-party service providers’ failure to safeguard and manage our customers’ funds and digital assets could adversely impact our business, operating results, and financial condition.
As of December 31, 2021 and December 31, 2020, digital assets held on behalf of customers recognized on our balance sheet were approximately $738.4 million and $64.6 million, respectively. Digital assets are not insured or guaranteed by any government or government agency. We have also entered into service arrangements with third parties where we or third-party service providers receive and hold funds for the benefit of customers. Some of the digital assets held in connection with our discontinued legacy products are maintained in accounts on third-parties’ exchanges. For further information about our discontinued legacy products, please see the section entitled “Circle Management’s Discussion & Analysis of Financial Conditions and Results of Operations — Significant Events and Transactions,”. Our and our third-party service providers’ abilities to manage and accurately safeguard these funds and digital assets requires a high level of internal controls. As our business continues to grow and we expand our product and service offerings, we must continue to strengthen our associated internal controls and ensure that our third-party service providers do the same. Our success and the success of our product offerings requires significant public confidence in our and our third-party service providers’ ability to properly manage digital asset balances and handle large and growing transaction volumes and amounts of customer funds. In addition, we are dependent on our third-party service providers’ operations, liquidity, and financial condition for the proper maintenance, use, and safekeeping of these customer assets. Any failure by us or our third-party service providers to maintain the necessary controls or to manage customer digital assets and funds appropriately and in compliance with applicable regulatory requirements could result in reputational harm, significant financial losses, lead customers to discontinue or reduce their use of our and our third-party service providers’ products, and result in significant penalties and fines and additional restrictions, which could adversely impact our business, operating results, and financial condition.
We deposit, transfer, and hold in custody customer funds and digital assets in multiple jurisdictions. In each instance, we are required to safeguard customers’ assets using bank-level security standards applicable to our hot and cold wallet storage systems, as well as our financial management systems related to such custodial functions. Our security technology is designed to prevent, detect, and mitigate inappropriate access to our systems, by internal or external threats. We believe we have developed and maintained administrative, technical, and physical safeguards designed to comply with applicable legal requirements and industry standards. However, it is nevertheless possible that hackers, employees or service providers acting contrary to our policies, or others could circumvent these safeguards to improperly access our systems or documents, or the systems or documents of our third-party service providers or agents, and improperly access, obtain, misuse customer crypto assets and funds. The methods used to obtain unauthorized access, disable, or degrade service or sabotage systems are also constantly changing and evolving and may be difficult to anticipate or detect for long periods of time. Our fidelity insurance coverage for such impropriety is limited and may not cover the extent of loss nor the nature of such loss, in which case we may be liable for the full amount of losses suffered, which could be greater than all of our assets. Our ability to maintain fidelity insurance is also subject to the insurance carriers’ ongoing underwriting criteria. Any loss of customer funds or crypto assets could result in a subsequent lapse in insurance coverage, which could cause a substantial business disruption, adverse reputational impact, inability to compete with our competitors, and regulatory investigations, inquiries, or actions. Additionally, transactions undertaken through our websites or other electronic channels may create risks of fraud, hacking, unauthorized access or acquisition, and other deceptive practices. Any security incident resulting in a compromise of customer assets could result in substantial costs to us and require us to notify impacted customers, and in some cases regulators, of a possible or actual incident, expose us to regulatory enforcement actions, including substantial fines, limit our ability to provide services, subject us to litigation, significant financial losses, damage our reputation, and adversely affect our business, operating results, financial condition, and cash flows. For more information, see the risk factor entitled “— Cyberattacks and security breaches of our systems, or those impacting our customers or third parties, could adversely impact our brand and reputation and our business, operating results and financial condition.”
Risks Related to Our Financial Condition
We have a history of losses, and there is no assurance that we will maintain profitability or that our revenue and business models will be successful.
We have incurred net losses in our past and there is no assurance that we will not incur net losses in the future. We incurred net losses from continuing operations of $508.7 million and $17.3 million for the years ended December 31, 2021 and 2020, respectively. Our ability to achieve and maintain profitability is based on numerous factors, many of which are beyond our control. We may not be able to generate sufficient revenue to maintain profitability in the short or long-term. Our revenue growth may slow, or our revenue may decline for a number of other reasons, including reduced demand for our offerings, increased competition, a decrease in the growth or size of the stablecoin, cryptocurrency and digital asset economy, or any failure to capitalize on growth opportunities.
We are continually refining our revenue and business model and have recently shifted our focus to the development and commercialization of USDC. There is no assurance that these efforts will be successful or that we will generate revenues commensurate with our efforts and expectations or become or stay profitable. We may be forced to make significant changes to our revenue and business model to compete with our competitors’ offerings, and even if such changes are undertaken, there is no guarantee that they will be successful or profitable. Additionally, we will need to hire, train, and integrate qualified personnel to meet and further such changes to our business objectives at potentially significant additional expense. Failure to successfully implement revenue and business models or manage related expenses could cause us to be unprofitable and have an adverse effect on our business, operating results and financial condition.
We may experience fluctuations in our quarterly operating results.
We could experience significant fluctuations in our quarterly operating results due to a number of factors, many of which are beyond our control. You should not rely on period-to-period comparisons of our operating results as an indication of our future performance. Factors that may cause fluctuations in our quarterly operating results include, but are not limited to, the following:
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a change in the payment volume and market cap of USDC;

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the level of our expenses;

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the degree to which we encounter competition in our markets;

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general economic conditions;

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the amount of capital available for investing in the market;

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legal or regulatory developments;

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legislative or policy changes;

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changes in the prospects of the economy generally, which could alter current or perspective customers’ priorities, or could increase the time it takes us to launch new offerings; and

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and the ongoing impact of the COVID-19 pandemic.

Our operating results may fall below the expectations of market analysts and investors in some future periods, which could cause the market price of our common stock to decline substantially.

Our financial forecasts, which were presented to Concord’s board of directors and are included in this proxy statement/prospectus, may not prove accurate.
In connection with the Proposed Transactions, Concord’s management presented certain updated forecasted financial information for Circle to its board of directors, which information was internally prepared and provided by us. The forecasts were based on numerous variables and assumptions known to us at the time of preparation. Such variables and assumptions are inherently uncertain and many are beyond our control or the control of Concord. Important factors that may affect actual results and cause the forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to our business, industry performance, the competitive environment, changes in technology, and general business and economic conditions. Various assumptions underlying the forecasts may prove to not have been, or may no longer be, accurate. The forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of such forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts.
Changes in U.S. and foreign tax laws, as well as the application of such laws, could adversely impact our financial position and operating results.
We are subject to complex income and non-income tax laws and regulations in the United States and a variety of foreign jurisdictions. Both the United States and foreign jurisdictions may revise corporate income tax and other non-income tax laws which could impact the amount of tax due in such jurisdiction.
Our determination of our corporate income tax liability is subject to review and may be challenged by applicable U.S. and foreign tax authorities. Any adverse outcome of such challenge could harm our operating results and financial condition. The determination of our worldwide provision for income taxes and other tax liabilities requires significant judgment and, in the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is complex and uncertain. Moreover, as a multinational business, we have subsidiaries that engage in many intercompany transactions in a variety of tax jurisdictions where the ultimate tax determination is complex and uncertain. Our existing corporate structure and intercompany arrangements have been implemented in a manner we believe is in compliance with current prevailing tax laws. Furthermore, as we operate in multiple taxing jurisdictions, the application of tax laws can be subject to diverging and sometimes conflicting interpretations by tax authorities of these jurisdictions. It is not uncommon for taxing authorities in different countries to have conflicting views with respect to, among other things, the characterization and source of income or other tax items, the manner in which the arm’s-length standard is applied for transfer pricing purposes, or with respect to the valuation of intellectual property. The taxing authorities of the jurisdictions in which we operate may challenge our tax treatment of certain items or the methodologies we use for valuing developed technology or intercompany arrangements, which could impact our worldwide effective tax rate and harm our financial position and operating results.
We are also subject to non-income taxes, such as payroll, sales, use, value-added, net worth, property, and goods and services taxes in the United States and various foreign jurisdictions. A change in the tax law could impact tax positions which could result in an increased exposure related to such tax liabilities. Such changes could have an adverse effect on our operating results and financial condition.
Our Irish incorporation subjects us to both United States and international tax laws with respect to the structure and operations of our business, which are subject to continued scrutiny and change by governments that could have a material adverse effect on our results of operations and the ability to utilize cash in a tax efficient manner
Although we are incorporated in Ireland, the IRS may assert that we should be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal tax purposes pursuant to Section 7874 of the Code. For U.S. federal tax purposes, a corporation generally is considered a tax resident in the jurisdiction of its organization or incorporation. Because we are an Irish incorporated entity, we would generally be classified as a foreign corporation (and, therefore, a non-U.S. tax resident) under these rules. Section 7874 of the Code provides an exception under which a foreign incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal tax purposes.
Under current law, we expect to be treated as a foreign corporation for U.S. federal tax purposes. However, there is limited guidance regarding the section 7874 provisions. An unfavorable determination on our treatment as a foreign corporation under section 7874 of the Code or changes to the inversion rules in section 7874 of the Code, the IRS Treasury regulations promulgated thereunder, or other IRS guidance and legislative proposals aimed at expanding the scope of U.S. corporate tax residence could adversely affect our status as a foreign corporation for U.S. federal tax purposes, which could have a material impact on our financial statements in future periods.
Our ability to use any current or future net operating loss to offset future taxable income may be subject to certain limitations under U.S. or foreign law.
As of December 31, 2021, we had net operating loss carryforwards (“NOLs”) for U.S. federal, state, and foreign purposes of $204.1 million, $8.7 million (tax affected), and $34.1 million, respectively, which may be available to offset taxable income in the future, and portions of which expire in various years beginning in 2034. A lack of future taxable income would adversely affect our ability to utilize these NOLs before they expire. Under the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), as modified by the CARES Act, federal NOLs incurred in tax years beginning after December 31, 2017, can be carried forward indefinitely with no expiration but is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act.
In addition, under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), a corporation that undergoes an “ownership change” (as defined under Sections 382 and 383 of the Code and applicable Treasury Regulations) is subject to limitations on its ability to utilize its pre-change NOLs and certain other tax attributes to offset post-change taxable income or taxes.
We may experience a future ownership change under Section 382 of the Code that could affect our ability to utilize our NOLs to offset our income.
If our estimates or judgment relating to our critical accounting policies prove to be incorrect, our operating results could be adversely affected.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant estimates and judgments involve the identification of performance obligations in revenue recognition, evaluation of tax positions, inter-company transactions, and the valuation of stock-based awards and the fiat reserves and digital assets we hold, among others. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of analysts and investors, resulting in a decline in the trading price of Topco Ordinary Shares.
The nature of our business requires the application of complex financial accounting rules, and there is limited guidance from accounting standard setting bodies. If financial accounting standards undergo significant changes, our operating results could be adversely affected.
The accounting rules and regulations that we must comply with are complex and subject to interpretation by the Financial Accounting Standards Board, or the FASB, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results and may even affect the reporting of transactions completed before the announcement or effectiveness of a change. Recent actions and public comments from the FASB and the SEC have focused on the integrity of financial reporting and internal controls. In addition, many companies’ accounting policies are being subject to heightened scrutiny by regulators and the public. Further, there has been limited precedents for the financial accounting of stablecoins, cryptocurrencies and other digital assets and related valuation and revenue recognition considerations.
As such, there remains significant uncertainty on how companies can account for stablecoin, cryptocurrency and other digital asset transactions, value, and related revenue. Uncertainties in or changes to in regulatory or financial accounting standards could result in the need to changing our accounting methods and restate our financial statements and impair our ability to provide timely and accurate financial information, which could adversely affect our financial statements, result in a loss of investor confidence, and more generally impact our business, operating results, and financial condition.
Key business metrics and other estimates are subject to inherent challenges in measurement, and our business, operating results, and financial condition could be adversely affected by real or perceived inaccuracies in those metrics.
We regularly review key business metrics including USDC in Circulation, Total Transaction Volume, Fiat Transaction Volume, Total Circle Accounts, Transacting Circle API Customers, Closed Investment Volume, Adjusted EBIDTA, and other measures to evaluate growth trends, measure our performance, and make strategic decisions. These key metrics are calculated using internal company data and have not been validated by an independent third party. While these numbers are based on what we currently believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in such measurements. If we fail to maintain an effective analytics platform, our key metrics calculations may be inaccurate, and we may not be able to identify those inaccuracies.
Our key business metrics may also be impacted by compliance or fraud-related bans, technical incidents, or false or spam accounts in existence on our platform. We regularly deactivate fraudulent and spam accounts that violate our terms of service and exclude these accounts from the calculation of our key business metrics; however, we may not succeed in identifying and removing all such accounts from our platform. Additionally, customers are not prohibited from having more than one account and our metrics may overstate the number of unique customers who have registered an account on our platform as one customer may register for, and use, multiple accounts with different email addresses, phone numbers, or usernames. However, we do have controls in place to identify customers that have multiple accounts and we do not allow multiple customers to sign into the same account. If our metrics provide us with incorrect or incomplete information about customers and their behavior, we may make inaccurate conclusions about our business.
We are subject to changes in financial reporting standards or policies, including as a result of choices made by us, which could materially adversely affect our reported results of operations and financial condition and may have a corresponding material adverse impact on capital ratios.
Our consolidated financial statements are prepared in accordance with GAAP, which are periodically revised or expanded. Accordingly, from time to time we are required to adopt new or revised accounting standards issued by recognized bodies. It is possible that future accounting standards and financial reporting standards or policies, including as a result of choices made by us, which we are required to adopt, could change the current accounting treatment that applies to our consolidated financial statements and that such changes could have a material adverse effect on our reported results of operations and financial condition, and may have a corresponding material adverse effect on capital ratios.
During the course of preparing our financial statements as of and for the six and nine months ended June 30, 2021 and September 30, 2021, respectively, we identified a material weakness in our internal controls over financial reporting. Failure to maintain effective internal controls over financial reporting could lead to misstatements in our financial statements and adversely affect our business.
As a privately-held company, we were not required to document and test our internal controls over financial reporting nor were our management required to certify the effectiveness of internal controls and our auditors were not required to opine on the effectiveness of our internal control over financial reporting.

During the course of preparing our financial statements as of and for the six and nine months ended June 30, 2021 and September 30, 2021, respectively, we identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement in our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.
A material weakness was identified relating to the precision of management’s review control over the financial statements and that it does not operate at a sufficient level of precision to detect journal entries that have been recorded to incorrect accounts. During the course of preparing our financial statements as of and for the six and nine months ended June 30, 2021, and September 30, 2021 this material weakness resulted in (1) an overstatement of compensation expense due to an incorrect entry in our payroll system; (2) an understatement of other income/loss due to embedded derivatives requiring bifurcation not being identified; and (3) an understatement of the fair value of convertible debt due to the use of an incorrect assumption.
Due to the identification of an embedded derivative requiring bifurcation during the quarterly financial statement close process for the three and nine months ended September 30, 2021, the Company restated and revised its prior period interim financial statements for the three months ended March 31, 2021 and the three and six months ended June 30, 2021. The other components of the material weakness did not require a restatement of prior period financial statements.
In connection with the material weakness, we have implemented remediating controls over compensation expense and a remediation plan that includes specific review procedures designed to identify embedded derivatives as well as to identify appropriate assumptions used to develop the fair value of convertible debt.
The material weakness will not be considered remediated until all remediated controls operate for a sufficient period of time and we have concluded, through testing, that these controls are effective.
We cannot assure you that the measures we have taken to date, and actions we may take in the future, will be sufficient to remediate the control deficiencies that led to the material weakness in its internal control over financial reporting or that they will prevent or avoid any potential future material weakness. In addition, neither our management nor an independent registered public accounting firm has performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act because no such evaluation has been required. Had we or our independent registered public accounting firm performed an evaluation of its internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional material weaknesses may have been identified.
As a result of being a public company, we are obligated to develop and maintain proper and effective internal controls over financial reporting, and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our company and, as a result, the value of our stock.
We are required to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment includes disclosure of any material weaknesses identified by our management in our internal control over financial reporting. During the evaluation and testing process of our internal controls, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to certify that our internal control over financial reporting is effective. We cannot assure that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our stock could decline, and we could be subject to sanctions or investigations by the exchange on which shares of our stock are listed, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

We might require additional capital to support business growth, and this capital might not be available or may require shareholder approval to obtain.
We have funded our operations since inception primarily through equity financings, convertible notes, and revenue generated by our products and services. We intend to continue to make investments in our business to respond to business challenges, including developing new products and services, enhancing our operating infrastructure, expanding our international operations, and acquiring complementary businesses and technologies, all of which may require us to secure additional funds.
Additional financing may not be available on terms favorable to us, if at all. If we incur additional debt, the debt holders would have rights senior to holders of Topco’s shares to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on Topco’s shares.
Furthermore, Topco is an Irish incorporated public limited company, and following consummation of the Business Combination, certain capital structure decisions regarding Topco will require the approval of Topco’s shareholders, which may limit our flexibility to manage our capital structure. Under Irish law, the directors of a company may only allot and issue “relevant securities” (comprising, subject to certain exceptions, new shares and rights to subscribe for, or convert any security into, new shares) once generally or specifically authorized to do so by its constitution or by a resolution approved by a simple majority of the votes cast at a general meeting of its shareholders at which a quorum is present, referred to under Irish law as an “ordinary resolution”. A general authorization may be granted in respect of up to the entirety of a company’s authorized but unissued share capital and for a maximum period of five years, at which point it must be renewed by another ordinary resolution. The current constitution of Topco, adopted on July 7, 2021, authorizes Topco’s directors to allot and issue new shares and rights to subscribe for, or convert any security into, new shares in the capital of Topco up to the maximum of Topco’s authorized but unissued share capital for a period of five years from July 7, 2021. From Closing, the Topco Constitution will provide a similar authorization to Topco’s directors for a period of five years from its date of adoption. This authorization will need to be renewed by ordinary resolution upon its expiration and at periodic intervals thereafter. While an allotment authority may be given for up to five years at each renewal, governance considerations may result in renewals for shorter periods or in respect of less than the maximum permitted number of relevant securities being sought or approved. Any increase in Topco authorized share capital also requires to be approved by an ordinary resolution.
Subject to certain exceptions, Irish law also provides shareholders with statutory pre-emption rights when “equity securities” (comprising, subject to certain exceptions, new shares and rights to subscribe for, or convert any securities into, new shares) are issued for cash. However, it is possible for such statutory pre-emption rights to be generally or specifically dis-applied in a company’s constitution or by a resolution approved by not less than 75% of the votes cast at a general meeting of its shareholders at which a quorum is present, referred to under Irish law as a “special resolution”. A general dis-application of pre-emption rights may be given in respect of up to the entirety of a company’s authorized but unissued share capital and for a maximum period of five years, at which point it must be renewed by another special resolution. The current constitution of Topco, adopted on July 7, 2021, dis-applies statutory pre-emption rights up to the maximum of the authorized but unissued share capital for a period of five years from July 7, 2021. From Closing, the Topco Constitution will dis-apply statutory pre-emption rights up to the maximum of the authorized but unissued share capital for a period of five years from its date of adoption. This dis-application will need to be renewed by special resolution upon its expiration and at periodic intervals thereafter. While a dis-application of statutory pre-emption rights may be given for up to five years at each renewal, governance considerations may result in renewals for shorter periods or in respect of less than the maximum permitted number of equity securities being sought or approved.
If Topco issues additional shares, holders of Topco Ordinary Shares will experience dilution and the new shares could have rights senior to those of Topco Ordinary Shares. The trading prices for Topco Ordinary Shares may be highly volatile, which may reduce our ability to access capital on favorable terms or at all. In addition, a slowdown or other sustained adverse downturn in the general economic or cryptocurrency and digital asset markets could adversely affect our business and the value of Topco Ordinary Shares. Because our decision to raise capital in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future issuances of shares. As a result, holders of Topco Ordinary Shares bear the risk of future issuances of debt or shares reducing the value of Topco Ordinary Shares and diluting their interests. Our inability to obtain adequate financing or financing on terms satisfactory to us, when we require it, could significantly limit our ability to continue supporting our business growth and responding to business challenges.
The prices of digital assets are extremely volatile, and price fluctuations may adversely impact the value of digital assets that we hold.
Digital assets have historically experienced high levels of volatility far in excess of that experienced in fiat currencies. A number of factors contribute to changes in digital asset prices and volatility, including changes in the supply and demand for a particular digital asset, market sentiment, macroeconomic factors, utility of a particular digital asset, and idiosyncratic events such as exchange outages or commentary on social media. We are exposed to price volatility with respect to the corporate digital assets we hold. Though our fundamental business and growth strategy does not include acquiring digital assets for the purpose of value appreciation, we have exposure to digital assets at the corporate level because, for certain services we perform, our customers may pay us in digital assets. To the extent customers compensate us in the form of digital assets, and we continue to hold these digital assets, we may be subject to the high degree of price volatility associated with these digital assets. A decline in price may require us to take an impairment charge on our digital assets, and a decline in the value of the digital assets we hold in higher concentrations may have a larger adverse impact on our operating results in any given period. Volatility in the value of digital assets or other market factors may limit our ability to convert digital assets into fiat currency at attractive prices or at all.
Fluctuations in interest rates could impact the interest income earned from the management of USDC.
Our results of operations are directly exposed to changes in interest rates, among other macroeconomic conditions. Interest rate risk, our primary risk exposure, is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations, and other factors beyond our control. For the year ended December 31, 2021, our interest income earned from the management of USDC was $28.5 million, which represented 33.5% of our total revenue and USDC interest income from continuing operations. Fluctuations in interest rates could impact the interest income earned, which could have an adverse effect on our cash flow and results of operations.
Risks Related to USDC and Related Products
Our ecosystem and all API product offerings are as of today centered on USDC, a cryptographic token backed by at least an equivalent amount of U.S. dollar denominated assets held in segregated accounts with U.S. regulated financial institutions in accordance with state money transmitter laws. The regulatory landscape as it relates to stablecoins, including USDC, continues to evolve. Such evolution may create additional regulatory burden and expense and could materially impact the issuance, use and adoption of USDC.
The entirety of our API product offering is today built on the ability of our customers to hold and transact in USDC. Stablecoins, including USDC, are a relatively new development in the payments and financial services industry. As such, the regulatory status of USDC and other stablecoins remains somewhat uncertain in the United States and other jurisdictions. As regulatory interpretations develop throughout the world, we may be required to obtain registrations and/or licenses in various jurisdictions that we do not currently hold. We may also be required to take on new and additional compliance obligations in certain jurisdictions, or we could be directed to cease operations involving USDC in one or more jurisdictions. Any of these scenarios could have a detrimental impact on our business given that USDC is central to the entirety of our API operations.
There is regulatory uncertainty regarding the classification of USDC. Any classification of USDC as a security in the United States or in other jurisdictions likely would impose additional regulation and materially impact its adoption.
The regulatory treatment of stablecoins like USDC is highly uncertain and has drawn significant attention from legislative and regulatory bodies around the world, including from a variety of U.S. financial regulators and members of Congress. The issuance and resale of stablecoins may implicate a variety of banking, deposit, money transmission, prepaid access and stored value, anti-money laundering, commodities, securities, sanctions, and other laws and regulations in the United States and in other jurisdictions. If USDC is classified as a security in the United States or in other jurisdictions, we would likely be subject to additional regulation that could require us to register the offer and sale of USDC under the Securities Act absent an available exemption and would obligate us to register as a broker-dealer with respect to our role in facilitating transactions in USDC. We would also be subject to SEC enforcement action against us with respect to our prior USDC related activities which may result in injunctions, cease and desist orders, fines and penalties. Lastly, in the event USDC is classified as a security, investors would have the right within the applicable one year statute of limitations to rescind their investments and receive a full refund of the purchase price with interest thereon to the extent registration was required but not undertaken. Such developments could impact the adoption of USDC and adversely affect our business, prospects and results of operations. See also “Risks Related to Government Regulation.”
Further, our business model relies on our ability to market and sell the utility of USDC to existing and potential enterprise customers. Our core API services involve offering certain payment functionality, payout or disbursement functionality, and wallet services to our customers utilizing USDC. The use of such API services by our enterprise customers, as well as the integration of such API services into the product offerings that our enterprise customers make available to their end customers, raises numerous regulatory questions. Financial services regulators in the United States or in other jurisdictions around the world may not agree with our legal positions. In addition, should financial services regulators make changes to or alter interpretations of applicable laws and regulations as they relate to USDC, we may be unable to continue offering our payment, payout, and wallet services to enterprise customers in certain jurisdictions or we may have to alter the services in a manner that may be materially detrimental to our financial performance. To the extent that we introduce and commercially support other digital assets, we must assess the status of such products as securities under United States and foreign securities laws. Adherence to our policies and procedures with respect to such assessments, which are risk based, does not guarantee that our conclusions will be proven correct if challenged by the SEC or any other securities regulatory body. Ultimately, we make risk-based judgments that do not constitute legal standards or determinations binding on the SEC or any securities regulatory body and if we are wrong in our assessments, we are at risk of the institution of enforcement proceedings against us, and resulting injunctions, cease and desist orders, fines and penalties.
The future development and growth of USDC is subject to a variety of factors that are difficult to predict and evaluate and may be in the hands of third parties to a substantial extent. If USDC does not grow as we expect, our business, operating results, and financial condition could be adversely affected.
Stablecoins built on blockchain technology were only introduced in 2014 and remain in the early stages of development. We are a founding member of the Centre Consortium and the sole issuer of USDC, one of the largest stablecoins by market cap globally. The further growth and development of any stablecoin and their underlying networks and other cryptographic and algorithmic protocols governing the creation, transfer, and usage of such stablecoin represent a new and evolving paradigm that is subject to a variety of factors that are difficult to evaluate, including:
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Circle maintains and secures crucial administrative cryptographic keys for the operation of USDC protocols on public blockchains. Breaches in the custody, control and operations associated with these keys could lead to catastrophic failures in the operation of USDC which could undermine confidence in USDC, Circle and our ability to reliably deliver financial services products.

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Any stablecoin project, including USDC, relies on third parties, like financial institutions and counterparties, to hold funds, cash equivalents, and other assets to back the stablecoins that are issued, outstanding and freely circulating. These parties have their own policies and may change their view and acceptance of any stablecoin at any time. This may result in delays and other barriers to redemption and sale of USDC. Additionally, the reserves backing USDC held at or through financial institutions or intermediaries may be subject to the risk of loss, theft, insolvency, and governmental and regulatory freezes and seizures.

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The various markets for stablecoins have varying degrees of liquidity. There is no assurance that there will continue to be an active and liquid market for any market participant to sell or buy USDC, unless that participant is a Circle customer (as Circle always provides liquidity in the form of redemptions for USDC 1 for 1 with the U.S. Dollar). Significant disruptions at these marketplaces caused by technical, operational, security or regulatory issues could cause USDC holders (who are not Circle customers) to have limited access to markets to buy or sell USDC, or could cause temporary market pricing dislocations.
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Many blockchains where stablecoins are built, such as USDC in Ethereum, Algorand, Solana, Tron, Stellar, Avalanche and Hedera, have limited operating histories, have not been validated in production, and are still in the process of developing and making significant decisions that will affect the underlying blockchain, any of which could lead to novel operational risks related to the settlement and validation of transactions, which could adversely affect the stablecoins whose protocols are built on top of such blockchains. Failures in a public blockchain could result in sustained periods where USDC holders cannot access or transfer their USDC, which could in turn lead to customers not regarding USDC as a safe or reliable payment technology.

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USDC is widely used within smart contracts and within blockchain-based protocols. Smart contract protocols may not be adequately tested or audited for security, resulting in USDC holders having funds misappropriated through hacks and attacks. There have also been incidents of smart contract developers acting maliciously and misappropriating funds. Widespread hacks, thefts and losses could undermine confidence in USDC and could create legal and financial risks for Circle.

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The development of new technologies for mining, such as improved application-specific integrated circuits (commonly referred to as ASICs), or changes in industry patterns, such as the consolidation of mining power in a small number of large mining farms, could reduce the security of the blockchain networks where the USDC protocol operates.

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The use of USDC on new blockchains that use proof-of-stake validation and security introduces risks associated with the potential for centralization of validators and the risks of fraudulent attacks on these networks, which could result in USDC transactions being lost or reversed.

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If rewards and transaction fees for miners or validators on any particular blockchain network where the USDC protocol operates are not sufficiently high to attract and retain miners, the blockchain network’s security and speed may be adversely affected, increasing the likelihood of a malicious attack.

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The governance of many decentralized blockchain networks is by voluntary consensus and open competition, and many developers are not directly compensated for their contributions. As a result, there may be a lack of consensus or clarity on the governance of any particular crypto network, a lack of incentives for developers to maintain or develop the network, and other unforeseen issues, any of which could result in unexpected or undesirable errors, bugs, or changes, or stymie such network’s utility and ability to respond to challenges and grow.

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Significant demand for redemption by USDC holders greatly in excess of normal operating levels (a so called “run”) would lead to increased demand for liquidation of the USDC reserve assets, requiring increased operating activity by Circle and its reserve management partners, which could lead to unexpected errors and requiring the liquidation of the USDC reserve assets not held in cash for cash to satisfy the redemption demands. An unusual dislocation in the normally liquid capital markets for short-dated U.S. government obligations (in which Circle holds those USDC reserve assets not held in cash) could delay our ability to liquidate such obligations, leading to delays in redemption for USDC holders.

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Market fluctuations could result in a decrease in value of the reserve assets held in short-dated government securities, which would lead to a shortfall requiring us to redirect our cash and cash equivalents to make up for the shortfall. Such unanticipated liquidity requirements would require us to redirect our cash or cash equivalents that could have been used for other corporate purposes.

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Certain other stablecoin issuers have been the subject of regulatory action in connection with their reserves, including alleged failures to maintain sufficient reserve assets, resulting in regulatory action against the issuer and civil litigation. Circle could suffer from similar regulatory scrutiny or reputational harm if we fail to satisfy our reserve obligations or comply with appropriate reserve management practices.

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USDC reserves are held with a number of banking and custodial reserve management partners. Significant unforeseen operating or technical issues relating to communication and technical interoperability between Circle and these banks and custodians could lead to potential settlement and redemption delays for USDC holders seeking to redeem their USDC.

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Given the novel technology of public blockchains, which may be susceptible to failures, performance errors, cyber-attacks, exploits and other risks, there is a possibility that USDC tokens in circulation become “stranded,” lost, or implicated in potentially illicit activity. In these instances, USDC may be frozen or barred from transacting subject to a rightful owner or coin holder making a claim to have an account unfrozen or a block removed.

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While unlikely, a digital wallet provider, Virtual Asset Service Provider (VASP), exchange or other market-facing entity or protocol may fail, cease to exist or face potentially serious disruptions, leading to potential disruption or prevention of use of any USDC held in the custody of such provider by a USDC holder.

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Dramatic growth in the use and adoption of stablecoins such as USDC could lead to systemic risks across the U.S. and global financial system. Such risks could lead to significantly heightened regulatory requirements for and supervision of Circle, which could impose significant additional capital requirements, risk management and supervisory requirements that could limit Circle’s growth and profitability.

Many of these risks are fundamentally beyond our control and could materially and adversely affect USDC and our business, financial condition and operating results.
The launch of a U.S. central bank digital currency (CBDC) may adversely impact our business.
While the possibility of a U.S. central bank digital currency (CBDC) remains an item of ongoing public sector review, including the design choices of whether one would exist at the wholesale (bank-to-bank) or retail (general purpose) levels, the advent of a CBDC could pose certain challenges in the demand for privately-issued digital currencies or stablecoins. These include the risk of substitution of CBDCs for stablecoins in circulation, wider market and consumer adoption, as well as the adoption of these digital currency alternatives among businesses and financial services firms, among others. Notwithstanding these risks, the potential for coexistence or the acknowledgement that CBDCs largely represent domestic payment and monetary innovations, whereas stablecoins are fundamentally global in scope, creates opportunities for coexistence, rather than substitution.
Stablecoins may face periods of uncertainty, loss of trust or systemic shocks resulting in the potential for rapid redemption requests (or runs).
Privately issued stablecoins, as a relatively new innovation, even in cases where they are fully reserved with high quality liquid assets such as cash and short term U.S. government obligations, may be subject to the risk of significant and concentrated redemption requests. Such requests could place significant financial and operating demands on our company. For example, we might need to liquidate significant reserve assets in order to meet large redemption demands. Further, a large number of such demands might require many operating transactions, adding to our operational risk. In extreme cases, the market for short term U.S. government obligations might not be sufficiently liquid for us to meet redemption demands in a timely manner, which could potentially lead to redemption delays. In the most extreme cases, such as a request to immediately redeem 100% of USDC, the market for short term U.S. government obligations might not be sufficiently price stable, leading to risk that the USDC reserve might not be sufficient to cover such redemption requests, requiring us to use our own capital to make up any shortfall. Our reserve management policy is designed to materially mitigate these risks by restricting the USDC reserve assets to cash and short term U.S. government obligations only, which are widely considered the highest quality cash equivalent assets. Further, we typically have weekly redemption limits for our largest customers, further mitigating the risk of any massive redemption request. However, these policies and limits may not be sufficient to insulate us from adverse impacts from significant and concentrated redemption requests.

We incur certain risks as a result of our membership in the Centre Consortium, and our inability to continue to participate in the Centre Consortium could be materially detrimental to our ongoing financial performance and continued viability.
Centre Consortium is the standard setting body with respect to the issuance and redemption of USDC. The Centre Consortium’s decisions, reputation and actions are integral to the future development and growth of USDC, and while we are a founding member, we are not able to unilaterally govern the Centre Consortium or the decisions that affect USDC. If the Centre Consortium deems certain of our activities or our financial viability to be potentially detrimental to the consortium, the Centre Consortium has certain rights that it can exercise vis-à-vis us that could limit our ability to continue our existing operations, impacting our financial performance and continued viability.
Due to unfamiliarity and some negative publicity associated with cryptocurrency and blockchain technology, our customer base may lose confidence in products and services that utilize cryptocurrency or blockchain technology.
Products and services that are based on cryptocurrency and other digital assets are relatively new. Many of our competitors are unlicensed, unregulated, operate without supervision by any governmental authorities, and do not provide the public with significant information regarding their ownership structure, management team, corporate practices, cybersecurity, and regulatory compliance. As a result, customers and the general public may lose confidence in crypto asset and blockchain technology, including regulated products and services like ours.
Since the inception of the cryptoeconomy, numerous cryptocurrency and digital asset businesses and platforms have been sued, investigated, or shut down due to fraud, illegal activities, the sale or issuance of unregistered securities, manipulative practices, business failure, and security breaches. In many of these instances, customers of these platforms, products and services were not compensated or made whole for their losses. Mid-sized companies like us are more appealing targets for hackers and malware and may also be more likely to be targets of regulatory enforcement actions.
In addition, there have been reports that a significant amount of cryptocurrency trading volume is fabricated and false in nature, with a specific focus on unregulated platforms, products and services located outside the United States. Such reports may indicate that the market for products and services utilizing cryptocurrencies and other digital assets is significantly smaller than otherwise understood.
Negative perception, a lack of stability and standardized regulation in the cryptoeconomy, and the closure or temporary shutdown of platforms utilizing cryptocurrencies due to fraud, business failure, hackers or malware, or government mandated regulation, and associated losses suffered by customers may reduce confidence in the cryptoeconomy and result in greater volatility of the prices of assets, including significant depreciation in value. Any of these events could have a material and adverse impact on our business.
Issuing and redeeming USDC from our platform involves risks, which could result in loss of customer assets, customer disputes and other liabilities, which could adversely impact our business.
To receive USDC a customer must deposit, via credit or debit card, ACH or wire transfer, to a Circle bank account, U.S. dollars corresponding to the amount of desired USDC tokens. Once the credit is made to the Circle bank account, USDC tokens are issued to the customer’s digital wallet (the “Circle Account”), effectively increasing the USDC in circulation. Likewise, customers with USDC in their Circle Account can redeem USDC so that the system cancels the USDC tokens and transfers U.S. dollar funds out of reserve and into a customer’s linked bank account, effectively reducing the USDC in circulation.
If a customer incorrectly enters bank account credentials or other information when depositing and withdrawing funds, there is a risk that a portion or all of the customer’s assets will be permanently and irretrievably lost with no means of recovery. Alternatively, a customer may transfer USDC or other supported assets to an external wallet address that he, she or it does not own, control or hold the private keys to. Such incidents could result in customer disputes, damage to our brand and reputation, legal claims against us, and financial liabilities, any of which could adversely affect our business.

Future developments regarding the treatment of USDC and other stablecoins for U.S. federal income, state and foreign tax purposes could adversely impact our business.
Due to the new and evolving nature of stablecoins and other digital assets, there is an absence of law and judicial precedent for such transactions as it relates to U.S. federal and state income tax purposes as well as foreign tax treatment. We do not know with any certainty when or if additional guidance will be provided. Changes to the tax law could lead to adverse tax consequences in the future.
In 2014, the IRS released a notice, or IRS Notice, discussing certain aspects of “convertible virtual currency” (that is, a digital asset that has an equivalent value in fiat currency or that acts as a substitute for fiat currency) for U.S. federal income tax purposes and, in particular, stating that such digital asset (i) is “property” (ii) is not “currency” for purposes of the rules relating to foreign currency gain or loss and (iii) may be held as a capital asset. In 2019, the IRS released a revenue ruling and a set of “Frequently Asked Questions”, or the Ruling & FAQs, that provide some additional guidance, including guidance to the effect that, under certain circumstances, hard forks of digital assets are taxable events giving rise to ordinary income and guidance with respect to the determination of the tax basis of digital asset. However, the IRS Notice and the Ruling & FAQs do not address other significant aspects of the U.S. federal income tax treatment of stablecoins and states that no inference should be drawn with respect to virtual currencies not described in the Notice.
The types of virtual currencies addressed in the Notice and their features are significantly different from USDC and stablecoins in general. Whereas the value of the types of virtual currencies addressed in the Notice reflect a variety of factors, such as perceived utility, they are not subject to a requirement by the issuer to redeem them based on a one to one basis. Although we believe our treatment of digital asset transactions is consistent with existing guidance provided by the IRS, because of the rapidly evolving nature of digital asset innovations and the increasing variety and complexity of digital asset products, it is possible the IRS may disagree with our treatment of certain of our digital asset events for U.S. federal income tax purposes, which could adversely affect our customers and the vitality of our business. Similar uncertainties exist in the foreign markets in which we operate, affecting our non-U.S. customer base, and these uncertainties and potential adverse interpretations of tax law could affect our non-U.S. customers and the vitality of our products and services outside of the United States.
There can be no assurance that the IRS or other foreign tax authority will not alter or clarify its position with respect to digital assets and stablecoins specifically in the future. It is also unclear what additional guidance may be issued in the future on the treatment of existing cryptocurrency and other digital asset transactions and future innovations for purposes of U.S. federal income tax or other foreign tax regulations. Any such alteration of existing IRS and foreign tax authority positions or additional guidance regarding digital asset products and transactions could result in adverse tax consequences for holders and issuers of digital assets and could have an adverse effect on the value of digital assets and the broader digital assets markets. Future technological and operational developments that may arise with respect to digital assets may increase the uncertainty with respect to the treatment of digital asserts for U.S. federal income and foreign tax purposes. The uncertainty regarding tax treatment of stablecoin, cryptocurrency and other digital asset transactions impacts our customers, and could impact our business, both domestically and abroad.
We believe we are compliant with U.S. federal income tax reporting and withholding requirements with respect to USDC and other operational transactions. The exact scope and application of such reporting and withholding requirements, including but not limited to U.S. onboarding requirements through Form W, backup withholding, and Form 1099 reporting obligations, is not specifically addressed for our business transactions. The IRS could introduce new rules related to tax reporting and withholding obligations. Changes to the tax law surrounding this issue may require revisions to our current compliance protocols. The IRS may issue additional regulations related to tax reporting and withholding obligations. We will refine compliance procedures surrounding withholding and reporting for U.S. federal income tax reporting purposes as needed to ensure compliance.
Our yield service product is an innovative product which is difficult to analyze vis-à-vis existing financial services laws and regulations around the world. The product involves certain risks, including reliance on third parties, which could limit or restrict our ability to offer the product in certain jurisdictions.
We recently secured a Class F Digital Asset Business license from the Bermuda Monetary Authority to offer yield-generating services as part of the Circle Account product. Such approval was accompanied by specific conditions that we must meet with respect to offering the product. There is a risk that we may not be able to meet all such conditions, which could lead to the approval being revoked. In the event this approval is revoked, we may need to permanently cease offering this product, or may need to make material changes to the product that could significantly increase our expenses and that may not result in a viable product offering. Further, our ability to offer our proposed yield service product in jurisdictions around the world is unclear from a regulatory perspective, including but not limited to questions about whether certain aspects of the offering constitute securities. If our yield service product is classified as a security in the United States or in other jurisdictions, we would likely be subject to additional regulation that could materially impact the adoption of this product and adversely affect our business, prospects and results of operations. See also “Risks Related to Government Regulation.” Further, in offering the yield service product, we are dependent on certain partners who will provide liquidity and the regulatory requirements with respect to those partners are uncertain. Our dependency on the performance of those partners raises risk that turns upon their performance. Moreover, we use BitGo Trust as the custodian of the collateral, and consequently we and our yield service product customers are exposed to the credit risk of BitGo Trust. If our partners fail to perform, both we and our customers could be subject to losses, and we may be required to cease offering the product.
Risks Related to SeedInvest
If SeedInvest is not able to expand to add additional assets such as tokenized securities in a regulatory compliant way or to continue to attract high-quality companies for its investment platform, it may be unable to attract or retain customers and its synergy and integration with our business may be limited.
SeedInvest offers a digital platform for companies to raise capital through equity offerings directly on the internet and seeks to capitalize on interest in the digitization of early-stage investing. We believe that continued adoption of digital technologies as part of investment tools will continue to grow, but it is possible that investor interest in these types of offerings will be limited or that we may be unable to comply with existing regulations of broker-dealers or FINRA compliance requirements in a way that is effective to promote additional adoption and utilization of SeedInvest and growth of the SeedInvest business. Further, if we are unsuccessful in attracting exciting and interesting small business to the platform, or if the companies that use SeedInvest services are unsuccessful and customers experience losses, the value of the platform’s accessibility and its pre-vetted opportunities may not be realized and customers may perceive the equity offered on SeedInvest to be bad investments, which could cause us lose customers and to experience significant losses.
If favorable regulations regarding digital assets including digital securities and trading, clearance and settlement rules for digital securities are not adopted or if such regulations create significant compliance burdens for broker-dealers and equity crowdfunding platforms, SeedInvest may be unable to expand its business and we may not be able to realize synergies. SeedInvest intends to develop tokenized securities to continue to democratize capital raising for startup companies while we provide digital payment, marketplace and custody services to enable the future acquisition, sale and storage of the tokens at scale.
SeedInvest is subject to regulatory oversight and may from time to time be involved in regulatory requests, exams, inquiries and actions which if resolved unfavorably could result in fines or penalties, modifications to its business or reputational harm.
SeedInvest is a regulated broker-dealer entity and operates within a regulated environment. As a result, SeedInvest is subject to regulatory oversight and may from time to time be involved in regulatory requests, exams, inquiries and actions which if resolved unfavorably could result in fines or penalties, modifications to its business or reputational harm. See also “Risks Related to Government Regulation.”
Risks Related to Our Employees and Other Service Providers
In the event of employee or service provider misconduct or error, our business may be adversely impacted.
Employee or service provider misconduct could subject us to legal liability, financial losses, and regulatory sanctions, and could seriously harm our reputation and negatively affect our business. Such misconduct could include engaging in improper or unauthorized transactions or activities, misappropriation of customer funds, and misappropriation of information, failing to supervise other employees or service providers, or improperly using confidential information.
To help us detect employee, including senior officers, and service provider misconduct, we have an overarching enterprise risk management framework that aims to provide reasonable assurance that our employees and vendors support and adhere to a strong risk-based culture. This includes a third party management program that focuses on enterprise-wide risks related to service providers in terms of misconduct, compliance and reputational risks. In addition, our internal audit program provides independent review and control testing specific to our business that work to ensure risk management, oversight, governance and internal controls are operating effectively. These programs enable us to identify risks and test associated controls to prevent and detect employee and service provider misconduct. We employ various manual and automated ways to detect potential employee or third party misconduct. Examples of these programs are a whistleblower policy and security controls that monitor suspicious activity. For our service providers, our risk management framework requires us to perform risk-based due diligence on service providers, such as anti-money laundering (AML) screening, and we also require annual AML and security training for all employees that should help employees identify and detect misconduct proactively.
Employee or service provider errors, including mistakes in executing, recording, or processing transactions for customers, could expose us to the risk of material losses even if the errors are detected. Through our risk management framework described above, we have implemented processes and procedures and provide training to our employees and service providers to reduce the likelihood of misconduct and error, however, these efforts may not be successful. Moreover, the risk of employee or service provider error or misconduct may be even greater for novel products and services, and is compounded by the fact that many of our employees and service providers are accustomed to working at tech companies which generally do not maintain the same compliance customs and rules as financial services firms.
It is not always possible to deter misconduct and the precautions we take to prevent and detect this activity may not be effective in all cases. If we were found to have not met our regulatory oversight and compliance and other obligations, we could be subject to regulatory sanctions, financial penalties, restrictions on our activities for failure to properly identify, monitor and respond to potentially problematic activity, and seriously damage our reputation. Our employees, contractors, and agents could also commit errors that subject us to financial claims for negligence, as well as regulatory actions, or result in financial liability. Further, allegations by regulatory or criminal authorities of improper trading activities could affect our brand and reputation.
The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could adversely impact our business, operating results, and financial condition.
We operate in a relatively new industry that is not widely understood and requires highly skilled and technical personnel. We believe that our future success is highly dependent on the talents and contributions of our senior management team, including Jeremy Allaire, our co-founder, Chairman and Chief Executive Officer, members of our executive leadership team, and other key employees across product, engineering, risk management, finance, compliance, legal, talent and marketing.
Our future success depends on our ability to attract, develop, motivate, and retain highly qualified and skilled employees. Due to the nascent nature of the cryptoeconomy, the pool of qualified talent is extremely limited, particularly with respect to executive talent, engineering, risk management, and financial regulatory expertise. We face intense competition for qualified individuals from numerous software and other technology companies. To attract and retain key personnel, we incur significant costs, including salaries and benefits and equity incentives. Even so, these measures may not be enough to attract and retain the personnel we require to operate our business effectively. The loss of even a few qualified employees, or an inability to attract, retain and motivate additional highly skilled employees required for the planned expansion of our business, could adversely impact our operating results and impair our ability to grow.
Our culture emphasizes innovation, and if we cannot maintain this culture as we grow, our business and operating results could be adversely impacted.
We believe that our entrepreneurial and innovative corporate culture has been a key contributor to our success. We encourage and empower our employees to develop and launch new and innovative products and services, which we believe is essential to attracting high quality talent, partners, and developers, as well as serving the best, long-term interests of our company. If we cannot maintain this culture as we grow, we could lose the innovation, creativity and teamwork that has been integral to our business, in which case our products and services may suffer and our business, operating results, and financial condition could be adversely impacted.
Our officers, directors, employees, and large stockholders may encounter potential conflicts of interests with respect to their positions or interests in certain entities, and other initiatives, which could adversely affect our business and reputation.
We frequently engage with a wide variety of crypto and blockchain industry participants, as well as startups and growth companies, and maintain relationships with a significant number of crypto projects, their developers, members of their ecosystem, and investors. These transactions and relationships could create potential conflicts of interests in management decisions that we make. For instance, certain of our officers, directors, and employees are active investors in crypto projects and other growth companies themselves, and may make investment decisions that favor projects that they have personally invested in. Many of our large stockholders also make investments in these crypto projects. For more information, see the section titled “Certain Circle Relationships and Related Party Transactions.” In addition, our co-founder, Chairman and Chief Executive Officer, Jeremy Allaire, is involved in a number of initiatives related to the cryptoeconomy and more broadly, which could divert Mr. Allaire’s time and attention from overseeing our business operations and have a negative impact on our business.
Risks Related to Government Regulation
We are subject to an extensive and highly-evolving regulatory landscape, and any adverse changes to, or our failure to comply with, any laws and regulations could adversely affect our brand, reputation, business, operating results, and financial condition.
Our business is subject to extensive laws, rules, regulations, policies, orders, determinations, directives, treaties, and legal and regulatory interpretations and guidance in the markets in which we operate, including those governing financial services and banking, securities, broker-dealers, commodities, credit, cross-border and domestic money and crypto asset transmission and custody, commercial lending, usury, foreign currency exchange, privacy, data governance, data protection, cybersecurity, fraud detection, payment services, escheatment, antitrust and competition, bankruptcy, tax, anti-bribery, economic and trade sanctions, anti-money laundering, and counter-terrorist financing.
Many of these legal and regulatory regimes were adopted prior to the advent of the internet, mobile technologies, digital assets, and related technologies. As a result, they do not contemplate or address unique issues associated with the cryptoeconomy, are subject to significant uncertainty, and vary widely across U.S. federal, state, and local and international jurisdictions. These legal and regulatory regimes, including the laws, rules, and regulations thereunder, evolve frequently and may be modified, interpreted, and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another.
Moreover, the complexity and evolving nature of our business and the significant uncertainty surrounding the regulation of the cryptoeconomy, including custody of customers’ digital assets, requires us to exercise our judgement as to whether certain laws, rules, and regulations apply to us, and it is possible that governmental bodies and regulators may disagree with our conclusions. To the extent we have not complied with such laws, rules, and regulations, we could be subject to significant fines, revocation of licenses, limitations on our products and services, reputational harm, and other regulatory consequences, each of which may be significant and could adversely affect our business, operating results, and financial condition.
In addition to existing laws and regulations, various governmental and regulatory bodies, including legislative and executive bodies in the United States and in other countries, may adopt new laws and regulations, or new interpretations of existing laws and regulations may be issued by such bodies or the judiciary, which may adversely impact the development of the cryptoeconomy as a whole and our legal and regulatory status in particular by changing how we operate our business, how our products and services are regulated, and what products or services we and our competitors can offer, requiring changes to our compliance and risk mitigation measures, imposing new licensing requirements, or imposing a total ban on certain crypto asset transactions, as has occurred in certain jurisdictions in the past.
We may be further subject to administrative sanctions for technical violations or customer attrition if the user experience suffers as a result. As another example, the recent extension of anti-money laundering requirements to certain crypto-related activities by the E.U. Fifth Money Laundering Directive has increased the regulatory compliance burden for our business in Europe and, as a result of the fragmented approach to the implementation of its provisions, resulted in distinct and divergent national licensing and registration regimes for us in different E.U. member states. Further E.U.-level legislation imposing additional regulatory requirements in relation to crypto-related activities is also expected in the intermediate term which, among other things, may impose new or additional regulatory requirements on both digital asset service providers and issuers of certain digital assets, which may impact our operations in the E.U.
Legislative and regulatory actions taken now or in the future may increase our costs and impact our business, governance structure, financial condition or results of operations.
Federal, state and international regulatory agencies frequently adopt changes to their regulations or change the way existing regulations are applied. Regulatory or legislative changes to laws applicable to the financial industry, if enacted or adopted, may impact the profitability of our business activities, require more oversight or change certain of our business practices, including the ability to offer new products and to continue offering our current products, and could expose us to additional costs, including increased compliance costs. These changes also may require us to invest significant management attention and resources to make any necessary changes to operations to comply and could have a material adverse effect on our business, financial condition and results of operations.
The cryptoeconomy is novel and has little to no access to policymakers or lobbying organizations, which may harm our ability to effectively react to proposed legislation and regulation of stablecoins as well as related payment products and services adverse to our business.
As stablecoins, cryptocurrencies and other digital assets have grown in both popularity and market size, various U.S. federal, state, and local and foreign governmental organizations and public advocacy groups have been examining the operations of crypto networks, users and platforms, with a focus on how crypto assets can be used to launder the proceeds of illegal activities, fund criminal or terrorist enterprises, and the safety and soundness of platforms and other service providers that hold crypto assets for users.
Many of these entities have called for heightened regulatory oversight and have issued advisories describing the risks posed by cryptocurrencies to users and investors. The cryptoeconomy is novel and has little to no access to policymakers and lobbying organizations in many jurisdictions. Competitors from other, more established industries, including traditional financial services, may have greater access to lobbyists or governmental officials, and regulators that are concerned about the potential for stablecoins and cryptocurrencies for illicit usage may affect statutory and regulatory changes with minimal or discounted inputs from the cryptoeconomy. As a result, new laws and regulations may be proposed and adopted in the United States and internationally, or existing laws and regulations may be interpreted in new ways, that harm the stablecoin, cryptocurrency and digital asset industry, which could adversely impact our business.
The regulatory environment to which we are subject gives rise to various licensing requirements, significant legal and financial compliance costs and management time, and non-compliance could result in monetary and reputational damages, all of which could have a material adverse effect on our business, financial position and results of operations.
In the United States, we have obtained licenses to operate as a money transmitter or its equivalent in the states where such licenses are required, as well as in the District of Columbia and Puerto Rico. In addition, we have obtained a BitLicense from the NYDFS and are registered as a “Money Services Business” with the U.S. Department of Treasury’s Financial Crimes Enforcement Network (“FinCEN”). These licenses and registrations subject us to, among other things, record-keeping, reporting and bonding requirements, limitations on the investment of customer funds, and examination by state and federal regulatory agencies.

In addition, we currently hold an Electronic Money Issuer authorization with the U.K. Financial Conduct Authority and a Class F Digital Asset Business license with the Bermuda Monetary Authority. SeedInvest is a FINRA registered broker dealer (CRD# 170937) and a member of the Securities Investor Protection Corporation.
There can be no assurance that we will be able to maintain our existing, or obtain additional, required regulatory licenses, certifications and regulatory approvals in the countries where we provide services or want to expand to. Furthermore, where we have obtained such regulatory licenses, certifications and regulatory approvals, there are substantial costs and potential product changes involved in maintaining such regulatory licenses, certifications, and approvals, and we could be subject to fines or other enforcement action if we are found to violate disclosure, reporting, anti-money laundering, capitalization, corporate governance or other requirements of such licenses. These factors could impose substantial additional costs and involve considerable delay to the development or provision of our products or services, or could require significant and costly operational changes or prevent us from providing any products or services in a given market.
These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity or unclear application to the business of non-traditional financial services. As a result, their application in practice may evolve over time as new guidance is provided by supervisory authorities and the interpretation of requirements by supervisory authorities and courts may be further clarified over time. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory bodies or supervisory authorities due to ambiguities related to their interpretation, application and practice, supervisory authorities may initiate legal and regulatory proceedings against us and our business, reputation, financial condition, results of operations and cash flow could be materially and adversely affected.
In certain countries, it may not be clear whether we are required to be licensed as a money transmitter, payment services provider, bank, financial institution, custodian, broker-dealer, exchange, or otherwise. Local regulators may use their power to slow or halt payments or otherwise prohibit us from doing business in a country. We and our local businesses do not only need to comply with the local laws and regulations, but also with certain laws and regulations with worldwide application. Further, because our services are accessible worldwide and we facilitate USDC transfers worldwide, one or more jurisdictions may claim that we or our customers or partners are required to comply with their laws. Laws regulating the internet, mobile and related technologies outside of U.S. may impose different, more specific, or even conflicting obligations on us, as well as broader liability.
If we are unable to commit sufficient resources for regulatory compliance, this could lead to delays and errors and may force it to choose between prioritizing compliance matters over administrative support for business activities, or may ultimately force us to cease the offering of certain products or services globally or in certain jurisdictions. Any delays or errors in implementing regulatory compliance could lead to substantial monetary damages and fines, public reprimands, a material adverse effect on our reputation, regulatory measures in the form of cease and desists orders, increased regulatory compliance requirements or other potential regulatory restrictions on our business, enforced suspension of operations and in extreme cases, withdrawal of regulatory licenses or authorizations to operate particular businesses, or criminal prosecution in certain circumstances.
In addition to non-compliance by us ourselves, we may in the future suffer negative consequences of non-compliance by third parties that use our payments and treasury infrastructure through APIs that have direct access to our systems. We may also suffer negative consequences of customers operating businesses or schemes in violation of applicable rules and regulations whose activities we could be held responsible to monitor and, where applicable, to denounce or to interrupt its extension of services to such customers and, if necessary, terminate the relationship with such party. We may be required to make greater expenditures and devote additional resources and management time to addressing these liabilities and requirements, which could have an adverse effect on our business, financial position and results of operations.
The financial services industry is subject to intensive regulation. Major changes in laws and regulations, as well as enforcement actions, could adversely affect our business, financial position, results of operations and prospects.
In pursuit of a broad reform and restructuring of financial services regulation, national and supra-national legislatures and supervisory authorities, predominantly in the United States and Europe but also elsewhere, continue to introduce and implement a wide range of proposals that could result in major changes to the way our global operations are regulated and could have adverse consequences for our business, business model, financial position, results of operations, reputation and prospects. These changes could materially impact the profitability of our businesses or the value of its assets, require changes to business practices or force us to discontinue businesses and expose us to additional costs, taxes, liabilities, enforcement actions and reputational risk and are likely to have a material impact on us.
The timing and full impact of new laws and regulations cannot be determined yet and are beyond our control. The introduction of these and other new rules and requirements could significantly impact the manner in which we operate, particularly in situations where regulatory legislation can interfere with or even set aside national private law. New requirements may adversely affect our business, capital and risk management strategies and may result in us deciding to modify our legal entity structure, capital and funding structures and business mix or exit certain business activities altogether, or determine not to expand in certain business areas despite their otherwise attractive potential.
The large number of legislative initiatives, in particular with respect to the financial services industry, requires constant attention from our senior management and consumes significant levels of resources to identify and analyze the implications of these initiatives. We may have to adapt our strategy, operations and businesses, including policies, procedures and documentation, to comply with these new legal requirements. Based on the volume of existing initiatives, it cannot be excluded that certain new requirements will not be implemented in a timely fashion or implemented without errors, or in a manner satisfactory to the applicable supervisory authority, resulting in non-compliance and possible associated negative consequences such as administrative fine or public reprimands. Additionally, we may be forced to cease to serve certain types of customers or cease to offer certain services or products as a result of new requirements. Any of the other above factors, events or developments may materially adversely affect our businesses, financial position and results of operations and prospects.
If we were deemed to be an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), applicable restrictions could make it impractical for us to continue our business as currently contemplated and could have a material adverse effect on our business, financial position, results of operations and cash flows.
Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company” as such term is defined in either of those sections of the 1940 Act. As of June 30, 2021, however, investment securities exceeded 40% of the value of our total assets as calculated under the 1940 Act. We have subsequently disposed of these debt securities and intend to conduct our operations so that we will not be deemed an investment company. In addition, stablecoins, cryptocurrencies and other digital assets, as well as new business models and transactions enabled by blockchain technologies, present novel interpretive questions under the 1940 Act. The SEC has requested information from a number of participants in the cryptoeconomy, including the company, regarding the potential application of the 1940 Act to cryptoeconomy businesses. For example, in an action unrelated to the company or any of its subsidiaries, in February 2022, the SEC issued a cease and desist order under the 1940 Act to BlockFi Lending LLC, in which the SEC alleged that BlockFi was operating as an unregistered investment company because it issued securities and also held more than 40% of its total assets, excluding cash, in investment securities, including the loans of crypto assets made by BlockFi to institutional borrowers. If we were to be deemed an investment company in the future, restrictions imposed by the 1940 Act, including limitations on our ability to issue different classes of stock and equity compensation to directors, officers and employees and restrictions on management, operations and transactions with affiliated persons, could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business, financial position, results of operations and cash flows. As a result, any future guidance or action from the SEC or its staff, including changes that the SEC may propose and adopt to stablecoins and/or cryptocurrency generally, could inhibit our ability, or the ability of our subsidiaries, to pursue our current or future operating strategies, which could have a material adverse effect on us.
Classification as an investment company under the 1940 Act would subject us to specialized accounting methods under the 1940 Act. Among other things, the 1940 Act prescribes the methods to be used when making determinations of value. Securities for which market quotations are available are valued at their market value as of the end of the last quarter. Securities for which market quotations are not readily available and all other assets owned at the end of the last quarter are valued at fair value at the end of such quarter, as determined in good faith by the board of directors. Assets acquired after the end of the last quarter are valued at cost. Furthermore, a company subject to regulation under the 1940 Act is also required to present its financial statements as prescribed under applicable 1940 Act rules and regulations. If we were deemed to be an investment company, and were unable to qualify for an exemption under the 1940 Act, our accounting of assets and presentation of our financial statements would change, and the financial statement presentation would not in our view reflect the services orientation of our operations and may make it difficult to compare our results of operations with the results of our competitors in the digital assets services sector.
We are subject to laws, regulations, and executive orders regarding economic and trade sanctions, anti-bribery, anti-money laundering, and counter-terror financing that could impair our ability to compete in international markets or subject us to criminal or civil liability if we violate them. As we continue to expand and localize our international activities, our obligations to comply with the laws, rules, regulations, and policies of a variety of jurisdictions will increase and we may be subject to investigations and enforcement actions by U.S. and non-U.S. regulators and governmental authorities.
As we expand and localize our international activities, we have and will become increasingly obligated to comply with the laws, rules, regulations, policies, and legal interpretations both of the jurisdictions in which we operate and those into which we offer services on a cross-border basis. Laws regulating financial services, the internet, mobile technologies, cryptocurrencies, and related technologies outside of the United States often impose different, more specific, or even conflicting obligations on us, as well as broader liability.
We are required to comply with U.S. economic and trade sanctions administered by OFAC, and we have processes in place to comply with OFAC regulations and requirements as well as similar requirements in other jurisdictions. The OFAC regulations and requirements generally restrict dealings by persons subject to U.S. jurisdiction with certain governments, countries, or territories that are the target of comprehensive sanctions, currently the Crimea Region of Ukraine, Cuba, Iran, North Korea, Syria, and Venezuela as well as with persons identified on certain prohibited lists. We are also subject to various anti-money laundering and counter-terrorist financing laws and regulations around the world that prohibit, among other things, our involvement in transferring the proceeds of criminal activities. In the United States, most of our services are subject to anti-money laundering laws and regulations, including the Bank Secrecy Act of 1970, as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA”) and other similar laws and regulations.
The BSA, among other things, requires money transmitters to develop and implement risk-based anti-money laundering programs, to report large cash transactions and suspicious activity, and, in some cases, to collect and maintain information about customers who use their services and maintain other transaction records. Regulators in the United States and globally continue to increase their scrutiny of compliance with these obligations, which may require us to further revise or expand our compliance program including the procedures we use to verify the identity of our customers and to monitor transactions on our system, including payments to persons outside of the United States. Regulators regularly re-examine the transaction volume thresholds at which we must obtain and keep applicable records or verify identities of customers, and any change in such thresholds could result in greater costs for compliance. We could be subject to potentially significant fines, penalties, inquiries, audits, investigations, enforcement actions, and criminal and civil liability if regulators or third-party auditors identify gaps in our anti-money laundering program and such gaps are not sufficiently remediated, or if our anti-money laundering program is found to violate the BSA by a regulator.

Despite our efforts to comply with the applicable laws, rules, and regulations, there can be no guarantee that these measures will be viewed as compliant. If we were to be found to have violated sanctions, or become involved in government investigations, that could result in negative consequences for us, including costs related to government investigations, financial penalties, and harm to our reputation. The impact on us related to these matters could be substantial. Although we have implemented controls and screening tools designed to prevent similar activity, there is no guarantee that we will not inadvertently provide our products and services to individuals, entities, or governments prohibited by U.S. sanctions.
Regulators worldwide frequently study each other’s approaches to the regulation of the cryptoeconomy. Consequently, developments in any jurisdiction may influence other jurisdictions. New developments in one jurisdiction may be extended to additional services and other jurisdictions. The European Commission, for example, has proposed revisions to the Anti-Money Laundering Directives, which could make compliance more costly and operationally difficult to manage. As a result, the risks created by any new law or regulation in one jurisdiction are magnified by the potential that they may be replicated, affecting our business in another place or involving another service. Conversely, if regulations diverge worldwide, we may face difficulty adjusting our products, services, and other aspects of our business with the same effect. These risks are heightened as we face increased competitive pressure from other similarly situated businesses that engage in regulatory arbitrage to avoid the compliance costs associated with regulatory changes.
We may operate our business in foreign countries where companies often engage in business practices that are prohibited by United States and other regulations applicable to us. We are subject to anti-corruption laws and regulations, including the FCPA, Irish Criminal Justice (Corruption Offenses) Act 2018, and other laws that prohibit the making or offering of improper payments to foreign government officials and political figures, including anti-bribery provisions enforced by the Department of Justice. These laws prohibit improper payments or offers of payments to foreign governments and their officials and political parties by the United States and other business entities for the purpose of obtaining or retaining business. We have implemented policies, procedures, systems, and controls designed to identify and address potentially impermissible transactions under such laws and regulations; however, there can be no assurance that all of our employees, consultants and agents, including those that may be based in or from countries where practices that violate U.S. or other laws may be customary, will not take actions in violation of our policies, for which we may be ultimately responsible.
The complexity of U.S. federal and state and international regulatory and enforcement regimes, coupled with the global scope of our operations and the evolving global regulatory environment, could result in a single event prompting a large number of overlapping investigations and legal and regulatory proceedings by multiple government authorities in different jurisdictions. Any of the foregoing could, individually or in the aggregate, harm our reputation, damage our brands and business, and adversely affect our operating results and financial condition. Due to the uncertain application of existing laws and regulations, it may be that, despite our regulatory and legal analysis concluding that certain products and services are currently unregulated, such products or services may indeed be subject to financial regulation, licensing, or authorization obligations that we have not obtained or with which we have not complied. As a result, we are at a heightened risk of enforcement action, litigation, regulatory, and legal scrutiny which could lead to sanctions, cease, and desist orders, or other penalties and censures which could significantly and adversely affect our continued operations and financial condition.
Our consolidated balance sheets may not contain sufficient amounts or types of regulatory capital to meet the changing requirements of our various regulators worldwide, which could adversely affect our business, operating results, and financial condition.
Effective management of our capital and liquidity is critical to our ability to operate our businesses, to grow organically and to pursue our strategy. As a regulated and licensed entity in various jurisdictions, we are required to possess sufficient financial soundness and strength to adequately support our regulated affiliate entities. The maintenance of adequate capital and liquidity is also necessary for our financial flexibility in the face of turbulence and uncertainty in the global economy. We may from time to time incur indebtedness and other obligations which could make it more difficult to meet these capitalization requirements or any additional regulatory requirements.

In addition, although we are not a bank holding company for purposes of United States law or the law of any other jurisdiction, as a global provider of financial services and in light of the changing regulatory environment in various jurisdictions, we could become subject to new capital requirements introduced or imposed by U.S. federal, state or international regulators. The changes to applicable current or future capital and liquidity requirements may require us to raise additional regulatory capital or hold additional liquidity buffers, for example because of different interpretations of or methods for calculating risk exposure amounts or liquidity outflows or inflows, or because we do not comply with ratios and levels, or instruments and collateral requirements that currently qualify as capital or capital risk mitigating techniques no longer do so in the future because of changes to the requirements or interpretations thereof. Any change or increase in these regulatory requirements could have an adverse effect on our business, operating results, and financial condition.
If we are unable to raise the requisite regulatory capital, we may be required to reduce the amount of our risk exposure amount or business levels, restrict certain activities or engage in the disposition of core and other non-core businesses, which may not occur on a timely basis or at prices which would otherwise be attractive to us, and such inability to raise sufficient regulatory capital could have an adverse effect on the market’s trust in respect of the long-term viability of our products and services, which could, for example, result in customers transferring to use our competitors’ platforms for the provision of stablecoins, payment infrastructure, and/or crowdfunding and investment opportunities. As a result of stricter liquidity requirements or higher liquidity buffers, we may be required to optimize our funding composition which may result in higher funding costs for us, and in having to maintain buffers of liquid assets which may result in lower returns than less liquid assets. Furthermore, if we are unable to adequately manage our liquidity position, this may prevent us from meeting our short-term financial obligations.
We maintain complex treasury operations to manage and move customer asset across our platform and to comply with regulatory requirements. However, it is possible we may experience errors in fiat currency and digital asset handling, accounting, and regulatory reporting that leads us to be out of compliance with these requirements.
In addition, regulators may increase the amount of fiat currency reserves that we are required to maintain for our operations, as has happened in the past. For instance, in 2017, the Hawaii Division of Financial Institutions imposed a new policy whereby digital asset businesses are required to maintain cash reserves in an amount equal to the aggregate face value of digital asset funds held on behalf of customers. Any similar events can complicate our operations and increase our expenses. Any noncompliance may lead to sanctions, penalties, changes to our business operations, or the revocation of licenses.
The above changes and any other changes that limit our ability to manage effectively our balance sheet, liquidity position and capital resources going forward, or to access funding sources, could have a material adverse impact on our financial position, regulatory capital position and liquidity provision.
We obtain and process a large amount of sensitive customer data. Any real or perceived improper use of, disclosure of, or access to such data could harm our reputation, as well as have an adverse effect on our business.
Our operations involve the storage and/or transmission of sensitive information, including highly personal data of our customers. Consequently, we are subject to complex and evolving U.S., U.K., European, and other jurisdictions’ laws, rules, regulations, orders and directives (referred to as “privacy laws”) relating to the collection, use, retention, security, processing and transfer (referred to as “process”) of personally identifiable information (referred to as “personal data”) in the countries where we operate. Much of the personal data that we process, especially financial information, is regulated by multiple privacy laws and, in some cases, the privacy laws of multiple jurisdictions. In many cases, these laws apply not only to third-party transactions, but also to transfers of information between or among us and our subsidiaries.
Any failure, or perceived failure, by us to comply with our privacy policies or with any applicable privacy laws in one or more jurisdictions could result in proceedings or actions against us by governmental entities or others, including class action privacy litigation in certain jurisdictions, significant fines, penalties, judgments and reputational damages to us, requiring us to change our business practices, increasing the costs and complexity of compliance, any of which could materially and adversely affect its business, financial condition, results of operations and prospects.

Data protection, privacy and information security have become the subject of increasing public, media and legislative concern. If our customers were to reduce their use of our products and services as a result of these concerns, our business could be materially harmed. In addition, we are also subject to the possibility of security breaches, which themselves may result in a violation of these privacy laws. Any failure of us or our partners or others who use our services to adequately protect sensitive data could have a material and adverse effect on its reputation, business, financial condition, results of operations and prospects.
We are subject to complex and evolving laws, regulations, and industry requirements related to data privacy, data protection and information security across different markets where we conduct our business, including in the United States and EEA such laws, regulations, and industry requirements are constantly evolving and changing. Our actual or perceived failure to comply with such laws, regulations, and industry requirements, or our privacy policies/notices could harm our business by impairing customer trust and could subject us to fines and reputational harm.
Various local, state, federal, and international laws, directives, and regulations apply to our collection, use, retention, protection, disclosure, transfer, and any other processing of personal data. There is uncertainty and inconsistency in how these data protection and privacy laws and regulations are interpreted and applied , and they continue to evolve in ways that could adversely impact our business. These laws have a substantial impact on our operations both outside and in the United States, directly as a data controller/business and as a data processor/service provider and handler for various offshore entities.
In the United States, state and federal lawmakers and regulatory authorities have increased their attention on the collection and use of consumer data. While our current product offering does not target retail consumers, some of our prior products have been offered to retail consumers. In the United States, non-sensitive consumer data generally may be used under current rules and regulations, subject to certain restrictions, so long as the consumer does not affirmatively “opt-out” of the collection or use of such data. If an “opt-in” model or additional required “opt-outs,” were to be adopted in the United States, less data could be available, and the cost of data would be higher.
California has enacted the California Consumer Privacy Act, or the CCPA, along with related regulations, in 2020 and the California Privacy Rights Act, or the CPRA, which has been passed and will become effective on January 1, 2023. The CCPA gives California residents new rights to access and request deletion of their personal data, opt out of the sale of personal data, and receive detailed information about how their personal data is processed. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that involving the loss of personal data. This private right of action may increase the likelihood of, and risks associated with, data breach litigation. The CPRA significantly modifies the CCPA, including by expanding consumers’ rights with respect to certain personal data and creating a new state agency to oversee implementation and enforcement efforts. While the CCPA currently has exemptions for business-to-business and human resources data, these exemptions are set to expire on January 1, 2023. It is unclear if they will be extended. The CCPA and CPRA may increase our compliance costs and potential liability, particularly in the event of a data breach, and could have a material adverse effect on our business, including how we use personal data, our financial condition, and our operating results.
Additionally, the CCPA has prompted a number of proposals for new federal and state-level privacy legislation, such as in Nevada, Virginia, Colorado, and others. Virginia’s legislation, the Consumer Data Protection Act, or CDPA, passed and becomes effective January 1, 2023. On June 8, 2021, the state of Colorado passed its bill, which is pending signature by the state governor. As of June 11, 2021, five states have proposed legislation under consideration in the local legislatures. As each new state law is passed, it could add increasing complexity to and significantly expand the scope of our compliance efforts, impact our business strategies, increase our potential liability, increase our compliance costs, and adversely affect our business.
As a result of our presence in Europe and our service offering in the European Union, or the E.U., we are subject to the European General Data Protection Regulation, or the GDPR, which imposes stringent E.U. data protection requirements, and could increase the risk of non-compliance and the costs of providing our products and services in a compliant manner. A breach of the GDPR could result in regulatory investigations, reputational damage, fines and sanctions, orders to cease or change our processing of our data, enforcement notices, or assessment notices (for a compulsory audit). We may also face civil claims including representative actions and other class action type litigation (where individuals have suffered harm), potentially amounting to significant compensation or damages liabilities, as well as associated costs, diversion of internal resources, and reputational harm.
Additionally, in the United Kingdom, or the U.K., the Data Protection Act contains provisions, including its own derogations, for how GDPR is applied in the U.K. We have to continue to comply with the GDPR and also the U.K.’s Data Protection Act, with each regime having the ability to fine up to the greater of €20 million (£17 million) or 4% of annual global turnover. The relationship between the U.K. and the E.U. remains uncertain, for example how data transfers between the U.K. and the E.U. and other jurisdictions will be treated and the role of the U.K.’s supervisory authority.
On June 28, 2021, the European Commission issued the U.K. with an “adequacy decision” to facilitate the continued free flow of personal data from E.U. member states to the U.K. However, this adequacy decision has a limited duration of four years in case there is a future divergence between EU and UK data protection laws. In the event that the UK maintains an equivalent standard.at the end of the four year period, it is open to the European Commission to renew its finding. In the event that the adequacy decisions is not renewed after this time, the adjustments required to facilitate data transfers from E.U. member states to the U.K. will lead to additional costs as we try to ensure compliance with new privacy legislation and will increase our overall risk exposure.
In addition, the GDPR imposes strict rules on the transfer of personal data out of the E.U. to a “third country” including the United States. These obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other requirements or our practices. On July 16, 2020, the Court of Justice of the European Union, or CJEU, invalidated the European Union United States, or E.U.-U.S., “Privacy Shield” (under which personal data could be transferred from the E.U. to U.S. entities that had self-certified under the Privacy Shield scheme) on the grounds that the Privacy Shield failed to offer adequate protections to E.U. personal data transferred to the United States. In addition, while the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it made clear that reliance on them alone may not necessarily be sufficient in all circumstances.
Use of the standard contractual clauses must now be assessed on a case by case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals. The use of standard contractual clauses for the transfer of personal data specifically to the United States remains under review by a number of European data protection supervisory authorities, along with those of some other E.U. member states. German and Irish supervisory authorities have indicated, and enforced in recent rulings, that the standard contractual clauses alone provide inadequate protection for E.U.-U.S. data transfers. On August 10, 2020, the U.S. Department of Commerce and the European Commission announced new discussions to evaluate the potential for an enhanced E.U.-U.S. Privacy Shield framework to comply with the July 16, 2020 judgment of the CJEU.
Further, on June 7, 2021, the European Commission published new versions of the standard contractual clauses, or the “SCCs”, for comment. The new SCCs repeal the old versions within three months of the publication date. This will create an additional compliance obligation on our business, as new contracts will need to incorporate the new SCCs and existing contracts using the old SCCs will need to be amended to incorporate the new SCCs within the 18-month time period designated by the European Commission.
The CJEU’s decision, along with the subsequent guidance issued by the European Data Protection Board on November 11, 2020, and adopted on June 21, 2021, and recent statements by E.U. supervisory authorities, and the new versions of the SCCs, have led to uncertainty regarding the legality of E.U.-U.S. data flows in general and those conducted under the Privacy Shield in particular.
While we maintain a Privacy Shield certification, we rely on the SCC for intercompany data transfers from the E.U. to the United States and have reviewed and amended any existing vendor agreements that rely only on Privacy Shield as the data transfer mechanism. As supervisory authorities continue to issue further guidance on personal data, we could suffer additional costs, complaints, or regulatory investigations or fines, and if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results.
We are also subject to evolving E.U. privacy laws on cookies and e-marketing. In the E.U., regulators are increasingly focusing on compliance with requirements in the online behavioral advertising ecosystem, and a E.U. regulation known as the ePrivacy Regulation will significantly increase fines for non-compliance once in effect. In the E.U., informed consent, including a prohibition on pre-checked consents and a requirement to ensure separate consents for each cookie, is required for the placement of a cookie or similar technologies on a user’s device and for direct electronic marketing. As regulators start to enforce the strict approach in recent guidance, this could lead to substantial costs, require significant systems changes, limit the effectiveness of our marketing activities, divert the attention of our technology personnel, negatively impact our efforts to understand customers, adversely affect our margins, increase costs, and subject us to additional liabilities.
As these and other laws and regulations may continue to evolve and be enacted, or new interpretations of existing laws and regulations apply, it may require us to modify our data processing practices, agreements and policies and to incur substantial costs in order to comply with this ever evolving regulatory landscape. Restrictions on the collection, use, sharing or disclosure of personal information or additional requirements and liability for security and data integrity could require us to modify our solutions and features, possibly in a material manner, could limit our ability to develop new services and features and could subject us to increased compliance obligations and regulatory scrutiny. We use a variety of technical and organizational security measures and other measures to protect the data we process, in particular personal data pertaining to our customers, employees and business partners. Despite measures we put in place, we may be unable to anticipate or prevent unauthorized access to such personal data.
There is a risk that as we expand, we may assume liabilities for breaches experienced by the companies we acquire. Despite our efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection, and information security, it is possible that our practices or technology could fail, or be alleged to fail to meet applicable requirements. For instance, the overall regulatory framework governing the application of privacy laws to blockchain technology is still highly undeveloped and likely to evolve. Despite our efforts to choose vendors that meet applicable laws, regulations and other obligations relating to privacy, data protection, and information security and maintain robust security controls, it is possible that a vendor could fail to comply or experience a data breach impacting our data and our business. Our failure, or the failure by our third-party providers or partners, to comply with applicable laws or regulations and to prevent unauthorized access to, or use or release of personal data, or the perception that any of the foregoing types of failure has occurred, could damage our reputation or result in fines or proceedings by governmental agencies and private claims and litigation, any of which could adversely affect our business, operating results, and financial condition.
We are and may continue to be subject to litigation, including individual and class action lawsuits, as well as regulatory audits, disputes, inquiries, investigations and enforcement actions by regulators and governmental authorities.
We have been and may from time to time become subject to material claims, arbitrations, individual and class action lawsuits, government and regulatory investigations, inquiries, actions or requests and other proceedings alleging violations of laws, rules, and regulations, both foreign and domestic, involving competition and antitrust law, intellectual property, privacy, data protection, information security, anti-money laundering, counter terrorist financing, sanctions, anti-corruption, accessibility claims, securities, tax, labor and employment, payment network rules, commercial disputes, services, and other matters. The number and significance of our actual disputes and inquiries have increased as we have grown larger, our business has expanded in scope and geographic reach, and our products and services have increased in complexity.
In addition, our prior business lines may continue to expose us to claims, arbitrations and lawsuits by former or existing clients. For example, we are and, from time to time, we may become, subject to various legal proceedings, consumer arbitrations, and regulatory investigation matters that arise from our previous ownership of the Poloniex digital asset trading platform. For example, see the risk factor titled “We may incur significant liability as a result of several ongoing disputes and investigations. The ultimate resolution of these matters may require substantial cash payments, materially and adversely affect our business, financial condition and results of operation, and may cause dilution to our shareholders.”
Moreover, the laws, rules and regulations affecting our business, including those pertaining to stablecoins, cryptocurrencies, digital assets, internet and mobile services, as well as payment, crowdfunding and other financial services, are subject to ongoing interpretation by the courts and governmental and supervisory authorities, and the resulting uncertainty in the scope and application of these laws, rules and regulations increases the risk that we will be subject to private claims, governmental and regulatory actions alleging violations of those laws, rules, and regulations.
The scope, determination, and impact of claims, lawsuits, government and regulatory investigations, enforcement actions, disputes, and proceedings to which we are subject cannot be predicted with certainty, and may result in:
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substantial payments to satisfy judgments, fines, or penalties;

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substantial outside counsel legal fees and costs;

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additional compliance and licensure requirements;

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loss or non-renewal of existing licenses or authorizations, or prohibition from or delays in obtaining additional licenses or authorizations, required for our business;

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loss of productivity and high demands on employee time;

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civil or criminal sanctions or consent decrees;

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termination of certain employees, including members of our executive team;

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barring of certain employees from participating in our business in whole or in part;

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orders that restrict our business or prevent us from offering certain products or services;

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changes to our business model and practices;

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delays to planned transactions, product launches or improvements; and

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damage to our brand and reputation.

Because of our large customer base, actions against us may claim large monetary damages, even if the alleged per-customer harm is small or non-existent. Regardless of the outcome, any such matters can have an adverse impact, which may be material, on our business, operating results, or financial condition because of legal costs, diversion of management resources, reputational damage, and other factors.
Treatment of Circle as a foreign corporation for U.S. federal income tax purposes.
Circle expects to be treated as a foreign corporation for U.S. federal tax purposes. However, there is limited guidance regarding the provisions under Section 7874 of the Code. For general information regarding the inversion rules of Section 7874 of the Code, see the discussion below under “— Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Topco — Tax Residence of Topco for U.S. Federal Income Tax Purposes.”
Risks Related to Intellectual Property
Our intellectual property rights are valuable, and any inability to protect them could adversely impact our business, operating results, and financial condition.
Our business depends in large part on our proprietary technology and our brand. We rely on, and expect to continue to rely on, a combination of trademark, trade dress, domain name, copyright, and trade secret and laws, as well as confidentiality and license agreements with our employees, contractors, consultants, and third parties with whom we have relationships, to establish and protect our brand and other intellectual property rights. As of April 15, 2021, we held 7 registered trademarks in the United States, including

“Circle,” and also held 29 registered trademarks in foreign jurisdictions. We also had 2 pending trademark applications in the United States, as well as 8 pending trademark applications in foreign jurisdictions.
Our efforts to protect our intellectual property rights may not be sufficient or effective. Our proprietary technology and trade secrets could be lost through misappropriation or breach of our confidentiality and license agreements, and any of our intellectual property rights may be challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. There can be no assurance that our intellectual property rights will be sufficient to protect against others offering products, services, or technologies that are substantially similar to ours and that compete with our business.
As we have grown, we have sought to obtain and protect our intellectual property rights in an increasing number of countries, a process that can be expensive and may not always be successful. For example, the U.S. Patent and Trademark Office and various foreign governmental intellectual property agencies require compliance with a number of procedural requirements to complete the trademark application process and to maintain issued trademarks, and noncompliance or non-payment could result in abandonment or lapse of a trademark or trademark application, resulting in partial or complete loss of trademark rights in a relevant jurisdiction. Further, intellectual property protection may not be available to us in every country in which our products and services are available. We may also agree to license our intellectual property to third parties as part of various agreements. Those licenses may diminish our ability, though, to counter-assert our intellectual property rights against certain parties that may bring claims against us.
In the future we may be sued by third parties for alleged infringement of their proprietary rights.
In recent years, there has been considerable patent, copyright, trademark, domain name, trade secret and other intellectual property development activity in the cryptoeconomy, as well as litigation, based on allegations of infringement or other violations of intellectual property, including by large financial institutions. Furthermore, individuals and groups can purchase patents and other intellectual property assets for the purpose of making claims of infringement to extract settlements from companies like ours. Our use of third-party intellectual property rights also may be subject to claims of infringement or misappropriation.
We cannot guarantee that our internally developed or acquired technologies and content do not or will not infringe the intellectual property rights of others. From time to time, our competitors or other third parties may claim that we are infringing upon or misappropriating their intellectual property rights, and we may be found to be infringing upon such rights. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our products or services or using certain technologies, force us to implement expensive work-arounds, or impose other unfavorable terms.
We expect that the occurrence of infringement claims is likely to grow as the digital asset market grows and matures. Accordingly, our exposure to damages resulting from infringement claims could increase and this could further exhaust our financial and management resources. Further, during the course of any litigation, we may make announcements regarding the results of hearings and motions, and other interim developments. If securities analysts and investors regard these announcements as negative, the market price of Topco Ordinary Shares may decline. Even if intellectual property claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and require significant expenditures. Any of the foregoing could prevent us from competing effectively and could have an adverse effect on our business, operating results, and financial condition.
Our and our ecosystem partners’ products and services, including the blockchains where the USDC protocol is built on, contain third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could harm our business.
Our products and services contains software modules licensed to us by third-party authors under “open source” licenses. Also, the blockchains on which the USDC protocol is built and our other ecosystem partners materially rely on open source licenses to operate. We also make certain of our own software available to customers for free under various open source licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. In addition, the public availability of such software may make it easier for others to compromise our products and services.
Some open source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use, or grant other licenses to our intellectual property. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our software.
Although we monitor our use of open source software to avoid subjecting our products and services to conditions we do not intend, we have not recently conducted an extensive audit of our use of open source software and, as a result, we cannot assure you that our processes for controlling our use of open source software in our products and services are, or will be, effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face litigation, infringement or other liability, or be required to seek costly licenses from third parties to continue providing our offerings on terms that are not economically feasible, to re-engineer our products or services, to discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, operating results, and financial condition.
Moreover, the terms of many open source licenses have not been interpreted by U.S. or foreign courts. As a result, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our products and services. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open source software.
Risks Relating to Operating as a Public Company
The requirements of being a public company, including maintaining adequate internal control over our financial and management systems, may strain our resources, divert management’s attention, make us incur increased costs, and affect our ability to attract and retain executive management and qualified board members.
As a public company we will incur significant legal, accounting, and other expenses that we did not incur as a private company. We will be subject to reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the rules subsequently implemented by the SEC, the rules and regulations of the listing standards of the NYSE, the Irish Companies Act and other applicable securities rules and regulations. Stockholder activism, the current political and social environment, and the current high level of government intervention and regulatory reform, may lead to substantial new regulations and disclosure obligations, which will likely result in additional compliance costs and could impact the manner in which we operate our business in ways we cannot currently anticipate.
Our management team has limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, operating results, and financial condition. Although we have already hired additional employees to assist us in complying with these requirements, our finance team is small and we may need to hire more employees in the future, or engage outside consultants, which will increase our operating expenses. We also expect that being a public company and complying with applicable rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantially higher costs to obtain and maintain the same or similar coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors and qualified executive officers.
Compliance with these rules and regulations may strain our financial and management systems, internal controls, and employees. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. Moreover, the Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, and internal control, over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures, and internal control over, financial reporting to meet this standard, significant resources and management oversight may be required. If we encounter material weaknesses or deficiencies in our internal control over financial reporting, we may not detect errors on a timely basis and our consolidated financial statements may be materially misstated. Effective internal control is necessary for us to produce reliable financial reports and is important to prevent fraud.
As a public company listed in the United States, we will incur significant additional legal, accounting and other costs. These additional costs could negatively affect our financial results. In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and the NYSE, may increase legal and financial compliance costs and make some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If, notwithstanding our efforts to comply with new laws, regulations and standards, we fail to comply, regulatory authorities may initiate legal proceedings against us and our business may be harmed.
We expect our independent registered public accounting firm will be required to formally attest to the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K. We expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. As a result, the market price of Topco Ordinary Shares could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.
Failure to comply with these rules might also make it more difficult for us to obtain some types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, on committees of our board of directors or as members of senior management.
The trading price of Topco Ordinary Shares may be volatile, and purchasers of Topco Ordinary Shares could incur substantial losses.
Our stock price may be volatile. The stock market in general and the market for technology companies and cryptocurrency technology companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their Topco Ordinary Shares at or above the price paid for the shares. The market price for Topco Ordinary Shares may be influenced by many factors, including:
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actual or anticipated variations in our operating results;

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changes in financial estimates by us or by any securities analysts who might cover our stock;

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conditions or trends in our industry;

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changes as a result of the COVID-19 pandemic, or similar macroeconomic events;

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stock market price and volume fluctuations of comparable companies and in particular those that operate in the cryptocurrency and digital asset industry;

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announcements by us or our competitors of new product or service offerings, significant acquisitions, strategic partnerships, or divestitures;

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announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

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capital commitments;

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investors’ general perception of our company and our business;

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recruitment or departure of key personnel; and

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sales of Topco Ordinary Shares, including sales by our directors and officers or specific stockholders.

In addition, in the past, stockholders have initiated class action lawsuits against technology companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management’s attention and resources from our business.
The price of Topco Ordinary Shares could decline if securities analysts do not publish research or if securities analysts or other third parties publish inaccurate or unfavorable research about us.
The trading market for Topco Ordinary Shares will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of us, the trading price for Topco Ordinary Shares could be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model or our stock performance, or if our results of operations fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.
Future sales of Topco Ordinary Shares, or the perception that such sales may occur, could depress our stock price.
Following completion of this transaction, there will be approximately [•] Topco Ordinary Shares outstanding. Sales by us or our shareholders, particularly our executives, of a substantial number of Topco Ordinary Shares in the public market, or the perception that these sales might occur, could cause the market price of Topco Ordinary Shares to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities. Following the lock-up restriction implemented pursuant to the terms of the Topco Constitution, as described in the section entitled “Description of Topco’s Securities — Lock-Up”, all of the Topco Ordinary Shares issued in connection with this transaction will be freely transferable, except for any shares held by our “affiliates,” without restriction or further registration under the Securities Act.
We are an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, Topco Ordinary Shares may be less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” In particular, while we are an “emerging growth company,” we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act; we will be exempt from any rules that could be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotations or a supplement to the auditor’s report on financial statements; we will be subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and we will not be required to hold non-binding advisory votes on executive compensation or stockholder approval of any golden parachute payments not previously approved.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.
We may be an “emerging growth company” until the fiscal year-end following the fifth anniversary of the completion of Concord’s initial public offering, though we may cease to be an “emerging growth company” earlier under certain circumstances, including if (i) we have more than $1 billion in annual revenue in any fiscal year, (ii) the market value of Topco Ordinary Shares that is held by non-affiliates exceeds $700 million as of any June 30, or (iii) we issue more than $1.0 billion of non-convertible debt over a three-year period.
The exact implications of the JOBS Act are subject to interpretation and guidance by the SEC and other regulatory agencies, and we cannot assure that we will be able to take advantage of all of the benefits of the JOBS Act. In addition, investors may find Topco Ordinary Shares less attractive to the extent we rely on the exemptions and relief granted by the JOBS Act. If some investors find Topco Ordinary Shares less attractive as a result, there may be a less active trading market for Topco Ordinary Shares and our stock price may decline or become more volatile.
Topco is incorporated in Ireland; Irish law differs from the laws in effect in the United States and may afford less protection to our shareholders.
Topco is an Irish incorporated public limited company. There is some uncertainty as to whether the courts of Ireland would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws. The U.S. and Ireland do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters, and, accordingly, common law rules apply in determining whether a judgment of obtained in a U.S. court is enforceable in Ireland. Although there are processes under Irish law for enforcing a judgment of a U.S. court, including by seeking summary judgment in a new action in Ireland, those processes are subject to certain established principles and conditions, and there can be no assurance that an Irish court would enforce a judgment of a U.S. court in this way and thereby impose civil liberty on us or our directors or officers.
As an Irish company, we are governed by the Irish Companies Act, which differs in some material respects from laws generally applicable to U.S. corporations and shareholders, including, among others, differences relating to interested director and officer transactions and shareholder lawsuits. Likewise, the duties of directors and officers of an Irish company generally are owed to the company only. Shareholders of Irish companies generally do not have a personal right of action against directors or officers of the company and may exercise such rights of action on behalf of the company only in limited circumstances. Accordingly, holders of our securities may have more difficulty protecting their interests than would holders of securities of a corporation incorporated in a jurisdiction of the U.S.
We summarize your rights as a Topco Ordinary Shareholder in the section “Description of Topco’s Securities” and provide a summary comparing your rights as a Public Stockholder and a Topco Ordinary Shareholder in the section “Comparison of Corporate Governance and Shareholders Rights”.
Irish law requires Topco to have available “distributable profits” to pay dividends to shareholders and generally to make share repurchases and redemptions.
Under Irish law, Topco may only pay dividends and make other distributions (and, generally, make share repurchases and redemptions) only out of “distributable profits” shown on its unconsolidated financial statements prepared in accordance with the Irish Companies Act and filed with the Irish Companies Registration Office. Distributable profits are the accumulated realized profits of Topco that have not previously been utilized in a distribution or capitalization less accumulated realized losses that have not previously been written off in a reduction or reorganization of capital, and include reserves created by way of a reduction of capital. In addition, no dividend may be paid or other distribution, share repurchase or redemption made by Topco unless the net assets of Topco are equal to, or exceed, the aggregate of Topco’s called up share capital plus its un-distributable reserves and the dividend or other distribution, share repurchase or redemption does not reduce Topco’s net assets below such aggregate. Un-distributable reserves include the un-denominated capital, the capital redemption reserve fund and the amount by which Topco accumulated unrealized profits that have not previously been utilized by any capitalization exceed Topco’s accumulated unrealized losses that have not previously been written off in a reduction or reorganization of capital.
Following consummation of the Business Combination, Topco, as a new parent company with no operational history, will have no distributable profits of its own. Accordingly, in order to pay dividends or make other distributions, share repurchases or redemptions, Topco will need to generate distributable profits from its business activities or otherwise create distributable profits by alternative means, including a reduction of capital.
Topco anticipates that it will be able to create a pool of distributable reserves by capitalizing certain merger reserves arising on the consummation of the Business Combination and subsequently reducing the capital created. Such reduction of capital will require the approval of Topco shareholders by special resolution passed at a general meeting of shareholders, together with the sanction of the High Court of Ireland. Although the creation of distributable profits in this manner is an established mechanism, the sanction of the High Court of Ireland is discretionary and there is no guarantee it will be granted.
In the event that distributable profits of Topco are not, for whatever reason, generated from its business activities or created by alternative means, no dividends may be paid or other distributions, share repurchases or redemptions made by Topco.
Following consummation of the Business Combination, attempted takeovers of Topco will be subject to the Irish Takeover Rules and will be under the supervisory jurisdiction of the Irish Takeover Panel.
Following consummation of the Business Combination, Topco will be subject to the Irish Takeover Rules, which regulate the conduct of takeovers of, and certain other relevant transactions affecting, Irish incorporated public limited companies listed on certain stock exchanges, including the NYSE. The Irish Takeover Rules are administered by the Irish Takeover Panel, which has supervisory jurisdiction over such transactions. Among other matters, the Irish Takeover Rules operate to ensure that no offer is frustrated or unfairly prejudiced and, in situations involving multiple bidders, that there is a level playing field. For example, pursuant to the Irish Takeover Rules, the Topco board will not be permitted, without shareholder approval, to take certain actions which might frustrate an offer for Topco shares once the Topco board has received an approach that might lead to an offer or has reason to believe that an offer is, or may be, imminent. Please see the section “Description of Topco’s Securities” under the heading “Irish Takeover Rules and the Substantial Acquisition Rules” for a more detailed description of those rules.
Following consummation of the Business Combination, under the Irish Takeover Rules, a person, or persons acting in concert, who acquire(s), or consolidate(s), control of Topco may be required to make a mandatory cash offer for the remaining shares of Topco.
Under the Irish Takeover Rules, in certain circumstances, a person, or persons acting in concert, who acquire(s), or consolidate(s), control of Topco may be required to make a mandatory cash offer for the remaining shares of Topco at a price not less than the highest price paid for the shares by that person or its concert parties during the previous 12 months. Save with the consent of the Irish Takeover Panel, this mandatory offer requirement is triggered: (i) if an acquisition of shares would result in a person or persons acting in concert holding shares representing 30% or more of the voting rights of Topco and (ii) where a person, or persons acting in concert, already hold(s) shares representing 30% or more of the voting rights of Topco, if an acquisition of shares would result in the percentage of the voting rights of Topco held by such person, or persons acting in concert, increasing by more than 0.05% within a 12-month period. In the case of an issuance of new shares, the Irish Takeover Panel will typically waive the mandatory offer requirement in circumstances where the issuance has been approved in advance by simple majority vote given at a general meeting of independent Topco shareholders convened in accordance with the requirements (including as to disclosure) of the Irish Takeover Rules. The mandatory offer requirements do not apply to a single holder, holding shares representing more than 50% of the voting rights of Topco.
Anti-takeover provisions in the Topco constitution could make an acquisition of Topco Ordinary Shares more difficult.
The Topco constitution contains provisions that may delay or prevent a change of control, discourage bids at a premium over the market price of Topco Ordinary Shares, adversely affect the market price of Topco Ordinary Shares, and adversely affect the voting and other rights of holders of Topco Ordinary Shares. These provisions include: (i) permitting the Topco Board to issue preference shares without the approval of holders of Topco Ordinary Shares, with such rights, preferences and privileges as they may designate and (ii) allowing the Topco board to adopt a shareholder rights’ plan upon such terms and conditions as it deems expedient in the interests of Topco.
If the Topco Ordinary Shares and Topco Warrants are not eligible for deposit and clearing within the facilities of DTC, then transactions in those shares and warrants may be disrupted.
The facilities of DTC are a widely-used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms.
Upon the consummation of the Business Combination, the Topco Ordinary Shares and Topco Warrants will be eligible for deposit and clearing within the DTC system. We expect to enter into arrangements with DTC whereby we will agree to indemnify DTC for any Irish stamp duty that may be assessed upon it as a result of its service as a depository and clearing agency for Topco Ordinary Shares and Topco Warrants. We expect these actions, among others, will result in DTC agreeing to accept the Topco Ordinary Shares and Topco Warrants for deposit and clearing within its facilities upon consummation of the Business Combination.
DTC is not obligated to accept the Topco Ordinary Shares and Topco Warrants for deposit and clearing within its facilities at the closing and, even if DTC does initially accept the shares, it will generally have discretion to cease to act as a depository and clearing agency for the shares. If DTC determined prior to consummation of the Business Combination that the Topco Ordinary Shares and Topco Warrants are not eligible for clearance within the DTC system, then we would not expect to complete the transactions contemplated by this proxy statement/prospectus in their current form. However, if DTC determined at any time after the consummation of the Business Combination that the Topco Ordinary Shares and Topco Warrants were not eligible for continued deposit and clearance within its facilities, then we believe the Topco Ordinary Shares and Topco Warrants would not be eligible for continued listing on a national U.S. securities exchange and trading in Topco Ordinary Shares and Topco Warrants would be disrupted. While we would pursue alternative arrangements to preserve our listing and maintain trading, any such disruption could have a material adverse effect on the trading price of the Topco Ordinary Shares and Topco Warrants.
Shareholders or warrant holders who are resident or ordinarily resident for tax purposes in Ireland may be subject to Irish capital gains tax or corporation tax on taxable gains (as applicable) (“Irish CGT”) on the disposal of their shares or warrants.
Topco shareholders or warrant holders that are resident or ordinarily resident for tax purposes in Ireland, or Topco shareholders or warrant holders that use, hold or acquire their Topco Ordinary Shares or Topco Warrants for the purposes of a trade carried on by that person in Ireland through a branch or agency, or otherwise for the purposes of a branch or agency in Ireland will, subject to the availability of any exemptions and reliefs, generally be subject to Irish CGT on a gain arising on the disposal of those shares or warrants.
The disposal of Circle Shares in exchange for the receipt of Topco Ordinary Shares by Circle Holders should be treated as a reorganization for Irish CGT purposes, which is effected for bona fide commercial reasons and does not form part of any arrangement or scheme of which the main purpose or one of the main purposes is the avoidance of liability to tax, and which satisfies certain other conditions so that the provisions of section 586 of the Taxes Consolidation Act 1997 of Ireland (as amended) apply. Accordingly, such shareholders in Circle should not be treated as having made a disposal of their Circle Shares for the purposes of Irish CGT to the extent that they receive Topco Ordinary Shares in exchange for those shares.
For additional discussion of certain Irish tax consequences of the Scheme, see the section entitled “Material Irish Tax Considerations” beginning on page 148.
It is expected that the Merger will be treated as part of a ‘scheme of reconstruction or amalgamation’ for Irish CGT purposes, being a scheme for the amalgamation of any two or more companies, which is effected for bona fide commercial reasons and does not form part of any arrangement or scheme of which the main purpose or one of the main purposes is the avoidance of liability to tax, and which satisfies certain other conditions so that the provisions of section 587 of the Taxes Consolidation Act 1997 of Ireland (as amended) apply. As a result, the following treatment should apply:
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The receipt by a Concord stockholder of Topco Ordinary Shares on the Merger should not be treated as a disposal of his or her shares of Concord common stock for Irish CGT purposes.

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The Topco Ordinary Shares received on the Merger should be treated as the same asset as the Concord common stock and as acquired at the same time and for the same consideration as those Concord common stock which were disposed of in the context of the Merger, with the same historic base cost for Irish CGT purposes.

For additional discussion of certain Irish tax consequences of the Merger, see the section entitled “Material Irish Tax Considerations” beginning on page 148.
Irish stamp duty in the context of the Business Combination.
The Scheme should be treated as part of a scheme for the ‘reconstruction of any company or the amalgamation of any companies’ for Irish stamp duty purposes and, subject to certain conditions being met, relief from Irish stamp duty is expected to be available in respect of the Scheme pursuant to section 80 of the Stamp Duties Consolidation Act 1999 of Ireland (as amended).
No Irish stamp duty should be payable in respect of the Merger.
For additional discussion of certain Irish tax consequences of the Business Combination, see the section entitled “Material Irish Tax Considerations” beginning on page 148.
Transfers of Topco Ordinary Shares or Topco Warrants, other than by means of the transfer of book-entry interests through DTC, may be subject to Irish stamp duty.
It is expected that certain confirmations related to Irish stamp duty will be sought from the Irish Revenue Commissioners in advance of the Business Combination. These confirmations should provide that transfers of Topco Ordinary Shares and Topco Warrants effected by means of the transfer of book-entry interests through DTC should not be subject to Irish stamp duty.
However, if you hold your Topco Ordinary Shares and/or Topco Warrants directly rather than beneficially through DTC, any transfer of your Topco Ordinary Shares and/or Topco Warrants could be subject to Irish stamp duty (currently at the rate of 1% of the higher of the price paid or the market value of the shares acquired).
A Topco shareholder or warrant holder who directly holds Topco Ordinary Shares or Topco Warrants may, subject to confirmation by the Irish Revenue Commissioners in advance of the Business Combination, transfer such Topco Ordinary Shares or Topco Warrants into his or her own broker account to be held through DTC (or vice versa) without giving rise to Irish stamp duty, provided that there is no change in the ultimate beneficial ownership of the Topco Ordinary Shares or Topco Warrants as a result of the transfer, and the transfer is not in contemplation of a sale of Topco Ordinary Shares or Topco Warrants by a beneficial owner to a third party.
Payment of Irish stamp duty is generally a legal obligation of the transferee. The potential for stamp duty could adversely affect the price of your Topco Ordinary Shares or Topco Warrants.

For additional discussion of certain Irish tax consequences of the Business Combination, see the section entitled “Material Irish Tax Considerations” beginning on page 148.
In certain limited circumstances, dividends paid by Topco may be subject to Irish dividend withholding tax.
In certain limited circumstances, Irish dividend withholding tax (“DWT”), may arise in respect of dividends, if any, paid on Topco Ordinary Shares. The current rate of DWT is 25%. A number of exemptions from DWT exist, including exemptions pursuant to which shareholders resident in the U.S., U.K. and in the countries listed in Annex D attached to this proxy statement/prospectus, which are collectively referred to as Relevant Territories and individually as a Relevant Territory, may be entitled to exemptions from DWT. It should be noted that the comments below regarding Topco Ordinary Shares held through DTC are subject to confirmation by the Irish Revenue Commissioners.
See the section entitled “Material Irish Tax Considerations” beginning on page 148 for further information on the operation of DWT generally and the relevant exemptions — in particular, please note the requirement to complete certain relevant Irish Revenue Commissioners DWT forms, which are referred to as DWT Forms, in order to qualify for many of the exemptions.
Subject to confirmation by the Irish Revenue Commissioners in advance of the Business Combination, dividends paid in respect of Topco Ordinary Shares that are owned by a U.S. resident and held through DTC should not be subject to DWT provided that the address of the beneficial owner of such Topco Ordinary Shares in the records of the broker holding such Topco Ordinary Shares is recorded as being in the United States (and such broker has further transmitted the relevant information to a qualifying intermediary appointed by Topco).
Dividends paid in respect of Topco Ordinary Shares that are held outside of DTC by a person who is a resident of the U.S. should not be subject to DWT if such shareholder in Topco has provided a completed IRS Form 6166 (in the case of an individual) and a valid DWT Form to Topco’s transfer agent to confirm its U.S. residence and claim an exemption.
Shareholders of Topco resident in other Relevant Territories may also be eligible for exemption from DWT on dividends paid in respect of their Topco Ordinary Shares provided that they satisfy the conditions of one of the exemptions including the requirement to furnish valid DWT Forms to their brokers (in respect of shares held through DTC) (and such broker has further transmitted the relevant information to a qualifying intermediary appointed by Topco) or to Topco’s transfer agent (in respect of shares held outside of DTC).
However, other shareholders of Topco may be subject to DWT, which if you are such a shareholder of Topco could adversely affect the price of your Topco Ordinary Shares. For additional discussion of certain Irish tax consequences of the Business Combination, see the section entitled “Material Irish Tax Considerations” beginning on page 148.
Dividends received from Topco by Irish resident and certain other shareholders of Topco may be subject to Irish income tax.
Shareholders of Topco that are entitled to an exemption from DWT on dividends received from Topco should not be subject to Irish income tax in respect of those dividends, unless they have some connection with Ireland other than their shareholding in Topco (for example, they are resident in Ireland or they hold their Topco Ordinary Shares in connection with a branch or agency they operate in Ireland). Topco Ordinary Shareholders who are not resident nor ordinarily resident in Ireland, and do not hold their Topco Ordinary Shares in connection with a branch or agency they operate in Ireland, who receive dividends subject to Irish DWT will generally have no further liability to Irish income tax on those dividends.
For additional discussion of certain Irish tax consequences of the Business Combination, see the section entitled “Material Irish Tax Considerations” beginning on page 148.
Topco Ordinary Shares or Topco Warrants received by means of a gift or inheritance could be subject to Irish capital acquisitions tax.
Irish capital acquisitions tax (“CAT”) (currently levied at a rate of 33%), could apply to a gift or inheritance of Topco Ordinary Shares or Topco Warrants irrespective of the place of residence, ordinary residence or domicile of the parties. This is because Topco Ordinary Shares and Topco Warrants will be regarded as property situated in Ireland. Gifts and inheritances passing between spouses are exempt from CAT. Children have a tax-free threshold which Irish Revenue typically updates annually in respect of taxable gifts or inheritances received from their parents (currently at €335,000). The person who receives the gift or inheritance has primary liability for CAT.
For additional discussion of certain Irish tax consequences of the Business Combination, see the section entitled “Material Irish Tax Considerations” beginning on page 148.
It is recommended that each shareholder and warrant holder consults his or her own tax advisor as to the tax consequences of acquiring, holding, and disposing of Topco Ordinary Shares and Topco Warrants in, and receiving distributions from, Topco.
General Risk Factors
Adverse economic conditions may adversely affect our business.
Our performance is subject to general economic conditions, and their impact on the cryptocurrency, digital assets, payments and capital raise markets as well as our customers. The United States and other key international economies have experienced cyclical downturns from time to time in which economic activity declined resulting in lower consumption rates, restricted credit, reduced profitability, weaknesses in financial markets, bankruptcies, and overall uncertainty with respect to the economy. The impact of general economic conditions on the cryptoeconomy is highly uncertain and dependent on a variety of factors, including market adoption of stablecoins, cryptocurrencies and other digital assets, global trends in the crypto and blockchain economy, central bank monetary policies, and other events beyond our control. Geopolitical developments, such as trade wars and foreign exchange limitations can also increase the severity and levels of unpredictability globally and increase the volatility of global financial and crypto asset markets. To the extent that conditions in the general economic and digital asset markets materially deteriorate, our ability to attract and retain customers may suffer.
We may be adversely affected by natural disasters, pandemics, and other catastrophic events, and by man-made problems such as terrorism, that could disrupt our business operations, and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.
Natural disasters or other catastrophic events may also cause damage or disruption to our operations, international commerce, and the global economy, and could have an adverse effect on our business, operating results, and financial condition. Our business operations are subject to interruption by natural disasters, fire, power shortages, and other events beyond our control.
In addition, our global operations expose us to risks associated with public health crises, such as pandemics and epidemics, which could harm our business and cause our operating results to suffer. For example, the ongoing effects of the COVID-19 pandemic and/or the precautionary measures that we have adopted have resulted, and could continue to result, in difficulties or changes to our customer support, or create operational or other challenges, any of which could adversely impact our business and operating results.
Further, acts of terrorism, labor activism or unrest, and other geo-political unrest could cause disruptions in our business or the businesses of our partners or the economy as a whole. In the event of a natural disaster, including a major earthquake, blizzard, or hurricane, or a catastrophic event such as a fire, power loss, or telecommunications failure, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in development of our products and services, lengthy interruptions in service, breaches of data security, and loss of critical data, all of which could have an adverse effect on our future operating results.
We do not maintain insurance sufficient to compensate us for the potentially significant losses that could result from disruptions to our services. Additionally, all the aforementioned risks may be further increased if we do not implement a disaster recovery plan or our business partners’ disaster recovery plans prove to be inadequate. To the extent natural disasters or other catastrophic events concurrently impact data centers we rely on in connection with private key restoration, customers will experience significant delays in withdrawing funds, or in the extreme we may suffer loss of customer funds.
Acquisitions, joint ventures or other strategic transactions create certain risks and may adversely affect our business, financial condition or results of operations.
Acquisitions, partnerships and joint ventures are part of our growth strategy. We evaluate and expect in the future to evaluate potential strategic acquisitions of, and partnerships or joint ventures with, complementary businesses, services or technologies. We may not be successful in identifying acquisition, partnership and joint venture targets. In addition, we may not be able to successfully finance or integrate any businesses, services or technologies that we acquire or with which we form a partnership or joint venture.
We may not be able to identify suitable acquisition candidates or complete acquisitions in the future, which could adversely affect our future growth; or businesses that we acquire may not perform as well as expected or may be more difficult or expensive to integrate and manage than expected, which could adversely affect our business and results of operations. In addition, the process of integrating these acquisitions may disrupt our business and divert our resources.
In addition, acquisitions outside of the United States often involve additional or increased risks including, for example:
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managing geographically separated organizations, systems and facilities;

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integrating personnel with diverse business backgrounds and organizational cultures;

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complying with foreign regulatory requirements;

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fluctuations in fiat and cryptocurrency exchange rates;

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enforcement and protection of intellectual property in some foreign countries;

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difficulty entering new foreign markets due to, among other things, customer acceptance and business knowledge of these new markets; and

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general economic and political conditions.

These risks may arise for a number of reasons: we may not be able to find suitable businesses to acquire at affordable valuations or on other acceptable terms; we may face competition for acquisitions from other potential acquirers; we may need to borrow money or sell equity or debt securities to the public to finance acquisitions and the terms of these financings may be adverse to us; changes in accounting, tax, securities or other regulations could increase the difficulty or cost for us to complete acquisitions; we may incur unforeseen obligations or liabilities in connection with acquisitions; we may need to devote unanticipated financial and management resources to an acquired business; we may not realize expected operating efficiencies or product integration benefits from an acquisition; we could enter markets where we have minimal prior experience; and we may experience decreases in earnings as a result of non-cash impairment charges.
We cannot ensure that any acquisition, partnership or joint venture we make will not have a material adverse effect on our business, financial condition and results of operations.
Risks Related to Concord
Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to Concord.
Risks Related to Concord’s Business and the Business Combination
There can be no assurance that the combined company’s securities will be approved for listing on the NYSE or that the combined company will be able to comply with the continued listing standards of the NYSE.
In connection with the closing of the Business Combination, we intend to list the Topco Ordinary Shares and Topco Warrants on the NYSE under the symbols “CRCL” and “CRCL WS”, respectively. The combined company’s continued eligibility for listing may depend on the number of our shares that are redeemed. If, after the Business Combination, NYSE delists the combined company’s shares from trading on its exchange for failure to meet the listing standards, the combined company and its stockholders could face significant material adverse consequences including:
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a limited availability of market quotations for the combined company’s securities;

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reduced liquidity for the combined company’s securities;

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a determination that Topco Ordinary Shares is a “penny stock” which will require brokers trading in the Topco Ordinary Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the combined company’s securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

Subsequent to the consummation of the Business Combination, the combined company may be required to take write-downs or write-offs, or the combined company may be subject to restructuring and impairment or other charges that could have a significant negative effect on the combined company’s financial condition, results of operations and the price of Topco Ordinary Shares, which could cause you to lose some or all of your investment.
Although Concord has conducted due diligence on Circle, this diligence may not surface all material issues that may be present with Circle’s business. Factors outside of Circle’s and outside of Concord’s control may, at any time, arise. As a result of these factors, the combined company may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in the combined company reporting losses. Even if Concord’s due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on the combined company’s liquidity, the fact that the combined company reports charges of this nature could contribute to negative market perceptions about the combined company or its securities. In addition, charges of this nature may cause the combined company to violate net worth or other covenants to which the combined company may be subject as a result of assuming pre-existing debt held by Circle or by virtue of the combined company obtaining post-combination debt financing. Accordingly, any stockholders or warrant holders who choose to remain a stockholder or warrant holder following the Business Combination could suffer a reduction in the value of their securities. Such stockholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.
If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of Concord’s securities or, following the Closing, the combined company’s securities, may decline.
If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Concord’s securities prior to the Closing may decline. The market values of the combined company’s securities at the time of the Business Combination may vary significantly from their prices on the date the Transaction Agreement was executed, the date of this proxy statement/prospectus, or the date on which Concord’s stockholders vote on the Business Combination.
In addition, following the Business Combination, fluctuations in the price of the combined company’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Circle’s capital stock. Accordingly, the valuation ascribed to Circle may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for the combined company’s securities develops and continues, the trading price of the combined company’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the combined company’s control. Any of the factors listed below could have a material adverse effect on your investment in the combined company’s securities and the combined company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the combined company’s securities may not recover and may experience a further decline.
Factors affecting the trading price of the combined company’s securities may include:
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actual or anticipated fluctuations in the combined company’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

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changes in the market’s expectations about the combined company’s operating results;

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success of competitors;

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the combined company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

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changes in financial estimates and recommendations by securities analysts concerning the combined company or the fintech industry in general;

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operating and share price performance of other companies that investors deem comparable to the combined company;

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the combined company’s ability to market new and enhanced products and technologies on a timely basis;

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changes in laws and regulations affecting the combined company’s business;

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the combined company’s ability to meet compliance requirements;

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commencement of, or involvement in, litigation involving the combined company;

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changes in the combined company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of Topco Ordinary Shares available for public sale;

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any major change in the combined company’s board of directors or management;

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sales of substantial amounts of Topco Ordinary Shares by the combined company’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

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general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the combined company’s securities irrespective of the combined company’s operating performance. The stock market in general, and NYSE in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the combined company’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the combined company could depress the combined company’s share price regardless of the combined company’s business, prospects, financial conditions or results of operations. A decline in the market price of the combined company’s securities also could adversely affect the combined company’s ability to issue additional securities and the combined company’s ability to obtain additional financing in the future.
A significant portion of Topco’s total outstanding shares will be restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of Topco Ordinary Shares to drop significantly, even if the combined company’s business is doing well.
Sales of a substantial number of shares of Topco Ordinary Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Topco Ordinary Shares.

Although a majority of Topco Ordinary Shares will be subject to certain restrictions on their transfer immediately following Closing, these shares may be sold after the expiration of these lock-up restrictions. We intend to file one or more registration statements shortly after the closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of Topco Ordinary Shares could decline if the holders of restricted shares sell them or are perceived by the market as intending to sell them.
For more information about the lock-up provisions in the Topco Constitution, see the section entitled “Description of Topco’s Securities — Lock-Up”.
The Public Stockholders will experience immediate dilution as a consequence of the issuance of Topco Ordinary Shares as consideration in the Business Combination, upon the issuance of the Earnout Shares and due to future issuances pursuant to the 2022 Equity Incentive Plan. Having a minority share position may reduce the influence that our current stockholders have on the management of Circle.
It is anticipated that, immediately following the Business Combination and related transactions on a fully diluted basis, (1) the Public Stockholders will own approximately 2.7% of the outstanding Topco Ordinary Shares, (2) the holders of unexercised vested equity units will own approximately 5.9% of the outstanding Topco Ordinary Shares, (3) Circle Holders (as defined below) will own approximately 90.7% of the outstanding Topco Ordinary Shares, and (4) the holders of Founder Shares will collectively own approximately 0.8% of the outstanding Topco Ordinary Shares. These percentages assume (i) that no Public Stockholders exercise their redemption rights in connection with the Business Combination, (ii) that Topco issues an aggregate of 612,553,260 Topco Ordinary Shares pursuant to the Business Combination, and (iii) that no Earnout Shares are issued.
Our Public Stockholders will experience additional dilution to the extent that (1) any Earnout Shares are issued, (2) any Public Warrants are exercised, (3) the 376,000 private placement warrants held by the sponsors are exercised, (4) upon the vesting or settlement of equity awards under the 2022 Equity Incentive Plan, pursuant to which [•] shares will initially be reserved for issuance and (5) upon the exercise of existing rights to subscribe for Circle Shares that will be assumed by Topco at closing and converted into equivalent rights to subscribe for Topco Ordinary Shares. Such issuances could significantly dilute the equity interests of existing holders of Concord securities and may adversely affect prevailing market prices for Topco securities. For more information see “Questions and Answers about the Business Combination — What are the possible sources and the extent of dilution that holders of Concord Class A common stock that elect not to redeem their shares will experience in connection with the Business Combination?”.
Concord Warrants will become exercisable for Topco Ordinary Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
If the Business Combination is completed, outstanding warrants to purchase an aggregate of 14,176,000 Topco Ordinary Shares will become exercisable in accordance with the terms of the Warrant Amendment governing those securities. These warrants will become exercisable 30 days after completion of the Business Combination. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of Topco Ordinary Shares will be issued, which will result in dilution to the holders of Topco Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Topco Ordinary Shares. However, there is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “— Even if the Business Combination is consummated, the Public Warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment.”
Public Stockholders who redeem their Public Shares may continue to hold any Public Warrants they own, which will result in additional dilution to non-redeeming Public Stockholders upon exercise of the Public Warrants.
Public Stockholders who redeem their Public Shares may continue to hold any Public Warrants they owned prior to redemption, which will result in additional dilution to non-redeeming Public Stockholders upon exercise of such Public Warrants. Assuming (i) all redeeming Public Stockholders acquired Public Units in the IPO and continue to hold the Public Warrants that were included in the Public Units, and (ii) maximum redemption of the Public Shares held by the redeeming Public Stockholders, 12,500,000 Public Warrants would be retained by redeeming Public Stockholders with a value of $[•], based on the market price of $[•] of the Public Warrants as of [•], 2022. As a result, the redeeming Public Stockholders would recoup their entire investment and continue to hold Public Warrants with an aggregate market value of $[•], while non-redeeming Public Stockholders would suffer additional dilution in their percentage ownership and voting interest of Topco upon exercise of the Public Warrants held by redeeming Public Stockholders.
Even if the Business Combination is consummated, the Public Warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment.
The Concord Warrants are issued in registered form under the Concord Warrant Agreement. The Concord Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding warrants, voting as a single class, to make any change that adversely affects the interests of the registered holders of warrants and, solely with respect to any amendment to the terms of the private placement warrants or working capital warrants or any provision of the Concord Warrant Agreement with respect to the private placement warrants or working capital warrants, 50% of the then outstanding private placement warrants or working capital warrants, as applicable, voting together as a single class. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding warrants voting as a single class, approve of such amendment. Our ability to amend the terms of such warrants with the consent of at least 50% of the then outstanding warrants includes, but is not limited to amendments to increase the exercise price, convert such warrants into cash or shares, shorten the exercise period or decrease the number of Topco Ordinary Shares purchasable upon exercise of such warrant.
The combined company may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to the holders, thereby making the warrants worthless.
The combined company has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Topco Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date Topco sends the notice of such redemption to the warrant holders. If and when the warrants become redeemable by Topco, Topco may not exercise their redemption right if the issuance of the ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws, or Topco is unable to effect such registration or qualification. Topco will use commercially reasonable efforts to register or qualify such ordinary shares under the blue sky laws of the state of such residence in those states in which the warrants were offered in this offering. Redemption of the outstanding warrants could force the holders to: (i) to exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) to sell the warrants at the then-current market price when they might otherwise wish to hold the warrants or (iii) to accept the nominal redemption price that, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants.
In addition, the combined company has the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the last reported sale price of Topco Ordinary Shares equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). In such a case, the holders will be able to exercise their warrants prior to redemption for a number of Topco Ordinary Shares determined based on the redemption date and the fair market value of Topco Ordinary Shares. The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of shares received is capped at 0.361 Topco Ordinary Shares per whole warrant (subject to adjustment) irrespective of the remaining life of the warrants. None of the private placement warrants will be redeemable, subject to certain circumstances, so long as they are held by Concord’s sponsors or their permitted transferees.
Following the consummation of the Business Combination, the combined company will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.
Following the consummation of the business combination, the combined company will face increased legal, accounting, administrative and other costs and expenses as a public company that Circle does not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require the combined company to carry out activities Circle has not done previously. For example, the combined company will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, additional expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), the combined company could incur additional costs rectifying those issues, and the existence of those issues could adversely affect the combined company’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with the combined company’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the combined company’s board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require the combined company to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.
The Business Combination may be materially adversely affected by world health events, including the COVID-19 pandemic.
In December 2019, COVID-19 was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of COVID-19 a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19, and on March 11, 2020, the World Health Organization characterized the outbreak as a “pandemic.” The COVID-19 pandemic has resulted, and a significant outbreak of other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide. Additionally, our ability to consummate the Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the outbreak of COVID-19 or its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit our ability to have meetings with potential investors or affect the ability of Concord’s personnel, vendors and service providers to negotiate and consummate the Business Combination in a timely manner. The extent to which COVID-19 impacts the Business Combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, our ability to consummate the Business Combination may be materially adversely affected. Each of Concord and Circle may also incur additional costs in consummating the Business Combination due to delays caused by COVID-19, which could adversely affect Concord’s financial condition and results of operations.

The combined company’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could have a material adverse effect on its business.
Circle is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, the combined company will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Circle as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If the combined company is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.
The combined company will qualify as an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, which could make the combined company’s securities less attractive to investors and may make it more difficult to compare the combined company’s performance to the performance of other public companies.
The combined company will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, the combined company will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. The combined company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Topco Ordinary Shares that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Concord Class A common stock in the IPO. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as the combined company is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, the combined company may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find Topco Ordinary Shares less attractive because the combined company will rely on these exemptions, which may result in a less active trading market for the Topco Ordinary Shares and their price may be more volatile.
The unaudited pro forma financial information included herein may not be indicative of what the combined company’s actual financial position or results of operations would have been.
The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.
There may be U.S. federal income tax consequences of the Business Combination that may adversely affect holders of Concord Class A common stock or Concord Warrants.
Although we expect the exchange of Concord Class A common stock for Topco Ordinary Shares pursuant to the Merger to qualify as a tax-free exchange for U.S. federal income tax purposes, the requirements for tax-free treatment are complex and qualification for such treatment could be adversely affected by events or actions that occur following the Business Combination that are beyond Concord’s control. To the extent the Merger does not so qualify, it could result in the imposition of substantial taxes on Concord’s stockholders.
The appropriate U.S. federal income tax treatment of the Concord Warrants in connection with the Business Combination is uncertain and depends on whether the Merger, in addition to qualifying as an exchange described in Section 351(a) of the Code, will also qualify as a “reorganization” under Section 368 of the Code. It is possible that a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations — U.S. Holders”) of Concord Warrants could be treated as exchanging such Concord Warrants and Concord Class A common stock, if any, for “new” Topco Warrants and Topco Ordinary Shares, if any, in a transaction that qualifies as a “reorganization” under Section 368 of the Code, subject to potential gain recognition which may be required under Section 367(a) of the Code. Alternatively, it is also possible that a U.S. Holder of Concord Warrants could be treated as transferring its Concord Warrants and Concord Class A common stock, if any, to Topco in an exchange governed only by Section 351 of the Code (and not by Section 368 of the Code), in which case such U.S. Holder would recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values of the Topco Warrants treated as received by such U.S. Holder and the Topco Ordinary Shares received by such holder, if any, over (y) such U.S. Holder’s aggregate adjusted tax basis in the Concord Warrants and Concord Class A common stock, if any, exchanged therefor) and (ii) the fair market value of the Topco Warrants received by such holder in such exchange.
There are many requirements that must be satisfied in order for the Merger to qualify as a “reorganization” under Section 368 of the Code, some of which are based upon factual determinations and others are fundamental to corporate reorganizations. For example, to qualify as a reorganization, the acquiring corporation must either continue the acquired corporation’s historical business or use a significant portion of the acquired corporation’s historical business assets in a business. Because Concord is a blank check company, it is unclear whether its historic business would satisfy this requirement. In addition, reorganization treatment could be adversely affected by events or actions that occur prior to or at the time of the Merger, some of which are outside the control of Concord. Accordingly, due to the factual uncertainty and the lack of authority, Greenberg is unable to opine with respect to the Merger’s qualification as a reorganization under Section 368 of the Code.
In addition, Section 367(a) of the Code generally requires a U.S. Holder of stock in a U.S. corporation to recognize gain (but not loss) when such stock is exchanged for stock of a non-U.S. corporation in an exchange that would otherwise qualify for nonrecognition treatment unless certain conditions are met. Although it is currently expected that these conditions will be met, U.S. Holders are cautioned that the potential application of Section 367(a) of the Code to the Merger is complex and depends on factors that cannot be determined until the closing of the Merger and the interpretation of legal authorities and facts relating to the Business Combination. Accordingly, there can be no assurance that the IRS will not take the position that Section 367(a) of the Code applies to cause U.S. Holders to recognize gain as a result of the Merger or that a court will not agree with such a position of the IRS in the event of litigation.
The requirements for tax-free treatment, including Section 367(a) of the Code, are discussed in more detail under the section titled “Material U.S. Federal Income Tax Considerations — U.S. Holders — The Business Combination.” If you are a U.S. Holder exchanging Concord Class A common stock in the Merger or holding Concord Warrants at the time of the consummation of the Merger, you are urged to consult your tax advisor to determine the tax consequences thereof.
The IRS may not agree that Topco should be treated as a non-U.S. corporation for U.S. federal income tax purposes.
A corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, Topco, which is incorporated under the laws of Ireland, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code provides an exception to this general rule under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. If Topco were to be treated as a U.S. corporation for U.S. federal income tax purposes, it could be subject to substantial liability for additional U.S. income taxes, and the gross amount of any dividend payments to its Non-U.S. Holders (as defined in Material U.S. Federal Income Tax Considerations — Non-U.S. Holders) could be subject to U.S. withholding tax.
As more fully described in the section titled “Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Topco — Tax Residence of Topco for U.S. Federal Income Tax Purposes,” Topco is not currently expected to be treated as a U.S. corporation for U.S. federal income tax purposes. However, whether the requirements for such treatment have been satisfied must be finally determined at completion of the Merger, by which time there could be adverse changes to the relevant facts and circumstances. Further, the rules for determining ownership under Section 7874 of the Code are complex, unclear and the subject of ongoing regulatory change. In addition, the U.S. Treasury Department recently published a legislative proposal that, if adopted in its current form, would broaden the circumstances under which a non-U.S. incorporated entity may be treated as a U.S. corporation for U.S. federal income tax purposes. Accordingly, there can be no assurance that the IRS would not assert a contrary position to those described above or that such an assertion would not be sustained by a court in the event of litigation, which could have a material impact on the U.S. federal income tax treatment described in “— Material U.S. Federal Income Tax Considerations”.
Topco’s U.S. shareholders may be subject to materially different U.S. federal income tax consequences if Topco is characterized as a PFIC.
The passive foreign investment company (“PFIC”) rules can have adverse effects on U.S. Holders of Topco Ordinary Shares for U.S. federal income tax purposes. A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Following the Business Combination, Topco believes it will be classified as a PFIC during the 2021 taxable year, however Topco cannot provide any assurance regarding its PFIC status for any current or future taxable years.
If Topco is a PFIC, a U.S. Holder of Topco Ordinary Shares would be subject to adverse U.S. federal income tax consequences, such as ineligibility for certain preferred tax rates on capital gains or on actual or deemed dividends, interest charges on certain taxes treated as deferred, and additional reporting requirements under U.S. federal income tax laws and regulations. A U.S. Holder of Topco Ordinary Shares may in certain circumstances mitigate some of the adverse tax consequences of the PFIC rules by filing an election to treat the PFIC as a qualified electing fund, (“QEF”), or, if shares of the PFIC are “marketable stock” for purposes of the PFIC rules, by making a mark-to-market election with respect to the shares of the PFIC. Topco intends to determine its PFIC status at the end of each taxable year and intends to satisfy any applicable record keeping and reporting requirements that apply to a QEF, including providing to you, for each taxable year that it determines it is a PFIC, a PFIC Annual Information Statement containing information necessary for you to make a QEF Election with respect to Topco. Topco may elect to provide such information on its website. For additional information, see the discussion below under “Material U.S. Federal Income Tax Considerations — U.S. Holders — Ownership and Disposition of Topco Ordinary Shares and Topco Warrants — Passive Foreign Investment Company Rules”. You are urged to consult your tax advisors regarding the potential consequences to you as a consequence of Topco being a PFIC, including the availability, and advisability, of, and procedure for making, a QEF election.
If Topco or a non-U.S. subsidiary is a controlled foreign corporation there could be materially different U.S. federal income tax consequences to certain U.S. Holders of Topco Ordinary Shares.
Each “Ten Percent Shareholder” (as defined below) in a non-U.S. corporation that is classified as a controlled foreign corporation (“CFC”) for U.S. federal income tax purposes generally is required to include in income for U.S. federal tax purposes such Ten Percent Shareholder’s pro rata share of the CFC’s

“Subpart F income,” global intangible low-taxed income, and investment of earnings in U.S. property, even if the CFC has made no distributions to its shareholders. Subpart F income generally includes dividends, interest, rents, royalties, gains from the sale of securities and income from certain transactions with related parties and global intangible low-taxed income generally includes most of the remainder of a CFC’s income over a deemed return on its tangible assets. In addition, a Ten Percent Shareholder that realizes gain from the sale or exchange of shares in a CFC may be required to reclassify a portion of such gain as dividend income rather than capital gain. An individual that is a Ten Percent Shareholder with respect to a CFC generally would not be allowed to claim certain tax deductions or foreign tax credits that would be allowed to a Ten Percent Shareholder that is a U.S. corporation. Failure to comply with certain reporting obligations may subject a Ten Percent Shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such Ten Percent Shareholder’s U.S. federal income tax return for the year for which reporting was due from starting.
A non-U.S. corporation generally will be classified as a CFC for U.S. federal income tax purposes if Ten Percent Shareholders own, directly or indirectly, more than 50% of either the total combined voting power of all classes of stock of such corporation entitled to vote or of the total value of the stock of such corporation. A “Ten Percent Shareholder” is a “United States person” (as defined by the Code) who owns, or is considered to own, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of such corporation.
Topco believes that it is a CFC in the 2021 taxable year, however, it is possible that Topco may cease to be a CFC in a subsequent taxable year. The determination of CFC status is complex and includes attribution rules, the application of which is not entirely certain. Changes to the attribution rules relating to the determination of CFC status may make it difficult to determine Topco’s CFC status for any taxable year. In addition, those changes to the attribution rules may result in ownership of the stock of our non-U.S. subsidiary being attributed to our U.S. subsidiary, which could result in Topco’s non-U.S. subsidiary being treated as a CFC and certain U.S. Holders of Topco Ordinary Shares being treated as Ten Percent Shareholders of such non-U.S. subsidiary CFC. In addition, it is possible that, following this offering, a shareholder treated as a U.S. person for U.S. federal income tax purposes will acquire, directly or indirectly, enough Topco Ordinary Shares to be treated as a Ten Percent Shareholder.
U.S. Holders should consult their tax advisors with respect to the potential adverse U.S. tax consequences of becoming a Ten Percent Shareholder in a CFC, including the possibility and consequences of becoming a Ten Percent Shareholder in a non-U.S. subsidiary that may be treated as a CFC due to the changes to the attribution rules. If Topco is classified as both a CFC and a PFIC, Topco generally will not be treated as a PFIC with respect to those U.S. Holders that meet the definition of a Ten Percent Shareholder during the period in which it is a CFC.
If a United States person is treated as owning at least 10% of Topco Ordinary Shares, such person may be subject to adverse U.S. federal income tax consequences.
If a United States person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of Topco Ordinary Shares, such person may be treated as a “United States shareholder” with respect to each of Topco and its direct and indirect subsidiaries (“Topco Group”) that is a “controlled foreign corporation,” or CFC, for U.S. federal income tax purposes. If the Topco Group includes one or more U.S. subsidiaries, certain of Topco’s non-U.S. subsidiaries could be treated as CFCs regardless of whether Topco is treated as a controlled foreign corporation. Immediately following the Business Combination, the Topco Group will include a U.S. subsidiary.
A United States shareholder of a CFC may be required to report annually and include in its U.S. taxable income its pro rata share of the CFC’s “subpart F income” and “tested income” (for purposes of computing “global intangible low-taxed income”) and earnings invested in U.S. property by the CFC, regardless of whether such CFC makes any distributions. Failure to comply with these reporting obligations (or related tax payment obligations) may subject such United States shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such United States shareholder’s U.S. federal income tax return for the year for which reporting (or payment of tax) was due from starting. An individual that is a United States shareholder with respect to a controlled foreign corporation generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a United States shareholder that is a U.S. corporation. Topco cannot provide any assurances that it will assist holders in determining whether any of its non-U.S. subsidiaries is treated as a CFC or whether any holder is treated as a United States shareholder with respect to any of such CFCs or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations.
Circle’s management has limited experience in operating a public company.
Circle’s executive officers have limited experience in the management of a publicly traded company. Circle’s management team may not successfully or effectively manage its transition to a public company following the Business Combination that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the combined company. Circle may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the combined company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the combined company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.
Concord’s sponsors, executive officers and directors have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.
Unlike many other blank check companies in which the sponsors, executive officers, directors and director nominees agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, Concord’s sponsors, executive officers and directors have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with Concord, to vote any shares of Concord common stock held by them in favor of the Business Combination. We expect that Concord’s sponsors, executive officers and directors, and their permitted transferees will own at least approximately 20% of the issued and outstanding shares of Concord Class A common stock at the time of any such stockholder vote. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their Founder Shares in accordance with the majority of the votes cast by the Public Stockholders.
Concord may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate.
Concord’s sponsors, executive officers and directors have agreed that Concord must complete its initial business combination within 18 months from the closing of our IPO, or June 10, 2022. However, if Concord anticipates that it may not be able to consummate its initial Business Combination within 18 months, Concord may, by resolution of its board of directors if requested by the Sponsor, extend the period of time to consummate a Business Combination one time, by an additional six months (for a total of up to 24 months to complete a Business Combination), subject to the Sponsor depositing additional funds of $2,760,000 ($0.10 per unit sold in the IPO) into the Trust Account on or prior to the date of the applicable deadline. Concord may not be able to consummate an initial business combination within such time period. Concord’s ability to complete its initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein.
If Concord is unable to consummate its initial business combination within the required time period, it will, as promptly as reasonably possible but not more than five business days thereafter, distribute the aggregate amount then on deposit in the Trust Account (net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), pro rata to the Public Stockholders by way of redemption and cease all operations except for the purposes of winding up of its affairs, as further described herein. This redemption of Public Stockholders from the Trust Account shall be effected as required by function of Concord’s amended and restated certificate of incorporation and prior to any voluntary winding up. The Public Stockholders would not have the right to receive any portion of any fee that may be payable to Concord by Circle if the Transaction Agreement is terminated.
For illustrative purposes, based on funds in the Trust Account of approximately $276.1 million on December 31, 2021, the estimated per share redemption price would have been approximately $10.00.
Concord’s sponsors, directors, executive officers, advisors or their affiliates may elect to purchase shares from Public Stockholders, which may influence the vote on the Business Combination and reduce the public “float” of our Concord Class A common stock.
Concord’s sponsors, directors, executive officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Concord’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that Concord’s sponsors, directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Pursuant to a letter agreement, the Sponsor has agreed, among other things, to vote all Concord shares held by it in favor of the Business Combination, and to not redeem such shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of Concord Class A common stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain the quotation, listing or trading of Concord’s securities on a national securities exchange.
Concord’s ability to successfully effect the Business Combination and the combined company’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Circle, all of whom we expect to stay with the combined company following the Business Combination. The loss of such key personnel could negatively impact the operations and financial results of the combined business.
Concord’s ability to successfully effect the Business Combination and the combined company’s ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of Circle. Although we expect key personnel to remain with the combined company following the Business Combination, there can be no assurance that they will do so. It is possible that Circle will lose some key personnel, the loss of which could negatively impact the operations and profitability of the combined company. Furthermore, following the Closing, certain of the key personnel of Circle may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the combined company to have to expend time and resources helping them become familiar with such requirements.
Concord’s board of directors did not obtain a fairness opinion in determining whether to proceed with the Transaction Agreement and the Business Combination and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders.
In analyzing the Transaction Agreement and the Business Combination, Concord’s management conducted significant due diligence on Circle. For a complete discussion of the factors utilized by the Concord board of directors in approving the Business Combination, see the section entitled, “Proposal No. 1 — The Business Combination Proposal — Recommendation of the Concord Board of Directors and Reasons for the Combination.” The Concord board of directors believes because of the financial skills and background of its directors, it was qualified to conclude that the Transaction Agreement and Business Combination was fair from a financial perspective to its stockholders. Notwithstanding the foregoing, the Concord board of directors did not obtain a fairness opinion to assist it in its determination. The Concord board of directors may be incorrect in its assessment of the Transaction Agreement and the Business Combination.
Unlike many blank check companies, Concord does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it easier for Concord to consummate the Business Combination even if a substantial majority of Concord’s stockholders do not agree.
Since Concord has no specified percentage threshold for redemption contained in its amended and restated certificate of incorporation, its structure is different in this respect from the structure that has been used by many blank check companies. Historically, blank check companies would not be able to consummate an initial business combination if the holders of such company’s Public Shares voted against a proposed business combination and elected to redeem more than a specified maximum percentage of the shares sold in such company’s IPO, which percentage threshold was typically between 19.99% and 39.99%. As a result, many blank check companies were unable to complete a business combination because the amount of shares voted by their public stockholders electing redemption exceeded the maximum redemption threshold pursuant to which such company could proceed with its initial business combination. As a result, Concord may be able to consummate the Business Combination even though a substantial majority of the Public Stockholders do not agree with the Business Combination and have redeemed their shares. However, in no event will Concord redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon the consummation of the Business Combination. If too many Public Stockholders exercise their redemption rights so that Concord cannot satisfy the net tangible asset requirement, Concord would not proceed with the redemption of our Public Shares and the Business Combination, and instead may search for an alternate business combination.
Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, Public Stockholders may be forced to sell their securities, potentially at a loss.
Public Stockholders shall be entitled to receive funds from the Trust Account only (i) in the event of a redemption to Public Stockholders prior to any winding up in the event Concord does not consummate its initial business combination or its liquidation, (ii) if they redeem their shares in connection with an initial business combination that Concord consummates or, (iii) if they redeem their shares in connection with a stockholder vote to amend Concord’s amended and restated certificate of incorporation (A) to modify the substance or timing of Concord’s obligation to redeem 100% of the Public Shares if Concord does not complete its initial business combination within 18 months (or 24 months, as applicable) from the closing of the IPO or (B) with respect to any other provision relating to Concord’s pre-business combination activity and related stockholders’ rights. In no other circumstances will a stockholder have any right or interest of any kind to the funds in the Trust Account. Accordingly, to liquidate their investment, the Public Stockholders may be forced to sell their securities, potentially at a loss.
If a stockholder or a “group” of stockholders are deemed to hold in excess of 15% of the issued and outstanding shares of Concord Class A common stock, such stockholder or group will lose the ability to redeem all such shares in excess of 15% of the issued and outstanding shares of Concord Class A common stock.
Concord’s amended and restated certificate of incorporation provides that a public stockholder, individually or together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to an aggregate of more than 15% of the shares of Class A common stock sold in the IPO without Concord’s prior written consent. The inability of a stockholder to redeem an aggregate of more than 15% of the shares of Class A common stock sold in the IPO will reduce its influence over Concord’s ability to consummate its initial business combination and such stockholder could suffer a material loss on its investment in Concord if it sells such excess shares in open market transactions. As a result, such stockholders will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell its shares in open market transaction, potentially at a loss.

If third parties bring claims against Concord, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than 10.00 per share.
Concord’s placing of funds in the Trust Account may not protect those funds from third-party claims against Concord. Although Concord has sought to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with Concord waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Concord’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Concord’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Concord’s than any alternative.
Examples of possible instances where Concord may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Concord is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if Concord is unable to complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, Concord will be required to provide for payment of claims of creditors that were not waived that may be brought against Concord within the 10 years following redemption. Accordingly, the per share redemption amount received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.
The Sponsor has agreed that it will be liable to Concord if and to the extent any claims by a third party (other than Concord’s independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which Concord has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay Concord’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Concord’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. Concord has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of Concord and, therefore, the Sponsor may not be able to satisfy those obligations. Concord has not asked the Sponsor to reserve for such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Concord’s initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, Concord may not be able to complete its initial business combination, and its stockholders would receive such lesser amount per share in connection with any redemption of their Public Shares. None of Concord’s officers or directors will indemnify Concord for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
If, after Concord distributes the proceeds in the trust account to our Public Stockholders, Concord files a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.
If, after Concord distributes the proceeds in the trust account to our Public Stockholders, they file a bankruptcy petition or an involuntary bankruptcy petition is filed against Concord that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Public Stockholders. In addition, the Concord board of directors may be viewed as having breached its fiduciary duty to Concord’s creditors and/or having acted in bad faith, thereby exposing it and Concord to claims of punitive damages, by paying Public Stockholders from the trust account prior to addressing the claims of creditors. Concord cannot assure you that claims will not be brought against us for these reasons.
If, before distributing the proceeds in the trust account to our Public Stockholders, Concord files a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by Public Stockholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the trust account to Public Stockholders, Concord files a bankruptcy petition or an involuntary bankruptcy petition is filed against Concord that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of Public Stockholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by Public Stockholders in connection with our liquidation may be reduced.
Concord’s directors may decide not to enforce indemnification obligations against the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Stockholders.
In the event that the proceeds in the Trust Account are reduced below (1) $10.00 per public share or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses) and the Sponsor asserts that it is unable to satisfy obligations or that it has no indemnification obligations related to a particular claim, Concord’s independent directors would determine on Concord’s behalf whether to take legal action against the Sponsor to enforce its indemnification obligations. While Concord currently expects that its independent directors would take legal action on Concord’s behalf against the Sponsor to enforce its indemnification obligations to Concord, it is possible that Concord’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Concord’s independent directors choose not to enforce these indemnification obligations on Concord’s behalf, the amount of funds in the Trust Account available for distribution to the Public Stockholders may be reduced below $10.00 per share.
Concord’s stockholders may be held liable for claims by third parties against Concord to the extent of distributions received by them.
Concord’s amended and restated certificate of incorporation provides that Concord will continue in existence only until 18 months (or 24 months, as applicable) from the closing of the IPO. As promptly as reasonably possible following the redemptions Concord is required to make to the Public Stockholders in such event, subject to the approval of Concord’s remaining stockholders and board of directors, Concord would dissolve and liquidate, subject to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Concord cannot assure you that it will properly assess all claims that may be potentially brought against us. As such, Concord’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Concord’s stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Concord cannot assure you that third parties will not seek to recover from our stockholders’ amounts owed to them by Concord. Furthermore, if Concord is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Concord was unable to pay debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by Public Stockholders.

The nominal purchase price paid by the sponsors for the Founder Shares may significantly dilute the implied value of the Public Shares in the event we complete an initial business combination. In addition, the value of the sponsors’ Founder Shares will be significantly greater than the amount the sponsors paid to purchase such shares in the event we complete an initial business combination, even if the business combination causes the trading price of the post-combination company’s ordinary shares to materially decline.
The sponsors invested an aggregate of $7,545,000 in Concord, comprised of the $25,000 purchase price for the Founder Shares and the $7,520,000 purchase price for the Private Units. The amount held in our Trust Account was $276,050,495 as of December 31, 2021, implying a value of $10.00 per Public Share.
The following table shows the Public Stockholders’ and our initial stockholders’ (including the sponsors’) investment per share and how these compare to the implied value of one ordinary share of the post-combination company upon the completion of our initial business combination. The following table assumes that (i) our valuation is $276,050,495 (which is the amount we held in our Trust Account as of December 31, 2021), (ii) no additional interest is earned on the funds held in the Trust Account, (iii) no Public Shares are redeemed in connection with our initial business combination and (iv) all Founder Shares are held by the sponsors and initial stockholders upon completion of our initial business combination, and does not take into account other potential impacts on our valuation at the time of the initial business combination such as (a) the value of our Public Warrants and private placement warrants contained within the Private Units, (b) the trading price of Concord Class A common stock, (c) the initial business combination transaction costs (including payment of $9,660,000 of deferred Marketing Fee), (d) any equity issued or cash paid to the holders of Circle Shares, (e) any equity issued to other third party investors, or (f) Circle’s business itself.
Public Shares held by Public Stockholders	27,600,000 shares
Founder Shares held by the sponsors and initial stockholders	6,900,000 shares
Private Shares	752,000 shares
Total shares of common stock	35,252,000 shares
Total funds in trust at the initial business combination	$276,050,495
Public Stockholders’ investment per Public Share(1)	$10.00
The sponsors’ investment per Founder Share(2)	$0.004
Implied value per ordinary share of the post-combination company upon the initial business combination(3)	$7.83

(1)
While the Public Stockholders’ investment is in both the Public Shares and the Public Warrants, for purposes of this table the full investment amount is ascribed to the Public Shares only.

(2)
The sponsors’ total investment in the equity of Concord, inclusive of the Founder Shares and the sponsors’ $7,520,000 investment in the Private Units, is $7,545,000. For purposes of this table, the full investment amount of $25,000 is ascribed to the Founder Shares only.

(3)
Based on these assumptions, each ordinary share of the post-combination company would have an implied value of $7.83 per share upon completion of our initial business combination, representing a 21.7% decrease from the initial implied value of $10.00 per Public Share.

While the implied value of $7.83 per share upon completion of our initial business combination would represent a dilution to our Public Stockholders, this would represent a significant increase in value for the sponsors relative to the price they paid for each Founder Share. At $7.83 per share, the 6,900,000 ordinary shares of the post-combination company that the sponsors and our initial stockholders holding Founder Shares would own upon completion of our initial business combination would have an aggregate implied value of $54,027,000. As a result, even if the trading price of the ordinary shares of the post-combination company significantly declines, the value of the Founder Shares held by the sponsors and initial stockholders will be significantly greater than the amount the sponsors paid to purchase such shares. In addition, the sponsors could potentially recoup their entire investment, inclusive of their investments in the Private Units, even if the trading price of the ordinary shares of the post-combination company after the initial business combination is as low as $1.09 per share. As a result, the sponsors and initial stockholders holding Founder Shares are likely to earn a substantial profit on their investment in us upon disposition of the ordinary shares of the post-combination company even if the trading price of the ordinary shares of the post-combination company declines after we complete our initial business combination. The sponsors and initial stockholders holding Founder Shares may therefore be economically incentivized to complete an initial business combination with a riskier, weaker-performing or less-established target business, or on terms less favorable to the Public Stockholders, rather than liquidating Concord. This dilution would increase to the extent that Public Stockholders seek redemptions from the Trust Account for their Public Shares.
Concord’s sponsors, executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.
When considering Concord’s board of directors’ recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal, Concord’s stockholders should be aware that certain of Concord’s sponsors, executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of Concord’s stockholders. These interests include:
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the beneficial ownership of the Sponsor and certain of Concord’s board of directors and officers of an aggregate of 5,520,000 shares of Concord Class B common stock, 510,289 shares of Concord Class A common stock and 255,144 Concord Warrants, which shares and warrants would become worthless if Concord does not complete a business combination within the applicable time period, as Concord’s initial stockholders have waived any right to redemption with respect to these shares (such waiver entered into in connection with the IPO for which the initial stockholders received no additional consideration). Such shares and warrants have an aggregate market value of approximately $[•] million and $[•] million, respectively, based on the closing price of Concord Class A common stock of $[•] on NYSE on [•], 2022, the record date for the special meeting of stockholders;

•
Concord’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Concord’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated; and

•
the anticipated continuation of Bob Diamond, Concord’s Chairman of the board of directors, as a director of Topco following the Closing.

In addition, entities controlled by Atlas Merchant Capital LLC, an entity affiliated with the Sponsor, invested an aggregate of $29 million in Circle’s $440 million convertible note financing completed in May 2021. These interests may influence Concord’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby. In addition to the foregoing, Concord’s amended and restated certificate of incorporation excludes the corporate opportunity doctrine, and any other analogous doctrine, from applying to directors and officers of Concord unless such corporate opportunity is offered to a director or officer solely in his or her capacity as a director or officer of Concord and such opportunity is one Concord is legally and contractually permitted to undertake and would otherwise be reasonable for Concord to pursue. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in Concord’s amended and restated certificate of incorporation did not impact its search for an acquisition target and Concord was not prevented from reviewing any opportunities as a result of such waiver.
There are risks to our stockholders who are not affiliates of the Sponsor of becoming stockholders of the post-combination company through the Business Combination rather than acquiring securities of Topco directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.
Because there is no independent third-party underwriter involved in the Business Combination or the issuance of Topco Ordinary Shares and Topco Warrants in connection therewith, investors will not receive the benefit of any outside independent review of Concord’s and Circle’s respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (FINRA) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, our stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering.
In addition, the Sponsor and certain of Concord’s executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of our stockholders generally. Such interests may have influenced Concord’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See “— Concord’s sponsors, executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus,” “— The nominal purchase price paid by the sponsors for the Founder Shares may significantly dilute the implied value of the Public Shares in the event we complete an initial business combination. In addition, the value of the sponsors’ Founder Shares will be significantly greater than the amount the sponsors paid to purchase such shares in the event we complete an initial business combination, even if the business combination causes the trading price of the post-combination company’s ordinary shares to materially decline” and “— Certain of Concord’s officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by us and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.”
Certain of Concord’s officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by us and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.
Until we consummate our initial business combination, we intend to engage in the business of identifying and combining with one or more businesses. The Sponsor and our officers and directors are, and may in the future become, affiliated with entities (such as operating companies or investment vehicles) that are engaged in a similar business, including other special purpose acquisition companies with a class of securities registered under the Exchange Act.
Our officers and directors also may become aware of business opportunities which may be appropriate for presentation to us and the other entities to which they owe certain fiduciary or contractual duties. Our amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as our director or officer and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating any legal obligation.
In the absence of the “corporate opportunity” waiver in our amended and restated certificate of incorporation, certain candidates would not be able to serve as an officer or director. We believe we substantially benefit from having representatives who bring significant, relevant and valuable experience to our management, and, as a result, the inclusion of the “corporate opportunity” waiver in our amended and restated certificate of incorporation provides us with greater flexibility to attract and retain the officers and directors that we feel are the best candidates.
However, the personal and financial interests of our directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. The different timelines of competing business combinations could cause our directors and officers to prioritize a different business combination over finding a suitable acquisition target for our business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest, which could negatively impact the timing for a business combination. We are not aware of any such conflicts of interest and do not believe that any such conflicts of interest impacted our search for an acquisition target.

We will require Public Stockholders who wish to redeem their shares of Concord Class A common stock in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.
We will require the Public Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to our transfer agent prior to the expiration date set forth in the tender offer documents mailed to such holders, or in the event we distribute proxy materials, up to two business days prior to the vote on the proposal to approve the Business Combination, or to deliver their shares to the transfer agent electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. While we have been advised that it takes a short time to deliver shares through the DWAC System, this may not be the case. Under our bylaws, we are required to provide at least 10 days advance notice of any stockholder meeting, which would be the minimum amount of time a stockholder would have to determine whether to exercise redemption rights. Accordingly, if it takes longer than we anticipate for stockholders to deliver their shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares. In the event that a stockholder fails to comply with the various procedures that must be complied with in order to validly tender or redeem Public Shares, its shares may not be redeemed.
Additionally, despite our compliance with the proxy rules, stockholders may not become aware of the opportunity to redeem their shares.
We may issue additional shares of Class A common stock or preferred shares to complete the Business Combination or under an employee incentive plan upon or after consummation of the Business Combination, which would dilute the interest of our stockholders and likely present other risks.
Our amended and restated certificate of incorporation authorizes the issuance of 200,000,000 shares of Class A common stock, 20,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock, par value $0.0001 per share. We may issue a substantial number of additional shares of Class A common stock or shares of preferred stock, par value $0.0001 per share, to complete the Business Combination or under an employee incentive plan upon or after consummation of the Business Combination. However, our amended and restated certificate of incorporation provides that we may not issue any additional shares of capital stock that would entitle the holders thereof to receive funds from the Trust Account or vote as a class with our Public Shares on an initial business combination. Although no such issuance will affect the per share amount available for redemption from the Trust Account, the issuance of additional Class A common stock or preferred shares:
•
may significantly dilute the equity interest of investors from the IPO, who will not have preemption rights in respect of such an issuance;

•
may subordinate the rights of holders of shares of Class A common stock if one or more classes of preferred stock are created, and such preferred shares are issued, with rights senior to those afforded to Concord Class A common stock;

•
could cause a change in control if a substantial number of shares of Class A common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•
may adversely affect prevailing market prices for our Concord Units, Concord Class A common stock and/or Concord Warrants.

Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with Concord or Concord’s directors, officers or other employees.
Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (1) derivative action or proceeding brought on behalf of Concord, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of Concord to Concord or our stockholders, or any claim for aiding and abetting any such alleged breach, (3) action asserting a claim against Concord or any director or officer of Concord arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our bylaws, or (4) action asserting a claim against us or any director or officer of Concord governed by the internal affairs doctrine except for, as to each of (1) through (4) above, any claim (a) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (c) for which the Court of Chancery does not have subject matter jurisdiction or (d) arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, our amended and restated certificate of incorporation provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in our amended and restated certificate of incorporation. If any action the subject matter of which is within the scope the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.
This forum selection clause may discourage claims or limit stockholders’ ability to submit claims in a judicial forum that they find favorable and may result in additional costs for a stockholder seeking to bring a claim. While we believe the risk of a court declining to enforce this forum selection clause is low, if a court were to determine the forum selection clause to be inapplicable or unenforceable in an action, we may incur additional costs in conjunction with our efforts to resolve the dispute in an alternative jurisdiction, which could have a negative impact on our results of operations and financial condition and result in a diversion of the time and resources of our management and board of directors.
If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the combined company, its business, or its market, or if they change their recommendations regarding the combined company’s securities adversely, the price and trading volume of the combined company’s securities could decline.
The trading market for the combined company’s securities will be influenced by the research and reports that industry or securities analysts may publish about the combined company, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on the combined company. If no securities or industry analysts commence coverage of the combined company, the combined company’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover the combined company change their recommendation regarding the combined company’s ordinary shares adversely, or provide more favorable relative recommendations about the combined company’s competitors, the price of the combined company’s ordinary shares would likely decline. If any analyst who may cover the combined company were to cease coverage of the combined company or fail to regularly publish reports on it, the combined company could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.
Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.
On April 12, 2021, the Staff of the SEC issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on

Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). In light of the SEC Statement, we reevaluated the accounting treatment of our warrants, and pursuant to the guidance in ASC 815, Derivatives and Hedging (“ASC 815”), determined the warrants should be classified as derivative liabilities measured at fair value on our balance sheet, with any changes in fair value to be reported each period in earnings on our statement of operations. As a result of the recurring fair value measurement, our financial statements may fluctuate quarterly, based on factors, which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.
We have identified material weaknesses in our internal control over financial reporting relating to our accounting for complex financial instruments as of December 31, 2021. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
Following the issuance of the SEC Statement, our management and our audit committee concluded that, in light of the SEC Statement, it was appropriate to restate our previously issued audited financial statements as of and for the period ended December 31, 2020 (“Restatement No. 1”). See “— Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.” As part of such process, we identified a material weakness in our internal controls over financial reporting. Further, in light of the reclassification of our redeemable Class A common stock as temporary equity, our management and our audit committee concluded that it was appropriate to restate our previously issued and restated audited financial statements as of and for the period ended December 31, 2020 ( “Restatement No. 2”). We have identified, in light of the prior reclassification of warrants from equity to liability, as well as the reclassification of our redeemable Class A common stock as temporary equity, a material weakness in our internal controls over financial reporting relating to our accounting for complex financial instruments. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.
Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. To respond to the material weakness we identified, we plan to incorporate enhanced communication and documentation procedures between our operations team and the individuals responsible for preparation of financial statements. We continue to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.
If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.
We, and following our initial business combination, the combined company, may face litigation and other risks as a result of the material weaknesses in our internal control over financial reporting.
As part of Restatement No. 1 and Restatement No. 2 (the “Restatements”), we identified material weaknesses in our internal controls over financial reporting.
As a result of such material weaknesses, Restatements, the change in accounting for our warrants, the reclassification of our redeemable Class A common stock as temporary equity and other matters raised or that may in the future be raised by the SEC, we, and the combined company, face the potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this proxy statement/prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our, or the combined company’s, business, results of operations and financial condition or our ability to complete a business combination.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
On February 16, 2022, Concord, Circle, Topco and Merger Sub entered into a Termination of Business Combination Agreement, pursuant to which the parties agreed to mutually terminate the Business Combination Agreement, dated as of July 7, 2021.
Immediately following the termination of the Business Combination Agreement, on February 16, 2022, Concord, Circle, Topco, and Merger Sub, entered into a Transaction Agreement, pursuant to which Topco agreed to combine with Concord in a business combination that will result in each of Circle and Concord becoming a wholly-owned subsidiary of Topco. The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to give effect to the Business Combination and the related proposed financing transactions.
The following unaudited pro forma condensed combined financial information is based on the historical financial statements of Concord and historical financial statements of Circle as adjusted to give effect to the Business Combination and the related proposed financing transactions. The unaudited pro forma condensed combined balance sheet as of December 31, 2021 assumes that the Business Combination and the related proposed financing transactions were completed on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 gives effect to the Business Combination and the related proposed financing transactions as if they had occurred on January 1, 2021.
The assumptions and estimates underlying the transaction accounting adjustments to the unaudited pro forma condensed combined financial information are described in the accompanying notes, which should be read in conjunction with the following:
•
Concord’s audited financial statements and related notes as of and for the year ended December 31, 2021 included elsewhere in this proxy statement/prospectus.

•
Circle’s audited consolidated financial statements and related notes as of and for the year ended December 31, 2021 included elsewhere in this proxy statement/prospectus.

•
Concord Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this proxy statement/prospectus.

•
Circle Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the combined company’s balance sheet or statement of operations actually would have been had the Business Combination and the related proposed financing transactions been completed as of the dates indicated, nor do they purport to project or forecast the future financial position or operating results of the combined company. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Business Combination.
The transaction accounting adjustments reflecting the consummation of the Business Combination and related proposed financing transactions are based on certain currently available information and certain assumptions and methodologies that Concord believes are reasonable under the circumstances. The transaction accounting adjustments, which are described in the accompanying notes, may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the transaction accounting adjustments, and it is possible that the difference may be material. Concord believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and the related proposed financing transactions based on information available to management at this time.

Concord
Concord is a Delaware blank check company, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The registration statement for Concord’s IPO was declared effective on December 8, 2020. On December 10, 2020, Concord consummated its IPO of 27,600,000 Units, including the issuance of 3,600,000 Units as a result of the underwriter’s exercise in full of its over-allotment option, at $10.00 per Unit, generating gross proceeds of $276.0 million. Simultaneously with the closing of the IPO, Concord consummated the private placement of 752,000 Private Units, at a price of $10.00 per Private Unit to the sponsors, generating proceeds of $7.5 million. Each Private Unit consists of one share of Class A common stock and one-half of one warrant to purchase one share of Class A common stock at $11.50 per share. As of December 31, 2021, there was approximately $276.1 million held in the Trust Account.
Circle
Circle operates as a global financial service company utilizing open protocols on public blockchains. Circle envisions significant growth in the adoption of their platforms, products and services as more and more businesses and financial institutions move to leverage digital asset and blockchain technology for payments, treasury management and financial applications. Circle offers a range of products to its customers, including USD Coin (“USDC”) market infrastructure, Circle Transaction and Treasury Services (“TTS”), and SeedInvest. Circle operates the core market infrastructure for USDC, including the underlying issuance and redemption infrastructure, treasury and liquidity management, and managing the dollar-denominated reserve assets that back USDC in circulation. Transaction and Treasury Services are provided through the Circle Account, which is also the entry point for issuing, redeeming, and custodying of customers’ USDC. TTS includes (1) Transaction Services, (2) Integration Services, and (3) Treasury Services. All three of the services are components of a unified suite of services that are accessed by, and integrated with, the Circle Account by providing customers with the infrastructure required to process a wide variety of transactions and support their financial infrastructure. Additionally, SeedInvest offers a digital platform for companies to raise capital through equity offerings directly on the internet and seeks to capitalize on interest in the digitization of early-stage investing. SeedInvest offers services to a wide range of customers, from small-scale seed funding through larger capital raises and growth funding.
Description of the Business Combination
As a result of the termination of the Business Combination Agreement, effective February 16, 2022, the Business Combination Agreement is of no further force and effect, and certain transaction agreements entered into in connection with the Business Combination Agreement, including, but not limited to, (i) the Sponsor Letter Agreement, dated as of July 7, 2021, by and among certain securityholders of Circle and Concord, and (ii) the subscription agreements, dated as of July 7, 2021, between Concord and certain investors, pursuant to which such investors committed to purchase $415.0 million of equity, previously referred to as the “PIPE Financing”, upon the closing of the transactions contemplated by the Business Combination Agreement, were terminated in accordance with their respective terms.
On February 16, 2022, immediately following the termination of the Business Combination Agreement, Concord, Circle, Topco, and Merger Sub, entered into a Transaction Agreement, pursuant to which Topco agreed to combine with Concord with Concord becoming a wholly-owned subsidiary of Topco. At the Merger Effective Time, each share of Concord Class A common stock and each share of Concord Class B common stock issued and outstanding immediately prior to the Merger Effective Time will be cancelled and automatically converted into and become the right to receive one Topco Ordinary Share. Additionally, each Concord Warrant that is outstanding immediately prior to the Merger Effective Time will be converted in accordance with the terms of the Concord Warrant Agreement into a Topco Warrant on substantially the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the Concord Warrant Agreement. In connection with the Transaction Agreement, and pursuant to the Scheme, Circle shareholders will transfer their holdings of shares in the capital of Circle to Topco in exchange for the issuance of new shares in Topco, with the result that, at the Scheme Effective Time, Circle will become a wholly-owned subsidiary of Topco.

On April 11, 2022, Circle signed an agreement with multiple investors for a funding round of approximately $400.0 million, which is expected to close in the second quarter of 2022.
If the Business Combination is not consummated by June 8, 2022, Circle has agreed to deposit $2.8 million into the Trust Account in the form of non-interest bearing loan in order to automatically extend the time period for Concord to consummate a Business Combination until 24 months following the closing of Concord’s IPO.
Following the Closing, Topco will issue up to an aggregate number of Topco Ordinary Shares equal to 20% of the Topco Ordinary Shares in issue (on a fully diluted basis) immediately following the Closing (the “Earnout Shares”) to certain of Circle’s existing equity holders, as follows:
•
25% of the Earnout Shares, in the aggregate, if the volume weighted average trading price of the Topco Ordinary Shares is $12.00 or greater for any 20 trading days within a period of 30 consecutive trading days prior to the first anniversary of the Closing;

•
25% of the Earnout Shares, in the aggregate, if the volume weighted average trading price of the Topco Ordinary Shares is $14.00 or greater for any 20 trading days within a period of 30 consecutive trading days prior to the third anniversary of the Closing;

•
25% of the Earnout Shares, in the aggregate, if the volume weighted average trading price of the Topco Ordinary Shares is $16.00 or greater for any 20 trading days within a period of 30 consecutive trading days prior to the fifth anniversary of the Closing; and

•
25% of the Earnout Shares, in the aggregate, if the volume weighted average trading price of the Topco Ordinary Shares is $100.00 or greater for any 20 trading days within a period of 30 consecutive trading days prior to the tenth anniversary of the Closing.

The contingently issuable Earnout Shares to the holders of Company Vested and Unvested Equity Units are treated as post-Closing stock-based compensation expenses. The contingently issuable Earnout Shares to certain of Circle’s existing equity holders are accounted for as a liability classified derivative due to the reallocation of forfeited Earnout Shares to the holders of Company Vested and Unvested Equity Units triggered by the future termination of employment (if any), which is not considered to be indexed to the combined company’s stock, resulting in the derivative to be fair-valued upon Closing and subsequent to the Business Combination. Refer to Transaction Agreement included as Exhibit 2 of the registration statement of which this proxy statement/prospectus forms for additional details.
There is no specified maximum redemptions threshold stipulated under the Transaction Agreement. Given that Concord’s Public Stockholders may elect to redeem their public shares for cash even if they approve the Business Combination, this unaudited pro forma condensed combined information assumes that they redeem all of the shares subject to redemption in the preparation of the pro forma condensed combined financial statements under the Maximum Redemptions scenario.
Two scenarios are considered in the unaudited pro forma condensed combined financial information presentation herein:
•
Assuming No Redemptions — This scenario assumes that none of the Concord’s Public Stockholders will elect to redeem their Class A common stock for a pro rata portion of cash in the trust account, and thus the full amount of $276.1 million held in the trust account is available for the Business Combination.

•
Assuming Maximum Redemptions — This scenario assumes that Concord’s Public Stockholders will redeem approximately 27.6 million shares of Class A common stock upon consummation of the Business Combination at a redemption price of approximately $10.00 ($276.1 million in trust account divided by 27.6 million outstanding Class A common stock held by Concord’s Public Stockholders) per share. This leads to a total maximum redemption value of $276.1 million, representing the entire amount of the securities held in trust account.

The aggregate consideration (“Total Consideration”) will consist of i) the issuance of shares of Topco Ordinary Shares and ii) rollover of Circle’s outstanding vested options, warrants, and certain SeedInvest convertible notes, upon the consummation of the Business Combination.

The following represents the aggregate consideration, exclusive of Earnout Shares ($ in thousands):
	Assuming No Redemptions	Assuming Maximum Redemptions
Rollover of Circle’s vested options, warrants and certain SeedInvest convertible notes(1)	$598,618	$598,618
Topco Ordinary Shares to be issued at Closing	9,573,355	9,297,355
Total Consideration	$10,171,973	9,895,973

(1)
The rollover of Circle’s vested options, warrants, and certain SeedInvest convertible notes were not included in the “Total Topco Ordinary Shares to be issued at Closing” below, however, they were considered as part of the diluted EPS calculation.

The following table summarizes the pro forma common stock outstanding under both the No Redemptions scenario and the Maximum Redemptions scenario:
	Assuming No Redemptions		Assuming Maximum Redemptions
In thousands	Shares	Ownership, %	Shares	Ownership, %
Existing Circle Holders and convertible notes holders(1)	922,083	96.3%	922,083	99.2%
Concord Public Stockholders(2)	27,600	2.9%	—	0.0%
Sponsors and related parties	7,652	0.8%	7,652	0.8%
Total Topco Ordinary Shares to be issued at Closing(3)	957,335	100.0%	929,735	100.0%

(1)
Includes Escrow Shareholders.

(2)
Under the Maximum Redemptions scenario, Topco Ordinary Shares issued to Concord Public Stockholders were nil assuming all Concord Public Stockholders will redeem. Refer to “Assuming Maximum Redemptions” for details of maximum redemption calculation.

(3)
Topco Ordinary Shares issued as set forth in the Transaction Agreement at a price of $10.00 per share.

The Business Combination will be accounted for as a reverse recapitalization because Circle has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). The determination is primarily based on the evaluation of the following facts and circumstances taking into consideration both the No Redemptions and Maximum Redemptions scenarios:
•
Circle Holders will hold the majority of voting rights in Topco under both the No Redemptions and the Maximum Redemptions scenarios;

•
Topco’s senior management will comprise all key management of Circle;

•
Operations of Circle prior to the Business Combination will comprise the only ongoing operations of Topco;

•
The post-combination company will assume a Circle branded name; and

•
Circle is significantly larger in relative size based on total assets and total revenue.

Given the Proposed Transaction is treated as a reverse recapitalization, the Business Combination will be treated as the equivalent of Topco issuing stock for the net assets of Concord, accompanied by a recapitalization. The financial statements of Topco will represent a continuation of the financial statements of Circle. The net assets of Circle and Concord will be stated at historical cost. No goodwill or intangible assets will be recorded in connection with the Business Combination.

UNAUDITED PRO FORMA CONDENSED
COMBINED BALANCE SHEET
DECEMBER 31, 2021
			Assuming No Redemptions			Assuming Maximum Redemptions
($ in thousands, except share and per share amounts)	Concord Historical	Circle Historical	Transaction Accounting Adjustments	Note	Pro Forma	Additional Transaction Accounting Adjustments	Note	Pro Forma
Assets
Current assets
Cash and cash equivalents	$192	$161,564	$276,051	3a	$787,702	$—		$511,651
			400,000	3b		—
			(30,095)	3c		—
			(20,010)	3d		—
			—			(276,051)	3n
Cash and cash equivalents segregated for benefits of customers and USDC holders	—	42,470,603	—		42,470,603	—		42,470,603
Accounts receivable	—	22,703	—		22,703	—		22,703
USDC receivable	—	154,837	—		154,837	—		154,837
Digital assets safeguarded on behalf of customers	—	738,365	—		738,365	—		738,365
Divestment consideration receivable, current	—	1,000	—		1,000	—		1,000
Prepaid expenses and other current assets	216	23,163	(10,945)	3e	12,434	—		12,434
Total current assets	408	43,572,235	615,001		44,187,644	(276,051)		43,911,593
Securities held in Trust Account	276,051	—	(276,051)	3a	—	—		—
Restricted cash for operations	—	20,959	—		20,959	—		20,959
Divestment consideration receivable, non-current	—	1,000	—		1,000	—		1,000
Long-term investments	—	28,233	—		28,233	—		28,233
Fixed assets, net	—	1,225	—		1,225	—		1,225
Digital assets, net	—	242,073	—		242,073	—		242,073
Goodwill	—	24,014	—		24,014	—		24,014
Intangible assets, net	—	6,606	—		6,606	—		6,606
Total assets	$276,459	$43,896,345	$338,950		$44,511,754	$(276,051)		$44,235,703
Liabilities, Redeemable Convertible Preferred Stock and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$194	$53,343	$90,000	3c	$143,537	—		$143,537
Deferred revenue	—	415	—		415	—		415
Loans payable, net of debt discount	—	24,039	—		24,039	—		24,039
USDC borrowed	—	154,837	—		154,837	—		154,837
Digital assets held as collateral	—	191,810	—		191,810	—		191,810
Digital assets safeguarding obligations to customers	—	738,365	—		738,365	—		738,365
Deposits from customers and USDC holders	—	42,316,946	—		42,316,946	—		42,316,946
Total current liabilities	194	43,479,755	90,000		43,569,949	—		43,569,949
Long-term liabilities
Deferred rent	—	301	—		301	—		301
Convertible debt, net of debt discount	—	904,122	(853,356)	3f	50,766	—		50,766
Warrant liability	38,335	1,349	—		39,684	—		39,684
Earnout shares liability	—	—	1,472,390	3g	1,472,390	(37,053)	3g	1,435,337
Total long-term liabilities	38,335	905,772	619,034		1,563,141	(37,053)		1,526,088
Total liabilities	38,529	44,385,527	709,034		45,133,090	(37,053)		45,096,037
Commitments and contingencies
Common stock subject to possible redemption 27,600,000 shares at redemption value	276,000	—	(276,000)	3h	—	—		—

			Assuming No Redemptions			Assuming Maximum Redemptions
($ in thousands, except share and per share amounts)	Concord Historical	Circle Historical	Transaction Accounting Adjustments	Note	Pro Forma	Additional Transaction Accounting Adjustments	Note	Pro Forma
Redeemable convertible preferred stock
Series A redeemable convertible Preferred Stock ($0.0001 par value; 33,620,690 issued and outstanding at December 31, 2021)	—	9,000	(9,000)	3i	—	—		—
Series B redeemable convertible Preferred Stock ($0.0001 par value; 17,586,205 issued and outstanding at December 31, 2021)	—	17,000	(17,000)	3i	—	—		—
Series C redeemable convertible Preferred Stock ($0.0001 par value; 18,445,443 issued and outstanding at December 31, 2021)	—	40,050	(40,050)	3i	—	—		—
Series D redeemable convertible Preferred Stock ($0.0001 par value; 23,202,679 issued and outstanding at December 31, 2021)	—	64,152	(64,152)	3i	—	—		—
Series E redeemable convertible Preferred Stock ($0.0001 par value; 9,077,030 issued and outstanding at December 31, 2021)	—	149,024	(149,024)	3i	—	—		—
Series F redeemable convertible Preferred Stock	—	—	400,000	3b	—	—		—
	—	—	(400,000)	3i	—	—		—
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized. none issued and outstanding	—	—	—		—	—		—
Ordinary Shares1	—	—	92	3j	96	—		93
	—	—	3	3h	—	—		—
	—	—	1	3k	—	—		—
	—	—	—		—	(3)	3n	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 6,900,000 shares issued and outstanding	1	—	(1)	3k	—	—		—
Common stock ($0.0001 par value; 255,000,000 authorized; 45,265,424 issued and outstanding at December 31, 2021)	—	5	(5)	3i	—	—		—
Treasury stock, at cost (4,960,362 shares held at December 31, 2021)	—	(2,877)	2,877	3l	—	—		—
Additional paid-in capital	—	113,103	(120,095)	3c	257,207	—		18,212
	—	—	(20,010)	3d		—
	—	—	(10,945)	3e		—
	—	—	853,356	3f		—
	—	—	(1,472,390)	3g		37,053	3g
	—	—	275,997	3h		—
	—	—	679,231	3i		—
	—	—	(92)	3j		—
	—	—	(2,877)	3l		—
	—	—	—			(276,048)	3n
	—	—	(38,071)	3m		—
Accumulated deficit	(38,071)	(883,350)	38,071	3m	(883,350)	—		(883,350)
Accumulated other comprehensive losses	—	4,711	—		4,711	—		4,711
Total stockholders’ equity (deficit)	(38,070)	(768,408)	185,142		(621,336)	(238,998)		(860,334)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$276,459	$43,896,345	$338,950		$44,511,754	$(276,051)		$44,235,703

1
Class A common stock of Concord will become Ordinary Shares post the closing of the Business Combination.

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS FOR THE YEAR ENDED
DECEMBER 31, 2021
			Assuming No Redemptions			Assuming Maximum Redemptions
($ in thousands, except share and per share amounts)	Concord Historical	Circle Historical	Transaction Accounting Adjustments	Note	Pro Forma	Additional Transaction Accounting Adjustments	Note	Pro Forma
Revenue and USDC interest income
Transaction and Treasury Services	$—	$47,547	$—		$47,547	—		$47,547
USDC interest income	—	28,464	—		28,464	—		28,464
SeedInvest revenue	—	8,866	—		8,866	—		8,866
Total revenue and USDC interest income from continuing operations	—	84,877	—		84,877	—		84,877
Third-party transaction costs
Transaction and Treasury services costs	—	30,731	—		30,731	—		30,731
USDC income sharing and transaction costs	—	11,890	—		11,890	—		11,890
Total third-party transaction costs	—	42,621	—		42,621	—		42,621
Operating expenses
Compensation expenses	—	68,170	163,547	4a	231,717	(4,116)	4a	227,601
General and administrative expenses	—	31,125	—		31,125	—		31,125
Depreciation and amortization expense	—	3,945	—		3,945	—		3,945
IT infrastructure costs	—	5,379	—		5,379	—		5,379
Marketing and advertising expenses	—	13,697	—		13,697	—		13,697
Digital assets impairment	—	6,038	—		6,038	—		6,038
Formation and operating costs	1,233	—	—		1,233	—		1,233
Total operating expenses	1,233	128,354	163,547		293,134	(4,116)		289,018
Operating loss from continuing operations	(1,233)	(86,098)	(163,547)		(250,878)	4,116		(246,762)
Other income/(expense)
Change in fair value of warrants liability	(26,423)	—	—		(26,423)	—		(26,423)
Interest income from Trust Account	45	—	(45)	4b	—	—		—
Other income (expense), net	—	(417,761)	385,407	4c,4d	(32,354)	—		(32,354)
Total other expense net	(26,378)	(417,761)	385,362		(58,777)	—		(58,777)
Net loss before income taxes	(27,611)	(503,859)	221,815		(309,655)	4,116		(305,539)
Income tax expense	—	4,854	—	4e	4,854	—		4,854
Net loss from continuing operations	(27,611)	(508,713)	221,815		(314,509)	4,116		(310,393)
Net income (loss)	$(27,611)	$(508,713)	$221,815		$(314,509)	4,116		$(310,393)
Earnings (loss) per share:
Basic and diluted net loss per share, Class A common stock subject to possible redemption	$(0.78)	n/a	—		n/a	—		n/a
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	27,600,000	n/a	—		n/a	—		n/a
Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	$(0.78)	—	—		n/a	—		n/a
Basic and diluted weighted average shares outstanding, Class A and Class B non-redeemable common Stock	7,652,000	—	—		n/a	—		n/a
Basic earnings (loss) per share	—	$(11.47)	—		$(0.32)	—		$(0.33)
Diluted earnings (loss) per share	—	$(11.47)	—		$(0.32)	—		$(0.33)
Weighted-average shares outstanding – Basic	—	44,347,508	—		978,756,819	—		951,156,819
Weighted-average shares outstanding – Diluted	—	44,347,508	—		978,756,819	—		951,156,819

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(in thousands, except share and per share amounts)
Note 1 — Basis of pro forma presentation
The accompanying unaudited pro forma condensed combined financial information was prepared under the conclusion that the Business Combination is accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with generally accepted accounting principles (“GAAP”). Under this method of accounting, Concord will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the reverse recapitalization will be treated as the equivalent of Topco issuing stock for the net assets of Concord, accompanied by a recapitalization. Operations prior to the reverse recapitalization will be those of Circle. The financial statements of Topco will represent a continuation of the financial statements of Circle.
The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to reflect transaction accounting adjustments in connection with the Business Combination and related proposed financing transactions. Given that the Business Combination is accounted for as a reverse recapitalization, the direct and incremental transaction costs related to the Business Combination and related proposed financing transactions are deferred and offset against the additional paid-in-capital. For Concord transaction costs that are expected to be incurred and expensed upon Closing, they will be recognized initially as an increase to Concord’s accumulated deficit, which will then be reclassified to additional paid-in-capital as part of the elimination of “acquired” company’s historical accumulated deficit in the reverse recapitalization.
The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statement of operations are using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination, assuming the transaction occurred on January 1, 2021.
Note 2 — Accounting Policies
During the procedures of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the companies which, when conformed, could have a material impact on the combined financial statements. Based on its initial analysis, management has not identified any material differences in accounting policies that would have an impact on the unaudited pro forma condensed combined financial information.
Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2021 are as follows:
a)   Reflects the reclassification of $276.1 million of cash held in the trust account that becomes available for transaction consideration, transaction expenses, redemption of public shares and the operating activities following the Business Combination to cash and cash equivalents.
b)   Reflects the proceeds of $400.0 million from the issuance of 9,492,696 shares of Series F redeemable convertible preferred stock in connection with the signed funding round and subsequent contractual conversion upon Closing. Refer to adjustment 3(i) for more information on the reclassification of Circle Holders’ equity to additional paid-in-capital as part of the recapitalization.
c)   Reflects the transaction expense of $120.1 million that are expected to be incurred and capitalized upon consummation of the Business Combination. $120.1 million2 will be deferred and charged against additional paid-in-capital because they are legal, third-party advisory, investment banking, and other

2
$90.0 million of the $120.1 million deferred costs may not be paid out in cash as of Closing. They are reflected under accounts payable and accrued expenses.

miscellaneous fees, which are direct and incremental to the Business Combination and related proposed financing transactions. In addition, Circle may incur an additional share payment from the existing Circle Holders in connection with the settlement of its dispute with a financial advisor regarding advisory fees related to the Business Combination as described under the Commitments and contingencies footnote disclosure of Circle’s audited consolidated financial statements for the year ended December 31, 2021. The Company does not believe that such costs are probable of payment and therefore has not reflected additional pro forma adjustments at this time.
d)   Reflects the transaction expense of $20.0 million that are expected to be incurred and expensed by Concord upon Closing. These costs will be assumed and paid in connection with the Business Combination and therefore will be recognized against additional paid-in-capital as a reduction of Concord’s net assets recorded in the reverse recapitalization.
e)   Reflects the reclassification of $10.9 million transaction expense incurred by Circle and capitalized on the historical balance sheet under Prepaid expenses and other current assets into additional paid-in-capital upon Closing as they are direct and incremental to the Business Combination and related proposed financing transactions.
f)   Reflects the conversion of some of Circle’s convertible notes in total of $853.4 million to Topco Ordinary Shares upon Closing.
g)   Reflects the preliminary estimated fair value of $1,472.4 million and $1,435.3 million of Earnout Shares to certain of Circle’s existing equity holders under the No Redemptions scenario and the Maximum Redemptions scenario, respectively, contingent upon the price of Topco Ordinary Shares exceeding certain thresholds. The preliminary fair value was determined using the most reliable information currently available. The actual fair values could change materially once the final valuation is determined upon Closing. Refer to Note 6 for more information.
h)   Represents the reclassification of $276.0 million of 27.6 million Concord Class A common stock subject to possible redemption to permanent equity.
i)   Reflects the contractual conversion of Circle’s preferred stock triggered by the Business Combination and the reclassification of Circle Holders’ equity to additional paid-in-capital as part of the recapitalization.
j)   Reflects the issuance of 922.1 million shares to the existing Circle Holders and convertible notes holders under both the No Redemptions scenario and the Maximum Redemptions scenario at 0.0001 par value as consideration for the Business Combination.
k)   Reflects the reclassification of $1.0 thousand par value of Concord Class B common stock to Topco Ordinary Shares at par value to account for the conversion of 6.9 million Concord Class B common stock to Topco Ordinary Shares on a one-for-one basis.
l)   Reflects the cancellation of $2.9 million treasury stock upon Closing with an offset to additional paid-in-capital.
m)   Reflects the elimination of $38.1 million of Concord’s historical accumulated deficit.
The additional pro forma adjustments assuming Maximum Redemptions:
n)   Reflects $276.1 million withdrawal of funds from the trust account to fund the redemption of 27.6 million shares of Concord Class A common stock at approximately $10.00 per share.
Note 4 — Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 are as follows:
a)   Reflects additional stock-based compensation expenses of $163.5 million and $159.4 million under the No Redemptions scenario and the Maximum Redemptions scenario, respectively, for the year ended December 31, 2021 in connection with the Earnout Shares to the holders of Company Vested and Unvested Equity Units.
b)   Represents the elimination of $45.0 thousand of interest income on Concord’s trust account for the year ended December 31, 2021.
c)   Reflects $20.0 million transaction expense to be incurred and expensed by Concord upon Closing, which are non-recurring, as if the transaction occurred on January 1, 2021.
d)   Reflects elimination of $405.4 million interest expense and change in fair value of the convertible notes that will be converted upon Closing, as if the transaction occurred on January 1, 2021.
e)   The pro forma income statement adjustments do not have an income tax effect because all entities of Circle have loss carryforwards and a full valuation allowance.
Note 5 — Loss per Share Information
The pro forma loss per share calculations have been performed for the year ended December 31, 2021 using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination, assuming the transaction occurred on January 1, 2021. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for both basic and diluted loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.
The weighted average number of shares underlying the pro forma basic loss per share calculation reflects 978.8 million shares of Topco Ordinary Shares outstanding assuming No Redemptions and 951.2 million shares of Topco Ordinary Shares outstanding assuming Maximum Redemptions for the year ended December 31, 2021. Pro forma diluted loss per share is the same as basic loss per share as potential outstanding securities are concluded to be anti-dilutive.
	For the year ended December 31, 2021
(In thousands, except per share data)	Assuming No Redemptions	Assuming Maximum Redemptions
Numerator:
Pro forma net loss attributable to shareholders – basic	$(314,509)	$(310,393)
Pro forma net loss attributable to shareholder – diluted	$(314,509)	$(310,393)
Denominator:
Pro forma weighted average shares of common stock outstanding – basic	978,757	951,157
Pro forma weighted average shares of common stock outstanding – diluted	978,757	951,157
Pro forma basic earnings (loss) per share	$(0.32)	$(0.33)
Pro forma diluted earnings (loss) per share	$(0.32)	$(0.33)
Pro forma basic weighted average shares
Existing Circle Holders and convertible notes holders	943,505	943,505
Concord Public Stockholders	27,600	—
Sponsors and related parties	7,652	7,652
Total pro forma basic weighted average shares	978,757	951,157

The following potential outstanding securities were excluded from the computation of pro forma loss per share, diluted, because their effect would have been anti-dilutive or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period, under both the No Redemptions and Maximum Redemptions scenarios:
In thousands	For the year ended December 31, 2021
Circle options	133,996
Circle warrants	7,890
Circle SeedInvest convertible notes	8,244
Concord warrants(1)	14,176
164,306

(1)
Includes 13,800,000 Public Warrants and 376,000 Private Units outstanding at the Closing, which are all antidilutive, as their exercise price is $11.50.

Note 6 — Earnout Shares
The Earnout Shares granted to certain number of Circle’s existing equity holders are expected to be accounted for as a derivative. These shares will be contingently issuable if the price of Topco Ordinary Shares exceeds certain thresholds or upon certain strategic events, which include events that are not indexed to Topco Ordinary Shares. The preliminary estimated fair value of these Earnout Shares is $1,472.4 million and $1,435.3 million under the No Redemptions scenario and the Maximum Redemptions scenario, respectively. The estimated fair value of these Earnout Shares was determined by using a Monte Carlo simulation valuation model using a distribution of potential stock price outcomes on a daily basis over the applicable contingently issuable period. Assumptions used in the preliminary valuation, which are subject to change at the Closing, were as follows:
Current stock price:   The current stock price was set at the pro forma value of $10.00 per share for Topco Ordinary Shares.
Expected volatility:   The expected volatility of 67.8% was calculated based on the average of the third-quartile leverage adjusted asset volatility calculated using a set of 9 Guideline Public Companies (“GPCs”) and the implied volatility calibrated considering the traded price of Concord Acquisition Corp’s public warrants. Since smaller companies are typically more volatile than their larger, more diversified peers and given Circle’s smaller size relative to the GPCs, the Company selected the third quartile volatility. The GPCs’ interquartile range of asset volatility was 38.2% to 64.3%. Volatility for the GPCs was calculated over a lookback period of 10 year (or longest available data for GPCs whose trading history was shorter than 10 years), commensurate with the longest contractual term of the Earnout Shares. The implied volatility was calculated based on the closing price of the public warrants price using Monte-Carlo simulation considering the cash redemption option when stock price exceeds $18 for 20 out of 30 trading days.
Risk-free interest rate:   The risk-free interest rates of 1.76%, 2.56%, 2.64%, and 2.70% were determined based on the term-matched U.S. Constant Maturity treasury yields.
Contractual contingently issuable period:   The contractual contingently issuable periods for the four tranches are 1-year, 3-years, 5-years, and 10-years, respectively.
Expected dividend yield:   The expected dividend yield is zero as we have never declared or paid cash dividends and have no current plans to do so during the expected term.
The actual fair values of these Earnout Shares are subject to change as additional information becomes available and additional analyses are performed and such changes could be material once the final valuation is determined at the Closing.

THE SPECIAL MEETING OF CONCORD STOCKHOLDERS
The Concord Special Meeting
Concord is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by its board of directors for use at the special meeting in lieu of the 2022 annual meeting of stockholders to be held on [•], 2022, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Concord’s stockholders on or about [•], 2022. Stockholders of record who owned Concord common stock at the close of business on the record date are entitled to receive notice of, attend and vote at the special meeting. On the record date, there were [•] shares of Concord common stock outstanding. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of stockholders.
Date, Time and Place of the Special Meeting
The special meeting of stockholders of Concord will be held at [•] a.m., Eastern time, on [•], 2022, at [•], or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals.
Purpose of the Special Meeting
At the Concord special meeting of stockholders, Concord will ask the Concord stockholders to vote in favor of the following proposals:
•
The Business Combination Proposal — a proposal to approve the adoption of the Transaction Agreement and the Business Combination.

•
The Adjournment Proposal — a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based on the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Recommendation of the Concord Board of Directors
Concord’s board of directors believes that each of the Business Combination Proposal and the Adjournment Proposal to be presented at the special meeting of stockholders is in the best interests of Concord and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.
When you consider the recommendation of Concord’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of Concord’s board of directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:
•
the beneficial ownership of the Sponsor and certain of Concord’s board of directors and officers of an aggregate of 5,520,000 shares of Concord Class B common stock, 510,289 shares of Concord Class A common stock and 255,144 Concord Warrants, which shares and warrants would become worthless if Concord does not complete a business combination within the applicable time period, as Concord’s initial stockholders have waived any right to redemption with respect to these shares (such waiver entered into in connection with the IPO for which the initial stockholders received no additional consideration). Such shares and warrants have an aggregate market value of approximately $[•] million and $[•] million, respectively, based on the closing price of Concord Class A common stock of $[•] on NYSE on [•], 2022, the record date for the special meeting of stockholders;

•
Concord’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Concord’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated; and

•
the anticipated continuation of Bob Diamond, Concord’s Chairman of the board of directors, as a director of Topco following the Closing.

In addition, entities controlled by Atlas Merchant Capital LLC, an entity affiliated with the Sponsor, invested an aggregate of $29 million in Circle’s $440 million convertible note financing completed in May 2021.
Record Date and Voting
You will be entitled to vote or direct votes to be cast at the special meeting of stockholders if you owned shares of Concord Class A common stock at the close of business on [•], 2022, which is the record date for the special meeting of stockholders. You are entitled to one vote for each share of Concord Class A common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were [•] shares of Concord Class A common stock, including [•] Private Shares, issued and outstanding, and [•] Founder Shares issued and outstanding. In addition, there currently are [•] Concord Warrants issued and outstanding, consisting of [•] Public Warrants and [•] Private Warrants.
Concord’s initial stockholders have agreed to vote all of their Founder Shares and any Public Shares acquired by them in favor of the Business Combination Proposal. Concord’s issued and outstanding Concord Warrants do not have voting rights at the special meeting of stockholders.
Voting Your Shares — Stockholders of Record
Each share of Concord common stock that you own in your name entitles you to one vote on each of the proposals for the special meeting of stockholders. Your one or more proxy cards show the number of shares of Concord common stock that you own.
If you are a holder of record, there are two ways to vote your shares of Concord common stock at the special meeting of stockholders:
•
You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable special meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Concord common stock will be voted as recommended by Concord’s board of directors. With respect to proposals for the special meeting of stockholders, that means: “FOR” the Business Combination Proposal and “FOR” the Adjournment Proposal.

•
You can attend the special meeting and vote in person. You will be given a ballot when you arrive. However, if your shares of Concord common stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Concord common stock.

Voting Your Shares — Beneficial Owners
If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the special meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, if you wish to vote at the special meeting, you will need to bring with you a legal proxy from your broker, bank or other nominee authorizing you to vote those shares.

Who Can Answer Your Questions About Voting Your Shares
If you have any questions about how to vote or direct a vote in respect of your shares of Concord common stock, you may contact our proxy solicitor at:
[•]
Quorum and Vote Required for the Concord Proposals
A quorum of Concord’s stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the Concord common stock outstanding and entitled to vote at the meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.
The approval of the Business Combination Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of all then outstanding shares of Concord common stock entitled to vote thereon at the special meeting. Accordingly, a Concord stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against this proposal.
The approval of the Adjournment Proposal requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of Concord common stock that are voted at the special meeting of stockholders. Accordingly, a Concord stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on this proposal.
Abstentions and Broker Non-Votes
Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Concord believes the proposals presented to its stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”
Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of Concord stockholders. For purposes of approval, an abstention or failure to vote will have the same effect as a vote against the Business Combination Proposal, and will have no effect on any of the other proposals.
Revocability of Proxies
If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to Concord’s secretary, at 477 Madison Avenue, 22nd Floor, New York, NY 10022, prior to the date of the special meeting or by voting in person at the special meeting. Attendance at the special meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to Concord’s secretary at the above address.
Redemption Rights
Pursuant to Concord’s amended and restated certificate of incorporation, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the IPO as of two business days prior to the consummation of the Business Combination, net of any taxes payable, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $276.1 million on December 31, 2021, the estimated per share redemption price would have been approximately $10.00. Under Concord’s amended and restated certificate of incorporation, in connection with an initial business combination, a Public Stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert of as a “group” (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking redemption rights with respect to more than 15% of the Public Shares.
If a holder exercises its redemption rights, then such holder will be exchanging its shares of Class A common stock for cash and will no longer own shares of Concord Class A common stock and will not participate in the future growth of Topco, if any. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Concord’s transfer agent in accordance with the procedures described herein.
Redemption rights are not available to holders of Concord Warrants in connection with the Business Combination.
In order to exercise your redemption rights, you must, prior to 4:30 p.m., Eastern time, on [•], 2022 (two business days before the special meeting), both:
•
Submit a request in writing that Concord redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, Concord’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: [•]
E-mail: [•]@continentalstock.com
•
Deliver your Public Shares either physically or electronically through DTC to Concord’s transfer agent. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Concord’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, Concord does not have any control over this process and it may take longer than one week. Public Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Concord’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Concord’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Concord’s transfer agent return the shares (physically or electronically). You may make such request by contacting Concord’s transfer agent at the phone number or address listed above.
Each redemption of Public Shares by the Public Stockholders will decrease the amount in the Trust Account. In no event, however, will Concord redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,000 upon completion of the Business Combination.
Prior to exercising redemption rights, stockholders should verify the market price of their Concord Class A common stock as they may receive higher proceeds from the sale of their Concord Class A common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Concord cannot assure you that you will be able to sell your shares of Concord Class A common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Concord Class A common stock when you wish to sell your shares.
If you exercise your redemption rights, your shares of Concord Class A common stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.
If the Business Combination Proposal is not approved and Concord does not consummate an initial business combination by June 10, 2022 (or December 10, 2022, as applicable) or obtain the approval of Concord stockholders to extend the deadline for Concord to consummate an initial business combination, it will be required to dissolve and liquidate and the Concord Warrants will expire worthless.
Appraisal or Dissenters’ Rights
No appraisal or dissenters’ rights are available to holders of shares of Concord Class A common stock or Concord Warrants in connection with the Business Combination.
Solicitation of Proxies
Concord will pay the cost of soliciting proxies for the special meeting. Concord has engaged [•] to assist in the solicitation of proxies for the special meeting. Concord has agreed to pay [•] a fee of $[•]. Concord will reimburse [•] for reasonable out-of-pocket expenses and will indemnify [•] and its affiliates against certain claims, liabilities, losses, damages and expenses. Concord also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Concord Class A common stock for their expenses in forwarding soliciting materials to beneficial owners of Concord Class A common stock and in obtaining voting instructions from those owners. Concord’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Stock Ownership
As of the record date, Concord’s initial stockholders beneficially own an aggregate of approximately [•]% of the outstanding shares of Concord common stock. The initial stockholders have agreed to vote all of their Founder Shares and any Public Shares acquired by them in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, none of the initial stockholders have acquired any shares of Concord Class A common stock.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, Concord’s initial stockholders, Circle and/or their directors, officers, advisors or respective affiliates may purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the proposals. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that Concord’s initial stockholders, Circle and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the Business Combination Proposal is approved by the affirmative vote of at least a majority of all then outstanding shares of Concord common stock entitled to vote on such matter at the special meeting and that the Adjournment Proposal is approved by the affirmative vote of at least a majority of the votes cast by the holders of the issued Concord common stock present in person or represented by proxy at the special meeting and entitled to vote on such matter.
Entering into any such arrangements may have a depressive effect on the Concord Class A common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the special meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL
THE BUSINESS COMBINATION
The Background of the Business Combination
The terms of the Transaction Agreement are the result of arms-length negotiations between representatives of Concord and Circle. The following is a brief discussion of the background of these negotiations, the Transaction Agreement and related transactions.
Concord was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While Concord may pursue a merger opportunity in any industry or sector, it initially intended to capitalize on the ability of its management team and Sponsor to identify, acquire and manage a business in the financial services or financial technology sectors, including payments, enterprise software, and data analytics, that can benefit from Concord’s sponsorship and global network of relationships within financial services and financial technology. Concord sought to acquire an established and growing business that it believed was fundamentally sound with an attractive financial profile and poised for continued and accelerating growth, but potentially in need of some form of financial, operational, strategic or managerial guidance to maximize value. The Business Combination with Circle is the result of an extensive search for a potential transaction utilizing Concord management’s relationships with various sources of transaction deal flow, including management teams of public and private companies, investment professionals at private equity firms, venture capital firms, family offices and other financial sponsors, owners of private businesses, investment bankers, consultants and attorneys.
On an ongoing basis, Circle and its board of directors, together with their legal and financial advisors, have reviewed and evaluated strategic opportunities and alternatives with a view to enhancing stockholder value. Such opportunities and alternatives included, among other things, acquisitions and capital markets transactions.
On December 10, 2020, Concord completed its IPO of 27,600,000 units (including 3,600,000 units sold upon the exercise in full of the underwriters’ over-allotment option), each unit consisting of one Class A common stock and one-half of one warrant to purchase one share of Class A common stock, generating gross proceeds of $276 million (before underwriting discounts and commissions and offering expenses). Simultaneously with the closing of the IPO (including the exercise of the underwriters’ over-allotment option), Concord completed the private placement of 510,289 units to the Sponsor and 241,711 units to CA Co-Investment, each at a price of $10.00 per Private Unit, generating total proceeds of $7.52 million. A total of $276 million from the net proceeds from the IPO and the private placement were placed in the Trust Account. In connection with the IPO, Cowen and Company, LLC (“Cowen”) served as sole book-running manager, and Greenberg acted as legal advisor to Concord.
Except for a portion of the interest earned on the funds held in the Trust Account that may be released to us to pay taxes, none of the funds held in the Trust Account will be released until the earlier of the completion of our initial business combination and the redemption of 100% of our Public Shares if we are unable to consummate a business combination by June 10, 2022 (or December 10, 2022, if Concord extends the period of time it has to complete a business combination as described in the prospectus from our IPO).
Prior to the consummation of the IPO, Concord had not selected any potential business combination targets and Concord had not, nor had anyone on its behalf, initiated any substantive discussions, directly or indirectly, with Concord or any other specific business combination targets.
From the date of Concord’s IPO through the signing of the Business Combination Agreement with Circle on July 7, 2021, members of Concord’s management reviewed self-generated ideas, contacted, and were contacted by, a number of individuals and entities with respect to business combination opportunities. As part of this process, representatives of Concord considered and evaluated over 100 potential acquisition targets in a wide variety of industry sectors, and engaged in discussions with owners or management team members of over 50 such potential targets. From the date of Concord’s IPO through March 6, 2021, representatives of Concord submitted non-binding letters of intent to, or engaged in similar substantive discussions of potential terms with, five potential acquisition targets (including Circle) following evaluation of, and discussions with, each such potential acquisition target.
Representatives of Concord engaged in detailed discussions and due diligence directly with the senior executives and/or shareholders of each of the five potential business combination targets that received non-binding letters of intent or similar offers from Concord. Concord did not pursue a potential transaction with the other potential acquisition targets for a variety of factors, including Concord’s views of industry, sector and/or business prospects, competitive landscape, the target companies’ preparedness to become publicly listed, and divergent expectations regarding valuation, transaction timing and/or financial projections.
Concord decided to pursue a combination with Circle because it determined that Circle represented a compelling opportunity based upon Circle’s high-caliber executive management team (including the team’s prior public company management experience), large total global addressable market, relationship as co-founding member with Coinbase Global, Inc. (“Coinbase”) of the Centre Consortium, persistent growth in USDC in circulation, momentum with existing and new customers and strategic partners, overall market positioning and long-term projected margin and profitability profile at scale.
On January 22, 2021, at the request of Jeremy Allaire, Circle’s Chief Executive Officer, a representative of FT Partners, Circle’s financial advisor, emailed Jeff Tuder, Concord’s Chief Executive Officer, and Pete Ort, one of Concord’s directors, regarding a potential business combination in the crypto/blockchain space.
On January 28, 2021, Mr. Tuder and Mr. Ort had an introductory call with FT Partners to discuss Circle. FT Partners sent a non-confidential presentation about Circle to Mr. Tuder and Mr. Ort later on that same day.
On February 2, 2021, an introductory videoconference was held between Circle’s management team, including Jeremy Allaire, Circle’s Chief Executive Officer, and Mr. Tuder and Mr. Ort to discuss various aspects of Circle’s business and strategy and its desire to become a public company. At the conclusion of that videoconference, Concord expressed its desire to enter into a non-disclosure agreement so that it could receive additional business and financial information.
Concord and Circle entered into a non-disclosure agreement on February 10, 2021, pursuant to which Concord agreed to maintain Circle’s confidential information in confidence, and each party agreed to maintain in confidence the fact that the parties were discussing a potential transaction, for a period of one year (subject to certain exceptions). In addition, various members of Concord’s board of directors, management and advisory committee held videoconference calls with Mr. Allaire during this period to learn more about Circle and its business.
On February 23, 2021, members of Concord’s management team and board of directors, including Bob Diamond, Chairman of the Board, Goldman Sachs & Co LLC (“Goldman Sachs”), Concord’s financial advisor and, with respect to the PIPE that was subsequently terminated, co-placement agent, and Circle’s executive management team and advisory committee participated in a videoconference to discuss Circle, its business and long-term strategic vision.
On February 25, 2021, Concord received access to Circle’s virtual dataroom, and it and its advisors commenced a review of the materials posted in the dataroom.
On February 28, 2021, a representative of FT Partners provided a template term sheet for a business combination transaction with a special purpose acquisition company to Concord.
On March 2, 2021, Mr. Tuder sent a non-binding, preliminary term sheet to Mr. Allaire and representatives of FT Partners, which proposed, among other things, an equity valuation for Circle of $4.5 billion net of fees and any indebtedness, which representatives of FT Partners indicated was the minimum amount that would be required by Circle to move forward with a transaction with Concord. The term sheet also proposed an earnout for Circle shareholders equal to up to 39% of the combined company’s outstanding equity upon achievement of certain share prices.
Later that day, and over the course of the remainder of that week, Circle and its representatives held discussions with representatives of Concord to discuss the draft term sheet and related matters, such as timing of a potential transaction, a proposed private placement to be signed in conjunction with the signing of a definitive transaction agreement, and Concord’s outstanding due diligence regarding Circle. Between March 2, 2021 and March 6, 2021, representatives of Concord and Circle exchanged revised drafts of the term sheet, with input from GT, as counsel to Concord, Goodwin Procter LLP (“Goodwin”), as U.S. counsel to Circle, and FT Partners as financial advisor to Circle. During this period, Mr. Tuder held discussions with Concord’s board of directors and discussed with them the proposed transaction terms. Among other things, Concord and Circle agreed as part of these negotiations on an equity valuation for Circle of $4.5 billion, plus the net proceeds of any equity or convertible debt sold the Circle in the interim, net of fees and any non-convertible indebtedness, an earnout equivalent to 20% of Circle’s outstanding shares in equal tranches of 5% upon achievement of certain share prices, and a targeted concurrent private placement of between $500 and $750 million.
On March 6, 2021, Concord and Circle agreed upon and signed a non-binding term sheet, which included an obligation on the part of Circle and Concord to negotiate exclusively with the other for a period of 30 days ending on April 5, 2021.
Following the execution of the non-binding term sheet, Concord and its advisors continued to conduct business, financial, legal, regulatory, tax and accounting due diligence of Circle, based on materials made available in the virtual dataroom and diligence sessions with Concord’s team.
On April 12, 2021, Concord and Circle entered into a letter agreement which amended and restated the exclusivity provisions contained in the March 6th term sheet such that only Circle was obligated to negotiate on an exclusive basis, for a period ending on May 14, 2021. The letter agreement also included certain expense reimbursement provisions whereby Circle would be required to reimburse Concord for certain transaction-related expenses up to specified capped amounts if the parties had not entered into a definitive agreement with respect to the Proposed Transactions by June 1, 2021.
From March 6, 2021 to June 11, 2021, representatives of Concord, Circle and Goldman Sachs held calls to discuss marketing documents, timeline and investor targeting for the PIPE, identifying a limited number of institutional investors for potential outreach Beginning on March 16, 2021, Citigroup Global Markets Inc. (“Citi”), Concord’s co-placement agent with Goldman Sachs, also began participating in those calls. Goldman Sachs and Citi began to confidentially contact investors on June 14, 2021.
On May 28, 2021, Circle announced a $440 million convertible note financing which included an aggregate investment of $29 million from entities controlled by Atlas Merchant Capital LLC, an entity affiliated with the Sponsor. As a result of this financing, Concord and Circle agreed that the amount of money to be raised in the PIPE financing would be less than the $500 to $750 million originally set forth in the term sheet.
On May 29, 2021, Circle and Concord entered into a letter agreement further extending the exclusivity obligations of Circle contained in the original March 6, 2021 non-binding term sheet, as amended by the April 12, 2021 letter agreement, through July 2, 2021. The letter agreement also expanded the expense reimbursement provisions and conditions under which expense reimbursement would be due to Concord that was originally agreed to in the April 12, 2021 letter agreement.
During the period from June 21, 2021 through July 6, 2021, representatives of Concord and Circle engaged in confidential meetings with potential PIPE investors.
On April 12, 2021, Goodwin provided Greenberg with an initial draft of the Business Combination Agreement. Thereafter, through the signing of the Business Combination Agreement on July 7, 2021, representatives of Concord and Circle and their legal advisors held multiple calls to discuss the terms of the Business Combination and the provisions of the Business Combination Agreement. Goodwin and Greenberg, with input from Arthur Cox LLP (“Arthur Cox”) as Irish counsel to Concord, and Matheson as Irish counsel to Circle, also exchanged updated drafts of the Business Combination Agreement and certain related documents and agreements during this period. The various revised drafts reflected divergent views on, among other things, the scope of the representations and warranties, interim covenants, closing conditions and indemnification obligations. Over the same period of time, the representatives and advisors for Concord and Circle held numerous conference calls and came to agreement on various outstanding business issues, including, among others: (i) calculation of the transaction consideration, and the form such consideration would take, to be received by the Circle equityholders, and the respective post-closing ownership amounts of the Circle equityholders, the Concord shareholders and the PIPE Investors; (ii) the scope of the indemnification obligations; and (iii) the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement. Other issues that were raised and addressed during the negotiations of the definitive transaction documents included the mechanics of the Scheme and the overall structure of the Business Combination given the cross-border implications, approval processes and obligations by both parties prior to closing, obligations of both parties in the event of adverse events for the industry, and required consents for closing. The parties worked through each other’s concerns around these issues and achieved a reasonable balance that respected the needs of both Concord and Circle shareholders.
On June 4, 2021, Greenberg provided Goodwin with an initial draft of the form of subscription agreement for the PIPE. During the week of June 21, 2021, Greenberg and Goodwin exchanged revised drafts of the form of subscription agreement, and on June 27, 2021, the draft was made available to potential investors in the PIPE.
On June 10, 2021, Goldman Sachs entered into an engagement letter with Concord to act as its financial advisor in connection with the Business Combination, and will receive compensation and expense reimbursements in connection therewith. On June 10, 2021, Concord also entered into an engagement letter with Goldman Sachs and Citi to act as co-placement agents on the PIPE. Goldman Sachs and Citi will receive fees and expense reimbursements in connection therewith. In addition, Goldman Sachs and Citi (together with their affiliates) are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. Goldman Sachs, Citi and their respective affiliates may provide investment banking and other commercial dealings to Concord, Circle and their respective affiliates in the future, for which they would expect to receive customary compensation. In addition, in the ordinary course of its business activities, Goldman Sachs, Citi and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Concord or Circle, or their respective affiliates. Goldman Sachs, Citi and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. In connection with its role as Concord’s financial advisor, Goldman Sachs provided Concord’s board of directors with a disclosure letter describing any material relationships that Goldman Sachs has with Circle and Concord. In addition, Goldman Sachs advised Concord that Michelle Burns serves as a director on the board of directors of both Goldman Sachs and Circle.
During the week of June 28 and early in the week of July 5, 2021, the form of the subscription agreement for the PIPE was finalized through negotiations among Greenberg and Arthur Cox, Goodwin and Matheson, and certain of the investors in the PIPE, and representatives of Concord obtained commitments from the PIPE investors to invest an aggregate of $415 million.
On July 6, 2021, Concord, with representatives of Greenberg, Arthur Cox, Goldman Sachs, and Concord’s placement agents for the PIPE, Goldman Sachs and Citi, in attendance, held a meeting of its board of directors via videoconference, with all board members present. At that meeting, Greenberg summarized key terms of the Proposed Transactions and provided a presentation on fiduciary duties applicable to Concord’s directors under applicable Delaware law, and Goldman Sachs and Citi provided updates to the board of directors on the transaction process and PIPE marketing. In addition, representatives of Cassel Salpeter which had been retained by Concord to provide an opinion to Concord’s board of directors as to the fairness, from a financial point of view, to Public Stockholders (other than the sponsors) of the consideration to be received by such holders (other than the sponsors), in the Business Combination, reviewed its preliminary financial analysis of Circle and answered questions from members of the board. Cassel Salpeter was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with respect to the Business Combination, the securities, assets, businesses or operations of Concord, Circle or any other party, or any alternatives to the Business Combination, (b) negotiate the terms of the Business Combination, or (c) advise Concord’s board of directors or any other party with respect to alternatives to the Business Combination. Concord’s board of directors engaged in considerable discussion regarding the Business Combination Agreement, the form of Subscription Agreement, other ancillary transaction documents and materials presented at the meeting.
On July 7, 2021, Concord, with representatives of Greenberg, Arthur Cox, and Cassel Salpeter in attendance, reconvened Concord’s board of directors via videoconference, with all board members present. After an update from Greenberg regarding the status of the Business Combination Agreement and related documents, Cassel Salpeter reviewed its financial analysis of Circle and rendered to the board its oral opinion, which subsequently would be confirmed by delivery of a written opinion dated July 7, 2021, as to, as of that date, (i) the fairness, from a financial point of view, to Public Stockholders (other than the sponsors) of the consideration to be received by such holders (other than the sponsors), in the Business Combination, and (ii) Circle having a fair market value equal to at least 80% of the balance of funds in the Trust Account. After considerable review and discussion, the Business Combination Agreement, the form of Subscription Agreement and related documents and agreements were unanimously approved by Concord’s board of directors and the board recommended the approval of the Business Combination Agreement and the Business Combination. The board also concluded that the fair market value of Circle was equal to at least 80% of the funds held in the Trust Account.
The Business Combination Agreement and related documents and agreements were executed on July 7, 2021. Prior to the market open on July 8, 2021, Concord and Circle issued a joint press release announcing the execution of the Business Combination Agreement and Concord filed with the SEC a Current Report on Form 8-K announcing the execution of the Business Combination Agreement. During the morning of July 8, 2021, representatives of Concord and Circle conducted an investor conference call to announce the Business Combination.
On August 7, 2021, Topco filed a registration statement on Form S-4 with the SEC. Over the following months, the SEC reviewed and provided comments to Topco regarding the registration statement, and Topco filed several amendments to the filing to address matters raised by the SEC.
On January 20, 2022, representatives of Concord and Circle met and discussed that due to a variety of factors outside of the parties’ control, despite best efforts of all parties, the proposed transaction could no longer be completed within the timetable envisioned within the Business Combination Agreement.
On January 23, 2022, Concord and Circle, together with representatives from Greenberg, Goodwin and Goldman Sachs, met to discuss potential terms for a new business combination. Circle advised Concord that, in light of the revised financial projections, including materially greater revenues and EBITDA now expected by Circle for 2023 as compared to the projections originally considered by Concord’s board of directors, Circle was willing to enter into a new transaction agreement only if it reflected a significantly higher valuation of Circle than that reflected in the Business Combination Agreement. On January 25, 2022, Concord and Circle met to review and conduct due diligence regarding Circle’s revised financial projections, with representatives from Greenberg, Goodwin and Goldman Sachs in attendance. Over the next two weeks, Circle and Concord, together with representatives from Greenberg, Goodwin and Goldman Sachs, held discussions on potential terms for a new business combination, and representatives of Concord conducted further due diligence regarding Circle’s revised financial projections. On February 3, 2022, Circle, Concord and their respective representatives agreed in principle on certain key terms of a new business combination, including a valuation of Circle of $9 billion, a $20 million break-up fee payable to Concord under certain circumstances, and no minimum cash condition. Also on that day, Concord’s board of directors met and discussed the proposed key terms and indicated their support for pursuing a transaction on such terms.
On February 4, 2022, Greenberg provided Goodwin with an initial draft of the Transaction Agreement (in nearly the same form as the Business Combination Agreement) and initial drafts of several ancillary documents including a Termination Agreement that would terminate the Business Combination Agreement. Thereafter, through the signing of the Transaction Agreement on February 16, 2022, representatives of Concord and Circle and their legal advisors held multiple calls to discuss the terms of the Business Combination and the provisions of the Transaction Agreement. Goodwin and Greenberg, with input from Arthur Cox LLP and Matheson, also exchanged updated drafts of the Transaction Agreement and certain related documents and agreements during this period.

The various revised drafts reflected divergent views on, among other things, interim covenants, closing conditions, allocation of transaction expenses and termination provisions. Over the same period of time, the representatives and advisors for Concord and Circle held numerous conference calls and came to agreement on various outstanding business issues, including those listed above. The parties worked through each other’s concerns around these issues and achieved a reasonable balance that respected the needs of both Concord and Circle shareholders.
On February 14, 2022, Concord, with representatives of Greenberg in attendance, held a meeting of its board of directors via videoconference, with all board members present. At the meeting, management and Greenberg updated the board on the status of discussions between the parties on the draft Transaction Agreement and related agreements, including key terms and open issues. Also at that meeting, Greenberg provided a presentation on fiduciary duties applicable to Concord’s directors under applicable Delaware law.
On February 16, 2022, Concord, with representatives of Greenberg, Arthur Cox, and Goldman Sachs in attendance, held a meeting of its board of directors via videoconference, with all board members present. At that meeting, Greenberg summarized key terms of the Proposed Transactions and Circle’s revised financial projections were discussed. Concord’s board of directors engaged in considerable discussion regarding the Transaction Agreement, other ancillary transaction documents and materials presented at the meeting. After considerable review and discussion, the Transaction Agreement and related documents and agreements were unanimously approved by Concord’s board of directors and the board recommended the approval of the Transaction Agreement and the Business Combination.
On February 16, 2022, Concord, Circle, Topco and Merger Sub entered into a Termination of Business Combination Agreement, pursuant to which the parties agreed to mutually terminate the Business Combination Agreement. As a result of the termination of the Business Combination Agreement, the Business Combination Agreement is of no further force and effect, and certain transaction agreements entered into in connection with the Business Combination Agreement, including, but not limited to, (i) the Sponsor Letter Agreement, dated as of July 7, 2021, by and among certain securityholders of Circle and Concord, and (ii) the subscription agreements, dated as of July 7, 2021, between Concord and certain investors, pursuant to which such investors committed to purchase $415.0 million of equity upon the closing of the transactions contemplated by the Business Combination Agreement, were terminated in accordance with their respective terms.
Immediately following the execution of the Termination Agreement, on February 16, 2022, the parties entered into the Transaction Agreement and related agreements contemplated therein. Prior to the market open on February 17, 2022, Concord and Circle issued a joint press release announcing the execution of the Transaction Agreement and Concord filed with the SEC a Current Report on Form 8-K announcing the execution of the Transaction Agreement. Concord also entered into an engagement letter with Citi to act as its capital markets advisor and Citi may receive fees in connection therewith.
Recommendation of the Concord Board of Directors and Reasons for the Combination
As described under “Background of the Business Combination” above, Concord’s board of directors, in evaluating the Business Combination, consulted with Concord’s management and financial and legal advisors. In reaching its unanimous decision to approve the Transaction Agreement and the transactions contemplated by the Transaction Agreement, Concord’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the combination, Concord’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Concord’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.
This explanation of Concord’s reasons for the combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”
Concord’s board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Transaction Agreement and the transactions contemplated thereby, including, but not limited to, the following:

•
Circle has a large market opportunity.   We believe the total projected long-term global addressable markets for Circle’s offerings are over $165 trillion, comprised of $130 trillion for M2 money supply, $35 trillion for global payments and $2 trillion for cryptocurrency.

•
Circle’s platform is difficult to replicate in an already disruptive ecosystem.   Circle offers customers a broad array of capabilities as a result of years of investment and development, and is a trusted provider of the services it provides. Circle’s role as co-founding member along with Coinbase, of the Centre Consortium, the consortium created to set policy and governance standards around stablecoin issuance, provides Circle with significant advantages over other potential stablecoin issuers.

•
Circle is led by a strong and experienced management team.   Circle’s management team has broad and deep experience across the digital currency, internet technology, fintech and financial services industries, having previously founded, led and grown multiple technology-focused companies.

•
Circle is supported by multiple avenues for growth.   Circle operates one of the fastest growing dollar digital assets in the world. That, combined with Circle’s strong industry position and sustainable business model, is expected to position Circle for rapid growth across a number of areas including creating stablecoins in other currencies as well as further penetration of its Treasury and Transaction Services and SeedInvest businesses within their target markets.

•
Circle is coming to the public markets at an attractive valuation.   At announcement, Circle’s pro forma enterprise value of $9.0 billion implied a 3.5x multiple of 2023 projected revenue, based on Circle’s management’s projections, which compares favorably to publicly-traded peer companies. As a result, Concord’s board believes the transaction’s pro forma valuation represents an attractive entry point into the business.

Concord’s board of directors also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination including, but not limited to, the following:
•
Circle’s ability to continue to expand its customer base and issue USDC;

•
The risk of increased competition from new entrants, including other tech-based companies, existing participants and government’s via the introduction of central bank digital currencies, given the large total addressable market importance to the global financial system;

•
The risks associated with potential cybersecurity breaches and ransomware attacks;

•
The potential impact from changes in the political and regulatory environment, particularly in relation to increased regulation of cryptocurrencies generally and stablecoins in particular, as well as other government-sponsored initiatives;

•
Concord’s amended and restated certificate of incorporation contains a waiver of the corporate opportunity doctrine, and there could have been business combination targets that have been appropriate for a combination with Concord but were not offered due to a Concord director’s duties to another entity. Concord does not believe that the potential conflict of interest relating to the waiver of the corporate opportunities doctrine in its amended and restated certificate of incorporation impacted its search for an acquisition target and Concord was not prevented from reviewing any opportunities as a result of such waiver;

•
Key man risk related to Circle’s Founder and CEO, Jeremy Allaire;

•
The risks related to the development, introduction and adoption of new products created by Circle;

•
The risks related to the relationship with the Centre Consortium and Circle’s partner in the Centre Consortium, Coinbase;

•
Risks associated with certain litigation and regulatory matters Circle is subject to;

•
Risks related to negative headlines related to the cryptocurrency and stablecoin industries generally and other stablecoin providers in particular; and

•
Various other risk factors associated with the business of Circle, as described in the section entitled “Risk Factors” appearing elsewhere in this document.

In connection with analyzing the Business Combination, Concord’s management reviewed and compared, using publicly available information, certain current and historical financial information for Circle, as well as the projected financial information of Circle described below under “— Circle Projected Financial Information,” corresponding to current and historical financial information, ratios and public market multiples for certain companies believed by Concord’s management, based on its experience and judgment, to be comparable to Circle. None of the companies considered are identical to or directly comparable with Circle.
Concord’s board of directors also considered the Business Combination in light of the investment criteria set forth in Concord’s final prospectus for its IPO including, without limitation, that based upon Concord’s analyses and due diligence, Circle has the potential to be a market leader in the U.S. and global stablecoin markets and digital currency commercial banking and has substantial future growth opportunities in these and other segments, all of which Concord’s board of directors believed have a strong potential to create meaningful stockholder value following the consummation of the Business Combination.
The above discussion of the material factors considered by Concord’s board of directors is not intended to be exhaustive but does set forth the principal factors considered by Concord’s board of directors.
Circle Projected Financial Information
Circle does not as a matter of course make public projections as to future revenue, earnings or other results. Circle’s senior management prepared and provided to Concord certain internal, unaudited projected financial information in connection with the evaluation of the Transaction Agreement and the terms of the Business Combination. Circle’s senior management prepared such financial information based on its judgement and assumptions regarding the future financial performance of Circle. The inclusion of the below information should not be regarded as an indication that Circle or any other recipient of this information considered or now considers it to be necessarily predictive of actual future results.
The unaudited projected financial information is subjective in many respects. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited projected financial information covers multiple years, that information by its nature becomes less predictive with each successive year.
While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Circle’s management, including, among other things, the matters described in the sections entitled “Forward-Looking Statements” and “Risk Factors.” Circle believes the assumptions in the projected financial information were reasonable at the time the financial information was prepared, given the information that Circle had at the time. However, important factors that may affect actual results and cause the results reflected in the projected financial information not to be achieved include, among other things, risks and uncertainties relating to Circle’s business, industry performance, the regulatory environment, and general business and economic conditions. The projected financial information also reflects assumptions as to certain business decisions that are subject to change. The unaudited projected financial information was not prepared with a view toward public disclosure or compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of financial forecasts but, in the view of Circle’s management, was prepared on a reasonable basis, reflected the best available estimates and judgments at the time of preparation, and presented, to the best of Circle management’s knowledge and belief, the expected course of action and the expected future financial performance of Circle. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the projected financial information.
No independent auditors have audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying projected financial information and, accordingly, none of Circle, Concord or any of their independent auditors express an opinion or any other form of assurance with respect thereto or the achievability thereof, and assume no responsibility for, and disclaim any association with, the projected financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the projected financial information and should not be read to do so.
The projected financial information does not take into account any circumstances or events occurring after the date that such information was prepared. Except as required by applicable securities laws, Circle does not intend to make publicly available any update or other revision to the projected financial information, including as a result of events that may have occurred or that may occur after the preparation of these projected financial information, even in the event that any or all of the assumptions underlying the projected financial information are shown to be in error or change. Circle has not warranted the accuracy, reliability, appropriateness or completeness of the unaudited projected financial information to anyone, including Concord. None of Circle, Concord nor any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Concord shareholder or any other person regarding ultimate performance compared to the information contained in the projected financial information or that financial and operating results will be achieved.
Although certain of the measures included in the projected financial information have not been prepared in accordance with GAAP, the projected financial information is being disclosed to comply with the anti-fraud and other liability provisions of the federal securities laws and, as such, the financial measures included therein are excluded from the definition of non-GAAP financial measures under applicable SEC rules and are therefore not subject to Item 10(e) of Regulation S-K and Regulation G. Accordingly, we have not provided a reconciliation of the financial measures.
The following tables set forth certain summarized projected financial information for Circle as of February 2022, for 2021, 2022 and 2023:
	$mm			Growth%
	2021E(1)	2022F	2023F	2021E	2022F	2023F
USDC Interest Income(2)	28	438	2,188	542%	1,440%	399%
TTS	48	113	366	1,737%	138%	223%
SeedInvest	9	10	18	4%	19%	71%
Total Revenue and Interest Income	$85	$562	$2,572	449%	563%	357%
USDC Income Sharing and Transaction Costs	12	163	773	321%	1,273%	374%
TTS Cost	31	79	275	3,815%	157%	248%
Total Third Party Transaction Costs	$43	$242	$1,048	1,080%	468%	333%
Compensation	68	234	418	257%	247%	79%
General and Administrative	31	79	167	124%	154%	111%
Depreciation and Amortization	4	16	27	(12)%	309%	66%
IT Infrastructure	5	16	30	40%	200%	95%
Marketing	14	109	205	3,302%	701%	88%
Total Operating Expenses	$122	$454	$847	193%	274%	87%
% of Total Revenue and Interest Income	143%	81%	33%
Operating Profit	$(79)	$(134)	$677	na	na	na
Stock-Based Compensation	21	62	117	483%	198%	88%
Depreciation and Amortization	4	16	27	(12)%	309%	66%
Adj. EBITDA(3)	$(54)	$(56)	$820	na	na	na
Adj. EBITDA margin %(4)			46%

(1)
Estimates subject to change as year-end is finalized

(2)
USDC reserve return rates calculated using CME 30 day federal funds futures curve as of January 19, 2022 (https://www.cmegroup.com/markets/interest-rates/sits/30-day-federal-fund.quotes.html#)

(3)
Adjusted EBITDA excludes digital asset impairment and other income/expense which are non-operational

(4)
Adjusted EBITDA/ (Total Revenue and Interest Income less USDC Income Sharing and Transaction Costs)

	2021E(1)	2022F	2023F
USDC in circulation ($bn)	$42	$110	$200
Monthly Active Customers (#)	380	2,000	5,000
Total Transaction Volume ($bn)	$268	$804	$1,810
Final Transaction Volume ($bn)	$2.9	$4.5	$7.5
Total Volume Lent ($bn)	$0.2	$2.5	$6.4
Growth%
USDC In Circulation	951%	260%	100%
Monthly Active Customers	288%	426%	150%
Total Transaction Volume	3271%	198%	125%
Flat Transaction Volume	4767%	155%	67%
Total Volume Lent	0%	1,648%	148%

(1)
Estimates subject to change as year-end is finalized

Defintions
USDC in Circulation  — Amount of USDC in Circulation at period end
Monthly Active Customers  — Business accounts with >$100k in trasaction volume per month across all Circle products
Total Transaction Volume  — Total of Flat Transaction Volume and On-Chain Transaction Volume Through Circle Accounts and Circle APIs
Flat Transaction Volume  — Gross value of all revenue generating flat transactions from the Transaction Services business, including domestic bank transfers using ACH, credit and debt card transactions and wires
Total Volume Lent  — Value of loans outstanding at period end
Interests of Concord’s Directors and Officers in the Business Combination
When you consider the recommendation of Concord’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of Concord’s board of directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder or warrant holder. These interests include, among other things:
•
the beneficial ownership of the Sponsor and certain of Concord’s board of directors and officers of an aggregate of 5,520,000 shares of Concord Class B common stock, 510,289 shares of Concord Class A common stock and 255,144 Concord Warrants, which shares and warrants would become worthless if Concord does not complete a business combination within the applicable time period, as Concord’s initial stockholders have waived any right to redemption with respect to these shares (such waiver entered into in connection with the IPO for which the initial stockholders received no additional consideration). Such shares and warrants have an aggregate market value of approximately $[•] million and $[•] million, respectively, based on the closing price of Concord Class A common stock of $[•] on NYSE on [•], 2022, the record date for the special meeting of stockholders;

•
Concord’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Concord’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated and

•
the anticipated continuation of Bob Diamond, Concord’s Chairman of the board of directors, as a director of Topco following the Closing.

In addition, entities controlled by Atlas Merchant Capital LLC, an entity affiliated with the Sponsor, invested an aggregate of $29 million in Circle’s $440 million convertible note financing completed in May 2021.
Potential Actions to Secure Requisite Stockholder Approvals
In connection with the stockholder vote to approve the Business Combination, the Sponsor and Concord’s board of directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares of Concord Class A common stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. None of the Sponsor or Concord’s board of directors, officers, advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of Concord Class A common stock is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or Concord’s board of directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Pursuant to a letter agreement, the Sponsor has agreed, among other things, to vote all Concord shares held by it in favor of the Business Combination, and to not redeem such shares. Any such privately negotiated purchases may be effected at purchase prices that are not in excess of the per share pro rata portion of the Trust Account. The purpose of such share purchases would be to increase the likelihood of obtaining stockholder approval of the Business Combination.
Regulatory Approvals Required for the Business Combination
Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and related rules, certain transactions, including the Business Combination, may not be completed until notifications have been given and information furnished to the Antitrust Division and all statutory waiting period requirements have been satisfied. Completion of the Business Combination is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act. Concord and Circle each have filed their respective HSR Act notification forms.
At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division may take action under the antitrust laws, including seeking to enjoin the completion of the Business Combination, to rescind the Business Combination or to conditionally permit completion of the Business Combination subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Concord and Circle are not aware of any other regulatory approvals in the United States required for the consummation of the Business Combination.
Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Concord will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is expected to be reflected as the equivalent of Topco issuing stock for the historical net assets of Concord, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. The financial statements of Topco will represent a continuation of the financial statements of Circle. Circle has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:
•
Circle shareholders will hold the majority of voting rights in Topco under both the No Redemptions and the Maximums Redemptions scenarios;

•
Four out of seven members of Topco’s board of directors will be current Circle board members, while the Sponsors will appoint only one member of Topco’s board of directors;

•
Topco’s senior management will comprise all key management of Circle;

•
Operations of Circle prior to the Business Combination will comprise the only ongoing operations of Topco;

•
Circle is significantly larger in relative size based on total assets and total revenue.

THE TRANSACTION AGREEMENT
On February 16, 2022, Concord, Circle, Topco, and Merger Sub, entered into a Transaction Agreement, pursuant to which Topco agreed to combine with Concord in a Business Combination that will result in each of Circle and Concord becoming a wholly-owned subsidiary of Topco.
This subsection of the proxy statement/prospectus describes the material provisions of the Transaction Agreement, but does not purport to describe all of the terms of the Transaction Agreement. The following summary is qualified in its entirety by reference to the complete text of the Transaction Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Transaction Agreement in its entirety because it is the primary legal document that governs the Business Combination.
The Transaction Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Transaction Agreement or other specific dates stated therein. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Transaction Agreement. The representations, warranties and covenants in the Transaction Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of specific contractual arrangements among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Transaction Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Transaction Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about the parties to the Transaction Agreement or any other matter.
Structure of the Proposed Transactions
The Business Combination is comprised of the Proposed Transactions:
a)
Pursuant to an Irish law court-approved Scheme, Circle Holders will transfer their holdings of shares in the capital of Circle to Topco in exchange for the issuance of Topco Ordinary Shares, with the result that, at the Scheme Effective Time, Circle will become a wholly-owned subsidiary of Topco; and

b)
On the first business day following the Scheme Effective Time, subject to the conditions of the Transaction Agreement and in accordance with the DGCL, Merger Sub will merge with and into Concord, with Concord surviving the Merger as a wholly-owned subsidiary of Topco.

Consideration
Pursuant to the Scheme, at the Scheme Effective Time, each holder of Scheme Shares will transfer all of his, her or its Scheme Shares to Topco in exchange for the allotment and issuance by Topco of that number of Topco Ordinary Shares comprising that Scheme shareholder’s pro rata portion of the Scheme Consideration.
At the Merger Effective Time:
a)
Each share of Concord Class A common stock and each share of Concord Class B common stock (other than shares held by Concord as treasury stock or owned by Concord immediately prior to the Merger Effective Time) issued and outstanding immediately prior to the Merger Effective Time will be cancelled and automatically converted into and become the right to receive one Topco Ordinary Share (the “Merger Consideration”); and

b)
Each Concord Warrant that is outstanding immediately prior to the Merger Effective Time will be converted in accordance with the terms of the Concord Warrant Agreement into a Topco

Warrant on substantially the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the Concord Warrant Agreement.
Earnout
Following the Closing, Topco will issue up to an aggregate number of Topco Ordinary Shares equal to 20% of the Topco Ordinary Shares in issue (on a fully diluted basis) immediately following the Closing (the “Earnout Shares”) to certain of Circle’s existing equity holders, as follows:
•
25% of the Earnout Shares, in the aggregate, if the volume weighted average trading price of the Topco Ordinary Shares is $12.00 or greater for any 20 trading days within a period of 30 consecutive trading days prior to the first anniversary of the Closing;

•
25% of the Earnout Shares, in the aggregate, if the volume weighted average trading price of the Topco Ordinary Shares is $14.00 or greater for any 20 trading days within a period of 30 consecutive trading days prior to the third anniversary of the Closing;

•
25% of the Earnout Shares, in the aggregate, if the volume weighted average trading price of the Topco Ordinary Shares is $16.00 or greater for any 20 trading days within a period of 30 consecutive trading days prior to the fifth anniversary of the Closing; and

•
25% of the Earnout Shares, in the aggregate, if the volume weighted average trading price of the Topco Ordinary Shares is $100.00 or greater for any 20 trading days within a period of 30 consecutive trading days prior to the tenth anniversary of the Closing.

Such Earnout Shares will also become issuable under certain circumstances if a “change of control” of Topco occurs prior to the applicable earnout expiration date and the price per share in the change of control equals or exceeds the applicable price target.
Escrow
In connection with the Closing, Topco and an independent, third-party shareholder representative will enter into an escrow agreement pursuant to which an aggregate of 37,500,000 Topco Ordinary Shares included in the Scheme Consideration will be deposited with an escrow agent. The Escrow Shares will serve as security for potential post-Closing liabilities of Circle that may arise solely from (i) Circle’s dispute with FT Partners regarding advisory fees in connection with consummation of the Business Combination and (ii) an OFAC investigation relating to a previously-owned business. For more information, please see “Risk Factors — We may incur significant liability as a result of several ongoing disputes and investigations. The ultimate resolution of these matters may require substantial cash payments, materially and adversely affect our business, financial condition and results of operation, and may cause dilution to our shareholders.”
Closing
The Closing will occur on a date to be agreed by the parties, but in no event later than three business days, following the satisfaction or waiver of all of the closing conditions, with the exception of those conditions that can only be satisfied at the Closing.
Representations and Warranties
The Transaction Agreement contains customary representations and warranties of (a) Circle, (b) Topco and Merger Sub and (c) Concord relating to, among other things, their ability to enter into the Transaction Agreement, their organization and qualification, outstanding capitalization, the absence of certain changes or events, employee benefit plans, labor and employment matters, intellectual property matters, tax matters, material contracts, and other matters relating to their respective businesses and authority to consummate the Proposed Transactions.
Material Adverse Effect
Under the Transaction Agreement, certain representations and warranties of Circle are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Circle are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Transaction Agreement, a “Company Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of Circle and its subsidiaries taken as a whole or (b) does or would prevent, materially delay or materially impede the performance by Circle of its obligations under the Transaction Agreement or the consummation of the Proposed Transactions; provided, however, that none of the following will be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there has been or will be a Company Material Adverse Effect: (i) any enactment of, change or proposed change in or change in the interpretation of any law or U.S. GAAP; (ii) Effect generally affecting the industries in which Circle and its subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics, including with respect to COVID-19, and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by Circle or its subsidiaries as required by the Transaction Agreement or certain other agreements referenced therein; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Proposed Transactions, including the impact thereof on the relationships, contractual or otherwise, of Circle or its subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto; (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) will not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect; (viii) any actions taken, or failures to take action, or such other changes or events, in each case, which Concord has requested in writing or to which it has consented in writing, except in the cases of clauses (i) through (iv), to the extent that Circle and its subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which Circle and its subsidiaries operate.
Under the Transaction Agreement, certain representations and warranties of Topco and Merger Sub are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Transaction Agreement, a “Topco Material Adverse Effect” means any Effect that (a) is or is reasonably expected to be materially adverse to the business, financial condition or results of operations of Topco, or (b) does or would prevent, materially delay or materially impede the performance by Topco of its obligations under the Transaction Agreement or the consummation of the Proposed Transactions; provided, however, that none of the following will be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there has been or will be a Topco Material Adverse Effect: (i) any enactment, change or proposed change in or change in the interpretation of any law or U.S. GAAP; (ii) Effect generally affecting the industries in which Topco operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by Topco as required by the Transaction Agreement or certain other agreements referenced therein; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Proposed Transactions (provided that this clause (vi) will not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the Transaction Agreement or the consummation of the Proposed Transactions), or (vii) any actions taken, or failures to take action, or such other changes or events, in each case, which Circle has requested or to which it has consented or which actions are contemplated by the Transaction Agreement, except in the cases of clauses (i) through (iv), to the extent that Topco is materially disproportionately affected thereby as compared with other companies.
Under the Transaction Agreement, certain representations and warranties of Concord are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Transaction Agreement, a “Concord Material Adverse Effect” means any Effect that (a) is or is reasonably expected to be materially adverse to the business, financial condition or results of operations of Concord, or (b) does or would prevent, materially delay or materially impede the performance by Concord of its obligations under the Transaction Agreement or the consummation of the Proposed Transactions; provided, however, that none of the following will be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there has been or will be a Concord Material Adverse Effect: (i) any enactment, change or proposed change in or change in the interpretation of any law or U.S. GAAP; (ii) Effect generally affecting the industries in which Concord operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by Concord as required by the Transaction Agreement or certain other agreements referenced therein; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Proposed Transactions (provided that this clause (vi) will not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the Transaction Agreement or the consummation of the Proposed Transactions), or (vii) any actions taken, or failures to take action, or such other changes or events, in each case, which Circle has requested or to which it has consented or which actions are contemplated by the Transaction Agreement, except in the cases of clauses (i) through (iv), to the extent that Concord is materially disproportionately affected thereby as compared with other special purpose acquisition companies (SPACs) operating in the industry in which Concord operates.
Covenants
The Transaction Agreement also contains covenants by Circle, Topco, Merger Sub and Concord to conduct their businesses in the ordinary course and consistent with past practice during the period between the execution of the Transaction Agreement and consummation of the Proposed Transactions and to refrain from taking certain actions specified in the Transaction Agreement, subject to certain exceptions, including the right to raise capital pursuant to one or more private placements in an aggregate amount of no greater than $750 million and based on a valuation of Circle of no less than $7.65 billion, and the right to complete one or more Acquisition Transactions, subject to Concord’s consent in the event of any acquisition if financial statements of the acquired business would be required to be included in the Registration Statement on Form S-4. Circle has agreed to customary “no shop” obligations.
Pursuant to the Transaction Agreement, prior to the Closing the shareholders of Topco will pass a resolution adopting a Topco Constitution containing, in addition to provisions that are customary for the constitution of an Irish-incorporated company that is listed on the NYSE, a lock-up provision for the period commencing on the date on which the Scheme takes effect and ending on the earlier of (i) the period commencing on the second trading day immediately following Topco’s second quarterly release of earnings following the date of the Merger or (ii) the date on which a Change of Control is consummated, applicable to certain of the Topco Ordinary Shares (including the Earnout Shares, if and when issued) to be issued to Circle Holders at the Closing, subject to customary exceptions and certain Topco Ordinary Shares price-based early release provisions. For more information about the lock-up provisions in the Topco Constitution, see the section entitled “Description of Topco’s Securities — Lock-Up”.
Covenants of Circle, Topco and Merger Sub
Circle, Topco and Merger Sub made certain covenants under the Transaction Agreement, including, among others, the following:

•
subject to certain exceptions or as consented to in writing by Concord (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Merger Effective Time or the earlier termination of the Transaction Agreement, Circle will and will cause its subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice in all material respects and use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of Circle and its subsidiaries.

•
subject to certain exceptions (including with respect to an Allowed Financing or an Allowed Acquisition), prior to the Merger Effective Time or the early termination of the Transaction Agreement, Circle will and will cause its subsidiaries to, not do any of the following without Concord’s written consent (such consent not to be unreasonably withheld, conditioned or delayed):

•
amend or otherwise change its constitution, certificate of incorporation or bylaws or equivalent organizational documents;

•
issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any equity interests of Circle or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any equity interests (including, without limitation, any phantom interest), of Circle or any its subsidiaries, other than issuances in the ordinary course of business;

•
form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

•
declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, shares, property or otherwise, with respect to any of its equity interests other than tax distributions;

•
reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity interests;

•
acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any material assets or any corporation, partnership, other business organization or any division thereof; (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, or (C) merge, consolidate, combine or amalgamate with any person;

•
grant an increase of $75,000 in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of Circle, (B) enter into any new, or materially amend any existing, employment, retention, bonus, change in control, severance, redundancy or termination agreement with any current or former director, officer, employee or consultant of Circle whose base salary would exceed, on an annualized basis, $325,000, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant of Circle, (D) establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a labor union, trade union, works council, or other representative of executive officers;

•
adopt, amend and/or terminate any material employee benefit plan except as may be required by applicable law, is necessary in order to consummate the Business Combination, or health and welfare plan renewals in the ordinary course of business;

•
amend and/or terminate any insurance policies of Circle or its subsidiaries except as may be required by applicable law or is necessary to consummate the Proposed Transactions;

•
materially amend (other than reasonable and usual amendments in the ordinary course of business), the accounting policies or procedures, other than as required by GAAP, the international financial reporting standards as issued by the International Accounting Standards Board or Irish GAAP;

•
amend any material tax return, change any material method of tax accounting; make (inconsistent with past practice), change or rescind any material election relating to taxes, or settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes;

•
amend certain material contracts of Circle, except in the ordinary course of business;

•
fail to maintain certain real property leased by Circle, including the improvements located thereon or used in connection therewith, in substantially the same condition as of the date of the Transaction Agreement;

•
fail to maintain the existence of, or use reasonable efforts to protect, certain intellectual property owned by Circle to the extent that such action or inaction would reasonably be expected to be material to Circle;

•
permit any material item of intellectual property owned by Circle to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of intellectual property owned by Circle to the extent that such action or inaction would reasonably be expected to be material to Circle;

•
waive, release, assign, settle or compromise any material litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $1,000,000 individually or $2,000,000 in the aggregate;

•
create or incur any lien material to Circle, any subsidiary, Topco or Merger Sub other than permitted liens incurred in the ordinary course of business;

•
make any loans, advances, guarantees or capital contributions to or investments in any person (other than Circle or any subsidiary) that exceeds $250,000 in the aggregate;

•
make or authorize any unbudgeted capital expenditures in excess of $1,000,000 in the aggregate;

•
fail to pay or satisfy when due any material account payable or other material liability;

•
fail to keep current and in full force and effect any Circle permit;

•
take any steps for liquidation, winding up, freeze of proceedings, arrangements with creditors or similar actions; or

•
enter into any contract or otherwise make a binding commitment to do any of the foregoing.

Nothing in the Transaction Agreement will require Circle to obtain consent from Concord to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable law, and none of the foregoing will give Concord, directly or indirectly, the right to control or direct the ordinary course of business operations of Circle prior to the Closing Date. Prior to the Closing Date, each of Concord and Circle will exercise, consistent with the terms and conditions of the Transaction Agreement, complete control and supervision of its respective operations, as required by law.
Covenants of Topco
Topco will not, and Circle will not permit Topco to, between the date of the Transaction Agreement and the Merger Effective Time or the earlier termination of the Transaction Agreement, subject to certain exceptions (including with respect to an Allowed Financing or an Allowed Acquisition), directly or indirectly, except as expressly contemplated by any other provision of the Transaction Agreement or as required by applicable law, do any of the following without the prior written consent of Concord (in its sole discretion):
•
engage in any business or activity other than the consummation of the Acquisition;

•
amend or otherwise change the organizational documents of Topco;

•
declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

•
reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Topco Ordinary Shares;

•
issue, sell, pledge, dispose of, grant or encumber, or authorize, solicit, propose, or negotiate with respect to the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Topco or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Topco;

•
liquidate, dissolve, reorganize or otherwise wind up the business and operations of Topco;

•
permit any Circle Holder who acquires Topco Ordinary Shares pursuant to the Scheme to transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or otherwise dispose of any Topco Ordinary Shares, or recognize any such transfer, sale, lease, license, mortgage, pledge, surrender, encumbrances, divestment, cancellation, abandonment or other disposition of Topco Ordinary Shares;

•
transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any Circle Shares acquired pursuant to the Scheme and any such attempted action will be null and void and Topco will not inscribe any such transfer (of any kind as contemplated in this provision) in the shareholder register;

•
acquire or hold any equity securities or rights thereto in any person other than Circle pursuant to the Scheme; or

•
enter into any contract or otherwise make a binding commitment to do any of the foregoing.

Covenants of Concord
Concord made certain covenants under the Transaction Agreement, including, among others, the following:
•
subject to certain exceptions or as consented to in writing by Circle (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Merger Effective Time, Concord will conduct its business in the ordinary course of business and in a manner consistent with past practice.

•
subject to certain exceptions contemplated by the Transaction Agreement or any certain other agreements referenced therein, Concord will not, between the date of the Transaction Agreement and the Merger Effective Time, or the earlier termination of the Transaction Agreement, directly or indirectly, do any of the following without the prior written consent of Circle, which consent is not to be unreasonably withheld, delayed or conditioned:

•
amend or otherwise change the existing organizational documents (other than in connection with a Concord Extension Proposal) of Concord or form any subsidiary of Concord;

•
declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the trust account that are required pursuant to the existing organizational documents of Concord;

•
reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Public Shares or Public Warrants except for redemptions from the trust account that are required pursuant to the existing organizational documents of Concord;

•
issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Concord

•
or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Concord, except for issuances and sales of Concord shares pursuant to the private investment in public equity;

•
acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

•
incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Concord, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from the Sponsor or an affiliate thereof or certain of Concord’s officers and directors to finance Concord’s transaction costs in connection with the Business Combination;

•
make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date hereof, as agreed to by its independent accountants;

•
amend any material tax return, change any material method of tax accounting, make (inconsistent with past practice), change or rescind any material election relating to taxes, or settle or compromise any material U.S. federal, state, local or non-U.S. tax audit, assessment, tax claim or other controversy relating to taxes;

•
liquidate, dissolve, reorganize or otherwise wind up the business and operations of Concord;

•
engage in any activities or business other than those contemplated by the Transaction Agreement;

•
enter into any contract or arrangement with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Transaction Agreement;

•
amend the Trust Agreement, the Concord Warrants or any other agreement related to the trust account; or

•
enter into any contract or otherwise make a binding commitment to do any of the foregoing.

Nothing in the Transaction Agreement will require Concord to obtain consent from Circle to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable law, and none of the foregoing will give Circle, directly or indirectly, the right to control or direct the ordinary course of business operations of Concord prior to the Closing Date. Prior to the Closing Date, each of Concord and Circle will exercise, consistent with the terms and conditions of the Transaction Agreement, complete control and supervision of its respective operations, as required by law.
Mutual Covenants of the Parties
The parties made certain covenants under the Transaction Agreement, including, among others, the following:
•
using reasonable best efforts to consummate the Business Combination;

•
using reasonable best efforts to obtain all permits, consents, approvals, authorizations and qualifications;

•
keeping the other party apprised of the status of matters relating to the Business Combination;

•
making relevant public announcements;

•
making prompt filings or applications under antitrust laws;

•
cooperating in connection with any filing or submission and in connection with any investigation or other inquiry;

•
cooperating in connection with certain tax matters and filings;

•
keeping certain information confidential in accordance with the existing non-disclosure agreements.

In addition, Concord, Topco and Circle agreed that they will prepare and mutually agree upon and will file with the SEC, this proxy statement/prospectus relating to the Business Combination.
Survival of Representations, Warranties and Covenants
The representations, warranties, agreements and covenants in the Transaction Agreement terminate at the Merger Effective Time, except for the covenants and agreements which by their terms expressly apply in whole or in part after the Merger Effective Time (and only with respect to breaches occurring after the Closing), covenants and agreements relevant to the conversion of securities and allocation of aggregate consideration, the representations and warranties of the parties regarding exclusivity of representations and warranties, the transfer and voting restrictions, and certain indemnification obligations.
Conditions to Closing
General Conditions
The obligations of the parties to consummate the Proposed Transactions are subject to the satisfaction or waiver (where permissible and by the party for whose benefit such condition exists) at or prior to the Scheme Effective Time, of the following conditions:
The Concord Proposals will have been approved and adopted by the requisite affirmative vote of the stockholders of Concord in accordance with this proxy statement/prospectus, the DGCL, the Concord organizational documents and the rules and regulations of the NYSE and, if applicable, the Concord Extension Proposal shall have been approved and adopted by the requisite affirmative vote of the stockholders of Concord in accordance with the proxy statement;
a)
No governmental authority will have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Proposed Transactions illegal or otherwise prohibiting consummation of the Proposed Transactions;

b)
All required filings and/or notifications required: (i) under any application for authorization or regulatory process; (ii) under the applicable antitrust laws will have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Proposed Transactions under the applicable antitrust laws will have expired or been terminated; and (iii) any pre-Closing approvals or clearances reasonably required thereunder will have been obtained;

c)
The Topco initial listing application with the NYSE in connection with the Proposed Transactions will have been approved and, immediately following the Merger Effective Time, Topco will satisfy any applicable initial and continuing listing requirements of the NYSE, and Topco will not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Merger Effective Time, and the Topco Ordinary Shares will have been approved for listing on the NYSE, or another national securities exchange mutually agreed to by the parties, as of the Closing Date (subject to the satisfaction of certain other requirements set forth in the Transaction Agreement);

d)
This registration statement/proxy statement will have been declared effective under the Securities Act. No stop order suspending the effectiveness of this registration statement/proxy statement will be in effect, and no proceedings for purposes of suspending the effectiveness of this registration statement/proxy statement will have been initiated or be threatened in writing by the SEC; and

e)
All required parties to the Registration Rights Agreement will have delivered, or cause to be delivered, copies of the Registration Rights Agreement duly executed by all such parties.

Concord Conditions to Closing
The obligations of Concord to consummate the Proposed Transactions are subject to the satisfaction or waiver (where permissible and by the party for whose benefit such condition exists) at or prior to the Scheme Effective Time, of the following additional conditions:

a)
The (A) representations and warranties of Circle contained in Sections 5.01, 5.03, 5.04, 5.07(d), and 5.22 shall each be true and correct in all material respects as of the date of the Transaction Agreement and the Scheme Effective Time and (B) the other representation and warranties of Circle contained in Article V shall be true and correct in all material respects as of July 7, 2021 (the “Reference Date”) and as of the Scheme Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, solely with respect to this subclause (B), where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Circle;

b)
The representations and warranties of Topco and Topco Merger Sub contained in (A) Section 6.01, Section 6.03 and Section 6.04 shall each be true and correct in all material respects as of the date of the Transaction Agreement and the Scheme Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (B) the other representations and warranties of Article V shall be true and correct in all respects as of the date of the Transaction Agreement and as of the Scheme Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, solely with respect to this subclause (B) where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Topco.

c)
Circle, Topco and Merger Sub will have performed or complied in all material respects with all agreements and covenants required by the Transaction Agreement; provided, that Topco will have performed or complied in all respects with certain specified agreements and covenants set forth in the Transaction Agreement;

d)
Circle will have delivered to Concord a certificate, dated the date of the Closing, signed by an officer of Circle, certifying as to the satisfaction of certain conditions contained in the Transaction Agreement;

e)
No Company Material Adverse Effect will have occurred;

f)
All required parties to the Shareholders Agreement will have delivered, or caused to be delivered, to Concord copies of the Shareholders Agreement duly executed by all such parties;

g)
Circle will have delivered to Concord all Circle permits and any additional notice, consent, approval, orders or authorization of, or registration, declaration or filing with, any governmental authority or other person;

h)
Topco will have adopted the Topco Constitution; and

i)
Topco will have entered into a composition agreement with the Irish Revenue Commissioners and a special eligibility agreement for securities with a depository trust company in respect of the Topco Ordinary Shares and Topco Warrants, both of which are in full force and effect.

Circle Conditions to Closing
The obligations of Circle to consummate the Proposed Transactions are subject to the satisfaction or waiver (where permissible and by the party for whose benefit such condition exists) at or prior to the Scheme Effective Time, of the following additional conditions:
a)
The representations and warranties of Concord contained in the Transaction Agreement will each be true and correct in all material respects as of the date of the Transaction Agreement and the Scheme Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty must be true and correct as of such specified date), subject to certain exceptions where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Concord;
b)
Concord will have performed or complied in all material respects with all other agreements and covenants required by the Transaction Agreement to be performed or complied with by it on or prior to the Merger Effective Time; and

c)
Concord will have delivered to Circle a certificate, dated the date of the Closing, signed by an executive officer of Concord, certifying as to the satisfaction of certain conditions contained in the Transaction Agreement.

The Transaction Agreement does not include a minimum cash closing condition.
Scheme Conditions
The obligations of Circle, Concord, Topco and Merger Sub to consummate the Proposed Transactions are subject to the satisfaction of each of the following conditions:
a)
The Scheme having been approved by a majority in number of members of each class of Circle Holders and Circle Convertible Note holders as at the Scheme Voting Record Time, including as may be directed by the High Court of Ireland pursuant to Section 450(5) of the Irish Companies Act, present and voting either in person or by proxy at each of the court meetings (or at any adjournment or postponement of any such meetings) representing at least 75% in value of Circle Shares of that class or Circle Convertible Note holders (as the case may be) held by such Circle Holders or Circle Convertible Note holders (as the case may be) present and voting at that court meeting;

b)
Each of the resolutions to be proposed at the extraordinary general meeting of Circle Holders for the purposes of approving and implementing the Scheme, having been duly passed by the requisite majority of Circle Holders at the extraordinary general meeting;

c)
The High Court of Ireland having sanctioned (without material modification) the Scheme pursuant to Sections 449 to 455 of the Irish Companies Act; and

d)
A copy of the court order sanctioning the Scheme pursuant to Irish law having been delivered to the Irish Registrar of Companies.

Termination
The Transaction Agreement may be terminated and the Merger and the other Proposed Transactions may be abandoned at any time prior to the Scheme Effective Time, as follows:
a)
By mutual written consent of Concord and Circle;

b)
By either Concord or Circle, if the Scheme Effective Time has not occurred prior to December 8, 2022 (the “Outside Date”); provided that (i) if a Concord Extension Proposal to extend Concord’s deadline to consummate a business combination shall be approved at a relevant Concord stockholders’ meeting, the Outside Date will be the last day of the extended time period for Concord to consummate a business combination (but no later than January 31, 2023); provided, further, that (ii) the Transaction Agreement may not be terminated by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Transaction Agreement and such breach or violation will have proximately caused the failure to consummate the Proposed Transactions on or prior to the Outside Date;

c)
By either Concord or Circle if any governmental authority in the United States has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) that has become final and non-appealable and has the effect of making consummation of the Proposed Transactions illegal or otherwise preventing or prohibiting consummation of the Proposed Transactions;

d)
By either Concord or Circle if any of the Concord Proposals fail to receive the required Concord stockholder approval at the Concord stockholders’ meeting;

e)
By either Concord or Circle if: (i) the court meetings or the extraordinary general meeting of Circle Holders have been completed and the court meeting resolution or the extraordinary general meeting of Circle Holders resolutions, as applicable, have not been approved by the requisite majorities in each case; or (ii) if the High Court of Ireland declines or refuses to sanction the Scheme, unless Circle and Concord agree that the decision of the High Court of Ireland will be appealed;

f)
By either Concord or Circle if any law or injunction enacted, issued, promulgated, enforced or entered by a relevant governmental authority has been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Proposed Transactions and such law or injunction has become final and non-appealable, provided that the right to terminate the Transaction Agreement will not be available to a party whose breach of any provision of the Transaction Agreement has caused such injunction;

g)
By Concord if any of Circle’s representations or warranties contained in the Transaction Agreement are not true and correct or if Circle, Topco or Merger Sub has failed to perform any covenant or agreement such that the conditions of the Transaction Agreement would not be satisfied; provided Concord is not then in breach of its representations, warranties, covenants or agreements in the Transaction Agreement so as to prevent the condition to closing from being satisfied; provided further that, if such Terminating Company Breach is curable by Circle, Topco or Merger Sub, Concord may not terminate the Transaction Agreement for so long as Circle, Topco and Merger Sub continue to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (x) 30 days after written notice of such breach is provided by Concord to Circle and (y) the Outside Date; and

h)
By Circle if any of Concord’s representations or warranties contained in the Transaction Agreement are not true and correct or if Concord has failed to perform any covenant or agreement such that the conditions of the Transaction Agreement would not be satisfied; provided that none of Circle, Topco or Merger Sub is then in breach of its respective representations, warranties, covenants or agreements in the Transaction Agreement so as to prevent the condition to closing of the Transaction Agreement from being satisfied; provided, however, that, if such Terminating Concord Breach is curable by Concord, Circle may not terminate the Transaction Agreement for so long as Concord continues to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (x) 30 days after written notice of such breach is provided by Circle to Concord and (y) the Outside Date.

Effect of Termination; Termination Fee; Break-up Fee
If the Transaction Agreement is terminated, it will become void, and there will be no liability or obligation under the Transaction Agreement on the part of any party thereto, except as set forth in the Transaction Agreement or in the case of termination subsequent to a willful material breach of the Transaction Agreement or fraud by a party thereto.
Circle will be required to pay to Concord an amount equal to $112,500,000, in the event that (i) the Transaction Agreement is validly terminated as a result of the failure of the Scheme to receive the requisite approval of Circle’s equity holders or as a result of a breach by Circle, Topco or Merger Sub of certain of their covenants under the Transaction Agreement where such breach occurs as a result of the vote of Circle’s equity holders regarding the Scheme not occurring by the Outside Date in circumstances where (X) the Registration Statement on Form S-4 has been declared effective under the Securities Act (the date of such declaration the “SEC Effective Date”) and (Y) the period of time from the SEC Effective Date to the Outside Date would have been sufficient for the Company to convene the court meetings and the extraordinary general meeting; and (ii) at the time of such termination, Concord has not committed a breach of the Transaction Agreement giving Circle the right to terminate the Transaction Agreement. If the Transaction Agreement is validly terminated (i) by the mutual consent of the parties or by either Circle or Concord because the Outside Date shall have occurred and as of the date of such termination the Registration

Statement on Form S-4 has not been declared effective under the Securities Act; and (ii) at the time of such termination, Concord has not committed a Terminating Concord Breach (as defined in the Transaction Agreement), then Circle shall issue to Concord a number of Company Ordinary Shares equal in value to $20,000,000. In no event will Circle be required to pay such a termination fee on more than one occasion.
Amendments
The Transaction Agreement may be amended in writing by the parties thereto at any time prior to the Merger Effective Time. The Transaction Agreement may not be amended except by an instrument in writing signed by each of the parties to the Transaction Agreement.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION
Transaction Support Agreement
Concurrently with the execution of the Transaction Agreement, on February 16, 2022, certain of Circle’s securityholders entered into a Transaction Support Agreement with Concord, pursuant to which, among other things, such securityholders agreed to vote their Circle Shares in favor of the Transaction Agreement, the Scheme and the Transaction Documents to which Circle is or will be a party. In addition, Jeremy Allaire, Circle’s Chief Executive Officer, entered into a Transaction Support Agreement with Concord pursuant to which Mr. Allaire further agreed not to vote in favor of any Alternative Transaction (as defined in the Transaction Agreement) (excluding for such purpose an initial public offering of Circle) for a period of six months following the termination of the Transaction Agreement under certain circumstances.
Shareholders Agreement
In connection with the Proposed Transactions, Topco, Concord, the Sponsor, Mr. Allaire and certain other shareholders of Topco as of the Closing will enter into a Shareholders Agreement, pursuant to which, among other things, at the Closing, the Topco Board will consist of seven directors, one of whom will be designated by Mr. Allaire, one of whom will be designated by the Sponsor, and five of whom will be mutually agreed upon by the Mr. Allaire and the Sponsor.
Registration Rights Agreement
In connection with the Proposed Transactions, Topco, certain Circle Holders and certain equityholders of Concord will enter into a Registration Rights Agreement, pursuant to which, among other things, Topco will be required to file, promptly after the Closing, a registration statement to register the resale of certain securities of Topco held by such Circle Holders and Concord equityholders, who will also have customary demand and “piggyback” registration rights, subject to certain requirements and customary conditions.
Warrant Amendment
At the Merger Effective Time will, by virtue of the Merger and without any action on the part of the parties or any of their respective shareholders, cease to represent a right to acquire one share of Concord Class A Common Stock and will automatically be converted in accordance with the terms of the existing Concord Warrant Agreement, at the Merger Effective Time, into a Topco Warrant on substantially the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the existing Concord Warrant Agreement. In connection with the Proposed Transactions, Concord, Topco and Continental, as warrant agent, will enter into the Warrant Amendment in connection with the Closing, pursuant to which, among other matters, Topco will assume, and agree to pay, perform, satisfy and discharge in full, all of Concord’s liabilities and obligations under the existing Concord Warrant Agreement arising from and after the Merger Effective Time.
Waiver Agreement
On February 16, 2022, concurrently with the execution of the Transaction Agreement, the Sponsor, Topco and Circle executed a Waiver Agreement, pursuant to which, among other things, the Sponsor agreed to waive the receipt of certain Concord shares otherwise issuable in connection with the Proposed Transactions as a result of relevant anti-dilution provisions in Concord’s amended and restated certificate of incorporation.

MATERIAL IRISH TAX CONSIDERATIONS
Irish Taxation
The following is a summary of the anticipated material Irish tax considerations of in relation to the acquisition, ownership and disposal of Topco Ordinary Shares and Topco Warrants. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners as of the date of this proxy statement/prospectus and the submissions that have been made to the Irish Revenue Commissioners. Changes in law and/or administrative practice may result in alteration of the tax considerations described below, possibly with retrospective effect.
This summary does not purport to be a comprehensive description of all potential Irish tax considerations that may apply to a shareholder or warrant holder as a result of the Business Combination or as a result of the ownership and disposition of Topco Ordinary Shares or Topco Warrants by a holder. In addition, this discussion does not address all aspects of Irish taxation that may be relevant to particular shareholders or warrant holders nor does it take into account the individual facts and circumstances of any particular shareholder or warrant holder that may affect the Irish tax consequences for such shareholder or warrant holder. Accordingly, this summary is not intended to be, and should not be construed as, tax advice and is intended only as a general guide. This discussion does not address (i) Irish pay related social insurance, (ii) any tax consequences specific to holders of vested or unvested outstanding awards made pursuant to Circle’s 2013 Share Award Scheme (as amended) or pursuant to substantially equivalent equity securities referred to in section 2.01(e) and section 2.01(g) of the Transaction Agreement, (iii) any tax consequences specific to holders of the convertible unsecured promissory note dated March 1, 2019 and issued by Circle in the principal amount of $24,009,497, (iv) any tax consequences specific to holders of the 1,450,000 warrants to subscribe for ordinary shares of $0.0001 each in the capital of Circle, constituted and regulated under that certain warrant instrument dated February 21, 2018 and the 85,000 warrants to subscribe for series E preferred shares of $0.0001 each in the capital of Circle, constituted and regulated under that certain warrant instrument dated March 1,2019, or substantially equivalent equity securities related thereto as referred to in section 2.01(e) of the Transaction Agreement, (v) any tax consequences in relation to the Escrow Shares, (vi) any tax consequences in relation to the Earnout Shares, or (vii) holders of Concord Warrants prior to or upon the Merger. The summary is not exhaustive, and shareholders and warrant holders should consult their tax advisors about the Irish tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the Business Combination and of the acquisition, ownership and disposal of Topco Ordinary Shares and Topco Warrants.
There can be no assurance that the Irish tax authorities will not challenge the Irish tax treatment described below or that, if challenged, such treatment will be sustained by a court.
The summary applies only to shareholders or warrant holders in Topco who hold their Topco Ordinary Shares or Topco Warrants, and will own Topco Ordinary Shares or Topco Warrants, as capital assets and does not apply to other categories of stockholders, shareholders or warrant holders, such as dealers in securities, trustees, insurance companies, collective investment schemes and stockholders or shareholders or warrant holders who acquired their Topco Ordinary Shares or Topco Warrants or who have, or who are deemed to have, acquired their Topco Ordinary Shares or Topco Warrants by virtue of an Irish office or employment (performed or carried on in Ireland).
Irish Tax on Chargeable Gains
General
The rate of Irish capital gains tax or corporation tax on taxable gains (as applicable), which is referred to as Irish CGT, is currently 33%. Liability to Irish CGT depends on the individual circumstances of the shareholders or warrant holders.
Non-resident shareholders and warrant holders
Concord stockholders that are not resident or ordinarily resident for tax purposes in Ireland and who do not use or hold, and did not acquire, their Concord common stock for the purposes of a trade carried on by such person in Ireland through a branch or agency, or otherwise for the purposes of a branch or agency in Ireland, should not be subject to Irish CGT on the disposal of their Concord common stock on the Merger, as they should not be within the territorial scope of Irish CGT.
Circle Holders that are not resident or ordinarily resident for tax purposes in Ireland and who do not use or hold, and did not acquire, their Circle Shares for the purposes of a trade carried on by such person in Ireland through a branch or agency, or otherwise for the purposes of a branch or agency in Ireland, will not be subject to Irish CGT on the disposal of their Circle Shares to Topco in exchange for the issuance of new Topco Ordinary Shares as they should not be within the territorial scope of Irish CGT.
Any subsequent disposal of Topco Ordinary Shares or Topco Warrants will not be within the charge to Irish CGT provided the holder of such shares or warrants is not resident or ordinarily resident for tax purposes in Ireland and does not use or hold, and did not acquire, their Topco Ordinary Shares or Topco Warrants for the purposes of a trade carried on by that person in Ireland through a branch or agency, or otherwise for the purposes of a branch or agency in Ireland.
Irish resident shareholders and warrant holders
The disposal of Circle Shares in exchange for the receipt of Topco Ordinary Shares by Circle Holders should be treated as a reorganization for Irish CGT purposes, which is effected for bona fide commercial reasons and does not form part of any arrangement or scheme of which the main purpose or one of the main purposes is the avoidance of liability to tax, and which satisfies certain other conditions so that the provisions of section 586 of the Taxes Consolidation Act 1997 of Ireland (as amended) apply.
Accordingly, such shareholders in Circle should not be treated as having made a disposal of their Circle Shares for the purposes of Irish CGT to the extent that they receive Topco Ordinary Shares in exchange for those shares. Instead, the Topco Ordinary Shares received should be treated as the same asset as the Circle Shares in respect of which they are issued and treated as acquired at the same time and for the same acquisition cost as the Circle Shares for Irish tax purposes. A chargeable gain or allowable loss should therefore only arise on a subsequent disposal of Topco Ordinary Shares. Topco shareholders who received their Topco Ordinary Shares in exchange for the disposal of their Circle Shares should, in general, have a base cost in those Topco Ordinary Shares for Irish CGT purposes equal to the consideration paid by such shareholder for the Circle Shares when they were first acquired by that shareholder. A higher base cost may be available in certain instances.
It is expected that the Merger will be treated as part of a ‘scheme of reconstruction or amalgamation’ for Irish CGT purposes, being a scheme for the amalgamation of any two or more companies, which is effected for bona fide commercial reasons and does not form part of any arrangement or scheme of which the main purpose or one of the main purposes is the avoidance of liability to tax, and which satisfies certain other conditions so that the provisions of section 587 of the Taxes Consolidation Act 1997 of Ireland (as amended) apply. As a result, the following treatment should apply:
•
The receipt by a Concord stockholder of Topco Ordinary Shares on the Merger should not be treated as a disposal of his or her shares of Concord common stock for Irish CGT purposes.

•
The Topco Ordinary Shares received on the Merger should be treated as the same asset as the Concord common stock and as acquired at the same time and for the same consideration as those Concord common stock which were disposed of in the context of the Merger, with the same historic base cost for Irish CGT purposes.

A subsequent disposal of Topco Ordinary Shares or Topco Warrants by an Irish resident or ordinarily resident shareholder or a shareholder who holds, uses or acquires their Topco Ordinary Shares or Topco Warrants for the purposes of a trade carried on by that person in Ireland through a branch or agency, or otherwise for the purposes of a branch or agency in Ireland may, depending on the circumstances (including the availability of exemptions and reliefs), give rise to a chargeable gain or allowable loss for that shareholder. As noted above, the rate of capital gains tax in Ireland is currently 33%.
A shareholder who is an individual and who is temporarily a non-resident in Ireland may, under Irish anti-avoidance legislation, be liable to Irish tax on any chargeable gain realized on a disposal of Topco Ordinary Shares or Topco Warrants during the period in which the individual is non-resident.

Irish Stamp Duty
The Scheme and the Merger
The Scheme should be treated as part of a scheme for the “reconstruction of any company or the amalgamation of any companies’ for Irish stamp duty purposes and, subject to certain conditions being met, relief from Irish stamp duty is expected to be available in respect of the Scheme pursuant to section 80 of the Stamp Duties Consolidation Act 1999 of Ireland (as amended).
No Irish stamp duty should be payable in respect of the Merger.
General
The rate of stamp duty, where applicable, on the transfer of Topco Ordinary Shares or Topco Warrants is 1% of the price paid or the market value of the shares or warrants acquired, whichever is greater. Where a charge to Irish stamp duty applies it is generally a liability for the transferee. However, in the case of a gift or transfer at less than fair market value, all parties to the transfer are jointly and severally liable.
Irish stamp duty may, depending on the manner in which Topco Ordinary Shares or Topco Warrants are held, be payable in respect of the transfer of Topco Ordinary Shares or Topco Warrants. Topco will enter into arrangements with DTC to allow the Topco Ordinary Shares and Topco Warrants to be settled through the facilities of DTC. As such, the discussion below discusses separately the shareholders and warrant holders who will hold their Topco Ordinary Shares or Topco Warrants through DTC and those who will not.
Topco Ordinary Shares and Topco Warrants held through DTC
A transfer of Topco Ordinary Shares and Topco Warrants effected by means of the transfer of book-entry interests in DTC should not be subject to Irish stamp duty, subject to confirmation by the Irish Revenue Commissioners in advance of the Business Combination. On the basis that most Topco Ordinary Shares and Topco Warrants are held through DTC, and subject to confirmation by the Irish Revenue Commissioners in advance of the Business Combination, it is anticipated that most transfers of Topco Ordinary Shares and Topco Warrants should be exempt from Irish stamp duty.
Topco Ordinary Shares and Topco Warrants held outside of DTC or transferred into or out of DTC
A transfer of Topco Ordinary Shares or Topco Warrants where any party to the transfer holds such Topco Ordinary Shares or Topco Warrants outside of DTC may be subject to Irish stamp duty. Subject to confirmation by the Irish Revenue Commissioners in advance of the Business Combination, shareholders wishing to transfer their Topco Ordinary Shares or Topco Warrants into (or out of) DTC may do so without giving rise to Irish stamp duty provided that:
•
there is no change in the beneficial ownership of such shares or warrants as a result of the transfer; and

•
the transfer into (or out of) DTC is not effected in contemplation of a sale of such shares or warrants by a beneficial owner to a third party.

Due to the potential Irish stamp charge on transfers of Topco Ordinary Shares or Topco Warrants, it is strongly recommended that those shareholders or warrant holders in Topco who receive Topco Ordinary Shares or Topco Warrants pursuant to the Business Combination hold such Topco Ordinary Shares or Topco Warrants through DTC.
Irish Dividend Withholding Tax
If in the future Topco were to pay a dividend or make a distribution to shareholders in Topco, that distribution may be subject to DWT (currently at a rate of 25%) unless one of the exemptions described below applies.
For DWT purposes, a dividend includes any distribution made to shareholders, including cash dividends, non-cash dividends and any additional stock or units taken in lieu of a cash dividend. Where an exemption does not apply in respect of a distribution made to a particular shareholder, Topco is responsible for withholding DWT at source in respect of the distributions made and remitting the tax withheld to the Irish Revenue Commissioners.
The comments below regarding Topco Ordinary Shares held through DTC are subject to confirmation by the Irish Revenue Commissioners.
General Exemptions
Certain shareholders, both individual and corporate, are entitled to an exemption from DWT. In particular, dividends paid to a non-Irish resident shareholder will not be subject to DWT where the shareholder is beneficially entitled to the dividend and is:
•
a person (not being a company) resident for tax purposes in a Relevant Territory (including the U.S.) and the individual is neither resident nor ordinarily resident in Ireland;

•
a company resident for tax purposes in a Relevant Territory, but is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

•
a company that is not resident for tax purposes in Ireland, and that is ultimately controlled, directly or indirectly, by persons resident in a Relevant Territory, but that is not controlled, directly or indirectly, by persons who are not resident in a Relevant Territory;

•
a company that is not resident for tax purposes in Ireland and whose principal class of shares, or those of its 75% parent, is substantially and regularly traded on a recognized stock exchange in a Relevant Territory or on such other stock exchange as may be approved by the Irish Minister for Finance; or

•
a corporate shareholder that is not resident for tax purposes in Ireland and is wholly-owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a recognized stock exchange in a Relevant Territory or on such other stock exchange as may be approved by the Irish Minister for Finance;

and provided that, in all cases noted above (but subject to “Shares Held by U.S. Resident Shareholders” below), Topco or, in respect of Topco Ordinary Shares held through DTC, any qualifying intermediary appointed by Topco, has received from the shareholder, where required, the relevant DWT Form prior to the payment of the dividend. In practice, in order to ensure sufficient time to process the receipt of relevant DWT Forms, the shareholder where required should furnish the relevant DWT Form to:
•
its broker (so that such broker can provide the relevant information to a qualifying intermediary appointed by Topco) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker) if its shares are held through DTC; or

•
Topco’s transfer agent at least seven business days before the record date for the dividend if its shares are held outside of DTC.

Links to the various DWT Forms are available at https://www.revenue.ie/en/companies-and-charities/dividend-withholding-tax/exemptions-for-non-residents.aspx
The information on such website does not constitute a part of, and is not incorporated by reference into, this proxy statement/prospectus.
For non-Irish resident shareholders that cannot avail themselves of one of Ireland’s domestic law exemptions from DWT, it may be possible for such shareholders to rely on the provisions of a double tax treaty to which Ireland is party to reduce the rate of DWT.
A list of Relevant Territories is set out in Annex D. It is the responsibility of each individual shareholder to determine whether or not they are a “resident” for tax purposes in a Relevant Territory.
Qualifying Intermediary
Topco will enter into an agreement with an institution which is recognized by the Irish Revenue Commissioners as a “qualifying intermediary” and which, subject to confirmation by the Irish Revenue

Commissioners, will satisfy one of the Irish requirements for dividends to be paid to certain shareholders free from DWT where such shareholders hold their shares through DTC, as described below. The agreement will generally provide for certain arrangements relating to distributions in respect of those shares that are held through DTC. The agreement will provide that the “qualifying intermediary” shall distribute or otherwise make available to Cede & Co., as nominee for DTC, any cash dividend or other cash distribution to be made to holders of the deposited securities, after Topco delivers or causes to be delivered to the “qualifying intermediary” the cash to be distributed.
Topco will rely on the information received directly or indirectly from its qualifying intermediary, brokers and its transfer agent in determining where shareholders reside and whether they have furnished certain required U.S. tax information and whether they have provided the required DWT Forms. Shareholders who are required to furnish DWT Forms in order to receive their dividends without DWT should note that such forms are generally valid, subject to a change in circumstances, until December 31 of the fifth year after the year in which such forms were completed. New DWT Forms must be completed and filed before the expiration of that five year period to enable the shareholder to continue to receive dividends without DWT.
Shares Held by U.S. Resident Shareholders
Dividends paid on Topco Ordinary Shares that are owned by residents of the United States should not be subject to DWT, subject to the completion and delivery of the relevant DWT Forms to Topco.
Residents of the United States who hold their shares through DTC should, subject to confirmation by the Irish Revenue Commissioners, be entitled to receive dividends without DWT provided that the address of the beneficial owner of the shares in the records of the broker holding such shares is in the United States. Topco would strongly recommend that such shareholders ensure that their information has been properly recorded by their brokers so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Topco.
Residents of the United States who hold their shares outside of DTC will be entitled to receive dividends without DWT provided that the shareholder has completed an IRS Form 6166 (in the case of an individual) and the relevant Irish DWT Form and this declaration form remains valid. Such shareholders must provide the relevant Irish DWT Form to Topco’s transfer agent at least seven business days before the record date of the dividend payment to which they are entitled. Topco would strongly recommend that such shareholders complete the relevant IRS Form 6166 and Irish DWT Form and provide them to Topco’s transfer agent as soon as possible after acquiring Topco Ordinary Shares.
If a U.S. resident shareholder is entitled to an exemption from DWT, but receives a dividend subject to DWT, that shareholder may be entitled to claim a refund of DWT from the Irish Revenue Commissioners, subject to certain time limits and provided the shareholder is beneficially entitled to the dividend.
Shares Held by Residents of Relevant Territories other than the United States
Shareholders who are residents of Relevant Territories other than the United States, and who are entitled to an exemption from DWT, must complete the relevant Irish DWT Form in order to receive dividends without DWT.
Shareholders must provide the relevant Irish DWT Form to their brokers so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Topco before the record date of the first dividend to which they are entitled, in the case of shares held through DTC, or to Topco’s transfer agent at least seven business days before such record date, in the case of shares held outside of DTC. Topco would strongly recommend that such shareholders complete the relevant Irish DWT Form and provide that form to their brokers or Topco’s transfer agent as soon as possible after acquiring Topco Ordinary Shares.
If a shareholder who is resident in a Relevant Territory and is entitled to an exemption from DWT receives a dividend subject to DWT, that shareholder may be entitled to claim a refund of DWT from the Irish Revenue Commissioners, subject to certain time limits and provided the shareholder is beneficially entitled to the dividend.

Irish Resident Shareholders
Irish tax resident or ordinarily resident shareholders will generally be subject to DWT in respect of dividends or distributions received from an Irish resident company unless an exemption applies.
Irish tax resident or ordinarily resident shareholders that are entitled to receive dividends without DWT must complete the relevant Irish DWT Form and provide the declaration form to their brokers (so that such brokers can provide the relevant information to a qualifying intermediary appointed by Topco) before the record date for the first dividend to which they are entitled (in the case of shares held through DTC), or to Topco’s transfer agent at least seven business days before such record date (in the case of shares held outside of DTC).
Irish tax resident or ordinarily resident shareholders who are not entitled to an exemption from DWT and who are subject to Irish tax should consult their own tax advisor.
Shares Held by Other Persons
A shareholder that does not fall within one of the categories specifically mentioned above may nonetheless fall within other exemptions from DWT provided that the shareholder has completed the relevant Irish DWT Form and this declaration form remains valid.
Dividends paid in respect of Topco Ordinary Shares held through DTC that are owned by a partnership formed under the laws of a Relevant Territory and where all the underlying partners are resident in a Relevant Territory should, subject to confirmation by the Irish Revenue Commissioners, be entitled to an exemption from DWT if all of the partners complete the appropriate Irish DWT Form and provide them to their brokers (so such brokers can further transmit the relevant information to a qualifying intermediary appointed by Topco) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker). If any partner is not a resident of a Relevant Territory, no partner is entitled to exemption from DWT.
If any such shareholder is exempt from DWT but receives a dividend subject to DWT, that shareholder may be entitled to claim a refund of DWT from the Irish Revenue Commissioners, subject to certain time limits and provided the shareholder is beneficially entitled to the dividend.
Income Tax on Dividends Paid
Irish income tax may arise for certain shareholders in respect of any dividends received from Topco.
Non-Irish Resident Shareholders
A shareholder that is not resident or ordinarily resident in Ireland for Irish tax purposes and who is entitled to an exemption from DWT generally has no liability to Irish income tax or the universal social charge with respect to any dividends received from Topco. An exception to this position may apply where a shareholder holds Topco Ordinary Shares through a branch or agency in Ireland through which a trade is carried on.
A shareholder that is not resident or ordinarily resident in Ireland and that is not entitled to an exemption from DWT generally has no additional Irish income tax liability or liability to the universal social charge. The DWT deducted by Topco discharges the liability to income tax. An exception to this position may apply where the shareholder holds Topco Ordinary Shares through a branch or agency in Ireland through which a trade is carried on.
Irish Resident Shareholders
Irish resident or ordinarily resident individual shareholders may be subject to Irish income tax and other similar charges such as pay related social insurance and the universal social charge on dividends received from Topco. Such shareholders should consult their own tax advisor. Irish resident corporate shareholders should not be subject to tax on dividends from Topco on the basis that the dividend is not in respect of preferred shares.

Capital Acquisitions Tax
Capital acquisitions tax, or CAT, consists principally of gift tax and inheritance tax. A gift or inheritance of Topco Ordinary Shares or Topco Warrants, including where such shares or warrants are held in DTC, may attract a charge to CAT irrespective of the place of residence, ordinary residence or domicile of the deceased or donor of the shares (collectively referred to as the “donor”) or the successor or donee of the shares (collectively referred to as the “donee”). This is because a charge to CAT may arise on a gift or inheritance which comprises of property situated in Ireland. Topco Ordinary Shares and Topco Warrants are regarded as property situated in Ireland for CAT purposes. The person who receives the gift or inheritance is primarily liable for any CAT that may arise. However there are certain circumstances where another person such as an agent or personal representative may become accountable for the CAT.
The rate of CAT is currently 33% and is payable if the taxable value of the gift or inheritance is above certain tax-free thresholds, referred to as “group thresholds”. The appropriate threshold amount depends upon the relationship between the donor and the donee of the shares or warrants and also the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. For example, in 2021 a child is entitled to a tax-free threshold of €335,000 on a gift or inheritance from a parent, but all gifts or inheritances within the charge to tax in Ireland taken from donors within the same group threshold since 5 December 1991 are taken into account. A gift or inheritance received from a spouse is exempt from CAT. Gifts or inheritances taken by charities may be exempt where they have been or will be applied for purposes which would be considered public or charitable under Irish law. There is also a “small gift exemption” whereby the first €3,000 of the taxable value of all taxable gifts taken by a donee from any one donor, in each calendar year is exempt from tax and is also excluded from any future aggregation. This exemption does not apply to an inheritance.
There is a double tax agreement for gift and inheritance tax with the United Kingdom and for inheritance tax only with the United States. However, although these double tax agreements exist, they can be limited in their application. Under these agreements, U.K. or U.S. residents may, in certain cases, obtain relief from double taxation to CAT and their own country’s taxes. Otherwise, unilateral relief from double taxation may apply in certain circumstances.
Shareholders and warrant holders should consult their own tax advisers as to whether CAT is creditable or deductible in computing any domestic tax liabilities.
THE IRISH TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY AND ARE NOT INTENDED TO PROVIDE ANY DEFINITIVE TAX REPRESENTATIONS TO HOLDERS . EACH SHAREHOLDER AND WARRANT HOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES THAT MAY APPLY TO SUCH SHAREHOLDER OR WARRANT HOLDER.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
Except where specifically addressing certain beneficial owners of Circle Shares under the section entitled “— Material U.S. Federal Income Tax Considerations of the Business Combination to U.S. Holders of Circle Shares,” this section describes the material U.S. federal income tax considerations for beneficial owners of Concord Class A common stock and Concord Warrants (collectively, “Concord securities”) as a consequence of (i) electing to have their Concord Class A common stock redeemed for cash if the Business Combination is completed, (ii) the Business Combination and (iii) the ownership and disposition of Topco Ordinary Shares and Topco Warrants (collectively, “Topco securities”) acquired pursuant to the Merger. This section applies only to Concord securities and Topco securities held as capital assets for U.S. federal income tax purposes (generally, as property held for investment) and does not discuss all aspects of U.S. federal income taxation that might be relevant to such holders in light of their particular circumstances or status, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules, including:
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brokers, dealers and other investors that do not own their Concord securities or Topco securities as capital assets;

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traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

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tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;

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banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

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U.S. expatriates or former long-term residents of the United States;

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persons that own (directly, indirectly, or by attribution) 5% or more (measured by vote or value) of the Concord Class A common stock or Topco Ordinary Shares (except as specifically addressed herein);

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partnerships or other pass-through entities for U.S. federal income tax purposes or beneficial owners of partnerships or other pass-through entities;

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persons holding Concord securities or Topco securities as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

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persons required to accelerate the recognition of any item of gross income with respect to Concord securities or Topco securities as a result of such income being recognized on an applicable financial statement;

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persons whose functional currency is not the U.S. dollar;

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persons that received Concord securities or Topco securities as compensation for services;

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S corporations; and

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controlled foreign corporations or passive foreign investment companies.

This discussion is based on the Code, its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published rulings by the IRS and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation, including the effect of the U.S. federal alternative minimum tax, or U.S. federal estate and gift tax, or any state, local or non-U.S. tax laws to a holder of Concord securities or Topco Ordinary Shares or Topco Warrants. We have not and do not intend to seek any rulings from the IRS regarding the Business Combination. There is no assurance that the IRS will not take positions concerning the tax consequences of the Business Combination that are different from those discussed below, or that any such different positions would not be sustained by a court.
ALL HOLDERS OF CONCORD SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION

AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF TOPCO SECURITIES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.
U.S. Federal Income Tax Treatment of Topco
Tax Residence of Topco for U.S. Federal Income Tax Purposes
A corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, Topco, which is incorporated under the laws of Ireland, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code provides an exception to this general rule (more fully discussed below), under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. These rules are complex and there is limited guidance regarding their application.
Under Section 7874 of the Code, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, as a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if each of the following three conditions are met: (i) the non-U.S. corporation, directly or indirectly, acquires substantially all of the properties held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding shares of the U.S. corporation); (ii) the non-U.S. corporation’s “expanded affiliated group” does not have “substantial business activities” in the non-U.S. corporation’s country of organization or incorporation and tax residence relative to the expanded affiliated group’s worldwide activities (this test is referred to as the “substantial business activities test”); and (iii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. acquired corporation (taking into account the receipt of the non-U.S. corporation’s shares in exchange for the U.S. corporation’s shares) as determined for purposes of Section 7874 of the Code (this test is referred to as the “80% ownership test”).
For purposes of Section 7874 of the Code, the first two conditions described above will be met with respect to the Business Combination because Topco will acquire indirectly all of the assets of Concord through the Merger, and Topco, including its “expanded affiliated group,” is not expected to satisfy the substantial business activities test upon consummation of the Merger. As a result, whether Section 7874 of the Code will apply to cause Topco to be treated as a U.S. corporation for U.S. federal income tax purposes following the Merger should depend on the satisfaction of the 80% ownership test.
Based upon the terms of the Merger, the rules for determining share ownership under Section 7874 of the Code and the Treasury Regulations promulgated thereunder, and certain factual assumptions, Concord and Topco currently expect that the Section 7874 of the Code ownership percentage of the Concord stockholders in Topco should be less than 80%. Accordingly, Topco is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. However, whether the 80% ownership test has been satisfied must be finally determined after completion of the Merger, by which time there could be adverse changes to the relevant facts and circumstances. Further, for purposes of determining the ownership percentage of former Concord stockholders for purposes of Section 7874 of the Code, former Concord stockholders will be deemed to own an amount of Topco Ordinary Shares in respect to certain redemptions by Concord prior to the Merger. In addition, as discussed above, the rules for determining ownership under Section 7874 of the Code are complex, unclear and the subject of ongoing regulatory change. Accordingly, there can be no assurance that the IRS would not assert a contrary position to those described above or that such an assertion would not be sustained by a court.
If Topco were to be treated as a U.S. corporation for U.S. federal income tax purposes, it could be subject to substantial liability for additional U.S. income taxes, and the gross amount of any dividend payments to its Non-U.S. Holders (as defined below) could be subject to 30% U.S. withholding tax, depending on the application of any income tax treaty that might apply to reduce the withholding tax.

The remainder of this discussion assumes that Topco will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.
Utilization of Concord’s Tax Attributes
Following the acquisition of a U.S. corporation by a non-U.S. corporation, Section 7874 of the Code can limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize certain U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions. These limitations will potentially apply if: (i) the non-U.S. corporation acquires, directly or indirectly, substantially all of the properties held, directly or indirectly, by the U.S. corporation (including through the direct or indirect acquisition of all of the outstanding shares of the U.S. corporation); (ii) after the acquisition, the non-U.S. corporation does not satisfy the substantial business activities test; and (iii) after the acquisition, the former shareholders of the acquired U.S. corporation hold less than 80% but at least 60% (by either vote or value) of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. acquired corporation (taking into account the receipt of the non-U.S. corporation’s shares in exchange for the U.S. corporation’s shares) (this test is referred to as the “60% ownership test”). If each of these conditions is met, then the taxable income of the U.S. corporation (and any U.S. person considered to be related to the U.S. corporation pursuant to applicable rules) for any given year, within a period beginning on the first date the U.S. corporation’s properties were acquired directly or indirectly by the non-U.S. acquiring corporation and ending 10 years after the last date the U.S. corporation’s properties were acquired, will be no less than that person’s “inversion gain” for that taxable year. A person’s inversion gain includes gain from the transfer of shares or any other property (other than property held for sale to customers) and income from the license of any property that is either transferred or licensed as part of the acquisition or after the acquisition to a non-U.S. related person. In general, the effect of this provision is to deny the use of net operating losses, foreign tax credits or other tax attributes to offset the inversion gain. Further, legislation known as the Tax Cuts and Jobs Act imposed additional requirements on a U.S. corporation that has failed the substantial business activities test and met the 60% ownership test, including that such U.S. corporation must include, as base erosion payments that may be subject to a minimum tax, any amounts treated as reductions in gross income paid to a related foreign person within the meaning of Section 59A of the Code.
Based upon the terms of the Merger, the rules for determining share ownership under Section 7874 of the Code and the Treasury Regulations promulgated thereunder, and certain factual assumptions, Concord and Topco currently expect that the Section 7874 of the Code ownership percentage of the Concord stockholders in Topco should be less than 60%. Accordingly, the limitations and other rules described above are not expected to apply to Concord after the Merger. However, whether the 60% ownership test has been satisfied must be finally determined at consummation of the Merger, by which time there could be changes to the relevant facts and circumstances or adverse rule changes. In addition, as discussed above under “— Tax Residence of Topco for U.S. Federal Income Tax Purposes,” the rules for determining ownership under Section 7874 of the Code are complex, unclear and the subject of recent and ongoing regulatory change. Accordingly, there can be no assurance that the IRS would not assert that the 60% ownership test is met with respect to the Merger and that accordingly the foregoing limitations and rules would apply or that such an assertion would not be sustained by a court.
If the IRS were to successfully assert that the 60% ownership test has been met, the ability of Concord and its U.S. affiliates to utilize certain U.S. tax attributes against income or gain recognized pursuant to certain transactions may be limited. However, as a blank check company, whose assets are primarily comprised of cash and cash equivalents, it is not expected that Concord will have a significant amount of inversion gain. Accordingly, even if the 60% ownership test were satisfied, the effect of the resulting limitations on the use of tax attributes are not expected to be material.
Recent Legislative Proposals
The U.S. Treasury Department recently published a legislative proposal that, if adopted in its current form, would replace the 80% ownership test described above with a greater than 50% test and eliminate the 60% test described above. The proposal would be effective for transactions that are completed after the date of enactment. It is not possible to predict whether this proposal will be adopted in its current form.

Holders of Concord securities are urged to consult with their tax advisors regarding the potential application of Section 7874 of the Code to the Merger.
U.S. Holders
The section applies to you if you are a “U.S. Holder.” For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Concord securities, Circle Shares or Topco Ordinary Shares or Topco Warrants (as applicable) that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate whose income is subject to U.S. federal income tax regardless of its source; or

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a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Redemption of Concord Class A Common Stock
In the event that a U.S. Holder of Concord Class A common stock exercises such U.S. Holder’s right to have such U.S. Holder’s Concord Class A common stock redeemed pursuant to the redemption provisions described herein, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of such stock pursuant to Section 302 of the Code or whether the U.S. Holder will be treated as receiving a corporate distribution. Whether that redemption qualifies for sale treatment will depend largely on the total number of shares of Concord Class A common stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of, among other things, owning warrants) relative to all of shares of Concord Class A common Stock both before and after the redemption. The redemption of stock generally will be treated as a sale of the stock (rather than as a corporate distribution) if the redemption is “substantially disproportionate” with respect to the U.S. Holder, results in a “complete termination” of the U.S. Holder’s interest in Concord or is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only stock actually owned by the U.S. Holder, but also shares of Concord Class A common stock that are constructively owned by such U.S. Holder. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which generally would include common stock that could be acquired pursuant to the exercise of the public warrants. In order to meet the substantially disproportionate test, the percentage of Concord’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of Concord Class A common stock must, among other requirements, be less than 80% of the percentage of Concord’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either all the shares of Concord Class A common stock actually and constructively owned by the U.S. Holder are redeemed or all the shares of Concord Class A common stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other stock. The redemption of the Concord Class A common stock will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Concord. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Concord will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its tax advisors as to the tax consequences of redemption.

If the redemption qualifies as a sale of stock by the U.S. Holder under Section 302 of the Code, the U.S. Holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of Concord Class A common stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. Holder’s tax basis in such holder’s shares of Concord Class A common stock generally will equal the cost of such shares. A U.S. Holder that purchased Concord Units would have been required to allocate the cost between the shares of Concord Class A common stock and the warrants comprising the units based on their relative fair market values at the time of the purchase.
If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. Holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s Concord Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Concord Class A common stock. Special rules apply to dividends received by U.S. Holders that are taxable corporations. After the application of the foregoing rules, any remaining tax basis of the U.S. Holder in the redeemed Concord Class A common stock will be added to the U.S. Holder’s adjusted tax basis in its remaining stock, or, to the basis of stock constructively owned by such holder if the stock actually owned by the holder is completely redeemed.
The Business Combination
In General
Subject to the discussion below of Concord Warrants and Section 367(a) of the Code, the exchange by a U.S. Holder of Concord Class A common stock for Topco Ordinary Shares pursuant to the Merger should qualify as an exchange described in Section 351(a) of the Code and the parties to the Transaction Agreement intend to take the position that the exchange so qualifies. However, the provisions of Section 351(a) of the Code are complex and qualification as a non-recognition transaction thereunder could be adversely affected by events or actions that occur following the Business Combination that are beyond Concord’s control. For example, if more than 20% of the Topco Ordinary Shares were subject to an arrangement or agreement to be sold or disposed of at the time of their issuance in the Business Combination, one of the requirements for Section 351(a) treatment would be violated. We do not expect that any of the Topco Ordinary Shares issued in the Business Combination that will be subject to contractual restrictions on transfer will be subject to an arrangement or agreement by its owner to sell or dispose of such shares upon the issuance of those shares in the Business Combination. Accordingly, a U.S. Holder that exchanges its Concord Class A common stock in the Merger for Topco Ordinary Shares generally should not recognize any gain or loss on such exchange, subject to Section 367(a) of the Code discussed below. In such case, assuming gain recognition is not required under Section 367(a) of the Code as described below, the aggregate adjusted tax basis of the Topco Ordinary Shares received in the Merger by a U.S. Holder should be equal to the adjusted tax basis of the Concord Class A common stock surrendered in the Merger in exchange therefor. The holding period of the Topco Ordinary Shares should include the holding period during which the Concord Class A common stock surrendered in the Merger in exchange therefor.
The appropriate U.S. federal income tax treatment of Concord Warrants in connection with the Merger is uncertain because, as described below, it is unclear whether the Merger, in addition to qualifying as an exchange described in Section 351(a) of the Code, will also qualify as a “reorganization” under Section 368 of the Code. It is possible that a U.S. Holder of Concord Warrants could be treated as transferring its Concord Warrants and shares of Concord Class A common stock to Topco in exchange for Topco Warrants and Topco Ordinary Shares in an exchange governed only by section 351 of the Code (and not by Section 368 of the Code). If so treated, a U.S. Holder should be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess of (x) the sum of the fair market values of the Topco Warrants treated as received by such holder and the Topco Ordinary Shares received by such holder over (y) such holder’s aggregate adjusted tax basis in the Concord Warrants and Concord Class A common stock treated as having been exchanged therefor) and (ii) the fair market value of the Topco Warrants treated as having been received by such holder in such exchange. Alternatively, if the deemed transfer of Concord Warrants also qualifies as part of a “reorganization” within the meaning of Section 368 of the Code, subject to Section 367(a) of the Code discussed below, a U.S. Holder of Concord Warrants generally should not recognize any gain or loss on any such deemed transfer of Concord Warrants, and such U.S. Holder’s basis in the Topco Warrants deemed received should be equal to the U.S. Holder’s basis in its Concord Warrants deemed transferred. However, there are many requirements that must be satisfied in order for the Merger to qualify as a “reorganization” under Section 368 of the Code, some of which are based upon factual determinations and others are fundamental to corporate reorganizations. For example, it is unclear as a matter of law whether an entity that may not have a historic business, such as Concord, can satisfy the “continuity of business enterprise” requirement under Section 368 of the Code. In addition, reorganization treatment could be adversely affected by events or actions that occur prior to or at the time of the Merger, some of which are outside the control of Concord. For example, the requirements for reorganization treatment could be affected by the magnitude of Concord Class A common stock redemptions that occur in connection with the Merger. Accordingly, due to the factual uncertainty and the lack of authority, Greenberg Traurig, P.A. is unable to opine with respect to the Merger’s qualification as a reorganization under Section 368 of the Code.
U.S. Holders of Concord Warrants are urged to consult with their tax advisors regarding the treatment of their Concord Warrants in connection with the Merger.
Section 367(a)
Section 367(a) of the Code and the Treasury Regulations promulgated thereunder impose certain additional requirements for qualifying for non-recognition treatment under Sections 351 or 368 of the Code with respect to transactions where a U.S. person transfers stock or securities in a U.S. corporation to a non-U.S. corporation in exchange for stock or securities in a non-U.S. corporation. U.S. Holders of Concord Class A common stock will be deemed to transfer shares of such stock to Topco in exchange for Topco Ordinary Shares, so that these requirements will apply.
In general, Section 367(a) of the Code requires a U.S. Holder to recognize gain (but not loss) on the exchange of Concord Class A common stock for Topco Ordinary Shares by a U.S. Holder in the Merger unless each of the following conditions is met: (i) Concord complies with certain reporting requirements; (ii) no more than 50% of both the total voting power and the total value of the stock of Topco is received in the exchange, in the aggregate, by “U.S. transferors” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership); (iii) no more than 50% of each of the total voting power and the total value of the stock of Topco is owned, in the aggregate, immediately after the exchange by “U.S. persons” (as defined in the Treasury Regulations) that are either officers or directors or “five-percent target shareholders” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership) of Concord; (iv) either (A) the U.S. Holder is not a “five-percent transferee shareholder” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership) of Topco or (B) the U.S. Holder is a “five-percent transferee shareholder” of Topco and enters into a “gain recognition” agreement with the IRS under applicable Treasury Regulations to recognize gain on the transferred shares under certain circumstances; and (v) the “active trade or business test” as defined in Treasury Regulation Section 1.367(a)-3(c)(3) is satisfied. The active trade or business test generally requires (A) Topco or any qualified subsidiary of Topco to be engaged in an “active trade or business” outside of the United States for the 36-month period immediately before the transfer and neither the transferors nor Topco to have an intention to substantially dispose of or discontinue such trade or business and (B) the fair market value of Topco to be at least equal to the fair market value of Concord, as specifically determined for purposes of Section 367 of the Code, at the time of the transfer. It is currently expected that conditions (i), (ii), (iii) and (v) above should be met and that, as a result, the Merger is not expected to fail to satisfy the applicable requirements on account of such conditions. It should be noted, however, that satisfaction of these requirements depends on an interpretation of legal authorities and facts relating to the Business Combination, and there is limited guidance regarding the application of these requirements to facts similar to the Business Combination. In addition, the determination of whether Section 367(a) of the Code will apply to U.S. Holders of Concord Class A common stock cannot be made until the Merger is completed and no rulings will be sought regarding the tax consequences of the Business Combination. Accordingly, there can be no assurance that Section 367(a) of the Code will not apply to U.S. Holders of Concord Class A common stock that participate in the Merger to recognize taxable gain as a result of the Merger.
To the extent that a U.S. Holder of Concord Class A common stock is required to recognize gain under Section 367(a) of the Code for any of the foregoing reasons, such U.S. Holder would recognize gain, if any, in the Merger in an amount equal to the excess of (i) the sum of the fair market value of the Topco Ordinary Shares (and, if such holder’s Concord Warrants convert to Topco Warrants, the fair market value of the Topco Warrants) received by such holder, over (ii) such holder’s adjusted tax basis in the Concord Class A common stock (and Concord Warrants, if any) exchanged therefor. Any such gain would be capital gain, and generally would be long-term capital gain if the U.S. Holder’s holding period for the Concord Class A common stock (and Concord Warrants, if any) exceeds one year at the time of the Merger.
Ownership and Disposition of Topco Ordinary Shares and Topco Warrants
Distributions on Topco Ordinary Shares
Subject to the discussion below under “— Passive Foreign Investment Company Rules,” the gross amount of any distribution on Topco Ordinary Shares that is made out of Topco’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received. Any such dividends generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent that the amount of the distribution exceeds Topco’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in its Topco Ordinary Shares, and thereafter as capital gain recognized on a sale or exchange. U.S. Holders should consult their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received from Topco.
Subject to the discussion below under “— Passive Foreign Investment Company Rules,” dividends received by non-corporate U.S. Holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States that meets certain requirements. There can be no assurance that Topco will be eligible for benefits of an applicable comprehensive income tax treaty with the United States. A non-U.S. corporation is also treated as a qualified foreign corporation with respect to dividends it pays on shares that are readily tradable on an established securities market in the United States. U.S. Treasury guidance indicates that shares listed on the NYSE (which Topco Ordinary Shares are expected to be) will be considered readily tradable on an established securities market in the United States. There can be no assurance that Topco Ordinary Shares will be considered readily tradable on an established securities market in the current or future taxable years. Non-corporate U.S. Holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of Topco’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to the positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Topco will not constitute a qualified foreign corporation for purposes of these rules if it is a passive foreign investment company for the taxable year in which it pays a dividend or for the preceding taxable year. See “— Passive Foreign Investment Company Rules.”
Subject to certain conditions and limitations, withholding taxes, if any, on dividends paid by Topco may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on Topco Ordinary Shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex. U.S. Holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under particular circumstances.

Sale, Exchange, Redemption or Other Taxable Disposition of Topco Ordinary Shares and Topco Warrants
Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Topco Ordinary Shares or Topco Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such shares and/or warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Topco Ordinary Shares or Topco Warrants generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares and/or warrants exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of Topco Ordinary Shares or Topco Warrants generally will be treated as U.S. source gain or loss.
It is possible that Ireland may impose an income tax upon sale of Topco Ordinary Shares. Because gains generally will be treated as U.S. source gain, as a result of the U.S. foreign tax credit limitation, any Irish income tax imposed upon capital gains in respect of Topco Ordinary Shares may not be currently creditable unless a U.S. Holder has other foreign source income for the year in the appropriate U.S. foreign tax credit limitation basket. U.S. Holders should consult their tax advisors regarding the application of Irish taxes to a disposition of Topco Ordinary Shares and their ability to credit an Irish tax against their U.S. federal income tax liability.
Exercise or Lapse of a Topco Warrant
Except as discussed below with respect to the cashless exercise of a Topco Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a Topco Ordinary Share on the exercise of a Topco Warrant for cash. A U.S. Holder’s tax basis in a Topco Ordinary Shares received upon exercise of the Topco Warrant generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the Concord Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a Topco Ordinary Share received upon exercise of the Topco Warrant will generally begin on the date following the date of exercise (or possibly the date of exercise) of the Topco Warrant and will not include the period during which the U.S. Holder held the Topco Warrant. If a Topco Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Topco Warrant.
The tax consequences of a cashless exercise of a Topco Warrant are not clear under current tax law. A cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. Holder’s basis in the Topco Ordinary Shares received would equal the holder’s basis in the Topco Warrants exercised therefor. If the cashless exercise were treated as not being a gain realization event, a U.S. Holder’s holding period in the Topco Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Topco Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Topco Ordinary Shares would include the holding period of the Topco Warrants exercised therefor.
It is also possible that a cashless exercise of a Topco Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would recognize gain or loss with respect to the portion of the exercised Topco Warrants treated as surrendered to pay the exercise price of the Topco Warrants (the “surrendered warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the Topco Ordinary Shares that would have been received with respect to the surrendered warrants in a regular exercise of the Topco Warrants and (ii) the sum of the U.S. Holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. Holder’s tax basis in the Topco Ordinary Shares received would equal the U.S. Holder’s tax basis in the Topco Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. Holder’s holding period for the Topco Ordinary Shares would commence on the date following the date of exercise (or possibly the date of exercise) of the Topco Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Topco Warrants.
Possible Constructive Distributions
The terms of each Topco Warrant provide for an adjustment to the number of Topco Ordinary Shares for which the Topco Warrant may be exercised or to the exercise price of the Topco Warrant in certain events, as discussed in the section of this registration statement captioned “Description of Topco’s Securities.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of a Topco Warrant would, however, be treated as receiving a constructive distribution from Topco if, for example, the adjustment increases the holder’s proportionate interest in Topco’s assets or earnings and profits (e.g., through an increase in the number of Topco Ordinary Shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash to the holders of the Topco Ordinary Shares which is taxable to the U.S. Holders of such shares as described under “— Distributions on Topco Ordinary Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holder of such warrant received a cash distribution from Topco equal to the fair market value of such increased interest.
Passive Foreign Investment Company Rules
Generally.   The treatment of U.S. Holders of Topco Ordinary Shares could be materially different from that described above if Topco is treated as a PFIC A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. A separate determination must be made after the close of each taxable year as to whether a foreign corporation was a PFIC for that year. Once a foreign corporation is treated as a PFIC it is, with respect to a shareholder during the time it qualifies as a PFIC, and subject to certain exceptions, always treated as a PFIC with respect to such shareholder, regardless of whether it satisfied either of the qualification tests in subsequent years.
Following the Business Combination, Topco believes it will be classified as a PFIC during the 2021 taxable year, however Topco cannot provide any assurance regarding its PFIC status for any current or future taxable years. However, the tests for determining PFIC status are applied annually after the close of the taxable year, and it is difficult to predict accurately future income and assets relevant to this determination. The fair market value of the assets of Topco is expected to depend, in part, upon (a) the market value of the Topco Ordinary Shares, and (b) the composition of the assets and income of Topco. Further, because Topco may value its goodwill based on the market value of the Topco Ordinary Shares, a decrease in the market value of the Topco Ordinary Shares and/or an increase in cash or other passive assets (including as a result of the Merger) would increase the relative percentage of its passive assets. The application of the PFIC rules is subject to uncertainty in several respects and, therefore, no assurances can be provided as to whether Topco will be treated as a PFIC for any current or future taxable years
If Topco is or becomes a PFIC during any year in which a U.S. Holder holds Topco Ordinary Shares, there are three separate taxation regimes that could apply to such U.S. Holder under the PFIC rules, which are the (i) excess distribution regime (which is the default regime), (ii) QEF regime, and (iii) mark-to-market regime. A U.S. Holder who holds (actually or constructively) stock in a foreign corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. federal income taxation under one of these three regimes. The effect of the PFIC rules on a U.S. Holder will depend upon which of these regimes applies to such U.S. Holder. However, dividends paid by a PFIC are generally not eligible for the lower rates of taxation applicable to qualified dividend income (“QDI”) under any of the foregoing regimes.

Excess Distribution Regime.   If you do not make a QEF election or a mark-to-market election, as described below, you will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of your Topco Ordinary Shares, and (ii) any “excess distribution” you receive on your Topco Ordinary Shares (generally, any distributions in excess of 125% of the average of the annual distributions on Topco Ordinary Shares during the preceding three years or your holding period, whichever is shorter). Generally, under this excess distribution regime:
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the gain or excess distribution will be allocated ratably over the period during which you held your Topco Ordinary Shares;

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the amount allocated to the current taxable year, will be treated as ordinary income; and

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the amount allocated to prior taxable years will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) realized on the sale of your Topco Ordinary Shares cannot be treated as capital gains, even if you hold the shares as capital assets. Further, no portion of any distribution will be treated as QDI.
QEF Regime.   A QEF election is effective for the taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS. If a U.S. Holder makes a timely QEF election with respect to its direct or indirect interest in a PFIC, the U.S. Holder will be required to include in income each year a portion of the ordinary earnings and net capital gains of the PFIC as QEF income inclusions, even if amount is not distributed to the U.S. Holder. Thus, the U.S. Holder may be required to report taxable income as a result of QEF income inclusions without corresponding receipts of cash. Topco shareholders that are U.S. Holders subject to U.S. federal income tax should not expect that they will receive cash distributions from Topco sufficient to cover their respective U.S. tax liability with respect to such QEF income inclusions. In addition, as discussed below, U.S. Holders of Topco Warrants will not be able to make a QEF election with respect to their Topco Warrants.
The timely QEF election also allows the electing U.S. Holder to: (i) generally treat any gain recognized on the disposition of its shares of the PFIC as capital gain; (ii) treat its share of the PFIC’s net capital gain, if any, as long-term capital gain instead of ordinary income; and (iii) either avoid interest charges resulting from PFIC status altogether, or make an annual election, subject to certain limitations, to defer payment of current taxes on its share of PFIC’s annual realized net capital gain and ordinary earnings subject, however, to an interest charge on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. In addition, net losses (if any) of a PFIC will not pass through to our shareholders and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Consequently, a U.S. Holder may over time be taxed on amounts that as an economic matter exceed our net profits.
A U.S. Holder’s tax basis in Topco Ordinary Shares will be increased to reflect QEF income inclusions and will be decreased to reflect distributions of amounts previously included in income as QEF income inclusions. No portion of the QEF income inclusions attributable to ordinary income will be treated as QDI. Amounts included as QEF income inclusions with respect to direct and indirect investments generally will not be taxed again when distributed. You should consult your tax advisors as to the manner in which QEF income inclusions affect your allocable share of Topco’s income and your basis in your Topco Ordinary Shares.
Topco intends to determine its PFIC status at the end of each taxable year and intends to satisfy any applicable record keeping and reporting requirements that apply to a QEF, including providing to you, for each taxable year that it determines it is or, in its reasonable determination, may be a PFIC (in which case Topco will also determine the PFIC status of each of its subsidiaries), a PFIC Annual Information Statement containing information necessary for you to make a QEF Election with respect to Topco. Topco may elect to provide such information on its website.
U.S. Holders of Topco Warrants will not be able to make a QEF election with respect to their warrants. As a result, if a U.S. Holder sells or otherwise disposes of such Topco Warrants (other than upon exercise of such Topco Warrants for cash) and Topco was a PFIC at any time during the U.S. Holder’s holding period of such Topco Warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above under “— Excess Distributions.” If a U.S. Holder that exercises such Topco Warrants properly makes and maintains a QEF election with respect to the newly acquired Topco Ordinary Shares (or has previously made a QEF election with respect to Topco Ordinary Shares), the QEF election will apply to the newly acquired Topco Ordinary Shares. Notwithstanding such QEF election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Topco Ordinary Shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Topco Warrants), unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. Under another type of purging election, Topco will be deemed to have made a distribution to the U.S. Holder of such U.S. Holder’s pro rata share of Topco’s earnings and profits as determined for U.S. federal income tax purposes. In order for the U.S. Holder to make the second election, Topco must also be determined to be a CFC as defined by the Code. As discussed in “Tax Risk Factors — If Topco or a non-U.S. subsidiary is a controlled foreign corporation there could be materially different U.S. federal income tax consequences to certain U.S. Holders of Topco Ordinary Shares,” Topco believes that it is a CFC in the 2021 taxable year. However, it is possible that Topco may cease to be a CFC in a subsequent taxable year. As a result of either purging election, the U.S. Holder will have a new basis and holding period in the Topco Ordinary Share acquired upon the exercise of the warrants solely for purposes of the PFIC rules.
Mark-to-Market Regime.   Alternatively, a U.S. Holder may make an election to mark marketable shares in a PFIC to market on an annual basis. PFIC shares generally are marketable if: (i) they are “regularly traded” on a national securities exchange that is registered with the Securities Exchange Commission or on the national market system established under Section 11A of the Exchange Act; or (ii) they are “regularly traded” on any exchange or market that the Treasury Department determines to have rules sufficient to ensure that the market price accurately represents the fair market value of the stock. It is expected that Topco Ordinary Shares, which are expected to be listed on Nasdaq, will qualify as marketable shares for the PFIC rules purposes, but there can be no assurance that Topco Ordinary Shares will be “regularly traded” for purposes of these rules. Pursuant to such an election, you would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. You may treat as ordinary loss any excess of the adjusted basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years. A U.S. Holder’s adjusted tax basis in the PFIC shares will be increased to reflect any amounts included in income, and decreased to reflect any amounts deducted, as a result of a mark-to-market election. Any gain recognized on a disposition of Topco Ordinary Shares will be treated as ordinary income and any loss will be treated as ordinary loss (but only to the extent of the net amount of income previously included as a result of a mark-to-market election). A mark-to-market election only applies for the taxable year in which the election was made, and for each subsequent taxable year, unless the PFIC shares ceased to be marketable or the IRS consents to the revocation of the election. U.S. Holders should also be aware that the Code and the Treasury Regulations do not allow a mark-to-market election with respect to stock of lower-tier PFICs that is non-marketable. There is also no provision in the Code, Treasury Regulations or other published authority that specifically provides that a mark-to-market election with respect to the stock of a publicly-traded holding company (such as Topco) effectively exempts stock of any lower-tier PFICs from the negative tax consequences arising from the general PFIC rules. We advise you to consult your own tax advisor to determine whether the mark-to-market tax election is available to you and the consequences resulting from such election. In addition, U.S. Holders of Topco Warrants will not be able to make a mark-to-market election with respect to their warrants.
PFIC Reporting Requirements.   A U.S. Holder that owns (or is deemed to own) shares in a PIFC during any taxable year of the U.S. Holder generally is required to file an IRS Form 8621 with such U.S. Holder’s U.S. federal income tax return and provide such other information as the IRS may require. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. Holder’s taxable years being open to audit by the IRS until such forms are properly filed.

PFIC Subsidiaries.   If Topco is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if Topco receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC.
As discussed in “— QEF Regime,” for each taxable year that Topco determines it is, or in its reasonable determination, may be a PFIC, Topco intends to determine the PFIC status of each of its subsidiaries. With respect to any subsidiaries for which Topco determines is, or in its reasonable determination, may be a PFIC, Topco intends to satisfy any applicable record keeping and reporting requirements that apply to a QEF, including providing to you a PFIC Annual Information Statement containing information necessary for you to make a QEF Election with respect to such subsidiary. Topco may elect to provide such information on its website.
Additional Reporting Requirements
Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to Topco Ordinary Shares, subject to certain exceptions (including an exception for Topco Ordinary Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 to their tax return, for each year in which they hold Topco Ordinary Shares. Substantial penalties apply to any failure to file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not willful neglect. Also, in the event a U.S. Holder does not file IRS Form 8938 or fails to report a specified foreign financial asset that is required to be reported, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related taxable year may not close before the date which is three years after the date on which the required information is filed. U.S. Holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Topco Ordinary Shares.
Non-U.S. Holders
The section applies to you if you are a Non-U.S. Holder. For purposes of this discussion, a Non-U.S. Holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Concord securities or Topco Ordinary Shares or Topco Warrants that is not a U.S. Holder, including:
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a nonresident alien individual, other than certain former citizens and residents of the United States;

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a foreign corporation; or

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a foreign estate or trust;

but generally does not include an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of disposition. A holder that is such an individual should consult its tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of Concord securities or Topco Ordinary Shares or Topco Warrants.
Assuming that Topco is not treated as a U.S. corporation under the rules discussed above, a Non-U.S. Holder of Topco Ordinary Shares will not be subject to U.S. federal income tax or, subject to the discussion below under “— Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends received on Topco Ordinary Shares or any gain recognized on a sale or other disposition of Topco Ordinary Shares (including, any distribution to the extent it exceeds the adjusted basis in the Non-U.S. Holder’s Topco Ordinary Shares) unless the dividend or gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States. In addition, special rules may apply to a Non-U.S. Holder that is an individual present in the United States for a period or periods aggregating 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met. Such holders should consult their tax advisors regarding the U.S. federal income tax consequences of the sale or disposition of Topco Ordinary Shares.

Dividends and gains that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.
The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Topco Warrant, or the lapse of a Topco Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “— U.S. Holders — Exercise or Lapse of a Topco Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of the Topco Ordinary Shares and Topco Warrants.
Material U.S. Federal Income Tax Considerations of the Business Combination to U.S. Holders of Circle Shares
The following discussion is a summary of material U.S. federal income tax considerations applicable to U.S. Holders of Circle Shares as a consequence of (i) the transfer of Circle Shares in exchange for the issuance of new Topco Ordinary Shares in connection with the Business Combination and (ii) the ownership and disposition of Topco Ordinary Shares following the Business Combination. This discussion applies only to U.S. Holders of Circle Shares and, following the Business Combination, U.S. Holders of Topco Ordinary Shares, held as capital assets (generally as property held for investment) and does not discuss all aspects of U.S. federal income taxation that might be relevant to such holders in light of their particular circumstances or status, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules, including:
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brokers, dealers and other investors that do not own their Circle Shares or Topco Ordinary Shares as capital assets;

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traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

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tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;

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banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

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U.S. expatriates or former long-term residents of the United States;

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persons that own (directly, indirectly, or by attribution) 10% or more (measured by vote or value) of the Circle Shares or, following the Business Combination, Topco Ordinary Shares (including, in each case, any “United States shareholder” thereof as defined in Section 951(b) of the Code);

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partnerships, or other entities or arrangements treated as partnerships, or beneficial owners of partnerships, or other entities or arrangements treated as partnerships, in each case, for U.S. federal income tax purposes;

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persons holding Circle Shares or Topco Ordinary Shares as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

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persons required to accelerate the recognition of any item of gross income with respect to Concord securities or Topco securities as a result of such income being recognized on an applicable financial statement;

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persons whose functional currency is not the U.S. dollar;

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persons that received Concord securities or Topco securities as compensation for services;

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S corporations;

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controlled foreign corporations or passive foreign investment companies; and

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holders of Circle warrants.

In addition, this discussion does not address any tax consequences to investors that directly or indirectly hold Concord securities prior to the Business Combination, including holders of Concord securities that also hold, directly or indirectly, equity interests in Circle. With respect to the consequences of holding or disposing of Topco Ordinary Shares, this discussion is limited to U.S. Holders of Circle Shares who acquire such Topco Ordinary Shares in connection with the Business Combination.
U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of Circle Shares
General.   The parties to the Transaction Agreement each intend to take the position that the Proposed Transactions, taken together and including the Scheme, qualify as a transaction described in Section 351(a) of the Code, and the following discussion assumes that it so qualifies. The following discussion also assumes that Circle is a foreign corporation for U.S. federal income tax purposes, although there can be no assurance in this regard. For additional information, please see the discussion under the risk factor entitled “— Treatment of Circle as a Foreign Corporation for U.S. Federal Income Tax Purposes.” For general information regarding the inversion rules of Section 7874 of the Code, see the discussion above under “— Material U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Topco — Tax Residence of Topco for U.S. Federal Income Tax Purposes.”
Consequences of the Business Combination to U.S. Holders of Circle Shares.   Subject to the discussions below relating to (i) the passive foreign investment company rules under the section entitled “— Passive Foreign Investment Company Considerations Applicable to U.S. Holders of Circle Shares” (ii) the gain recognition rules under the section entitled “— Gain Recognition Under Section 367(a) of the Code Applicable to U.S. Holders of Circle Shares” and (iii) the imputed interest rules under the section entitled “— Imputed Interest,” the U.S. federal income tax consequences of the U.S. Holders of Circle Shares will be as follows:
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a U.S. Holder of Circle Shares will not recognize gain or loss upon the exchange of its Circle Shares for Topco Ordinary Shares pursuant to the Business Combination;

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the aggregate tax basis in the Topco Ordinary Shares received by a U.S. Holder of Circle Shares pursuant to the Business Combination will be the same as the aggregate tax basis of the Circle Shares surrendered in exchange therefor; and

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the holding period of the Topco Ordinary Shares received by a U.S. Holder of Circle Shares pursuant to the Business Combination will include such U.S. Holder’s holding period of the Circle Shares surrendered in exchange therefor.

If the Earnout Shares are not treated as stock, they may be treated as taxable boot and could cause a U.S. Holder of Circle Shares to recognize gain, but not loss, in connection with such U.S. Holder’s receipt of the Earnout Shares. However, the parties to the Transaction Agreement have agreed, subject to the imputation of interest under the Code, to treat the Earnout Shares as deferred consideration for U.S. federal income tax purposes. The remainder of this discussion assumes that the Earnout Shares will be treated as deferred consideration, and not as taxable boot, for U.S. federal income tax purposes.
Until the Escrow Shares are released to the U.S. Holders surrendering Circle Shares in connection with the Business Combination, the interim basis of the Topco Ordinary Shares received by the U.S. Holders in connection with the Business Combination will be determined by treating the Escrow Shares as having been received by such U.S. Holders. Subject to the discussions below relating to imputed interest under the section entitled “— Imputed Interest,” no gain or loss will be recognized and no amount will be included in the income of such U.S. Holders by reason of the release of Escrow Shares or the transfer of the Earnout Shares to such U.S. Holders. In the event that any Escrow Shares are not released to such U.S. Holders, the interim basis allocated to such Escrow Shares will be reallocated to such U.S. Holders’ remaining Topco Ordinary Shares received in connection with the Business Combination, if any, or may result in recognition of capital loss in the event such U.S. Holders no longer hold any Topco Ordinary Shares.
Each U.S. Holder of Circle Shares should consult its tax advisor regarding the manner in which the above rules apply to the contingent right to receive Escrow Shares and Earnout Shares and the tax consequences of the release of Escrow Shares or receipt of Earnout Shares.

Passive Foreign Investment Company Considerations Applicable U.S. Holders of Circle Shares
Pursuant to Section 1291(f) of the Code, to the extent provided in the Treasury Regulations, if Circle was a PFIC for any taxable year during a U.S. Holder’s holding period for the Circle Shares, certain adverse U.S. federal income tax consequences, including recognition of gain, could apply to such U.S. Holder as a result of the Business Combination. Based on Circle’s income, assets and activities in prior taxable years, Circle may have been a PFIC in such prior taxable years, and Circle may be classified as a PFIC for the current or future taxable years, depending on its income, assets and activities, although no assurances can be provided.
Section 1291(f) of the Code requires, to the extent provided in Treasury Regulations, a U.S. Holder who disposes of stock of a PFIC to recognize gain, but not loss, notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code were proposed in 1992 with a retroactive effective date were they to be finalized in current form. If finalized in their current form, the proposed Treasury Regulations may require a U.S. Holder of Circle Shares to recognize gain, which generally would be subject to the special tax and interest charge, if (i) Circle were classified as a PFIC at any time during the U.S. Holder’s holding period of such stock, (ii) the U.S. Holder either did not timely make an election to treat Circle as a “qualified electing fund” for all taxable years during the U.S. Holder’s holding period while Circle was classified as a PFIC or did not make certain “purging” elections and (iii) Topco is not a PFIC in the taxable year that includes the day after the effective date of the Business Combination. Immediately following the Business Combination, Topco believes it will be classified as a PFIC during the 2021 taxable year. However, Topco cannot provide any assurance regarding its PFIC status for any current or future taxable years.
Each U.S. Holder of Circle Shares is urged to consult its tax advisors as to the tax consequences of the Business Combination if Circle were treated as a PFIC at any time during such U.S. Holder’s holding period of Circle Shares. For additional information, see discussion above in section entitled “— Passive Foreign Investment Company Rules.”
Gain Recognition Under Section 367(a) of the Code Applicable to U.S. Holders of Circle Shares
In general, Section 367(a) of the Code will require a U.S. Holder of Circle Shares to recognize gain (but not loss) on the exchange of Circle Shares for Topco Ordinary Shares in connection with the Business Combination unless certain conditions are met, including that such U.S. Holder either (i) is not a “five-percent transferee shareholder” (as defined in the Treasury Regulations and computed taking into account direct, indirect and constructive ownership) or (ii) is a “five-percent transferee shareholder” of Topco and enters into a “gain recognition agreement” under applicable Treasury Regulations to recognize gain on the transferred shares under certain circumstances. For additional information, see discussion above in the section entitled “— Section 367(a).”
As discussed above, a U.S. Holder of Circle Shares that is a “five-percent transferee shareholder” of Topco following the Business Combination may be able to avoid current recognition of gain under Section 367 of the Code if it enters into a “gain recognition agreement” that meets the requirements set forth in the Treasury Regulations promulgated under Section 367 of the Code and certain other conditions are met. Pursuant to the “gain recognition agreement,” such U.S. Holder would agree to recognize the gain realized, but not recognized, in the Business Combination if a specified gain recognition event occurs within a five-year period after the transfer and no exception to gain recognition applies with respect to such event.
The rules dealing with Section 367(a) of the Code discussed above are complex and are affected by various factors in addition to those described above. Accordingly, each U.S. Holder of Circle Shares is urged to consult its tax advisor concerning the application of these rules to its exchange of Circle Shares, including, if it believes it will be a “five-percent transferee shareholder.” the possibility of entering into a “gain recognition agreement” under the applicable Treasury Regulations.
Imputed Interest
In general, a portion of the Earnout Shares, if any, that are received more than six months after the effective date of the Business Combination will be recharacterized, for U.S. federal income tax purposes, as imputed interest, and each U.S. Holder surrendering Circle Shares in connection with the Business Combination will be required to include such portion in income as ordinary income. Any such U.S. Holder’s basis resulting from any imputed interest on the Earnout Shares will generally be allocated only to the Earnout Shares received by such U.S. Holder. Such U.S. Holder will also generally have a split holding period in its Earnout Shares received. Such U.S. Holder’s holding period for a portion of each share of Earnout Shares will include such U.S. Holder’s holding period in Circle Shares surrendered in the Business Combination and the remaining portion of the stock will have a holding period that begins on the date that the Earnout Shares are received.
Ownership and Disposition of Topco Ordinary Shares and Topco Warrants Following the Business Combination and the Scheme
The U.S. federal income tax treatment of the ownership and disposition of Topco Ordinary Shares by a U.S. Holder of Circle Shares that exchanged such shares for Topco Ordinary Shares in connection with the Business Combination will generally be the same as that of any other U.S. Holder, as described above under “— Ownership and Disposition of Topco Ordinary Shares and Topco Warrants.”
Information Reporting and Backup Withholding
Information reporting requirements may apply to cash received in redemption of Concord Class A common stock, dividends received by U.S. Holders of Topco Ordinary Shares, and the proceeds received on the disposition of Topco Ordinary Shares effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to Concord Class A common stock and Topco Ordinary Shares and proceeds from the sale, exchange, redemption or other disposition of Topco Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.
Information returns may be filed with the IRS in connection with, and Non-U.S. Holders may be subject to backup withholding on amounts received in respect of their Concord Class A common stock or Concord Warrants or their Topco Ordinary Shares, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its Non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption. Dividends paid with respect to Topco Ordinary Shares and proceeds from the sale of other disposition of Topco Ordinary Shares received in the United States by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides proof an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

PROPOSAL NO. 2 — THE ADJOURNMENT PROPOSAL
The Adjournment Proposal
The Adjournment Proposal, if adopted, will allow Concord’s board of directors to adjourn the special meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Concord’s stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve one or more of the proposals presented at the special meeting. In no event will Concord’s board of directors adjourn the special meeting of stockholders or consummate the Business Combination beyond the date by which it may properly do so under Concord’s amended and restated certificate of incorporation and Delaware law.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by Concord’s stockholders, Concord’s board of directors may not be able to adjourn the special meeting of stockholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve one or more proposals presented to stockholders for vote.
Vote Required for Approval
The Adjournment Proposal will be approved and adopted if the holders of a majority of the shares of Concord common stock represented in person or by proxy and voted thereon at the special meeting vote “FOR” the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.
Recommendation of the Board
CONCORD’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT CIRCLE
Unless otherwise indicated or the context otherwise requires, references in this section to “Circle,” “we,” “us,” “our” and other similar terms refer to Circle Internet Financial Limited and its subsidiaries prior to the Business Combination, which will be the business of Circle Internet Finance Public Limited Company and its consolidated subsidiaries after giving effect to the Business Combination.
Overview
Founded in 2013, Circle’s mission is to raise global economic prosperity through the frictionless exchange of financial value. We intend to connect the world more deeply by building a new global economic system on the foundation of the internet, and to facilitate the creation of a world where everyone, everywhere can share value as easily as we can today share information, content, and communications on the internet. We are one of the first digital asset-native commercial financial institutions built on public blockchain ecosystems and decentralized finance protocols.
When first introduced over a decade ago, crypto and blockchain technologies such as Bitcoin promised a future where money could become a native feature on the internet, ushering in a world where payments would become commoditized, much like how email and web protocols permit the frictionless sharing of information globally. We recognized that these groundbreaking technologies represented the initial steps in the development of the next major layer of internet infrastructure, and the seeds of an entirely new global economic system.
Rapid growth in the financial technology (“FinTech”) ecosystem over the last several years represents a significant step forward in the modernization of the global financial system. During this time, numerous enterprises developed impactful digital solutions to streamline and enhance how businesses and consumers interact with the financial system. However, the vast majority of traditional FinTech platforms are inherently limited by the underlying legacy financial infrastructure upon which they are built: infrastructure that is cumbersome, costly, and siloed. Our platform addresses many of the fundamental problems presented by legacy global financial infrastructure by building on a foundation underpinned by blockchain and crypto infrastructure.
We believe that the core innovations that represent the heart of the digital financial system of the future are (i) fully digital asset based, (ii) native to public blockchain networks that operate on open-source protocols, and (iii) open and universally accessible. Pioneered by Circle, and jointly launched in 2018 with Coinbase, USD Coin (“USDC”) is one of the fastest growing dollar digital assets in the world, providing an open standard for dollar payments on the internet. Since the beginning of 2020, USDC has grown by over 106x from $400 million to over $42 billion USDC in circulation as of December 31, 2021. During the twelve- month period from January 1, 2021 to December 31, 2021, USDC supported over $1.39 trillion in transaction volume over these public blockchain networks, simultaneously driving responsible financial services innovation and raising the prospects of internet-level economic prosperity.
Building on the early success and rapid adoption of USDC, in 2020 we began to introduce a suite of new products and services aimed at helping businesses and financial institutions use digital asset for payments, commerce and finance applications. Among other things, our products help companies efficiently accept and make payments in a digitally-native environment, store value, and gain access to enhanced yield on their investments in digital assets. In addition to payments and treasury services, we help firms raise capital through direct equity offerings on the internet. Driven by this growth, our business has seen revenue and interest income grow from $15.4 million in 2020 to $84.9 million in 2021.
We offer several products and services in the market today:   USDC, Circle Transaction and Treasury Services (“Circle TTS”), and SeedInvest.
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USDC market infrastructure provides companies, users and thousands of third-party products and services with an open, interoperable and globally-accessible dollar digital asset. We principally operate the USDC infrastructure, including supporting secure and scalable transactions and multiple public blockchain networks, while managing the U.S. dollar-denominated reserve assets that fully back USDC in circulation.

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Circle TTS.

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The Circle Account provides businesses and financial institutions with a platform to make payments and store funds in USDC, as well as to allocate funds into our yield product. Businesses are able to connect to bank accounts in approximately 90 countries, purchase and redeem USDC, securely store digital assets with us, and make blockchain-based payments using USDC and other digital assets. A Circle Account enables businesses to make and receive payments nearly instantly and globally to any blockchain-compatible digital wallet, providing an efficient and cost-effective alternative to traditional bank payment rails.

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Building on the market momentum for corporate treasury adoption of digital assets, Circle Yield, which launched an early customer access program in the second quarter of 2021, offers accredited investor customers the ability to generate enhanced fixed-term yield on their USDC holdings by investing in Centralized Finance (“CeFi”) blockchain-based lending markets with annual percentage yields of up to 6.3% as of March 14, 2022. Customers agree to a specific yield prior to investing and the yields we offer are derived from yields we earn from our blockchain-based lending market borrowers which fluctuate based on market conditions. The effective interest rate is the annualized interest rate for a particular fixed term product (1 month, 3 month, 6 month and 12 month terms are available). All interest is computed without compounding on the simple interest basis of a 365-day year and the actual number of days elapsed and is payable in USDC.

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Circle application programming interfaces (“APIs”) extend the capabilities of a Circle Account through a comprehensive suite of APIs that allow customers to fully automate and integrate Circle payments and treasury infrastructure into their own payments, commerce and financial applications. Circle APIs include:

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Payments APIs.   Accept payments from customers using both traditional fiat payment rails such as credit and debit cards, domestic bank transfers (ACH), and wire transfers, as well as blockchain rails virtually instantaneously, with funds automatically settling into a Circle Account as USDC. We plan to also enable payments in Bitcoin (BTC) and Ether (ETH).

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Payouts APIs.   Automate payouts to customers, suppliers and partners with flexibility through payments to both traditional bank accounts and blockchain wallets, offering global reach, fast and inexpensive settlement, and support for fiat and crypto currencies. We plan to also enable payouts in BTC and ETH.

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Accounts APIs.   Customize and integrate USDC, BTC and ETH wallets and account infrastructure into our customers’ own services and applications, including flexible treasury funds flows, embedded wallets, and storage of digital assets.

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DeFi API.    Our yet to be launched DeFi API aims to simplify what has been historically a complex and cumbersome process for institutions seeking to access new lending markets powered by decentralized finance (DeFi). Through our DeFi API, it is expected that institutions with Circle Accounts will be able to automate flows of USDC into supported third party DeFi lending markets. These non-custodial, autonomous interest rate protocols including, for example, Compound and Aave on the Ethereum blockchain, allow users to supply and borrow digital assets at interest rates derived purely based on supply and demand of crypto assets without the need for intermediaries. We expect the DeFi API will allow institutional clients to connect to the protocols, deposit digital assets, monitor interest accrual and redeem funds and manage all the activity from within our account infrastructure. The timing of the DeFi API product rollout will be guided by developments in, and the availability of, further regulatory guidance, enhanced compliance tools and blockchain identity protocols, and we currently do not have a set timeline to launch the DeFi API product. We intend to offer the DeFi API to customers for a monthly subscription fee. Certain transactions may be charged a fixed fee and/or a variable fee upon each transaction (a percentage of the transaction amount). DeFi protocols may implicate requirements under the federal and state securities laws, commodities laws and AML/CFT regulations. U.S.

regulators have also expressed that DeFi platforms raise broader questions about digital asset market regulation, supervision, and enforcement. Existing or future regulations or enforcement activities could also extend to persons who facilitate customer transactions utilizing a DeFi protocols operating out of compliance with applicable regulations.
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Integration Services are provided to support the implementation of USDC onto new public blockchains, including the integration with the Circle Account and Circle API Services. By configuring USDC to function across multiple blockchains it broadens the use cases for our products and infrastructure across a wide array of payments, commerce and financial applications including higher transaction throughput and lower blockchain network fees. Bringing USDC, the Circle Account, and Circle API Services to multiple blockchains enables our users to take advantage of the speed, scalability, and cost efficiency provided by next-generation public chains.

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SeedInvest offers a digital platform for companies to raise capital through equity offerings directly on the internet and seeks to capitalize on interest in the digitization of early-stage investing. SeedInvest scales from small-scale seed funding, through larger, later-stage capital raises and growth funding, allowing both accredited and unaccredited investors a streamlined and simple way to invest in private companies. SeedInvest is one of the largest equity crowdfunding platforms in the U.S., reaching over 630,000 investors.

Industry Background
The Opportunity of the Internet
Since the early 1990s, we have witnessed a significant transformation across global economies driven by the transfer of information, communications and commercial activity onto the internet. At the center of these industry transformations has been a foundation built on the core “DNA of the internet”: open and broadly accessible public networks. Permissionless participation on these networks ranges from individuals to the largest institutions in the world, with a technical foundation based on open protocols and open source software. This DNA has allowed this global decentralized network to grow and evolve with accelerating velocity, enabling a variety of innovations across industries.
These open, decentralized and permissionless protocols and networks have facilitated the creation of innovative new platforms and marketplaces for content, advertising, commerce, software, travel and transportation, among others. This paradigm shift has been accomplished on a technology architecture where no single government or corporation controls or manages this infrastructure, making the internet the equivalent of a digital public good, and access to it is increasingly viewed as a necessity in modern life. Open and decentralized networks have been the core of social transformation from the internet over the past 25 years.
An Internet-Native Digital Financial System Emerges
In the aftermath of the global financial crisis of 2007-09, the global internet continued its evolution, with the digital exchange of value emerging as a logical adaptation to the historical failures of our global financial system. With the introduction of Bitcoin in 2009, a new global money movement emerged that sought to build a new and more open global economic system; one that was decentralized, transparent and fair. It was the beginning of the next stage in the internet’s transformation of global social, governance and economic systems. The birth of internet-native money and value exchange, however, stands in sharp contrast to the significant limitations that continue to pervade the existing financial system.
Limitations of the Existing Financial System
Our global financial system suffers from significant limitations, many of which were exposed during the financial crisis of 2007-09. Our systems of money, banking and payments were designed and have principally evolved from pre-internet national and global arrangements, and lack the architecture to support global commerce and economic growth in the internet-driven digital economic age.
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The Walled Gardens of Finance.   Today’s systems of electronic money are constructed around national and corporate boundaries, often regulated and operated by national monopolies, not dissimilar to the world of media and communications in the pre-internet era. Payments are bound by “walled gardens”, harkening back to the days when one could only send an email to a person if they used the same online service such as AOL and CompuServe. Electronic money can only travel between tightly controlled networks, often trapped in various privately-mediated networks, which exacerbates financial exclusion around the world.
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High Costs and Inefficiencies.   The majority of electronic money is stuck in legacy infrastructure, where businesses continue to use checks and bank wires to make over $120 trillion in annual payments. Businesses seeking to accept payments from customers are often charged several percentage points of their revenue by electronic payments processors, which represents a global economic tax that amounts to trillions in value annually that could be returned to productive use with the adoption of more efficient, internet-native payments infrastructure. Existing global systems of payment and value exchange are riddled with the same inefficiencies as pre-internet communications — money often takes days or longer to move and settle, with significant fees layered onto transactions in the form of foreign-exchange fees and other transaction-related expenses. The average cross-border payment takes days and includes a 6% average cost in fees. For commercial transactions, delayed financial settlement produces a lucrative float worth trillions of dollars annually and subjects counterparties to high-friction trust instruments, such as bank guarantees and letters of credit.

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Limitations on Capital Allocation.   The existing financial market infrastructure for capital allocation, whether in the form of commercial bank lending, or core trading markets for securities, suffers from similar inefficiencies. Technology and regulatory structures have stranded capital markets with rules and roles established in an era where “transfer agents” delivered folders of stock certificates to “custodians” who would keep them locked up in secure filing cabinets. Access to this infrastructure is limited, making the efficiencies of capital markets only available to the largest companies. Lending intermediation continues to be heavily anchored in human-based procedures within commercial banks, and is expensive, prone to human error and slow. In a world where machine learning and artificial intelligence have evolved to facilitate critical decisions being made in milliseconds, much of commercial lending remains stuck in conventional underwriting, which contains unnecessary embedded costs and expenses that are borne by markets and consumers. Similarly, much of the borrowing, lending and underlying risk management remains opaque to market participants, relying on expensive third-party auditing of books and records, often captured in legacy and highly vulnerable database technology.

These limitations notwithstanding, stablecoin payment arrangements and the emergence of blockchain-based financial services, may be subject to some of the same limitations of the existing financial system. This may remain true until such time as companion innovations in digital identity and financial integrity are commercially deployed and become widely available. Often, the open nature of blockchain-based financial services may run into conflict with prevailing recommendations for customer identification, transaction reporting and other areas. There may also be limitations in terms of transaction finality and resource in withdrawing or rescinding stablecoin transactions, given the likelihood that some types of blockchain-based transactions may not have a counterparty or financial intermediary that can successfully return funds.
Similar to the existing financial system, stablecoin arrangements and the use of stablecoins can subject users to the risk of fraud and theft, including theft and loss of accounts and digital currency private keys, attacks on wallets and service providers, failures in the underlying infrastructure of stablecoins, and even nation-state level cyber-attacks.
Please see the section entitled “Risk Factors” for a comprehensive review of significant risks with blockchain-based finance and stablecoins.
Entering the Age of Digital Assets
The advent of public blockchains and digital assets reshapes how the global financial system can operate, creating significant opportunities for disruption in the existing system and many varied opportunities for internet-based financial services companies to flourish. We believe that internet financial services represents a market opportunity similar to that of internet computing, media, communications and retail commerce — industries that have been transformed with many significant scale internet-native firms emerging in those industries. Today’s financial industry supports more than $350 trillion in equity and debt capital markets, and over $130 trillion in M2 commercial bank money, markets and infrastructure that can all be transformed by digital asset and blockchain technology.
Digital assets and public blockchains catalyze this change in multiple significant ways:
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The Storage of Value.   Blockchains are digital, relying on tamper-proof, immutable and highly secure digital records built on decentralized infrastructure designed to mitigate nation state attack vectors, and sit outside of the control of any single corporation or government entity.

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The Transmission of Value.   Blockchains are built to support open, global and interoperable transactions that can work with any internet-connected device in the world, offering transaction finality in seconds, with strong privacy and security and significant cost efficiency, with transactions costing as little as a fraction of a cent in many cases.

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The Tokenization of Value.   Blockchains provide a foundation to represent nearly any form of property or record as a cryptographic asset. This paves the way for the same storage and transmission efficiencies to be used with both digital and non-digital forms of property ranging from digital content items and intellectual property such as non-fungible tokens (NFTs), to tokens that represent stocks, bonds and physical property, as well as other financial contracts.

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Programmable Value.   Unlike the legacy financial system, digital assets and currencies on blockchains are inherently programmable using smart contracts, a new form of software code that can execute and intermediate transactions and value exchange with code published on the internet, introducing myriad opportunities for reshaping finance and commerce.

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The Allocation of Capital.   The combination of the above attributes makes digital assets and blockchains the ideal infrastructure to reshape capital allocation processes, enabling the creation of new capital markets that are executed in code on blockchains, in a public, transparent and efficient manner, ultimately lowering costs and increasing access to capital globally.

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Decentralized Digital Identity.   The emergence of privacy-preserving, decentralized digital identity and verification protocols supported by blockchain infrastructure offers promising pathways for internet-native financial services and financial integrity to coexist.

Combined, these global market trends are creating significant opportunities for the development of new global payments and banking franchises built natively on digital asset and blockchain infrastructure. Collectively, this ecosystem offers the potential for people and businesses everywhere to utilize faster, cheaper and more globally usable forms of money. This in turn increases access to and efficiency in markets for capital and lending while fostering the development of a more open and democratized global financial system.
Our Vision and History
As the cryptocurrency market came into being in the early part of the last decade, we saw clearly that technological innovations such as Bitcoin and public blockchains represented a breakthrough in how value could be stored and transmitted, seeing this as the kernel of what would become the next critical layer of internet infrastructure. Technologies such as Bitcoin promised a future where money could reside as a native form of data on the internet, ultimately heralding a world where payments would become a commodity-like service, much like email protocols permit information sharing across platforms. The advent of trusted digital assets, pioneered by USDC, mitigated the economic volatility of early cryptocurrencies, producing a breakthrough in internet native programmable forms of money.
Beyond ubiquitous and free value exchange, we were inspired by the idea of smart contracts — where money could be truly programmable, and where economic arrangements and contracts could literally become code — enabling autonomous machines on the internet to intermediate capital and commerce, supporting even deeper and seamless global economic integration. We believed the rise of smart contracts and the technologies that facilitated their adoption would create a world where people and businesses everywhere could participate in the economic system with less friction and more capital efficiency than previously possible, ultimately raising global economic prosperity for all.

To realize this mission, we believed that a new kind of global financial services company could be designed. One that was natively built on the internet, heralding a new kind of entirely software-powered financial institution, one that would make storing and using money and accessing financial services as frictionless and cost efficient as using content and communications on the internet.
Over the past eight years, we have relentlessly pursued this mission and vision, building fundamental technology for payments and banking in the age of digital assets and the internet. We have forged paths towards mainstream acceptance through persistent and active engagement with policymakers and regulators globally, and built and operated a range of innovative products and services that have powered thousands of businesses , and have supported a significant scale of digital asset transactions.
Today, our technology innovations are at the center of a global transformation in the function of money in the world. While future digital assets backed by central bank money such as dollars, euros, yuan and other fiat currencies have captured the world’s imagination, we have delivered solutions that work at scale in the market today. With the future of money and payments, past is prologue and a vibrantly competitive free market, together with public sector oversight, is building a more equitable financial future of blockchain rails.
Our Platform Solution
Our products, solutions and technologies include the core USDC market infrastructure, TTS, and SeedInvest.
USDC
We developed the core market infrastructure of USDC, including the underlying issuance and redemption infrastructure throughout 2017 and 2018. During said development, as we identified the need to further expand upon policy and governance standards around stablecoin issuance to include treasury and liquidity management and management of the reserve assets, we formed a joint-venture with Coinbase called the Centre Consortium. The Centre Consortium is owned 50% by us and 50% by Coinbase and is managed by a board of managers composed of three individuals, each holding one vote with respect to matters to be decided by the board of managers: one manager designated by us, one manager designated by Coinbase, and one independent manager that is mutually agreed to between us and Coinbase. The board of managers has broad authority in managing the Centre Consortium’s business and the governing framework for stablecoins under the consortium, including the authority to admit new members into the consortium and enter into agreements with third party service providers that support such stablecoins. The board of managers also appoints and oversees an executive management team at the Centre Consortium, who support its day-to-day business and operations. Certain matters at the Centre Consortium are reserved for unanimous member approval (currently, only us and Coinbase are members of the consortium), including the eligibility criteria to become a member or participant of the consortium, and the approval of the network rules that govern the stablecoins under the consortium. Currently, USDC is the sole stablecoin being overseen by the Centre Consortium.
To access and use USDC, corporations and institutional customers can enroll in a Circle Account and transfer funds to and from bank accounts in approximately 90 countries. Funds that arrive in a Circle Account are put into a segregated reserve account, and USDC digital asset tokens are issued. Likewise, customers who transfer USDC into a Circle Account can choose to redeem USDC digital asset tokens and transfer funds out of reserve and into a customer’s linked bank account as U.S. dollars.
Since the first USDC token entered circulation, we have observed state money transmitter laws as it relates to permissible investments of reserves. Our reserve management practices are subject to such state money transmitter laws as well as reserve guidance developed in collaboration with the Centre Consortium. Accordingly, all USDC tokens issued and outstanding are backed by an equivalent amount of U.S. dollar-denominated assets held in segregated accounts with U.S. regulated financial institutions.
USDC operates as an open protocol on public blockchains. As an open protocol, companies and software developers can implement USDC in their own products and services easily. Transactions are settled on decentralized public blockchains, and can be conducted between people and businesses, as well as between financial institutions. The open nature of USDC on public blockchains has led to widespread support for USDC as a standard for dollar digital assets.
As discussed above, the USDC protocol itself is defined and evolved collaboratively, and is an open source project managed by the Centre Consortium. Initially released as a protocol on the Ethereum blockchain, USDC is now supported on several other public blockchains including Algorand, Solana, Stellar, Tron, Hedera, Flow and Avalanche. We expect to introduce support for USDC on additional blockchains over time, as a means to ensure that dollar digital asset can continue to take advantage of the significant and continuous cycles of technical advances happening with blockchain infrastructure, and reducing the risk of technology obsolescence.
Today, USDC transactions can be settled with finality in seconds or less, with support for tens of thousands of transactions per second at a fraction of a cent in transaction costs. These breakthroughs make USDC well suited as a robust, globally available, dollar digital asset for payments, commerce and financial applications.
As part of our and Coinbase’s investment in the development of the Centre Consortium, we entered into agreements with Coinbase, pursuant to which we share any revenue generated from USDC reserves pro rata based on (i) the amount of USDC distributed by each respective party and (ii) the amount of USDC held on each respective party’s platform (i.e. held in its customers’ accounts) in relation to the total amount of USDC in circulation (the “Revenue Share Arrangement”). The Revenue Share Arrangement requires the parties to calculate their revenue allocation a daily basis and provides for an annual true-up mechanism by which the revenue share is adjusted and paid per each party’s pro rata allocations. The Revenue Share Arrangement may only be terminated upon the mutual agreement of the parties.
Circle TTS
We provide a comprehensive suite of transaction and treasury services to corporations and financial institutions seeking to integrate digital assets into their commercial and financial needs.
Circle Account
Circle Account provides corporations and institutions with an integrated account for converting, storing, sending and receiving digital assets. Opening a Circle Account is free of charge to customers, and provides a critical bridge between traditional financial services and digital assets. Circle Account infrastructure includes wallet services for securely storing USDC, BTC and ETH digital assets. Customers can make on-chain transactions using USDC, or hold these digital assets as a store of value, relying on the company’s digital asset storage capabilities.
The Circle Account product aims to provide a comprehensive commercial financial account spanning payments and treasury use cases, and offering a complementary set of API services for building more advanced applications and services on top of the Circle Account product.
The Circle Account product sits on top of nearly eight years of research and development into core transaction and treasury systems for digital asset storage, treasury operations and payments, integration into existing banking networks, and sophisticated risk and compliance tools and operations.
Despite our robust platform, Circle Account customers may incur losses when utilizing our services. We have experienced from time to time, and may experience in the future, breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities, or other irregularities. Unauthorized parties have attempted to gain access to our systems and facilities, as well as those of our customers, partners, and third-party service providers, through various means, including hacking, social engineering, phishing, and attempting to fraudulently induce individuals (including employees, service providers, and our customers) into disclosing usernames, passwords or other sensitive information, which may in turn be attempted to be used to access our information technology systems and customers’ digital assets. In the periods presented in this proxy statement/prospectus, we have not incurred material loss events related to the Circle Accounts. Although various unauthorized actors attempt to access our information systems in the ordinary course, to our knowledge, we have not experienced any data breaches with respect to the Circle Accounts in the periods presented in this proxy statement/prospectus. While we are generally not liable for customer losses under its terms of use, Circle does provide certain protections against losses in respect of particular services, including customary indemnities for losses such as those resulting from a data breach. We also maintain dispute resolution processes that customers can utilize in connection with certain unauthorized transactions.
Circle Account Custody and Wallet Considerations
Currently nearly all digital assets on deposit with us are held in hot wallets because most of the USDC we tokenize is immediately withdrawn by institutional clients for their own use. As the quantity of digital assets custodied with Circle grows, we expect so will the portion of those assets stored in cold wallets. Keys used to administer the USDC network on various public blockchains are stored in cold wallets to ensure the integrity of USDC itself. These cold wallets are stored physically at secure locations in the United States and Europe, and only designated and specifically trained employees have access to cold wallet key material. Only a limited number of our treasury executives have the authority to approve the movement of funds between wallets. Funds transfers from one of our cold wallets to a wallet not under our custody are not permitted. For a customer to withdraw funds from a hot wallet under our custody to a wallet outside of our network such customer must go through an authentication process through our Circle Account platform. While we would cooperate with insurance providers upon loss claims, these providers do not have any inspection rights with respect to digital assets held in storage.
We use a variety of methods to verify the existence of digital assets in our custody. The existence of funds in a wallet is validated by examination of the public blockchains using publicly available block explorers. Ownership of keys associated with a wallet under our custody is validated using message signing tests. During a message signing test, cryptographic methods are used, in conjunction with an agreed upon test message and public information related to the cryptocurrency address in question to prove custody of the wallet . In addition, the existence of digital assets held in wallets under our custody is routinely audited by our financial auditors.
Circle Yield
Recently, we began offering a new fully collateralized, fixed-term yield-generating product through a new offering called Circle Yield. Approved companies with Circle Accounts, and which are verified as accredited investors (as defined in Rule 501 of Regulation D), can choose to invest USDC into Circle Yield. Whether a company is approved includes not only verification of accredited investor status, but also review of the customer’s tax filing status, any additional KYC consideration as required by the customer’s risk profile, and applicable local law requirements (if onboarding a customer outside of the United States). Yield is generated through lending USDC out to centralized (CeFi) blockchain-based lending markets, which offer the ability to earn a higher fixed-term yield than what is currently available in the traditional financial markets. Circle Yield is offered in the form of a private placement by Circle International Bermuda Limited (“Circle Bermuda”) and subject to oversight by the Bermuda Monetary Authority under Circle Bermuda’s Class F Digital Asset Business license. Advances are overcollateralized by BTC collateral held with a qualified custodian on behalf of Circle Yield customers.
Circle API Services
Circle APIs provide companies with a comprehensive suite of payments and treasury infrastructure for building digital asset native financial and commerce applications and services. Circle APIs complement the core Circle Account, giving a company tools for accepting a wide variety of payments, making payouts, storing and managing digital assets, and accessing yield services through CeFi and DeFi lending markets.
Customers can sign-up for Circle APIs through a “developer sandbox”, which is an environment to start using and building with the API services without requiring a commercial contract or any sales assistance. Once a customer has deployed a production application, it can manage the data and activity associated with the operations of their application through the Circle Account Dashboard, which provides tools for developers, operations and finance staff within customer organizations.
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Circle Payments API.   The Payments API allows companies to automate and accept payments into their Circle Account using USDC, credit cards and debit cards, ACH bank transfers, and global wire transfers. Card and bank transfers automatically settle into a customer’s Circle Account as USDC, making it immediately available for digital asset based payments and financial applications. The Payments API is also complemented by a built-in set of fraud management tools to assist customers with managing fraud risk with payments. We plan to also enable payments in BTC and ETH.
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Circle Payouts API.   The Payouts API allows companies to automate and make payouts to customers, suppliers and partners with flexibility through payments to both traditional bank accounts and blockchain wallets. Customers can redeem USDC into payouts to traditional banks, or use on-chain payments to efficiently deliver payouts to digital wallets around the world, with the speed and efficiency of cryptocurrency and blockchain networks. We plan to also enable payouts in BTC and ETH.

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Accounts API.   The Accounts API provides customers with the ability to automate the storage of digital assets, including USDC, BTC and ETH, enabling embedded financial applications, complex treasury funds flows, or use within an existing business to consumer (B2C) or business to business (B2B) service that requires wallets and storage capabilities. Over time, the Accounts API is expected to support more forms of digital assets, such as NFTs.

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DeFi API.    Our yet to be launched DeFi API aims to simplify what has been historically a complex and cumbersome process for institutions seeking to access new lending markets powered by decentralized finance (DeFi). Through our DeFi API, it is expected that institutions with Circle Accounts will be able to automate flows of USDC into supported third party DeFi lending markets. These non‑coustodial, autonomous interest rate protocols including, for example, Compound and Aave on the Ethereum blockchain, allow users to supply and borrow digital assets at interest rates derived purely based on supply and demand of crypto assets without the need for intermediaries. We expect the DeFi API will allow institutional clients to connect to the protocols, deposit digital assets, monitor interest accrual and redeem funds and manage all the activity from within our account infrastructure. The timing of the DeFi API product rollout will be guided by developments in, and the availability of, further regulatory guidance, enhanced compliance tools and blockchain identity protocols. We intend to offer the DeFi API to customers for a monthly subscription fee. Certain transactions may be charged a fixed fee and/or a variable fee upon each transaction (a percentage of the transaction amount). DeFi protocols may implicate requirements under the federal and state securities laws, commodities laws and AML/CFT regulations. U.S. regulators have also expressed that DeFi platforms raise broader questions about digital asset market regulation, supervision, and enforcement. Existing or future regulations or enforcement activities could also extend to persons who facilitate customer transactions utilizing a DeFi protocols operating out of compliance with applicable regulations.

The broad suite of APIs we offer will continue to grow and expand in line with market development, customer demands and the innovations afforded through digital asset and blockchain technology.
Integration Services
Integration Services are provided to support the implementation of USDC onto new public blockchains, including the integration with the Circle Account and Circle API Services. By configuring USDC to function across multiple blockchains it broadens the use cases for our products and infrastructure across a wide array of payments, commerce and financial applications including higher transaction throughput and lower blockchain network fees. Bringing USDC, the Circle Account, and Circle API Services to multiple blockchains enables our users to take advantage of the speed, scalability, and cost efficiency provided by next-generation public chains.
SeedInvest
SeedInvest offers a digital platform for companies to raise capital through equity offerings directly on the internet and seeks to capitalize on interest in the digitization of early-stage investing. For startups and growth companies, SeedInvest facilitates a streamlined process for raising capital directly from investors on the internet, including both accredited and unaccredited investors. For investors, SeedInvest provides a streamlined experience to invest in startups and growth companies.

For issuers, SeedInvest helps to place, market and promote company offerings, ranging from seed and Series A financing below $5 million, to mid and later stage growth investments as large as $30 million. SeedInvest supports the end-to-end offering process, as well as ongoing investor relationships. As of December 31, 2021, issuers can reach more than 630,000 unique investors on the SeedInvest platform. Many issuers start with seed-stage capital raises and grow with SeedInvest into later stage capital formation.
For investors, SeedInvest provides individuals with the ability to invest in private companies and startups, an asset class that has historically been unavailable to most retail investors. Investors can invest as little as a few hundred dollars through an investing experience that is as simple as a typical digital e-commerce purchase. SeedInvest supports both accredited and unaccredited investor participation, which democratizes access to promising growth companies and levels the playing field for early-stage firms and entrepreneurs.
Competition
The markets for digital assets, digital asset-based payments and financial services, and internet capital formation are nascent but rapidly growing. In each of the areas of our business, we face a wide range of direct and indirect competition, and are well positioned relative to those sources of competition.
Traditional Payments Platforms
As a completely new infrastructure for storing and moving money, USDC operating on public blockchains competes both directly and indirectly with traditional payment networks as well as more recent digital payments platforms. At the same time, USDC as a new payment and settlement system can also be integrated into, and valuable to, existing payment platforms.
Competition may include existing bank settlement networks such as SWIFT and ACH, and higher level payment networks such as card payment networks, and new digital payment networks such as Square and PayPal. USDC is being used to power new, blockchain-native business models, as well as FinTech enabling incumbent financial services firms.
Over time, we believe that privately-issued digital assets and public blockchains will become the predominant form of digital payments, given the speed, security and cost efficiency afforded by internet-native financial infrastructure. We expect many existing networks to ultimately become users and supporters of new digital asset based payment and settlement systems.
Stablecoins CBDCs
Today, there are over 100 distinct digital asset based stablecoins, including dozens of dollar stablecoins, stablecoins backed by other fiat currencies, as well as stablecoins that attempt to peg to a dollar using underlying incentives and crypto assets as collateral.
In the future, it is expected that some national governments will seek to issue their own stable-value digital assets in the form of Central Bank Digital Currency. CBDCs could provide substitutes for private-sector issued digital assets, but also represent significant opportunities for digital asset native financial institutions such as Circle. Notably, if the U.S. Federal Reserve were to launch a retail-level digital currency, this could potentially shift demand for USDC, while at the same time present opportunities for incorporating retail-level or general purposes CBDCs in the Company’s Treasury and Transaction Services and business lines.
In this environment, we believe our platforms, technologies, and multi-chain approach of building on public blockchains would become a value-added provider to central banks and their own digital transformation efforts with CBDCs. At the same time, we expect advancements and growth in private stablecoins to eventually lead to new supervisory regimes from central banks with stablecoin operators.
We continue to compete in the digital asset space by operating and promoting the USDC protocol as an open, independent standard governed by the Centre Consortium and with broad industry and ecosystem support. USDC has achieved material network effects with increasing market penetration, solidifying its position as one of the fastest growing dollar digital assets in the world.

Digital Asset TTS
With our suite of transaction and treasury services, we face a range of existing and potential future competitors.
The Circle Account product faces mostly indirect competition in the form of institutional accounts that corporations might open and use with crypto currency brokerage and exchange providers such as Coinbase, Binance or Gemini. These products are primarily focused on investing and trading crypto assets, while the Circle Account is focused on payments and treasury services.
With Circle Yield we compete indirectly with other institutional lending products from firms such as BlockFi or BitGo, who are offering borrowing and lending on a wide variety of crypto assets. We also compete with legacy financial services firms that offer a wide range of yield products.
Transactional services provided through Circle APIs face a variety of direct and indirect competition. This includes customers building their own solutions by bringing together distinct bank and processing relationships, storage and wallets infrastructure, and blockchain management software. Direct competitors for some of Circle’s API services include PrimeTrust.
Our comprehensive suite of transaction and treasury services offers companies a unique and powerful one-stop-shop for a diverse array of use cases. This tight integration of services and infrastructure gives us a unique advantage over point solutions. Similarly, the core connectivity between native digital asset infrastructure and the existing payments and banking system gives us a competitive advantage over legacy payments and treasury services firms, especially given the company’s seven plus year head-start from a technology, regulatory and operational perspective.
Internet Capital Formation
The market for equity crowdfunding is a growing and competitive market. Continued regulatory acceptance of crowdfunding, under recently changed SEC guidelines allowing for larger and more broadly marketed Regulation Crowdfunding (Reg CF) and Regulation A+ offerings is creating more demand and competition for services that help companies raise and form capital on the internet.
SeedInvest faces competition from other startup companies providing similar services, including StartEngine and Republic, firms that continue to grow and invest in this market. SeedInvest competes on the basis of a deeper investor base, including significant accredited investors, and support for larger capital raises, helping to launch and successfully place more Reg A+ crowdfunding rounds than any other firm in the marketplace.
As a core part of our ecosystem, the SeedInvest business model, market trust and positioning, lends itself well to broadening addressable markets, as well as blockchain-enabling core parts of the business model. Reducing frictions in equity crowdfunding, along with tokenized representations of ownership interest, equity and value, represent core opportunities for private capital markets, as well as for how tangible and intangible assets are sold and exchanged on the internet.
Growth Opportunity
We envision significant growth in the adoption of our platforms, products and services as more and more businesses and financial institutions move to leverage digital asset and blockchain technology for payments, treasury and financial applications. At the center of our growth strategy are plans to significantly scale our investments in sales, marketing and global expansion, in line with growing global interest and adoption of digital asset and internet-based financial services in the company’s core target customer segments. We plan to expand our sales teams in the Americas, Europe, the Middle East and Africa, Asia Pacific, and Latin America. Alongside this revenue-focused headcount expansion, we plan to expand our supporting functions for legal, regulatory, compliance, risk, finance, marketing and customer operations. Additionally, we plan to make significant investments in marketing programs intended to generate awareness and interest in the company and its products and services.

We continue to invest in significant new product capabilities designed to enhance the value of our services to target customers and increase our competitive position in the marketplace. Technology and product-line expansion investments include:
Digital Asset and Blockchain Finance Infrastructure and Standards
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We continue to invest significant research and development into building support for USDC on major emerging blockchain infrastructure. These investments are designed to ensure that USDC can grow and scale to support applications with potentially billions of users that can support internet-scale payments and commercial applications.

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With growing global interest in digital assets, we plan to build and launch additional fiat-backed digital assets in important markets and currencies. Specifically, we are currently considering the introduction of a new fiat stablecoin for Euro, helping to foster improved payments and settlement for the European market. This new stablecoin would require approval from the applicable EU regulator under its e-money issuance statutes, and may be subject to additional regulations including the ones associated with the proposed MiCAR policy framework (Markets in Crypto Assets Regulation). As the plans for such introduction are still under consideration, we have engaged in an exercise to understand the impact of the anticipated costs of this market expansion, including legal, compliance, business development, product development and applicable regulatory costs. We expect this expansion will open more opportunities for digital asset payments and cross-border trade and commerce on blockchains. In the second or third quarter of 2022, we plan to introduce a Euro stablecoin. The new Euro stablecoin is planned to be issued within the existing regulatory frameworks that the we operate, including appropriate notice and review with relevant regulators before launch. The stablecoin is likely to function identically to USDC, and is likely built on the same open source protocols and blockchains. The Euro stablecoin will follow consistent reserve management and transparency standards to USDC. We see significant demand in global markets for a Euro stablecoin, supporting more cross-border and foreign exchange transactions between USDC, Euro and other currencies. In terms of conditions precedent for the introduction of additional stablecoins denominated in other currencies, we will prioritize satisfying applicable regulatory requirements and may, as market opportunities permit, identify launch partners and potential investment opportunities to support these market expansion efforts.

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As part of ensuring mainstream acceptance and to meet growing regulatory requirements for cryptocurrency transactions, we plan to introduce new standards and infrastructure that supports using secure digital identity alongside blockchain financial transactions and applications. Specifically, and alongside other leading industry participants, we are currently considering introduction of third-party technical standards that enable digital asset wallets (custodial and non-custodial) and blockchain hosted smart contracts to require proof of identity from a valid financial institution, as well as to supply proofs of other verified claims about entities and identities. These new standards and solutions, being developed by the Centre Consortium, can help to expand market acceptance of digital currency and related financial market infrastructure, while innovating in ways that enhance the security and privacy of financial transaction, areas of significant importance given sharply increased risks associated with cyber-attacks and data breaches within the existing financial system. The Company has engaged with and plans continued engagement with departments within U.S. Treasury focused on financial crimes, sactions and terrorist financing.

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As part of high-level discussions on the future of digital identity and blockchain finance standards, the Company has held meetings with and plans continued engagement with national regulators including the Federal Reserve, U.S. Treasury including the OCC and FinCen, the FDIC, the CFTC, as well as international regulators in the UK, Singapore and Bermuda.

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Along with the development and market adoption of standards for blockchain-based financial services, we will continue engaging with relevant regulators in the U.S. and in key jurisdictions. This will also include ongoing engagement with relevant supranational bodies such as the Bank for International Settlements (BIS), the Financial Action Task Force (FATF), the Financial Stability Board (FSB), the International Monetary Fund and the World Bank Group, among others. We are also active contributors to the World Economic Forum’s Digital Currency Governance Consortium, which aims to standardize the responsible use of digital currencies around the world.

Circle Account Growth
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Over the course of 2021 and 2022, we plan to expand the Circle Account product to provide a broader suite of payments, treasury and platform capabilities that we expect to be appealing to businesses conducting payments and commerce on the internet.

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We plan to expand with additional capabilities for companies to manage, make and accept payments using digital assets, including support for additional digital assets and cryptocurrencies, as well as future CBDCs if they ultimately become available and gain user acceptance.

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To support our treasury services, we plan to introduce multiple product capabilities for businesses to allocate capital into leading crypto assets such as BTC and ETH, as well as to invest in USDC-denominated lending markets.

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We plan to expand the Circle Account as a hub and dashboard for developers building applications, with investments in enabling third-party application developers and ecosystem participants to build add-ons and integrations into Circle Account and API services.

Decentralized Finance Infrastructure
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A critical area of product investment and growth is in building services that help to connect corporations to the benefits of decentralized finance and commerce infrastructure. We plan to build simplified tools and services that enable corporations to easily access third party DeFi protocols and services in areas related to borrowing and lending, capital formation, and commerce services.

SeedInvest
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We plan to expand our internet fundraising platform, SeedInvest, with investments in improving and scaling the investor and issuer experiences, and providing a broader suite of issuer services that assist startups with ongoing interaction with investors.

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With growth in digital asset markets and exchanges, we plan to introduce services that allow companies to issue digital asset securities, including digital assets that represent equity, debt and property. With these digital asset securities, we plan to work with leading regulated digital asset exchanges to provide issuers with access to secondary markets and liquidity.

M&A and Regulatory Expansion
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To support our global growth plans, including product line expansion, we may acquire companies or products that can accelerate market entry, give us access to underlying licensing and regulatory relationships, and/or enable us to acquire talent, intellectual property, customer bases and revenue streams that can accelerate our growth and strengthen our competitive position in the marketplace.

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We plan to continue to pursue additional regulatory licenses, registrations and approvals around the world in line with our geographic and product line expansion.

Broadly, we see significant opportunities for investment, growth and product innovation as more and more areas of the financial services markets shift into digital assets and crypto-economic systems and infrastructure, areas where the company intends to pursue with significant research and development investments.
Competitive Environment
The markets for stablecoins, digital asset-based payments and financial services and internet fundraising are nascent but rapidly growing. In each of the areas of our business, we face a wide range of direct and indirect competition.
Traditional Payments Platforms
As a new infrastructure for storing and moving money, USDC operating on public blockchains competes both directly and indirectly with traditional payment networks as well as more recent digital payments platforms. At the same time, USDC as a new payment and settlement system can also be integrated into and valuable to existing payment platforms. Competition may include existing bank settlement networks such as SWIFT and ACH, and higher level payment networks such as card payments networks, and new digital payments networks such as Square and PayPal. Over time, we believe that stablecoins and public blockchains will become the predominant form of digital payments, given the speed, security and cost efficiency afforded by internet-native infrastructure. We expect many existing networks to ultimately become users and supporters of new digital asset based payment and settlement systems.
Stablecoins and CBDCs
As discussed above, there are over 100 distinct digital asset based stablecoins, including dozens of dollar stablecoins, as well as stablecoins backed by other fiat currencies, as well as stablecoins that attempt to peg to a dollar using underlying incentives and crypto assets as collateral. The largest U.S. Dollar stablecoin by market capitalization is USDT, or Tether, offered by an affiliate of Hong Kong-based crypto exchange Bitfinex Ltd. Tether remains popular in Asian markets and exchanges, though has struggled to gain traction with regulated financial institutions and mainstream market participants. Other competitive dollar stablecoins include white-labeled stablecoins operated by Paxos, including Binance USD (BUSD) and Huobi USD (HUSD), which are the primary stablecoins offered by these two large Chinese crypto currency exchanges.
In the future, it is expected that some national governments will seek to issue their own stable-value digital assets in the form of CBDCs. These digital assets could provide substitutes for private-sector issued digital assets such as USDC. Much of the study and experimentation among central banks on CBDCs remains in the exploratory phase and there are many possible variations of CBDCs being considered by the world’s central banks. Notably, if the U.S. Federal Reserve were to launch a retail-level digital currency, this could potentially shift demand for USDC, while at the same time present opportunities for incorporating retail-level or general purposes CBDCs in the Company’s Treasury and Transaction Services and business lines.
Digital Asset TTS
Through our Circle Account and API services products, we face a wide range of existing and potential future competitors.
Our Circle Account product faces mostly indirect competition in the form of institutional accounts that corporations might open and use with crypto currency brokerage and exchange providers such as Coinbase, Binance or Gemini. These products are primarily focused on investing and trading crypto assets, while the Circle Account is focused on payments and treasury services.
Our newly-introduced Yield accounts also may compete indirectly with other institutional lending products from firms such as BlockFi or BitGo, who are offering custody, borrowing and lending on a wide variety of crypto assets.
Our transactional services provided through Circle APIs face a variety of direct and indirect competition. This includes customers building their own solutions by bringing together distinct bank and processing relationships, custody and wallets infrastructure, and blockchain management software. Direct competitors for some of our API services include PrimeTrust.
Internet Capital Formation
With respect to our SeedInvest business, the market for equity and debt crowdfunding is a growing and competitive market. Continued regulatory acceptance of crowdfunding, under recently changed SEC guidelines allowing for larger and more broadly marketed Regulation Crowdfunding (Reg CF) and Regulation A+ offerings is creating more demand and competition for services that help companies raise and form capital over the internet. SeedInvest faces competition from other startup companies providing similar services, including StartEngine and Republic, firms who continue to grow and invest in this market. SeedInvest competes on the basis of a deeper investor base, including significant accredited investors, and support for larger capital raises, helping to launch and successfully place more Reg A+ crowdfunding rounds than any other firm in the marketplace.

Our Employees, Culture and Values
Our mission, values, and culture are tightly intertwined. Our mission is to raise global economic prosperity through the frictionless exchange of financial value. Circle was founded on a belief that blockchains and digital asset will rewire the global economic system, creating a fundamentally more open, inclusive, efficient and integrated world economy. We envision a global economy where people and businesses everywhere can more freely connect and transact with each other, through a system that has the reach and accessibility of the internet, and knows no borders or boundaries. We believe such a system can raise prosperity for people and companies everywhere.
Our mission serves as the North Star for our employees whose performance is managed not only on the basis of their contribution to the attainment of our goals, but also on their adherence to our values — which equally permeate the job descriptions that attract new employees and the performance reviews of current ones. Highlights of our values are listed below:
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Circle is multi stakeholder:   Circle organizes, incentivizes and measures itself against meeting the needs of all stakeholders, which includes its customers, shareholders, employees and families, local communities, and the world.

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Circle is mindful:   Circle employees seek to be present and aware and to be respectful and active listeners with each other and customers alike.

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Circle is driven by excellence:   Circle is driven by its mission and passion for customer success. Circle relentlessly pursues excellence, rewards based on merit, and works intensely to achieve its goals.

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Circle is high integrity:   Circle seeks open and honest communication and holds itself to the highest moral and ethical standards. Circle rejects manipulation, dishonesty, and intolerance. Its customers and partners implicitly experience Circle as high integrity.

We compete in a highly competitive market for our greatest asset — our people. Employees at Circle are generally subject matter experts in their respective areas of work. We have successfully transitioned to a remote-first company approach and as a result have increased our ability to attract and recruit for talent located in many geographies where we would have not traditionally sought or advertised for. As a direct result, we have hired talented individuals from many different backgrounds and ‘all walks of life’ and made Circle a more inclusive and diverse workplace.
As of December 31, 2021, we had  404 employees worldwide. None of our employees are represented by a labor union. We have not experienced any work stoppages, and we believe that our employee relations are strong.
In November of 2021, we announced Circle Impact, an initiative dedicated to measurably improving three key areas of focus: financial inclusion, responsible financial service innovation, and supporting humanitarian efforts through the faster deployment of aid and relief using corruption-resistant real-time payments.
The Importance of Regulation and Compliance
We operate in a complex and rapidly evolving global regulatory environment and are subject to a wide range of laws and regulations enacted by U.S. federal, state, and local, and foreign governments, and regulatory authorities. The breadth of laws, rules, and regulations to which we are subject include those related to financial services and banking, electronic payments, payment services, securities, commodities, and unclaimed property, as well as state laws concerning money transmission, virtual currency, and stored value. In certain jurisdictions, we are also subject to laws regarding digital assets and cryptocurrency that are not harmonized with, or could potentially conflict with, other laws to which we are subject.
These laws, rules, and regulations may be modified, interpreted, and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. As a result, we monitor these areas closely and invest significant resources in our legal, compliance, policy, product, and engineering teams to ensure our business practices comply with, plan, and prepare for, current and future changes in such laws or interpretations thereof.

In the U.S., the significant uncertainty surrounding the regulation of the crypto economy requires us to exercise our judgment as to whether certain laws, rules, and regulations apply to us, and it is possible that regulators may disagree with our conclusions. Nonetheless, we remain actively engaged in regulatory, public policy and other efforts to provide safe and compliant digital financial services in line with prevailing norms. Globally, we are subject to increasingly strict legal and regulatory requirements relating to (i) the detection and prevention of money laundering, (ii) countering the financing of terrorism (“CFT”), and (iii) the prevention of fraud and other illicit activity. Similarly, regulations pertaining to competition, economic and trade sanctions, privacy, cybersecurity, information security, and data protection are also applicable to our business. These descriptions are not exhaustive, and these laws, regulations and rules (and the interpretations thereof) frequently change and are increasing in number.
We are an active participant in driving innovation in the industry and are founding members of several associations such as the Blockchain Association, the Chamber of Digital Commerce, and the Crypto Rating Council. Our leadership team also actively contributes to the World Economic Forum’s Digital Asset Governance Consortium. Additionally, we actively participate in driving global regulatory and policy harmonization in the digital asset and blockchain technology arena. This includes active participation in public consultations from national regulatory and monetary authorities and contributions to ongoing reviews among international, regional and national bodies.
Our risk management is achieved through a combination of efforts and functions, including Enterprise Risk Management, Compliance, Fraud Risk, Information Security and Internal Audit, as well as governance bodies (e.g., Board of Directors, the Audit and Risk Committee (“ARC”), the Enterprise Risk Management Committee (“ERMC”) and various Specialized Risk Committees (“SRC”)).
The ERMC is our management body responsible for overseeing the design and implementation of all risk (including legal and regulatory) and control activities of the company (including past issue remediation and future control expectations/implementations). The ERMC’s function is to ensure that sound policies (e.g., finance, information security, etc.), procedures and practices are in place for the enterprise-wide management of our material risks. The ERMC ensures that our Board stays informed of risk management as it reports the results of its activities to the ARC. Any known policy violations would be disclosed to the ERMC.
Regulation of our TTS Business and USDC
Most states and certain territories in the U.S. require a license to engage in certain money transmission or payment services, which can include the transmission of monetary value in the form of digital assets. In the U.S., our business is generally subject to such state laws, and we have obtained licenses to operate as a money transmitter or its equivalent in the states where such licenses are required, as well as in the District of Columbia and Puerto Rico. In addition, we have obtained a BitLicense from the NYDFS and are registered as “Money Services Business” with FinCEN. These licenses and registrations subject us to, among other things, record-keeping, reporting and bonding requirements, limitations on the investment of customer funds, and examination by state regulatory agencies.
Outside the U.S., the activities of our foreign affiliates are, or may be, supervised by a financial regulatory authority in the jurisdictions in which they operate and under which they are licensed to provide services. We currently hold an Electronic Money Institution authorization with the U.K. Financial Conduct Authority (“FCA”) and a Class F license with the Bermuda Monetary Authority (“BMA”). We comply with rules and regulations applicable to the U.K. and Bermuda financial services industry, including those related to funds management, corporate governance, anti-money laundering, disclosure, reporting, and inspection. Further, the laws and regulations applicable to virtual currency and other digital assets are evolving and subject to interpretation and change. Therefore, we may become subject to regulation by other authorities and / or may become subject to additional legal or regulatory requirements in the future.
Escheatment and Unclaimed Property Regulations
We are subject to unclaimed property laws in the United States and in other jurisdictions where we operate. These laws require us to turn over to certain government authorities the property of others held by us that has been unclaimed for a specified period of time. We hold property subject to unclaimed property laws, and we have an ongoing program designed to help us comply with these laws. However, there is significant regulatory uncertainty with how states and foreign jurisdictions treat crypto assets under unclaimed property rules. As a result, we cannot guarantee that our ongoing program will be viewed by all jurisdictions to be compliant with their requirements. We have paid fines and penalties in various jurisdictions in the past, and will likely incur additional charges in the future.
Fees
We process payments and may charge our customers certain fees for use of such services, or pass through to customers charges assessed by our banking partners or acquirers. Interchange fees associated with four-party payments systems are being reviewed or challenged in various jurisdictions. For example, in the E.U. the Multilateral Interchange Fee Regulation caps interchange fees for credit and debit card payments and provides for business rules to be complied with by any company dealing with card transactions, including us. Additionally, card networks and certain U.S. state regulators limit, by rule or statute, the types and amount of fees that can be charged by participants in a payments flow. As a result, the fees that we collect in certain jurisdictions may become the subject of regulatory challenge.
Association and Network Rules
The bylaws, agreements, and rules between the National Automated Clearing House Association (“NACHA”) and participants in NACHA impose specific responsibilities and liabilities for entities that are deemed to be a third party sender (“TPS”), as that term is defined by NACHA. Further, the network rules between payment processors and card networks impose specific responsibilities and liabilities for payment facilitators (“PayFac”). As both a PayFac and a TPS, we are currently required to comply with certain bylaws, agreements, and rules set forth by NACHA and the card networks. To the extent we offer new products and services in the future, we may be subject to additional obligations imposed by NACHA and the card networks, including but not limited to additional obligations designed to prevent fraud, money laundering, and IT security breaches.
Privacy and Protection of User Data
We are subject to a number of laws, rules, directives, and regulations relating to the collection, use, retention, security, processing, and transfer of personally identifiable information about our customers and employees in the countries where we operate. Our business relies on the processing of personal data in many jurisdictions and the movement of data across national borders. As a result, much of the personal data that we process, which may include certain financial information associated with individuals, is regulated by multiple privacy and data protection laws and, in some cases, the privacy and data protection laws of multiple jurisdictions. In many cases, these laws apply not only to third-party transactions, but also to transfers of information between or among us, our subsidiaries, and other parties with which we have commercial relationships.
Our security program is consistent with widely accepted industry standards such as the NIST Cybersecurity Framework and ISO 27002 and has been extended to include controls specific to the safekeeping and availability of cryptocurrency assets in our custody. In addition to these traditional security controls, we further protect cryptocurrency assets via strong key management controls, the offline storage of funds, financial “circuit breaker” controls, and other controls specific to preventing cyberattacks against cryptocurrency infrastructure. Our internal controls testing program and annual external audits and assessments are designed to ensure the effectiveness of the cybersecurity program.
Consumer Protection Regulation
The Federal Trade Commission (“FTC”) the Consumer Financial Protection Bureau (“CFPB”) and other U.S. federal, state, and local and foreign regulatory agencies regulate financial products, including lending products and money transfer services (e.g., peer-to-peer remittance services). These agencies, as well as certain other governmental bodies, in particular state attorneys general, have broad consumer protection mandates and discretion in enforcing consumer protection laws, including matters related to unfair or deceptive, and, in the case of the CFPB, abusive, acts or practices (“UDAAP”) and they promulgate, interpret, and enforce rules and regulations that affect our business.

Anti-Money Laundering, Counter-Terrorism Regulation and Sanctions
We are registered as a Money Services Business with the U.S. Department of Treasury’s Financial Crimes Enforcement Network (“FinCEN”) and are subject to the Bank Secrecy Act of 1970, as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA”), and certain obligations contained therein, including, among other things, certain record-keeping and reporting requirements, and examinations by FinCEN. The BSA is the primary compendium of U.S. laws and regulations regarding anti-money laundering (“AML”) and countering the financing of terrorism. As required under the BSA, we have implemented an AML program designed to prevent our platform from being used to facilitate money laundering, terrorist financing, and other financial crimes. We are also subject to various anti-money laundering and counter-terrorist financing laws and regulations abroad.
We are required to comply with economic and trade sanctions administered by the United States, the UK, relevant E.U. member states, Bermuda, and other jurisdictions in which we operate. Economic and trade sanctions programs administered by the Office of Foreign Assets Control (“OFAC”) and by certain foreign jurisdictions prohibit or restrict transactions to or from (or dealings with or involving) certain countries, regions, governments, and in certain circumstances, specified individuals and entities, as well as certain digital asset addresses.
We have implemented a compliance program designed to prevent our platform from being used to facilitate money laundering, terrorist financing, and other illicit activity in countries, or with certain persons or entities, which are targets of economic or trade sanctions that OFAC and various foreign authorities administer or enforce. Anti-money laundering regulations are constantly evolving and vary from jurisdiction-to-jurisdiction. We continuously monitor our compliance with anti-money laundering and counter-terrorist financing regulations and industry standards and implement policies, procedures, and controls in light of the most current legal requirements.
Securities, Commodities and Derivatives
In recent years, the SEC and U.S. state securities regulators have stated that certain digital assets may be classified as securities under U.S. Federal and state securities laws — however, there has not been definitive guidance on this point. A number of enforcement actions and regulatory proceedings have since been initiated against digital assets and their developers and proponents. Several foreign governments have also issued similar warnings cautioning that digital assets may be deemed to be securities under the laws of their jurisdictions. We have established policies and practices to continuously re-evaluate USDC, as well as each crypto asset we may consider to be supported through our services.
Furthermore, the Commodity Futures Trading Commission (“CFTC”) has stated and CFTC enforcement actions have confirmed that at least some crypto assets, including Bitcoin, fall within the definition of a “commodity” under the U.S. Commodities Exchange Act of 1936, or CEA. In addition, CFTC regulations and CFTC oversight and enforcement authority applies with respect to futures, swaps, other derivative products, and certain retail leveraged commodity transactions involving crypto assets, including the markets on which these products trade. Given our novel business model and uncertainty regarding application of some of these laws and regulations, we may become subject to regulatory scrutiny or legal challenge with respect to our compliance with these requirements.
Broker-Dealer
Our broker-dealer business, operated by SI Securities, LLC, is registered with the SEC as a broker-dealer and alternative trading system, and is a member of FINRA and SIPC. SI Securities, LLC and its affiliates conduct business under the name “SeedInvest” and operate the investment platform hosted at seedinvest.com. Our broker-dealer and alternative trading system activities are subject to regulation, examination, investigation, and disciplinary action by the SEC, FINRA, and state securities regulators, as well as other governmental authorities and self-regulatory organizations with which they are registered or licensed or of which they are a member.
Prohibitions on Bribery and Anti-Corruption
We are subject to regulations imposed by the Foreign Corrupt Practices Act (“FCPA”) in the United States and similar laws in other countries, such as the Bribery Act 2010 in the United Kingdom, which generally prohibit companies and those acting on their behalf from making improper payments to foreign government officials for the purpose of obtaining or retaining business. Some of these laws, such as the Bribery Act, also prohibit improper payments between private entities and persons.
Indirect Regulatory Requirements
We maintain relationships with certain partners, including banks and other financial institutions in the United States and abroad, that are regulated by state, local and federal agencies. Because of these relationships, we may be subject to examination or regulatory obligations imposed by these institutions’ regulators (such as audit, privacy and business continuity obligations). As knowledge of these obligations may be imposed on us, we seek to account for them in our commercial agreements. For example, bank regulators generally require that they have the ability to exercise audit rights with respect to their regulated entities’ service providers; as such, our commercial contracts with our banking partners accommodate this requirement. In addition, our commercial agreements generally include privacy and business continuity obligations, as applicable.
Potential Banking Regulations
If we were to obtain a U.S. national bank charter, we would become subject to regulation, supervision and examination by the Federal Reserve as well as other federal bank regulators. Our efforts to comply with such additional regulation would likely require substantial time, monetary and human resource commitments. Additionally, certain of our stockholders might need to comply with applicable federal banking statutes and regulations, including the Change in Bank Control Act and the Bank Holding Company Act. Specifically, Topco shareholders holding 10.0% or more of our voting interests might be required to provide certain information and/or commitments on a confidential basis to the Federal Reserve, among other regulators. This requirement may deter certain existing or potential shareholders from purchasing Topco Ordinary Shares, which may suppress demand for our stock and cause the price to decline.
Insurance
We maintain insurance policies that cover customer digital assets held in both cold and hot storage. These policies generally have terms of one year and are otherwise on terms and conditions that we believe are industry standard. At any given time, the total value of digital assets in our possession and control is significantly greater than the total value of insurance coverage that would compensate us or our customers in the event of theft or other loss of funds. Our ability to maintain and renew insurance coverage is subject to the insurance carriers’ ongoing underwriting criteria, and our inability to obtain and maintain appropriate insurance coverage could cause a substantial business disruption, adverse reputational impact, inability to compete with our competitors, and regulatory scrutiny.
Intellectual Property
The protection of our technology and intellectual property is an important aspect of our business. We rely upon a combination of trademarks, trade secrets, copyrights, confidentiality procedures, contractual commitments, and other legal rights to establish and protect our intellectual property. We generally enter into agreements with our employees and consultants that maintain confidentiality provisions to control access to, and invention or work product assignment provisions to clarify ownership of our proprietary information. We may also in the future agree to license our intellectual property to third parties as part of various agreements.
As of March 15, 2022, we held eight registered trademarks in the United States, including Circle and the Circle logo, and also held 61 registered trademarks in foreign jurisdictions. We also had 13 pending trademark applications in the United States, as well as 37 pending trademark applications in foreign jurisdictions. We intend to file additional trademark applications with respect to our brands. We have filed three patent applications in the United States with respect to our technology.
Intellectual property laws, procedures, and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed, or misappropriated.

Further, the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States, and, therefore, in certain jurisdictions, we may be unable to protect our proprietary technology.
Facilities
We are a remote-first company. We currently lease office space in Boston, Massachusetts that we used as our corporate headquarters prior to the COVID-19 pandemic. Our operating lease for this facility expires in 2025. We have subleased approximately 65% of the space for the remainder of the lease term.
Legal Proceedings
SEC Matters
Between December 2017 and March 2020, in connection with the SEC’s inquiries into digital assets, the SEC served Poloniex, LLC with several subpoenas in connection with its ownership and operation of the Poloniex digital asset trading platform. In February 2018, one of our indirect wholly-owned subsidiaries acquired Poloniex, LLC. Poloniex, LLC produced documents and information to the SEC in response to the subpoenas on a rolling basis from 2018 through most of 2020. In March 2021, Poloniex, LLC made an offer of settlement. and on August 9, 2021, the Commission approved the settlement. The Commission’s order found that from July 2017 through November 2019, Poloniex, LLC operated a web-based trading platform that facilitated buying and selling digital assets, including digital assets that were investment contracts and therefore securities, and notwithstanding its operation of the Poloniex trading platform, Poloniex, LLC did not register as a national securities exchange nor did it operate pursuant to an exemption from registration. The Commission’s order further found that in or around July 2018, Poloniex, LLC determined that it would continue to provide users of the Poloniex Trading Platform the ability to trade digital assets that were at “medium risk” of being considered securities under Howey. Poloniex, LLC made this determination to offer trading in “medium risk” Digital Asset Securities in light of the business rewards that would provide to Poloniex, LLC. This resulted in Poloniex, LLC continuing to make available to users for trading on the Poloniex Trading Platform Digital Asset Securities, which resulted in the Poloniex Trading Platform operating as an unregistered exchange.
As part of that settlement, Poloniex, LLC neither admitted nor denied the SEC’s findings and conclusions that the Poloniex Exchange failed to register as a national securities exchange nor operate pursuant to an exemption from registration. Poloniex, LLC agreed to cease and desist from committing or causing any violations of Section 5 of the Exchange Act and paid a civil monetary penalty, disgorgement and prejudgment interest comprising approximately $10.4 million in the aggregate.
In addition, in July 2021, we received an investigative subpoena from the SEC Enforcement Division requesting documents and information regarding certain of our holdings, customer programs, and operations. We are cooperating fully with their investigation.
OFAC Matter
In February 2018, one of our indirect wholly-owned subsidiaries acquired Poloniex, LLC, which owned and operated the Poloniex digital asset trading platform. Shortly after the acquisition, the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) served Poloniex, LLC with an administrative subpoena dated April 10, 2018 requesting documents and information regarding accounts opened and/or closed on the Poloniex digital asset trading platform by persons potentially located in Iran. In December 2018, Poloniex, LLC provided a written response to the April 2018 subpoena and also produced documents and information in response to the subpoena. In September 2019, OFAC served a second administrative subpoena on Poloniex, LLC requesting documents and information regarding accounts opened and/or closed on the Poloniex digital asset trading platform by persons potentially located in Cuba, Syria, North Korea, Crimea, and Sudan. In November 2019, Poloniex, LLC sold the Poloniex digital asset trading platform to a third party. In October 2020, Poloniex, LLC provided a written response to the September 2019 subpoena and also produced documents and information in response to the subpoena. Poloniex, LLC is currently in discussions with OFAC regarding a potential resolution of OFAC’s investigation. If Poloniex, LLC is found to have violated U.S. export control laws as a result of the pending OFAC investigation, Poloniex, LLC could be subject to significant civil or criminal penalties and monetary penalties.
FINRA Matter
In January 2020, FINRA’s Department of Enforcement commenced an investigation of SeedInvest’s compliance with federal securities laws and FINRA, NASD, and MSRB rules. SeedInvest is cooperating with the investigation and the matter is ongoing.
Other
We are and, from time to time, we may become subject to various legal proceedings, consumer arbitrations, and regulatory investigation matters that arise in the ordinary course of our business, and in particular, concerning the legacy business of Poloniex, LLC. For example, On June 3, 2020, Plaintiffs in the action captioned In re Tether and Bitfinex Crypto Asset Litigation, Case No. 19 Civ. 9236 pending in the United States District Court for the Southern District of New York, filed a consolidated class action complaint that named Poloniex, LLC as a defendant. In addition, a number of former Poloniex, LLC customers have made arbitration demands, through the American Arbitration Association, against Poloniex, LLC concerning Poloniex LLC’s operation of the Poloniex digital asset trading platform prior to the sale of the assets comprising the Poloniex digital asset trading platform in November 2019.

EXECUTIVE COMPENSATION OF CIRCLE
This section discusses the material components of the executive compensation program offered to the executive officers of Circle who would have been “named executive officers” for 2021 and 2020 and who will serve as the executive officers of Topco following the consummation of the Business Combination. Such executive officers consist of the following persons, referred to herein as our named executive officers (the “NEOs”):
•
Jeremy Allaire, our Co-Founder and Chief Executive Officer;

•
Jeremy Fox-Geen, our Chief Financial Officer; and

•
Mandeep Walia, our Chief Compliance and Risk Officer.

Each of our NEOs will serve Topco in the same capacities after the closing of the Business Combination.
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that Topco adopts in connection with or following the closing of the Business Combination could vary significantly from our historical practices and currently planned programs summarized in this discussion.
2021 Summary Compensation Table
The following table presents information regarding the total compensation awarded to, earned by and paid to Circle’s NEOs for services rendered to Circle in all capacities in the fiscal years ended December 31, 2021 and 2020, or Fiscal Years 2021 and 2020.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Jeremy Allaire Co-Founder and Chief Executive Officer	2021	500,000	616,000		57,028(3)	1,173,028
	2020	400,000	100,000	166,372(4)		666,372
Jeremy Fox-Geen Chief Financial Officer(5)	2021	265,897	143,988	19,568,404	14,500(6)	19,992,789
Mandeep Walia Chief Compliance and Risk Officer(7)	2021	233,173	126,493	11,741,326	3,296(8)	12,100,992

(1)
Represents discretionary bonuses earned by our NEOs based on Circle’s achievement of certain corporate performance goals for Fiscal Years 2021 and 2020, as applicable. For Fiscal Year 2021, $220,000 of the amount reported for Mr. Allaire represents a discretionary bonus received by Mr. Allaire for successfully leading Circle through the closing of its successful financing in 2021.

(2)
The amounts reported represent the aggregate grant date fair value of the option awards granted to the NEOs during 2021 and 2020, calculated in accordance with FASB ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of the option awards reported in this column are set forth in note 16 of our financial statements for the year ended December 31, 2021 included elsewhere in this proxy statement/prospectus. The amounts reported in this column reflect the accounting cost for these option awards and do not correspond to the actual economic value that may be received by our NEOs upon the exercise of the option awards or any sale of the underlying ordinary shares of Circle.

(3)
The amount reported represents $48,328 in payments for Mr. Allaire’s home security and$8,700 in matching contributions contributed by Circle to Mr. Allaire’s account in Circle’s401(k) plan.

(4)
Includes the incremental fair value, calculated in accordance with FASB ASC Topic 718, of the repricing of certain options held by Mr. Allaire in 2020.

(5)
Mr. Fox-Geen commenced employment with Circle on May 17, 2021 and his annual base salary and bonus were pro-rated accordingly Mr. Fox-Geen was not an NEO for 2020.

(6)
The amount reported represents $8,500 in Company-paid expenses in connection with performing a security risk assessment for Mr. Fox-Geen and $5,625 in matching contributions contributed by Circle to Mr. Fox-Geen’s account in Circle’s 401(k) plan.

(7)
Mr. Walia commenced employment with Circle on May 18, 2021 and his annual base salary and annual bonus were pro-rated accordingly. Mr. Walia was not an NEO for 2020.

(8)
The amount reported represents $3,296 in matching contributions contributed by Circle to Mr. Walia’s account in Circle’s 401(k) plan.

Narrative Disclosure to the Summary Compensation Table
Base Salaries
Each of the NEOs is paid a base salary commensurate with his skill set, experience, performance, role and responsibilities. For Fiscal Year 2021, the annual base salaries for Messrs. Allaire, Fox-Geen and Walia were $500,000, $400,000 and $350,000, respectively.
Bonuses
During Fiscal Year 2021, our NEOs were eligible to earn discretionary annual bonuses based on Circle’s achievement of certain corporate performance goals during such year. For Fiscal Year 2021, the target annual bonuses for Messrs. Allaire, Fox-Geen and Walia were 110%, 60% and 60%, respectively, of the applicable NEO’s annual base salary, pro-rated as applicable based on their employment commencement date.
In addition, during Fiscal Year 2021, Mr. Allaire received a discretionary bonus in an amount of $220,000 for successfully leading Circle through the closing of its successful financing in 2021.
Equity Incentive Compensation
During Fiscal Year 2021, we granted option awards to our NEOs, as described in more detail in the “Outstanding Equity Awards at Fiscal 2021 Year-End” table.
Health and Welfare Benefits
Our executive officers, including our NEOs, are eligible to receive the same employee benefits that are generally available to all our full-time employees, subject to the satisfaction of certain eligibility requirements. These benefits include our medical, dental and vision insurance and life and disability insurance plans. In structuring these benefit plans, we seek to provide an aggregate level of benefits that are comparable to those provided by similar companies.
In addition, we maintain a tax-qualified 401(k) retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Plan participants are able to defer eligible compensation subject to the applicable annual limits set forth in the Internal Revenue Code of 1986, as amended (the “Code”). In Fiscal Year 2021, we matched 50% of the first 6% of contributions by plan participants, subject to annual contribution limits set forth in the Code. 401(k) plan is intended to be qualified under Section 401(a) of the Code with the plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.
Perquisites and Personal Benefits
We do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our NEOs, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to award long-standing service to us, to make our executive officers more efficient and effective and for recruitment and retention purposes.
In Fiscal Year 2021, we provided payment of expenses for home security to Mr. Allaire to address safety concerns arising as a result of his position as our Chief Executive Officer, and we provided payment of expenses for a security risk assessment for Mr. Fox-Geen to address Mr. Fox-Geen’s personal privacy concerns arising from his position as our Chief Financial Officer. We required these security and privacy measures for the Company’s benefit because of the importance of Mr. Allaire and Mr. Fox-Green to our Company, and we believe that the scope and costs of these security measures were appropriate and necessary. Although we view these expenses as necessary and appropriate business expenses, we have reported the costs in the “All Other Compensation” column of the Summary Compensation Table above.
Employment Arrangements with NEOs
Circle has entered into offer letters with each of its NEOs. Circle intends to adopt an executive severance plan in connection with the Business Combination (the “Executive Severance Plan”), which will provide for certain payments and benefits in the event of a termination of employment, including an involuntary termination of employment in connection with a change in control of the company. All of the NEOs will participate in the Executive Severance Plan and the terms of the Executive Severance Plan will replace the severance provisions in such named executive officers’ offer letters, if any.
Offer Letters
The material terms of the applicable offer letters with Mr. Allaire and Messrs. Fox-Geen and Walia are described below.
Jeremy Allaire.   We entered into an executive employment agreement with Mr. Allaire, dated June 14, 2021, which detailed his current terms of employment and acknowledged that he had been employed by Circle since August 26, 2013 (the “Allaire Offer Letter”), for the position of Founder and Chief Executive Officer. The Offer Letter sets forth Mr. Allaire’s annual base salary, his target bonus amount, and his eligibility to participate in our equity incentive plan and our benefit plans generally. Mr. Allaire is subject to our standard non-competition, non-solicitation, confidentiality and assignment agreement.
The Allaire Offer Letter provided that, if Mr. Allaire’s employment is terminated other than for “cause” or he resigns for “good reason,” as each term is defined in the Allaire Offer Letter, Mr. Allaire will be entitled to receive a lump sum cash severance payment equal to 75% of his then-current base salary and pro-rated bonus target and the continuation of Circle’s standard employee health benefits for a 9-month period following his termination of employment (provided, that if Circle is unable to provide such health benefits, Circle will cover the associated costs of Mr. Allaire acquiring substantially the same level of coverage through the end of a such 9-month period), in each case, subject to Mr. Allaire’s execution and non-revocation of a release of claims. If Mr. Allaire’s employment is terminated other than for “cause” or he resigns for “good reason,” in either case within the 3-month period prior to or during the 12-month period following a “change in control,” as such terms are defined in the Allaire Offer Letter, Mr. Allaire will instead have been entitled to receive a lump sum cash severance payment equal to 100% of his then-current base salary and pro-rated bonus target and the continuation of Circle’s standard employee health benefits for a 12-month period following his termination of employment (provided, that if Circle is unable to provide such health benefits, Circle will cover the associated costs of Mr. Allaire acquiring substantially the same level of coverage through the end of a such 12-month period), in each case, subject to Mr. Allaire’s execution and non-revocation of a release of claims.

Jeremy Fox-Geen and Mandeep Walia.   We entered into offer letters with Messrs. Fox-Geen and Walia, dated as of April 30, 2021 and April 8, 2021, respectively (the “2021 Offer Letters”). The 2021 Offer Letters set forth the terms of the applicable NEO’s employment, including the NEO’s positions and duties, her annual base salary, signing bonus (in the case of Mr. Fox-Geen), target bonus amount and the NEO’s eligibility to participate in our equity incentive plan and our benefit plans generally. In addition to the foregoing, the 2021 Offer Letters provide that each NEO is eligible to receive a discretionary bonus, in such amount and at such time as determined by Circle in its sole discretion. Messrs. Fox-Geen and Walia are subject to our standard non-solicitation, confidentiality and assignment agreement.
Pursuant to the 2021 Offer Letters, if the NEO’s employment is terminated other than for “cause” or he resigns for “good reason” (each, as defined in the 2021 Offer Letters), subject to the execution and effectiveness of an irrevocable release of claims in favor of Circle, each NEO will be entitled to receive: (i) a lump sum cash severance payment equal to 75% of his then-current base salary for Mr. Fox-Geen and 50% of his then-current base salary for Mr. Walia, plus a pro-rated target bonus for each NEO, and (ii) the continuation of Circle’s standard employee health benefits for a 9-month period for Mr. Fox-Geen and 6-month period for Mr. Walia following the applicable NEO’s termination of employment (provided, that if Circle is unable to provide such health benefits, Circle will cover the associated costs of the NEO acquiring substantially the same level of coverage through the end of a such 9-month or 6-month period, as applicable). If the NEO’s employment is terminated other than for cause or he resigns for good reason, in either case within the 3-month period prior to or during the 12-month period following a “change in control” (as defined in the 2021 Offer Letters), subject to the execution and effectiveness of an irrevocable release of claims in favor of Circle, each NEO will instead be entitled to receive: (i) a lump sum cash severance payment equal to 100% of his then-current base salary and pro-rated bonus target, (ii) the continuation of Circle’s standard employee health benefits for a 12-month period following the NEO’s termination of employment (provided, that if Circle is unable to provide such health benefits, Circle will cover the associated costs of the NEO acquiring substantially the same level of coverage through the end of a such 12-month period) and (iii) full accelerated vesting of outstanding options.
The payments and benefits provided under the 2021 Offer Letters in connection with a change in control may not be eligible for federal income tax deduction for the Company pursuant to Section 280G of the Code. These payments and benefits may also be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to the NEO in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to the NEO.
The 2021 Offer Letters may be terminated by Circle or the NEO at any time and for any reason; provided that, unless mutually agreed upon by the parties, either party shall be required to give the other party at least two months’ advance written notice of any termination of employment.
Executive Severance Plan
The Executive Severance Plan provides that upon a qualifying termination of employment outside of the “change in control period” (i.e., the period beginning on the date that is 3 months prior to a “change in control” (as defined in the Executive Severance Plan) and ending on the date that is 12 months following the change in control), the participant will be entitled to receive, subject to the execution and delivery of a separation agreement and release containing, among other provisions, an effective release of claims in favor of Circle and reaffirmation of the “restrictive covenants agreement” (as defined in the Executive Severance Plan), the following shown in the table below:
Severance Benefits – Qualifying Termination* Not in Connection with a Change in Control
	Severance	Company-Subsidized Benefits Continuation	Post-Termination Exercise Period
CEO	1.5x – annual base salary plus annual target bonus	12 months	N/A
Tier 2 Participants (includes Mr. Fox-Geen)	1x – annual base salary plus pro-rated annual target bonus	12 months	9 months
Tier 3 Participants (includes Mr. Walia)	0.75x – annual base salary plus pro-rated annual target bonus	6 months	6 months

*
For the CEO and Tier 2 Participants, a qualifying termination is a termination by Circle other than for “cause” (as defined in the Executive Severance Plan), death or disability, or upon a resignation by an eligible participant for “good reason” (as defined in the Executive Severance Plan. For Tier 3 Participants, a qualifying termination is a termination by Circle without cause.

The Executive Severance Plan also provides that upon a qualifying termination of employment within the change in control period, the participant will be entitled to receive, in lieu of the payments and benefits described above and subject to the execution and delivery of a separation agreement and release containing, among other provisions, an effective release of claims in favor of Circle and reaffirmation of the restrictive covenants agreement, the following shown in the table below:
	Severance Benefits – Qualifying Termination** in Connection with a Change in Control
	Severance	Company-Subsidized Benefits Continuation	Equity Acceleration ***	Post-Termination Exercise Period
CEO	2x – annual base salary plus pro- rated target bonus	24 months	100%	N/A
Tier 2 Participants (includes Mr. Fox-Geen)	1.5x – annual base salary plus pro -rated annual target bonus	18 months	100%	12 months
Tier 3 Participants (includes Mr. Walia)	1x – annual base salary plus pro- rated annual target bonus	12 months	100%	12 months

**
A qualifying termination is a termination by Circle other than for cause, death or disability, or upon a resignation by an eligible participant for good reason.

***
Unvested equity award subject to performance conditions may become vested, exercisable and/or nonforfeitable to the extent specified in the applicable award agreement.

The payments and benefits provided under the Executive Severance Plan in connection with a change in control may not be eligible for a federal income tax deduction by Circle pursuant to Section 280G of the Internal Revenue Code. These payments and benefits may also subject an eligible participant to an excise tax under Section 4999 of the Internal Revenue Code. If the payments or benefits payable to an eligible participant in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, then those payments or benefits will be reduced if such reduction would result in a greater net after-tax benefit to the applicable participant.
Outstanding Equity Awards at 2021 Fiscal Year-End
The following table sets forth information concerning outstanding equity awards held by each of the NEOs as of December 31, 2021.
	Option awards(1)
Name	Grant date	Vesting commencement date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
Jeremy Allaire	9/11/2018	9/11/2018	291,020	261,918(2)	0.08	9/11/2028
	1/16/2020	1/1/2020	166,666	416,667(2)	0.08	1/16/2030
Jeremy Fox-Geen	5/19/2021	5/17/2021	—	1,500,000(3)	10.11	5/19/2031
Mandeep Walia	5/19/2021	5/18/2021	—	900,000(3)	10.11	5/19/2031

(1)
Unless otherwise specified, each equity award was granted under and is subject to the terms of our Prior Plan.

(2)
1/48 of the shares subject to the equity award vest each month following the vesting commencement date, subject to the applicable NEO’s continued service relationship with Circle through each applicable vesting date. The award is also subject to certain acceleration of vesting provisions as set forth in the applicable NEO’s Executive Severance Plan.

(3)
25% of the shares subject to the equity award vest on the first anniversary of the vesting commencement date, subject to the applicable NEO’s continued service relationship with Circle through such date and the remaining 75% vests in equal monthly installments thereafter, subject to the applicable NEO’s continued service relationship with Circle through each applicable vesting date. The award is also subject to certain acceleration of vesting provisions as set forth in the applicable NEO’s Executive Severance Plan.

Employee benefit and equity compensation plans and arrangements
2013 Circle Internet Financial Limited Share Award Scheme
The 2013 Circle Internet Financial Limited Share Award Scheme, or the Prior Plan, was adopted on August 22, 2013 and amended on January 10, 2022. The Prior Plan allows for the grant of awards, consisting of options, conditional share awards and restricted share awards to employees, directors and consultants of Circle or any of its subsidiaries.
The board of directors of Circle (the “Board”) is responsible for the administration of the Prior Plan and may, from time to time, make or amend regulations for the administration of the Prior Plan as long as they are not inconsistent with the rules of the Prior Plan. The decision of the Board on all matters relating to the administration of the Prior Plan, including the resolution of any ambiguity of the rules in the Prior Plan, is final and binding. The Board may also terminate or, from time to time, suspend the grant of awards. The Board may also make, subject to certain restrictions, amendments to the rules of the Prior Plan or any subplans.
Generally, an award is granted by the execution by Circle of an award certificate, which provides information regarding the award’s date of grant, the number of shares issued pursuant to the award, vesting schedule, exercisability (if applicable), whether an option is an “incentive stock option” under the U.S. Internal Revenue Code of 1986, as amended or a non-qualified stock option and transfer restrictions.
In the case of options, the Board has absolute discretion to determine the exercise price; provided, that such exercise price cannot be less than the nominal value of a fully paid voting ordinary share of Circle (a “Scheme Share”). No award may be granted after August 22, 2023.
With the exception of an individual’s death or in the event of a corporate transaction, awards are not capable of being transferred, charged or otherwise alienated. Any time an award holder purports to make one of these transfers, the award shall lapse immediately.
The maximum number of Scheme Shares which may be the subject of awards under the Prior Plan may not exceed 49,950,999. Where an award has lapsed, been renounced or otherwise become incapable of vesting, it shall not be counted towards the limit. If an award is granted that causes the maximum limit to be exceeded then only the awards which do not cause the limit to be exceeded shall be effective.
Subject to certain provisions of the Prior Plan, no award can be exercised after the tenth anniversary of the date of grant (the seventh anniversary for an Irish tax resident). With the exception of certain special circumstances, an award can only be exercised while the award holder is employed by Circle or any of its subsidiaries. Subject to certain provisions, a vested award may be exercised in whole or in part at any time after its date of grant.
When there are certain corporate transactions related to Circle, such as a compulsory acquisition, a general offer, a reconstruction, a merger or division of Circle, the winding up of Circle, or the sale of Circle’s business or subsidiary, the Board has discretion (subject to certain requirements) to allow all awards (vested or unvested) to be exercised in whole or in part. In certain circumstances, if the Board exercises such discretion and the awards are not exercised, they will instead lapse. In certain corporate transactions, if Circle is acquired, all award holders may be required to release their awards in consideration of the grant of a new award. The Board also has discretion (subject to certain restrictions) to determine that certain of the awards shall vest (in whole or in part) conditionally and become exercisable on the date that Circle becomes listed on a stock exchange and any unvested awards will lapse.
An award can lapse when it has not been exercised after the tenth anniversary of the date of grant (the seventh anniversary for an Irish tax resident). It can also lapse when the award holder ceases to be a director, an employee, or a consultant with Circle or any of its subsidiaries. An award will lapse when an order is made by a court (or when a resolution is passed) for the compulsory winding up of Circle. Finally, an award lapses when the award holder becomes bankrupt, enters into a compromise with their creditors generally except as permitted under certain circumstances. Prior to the exercise of an award, an award holder has no rights in respect of any Scheme Shares.
In the event of a reorganization, vesting conditions may be adjusted by the Board, subject to an auditors’ confirmation that the adjustment is fair and reasonable and notice to the award holder.
An award may not vest or be exercised until the Board is satisfied that the award holder will be able to pay for any tax or social security liability that is owed by the holder.
The Board generally has the authority to amend the Prior Plan; provided, that such amendment may not be made for the benefit of existing or future award holders relating to who may be eligible to participate in the Plan, the share reserve and certain other matters, without prior approval by Circle in general meeting (or written approval of a majority of the voting power). No amendment or termination of the Plan may adversely affect the rights of an existing award holder unless approved by such award holder.
The Plan includes two addendums, one applicable for U.S. participants and one applicable for U.K. participants and, along with other provisions, provides for certain requirements relating to the grant of incentive stock options (for U.S. participants) and EMI options (for UK participants).

As of December 31, 2021, options to purchase 24,964,933 ordinary shares at a weighted average exercise price of $8.64 per share were outstanding under the Prior Plan and 3,053,187 ordinary shares remained available for future issuance under the Prior Plan. Following the Business Combination, no further grants of any awards were or will be made under the Plan.
2022 Equity Incentive Plan
In connection with the Business Combination, Topco’s board of directors plans to adopt, and Topco’s shareholders plan to approve, the Topco 2022 Equity Incentive Plan (as amended from time to time), which is referred to herein as the “2022 Plan” and will become effective upon the date immediately prior to the Closing (the “2022 Plan Effective Date”). The 2022 Plan will allow Topco to make equity and equity-based incentive awards to officers, employees, non-employee directors and consultants of Topco and its affiliates. The Topco Board anticipates that providing such persons with a direct stake in Topco will assure a closer alignment of the interests of such individuals with those of Topco and its shareholders, thereby stimulating their efforts on Topco’s behalf and strengthening their desire to remain with Topco and its affiliates.
Topco has initially reserved           of its ordinary shares for the issuance of awards under the 2022 Plan (the “Initial Limit”). The 2022 Plan provides that the number of shares reserved and available for issuance under the 2022 Plan will cumulatively increase each January 1, beginning on January 1, 2023,, by 5% of the outstanding number of ordinary shares of Topco on the immediately preceding December 31, or such lesser amount as determined by the plan administrator (the “Annual Increase”). This limit is subject to adjustment by the plan administrator in the event of a reorganization, recapitalization, reclassification, share split, share dividend, reverse share split or other similar change in Topco’s capitalization. Awards that may be settled solely in cash are not counted against the share reserve and they do not reduce the shares authorized for grant to a grantee in any calendar year. The maximum aggregate number of ordinary shares of Topco that may be issued upon exercise of incentive stock options under the 2022 Plan shall not exceed the Initial Limit cumulatively increased on January 1, 2023, and on each January 1 thereafter by the lesser of the Annual Increase or ordinary shares of Topco. Shares underlying any awards under the 2022 Plan and under the Rules of the Circle Internet Financial Limited Share Award Scheme (the “Prior Plan”), that are forfeited, canceled, held back upon exercise of an option or settlement of other awards under the 2022 Plan to cover the exercise price or tax withholding, reacquired by Topco prior to vesting, satisfied without the issuance of shares or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the 2022 Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares that may be issued as incentive stock options.
The 2022 Plan contains a limitation whereby the value of all awards under the 2022 Plan and all other cash compensation paid by Topco to any non-employee director for service as a non-employee director may not exceed (i) $1,000,000 in the first calendar year an individual becomes a non-employee director and (ii) $750,000 in any other calendar year.
The 2022 Plan will be administered by the compensation committee of the Board, the Board or such other similar committee pursuant to the terms of the 2022 Plan. The plan administrator will have full power to, among other things, select the individuals eligible for awards, determine individuals to whom awards will be granted, make any combination of awards to participants, and determine the specific terms and conditions of each award, subject to the provisions of the 2022 Plan.
The plan administrator may delegate to a committee consisting of one or more officers, including the chief executive officer, the authority to grant stock options and other awards to employees who are not subject to the reporting and other provisions of Section 16 of the U.S. Securities Exchange Act of 1934, as amended, and not members of the delegated committee, subject to certain limitations and guidelines. Subject to certain limitations, persons eligible to participate in the 2022 Plan will be officers, employees, non-employee directors and consultants of Topco and its affiliates as selected from time to time by the plan administrator in its discretion.
The 2022 Plan permits the granting of both options to purchase ordinary shares of Topco as incentive stock options under Section 422 of the Code and non-qualified stock options. Options granted under the 2022 Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of Topco and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive awards under the 2022 Plan. The option exercise price of each option will be determined by the plan administrator but shall not generally be less than 100% of the fair market value of an ordinary share of Topco on the date of grant or, in the case of an incentive stock option granted to a ten percent shareholder, 110% of such share’s fair market value. The term of each option will be fixed by our plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.
Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the plan administrator or by delivery (or attestation to the ownership) of ordinary shares of Topco that are not then subject to restrictions under any Company plan. Subject to applicable law, the exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the plan administrator may permit non-qualified options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with fair market value that does not exceed the aggregate exercise price.
The plan administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to ordinary shares of Topco or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price may not generally be less than 100% of the fair market value of an ordinary share of Topco on the date of grant. The term of each stock appreciation right will be fixed by the plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each stock appreciation right may be exercised.
The plan administrator may award restricted shares of Topco and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain vesting conditions, performance goals and/or continued employment with us through a specified vesting period. The plan administrator may also grant ordinary shares of Topco that are free from any restrictions under the 2022 Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The plan administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of ordinary shares of Topco.
The plan administrator may grant cash-based awards under the 2022 Plan to participants, subject to the achievement of certain performance goals, including continued employment (or other service relationship).
The 2022 Plan requires the plan administrator to make appropriate adjustments to the number of ordinary shares that are subject to the 2022 Plan, to certain limits in the 2022 Plan, and to any outstanding awards to reflect share dividends, share splits and similar events.
The 2022 Plan provides that upon the effectiveness of a “sale event,” as defined in the 2022 Plan, an acquirer or successor entity may assume, continue or substitute for the outstanding awards under the 2022 Plan. To the extent that awards granted under the 2022 Plan are not assumed or continued or substituted by the successor entity, all awards granted under the 2022 Plan shall terminate and in such case except as may be otherwise provided in the relevant award certificate, all stock options and stock appreciation rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the sale event shall become fully vested and exercisable as of the effective time of the sale event, all other awards with time-based vesting conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the sale event, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a sale event in the Board’s discretion or to the extent specified in the relevant award certificate. In the event of such termination, (i) Topco shall have the option in its sole discretion to make or provide for a payment (in cash or in kind) to the grantees holding options and stock appreciation rights, in exchange for the cancellation thereof, in an amount equal to the difference between the per share sale price of Topco multiplied by the number of ordinary shares subject to outstanding options and stock appreciation rights (to the extent then exercisable at prices not in excess of the sale price) and the aggregate exercise price of all such outstanding options and stock appreciation rights (provided that, in the case of a right with an exercise price equal to or greater than the sale price, such right shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the sale event as determined by the plan administrator, to exercise all outstanding options and stock appreciation rights (to the extent then exercisable) held by such grantee. The plan administrator shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other awards in an amount equal to the sale price multiplied by the number of vested shares under such awards.
Participants in the 2022 Plan are responsible for the payment of any taxes, whether federal, state, local or otherwise, of the United States of America, Ireland or elsewhere that Topco or its affiliates are required by law to withhold upon the exercise of options or stock appreciation rights or the grant, vesting of, purchase or other dealing in any awards issued pursuant to the 2022 Plan. The plan administrator may cause any tax withholding obligation of Topco or its affiliates to be satisfied, in whole or in part, by the applicable entity withholding from ordinary shares of Topco to be issued pursuant to an award a number of shares with an aggregate fair market value that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. The plan administrator may also require any tax withholding obligation of Topco or affiliate to be satisfied by a number of other means to include, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to Topco or any applicable affiliate in an amount that would satisfy the withholding amount due.
The 2022 Plan generally does not allow for the transfer or assignment of awards, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order; however, the plan administrator may permit the transfer of non-qualified stock options by gift to an immediate family member, to trusts for the benefit of family members, or to partnerships in which such family members are the only partners. In no event may an award be transferred by a grantee for value.
In the course of administering the 2022 Plan, the plan administrator is required to comply with the General Data Protection Regulation and the Irish Data Protection Act 2018 in all material respects.
Additionally, if requested by Topco, a grantee shall not sell or otherwise transfer or dispose of any ordinary shares (including, without limitation, pursuant to Rule 144 of the U.S. Securities Act of 1933, as amended) held by the grantee for such period following the effective date of a public offering, share listing, or other similar transaction by Topco of ordinary shares as Topco shall specify reasonably and in good faith.
The Board may, at any time, amend or discontinue the 2022 Plan and the plan administrator may      amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to the 2022 Plan will require the approval of Topco’s shareholders. Without shareholder approval, in no event may the plan administrator exercise its discretion to reduce the exercise price of outstanding options or stock appreciation rights or effect repricing through cancellation and re-grants or cancellation of options or stock appreciation rights in exchange for cash or other awards.
No awards may be granted under the 2022 Plan after the date that is ten years from the 2022 Plan Effective Date. No awards under the 2022 Plan have been made prior to the date hereof.
2022 Employee Stock Purchase Plan
In connection with the Business Combination, Topco’s board of directors plans to adopt, and Topco’s shareholders plan to approve, the Topco 2022 Employee Stock Purchase Plan (as amended from time to time, the “2022 ESPP”), which will become effective upon the date immediately prior to the Closing of the Business Combination (such proposal, the “2022 ESPP Proposal”). We believe that the adoption of the 2022 ESPP will benefit us by providing employees with an opportunity to acquire Topco Ordinary Shares and will enable us to attract, retain and motivate valued employees.
It is our intention that the 2022 ESPP qualify as an “employee stock purchase plan” under Section 423 of the Code. An aggregate of           ordinary shares will be reserved and available for issuance under the 2022 ESPP. Additionally, on January 1, 2023 and each January 1 thereafter until the 2022 ESPP terminates,

the number of ordinary shares of Topco reserved and available for issuance shall be cumulatively increased by the lesser of (i)           shares, (ii) one percent (1%) of the number of ordinary shares issued and outstanding on the immediately preceding December 31, or (iii) such lesser number of ordinary shares of Topco as determined by the plan administrator.
The 2022 ESPP includes two components: a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”). It is intended for the 423 Component to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Code and the 423 Component shall be interpreted in accordance with that intent. Under the Non-423 Component, which does not qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, options will be granted pursuant to rules, procedures or subplans adopted by the plan administrator designed to comply with applicable laws or achieve tax and other objectives. Except as otherwise provided herein or by the plan administrator, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
The 2022 ESPP will be administered by the person or persons appointed by the Board. That person or persons will administer the plan and will have full authority to make, administer and interpret such rules and regulations regarding the 2022 ESPP as it deems advisable for administration of the Plan, including to accommodate the specific requirements of applicable laws, regulations and procedures in jurisdictions outside the United States by adopting special rules and subplans. The plan administrator will also have the power to decide all disputes arising in connection with the 2022 ESPP and will otherwise supervise the administration of the plan.
Except as otherwise determined by the plan administrator in advance of an offering, any employee of Topco (or a Designated Company (as defined in the 2022 ESPP)) that has been designated to participate in the 2022 ESPP is eligible to participate in the 2022 ESPP so long as the employee is customarily employed for more than 20 hours a week and has at least three months (for full-time employees) or five months (for part-time employees) of employment. No person who owns or holds, or as a result of participation in the 2022 ESPP would own or hold, ordinary shares of Topco or options to purchase ordinary shares of Topco, that together equal to 5% or more of total combined voting power or value of all classes of shares of Topco or any parent or subsidiary is entitled to participate in the 2022 ESPP. No employee may exercise an option granted under the 2022 ESPP that permits the employee to purchase ordinary shares of Topco having a value of more than $25,000 (determined using the fair market value of an ordinary share at the time such option is granted) in any calendar year.
Participation in the 2022 ESPP is limited to eligible employees who authorize payroll deductions or contributions equal to a whole percentage of base pay to the 2022 ESPP. An eligible employee who is not a participant in any prior offering may participate in a subsequent offering by submitting an enrollment form to Topco or an agent designated by Topco at least 15 business days before the offering date. Employees may authorize payroll deductions or contributions, with a minimum of 1% of base pay and a maximum of    % of base pay. Once an employee becomes a participant in the 2022 ESPP, that employee will automatically participate in successive offering periods, as described below, until such time as that employee withdraws from the 2022 ESPP, becomes ineligible to participate, or his or her employment ceases. Topco will maintain book accounts showing the amount of payroll deductions or contributions made by each participant for each offering. No interest will accrue or be paid on payroll deductions or contributions, except as may be required by applicable law.
Topco may make one or more offerings to eligible employees to purchase ordinary shares of Topco under the 2022 ESPP, provided that no offering shall exceed 27 months in duration or overlap.
On the exercise date of each offering period, the employee is deemed to have exercised the option, at the exercise price for the lowest of (i) a number of ordinary shares of Topco determined by dividing such employee’s accumulated payroll deductions or contributions on such exercise date by the option price; (ii) the number of ordinary shares of Topco determined by dividing $25,000 by the fair market value of an ordinary share on the offering date for such offering; or (iii) such lesser number as established by the plan administrator in advance of the offering. The purchase price for each share purchased under each option (the “option price”) will be 85% of the fair market value of an ordinary share on the offering date or the exercise date, whichever is less. Any amount remaining in a participant’s account at the end of an offering solely by reason of an inability to purchase a fractional share will be carried forward to the next offering; any other balance remaining in the account at the end of an offering will be refunded to the participant.
To the extent permitted by law, if the fair market value of an ordinary share of Topco on any exercise date is lower than the fair market value of an ordinary share of Topco on the offering date of such offering, then all participants in such offering will be automatically withdrawn from such offering immediately after the exercise of their option on such exercise date and will be automatically re-enrolled in the immediately following offering as of the first day thereof.
In general, if an employee is no longer a participant on an exercise date, the employee’s option will be automatically terminated, and the amount of the employee’s accumulated payroll deductions or contributions will be refunded. Except as may be permitted by the plan administrator in advance of an offering, a participant may not increase or decrease the amount of his or her payroll deductions or contributions during any offering period but may increase or decrease his or her payroll deduction or contributions with respect to the next offering period by filing a new enrollment form within the period beginning 15 business days before the first day of such offering period and ending on the day prior to the first day of such offering period. A participant may withdraw from an offering period at any time, without affecting his or her eligibility to participate in future offering periods, by delivering a written notice of withdrawal to Topco or an agent designated by Topco. If a participant withdraws from an offering period, that participant may not again participate in the same offering period, but may enroll in subsequent offering periods. An employee’s withdrawal will be effective as of the next business day.
In the course of administering the 2022 ESPP, the plan administrator is required to comply with the General Data Protection Regulation and the Irish Data Protection Act 2018 in all material respects.
In the case of and subject to the consummation of a “sale event,” the plan administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the plan administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the 2022 ESPP or with respect to any right under the 2022 ESPP to facilitate such transactions or events: (a) to provide for either (i) termination of any outstanding option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such option had such option been currently exercisable or (ii) the replacement of such outstanding option with other options or property selected by the plan administrator in its sole discretion; (b) to provide that the outstanding options under the 2022 ESPP shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for similar options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; (c) to make adjustments in the number and type of ordinary shares of Topco (or other securities or property) subject to outstanding options under the 2022 ESPP and/or in the terms and conditions of outstanding options and options that may be granted in the future; (d) to provide that the offering with respect to which an option relates will be shortened by setting a new exercise date on which such offering will end; and (e) to provide that all outstanding options shall terminate without being exercised and all amounts in the accounts of participants shall be promptly refunded.
Each participant agrees, by entering the 423 Component of the 2022 ESPP, to give Topco prompt notice of any disposition of shares purchased under the 2022 ESPP where such disposition occurs within two years after the date of grant of the option pursuant to which such shares were purchased or within one year after the date such shares were purchased. Also, neither the 2022 ESPP or any compensation paid hereunder will confer on any participant the right to continue as an employee or in any other capacity.
The 2022 ESPP will take effect on the date immediately preceding the Closing of the Business Combination, subject to approval by the holders of a majority of the votes cast at a meeting of shareholders at which a quorum is present or by written consent of the shareholders. The 2022 ESPP will automatically terminate on the 10-year anniversary of the 2022 ESPP effective date. The Board may, in its discretion, at any time, terminate or amend the 2022 ESPP.

Senior Executive Cash Incentive Bonus Plan
In            2022, the Topco Board adopted the Senior Executive Cash Incentive Bonus Plan, or the Bonus Plan. The Bonus Plan will become effective on the closing of the Business Combination. The Bonus Plan provides for cash bonus payments based upon the attainment of performance targets established by our Board of Directors or compensation committee thereof. The payment targets will be related to financial and operational performance goals, as well as individual performance objectives.
The Board of Directors, or compensation committee thereof, as applicable, may select corporate performance goals based upon the following: achievement of cash flow (including, but not limited to, operating cash flow and free cash flow); earnings before interest, taxes, depreciation, and amortization; net income (loss) (either before or after interest, taxes, depreciation, and/or amortization); changes in the market price of our ordinary shares; economic value-added; acquisitions or strategic transactions, including licenses, collaborations, joint ventures, or promotion arrangements; operating income (loss); return on capital, assets, equity, or investment; total shareholder returns; productivity; expense efficiency; margins; operating efficiency; working capital; earnings (loss) per share of our ordinary shares; sales or market shares; revenue; corporate revenue; operating income and/or net annual recurring revenue; achievement of significant product delivery milestones; achievement of other strategic corporate goals, any of which may be (i) measured in absolute terms or compared to any incremental increase, (ii) measured in terms of growth, (iii) compared to another company or companies or to results of a peer group, (iv) measured against the market as a whole and/or as compared to applicable market indices and/or (v) measured on a pre-tax or post-tax basis (if applicable).
Each executive officer who is selected to participate in the Bonus Plan will have a target bonus opportunity set for each performance period. The bonus formulas will be adopted in each performance period by the Board of Directors, or compensation committee thereof, as applicable, and communicated to each executive officer. The performance goals will be measured at the end of each performance period or such other appropriate time as the Board of Directors, or compensation committee thereof, as applicable, determines. If the corporate performance goals and individual performance objectives are met, payments will be made as soon as practicable following the end of each such performance period. Subject to the rights contained in any agreement between the executive officer and Circle, an executive officer must be employed by Circle on the bonus payment date to be eligible to receive a bonus payment, unless otherwise determined by the Board of Directors, or compensation committee thereof, as applicable. The Bonus Plan also permits the compensation committee to approve additional bonuses to executive officers in its sole discretion and provides the compensation committee with discretion to adjust the size of the award as it deems appropriate.

DIRECTOR COMPENSATION
During Fiscal Year 2021, we adopted a non-employee director compensation policy, as further described below. The policy is designed to align compensation with Topco’s business objectives and the creation of shareholder value, while enabling Topco to attract and retain      directors who contribute to the long-term success of the company. Although the policy was in effect during Fiscal Year 2021, we did not grant any equity to our non-employee directors under the policy until Fiscal Year 2022.
Under the policy, our non-employee directors will be eligible to receive cash retainers, which will be pro-rated for partial years of service, and equity awards as set forth below:
Annual Retainer for Board Membership
Annual service on the board of directors	$50,000
Additional retainer for annual service as a lead director of the board of directors	$30,000
Additional Annual Retainer for Committee Membership
Annual service as audit committee chairperson	$25,000
Annual service as member of the audit committee (other than chair)	$10,000
Annual service as compensation committee chairperson	$20,000
Annual service as member of the compensation committee (other than chair)	$7,500
Annual service as nominating and governance committee chairperson	$15,000
Annual service as member of the nominating and governance committee (other than chair)	$5,000
In addition, our policy will provide that, upon initial election or appointment to Topco’s Board, each new non-employee director will be granted a non-qualified stock option with a total value of $300,000 on the date of      such director’s election or appointment to the board of directors, or the Director Initial Grant. The Director Initial Grant will vest in three equal annual installments, subject to the director’s continued service on Topco’s Board. On the date of each annual meeting of shareholders of our company following the completion of this Business Combination, each non-employee director who will continue as a non-employee director following such meeting will be granted an annual award of a non-qualified stock option with a total value of $185,000, or the Director Annual Grant. The Director Annual Grant will vest in full on the earlier of the one-year anniversary of the grant date or on the date of our next annual meeting of shareholders, subject to the director’s continued service on Topco’s Board. The Director Initial Grant and Director Annual Grant are subject to full acceleration of vesting upon the sale of Topco. All of the foregoing options would be granted with a per share exercise price equal to the fair market value of an ordinary share of Topco on the date of grant and would have a 10 year term.
The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any non-employee director of Topco for service as a non-employee director in a calendar year period will not exceed $1,000,000 in the first calendar year such individual becomes a non-employee director and $750,000 in any other calendar year.
We will reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of the Board or any committee thereof.
Employee directors will receive no additional compensation for their service as a director.
2021 Director Compensation Table
The following table presents the total compensation for each person who served as a non-employee director of the Board during Fiscal Year 2021. Mr. Allaire, our Co-Founder and Chief Executive Officer, did not receive any additional compensation from Circle for his services on its board of directors. The compensation received by Mr. Allaire as an NEO is set forth above in “Executive Compensation — 2021 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
M. Michele Burns(1)	60,000	—	—	60,000
Raj Date(2)	79,181	—	—	79,181
P. Sean Neville(3)	60,000	—	—	60,000
David Orfao(4)
Danita Ostling(5)	16,250	—	—	16,250
Quan Zhou(6)	—	—	—	—
Anita Sands(7)	—	—	—	—

(1)
As of December 31, 2021, Ms. Burns held outstanding options to purchase 704,310 ordinary shares.

(2)
As of December 31, 2021, Mr. Date held outstanding options to purchase 45,800 ordinary shares.

(3)
As of December 31, 2021, Mr. Neville held outstanding options to purchase 2,059,073 ordinary shares.

(4)
As of December 31, 2021, Mr. Orfao did not hold any outstanding awards.

(5)
As of December 31, 2021, Ms. Ostling did not hold any outstanding awards.

(6)
As of December 31, 2021, Mr. Zhou did not hold any outstanding awards.

(7)
Ms. Sands joined our board of directors in January 2022.

CIRCLE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of the financial conditions and results of operations of Circle Internet Financial Limited. should be read together with our consolidated financial statements as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and 2020, and our audited consolidated financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, together with related notes thereto. The discussion and analysis should also be read together with the section entitled “Information About Circle” and our pro forma financial information as of and for the year ended December 31, 2020 and the year ended December 31, 2021. See “Unaudited Pro Forma Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those projected in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/ prospectus. Certain amounts may not foot due to rounding. Unless the context otherwise requires, references in this “Circle’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to “Circle,” “Company,” “us,” “our” or “we” refer to Circle Internet Financial Limited. prior to the Business Combination and to Circle Internet Finance Public Limited Company following the consummation of the Business Combination.
Overview
Founded in 2013, Circle’s mission is to raise global economic prosperity through the frictionless exchange of financial value. We intend to connect the world more deeply by building a new global economic system on the foundation of the internet, and to facilitate the creation of a world where everyone, everywhere can share value as easily as we can today share information, content, and communications on the internet. We are one of the first digital asset-native commercial financial institutions built on public blockchain ecosystems and decentralized finance protocols.
To realize this mission, we believe that a new kind of global financial services company could be designed. One that was natively built on the internet, heralding a new kind of entirely software-powered financial institution, one that would make storing and using money and accessing financial services as frictionless and cost efficient as using content and communications on the internet.
Over the past nine years, we have relentlessly pursued this mission and vision, building fundamental technology for payments and banking in the age of digital assets and the internet. We have forged paths towards mainstream acceptance through persistent and active engagement with policymakers and regulators globally, and have built and operated a range of innovative products and services that have powered thousands of businesses, and have supported a significant scale of digital asset transactions.
Our Business Model
As a global financial services company utilizing open protocols on public blockchains, we believe that we are well-positioned to capitalize on the revolution and reimagining of how money works in the world. The future of payments and money is digital and we are at the center of this transformation, moving once aspirational business models to operational ones.
We envision significant growth in the adoption of our platforms, products and services as more and more businesses and financial institutions move to leverage digital assets and blockchain technology for transactions, treasury management and financial applications. We expect to continue to invest in significant new product capabilities designed to enhance the value provided to customers and increase our competitive position in the marketplace.
The growing depth of our customer base is built on a range of products, including the following:
USDC
We developed the core market infrastructure of USD Coin (“USDC”), including the underlying issuance and redemption infrastructure, throughout 2017 and 2018. During said development, as we identified the need to further expand upon policy and governance standards around stablecoin issuance to include treasury and liquidity management and management of the denominated reserve assets, we formed a joint-venture with Coinbase called the Centre Consortium. The Centre Consortium is owned 50% by us and 50% by Coinbase and is managed by a board of managers composed of three individuals, each holding one vote with respect to matters to be decided by the board of managers: one manager designated by us, one manager designated by Coinbase, and one independent manager that is mutually agreed to between us and Coinbase. The board of managers has broad authority in managing the Centre Consortium’s business and the governing framework for stablecoins under the consortium, including the authority to admit new members into the consortium and enter into agreements with third-party service providers that support such stablecoins. The board of managers also appoints and oversees an executive management team at the Centre Consortium, who support its day-to-day business and operations. Certain matters at the Centre Consortium are reserved for unanimous member approval (currently, only us and Coinbase are members of the consortium), including the eligibility criteria to become a member or participant of the consortium, and the approval of the network rules that govern the stablecoins under the consortium. Currently, USDC is the sole stablecoin being overseen by the Centre Consortium.
To access and use USDC, corporations and institutional customers can enroll in a Circle Account and transfer funds to and from bank accounts in approximately 90 countries. Funds that arrive in a Circle Account are put into a segregated reserve account, and USDC digital asset tokens are issued. Likewise, customers who transfer USDC into a Circle Account can choose to redeem USDC digital asset tokens and transfer funds out of reserve and into a customer’s linked bank account as U.S. dollars. Currently, USDC may only be redeemed directly with Circle at the request of a customer with a Circle Account. There are no other mechanisms through which USDC may be redeemed directly with Circle.
The Company will also issue and redeem tokens, without changing reserve balances, through rebalancing of USDC tokens in circulation on the public blockchains on which USDC operates. USDC exists on multiple blockchains, but the total across all blockchains can never exceed the USDC reserves. The Company allows customers to redeem their USDC on any supported blockchain. The Company monitors the balance of USDC across multiple chains and performs rebalancing as necessary to maintain minimum levels of USDC on each chain.
Below is a summary of the USDC issued and redeemed for each of the periods presented.
	Year ended December 31,
	2021	2020
	(in thousands)
USDC issuance attributable to:
Circle	80,998,938	2,905,707
Coinbase	18,290,000	4,108,000
Total USDC issued	99,288,938	7,013,707
USDC redemption attributable to:
Circle	(56,577,295)	(3,096,762)
Coinbase	(4,517,005)	(517,001)
Total USDC redeemed	(61,094,300)	(3,613,763)
Net Increase in USDC in Circulation	38,194,638	3,399,944
Since the first USDC token entered circulation, we have observed state money transmitter laws as it relates to permissible investments of reserves. Our reserve management practices are subject to such money transmitter laws as well as reserve guidance developed in collaboration with the Centre Consortium. Accordingly, all USDC tokens issued and outstanding are backed by an equivalent amount of U.S. dollar-denominated assets held in segregated accounts with U.S. regulated financial institutions. In the unlikely event that USDC in circulation exceeded the value of assets held in segregated accounts, our investment policies and obligations under money transmitter laws would require the Company to immediately increase the amount of unencumbered permissible investments under the control of Circle Internet Financial, LLC to satisfy any shortfall. While during the period from May 10, 2021 to September 30, 2021, we held certain available-for-sale debt securities, we revised our practices in August 2021 to limit USDC reserves to cash and short-dated U.S. government obligations. There were no available-for-sale securities (other than short-dated U.S.

government obligations and money market funds classified as cash equivalents) held in USDC reserves by the Company for the periods presented. We are committed to ongoing collaboration and discussion with regulators and other key stakeholders to evolve the reserve management practices for digital assets to further augment the trust and transparency of these practices.
Global demand for a trusted medium of exchange on public blockchain networks has grown, driving both circulation of USDC and on-chain transactions using USDC, supporting a range of payments, treasury, yield and other use cases. USDC has become one of the fastest growing dollar digital assets in the world. As of December 31, 2021, more than $42.4 billion of USDC in Circulation has supported more than $1,548.0 billion of on-chain transactions.
USDC operates as an open protocol on public blockchains. As an open protocol, companies and software developers can implement USDC in their own products and services easily. Transactions are settled on decentralized public blockchains, and can be conducted between people and businesses, as well as between financial institutions. The open nature of USDC on public blockchains has led to widespread support for USDC as a standard for dollar digital assets. As discussed above, the USDC protocol itself is defined and evolved collaboratively, and is an open source project managed by the Centre Consortium. Initially released as a protocol on the Ethereum blockchain, USDC is now supported on several other public blockchains including Algorand, Solana, Stellar, Tron, Hedera, Avalanche and Flow. We expect to introduce support for USDC on additional blockchains over time, as a means to ensure that dollar digital assets can continue to take advantage of the significant and continuous cycles of technical advances happening with blockchain infrastructure, and reducing the risk of technology obsolescence.
Today, USDC transactions can be settled with finality in seconds or less, with support for tens of thousands of transactions per second, at a fraction of a cent in transaction costs. These breakthroughs make USDC well suited as a robust, globally available dollar digital asset for payments, commerce and financial applications.
As part of our and Coinbase’s investment in the development of the Centre Consortium, we entered into agreements with Coinbase, pursuant to which we share any revenue generated from USDC reserves pro rata based on (i) the amount of USDC distributed by each respective party and (ii) the amount of USDC held on each respective party’s platform (i.e. held in its customers’ accounts) in relation to the total amount of USDC in circulation (the “Revenue Share Arrangement”). The Revenue Share Arrangement requires the parties to calculate their revenue allocation a daily basis and provides for an annual true-up mechanism by which the revenue share is adjusted and paid per each party’s pro rata allocations. The Revenue Share Arrangement may only be terminated upon the mutual agreement of the parties.
Transaction and Treasury Services
Transaction and Treasury Services are provided through the Circle Account, which is also the entry point for issuing, redeeming and custodying of customers’ USDC. We earn TTS revenue from (1) Transaction Services, (2) Integration Services, and (3) Treasury Services. All three of the services are components of a unified suite of services that are accessed by, and integrated with, the Circle Account by providing customers with the infrastructure required to process a wide variety of transactions and support their financial infrastructure. While each of these services provide a different value proposition for customers, they are materially driven by the adoption of the Circle Account infrastructure for processing transactions and executing commerce.
Circle Account
The Circle Account provides corporations and institutions with an integrated account for converting, storing, sending and receiving digital asset payments. The Circle Account is available free of charge to customers, and provides a critical bridge between existing banking, money and digital asset payments and financial services.
The Circle Account includes wallet services for securely storing USDC. Customers can make on-chain payments using USDC, or hold it as a store of value, relying on our digital asset storage capabilities.

The Circle Account aims to provide a comprehensive commercial financial solution spanning across various transaction and treasury use-cases. We also offer a supplementary set of Application Programming Interface (“API”) services to customers looking to build more advanced applications and services on top of the Circle Account.
The Circle Account sits on top of nearly eight years of research and development into core Transaction and Treasury systems for digital asset custody, treasury operations and payments, integration into existing banking networks, and sophisticated risk and compliance tools and operations.
Despite Circle’s robust platform, Circle Account customers may incur losses when utilizing our services. Losses can result from various issues, such as user error, operational delays, use of third-party services, public blockchain issues and cyberattacks and security breaches. While Circle is generally not liable for customer losses under its terms of use, Circle does provide certain protections against losses in respect of particular services, including customary indemnities for losses such as those resulting from a Circle data breach. Circle also maintains dispute resolution processes that customers can utilize in connection with unauthorized transactions.
Circle API Services
The foundation of Transaction and Treasury Services is our powerful suite of APIs or Circle API Services. Circle API Services are giving rise to a new generation of financial services and commerce applications that hold the promise of raising global economic prosperity for all through programmable internet commerce. Circle API Services extend the capabilities of a Circle Account with a comprehensive suite of APIs that allow businesses and financial institutions to fully automate and integrate Circle transaction and treasury infrastructure into their own payments, commerce and/or financial applications. To access each of the Circle API Services, customers typically pay a monthly subscription fee, which we classify as subscription-based Transaction Services revenue. Customers also pay a fee upon entering into certain transactions using Circle API Services which we classify as volume-based Transaction Services revenue.
For all periods presented within the consolidated statements of operations included elsewhere in this proxy statement/prospectus, more than 96% of Transaction Services revenue has been volume-based. Accordingly, we view Fiat Transaction Volume (“FTV”) as a strong indicator of the Transaction Services revenue earned during a period as each transaction represents an opportunity for us to earn revenue in the form of fees paid by our customers. Going forward, we expect the majority of TTS revenue generated by Circle API Services to continue to be primarily driven by volume-based revenue. Circle API Services include:
•
Payments API.   The Payments API allows companies to automate and accept payments into their Circle Account using USDC, credit cards and debit cards, ACH bank transfers, and global wire transfers. Card and bank transfers automatically settle into a customer’s Circle Account as USDC, making it immediately available for digital asset-based payments and financial applications. The Payments API is also complemented by a built-in set of fraud management tools to assist customers with managing fraud risk with payments. We plan to also enable payments in Bitcoin and Ether. The Payments API is available to customers in exchange for a monthly subscription fee. Each Payments API transaction made by a credit card, debit card, or ACH are charged both a fixed fee and a variable fee (a percentage of the transaction amount). Additionally, customers pay a fixed fee for each ACH transaction.

•
Below is a summary of the fees typically charged for each transaction type:

•
Card: 2.9% plus $0.50 per transaction

•
ACH: 0.2% plus $0.50 per transaction

•
Bank wire: $2.0 per successful wire

•
Payouts API.   The Payouts API allows companies to automate and make payouts to customers, suppliers and partners with flexibility through payments to both traditional bank accounts and blockchain wallets. Customers can redeem USDC into payouts to traditional banks, or use on-chain payments to efficiently deliver payouts to digital wallets around the world, with the speed and efficiency of cryptocurrency and blockchain networks. We plan to also enable payouts in Bitcoin and Ether. The Payouts API is available to customers for a monthly subscription fee. Each ACH payout and wire payout are charged both a fixed fee and a variable fee (a percentage of the transaction amount).
•
Below is a summary of the fees typically charged for each transaction type:

•
ACH: 0.2% plus $0.50 per transaction

•
Bank wire: $25 per payout

•
Accounts API.   The Accounts API provides customers with the ability to automate the storage of USDC enabling embedded financial applications, complex treasury funds flows, or use within an existing business to consumer (“B2C”) or business to business (“B2B”) service that requires wallets and storage capabilities. Over time, the Accounts API is expected to support more forms of digital assets, such as Bitcoin and Ether, as well as NFTs. We offer the Accounts API to customers in exchange for a monthly subscription fee. Additionally, we charge an address creation fee should a customer add a new USDC address to their Accounts API.

•
DeFi API.   Our yet to be launched DeFi API aims to simplify what has been historically a complex and cumbersome process for institutions seeking to access new lending markets powered by decentralized finance (DeFi). Through our DeFi API, it is expected that institutions with Circle Accounts will be able to automate flows of USDC into supported third-party DeFi lending markets. These non-custodial, autonomous interest rate protocols including, for example, Compound and Aave on the Ethereum blockchain, allow users to supply and borrow digital assets at interest rates derived purely based on supply and demand of crypto assets without the need for intermediaries. We expect our DeFi API will allow institutional clients to connect to the protocols, deposit digital assets, monitor interest accrual and redeem funds and manage all the activity from within our account infrastructure. The timing of the DeFi API product rollout will be guided by developments in, and the availability of, further regulatory guidance, enhanced compliance tools and blockchain identity protocols, and we currently do not have a set timeline to launch the DeFi API product. We intend to offer the DeFi API to customers for a monthly subscription fee. Certain transactions may be charged a fixed fee and/or a variable fee upon each transaction (a percentage of the transaction amount). DeFi protocols may implicate requirements under the federal and state securities laws, commodities laws and AML/CFT regulations. U.S. regulators have also expressed that DeFi platforms raise broader questions about digital asset market regulation, supervision, and enforcement. Existing or future regulations or enforcement activities could also extend to persons who facilitate customer transactions utilizing a DeFi protocols operating out of compliance with applicable regulations.

Integration Services
Integration Services are provided to support the implementation of USDC onto new public blockchains, including the integration with the Circle Account and Circle API Services. By configuring USDC to function across multiple blockchains it broadens the use cases for our products and infrastructure across a wide array of payments, commerce and financial applications including higher transaction throughput and lower blockchain network fees. Bringing USDC, the Circle Account, and Circle API Services to multiple blockchains enables our users to take advantage of the speed, scalability, and cost efficiency provided by next-generation public chains.
Treasury Services
Building on the market momentum for corporate treasury adoption of digital assets, Circle Yield, which launched an early customer access program in the second quarter of 2021, offers accredited investor customers the ability to generate enhanced fixed-term yield on their USDC holdings by investing in Centralized Finance (“CeFi”) blockchain-based lending markets with annual percentage yields of up to 6.3% as of March 14, 2022. Yield is generated through our lending of USDC to counterparties active in centralized blockchain based lending markets. Prior to investing, customers agree to a specific yield and the yields we offer are derived from yields we earn from our borrower which fluctuate based on market conditions.

SeedInvest
SeedInvest offers a digital platform for companies to raise capital through equity offerings directly on the internet and seeks to capitalize on interest in the digitization of early-stage investing. We offer our services to a wide range of customers, from small-scale seed funding through larger capital raises and growth funding. SeedInvest supports both accredited and unaccredited investor participation, which democratizes access to promising growth companies and levels the playing field for early-stage firms and entrepreneurs. Our vision of reducing friction in equity crowdfunding through planned future offerings such as tokenized representations of ownership interest, equity and value represent core opportunities for equity markets, as well as for how tangible and intangible assets are sold and exchanged on the internet.
The digitization of early-stage investing has created a range of benefits, both for issuers, who value the speed and versatility, as well as investors, who appreciate the accessibility and the pre-vetted opportunities. As of December 31, 2021, the SeedInvest platform reaches more than 630,000 investors, and is one of the largest equity crowdfunding services in the United States. In exchange for the fundraising services provided by SeedInvest, we receive a placement fee from issuers which is a function of the closed investment size as well as transaction fees paid by transacting investors.
Basis of Presentation
We operate our business and report results through two complementary operating and reportable segments: Circle and SeedInvest. Our Circle segment consists of USDC, the Circle Account and TTS. Our SeedInvest segment is related to our equity crowdfunding platform that connects start-up businesses (“issuers”) with venture investors (“investors”), by providing an online platform where issuers can solicit and raise capital.
The Circle segment provides certain administrative and operational functions to SeedInvest, including payroll administration, HR services, finance and accounting services. Costs incurred by Circle on behalf of SeedInvest are allocated under an expense sharing agreement between Circle and SeedInvest and are eliminated upon consolidation. The Circle segment also provides capital injections to the SeedInvest business, as needed, to support its business and enable its growth.
The Circle and SeedInvest segments are expected to be complementary and realize synergies as SeedInvest intends to develop tokenized securities as part of the effort to continue the democratization of capital raising for startup companies while Circle provides digital payment, marketplace and custody services to enable the future acquisition, sale and storage of the tokens at scale.
Pursuant to Accounting Standards Codification (“ASC”) Topic 280, the primary financial measure used by the Chief Operating Decision Maker (the “CODM”) to evaluate performance and allocate resources is contribution margin for Circle and net income for SeedInvest. Our accounting policies for segments are the same as those applied to our consolidated financial statements, except as described above. Inter-segment revenues and expenses are eliminated in consolidation. See Note 2 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for a summary of our segment results and a reconciliation between Circle segment contribution margin and net income.
Significant Events and Transactions
The Business Combination
We entered into the Business Combination Agreement with Concord Acquisition Corp (“Concord”) on July 7, 2021. On February 16, 2022, Concord, Circle, Topco and Merger Sub entered into a Termination of Business Combination Agreement (“Termination Agreement”), pursuant to which the parties agreed to mutually terminate the Business Combination Agreement. As a result of the Termination Agreement, the Business Combination Agreement is of no further force and effect, and certain transaction agreements entered into in connection with the Business Combination Agreement, including, but not limited to the subscription agreements, dated as of July 7, 2021, between Concord and certain investors, pursuant to which such investors committed to purchase $415 million of equity, referred to as the “PIPE Financing”, upon the closing of the transactions contemplated by the Business Combination Agreement, were terminated in accordance with their respective terms.
Immediately following the termination of the Business Combination Agreement, on February 16, 2022, Concord, Circle, Topco, and Merger Sub, entered into a Transaction Agreement, pursuant to which, and assuming the satisfaction or waiver of various closing conditions, including approval by the shareholders of Circle, Concord and Topco in exchange for the issuance of new shares in Topco, Circle will become a wholly-owned subsidiary of Topco, and (ii) Topco (Ireland) Merger Sub, Inc., a Delaware corporation (“Merger Sub”) will merge with and into Concord (the “Merger”), with Concord surviving the Merger as a wholly-owned subsidiary of Topco (collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”).
The Business Combination will be accounted for as a reverse recapitalization and Concord will be treated as the acquired company for financial statement reporting purposes. Circle will be deemed the predecessor and Topco will be the successor SEC registrant, meaning that Circle’s financial statements for periods prior to the consummation of the Business Combination will be disclosed in Topco’s future periodic reports. The most significant changes in the successor’s future reported financial position and results are expected to be an estimated net change in cash (as compared to Circle’s Consolidated Balance Sheets as of December 31, 2021) between an approximate increase of $350.1 million, assuming maximum Concord shareholder redemptions permitted pursuant to the terms of the Business Combination, and an approximate increase of $626.1 million, assuming no shareholder redemptions. The Transaction Agreement allows us the right to raise capital pursuant to one or more private placements in an aggregate amount of no greater than $750 million and based on a valuation of Circle of no less than $7.65 billion, and the right to complete one or more Acquisition Transactions (as defined in the Transaction Agreement), subject to Concord’s consent in the event of any acquisition if financial statements of the acquired business would be required to be included in the Registration Statement on Form S-4. We have agreed to customary “no shop” obligations. Total transaction costs are estimated at approximately $151.1 million, of which, $20.0 million will be expensed. In addition, Circle may incur an additional share payment from the existing Circle shareholders in connection with the settlement of its dispute with a financial advisor regarding advisory fees related to the Business Combination.
As a result of the Business Combination, we expect to become the operating successor to a SEC-registered and New York Stock Exchange-listed shell company, which will require us to hire additional personnel and implement controls, procedures, and processes to address public company regulatory requirements and practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, marketing, sales, legal and administrative resources.
Acquisition of SeedInvest
We acquired SI Securities, LLC (“SeedInvest”) in March 2019 (“SeedInvest Acquisition”) to help realize our vision of a more open, global, connected, and inclusive financial system.
SeedInvest is a FINRA registered broker dealer (CRD# 170937) and a member of the Securities Investor Protection Corporation. We facilitate capital raising for small businesses via our equity crowdfunding platform. All private placement offerings conducted are exempt from the Securities Act of 1933 under Regulations A, CF, or D.
The total consideration paid upon acquisition totaled $40.2 million in the form of $7.6 million of cash, convertible notes with a fair value of $29.6 million at the time of the acquisition, and contingent consideration with a fair value of $3.1 million at the time of the acquisition. The total identifiable net assets, at fair value, assumed from the SeedInvest Acquisition amounted to $2.3 million, comprised of $2.4 million of total assets acquired (inclusive of $1.9 million of intangible assets) and $0.1 million of total liabilities assumed. Accordingly, we recorded $38.0 million of goodwill at the time of acquisition. During 2019, we recorded impairment of $13.9 million related to the SeedInvest Acquisition following the Sale of Poloniex and removal of synergies between the two businesses.

Sale of Circle Invest
On March 30, 2020, we sold the intangible assets related to the Circle Invest business, which provided cryptocurrency brokerage accounts to retail customers, to Voyager Digital Canada Limited (“Voyager Digital”) as part of our strategic effort to focus on our core business offerings (“Circle Invest Sale”). Voyager Digital paid $0.6 million in gross proceeds, comprised of $0.1 million of cash consideration and 3.5 million shares of common stock of Voyager Digital (equivalent to approximately 4.0% of Voyager Digital shares outstanding at the time of the sale) which had a value of $0.5 million at the time of the sale. We sold all 3.5 million shares in Voyager Digital and recognized a realized gain of $26.1 million in 2021.
The intangible assets sold in the Circle Invest Sale were internally generated and had no book value, which resulted in a gain on the sale recorded in discontinued operations on the consolidated statements of operations included elsewhere in this proxy statement/prospectus.
Sale of Circle Trade
On December 17, 2019, we sold the intangible assets of Circle Trade, an over-the-counter cryptocurrency institutional trading desk, to Payward, Inc. (“Payward”), a privately held cryptocurrency exchange (“Circle Trade Sale”). This was a strategic effort to better align our business with the products we offer to our customers. Consideration received from the sale included $1.9 million in cash at closing and contingent stock in Payward dependent on earnout, retention and referral conditions. The intangible assets sold in the Circle Trade Sale were internally generated and had no book value, which resulted in a gain on the sale recorded in discontinued operations on the consolidated statements of operations included elsewhere in this proxy statement/prospectus.
Pursuant to the agreement, we received 83,186 shares of Payward in April 2021 at a contractual price of $19.84 per share based on the aforementioned earnout and retention conditions in the sale agreement.
Sale of Poloniex
On November 4, 2019, we closed a transaction to sell the assets of Poloniex, LLC (“Poloniex”), a digital asset trading platform, to Polo Digital Assets, Ltd (“PDAL”) (“Poloniex Sale”). The sale allowed us to concentrate on our core product and service offerings and the execution of our strategic objectives.
At the time of the Poloniex Sale, we received $33.2 million of cash proceeds and expected to receive $15.0 million of contingent consideration consisting of future deferred payments subject to a successful operational transfer and indemnity holdbacks. As of December 31, 2021, we received $13.0 million of the total $15.0 million. The deferred payments were recorded as a receivable as we remain confident of receipt based on the operational progress made by PDAL subsequent to closing of the Poloniex Sale and the subsequent receipt of $2.0 million of the deferred consideration outstanding as of December 31, 2021. The net assets sold to the buyer had a book value of $204.9 million and included goodwill of $185.5 million, other intangibles of $19.4 million and cryptocurrency working capital of $1.7 million.
Poloniex also held cryptocurrency on behalf of its customers. At the time of the closing of the Poloniex Sale, these assets were valued at approximately $1,000.0 million. All assets held on behalf of international customers were transferred to PDAL. We retained all U.S. and sanctioned customer assets which, as of December 31, 2021, had a value of approximately $4.5 million. These retained customers were restricted from any further trading on December 15, 2019 and their assets have been made available for withdrawal in USDC equivalent on a segmented Poloniex U.S. web domain.
We are, from time to time, and we may become subject to various legal proceedings, consumer arbitrations, and regulatory investigation matters that arise in the ordinary course of our business, and in particular, concerning the legacy business of Poloniex. We record a provision for a liability when we believe that it is both probable that a liability has been incurred, and the amount can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount. Such legal proceedings are inherently unpredictable and subject to significant uncertainties, some of which are beyond our control. Should any of these estimates and assumptions change or prove to be incorrect, it could have a material impact on our results of operations, financial position, and cash flows. Refer to Note 22 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for a summary of our open legal matters as of December 31, 2021.
Discontinuation of the Circle Pay Platform
We closed down our consumer peer-to-peer payments app, Circle Pay, in September 2019. Dormant funds on the platform at the time Circle Pay ceased operations are in the process of being escheated to the relevant state regulatory bodies.
Impact of COVID-19 on the Business
The World Health Organization declared the global outbreak of COVID-19, a disease caused by the novel coronavirus, a pandemic in March 2020. This pandemic has resulted in worldwide government authorities and businesses issuing public health guidelines and enacting emergency measures intended to limit the spread of the virus. These measures include shelter-in-place orders, social distancing, mask requirements, travel restrictions, border closures, and unnecessary business shutdown. In response to the pandemic, we have implemented measures to ensure the health and safety of our employees and customers, including allowing our entire workforce to work remotely, restricting physical contact between our employees, and establishing safety protocols for the offices.
All our products and services are accessed through our online platform and do not involve physical customer interaction. Therefore, our ability to meet our business expectations and customers’ needs has not been materially impaired due to the COVID-19 pandemic. Even though the global economic implications remain uncertain, the pandemic has not yet had any measurable material impact on our operating results. However, we will continue to actively monitor the pandemic situation and may take further actions to modify our business practices as may be required by federal, state, or local authorities or that we determine are in the best interests of our employees and customers.
Key Factors Affecting Operating Results
The growth and success of our business as well as our financial condition and operating results have been, and will continue to be affected by a number of factors, including:
Adoption of Digital Assets and USDC
We believe dollar digital assets are the foundation for next generation financial services as they offer many of the benefits of being a digital asset such as security, privacy, fast transactions, and low fees, without the price volatility associated with other types of digital assets. Dollar digital assets have undergone tremendous growth in the past year, which coincides with the increasing adoption of digital assets and the blockchain-based financial services industry in general.
USDC operates as an open protocol on public blockchains. As an open protocol, companies and software developers can safely and easily implement USDC in their own products and services. The open nature of USDC on public blockchains has led to widespread support for USDC as a standard for regulated dollar digital assets. Additionally, all USDC tokens issued and outstanding are backed by at least an equivalent amount of U.S. dollar-denominated assets held in segregated accounts with U.S. regulated financial institutions. While during the period from May 10, 2021 to September 30, 2021, the Company held certain available-for-sale debt securities, the Company revised its practices in August 2021 to limit USDC reserves to cash and short-dated U.S. government obligations. There were no available-for-sale securities (other than short-dated U.S. government obligations and money market funds classified as cash equivalents) held in USDC reserves by the Company for the periods presented. We are committed to ongoing collaboration and discussion with regulators and other key stakeholders to evolve the reserve management practices for digital assets to further augment the trust and transparency of these practices.
As discussed above, the USDC protocol itself is defined and evolved collaboratively, and is an open source project managed by the Centre Consortium. Initially released as a protocol on the Ethereum blockchain, USDC is now supported on several other public blockchains including Algorand, Solana, Stellar, Tron, Hedera, Avalanche and Flow. We expect to introduce support for USDC on additional blockchains over time, as a means to ensure that dollar digital assets can continue to take advantage of the significant and continuous cycles of technical advances happening with blockchain infrastructure, and reducing the risk of technology obsolescence.
From settling payments to making on-chain pay-outs, all supported blockchains are integrated into these funds flows and woven into Circle products, which have accelerated the financial digital transformation agenda among large traditional financial services firms, as well as startups and other companies.
Given these broad market needs and the growth of the wider blockchain-based financial services industry, demand for USDC has grown exponentially. More than 958.0% compound annual growth has been achieved through the year ended December 31, 2021, with USDC reaching 42.4 billion in circulation as at December 31, 2021, having powered more than $1,548.0 billion in on-chain transactions since its inception.
Our financial performance is dependent on the continued adoption of digital assets. For the reasons described above, we believe that USDC is well-positioned to be the industry standard. The growth of USDC is contingent upon our ability to take market share. Moreover, our growth strategy depends on our continued ability to add customers and launch innovative products. Over time, we have observed a positive trend in the total market capitalization of digital assets, which indicates increased adoption and market utility. However, historical trends are not indicative of future adoption, and it is possible that the adoption of digital assets and blockchain technology may slow, take longer to develop, or never become widespread, which would negatively impact our business and operating results.
Investment in Growth and Geographic Expansion
Our investments in growth include new products and services, sales and marketing, and global expansion. We plan to continue to invest in the development of products and services to enhance the value proposition of our platform for our customers. In addition, we intend to meaningfully increase headcount to drive and support our anticipated growth. Although we expect these investments to benefit our business over the long term, we expect our total operating expenses will increase for the foreseeable future. In the short term, these investments may have negative effects on our operating results as an increase in operating expenses resulting from such investments may not be directly correlated to transaction revenue which fluctuates with market conditions.
We plan to significantly expand our sales and marketing functions in order to build upon the growing global interest and adoption of digital assets and internet-based financial services. We expect to meaningfully increase the headcount of quota carrying sales roles globally to drive and support our anticipated growth. We also intend to expand our investment in marketing and advertising activities, including initiatives such as sponsored webinars, content sponsorship, event sponsorship, and traditional advertising (e.g. search engine marketing/retargeting), which we believe will enhance further growth. As part of our strategy, we intend to advertise in new geographic regions as we continue to expand the business as described below. Investments in sales and marketing may not result in returns in the same period in which they are made but may be realized over subsequent periods, if ever, which could adversely affect near-term operating results. Additionally, our future financial results may be unfavorably impacted should we prove unable to expand our customer base through our sales and marketing efforts.
To continue the growth trajectory of our business, we intend to continue to expand our geographic footprint. To do so, we plan to develop several strategic initiatives such as obtaining regulatory licenses and registration in new jurisdictions, entering into strategic acquisitions, and securing strategic global partnerships. To promote our global expansion, we may obtain certain licenses and regulatory authorizations through the acquisition of companies which already have the authorization necessary to operate in a certain jurisdiction. Our ability to expand into new markets depends on many factors including, but not limited to, compliance with local rules and regulations, demand for digital assets, competition, and infrastructure.
Development of Additional Products and Services
We believe we have a sizable opportunity to grow our business through the expansion of our suite of products and services. We intend to continue our significant investment in research and development. USDC currently operates on the Ethereum, Solana, Algorand, Stellar, Tron, Hedera, Avalanche and Flow public blockchains. Over the foreseeable future, we plan to continue to expand our products and services to support an increasing number of digital assets such as NFTs and expand our Circle API functionality to allow our customers to accept payments in different cryptocurrencies.
We believe this will enhance the customer product experience as it relates to accessing digital asset borrowing and lending markets, provide solutions for corporate treasuries to gain exposure to digital assets, and undergo significant global expansion and support for international markets and currencies.
We plan to continue to invest in the integration of USDC on major emerging blockchain infrastructure to grow and scale the product. Additionally, with the growing global interest in digital assets, we plan to build and launch additional fiat-backed regulated digital assets in important markets and widely used, highly trusted currency zones. We believe that this expansion will open up more opportunities for digital asset transactions, and cross border trade and commerce on blockchains. In the future, it is expected that some national governments may seek to issue their own stable-value digital assets in the form of CBDCs. These digital assets could provide substitutes for privately-issued digital assets, such as USDC, but also represent significant opportunities for us as a digital asset native financial institution to integrate or support public sector financial offerings in the future, even though these experiments are far from becoming operational and could potentially pose a range of risks.
We also plan to continue to expand our product offerings to provide a full suite of transaction, treasury, and platform capabilities that will be appealing to any business conducting payments and commerce on the internet. We also expect to expand upon Circle Yield, which recently launched, and we see significant growth potential in these services.
We intend to expand our internet fundraising platform, SeedInvest, with investments in improving and scaling the investor and issuer experiences, and providing a fuller suite of issuer services that assist startups with ongoing interaction with investors.
Additionally, with the growth in digital asset markets and exchanges, we aim to introduce services that will allow companies to issue digital asset securities, including equity, debt, and property.
Our ability to successfully navigate the aforementioned factors and continue to grow will impact our future operating results.
Strategic Acquisitions and Partnerships
We intend to continue growing our business through strategic acquisitions, investments, and partnerships. We expect to undertake mergers and acquisitions that may accelerate market entry, give us access to underlying licensing and regulatory relationships, and enable us to acquire talent, intellectual property, customer bases and revenue streams that can accelerate our growth and strengthen our competitive position in the marketplace. Our strategic acquisitions, if any, may affect our future financial results.
We plan to continue to enter into strategic partnerships with various companies to expand our product and service offerings, including, but not limited to, our partnership in the Centre Consortium, our partnerships with major payment networks such as Visa (which has enabled the use of USDC within their payments network), MoneyGram International, which has enabled the use of USDC for global remittance corridors on the Stellar blockchain, along with partnerships with major financial institutions such as Signature Bank (in order to increase operational capabilities with respect to the issuance of USDC and other back office functions); each of these arrangements help to foster broader distribution of USDC and enhanced connectivity between existing payment rails and new digital asset-based payments and settlement. We believe these partnerships benefit our users by expanding the opportunities for users to enable digital commerce in a more global, scalable, and efficient way. Over the long term, we expect these partnerships will drive greater adoption of USDC for economic activity, and hence an increase in FTV, TVL, TTV, USDC in Circulation, the number of Transacting Circle API Services Customers, and Circle Accounts, which we believe, in turn, will drive an increase in Transaction and Treasury Services revenue and USDC interest income.

Price and Volatility of Digital Assets
Digital assets, such as Bitcoin, have historically experienced high levels of volatility far in excess of that experienced in fiat currencies. A number of factors contribute to changes in digital asset prices and volatility, including, but not limited to, changes in the supply and demand for a particular digital asset, market sentiment, macroeconomic factors, utility of a particular digital asset, and idiosyncratic events such as exchange outages or commentary on social media.
We are exposed to price volatility with respect to the digital assets held as collateral, embedded derivatives related to digital assets receivable and corporate digital assets we hold. Though our fundamental business and growth strategy does not include acquiring digital assets for the purpose of value appreciation, we have a limited exposure to digital assets at the corporate level. Specifically, for certain services we perform, such as Integration Services, our customers may pay us in digital assets. To the extent customers compensate us in the form of digital assets and we continue to hold these digital assets, we may be subject to the high degree of price volatility associated with these digital assets. A decline in price may require us to take an impairment charge on our digital assets and a decline in the value of the digital assets we hold in higher concentrations may have a larger impact on our operating results in any given period.
In connection with our Circle Yield offering, we receive Bitcoin collateral, which is subject to price volatility. While the Bitcoin collateral is ultimately returned, potential impairment charges and gains on the return of the Bitcoin collateral may have an impact on our operating results in any given period.
Our future earnings and cash flows will be impacted if and when we choose to monetize our digital assets and the variability of our earnings may then be in part dependent on the future fair value of such digital assets. We have limited ability to predict whether the sale of digital assets received will be material to our future earnings, which is dependent on the future market viability and fair value of such digital assets.
Ability to safeguard and manage our customers’ funds and digital assets
Our operating results depend on our ability to safeguard and manage our customers’ funds and digital assets. We deposit, transfer, and hold in custody customer funds and digital assets in multiple jurisdictions. In each instance, we are required to safeguard customers’ assets using bank-level security standards applicable to our hot and cold wallet storage systems, as well as our financial management systems related to such custodial functions. We have also entered into service arrangements with third parties where we or third-party service providers receive and hold funds for the benefit of customers. We are dependent on our third-party service providers’ operations, liquidity, and financial condition for the proper maintenance, use, and safekeeping of these customer assets.
We maintain and secure crucial administrative cryptographic keys for the operation of USDC protocols and other digital assets in our custody on public blockchains. Our security technology is designed to prevent, detect, and mitigate inappropriate access to our systems, by internal or external threats. We use a variety of methods including funds validation and cryptographic keys ownership validation to verify the existence of digital assets in our custody. Customer assets are further protected against digital asset theft by our cybersecurity and insurance programs. Any breaches in the custody, control and operations associated with these keys could lead to catastrophic failures in our operation, which would undermine confidence in our products and services, our reputation and our ability to reliably deliver financial services products to customers. If we and/or our third-party service providers are unable to safeguard and manage our customers’ funds and digital assets, our operating results may be adversely affected.
Ability to Competitively Price our Products and Services
Our operating results depend on our ability to competitively price our products and services. Similar to other financial products, as the industry matures, we anticipate fee pressure to emerge over time. Our strategy is to maintain our position as a trusted brand for payments and treasury infrastructure for the internet and develop new products to enhance our customer value proposition and offset the effects of any future fee pressure. If we are unable to capture value through the development of new and existing products and services or if fee pressure emerges more rapidly than we anticipate, our operating results may be adversely affected.

Control of Transaction Expense
Our third-party transaction costs primarily consist of payment processing fees, interchange fees, and fraud loss expenses. We have made, and will continue to make, significant investments in our bank, payment processor, and vendor partnerships in order to manage our overall third-party transaction costs.
Our strategy to manage fraud is to continue investing in advanced technology for fraud detection and prevention for our customers to reduce chargebacks. Managing fraud is essential to operating profitably and maintaining the trust of our customers and our transaction processing vendors. We believe our current efforts and our forward strategy put us in a strong position to reduce our fraud rate as a percentage of TTV and capture savings as we continue to scale our platform. If we are unsuccessful at managing these expenses, our operating results may be adversely affected.
Regulation in U.S. and International Markets
We operate in a complex and rapidly evolving global regulatory environment and are subject to a wide range of laws and regulations enacted by U.S. federal, state, and local, and foreign governments, and regulatory authorities. The breadth of laws, rules, and regulations we are subject to include financial services and banking, consumer protection, money transmission, virtual currency, stored value and prepaid access, electronic payments, payment services, securities, commodities, and unclaimed property, as well as bespoke digital asset and cryptocurrency laws that have been promulgated in some jurisdictions.
These laws, rules, and regulations may be modified, interpreted, and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. As a result, we monitor these areas closely and invest significant resources in our legal, compliance, product, and engineering teams to ensure our business practices comply with, plan and prepare for, current and future changes in interpretations thereof.
In the United States, the significant uncertainty surrounding the regulation of the digital asset industry requires us to exercise our judgment as to whether certain laws, rules, and regulations apply to us, and it is possible that regulators may disagree with our conclusions. Most recently, the President’s Working Group on Financial Markets issued policy guidance on the use of stablecoins in financial markets, payment systems and other activities, citing both the potential opportunities and risks of these innovations as a part of emerging financial market infrastructure. The topline policy recommendation that stablecoin issuers should be insured depository institutions is a recommendation consistent with the company’s ongoing regulatory engagement to become a U.S. federally chartered commercial bank.
Globally, we are subject to increasingly strict legal and regulatory requirements relating to the detection and prevention of countering terrorist financing, AML, fraud, and other illicit activity, the regulation of competition, economic and trade sanctions, privacy, cybersecurity, information security, and data protection. These descriptions are not exhaustive, and these laws, regulations and rules (and the interpretations thereof) frequently change and are increasing in number.
We are an active participant in driving innovation in the industry and are founding members of several associations, such as the Blockchain Association, the Chamber of Digital Commerce, and the Crypto Rating Council and the Chamber of Commerce, among others. Additionally, we and our leaders are active voices driving global regulatory and policy harmonization in the digital asset and blockchain technology arena. This includes active participation in the World Economic Forum’s Digital Currency Governance Consortium and contributions to ongoing review among international, regional, and national bodies.
The bylaws and agreements between clearing house participants and bankcard companies impose specific responsibilities and liabilities for payments facilitators (“PayFac”) and third-party processors (“TPS”). As both a PayFac and TPS, we are required to comply with the appropriate National Automated Clearing House Association, or NACHA, bylaws, operating rules, and agreements, as well as card network rules and guidelines. Additional new products and services that we offer may also impose additional obligations on us to comply with NACHA and card network obligations related to preventing fraud, money laundering, and IT security breaches.

Our strategy is to continue to invest significantly in our finance, legal, compliance, and security functions in order to remain at the forefront of digital asset policy initiatives and regulatory trends. Therefore, we may experience fluctuations in our operating results as a result of changes in the law and regulations that are applicable to our business, which may limit our ability to support new digital assets, onboard customers, and offer our products and services across jurisdictions.
Key Operating and Financial Indicators
We regularly review several key operating and non-GAAP financial indicators to evaluate our performance and trends and inform management’s budgets, financial projections, and strategic decisions.
The following table presents our key operating and financial indicators, as well as the relevant GAAP measures, for the periods indicated:
	Year ended December 31,
	2021	2020
	(in thousands, except Total Circle Accounts and Transacting API Service Customers)
Key operating data:
USDC in Circulation	$42,416,161	$4,008,397
Total Transaction Volume (combined on-chain and fiat)	$267,892,557	$7,950,792
Fiat Transaction Volume	$2,876,530	$71,709
Total Circle Accounts	2,318	784
Transacting Circle API Customers	148	32
Closed Investment Volume	$80,153	$74,387
Total Volume Lent	$154,837	$—
GAAP financial data:
Net income (loss)	$(508,206)	$3,790
Non-GAAP financial data:
Adjusted EBITDA	$(55,492)	$(16,590)
USDC in Circulation
USDC in Circulation is the total amount of USDC issued and outstanding as of the reporting date. Funds that customers send to Circle are put into segregated reserve accounts, and USDC digital asset tokens are issued, increasing the USDC in Circulation. Likewise, customers who transfer USDC into a Circle Account can redeem USDC which results in funds being transferred out of segregated reserve accounts and into a customer’s linked bank account as U.S. Dollars (“USD”), reducing the USDC in Circulation. Not all USDC in Circulation is held on-platform by Circle and Coinbase. As of December 31, 2021, there was $819.7 million and $1,672.0 million of USDC held on the Company platform and the Coinbase platform, respectively.
Neither Circle nor the Centre Consortium form monetary or economic policies for USDC. Rather, as a dollar-denominated digital asset, subject to the standards of U.S. regulations, USDC imports and conveys monetary policy, which is a public sector activity. Moreover, the USD denominated reserve assets backing USDC are held in the control of the regulated U.S. financial system, resulting in no net new money creation or fractionalization of reserves.
USDC in Circulation is a major contributing factor to our USDC interest income, along with interest rates. As USDC in Circulation increases, the increases in our reserve will generally lead to increased USDC interest income recognized during the period.
In general, USDC in Circulation has increased steadily since its inception in September 2018, due to the continued interest and adoption of digital asset markets and blockchain-based financial infrastructure, and the unique features of USDC such as reliability, security, transparency and the full backing of U.S. dollar-denominated reserve assets held with regulated financial institutions. USDC is now one of the fastest growing dollar digital assets in the world; USDC in Circulation grew to 42.4 billion as of December 31, 2021, a year-over-year increase of over 958.2%.
USDC in Circulation provides us with a measure of the breadth of the Circle ecosystem. Preeminent digital asset standards and governance arrangements such as those created and overseen by the Centre Consortium are set to usher in much larger scale adoption of dollar digital assets and other currency-referenced digital assets, while global and domestic policy maker and regulatory engagement around open internet finance is rapidly increasing. We expect that the continued growth in digital asset markets, the continued proliferation of use cases for digital asset payments, and the adoption of Circle Yield will further drive growth of USDC in Circulation.
Total Transaction Volume
TTV is the total gross transaction volume generated from Fiat Transaction Volume (“FTV”) and non-revenue generating transactions on the Circle platform. Transactions included within FTV are revenue-generating transactions and include fiat transactions processed via domestic bank transfers using automated clearing house (“ACH”) transfers, credit and debit card transactions, and wires using the functionality provided by Circle API Services. Non-revenue generating transactions include on-chain transactions and other transactions related to USDC tokenization and redemptions. On-chain transactions are measured using the gross value of all blockchain transactions across Circle API Services and the Circle Account.
TTV is used by management to measure the breadth of the Circle ecosystem as it provides insights into the scale and strength of our Transaction Services, the engagement level of our customers, and underlying activity and trends which are indicators of current and future performance. While not all transactions recorded within TTV are revenue-generating, the growth of TTV is indicative of the sustainability of our platform as well as our long-term growth potential. See “— Our Business — Circle API Services” for a summary of how we earn volume-based Transaction Services revenue.
Fiat Transaction Volume
FTV is equal to the gross value of all fiat transactions, including domestic bank transfers using automated clearing house (“ACH”) transfers, credit and debit card transactions, and wires from Circle API Services. Should a transaction fail to be executed or is subject to a charge-back, or a similar reversal, the original transaction amount is excluded from FTV. See “— Our Business — Circle API Services” for a summary of the fees charged for each transaction on Circle APIs.
Transactions captured within FTV are revenue-generating and therefore are correlated to volume-based Transaction Services revenue, as Transaction Services revenue is mostly driven by volume-based revenue. Management uses this metric to better understand the underlying activity and trends driving historical and future volume-based revenue. Over time, as FTV grows, we expect volume-based Transaction Services revenue to increase.
Total Circle Accounts
Total Circle Accounts is the number of accounts registered and approved as of the reporting date. Total Circle Accounts is an indication of the scale of our customer base and the overall Circle platform. While the Circle Account is free to customers to open and operate, Total Circle Accounts is a strong measure of potential revenue growth as each Circle Account represents a customer who may enter into a revenue-generating transaction. See “— Our Business — Circle API Services” for a summary of how we earn Transaction Services revenue. We expect the number of Total Circle Accounts to grow as we attract and retain customers in new and existing jurisdictions and expand our offerings, such as Circle Yield, to appeal to a wider audience.
As part of our business model, customers may elect to complement the services provided by their Circle Account with additional functionality. For example, for an incremental fee, companies can access Circle API Services which offers users a powerful suite of payments and treasury infrastructure. We believe that converting Circle Account customers to Circle API Services customers provides another channel through which we can continue to grow revenues.
Transacting Circle API Services Customers
Transacting Circle API Services Customers is a measure of the number of customers who have signed a contract, deployed our Circle API Services production keys, and have conducted a transaction in the past month. Customers typically will initially sign up for a Circle Account and then supplement their treasury and transaction capabilities by subscribing to the comprehensive suite of APIs.
In general, we earn more revenue from Transacting Circle API Services Customers relative to customers who only have a Circle Account without any Circle API Services functionality. We may earn subscription-based revenue from customers using Circle API Services as well as volume-based revenue based on the number of customer wallets on our platform and transaction fees when a customer makes a payment, receives a payout, or certain other transaction use cases.
We believe that Transacting Circle API Services Customers is a meaningful metric as it measures the growth and health of our Circle API Services platform. The popularity of USDC has been a strong driver of Transacting Circle API Services Customers growth. We believe the increase in USDC in Circulation, coupled with the expected rollout of more features on the Circle API Services suite and the planned expansion of our marketing efforts, will drive an increase in the number of Transacting Circle API Services Customers.
Closed Investment Volume
Closed Investment Volume is the aggregate amount of capital that is funded to, and accepted by, issuers on the SeedInvest platform during the reporting period. As we earn investment banking fees upon the closing of a transaction, we believe that Closed Investment Volume is a primary driver of SeedInvest revenue.
On November 2, 2020, the SEC approved an amendment to Regulation A that allows companies to be able to raise a maximum of $75 million from $50 million under Tier 2 offerings, which became effective on January 2, 2021. This amendment made it easier for early-stage start-ups to raise capital, which we believe has expanded our addressable market.
We have observed that the general acceleration of digitization is increasing the demand for tech-enabled investing platforms. We have observed growing demand from investors to diversify their portfolios from traditional stocks and bonds into alternative asset investments. Similarly, demand from issuers to raise capital through means other than traditional venture capital fundraising has steadily increased, particularly as issuers seek financing that minimizes the level of dilution associated with typical venture capital transactions. We believe these factors have us well positioned in the market to sustain the growth of Closed Investment Volume in the coming years.
Total Volume Lent
Total Volume Lent represents the total value of USDC receivables outstanding related to our Circle Yield program, which offers accredited investor customers the ability to generate enhanced fixed-term yield on their USDC holdings by investing in CeFi blockchain-based lending markets. As we earn loan fee income based on the predetermined rate for a particular term and the amount of USDC loaned, we believe that Total Volume Lent is a primary driver of Treasury Services income.
Adjusted EBITDA
Adjusted EBITDA, a non-GAAP financial measure, is defined as net income (loss), adjusted to exclude depreciation and amortization expense, interest expense, net of amortization of discounts and premiums, interest income, income tax expense/(benefit for income taxes), and further adjusted to exclude stock compensation expense, impairment of goodwill, intangible assets, and digital assets held as collateral, legal expense, realized and unrealized gains (losses), net, on equity investments, gain (loss) on disposal of assets, gain (loss) related to digital assets held as collateral, unrealized gains (losses) on liabilities at fair value

(convertible debt, warrants, and embedded derivatives), foreign currency exchange gain (loss), transaction expenses, and other miscellaneous income. See “— Non-GAAP Financial Measures” below for a reconciliation of our Adjusted EBITDA to net loss from continuing operations, the most closely comparable GAAP measure and additional information about the limitations of our non-GAAP measures.
Adjusted EBITDA is used by management to evaluate our core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. This measure is also commonly used by investors and analysts to compare the underlying performance of companies in our industry. We believe this measure provides investors with meaningful period over period comparisons of our underlying performance, adjusted for certain charges that are non-recurring, non-cash, not directly related to our revenue-generating operations.
Key Components of Revenue and Expenses
Revenue
Transaction and Treasury Services Revenue
Transaction and Treasury Services revenue is currently earned via three different services and product types: Transaction Services, Integration Services and Treasury Services. While each of these services provide a different value proposition for customers, they are materially driven by the Circle Account and ultimately the adoption of the Circle Account infrastructure for processing transactions and executing commerce.
Transaction Services relate to the processing of payments, payouts to sellers, vendors or users, ledger management and custody services. Transaction Services are provided primarily through Circle API Services, which provide a powerful suite of payments and banking infrastructure products and APIs in one unified platform. Revenue earned is either volume-based or subscription-based. Volume-based revenue makes up the majority of Transaction Services revenue today and is driven by FTV. At the time a transaction occurs, we systematically calculate the applicable fee, if any, owed by the customer to us. The transaction is then settled and the funds are routed to the recipient’s account, net of any fees paid to us (no invoice is created resulting from such a transaction). Subscription-based revenue is earned based on agreements with customers, typically billed on a month-to-month basis, granting them access to our APIs and payment processing services. Refer to “— Our Business — Circle API Services” for a summary of how we earn volume-based and subscription-based revenue for each of the Circle API Services.
Integration Services revenue is earned in connection with connecting and integrating Circle products, such as USDC and the Circle Account, with third-party technology platforms. To date, Integration Services revenue has been generated by providing services, primarily technology-related, to assist third-party public blockchains with the implementation of USDC and the integration of the Circle Account and Circle API Services on their blockchain. The majority of these fees are typically recognized upon completion of the implementation, which may take three to six months, depending on the complexity of the blockchain system but there are milestones that are delivered over the life of the agreement.
Treasury Services income is earned in connection with the Circle Yield which is generated through lending of USDC to counterparties active in centralized blockchain based lending markets. We receive loan fee income from the counterparty at a predetermined rate. The loan fee income are recognized on an accrual basis in accordance with the terms of the loans and is outside the scope of ASC 606.
USDC Interest Income
As the sole issuer of USDC, we expect to generate meaningful economic benefits directly from the growth of USDC as a digital asset. We earn interest income on the U.S. dollar-denominated assets held in the reserves that back USDC. USDC Interest Income is primarily a function of the USDC in Circulation and the yield generated on the reserves during a given period. This activity is subject to money transmission standards where Circle is regulated, as well as a series of more conservative reserve and asset management practices established in collaboration with the Centre Consortium.

As a part of our partnership with Coinbase, interest income earned on USDC is subject to the Revenue Share Arrangement described above. USDC interest income is recorded on a gross basis before the impact of the sharing of income with Coinbase and is outside the scope of ASC 606.
SeedInvest Revenue
SeedInvest offers a digital platform for companies to raise capital through equity offerings directly on the internet and seeks to capitalize on interest in the digitization of early-stage investing. SeedInvest earns revenue primarily through investment banking fees paid by the issuers upon the closing of a transaction and transaction processing fees paid by the investors. Should an offering fail to successfully close, no fees are charged and we do not record any such revenue. As of December 31, 2021, all transactions on the SeedInvest platform have been consummated in accordance with either Regulation A, which allows private companies to raise up to $75.0 million from the public, Regulation D, which allows private companies to raise an unlimited amount of funds directly from accredited investors, or Regulation CF, which allows private companies to raise up to $5.0 million from the public.
For most transactions, 7.5% of the total amount raised is remitted to us in the form of cash investment banking fees. These fees are earned upon each applicable closing of an offering at which point we also record Closed Investment Volume. In addition, for most offerings, we also receive an equity stake in the respective company equal to 5.0% of the amount of capital raised through our platform. The equity stake is classified as a component of the investment banking fee and is recorded based upon the total equity raised on our platform.
We also earn transaction processing fees from the investors in return for facilitating the transfer of their capital to issuers. For a given investment, investors are charged the lesser of 2.0% of their investment amount and $300 per investor. These fees are recognized upon the successful transmittal of capital from investors to escrow; as this point in time the investment is considered to be funded, but not yet closed. This fee covers various administrative costs associated with processing investments on behalf of investors. Should an investor commit to fund an issuer that ultimately does not meet its minimum fundraising goal and/or is no longer deemed to be a suitable investment, the investor is not charged and we do not earn a fee.
Over the near term, we expect investment banking fees to continue to be the major driver of SeedInvest revenue. As these fees are a direct function of Closed Investment Volume, these revenues are dependent on our ability to continue to attract issuers, particularly those seeking larger transactions, to our platform.
Third-party Transaction Costs
Transaction and Treasury Services Costs
Transaction and Treasury Services costs are comprised of Transaction Services costs and Treasury Services costs incurred as the direct result of generating Transaction Services revenue and Treasury Services revenue respectively. Transaction Services costs are comprised of payment processing costs such as interchange fees, ACH fees, chargebacks, and wire fees paid to third-party fiat payment processors and third-party credit card companies. These costs are primarily driven by volume-based Transaction Services. Treasury Services costs are comprised of borrowing fees payable to customers’ accounts in connection with Circle Yield, which are paid in kind and based on a percentage of the amount borrowed and are denominated in the related digital asset borrowed.
As we continue to scale our business and pursue certain strategic initiatives to improve our unit economics, Transaction and Treasury Services costs as a percentage of volume-based Transaction Services may be reduced.
USDC Income Sharing and Transaction Costs
Interest income allocated to Coinbase in accordance with our Revenue Share Arrangement is based on the total USDC holdings and the distribution of USDC during the prior 365 days and is accounted for as USDC income sharing costs. We have limited control over these costs as they are based on contractual terms with Coinbase; as the volume of USDC distributed and assets held on respective platforms by Circle and Coinbase increase, we expect USDC income sharing costs to increase.
We may sometimes also enter into revenue share agreements to incentivize certain digital asset exchanges or other digital asset market-makers to tokenize and hold USDC on their platform (“USDC Rebate”). Pursuant to these agreements, a portion of the interest income earned on the fiat currency reserves held in custody accounts by us is shared with the exchanges which is recorded as USDC transaction costs. We do not expect this to be a material expense going forward as USDC has seen tremendous organic growth, but we may utilize these incentives in certain strategic partnerships in support of widening the adoption, merchant acceptance and prevalence of USDC on exchanges, which in turn supports the flywheel of digital assets and related activities for USDC.
We also incur USDC transaction costs to pay for the blockchain network transaction fees necessary to complete transactions on supported blockchains. For a given blockchain, we purchase the necessary digital assets in advance and, upon initiation of a transaction, we pay blockchain transactions fees using our inventory of digital assets. We expect this expense to increase going forward due to increases in volume and rising fees on certain popular blockchain networks.
We also incur bank fees related to the issuance and redemption of USDC. As these costs are variable, an increase in the volume of USDC issuance and redemption will lead to an increase in bank fees.
Operating Expenses
Compensation Expenses
Compensation expenses are primarily driven by employee compensation, including salaries and wages, stock-based compensation, bonuses, pension contribution expenses, commissions, and severance payments. As we expand our business and team, we expect compensation expenses to increase.
General and Administrative Expenses
General and administrative expenses include costs incurred to support our business operations. Specifically, expenses incurred related to rent, insurance policies, dues and subscriptions, professional services, bank fees, and travel and business lodging.
We expect general and administrative expenses to grow as we continue to invest to support the overall growth of our business. In addition, following the consummation of the business combination, we expect to incur additional general and administrative expenses as a result of operating as a public company.
Depreciation and Amortization Expenses
Depreciation and amortization expenses are incurred primarily from the amortization of internally developed software. We also incur amortization expense from the amortization of intangible assets held by the SeedInvest segment such as the technology platform, customer relationships, brand names, and licenses.
We expect that our depreciation and amortization expenses will increase in future periods as we continue to invest in the development of our various digital platforms.
IT Infrastructure Costs
IT infrastructure costs include costs incurred in operating and maintaining our platform, including network, website hosting, and infrastructure costs. IT infrastructure costs also include software and technology costs incurred to support our general business operations including cloud hosting costs, cyber security, electronic communications archiving software, change management, and compliance technology such as AML and KYC software.
Digital Assets Impairment, net
Digital assets, including digital assets held as collateral, are accounted for as intangible assets. As there is no inherent limit imposed on the useful life of digital assets, they are classified as indefinite-lived intangible assets and are not subject to amortization. Instead, they are tested for impairment annually on December 31, or more frequently if events or circumstances change that indicate that it’s more likely than not that the asset is impaired (i.e., if an impairment indicator exists). We recognize impairment on digital assets to the extent the carrying value of the digital asset exceed the fair value of the digital asset. We hold digital assets at the corporate level because for certain services we perform such as Integration Services, our customers may pay us in digital assets. We also hold digital assets as collateral in connection with Circle Yield. Gains (losses) on the sale of digital assets, including digital assets held as collateral associated with Circle Yield are recognized upon the sale or return of digital assets held as collateral.
Marketing and Advertising Expenses
Marketing and advertising expenses are incurred to drive additional customers to our platform, capitalize on cross-sell opportunities from our user base, and build awareness of our products and brand with the objective of growing our customer base.
We plan to significantly increase our investment in marketing and advertising in the near term as our business continues to grow.
Goodwill Impairment
Goodwill impairment results primarily from declines in the fair value of a reporting unit which has goodwill.
We review and evaluate our goodwill for potential impairment at a minimum annually, on December 31, or more frequently if circumstances indicate that impairment is possible. When we conclude that it is more likely than not that the fair value of a reporting unit containing goodwill is less than its carrying value, the goodwill balance is written down. Concurrently, we record a goodwill impairment loss to the extent the carrying value of the reporting unit exceeds the fair value of the reporting unit.
Other income, net
Other income, net is comprised of multiple income (expense) categories including, but not limited to, the following:
•
Realized and unrealized gains (losses) on liabilities at fair value (convertible debt, warrants, embedded derivatives)

•
Realized and unrealized gains (losses) on investments, which includes changes in fair value related to our marketable equity securities and observable price changes on our non-marketable equity securities

•
Income received for the administration of dormant accounts

•
Subleasing income

•
Interest expense; net of accretion of discounts and amortization of premiums

•
Other, net, which primarily includes foreign currency exchange gains and losses due to remeasurement of certain foreign currency denominated monetary assets and liabilities.

Income tax expense/(benefit for income taxes)
Income tax expense/(benefit for income taxes) includes income taxes related to foreign jurisdictions and U.S. Federal and state income taxes.
As we conduct business activities internationally, any changes in the U.S. and foreign taxation of such activities may increase our overall provision for income taxes in the future.
Results of Operations
We discuss our historical results of operations below, on a consolidated basis and by segment. Past financial results are not necessarily indicative of future results.

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020
The following table sets forth a summary of our consolidated results of operations for the years indicated, and the changes between periods. These results of operations have been prepared on the same basis as our audited consolidated financial statements included elsewhere in this proxy statement/prospectus. In the opinion of management, the financial information set forth in the table below reflects all normal recurring adjustments necessary for the fair statement of results of operations for these periods. The following consolidated results of operations should be read together with our consolidated financial statements and related notes, included elsewhere in this proxy statement/prospectus.
	Year ended December 31,
	2021	2020	$ Change	% Change
	(in thousands, except percentages)
Revenue and USDC interest income
Transaction and Treasury Services	$47,547	2,589	44,958	1,736.5%
USDC interest income	28,464	4,435	24,029	541.8%
SeedInvest revenue	8,866	8,417	449	5.3%
Total revenue and USDC interest income from continuing operations	84,877	15,441	69,436	449.7%
Third-party transaction costs
Transaction and Treasury Services costs	30,731	785	29,946	n.m
USDC income sharing and transaction costs	11,890	2,826	9,064	320.7%
Total third-party transaction costs	42,621	3,611	39,010	1,080.3%
Operating expenses
Compensation expenses	68,170	18,932	49,238	260.1%
General and administrative expenses	31,125	13,916	17,209	123.7%
Depreciation and amortization expense	3,945	4,500	(555)	(12.3)%
IT infrastructure costs	5,379	3,716	1,663	44.8%
Marketing and advertising expenses	13,697	400	13,297	n.m
Digital assets impairment, net	6,038	1,256	4,782	n.m
Total operating expenses	128,354	42,720	85,634	200.5%
Operating loss from continuing operations	(86,098)	(30,890)	(55,208)	178.7%
Other income (expense), net	(417,761)	13,692	(431,453)	n.m.
Net loss before income taxes	(503,859)	(17,198)	(486,661)	2,829.8%
Income tax expense	4,854	115	4,739	n.m
Net loss from continuing operations	(508,713)	(17,313)	(491,400)	(2,838.3)%
Discontinued operations, net of taxes
Gain (loss) from operations of discontinued Circle Trade business	1,650	(58)	1,708	2,944.8%
Gain from operations of discontinued Circle Invest business (including gain on disposal of $0.6 million for the year ended December 31, 2020)	28	730	(702)	(96.2)%
Gain (loss) from operations of discontinued Poloniex business	(1,171)	20,431	(21,602)	(105.7)%
Net income (loss)	(508,206)	3,790	(511,996)	(13,509.1)%

n.m. = not meaningful

Revenue
Transaction and Treasury Services.   Transaction and Treasury Services revenue increased $45.0 million, or 1,736.5% for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to the below:
Transaction Services revenue increased by $24.2 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, which included a $23.4 million increase in volume-based revenue and a $0.8 million increase in subscription-based revenue. The volume-based revenue comprised 96.6% and 94.2% of total Transaction Services revenue for the year ended December 31, 2021 and 2020, respectively. The uptick in volume-based revenue was primarily due to a $2,804.8 million increase in FTV, partially offset by a lower fee charged by ACH and wire transactions as compared with card transactions. The Company introduced the ACH and wire payment method to its Circle API Services in October 2020. There was no modification to the Circle API Services fee structure for the year ended December 31, 2021 or 2020. See “— Our Business — Circle API Services” for a summary of the fees charged to Circle API Services customers.
Integration Services revenue increased by $16.7 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to a 400.0% increase in the number of blockchains which the Company integrated USDC on, and a 342.6% increase in the average fee received for services provided.
Treasury Services income increased by $2.3 million, primarily due to Circle Yield launched in June 2021. The total Volume Lent related to Circle Yield was $154.8 million for the year ended December 31, 2021.
USDC interest income.   USDC interest income increased by $24.0 million, or 541.8% for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to a 21,122.1 million increase in the average daily USDC in Circulation, partially offset by a 72.8% decline in the weighted average in the yield earned from a weighted average yield of 0.28% for the year ended December 31, 2020 to a weighted average yield of 0.08% for the year ended December 31, 2021. See “— Liquidity and Capital Resources — Composition of USDC Reserves” for the composition and associated yield earned on the reserves during this period.
SeedInvest revenue.   SeedInvest revenue increased by $0.4 million, or 5.3%, for the year ended December 31, 2021 compared to the year ended December 31, 2020, which included a $0.7 million increase in the investment banking fees earned due to an increase in Closed Investment Volume of $5.8 million, partially offset by a $0.2 million decrease in transaction processing fees due to a decrease in the volume of investment funded, but not yet closed.
Third-party Transaction Costs
Transaction and Treasury Services costs.   Transaction and Treasury Services costs increased by $29.9 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily driven by a $28.1 million increase in the third-party interchange, network, and other fees related to transactions processed through Circle Accounts, which had a $259,941.8 million increase in TTV.
The Treasury Services costs increased by $1.8 million for the year ended December 31, 2021. There was no such fees for the year ended December 31, 2020.
USDC income sharing and transaction costs.   USDC income sharing and transaction costs increased by $9.1 million, or 320.7% for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily driven by a $7.4 million increase in the interest income sharing costs allocated to Coinbase under the Revenue Share Arrangement. The blockchain network transaction fees and bank fees increased by $1.2 million for the year ended December 31, 2021 compared to the year ended December 31, 2020 primarily due to an increase in issuance and redemption activities.
Operating Expenses
Compensation expenses.   Compensation expenses increased by $49.2 million, or 260.1% for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to a $51.0 million increase in salaries, wages and bonus expense (which included an increase in stock-based compensation of $17.2 million) related to a 153.7% increase in average headcount driven by strong growth and business development, partially offset by an increase in capitalized software development costs of $3.4 million.
General and administrative expenses.   General and administrative expenses increased by $17.2 million, or 123.7% for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to a $6.2 million increase in professional services fees mostly related to contractual software development arrangements, a $3.9 million increase in legal fees due to ongoing legal matters, as described in Note 22 to our consolidated financial statements included elsewhere in this proxy statement/prospectus, a $3.0 million increase in accounting fees and a $2.6 million increase in recruiting fees.
Depreciation and amortization expenses.   Depreciation and amortization expenses decreased by $0.6 million, or 12.3% for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to a $0.5 million decrease in amortization expense of acquired intangible assets.
IT infrastructure costs.   IT infrastructure costs increased $1.7 million, or 44.8% for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to a $0.8 million increase in web hosting costs and a $0.9 million increase in software licenses.
Marketing and advertising expenses.   Marketing and advertising expenses increased by $13.3 million for the year ended December 31, 2021 compared to year ended December 31, 2020, mainly driven by our strategic initiative to increase our marketing to grow and expand our customer base. As we continue to grow our business, we expect our marketing and advertising expenses to increase significantly to help drive awareness and demand for our products.
Digital assets impairment, net.   Digital assets impairment, net increased by $4.8 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, which included a $31.2 million increase in impairment expense on digital assets held as collateral related to Circle Yield and a $7.0 million increase in impairment expense on other digital assets, partially offset by a $32.2 million increase in gain related to digital assets held as collateral.
Other income (expense), net.   Other income (expense), net decreased by $431.5 million in the year ended December 31, 2021 compared to the year ended December 31, 2020. Below is a summary of the material fluctuations within the Other income (loss), net line item.
Realized gain on investments.   Realized gains on investments increased by $18.0 million in the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to a $25.7 million gain from the sale of shares of Voyager Digital, partially offset by a $7.7 million of realized loss recognized from the sale of available-for-sale securities. There were no realized gains or losses recognized for the year ended December 31, 2020.
Unrealized gains (losses) on investments.   Unrealized gains on investments decreased by $26.3 million in the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to a reversal of $13.1 million of previously recognized unrealized gains on shares of Voyager Digital as a result of the sale of these shares in 2021.
Change in fair value of embedded derivatives.   Change in fair value of embedded derivatives increased by $48.0 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to a $46.9 million increase in the fair value of the embedded derivatives related to accounts receivable derived in digital assets. There were no embedded derivatives recognized for the year ended December 31, 2020.
Change in fair value of convertible debt.   Change in fair value of convertible debt decreased by $433.3 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to increases in the fair value during the period. This was driven by $436.8 million of increased expense attributable to mark-to-market adjustments on convertible debt issued during 2021.
Fair value adjustment on warrant liability.   Fair value adjustment on warrant liability increased by $0.9 million driven by the increase in the fair value of ordinary shares during the year ended December 31, 2021 compared to year ended December 31, 2020.

Gain on treasury stock.   Gain on treasury stock decreased by $2.9 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to an acquisition of 4,960,362 shares of our own common stock resulting in the $2.9 million gain in conjunction with the settlement from the extinguishment of debt in July 2020. There were no such transactions for the year ended December 31, 2021.
Gain on sale of digital assets.   Gain on sale of digital assets increased by $5.7 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to a gain of $5.7 million from sale of digital assets outside the ordinary course of business.
Transaction advisory expenses.   Transaction advisory expenses increased by $31.4 million for the year ended December 31, 2021 compared to the year ended December 31, 2020 as the result of expenses incurred in connection with, and resulting from, the issuance of $451.0 million of convertible notes during the year ended December 31, 2021. See “— Liquidity and Capital Resources — Convertible Debt and Embedded Derivatives” for additional details on the convertible debt issued during this period. There were no transaction advisory expenses for the year ended December 31, 2020.
Interest expense and amortization of discount.   Interest expense and amortization of discount increased by $1.4 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to a $1.3 million increase in the interest expense incurred in connection with the $25.0 million loan agreed to with Genesis Global Capital, LLC (“Genesis”).
Income generated from winding down platforms.   Income generated from winding down platforms decreased by $1.2 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to the monthly service and escheatment fees received in connection with the winding down of the Circle Pay product.
Transitional support income.   Transitional support income decreased by $1.1 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to the receipt of $1.1 million of in connection with services performed to support the transition of legacy businesses to the buyers for the year ended December 31, 2020. We did not perform any such services for the year ended December 31, 2021.
Other, net.   Other, net was a loss for the year ended December 31, 2021, which increased by $5.2 million compared to the year ended December 31, 2020, primarily due to an email fraud incident in which fraudulent actors obtained $2.0 million of Company-owned funds and a $1.0 million increase in losses associated with foreign currency transactions.
Income tax expense.   Income tax expense increased by $4.7 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to $4.0 million of income tax benefit associated with net operating loss carryback claims made in 2020 after passage of the Coronavirus Aid, Relief, and Economic Security Act and additional Irish income tax expense of $0.8 million.
Discontinued operations, net of taxes
Gain (loss) from operations of discontinued Circle Trade business.   Gain (loss) from operations of discontinued Circle Trade business increased $1.7 million for the year ended December 31, 2021 compared to the year ended December 31, 2020.
Gain from operations of discontinued Circle Invest business (including gain on disposal of $0.6 million for the year ended December 31, 2020). Gain from operations of discontinued Circle Invest business decreased by $0.7 million for the year ended December 31, 2021 compared to the year ended December 31, 2020.
Gain (loss) from operation of discontinued Poloniex business.   Gain (loss) from operation of discontinued Poloniex business decreased by $21.6 million for the year ended December 31, 2021 compared to the year ended December 31, 2020.
Non-GAAP Financial Measures
The non-GAAP financial measure described in this proxy statement/prospectus should be considered only as a supplement to the results prepared in accordance with GAAP and should not be considered as substitutes for GAAP results. This measure, Adjusted EBITDA, has not been calculated in accordance with GAAP and is therefore not necessarily indicative of our trends or profitability in accordance with GAAP. This measure excludes or otherwise adjusts for certain cost items that are required by GAAP. Further, this measure may be defined and calculated differently than similarly-titled measures reported by other companies, making it difficult to compare our results with the results of other companies. We caution investors against undue reliance on our non-GAAP financial measure as a substitute for our results in accordance with GAAP.
Management uses this non-GAAP financial measure, in conjunction with GAAP financial measures to: (i) monitor and evaluate the growth and performance of our business operations; (ii) facilitate internal comparisons of the historical operating performance of our business operations; (iii) facilitate external comparisons of the results of our overall business to the historical operating performance of other companies that may have different capital structures or operating histories; (iv) review and assess the performance of our management team and other employees; and (v) prepare budgets and evaluate strategic planning decisions regarding future operating investments.
Adjusted EBITDA
The following table reconciles our Adjusted EBITDA to our net loss from continuing operations, the most closely comparable GAAP financial measure, for the periods indicated:
	Year ended December 31,
	2021	2020
Net loss from continuing operations	$(508,713)	$(17,313)
Adjusted for:
Depreciation and amortization expense	3,945	4,500
Interest expense, net of amortization of discounts and premiums	4,772	3,363
Interest income(1)	(17)	(199)
Income tax expense	4,854	115
EBITDA	(495,159)	(9,534)
Adjusted for:
Stock compensation expense	20,824	3,583
Impairment of digital assets held as collateral(2)	31,210	—
Legal expense(3)	1,767	2,277
Realized and unrealized gains (losses), net, on equity investments(4)	(4,366)	(12,451)
Gains related to digital assets held as collateral(5)	(32,218)	—
Loss on disposal of fixed assets	—	133
Change in fair value of convertible debt	436,803	3,489
Change in fair value of warrant liability	1,137	212
Change in fair value of embedded derivatives	(48,032)	—
Transaction expenses(6)	31,379	—
Foreign currency exchange loss	1,163	138
Other miscellaneous income(7)	—	(4,437)
Adjusted EBITDA	$(55,492)	$(16,590)

(1)
For the avoidance of doubt, this amount does not include the impact of USDC interest income.

(2)
Reflects impairment of Bitcoin collateral held in connection with Circle Yield. We have limited economic exposure to the price fluctuations of the underlying Bitcoin from the time it is received to the time it is returned to the Borrower. The holding, and subsequent return, of Bitcoin collateral in connection with Circle Yield is not a part of our core business operations.

(3)
Reflects the litigation expenses related to Poloniex. Refer to Note 22 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for a summary of these legal matters.

(4)
Includes, in the year ended December 31, 2021, the realized gain recorded on the sale of Voyager Digital shares net of previously recorded unrealized gains as well as the realized loss recorded on the sale of available-for-sale securities and, in the years ended December 31, 2021 and December 31, 2020, the unrealized gains on our shares in Voyager Digital and the loss on equity-method investments.

(5)
Reflects gains recognized upon the return of Bitcoin collateral held in connection with Circle Yield. We have limited economic exposure to the price fluctuations of the underlying Bitcoin from the time it is received to the time it is returned to the Borrower. The holding, and subsequent return, of Bitcoin collateral in connection with Circle Yield is not a part of our core business operations.

(6)
Reflects one-time transaction fees incurred in connection with the 2021 Convertible Notes.

(7)
Comprised of revenues and expenses associated with transition services provided to PDAL in connection with the Poloniex Sale.

Liquidity and Capital Resources
We measure liquidity in terms of our ability to fund the cash requirements of our business operations, including our working capital and capital expenditure needs and other commitments. Our recurring working capital requirements relate mainly to our cash operating costs. Our capital expenditure requirements consist mainly of software development related to our blockchain payments infrastructure.
We had $161.6 million in cash and cash equivalents as of December 31, 2021. We believe our operating cash flows, together with our cash on hand, the proceeds of our debt financing (discussed below under “Debt”), the potential cash proceeds from the Business Combination, and the potential proceeds from any Allowed Financing, such as the proceeds from the sale of Series F redeemable convertible preferred stock, will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this proxy statement/prospectus. Cash and cash equivalents segregated for the benefit of customers and USDC holders was $42,470.6 million as of December 31, 2021 and $4,025.2 million as of December 31, 2020. This represents cash and cash equivalents maintained in segregated Company accounts that are held for the exclusive benefit of customers and USDC holders. We segregate the use of the assets underlying the customer funds to meet regulatory requirements and classify the assets as current based on their purpose and availability to fulfill its direct obligation under custodial funds due to customers. We also segregate cash for USDC which is held by the Company in order to satisfy our regulatory requirements. The value of segregated cash for USDC held by the Company was $104.1 million as of December 31, 2021 and $0.5 million as of December 31, 2020 and is included in Cash and cash equivalents segregated for the benefit of customers and USDC holders on the Balance Sheets included elsewhere in this proxy statement/ prospectus.
On a pro forma basis, assuming the Business Combination closed on that date, our cash and cash equivalents would have amounted to between approximately $511.7 million and $787.7 million as of December 31, 2021, depending on the extent of pre-consummation redemptions by Concord’s shareholders. We expect our capital expenditures and working capital requirements to continue to increase in the immediate future, as we continue to invest in the expansion of our products and services. To the extent that our current resources are insufficient to satisfy our cash requirements due to factors including, but not limited to, changing business conditions or other developments, including unanticipated regulatory developments and competitive pressures, we may need to seek additional equity or debt financing. If the needed financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to scale back our existing operations, which could have an adverse impact on our business and financial prospects.
For fiscal year 2021, one customer was greater than 10% of total revenue and USDC interest income from continuing operations. If our top 3 customers were to not renew their contracts, it would impact our earnings by approximately $7.6 million. However we believe this would not have a material impact on our liquidity given that we had $161.6 million in cash and cash equivalents as of December 31, 2021.
If a given customer was of strategic importance to us, we would engage heavily with the customer to try and attempt to maintain their business through restructuring/renegotiation of their contract. Each contract with a customer is unique and while there are one year contracts, we also enter into multi-year contracts with customers. We maintain a robust pipeline of customers and have grown our number of active customers to mitigate the potential loss of a top customer.
Off Balance Sheet Arrangements
As of December 31, 2021 and 2020, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.
Composition of USDC Reserves
The Company manages the USDC reserve in accordance with applicable state money transmitter laws as well as guidance developed in collaboration with the Centre Consortium. In general, state money transmitter laws include the following as permissible investments: cash, savings deposits, certificates of deposits, investments (including available-for-sale debt securities) bearing a rating of one of the three highest grades as defined by a nationally recognized organization that rates securities, an investment security that is an obligation of the United States, an investment in an obligation that is guaranteed fully as to principal and interest by the United States and receivables that are payable to a licensee from its authorized delegates. All USDC tokens issued and outstanding are backed by an equivalent amount of U.S. dollar-denominated assets held in segregated accounts, exclusively with U.S. regulated financial institutions and are held in omnibus structures, agnostic to individual customer and customer jurisdiction. While during the period from May 10, 2021 to September 30, 2021, we held certain available-for-sale debt securities, we revised our practices in August 2021 to limit USDC reserves to cash and short-dated U.S. government obligations. There were no available-for-sale securities (other than short-dated U.S. government obligations and money market funds classified as cash equivalents) held in USDC reserves by the Company for the periods presented. We are committed to ongoing collaboration and discussion with regulators and other key stakeholders to evolve the reserve management practices for digital assets to further augment the trust and transparency of these practices.
The tables presented below summarize the composition of the USDC reserves, the outstanding balance, and the average yield for the periods indicated.
	Year Ended December 31, 2021
Asset Class	Maturity Date	Fair Value	Average Yield
	(in thousands, except percentages)
Cash	N/A	$11,687,483	0.16%
Cash equivalents(1)	Less than 90 days	30,783,120	0.05%

(1)
Comprised solely of U.S. treasury bills.

During the period from May 10, 2021 to September 30, 2021, we held certain available-for-sale debt securities. During this period, we held corporate debt securities, certificates of deposits, U.S. treasury and agency securities and commercial paper, which earned an average yield of 0.44%, 0.20%, 0.25% and 0.18%, respectively. As of December 31, 2021, no available-for-sale securities (other than short-dated U.S. government obligations classified as cash equivalents) were held as USDC reserves.
	Year Ended December 31, 2020
Asset Class	Maturity Date	Fair Value	Average Yield
	(in thousands, except percentages)
Cash	N/A	$3,911,371	0.39%
Cash Equivalents(2)	Less than 90 days	100,000	0.10%

(2)
Comprised of Rule 2a-7 money market funds.

Debt
Refer to Note 13 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for a summary of our outstanding debt as of December 31, 2021.
PPP loan
On May 6, 2020, we entered into an agreement with Silicon Valley Bank to receive a loan of $1.8 million under the Paycheck Protection Program as part of the CARES Act and administered by the Small Business Administration (“SBA”) (“the PPP Loan”). The PPP Loan had a maturity date of May 6, 2022 and had an annual interest rate of 1.0%. Payments on the PPP Loan were not due during the six-month period beginning May 6, 2020 (“Deferral Period”). Principal and interest payments commenced one month following the expiration of the Deferral Period. In accordance with the loan terms, the borrowed funds are required to be used to retain our workers, maintain our payroll, or make mortgage payments, lease payments, and utility payments. Loan forgiveness could have been provided if we met certain criteria defined by SBA. At any time without penalty or premium, we had the ability to prepay the PPP Loan. On March 4, 2021, we repaid the remaining principal and associated interest of $1.8 million.
Poloniex Acquisition Loan
On February 21, 2018, we entered into a loan agreement with Silicon Valley Bank for $20.0 million, at an 8.0% interest rate, less discounts of $1.5 million to facilitate the acquisition of Poloniex (“Poloniex Acquisition Loan”). The Poloniex Acquisition Loan’s maturity date was February 21, 2021, however we repaid the loan in full in November 2019. In connection with the loan, we issued to the lenders warrants to purchase an aggregate of 1.5 million ordinary shares of Circle at an exercise price of $16.23 per share. The warrants expire seven years from the date of issuance. The warrants remain outstanding after repayment of the loan.
Genesis Loan
On July 16, 2020 (“Loan Effective Date”), we executed an agreement with Genesis, where Genesis will lend us USDC or any stablecoin (“Digital Currency”) or USD (collectively “Loaned Assets”). As part of the agreement, we have agreed to pay interest (“Loan Fee”) and return any Digital Currency or USD to Genesis at the termination of the agreement. On the Loan Effective Date, we received a $25.0 million two-year note (“Genesis Loan”) from Genesis, which matures on July 16, 2022 (“Maturity Date”). The Genesis Loan carries an annual Loan Fee of 15.5%, provided that on September 30, 2020 (the “Reset Date”) we had less than $10.0 million of debt to creditors other than Genesis that rank pari-passu on the balance sheet (on a proforma, unaudited basis) with the Loaned Assets. If this condition was not met, the Loan Fee payable on the Genesis Loan shall be 16.8% effective retroactively to the Loan Effective Date. As of December 31, 2020, the debt to creditors that Genesis ranked pari-passu to was greater than $10.0 million and, accordingly, the Loan Fee was 16.8% for the period.
We have the option to prepay the loan. In order to do so, we must notify Genesis at least two business days prior to the date on which we will repay all or a portion of the loan balance.
The Genesis Loan is subject to customary affirmative and negative covenants, including limits on the incurrence of debt and restrictions on acquisitions, sales of assets, dividends and certain restricted payments.
On October 19, 2020, we executed an amendment to the agreement dated July 16, 2020, which amended certain provisions related to the Loan Fee charged on the outstanding loan. Specifically, if we reach certain milestones as defined in the amendment, the Loan Fee shall be reduced based on the terms specified within the amended agreement. The initial milestone will result in a reduction of the Loan Fee to 9.0%, upon (a) the establishment of the Circle Yield platform and (b) our loan of $20 million in current outstanding customer assets to Genesis. The Loan Fee will be further reduced to the extent we increase the amount of current outstanding customer assets to Genesis. The final milestone will be reached upon loaning $500 million in current outstanding customer assets, upon which the Loan Fee will be reduced to 0.3%. As of December 31, 2021 the amount of customer assets loaned to Genesis amounted to $154.8 million and, as a result, the interest rate reduced to 5.5%.

Convertible Debt and Embedded Derivatives
In February 2018, we entered into a Convertible Promissory Agreement (the “Agreement”) and a Warrant Purchase Agreement to authorize the issuance of $69.4 million in convertible promissory notes (the “2018 Notes”) as well as warrants to certain investors. The 2018 Notes had a maturity date of two years and an annual interest rate of 8.0% and included certain conversion provisions requiring conversion upon the next equity financing at a conversion price per share equal to seventy-five percent of the price per new share or an elective conversion into Series D preferred at a conversion price per share equal to $2.76.
In May 2018, the 2018 Notes were converted into Series E preferred shares at a price of $16.23 per share as required per the Agreement. The warrants issued with the 2018 Notes were legally detachable and exercisable. Therefore, the warrants met the definition of freestanding and are not embedded in the 2018 Notes. These warrants were classified as long-term liability and were recorded at a fair value of $0.1 million on December 31, 2019. The warrants expired unexercised in February of 2020 and as such, no value related to the warrants was recorded on the consolidated balance sheets for all subsequent dates.
On March 1, 2019, we entered into an agreement with North Capital Private Securities Corporation (the “Holder”) to issue two convertible promissory notes in connection with the SeedInvest Acquisition (collectively, the “2019 Convertible Notes”). Pursuant to the agreement, we agreed to pay the Holder the principal amount together with any interest on the unpaid principal balance for the two notes beginning on the date of the agreement.
•
The first note has a principal amount of $24.0 million and is convertible into Series E preferred shares subject to the conversion provisions in the agreement (collectively, the “First 2019 Note”). The First 2019 Note matures on March 1, 2026, unless earlier converted, and has an annual interest rate of 2.9% due annually in arrears on the last day of each calendar year. At any time during the term and at the sole discretion of the Holder, but only once in any given 12 month period, all or a portion of the principal amount with any accrued and unpaid interest (collectively the “Conversion Amount”) can at the election of the Holder be converted into Series E preferred shares. The outstanding Conversion Amount will convert into a specified number of shares of Series E preferred stock at a conversion price per share equal to $16.23.

•
The second note has a principal amount of $10.0 million and is convertible into new shares issued at our next equity financing subject to the conversion provisions in the agreement (collectively, the “Second 2019 Note”). The Second 2019 Note matured on March 1, 2021 and had an annual interest rate of 6.0% due annually in arrears on the last day of each calendar year. Prior to the initial closing of an equity financing subsequent to the issuance of the Second 2019 Note on March 1, 2019, the Holder may at their election convert the principal amount and any accrued interest (“Note Amount”) to new shares at the next equity financing or receive payment in cash of the Note Amount. The outstanding Note Amount will convert into a specified number of shares of new shares at a conversion price per share equal to the lesser of: (i) 80.0% of the price per new share or (ii) the liquidity price as defined in the agreement. On March 1, 2021, we repaid the remaining principal of $10.7 million and interest of $0.1 million related to the Second 2019 Note.

On March 8, 2021, we entered into a convertible note purchase agreement pursuant to which we issued a Convertible Unsecured Promissory Note (“Note”) for $50.7 million. The Note matures on March 8, 2023 and does not accrue interest. We are obliged to repay the outstanding principal amount upon maturity.
We subsequently amended the convertible note purchase agreement to provide for several additional closings, which resulted in the sale of approximately $400.3 million of additional notes as of December 31, 2021 (collectively the “Notes”). The total principal and fair value of the Notes was $451.0 million and $904.1 million as of December 31, 2021.
The terms of the Notes contain several conversion provisions contingent upon specific events occurring within one year of the Initial Closing including consummating a deSPAC transaction, securing qualified financing, securing non-qualified financing, or consummating an Initial Public Offering or a sale of the Company.

Should the consummation of the Business Combination occur prior to March 8, 2022, the Note balance will convert into ordinary shares. The number of ordinary shares into which each Note will convert is calculated by dividing (i) the outstanding principal amount on the Note by (ii) the lower of:
a)
If the deSPAC transaction is consummated on or prior to October 8, 2021, 80% of the price per share attributable to the ordinary shares in the deSPAC transaction; or if the deSPAC transaction is consummated after October 8, 2021 but prior to March 8, 2022, 75% of the price per share attributable to the ordinary shares in the deSPAC transaction; or

b)
The price obtained by dividing $3,600,000,000 by the number of outstanding ordinary shares immediately prior to the deSPAC transaction (assuming conversion of all securities convertible into ordinary shares and exercise of all issued or outstanding options and warrants, but excluding any of our equity securities issuable upon the conversion of the Notes).

Assuming that none of the Public Stockholders exercise their redemption rights, the holders of the Notes immediately prior to consummation of the Transactions will hold approximately 10.2% of the Topco Ordinary Shares immediately after consummation of the Transactions. If all of the Public Stockholders exercise their redemption rights, the holders of Notes immediately prior to consummation of the Transactions will hold approximately 10.6% of the Topco Ordinary Shares immediately after consummation of the Transactions.
As noted above, the Notes also contain conversion provisions that apply outside the context of the Transactions. If we complete a preferred share financing resulting in gross proceeds of at least $25,000,000 prior to March 8, 2022, the Notes will convert at a 20% discount into the shares issued in such transaction. If we complete a preferred share financing resulting in gross proceeds of less than $25,000,000 prior to March 8, 2022, the holders may elect to convert the Notes at a 20% discount into the shares issued in such transaction.
If we consummate an Initial Public Offering prior to March 8, 2022, each Note will convert into ordinary shares by dividing (i) the outstanding principal amount on the Note by (ii) the lower of:
a)
If the Initial Public Offering is consummated on or prior to October 8, 2021, 80% of the price per share attributable to the ordinary shares in the Initial Public Offering; or if the Initial Public Offering is consummated after October 8, 2021 but prior to March 8, 2022, 75% of the price per share attributable to the ordinary shares in the deSPAC transaction; or

b)
The price obtained by dividing $3,600,000,000 by the number of outstanding ordinary shares immediately prior to the Initial Public Offering (assuming conversion of all securities convertible into ordinary shares and exercise of all issued or outstanding options and warrants, but excluding any of our equity securities issuable upon the conversion of the Notes).

On March 8, 2022, if not previously converted, the balance of the Notes will automatically convert into Series E Preferred Shares by dividing the outstanding principal amount on each Note by $16.23, which is the original issuance price for the currently outstanding Series E Preferred Shares. Notwithstanding the foregoing, if at March 8, 2022, we have signed a term sheet for a deSPAC transaction or a term sheet to sell the Company to a prospective acquirer but have not yet consummated such transaction, the holders may elect instead to convert the Notes at closing of such transaction on the terms described above (substituting 70% into the applicable clauses (a) above).
In March  2022, the holders of the Company’s convertible notes automatically converted their principal balance of $451.0 million into Series E Preferred Shares at a conversion rate of $16.23.
Equity
On April 11, 2022, the Company entered into an agreement to issue Series F redeemable convertible preferred stock and raised proceeds of approximately $400.0 million, which is expected to close in the second quarter of 2022.

Other commitments and contingencies
Our commitments for facilities leases under non-cancelable operating leases amounted to $3.5 million as of December 31, 2021. Refer to Note 22 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for a summary of our future commitments. Our headquarters lease expires in 2025. As of the date of this proxy statement/prospectus, we did not have any other material commitments for cash expenditures.
We are involved in claims, lawsuits, government investigations, and proceedings arising from the ordinary course of our business. We record a contingent liability when we believe that it is both probable that a liability has been incurred, and that the amount can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount. Such legal proceedings are inherently unpredictable and subject to significant uncertainties, some of which are beyond our control. Should any of these estimates and assumptions change or prove to be incorrect, it could have a material impact on our results of operations, financial position, and cash flows. If we determine there is a reasonable possibility that we may incur a loss and the loss or range of loss can be estimated, we disclose the possible loss in the accompanying notes to the consolidated financial statements to the extent material. See “— Critical Accounting Estimates — Loss Contingencies” below for further details.
We recorded contingent liabilities amounting to $2.5 million as of December 31, 2021. Refer to Note 22 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for a summary of our contingent liabilities. Significant judgment is required to determine both probability and the estimated amount of loss. Such matters are inherently unpredictable and subject to significant uncertainties, some of which are beyond our control. Should any of these estimates and assumptions change or prove to be incorrect, it could have a material impact on our results of operations, financial position, and cash flows.
Cash flows
The following table summarizes our cash flows for the periods indicated:
	Year ended December 31,
	2021	2020
	(in thousands)
Net cash used in operating activities	$(92,325)	$(14,923)
Net cash provided by (used in) investing activities	(28,850)	(17,934)
Net cash provided by financing activities	38,722,046	3,526,936
Operating Activities
Net cash used in operating activities of $92.3 million for the year ended December 31, 2021, was primarily due to a net loss of $508.2 million and further decreased by non-cash adjustments including change in the fair value of embedded derivatives of $48.0 million, gain related to digital assets held as collateral of $32.2 million, realized gains on investments of $18.0 million and gain on sale of digital assets of $7.3 million, and was partially offset by non-cash adjustments including change in the fair value of convertible debt of $436.8 million, digital assets impairment loss of $38.3 million, stock compensation expense of $20.8 million, unrealized gains on investments of $13.4 million, digital assets used for blockchain network fees of $11.9 million and amortization expense related to available-for-sale securities of $11.1 million. Changes in working capital were unfavorable to cash flows from operations by $6.2 million, primarily due to an increase in the accounts receivable of $21.1 million and an increase in the prepaid expenses and other current assets of $14.3 million, partially offset by an increase in the accounts payable and accrued expenses of $29.7 million.
Net cash used in operating activities of $14.9 million for the year ended December 31, 2020, was primarily due to a net gain of $3.8 million for the year ended December 31, 2020 and an increase in the accounts payable and accrued expenses of $15.5 million, and was further decreased by non-cash adjustments including $33.2 million gain recognized upon the extinguishment of debt in connection with the settlement with Ophelix and unrealized gains on investments of $13.2 million, partially offset by $4.5 million of depreciation and amortization expense related to internally developed software and acquired intangible assets.
Investing Activities
Our capital expenditures have historically consisted mainly of costs incurred in the development of internally developed software.
Net cash used by investing activities was $28.9 million for the year ended December 31, 2021, primarily driven by the purchase of $15.7 billion of available-for-sale securities, partially offset by the receipt of $15.7 billion of proceeds from the sale of available-for-sale securities. This was further offset by the receipt of $26.0 million of proceeds received upon the sale of our shares in Voyager Digital.
Net cash used by investing activities was $17.9 million for the year ended December 31, 2020, primarily driven by $20.7 million of consideration paid in connection with Poloniex acquisition, and the purchase of $3.9 million of digital assets. This was partially offset by the receipt of $10.0 million of proceeds received in connection with the Poloniex Sale.
Financing Activities
Net cash provided by financing activities was $38.7 billion for the year ended December 31, 2021, primarily reflecting $38.3 billion of receipts from deposits held for customers and $451.0 million of proceeds from the issuance of the Notes, partially offset by the repayment of $10.7 million of principal on the Second 2019 Note.
Net cash provided by financing activities was $3.5 billion for the year ended December 31, 2020, primarily reflecting $3.5 billion of receipts from deposits held for customers and the receipt of $25.0 million from the issuance of the Genesis Loan.
Discontinued Operations
See Note 4 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for the cash flows attributable to the discontinued operations for the pertinent periods.
Critical Accounting Policies and Estimates
Our consolidated financial statements and the related notes included elsewhere in this prospectus are prepared in accordance with GAAP. The preparation of consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs, and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from our estimates. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, operating results, and cash flows will be affected.
We believe that the accounting policies described below involve a significant degree of judgment and complexity. Accordingly, we believe these are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations. For more information, see Note 2 to our consolidated financial statements included elsewhere in this prospectus.
Revenue recognition
Application of the accounting principles in U.S. GAAP related to the measurement and recognition of revenue requires us to make judgments and estimates. Complex arrangements with non-standard terms and conditions may require significant contract interpretation to determine the appropriate accounting. Specifically, the determination of whether we are a principal to a transaction (gross revenue) or an agent (net revenue) can require considerable judgment. Changes in judgments with respect to these assumptions and estimates could impact the amount of revenue recognized.

Stock-based compensation including valuation of common stock
We account for share-based awards under the recognition and measurement provisions of Accounting Standards Codification Topic 718, Stock-Based Compensation. Share-based compensation cost is measured at the grant date based on the fair value of the underlying common stock and is recognized as expense over the requisite service period. We use the Black-Scholes-Merton (“Black-Scholes”) option-pricing model to estimate the grant-date fair value of grants. Our policy is to value their common shares at least annually with significant events potentially requiring additional valuations.
Following the Business Combination, the fair value of our common stock will be determined based on the quoted market price. Prior to the Business Combination, our management and board of directors considered various objectives and subjective factors to determine the fair value of Circle’s common stock as of each grant date, including the value determined by a third-party valuation firm. These factors included, among other things, the following:
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our actual operating and financial performance and estimated trends and prospects for our future performance;

•
the composition of, and changes to, our management team and Board;

•
consideration of the lack of liquidity of the common stock as a private company;

•
our stage of development, business strategy and the material risks related to its business and industry;

•
the valuations of publicly traded companies in the financial services sector, as well as recently completed mergers and acquisitions of peer companies;

•
external market conditions affecting the financial services sector;

•
the likelihood of achieving a liquidity event for the holders of the common stock, such as a SPAC business combination, or a sale of the Company, given prevailing market conditions;

•
the prices, rights, preferences, and privileges of our convertible preferred stock relative to those of our common stock;

•
the prices of our convertible preferred stock and common stock sold to investors in arms-length transactions or offered to investors through a tender offer; and

•
a discount for lack of marketability involving securities in a private company

The Black-Scholes model requires management to make a number of key assumptions, including expected volatility, expected term, risk-free interest rate and expected dividends. The expected term represents the period of time that the options are expected to be outstanding and is estimated using the midpoint between the requisite service period and the contractual term of the option. The risk-free interest rate is estimated using the rate of return on U.S. treasury notes with a life that approximates the expected term.
The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and our management uses significantly different assumptions or estimates, our stock-based compensation expense for future periods could be materially different, including as a result of adjustments to stock-based compensation expense recorded for prior periods.
Valuation of digital assets
We own digital assets, which are accounted for under ASC 350, Intangibles — Goodwill and Other (“ASC 350”), as they lack physical substance and there is no inherent limit on its useful life. Accordingly, these digital assets are not subject to amortization. Instead, they must be tested for impairment annually and more frequently if events or circumstances change that indicate that it’s more likely than not that the asset is impaired. We initially measure digital assets at cost. Impairment exists when the carrying amount of the digital asset exceeds its fair value, which is measured using the quoted price of the digital asset from a major U.S.-based digital asset exchange at the time its fair value is being measured. For the years ended December 31, 2021 and 2020, we recorded $38.3 million and $1.3 million of impairment on digital assets, respectively.
Income taxes/uncertain tax positions
When recognizing the tax benefit, a tax position must be more likely than not to be sustained upon examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. We also recognize accrued interest and penalties related to unrecognized tax benefits as income tax expense.
We utilize the asset and liability method for computing our income tax provision. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss, capital loss, and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment date. Management makes estimates, assumptions, and judgments to determine our provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against deferred tax assets. We assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not more likely than not, we establish a valuation allowance.
For U.S. Federal tax purposes, crypto currency transactions (other than stablecoins) are treated on the same tax principles as property transactions. We recognize a gain or loss when crypto currency is exchanged for other property, in the amount of the difference between the fair market value of the property received and the tax basis of the exchanged digital asset. Receipts of crypto currency in exchange for goods or services are included in taxable income at the fair market value on the date of receipt.
Impairment of goodwill
Goodwill is tested for impairment at the reporting unit level, which is the same or one level below an operating segment. In accordance with ASC Topic 350, Intangibles — Goodwill and Other, our business is classified into two reporting units: Circle (inclusive of USDC and TTS) and SeedInvest. As of December 31, 2021, we recorded goodwill of $24.0 million, all of which was allocated to our SeedInvest reporting unit. We review and evaluate our goodwill and indefinite life intangible assets for potential impairment at a minimum annually, on December 31, or more frequently if circumstances indicate that impairment is possible.
In testing goodwill for impairment, we have the option to begin with a qualitative assessment, commonly referred to as “Step 0”, to determine whether it is more likely than not that the fair value of a reporting unit containing goodwill is less than its carrying value. This qualitative assessment may include, but is not limited to, reviewing factors such as macroeconomic conditions, industry and market considerations, cost factors, entity-specific financial performance and other events, such as changes in our management, strategy and primary user base. If we determine that it is more likely than not that the fair value of a reporting unit is less than its carrying value, we then perform a quantitative goodwill impairment analysis. Depending upon the results of that measurement, the recorded goodwill may be written down, and impairment expense is recorded in the consolidated statements of operations when the carrying amount of the reporting unit exceeds the fair value of the reporting unit.
The quantitative impairment test for goodwill utilizes a variety of valuation techniques, all of which require us to make estimates and judgments. Our estimates are based upon assumptions that we believe to be reasonable, but which are inherently uncertain and unpredictable. These valuations require the use of management’s assumptions, which do not reflect unanticipated events and circumstances that may occur. Fair value is determined by employing discounted cash flow analysis, which utilizes expected cash flows and an appropriate discount rate. The use of comparative market multiples (the “market approach”) compares us to other comparable companies (if such comparables are present in the marketplace) based on valuation multiples to arrive at a fair value. In assessing the fair value, we utilize the results of the valuations (including the market approach to the extent comparables are available) and consider the range of fair values determined under all methods and the extent to which the fair value exceeds the carrying amount.
Based on the assessment performed in 2021 we determined it was more likely than not that goodwill was not impaired. There was no goodwill impairment in 2020.
Loss contingencies
We are currently involved in various claims, regulatory and legal proceedings, and investigations of potential operating violations by regulatory oversight authorities. We regularly review the status of each significant matter and assess our potential financial exposure. If the potential loss from any claim, legal proceeding, or potential regulatory violation is considered probable and the amount can be reasonably estimated, we accrue a liability for the estimated loss. Significant judgment is required in both the determination of probability and whether an exposure is reasonably estimable. Our judgments are subjective and are based on the status of the legal or regulatory proceedings, the merits of our defenses, and consultation with in-house and outside legal counsel. Because of uncertainties related to these matters, accruals are based only on the best information available at the time. As additional information becomes available, we reassess the potential liability related to pending claims, litigation, or other violations and may revise our estimates. Due to the inherent uncertainties of the legal and regulatory process in the multiple jurisdictions in which we operate, our judgments may differ materially from the actual outcomes.
Convertible debt
We have elected the fair value option for our convertible debt. We believe the estimate of fair value of these financial instruments requires significant judgment. We measured the fair value of our convertible debt using the probability weighted “as converted” model which uses both observable and unobservable inputs and reflects our best estimates of the assumptions a market participant would use to calculate fair value. The significant unobservable inputs used includes, but is not limited to:
•
timing and probability of the Business Combination and the associated deSPAC transaction;

•
discount rates; and

•
fair value of the underlying stock.

Under the fair value election, changes in fair value are reported as “other income” in the statements of operations in each reporting period subsequent to the issuance. In the future, depending on the valuation approaches used and the expected timing and weighting of each, the inputs described above, or other inputs, may have a greater or lesser impact on our estimates of fair value. We recognized $436.8 million of expense related to the increase in the fair value of convertible notes for the year ended December 31, 2021. These inputs are based on historical performance of loans facilitated through our platform, as well as the consideration of market participant requirements. See Note 2 and Note 9 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for the fair value measurements of convertible debt.
Emerging Growth Company Accounting Election
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Concord is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of this extended transition period. Following the consummation of the Business Combination, we expect to remain an emerging growth company at least through the end of 2022 and will have the benefit of the extended transition period. This may make it difficult to compare our financial results with the financial results of other public companies that are either not emerging growth companies or emerging growth companies that have chosen not to take advantage of the extended transition period.

Quantitative and Qualitative Disclosures about Market Risk
Interest rate risk
Our results of operations are directly exposed to changes in interest rates, among other macroeconomic conditions. Interest rate risk, our primary risk exposure, is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations, and other factors beyond our control. Fluctuations in interest rates may impact the interest income earned from the management of the U.S. dollar denominated reserves, which as of December 31, 2021 was $42.4 billion. An increase in interest rates may correspondingly increase the nominal rate of return of USDC reserve assets. A hypothetical 100 basis point increase or decrease in interest rates would have resulted in a $240.9 million increase or decrease in total interest income for the year ended December 31, 2021.
We also have exposure to interest rate risk from our fixed rate debt. Fluctuations in market interest rates will not have a material impact on our resulting interest expense. However, an increase in interest rates will decrease the market value of fixed-rate debt liabilities and, conversely, a decrease in interest rates will increase the fair market value of fixed-rate debt liabilities. We do not hedge our exposure to changes in interest rates. As of December 31, 2021, the fair value of our fixed rate convertible debt, net of debt discount, was $904.1 million. A 10.0% increase or decrease in interest rates at December 31, 2021 would result in a $3.4 million increase or decrease in the fair value of convertible debt.
Foreign currency risk
Our reporting currency is the USD and the functional currency of our international operations is its local currency. The assets and liabilities of each of our international operations are translated into USD at exchange rates in effect at each balance sheet date. Revenues and expenses are translated using the average exchange rate for the relevant period. Equity transactions are translated using historical exchange rates. Decreases in the relative value of the USD to other currencies may negatively affect revenues and other operating results as expressed in USD. Foreign currency translation adjustments are accounted for as a component of accumulated other comprehensive income (loss) within stockholders’ equity. Gains or losses due to transactions in foreign currencies are included in Other income, net on our consolidated statements of operations. We have not engaged in hedging of foreign currency transactions to date, although we may choose to do so in the future. Based on our current projections, we do not believe that an immediate 10.0% increase or decrease in the relative value of the USD to other currencies would have a material effect on our operating results or financial condition.

CERTAIN CIRCLE RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a description of each transaction since January 1, 2019 and each currently proposed transaction in which:
•
Circle has been or is to be a participant;

•
the amount involved exceeded or exceeds $120,000; and

•
any of Circle’s directors, executive officers or holders of more than 5% of Circle’s capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Circle believes the terms of the transactions described below were comparable to terms it could have obtained in arms-length dealings with unrelated third parties.
Agreements With Stockholders
In March 2022, entities associated with Fidelity Management and Research Company LLC, (“Fidelity”) converted their aggregate $100 million investment in the convertible promissory notes into Series E Preferred Shares, which resulted in such entities, in the aggregate, beneficially owning greater than 5% of our outstanding capital stock. In connection with such conversion, the Fidelity entities were joined as parties to the fourth amended and restated investors’ rights agreement (the “Investors’ Rights Agreement”), the fourth amended and restated voting agreement (the “Voting Agreement”) and the fourth amended and restated share sale agreement (the “Share Sale Agreement”).
The Investors’ Rights Agreement provides certain holders of Circle’s capital stock, including entities affiliated with General Catalyst, Breyer, Wide Palace, Fidelity and Accel, with a participation right to purchase their pro rata share of new securities that we may propose to sell and issue, subject to certain exceptions, certain information rights, the right to require Circle to file certain registration statements and covenants regarding the operation of its business. The Investors’ Rights Agreement will terminate upon the closing of the Business Combination.
The Voting Agreement contains provisions with respect to the composition and election of Circle’s board of directors and provides for drag along rights. Pursuant to the Voting Agreement, General Catalyst received the right to designate one member of Circle’s board of directors. The Voting Agreement will terminate upon the closing of the Business Combination.
The Share Sale Agreement provides Circle the right to purchase shares of its capital stock which certain stockholders propose to sell to other parties. Certain holders of Circle’s capital stock, including General Catalyst, Accel, Breyer, Fidelity and Wide Palace, have rights of first refusal under the Share Sale Agreement. The Share Sale Agreement will terminate upon the closing of the Business Combination.
In April 2022, as part of an approximately $400,000,000 financing round, Fidelity entered into a Series F Preferred Stock Purchase Agreement pursuant to which it agreed to purchase an aggregate of 3,559,761 shares for a total purchase price of $150,000,000. At closing the investors will also enter into an amended and restated Investor Right’s Agreement, Voting Agreement and Share Sale Agreement.
Indemnification Of Directors And Officers
In connection with the closing of the Business Combination, Circle plans to enter into indemnification agreements with each of Circle’s directors and executive officers, the form of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus is a part. For additional information, see “Comparison of Stockholders’ and Shareholders’ Rights — Indemnification of Directors and Officers”.
Other Transactions
Circle has entered into compensation arrangements, including employment, termination of employment and change in control arrangements and indemnification arrangements, which are, when required, described herein under the sections titled “Management of the Company Following the Business Combination” and “Executive Compensation of Circle”.

INFORMATION ABOUT CONCORD
Overview
We are a Delaware corporation formed for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this proxy statement/prospectus as our initial business combination. While we may pursue a merger opportunity in any industry or sector, we have capitalized on the ability of our management team and Sponsor to identify, acquire and manage a business in the financial services and financial technology sectors, including payments, enterprise software, and data analytics, that can benefit from our differentiated deal flow and global network. We seek to acquire established and growing businesses that we believe are fundamentally sound with an attractive financial profile and poised for continued and accelerating growth, but potentially in need of some form of financial, operational, strategic or managerial guidance to maximize value. Following our initial business combination, our objective will be to implement or support the acquired business’ growth and operating strategies.
The registration statements on Form S-1 (File Nos. 333-249654 and 333-251189) for our IPO were declared effective by the SEC on December 7, 2020. On December 10, 2020, we consummated our IPO of 27,600,000 Concord Units (which includes 3,600,000 Concord Units sold pursuant to the underwriters exercising their over-allotment option), with each Concord Unit consisting of one share of Concord Class A common stock and one-half of one redeemable Concord Warrant. Each Concord Warrant entitles the holder to purchase one share of Concord Class A common stock, $0.0001 par value per share, at $11.50 per share. The Concord Warrants will expire at 5:00 p.m., New York City time, five years after the completion of Concord’s initial business combination, or earlier upon redemption or liquidation. The Concord Units in our IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of $276,000,000.
Simultaneously with the consummation of our IPO, we consummated a private placement of 510,289 Private Units to the Sponsor and 241,711 Private Units to CA Co-Investment, each at a price of $10.00 per Private Unit, generating total proceeds of $7,520,000.
In connection with the IPO, we incurred transaction costs of $5,975,708, consisting of $5,520,000 of underwriting discount and $455,708 of other offering costs. Of the gross proceeds received from the IPO and the private placements of Private Units, $276,000,000 was placed in the Trust Account, with Continental Stock Transfer & Trust Company acting as trustee.
Initial Business Combination
Our initial business combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount). We refer to this as the 80% of net assets test. If our board of directors is not able to independently determine the fair market value of the target business or businesses, we will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions, with respect to the satisfaction of such criteria. We do not currently intend to purchase multiple businesses in unrelated industries in conjunction with our initial business combination, although there is no assurance that will be the case.
Submission of Our Initial Business Combination to a Stockholder Vote
We are providing the Public Stockholders with redemption rights upon consummation of the Business Combination. Public stockholder electing to exercise their redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less taxes payable, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Business Combination. The Public Stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then Public Stockholders electing to exercise their redemption rights will not be entitled to receive such payments.

Our initial stockholders and our officers and directors have agreed (1) to vote any shares of common stock owned by them in favor of any proposed business combination, including the Founder Shares and the shares of common stock underlying the Private Units, (2) not to redeem any shares of common stock in connection with a stockholder vote to approve a proposed initial business combination, and (3) not sell any shares of common stock in any tender in connection with a proposed initial business combination. As a result, in addition to our initial stockholders’ Founder Shares and Private Shares, we would need 9,974,001, or 36.1% (assuming all issued and outstanding shares are voted), or an additional 1,161,001, or 4.2% (assuming only the minimum number of shares representing a quorum are voted), of the 27,600,000 Public Shares sold in our IPO to be voted in favor of a transaction, in order to have such initial business combination approved.
Permitted Purchases of Our Securities
Our sponsors, directors, officers, advisors or any of their respective affiliates may purchase Public Shares or Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination.
There is no limit on the number of securities such persons may purchase. Additionally, at any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), our sponsors, directors, officers, advisors or any of their respective affiliates may enter into transactions with investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of the Business Combination or not redeem their Public Shares. However, they have no current commitments, plans or intentions to engage in such purchases or other transactions and have not formulated any terms or conditions for any such purchases or other transactions. None of the funds held in the Trust Account will be used to purchase Public Shares or Public Warrants in such transactions. Such persons will be subject to restrictions in making any such purchases when they are in possession of any material non-public information or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.
In the event that our sponsors, directors, officers, advisors or any of their respective affiliates purchase Public Shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights or submitted a proxy to vote against our initial business combination, such selling stockholders would be required to revoke their prior elections to redeem their shares and any proxy to vote against the Business Combination. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will be required to comply with such rules.
The purpose of any such transaction could be to (1) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, (2) reduce the number of Public Warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with our initial business combination or (3) satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the closing of our initial business combination, where it appears that such requirement would otherwise not be met. Any such transactions may result in the completion of our initial business combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of our shares of Class A common stock or warrants may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
Our sponsors, officers, directors, advisors and/or any of their respective affiliates anticipate that they may identify the stockholders with whom our sponsors, officers, directors, advisors or any of their respective affiliates may pursue privately negotiated transactions by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders (in the case of Public Shares) following our mailing of proxy materials in connection with our initial business combination. To the extent that our sponsors, officers, directors, advisors or any of their respective affiliates enter into a private transaction, they would identify and contact only potential selling or redeeming stockholders who have expressed their election to redeem their shares for a pro rata share of the trust account or vote against our initial business combination. Such persons would select the stockholders from whom to acquire shares based on the number of shares available, the negotiated price per share and such other factors as any such person may deem relevant at the time of purchase. The price per share paid in any such transaction may be different than the amount per share a public stockholder would receive if it elected to redeem its shares in connection with our initial business combination. Our sponsors, officers, directors, advisors or any of their respective affiliates will be restricted from purchasing shares if such purchases do not comply with Regulation M under the Exchange Act and the other federal securities laws.
Redemption Rights for Public Stockholders
We will provide our Public Stockholders with the opportunity to redeem all or a portion of their shares of common stock upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the initial business combination, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares, subject to the limitations described herein. At completion of the business combination, we will be required to purchase any Public Shares properly delivered for redemption and not withdrawn. The amount in the Trust Account is initially anticipated to be $10.00 per public share. The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. There will be no redemption rights upon the completion of our initial business combination with respect to our warrants. Our initial stockholders, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares, private placement shares and any Public Shares held by them in connection with the completion of our initial business combination.
Limitation on Redemption Rights
Notwithstanding the foregoing redemption rights, our amended and restated certificate of incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in our IPO, which we refer to as the “Excess Shares,” without our prior consent. We believe the restriction described above will discourage stockholders from accumulating large blocks of shares and subsequent attempts by such holders to use their ability to redeem their shares as a means to force us or our sponsors or their affiliates to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Public Stockholder holding more than an aggregate of 15% of the shares sold in our IPO could threaten to exercise its redemption rights against a business combination if such holder’s shares are not purchased by us or our sponsors or their affiliates at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem to no more than 15% of the shares sold in our IPO, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete our initial business combination, particularly in connection with a business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination.
Redemption of Public Shares and Liquidation if No Initial Business Combination
Our amended and restated certificate of incorporation provides that we will have only until June 10, 2022 (or December 10, 2022 if we extend the period of time to consummate a business combination) to complete our initial business combination. If we have not completed our initial business combination within such period or during any Extension Period, we will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination within the prescribed time period.
Our initial stockholders, officers and directors have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to any founder shares and private placement shares held by them if we fail to complete our initial business combination within the prescribed time period. However, if our sponsors or any of our officers, directors or any of their respective affiliates then hold any Public Shares, they will be entitled to liquidating distributions from the trust account with respect to such Public Shares if we fail to complete our initial business combination within the allotted time frame to complete our initial business combination.
Our sponsors, officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemptions in connection with our initial business combination or to redeem 100% of our Public Shares if we have not consummated our initial business combination by June 10, 2022 (or December 10, 2022, as applicable) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless we provide our public stockholders with the opportunity to redeem their shares of Class A common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares. However, we may not redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 following such redemptions.
We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds held outside the trust account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
If we were to expend all of the net proceeds of our initial public offering and the sale of the private placement units, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account and any tax payments or expenses for the dissolution of the trust, the per-share redemption amount received by stockholders upon our dissolution would be $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. Please see “Risk Factors — If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share” and other risk factors described above. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.
Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where we are unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, our sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (1) $10.00 per public share; or (2) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether our sponsor, which is a newly formed entity, has sufficient funds to satisfy its indemnity obligations and believe that our sponsor’s only assets are securities of our company and, therefore, our sponsor may not be able to satisfy those obligations. We have not asked our sponsor to reserve for such obligations. Therefore, we cannot assure you that our sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the trust account are reduced below: (1) $10.00 per public share; or (2) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and our sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in certain instances. For example, the cost of such legal action may be deemed by the independent directors to be too high relative to the amount recoverable or the independent directors may determine that a favorable outcome is not likely. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per public share. Please see “Risk Factors — If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share” and other risk factors described above.
We seek to reduce the possibility that our sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our sponsor will also not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. We have access to a portion of the proceeds of our initial public offering and the sale of the private placement units with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our trust account could be liable for claims made by creditors.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our trust account distributed to our public stockholders upon the redemption of our Public Shares in the event we do not complete our initial business combination within the required time period may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.
Furthermore, if the pro rata portion of our trust account distributed to our public stockholders upon the redemption of our Public Shares in the event we do not complete our initial business combination within the required time period, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we have not completed our initial business combination by June 10, 2022 or during any Extension Period, we will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our Public Shares as soon as reasonably possible following the end of our acquisition period and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.
Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent ten years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account.
As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the trust account is remote. Further, our sponsor may be liable only to the extent necessary to ensure that the amounts in the trust account are not reduced below: (1) $10.00 per public share; or (2) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our sponsor will not be responsible to the extent of any liability for such third-party claims.
If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.00 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. Please see “Risk Factors — If, after we distribute the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of our board of directors may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our board of directors and us to claims of punitive damages.”
A public stockholder will be entitled to receive funds from the trust account only upon the earliest to occur of: (1) the completion of our initial business combination and then, only in connection with those Public Shares that such stockholder has properly elected to redeem, subject to the certain limitations; (2) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemptions in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination by June 10, 2022 (or December 10, 2022 if we extend the period of time to consummate a business combination by an additional six months, subject to the sponsor depositing additional funds into the trust account as described herein) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (3) the redemption of all of our Public Shares if we have not completed our initial business combination by June 10, 2022 (or December 10, 2022 if we extend the period of time to consummate a business combination by an additional six months, subject to the sponsor depositing additional funds into the trust account as described herein), subject to applicable law. In no other circumstances will a public stockholder have any right or interest of any kind to or in the trust account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with our initial business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such stockholder must have also exercised its redemption rights described above. Holders of warrants will not have any rights of proceeds held in the trust account with respect to the warrants.
Employees
Concord currently has two officers and does not intend to have any full-time employees prior to the completion of our initial business combination. Members of our management team are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that any such person will devote in any time period to our company will vary based on whether a target business has been selected for our initial business combination and the current stage of the business combination process.

Directors and Executive Officers
Concord’s current directors and executive officers are listed below.
Name	Age	Title
Bob Diamond	70	Chairman of the Board
Jeff Tuder	48	Chief Executive Officer
Michele Cito	32	Chief Financial Officer
David Schamis	48	Director
Peter Ort	51	Director
Thomas King	61	Director
Larry Leibowitz	61	Director
Bob Diamond serves as Chairman of our board of directors. Mr. Diamond is Founding Partner and Chief Executive Officer of Atlas Merchant Capital LLC. Since February 2021, Mr. Diamond has also been the Chairman of Concord Acquisition Corp II (“Concord II”) and Concord Acquisition Corp III (“Concord III”), each a blank check company incorporated by members of Concord’s management team, for substantially similar purposes as Concord. Until 2012, Mr. Diamond was Chief Executive of Barclays, having previously held the position of President of Barclays, responsible for Barclays Capital and Barclays Global Investors (“BGI”). He became an executive director of Barclays in 2005 and had been a member of the Barclays Executive Committee since 1997. Prior to Barclays, Mr. Diamond held senior executive positions at Credit Suisse First Boston and Morgan Stanley in the United States, Europe and Asia. Mr. Diamond worked at Credit Suisse First Boston from 1992 to 1996, where his roles included Vice Chairman and Head of Global Fixed Income and Foreign Exchange in New York, as well as Chairman, President and CEO of Credit Suisse First Boston Pacific. Mr. Diamond worked at Morgan Stanley from 1979 to 1992, including as the Head of European and Asian Fixed Income Trading. Mr. Diamond is currently a member of the Board of Directors of South Street Securities Holdings, Inc., Crux Informatics and Atlas Mara Limited. He is also a Trustee of The American Foundation of the Imperial War Museum Inc., a Life Member of The Council on Foreign Relations and is involved in several non-profit initiatives, including being a Director of the Diamond Foundation. He is also Life Trustee and former Chair of the Colby College Board of Trustees.
Jeff Tuder serves as our Chief Executive Officer. Mr. Tuder is currently an Operating Partner of Atlas, having joined in September 2020. Since February 2021, Mr. Tuder has also been the Chief Executive Officer of Concord II and Concord III, and a director of Concord III. Previously, Mr. Tuder founded Tremson Capital Management, LLC to invest in undervalued public equities and to make private equity and credit investments in partnership with a number of family offices. Prior to founding Tremson, Mr. Tuder held various investment positions at JHL Capital Group, a $3 billion multi-strategy hedge fund, KSA Capital Management, a deep value long/short equity fund, and CapitalSource Finance, where he was a Managing Director and Head of its Special Opportunity credit investment business. Mr. Tuder began his career as a private equity professional at Fortress Investment Group, where he underwrote and managed private equity investments for Fortress’ various investment vehicles; Nassau Capital, LLC, which managed the private assets of Princeton University’s Endowment; and ABS Capital Partners, a private equity firm affiliated with Alex. Brown & Sons. Mr. Tuder is currently a member of the Board of Directors of Inseego Corporation (Nasdaq: INSG), Unico American (Nasdaq: UNAM) and Nam Tai Property (NYSE: NTP).
Mr. Tuder received a B.A. in English Literature from Yale College.
Michele Cito serves as our Chief Financial Officer. Ms. Cito is Chief Financial Officer of Atlas Merchant Capital LLC, having joined in June 2014. Ms. Cito joined Atlas as Controller and later served as Vice President of Finance and Operations prior to becoming Chief Financial Officer. Since February 2021, Ms. Cito has also been the Chief Financial Officer of Concord II and Concord III. Previously, Ms. Cito worked as an Auditor at Deloitte & Touche LLP in financial services. Ms. Cito is a Certified Public Accountant and received a B.A. in Public Accounting, and an MBA from Pace University.
David Schamis is on our board of directors. Mr. Schamis is Founding Partner and Chief Investment Officer of Atlas Merchant Capital LLC. Previously, Mr. Schamis worked at J.C. Flowers from 2000 to

January 2014, most recently as a Managing Director and member of the management committee. Mr. Schamis joined J.C. Flowers at its inception and has significant experience investing in financial services and related businesses globally. Prior to J.C. Flowers, Mr. Schamis worked in the financial institutions investment banking group at Salomon Brothers from 1995 to 2000. Mr. Schamis is currently a member of the Board of Directors of South Street Securities Holdings, Inc., Panmure Gordon & Co plc, and Kepler Cheuvreux SA. Mr. Schamis received a B.A. in Economics from Yale College.
Peter Ort serves on our board of directors. Mr. Ort is Co-Founder of CurAlea Associates LLC, which provides customized software and advisory solutions to wealth and asset managers. Mr. Ort is also a General Partner at Cambium Capital Partners, an early stage venture capital firm focused on advanced computing in areas such as machine learning specific chips, quantum computing, and application specific devices. Previously, Mr. Ort spent the bulk of his career at Goldman Sachs, where he was a Managing Director and co-head of the Hedge Fund Strategies Group, overseeing manager selection for a $25 billion portfolio, and also worked in the firm’s Private Equity Group and Financial Institutions Group in New York and Tokyo. Mr. Ort was also a Managing Director at Karsch Capital, a $3 billion equity long/short hedge fund. Mr. Ort is a member of the board or advisory board of a number of privately held technology companies. Mr. Ort graduated from Duke University, obtained J.D. and M.B.A. degrees from New York University, and is a member of the New York and New Jersey State Bars. He was a Fulbright Scholar in Japan, and is the Treasurer and a member of the board of the Fulbright Association’s New Jersey Chapter.
Thomas King serves on our board of directors. Mr. King is an Operating Partner of Atlas. He has more than 30 years of experience in the investment banking and financial services industry. Most recently, Mr. King served as Chief Executive Officer of Investment Banking at Barclays and Chairman of the Investment Banking Executive Committee. Mr. King was also a member of the Barclays Group Executive Committee, which oversees all of the Barclays plc businesses. Mr. King began his career at Salomon Brothers, which was later acquired by Citigroup. During his tenure at Citi, he served as Global Head of Mergers and Acquisitions, Head of Investment Banking for the EMEA (Europe, Middle East and Africa) Region and Head of Corporate and Investment Banking for the EMEA region. In 2009, Mr. King moved to Barclays Investment Bank and held several senior roles before becoming CEO, including Head of European Investment Banking, Co-Head of Global Corporate Finance, Global Head of Investment Banking. Mr. King received his MBA with distinction from the Wharton School, University of Pennsylvania and his Bachelor of Arts degree from Bowdoin College. He currently serves on the Board of Directors of Radius Global Infrastructure, Inc. (Nasdaq: RADI) and Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) and various private boards and Chairs the Board of Trustees at the King School in Stamford, Connecticut.
Larry Leibowitz serves on our board of directors. Mr. Leibowitz is a finance and technology entrepreneur who specializes in business transformation and capital markets. Mr. Leibowitz is an Operating Partner of Atlas, and is a Strategic Advisor and Board Director of Crux Informatics. Mr. Leibowitz currently serves on the Board of Directors of Cowen, Inc (NASDAQ: COWN), an independent investment bank, as well as Vice Chairman of XCHG Xpansiv, an intelligent commodities exchange focusing on renewable energy products, and is on the board of various other private companies in the cryptocurrency, asset management technology and digital law businesses. Most recently, Mr. Leibowitz served as Chief Operating Officer, Head of Global Equities Markets and as a Member of the board of directors of NYSE Euronext, from 2007 to 2013. Prior to that, Mr. Leibowitz served as Chief Operating Officer of Americas Equities at UBS, Co-head of Schwab Soundview Capital Markets, and CEO of Redibook. Mr. Leibowitz was formerly a founding partner at Bunker Capital, and Managing Director and Head of Quantitative Trading and Equities technology at CS First Boston.
Number and Terms of Office of Officers and Directors
Our board of directors consists of five members. Our board of directors is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Peter Ort, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of David Schamis and Thomas King, will expire at our second annual meeting of stockholders. The term of office of the third class of directors, consisting of Bob Diamond and Larry Leibowitz, will expire at our third annual meeting of stockholders.

Prior to consummation of our initial business combination, holders of our Class B common stock will have the right to elect all of our directors and remove members of our board of directors for any reason. Holders of our Public Shares will not have the right to vote on the election of directors during such time. These provisions of our amended and restated certificate of incorporation may only be amended if approved by holders of a majority of at least 90% of the outstanding shares of our common stock voting at a stockholder meeting. Approval of our initial business combination will require the affirmative vote of a majority of our board directors, which must include a majority of our independent directors. Subject to any other special rights applicable to the stockholders, prior to our initial business combination, any vacancies on our board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of our board of directors that includes any directors representing our sponsor then on our board of directors, or by holders of a majority of the outstanding shares of our Class B common stock.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws will provide that our officers may consist of a Chairman of the Board, a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a President, Vice Presidents, Assistant Secretaries, and a Treasurer) as our board of directors from time to time may determine.
Director Independence
The rules of the NYSE require that a majority of our board of directors be independent within one year of our initial public offering. An “independent director” is defined generally as a person that, in the opinion of Concord’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with Concord). We have three “independent directors” as defined in the NYSE rules and applicable SEC rules. Our board of directors has determined that each of Peter Ort, Thomas King and Larry Leibowitz is an independent director under applicable SEC and NYSE rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Committees of the Board of Directors
Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee, each of which is composed solely of independent directors. Each committee operates under a charter that has been approved by our board of directors and has the composition and responsibilities described below. The charter of each committee is available on our website.
Audit Committee
The members of our audit committee are Peter Ort, Thomas King and Larry Leibowitz. Mr. Ort serves as chairman of the audit committee.
Each member of the audit committee is financially literate and our board of directors has determined that Mr. Ort qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.
We have adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:
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assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors;

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the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

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pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

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reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

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setting clear hiring policies for employees or former employees of the independent auditors;

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setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

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obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

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meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

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reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

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reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
The members of our compensation committee are Peter Ort, Thomas King and Larry Leibowitz. Thomas King serves as chairman of the compensation committee.
We have adopted a compensation committee charter, which details the purpose and responsibilities of the compensation committee, including:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

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reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive-compensation and equity-based plans that are subject to board approval of all of our other officers;

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reviewing our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

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producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Peter Ort, Thomas King and Larry Leibowitz. Larry Leibowitz serves as chair of the nominating and corporate governance committee.
We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:
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identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

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developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

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coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

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reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter will also provide that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our initial business combination, holders of our Public Shares will not have the right to recommend director candidates for nomination to our board of directors.
Code of Ethics, Corporate Governance Guidelines and Committee Charters
We have adopted a Code of Ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws. We have filed a copy of our Code of Ethics, our Audit Committee Charter, our Compensation Committee Charter and our Nominating and Corporate Governance Committee Charter as exhibits to our registration statement for our initial public offering. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.
Our board of directors has also adopted Corporate Governance Guidelines in accordance with the corporate governance rules of the NYSE that serve as a flexible framework within which our board of directors and its committees operate. Copies of our Corporate Governance Guidelines, our Code of Ethics, our Audit Committee Charter, our Compensation Committee Charter and our Nominating and Corporate Governance Committee Charter are available on our corporate website. The information contained on or accessible through our corporate website or any other website that we may maintain is not incorporated by reference into this report.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the period from August 20, 2020 (inception) through December 31, 2020 there were no delinquent filers, except that the Form 3s required to be filed by our Sponsor and officers and directors upon the effectiveness of the registration statement from our initial public offering were filed one day late.
Executive Officer and Director Compensation
None of our officers or directors have received any compensation for services rendered to us. Our sponsors, officers, directors and their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our sponsor, officers, directors or our or any of their respective affiliates.
After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting, management or other compensation from the combined company. All compensation will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time such materials are distributed, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our officers after the completion of our initial business combination will be determined by a compensation committee constituted solely by independent directors.
We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence our management’s motivation in identifying or selecting a target business, and we do not believe that the ability of our management to remain with us after the consummation of our initial business combination should be a determining factor in our decision to proceed with any potential business combination.
Principal Accountant Fees and Services
The firm of Marcum LLP, or Marcum, acts as our independent registered public accounting firm. The following is a summary of fees paid to Marcum for services rendered.
Audit Fees.    Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements, the quarterly reviews of our unaudited interim financial information included in Form 10-Q, and services that are normally provided by Marcum in connection with regulatory filings. During the period from August 20, 2020 (inception) through December 31, 2020, and for the year ended December 31, 2021, fees for our independent registered public accounting firm were $62,170 and $102,935, respectively, for the services Marcum performed in connection with our initial public offering and the audit of our December 31, 2020 consolidated financial statements, and the audit of our December 31, 2021 financial statements included in our Annual Report on Form 10-K.
Audit-Related Fees.    Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. During the period from August 20, 2020 (inception) through December 31, 2020, and for the year ended December 31, 2021, our independent registered public accounting firm did not render assurance and related services related to the performance of the audit or review of consolidated financial statements.
Tax Fees.    We did not pay Marcum for tax planning and tax advice during the period from August 20, 2020 (inception) through December 31, 2020. During the year ended December 31, 2021, we paid Marcum $6,180 for tax planning and tax advice.

All Other Fees.    We did not pay Marcum for other services during the period from August 20, 2020 (inception) through December 31, 2020. During the year ended December 31, 2021, we paid Marcum $25,750 for due diligence services.
Pre-Approval Policy
Our audit committee was formed in connection with the effectiveness of our registration statement for our initial public offering. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our board of directors. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all audit services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

CERTAIN CONCORD RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In September 2020, Concord’s initial stockholders purchased an aggregate of 7,187,500 Founder Shares for a capital contribution of $25,000. On December 2, 2020, Concord’s Sponsor forfeited 1,150,000 Founder Shares and CA Co-Investment forfeited 287,500 Founder Shares, such that Concord’s initial stockholders own an aggregate of 5,750,000 Founder Shares. On December 7, 2020, Concord effected a stock dividend of 1,150,000 shares with respect to Concord’s Class B common stock, resulting in Concord’s initial stockholders holding an aggregate of 6,900,000 Founder Shares.
Concord’s sponsors purchased an aggregate of 752,000 Private Units for a purchase price of $10.00 per unit in a private placement that will occurred simultaneously with the closing of Concord’s IPO on December 10, 2020. Among the Private Units, 510,289 units were purchased by Concord’s Sponsor and 241,711 units were purchased by CA Co-Investment.
If any of Concord’s officers or directors becomes aware of a business combination opportunity which is suitable for one or more entities to which he or she has fiduciary, contractual or other obligations or duties, he or she will honor these obligations and duties to present such business combination opportunity to such entities first, and only present it to us if such entities reject the opportunity and he or she determines to present the opportunity to us. Concord’s officers and directors currently have other relevant fiduciary, contractual or other obligations or duties that may take priority over their duties to us.
On December 7, 2020, Concord entered into an Administrative Services Agreement pursuant to which Concord pays an affiliate of Concord’s Sponsor a total of $10,000 per month for office space, administrative and support services. Upon completion of Concord’s initial business combination or Concord’s liquidation, Concord will cease paying these monthly fees. Accordingly, in the event the consummation of Concord’s initial business combination takes the maximum 18 months (or 24 months) from the closing of the IPO, an affiliate of Concord’s Sponsor will be paid a total of up to $240,000 ($10,000 per month) for office space, administrative and support services and will be entitled to be reimbursed for any out-of-pocket expenses.
Concord’s sponsors, officers and directors or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on Concord’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Concord’s audit committee reviews on a quarterly basis all payments that were made by Concord to its sponsor, officers, directors or Concord’s or any of their respective affiliates and determines which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Concord’s behalf.
Prior to Concord’s IPO, Concord’s sponsors agreed to loan Concord up to $200,000 to be used for a portion of the expenses of the offering. The loan was repaid upon completion of the IPO out of the portion of offering proceeds that was allocated for the payment of offering expenses (other than underwriting commissions) not held in the Trust Account.
In addition, in order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, Concord’s sponsors, an affiliate of Concord’s sponsors or Concord’s officers and directors may, but are not obligated to, loan funds to Concord as may be required. If Concord completes its initial business combination, it may repay such loaned amounts out of the proceeds of the Trust Account released to Concord. In the event that Concord’s initial business combination does not close, Concord may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from Concord’s Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into Concord Units at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Units issued to Concord’s sponsors. The terms of such loans by Concord’s sponsors, an affiliate of Concord’s sponsors or Concord’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of Concord’s business combination, we do not expect to seek loans from parties other than Concord’s sponsors, an affiliate of Concord’s sponsors or Concord’s officers and directors, if any, as Concord does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in Concord’s Trust Account.

After Concord’s initial business combination, members of Concord’s management team who remain with us, if any, may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to Concord’s stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to Concord’s stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider Concord’s initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive officer and director compensation.
We entered into a letter agreement with Concord’s initial stockholders, officers and directors pursuant to which (x) they agreed to waive: (1) their redemption rights with respect to any Founder Shares, the Private Shares and Public Shares held by them, as applicable, in connection with the completion of Concord’s initial business combination; (2) their redemption rights with respect to any Founder Shares, the Private Shares and Public Shares held by them in connection with a stockholder vote to approve an amendment to Concord’s amended and restated certificate of incorporation (A) to modify the substance or timing of Concord’s obligation to allow redemptions in connection with Concord’s initial business combination or to redeem 100% of Concord’s Public Shares if Concord has not consummated its initial business combination by June 10, 2022 (or December 10, 2022, as applicable) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity; and (3) their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and Private Shares they hold if Concord fails to complete its initial business combination by June 10, 2022 or during any Extension Period (although they will be entitled to liquidating distributions from the trust account with respect to any Public Shares they hold if Concord fails to complete its initial business combination within the prescribed time frame), and (y) the Founder Shares are subject to certain transfer restrictions, as described under “Description of Securities — Founder Shares.”
Concord entered into a registration rights agreement with respect to the Founder Shares, Private Units, the Private Shares, Private Warrants and units that may be issued upon conversion of working capital loans or the extension loan and the shares and warrants included therein (and any shares of common stock issuable upon the exercise of the Private Warrants or warrants included in the units issued upon conversion of working capital loans or the extension loan).
Related Party Policy
Concord’s Code of Ethics requires it to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by Concord’s board of directors (or the appropriate committee of Concord’s board of directors) or as disclosed in Concord’s public filings with the SEC. Under Concord’s Code of Ethics, conflict of interest situations include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving Concord.
In addition, Concord’s audit committee, pursuant to a written charter, is responsible for reviewing and approving related party transactions to the extent that Concord enters into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. Concord’s audit committee reviews on a quarterly basis all payments that were made by Concord to its sponsor, officers or directors, or Concord’s or any of their affiliates.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.
To further minimize conflicts of interest, Concord has agreed not to consummate an initial business combination with an entity that is affiliated with any of Concord’s sponsor, officers or directors unless it, or a committee of independent and disinterested directors, has obtained an opinion from an independent investment banking firm which is a member of FINRA or an independent accounting firm that Concord’s initial business combination is fair to Concord from a financial point of view. There will be no finder’s fees, reimbursements or cash payments made by Concord to its sponsors, officers or directors or Concord’s or any of their respective affiliates, for services rendered to Concord prior to or in connection with the completion of Concord’s initial business combination, other than the following payments, none of which will be made from the proceeds of Concord’s IPO and the sale of the Private Units held in the Trust Account prior to the completion of Concord’s initial business combination:
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repayment of an aggregate of up to $200,000 in loans made to Concord by its sponsors to cover offering-related and organizational expenses;

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payment to an affiliate of Concord’s sponsor of a total of $10,000 per month, for up to 24 months, for office space, administrative and support services;

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reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination;

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payment to Cowen and Company, LLC of its underwriting discount, Marketing Fee, fees for any financial advisory, placement agency or other similar investment banking services Cowen and Company, LLC may provide to Concord in the future, and reimbursement of Cowen and Company, LLC for any out-of-pocket expenses incurred by it in connection with the performance of such services; and

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repayment of loans which may be made by Concord’s sponsors, an affiliate of Concord’s sponsors or Concord’s officers and directors to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of such loans may be convertible into units at a price of $10.00 per unit at the option of the lender.

These payments may be funded using the net proceeds of Concord’s IPO and the sale of the Private Units not held in the Trust Account or, upon completion of the initial business combination, from any amounts remaining from the proceeds of the Trust Account released to us in connection therewith.

CONCORD MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled “Risk Factors”, “Information About Concord” and the consolidated financial statements, including the related notes, appearing elsewhere in this proxy statement/prospectus. All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31. As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” the “Company” or “Concord” refer to Concord Acquisition Corp.
Overview
We are a blank check company incorporated on August 20, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate our initial business combination using cash from the proceeds of our initial public offering and the sale of the private placement warrants, our capital stock, debt or a combination of cash, stock and debt.
The issuance of additional shares of our stock in a business combination:
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may significantly dilute the equity interest of investors in our securities, which dilution would increase if the anti-dilution provisions in the Class B common stock resulted in the issuance of Class A shares on a greater than one-to-one basis upon conversion of the Class B common stock;

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may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded our common stock;

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could cause a change of control if a substantial number of shares of our common stock is issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

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may have the effect of delaying or preventing a change of control of us by diluting the stock ownership or voting rights of a person seeking to obtain control of us;

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may adversely affect prevailing market prices for our units, Class A common stock and/or warrants; and

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may not result in adjustment to the exercise price of our warrants.

Similarly, if we issue debt securities or otherwise incur significant indebtedness, it could result in:
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default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

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acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

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our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

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our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;

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our inability to pay dividends on our common stock;

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using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

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limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

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increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

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limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

Proposed Business Combination
On February 16, 2022, immediately following the termination of the Business Combination Agreement, we entered into the Transaction Agreement with Circle, Topco and Merger Sub. The proposed transactions contemplated by the Transaction Agreement are comprised of two separate transactions: (a) pursuant to an Irish law court-approved Scheme, Circle’s shareholders will transfer their holdings of shares in the capital of Circle to Topco in exchange for the issuance of new shares in Topco, with the result that, at the Scheme Effective Time, Circle will become a wholly-owned subsidiary of Topco; and (b) on the first business day following the Scheme Effective Time, subject to the conditions of the Transaction Agreement and in accordance with the DGCL, Merger Sub will merge with and into Concord, with Concord surviving the Merger as a wholly-owned subsidiary of Topco.
Pursuant to the Scheme, at the Scheme Effective Time, each holder of Scheme Shares will transfer all of his, her or its Scheme Shares to Topco in exchange for the allotment and issuance by Topco of that number of Topco Ordinary Shares comprising that Scheme shareholder’s pro rata portion of an amount of Topco Ordinary Shares equal to the Company Equity Value divided by $10.00 and rounded down to the nearest whole number of Topco Ordinary Shares. At the Merger effective time: (a) each share of Concord Class A common stock and each share of Concord Class B common stock (other than shares held by Concord as treasury stock or owned by Concord immediately prior to the Merger effective time) issued and outstanding immediately prior to the Merger effective time will be cancelled and automatically converted into and become the right to receive one Topco Ordinary Share (the “Merger Consideration”); and (b) each Concord warrant that is outstanding immediately prior to the Merger effective time will be converted into a Topco warrant on substantially the same terms as were in effect immediately prior to the Merger effective time. In addition, following the closing of the Proposed Transactions, Topco will issue, as earnout shares, up to an aggregate number of Topco Ordinary Shares equal to 20% of the Topco Ordinary shares in issue (on a fully diluted basis) immediately following the closing to certain of Circle’s existing shareholders, based on the volume weighted average trading price of the Topco Ordinary Shares meeting certain share price thresholds set forth in the Transaction Agreement.
Following the proposed transactions, it is expected that the Topco Ordinary Shares will be listed on the New York Stock Exchange.
Consummation of the transactions contemplated by the Transaction Agreement is subject to customary conditions of the respective parties, including the approval of the proposed transactions by Concord’s stockholders in accordance with Concord’s amended and restated certificate of incorporation.
Concurrently with the execution of the Transaction Agreement, certain securityholders of Circle entered into a Transaction Support Agreement with Concord, pursuant to which, among other things, such securityholders agreed to vote their Circle shares in favor of the Transaction Agreement, the Scheme and the transaction documents to which Circle is or will be a party. In addition, Circle’s Chief Executive Officer entered into a Transaction Support Agreement with Concord pursuant to which he further agreed not to vote in favor of any Alternative Transaction (as defined in the Transaction Agreement, but excluding for such purpose an initial public offering of Circle) for a period of six months following the termination of the Transaction Agreement under certain circumstances.
Also on February 16, 2022, Concord, Circle, Topco and Merger Sub entered into a Termination of Business Combination Agreement, pursuant to which the parties agreed to mutually terminate the Business Combination Agreement previously entered into among the parties. As a result of the termination of the Business Combination Agreement, effective as of February 16, 2022, the Business Combination Agreement

is of no further force and effect, and certain transaction agreements entered into in connection with the Business Combination Agreement, including the subscription agreements, dated as of July 7, 2021, between Concord and certain investors, pursuant to which such investors committed to purchase $415 million of equity upon the closing of the transactions contemplated by the Business Combination Agreement, were terminated in accordance with their respective terms.
For more information about the Business Combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal”.
Results of Operations
We have neither engaged in any operations nor generated any revenues to date. Our only activities since inception have been organizational activities necessary to prepare for the IPO and operating activities necessary to identify a target company for an initial business combination. We do not expect to generate any operating revenues until after completion of our initial business combination. We will generate non-operating income in the form of interest income cash and cash equivalents in the form of specified U.S. government treasury bills or specified money market funds after the IPO, and non-operating income or expense from the changes in the fair value of warrant liabilities. There has been no significant change in our financial or trading position and no material adverse change has occurred since the date of our audited financial statements. Until the completion of our initial business combination, we expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the year ended December 31, 2021, we had a net loss of $27,611,291, primarily driven by formation and operating costs of $1,233,168 and a change in the fair value of the warrant liability of $26,422,676, partially offset by interest income of $44,553.
During the period from August 20, 2020 (inception) through December 31, 2020, we had a net loss of $230,981, driven by transaction costs of $254,150, related to the IPO, and formation and operating costs of $121,735, partially offset by a change in the fair value of the warrant liability of $138,962 and interest income of $5,942.
Liquidity and Capital Resources
Our liquidity needs have been satisfied prior to the completion of our initial public offering through receipt of a $25,000 capital contribution from our sponsors in exchange for the issuance of the founder shares and up to $200,000 in loans from our sponsors under unsecured promissory notes.
We intend to use substantially all of the funds held in our Trust Account, including any amounts representing interest earned on the trust account (which interest shall be net of taxes payable) to complete our initial business combination. We may withdraw interest to fund our working capital requirements (subject to a limit of $250,000 per year) and/or to pay our taxes. Delaware franchise tax is based on our authorized shares or on our assumed par and non-par capital, whichever yields a lower result. Under the authorized shares method, each share is taxed at a graduated rate based on the number of authorized shares with a maximum aggregate tax of $200,000 per year. Under the assumed par value capital method, Delaware taxes each $1,000,000 of assumed par value capital at the rate of $350; where assumed par value would be (1) our total gross assets following the IPO, divided by (2) our total issued shares of common stock following the IPO, multiplied by (3) the number of our authorized shares following the IPO. Based on the number of shares of our common stock authorized and outstanding and our estimated total gross proceeds after the completion of the IPO, our annual franchise tax obligation is expected to be capped at the maximum amount of annual franchise taxes payable by us as a Delaware corporation of $200,000. Our annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the trust account. We expect the only taxes payable by us out of the funds in the trust account will be for income taxes. We expect the interest earned on the amount in the trust account will be sufficient to pay our taxes. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our initial Business Combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of December 31, 2021, we had available to us approximately $200,000 of proceeds held outside the Trust Account. We will use these funds primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination, and to pay taxes to the extent the interest earned on the trust account is not sufficient to pay our taxes. We will have until June 10, 2022 to consummate an initial business combination. However, if we anticipate that we may not be able to consummate our initial business combination by that date, we may, by resolution of our board if requested by our sponsor, extend the period of time to consummate a business combination one time, by an additional six months (until December 10, 2022), subject to the sponsor depositing additional funds into the trust account.
In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial Business Combination, our sponsors, an affiliate of our sponsors or our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial Business Combination, we may repay such loaned amounts out of the proceeds of the trust account released to us. In the event that our initial Business Combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants issued to our sponsors. The terms of such loans by our sponsors, an affiliate of our sponsors or our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of our business combination, we do not expect to seek loans from parties other than our sponsors, an affiliate of our sponsors or our officers and directors, if any, as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.
We do not believe we will need to raise additional funds following our initial public offering in order to meet the expenditures required for operating our business. However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial Business Combination. Moreover, we may need to obtain additional financing either to complete our initial Business Combination or because we become obligated to redeem a significant number of our Public Shares upon completion of our initial Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination.
Off-Balance Sheet Arrangements; Commitments and Contractual Obligations
As of December 31, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

MANAGEMENT OF THE COMPANY FOLLOWING THE BUSINESS COMBINATION
Concord and Circle anticipate that the current executive officers of Circle will become the executive officers of Topco and certain directors of Concord and Circle will become the directors of Topco. The following persons are expected to serve as Topco’s executive officers and directors following the Business Combination.
Name	Age	Position(s)
Executive Officers:
Jeremy Allaire	50	Chief Executive Officer, President and Director
Jeremy Fox-Geen	48	Chief Financial Officer
Elisabeth Carpenter	55	Chief Operating Officer
Flavia Naves	48	General Counsel
Dante Disparte	44	Chief Strategy Officer and Head of Global Policy
Mandeep Walia	44	Chief Compliance and Risk Officer
Kash Razzaghi	41	Chief Revenue Officer
Nikhil Chandhok	44	Chief Product Officer
Directors:
M. Michele Burns	63	Director
Raj Date	50	Director
Bob Diamond	70	Director
P. Sean Neville	50	Director
Danita K. Ostling	61	Director
Anita Sands	45	Director
Executive Officers and Directors
Jeremy Allaire has served as Chief Executive Officer, President and Director of Circle since its inception in August 2013. Mr. Allaire previously served as co-founder and CEO of Brightcove, technologist and entrepreneur in residence at General Catalyst, CTO of Macromedia, and co-founder and CTO of Allaire Corporation. Mr. Allaire holds an B.A. in Political Science and Philosophy from Macalester College. As the co-founder and CEO of Circle, we believe Mr. Allaire is qualified to serve as a member of our board of directors.
Jeremy Fox-Geen has served as Chief Financial Officer of Circle since May 2021. Prior to joining, Mr. Fox-Geen served as the Chief Financial Officer for both iStar, Inc. and Safehold, Inc., NYSE-listed real estate finance companies, from March 2020 to May 2021. Prior to that, Mr. Fox-Geen served as the Chief Financial Officer for McKinsey & Company, North America, from August 2016 to March 2020. Mr. Fox-Geen previously held senior leadership positions with PwC LLP, Citigroup, Inc., and McKinsey & Company. Mr. Fox-Geen holds an M.A. in Mathematics and Philosophy from Oxford University.
Elisabeth Carpenter has served as Circle’s Chief Operating Officer since July 2017 and served as its Chief People Officer from June 2016 through June 2017. Ms. Carpenter previously held executive leadership positions at Evertrue, Brightcove, News Corporation and British Sky Broadcasting. Ms. Carpenter is a Fulbright Scholar and holds an MBA from Harvard Business School, JD from Columbia Law School, and an AB from Harvard University.
Flavia Naves, LL.B. has served as General Counsel of Circle since September 2020. Ms. Naves previously served as General Counsel and Chief Compliance Officer at Qwil from December 2019 to September 2020, General Counsel and Chief Compliance Officer at Velo Payments from February 2019 to December 2019, and as Assistant General Counsel, Payments at Intuit from July 2016 to February 2019. She previously held legal positions at Worldpay and Univision. Ms. Naves attended Widener University

Commonwealth Law School in anticipation of taking the District of Columbia Bar Exam, and holds an LL.B. degree from Pontificia Universidade Catolica de Minas Gerais.
Dante Disparte has served as Circle’s Chief Strategy Officer and Head of Global Policy since April 2021. Mr. Disparte previously served as Vice Chairman and Executive Vice President at Diem Association from June 2019 to April 2021. He also serves as founder and Chairman of Risk Cooperative since November 2014. Mr. Disparte is a graduate of Harvard Business School and holds an MSc. in Risk Management from the NYU Stern School of Business and a B.A. in International and Intercultural Studies from Goucher College.
Mandeep Walia has served as Circle’s Chief Compliance and Risk Officer since May 2021. Mr. Walia leads Circle’s compliance and risk management globally. He has played senior leadership roles driving global compliance and enterprise risk at financial services/fintech companies such as PayPal, LendUp, State Street, and most recently, was the Chief Compliance Officer/Head of Enterprise Risk at Novi — Facebook’s digital wallet business. Mr. Walia holds a Bachelor of Commerce degree from, University of Mumbai, M.S. in Accounting Information Systems from Bentley College and a Bachelor of General Law from the University of Mumbai.
Kash Razzaghi has served as Circle’s Chief Revenue Officer since October 2021. Prior to that, he served as Circle’s SVP, Revenue and Partnerships since April 2020. Mr. Razzaghi oversees Circle’s global revenue operations including sales, customer success, alliances, and client solutions. Previously, he served as SVP, Sales at Brightcove where he was responsible for all revenue and customer success in the Americas. Prior to Brightcove, he served as CEO of Fancred, a sports-focused digital media platform. Mr. Razzaghi holds a BS, Electrical Engineering from Mississippi State University and a MBA from Mississippi State University.
Nikhil Chandhok has served as Circle’s Chief Product Officer since February 2022. Mr. Chandhok is responsible for developing accessible and easy-to-use products for new and existing Circle customers. He has experience developing tech-forward products and software that advanced mobile devices, streaming video, AI, and Augmented Reality at companies, including Meta, Google, YouTube, and Microsoft. Mr. Chandhok holds a B.E. in Computer Engineering from Pune University and a Master of Science in Computer and Information Science from The Ohio State University.
M. Michele Burns has served as a member of Circle’s board of directors since December 2013. Ms. Burns is a member of the board of directors of Goldman Sachs, Anheuser-Busch InBev, Cisco Systems and Etsy, and is a former member of the board of directors of Walmart and Alexion Pharmaceuticals. Ms. Burns was the CEO of Mercer, a subsidiary of Marsh McLennan. Prior positions included serving as CFO of MMC, CFO of Mirant, CFO of Delta Airlines and Partner at Arthur Andersen & Co. Ms. Burns holds bachelor’s and master’s degrees in accounting from the University of Georgia. We believe that Ms. Burns’ expertise in corporate finance, accounting, governance, human resources and strategy and her experience as a public company CFO and director qualifies her to serve on our board of directors.
Raj Date has served as a member of Circle’s board of directors since October 2013. Mr. Date has served as Managing Director of Fenway Summer LLC and FS Venture Capital LLC since April 2013 and has over twenty years in the financial services industry, including serving as the first Deputy Director of the U.S. Consumer Financial Protection Bureau and as Managing Director in the Financial Institutions Group at Deutsche Bank Securities. Mr. Date currently serves on the board of directors of Green Dot Corporation and formerly served on the board of directors of Prosper Marketplace, Inc. and Megalith Financial Acquisition Corp. Mr. Date holds a J.D. from Harvard Law School and a B.S. in Engineering from the University of California at Berkeley. We believe Mr. Date should serve as a member of our board of directors based on his extensive experience in the private and public sector, the perspective he brings as both an investor and board member at leading Fintech companies and his understanding of the unique needs of operations and governance at regulated companies.
Bob Diamond serves as Chairman of the board of directors of Concord and is Founding Partner and Chief Executive Officer of Atlas Merchant Capital LLC. Since February 2021, Mr. Diamond has also been the Chairman of Concord II and Concord III. Until 2012, Mr. Diamond was Chief Executive of Barclays, having previously held the position of President of Barclays, responsible for Barclays Capital and Barclays Global Investors. He became an executive director of Barclays in 2005 and had been a member of the Barclays Executive Committee since 1997. Mr. Diamond is currently a member of the Board of Directors of South Street Securities Holdings, Inc., Crux Informatics and Atlas Mara Limited. We believe that Mr. Diamond’s decades of operating experience, having previously held senior executive positions at leading global financial services firms, qualifies him to serve on our board of directors.
P. Sean Neville has served as a member of Circle’s board of directors since its inception in August 2013. Mr. Neville is a co-founder of Circle and served as CTO and President from August 2013 to December 2019. Mr. Neville is currently founder and CEO of crypto venture studio Xdotzero, and he is a Strategic Advisor to the Centre Consortium. Mr. Neville previously served in product and engineering leadership roles at Adobe, Brightcove, Macromedia, Allaire, and was founder of Sevenchord Studios. We believe that Mr. Neville’s experience as a co-founder of Circle and as a technologist in the digital asset industry qualifies him to serve on our board of directors.
Danita K. Ostling has served as a member of Circle’s board of directors since October 2021. Ms. Ostling previously served as a partner and senior leader at Ernst & Young (“EY”), serving a broad spectrum of publicly traded and privately held clients on complex issues in accounting, auditing, risk, regulatory and securities registrations. Ms. Ostling's career with EY spanned 32 years and included serving as the Professional Practice Director for EY’s U.S. East Region and as Deputy Director Global Assurance Professional Practice — Accounting for eight years in London. In addition to her work at EY, Ms. Ostling also held various positions at the Financial Accounting Standards Board and Citigroup. Ms. Ostling holds a B.S. in accounting from the University of Arkansas at Little Rock. We believe that Ms. Ostling’s experience working with large global organizations on complex issues qualifies her to serve on our board of directors.
Anita Sands has served as a member of Circle’s board of directors since January 2022. is a US-based independent board director. From March 2017 to present, Ms. Sands serves as a Senior Partner at Sands Point Consulting LLC, which advises technology-based start-ups, CEOs and founders. From April 2014 to March 2017, she served as a Senior Advisor and Strategic Consultant at Trewstar Corporate Board Services, specializing in placing qualified female candidates on corporate boards. From April 2012 to September 2013, Ms. Sands served as Group Managing Director, Head of Change Leadership and a member of the Wealth Management Americas Executive Committee of UBS Financial Services, a global financial services firm. Prior to that, from April 2010 to April 2012, Ms. Sands was Group Managing Director and Chief Operating Officer of UBS Wealth Management Americas at UBS Financial Services, and from October 2009 to April 2010, Ms. Sands was a Transformation Consultant at UBS Wealth Management Americas. Prior to joining UBS Financial Services, Ms. Sands was Managing Director, Head of Transformation Management at Citigroup N.A.'s Global Operations and Technology organization. Ms. Sands also held leadership positions with RBC Financial Group and CIBC. Ms. Sands currently serves on the board of directors of ServiceNow, a provider of enterprise workflow application software, SVF Investment Corp, a SPAC sponsored by the Softbank Vision Fund. and Nu Holdings, Ltd. a leader in digital banking in Latin America. She also serves on the board of directors of a number of privately held technology companies. Ms. Sands holds a B.S. degree in Physics and Applied Mathematics from The Queen's University of Belfast, Northern Ireland, a Ph.D. degree in Atomic and Molecular Physics from The Queen's University of Belfast, Northern Ireland and an M.S. degree in Public Policy and Management from Carnegie Mellon University. We believe Ms. Sands’ executive leadership experience and extensive service on boards of directors of various companies in the technology sector qualifies her to serve on our board of directors.
Corporate Governance Guidelines and Code of Business Conduct
The Topco Board will adopt Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and standards applicable. In addition, the Topco Board will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer and other executive and senior financial officers. The full text of Topco’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics will be posted on the Corporate Governance portion of Topco’s website. Topco will post amendments to its Code of Business Conduct and Ethics or waivers of its Code of Business Conduct and Ethics for directors and officers on the same website.
Board Composition
The board of directors of Topco will consist of seven directors immediately following the closing of the Business Combination. Each of the directors will continue to serve as a director until the election and qualification of his or her successor or until his or her earlier death, resignation or removal. The authorized number of directors may be changed by resolution of the board of directors. Vacancies on the board of directors can be filled by resolution of the board of directors.
Director Independence
In connection with the Business Combination, Topco Ordinary Shares will be listed on the NYSE. Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the NYSE, a director will only qualify as an “independent director” if that company’s board of directors affirmatively determines that such person does not have a material relationship with the listed company. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the rules of the NYSE. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of the NYSE.
In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of the NYSE, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.
To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of NYSE, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.
The Topco Board has undertaken a review of the independence of each director and considered whether each of the directors has a material relationship with Topco that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, Topco anticipates that                 will be considered “independent directors” as defined under the listing requirements and rules of the NYSE and the applicable rules of the Exchange Act.
Committees of the Topco board of directors
The Topco Board will have an audit committee, compensation committee and nominating and corporate governance committee. The composition and responsibilities of each of the committees of the Topco board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by the Topco board of directors.
Audit Committee
                 will serve as members of our Audit Committee. Under the NYSE listing standards and applicable SEC rules, all the directors on the Audit Committee must be independent; our board of directors has determined that each of                 are independent under the NYSE listing standards and applicable SEC rules.                 will serve as the Chairman of the Audit Committee. Each member of the Audit Committee is financially literate and our board of directors has determined that           qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The Audit Committee will be responsible for, among other things:
•
selecting a qualified firm to serve as the independent registered public accounting firm to audit Topco’s financial statements;

•
helping to ensure the independence and performance of the independent registered public accounting firm;

•
discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, Topco’s interim and year-end financial statements;

•
developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•
reviewing and overseeing Topco’s policies on risk assessment and risk management, including enterprise risk management;

•
reviewing the adequacy and effectiveness of internal control policies and procedures and Topco’s disclosure controls and procedures; and

•
approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The Topco board of directors will adopt a written charter for the Audit Committee which will be available on Topco’s website upon the completion of the Business Combination.
Compensation Committee
                 will serve as members of our Compensation Committee. Under the NYSE listing standards, we are required to have a Compensation Committee composed entirely of independent directors; our Board of Directors has determined that each of                 are independent.           will serve as Chairman of the Compensation Committee. Topco’s Compensation Committee will be responsible for, among other things:
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reviewing, approving and determining the compensation of Topco’s officers and key employees;

•
reviewing, approving and determining compensation and benefits, including equity awards, to directors for service on the Topco board of directors or any committee thereof;

•
administering Topco’s equity compensation plans;

•
reviewing, approving and, in certain situations, making recommendations to the Topco board of directors regarding incentive compensation and equity compensation plans; and

•
establishing and reviewing general policies relating to compensation and benefits of Topco’s employees.

The Topco board of directors will adopt a written charter for the Compensation Committee, which will be available on its website upon the completion of the Business Combination.
Nominating and Corporate Governance Committee
                 will serve as members of our Nominating and Corporate Governance Committee. Under the NYSE listing standards, we are required to have a nominating and corporate governance committee composed entirely of independent directors; our Board of Directors has determined that each of                 are independent.                 will serve as Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for, among other things:
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identifying, evaluating and selecting, or making recommendations to the Topco board of directors regarding, nominees for election to the Topco board of directors and its committees;

•
evaluating the performance of the Topco board of directors and of individual directors;

•
considering, and making recommendations to the Topco board of directors regarding the composition of the Topco board of directors and its committees;

•
reviewing developments in corporate governance practices;

•
evaluating the adequacy of the corporate governance practices and reporting;

•
reviewing related person transactions; and

•
developing, and making recommendations to the Topco board of directors regarding, corporate governance guidelines and matters.

The Topco board of directors will adopt a written charter for the Nominating and Corporate Governance Committee, which will be available on its website upon the completion of the Business Combination.
Code of Conduct and Ethics
Following the Business Combination, Topco intends to post its Code of Conduct and Ethics and to post any amendments to or any waivers from a provision of its Code of Conduct and Ethics on its website, and also intends to disclose any amendments to or waivers of certain provisions of its Code of Conduct and Ethics in a manner required by applicable rules or regulations of the SEC or securities exchange.
Compensation Committee Interlocks and Insider Participation
None of Topco’s officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers served on Topco’s compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose officers served on the Topco board of directors.
Related Person Policy
Topco will adopt a formal written policy that will be effective upon the Business Combination that sets forth the following policies and procedures for the review and approval or ratification of related person transactions. A “Related Person Transaction” is a transaction, arrangement or relationship in which Topco or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:
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any person who is, or at any time during the applicable period was, one of Topco’s officers or one of Topco’s directors;

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any person who is known by Topco to be the beneficial owner of more than five percent (5%) of its voting stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than five percent (5%) of its voting stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

Topco will enact policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the Audit Committee will have the responsibility to review related person transactions.

COMPARISON OF STOCKHOLDERS’ AND SHAREHOLDERS’ RIGHTS
This section describes the material differences between the rights of Concord stockholders and the rights of Topco shareholders. Concord is incorporated under the DGCL and therefore the rights of Concord’s stockholders are governed by the DGCL and Concord’s amended and restated certificate of incorporation and bylaws. Topco is incorporated under the Irish Companies Act and therefore the rights of Topco’s shareholders are governed by the Irish Companies Act and the Topco Constitution, as well as other Irish laws affecting companies. The differences between the rights of Concord stockholders and Topco shareholders generally result from the differences between the DGCL and the Concord’s amended and restated certificate of incorporation and bylaws, on the one hand, and the Irish Companies Act and the Topco Constitution, on the other hand. As a result of the Merger, Concord stockholders will become Topco Ordinary Shareholders. Thus, following the Merger, the rights of Concord stockholders who become Topco Ordinary Shareholders in the Merger will be governed by the laws of Ireland, and will also then be governed by the Topco Constitution. In this section, references to “Topco shareholders” include Topco Ordinary Shareholders.
The section does not include a complete description of all differences among the rights of Concord stockholders and Topco Ordinary Shareholders, nor does it include a complete description of the specific rights referred to below. Furthermore, the description of some of the differences in these rights in this section is not intended to indicate the other difference that may be equally important do not exist. All Concord stockholders are urged to read carefully and compare the relevant provisions of the Irish Companies Act and the DGCL, as well as each company’s governing documents; this summary is qualified in its entirety by reference to the full text of each of the Topco Constitution and the Concord’s amended and restated certificate of incorporation and bylaws. See the section entitled “Where You Can Find More Information” beginning on page 317 for information on how to obtain a copy of these documents.
Concord Stockholders	Topco Shareholders
Authorized Capital
Concord’s amended and restated certificate of incorporation authorizes 221,000,000 shares, par value US$0.0001 per share, consisting of 220,000,000 shares of Concord common stock, including 200,000,000 shares of Concord Class A Common Stock and 20,000,000 shares of Concord Class B Common Stock, and 1,000,000 shares of preferred stock, par value US$0.0001 per share.	At Closing, Topco’s authorized share capital will be US$2,100,000 and €25,000 divided into 1,600,000,000 ordinary shares of US$0.001 each (nominal value) (i.e., the Topco Ordinary Shares), 500,000,000 preference shares of US$0.001 each (nominal value) and 25,000 euro deferred shares of €1.00 each (nominal value).
Voting Rights
Concord’s amended and restated certificate of incorporation provides that except as otherwise required by law or such certificate of incorporation, the holders of shares of Concord common stock (including the Concord Class A Common Stock and the Concord Class B Common Stock) are entitled to one vote per share on each matter properly submitted to the stockholders on which such holders are entitled to vote.	The Topco Constitution provides that each Topco Ordinary Shareholder is entitled to one vote for each Topco Ordinary Share held by him or her on the record date of the relevant general meeting.
Quorum and Adjournment
Concord’s bylaws provide that except otherwise provided by applicable law, Concord’s certificate of incorporation or specific provision of Concord’s bylaws, the presence, in person or by proxy, of the holders of shares of outstanding stock of Concord representing a majority of the voting power of all outstanding shares of stock of Concord entitled to vote at such meeting constitutes a quorum sufficient for the transaction of business at such meeting.	The Topco Constitution provides that no business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business. A quorum comprises Topco shareholders, represented in person or by proxy, who together are entitled to cast at least the majority of the voting rights of all the Topco shareholders entitled to vote at the relevant general meeting on a poll.

Concord Stockholders	Topco Shareholders

If a quorum is not present in person or by proxy at a meeting of stockholders of Concord, the chairman of the meeting may adjourn the meeting from time to time as provided in Concord’s bylaws until a quorum shall attend.
Concord’s bylaws provide that notice of an adjourned meeting of Concord’s stockholders need not be given if the date, time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjournment are announced at the meeting at which the adjournment is taken. If the adjournment is for more than 30 days, notice of the adjourned meeting is required to be given to each stockholder of record entitled to vote at the meeting. If, after adjournment, a new record date for stockholders entitled to vote is fixed for the adjourned meeting, Concord’s board of directors is required to fix a new record date for notice of such adjourned meeting and Concord is required to give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
At the adjourned meeting, any business which might have been transacted at the original meeting may be transacted.

If a quorum is not present, the meeting, if convened on the requisition of Topco shareholders, shall be dissolved and, in any other case, shall stand adjourned to the same day in the next week or to such other time and place as the chairperson of the meeting may determine.
If a quorum is present, the chairperson of the meeting may, with the consent of the meeting, adjourn the meeting from time to time (or indefinitely).
No business may be transacted at any adjourned meeting other than the business which might have properly been transacted at the meeting from which the adjournment took place.

Number of Directors and Composition of Board of Directors

Concord’s certificate of incorporation provides that other than any directors who may be elected by the holders of one or more series of preferred stock of Concord, the number of directors shall be fixed from time to time exclusively by the Concord board of directors pursuant to a resolution adopted by a majority of the Concord board of directors.
The Concord amended and restated certificate of incorporation provides that the Concord board of directors shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Concord amended and restated certificate of incorporation provides that the Class I directors serve until the first annual meeting of stockholders following December 7, 2020, the Class II directors serve until the second annual meeting of stockholders following such date and the Class III directors serve until the third annual meeting of stockholders following such date.

The Topco Constitution provides that the number of Topco directors shall be not more than 15 and not less than two, with the exact number of Topco directors, from time to time, determined solely by the Topco Board may determine from time to time. From Closing, there will be seven directors on the Topco Board.
The Topco Board shall be divided into three classes, designated Class I, Class II and Class III, with the directors of each class serving for staggered three-year terms. At Closing, Class I shall consist of two directors, Class II shall consist of three directors and Class III shall consist of two directors. The Class I directors shall be appointed to serve as directors until the conclusion of Topco’s 2022 annual general meeting, the Class II directors shall be appointed to serve as directors until the conclusion of Topco’s 2023 annual general meeting and Class III directors shall be appointed to serve as directors until the conclusion of Topco’s 2024 annual general meeting.

Concord Stockholders	Topco Shareholders
Concord’s certificate of incorporation provides that if the number of directors constituting the board of directors is changed, any increase or decrease shall be apportioned by the Concord board of directors among the classes so as to maintain the number of directors in each class as nearly equal as possible. Concord’s certificate of incorporation provides that no decrease in the number of directors constituting the board of directors is permitted to shorten the term of any incumbent director.	If the size of the Topco Board is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Topco directors in each class as nearly equal as possible or as the chairperson of the Topco Board may otherwise direct, provided that a decrease will not shorten the term of any incumbent Topco director.
Appointment of Directors

Concord’s certificate of incorporation provides that, except as otherwise required by law or specific provision of such certificate of incorporation, the holders of the Concord Class A Common Stock and the holders of the Concord Class B Common Stock, voting together as a single class, have the exclusive right to vote for the election of directors.
Concord’s certificate of incorporation provides that, subject to the rights of any series of preferred stock of Concord, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.
Concord’s certificate of incorporation provides that notwithstanding any other provision of Concord’s certificate of incorporation, prior to the closing of Concord’s initial business combination, the holders of Concord Class B Common Stock have the exclusive right to elect, remove and replace any director, and the holders of Concord Class A Common Stock have no right to vote on the election, removal or replacement of any director.
Concord’s certificate of incorporation provides that, except for directors elected by one or more series of Concord preferred stock, voting separately as a single class or series, newly created directorships resulting from an increase in the number of directors and any vacancies on the Concord board of directors may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by the sole remaining director (and not by the stockholders).

The Topco Constitution provides that the Topco directors may be appointed by ordinary resolution of the Topco shareholders in general meeting.
In the event of a contested election (i.e., where the number of Topco director nominees exceeds the number of Topco directors to be elected), each of those nominees shall be voted upon as a separate resolution and the Topco directors shall be elected by a plurality of the votes cast in person or by proxy at any such meeting. “Elected by a plurality” means the election of those Topco director nominees equaling in number the number of positions to be filled at the relevant general meeting that receive the highest number of votes.
The Topco Constitution also provides that the Topco Board may appoint any person who is willing to act as a Topco director, either to fill a vacancy or as an addition to the existing Topco Board or as a successor to a Topco director who is not re-elected at an annual general meeting

Removal of Directors
Concord’s certificate of incorporation provides that other than directors elected by one or more series of Concord preferred stock, voting separately as a single class or series, any or all of the directors may be removed from office only for cause and only by the affirmative vote of the holders of a majority of	Under Irish law, Topco shareholders may remove a director without cause by ordinary resolution, provided that at least 28 clear days’ notice of the resolution is given to Topco, and the Topco shareholders comply with the relevant procedural requirements. Under Irish law, one or more

Concord Stockholders	Topco Shareholders

the voting power of all of the then outstanding shares of stock of Concord entitled to vote generally in the election of directors, voting together as a single class.
Concord’s certificate of incorporation provides that notwithstanding any other provision of Concord’s certificate of incorporation, prior to the closing of Concord’s initial business combination, the holders of Concord Class B Common Stock have the exclusive right to remove any director, and the holders of Concord Class A Common Stock have no right to vote on the removal of any director.
shareholders representing not less than 10% of the paid-up share capital of Topco carrying voting rights may requisition the holding of an extraordinary general meeting at which a resolution to remove a director and appoint another person in his or her place may be proposed.
Fiduciary Duties of Directors

Under Delaware law, the directors of Concord owe the fiduciary duties of loyalty (encompassing good faith) and care to all of Concord’s stockholders.
The DGCL permits a Delaware corporation to include in its certificate of incorporation to contain a provision limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, acts or omissions not in good faith, involving intentional misconduct or a knowing violation of law, unlawful repurchases, redemptions or dividends, or transactions from which the director derived an improper personal benefit. Concord’s certificate of incorporation contains such provision.
The DGCL permits a Delaware corporation to renounce, in its certificate of incorporation, any interest or expectancy of the corporation in, or being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or one or more of its officers, directors or stockholders. Concord’s certificate of incorporation provides that to the extent allowed by law, the corporate opportunity doctrine shall not apply to Concord or any of its officers or directors or any of their affiliates where the application of such doctrine would conflict with any fiduciary duties or contractual obligations such persons had as of December 7, 2020 and that Concord renounces any expectancy that any of Concord’s directors or officers will offer any such corporate opportunity of which he or she becomes aware to Concord, except that the corporate opportunity doctrine shall apply with respect to any of Concord’s directors or officers only with respect to a corporate opportunity that is offered to him or her solely in his or her capacity as a director or

Under Irish law, a fiduciary relationship exists between the Topco directors and Topco, whereby the Topco directors serve as fiduciaries with respect to the care of the Topco’s property and interests. The Irish Companies Act sets out eight principal fiduciary duties for directors, derived from common law and equitable principles which have been developed by the courts in Ireland over many years. The eight principal fiduciary duties are:
(i)
to act in good faith in what the director considers to be the interests of the company;

(ii)
to act honestly and responsibly in relation to the conduct of the affairs of the company;

(iii)
to act in accordance with the company’s memorandum of association and articles of association and to exercise his or her powers only for the purposes allowed by law;

(iv)
not to use the company’s property, information or opportunities for his or her own benefit, or that of anyone else;

(v)
not to agree to restrict the director’s power to exercise an independent judgement;

(vi)
to avoid conflict of interest;

(vii)
to exercise due care, skill and diligence; and

(viii)
to have regard to the interests of the company’s employees in general and its shareholders.

Such duties are owed by the Topco directors to Topco (not to individual Topco shareholders or third parties) and only Topco may take an action for breach of duty against a Topco director. Upon liquidation, this power may be exercised by the liquidator. In limited situations, Topco shareholders may be able to bring a derivative action on behalf of Topco.

Concord Stockholders	Topco Shareholders

officer of Concord and such opportunity is one Concord is legally and contractually permitted to undertake and would otherwise be reasonable for it to pursue and that the director or officer is permitted to refer that opportunity to Concord without violating any legal obligations.
In limited circumstances, Concord’s stockholders may be able to bring derivative actions on behalf of Concord.

Director Nominations by Stockholders and Shareholders

Concord’s bylaws provide that nominations of individuals for election to Concord’s board of directors at any annual meeting of stockholders or any special meeting of stockholders called for the purpose of electing directors may be made (i) by or at the direction of the board of directors or (ii) by any stockholder who complies with the nomination procedures established by Concord’s bylaws and who is a stockholder of record at appropriate time or times provided in Concord’s bylaws.
For a nomination to be made by a stockholder pursuant to Concord’s bylaws, the stockholder must give timely notice in proper written form to Concord’s secretary. To be timely, the notice must be delivered in accordance with Concord’s bylaws (i) in the case of an annual meeting of stockholders, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders (provided that if the annual meeting is more than 30 days before or more than 70 days after such anniversary date, the stockholder’s notice must be delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of either the close of business on the 90th day before the annual meeting or the close of business on the 10th day following the day on which pubic announcement of the date of the annual meeting was first made by Concord) and (ii) in the case of a special meeting called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by Concord.
The notice must set forth, among other things, the information relating to the nominee that would be required to be disclosed in a proxy statement or other filing filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange

The Topco Constitution provides that, in the case of a resolution proposed to be moved at an annual general meeting (including a resolution to appoint a director), Topco Shareholders must deliver a request in writing to the secretary of Topco not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (subject to adjustment if the date of the annual general meeting is more than 30 days before or more than 60 days after such anniversary, as provided for in the Topco Constitution).
The request shall set forth, amongst other requirements, all information related to the proposed nominee for director that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required by Regulation 14A of the Exchange Act, including the person’s written consent to being named in the proxy statement and to serving as director if elected.

Concord Stockholders	Topco Shareholders
Act and the rules and regulations promulgated thereunder and must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
Action by Stockholders and Shareholders

Concord’s certificate of incorporation provides that, subject to the rights of any series of preferred stock of Concord, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.
Concord’s bylaws provide that all other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, Concord’s certificate of incorporation or bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.
Concord’s certificate of incorporation provides that other than directors elected by one or more series of Concord preferred stock, voting separately as a single class or series, any or all of the directors may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of stock of Concord entitled to vote generally in the election of directors, voting together as a single class.

Except where a greater majority is required by the Irish Companies Act or otherwise prescribed by the Topco Constitution, any question, business or resolution proposed at any general meeting shall be decided by a resolution approved by a simple majority of votes cast, in person or by proxy, at a general meeting of Topco shareholders at which a quorum is present (referred to under Irish law as an “ordinary resolution”).
An ordinary resolution is needed, among other matters, to appoint a Topco director (where the appointment is by Topco shareholders), to remove a Topco director and to provide, vary or renew the Topco directors’ authority to allot relevant securities.
Irish law requires approval of certain matters by a resolution approved by not less than 75% of the votes cast, in person or by proxy, at a general meeting of shareholders at which a quorum is present (referred to under Irish law as a “special resolution”).
A special resolution is needed, among other matters, to amend the Topco Constitution, to dis-apply statutory pre-emption rights on the issuance of equity securities of Topco and to reduce Topco’s company capital.

Dividends and Distributions

Under the DGCL, the board of directors, subject to any restrictions in the corporation’s certificate of incorporation, may declare and pay dividends out of (i) surplus of the corporation, which is defined as net assets less capital (as each is defined in the DGCL), or (ii) if no surplus exists, out of the net profits of the corporation for the fiscal year in which the dividend is declared and/or the preceding fiscal year.
The DGCL also provides that if the capital of the corporation has been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the board of directors may not declare and pay dividends out of the

Under Irish law, Topco may only pay dividends and make other distributions (and, generally, make share repurchases and redemptions) out of distributable profits.
In addition, no dividend may be paid or other distribution, share repurchase or redemption made by Topco unless the net assets of Topco are equal to, or exceed, the aggregate of Topco’s called-up share capital plus its un-distributable reserves and the dividend or other distribution, share repurchase or redemption does not reduce Topco’s net assets below such aggregate.
The Topco Constitution authorizes the Topco Board to pay such dividends as appears to the Topco Board to be justified by the profits of Topco.

Concord Stockholders	Topco Shareholders

corporation’s net profits until the deficiency in the capital has been repaired.
Under the DGCL, a corporation may purchase or redeem its own shares, except that, generally, it may not purchase or redeem such shares if such repurchase or redemption would impair the capital of the corporation. A corporation may, however, purchase or redeem out of capital any of its own shares which are entitled upon any distribution of its assets to a preference over another class or series of its stock if such shares will be retired and the capital reduced as provided in the DGCL.
Concord’s certificate of incorporation provides that Concord will provide all Public Stockholders with the opportunity to have their Public Shares redeemed in connection with the Business Combination, subject to the limitations set forth therein, for cash equal to the applicable redemption price per share; provided, however, that Concord will not redeem Public Shares to the extent that such redemption would result in Concord’s failure to have net tangible assets of at least $5,000,001 immediately prior to or upon the consummation of the Business Combination or any greater net tangible asset or cash requirement which may be contained in the Transaction Agreement.
The Topco Board may also recommend a dividend to be approved and declared by the Topco shareholders at a general meeting, provided that no such dividend may exceed the amount recommended by the Board.
Stockholder and Shareholder Proposals

Concord’s bylaws provide that no business (other than nominations of individuals for election as directors) may be transacted at an annual meeting of stockholders other than business that is either (i) specified in Concord’s notice of the meeting (or any supplement thereto), (ii) otherwise brought before the annual meeting by or at the direction of Concord’s board of directors or (iii) otherwise properly brought before the annual meeting by a stockholder who complies with the procedures established by Concord’s bylaws and who is a stockholder of record at appropriate time or times provided in Concord’s bylaws.
For a business (other than nominations) to be brought before an annual meeting by a stockholder pursuant to Concord’s bylaws, the stockholder must give timely notice in proper written form to Concord’s secretary and such business must otherwise be a proper matter for stockholder action. To be timely, the notice must be delivered in accordance with Concord’s bylaws not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding

The Topco Constitution provides that, in the case of a resolution proposed to be moved at an annual general meeting (including a resolution to appoint a director), Topco Shareholders must deliver a request in writing to the secretary of Topco not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (subject to adjustment if the date of the annual general meeting is more than 30 days before or more than 60 days after such anniversary, as provided for in the Topco Constitution).
In a request, other than for the nomination of directors, the relevant Topco shareholder must, among other matters, provide a comprehensive description of the business to be brought at the meeting, the reasons for conducting such business at the meeting, the complete text of any proposed resolution and a declaration of any material interest in such business by the shareholder and any associated persons.

Concord Stockholders	Topco Shareholders

annual meeting of stockholders (provided that if the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of the close of business on the 90th day before the meeting or the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by Concord).
The notice must set forth, among other things, a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend Concord’s bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting. The notice must also set forth any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business.

Amendments to Governing Documents

Under the DGCL, a certificate of incorporation may be amended if (i) the board of directors adopts resolutions setting forth the proposed amendment, declaring the advisability of the amendment and directing that the amendment be submitted to a vote at a meeting of stockholders and (ii) the holders of at least a majority of shares of stock entitled to vote, voting as a single class, approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.
In addition, under the DGCL, class voting rights exist with respect to amendments to the certificate of incorporation that increase or decrease the aggregate number of authorized shares of a class of stock, increase or decrease the par value of the shares of a class or stock or that alter or changes the powers, preferences or special rights of the shares of a class so as to affect them adversely. Class voting rights do not exist as to other matters, unless the certificate of incorporation expressly provides otherwise.
Article IX of Concord’s certificate of incorporation — captioned “Business Combination Requirements; Existence” — provides that no amendment to such article shall be effective prior to the consummation of Concord’s initial business combination unless approved by the affirmative vote
Under Irish law, a special resolution of the shareholders is required to amend any provision of the Topco Constitution. The Topco Board does not have the power to amend the Topco Constitution.

Concord Stockholders	Topco Shareholders

of the holders of at least 66 2∕3% of all then outstanding shares of Concord common stock.
Under the DGCL, the board of directors may amend a corporation’s bylaws if so empowered in the certificate of incorporation. Concord’s certificate of incorporation empowers Concord’s board of directors to amend Concord’s bylaws by the affirmative vote of a majority of the board of directors. The stockholders of a Delaware corporation also have the power to amend bylaws.

Special Meetings of Stockholders and Shareholders

Under the DGCL, meetings of stockholders may be called by or in the manner provided in the certificate of incorporation or the bylaws or, if not so provided, by the board of directors.
Concord’s certificate of incorporation and bylaws provide that, subject to the rights of the holders of any series of preferred stock of Concord, a special meeting of the stockholders may be called only by the chairman of the board of directors, the chief executive officer or Concord’s board of directors pursuant to a resolution adopted by a majority of the board of directors, and may not be called by any other person.
Concord’s bylaws provide that only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to Concord’s notice of meeting.

Under Irish law, all general meetings other than annual general meetings are called extraordinary general meetings.
As provided under Irish law and the Topco Constitution, extraordinary general meetings may be convened: (i) by the Topco Board whenever it thinks fit, (ii) by the Topco Board on the requisition of Topco shareholders holding not less than 10% of the paid-up share capital of Topco carrying voting rights, and, if the Topco Board defaults, by the requisitioning shareholders themselves and (iii) in exceptional cases, by order of the High Court of Ireland.
No business may be transacted at an extraordinary general meeting other than business that: (i) is proposed by, or at the direction of the Topco directors, (ii) is proposed by the requisitioning shareholders in accordance with the Irish Companies Act, (iii) is proposed at the direction of the High Court of Ireland or (iv) the chairperson of the general meeting determines in his, or her, sole and absolute discretion may properly be regarded as within the scope of the meeting.

Notice of Meetings of Stockholders and Shareholders

Concord’s bylaws provide that the annual meeting of stockholders shall be called by the board of directors.
Concord’s bylaws require notice of a meeting of stockholders to be given not less than 10 nor more than 60 days before the date of the meeting unless otherwise provided by the DGCL.

The Topco Constitution requires that an annual general meeting shall be convened by not less than twenty-one clear days’ and no more than sixty clear days’ notice.
The Topco Constitution requires that, subject to the Irish Companies Act, all extraordinary general meetings shall be convened by not less than fourteen clear days’ and no more than sixty clear days’ notice. Under the Irish Companies Act, at least 21 clear days’ notice is required to convene an extraordinary general meeting at which a special resolution is to be proposed.
“Clear days” means calendar days and excludes: (i) the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect

Concord Stockholders	Topco Shareholders
Proxies
The DGCL permits each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action by consent in lieu of a meeting to authorize another person or persons to act for such stockholder by proxy. The DGCL also provides that no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.	The Topco Constitution provides that every Topco shareholder entitled to attend and vote at a general meeting may appoint a proxy to attend, speak and vote on his or her behalf and may appoint more than one proxy to attend, speak and vote at the same meeting. Under Irish law, proxies must be deposited at the registered office of Topco or as it directs not later than 48 hours before the relevant meeting (or such later time as determined by the Topco Board pursuant to the Topco Constitution).
Mergers and Acquisitions

Generally, under the DGCL, the consummation of a merger, consolidation, dissolution, or the sale, lease, or exchange of substantially all of a corporation’s assets requires approval by the board of directors and by the holders of a majority (unless the certificate of incorporation requires a higher percentage) of the outstanding shares of stock of the corporation entitled to vote.
Concord’s certificate of incorporation requires Concord’ initial business combination to be approved by the affirmative vote of a majority of the board of directors, which must include a majority of Concord’s independent directors.
Under the DGCL, mergers in which one corporation owns 90% or more of each class of the outstanding voting stock of a second corporation may be consummated with approval of the first corporation’s board of directors and without the vote of the second corporation’s board of directors or stockholders.
Section 203 of the DGCL provides that a corporation may not engage in any business combination with any “interested stockholder” for a period of three years following the time that such stockholder became an “interested stockholder” unless (i) prior to such time the corporation’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an “interested stockholder,” (ii) upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (x) by persons who are directors and also officers and (y) employee stock plans in which

Under Irish law but subject to applicable U.S. securities laws and NYSE rules and regulations, where Topco proposes to acquire another company, the approval of Topco’s shareholders is generally not required unless: (i) the acquisition is effected as a direct domestic merger by Topco under Part 17 of the Irish Companies Act or a direct cross-border merger with another company incorporated in the European Economic Area under the European Communities (Cross Border Merger) Regulations 2008 of Ireland, as amended, (ii) the acquisition involves the issuance of new Topco shares or other securities carrying voting rights, which would otherwise trigger the mandatory bid requirements under the Irish Takeover Rules as further described in the section of this document entitled “Description of Topco’s Securities” under the heading “The Irish Takeover Rules and the Substantial Acquisition Rules”) or would constitute a “reverse takeover” under the Irish Takeover Rules or (iii) the acquisition involves the issuance of new Topco shares or rights to subscribe for, or convert another security into, Topco shares and Topco has insufficient headroom in its authorized share capital or its directors do not have sufficient general shareholder authority to issue such shares or rights free from statutory pre-emption rights. A “reverse takeover” means a transaction whereby Topco acquires securities of another company or a business or assets of any kind and pursuant to which it is, or may be, obliged to increase by more than 100%, its then existing issued share capital carrying voting rights.
Under Irish law, where another company proposes to acquire Topco, the requirement of the approval of Topco Shareholders will depend on the method of acquisition, as described below.

Concord Stockholders	Topco Shareholders

employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by consent in lieu of a meeting, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock which is not owned by the “interested stockholder.”
Generally, Section 203 defines an “interested stockholder” as any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an “interested stockholder,” and the affiliates and associates of such person.

Takeover Offer
Under a takeover offer, the bidder will make a general offer to the target company shareholders to acquire their shares. The offer must be conditional on the bidder acquiring, or having agreed to acquire (pursuant to the offer, or otherwise) securities conferring more than 50% of the voting rights of the target company, albeit the percentage will typically be set higher to enable the bidder to trigger statutory squeeze-out rights under Irish law and require any non-accepting shareholders to sell and transfer their shares to the bidder on the terms of the offer.
Statutory Scheme of Arrangement
Under Irish law, a scheme of arrangement under chapter 1 of part 9 of the Irish Companies Act is a procedure whereby the target company makes a proposal (i.e., the scheme) to its shareholders to: (i) transfer their shares to the bidder or (ii) cancel their shares, in each case in exchange for the relevant consideration to be provided by the bidder, with the result that the bidder will become the 100% owner of the target company. A scheme requires the approval of a majority in number of the registered shareholders of each class of the target company’s shares affected, representing at least 75% of the shares of each class, present and voting, in person or by proxy, at a meeting of shareholders, together with the sanction of the High Court of Ireland. Once approved by the requisite shareholder majority and sanctioned by the High Court of Ireland, all target company shareholders are bound by the terms of the scheme.
Statutory Merger
It is possible for Topco to be acquired by way of a direct domestic merger or direct cross-border merger, as described above. Such mergers must be approved by a special resolution of Topco shareholders and sanctioned by the High Court of Ireland.

Rights of Dissenting Stockholders and Shareholders
Under the DGCL, a stockholder of a corporation who did not vote in favor or consent to a merger and whose shares are converted in a merger may, in certain circumstances, be entitled to appraisal rights pursuant to which the stockholder may, subject to taking certain prescribed actions and a proceeding in the Court of Chancery of the State of Delaware, receive cash in the amount determined by the Court
Irish law provides for dissenters’ rights in the event of certain mergers and acquisitions.
Takeover Offer
In the case of a takeover offer for Topco, where a bidder has acquired or contracted to acquire not less than 80% of the Topco shares (or relevant class of Topco shares) to which the offer relates, the

Concord Stockholders	Topco Shareholders
of Chancery of the State of Delaware to be the fair value of such stockholder’s shares in lieu of the consideration such stockholder would otherwise receive in the merger.
bidder may, under Irish law, require any non-accepting Topco shareholders to sell and transfer their Topco shares of the same class on the terms of the offer. In such circumstances, a non-accepting shareholder has the right to apply to the High Court of Ireland for an order permitting him, or her, to retain his, or her, shares or to vary the terms of the offer as they pertain to him or her (including a variation such as to require payment of a cash consideration).
Statutory Scheme of Arrangement
In the case of a takeover by statutory scheme of arrangement under chapter 1 of part 9 of the Irish Companies Act which has been approved by the requisite majority of shareholders, dissenting shareholders have the right to appear at the High Court of Ireland sanction hearing and make representations in objection to the scheme.
Statutory Merger
In the case of a direct domestic merger or direct cross-border merger, which has been approved by the requisite majority of Topco shareholders, if the consideration that is proposed to be paid to Topco shareholders is not all in the form of cash, dissenting Topco shareholders may be entitled to require that their Topco shares be acquired for cash.

Forum Selection
Concord’s certificate of incorporation provides that unless Concord consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of Concord, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Concord to Concord or its stockholders, (iii) any action asserting a claim against Concord, its directors, officers or employees arising pursuant to any provision of the DGCL or Concord’s certificate of incorporation or bylaws or (iv) any action asserting a claim against Concord, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive	The Topco Constitution provides that the Courts of Ireland shall have exclusive jurisdiction to determine any dispute related to or connected with (i) any derivative claim in respect of a cause of action vested in Topco or seeking relief on behalf of Topco, (ii) any action asserting a claim of breach of a fiduciary or other duty owed by any director, officer or other employee of Topco to Topco or Topco shareholders or (iii) any action asserting a claim against Topco or any director, officer or other employee of Topco arising under the laws of Ireland or pursuant to any provision of the Topco Constitution.

Concord Stockholders	Topco Shareholders
jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.
Concord’s certificate of incorporation provides that the foregoing exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act, the Securities Act or any other claims for which the federal courts have jurisdiction.
Limitations on Enforcement of Civil Liabilities under U.S. Federal or State Securities Laws
As a company listed on the NYSE, Concord and its directors and officers are subject to U.S. federal and state securities laws, and investors may initiate civil lawsuits in the United States against Concord and its directors and officers for breaches of such laws.
As a company listed on the NYSE, Topco and its directors and officers will be subject to U.S. federal and state securities laws, and investors could initiate civil lawsuits in the United States against Topco and its directors and officers for breaches of such laws.
There is some uncertainty as to whether the courts of Ireland would recognize or enforce judgments of U.S. courts obtained against Topco or its directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against Topco or those persons based on those laws. The U.S. and Ireland do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters, and, accordingly, common law rules apply in determining whether a judgment of obtained in a U.S. court is enforceable in Ireland. Although there are processes under Irish law for enforcing a judgment of a U.S. court, including by seeking summary judgment in a new action in Ireland, those processes are subject to certain established principles and conditions, and there can be no assurance that an Irish court would enforce a judgment of a U.S. court in this way and thereby impose civil liberty on Topco or its directors or officers.

Indemnification of Directors and Officers

The DGCL permits a Delaware corporation to include in its certificate of incorporation to contain a provision limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, acts or omissions not in good faith, involving intentional misconduct or a knowing violation of law, unlawful repurchases, redemptions or dividends or transactions from which the director derived an improper personal benefit. Concord’s certificate of incorporation contains such provision.
The DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is

Subject to exceptions, the Irish Companies Act does not permit a company to exempt a director or certain officers from, or indemnify a director against, liability in connection with any negligence, default, breach of duty or breach of trust by a director in relation to the company.
The exceptions, which are provided for in the Topco Constitution, allow a company to (i) purchase and maintain director and officer insurance against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company and (ii) indemnify a director or other officer against any liability incurred in defending

Concord Stockholders	Topco Shareholders

or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the DGCL.
The DGCL generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that it is determined that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Unless otherwise ordered by a court, such determination shall be made, in the case of an individual who is a director or officer at the time of the determination, (i) by a majority vote of the directors who are not parties to the relevant action, even though less than a quorum, (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, (iii) by independent legal counsel, if there are no such directors or if such directors direct, or (iv) by the stockholders.
The DGCL requires the corporation to indemnify a present or former director of the corporation who has been successful on the merits or otherwise in defense of any action, suit or proceeding for which such director may be indemnified under the DGCL, or in defense of any claim, issue or matter therein, against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.
Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation unless and only to the extent that the Court of Chancery of Chancery of the State of Delaware or the court in which such action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such individual is fairly and reasonably entitled to indemnity for such expenses which such court deems proper.

proceedings, whether civil or criminal (a) in which judgement is given in his or her favor or in which he or she is acquitted or (b) in respect of which an Irish court grants him or her relief from any such liability on the grounds that he or she acted honestly and reasonably and that, having regard to all the circumstances of the case, he or she ought fairly to be excused for the wrong concerned.
Additionally, subject to the Irish Companies Act, the Topco Constitution provides that Topco shall indemnify any current or former executive officer of Topco (excluding directors and secretaries) or any person serving at the request of Topco as a director or executive officer of another company, joint venture, trust or other enterprise against expenses, judgments, fines and settlement amounts actually and reasonably incurred in connection with threatened and actual legal proceedings by reason of his or her role, save for liability arising out of the covered person’s fraud or dishonesty or conscious, intentional or willful breach of his or her obligation to act honestly in good faith with a view to the best interests of Topco.
Any determination of entitlement to indemnification shall be made by any person or persons given authority by the Topco Board to act on the matter on behalf of Topco.
In addition to the provisions of the Topco Constitution, at, or prior to Closing, Topco will enter into separate deeds of indemnity with its directors and certain officers to indemnity them against claims brought by third parties (including on behalf of Topco) to the fullest extent permitted by law, except in the case of fraud or dishonesty proved against the indemnitee.

Concord Stockholders	Topco Shareholders
Stockholder/Shareholder Rights’ Plan
Under the DGCL, the certificate of incorporation of a corporation may expressly authorize the board of directors to create one or more series preferred stock with voting, conversion, dividend distribution and other rights to be determined by the board of directors at the time of issuance, the creation and issuance. In addition, Delaware law does not prohibit a corporation from adopting a stockholder rights plan, or “poison pill.”
Subject to applicable law, the Topco Constitution provides the Topco Board with the power to adopt a shareholder rights’ plan upon such terms as the Topco directors deem expedient in the best interests of Topco, and to exercise any power of Topco to grant rights (including approving the execution of any documents relating to the grant of such rights) to subscribe for Topco Ordinary Shares or preference shares in the capital of Topco in accordance with the terms of such rights’ plan.
Topco’s ability to adopt a rights’ plan or to take other anti-takeover measures after the Topco Board has received an approach which may lead to an offer or has reason to believe an offer is, or may be, imminent would be restricted by the frustrating actions’ prohibition of the Irish Takeover Rules. A number of Irish companies have pre-existing rights’ plans which automatically trigger in specified circumstances without the need for a target board decision (other than a decision to disarm), although the validity of these plans has not been tested with the Irish Takeover Panel or in the Irish courts.

DESCRIPTION OF TOPCO’S SECURITIES
The following is a summary of Topco’s share capital as specified in the Topco Constitution which will be adopted prior to the Scheme Effective Time, and certain related provisions of Irish law. You are encouraged to read the proposed Topco Constitution, which will be adopted in the form, or substantially the form, contained in Exhibit 3.2 in its entirety.
This summary does not purport to be complete and the statements herein are qualified in their entirety by reference, and are subject, to the provisions of the Topco Constitution, as well as the Irish Companies Act and the other applicable provisions of Irish law to which we have referred you. Where we refer to “we”, “us”, or “our” in this section, we mean Topco, excluding, unless expressly otherwise stated or the context otherwise requires, the subsidiaries of Topco. In this section, references to “Topco shareholders” include Topco Ordinary Shareholders.
Authorized Share Capital
At Closing, Topco’s authorized share capital will be US$3,100,000 and €25,000 divided into 2,300,000,000 ordinary shares of US$0.001 each (nominal value) (i.e., the Topco Ordinary Shares), 800,000,000 preference shares of US$0.001 each (nominal value) and 25,000 euro deferred shares of €1.00 each (nominal value).
Topco may allot and issue new shares up to the maximum authorized but unissued share capital contained in the Topco Constitution. The maximum authorized share capital may be increased or reduced from time to time by a resolution approved by a simple majority of votes cast, in person or by proxy, at a general meeting of Topco shareholders at which a quorum is present (referred to under Irish law as an “ordinary resolution”).
The preference shares in the capital of Topco may be allotted and issued in one or more classes or series designated by Topco’s directors, and the Topco directors may fix, for each such class or series, such voting power, full or limited, or no voting power, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereon as shall be stated and expressed in the resolution or resolutions adopted by the Topco Board providing for the issuance of such class or series.
The euro deferred shares in the capital of Topco have been authorized to satisfy the minimum statutory capital requirements for all Irish public limited companies. With effect from the Scheme Effective Time, a holder of euro deferred shares will: (i) not be entitled to receive notice of, attend, speak or vote at, any general meeting of Topco shareholders, (ii) not be entitled to receive any dividend or other distribution declared, made or paid by Topco and (iii) have no rights to participate in the assets of Topco on a winding-up of, or other return of capital by, Topco, save in respect of the nominal value paid-up on such shares.
Irish law does not recognize fractional shares held of record. Accordingly, the Topco Constitution does not provide for the issuance of fractional shares, and Topco’s register of members (i.e., share register) will not reflect any fractional shares.
Directors’ Allotment Authority
Under Irish law, the directors of a company may only allot and issue “relevant securities” (comprising, subject to certain exceptions, new shares and rights to subscribe for, or convert any security into, new shares) once generally or specifically authorized to do so by its constitution or by an ordinary resolution of its shareholders. A general authorization may be granted in respect of up to the entirety of a company’s authorized but unissued share capital and for a maximum period of five years, at which point it must be renewed by another ordinary resolution of the company’s shareholders.
The current constitution of Topco adopted on July 7, 2021 authorizes Topco’s directors to allot and issue new shares and rights to subscribe for, or convert any security into, new shares in the capital of Topco up to the maximum of Topco’s authorized but unissued share capital for a period of five years from July 7, 2021. From Closing, the Topco Constitution will provide a similar authorization to Topco’s directors for a period of five years from its date of adoption. This authorization will need to be renewed by ordinary resolution upon its expiration and at periodic intervals thereafter. While an allotment authority may be given for up to five years at each renewal, governance considerations may result in renewals for shorter periods or in respect of less than the maximum permitted number of relevant securities being sought or approved.
Statutory Pre-emption Rights
Subject to certain exceptions, Irish law provides shareholders with statutory pre-emption rights when “equity securities” (comprising, subject to certain exceptions, new shares and rights to subscribe for, or convert any security into, new shares) are issued for cash. However, it is possible for such statutory pre-emption rights to be generally or specifically dis-applied in a company’s constitution or by a resolution approved by not less than 75% of the votes cast, in person or by proxy, at a general meeting of shareholders at which a quorum is present (referred to under Irish law as a “special resolution”). Such general dis-application of pre-emption rights may be given in respect of up to the entirety of a company’s authorized but unissued share capital and for a maximum period of five years, at which point it must be renewed by another special resolution of the company’s shareholders.
The current constitution of Topco adopted on July 7, 2021 dis-applies statutory pre-emption rights up to the maximum of Topco’s authorized but unissued share capital for a period of five years from July 7, 2021. From Closing, the Topco Constitution will dis-apply, statutory pre-emption rights up to the maximum of Topco’s authorized but unissued share capital for a period of five years from its date of its adoption. This dis-application will need to be renewed by special resolution upon its expiration and at periodic intervals thereafter. While a statutory pre-emption dis-application may be given for up to five years at each renewal, governance considerations may result in renewals for shorter periods or in respect of less than the maximum permitted number of equity securities being sought or approved. If the dis-application is not renewed, any further equity securities proposed to be issued for cash will require to be first offered to the Topco shareholders at the relevant time on a pro rata basis to their then existing shareholdings before the equity securities may be issued to non-shareholders.
Statutory pre-emption rights do not apply to: (i) equity securities to be issued for non-cash consideration (such as in a share-for-share acquisition), (ii) non-equity shares (i.e., shares which as respects dividends and capital carry a right to participate only up to a specified amount in a distribution) and rights to subscribe for, or convert any security, into non-equity shares, or (iii) shares to be issued pursuant to an employees’ share scheme and rights to subscribe for, or convert any security, into such shares.
Options and Share Warrants
Under the Topco Constitution, subject to any requirement to obtain the approval of shareholders under any laws, regulations or the rules of any stock exchange to which Topco is subject, the Topco Board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the Topco Board deems advisable, options to purchase or subscribe for such number of shares of any class or classes or of any series of any class as the Board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. In addition to the requirements for the Topco directors to be authorized to allot new shares (or rights to subscribe for, or convert any security into, new shares) and the disapplication of statutory pre-emption rights, Topco will be subject to the requirements of the rules of the NYSE and U.S. federal tax laws that require shareholder approval of certain equity plans and share issuances.
Dividends and Distributions
Under Irish law, Topco may only pay dividends and make other distributions (and, generally, make share repurchases and redemptions) out of distributable profits. Distributable profits are the accumulated realized profits of Topco that have not previously been utilized in a distribution or capitalization less accumulated realized losses that have not previously been written off in a reduction or reorganization of capital, and include reserves created by way of a reduction of capital.
The determination of whether Topco has sufficient distributable profits must be made by reference to its relevant financial statements. Topco’s relevant financial statements are either its last set of audited entity financial statements prepared in accordance with the requirements of the Irish Companies Act and laid before Topco shareholders at a general meeting or, to the extent that the company does not have a prior set of audited entity financial statements or such financial statements do not display sufficient distributable profits to implement a contemplated dividend or other distribution, unaudited financial statements prepared in accordance with the requirements of the Irish Companies Act which are sufficient to enable a reasonable judgment to be made as to its distributable profits and which are filed with the Irish Companies Registration Office.
In addition, no dividend may be paid or other distribution, share repurchase or redemption made by Topco unless the net assets of Topco are equal to, or exceed, the aggregate of Topco’s called-up share capital plus its un-distributable reserves and the dividend or other distribution, share repurchase or redemption does not reduce Topco’s net assets below such aggregate. Un-distributable reserves include the un-denominated capital, the capital redemption reserve fund and the amount by which Topco accumulated unrealized profits that have not previously been utilized by any capitalization exceed Topco’s accumulated unrealized losses that have not previously been written off in a reduction or reorganization of capital.
The Topco Constitution authorizes the Topco Board to pay such dividends as appears to the Topco Board to be justified by the profits of Topco. If, at any time, the share capital is divided into different classes, the Topco Board may pay such dividends on shares which rank after shares conferring preferential rights with regard to dividend as well as on shares conferring preferential rights, unless at the time of payment any preferential dividend is in arrears. A dividend shall be declared and paid according to the amounts paid-up (otherwise than in advance of calls) on the nominal value of the shares on which the dividend is paid, including Topco Ordinary Shares.
The Topco Board may also recommend a dividend to be approved and declared by the Topco shareholders at a general meeting, provided that no such dividend may exceed the amount recommended by the Board.
The Topco Constitution provides that a general meeting declaring a dividend, may upon the recommendation of the Topco Board, direct that it shall be satisfied by the distribution of assets (including paid-up shares or securities of any other body corporate).
The Topco Constitution provides that all unclaimed dividends or other monies payable by Topco in respect of a share may be invested or otherwise made use of by the Topco Board for the benefit of Topco until claimed. Furthermore, any dividend unclaimed after a period of twelve years from the date the dividend became due for payment shall be forfeited and shall revert to Topco.
Share Repurchases, Redemptions and Treasury Shares
Under Irish law, a company may acquire its own shares by: (i) on-market purchase on a recognized stock exchange, which includes the NYSE or (ii) off-market purchase (i.e., other than on a recognized stock exchange).
For Topco to make on-market purchases of Topco Ordinary Shares, Topco shareholders must provide general authorization to Topco to do so by way of ordinary resolution. Such authority can be given for a maximum period of five years before it is required to be renewed and must specify: (i) the maximum number of Topco Ordinary Shares that may be purchased and (ii) the maximum and minimum prices that may be paid for the Topco Ordinary Shares, either by specifying particular sums or providing a formula. For an off-market purchase, the proposed purchase contract must be authorized by a special resolution of Topco shareholders before being entered into.
Separately, a company may acquire redeemable shares by redemption (as opposed to purchase) once permitted to do by it constitution without the need for separate shareholder authority.
The Topco Constitution provides that, unless the Topco directors determine to treat such acquisition as a purchase for the purposes of the Irish Companies Act, a Topco Ordinary Share shall be automatically deemed to be a redeemable share on, and from the time of, the existence or creation of an agreement, transaction or trade between Topco (including any agent or broker acting on behalf of Topco) and any person, pursuant to which Topco acquires or agrees to acquire Topco Ordinary Shares or interests therein, such that the acquisition of those Topco Ordinary shares will be effected as a redemption. If the Topco

Constitution did not contain such provision, the acquisition of Topco Ordinary Shares by Topco would need to be effected as an on-market purchase or off-market purchase, as described above.
Under Irish law, the acquisition of Topco shares by purchase or redemption, is required to be made out of: (i) distributable profits or (ii) the proceeds of a new issue of shares made for the purpose of the redemption or purchase.
Under Irish law, purchased and redeemed shares may be cancelled or held as treasury shares, provided that the aggregate nominal value of treasury shares held by Topco at any time must not exceed 10% of Topco’s company capital (consisting of the aggregate of all amounts of nominal share capital plus share premium paid for Topco shares, plus certain other sums that may be credited as such). Topco cannot exercise any voting rights in respect of any treasury shares. Treasury shares may be re-issued on-market or off-market or cancelled. Depending on the circumstances of their acquisition, treasury shares may be held indefinitely or may be required to be cancelled after one or three years. The off-market re-issuance of treasury shares must be made pursuant to a valid and subsisting shareholder authority granted by way of a special resolution of Topco’s shareholders setting the maximum and minimum prices at which such shares may be re-issued.
Purchases by Subsidiaries
Under Irish law, a subsidiary of Topco may purchase Topco shares either on-market or off-market, provided such purchases are authorized by Topco shareholders, as described above. The redemption option is not available to a subsidiary of Topco.
Topco shares held by Topco’s subsidiaries at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% described above. While a subsidiary holds any Topco Shares, it cannot exercise any voting rights in respect of those shares. The acquisition of Topco shares by a subsidiary must be funded out of distributable profits of the subsidiary.
Liens on Shares, Calls on Shares and Forfeiture of Shares
The Topco Constitution provides that Topco will have a first and paramount lien on every issued Topco share (not being a fully paid share) for all amounts payable to Topco in respect of such share. Subject to the terms of their allotment, the Topco Board may call for any unpaid amounts in respect of any Topco shares to be paid, and if payment is not made, the shares shall be subject to forfeiture.
Consolidation and Subdivision
Under Irish law and the Topco Constitution, Topco may, by ordinary resolution of the Topco shareholders, consolidate all or any of its share capital into shares of larger nominal value, or subdivide all or any of its share capital into shares of smaller nominal value, than are fixed by the Topco Constitution.
Reduction of Capital
Under the Topco Constitution, Topco may reduce its company capital in any way it thinks expedient as permitted by the Irish Companies Act. Under the Irish Companies Act, a reduction of company capital requires the approval by special resolution of Topco’s shareholders and the confirmation of the High Court of Ireland.
Variation of Rights Attaching to a Class of Series of Shares
Under Irish law and the Topco Constitution, any variation of class rights attaching to Topco’s issued shares must be approved: (i) in writing by the holders of at least 75% of the issued shares of that class (excluding any shares held as treasury shares) or (ii) with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class, but not otherwise.
Serious Loss of Capital
If the directors of Topco becomes aware that Topco’s net assets are half or less of the amount of Topco’s called-up share capital, they must convene an extraordinary general meeting of Topco shareholders no later than 28 days after the earliest date that fact is known to any director for the purpose of considering whether any, and if so what, measures should be taken to deal with the situation (the meeting to be held within 56 days of that earliest date).
Annual General Meetings
Under Irish law, Topco is required to hold an annual general meeting within 18 months of incorporation and in each calendar year thereafter, at intervals of no greater than 15 months from the previous annual general meeting and no more than nine months after Topco’s financial year-end date, which is currently 31 December.
Following Closing, in addition to any SEC mandated resolutions and any shareholder’s resolution properly proposed in accordance with the provisions of the Topco Constitution, the business of Topco’s annual general meeting will be required to include: (i) the consideration of Topco’s statutory financial statements, (ii) a review by Topco shareholders of Topco’s affairs, (iii) the election and re-election of Topco directors in accordance with the Topco Constitution, (iv) the appointment or reappointment of Irish statutory auditors, (v) the authorization of the Topco Board to approve the remuneration of the Irish statutory auditors and (vi) if relevant, the declaration of dividends by Topco shareholders (but not including any dividends resolved to be paid by the Topco Board).
The Topco Constitution provides that, in the case of a resolution proposed to be moved at an annual general meeting (including a resolution to appoint a director), Topco Shareholders must deliver a request in writing to the secretary of Topco not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (subject to adjustment if the date of the annual general meeting is more than 30 days before or more than 60 days after such anniversary, as provided for in the Topco Constitution).
•
In the case of a request for the nomination of a director, the request shall set forth, among other requirements, all information relating to the proposed nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required by Regulation 14A of the Exchange Act, including the person’s written consent to being named in the proxy statement and to serving as a director, if elected.

•
In the case of a request other than for the nomination of directors, the relevant Topco shareholder must, among other matters, provide a comprehensive description of the business to be brought at the meeting, the reasons for conducting such business at the meeting, the complete text of any proposed resolution and a declaration of any material interest in such business by the shareholder and any associated persons.

No business may be transacted at an annual general meeting other than business that: (i) is proposed by, or at the direction of the Topco directors, (ii) is properly proposed by shareholders in accordance with the Topco Constitution, as aforesaid or (iii) the chairperson of the annual general meeting determines in his, or her, sole and absolute discretion may properly be regarded as within the scope of the meeting.
Extraordinary General Meetings
Under Irish law, all general meetings other than annual general meetings are called extraordinary general meetings.
As provided under Irish law and the Topco Constitution, extraordinary general meetings may be convened: (i) by the Topco Board whenever it thinks fit, (ii) by the Topco Board on the requisition of Topco shareholders holding not less than 10% of the paid-up share capital of Topco carrying voting rights, and, if the Topco Board defaults, by the requisitioning shareholders themselves and (iii) in exceptional cases, by order of the High Court of Ireland.
No business may be transacted at an extraordinary general meeting other than business that: (i) is proposed by, or at the direction of the Topco directors, (ii) is proposed by the requisitioning shareholders in accordance with the Irish Companies Act, (iii) is proposed at the direction of the High Court of Ireland or (iv) the chairperson of the general meeting determines in his, or her, sole and absolute discretion may properly be regarded as within the scope of the meeting.
Notice of General Meetings
The Topco Constitution requires that an annual general meeting shall be convened by not less than twenty-one clear days’ and no more than sixty clear days’ notice.
The Topco Constitution requires that, subject to the Irish Companies Act, all extraordinary general meetings shall be convened by not less than fourteen clear days’ and no more than sixty clear days’ notice. Under the Irish Companies Act, at least 21 clear days’ notice is required to convene an extraordinary general meeting at which a special resolution is to be proposed.
“Clear days” means calendar days and excludes: (i) the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect.
Quorum for General Meetings
The Topco Constitution provides that no business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business. A quorum comprises Topco shareholders, represented in person or by proxy, who together are entitled to cast at least the majority of the voting rights of all the Topco shareholders entitled to vote at the relevant general meeting on a poll.
Voting
The Topco Constitution provides that each Topco Ordinary Shareholder is entitled to one vote for each Topco Ordinary Share held by him or her on the record date of the relevant general meeting.
Except where a greater majority is required by the Irish Companies Act or otherwise prescribed by the Topco Constitution, any question, business or resolution proposed at any general meeting shall be decided by an ordinary resolution.
Irish law requires approval of certain matters by special resolution of Topco shareholders. Examples of matters requiring special resolutions include:
(i)
amending the Topco Constitution;

(ii)
approving a change of Topco’s name;

(iii)
dis-applying statutory pre-emption rights on the issuance of equity securities of Topco;

(iv)
authorizing the purchase by Topco of its own shares either on-market or off-market;

(v)
setting the maximum and minimum prices at which treasury shares may be re-issued off-market;

(vi)
reducing Topco’s company capital;

(vii)
re-registering Topco as another company type under the Irish Companies Act;

(viii)
resolving that Topco be wound-up by the Irish courts; and

(ix)
resolving in favor of a members’ voluntary winding-up of Topco.

See also “Appointment of Topco Directors” for disclosure in respect of the voting thresholds that apply to the election of Topco directors.
Corporate Governance
Subject to the requirements of law and the Irish Companies Act, the Topco Constitution generally delegates the management of Topco’s business to the Topco Board. The Topco Board, in turn, is empowered to delegate any of its powers, authorities and discretions (with further power to sub-delegate) to any director, committee (consisting of such person or persons (whether directors or not) as it thinks fit, local or divisional board or agent (including officers and employees), but regardless, the Topco Board will remain responsible, as a matter of Irish law, for the proper management of Topco’s business and affairs.
Directors
Number of Directors and Composition of Topco Board
The Topco Constitution provides that the number of Topco directors shall be not more than 15 and not less than two, with the exact number of Topco directors, from time to time, determined solely by the Topco Board may determine from time to time. From Closing, there will be seven directors on the Topco Board.
The Topco Board shall be divided into three classes, designated Class I, Class II and Class III, with the directors of each class serving for staggered three-year terms. At Closing, Class I shall consist of two directors, Class II shall consist of three directors and Class III shall consist of two directors. The Class I directors shall be appointed to serve as directors until the conclusion of Topco’s 2022 annual general meeting, the Class II directors shall be appointed to serve as directors until the conclusion of Topco’s 2023 annual general meeting and Class III directors shall be appointed to serve as directors until the conclusion of Topco’s 2024 annual general meeting.
If the size of the Topco Board is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Topco directors in each class as nearly equal as possible or as the chairperson of the Topco Board may otherwise direct, provided that a decrease will not shorten the term of any incumbent Topco director.
Appointment of Topco Directors
The Topco Constitution provides that the Topco directors may be appointed by ordinary resolution of the Topco shareholders in general meeting.
In the event of a contested election (i.e., where the number of Topco director nominees exceeds the number of Topco directors to be elected), each of those nominees shall be voted upon as a separate resolution and the Topco directors shall be elected by a plurality of the votes cast in person or by proxy at any such meeting. “Elected by a plurality” means the election of those Topco director nominees equaling in number the number of positions to be filled at the relevant general meeting that receive the highest number of votes.
The Topco Constitution also provides that the Topco Board may appoint any person who is willing to act as a Topco director, either to fill a vacancy or as an addition to the existing Topco Board or as a successor to a Topco director who is not re-elected at an annual general meeting.
Removal of Directors
Under Irish law, Topco shareholders may remove a director without cause by ordinary resolution, provided that at least 28 clear days’ notice of the resolution is given to Topco, and the Topco shareholders comply with the relevant procedural requirements. Under Irish law, one or more shareholders representing not less than 10% of the paid-up share capital of Topco carrying voting rights may requisition the holding of an extraordinary general meeting at which a resolution to remove a director and appoint another person in his or her place may be proposed.
Transactions
General
Under Irish law but subject to applicable U.S. securities laws and NYSE rules and regulations, where Topco proposes to acquire another company, the approval of Topco’s shareholders is generally not required unless: (i) the acquisition is effected as a direct domestic merger by Topco under Part 17 of the Irish Companies Act or a direct cross-border merger with another company incorporated in the European Economic Area under the European Communities (Cross Border Merger) Regulations 2008 of Ireland, as amended, (ii) the acquisition involves the issuance of new Topco shares or other securities carrying voting rights, which would otherwise trigger the mandatory bid requirements under the Irish Takeover Rules as described below or would constitute a “reverse takeover” under the Irish Takeover Rules or (iii) the acquisition involves the issuance of new Topco shares or rights to subscribe for, or convert another security into, Topco shares and Topco has insufficient headroom in its authorized share capital or its directors do not have sufficient general shareholder authority to issue such shares or rights free from statutory pre-emption rights. A “reverse takeover” means a transaction whereby Topco acquires securities of another company or a business or assets of any kind and pursuant to which it is, or may be, obliged to increase by more than 100%, its then existing issued share capital carrying voting rights.
Under Irish law, where another company proposes to acquire Topco, the requirement of the approval of Topco Shareholders will depend on the method of acquisition, as described below.
Takeover Offer
Under a takeover offer, the bidder will make a general offer to the target company shareholders to acquire their shares. The offer must be conditional on the bidder acquiring, or having agreed to acquire (pursuant to the offer, or otherwise) securities conferring more than 50% of the voting rights of the target company, albeit the percentage will typically be set higher to enable the bidder to trigger statutory squeeze-out rights under Irish law and require any non-accepting shareholders to sell and transfer their shares to the bidder on the terms of the offer.
In the case of a takeover offer for Topco, where a bidder has acquired or agreed to acquire not less than 80% of the Topco shares (or relevant class of Topco shares) to which the offer relates, the bidder may require any non-accepting shareholders to sell and transfer their shares of the same class on the terms of the offer. In such circumstances, a non-accepting Topco shareholder has the right to apply to the High Court of Ireland for an order permitting him, or her, to retain his, or her, shares or to vary the terms of the offer as they pertain to him or her (including a variation such as to require payment of a cash consideration).
Statutory Scheme of Arrangement
Under Irish law, a scheme of arrangement under chapter 1 of part 9 of the Irish Companies Act is a procedure whereby the target company makes a proposal (i.e., the scheme) to its shareholders to: (i) transfer their shares to the bidder or (ii) cancel their shares, in each case in exchange for the relevant consideration to be provided by the bidder, with the result that the bidder will become the 100% owner of the target company. A scheme requires the approval of a majority in number of the registered shareholders of each class of the target company’s shares affected, representing at least 75% of the shares of each class, present and voting, in person or by proxy, at a meeting of shareholders, together with the sanction of the High Court of Ireland.
Once approved by the requisite shareholder majority and sanctioned by the High Court of Ireland, all target company shareholders are bound by the terms of the scheme. Dissenting shareholders have the right to appear at the High Court of Ireland hearing and make representations in objection to the scheme.
Statutory Merger
It is possible for Topco to be acquired by way of a direct domestic merger or direct cross-border merger, as described above. Such mergers must be approved by a special resolution of Topco shareholders and sanctioned by the High Court of Ireland. If the consideration that is proposed to be paid to Topco shareholders is not all in the form of cash, dissenting Topco shareholders may be entitled to require that their Topco shares be acquired for cash.
Dissenters’ Rights, Appraisal Rights
As described above, Irish law provides for dissenters’ rights in the event of certain mergers and acquisitions.
In the case of a takeover offer for Topco, where a bidder has acquired or contracted to acquire not less than 80% of the Topco shares (or relevant class of Topco shares) to which the offer relates, the bidder may, under Irish law, require any non-accepting Topco shareholders to sell and transfer their Topco shares of the same class on the terms of the offer. In such circumstances, a non-accepting shareholder has the right to apply to the High Court of Ireland for an order permitting him, or her, to retain his, or her, shares or to vary the terms of the offer as they pertain to him or her (including a variation such as to require payment of a cash consideration).
In the case of a takeover by statutory scheme of arrangement under chapter 1 of part 9 of the Irish Companies Act which has been approved by the requisite majority of shareholders, dissenting shareholders have the right to appear at the High Court of Ireland sanction hearing and make representations in objection to the scheme.
In the case of a direct domestic merger or direct cross-border merger, as described above, which has been approved by the requisite majority of Topco shareholders, if the consideration that is proposed to be paid to Topco shareholders is not all in the form of cash, dissenting Topco shareholders may be entitled to require that their Topco shares be acquired for cash.
Disclosure of Interests in Shares
Under the Irish Companies Act, there is a notification requirement for persons who acquire or cease to be interested in 3% of Topco’s voting share capital, or any class thereof. “Interested” is broadly defined and includes direct and indirect holdings, beneficial interests and, in some cases, derivative interests. Furthermore, a person’s interests are aggregated with the interests of certain related persons and entities (including controlled companies). A person must notify Topco if, as a result of a transaction, that person will be interested in 3% or more of the Topco Ordinary Shares (or any other voting class) or if, as a result of a transaction, a person who was interested in more than 3% of the Topco Ordinary Shares (or any other voting class) ceases to be so interested. Where a person is interested in more than 3% of the Topco Ordinary Shares (or any other voting class), any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to Topco.
The relevant percentage figure is calculated by reference to the aggregate nominal value of the Topco Ordinary Shares (or shares of another voting class) in which the person is interested as a proportion of the entire nominal value of the issued Topco Ordinary Shares (or shares of another voting class). Where the percentage level of the person’s interest does not amount to a whole percentage, this figure may be rounded down to the previous whole number. All such disclosures should be notified to Topco within five business days of the transaction or the alteration that gave rise to the notification requirement.
Where a person fails to comply with the notification requirements described above, no right or interest of any kind whatsoever in respect of any Topco Ordinary Shares (or shares of another voting class) held by such person shall be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, a person so affected may apply to the High Court of Ireland for relief.
In addition to the above disclosure requirement, under the Irish Companies Act, Topco may, by notice in writing, require a person whom it knows or has reasonable cause to believe, to be, or at any time during the three years immediately preceding the date on which such notice is issued, to have been, interested in shares comprised in Topco’s share capital: (i) to indicate whether or not it is the case and (ii) where such person holds, or has during that time held, an interest in Topco’s shares, to give such further information as Topco may require, including particulars of such person’s own past or present interests in the shares. Any information given in response to the notice is required to be given in writing within such reasonable time as Topco may specify in the notice.
Where such a notice is served by Topco on a person who is, or was, interested in Topco’s shares and that person fails to give us any of the requested information within the reasonable time specified, Topco may apply to the High Court of Ireland for an order directing that the affected shares be made subject to certain restrictions. Under the Irish Companies Act, the restrictions that may be placed on the shares by the High Court of Ireland are as follows:
(i)
any transfer of those shares, or, in the case of unissued shares, any transfer of the right to be issued with shares and any issue of shares, shall be void;

(ii)
no voting rights shall be exercisable in respect of those shares;

(iii)
no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

(iv)
no payment shall be made of any sums due from Topco on those shares, whether in respect of capital or otherwise.

Where the shares are subject to these restrictions, the High Court of Ireland may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions.
The Irish Takeover Rules and the Substantial Acquisition Rules
Following Closing, Topco will be subject to the Irish Takeover Panel Act 1997, as amended, and the Irish Takeover Rules, which regulate the conduct of takeovers of, and certain other relevant transactions affecting, Irish incorporated public limited companies listed on certain stock exchanges, including the NYSE. The Irish Takeover Rules are administered by the Irish Takeover Panel, which has supervisory jurisdiction over such transactions. In particular, transactions in which a person or persons acting in concert seeks to acquire securities carrying 30% or more of Topco’s voting rights (the control threshold under the Irish Takeover Rules) will be subject to the Irish Takeover Rules and the jurisdiction of the Irish Takeover Panel.
The Irish Takeover Rules impose obligations on Topco and its directors (and on transaction counterparties) in the circumstances of a takeover offer (solicited or unsolicited, recommended or hostile) and other relevant transactions. Among other matters, the Irish Takeover Rules operate to ensure that no offer is frustrated or unfairly prejudiced and, in situations involving multiple bidders, that there is a level playing field.
The “General Principles” and certain other important features of the Irish Takeover Rules are summarized below.
The General Principles
The Irish Takeover Rules are based on (and interpreted by the Panel in accordance with) the following General Principles:
(i)
in the event of an offer, all holders of securities of the target company must be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

(ii)
the holders of securities of the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of directors of the target company must give its views on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business;

(iii)
a target company’s board of directors must act in the interests of the target company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

(iv)
false markets must not be created in the securities of the target company, the bidder or any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

(v)
a bidder can only announce an offer after ensuring that such bidder can fulfill in full the consideration offered, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

(vi)
a target company may not be hindered in the conduct of its affairs longer than is reasonable by an offer for its securities; and

(vii)
a substantial acquisition of securities, whether to be effected by one transaction or a series of transactions, shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Directors Obliged to Take Independent advice and Give Considered Views.
The Topco directors will be obliged to take competent independent advice from a financial adviser on every formal takeover offer (and new equity issuances involving a change of control) and to issue a circular to Topco shareholders setting out the substance and source of that advice and the considered views of the directors.
Mandatory Bid Requirements
In certain circumstances, a person, or persons acting in concert, who acquire(s), or consolidate(s), control of Topco may be required to make a mandatory cash offer for the remaining shares of Topco at a price not less than the highest price paid for the shares by that person or its concert parties during the previous 12 months. Save with the consent of the Irish Takeover Panel, this mandatory offer requirement is triggered: (i) if an acquisition of shares would result in a person or persons acting in concert holding shares representing 30% or more of the voting rights of Topco and (ii) where a person, or persons acting in concert, already hold(s) shares representing 30% or more of the voting rights of Topco, if an acquisition of shares would result in the percentage of the voting rights of Topco held by such person, or persons acting in concert, increasing by more than 0.05% within a 12-month period. In the case of an issuance of new shares, the Irish Takeover Panel will typically waive the mandatory offer requirement in circumstances where the issuance has been approved in advance by simple majority vote given at a general meeting of independent Topco shareholders convened in accordance with the requirements (including as to disclosure) of the Irish Takeover Rules. The mandatory offer requirements do not apply to a single holder, holding shares representing more than 50% of the voting rights of Topco.
Minimum Price Requirements and Requirements to Make a Cash Offer
If a person makes a voluntary takeover offer to acquire Topco Ordinary Shares, the offer price must not be less than the highest price paid for the Topco Ordinary Shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period (which generally commences at the time of the first announcement of that offer as a proposed offer or a possible offer (with or without terms)). The Irish Takeover Panel has the power to extend the look back period to 12 months if, taking into account the General Principles, it believes it is appropriate to do so.
If the bidder or any of its concert parties has acquired or acquires Topco Ordinary Shares: (i) during the 12 month period prior to the commencement of the offer period that represent more than 10% of the Topco Ordinary Shares or (ii) at any time after the commencement of the offer period, the offer must be in cash or accompanied by a full cash alternative and the price per Topco Ordinary Share must not be less than the highest price paid by the bidder or its concert parties during, in the case of clause (i), the 12-month period prior to the commencement of the offer period or, in the case of (2), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the Topco Ordinary Shares in the 12 month period prior to the commencement of the offer period if the Irish Takeover Panel, taking into account the General Principles, considers it just and proper to do so.
Frustrating Action
Save with the approval of Topco shareholders given at a duly convened general meeting of Topco shareholders or, in the case of certain actions, with the prior written consent of the Irish Takeover Panel, once the Topco Board has received an approach which may lead to an offer or has reason to believe an offer is, or may be, imminent, Topco will not be permitted to take (and is obliged to procure that none of its subsidiaries takes) any action (other than seeking alternative offers) which might result in the frustration of that offer or possible offer or in Topco’s shareholders being denied the opportunity to decide on the merits of that offer or possible offer. These include, without limitation, actions such as (i) the issue or grant of shares, (ii) the issue or grant of options to subscribe for shares, (iii) the creation or issue of securities conferring rights of conversion into shares, (iv) acquisitions or disposals of material assets and (v) entering into contracts other than in the ordinary course of business.

Substantial Acquisition Rules
The Irish Takeover Panel is also responsible for administering the Substantial Acquisition Rules 2007 (or SARs), which govern substantial acquisitions of shares and other voting securities in an Irish incorporated public limited company listed on certain stock exchanges, including the NYSE. Among other matters, the SARs regulate the speed at which a person may increase such person’s holding of shares and rights over shares. to an aggregate of between 15% and 30% of the voting rights of a relevant company. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of a relevant company is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of the company and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.
Shareholder Rights’ Plan and Anti-Takeover Measures
Subject to applicable law, the Topco Constitution provides the Topco Board with the power to adopt a shareholder rights’ plan upon such terms as the Topco directors deem expedient in the best interests of Topco, including, without limitation, where the Topco directors are of the opinion that a rights’ plan could grant them additional time to gather relevant information or pursue strategies in response to or anticipation of, or could prevent, a potential change of control of Topco or accumulation of shares in the capital of Topco or interests therein, and to exercise any power of Topco to grant rights (including approving the execution of any documents relating to the grant of such rights) to subscribe for Topco Ordinary Shares or preference shares in the capital of Topco in accordance with the terms of such rights’ plan.
Topco’s ability to adopt a rights’ plan or to take other anti-takeover measures after the Topco Board has received an approach which may lead to an offer or has reason to believe an offer is, or may be, imminent would be restricted by the frustrating actions’ prohibition of the Irish Takeover Rules, described above. A number of Irish companies have pre-existing rights’ plans which automatically trigger in specified circumstances without the need for a target board decision (other than a decision to disarm), although the validity of these plans has not been tested with the Irish Takeover Panel or in the Irish courts.
Duration, Dissolution, Rights Upon Liquidation
Topco’s duration of existence is unlimited. Topco may be dissolved and wound-up at any time by way of a members’ voluntary winding-up or a creditors’ winding-up. In the case of a members’ voluntary winding-up, a special resolution is required. Topco may also be dissolved by way of court order on the application of a creditor, by the Irish Registrar of Companies as an enforcement measure where Topco has failed to file certain returns or by the Irish Director of Corporate Enforcement where its affairs have been investigated by an inspector and it appears from the inspector’s report or any information obtained by the Irish Director of Corporate Enforcement that Topco should be wound-up.
The Topco Constitution provides that the Topco Ordinary Shareholders shall be entitled to participate in Topco’s surplus assets available for distribution in a winding-up, (i.e., following the settlement of all claims of creditors), pro rata to their respective holdings of Topco Ordinary Shares).
The Topco Constitution provides that from the Scheme Effective Time, on a winding up of Topco, or other return of capital by Topco (other than on a redemption of any class of shares in the capital of Topco), the holders of the euro deferred shares shall be entitled to participate in such winding up or return of capital, provided that such entitlement shall be limited to the repayment of the amount paid-up or credited as paid-up on the euro deferred shares and shall be paid only after the holders of Topco Ordinary Shares shall have received payment in respect of such amount as is paid-up or credited as paid-up on the Topco Ordinary Shares held by them at that time, plus the payment in cash of €5,000,000 on each such Topco Ordinary Share.
The rights Topco Ordinary Shareholders and the holders of euro deferred shares will be subject to the preferential rights of any class or series of preference shares in issue from time to time (which might include preferential rights to participate in Topco’s surplus assets available for distribution in a winding-up in priority to the Topco Ordinary Shareholders and the holders of euro deferred shares).

Warrants
Each Concord Warrant entitles the registered holder to purchase one share of Concord Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Proposed Transactions. The Public Warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of completion of the IPO, or earlier upon redemption or liquidation.
No Concord Warrants will be exercisable for cash unless there is an effective and current registration statement covering the warrant shares issuable upon exercise of the warrants and a current prospectus relating to such warrant shares. Notwithstanding the foregoing, if a registration statement covering the issuance of the warrant shares issuable upon exercise of the public warrants is not effective within 90 days from the closing of the IPO, warrant holders may, until such time as there is an effective registration statement and during any period when Concord shall have failed to maintain an effective registration statement or a current prospectus, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. In no event will Concord be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that Concord is unable to register or qualify the shares underlying the warrants under the Securities Act or applicable state securities laws.
Redemption of Warrants When the Price per Share of Concord Class A Common Stock Equals or Exceeds $18.00
Once the warrants become exercisable, Concord may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price of the shares of Concord Class A common stock for any 20 trading days within a 30-trading day period ending three business days before Concord sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of Concord Class A common stock and equity-linked securities).

If and when the warrants become redeemable by Concord, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, Concord will not redeem the warrants unless an effective registration statement under the Securities Act covering the shares of Concord Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Concord Class A common stock is available throughout the 30-day redemption period.
Concord has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Concord issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the shares of Concord Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of Concord Class A common stock and equity-linked securities) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of Warrants When the Price per Share of Concord Class A Common Stock Equals or Exceeds $10.00
Once the warrants become exercisable, Concord may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of Concord Class A common stock (as defined below);

•
if, and only if, the Reference Value (as defined above under “Redemption of Warrants When the Price per Share of Concord Class A Common Stock Equals or Exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of Concord Class A common stock and equity-linked securities); and

•
if the Reference Value is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like and certain issuances of Concord Class A common stock and equity-linked securities) the private placement warrants must also be concurrently called for redemption on the same terms (except as described above with respect to a holder’s ability to cashless exercise its warrants) as the outstanding public warrants, as described above.

The numbers in the table below represent the number of shares of Concord Class A common stock that a warrant holder will receive upon exercise in connection with a redemption by Concord pursuant to this redemption feature, based on the “fair market value” of Concord Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on volume-weighted average price of Concord Class A common stock as reported during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. Concord will provide its warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
Pursuant to the warrant agreement, references above to shares of Concord Class A common stock shall include a security other than shares of Concord Class A common stock into which the shares of Concord Class A common stock have been converted or exchanged for in the event Concord is not the surviving company in its initial business combination. The numbers in the table below will not be adjusted when determining the number of shares of Concord Class A common stock to be issued upon exercise of the warrants if we are not the surviving entity following its initial business combination.
The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the exercise price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of the warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of the warrant as so adjusted. If the exercise price of a warrant is adjusted, as a result of raising capital in connection with the initial business combination, the adjusted stock prices in the column headings will by multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Common Stock
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Concord Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of Concord Class A common stock as reported during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of Concord Class A common stock as reported during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Concord Class A common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Concord Class A common stock per warrant (subject to adjustment).
This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the shares of Concord Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of Concord Class A common stock are trading at or above $10.00 per share, which may be at a time when the trading price of shares of Concord Class A common stock is below the exercise price of the warrants. Concord has established this redemption feature to provide it with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of Warrants When the Price per Share of Concord Class A Common Stock Equals or Exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input. This redemption right provides Concord with an additional mechanism by which to redeem all of the outstanding public warrants, and therefore have certainty as to Concord’s capital structure as the public warrants would no longer be outstanding and would have been exercised or redeemed. Concord will be required to pay the applicable redemption price to warrant holders if Concord chooses to exercise this redemption right and it will allow Concord to quickly proceed with a redemption of the public warrants if Concord determines it is in Concord’s best interest to do so. As such, Concord would redeem the warrants in this manner when it believes it is in its best interest to update its capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, Concord can redeem the warrants when the shares of Concord Class A common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to Concord’s capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If Concord chooses to redeem the warrants when the shares of Concord Class A common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Concord Class A common stock than they would have received if they had chosen to wait to exercise their warrants for Concord Class A common stock if and when such Concord Class A common stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of Concord Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, Concord will round down to the nearest whole number of the number of shares of Concord Class A common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Concord Class A common stock pursuant to the warrant agreement (for instance, if Concord is not the surviving company in the initial business combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of Concord Class A common stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.
Redemption Procedures.   A holder of a warrant may notify Concord in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Concord Class A common stock issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments.   If the number of outstanding shares of Concord Class A common stock is increased by a stock capitalization or stock dividend payable in shares of Concord Class A common stock, or by a split-up of common stock or other similar event, then, on the effective date of such stock capitalization or stock dividend, split-up or similar event, the number of shares of Concord Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase Class A common stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of Concord Class A common stock equal to the product of (i) the number of shares of Concord Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) one minus the quotient of (x) the price per share of Concord Class A common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Concord Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of shares of Concord Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Concord Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of Concord Class A common stock on account of such Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Concord Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Concord Class A common stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of Concord Class A common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Concord Class A common stock in connection with a stockholder vote to amend Concord’s amended and restated certificate of incorporation (A) to modify the substance or timing of its obligation to allow redemption in connection with its initial business combination or to redeem 100% of its Public Shares if Concord does not complete its initial business combination within 18 months from the closing of its IPO (or 24 months from the closing of its IPO if it extends the period of time to consummate its initial business combination by an additional six months, subject to the sponsor depositing additional funds into the Trust Account) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of Public Shares upon Concord’s failure to complete its initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Concord Class A common stock in respect of such event.
If the number of outstanding shares of Concord Class A common stock is decreased by a consolidation, combination, reverse share split or reclassification of Concord Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Concord Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Concord Class A common stock.
Whenever the number of shares of Concord Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Concord Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Concord Class A common stock so purchasable immediately thereafter.
In addition, if (x) Concord issues additional shares of Concord Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $9.20 per share of Concord Class A common stock (with such issue price or effective issue price to be determined in good faith by Concord’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by its initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of its initial business combination on the date of the completion of its initial business combination (net of redemptions), and (z) the volume-weighted average trading price of Concord Class A common stock during the 20 trading day period starting on the trading day prior to the day on which Concord completes its initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described adjacent to “Redemption of Warrants When the Price per Share of Concord Class A common stock Equals or Exceeds $18.00” and “Redemption of Warrants When the Price per Share of Concord Class A common stock Equals or Exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

In case of any reclassification or reorganization of the outstanding Class A common stock (other than those described above or that solely affects the par value of such Class A common stock), or in the case of any merger or consolidation of Concord with or into another corporation (other than a consolidation or merger in which Concord is the continuing corporation and that does not result in any reclassification or reorganization of outstanding Concord Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Concord as an entirety or substantially as an entirety in connection with which Concord is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Concord Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Concord Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Concord Class A common stock in such a transaction is payable in the form of Concord Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Concord Warrant Agreement based on the Black-Scholes value (as defined in the Concord Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants will be issued in registered form under the Concord Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Concord Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive Class A common stock. After the issuance of Concord Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Concord will, upon exercise, round down to the nearest whole number, the number of shares of Concord Class A common stock to be issued to the warrant holder.
Topco Warrants
In connection with the Proposed Transactions, at the Merger Effective Time, each Concord Warrant that is outstanding immediately prior to the Merger Effective Time will cease to represent a right to acquire one share of Concord Class A common stock and will be converted in accordance with the terms of the Concord Warrant Agreement, at the Merger Effective Time, into a Topco Warrant on substantially the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the Concord Warrant Agreement.
Stock Exchange Listing
Following Closing, we expect the Topco Ordinary Shares and Topco Warrants to be listed on the NYSE under the symbols “CRCL” and “CRCL WS,” respectively. We have no current plans to list the Topco Ordinary Shares and Topco Warrants on any other stock exchange.

Transfer and Registration of Shares
Topco’s register of members, which Topco is required to maintain under the Irish Companies Act, will be maintained by Topco’s transfer agent. Registration in the register of members is determinative of membership. A person who holds Topco shares beneficially will not have his or her name entered in Topco’s register of members, and for the purposes of Irish law, will not be the registered holder of such Topco shares. Instead, any depository or other nominee whose name is entered in Topco’s register of members will be the registered holder of such Topco shares. Accordingly, a transfer of Topco shares from a person who holds Topco shares beneficially to a person who also holds Topco shares beneficially through a depository or other nominee will not be registered in Topco’s register of members, as the depository or other nominee will remain the registered holder of such Topco shares.
A written instrument of transfer generally is required under Irish law in order to effect a transfer of the registered interest in Topco shares and to update Topco’s register of members. Accordingly, a written instrument of transfer will be required for transfers of Topco shares: (i) from a registered holder of Topco shares to any other person, (ii) from a person who holds Topco shares beneficially (where the registered interest is held by the depository or other nominee) to another person who wishes, on transfer, to be registered as the registered holder of such Topco shares, (iii) from a person who holds Topco shares beneficially to another person who also wishes, on transfer, to hold such Topco shares beneficially but where the transfer involves a change in the depository or other nominee that is the registered holder of the Topco shares to be transferred or (iv) by a registered holder into his or her own broker account (or vice versa).
Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer in Topco’s register of members. However, a registered holder may transfer Topco shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty, provided that there is no change in the beneficial ownership of the Topco shares as a result of the transfer and the transfer is not made in contemplation of a subsequent sale of the Topco shares to a third party.
Any transfer of Topco shares that is subject to Irish stamp duty will not be registered in the name of the transferee unless an instrument of transfer is duly stamped and provided to the Topco’s transfer agent. Topco, in its absolute discretion and insofar as the Irish Companies Act or any other applicable law permits, may, or may provide that a subsidiary of Topco will, pay Irish stamp duty arising on a transfer of Topco shares on behalf of the transferee of such Topco shares. If stamp duty resulting from the transfer of Topco shares which would otherwise be payable by the transferee is paid by Topco or any subsidiary of Topco on behalf of the transferee, then, in those circumstances, Topco shall, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to: (i) seek reimbursement of the stamp duty from the transferee, (ii) set-off the stamp duty against any dividends payable to the transferee of those Topco shares and (iii) claim a first and permanent lien on the Topco shares on which stamp duty has been paid by Topco or its subsidiary for the amount of stamp duty paid. Topco’s lien shall extend to all dividends paid on those Topco Shares.
The Topco Constitution provides that the instrument of transfer of any Topco share(s) may be executed for and on behalf of the transferor by the secretary of Topco or any person that the secretary nominates for that purpose (whether in respect of specific transfers or pursuant to a general standing authorization), and the secretary or the relevant nominee shall be deemed to have been irrevocably appointed agent for the transferor of such Topco share(s) with full power to execute, complete and deliver in the name of and on behalf of the transferor of such Topco share(s) all such transfers of Topco shares.
To help ensure that Topco’s register of members is regularly updated to reflect trading of Topco Ordinary Shares occurring through electronic systems, Topco intends to regularly produce such instruments of transfer as may be required to effect any transfers of registered interests in Topco Ordinary Shares. These may involve transactions for which Topco pays stamp duty, subject to the reimbursement and set-off rights described above. In the event that Topco notifies one or both of the parties to a share transfer that it believes stamp duty is required to be paid in connection with any such transfer and that Topco will not pay such stamp duty, such parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from Topco for this purpose) or request that Topco execute an instrument of transfer on behalf of the transferring party in a form determined by us. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required)

and then provide it to Topco’s transfer agent, the transferee named therein will be registered as the registered holder of the relevant Topco Shares in Topco’s register of members, save the registration of transfers may be suspended by the Topco Board at such times and for such periods, not exceeding 30 days in any year, as the Topco Board may from time to time determine.
Lock-Up
The Topco Constitution provides that, subject to certain exceptions and certain Topco Ordinary Shares price-based early release provisions, no Topco Ordinary Shares (including the Earnout Shares, if and when issued) issued during the Lock-up Period (“Lock-up Shares”) shall be capable of transfer for the duration of the Lock-up Period. The “Lock-up Period” is the period commencing on the date on which the Scheme takes effect and ending on the earlier of (i) the period commencing on the second trading day immediately following Topco’s second quarterly release of earnings following the date of the Merger or (ii) the date on which a Change of Control is consummated.
The following Topco Ordinary Shares shall not be subject to the lock-up nor shall they constitute Lock-up Shares:
(i)
Topco Ordinary Shares issued pursuant to the Merger;

(ii)
Topco Ordinary Shares issued pursuant to the exercise, conversion or exchange of any warrant or other security which is assumed by Topco pursuant to the Merger;

(iii)
Topco Ordinary Shares issued pursuant to the Scheme in exchange for the transfer to Topco of Circle Shares where such shares are preferred shares (including any shares derived from a conversion of the Circle Convertible Notes) issued by Circle on or after February 17, 2022;

(iv)
Topco Ordinary Shares issued pursuant to the exercise, conversion or exchange of any option, warrant or other subscription right issued by Topco on or after the Scheme Effective Date but excluding, for the avoidance of doubt, any such rights or securities assumed by Topco from Circle;

(v)
the Escrow Shares, save to the extent released from escrow and distributed to certain Topco shareholders in accordance with the Scheme and the terms of such escrow (from which distribution, the lock-up shall apply to such distributed Escrow Shares);

(vi)
subject to the prior identification of such shares by the Topco Board, Topco Ordinary Shares to be transferred to persons who have entered into subscription agreements with Topco and Concord.

(vii)
Topco Ordinary Shares disposed of under a “sell-to-cover” arrangement, whereby Topco must issue Topco Ordinary Shares issuable upon settlement of any restricted share unit or other equity award that represents the right to receive in the future Topco Ordinary Shares settled in Topco Ordinary Shares to a broker designated by Topco and acting on behalf and for the account of the undersigned with instructions to (A) sell a number of Topco Ordinary Shares sufficient to satisfy the applicable withholding taxes which arise in connection with such settlement and (B) remit the proceeds of such sale to Topco for remittance of such withholding in cash to the appropriate taxing authorities; and

(viii)
Topco Ordinary Shares transferred to Topco in connection with the net settlement of any restricted share unit or other equity award that represents the right to receive in the future Topco Ordinary Shares settled in Topco Ordinary Shares to pay any tax withholding obligations; provided that, for the avoidance of doubt, the underlying Topco Ordinary Shares shall continue to constitute Lock-up Shares.

Notwithstanding the foregoing, a holder of Lock-Up Shares may transfer some or all of their Lock-up Shares during the Lock-up Period to each of the following (each a “Permitted Transferee”):
(i)
Topco, whether by surrender or transfer and whether for valuable consideration or otherwise;

(ii)
any other holder of Lock-up Shares or any direct or indirect partners, members or equity holders of a holder of Lock-up Shares or any related investment funds or vehicles controlled or managed by such persons or entities;

(iii)
in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is the individual or a member of the individual’s immediate family, or to a charitable organization;

(iv)
in the case of an individual, to any person by operation of any laws of descent and distribution upon death of the individual;

(v)
in the case of an individual, to any person pursuant to a qualified domestic order, court order or in connection with a divorce settlement;

(vi)
in the case of a company or corporation (including a partnership (whether general, limited or otherwise), limited liability company, trust or other business entity), to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the such holder of Lock-up Shares; in the case of a company or corporation (including a partnership (whether general, limited or otherwise), limited liability company, trust or other business entity), to partners, limited liability company members or stockholders of such holder of Lock-up Shares, including, for the avoidance of doubt, where such holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership;

(vii)
in the case of a trust, to a trustee or beneficiary of the trust or to the estate of a beneficiary of such trust;

(viii)
in connection with any bona fide mortgage, encumbrance or pledge, to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; or

(ix)
any person in connection with a liquidation, merger, share exchange, reorganization, tender offer or takeover (whether conducted by way of general offer, scheme of arrangement or otherwise) approved by the Topco Board or a duly authorized committee thereof or other similar transaction which results in all of the Topco shareholders having the right to exchange their Topco Ordinary Shares for cash, securities, a mixture of cash and securities, or other property.

Following a transfer of Lock-up Shares to a Permitted Transferee, those Lock-up Shares shall continue to be Lock-up Shares and shall be subject to the lock-up.
The Topco Board may, in its sole discretion, waive, amend, or repeal any provision of the lock-up.
For the purposes of the lock-up provisions, and in particular the length of the Lock-up Period, a “Change of Control” means: (i) the sale, conveyance or disposition in one or a series of transactions of all or substantially all of the assets of Topco and its subsidiaries to a third party, or any transaction that is subject to Rule 13e-3 of the Exchange Act, (ii) the consummation of a transaction by which any person or group is or becomes the beneficial owner, directly or indirectly, of 50% or more of the voting power of the securities issued by Topco having the power to vote (measured by voting power rather than number of shares) in the election of Topco directors (“Voting Stock”) or (iii) the consolidation, merger or other business combination of Topco with or into any other person or persons, provided, however, that a Change of Control will not be deemed to have occurred in the case of clause (iii) above in the case of: (a) a consolidation, merger or other business combination in which holders of the Voting Stock immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the same relative percentage of the Voting Stock as before any such transaction and the Voting Stock of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, including pursuant to a holding company merger or (b) a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of Topco.

SHARES ELIGIBLE FOR FUTURE SALE
Upon completion of the Business Combination, Topco will have 2,300,000,000 Topco Ordinary Shares authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to [•] Topco Ordinary Shares issued and outstanding, assuming no shares of Concord Class A common stock are redeemed in connection with the Business Combination. All of the Topco Ordinary Shares issued in connection with the Business Combination will be freely transferable by persons other than by Topco’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the Topco Ordinary Shares in the public market could adversely affect prevailing market prices of the Topco Ordinary Shares.
Lock-up Agreements
Pursuant to the terms of the Topco Constitution, subject to certain exceptions and certain Topco Ordinary Shares price-based early release provisions, certain Topco Ordinary Shares (including the Earnout Shares, if and when issued) to be issued to Circle Holders pursuant to the Scheme will be subject to certain restrictions on their transfer during the period commencing on the date on which the Scheme takes effect and ending on the earlier of (i) the period commencing on the second trading day immediately following Topco’s second quarterly release of earnings following the date of the Merger or (ii) the date on which a change of control is consummated.
For more information about the lock-up provisions in the Topco Constitution, see the section entitled “Description of Topco’s Securities — Lock-Up”.
Rule 144
A person who has beneficially owned restricted Topco Ordinary Shares or restricted Topco Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file as reports) preceding the sale. Persons who have beneficially owned restricted Topco Ordinary Shares or restricted Topco Warrants for at least six months but who are Topco affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of securities that does not exceed the greater of either of the following:
•
1% of the then outstanding equity shares of the same class which, immediately after the Business Combination, will equal [•] Topco Ordinary Shares and [•] Topco Warrants; or

•
the average weekly trading volume of Topco Ordinary Shares during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of Topco under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Topco.
Rule 701
In general, under Rule 701 of the Securities Act as currently in effect (“Rule 701”), each of Circle’s employees, consultants or advisors who purchases equity shares from Topco in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144 (“Rule 701 Resale”). However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires. Circle ordinary shares issued to Jeremy Allaire and Sean Neville as founder shares (“Circle Founder Shares”) were not issued pursuant to Rule 701. Accordingly, 23,109,977 Topco Ordinary Shares issued in exchange for the Circle Founder Shares are ineligible for Rule 701 Resale.

Registration Rights
In connection with, and as a condition to the consummation of the Business Combination, the Transaction Agreement provides that Topco, certain Circle Holders and certain Concord securityholders will enter into the Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement, Topco will be obligated to file a registration statement to register the resale of certain securities of Topco held by such Circle Holders and Concord securityholders. In addition, pursuant to the terms of the Registration Rights Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, such Circle Holders and Concord securityholders may demand at any time or from time to time, that Topco file a registration statement on Form S-3, or if Form S-3 is not then available to Topco for such registration, on such other form available to register for resale the securities of Topco held by such Circle Holders and Concord securityholders. The Registration Rights Agreement will also provide such Circle Holders and Concord securityholders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of Concord common stock as of the record date and of Topco Ordinary Shares immediately following consummation of the Business Combination by:
•
each person known by Concord to be the beneficial owner of more than 5% of Concord’s outstanding common stock on the record date;

•
each person known by Concord who may become beneficial owner of more than 5% of Topco Ordinary Shares immediately following the Business Combination;

•
each of Concord’s current executive officers and directors;

•
each person who will become an executive officer or a director of Circle upon consummation of the Business Combination;

•
all of Concord’s current executive officers and directors as a group; and

•
all of Circle’s executive officers and directors as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options or the vesting of restricted stock units, within 60 days of the record date. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of the record date or subject to restricted stock units that vest within 60 days of the record date are considered outstanding and beneficially owned by the person holding such warrants, options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares issuable pursuant to restricted stock units or underlying warrants and options of Circle listed in the table below are represented in shares of Topco Ordinary Shares, after giving effect to the Business Combination, including application of the Exchange Ratio which, for the purposes of the table below, has been assumed to equal [•]. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to Concord, Concord believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
				After Business Combination
	Prior to Business Combination(2)			Assuming No Redemptions(3)		Assuming Maximum Redemptions(4)
Name and Address of Beneficial Owners(1)	Number of Class A Common Stock	Number of Class B Common Stock	% of Voting Power	Number of Shares	% of Voting Power	Number of Shares	% of Voting Power
Directors and officers prior to the Business Combination:
Bob Diamond(5)(18)	—	—	—	—	—	—	—
Jeff Tuder(5)(18)	—	—	—	—	—	—	—
Michele Cito(5)	—	—	—	—	—	—	—
David Schamis(5)(18)	—	—	—	—	*	—	*
Peter Ort(5)	—	30,000	*	30,000	*	30,000	*
Thomas King(5)	—	30,000	*	30,000	*	30,000	*
Larry Leibowitz(5)	—	30,000	*	30,000	*	30,000	*

After Business Combination
	Prior to Business Combination(2)			Assuming No Redemptions(3)		Assuming Maximum Redemptions(4)
Name and Address of Beneficial Owners(1)	Number of Class A Common Stock	Number of Class B Common Stock	% of Voting Power	Number of Shares	% of Voting Power	Number of Shares	% of Voting Power
All directors and officers prior to the Business Combination (seven persons)	—	90,000	*	90,000	*	90,000	*
Directors and officers after the Business Combination:
Jeremy Allaire(6)	—	—	—	[•]		[•]
M. Michele Burns(7)
Raj Date(8)
P. Sean Neville(9)	—	—	—	[•]	*	[•]	*
Bob Diamond(10)
Jeremy Fox-Geen(11)	—	—	—	[•]	*	[•]	*
Elisabeth Carpenter(12)
Flavia Naves(13)	—	—	—	[•]	[•]%	[•]	[•]%
Dante Disparte(14)
Danita K. Ostling(15)	—	—	—	—	—	—	—
Anita Sands	[•]				[•]	[•]	[•]
Mandeep Walia	—	—	—	—	[•]	[•]	[•]
Kash Razzaghi	—	—	—	—	[•]	[•]	[•]
Nikhil Chandhok	—	—	—	—	[•]	[•]	[•]
All directors and officers after the Business Combination as a group ([14] persons)	—	—		—	—	—	—
Five Percent Holders:
Fidelity
Accel XI L.P.(16)	—	—	—	—	—	—	—
Breyer Capital L.L.C.(17)
Concord Sponsor Group LLC(18)	—	—	—	[•]	[•]%	[•]	[•]%
General Catalyst Group VI, LP(19)
Oak Investment Partners XIII, LP(20)	—	[•]		[•]	[•]%	[•]	[•]%
Wide Palace Limited (IDG China)(21)

*
Less than 1%.

(1)
Unless otherwise noted, the business address of each of the directors and officers prior to the Business Combination for Concord Acquisition Corp is 477 Madison Avenue, 22nd Floor, New York, NY 10022.

(2)
Prior to the Business Combination, the percentage of beneficial ownership of Concord on the record date is calculated based on (i) 28,352,000 shares of Concord Class A common stock and (ii) 6,900,000 shares of Concord Class B common stock, in each case, outstanding as of such date.

(3)
The expected beneficial ownership of Circle immediately upon consummation of the Business Combination, assuming no holders of public shares exercise their redemption rights in connection therewith and the Closing occurs, is based on [•] Topco Ordinary Shares outstanding as of such date, and consists of (i) [•] shares of Concord Class A common stock that will convert into a like number of shares of Topco Ordinary Shares, (ii) [•] shares of Concord Class B common stock that will convert into a like number of shares of Topco Ordinary Shares, and (iii) [•] Topco Ordinary Shares that may be issued to the Circle Holders in connection with the Business Combination.

(4)
The expected beneficial ownership of Circle immediately upon consummation of the Business Combination, assuming the holders of [•] Public Shares exercise their redemption rights in connection therewith and the Closing occurs, is based on [•] Topco Ordinary Shares outstanding as of such date, and consists of (i) [•] shares of Concord Class A common stock that will convert into a like number of shares of Topco Ordinary Shares, (ii) [•] shares of Concord Class B common stock that will convert into a like number of Topco Ordinary Shares, and (iii) [•] Topco Ordinary Shares that may be issued to the Circle Holders in connection with the Business Combination.

(5)
Does not include certain shares indirectly owned by this individual as a result of his or her membership interest in the Sponsor.

(6)
[•]

(7)
[•]

(8)
[•]

(9)
[•]

(10) [•]
(11) [•]
(12) [•]
(13) [•]
(14) [•]
(15) [•]
(16) [•]
(17) [•]
(18)
Concord Sponsor Group LLC, the Sponsor, is the record holder of the shares of Class B common stock reported herein. The Sponsor is governed by a board of managers consisting of three managers, Bob Diamond, David Schamis and Jeff Tuder. Each manager has one vote, and the approval of a majority of the managers is required to approve an action of the Sponsor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based upon the foregoing analysis, no manager of the Sponsor exercises voting or dispositive control over any of the securities held by the Sponsor, even those in which he or she directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares.

(19) [•]
[•]
(20) [•]
(21) [•]
(22) [•]
(23) [•]
(24) [•]

(25) [•]
(26) [•]
After the consummation of the Business Combination, the Sponsor and its affiliates are also expected to own warrants to purchase an additional [255,144] Topco Ordinary Shares. The warrants will not be exercisable until 30 days following the consummation of the Business Combination. Assuming the exercise of all of the Sponsor’s warrants (and none of the public warrants), the Sponsor and its affiliates would be deemed to own [6,195,434] ordinary shares, which constitutes [ ]% of the Topco Ordinary Shares outstanding assuming no redemptions, or [ ]% of the Topco Ordinary Shares outstanding assuming maximum redemptions, in each case on a fully diluted basis.

COMPARATIVE PER SHARE DATA
Comparative Per Share Data of Concord
The following table sets forth the closing market price per share of the Concord Class A common stock on the NYSE on February 15, 2022, the last trading day before the Business Combination was publicly announced, and on                 , the last practicable trading day before this proxy statement/prospectus.
Trading Date	Concord Class A common stock (Concord)
February 15, 2022		$10.37
, 2022	$
The market price of the Concord Class A common stock could change significantly. Because the consideration payable in the Business Combination pursuant to the Transaction Agreement will not be adjusted for changes in the market prices of the Concord Class A common stock, the value of the consideration that Circle Holders will receive in the Business Combination may vary significantly from the value implied by the market prices of shares of Concord Class A common stock on the date of the Transaction Agreement, the date of this proxy statement/prospectus, and the date on which Concord stockholders vote on the approval of the Transaction Agreement. Concord stockholders are urged to obtain current market quotations for Concord Class A common stock before making their decision with respect to the approval of the Transaction Agreement.
Comparative Per Share Data of Circle
Historical market price information regarding Circle is not provided because there is no public market for Circle Shares.

MARKET PRICE AND DIVIDEND INFORMATION
Concord
Concord’s equity securities trade on the NYSE. Each of the Concord Units consists of one share of Concord Class A common stock and one-half of one Concord Warrant and, commencing on December 7, 2020, trades on the NYSE under the symbol “CND.U.” The Concord Class A common stock and Concord Warrants underlying the Concord Units began trading separately on the NYSE under the symbols “CND” and “CND WS,” respectively, on January 28, 2021.
Price Range of Concord Securities
The closing price of each of the Concord Units, Concord Class A common stock and Concord Warrants as of February 15, 2022, the last trading day before announcement of the execution of the Transaction Agreement, was $11.30, $10.37 and $1.92, respectively. As of [•], 2022, the record date for the special meeting, the most recent closing price of each of the Concord Units, Concord Class A common stock and Concord Warrants was $[•], $[•] and $[•], respectively.
Holders of the public shares should obtain current market quotations for their securities. The market price of Concord’s securities could vary at any time before the Business Combination.
Holders
As of [•], 2022, there were [•] holders of record of the Concord Units and [•] holders of record of Concord Class A common stock and of Concord Warrants. Such numbers do not include beneficial owners holding Concord securities through nominee names.
Dividends
Concord has not paid any cash dividends on its Concord common stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.
Circle
Price Range of Circle Securities
Historical market price information regarding Circle is not provided because there is no public market for its securities.
Holders
As of the date of this proxy statement/prospectus, Circle had [•] holders of record.
Dividends
Circle has not paid any cash dividends on its shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination.
Topco
Price Range of Topco Securities
Historical market price information regarding Topco is not provided because there is no public market for its securities. We are applying to list the Topco Ordinary Shares and Topco Warrants on the NYSE upon the completion of the Proposed Transactions under the ticker symbols “CRCL” and “CRCL WS”, respectively.
Holders
As of the date of this proxy statement/prospectus, Topco had [•] holders of record.
Dividends
Following the completion of the Proposed Transactions, the Topco Board will consider whether or not to institute a dividend policy. However, it is not presently anticipated that the Topco Board will declare dividends in the foreseeable future.

ADDITIONAL INFORMATION
Submission of Future Stockholder Proposals
Concord’s board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.
Concord does not expect to hold a 2022 annual meeting of stockholders because it will not be a separate public company if the Business Combination is completed. Alternatively, if Concord does not consummate a business combination by June 10, 2022 (or December 10, 2022, as applicable), Concord is required to begin the dissolution process provided for in its amended and restated certificate of incorporation. Concord will liquidate as soon as practicable following such dissolution and will conduct no annual meetings thereafter.
Legal Matters
The validity of the Topco Ordinary Shares to be issued in connection with the Business Combination will be passed upon by Matheson. The validity of the Topco Warrants to be issued in connection with the Business Combination will be passed upon by Greenberg Traurig, P.A.
Experts
The audited consolidated financial statements of Circle Internet Financial Limited included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The financial statements of SI Securities, LLC as of December 31, 2021 and 2020, not separately presented in this prospectus, have been audited by Mazars USA LLP, an independent registered public accounting firm, whose report thereon appears herein, given on the authority of said firm as experts in accounting and auditing.
The financial statements of Concord Acquisition Corp as of December 31, 2021 and 2020, and for the year ended December 31, 2021 and for the period from August 20, 2020 (inception) through December 31, 2020, appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on the report of such firm given upon their authority as experts in auditing and accounting.
Delivery of Documents to Stockholders
Pursuant to the rules of the SEC, Concord and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, Concord will deliver a separate copy of the proxy statement to any stockholder at a shared address to which a single copy of the proxy statement was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement may likewise request delivery of single copies of the proxy statement in the future. Stockholders may notify Concord of their requests by calling or writing Concord at its principal executive offices at (212) 883-4330 and 477 Madison Avenue, 22nd Floor, New York, NY 10022.
Transfer Agent; Warrant Agent and Registrar
The registrar and transfer agent for the shares of Class A common stock of Concord and the warrant agent for Concord Warrants is Continental Stock Transfer & Trust Company. Concord has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION
Concord files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read Concord’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:
Concord Acquisition Corp
477 Madison Avenue, 22nd Floor
New York, NY 10022
Telephone: (212) 883-4330
Attention: Secretary
You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitor at:
If you are a stockholder of Concord and would like to request documents, please do so by [•], 2022 to receive them before the Concord special meeting of stockholders. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.
All information contained or incorporated by reference in this proxy statement/prospectus relating to Concord has been supplied by Concord, and all such information relating to Circle has been supplied by Circle. Information provided by either Concord or Circle does not constitute any representation, estimate, forecast or projection of any other party.
Neither Concord nor Circle has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

CIRCLE INTERNET FINANCIAL LIMITED AND SUBSIDIARIES
CONCORD ACQUISITION CORP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Circle Internet Financial Limited
Opinion on the financial statements
We have audited the accompanying consolidated balance sheets of Circle International Financial Limited and subsidiaries (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, other comprehensive income (loss), changes in redeemable convertible preferred stock and stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
We did not audit the financial statements of SI Securities, LLC, a wholly-owned subsidiary, which statements reflect total assets constituting less than 1% of consolidated total assets as of December 31, 2021 and 2020, and total revenues of 10% and 55%, respectively, of consolidated total revenues for the years then ended. Those statements were audited by other auditors, whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for SI Securities, LLC, is based solely on the report of the other auditors.
Adoption of new accounting standard
As discussed in Note 2 to the financial statements, the Company has changed its method of accounting for obligations to safeguard crypto-assets for platform users. in each of the two years in the period ended December 31, 2021 due to the adoption of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 121.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.
/s/ GRANT THORNTON LLP
We have served as the Company’s auditor since 2015.
New York, New York
May 6, 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Report of Independent Registered Public Accounting Firm
To the Member of SI Securities, LLC
Opinion on the Financial Statements
We have audited the accompanying statement of financial condition of SI Securities, LLC, (the “Company”) (a wholly owned subsidiary of Pluto Holdings, LLC), as of December 31, 2021, and the related statements of operations, changes in member’s equity, and cash flows for the year ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company, as of December 31, 2021, and the results of its operations and its cash flows for the year ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
Supplemental Information
The supplemental information contained in the Computation of Net Capital Under Rule 15c3-1 of the Securities and Exchange Commission, the Computation for Determination of Reserve Requirements Under Rule 15c3-3 of the Securities and Exchange Commission, and Information Relating to Possession or Control Requirements Under Rule 15c3-3 of the Securities and Exchange Commission (the “supplemental information”) has been subjected to audit procedures performed in conjunction with the audit of the Company’s financial statements. The supplemental information is the responsibility of the Company’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with 17 C.F.R. §240.17a-5. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.
We have served as the Company’s auditor since 2020.
/s/ Mazars USA LLP
Woodbury, NY
March 14, 2022

CIRCLE INTERNET FINANCIAL LIMITED AND SUBSIDIARIES

CIRCLE INTERNET FINANCIAL LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share information)	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$161,564	$26,421
Cash and cash equivalents segregated for benefit of customers and USDC holders	42,470,603	4,024,735
Short-term investments (cost of $524 as of December 31, 2020)	—	13,631
Accounts receivable	22,703	1,590
USDC receivable	154,837	—
Digital assets safeguarded on behalf of customers	738,365	67,598
Divestment consideration receivable, current	1,000	3,000
Prepaid expenses and other current assets	23,163	5,922
Total current assets	43,572,235	4,142,897
Restricted cash for operations	20,959	961
Divestment consideration receivable, non-current	1,000	2,000
Long-term investments	28,233	2,307
Fixed assets, net	1,225	443
Digital assets, net	242,073	4,665
Goodwill	24,014	24,014
Intangible assets, net	6,606	3,462
Total assets	$43,896,345	$4,180,749
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$53,343	$23,678
Deferred revenue	415	888
Loans payable, net of debt discount	24,039	1,758
Convertible debt, net of debt discount	—	10,740
Acquisition payables, current	—	2,371
USDC borrowed	154,837	—
Digital assets held as collateral	191,810	—
Digital assets safeguarding obligations to customers	738,365	67,598
Deposits from customers and USDC holders	42,316,946	4,021,292
Total current liabilities	43,479,755	4,128,325
Long-term liabilities
Deferred rent	301	411
Deferred tax liabilities	—	4,733
Acquisition payables, non-current	—	9,905
Convertible debt, net of debt discount	904,122	19,874
Loans payable, net of debt discount	—	24,800
Warrant liability	1,349	212
Total long-term liabilities	905,772	59,935
Total liabilities	$44,385,527	$4,188,260
The accompanying notes are an integral part of these consolidated financial statements.

CIRCLE INTERNET FINANCIAL LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (continued)
(In thousands, except share information)	December 31, 2021	December 31, 2020
Commitments and contingencies (see Note 22)
Redeemable convertible preferred stock
Series A redeemable convertible preferred stock ($0.0001 par value; 33,620,690 issued and outstanding; $9,078 liquidation preference as of December 31, 2021 and 2020, respectively)	9,000	9,000
Series B redeemable convertible preferred stock ($0.0001 par value; 17,586,205 issued and outstanding; $17,059 liquidation preference as of December 31, 2021 and 2020, respectively)	17,000	17,000
Series C redeemable convertible preferred stock ($0.0001 par value; 18,445,443 issued and outstanding; $30,034 liquidation preference as of December 31, 2021 and 2020, respectively)	40,050	40,050
Series D redeemable convertible preferred stock ($0.0001 par value; 23,202,679 issued and outstanding; $64,039 liquidation preference as of December 31, 2021 and 2020, respectively)	64,152	64,061
Series E redeemable convertible preferred stock ($0.0001 par value; 9,077,030 issued and outstanding; $147,320 liquidation preference as of December 31, 2021 and 2020, respectively)	149,024	148,891
Stockholders’ equity
Common stock ($0.0001 par value; 255,000,000 authorized; 45,265,424 and 41,449,497 issued and outstanding at December 31, 2021 and 2020, respectively)	5	4
Treasury stock at cost (4,960,362 shares held as of December 31, 2021 and 2020)	(2,877)	(2,877)
Additional paid-in capital	113,103	91,798
Accumulated deficit	(883,350)	(374,920)
Accumulated other comprehensive income (loss)	4,711	(518)
Total stockholders’ deficit	(768,408)	(286,513)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$43,896,345	$4,180,749
The accompanying notes are an integral part of these consolidated financial statements.

CIRCLE INTERNET FINANCIAL LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share information)	Year ended December 31,
	2021	2020
Revenue and USDC interest income
Transaction and Treasury services	$47,547	$2,589
USDC interest income	28,464	4,435
SeedInvest revenue	8,866	8,417
Total revenue and USDC interest income from continuing operations	84,877	15,441
Third-party transaction costs
Transaction and Treasury services costs	30,731	785
USDC income sharing and transaction costs	11,890	2,826
Total third-party transaction costs	42,621	3,611
Operating expenses
Compensation expenses	68,170	18,932
General and administrative expenses	31,125	13,916
Depreciation and amortization expense	3,945	4,500
IT infrastructure costs	5,379	3,716
Marketing and advertising expenses	13,697	400
Digital assets impairment, net	6,038	1,256
Total operating expenses	128,354	42,720
Operating loss from continuing operations	(86,098)	(30,890)
Other income (expense), net	(417,761)	13,692
Net loss before income taxes	(503,859)	(17,198)
Income tax expense	4,854	115
Net loss from continuing operations	(508,713)	(17,313)
Discontinued operations, net of taxes
Gain (loss) from operations of discontinued Circle Trade business	1,650	(58)
Gain from operations of discontinued Circle Invest business (including gain on disposal of $0.6 million for the year ended December 31, 2020)	28	730
Gain (loss) from operations of discontinued Poloniex business	(1,171)	20,431
Net Income (loss)	$(508,206)	$3,790
Earnings (loss) per share:
Basic earnings (loss) per share:
Continuing operations	$(11.47)	$0.00
Discontinued operations	0.01	0.00
Basic earnings (loss) per share	(11.46)	0.00
Diluted earnings (loss) per share:
Continuing operations	(11.47)	0.00
Discontinued operations	0.01	0.00
Diluted earnings (loss) per share	$(11.46)	$0.00
Weighted-average shares used to compute earnings (loss) per share:
Basic	44,347,508	36,089,496
Diluted	44,347,508	51,850,396
The accompanying notes are an integral part of these consolidated financial statements.

CIRCLE INTERNET FINANCIAL LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OTHER COMPREHENSIVE INCOME (LOSS)
(in thousands)	Year ended December 31,
	2021	2020
Net income (loss)	$(508,206)	$3,790
Other comprehensive income:
Foreign currency translation adjustment, net of tax	137	165
Unrealized gain on available-for-sale debt securities classified as cash equivalents, net of tax	120	—
Unrealized gain on convertible notes – credit risk, net of tax	4,972	—
Total other comprehensive income, net of tax	5,229	165
Comprehensive income (loss)	$(502,977)	$3,955
The accompanying notes are an integral part of these consolidated financial statements.

CIRCLE INTERNET FINANCIAL LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
	Temporary Equity											Permanent Equity
(In thousands, except share and per share information)	Preferred Stock Series A Redeemable Convertible		Preferred Stock Series B Redeemable Convertible		Preferred Stock Series C Redeemable Convertible		Preferred Stock Series D Redeemable Convertible		Preferred Stock Series E Redeemable Convertible		Total Redeemable Convertible Preferred Stock	Common Stock		Treasury Stock		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount		Shares	Amount	Shares	Amount
Balance at December 31, 2019	33,620,690	$9,000	17,586,205	$17,000	18,445,443	$40,050	23,202,679	$64,061	9,077,030	$148,891	279,002	35,188,607	$4	—	$—	$87,527	$(378,710)	$(683)	$(291,862)
Issuance of common stock	—	—	—	—	—	—	—	—	—	—	—	6,260,890	—	—	—	688	—	—	688
Receipt of treasury stock												—	—	4,960,362	(2,877)	—	—	—	(2,877)
Share based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	3,583	—	—	3,583
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	165	165
Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	3,790	—	3,790
Balance at December 31, 2020	33,620,690	$9,000	17,586,205	$17,000	18,445,443	$40,050	23,202,679	$64,061	9,077,030	$148,891	279,002	41,449,497	$4	4,960,362	$(2,877)	$91,798	$(374,920)	$(518)	$(286,513)
Issuance of common stock	—	—	—	—	—	—	—	—	—	—	—	3,815,927	1	—	—	481	—	—	482
Share based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	20,824	—	—	20,824
Other	—	—	—	—	—	—	—	91	—	133	224	—	—	—	—	—	(224)	—	(224)
Other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	5,229	5,229
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(508,206)	—	(508,206)
Balance at December 31, 2021	33,620,690	$9,000	17,586,205	$17,000	18,445,443	$40,050	23,202,679	$64,152	9,077,030	$149,024	279,226	45,265,424	$5	4,960,362	$(2,877)	$113,103	$(883,350)	$4,711	$(768,408)
The accompanying notes are an integral part of these consolidated financial statements.

CIRCLE INTERNET FINANCIAL LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, except share information)	Year ended December 31,
	2021	2020
Cash flows from operating activities
Net income (loss)	$(508,206)	$3,790
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	3,945	4,500
Net amortization of discount/accretion of premium on available-for-sale debt securities	11,112	—
Change in fair value of convertible debt	436,803	3,489
Equity securities received for services	(791)	(421)
Equity securities received as consideration for sale of Circle Trade	(1,650)	—
Digital assets received for services	(3,377)	(791)
Digital assets used for blockchain network fees	11,892	—
Income generated from winding down platforms	(1,060)	—
Digital assets impairment loss	38,256	1,256
Deferred taxes	(4,733)	4,187
Realized gains on investments	(18,010)	(169)
Unrealized gains (losses) on investments	13,380	(13,221)
Gain on extinguishment of debt	—	(33,158)
Gain on treasury stock received	—	(2,877)
Gain on sale of digital assets	(7,337)	—
Gain related to digital assets held as collateral	(32,218)	—
Change in fair value of warrant liability	1,137	212
Change in fair value of embedded derivatives	(48,032)	—
Expiration of Series-E warrants	—	(77)
Gain on sale of Circle Invest	—	(625)
Loss on equity method investment	537	769
Net amortization of premium on convertible notes	668	(174)
Capitalization of interest on debt	868	698
Stock compensation expense	20,824	3,583
Deferred rent	(110)	(24)
Changes in operating assets and liabilities:
Accounts receivable	(21,113)	(676)
Prepaid expenses and other current assets	(14,304)	(859)
Accounts payable and accrued expenses	29,667	15,532
Deferred revenue	(473)	133
Net cash used in operating activities	$(92,325)	$(14,923)
Cash flows from investing activities
Poloniex acquisition consideration paid	—	(20,746)
Proceeds from sale of Poloniex	3,000	10,000
Proceeds from the sale of Circle Invest	—	100
Proceeds from the sale of investments	—	758
Proceeds from the sale of equity securities	25,988	—
Seedinvest acquisition consideration paid	(2,400)	(1,100)
Poloniex acquisition consideration paid	(9,905)	—
The accompanying notes are an integral part of these consolidated financial statements.

CIRCLE INTERNET FINANCIAL LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(in thousands, except share information)	Year ended December 31,
	2021	2020
Purchase of available-for-sale debt securities	(15,695,264)	—
Sale of available-for-sale securities	15,676,545	—
Purchase of investments under measurement alternative	(24,022)	—
Purchase of digital assets	—	(3,906)
Proceeds from the sale of digital assets	5,080	—
Proceeds from fixed asset sales	—	137
Capitalization of software development costs	(6,813)	(3,177)
Purchase of fixed assets	(1,059)	—
Net cash used in investing activities	$(28,850)	$(17,934)
Cash flows from financing activities
Proceeds from Genesis Loan	—	25,000
Proceeds from PPP Loan	—	1,758
Repayment of PPP Loan	(1,758)	—
Repayment of convertible notes	(10,730)	—
Issuance of convertibles notes	451,025	—
Deposits held for customers and USDC holders	38,283,027	3,499,489
Proceeds from issuance of common stock	482	689
Net cash provided by financing activities	$38,722,046	$3,526,936
Cumulative foreign translation adjustment	137	165
Net increase in cash and cash equivalents, restricted and customer cash	38,601,008	3,494,244
Cash and cash equivalents, restricted and customer cash at the beginning of the year	4,052,118	557,874
Cash and cash equivalents, restricted and customer cash at the end of the period	$42,653,126	$4,052,118
Cash, cash equivalents, and restricted cash consisted of the following:
Cash and cash equivalents	161,564	26,421
Restricted cash	20,959	961
Cash and cash equivalents segregated for benefit of customers and USDC holders	42,470,603	4,024,736
Total cash, cash equivalents, and restricted cash	$42,653,126	$4,052,118
Supplemental disclosure of cash flow information
Cash paid for income taxes	$30	$—
Cash paid for interest	$—	$380
Supplemental schedule of non-cash activities
Digital assets held as collateral	$220,515	$—
Digital assets collateral received	$(224,240)	$—
Digital assets safeguarding obligations to customers	$670,767	$15,358
Digital assets safeguarded on behalf of customers	$(670,767)	$(15,358)
USDC borrowed	$154,837	$—
USDC receivable	$(154,837)	$—
Deferred revenue for digital assets received	$—	$755
Unrealized gain (loss) on convertible notes – credit risk	$4,972	$—
The accompanying notes are an integral part of these consolidated financial statements.

CIRCLE INTERNET FINANCIAL LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.   Description of business
Overview of the Business
Circle Internet Financial Limited, a private company limited by shares was incorporated in Ireland and began operations in 2013. The consolidated financial statements include the accounts of Circle Internet Financial Limited (the “Parent”) and its wholly-owned subsidiaries (together, “Circle,” the “Company,” “we,” “us,” or “our”). Circle is a global financial technology firm that provides internet-native payments and treasury infrastructure. Circle is the principal operator of a U.S. dollar digital stablecoin, USD Coin (“USDC”).
The Company commenced a plan in late 2019 to divest from businesses related to speculative cryptocurrency trading and better align its business with the products it offers to its customers. In November 2019, the Company disposed of the assets of the Poloniex business, a digital asset trading platform, which the Company purchased in 2018. In December 2019, the Company sold the intangible assets of the Circle Trade business, an over-the-counter digital asset institutional desk. In early 2020, the Company sold the intangible assets of the Circle Invest business, which provided digital asset brokerage services to retail customers.
After divesting from these businesses, the Company changed its focus to creating a platform for businesses to transact with its stablecoin USDC. USDC is a top ten market capitalization cryptocurrency platform which was launched in September 2018. The Circle Application Programming Interfaces (“APIs”) allows businesses to process USDC native payments and payouts and provide digital wallet and custody services using APIs. This allows for enhancement of existing marketplace models and new digital businesses to be created. The Company has secured licenses with the majority of state regulatory agencies in the United States, the Financial Conduct Authority (FCA) in the UK and Bermuda Monetary Authority (BMA).
The Company launched a yield program, referred to as Circle Yield, through its subsidiary Circle International Bermuda Limited in the third quarter of 2021. The program offers accredited investors (as defined in Rule 501 of Regulation D) the ability to generate fixed-term yield on their USDC holdings by investing in Centralized Finance (“CeFi”) blockchain-based lending markets. Yield is generated through lending of USDC to counterparties active in centralized blockchain based lending markets. Prior to investing, customers agree to a specific yield and the yields offered to customers are derived from yields earned from the borrower which fluctuate based on market conditions.
The Company’s wholly owned subsidiary, SI Securities, LLC (“SeedInvest”), is a digital platform for companies to raise capital through equity offerings directly on the internet and seeks to capitalize on interest in the digitization of early-stage investing. The service is offered to a wide range of customers, from small-scale seed funding through larger capital raises and growth funding. SeedInvest supports both accredited and unaccredited investor participation.
On July 7, 2021, the Company entered into a merger agreement with Concord Acquisition Corp. (“Concord”), a blank check company incorporated in the State of Delaware and formed for the purpose of effecting a merger. Pursuant to the agreement, Circle Internet Finance Public Limited Company (formerly Circle Acquisition Public Limited Company), a public company limited by shares incorporated in Ireland (“Topco”) will be merged with Concord in a business combination that will result in each of the Company and Concord becoming a wholly-owned subsidiary of Topco (the “Business Combination”). Upon the consummation of the Business Combination, Concord surviving the Merger as a wholly-owned subsidiary of Topco.
Liquidity
These consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of operations as they come due. In assessing whether the going concern assumption is appropriate, management takes into account all available information about the future, which is at least, but not limited to, twelve months from the date the financial statements are available for issuance. The Company had an accumulated deficit of $883.4 million and $375.0 million at December 31, 2021 and December 31, 2020, respectively. The Company has historically experienced unprofitable financial results and the Company’s ability to continue operations after its current cash resources are exhausted depends on its successfully securing additional financing or achieving profitable operations in the medium term.
Accounting principles generally accepted in the United States of America (“U.S. GAAP”) require that a Company evaluate at each reporting period its ability to continue as a going concern. A company’s ability to continue as a going concern is dependent on its ability to generate future profitable operations or to obtain the necessary financing to meet its obligations and cover its liabilities for twelve months from the date the financial statements are available for issuance. If a company has no assurance that it will be successful in generating positive cash flows or that sufficient funds can be raised in a timely manner, these conditions indicate the existence of a material uncertainty which casts doubt about the company’s ability to continue as a going concern.
The Company has received significant financing in the form of a convertible note for a total of $451.0 million through December 31, 2021. The Company has access to sufficient liquidity in the form of cash and cash equivalents and USDC held by the Company, which is sufficient to meet the Company’s cash needs and support their operations for at least the next twelve months from the issuance date of the financial statements.
2.   Summary of significant accounting policies
Basis of Presentation and Principles of Consolidation
The Company prepares its consolidated financial statements in conformity with U.S. GAAP and in accordance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”). References to the Accounting Standard Codification (“ASC”) and Accounting Standard Updates (“ASU”) included hereinafter refer to the Accounting Standards Codification and Updates issued by the Financial Accounting Standards Board (“FASB”) as the source of authoritative U.S. GAAP. The consolidated financial statements include the accounts of Circle Internet Financial Limited and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated on consolidation. As of November 4, 2019, the Company sold the assets of Poloniex, LLC (“Poloniex”). As of December 17, 2019, and March 30, 2020, the Company sold the assets from the Circle Trade and Circle Invest businesses, respectively, which were within the Circle, LLC. legal entity.
Reclassifications
Certain prior period amounts have been reclassified in order to conform with the current period presentation. These reclassifications have no impact on the Company’s previously reported consolidated net income.
Use of Estimates
Preparing our consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosures in the accompanying notes.
On an ongoing basis, we evaluate our estimates. Significant estimates that are particularly susceptible to significant change related to valuation of digital assets, revenue earned in digital assets, valuation of intangible assets acquired in business combinations, including goodwill and deferred taxes. We base our estimates on historical experience and various other assumptions which we believe to be reasonable under the circumstances. These estimates may change as new events occur, and additional information becomes available. Actual results could differ from these estimates and any such differences may be material to the financial statements.

Cash and Cash Equivalents
Cash and cash equivalents are cash and short-term, highly liquid investments with original maturities of three months or less at the date of purchase. Cash and cash equivalents are stated at fair value.
Cash Restricted for Operations
Restricted cash for operations represents amounts held at financial institutions related to the Company’s banking collateral requirements. Restricted cash is restricted from withdrawal due to a contractual or regulatory banking requirements or not available for general use and as such is classified as restricted on the Consolidated Balance Sheets.
Cash and Cash Equivalents Segregated for Customers and USDC Holders
Cash and cash equivalents segregated for the benefit of customers and USDC holders was $42,470.6 million and $4,024.7 million as of December 31, 2021 and 2020, respectively. This represents cash and cash equivalents maintained in segregated Company accounts that are held for the exclusive benefit of customers and USDC holders. The Company segregates the use of the assets underlying the customer funds to meet regulatory requirements and classifies these assets as current based on their purpose and availability to fulfill its direct obligation under custodial funds due to customers. The value of USDC held by the Company was $104.1 million and $0.5 million as of December 31, 2021 and 2020, respectively, and is included in Cash and cash equivalents segregated for the benefit of customers and USDC holders on the Consolidated Balance Sheets.
Certain jurisdictions where the Company operates requires the Company to hold eligible liquid assets, as defined by applicable regulatory requirements and commercial law in these jurisdictions, equal to at least 100% of the aggregate amount of all custodial funds due to customers. Depending on the jurisdiction, eligible liquid assets can include cash and cash equivalents, customer custodial funds, and in-transit funds receivable. The Company’s eligible liquid assets were greater than the aggregate amount of custodial funds due to customers as of December 31, 2021 and 2020.
Investments
Available-for-sale debt securities debt segregated for customers and USDC holders
The Company purchased debt securities in the second quarter of 2021 which were classified as available-for-sale. The available-for-sale debt securities were segregated and held for the exclusive benefit of customers and were recorded at fair value. Any unrealized holding gains or losses on available-for-sale debt securities are reported as accumulated other comprehensive gain or loss, which is a separate component of stockholders’ equity, net of tax, until realized. In the third quarter of 2021, the Company sold of all of its available-for-sale debt securities for total proceeds of $15,676.5 million and recognized a realized loss of $7.7 million included in Other income (expense), net in the Consolidated Statements of Operations.
Investment in equity securities
Marketable equity securities are recorded at fair value based upon a quoted market price reported on recognized securities exchanges on the last business day of the year. Any change in unrealized holding gains or losses on equity securities are included in Other income (expense), net in the Consolidated Statements of Operations. The Company held an investment in a publicly traded crypto-asset broker, which trades on the Canadian Stock Exchange. The fair value of the investment was $13.6 million as of December 31, 2020, which was included in Short-term investments on the Consolidated Balance Sheets. In January and February 2021, the Company liquidated this investment.
Investment in Affiliate, equity method
In June 2019, Circle Holdings and Coinbase Global, Inc. (“Coinbase”), founded the Centre Consortium (“Centre”). Centre is a joint venture aimed at establishing a standard for digital fiat backed stablecoins and providing a governance framework and network for the global, mainstream adoption of fiat stablecoins created by its members.
The Company via Circle Holdings contributed to Centre certain of its intellectual property. Centre is owned 50.0% by Circle and 50.0% by Coinbase and is managed by a board of managers composed of three individuals, each holding one vote with respect to matters to be decided by the board of managers: one manager designated by Circle, one manager designated by Coinbase, and one independent manager that is mutually agreed to between Circle and Coinbase. The board of managers has broad authority in managing Centre’s business and the governing framework for stablecoins under the consortium, including the authority to admit new members into the consortium and enter into agreements with third party service providers that support such stablecoins. The board of managers also appoints and oversees an executive management team at Centre, who support the day-to-day business and operations at Centre. Certain matters at Centre are reserved for unanimous member approval (currently, only Circle and Coinbase are members of the consortium), including the approval of smart contracts and related blockchains used to support USDC, the eligibility criteria to become a member or participant of the consortium and the approval of the network rules that govern the stablecoins under the consortium. Circle and Coinbase provided shared resources to support Centre which were necessary for the first two years of operations.
Investment in equity securities carried under measurement alternative
The Company has investments in non-marketable equity securities, where the Company (1) holds less than 20% ownership in the entity, and (2) does not exercise significant influence. The Company has elected to use the measurement alternative for its equity investments without a readily determinable fair value, pursuant to which these investments are initially recognized at cost, less impairment, if any, and are remeasured through earnings when there is an observable price change in orderly transactions involving the same or similar investment in the same issuer.
Fair Value Measurements
The Company utilizes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment, characteristics specific to the investment, market conditions and other factors. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).
Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets will typically have a higher degree of input observability and a lesser degree of judgment applied in determining fair value. The three levels of the fair value hierarchy are as follows:
Level 1:   Quoted prices (unadjusted) in active markets for identical investments at the measurement date are used.
Level 2:   Pricing inputs are other than quoted prices included within Level 1 that are observable for the investment, either directly or indirectly. Level 2 pricing inputs include quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, inputs other than quoted prices that are observable for the investment, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.
Level 3:   Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. The inputs used in determination of fair value require significant judgment and estimation.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are contractual rights to receive cash or digital assets either on demand or at fixed or determinable dates and are recognized as assets on the Company’s balance sheet when earned. Accounts receivable consists of customer funds receivable, and other receivables.

The Company had amounts due from customers and other third-party counterparties of $22.7 million and $1.5 million as of December 31, 2021 and 2020, respectively. Collectability risks related to these accounts are remote.
Accounts receivable are presented net of an allowance for doubtful accounts, which is an estimate of amounts that may not be collectible. The Company performs ongoing evaluations of its accounts receivable and, if necessary, provides an allowance for doubtful accounts and expected losses. The Company writes off accounts receivable against the allowance when it determines a balance is uncollectible and no longer actively pursues collection of the receivable.
The Company had no allowance for doubtful accounts as of December 31, 2021 and 2020. During the year ended December 31, 2021 and 2020, the Company recorded no bad debt expense.
Digital Assets, net
Digital assets owned by the Company, including the digital assets held as collateral, meet the definition of indefinite lived intangible assets because the digital assets lack physical substance and there is no inherent limit on their useful life. Accordingly, these digital assets are not subject to amortization. Instead, they must be tested for impairment annually and more frequently if events or circumstances change that indicate that it’s more likely than not that the asset is impaired. The Company reviews the carrying value of its digital assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company stores all digital assets it holds on behalf of its customers, which includes custody and control of the users’ private keys, or components to cryptographic signatures necessary to transfer associated user digital assets for assets and custodies and maintains access controls for assets stored with selected custodians. For security reasons, the Company uses consolidated addresses to pool user digital assets, but maintains separate ledger entries to designate each user’s digital asset balance. These digital assets held on behalf of its customers do not meet the definition of an asset as the Company is not allowed to obtain benefits from them and are not reflected on our consolidated balance sheets. The Company owned digital assets are reflected within Digital assets, net on the Consolidated Balance Sheets. Impairment losses are reflected within Digital assets impairment, net in the Consolidated Statements of Operations.
Due to a change in market conditions, uncertainty and increased volatility among other factors, the Company recorded impairment on digital assets of $38.3 million and $1.3 million for the year ended December 31, 2021 and 2020, respectively.
The Company receives and purchases, and utilizes and sells digital assets throughout the period. For the year ended December 31, 2021, the Company acquired approximately $250.4 million of digital assets, net, which consisted of $194.5 million of Bitcoin ($193.0 million collateral in connection with Circle Yield), $40.1 million of Solana, $13.1 million of Ethereum, $1.4 million of Avalanche, $0.7 million of Stellar, and $0.6 million of various other digital assets. The Company sold $1.3 million of Bitcoin for proceeds of $7.0 million and recognized a corresponding gain of $5.7 million for the year ended December 31, 2021. The gain on the sale of digital assets is included in Other income (expense), net on the Consolidated Statements of Operations. For the year ended December 31, 2021, the Company received digital assets for services with a cost basis of $3.4 million and used Ethereum with a cost basis of $10.5 million for blockchain network fees which resulted in a gain of $1.4 million.
For year ended December 31, 2020, the Company acquired approximately $4.2 million of digital assets, net, which consisted of $2.0 million of Bitcoin, $0.9 million of Tether, $0.6 million of Algorand, $0.3 million of Stellar, and $0.4 million of various other digital assets. For year ended December 31, 2020, the Company received digital assets for services with a cost basis of $0.8 million.
The composition of Digital assets, net included the following (in thousands):

	December 31, 2021	December 31, 2020
Bitcoin (including digital assets held as collateral)	$195,321	$2,258
Ethereum	2,673	27
Tether	—	919
Algorand	784	635
Avalanche	1,415	—
Stellar	992	301
Solana	40,267	190
Other digital assets	621	335
Total	$242,073	$4,665
Digital Assets Transactions related to Circle Yield
Circle Yield is a fully collateralized, fixed-term yield-generating product offered only to accredited investors (the “Lenders”), as defined in Rule 501 Regulation D, which begins with the borrowing of USDC from the Lenders. The Company then lends the USDC received from its Lenders to a counterparty (the “Borrower”). In connection with the USDC borrowed from Lenders and the USDC lent to its Borrower, the Company recognized USDC receivable and USDC borrowed on the Consolidated Balance Sheets. As of December 31, 2021, the value of the USDC receivable and related obligation to return the USDC to the Lenders was $154.8 million.
In connection with its lending to the Borrower, the Company also receives Bitcoin collateral (with an initial collateral value of 125% of USDC lent) into its custody account and receives a security interest in the collateral. The collateral received is denominated in Bitcoin and included in Digital assets, net on the Consolidated Balance Sheets.
The obligation to return the collateral is accounted for as a hybrid instrument, with a liability host contract that contains an embedded derivative based on the changes in the fair value of the underlying digital asset. The host contract and its embedded derivative are reported in digital asset held as collateral on the Consolidated Balance Sheets. The embedded derivative is accounted for at fair value, with changes in fair value recognized in Other income (expense), net in the Consolidated Statements of Operations.
The term of these borrowings can be fixed or open term, however, the Company has only issued fixed term loans of USDC as of December 31, 2021. The Company receives loan fee income from the Borrower at a predetermined rate which varies based on whether the loan is open or fixed term. The loan fee income is included in Transaction and Treasury services revenue in the Consolidated Statements of Operations. Interest is paid in USDC based on the predetermined rate for a particular term and the amount of USDC loaned. These borrowings bear a fee payable by the Company to the customer’s account, which is paid in kind and based on a percentage of the amount borrowed and is denominated in USDC, the borrowing fee is recognized on an accrual basis. The Company earned loan fee income in connection with its lending under the Circle Yield product of $2.3 million for the year ended December 31, 2021. The borrowing fee was $1.8 million for the year ended December 31, 2021 and is included in Transaction and Treasury services costs in the Consolidated Statements of Operations. For the year ended December 31, 2021, the Company recognized a gain related to return of digital assets held as collateral of $32.2 million and an impairment loss of $31.2 million which were included in Digital assets impairment, net in the Consolidated Statements of Operations.
Digital Assets Safeguarded on behalf of Customers and Digital Assets Safeguarding Obligations to Customers
The Company holds digital assets on behalf of customers in wallets in its custody or with selected custodians. In connection with these digital assets held, the Company recognized Digital assets safeguarded on behalf of customers and Digital assets safeguarding obligations to customers at fair value on the consolidated balance sheets. As of December 31, 2021, the value of these digital assets was $738.4 million, which consisted of $722.5 million of USDC, $9.1 million of Bitcoin, $3.7 million of Ethereum and $3.1 million of other digital assets. As of December 31, 2020, the value of these digital assets was $67.6 million, which consisted of $31.4 million of USDC, $34.6 million of Bitcoin and $1.6 million of other digital assets. The fair value of the safeguarding liabilities and corresponding assets related to these digital assets are classified as level 1 under the fair value measurements.
Derivative Contracts, including Embedded Derivatives
Derivative contracts derive their value from underlying asset prices, other inputs or a combination of these factors. As a result of the Company entering into transactions to borrow digital assets, an embedded derivative is recognized relating to the differences between the fair value of the underlying digital asset borrowed, which is recognized on the borrowing effective date, and the fair value of the amount that will ultimately be repaid, based on changes in the spot price of the underlying digital asset over the term of the borrowing. The embedded derivative is accounted for as a forward contract to exchange at maturity the fixed amount of the digital asset to be repaid.
The Company also enters into transactions in where it receives digital assets as non-cash consideration for services for a specified quantity of the digital assets. In connection with the receivable, the Company recognized an embedded derivatives which require bifurcation and are accounted for separately until receipt. The embedded derivatives are recognized as the difference between the fair value of the underlying digital assets to be received when the receivable is earned and the fair value of the amount that will ultimately be received based on changes in the spot price of the underlying digital asset over the term of the outstanding receivable. The embedded derivative is recorded in Prepaid expenses and other current assets in the Consolidated Balance Sheets. Embedded derivatives are accounted for as a forward contract to exchange at maturity the fixed amount of the digital asset to be received.
Embedded in the borrowings is an interest rate adjustment feature indexed to the outstanding customer assets loaned that is not clearly and closely related to a debt instrument and meets the definition of a derivative. The Company accounts for its embedded derivative related to an interest rate adjustment feature on certain borrowings within loans payable, net of debt discount on the Consolidated Balance Sheets.
Changes in the fair value of embedded derivatives is recognized in Other income (expense), net in the Consolidated Statements of Operations.
Intangible Assets, net
Intangible assets with definite lives are amortized on a straight-line basis over their estimated useful lives. The Company’s finite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, and intangibles are also evaluated periodically to determine their remaining useful life.
The Company classifies the costs to acquire the domain names as an intangible asset and amortizes the costs over a period of seven years. Unamortized domain names as of December 31, 2021 and December 31, 2020 are included in Intangible assets, net on the Consolidated Balance Sheets.
Internally developed software represents direct costs incurred to develop software for internal use and are capitalized and amortized over an estimated useful life of two years. Amortization expense on internally developed software was $3.4 million and $3.5 million for the year ended December 31, 2021 and 2020, respectively. Unamortized internally developed software development costs as of December 31, 2021 and 2020 are included in Intangible assets, net on the Consolidated Balance Sheets.
Acquired intangible assets
The Company reviews the carrying value of its long-lived assets, including intangible assets with finite life, at least annually, or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Amortization expense on the acquired intangible assets was $0.2 million and $0.8 million for the year ended December 31, 2021 and 2020, respectively. Unamortized acquired intangible assets as of December 31, 2021 and 2020 are included in Intangible assets, net on the Consolidated Balance Sheets.
The useful life of the Company’s acquired intangible assets is as follows:

Acquired intangible assets	Useful life
Developed technology	2 years
Customer relationships	4 years
Regulatory licenses	5 years
Trade name	1 year
There was no impairment recorded for intangible assets for the year ended December 31, 2021 and 2020.
Revenue Recognition
On January 1, 2019, the Company adopted ASU 2014-09 Revenue from Contracts with Customers and all subsequent amendments to the ASU (collectively, “ASC 606”), which (i) creates a single framework for recognizing revenue from contracts with customers that fall within its scope and (ii) revises when it is appropriate to recognize a gain (loss) from the transfer of non-financial assets.
The Company determines revenue recognition from contracts with customers through the following steps:
•
identification of the contract, or contracts, with the customer,

•
identification of the performance obligations in the contract,

•
determination of the transaction price,

•
allocation of the transaction price to the performance obligations in the contract, and

•
recognition of the revenue when, or as, the Company satisfies a performance obligation.

Revenue from contracts with customers is recognized when, or as, the Company satisfies its performance obligations by transferring promised goods or services to customers. A good or service is transferred to a customer when, or as, the customer obtains control of that good or service. A performance obligation may be satisfied over time or at a point in time. Revenue from a performance obligation satisfied at a point in time is recognized at the point in time that the Company determines the customer obtains control over the promised good or service. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled in exchange for those promised goods or services.
The Company’s services that fall within the scope of ASC 606 are presented on a product line basis and are recognized as revenue as the Company satisfies its obligation to customers. Services within the scope of ASC 606 include Transaction and Integration services revenue, SeedInvest revenue, Circle Invest revenue, Circle Trade revenue, and Poloniex revenue. Revenue from Circle Invest, Circle Trade and Poloniex are no longer apart of the Company’s core business operations, and as such are included within Discontinued operations, net of tax on the Consolidated Statements of Operations. Treasury services income relating to Circle Yield, USDC interest income and interest income are outside the scope of ASC 606. See Note 10 — Revenue Recognition for further detail.
Deferred Revenue
Deferred revenue represents consideration received that is yet to be recognized as revenue. All of the Deferred Revenue is attributable to the Circle Segment. The changes in our deferred revenue are reflected in the following table:
Transaction and Treasury services
Balance at December 31, 2020	$888
Deferred revenue billed in the current period, net of recognition	2,393
Revenue recognized including deferred revenue at the beginning of the period	(2,866)
Balance at December 31, 2021	$415

Transaction and Treasury services
Balance at December 31, 2019	$—
Deferred revenue billed in the current period, net of recognition	888
Balance at December 31, 2020	$888
Marketing and advertising expenses
We expense the cost of producing advertisements at the time production occurs and expense the cost of communicating advertisements in the period during which the advertising space or airtime is used as sales and marketing expense. Online advertising expenses are recognized based on the terms of the individual agreements, which are generally over the greater of the ratio of the number of impressions delivered over the total number of contracted impressions, on a pay-per-click basis, or on a straight-line basis over the term of the contract. Marketing and advertising expense totaled $13.7 million and $0.4 million for the years ended December 31, 2021 and 2020, respectively.
General and administrative expenses
General and administrative expenses include costs incurred to support the Company’s business, including professional services fees paid for legal and accounting services, rent, employee meals and entertainment, travel expenses, bad debt, insurance, training and education, compliance and other administrative services. General and administrative costs are expensed as incurred and presented in the Consolidated Statements of Operations under Operating Expenses.
Income Taxes
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment date. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized.
The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company maintained a full valuation allowance against its net deferred tax assets as of December 31, 2021 and 2020. The uncertain tax positions were $0.2 million and $0.3 million as of December 31, 2021 and 2020, respectively. There were no material interest or penalties incurred for the years ended December 31, 2021 and 2020.
For U.S. Federal tax purposes, digital asset transactions are treated on the same tax principles as property transactions. The Company recognizes a gain or loss when digital assets are exchanged for other property, in the amount of the difference between the fair market value of the property received and the tax basis of the exchanged digital assets. Receipts of digital assets in exchange for goods or services are included in taxable income at the fair market value on the date of receipt.
Foreign Currency
The functional currency for the Company and its wholly-owned subsidiaries is the U.S. dollar, with the exception of Circle UK Trading Limited and Circle Trade Europe Limited, whose functional currency is GBP. Assets and liabilities from these entities with a GBP functional currency are translated to U.S. dollars at exchange rates in effect at the balance sheet date. Revenues, costs, and expenses from these entities with a GBP functional currency are translated to U.S. dollars using daily exchange rates. Gains and losses resulting from these translations are recorded as a component of accumulated other comprehensive income (loss) (“AOCI”). Gains and losses from the remeasurement of foreign currency transactions into the functional currency are recognized as Other income (expense), net in our Consolidated Statements of Operations.

Concentration of Credit Risk
The Company’s cash, cash equivalents, restricted cash, and accounts receivable are potentially subject to concentration of credit risk. Cash, cash equivalents, and restricted cash are placed with financial institutions which are of high credit quality. The Company places corporate and customer cash and cash equivalents primarily in bank deposits and/or highly liquid, highly rated instruments which are uninsured. The Company has corporate deposit balances with financial institutions which substantially exceed the Federal Deposit Insurance Corporation insurance limit of $250 thousand.
Related Party Transactions
The Company did not have any material related party transactions for the year ended December 31, 2021 and 2020.
Stock-Based Compensation
The Companies provide stock options and restricted stock units (“RSUs”) to its employees and board members under the 2013 Stock Award Scheme (the “Award Plan”). The Award Plan is administered by the Board who has the authority to grant and amend awards, adopt, amend and repeal rules relating to the Plan and to interpret and correct the provisions of the Plan and any award. The Board will select the individuals to whom options or restricted stock units are granted and will determine the terms of each award, including (i) the number of shares of common stock subject to the award; (ii) conditions and limitations applicable to each award and the common stock issued, including vesting provisions; (iii) the option exercise price, which must be at least 100.0% of the fair market value of the common stock as of the date of grant; and (iv) the duration of the award, which may not exceed 10 years.
The Board may also grant restricted stock awards entitling recipients to acquire shares of common stock subject to (i) delivery to the Circle by the participant of cash or other lawful consideration in an amount at least equal to the par value of the stock purchased, and (ii) the right of Circle to repurchase all or part of such stock at their issue price in the event that conditions specified by the Board in the applicable award are not satisfied prior to the end of the applicable restriction period.
In certain circumstances, the Company also grants stock-based awards to consultants in lieu or in reduction of cash compensation for their services. The stock-based awards granted to non-employees have the same terms as those granted to employees under the Award Plan. For stock-based awards granted to non-employees, compensation expense is recognized at the fair value of the awards on the measurement date. The measurement of stock-based compensation related to the non-employee grants is subject to periodic adjustment as the underlying equity instruments vest.
The Company recognizes stock-based compensation expense, net of estimated forfeitures, using a fair-value based method for costs related to all equity awards issued under the equity incentive plans, including options and restricted stock units (“RSUs”) granted to employees, directors, and non-employees. The Company estimates the fair value of stock options with only service-based conditions on the date of grant using the Black-Scholes-Merton (“Black-Scholes”) option-pricing model. The fair value of the stock option is expensed over the related service period which is typically the vesting period and the straight-line method is used for expense attribution.
The model requires management to make a number of assumptions, including the fair value and expected volatility of our underlying common stock, expected term of the stock option, risk-free interest rate, and expected dividend yield. The expected term of the stock option is based on the average period the stock option is expected to remain outstanding based on the stock option’s vesting and contractual terms. The estimated forfeiture rate is based on accumulated historical forfeiture data. The Company evaluates the assumptions used to value stock awards quarterly.
The RSUs vest upon the satisfaction of both a service condition and a liquidity condition. Both the service and liquidity conditions must be met for the expense to be recognized. The fair value of RSUs is estimated based on the fair value of our common stock on the date of grant. Stock-based compensation expense related to the RSUs is recorded on a tranche-by-tranche basis over the requisite service period.

Common Stock Valuation
The fair value of the common stock underlying our stock options was determined by our board of directors. The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. In the absence of a public trading market, our board of directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each option grant, including the following factors:
•
the results of contemporaneous valuations performed at periodic intervals by an independent valuation firm;

•
the prices, rights, preferences, and privileges of our convertible preferred stock relative to those of our common stock;

•
the prices of our convertible preferred stock and common stock sold to investors in arms-length transactions or offered to investors through a tender offer;

•
our actual operating and financial performance and estimated trends and prospects for our future performance;

•
our stage of development;

•
the likelihood of achieving a liquidity event, such as an initial public offering, direct listing, or sale of our company, given prevailing market conditions;

•
the lack of marketability involving securities in a private company;

•
the market performance of comparable publicly-traded companies; and

•
U.S. and global capital market conditions.

In valuing our common stock, we utilized a probability weighted expected return method, or PWERM. The PWERM involves the estimation of the value of our company under multiple future potential outcomes for us, and estimates of the probability of each potential outcome. The per share value of our common stock determined using the PWERM is ultimately based upon probability-weighted per share values resulting from the various future scenarios, which include an initial public offering or continued operation as a private company. Additionally, the PWERM was combined with the OPM to determine the value of the securities comprising our capital structure in certain of the scenarios considered in the PWERM.
After the Equity Value is determined and allocated to the various classes of shares, a discount for lack of marketability, or DLOM, is applied to arrive at the fair value of the common stock. A DLOM is meant to account for the lack of marketability of a stock that is not traded on public exchanges.
Once we are operating as a public company, we will rely on the closing price of our common stock as reported on the date of grant to determine the fair value of our common stock.
Goodwill, Intangible Assets and Other Long-Lived Assets
The Company performs a qualitative assessment on goodwill at least annually, during the fourth quarter, or more frequently if indicators of potential impairment exist, to determine if any events or circumstances exist, such as an adverse change in business climate or a decline in the overall industry that would indicate that it would more likely than not reduce the fair value of a reporting unit below its carrying amount. If it is determined in the qualitative assessment that the fair value of a reporting unit is more likely than not below its carrying amount, then the Company will perform a quantitative impairment test. The quantitative goodwill impairment test is performed by comparing the fair value of a reporting unit with its carrying amount. Any excess in the carrying value of a reporting unit’s goodwill over its fair value is recognized as an impairment loss, limited to the total amount of goodwill allocated to that reporting unit. For purposes of goodwill impairment testing, the Company has two reporting units.
Acquisition-related intangible assets with finite lives are amortized over their estimated useful lives. The Company evaluates long-lived assets, including property, equipment and leasehold improvements and other intangible assets subject to amortization, for recoverability whenever events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable based on expected future cash flows attributable to that asset or asset group. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds estimated undiscounted future cash flows, then an impairment charge would be recognized based on the excess of the carrying amount of the asset or asset group over its fair value. Assets to be disposed of are reported at the lower of their carrying amount or fair value less costs to sell.
There were no material impairment charges recognized related to goodwill, intangible assets, or other long-lived assets during fiscal 2021 and 2020.
Earnings (loss) Per Share Attributable to Common Stockholders
The Company computes earnings (loss) per share using the two-class method required for participating securities. The two-class method requires that income from continuing operations shall be reduced by the amounts of dividends declared in the period for each class of stock and any contractual dividends that must be paid; and, if applicable, any deemed dividends. The Company’s convertible preferred stock issued are considered to be participating securities. These participating securities do not contractually require the holders of such shares to participate in the Company’s losses.
Basic earnings (loss) per share is calculated by dividing income available to common stockholders by the weighted-average number of common shares outstanding during the period. Options, warrants, unvested share-based payment awards and convertible securities are excluded from the basic earnings (loss) per share calculation. Contingently issuable shares are included in basic earnings (loss) per share only if all the necessary conditions for the issuance of such shares have been satisfied by the end of the period. Diluted earnings (loss) per share is computed by dividing income available to common stockholders, adjusted for the effects of the presumed issuance of potential common shares, by the number of weighted average common shares outstanding, plus potentially issuable shares, such as those that result from the conversion of a convertible instrument, exercise of a warrant, or vesting of an award.
Risks and Uncertainties
The COVID-19 global pandemic has caused national and global economic and financial market disruptions. On the onset of the pandemic, the Company braced and anticipated uncertain disruption to our business. As a consequence of the pandemic and evolving public health orders, the Company’s customers will continue to be exposed to various uncertainties that could negatively impact their ability to repay outstanding amounts, or even continue in business. The Company continues to monitor and react to business disruptions caused by the pandemic but we cannot predict with certainty the duration of the pandemic or its impact on the Company’s financial condition and results of operations, as well as business operations and workforce.
Recently Adopted Accounting Pronouncements
In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other (Topic 350), simplifying Accounting for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 removes the requirement to perform a hypothetical purchase price allocation to measure goodwill impairment. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The amendments in this update are effective for public entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendment is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company early adopted ASU 2017-04 on January 1, 2021. The adoption of ASU 2017- 04 did not have an impact on the Company’s consolidated financial statements.
In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract (“ASU 2018-15”). ASU 2018-15 requires a customer in a cloud computing arrangement that is a service contract to follow the internal-use software guidance in

ASC 350-40 to determine which implementation costs to defer and recognize as an asset. The amendments in this update are effective for public entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For all other entities, the amendment is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The impact of the adoption of ASU 2018-15 was not material to the Company’s consolidated financial statements.
In August 2020, FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity; Own Equity (“ASU 2020-06”), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Among other changes, the new guidance removes from GAAP separation models for convertible debt that require the convertible debt to be separated into a debt and equity component, unless the conversion feature is required to be bifurcated and accounted for as a derivative or the debt is issued at a substantial premium. As a result, after adopting the guidance, entities will no longer separately present such embedded conversion features in equity, and will instead account for the convertible debt wholly as debt. The new guidance also requires use of the “if-converted” method when calculating the dilutive impact of convertible debt on earnings per share, which is consistent with the Company’s current accounting treatment under the current guidance. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, with early adoption permitted, but only at the beginning of the fiscal year. The Company early adopted ASU 2020-06 on January 1, 2021. The impact of the adoption of ASU 2020-06 was not material to the Company’s consolidated financial statements.
In March 2022, the SEC published Staff Accounting Bulletin No. 121 (“SAB 121”) to provide accounting and disclosure guidance for the accounting for entities that have obligations to safeguard crypto-assets held for their platform users. In part, SAB 121 requires that an entity which is responsible for safeguarding the crypto-assets held for its platform users, including maintaining the cryptographic key information necessary to access the crypto-assets, to present a liability and an asset measured at fair value on its balance sheet to reflect its obligation to safeguard the crypto-assets held for its platform users. SAB 121 is effective immediately for the Company and is applied retrospectively to the beginning of the two most recent annual periods. The Company adopted the guidance for the years ended December 31, 2021 and 2020 and retrospectively revised the prior period consolidated balance sheets and statements of cash flows with additional disclosures as noted in the Company’s accounting policies and fair value measurements.
Recently Issued Accounting Pronouncements
In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”), which provides guidance for accounting for leases. ASU 2016-02 requires lessees to classify leases as either finance or operating leases and to record a right-of-use asset and a lease liability for all leases with a term greater than 12 months regardless of the lease classification. The lease classification will determine whether the lease expense is recognized based on an effective interest rate method or on a straight-line basis over the term of the lease. The amendments in this update are effective for public entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. In June 2020, the FASB issued ASU 2020-05, Revenue From Contracts With Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which extended the adoption date of ASU 2016-02 for all other entities. Under ASU 2020-05, the effective date for adoption of ASU 2016-02 is fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Accounting for lessors remains largely unchanged from current U.S. GAAP. ASU 2016-02 will be effective for the Company’s fiscal year beginning January 1, 2022 and subsequent interim periods. The Company continues to assess the impact of this ASU and does not expect it to be material to the Company’s consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses: Measurement of Credit Losses on Financial Instruments (Topic 326) (“ASU 2016-13”). The amendments in this and the related ASUs introduce broad changes to accounting for credit impairment of financial instruments. The primary updates include the introduction of a new current expected credit loss (“CECL”) model that is based on expected rather than incurred losses and amendments to the accounting for impairment of held-to-maturity securities and available for sale securities. The amendments in this update are effective for public entities that are SEC filers for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For other public entities, the amendment is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. For all other entities, the amendment is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. We are finalizing the effect this new guidance will have on our consolidated financial statements and related disclosures. The Company is still in the process of evaluating the new standard but does not expect it to be material to the Company’s consolidated financial statements.
In December 2019, the FASB issued Accounting Standards Update No. 2019-12, Income Taxes: Simplifying the Accounting for Income Taxes, as part of its overall simplification initiative to reduce the costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Among other things, the new guidance simplifies intraperiod tax allocation and reduces the complexity in accounting for income taxes with year-to-date losses in interim periods. This guidance is effective for PBEs for fiscal years beginning after 15 December 2020, and interim periods within those fiscal years. For all other entities, it is effective for fiscal years beginning after 15 December 2021, and interim periods within fiscal years beginning after 15 December 2022. Early adoption is permitted. The Company is currently evaluating the impact the adoption of ASU 2019-12 will have on the Company’s financial statements.
3.   Segment information
Operating segments are defined as components of an entity for which separate financial information is available and is regularly reviewed by the Chief Operating Decision Maker (the “CODM”). The CODM reviews financial information presented for Circle and SeedInvest, the operating and reportable segments of the Company, for purposes of making operating decisions, allocating resources, and evaluating financial performance.
The activities of Circle and SeedInvest are as follows:
•
Circle — The Circle segment consists of our USDC, Circle APIs Services, Integration Services, and Treasury Services, collectively Transaction and Treasury Services. Circle provides digital payment, marketplace, treasury management and custody services to enable the future acquisition, sale and storage of the tokens at scale.

•
SeedInvest — The SeedInvest segment is related to our equity crowdfunding platform which connects start-up businesses (“issuers”) with venture investors (“investors”), by providing an online platform where issuers can solicit and raise capital. SeedInvest intends to develop tokenized securities to continue to democratize capital raising for startup companies.

While the CODM evaluates segment performance based on a variety of information, segment net income(loss) before income taxes is the primary measure considered by the CODM. The CODM does not evaluate assets or capital expenditures at the segment level, and therefore such information is not presented. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. There are no intercompany activities between the segments that would otherwise require elimination.
For the year ended December 31, 2021, one customer accounted for more than 10% of total revenue in the Circle segment and amounted to $19.7 million. For the year ended December 31, 2020, no customer accounted for more than 10% of total revenue in the Circle segment.
The table below presents information about the Company’s reportable segments:
	For the year ended December 31, 2021
	Circle	SeedInvest	Total
Revenue from continuing operations	$76,011	$8,866	$84,877
Net loss before income taxes	(499,212)	(4,647)	(503,859)
Other information and significant items:
USDC interest income	28,464	—	28,464

	For the year ended December 31, 2021
	Circle	SeedInvest	Total
Depreciation and amortization expense	(3,945)	—	(3,945)
Interest expense	(4,104)	—	(4,104)
Digital assets impairment, net	(6,038)	—	(6,038)
Transaction advisory expenses related to convertible note issuance	(31,379)	—	(31,379)
Change in fair value of embedded derivative	48,032	—	48,032
Change in fair value of convertible debt	(436,803)	—	(436,803)
	For the year ended December 31, 2020
	Circle	SeedInvest	Total
Revenue from continuing operations	$7,024	$8,417	$15,441
Net income(loss) before income taxes	(19,737)	2,539	(17,198)
Other information and significant items:
USDC interest income	4,435	—	4,435
Depreciation and amortization expense	(4,500)	—	(4,500)
Interest expense	(3,287)	—	(3,287)
Digital assets impairment, net	(1,256)	—	(1,256)
Change in fair value of convertible debt	(3,489)	—	(3,489)
Gain on treasury stock	2,877	—	2,877
4.   Divestitures
2020 Divestitures
Sale of Circle Invest
On March 30, 2020. the Company sold the intangible assets related to the Circle Invest business to Voyager Digital, a Canadian publicly traded company, for $0.6 million in gross proceeds, comprised of $0.1 million in cash payment and stock in Voyager Digital equivalent to approximately 4.0% of total shares outstanding on the date the sale was closed. The stock consideration received in Voyager Digital totaled 3,495,156 shares at a price of $0.15 per share, with a fair market value of $0.5 million. The intangible assets of Circle Invest sold were internally generated and had no book value, which resulted in a gain on the sale recorded in Discontinued operations on the Consolidated Statements of Operations. The related amounts were previously reported under the Circle segment. This was a strategic effort to better align our business with the products we offer to our customers. Refer to table below:
The following table summarizes the calculation of the gain on the sale of the Circle Invest business:
Consideration received:
Cash	$100
Common stock fair value	525
Net assets sold:
Intangible and other assets, net	—
Gain on sale of Circle Invest	$625
In connection with the transaction the Company agreed to continue to operate the Circle Invest platform on behalf of prospective Voyager customers while Voyager acquires the appropriate licenses in three US states: New York, Alaska and North Carolina. In January and February 2021, the Company liquidated its position in Voyager Digital. As of December 31, 2021, given that Voyager has not completed its obligations in terms of securing relevant licenses in a timely manner, the Company is in the process of shutting down the Invest product for these customers and beginning an escheatment program.

The cash flow statement impact of discontinued operations was a decrease to cash flow from operating activities of $0.1 million for the year ended December 31, 2021, and an increase to cash flow from operating activities and cash flow from investing cash flows of $0.1 million for the year ended December 31, 2020. There was no impact of discontinued operations on investing cash flows for the year ended December 31, 2021. There was no impact of discontinued operations on financing cash flows for the year ended December 31, 2021 and 2020.
2019 Divestitures
Sale of Circle Trade
The Company closed a transaction to sell the intangible assets of Circle Trade to Payward, Inc. (“Payward” or the “Buyer”), a privately held cryptocurrency exchange on December 17, 2019. Consideration for the sale included $1.9 million in cash paid at closing and contingent stock in the Buyer dependent on earnout, retention and referral conditions. As of April 5, 2021, the Company has received a total of 83,186 shares of contingent stock in Payward at a contractual price of $19.84 per share as a result of certain earnout and retention provisions being met in accordance with the agreement for the sale of Circle Trade. See Note 7 — Investments for further detail regarding the fair value of these shares.
The cash flow statement impact of discontinued operations was a decrease to cash flow from operating activities of $1.7 million and $0.2 million for the year ended December 31, 2021 and 2020, respectively. There was no impact on investing or financing cash flows for the year ended December 31, 2021 and 2020.
Sale of Poloniex
The Company closed a transaction to sell the assets of Poloniex to Polo Digital Assets, Ltd (“PDAL”), an investment consortium, on November 4, 2019. This was a strategic effort to better align our business with the products it offers to our customers.
Contingent consideration was comprised of future deferred payments of $15.0 million subject to a successful operational transfer and indemnity holdbacks. The company received $10.0 million of the total $15.0 million during 2020 and received $2.0 million in May 2021 and $1.0 million in November 2021. The company expects to receive future payments on the following schedule: $1.0 million in May 2022 and $1.0 million in November 2024. The remaining deferred payments are recorded as divestment consideration receivable as the Company is confident of receipt.
The statement of cash flows impact of discontinued operations was an increase to cash flow from investing activities of $3.0 million and $10.0 million for the year ended December 31, 2021 and 2020. There was no impact of discontinued operations on operating or financing cash flows for the year ended December 31, 2021 and 2020.
5.   Intangible assets, net
Intangible assets consists of the following:
As of December 31, 2021	Gross carrying amount	Accumulated amortization(1)	Intangible assets, net	Weighted average remaining useful life (in years)
Amortizing intangible assets
Domain names	$269	$(269)	$—	—
Internally developed software	25,357	(18,968)	6,389	1.6
SeedInvest acquired intangible assets	1,882	(1,665)	217	1.7
Indefinite life intangible assets
Digital assets held	280,329	(38,256)	242,073	—
Total intangible assets, net	$307,837	$(59,158)	$248,679

(1)
Digital assets held are indefinite life intangible assets and as such not amortized. The Company recorded an impairment loss on digital assets of $38.3 million for the year ended December 31, 2021, which is reflected within Digital assets impairment, net in the Consolidated Statements of Operations.

As of December 31, 2020	Gross carrying amount	Accumulated amortization(2)	Intangible assets, net	Weighted average remaining useful life (in years)
Amortizing intangible assets
Domain names	$284	$(269)	$15	0.5
Internally developed software	18,530	(15,545)	2,985	1.4
SeedInvest acquired intangible assets	1,882	(1,420)	462	2.1
Indefinite life intangible assets
Digital assets held	5,921	(1,256)	4,665	—
Total intangible assets, net	$26,617	$(18,490)	$8,127

(2)
Digital assets held are indefinite life intangible assets and as such not amortized. The Company recorded an impairment loss on digital assets of $1.3 million as of December 31, 2020, which is reflected within Digital assets impairment, net in the Consolidated Statements of Operations.

Total amortization expense of intangible assets was $3.7 million and $4.3 million for the year ended December 31, 2021 and 2020, respectively.
The expected future amortization expense for intangible assets is as follows:
Years ending December 31,
2022	$4,337
2023	2,261
2024	8
2025	—
Thereafter	—
Total amortization expense	$6,606
6.   Fixed assets, net
The following table presents our major categories of fixed assets, net:
	December 31, 2021	December 31, 2020
Computers & Equipment	$1,309	$249
Fixtures & Furniture	630	630
Software Licenses	14	15
App and Web Design	143	143
Leasehold Improvements	128	128
Security Equipment	4	4
Total Fixed assets	2,228	1,169
Less: Accumulated depreciation and amortization	(1,003)	(726)
Total Fixed assets, net	$1,225	$443
Depreciation expense was $0.3 million and $0.2 million for the year ended December 31, 2021 and 2020, respectively, which is included within Depreciation and amortization on the Consolidated Statements of Operations.

7.   Investments
Available-for-sale debt securities
The Company sold all available-for-sale securities in the third quarter and recognized a realized loss of $7.7 million for the year ended December 31, 2021.
Interest income recognized on available-for-sale debt securities is included as a component of USDC interest income on the Consolidated Statements of Operations and is as follows:
	Year ended December 31,
	2021	2020
Interest income	$20,210	$—
Investment in equity securities
The Company received common stock in Voyager Digital Canada, Ltd (“Voyager Digital”) as consideration for the asset sale of Circle Invest. The share consideration received was recorded as an equity security, which has a readily determinable fair value and is traded on over-the-counter (“OTC”) markets. OTC markets are a decentralized market in which market participants trade stocks, commodities, currencies, or other instruments directly between two parties and without a central exchange or broker.
In January and February 2021, the Company liquidated its position in Voyager Digital for total proceeds of $26.1 million net of $0.1 million in commissions and foreign currency loss and recognized a realized gain of $26.1 million. There was a change in unrealized loss on investment of $13.1 million and a change in unrealized gain on investments of $13.2 million for the year ended December 31, 2021 and 2020, respectively.
The cost and estimated fair value of equity securities are as follows:
	December 31, 2021		December 31, 2020
	Cost	Estimated Fair Value	Cost	Estimated Fair Value
Common Stock	$—	$—	$524	$13,631
Total	$—	$—	$524	$13,631
Investment in affiliate, equity method
The Company holds an investment in Centre under the equity method. The Company recorded a loss on equity method investments related to Centre of $0.5 million and $0.8 million for the year ended December 31, 2021 and 2020, respectively, which is included in the Consolidated Statement of Operations.
The resulting carrying amount of its investment in Centre are as follows:
Balance as of January 1, 2020	$2,000
Loss from equity method investments	(769)
Balance as of December 31, 2020	1,231
Loss from equity method investments	(537)
Balance as of December 31, 2021	$694
Investment in equity securities carried under measurement alternative
The Company has acquired an investments for which it does not have the ability to exert significant influence over operating and financial policies. The Company receives equity instruments from SeedInvest as consideration for services, the carrying value of these equity instruments was $1.9 million and $1.1 million as of December 31, 2021 and 2020, respectively, and is included in Long-term Investments on the Consolidated Balance Sheets.

The Company makes strategic investments in privately held companies as a part of the Company’s strategy and use of capital to build strong partnerships around strategic initiatives in digital asset ecosystem and infrastructure. The Company also holds shares in Payward related to the sale of Circle Trade intangible assets. The Company does not have the ability to exert significant influence over operating and financial policies. The Company adjusts the carrying value of its investments to fair value upon observable transactions for identical or similar investments of the same issuer or upon impairment. The carrying value of these investments were $22.7 million and are included in Long-term Investments on the Consolidated Balance Sheets as of December 31, 2021.
The Company makes investments in various cryptocurrency companies and related technologies through Circle Ventures, the Company’s venture capital arm. Investments through Circle Ventures are carried at cost due to insufficient observable market inputs to determine fair value. The carrying value of these investments were $3.0 million and are included in Long-term Investments on the Consolidated Balance Sheets as of December 31, 2021.
The total carrying value of the investments carried under measurement alternative was $27.5 million and $1.1 million and is shown in Long-term investments on the Consolidated Balance Sheets as of December 31, 2021 and 2020, respectively. The total cost of investments carried under measurement alternative was $27.4 million and $1.0 million as of December 31, 2021 and 2020, respectively.
The Company’s investments carried under measurement alternative are recorded at fair value on a non-recurring basis in periods after initial recognition. Investments carried under measurement alternative are classified within level 3 of the fair value hierarchy due to the absence of quoted market prices, the inherent lack of liquidity and unobservable inputs used to measure fair value that require management’s judgment. Any subsequent changes in value of these investments will be included as a part of Other income (expense), net on the Consolidated Statements of Operations.
The components of equity investments carried under the measurement alternative included in Long-term Investments on the Consolidated Balance Sheets are presented below (in thousands):
Balance as of January 1, 2020	$541
Investments received in exchange for services	421
Fair value adjustment	114
Balance as of December 31, 2020	$1,076
Investments received in exchange for services	790
Investments in privately held companies	22,793
Investments through Circle Ventures	2,880
Fair value adjustment	—
Balance as of December 31, 2021	$27,539
8.   Derivatives
The Company accounts for its embedded derivative within its debt host obligation at fair value and recognizes the liability within Digital asset held as collateral on the Consolidated Balance Sheets. Embedded in the debt host obligation to return the digital asset is a feature indexed to the digital asset that is not clearly and closely related to a debt instrument and meets the definition of a derivative. Such feature is bifurcated and marked to market through Other income (expense), net on the Consolidated Statement of Operations. In its normal course of business, the Company enters into lending agreements with customers to lend USDC in exchange for digital asset collateral at predetermined rates where the Company collects a loan fee and recognizes income or loss on the change in fair value of the digital assets held as collateral.
The Company accounts for its embedded derivative related to its accounts receivable to be settled in digital assets at fair value within Prepaid expenses and other assets on the Consolidated Balance Sheets. Embedded in the receivable derived in digital assets is a feature indexed to the digital asset that is not clearly and closely related to the receivable and meets the definition of a derivative. Such feature is bifurcated and marked to market through Other income (expense), net on the Consolidated Statement of Operations. In its

normal course of business, the Company enters into agreements with customers to receive digital assets as non-cash consideration for integration services.
The Company accounts for its embedded derivative related to an interest rate adjustment feature on certain borrowings within loans payable, net of debt discount on the Consolidated Balance Sheets. Embedded in the borrowings is an interest rate adjustment feature indexed to the outstanding customer assets loaned that is not clearly and closely related to a debt instrument and meets the definition of a derivative. Such feature is bifurcated and marked to market through Other income (expense), net on the Consolidated Statement of Operations.
The fair value of the Company’s derivatives are as follows:
	December 31, 2021	December 31, 2020
Digital assets held as collateral with embedded derivative	$28,705	$—
Prepaid expenses and other assets – embedded derivative	2,979	—
Loans payable, net of debt discount – embedded derivative	887	—
The following table summarizes notional amounts related to derivatives:
	December 31, 2021	December 31, 2020
Digital assets held as collateral with embedded derivative	$220,515	$—
Prepaid expenses and other assets – embedded derivative	4,500	—
Loans payable, net of debt discount – embedded derivative	25,000	25,000
Gains and losses on derivatives, which are included in Other income (expense), net on the Consolidated Statements of Operations are as follows:
	Year ended December 31,
	2021	2020
Digital assets held as collateral with embedded derivative	$213	$—
Prepaid expenses and other assets – embedded derivative	46,932	—
Loans payable, net of debt discount – embedded derivative	887	—
The carrying value of the outstanding debt host contract was $220.5 million as of December 31, 2021, and the fair value of the embedded derivative asset was $28.7 million as of December 31, 2021. The Company had no digital assets held as collateral in 2020.
The carrying value of the outstanding receivable was $4.5 million as of December 31, 2021, and the fair value of the embedded derivative asset was $3.0 million as of December 31, 2021. The Company had no embedded derivatives relating to receivables in 2020.
The carrying value of the outstanding borrowings was $25.0 million as of December 31, 2021 and 2020, and the fair value of the embedded derivative asset was $0.9 million as of December 31, 2021. The embedded derivative relating to the borrowings was not material in 2020.
9.   Fair value of financial instruments
The following table sets forth by level, within the fair value hierarchy, the Company’s assets and liabilities measured and recorded at fair value on a recurring basis. The carrying amounts of certain financial instruments, including accounts receivable, prepaid expenses, accounts payable, accrued expenses and loans payable approximate their fair values due to their short-term nature.

	December 31, 2021			December 31, 2020
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Assets
Digital assets safeguarded on behalf of customers	$738,365	$—	$—	$67,598	$—	$—
Digital assets held as collateral(1)	—	—	28,705	—	—	—
Equity securities	—	—	—	13,631	—	1,076
Prepaid expenses and other assets – embedded derivative	—	—	2,979	—	—	—
Divestment consideration receivable	—	—	2,000	—	—	5,000
Total Assets	$738,365	$—	$33,684	$81,229	$—	$6,076
Liabilities
Convertible debt, net of debt discount	$—	$—	$904,122	$—	$—	$30,614
Digital assets safeguarding obligations to customers	738,365	—	—	67,598	—	—
Acquisition payables	—	—	—	—	—	12,276
Warrant liability	—	—	1,349	—	—	212
Loans payable, net of debt discount	—	—	887	—	—	—
Total Liabilities	$738,365	$—	$906,358	$67,598	$—	$43,102

(1)
Excludes digital assets held as collateral of $220.5 million, representing the debt host obligation which is not measured and recorded at fair value as of December 31, 2021. There were no digital assets held as collateral as of December 31, 2020.

The Company did not make any transfers between the levels of the fair value hierarchy during the year ended December 31, 2021 and 2020.
Prepaid expenses and other assets — Embedded derivative
Embedded in the receivable derived in digital assets is a feature indexed to the digital asset that is not clearly and closely related to the receivable, which meets the definition of a derivative and requires bifurcation. The feature is fair valued using the “with” and “without” approach and the change in fair value is recorded through Other income (expense), net on the Consolidated Statement of Operations.
Balance as of December 31, 2020	$—
Fair value adjustment	2,979
Balance as of December 31, 2021	$2,979
The following significant unobservable inputs were used in the valuation:
December 31, 2021
Discount rate	15%
Divestment consideration receivable
In connection with the sale of Poloniex, a portion of the consideration received included contingent consideration, which was comprised of future deferred payments of $15.0 million subject to a successful operational transfer and indemnity holdbacks. The remaining deferred payments are recorded as divestment consideration receivable as the Company is confident of receipt based on the progress of the operational transfer subsequent to closing the sale. The carrying value of the receivable approximates the fair value and the collection is certain.

Balance as of December 31, 2020	$5,000
Payments received	(3,000)
Balance as of December 31, 2021	$2,000
Warrant Liability
In May 2018, the Notes were converted into Series E preferred shares at a price of $16.23 per share as required per the Agreement. The warrants issued with the notes are legally detachable and exercisable and therefore meet the definition of freestanding and are not embedded in the notes. The warrants are fair valued using a probability weighted model based on the fair value of the Company’s common stock at the balance sheet date. These warrants are classified as long-term liability and recorded at fair value of $1.3 million and $0.2 million as of December 31, 2021 and 2020, respectively. The Company revalues the warrants at each reporting period and record the change in fair value in the Consolidated Statements of Operations.
Balance as of December 31, 2020	$212
Fair value adjustment	1,137
Balance as of December 31, 2021	$1,349
Digital assets held as collateral
Embedded in the debt host obligation to return the digital asset is a feature indexed to digital asset that is not clearly and closely related to a debt instrument, which meets the definition of a derivative and requires bifurcation. The feature is fair valued using the “with” and “without” approach and the change in fair value is recorded through Other income (expense), net on the Consolidated Statement of Operations.
Balance as of December 31, 2020	$—
Change in value related to the receipt/return of digital assets	28,492
Fair value adjustment	213
Balance as of December 31, 2021	$28,705
The following significant unobservable inputs were used in the valuation:
December 31, 2021
Cost of debt	9.7%
Weighted average term	0.2 years
Risk-free rate	0.06%
Convertible Debt, net of debt discount
On March 1, 2019, the Company issued convertible notes in connection with the acquisition of SeedInvest. The first note had a par value of $24.0 million, matures in seven years and is convertible into Series E preferred shares with a 2.9% interest rate. The second note had a par value of $10.0 million and matures in two years with a 6.0% interest rate. As of July 2021, the Company has raised an additional $451.0 million from multiple lenders, see Note 13 — Debt. The Company elected the fair value option for recording these notes which were recorded at a net discount on acquisition date. Their fair value was $904.1 million and $30.6 million as of December 31, 2021 and 2020, respectively. The change in fair value of the notes is recorded in Other income (expense), net on the Consolidated Statements of Operations.

Balance as of December 31, 2020	$30,614
Issuance of convertible notes	451,025
Net discount on convertible notes	514
Capitalized interest	868
Fair value adjustment	436,803
Fair value adjustment – credit risk	(4,972)
Principal payments	(10,730)
Balance as of December 31, 2021	$904,122
The following significant unobservable inputs were used in the valuation:
	December 31, 2021	December 31, 2020
Discount rate	11.5% – 13.0%	13.0%
Volatility	34.8% – 54.2%	42.3%
Risk-free rate	1.0% – 1.9%	0.4%
Acquisition payables
Contingent payables from acquisitions are related to the SeedInvest acquisition during 2019 and the Poloniex acquisition in 2018. For both, the carrying value of the payable approximates the fair value.
In connection with the SeedInvest acquisition, a portion of the purchase consideration consisted of contingent payables. The fair value of the contingent consideration comprised of two indemnity holdback payments discounted to fair value using a discounted cash flow model on the date of the transaction. Of which $1.1 million was paid on March 1, 2020 and the remaining $2.4 million was paid on March 1, 2021. The discount on the contingent consideration payments is amortized and included in Other income (expense), net in the Consolidated Statements of Operations.
In connection with the Poloniex acquisition during 2018, a portion of the consideration paid was contingent consideration. This was determined based on a percentage of gross revenues over a two-year period from closing are payable to the seller. The Company has no remaining outstanding acquisition payables as of December 31, 2021.
Balance as of December 31, 2020	$12,276
Payment on settlement	(9,905)
SeedInvest Payment	(2,400)
Fair value adjustment	29
Balance as of December 31, 2021	$—

10.   Revenue recognition
Disaggregation of Revenue
The CODM, regardless of geographic location, evaluates the operating results of the Company as total Circle and total SeedInvest, and allocates resources accordingly. The following tables summarize the disaggregation of revenue by major product and service and by segment:
	Year ended December 31, 2021
	Circle	SeedInvest
Continuing Operations
Transaction and Treasury Services
Transaction Services	$27,769	$—
Integration Services	17,504	—
Treasury Services	2,274	—
Total Transaction and Treasury Services	$47,547	$—
USDC interest income(1)	$28,464	$—
SeedInvest revenue	$—	$8,866
Discontinued Operations
Invest Revenue	$32	$—
Poloniex Revenue	—	—
Circle Trade Revenue	—	—
	Year ended December 31, 2020
	Circle	SeedInvest
Continuing Operations
Transaction and Treasury Services
Transaction Services	$1,798	$—
Integration Services	791	—
Total Transaction and Treasury Services	$2,589	$—
USDC interest income(1)	$4,435	$—
SeedInvest revenue	$—	$8,417
Discontinued Operations
Invest Revenue	$159	$—
Poloniex Revenue	—	—
Circle Trade Revenue	—	—

(1)
USDC interest income is outside the scope of ASC 606

Transaction and Treasury Services
Transaction and Treasury Services is a unified suite of platform services centered around the USDC stablecoin and integrated with the Circle Account by providing customers with the infrastructure required to process a wide variety of transactions and support their financial infrastructure. The services relate to the Company’s integrated set of product offerings, including Circle API Services, that share a common functionality and allows businesses to manage their accounts (“Circle Account”). The components of Transaction and Treasury Services include revenue from Transaction Services, Integration Services and Treasury Services. Transaction Services relate to the processing of USDC native payments, payouts to sellers, vendors or users as well as ledger management and custody services. Integration Services relate to the implementation of USDC on new public blockchains including the integration with the Circle Account.

Treasury Services which relate to Circle Yield offer accredited investor customers the ability to generate enhanced fixed-term yield on their USDC holdings by investing in Centralized Finance (“CeFi”) blockchain-based lending markets with annual percentage yields. The Circle Account is the entry point for the Company’s suite of Transaction and Treasury Services.
Transaction Services include payment platform services whereby customers engage the Company to provide access to certain USDC (or other stablecoin) wallet and Circle API Services for its customer and the customer’s buyers (“Buyers”) and sellers (“Sellers”) (collectively, “Users”) of merchandise acting within the customer’s API. Those APIs may include access to and the facilitation of flexible transactions across Buyers and Sellers, USDC (or other stablecoin, and other non-currency digital assets) wallet infrastructure and custody for Buyers and Sellers, shared Buyer payment method information across multiple Sellers, the ability for the customer’s API to monetize Circle USDC Credits transactions, and related functions for multi-sided marketplaces and other electronic commerce platforms services that may be offered by Circle and its affiliates.
All customers receive access to a free Circle Account, a dollar digital asset banking account, and optionally choose to add paid products connected to their Circle Account. The paid products are as follows: Payments API, Accounts API, and Payouts API. The Circle API Services contracts constitute a series of distinct payment processing services that Circle stands ready to provide to the customers over the contract period. The transaction price for these services is entirely variable based on the number of transactions processed, and Circle has concluded it should allocate the variability entirely to the distinct service that forms part of its single performance obligation to provide payment processing services, as outlined in ASC 606-10-32-39(b), because the terms of the variability relate specifically to its efforts to transfer the distinct service. Further, allocating the variability entirely to its service of standing ready to process payments is consistent with the allocation objective in ASC 606. As such for each of the products, invoices are sent to customers monthly and include monthly subscription and volume-based fees based upon transaction activity. Therefore, revenue is recognized over time as the performance obligation is met. In certain instances, customers prepay their monthly subscription by paying annually. In those instances, we amortize revenue over the life of the contract.
The company engages third parties to assist in fulfilling this obligations to process payment transactions. In accordance with ASC 606, the Company has assessed if it is acting as agent or principal in the transaction. The Company has concluded that the specified service in the arrangement is the payment processing services and it controls the specified payment processing services before those services are transferred to the customer. This is because the Company first obtains control of the inputs to the specified integrated payment service (which include services from other parties) and directs their use to create the combined output that is the specified integrated payment service. In addition, the Company contracts directly with its customer and is viewed by its customer as the party responsible for fulfilling the promised services stipulated in the Circle API Services agreement, and the Company has the unilateral right to determine the prices for all promised services. Based on these considerations, the Company determined it is the principal for the promised integrated payment services and, accordingly, will recognize revenue and expense on a gross basis.
Integration Services relate to agreements with third party blockchain companies where the Company enables and integrates USDC stablecoins into the third party public blockchains which allow for the issuance and redemption of USDC on their platform. The agreements can include upfront payments, milestone or phase payments.
The contracts are structured with up to three performance obligations: technical implementation of the USDC onto the public blockchain, marketing services and support. Marketing services relate to advertising and promotional services in connection with the launch of USDC onto the blockchain and support involves assisting with the onboarding of any of the customer’s end users on the new blockchain implementation and providing assistance related to the technical implementation. These obligations are distinct goods or services and revenue is recognized at the point in time the technical implementation is complete for integration services and over time for marketing services and support. Support services only commence once the technical implementation is complete. Consideration for all three Integration Service performance obligations is fixed. There is no observable stand-alone selling price for any of the three performance obligations so all are estimated using a cost-plus margin approach.

The Company receives non-cash consideration based on the executed contract value in the form of digital assets. As the company has the USD equivalent price established in the contract the Company deems this to be the transaction price in the contract. The digital asset payment generally occurs as a pre-payment and then either milestone payments or a final payment once the goods or service have been provided. During the period from contract inception to completion of the performance obligation the value of digital assets may fluctuate. This change in value will be assessed under ASC 350 — Intangibles — Goodwill and Other for accounting for the change in value of the assets.
Treasury Services income is earned in connection with the Circle Yield which is generated through lending of USDC to counterparties active in centralized blockchain based lending markets. The Company receives loan fee income from the Borrower at a predetermined rate. The loan fee income of $2.3 million was recognized on an accrual basis for the year ended December 31, 2021, in accordance with the terms of the loans and is outside the scope of ASC 606.
USDC Interest Income
USDC is a cryptographic token that allows financial market participants to transact in a crypto asset. USDC is a token which is implemented on public blockchains. The total number of USDC tokens issued and outstanding at a current point in time is fully and transparently viewable through any publicly available block explorer for USDC approved blockchains. All USDC tokens issued and outstanding are backed by equivalent amounts of USD Dollars held in custody accounts. The Company earns interest on the USD Dollars held in custody accounts and the Company’s investments in available-for-sale debt securities held for the exclusive benefit of customers. The Company enters into revenue share agreements whereby the interest income earned on the USD Dollars held in custody accounts is shared with digital asset exchanges who tokenize and hold USDC on platform.
SeedInvest
SeedInvest is our equity crowdfunding platform which connects start-up businesses (“issuers” or “issuer”) with venture investors (“investors”), by providing an online platform where issuers can solicit and raise capital. SeedInvest earns revenue primarily through investment banking fees paid by the issuer and transaction processing fees paid by the investor(s). These fees are only charged upon successfully closing a deal which occurs when the funds have been transferred from the investor to the issuer.
Investment banking fees for services in private placements are recorded when the performance obligation is satisfied, which is generally at the time deal is completed, which occurs when the issuer receives their funds. For a given transaction, 7.5% of the total amount raised is remitted to us in the form of investment banking fees. In addition, upon completion of a deal, we retain 5.0% of the total equity an issuer raised on our platform. The equity stake is classified as a component of the investment banking fee and is recorded based upon the total equity raised on our platform. If contractual arrangements provide for a fee in the absence of closing, fees are recorded when earned. In some instances, as compensation in lieu of cash, the Company may receive convertible notes, crowd notes, equity or warrants in the issuer they are assisting in raising investor capital. These investments in privately held companies that are received in lieu of cash are deemed illiquid securities without a publicly traded market. The performance obligation is met when the transaction is completed as this is when the issuer has obtained control over the promised good or service. These amounts are included in SeedInvest Revenue on the Consolidated Statements of Operations, at estimated fair market value as of the date earned.
Transaction processing fees are earned for facilitating the transfer of investor capital to an issuer. These fees are paid to us by investor(s) upon the successful placement of an equity security and are intended to cover the costs of account opening and maintenance, transaction processing, and other administrative costs associated with processing investments on behalf of investors in compliance with federal law. Investors pay 2.0% of the value of any given investment, capped at $300 per investor, and are returned in full if a company does not meet its minimum fundraising goal and/or is no longer deemed to be a suitable investment. We recognize revenue from transaction processing fees upon completion of the performance obligation, which is when subscriptions from investors are received.

Expense reimbursement revenues are agreed upon and received from clients to reimburse the Company for expenses it incurs to complete a successful transaction. In the event a successful transaction closes, and the Client has agreed to reimburse the Company for these expenses, the Company earns the expense reimbursement revenue at the close of the transaction.
Revenue from Discontinued Operations
All Circle Trade, Invest Platform, and Poloniex revenues, realized gains and losses, fair value adjustments and trade costs are presented each on a separate gain (loss) from discontinued operations line in the Consolidated Statements of Operations in accordance with ASC 205 requirements as this component of Circle, Inc was discontinued after being disposed. See Note 4 — Divestitures for further detail.
11.   Other income (expense), net
The total other income (expense), net for the year ended December 31, 2021 and 2020 is reported within our Consolidated Statement of Operations. The following table presents our major categories of other income (expense), net:
	Year ended December 31,
	2021	2020
Realized gains on investments	$18,010	$—
Unrealized gains (losses) on investments	(13,107)	13,221
Change in fair value of embedded derivatives	48,032	—
Change in fair value of convertible debt	(436,803)	(3,489)
Change in fair value of warrant liability	(1,137)	(212)
Gain on treasury stock	—	2,877
Gain on sale of digital assets	5,956	298
Transaction advisory expenses related to convertible note issuance	(31,379)	—
Interest expense and amortization of discount	(4,772)	(3,363)
Income generated from winding down platforms	1,139	2,371
Transitional support income	—	1,061
Loss on equity method investments	(537)	(769)
Rental sublease income	1,320	942
Other, net	(4,483)	755
Total Other income (expense), net	$(417,761)	$13,692
12.   Income taxes
The Company’s income (loss) from continuing operations before provision for income taxes for the years ended December 31, 2021 and 2020 consist of the following:
	Year ended December 31,
	2021	2020
Domestic	$(114,589)	$(26,507)
Foreign	(389,270)	9,309
Total loss before provision for income taxes	$(503,859)	$(17,198)

The components of the provision for income taxes from continuing operations consist of the following:
	Year ended December 31,
	2021	2020
Current
Federal	$—	$(4,215)
State	(97)	119
Foreign	9,684	24
Total Current	$9,587	$(4,072)
Deferred:
Federal	(234)	(152)
State	(58)	(102)
Foreign	(4,441)	4,441
Total Deferred	(4,733)	4,187
Total	$4,854	$115
Intraperiod tax allocation rules require the Company to allocate the provision for income taxes between continuing operations and other categories of earnings, such as discontinued operations and other comprehensive income. There was no income tax associated with discontinued operations for the years ended December 31, 2021 and 2020. The Company’s allocation to discontinued operations consider the changes to the intraperiod tax allocation rules that arose from the adoption of ASU 2019-12, effective as of January 1, 2020.
The Company’s income tax expense from continuing operations differs from the taxes computed by applying the federal income tax rate of 21% to the loss before income taxes. A reconciliation of these differences is as follows:
	Year ended December 31,
	2021	2020
Federal income taxes at 21%	$(105,810)	$(3,611)
State income taxes, net of federal benefit	(123)	14
Other permanent differences	980	(25)
Interest expense limitation	22	130
Other non-deductible Irish expenses	1,162	813
Penalties	85	315
Change in fair value of convertible notes	85,186	—
Non-deductible warrant expense	239	28
Transaction costs	6,589	—
Non-deductible compensation	1,867	357
Excess tax benefits related to share-based compensation	(596)	66
Foreign rate differential	(2,871)	1,367
Income tax contingency	(9)	(13)
Change in valuation allowance	18,155	2,245
Provision to return adjustments	86	994
Deferred tax rate change and adjustments	(122)	(209)
Current Tax Benefit (CARES Act)	—	(3,987)
DTA Utilization (CARES Act)	—	1,558
Other	14	73
Income tax expense	$4,854	$115

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Act (“CARES Act”) was signed into law in the U.S. to provide certain relief as a result of the COVID-19 pandemic. As a result of the CARES Act, the Company was able to carryback certain of its U.S. federal net operating losses, resulting in approximately $4.0 million of current income tax benefit for the year ended December 31, 2020. The Company maintains $3.1 million in outstanding refunds receivable from the Internal Revenue Service related to its CARES Act carryback claims as of December 31, 2021.
Significant components of the Company’s net deferred tax assets and liabilities consist of the following:
	December 31, 2021	December 31, 2020
Deferred tax assets:
Net operating loss carryforwards	$56,658	$46,111
Tax credit carryforwards	1,911	1,913
Intangible assets	2,909	3,554
Unrealized loss on investments	8,279	304
Stock based compensation	3,250	1,245
Accruals and reserves	5,007	3,980
Capital loss carryforward	1,875	—
Yield collateral	6,677	—
Charitable contribution carryforward	222	212
Digital assets safeguarded on behalf of customers	179,370	16,383
Other, net	2	—
Total deferred tax assets	266,160	73,702
Valuation allowance	(76,959)	(55,486)
Total deferred tax assets, net of valuation allowance	189,201	18,216
Deferred tax liabilities:
Fixed assets	(243)	(58)
Unrealized gain on investments	(961)	(5,165)
Investment in Centre Consortium	(531)	(344)
Yield liabilities	(6,973)	—
Digital assets safeguarding obligations to customers	(179,370)	(16,383)
Other	(1,123)	(999)
Total deferred tax liabilities	(189,201)	(22,949)
Net deferred tax liability	$—	$(4,733)
In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax-planning strategies in making this assessment. As of December 31, 2021, the company believes, with the exception of the balance offset by its deferred tax liabilities, that a full valuation allowance should be recorded against all of its deferred tax assets after considering all of the available sources of taxable income.
As of December 31, 2021, the U.S. federal and state net operating loss carryforwards (presented gross and tax effected, respectively) for income tax purposes were approximately $204.1 million and $8.7 million, respectively. As a result of the Tax Cuts and Jobs Act of 2017, any federal net operating loss arising after the year ended December 31, 2017 can be carried forward indefinitely with no expiration but is limited to 80% of taxable income. The federal net operating losses have an indefinite carryforward period, while the state net operating losses are subject to various expirations, beginning in 2038.

The Company also has federal tax credit carryovers of $2.1 million. The federal tax credits begin to expire in 2033. The Company also has foreign attribute carryforwards related primarily to Irish net operating losses of approximately $34.1 million. These attributes may be subject to various annual limitations under the tax laws of the different jurisdictions in which the Company operates.
Significant judgement is required in evaluating the Company’s uncertain tax positions and determining the provision for income taxes. The Company follows the provisions of ASC 740, which provide detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the financial statement. Given the inherent judgement involved in the credit calculation, the Company maintained uncertain tax position reserves of $0.2 million and $0.3 million for its current and prior year federal and Massachusetts R&D credits as of December 31, 2021 and 2020, respectively. The uncertain tax position reserves related to Massachusetts R&D credits of $0.1 million would reduce the effective tax rate, if recognized. The interest or penalties related to these uncertain tax positions are immaterial and are recorded as a component of income tax expense. The following table presents activity related to unrecognized tax benefits as of the dates indicated:
	December 31, 2021	December 31, 2020
Beginning balance	313	311
Increase (decrease) related to tax positions taken during current year	—	—
Increase (decrease) related to tax positions taken during prior years	—	2
Decrease related to a lapse of the applicable statute of limitations	(74)	—
Ending balance	239	313
It is reasonably possible that of the $0.2 million of uncertain tax position reserves as of December 31, 2021, up to $0.1 million could decrease within the next 12 months due to lapse of statute of limitations. Management believes that it has sufficient accrued liabilities as of December 31, 2021 for uncertain tax position exposures and related interest expense.
The Company is subject to U.S. income taxes in federal and various state jurisdictions. The years open for audit for federal and state are 2018 through 2021. There are no years open prior to 2016 in the Company’s foreign jurisdictions. There are no open income tax examinations as of December 31, 2021.
13.   Debt
Loans Payable, Net of Debt Discount
To facilitate the acquisition of Poloniex during 2018, the Company entered into a loan agreement with a bank for $20.0 million, at an 8.0% interest rate for a three year term, less discounts of $1.5 million. The loan was repaid in full in November 2019. In connection with the loan, the bank was issued warrants over 1,450,000 ordinary shares of Parent with an expiration date seven years from the date of issuance (February 21, 2018), which are classified in equity. There are an additional 85,000 Series-E warrants with a strike price of $16.23 per share and an expiration date of February 21, 2025, which are classified as liabilities. These warrants are still outstanding after repayment of the loan and as of December 31, 2021 and December 31, 2020 have a fair value of $1.3 million and $0.2 million as of December 31, 2021 and December 31, 2020 respectively, and are reflected in Warrant liability on the Consolidated Balance Sheets.
On July 16, 2020 (“Loan Effective Date”), the Company executed an agreement with Genesis, where Genesis will lend the Company USDC or any stablecoin (“Digital Currency”) or U.S. Dollars (collectively “Loaned Assets”). As part of the agreement, the Company has agreed to pay interest (“Loan Fee”) and return any Digital Currency or U.S. Dollars to Genesis at the termination of the agreement. On the Loan Effective Date, the Company received a $25.0 million two year note (“Genesis Loan”) from Genesis, which matures on July 16, 2022 (“Maturity Date”). The Genesis Loan carries an annual Loan Fee of 15.5%, provided that on September 30, 2020 (the “Reset Date”) the Company has greater than $10.0 million of debt to creditors other than Genesis that rank pari passu on the balance sheet (on a proforma, unaudited basis) with the Loaned Assets. If this condition was not met, the Loan Fee payable on the Genesis Loan shall be 16.8% effective retroactively to the Loan Effective Date.

If at any time after the Reset Date, but before February 1, 2021, the Company maintained less than $10.0 million of debt to creditors other than Genesis that rank pari passu with the Loaned Assets as a result of the full or partial repayment of such debt in connection with closing of the SeedInvest business, on the balance sheet (on a proforma, unaudited basis) then the Loan Fee shall revert back to 15.5% effectively retroactively to the Loan Effective Date. On October 19, 2020, the Company executed an amendment to the agreement dated July 16, 2020, which amended certain provisions related to the Loan Fee charged on the outstanding loan. Specifically, if the Company reaches certain milestones as defined in the amendment, the Loan Fee shall be reduced based on the terms specified within the contractual agreement with Genesis. As of December 31, 2021, the Company achieved certain milestones and, accordingly, the Loan Fee was 5.5% for the period. There were no principal payments made on the Genesis Loan for the year ended December 31, 2021. Each month, the unpaid principal balance was increased for paid-in-kind interest. Paid-in-kind interest was considered and referred to as principal when accrued. The Genesis Loan and the embedded derivative related to its interest rate adjustment feature is shown as Loan payable, net of debt discount on the Consolidated Balance Sheets. The debt discount is amortized and included in Other income (expense), net in the Consolidated Statements of Operations. Refer to Note 8 to our consolidated financial statements for a summary of embedded derivatives.
On May 6, 2020, as part of the CARES Act the Company entered into an agreement with Silicon Valley Bank to receive a loan of $1.8 million under the Paycheck Protection Program (“PPP”) administered by the Small Business Association (“SBA”)(“the PPP Loan”). The PPP Loan matures on May 6, 2022 and has an annual interest rate of 1.0%. At any time without penalty or premium the Company may prepay the PPP Loan. On March 4, 2021, the Company repaid the principal balance including interest accrued on the loan of $1.8 million.
The Company’s loans consisted of the following:
	December 31, 2021	December 31, 2020
Genesis Loan:
Outstanding principal	$25,000	$25,000
Accrued interest	5,240	1,966
Interest related to the Genesis Loan treated as paid-in-kind and added to the principal balance was $3.3 million and $2.0 million for the year ended December 31, 2021 and 2020, respectively. Interest expense was $4.1 million and $3.3 million for the year ended December 31, 2021 and 2020, respectively. Interest expense is included in Other income (expense), net in the Consolidated Statements of Operations.
Convertible Debt, Net of Debt Discount
In February 2018, the Company entered into a Convertible Promissory Agreement (“the Agreement”) and a Warrant Purchase Agreement to authorize the issuance of $69.4 million in convertible promissory notes (“the Notes”) as well as warrants to certain investors. The Notes had a maturity date of two year and an annual interest rate of 8.0% and included certain conversion provisions requiring (a) conversion upon next equity financing at a conversion price per share equal to seventy-five percent of the price per new share or (b) an elective conversion into Series D preferred at a conversion price per share equal to $2.76.
In May 2018, the Notes were converted into Series E preferred shares at a price of $16.23 per share as required per the Agreement. The warrants issued with the notes are legally detachable and exercisable and therefore meet the definition of freestanding and are not embedded in the notes. The warrants issued have expired, and as such have no fair value recorded on Consolidated Balance Sheets as of December 31, 2021.
On March 1, 2019, the Company entered into an agreement with North Capital Private Securities Corporation (the “Holder”) to issue two convertible promissory notes in connection with the acquisition of SeedInvest (collectively the “Convertible Notes”). Pursuant to the agreement, the Company agrees to pay the Holder the principal amount together with any interest on the unpaid principal balance for the two notes beginning on the date of the agreement. The first note has a principal amount of $24.0 million and is convertible into Series E preferred stock subject to the conversion provisions in the agreement (collectively the “First Note”). The First Note matures on March 1, 2026, unless earlier converted, and has an annual interest rate of 2.9% due annually in arrears on the last day of each calendar year. At any time during the term and at the sole discretion of the holder, all or a portion of the principal amount with any accrued and unpaid interest (collectively the “Conversion Amount”) can at the election of the Holder be converted in Series E preferred shares. The outstanding Conversion Amount will convert into a specified number of shares of Series E preferred stock at a conversion price per share equal to $16.23.
The second note has principal amount of $10.0 million and is convertible into new shares issued at the Company’s next equity financing subject to the conversion provisions in the agreement (collectively the “Second Note”). The Second Note matures on March 1, 2021 and has an annual interest rate of 6.0% due annually in arrears on the last day of each calendar year. Prior to the initial closing of the Company’s next equity financing, the Holder may at their election convert the principal amount and any accrued interest (“Note Amount”) to new shares at the next equity financing or receive payment in cash of the Note Amount. The outstanding Note Amount will convert into a specified number of shares of new shares at a conversion price per share equal to the lesser of: (i) 80.0% of the price per New Share or (ii) the liquidity price as defined in the agreement. The next round of financing did not close before the maturity date of the note, therefore, pursuant to the agreement the Note Amount was due at the specified maturity date. On March 1, 2021, the Company repaid the remaining principal including capitalized amounts of $10.7 million and interest of $0.1 million related to the Second Note.
On March 6, 2021, the Company entered into the agreement with Intersection Fintech CIF Partners, LP (the “Holder”) to issue a convertible note (“2021 Convertible Note”). The 2021 Convertible Note has principal amount of $50.7 million. There is no interest that shall accrue or be payable for the 2021 Convertible Note. The principal amount shall be due and payable by the Company on demand by the Holder any time after March 8, 2023. During the second quarter, the Company raised an additional $400.3 million from multiple lenders with substantially the same terms as the 2021 Convertible Note (collectively the “2021 Convertible Notes”). The total funding received was $451.0 million as of December 31, 2021.
The Company has elected the fair value option for recording its convertible notes on the Consolidated Balance Sheets, which are recorded at a net discount on acquisition date. The fair value of these convertible notes were $904.1 million and $30.6 million as of December 31, 2021 and 2020, respectively, and are shown as Convertible debt, net of debt discount on the Consolidated Balance Sheets. The debt discount is amortized and included in Other income (expense), net in the Consolidated Statements of Operations. The change in fair value of the Convertible Notes is included in Other income (expense), net in the Consolidated Statements of Operations.
14.   Stockholders’ equity
Common Stock
In accordance with the Articles of Association dated May 14, 2018, the Company is authorized to issue 255,000,000 shares of common stock (known as “ordinary shares”) with a par value of $0.0001 per share. There was 45,265,424 shares of common stock outstanding as of December 31, 2021.
The voting, dividend and liquidation rights of the holders of the common stock are subject to and qualified by the rights, powers, and preferences of the holders of the preferred stock as detailed in the Articles of Association. The holders of Circle’s voting common stock are entitled to one vote for each share of common stock held, subject to certain limitations pertaining to the Circle’s preferred stock.
The Company has the following number of common shares reserved for the conversion of preferred stock and exercise of options:
	2021	2020
Conversion of Series A redeemable convertible preferred stock	33,620,690	33,620,690
Conversion of Series B redeemable convertible preferred stock	17,586,205	17,586,205
Conversion of Series C redeemable convertible preferred stock	18,445,443	18,445,443
Conversion of Series C-1 redeemable convertible preferred stock	—	—

	2021	2020
Conversion of Series D redeemable convertible preferred stock	23,202,679	23,202,679
Conversion of Series D-1 redeemable convertible preferred stock	—	—
Conversion of Series E redeemable convertible preferred stock	9,077,030	9,077,030
Common stock options issued under stock option plan	26,069,331	19,641,567
Common stock options available for grant under stock option plan	3,051,125	6,405,003
Total	131,052,503	127,978,617

Treasury Stock
In July 2020, the Company acquired 4,960,362 shares of its own common stock at a cost of $0.58 in conjunction with the settlement from the extinguishment of debt. The total fair value of the acquired shares was $2.9 million and has been deducted from stockholders’ equity. The settlement from the extinguishment of debt restricts the sale, transfer, or assignment for 12 months from the date of the settlement.
15.   Redeemable convertible preferred stock
In 2013, the Company issued 33,620,690 shares of Series A redeemable convertible preferred stock (“Series A Preferred Stock”), par value of $0.0001, at a purchase price of approximately $0.27 per share for total cash proceeds of $9.0 million.
In 2014, the Company issued 17,586,205 shares of Series B redeemable convertible preferred stock (“Series B Preferred Stock”), par value of $0.0001, at a purchase price of approximately $0.97 per share for total cash proceeds of $17.0 million.
In 2015, the Company issued 23,051,123 of Series C redeemable convertible preferred stock (“Series C Preferred Stock”) and Series C-1 redeemable convertible preferred stock (“Series C-1 Preferred Stock”), par value of $0.0001, at a purchase price of approximately $2.17 per share for total cash proceeds of $50.1 million.
In 2016 and 2017, the Company issued a total of 23,202,679 of Series D redeemable convertible preferred stock (“Series D Preferred Stock”) and Series D-1 redeemable convertible preferred stock (“Series D-1 Preferred Stock”), par value of $0.0001, at a purchase price of approximately $2.76 per share for total cash proceeds of $64.1 million, net of $0.1 million of issuance costs.
In 2018, the Company issued 9,077,030 of Series E redeemable convertible preferred stock (“Series E Preferred Stock”) par value of $0.0001, at a purchase price of approximately $16.23 per share for total cash proceeds of $148.9 million.
In October 2019, 4,605,680 shares of Series C Preferred Stock were forfeited.
The holders of the Series A, Series B, Series C, Series D, and Series E preferred stock (collectively, “Voting Preferred Stocks”) have various rights and preferences as follows:
Voting
The holder of the Voting Preferred Stock shall be entitled to such number of votes equal to the number of whole common stock into which the preferred stock held by such holder are convertible in accordance with conversion rules as of the record date for determining stockholders entitled to vote on such matter and shall have voting rights and powers equal to the voting rights and powers of the common stock. The holders of the Series A Preferred Stock shall be entitled to appoint and remove two (2) Directors to the Board. The holders of Series C Preferred Stock are entitled to appoint and remove (1) Director to the Board. The holders of Series C-1 and D-1 Preferred Stock have no voting rights except where it may be statutorily required.
Dividends
The holders of the Preferred Stocks shall be entitled to cash dividends at the rate of eight percent (8.0%) of the original price per annum, payable only when as and if declared by the Board out of profits of the Company available for distribution in priority to any declaration or payment of any dividend or other distribution on any other class of stocks in the capital of the Company. The dividends shall not be cumulative and shall be paid in immediately available funds.
Liquidation
Upon a liquidation event, whether voluntary or involuntary, any amounts or combined assets of Circle and its subsidiaries legally available for distribution to holders of the Company’s stocks of all classes, shall be paid as follows: first, the holders of the preferred stocks shall be entitled, before any distribution or payment is made upon any common stocks to be paid an amount per preferred stock equal to the greater of (i) the sum of (A) $0.27 per preferred stock for Series A or $0.97 per preferred stock for Series B or $2.17 for Series C or Series C-1 or, $2.76 for Series D or Series D-1 or $16.23 for Series E, subject to appropriate adjustment in the event of any combination, consolidation, recapitalization, stock split, stock dividend or the like affecting such stocks, and (B) the amount of all arrears of all declared but unpaid dividends and (ii) the amount per stock as would have been payable had all Preferred Stocks been converted into common stocks prior to the liquidations. If upon the liquidation, the available assets shall be insufficient to make payment in full to all holders of the Preferred Stocks, then the available assets shall be distributed among the holders of Preferred Stocks at the time issued, ratably in proportion to the full amounts to which they would otherwise be respectively entitled if the entire preferred stocks liquidation preference were paid in full. Second, after the payment of the full Preferred Stocks liquidation preference, the remaining available assets shall be distributed ratably to the holders of the common stocks based on the number of common stocks held by each such holder.
Redemption
To the extent the Preferred Stocks have not been previously redeemed or converted, a requisite majority of the stockholders may require Circle to redeem in three (3) annual installments commencing on or after the fifth anniversary of the Articles of Association, but not more than sixty (60) calendar days after receipt by Circle of the Series A or Series B or Series C or Series C-1 or Series D or Series D-1 or Series E redemption notice, all but not some of Preferred stocks: provided that Circle shall receive written notice from the requisite majority requesting such redemption.
Conversion
The Preferred Stocks may at the option of the holder thereof be converted at any time into fully-paid common stocks. The number of common stocks into which each Series A or Series B or Series C or Series C-1 or Series D or Series D-1 or Series E preferred stock may be converted shall be determined by dividing the Series A or Series B or Series C or Series C-1 or Series D or Series D-1 or Series E original price by the Series A or Series B or Series C or Series C-1 or Series D or Series D-1 or Series E conversion price (as defined in the Articles of Association), in effect at the time of the conversion.
Following is a presentation of the key characteristics and shares outstanding for each class of the Company’s preferred stock as of December 31, 2021:
Preferred stock class	Issue Date	Issue price	Conversion price	Liquidation preference	Shares issued and outstanding
Series A	8/22/2013	$0.27	$0.27	$0.27	33,620,690
Series B	2/26/2014	0.97	0.97	0.97	17,586,205
Series C	4/10/2015	2.17	2.17	2.17	18,445,443
Series D	5/17/2016	2.76	2.76	2.76	23,202,679
Series E	5/14/2018	$16.23	$16.23	$16.23	9,077,030

16.   Stock-based compensation
The Company provides stock options and restricted stock units (“RSU”) to its employees and board members under the Award Plan. The Companies recognize as expense awards granted to employees in consideration for services provided to the Company. The maximum number of shares available for future grants under the Plan were 3,051,125 and 6,405,003 as of December 31, 2021 and 2020, respectively.
Stock-based compensation expense was $20.8 million and $3.6 million for the year ended December 31, 2021 and 2020, respectively. Stock-based compensation expense is recognized and included in Compensation expenses in the Consolidated Statements of Operations. The capitalized stock-based compensation expense related to internally developed software was $1.7 million and $0.2 million for the year ended December 31, 2021 and 2020, respectively.
Stock options
Granted stock options have 10 years terms and have vesting periods ranging from 12 to 48 months.
Following are the weighted average assumptions utilized in the valuation of option granted:
	Year ended December 31,
	2021	2020
Risk-free interest rate	0.7% – 1.3%	0.3% – 2.0%
Expected term	4.5 – 6.1 years	2.0 – 6.0 years
Expected volatility	50%	60.0% – 64.0%
Expected annual dividend	—	—
A summary of stock options activities for the year ended December 31, 2021 is presented as below:
	Number of Stock Options	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value ($)
Balance as of December 31, 2020	19,641,567	$0.10	7.92	$71,411
Option granted	10,185,900	13.24
Option exercised	(3,815,927)	0.11
Option forfeited	(1,046,607)	4.46
Balance as of December 31, 2021	24,964,933	$5.28	7.96	530,468
Exercisable at December 31, 2021	8,040,024	$0.42	6.16	$209,890
The intrinsic value is calculated as the difference between the exercise price of the underlying stock option award and the estimated fair value of the Company’s common stock. The aggregate intrinsic value of stock options exercised was $19.9 million and $6.8 million for the year ended December 31, 2021 and 2020, respectively.
The weighted-average grant date fair value of options granted was $13.24 and $0.33, for the year ended December 31, 2021 and 2020, respectively.

A summary of outstanding unvested stock options activities for the year ended December 31, 2021 is presented as below:
	Number of Shares	Weighted Average Exercise Price
Balance as of December 31, 2020	12,124,988	$0.08
Option granted	10,185,900	13.24
Option vested	(4,410,185)	0.63
Option forfeited	(975,794)	4.77
Balance as of December 31, 2021	16,924,909	$7.59
As of December 31, 2021, unrecognized stock-based compensation cost related to outstanding unvested stock options that are expected to vest was $65.7 million, which is expected to be recognized over a weighted-average period of 3.3 years.
Restricted stock units (RSUs)
RSUs granted under the Award Plan vest upon the satisfaction of both a service condition and a liquidity condition. Both the service and liquidity conditions must be met for the expense to be recognized.
A summary of RSUs activities for the year ended December 31, 2021 is as follows:
	Number of Shares	Weighted- Average Grant Date Fair Value
Balance as of December 31, 2020	—	$—
RSU granted	1,104,398	29.25
RSU vested	—	—
RSU forfeited	(2,062)	26.62
Balance as of December 31, 2021	1,102,336	$29.25
As of December 31, 2021, unrecognized stock-based compensation cost related to outstanding unvested RSUs that are expected to vest was $14.7 million, which is expected to be recognized over a weighted-average period of 1.7 years.
17.   Earnings (loss) per share
The computation of net income (loss) per share is as follows (in thousands, except per share amounts):
	Year ended December 31,
	2021	2020
Numerator
Net loss from continuing operations	$(508,713)	$(17,313)
Net income from discontinued operations	507	21,103
Net income (loss) available to common stockholders	$(508,206)	$3,790
Numerator Adjustments:
Net income (loss) available to common stockholders	$(508,206)	$3,790
Dividend preference on preferred shares	—	(3,790)
Undistributed earnings allocated to preferred shares	—	—
Net income (loss) available to common stockholders – basic	$(508,206)	$—
Undistributed earnings allocated to preferred shares	—	—
Net income (loss) available to common stockholders – diluted	$(508,206)	$—

	Year ended December 31,
	2021	2020
Denominator
Weighted-average common shares – basic	44,347,508	36,089,496
Weighted-average effect of dilutive securities:
Assumed exercise of stock options	—	15,760,900
Weighted-average common shares – diluted	44,347,508	51,850,396
Earnings (loss) per share
Basic:
Continuing operations	$(11.47)	$0.00
Discontinued operations	0.01	0.00
Basic earnings (loss) per share	$(11.46)	$0.00
Diluted:
Continuing operations	$(11.47)	$0.00
Discontinued operations	0.01	0.00
Diluted earnings (loss) per share	$(11.46)	$0.00

Convertible notes, options or other instruments, which provide the ability to acquire shares of our common stock or preferred stock that are antidilutive are excluded from the computation of diluted earnings per share.
18.   Defined contribution savings plan
In 2016, the Companies established a defined contribution savings plan (the “Savings Plan”) under Section 401(k) of the Internal Revenue Code. The Savings Plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pretax basis, subject to legal limitations. The Company’s contributions to the Plan are made at the discretion of the Board of Directors. The Company opted not to match 401k contributions for the year ended December 31, 2020, in response to the COVID-19 pandemic, but has reinstated the matching of 401k contributions in 2021.
19.   Accumulated other comprehensive income
Following is a summary of the changes in each component of accumulated other comprehensive income:
	Year ended December 31,
	2021	2020
Accumulated other comprehensive income (loss)
Beginning balance at January 1	$(518)	$(683)
Pre-tax change – Foreign currency translation adjustment	137	165
Pre-tax change – Unrealized gain (loss) on convertible notes – credit risk adjustment	4,972	—
Pre-tax change – Unrealized gain (loss) on available-for-sale debt securities classified as cash equivalents	120	—
Tax effect	—	—
Total other comprehensive income (loss), net of tax	$4,711	$(518)

20.   Prepaid expenses and other current assets
Prepaid expenses and other current assets include the following:
	December 31, 2021	December 31, 2020
Embedded derivative related to accounts receivable	$2,979	$—
Income tax receivable	3,481	3,650
Deposits	1,251	1,319
Prepaid expenses	15,392	884
Other	60	69
Total prepaid expenses and other current assets	$23,163	$5,922
21.   Accounts payable and accrued expenses
Accounts payable and accrued expenses include the following:
	December 31, 2021	December 31, 2020
Accrued expenses	$21,241	$15,009
USDC accrued income sharing	11,685	3,803
Income tax payable	9,659	—
Accrued interest	5,952	3,287
Other payables	4,806	1,579
Total accounts payable and accrued expenses	$53,343	$23,678
22.   Commitments and contingencies
Legal matters
The Company is subject to various litigations, regulatory investigations, and other legal proceedings that arise in the ordinary course of its business. The Company is also subject to regulatory oversight by numerous regulatory and other governmental agencies. The Company reviews its lawsuits, regulatory investigations, and other legal proceedings on an ongoing basis and provides disclosure and records loss contingencies for such matters when potential losses become probable and can be reasonably estimated. If the Company determines that a loss is reasonably possible and the loss or range of loss can be estimated, the Company discloses the possible loss in the consolidated financial statements.
Between December 2017 and March 2020, in connection with the Securities and Exchange Commission’s (the “Commission”) inquiries into digital assets, the Commission served Poloniex with several subpoenas in connection with its ownership and operation of the Poloniex digital asset trading platform. In August 2021, Poloniex and the Commission reached a settlement agreement, whereby, Poloniex neither admitted nor denied the Commission’s findings and conclusions that the Poloniex failed to register as a national securities exchange nor operate pursuant to an exemption from registration and the Company paid a settlement of $10.4 million in connection with the Commission’s inquiries in connection with its ownership and operation of the Poloniex digital asset trading platform.
In 2019, a sudden price crash in a cryptocurrency traded on Poloniex caused a number of peer-to-peer margin loans to default, resulting in an 1,800 BTC generalized loss in the Poloniex BTC margin lending pool. The contractual agreement for margin lending is between borrowers and lenders on the platform, and as such the Company has no legal requirement to remedy these losses. The Company has received a number of claims from affected lenders which the Company will defend in arbitration. The Company has determined that the remaining prospective claims are not probable of being successful at the current time and will continue to monitor developments around these claims and other claims made by affected lenders.
In February 2018, one of our indirect wholly-owned subsidiaries acquired Poloniex, LLC, which owned and operated the Poloniex digital asset trading platform. Shortly after the acquisition, the Office of

Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) served Poloniex, LLC with an administrative subpoena dated April 10, 2018 requesting documents and information regarding accounts opened and/or closed on the Poloniex digital asset trading platform by persons potentially located in Iran. In December 2018, Poloniex, LLC provided a written response to the April 2018 subpoena and also produced documents and information in response to the subpoena. In September 2019, OFAC served a second administrative subpoena on Poloniex, LLC requesting documents and information regarding accounts opened and/or closed on the Poloniex digital asset trading platform by persons potentially located in Cuba, Syria, North Korea, Crimea, and Sudan. In November 2019, Poloniex, LLC sold the Poloniex digital asset trading platform to a third party. In October 2020, Poloniex, LLC provided a written response to the September 2019 subpoena and also produced documents and information in response to the subpoena. Poloniex, LLC is currently in discussions with OFAC regarding a potential resolution of OFAC’s investigation. The Company accrued $2.2 million as a contingent liability within accounts payable and accrued expense and a charge to loss from operations of discontinued Poloniex business on the Consolidated Balance Sheets and Consolidated Statements of Operations, respectively. It is reasonably possible that the estimated amount of the loss may change in the near term and the effect of that change may be material.
Following the business combination with Poloniex, on December 28, 2018, the Company submitted a claim seeking indemnification to withhold all remaining quarterly earnout payments due to Ophelix owners (“Ophelix”) under the Poloniex Share Purchase Agreement (“SPA”). On March 25, 2019, the Ophelix brought claims against the Company alleging that the Company breached the SPA by withholding scheduled payments owed to the Ophelix under the SPA on the grounds that Ophelix must indemnify the Company for alleged damages incurred in connection with an investigation by OFAC and for alleged damages for losses associated with the cryptocurrency Dogecoin. On July 24, 2020 American Arbitration Association enforced the arbitration settlement between the Company and Ophelix with the following key terms: (i) a payment of $20.8 million on the settlement enforcement date by the Company to Ophelix, (ii) $9.9 million in subsequent payments to be made as either a percent of future Circle capital raises with the remaining outstanding balance to be paid no later than five years from the settlement enforcement date, amounting in total consideration payments of $30.7 million.
Prior to the settlement, the Company had liabilities owed to Ophelix under the original share purchase agreement totaling $63.9 million and consisted of deferred acquisition payments and contingent consideration for revenue earnout payments. As a result of the Ophelix settlement, the Company was legally released from all payment obligations under the original share purchase agreement in exchange for total consideration payments of $30.7 million and recognized a gain on the extinguishment of debt in the amount of $33.2 million, which is reflected in Loss from operations of discontinued Poloniex business on the Consolidated Statements of Operations for the year ended December 31, 2021. The extinguishment is the difference between the settlement amount due to Ophelix and the remaining earnout amounts due under the original agreement, which following the settlement are no longer due.
Commitments and other contingencies
The Company leases facilities under non-cancelable operating leases. In addition to fixed monthly lease payments, the Company is required to pay operating expenses and real estate taxes for certain of these facilities. Total rent expense was $1.9 million and $2.5 million for the year ended December 31, 2021 and 2020, respectively.
Future minimum lease payments required under the leases are as follows:
Years ending December 31,
2022	$1,590
2023	1,264
2024	626
2025	—
Total	$3,480
Current tax rules related to stablecoins require significant judgments to be made in interpretation of the law, including but not limited to the withholding tax, income tax and information reporting. Additional guidance may be issued by U.S. and non-U.S. governing bodies that may significantly differ from the Company’s interpretation of the law, which could have unforeseen effects on our financial condition and results of operations, and as a result, the related impact on our financial condition and results of operations is not estimable but could be material.
In June 2021, the Company was subject to an email fraud incident in which fraudulent actors obtained $2.0 million in Company-owned funds. No customer accounts or funds were accessed or otherwise affected, nor were any of the Company’s information systems compromised in the incident.
The Company is currently in a dispute with a financial advisor regarding advisory fees in connection with the consummation of a business combination between the Company, Topco, Merger Sub and Concord entered into on July 7, 2021, which was subsequently terminated and a new transaction agreement was entered on February 16, 2022. The financial advisor asserted that it would be entitled to a fee of approximately nine percent (9%) of any value issued to the Company’s shareholders in connection with the business combination based on the financial advisor’s interpretation of its engagement letter with the Company. The Company disputes this and maintains that the financial advisor would receive, at most, a reasonable fee reflecting the custom and practice among investment bankers in similar size and type of transactions. On March 25, 2022, the Company’s Board of Directors passed a resolution to terminate the engagement letter between the Company and its financial advisor with immediate effect. On April 8, 2022, the Company sent notice of termination of the engagement letter to the advisor.
The Company is also in a dispute with this financial advisor regarding advisory fees in connection with a recent capital raise. On April 11, 2022, Circle entered into an agreement to an approximately $400 million Series F redeemable convertible preferred stock funding (“Series F funding”) without the financial advisors’ assistance, which is expected to close in the second quarter of 2022. On April 13, 2022, the financial advisor asserted that the termination of the engagement letter with the Company is ineffective and demanded a $28 million fee for the Series F funding. The Company believes it has properly and effectively terminated the engagement with the financial advisor, and strenuously dispute financial advisor’s demand for any fees in connection with the Series F funding. At this time, no litigation has been filed with respect to this matter and the fees payable to the financial advisor cannot be determined.
23.   Subsequent events
The Company has evaluated subsequent events through May 6, 2022, the date the financial statements were available to issued, and has concluded there were subsequent events requiring adjustments or disclosure listed below.
In February 2022, the Company terminated the business combination agreement with Concord and entered into a new transaction agreement with Concord. The new transaction agreement sets the Company’s enterprise value at $9.0 billion, reflecting an increase from the $4.5 billion originally announced in July 2021. The new agreement has an initial outside date of December 8, 2022, for the closing of the transaction, with the potential to extend such date to January 31, 2023 under certain circumstances.
In March  2022, the holders of the Company’s convertible notes converted their principal balance of $451.0 million into Series E redeemable convertible preferred stock at a conversion rate of $16.23.
On April 11, 2022, the Company entered into an agreement to issue Series F redeemable convertible preferred stock to raise proceeds of approximately $400.0 million, which is expected to close in the second quarter of 2022.

CONCORD ACQUISITION CORP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of Concord Acquisition Corp
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Concord Acquisition Corp (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2021 and for the period from August 20, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from August 20, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2020.
Philadelphia, PA
March 3, 2022

CONCORD ACQUISITION CORP
BALANCE SHEETS
	December 31, 2021	December 31, 2020
Assets:
Current assets:
Cash	$191,825	$1,082,101
Prepaid expenses	216,330	254,887
Total current assets	408,155	1,336,988
Long-term prepaid expenses	—	210,822
Securities held in Trust Account	276,050,495	276,005,942
Total Assets	$276,458,650	$277,553,752
Liability and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$193,766	$100,253
Total current liabilities	193,766	100,253
Warrant liability	38,335,318	11,912,642
Total Liabilities	38,529,084	12,012,895
Commitments and Contingencies
Common stock subject to possible redemption; 27,600,000 shares at redemption value	276,000,000	276,000,000
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 752,000 shares issued and outstanding, excluding 27,600,000 shares subject to possible redemption	76	76
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 6,900,000 shares issued and outstanding	690	690
Additional paid-in capital	—	—
Accumulated deficit	(38,071,200)	(10,459,909)
Total Stockholders’ Deficit	(38,070,434)	(10,459,143)
Total Liabilities and Stockholders’ Deficit	$276,458,650	$277,553,752
The accompanying notes are an integral part of these financial statements.

CONCORD ACQUISITION CORP
STATEMENTS OF OPERATIONS
	For the year ended December 31, 2021	For the period from August 20, 2020 (inception) through December 31, 2020
Formation and operating costs	$1,233,168	$121,735
Loss from operations	(1,233,168)	(121,735)
Other income (expense)
Change in fair value of warrant liability	(26,422,676)	138,962
Transaction costs	—	(254,150)
Interest income from Trust Account	44,553	5,942
Total other expense, net	(26,378,123)	(109,246)
Net loss	$(27,611,291)	$(230,981)
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	27,600,000	27,600,000
Basic and diluted net loss per share, Class A common stock subject to possible redemption	$(0.78)	$(0.01)
Basic and diluted weighted average shares outstanding, Class A and Class B non-redeemable common stock	7,652,000	7,652,000
Basic and diluted net loss per share, Class A and Class B non-redeemable common stock	$(0.78)	$(0.01)
The accompanying notes are an integral part of these financial statements.

CONCORD ACQUISITION CORP
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
	Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2020	752,000	$76	6,900,000	$690	$—	$(10,459,909)	$(10,459,143)
Net loss	—	—	—	—	—	(27,611,291)	(27,611,291)
Balance as of December 31, 2021	752,000	$76	6,900,000	$690	$—	$(38,071,200)	$(38,070,434)
	Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of August 20, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Class B common stock issued to initial stockholders	—	—	6,900,000	690	24,310	—	25,000
Sale of 752,000 Units on December 10, 2020 to initial stockholders	752,000	76	—	—	7,519,924	—	7,520,000
Initial fair value of warrant liability	—	—	—	—	(12,051,604)	—	(12,051,604)
Net loss	—	—	—	—	—	(230,981)	(230,981)
Remeasurement of common stock subject to possible redemptions to redemption value	—	—	—	—	4,507,370	(10,228,928)	(5,721,558)
Balance as of December 31, 2020	752,000	$76	6,900,000	$690	$—	$(10,459,909)	$(10,459,143)
The accompanying notes are an integral part of these financial statements.

CONCORD ACQUISITION CORP
STATEMENTS OF CASH FLOWS
	For the year ended December 31, 2021	For the period from August 20, 2020 (inception) through December 31, 2020
Cash flows from operating activities:
Net loss	$(27,611,291)	(230,981)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income from Trust Account	(44,553)	(5,942)
Transaction costs	—	254,150
Change in fair value of warrant liability	26,422,676	(138,962)
Changes in operating assets and liabilities:
Prepaid expenses	249,379	(465,709)
Accounts payable and accrued expenses	93,513	100,253
Net cash used in operating activities	(890,276)	(487,191)
Cash flows from investing activities:
Purchase of investment held in Trust Account	—	(276,000,000)
Net cash used in investing activities	—	(276,000,000)
Cash flows from financing activities:
Proceeds from sale of common stock to initial stockholders	—	25,000
Proceeds from sale of Units, net of underwriters’ discount	—	270,480,000
Proceeds from sale of Private Placement Units	—	7,520,000
Proceeds from note payable-related party	—	200,000
Repayment of note payable-related party	—	(200,000)
Payment of offering costs	—	(455,708)
Net cash provided by financing activities	—	277,569,292
Net change in cash	(890,276)	1,082,101
Cash, beginning of the period	1,082,101	—
Cash, end of the period	$191,825	1,082,101
Supplemental disclosure of cash flow information:
Non-cash investing and financing transactions:
Initial value of Class A common stock subject to possible redemption	$—	$276,000,000
Initial value of warrant liability	$—	$12,051,604
The accompanying notes are an integral part of these financial statements.

CONCORD ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021
Note 1 — Organization and Business Operations
Organization and General
Concord Acquisition Corp (the “Company”) is a blank check company incorporated as a Delaware corporation on August 20, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).
As of December 31, 2021, the Company had not commenced any operations. All activity for the period from August 20, 2020 (inception) through December 31, 2021 relates to the Company’s formation, the Initial Public Offering (as defined below), and activities related to seeking an acquisition target. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering, and non-operating income or expense from the changes in the fair value of warrant liabilities.
The Company’s sponsors are Concord Sponsor Group LLC (the “Sponsor”) (an affiliate of Atlas Merchant Capital LLC), and CA Co-Investment LLC (an affiliate of one of the underwriters of the Initial Public Offering) (“CA Co-Investment” and, together with the Sponsor, the “Sponsors”).
Financing
The registration statements for the Initial Public Offering were declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 7, 2020 (the “Effective Date”). On December 10, 2020, the Company consummated the initial public offering (the “Initial Public Offering” or “IPO”) of 27,600,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “public shares”), including the issuance of 3,600,000 Units as a result of the exercise in full of the underwriters’ over-allotment option, at $10.00 per Unit, generating gross proceeds of $276,000,000, which is discussed in Note 3.
Simultaneously with the closing of the IPO, the Company consummated the private placement of 510,289 units to the Sponsor and 241,711 units to CA Co-Investment LLC (an affiliate of one of the underwriters of the IPO) (“CA Co-Investment”) (together, the “Private Units”), each at a price of $10.00 per Private Unit, generating total proceeds of $7,520,000, which is described in Note 4.
Trust Account
Following the closing of the IPO, an aggregate of $10.00 per Unit sold in the IPO was held in a trust account (“Trust Account”) and may only be invested in United States “government securities” within the meaning of Section 2(a) (16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions of Rule 2a-7 promulgated under the Investment Company Act which only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, the proceeds from the IPO and the sale of the Private Units will not be released from the Trust Account until the earliest of (a) the completion of the Company’s initial Business Combination, (b) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with its initial Business Combination or to redeem 100% of the public shares if the Company does not complete its initial Business Combination within 18 months from the closing of the IPO or any Extension Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, and (c) the redemption of the Company’s public shares if the Company is unable to complete the initial Business Combination within 18 months from the closing of the IPO or any Extension Period, subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors which would have higher priority than the claims of the Company’s public stockholders.
Initial Business Combination
The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (net of taxes payable) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial business combination either (i) in connection with a stockholder meeting called to approve the initial business combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed initial business combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata share of the aggregate amount then on deposit in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). As of December 31, 2021, no amounts have been withdrawn by the Company from the Trust Account to pay its tax obligations.
The shares of common stock subject to redemption are recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.
The Company will have 18 months (or 24 months if the Company extends the period of time to consummate a Business Combination) from the closing of the IPO to consummate a Business Combination (the “Combination Period”). However, if the Company is unable to complete a Business Combination within the Combination Period, the Company will redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, subject to applicable law, and then seek to dissolve and liquidate.
The initial stockholders, officers and directors have agreed to (i) waive their redemption rights with respect to their founder shares, private placement shares and public shares in connection with the completion of the initial business combination, (ii) waive their redemption rights with respect to their founder shares, private placement shares and public shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation, and (iii) waive their rights to liquidating distributions from the trust account with respect to their founder shares and private placement shares if the Company fails to complete the initial business combination within the Combination Period.
The Company’s Sponsor has agreed that, in general, it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked its Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether its Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Company’s Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that its Sponsor would be able to satisfy those obligations.
As of December 31, 2021, the Company has incurred approximately $1.55 million in fees contingent on the closing of a business combination.
Proposed Business Combination with Circle Internet Financial Limited
On February 16, 2022, immediately following the termination of the Business Combination Agreement (as defined and described below), the Company entered into a Transaction Agreement (the “Transaction Agreement”) with Circle Internet Financial Limited, a private company limited by shares incorporated in Ireland (“Circle”), Circle Internet Finance Public Limited Company (formerly Circle Acquisition Public Limited Company), a public company limited by shares incorporated in Ireland (“Topco”), and Topco (Ireland) Merger Sub, Inc., a Delaware corporation (“Merger Sub”).
The business combination contemplated by the Transaction Agreement is comprised of two separate transactions (collectively, the “Proposed Transactions”):
(a) pursuant to an Irish law court-approved scheme of arrangement (the “Scheme”), Circle’s shareholders will transfer their holdings of shares in the capital of Circle to Topco in exchange for the issuance of new shares in Topco, with the result that, at the effective time of the Scheme, Circle will become a wholly-owned subsidiary of Topco; and (b) on the first business day following the Scheme effective time, subject to the conditions of the Transaction Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will merge with and into Concord (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Topco.
Pursuant to the Scheme, at the Scheme effective time, each holder of shares of any class in the capital of Circle appearing in the register of members of Circle at the Scheme record time (“Scheme Shares”) will transfer all of his, her or its Scheme Shares to Topco in exchange for the allotment and issuance by Topco of that number of ordinary shares of Topco (“Topco Ordinary Shares”) comprising that Scheme shareholder’s pro rata portion of an amount of Topco Ordinary Shares equal to the Company Equity Value (as defined below) divided by $10.00 and rounded down to the nearest whole number of Topco Ordinary Shares (collectively, the “Scheme Consideration”). The “Company Equity Value” means $9,000,000,000 plus (i) the aggregate amount of the net proceeds of any equity or convertible debt issued by Circle after March 6, 2021, plus (ii) the proceeds from any private placement completed by Topco or Circle after the date of the Transaction Agreement, plus (iii) the net equity value of any acquisition transaction completed by Circle in which equity interests of Circle or Topco are issued or sold completed after the date of the Transaction Agreement minus (iv) any indebtedness of Circle that will not convert into equity in connection with the Proposed Transactions. At the effective time of the Merger: (a) each share of the Company’s Class A common stock and each share of the Company’s Class B common stock (other than shares held by the Company as treasury stock or owned by the Company immediately prior to the Merger effective time) issued and outstanding immediately prior to the Merger effective time will be cancelled and automatically converted into and become the right to receive one Topco Ordinary Share (the “Merger Consideration”); and (b) each Company warrant that is outstanding immediately prior to the Merger effective time will be converted into a Topco warrant on substantially the same terms as were in effect immediately prior to the Merger effective time. In addition, following the closing of the Proposed Transactions, Topco will issue, as earnout shares, up to an aggregate number of Topco Ordinary Shares equal to 20% of the Topco Ordinary shares in issue (on a fully diluted basis) immediately following the closing to certain of Circle’s existing shareholders, based on the volume weighted average trading price of the Topco Ordinary Shares meeting certain share price thresholds set forth in the Transaction Agreement.
Following the Proposed Transactions, it is expected that the Topco Ordinary Shares will be listed on the New York Stock Exchange.
Consummation of the transactions contemplated by the Transaction Agreement is subject to customary conditions of the respective parties, including the approval of the Proposed Transactions by the Company’s stockholders in accordance with the Company’s amended and restated certificate of incorporation.

Concurrently with the execution of the Transaction Agreement, certain securityholders of Circle entered into a Transaction Support Agreement with the Company, pursuant to which, among other things, such securityholders agreed to vote their Circle shares in favor of the Transaction Agreement, the Scheme and the transaction documents to which Circle is or will be a party. In addition, Circle’s Chief Executive Officer entered into a Transaction Support Agreement with the Company pursuant to which he further agreed not to vote in favor of any Alternative Transaction (as defined in the Transaction Agreement, but excluding for such purpose an initial public offering of Circle) for a period of six months following the termination of the Transaction Agreement under certain circumstances.
Also on February 16, 2022, the Company, Circle, Topco and Merger Sub entered into a Termination of Business Combination Agreement, pursuant to which the parties agreed to mutually terminate the Business Combination Agreement, dated as of July 7, 2021 (the “Business Combination Agreement”), previously entered into among the parties. As a result of the termination of the Business Combination Agreement, effective as of February 16, 2022, the Business Combination Agreement is of no further force and effect, and certain transaction agreements entered into in connection with the Business Combination Agreement, including the subscription agreements, dated as of July 7, 2021, between the Company and certain investors, pursuant to which such investors committed to purchase $415 million of equity upon the closing of the transactions contemplated by the Business Combination Agreement, were terminated in accordance with their respective terms.
Liquidity and Capital Resources
As of December 31, 2021, the Company had cash of $191,825 held outside of the Trust Account and available for working capital purposes. Further, on November 2, 2021, the Sponsor agreed to loan the Company up to $350,000 to be used to pay operating expenses. This loan is non-interest bearing, unsecured and due at the closing of a business combination. As of December 31, 2021, the Company had not borrowed any amount under the promissory note.
The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating the business. However, if the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate the business prior to a Business Combination. Moreover, the Company may need to obtain additional financing either to complete a Business Combination or because the Company becomes obligated to redeem a significant number of public shares upon consummation of a Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing prior to the completion of a Business Combination. If the Company is unable to complete a Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following a Business Combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.
The Company will have up to 18 months from December 10, 2020 to consummate an initial Business Combination. However, if the Company anticipates that it may not be able to consummate its initial Business Combination within 18 months, the Company may, by resolution of its board of directors if requested by the Sponsor, extend the period of time to consummate a Business Combination one time, by an additional six months (for a total of up to 24 months to complete a Business Combination), subject to the Sponsor depositing additional funds into the Trust Account as set out in Note 5 (an “Extension Period”).
Risks and Uncertainties
Management is continuing to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position or results of its operations, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might results from the outcome of this uncertainty.

Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments (consisting of normal recurring adjustments) have been made that are necessary to present fairly the financial position, and the results of its operations and its cash flows.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.
Investment Held in Trust Account
As of December 31, 2020 and December 31, 2021, Investments held in Trust Account consisted of United States Treasury securities and U.S. Money Market Funds, respectively. The Company classifies its United States Treasury securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts. Investments in a U.S. Money Market Fund are classified as cash and cash equivalents within trust assets on the balance sheets.

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.
Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “interest income” line item in the statements of operations. Interest income is recognized when earned.
As of December 31, 2021, the Company’s trust account balance of $276,050,495 consisted of investments in a money market fund classified as cash and cash equivalents within trust assets on the balance sheets. Money market funds are characterized as Level 1 investments within the fair value hierarchy under ASC 820 (as defined below).
As of December 31, 2020, investment in the Company’s Trust Account consisted of $10,695 in U.S. Money Market and $275,995,247 in U.S. Treasury Securities and characterized as Level 1 investments within the fair value hierarchy under ASC 820 (as defined below).
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets.
Warrant Liability
The Company accounts for the Warrants as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the Warrants and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the Warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the Warrants are indexed to the Company’s own common stock and whether the holders of the Warrants could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the Warrants and as of each subsequent quarterly period end date while the Warrants are outstanding. For issued or modified warrants that meet all of the criteria for equity classification, such warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, liability-classified warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of such warrants are recognized as a non-cash gain or loss on the statements of operations.
Fair Value Measurements
FASB ASC Topic 820, “Fair Value Measurements and Disclosures” (“ASC 820”) defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.
The fair value hierarchy is categorized into three levels based on the inputs as follows:
Level 1 —
Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 —
Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 —
Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, approximates the carrying amounts represented in the balance sheets. The fair values of cash and cash equivalents, prepaid assets, accounts payable and accrued expenses are estimated to approximate the carrying values as of December 31, 2021 due to the short maturities of such instruments.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2021, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Common Stock Subject to Possible Redemption
The Company accounts for its shares of Class A common stock subject to possible redemption in accordance with the guidance in FASB ASC Topic 480. Shares of Class A common stock subject to mandatory redemption (if any) are classified as a liability instrument and is measured at fair value. Conditionally redeemable shares of Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. The Company’s shares of Class A common stock sold in the IPO feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, all common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet. Shares of Class A common stock sold in the Private Placement discussed in Note 4 do not have such redemption rights and as such are classified within stockholders’ equity on the Company’s balance sheet.
All of the 27,600,000 shares of Class A common stock sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with the accounting treatment for redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require Class A common stock subject to redemption to be classified outside of permanent equity. Therefore, all Class A common stock have been classified outside of permanent equity.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.
At December 31, 2021 and December 31, 2020, the Class A Ordinary shares reflected in the balance sheets are reconciled in the following table:
	December 31, 2021	December 31, 2020
Gross proceeds from initial public offering	$276,000,000	$276,000,000
Less:
Proceeds allocated to Public Warrants	(11,725,620)	$(11,725,620)
Class A common stock issuance costs	(5,721,558)	(5,721,558)
Plus:
Remeasurement of common shares subject to possible redemption to redemption value	17,450,178	$17,450,178
Class A common stock subject to possible redemption	$276,000,000	$276,000,000
Income Taxes
The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company maintained a full valuation allowance against its net deferred tax assets in both periods which caused the statutory federal income tax rate of 21% to differ from the Company’s effective tax rate of 0%.
The Company has identified the United States as its only “major” tax jurisdiction.
The Company is subject to income tax examinations by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Loss Per Common Share
The Company has two classes of shares, which are referred to as Class A redeemable common stock and Class A and Class B non-redeemable common stock. Earnings and losses are shared pro rata between the two classes of stock, based on weighted average shares outstanding. Private and public warrants to purchase 14,176,000 Class A common stock at $11.50 per share were issued on December 7, 2020. No warrants were exercised during the year ended December 31, 2021. The calculation of diluted net loss per common share does not consider the effect of the warrants issued in connection with the IPO since the exercise of the warrants would be anti-dilutive. As a result, diluted net loss per common share is the same as basic net loss per common share for each period. Remeasurement associated with the redeemable shares of Class A ordinary shares to redemption value is excluded from earnings per share as the redemption value approximates fair value.
	For the year ended December 31, 2021		For the period from August 20, 2020 (inception) through December 31, 2020
	Class A redeemable common stock	Class A and Class B non- redeemable common stock	Class A redeemable common stock	Class A and Class B non- redeemable common stock
Basic and diluted net loss per share
Numerator:
Allocation of net loss	$(21,536,807)	$(6,074,484)	$(180,165)	$(50,816)
Denominator:
Weighted-average shares outstanding	27,600,000	7,652,000	27,600,000	7,652,000
Basic and diluted net loss per share	$(0.78)	$(0.78)	$(0.01)	$(0.01)
Recent Accounting Pronouncements
In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The provisions of ASU 2020-06 are applicable to the Company for fiscal years beginning after December 15, 2023, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. The Company is currently evaluating the impact of ASU 2020-06 on its financial statements.
The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.
Note 3 — Initial Public Offering
Pursuant to the IPO, the Company sold 27,600,000 Units, at a purchase price of $10.00 per Unit, including 3,600,000 Units issued pursuant to the exercise in full of the underwriters’ over-allotment option. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant. Each whole warrant will entitle the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. Each warrant will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the IPO and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.
Warrants
Each whole warrant (both public and private) entitles the holder to purchase one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustment as discussed herein.
The warrants will become exercisable on the later of 12 months from the closing of the IPO or 30 days after the completion of its initial Business Combination, and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. The private placement warrants issued to CA Co-Investment will not be exercisable more than five years from the commencement of sales in the IPO in accordance with FINRA Rule 5110(g)(8).

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.
Once the warrants become exercisable, the Company may call the warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

If the Company calls the warrants for redemption as described above, the management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” If the management takes advantage of this option, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is sent to the warrant agent.
In addition, commencing 90 days after the warrants become exercisable, the Company may redeem the outstanding public warrants:
•
in whole and not in part;

•
at a price of $0.10 per warrant provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock determined by reference to an agreed table;

•
upon a minimum of 30 days’ prior written notice of redemption;

•
if, and only if, the last reported sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•
if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The “fair market value” of the Class A common stock for such purposes shall mean the average last reported sale price of the Class A common stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).

Note 4 — Private Placement
Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 510,289 Private Units (including 48,858 Private Units as a result of the exercise in full of the underwriters’ over-allotment option) and CA Co-Investment purchased an aggregate of 241,711 Private Units (including 23,142 Private Units as a result of the exercise in full of the underwriters’ over-allotment option), at a price of $10.00 per Private Unit, for an aggregate purchase price of $7,520,000. Each Private Unit consists of one share of the Class A common stock and one-half of one redeemable warrant. The private placement units are identical to the public units, except that the private placement units (including the underlying securities) are subject to certain transfer restrictions and the holders hereof are entitled to certain registration rights, as described herein, and the underlying warrants: (1) will not be redeemable by us so long as they are held by our sponsors or their permitted transferees; (2) may be exercised by the holders on a cashless basis; and (3) with respect to private placement warrants held by CA Co-Investment, will not be exercisable more than five years from the commencement of sales in this offering in accordance with FINRA Rule 5110(g)(8). A portion of the proceeds from the Private Units were added to the net proceeds from the IPO held in the Trust Account.
The Company’s initial stockholders, officers and directors have agreed to (i) waive their redemption rights with respect to their Founder Shares, private placement shares and public shares in connection with the completion of the Company’s initial Business Combination, (ii) waive their redemption rights with respect to their Founder Shares, private placement shares and public shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to offer redemption rights in connection with any proposed initial Business Combination or certain amendments to the Company’s charter prior thereto or to redeem 100% of the Company’s public shares if the Company does not complete its initial Business Combination within 18 months (or 24 months if the Company extends the period of time to consummate a Business Combination) from the closing of the IPO or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares and private placement shares if the Company fails to complete its initial Business Combination within 18 months (or 24 months if the Company extends the period of time to consummate a Business Combination) from the closing of the IPO. In addition, the Company’s initial stockholders, officers and directors have agreed to vote any Founder Shares, private placement shares and any public shares in favor of the Company’s initial Business Combination.
Note 5 — Related Party Transactions
Founder Shares
In September 2020, the Company’s initial stockholders purchased an aggregate of 7,187,500 shares of Class B common stock (the “Founder Shares”) for a capital contribution of $25,000. The Sponsor and CA Co-Investment purchased 5,675,000 and 1,437,500 of the Founder Shares, respectively, and each of the Company’s three independent director nominees purchased 25,000 of the Founder Shares. On December 2, 2020, the Sponsor forfeited 1,150,000 Founder Shares and CA Co-Investment forfeited 287,500 Founder Shares, such that the initial stockholders owned an aggregate of 5,750,000 Founder Shares. On December 7, 2020, the Company effected a stock dividend of 1,150,000 shares with respect to the Company’s Class B common stock, resulting in the Company’s initial stockholders holding an aggregate of 6,900,000 Founder Shares. The Founder Shares included an aggregate of up to 900,000 shares that were subject to forfeiture if the over-allotment option was not exercised in full by the underwriters so that the number of Founder Shares would equal 20% of the Company’s issued and outstanding common stocks after the IPO. On December 10, 2020, the underwriters fully exercised their over-allotment option, such that the 900,000 Founder Shares were no longer subject to forfeiture.
With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to the Company’s officers and directors and other persons or entities affiliated with the initial stockholders, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of the initial Business Combination, (B) subsequent to the initial Business Combination, (x) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s public stockholders having the right to exchange their shares of common stock for cash, securities or other property or (y) if the last reported sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into units at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Units issued to sponsors. At December 31, 2021 and December 31, 2020, no such Working Capital Loans were outstanding.
On November 2, 2021, the Sponsor agreed to loan the Company up to $350,000 to be used to pay operating expenses. This loan is non-interest bearing, unsecured and due at the closing of a business combination. The Company had not borrowed any amount under the promissory note as of December 31, 2021.
Related Party Extension Loans
The Company will have up to 18 months from December 10, 2020 to consummate an initial Business Combination. However, if the Company anticipates that it may not be able to consummate its initial Business Combination within 18 months, the Company may, by resolution of its board of directors if requested by the Sponsor, extend the period of time to consummate a Business Combination one time, by an additional six months (for a total of up to 24 months to complete a Business Combination), subject to the Sponsor depositing additional funds into the Trust Account as set out below (an “Extension Period”). The Company’s stockholders will not be entitled to vote or redeem their shares in connection with any such extension. Pursuant to the terms of the Company’s amended and restated certificate of incorporation and the trust agreement entered into between the Company and Continental Stock Transfer& Trust Company on December 7, 2020, in order for the time available for the Company to consummate its initial Business Combination to be extended for such six-month period, the Company’s Sponsor or its affiliates or designees, upon five days advance notice prior to the 18-month deadline, must deposit into the Trust Account $2,760,000 ($0.10 per unit sold in the IPO) on or prior to the date of the applicable deadline, for the six-month extension. Any such payment would be made in the form of a non-interest bearing loan. Such loan may be converted into units at the price of $10.00 per unit at the option of the lender at the time of the Business Combination. The units would be identical to the Private Units issued to the Company’s Sponsor. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete its initial Business Combination. If the Company is unable to consummate an initial Business Combination within such time period, it will redeem 100% of its issued and outstanding public shares for a pro rata portion of the funds held in the Trust Account, equal to the aggregate amount then on deposit in the Trust Account including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, subject to applicable law and as further described herein, and then seek to dissolve and liquidate.
Administrative Support Agreement
The Company has agreed to pay an affiliate of its Sponsor, commencing on the date of the closing of the IPO, a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Company’s Business Combination or its liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2021, the Company expensed an aggregate of $120,000 to an affiliate of the Sponsor under this agreement which is expensed to operating costs on the statements of operations. For the period from August 20, 2020 (inception) through December 31, 2020, the Company had expensed an aggregate of $7,742.
In the normal course of business, certain expenses of the Company may be paid by, and then reimbursed to an affiliate of the Sponsor. As of December 31, 2021 and December 31, 2020, the Company had an outstanding balance due to the affiliate of the Sponsor of $2,984 and $0, respectively. The amount is included in accounts payable and accrued expenses on the balance sheets and includes but is not limited to legal expense, expense related to identifying a target business, and other expenses.
Note 6 — Recurring Fair Value Measurements
At December 31, 2021 and December 31, 2020, the Company’s warrant liabilities were valued at $38,335,318 and $11,912,642, respectively. Under the guidance in ASC 815-40, the warrants do not meet the criteria for equity treatment. As such, the warrants must initially be recorded on the balance sheet at fair value. This valuation is subject to re-measurement at each balance sheet date. With each re-measurement, the warrant valuation will be adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations.
As of December 31, 2020, investment in the Company’s Trust Account consisted of $10,695 in U.S. Money Market and $275,995,247 in U.S. Treasury Securities. As of December 31, 2021, all of the Company’s trust assets on the balance sheet consist of U. S. Money Market funds which are classified as cash and cash equivalents. Fair values of these investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets. The Company’s warrant liability for the Private Warrants is based on a lattice valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the Private Warrant liability is classified within Level 3 of the fair value hierarchy. The Company’s warrant liability for the Public Warrants is based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. The fair value of the Public Warrant liability is classified within Level 1 of the fair value hierarchy at December 31, 2021 and was classified within Level 3 of the fair value hierarchy at December 31, 2020. During the quarter ended March 31, 2021 the Public Warrants were reclassified from a Level 3 to a Level 1 classification as they began to have quoted prices in active markets.
The following tables present fair value information as of December 31, 2021 and December 31, 2020 for the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.
December 31, 2021
	Level 1	Level 2	Level 3
Assets
Investments held in Trust Account	$276,050,495	$—	$—
Liabilities
Public Warrants	$37,122,000	$—	$—
Private Warrants	$—	$—	$1,213,317
December 31, 2020
	Level 1	Level 2	Level 3
Assets
Investments held in Trust Account – U.S. Money Market Funds	$10,695	$—	$—
Investments held in Trust Account – U.S. Treasury	$275,997,240	$—	$—
Liabilities
Public Warrants	$—	$—	$11,593,380
Private Warrants	$—	$—	$319,262

Measurement
The Company used a lattice valuation model to value the Private Warrants as of December 31, 2021 and December 31, 2020.
The key inputs into the lattice valuation model used to value the private warrants were as follows at December 31, 2021 and at December 31, 2020.
Input	December 31, 2021	December 31, 2020
Common stock price	$10.40	$9.58
Expected term (years)	4.94	5.94
Risk-free rate of interest	1.26%	0.5%
Expected volatility	37.51%	15.1%
Exercise price	$11.50	$11.50
Warrant price	$3.22	$0.85
The Company used a modified Black Scholes valuation model to value the public warrants as of December 31, 2020. As of December 31, 2021, the public warrants had market prices which were used to value the warrant liability.
The key inputs into the modified Black Scholes valuation model used to value the public warrants were as follows at December 31, 2020.
Input	December 31, 2020
Common stock price	$9.58
Expected term (years)	5.94
Risk-free rate of interest	0.5%
Expected volatility	15.0%
Exercise price	$11.50
Warrant price	$0.84
The following table provides a reconciliation of changes in fair value of the beginning and ending balances for our warrants classified as Level 3:
Fair value at December 31, 2020 – public and private warrants	$11,912,642
Public Warrants reclassified to level 1(1)	(12,420,000)
Change in fair value	1,720,675
Fair Value at December 31, 2021 – private warrants	$1,213,317

(1)
Assumes the Public Warrants were reclassified on March 31, 2021.

Note 7 — Commitments and Contingencies
Registration Rights
The holders of the Founder Shares, Private Units, private placement warrants, and warrants that may be issued upon conversion of Working Capital Loans or the Extension Loan have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement entered into in connection with the consummation of the IPO. These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company registers such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company.

Business Combination Marketing Agreement
The Company has engaged the underwriters as advisors in connection with business combinations to assist the Company in holding meetings with its stockholders to discuss the potential business combination and the target business’s attributes, introduce the Company to potential investors that are interested in purchasing the securities in connection with the potential business combination, assist the Company in obtaining stockholder approval for the business combination and assist with its press releases and public filings in connection with the business combination. The Company will pay the underwriters a fee (the “Marketing Fee”) for such services upon the consummation of an initial Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the IPO, or $9,660,000.
Note 8 — Stockholders’ Deficit
Preferred Stock — The Company is authorized to issue a total of 1,000,000 preferred shares at par value of $0.0001 each. At December 31, 2021 and December 31, 2020, there were no preferred shares issued or outstanding.
Class A Common Stock — The Company is authorized to issue a total of 200,000,000 Class A common shares at par value of $0.0001 each. As of December 31, 2021 and December 31, 2020, there were 752,000 shares of Class A common stock outstanding classified within stockholders’ deficit, excluding 27,600,000 shares of Class A common stock subject to possible redemption.
Class B Common Stock — The Company is authorized to issue a total of 20,000,000 shares of Class B common stock at par value of $0.0001 each. As of December 31, 2021 and December 31, 2020, there were 6,900,000 shares of Class B common stock issued and outstanding.
The Company’s initial stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell their Founder Shares until the earlier to occur of (A) one year after the completion of the Company’s initial Business Combination or (B) subsequent to the Company’s initial Business Combination, (x) if the last reported sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.
The shares of Class B common stock will automatically convert into shares of the Company’s Class A common stock at the time of its initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in this prospectus and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the IPO (not including the shares of Class A common stock underlying the Private Placement Units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (net of the number of shares of Class A common stock redeemed in connection with the initial Business Combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination. In no event shall the Class B Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.
Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, with each share of common stock entitling the holder to one vote.

Note 9 — Income Tax
	December 31, 2021	December 31, 2020
Deferred tax asset
Organizational costs/Startup expenses	$14,780	$10,177
Capitalized non-facilitated costs as Startup costs	166,578	—
Federal net operating loss	46,886	14,140
Total deferred tax asset	228,245	24,317
Valuation allowance	(228,245)	(24,317)
Deferred tax asset, net of allowance	$—	$—
The income tax benefit (provision) consists of the following:
	December 31, 2021	December 31, 2020
Federal
Current	$—
Deferred	203,928	24,317
State
Current	—	—
Deferred	—	—
Change in valuation allowance	(203,928)	(24,317)
Income tax provision	$—	$—
As of December 31, 2021, the Company has $223,268 of U.S. federal net operating loss carryovers, which do not expire, and no state net operating loss carryovers available to offset future taxable income.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from January 1, 2021 through December 31, 2021, the change in the valuation allowance was $203,928.
A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2021 is as follows:
	December 31, 2021	December 31, 2020
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	—%	—%
Changes in fair value of warranty liability	(20.1)%	12.6%
Transaction costs	—%	(23.1)%
Facilitative acquisition expenses	(0.2)	—
Change in valuation allowance	(0.7)%	(10.5)%
Income tax provision	—%	—%
The Company files income tax returns in the U.S. federal jurisdiction and in various state and local jurisdictions, and is subject to examination by the various taxing authorities.

Note 10 — Subsequent Events
The Company’s management reviewed all material events that have occurred after the balance sheet date through the date which these financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
Transaction Agreement with Circle Internet Financial Limited
On February 16, 2022, the Company entered into the Transaction Agreement and the Termination Agreement, as described in Note 1.

Annex A
Exhibit 2.1
Execution Version
TRANSACTION AGREEMENT
by and among
CONCORD ACQUISITION CORP,
CIRCLE INTERNET FINANCE PUBLIC LIMITED COMPANY,
TOPCO (IRELAND) MERGER SUB, INC.,
AND
CIRCLE INTERNET FINANCIAL LIMITED
Dated as of February 16, 2022

A-i

A-ii

A-iii

Exhibit A Form of Shareholders Agreement
Exhibit B Form of Registration Rights Agreement
Exhibit C Allocation Schedule
Exhibit D Amended Topco Constitution
Exhibit E Officers and Directors
Exhibit F Concord Warrant Amendment
Exhibit G Topco Capitalization
Exhibit H Escrow
Exhibit I Rollover Schedule
Schedule A Company Knowledge Parties
Schedule A-1 Concord Knowledge Parties
Schedule B Supporting Equity Holders

A-iv

TRANSACTION AGREEMENT, dated as of February 16, 2022 (this “Agreement”), by and among Concord Acquisition Corp, a Delaware corporation (“Concord”), Circle Internet Finance Public Limited Company (formerly known as Circle Acquisition Public Limited Company), a public company limited by shares incorporated in Ireland (“Topco”), Topco (Ireland) Merger Sub, Inc., a Delaware corporation (“Topco Merger Sub”), and Circle Internet Financial Limited, a private company limited by shares incorporated in Ireland (the “Company”). Concord, Topco, Topco Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties”.
WHEREAS, the Parties previously entered into a Business Combination Agreement dated July 7, 2021 (the “Business Combination Agreement”);
WHEREAS, the Parties acknowledge that the transactions contemplated by the Business Combination Agreement could not be consummated on a timely basis and therefore the Parties entered into a Termination Agreement dated as of the date hereof to terminate the Business Combination Agreement;
WHEREAS, Concord is a special purpose acquisition company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;
WHEREAS, each of Topco and Topco Merger Sub is an entity newly formed for the purposes of the transactions proposed herein;
WHEREAS, Topco is wholly-owned by an individual affiliated with the Company and Topco Merger Sub is a direct wholly-owned subsidiary of Topco;
WHEREAS, upon the terms and subject to the conditions of this Agreement, pursuant to an Irish law court-approved Scheme of Arrangement, the Company’s shareholders will transfer their holdings of shares in the capital of the Company to Topco in exchange for the issuance of new shares in Topco, with the result that, at the Scheme Effective Time, the Company will become a wholly-owned subsidiary of Topco;
WHEREAS, on the first Business Day following the Scheme Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Topco Merger Sub will merge with and into Concord (the “Merger”), with Concord surviving the Merger as a wholly-owned subsidiary of Topco;
WHEREAS, in connection with the Merger, Concord’s shareholders will be issued new shares of Topco and Concord’s warrants shall be converted into the right to subscribe for shares of Topco;
WHEREAS, immediately following the Merger Effective Time, Topco will contribute to the Company, and the Company will acquire, one hundred percent (100%) of the outstanding shares of capital stock of the Surviving Corporation (the “First Contribution”);
WHEREAS, immediately following the consummation of the First Contribution, the Company will contribute to the Surviving Corporation, and the Surviving Corporation will acquire, one hundred percent (100%) of the outstanding shares of capital stock of Circle Internet Holdings, Inc., a Delaware corporation (the “US Subsidiary”) in exchange for an issuance of Surviving Corporation stock by the Surviving Corporation to the Company (the “Second Contribution”);
WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the Transactions, including the Acquisition, are fair to, and in the best interests of, the Company and the Company Holders and has approved and adopted, among other things, this Agreement and the other Transaction Documents and declared their advisability and approved the Transactions, including the Acquisition, and (b) determined to recommend, among other things, the approval and adoption of this Agreement and the Transactions, including the Acquisition, by the Company Holders entitled to vote thereon;
WHEREAS, the Board of Directors of Topco (the “Topco Board”) has unanimously determined that this Agreement and the Transactions are fair to, and in the best interests of, Topco and has approved and adopted, among other things, this Agreement and the other Transaction Documents and declared their advisability and approved the Transactions, including the Acquisition;

WHEREAS, the Board of Directors of Topco Merger Sub has (a) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, Topco Merger Sub and Topco (as the sole stockholder of Topco Merger Sub) and has approved and adopted, among other things, this Agreement and the other Transaction Documents and declared their advisability and approved the Transactions, including the Merger, and (b) has recommended, among other things, the approval and adoption of this Agreement and the Transactions, including the Merger, by Topco (as the sole stockholder of Topco Merger Sub);
WHEREAS, the Board of Directors of Concord (the “Concord Board”) has (a) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, Concord and its stockholders and has approved and adopted, among other things, this Agreement and the other Transaction Documents and declared their advisability and approved the Transactions, including the Merger, and (b) has recommended, among other things, the approval and adoption of this Agreement and the Transactions, including the Merger, by the stockholders of Concord entitled to vote thereon;
WHEREAS, concurrently with the execution of this Agreement, each Company Holder listed on Schedule B attached hereto (collectively, the “Supporting Equity Holders”) has duly executed and delivered to Concord a transaction support agreement (collectively, the “Transaction Support Agreements”), pursuant to which each such Supporting Equity Holder has agreed to, among other things, support and vote all of their Company Shares in favor of this Agreement, the Transaction Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby, including the Scheme of Arrangement;
WHEREAS, in connection with the Closing, Topco, certain equityholders of the Company and certain stockholders of Concord shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit B;
WHEREAS, in connection with the Closing, the Sponsor and certain Company Holders shall enter into a Shareholders Agreement (the “Shareholders Agreement”) substantially in the form attached hereto as Exhibit A, related to certain governance matters of Topco;
WHEREAS, concurrently with the execution of this Agreement, the Sponsor, Topco and the Company are entering into a letter agreement (the “Waiver Agreement”) pursuant to which the Sponsor shall agree to waive the receipt of certain Concord Shares otherwise issuable in connection with the Transactions as a result of relevant anti-dilution provisions in the Concord Certificate of Incorporation;
WHEREAS, each of the Parties intends for U.S. federal income tax purposes that the Transactions, taken together, constitute a tax-deferred exchange within the meaning of Section 351(a) of the Code;
WHEREAS, in connection with, but following the Closing, pursuant to the terms of the Scheme, the Company will, among others, enter into an escrow agreement, the material terms of which are provided on Exhibit H attached hereto and, in connection with which, the Escrow Shares will be deposited with the Escrow Agent; and
WHEREAS, in connection with the Closing and pursuant to the terms of the Topco Constitution, certain of the Scheme Shareholders shall be subject to a Lock-Up.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I.
DEFINITIONS
SECTION 1.01   Certain Definitions.    For purposes of this Agreement:
“Acquisition” means the proposed acquisition by Topco of the entire issued and to be issued shares in the capital of the Company, by means of the Scheme, pursuant to which, at the Scheme Effective Time, the Scheme Shareholders will transfer their Scheme Shares to Topco in exchange for their portion of the Aggregate

Company Consideration and, otherwise, on the terms, and subject to the conditions, set out in this Agreement and to be set out in the Scheme Document.
“Act” means the Companies Act 2014 of Ireland, as amended.
“affiliate” or “Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
“Aggregate Company Consideration” means an amount of Topco Ordinary Shares equal to the Company Equity Value divided by ten dollars ($10.00) and rounded down to the nearest whole number of Topco Ordinary Shares, to be allocated pro rata among the Scheme Shareholders and the holders of Company Vested Equity Units in the manner provided in Section 2.01 hereof and as to be set out in the Allocation Schedule.
“Amendment Resolution” means a special resolution to be put before the Company Holders at the EGM proposing that the Company’s constitution be amended to provide that: (i) no Company Shares will be issued to any person between the Scheme Record Time and the Scheme Effective Time and (ii) to the extent the obligation to issue such shares is not otherwise assumed by Topco and converted into a right to receive a substantially equivalent equity security, Company Shares to be issued pursuant to any Company Vested Equity Units or Company Unvested Equity Units after the Scheme Record Time will only be issued after the Scheme Effective Time and will be automatically acquired by Topco in exchange for (x) in the case of the Company Vested Equity Units, the allotment and issue by Topco of that number of Topco Ordinary Shares comprising the relevant portion of the Aggregate Company Consideration set forth opposite the name of the holder of such Company Vested Equity Units in respect of such Company Vested Equity Units on the Allocation Schedule and (y) in the case of the Company Unvested Equity Units, the allotment and issue by Topco of a number of Topco Ordinary Shares equivalent to the consideration per Company Share as shall be payable pursuant to the Scheme Shareholders under the Scheme.
“Ancillary Agreements” means the Registration Rights Agreement, the Shareholders Agreement, the Transaction Support Agreements, the Waiver Agreement, any Subscription Agreements, the Concord Warrant Amendment and all other agreements, certificates and instruments executed and delivered by Concord, Topco, Topco Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.
“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the UK Bribery Act 2010, (c) Criminal Justice (Corruption Offences) Act 2018 of Ireland, (d)anti-bribery legislation promulgated by the European Union and implemented by its member states, (e) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (f) similar legislation applicable to the Company or any Company Subsidiary from time to time.
“Anti-Money Laundering Laws” means all laws, rules, regulations, and guidance (having the force of law) of any jurisdiction applicable to the Parties concerning terrorist financing or Money Laundering, including, without limitation, the Money Laundering Control Act of 1986, the USA PATRIOT Act, and the Bank Secrecy Act.
“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems, Products or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.
“Business Day” means any day (a) on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, N.Y.; and (b) not being a Saturday or Sunday, on which banks are open for non-automated business in Ireland.
“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service”, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.
“Change of Control” means any transaction or series of transactions (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than the Company Holders), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing more than fifty percent (50%) of the voting power of or economic rights or interests in Topco, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which, the voting securities of Topco immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the person resulting from such combination or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of Topco to any person.
“Clearances” means all consents, clearances, approvals, permissions, permits, non-actions, orders, approvals, notifications and waivers to be obtained from, and all registrations, applications, notices and filings to be made with or provided to, any Governmental Authority or other third party, in connection with the implementation of the Merger, the Scheme and/or the Acquisition.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company Convertible Note Holders” means the holders of the Company Convertible Notes.
“Company Convertible Note Holders’ Consent” means the written consent of a majority of the Company Convertible Note Holders representing at least 75% of the then-outstanding Company Convertible Notes.
“Company Convertible Notes” means the convertible unsecured promissory notes issued by the Company in accordance with the Company Convertible Note Purchase Agreement.
“Company Convertible Note Purchase Agreement” means the convertible note purchase agreement dated March 6, 2021 as amended, entered into between the Company and the Company Convertible Note Holders together with the side letter entered into between the Company and the Company Convertible Note Holders dated May 11, 2021, as amended and any and all additional side letters entered into between the Company and all or any of the Company Convertible Note Holders.
“Company Debt” means the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums, breakage costs and other related fees or liabilities payable as a result of the prepayment thereof or the consummation of the Transactions) arising under, any obligations of the Company or any Company Subsidiary consisting of (a) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money, (b) indebtedness evidenced by any note, bond, debenture or other debt security, (c) all obligations under currency swap, interest rate hedge, or other hedging agreements or arrangements, (d) all obligations under any drawn letters of credit or under performance bonds, bankers’ acceptances, surety bonds, or similar arrangements designed to ensure a creditor against loss, (e) all obligations for the deferred purchase price of assets, property, or services (excluding trade payables and other current liabilities incurred in the ordinary course of business), (f) all earn out obligations with respect to business acquisitions prior to the Closing, (g) all obligations under leases required to be treated as capital leases pursuant to US GAAP, (h) liabilities arising from cash/book overdrafts, (i) vendor advances, (j) any liability with respect to the factoring and discounting of accounts receivable, (k) any liability under a conditional sale or other title retention agreement, and (l) all guarantees of any third party in respect of any of the foregoing, in each case, as at the Closing; provided, however, that in no event shall Company Debt include the Company Convertible Notes.
“Company Disclosure Schedule” means the disclosure schedule delivered by the Company in connection with this Agreement.
“Company Equity Plan” means the 2013 Share Award Scheme, as such may have been amended, supplemented or modified from time to time.

“Company Equity Securities” means, collectively, the Equity Interests in the Company.
“Company Equity Value” means $9,000,000,000 plus (a) the aggregate amount of the net proceeds of any equity or convertible debt issued by the Company after March 6, 2021 and set forth on Section 1.01 of the Company Disclosure Schedule, plus (b) the proceeds from any Private Placement completed after the date hereof, plus (c) the Net Equity Value of any Acquisition Transaction in which Equity Interests of the Company or Topco are issued or sold completed after the date hereof, minus (d) any Company Debt that will not convert into equity in connection with the Transactions.
“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, Topco, Topco Merger Sub, the Company or any Company Subsidiary in connection with the negotiation, preparation or execution of this Agreement or any other Transaction Documents, the performance of its covenants or agreements in this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby (including any Private Placement), including (a) the reasonable and documented fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers (subject to the terms of Exhibit H), consultants, or other agents or service providers of Topco or the Company, (b) fees, expenses and other amounts incurred in connection with the formation of Topco and Topco Merger Sub, (c) the premiums, commissions and other fees paid or payable in connection with obtaining the D&O Tail Policy, (d) except as otherwise expressly provided herein, the fees and expenses incurred in connection with obtaining the consent or approval of any person or Governmental Authority in connection with the Transactions, (e) all obligations relating to sale, change of control, “stay around”, retention, severance, phantom stock, stock appreciation or similar bonuses or payments paid, in whole or in part, in connection with the Closing (including the employer portion of any payroll, social security, unemployment or similar Tax) and (f) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any other Transaction Document. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any Concord Expenses or any expenses or fees incurred by or on behalf of, or otherwise payable by, whether or not due, any Company Holder in connection with the Acquisition.
“Company Holders” means the holders of the Company Shares in issue from time to time.
“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.
“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.
“Company Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other Effects, is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries, taken as a whole, or does or would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any enactment of, change or proposed change in, or change in the interpretation of, any Law or US GAAP; (ii) Effect generally affecting the industries in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including with respect to COVID-19) and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company or the Company Subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto; (vii) any failure by the Company or the Company Subsidiaries to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect; (viii) any Effect resulting or arising from the Pending Matters (as defined in Exhibit H) or (ix) any actions taken, or failures to take action, or such other changes or events, in each case, which Concord has requested in writing or to which it has consented in writing, except in the cases of clauses (i) through (iv), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.
“Company Options” means all options to subscribe for new Company Shares, whether or not exercisable and whether or not vested, granted under the Company Equity Plan or otherwise that are outstanding immediately prior to the Closing.
“Company Ordinary Shares” means the ordinary shares of €0.0001 each (nominal value) in the capital of the Company.
“Company Organizational Documents” means the certificate of incorporation and constitution of the Company, as amended, modified or supplemented from time to time.
“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.
“Company SeedInvest Note” means the convertible unsecured promissory note dated March 1, 2019 and issued by the Company to North Capital Private Securities Corporation, in principal amount of $24,009,497.
“Company Series A Preferred Shares” means the series A preferred shares of €0.0001 each (nominal value) in the capital of the Company.
“Company Series B Preferred Shares” means the series B preferred shares of €0.0001 each (nominal value) in the capital of the Company.
“Company Series C Preferred Shares” means the series C preferred shares of €0.0001 each (nominal value) in the capital of the Company.
“Company Series C-1 Preferred Shares” means the series C-1 preferred shares of €0.0001 each (nominal value) in the capital of the Company.
“Company Series D Preferred Shares” means the series D preferred shares of €0.0001 each (nominal value) in the capital of the Company.
“Company Series E Preferred Shares” means the series E preferred shares of €0.0001 each (nominal value) in the capital of the Company.
“Company Shares” means issued and to be issued shares of any class in the capital of the Company.
“Company Subsidiary” means each subsidiary of the Company.
“Company Vested Equity Units” means (i) to the extent unexercised as of the Scheme Record Time, Company 2018 Warrants, Company 2019 Warrants and the Company SeedInvest Note and (ii) any other outstanding options, warrants and other subscription rights for Company Shares (including Company Options or Equity Interests issued pursuant to Section 8.01(b)(ii)) that are, or shall be, unconditionally exercisable by the holders of such other outstanding options, warrants and other subscription rights as of the Scheme Record Time, as will in both cases be set forth on the Allocation Schedule.
“Company Unvested Equity Units” means the outstanding options, warrants and other subscription rights for Company Shares (including Company Options or Equity Interests issued pursuant to Section 8.01(b)(ii)) that are not, nor shall be, unconditionally exercisable by the holders thereof as of immediately prior to the Scheme Effective Time (excluding, for the avoidance of doubt, the Company Vested Equity Units), as will be set forth on the Rollover Schedule.
“Company 2018 Warrant Instrument” means that certain warrant instrument dated February 21, 2018 constituting and regulating warrants to subscribe for 1,450,000 Company Ordinary Shares.
“Company 2019 Warrant Instrument” means that certain warrant instrument dated March 1, 2019 constituting and regulating warrants to subscribe for 85,000 Company Series E Preferred Shares.
“Company 2018 Warrants” means whole warrants to subscribe for Company Ordinary Shares as contemplated under the Company 2018 Warrant Instrument.
“Company 2019 Warrants” means whole warrants to subscribe for Company Series E Preferred Shares as contemplated under the Company 2019 Warrant Instrument.
“Concord Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Concord dated December 7, 2020, as amended, modified or supplemented from time to time.
“Concord Class A Common Stock” means Concord’s Class A Common Stock, par value $0.0001 per share, as described in the Concord Certificate of Incorporation.
“Concord Class B Common Stock” means Concord’s Class B Common Stock, par value $0.0001 per share, as described in the Concord Certificate of Incorporation.
“Concord Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, Concord or any of its Affiliates in connection with the negotiation, preparation or execution of this Agreement, the Business Combination Agreement or any other Transaction Document, the performance of their respective covenants or agreements in this Agreement or any other Transaction Document, the consummation of the transactions contemplated hereby or thereby or the pursuit of any alternative transactions, including (a) the reasonable and documented fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of Concord and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Concord pursuant to this Agreement or any other Transaction Document (including the Concord Tail Policy). Notwithstanding the foregoing or anything to the contrary herein, Concord Expenses shall not include any Company Expenses or the Concord Extension Funding Amount.
“Concord Extension Funding Amount” means $0.10 per share of outstanding Concord Class A Common Stock ($2,760,000 in the aggregate) which, pursuant to the Concord Organizational Documents and the prospectus from Concord’s initial public offering, the Sponsor or its Affiliates or designees may deposit into the Trust Account in the form of a non-interest bearing loan in order to automatically extend the time period for Concord to consummate a business combination from June 8, 2022 to December 8, 2022.
“Concord Extension Proposal” means any proposal to be submitted to the Concord stockholders in accordance with Section 9.21 for the purpose of amending the Concord Organizational Documents to extend the time period for Concord to consummate a business combination, including the preparation, filing with the SEC and mailing to the Concord stockholders of a definitive proxy statement relating to such proposal and the holding of a special meeting of Concord stockholders for the purpose of approving such proposal (including any adjournments).
“Concord Material Adverse Effect” means any Effect that is or is reasonably expected to be materially adverse to the business, financial condition or results of operations of Concord, or does or would prevent, materially delay or materially impede the performance by Concord of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Concord Material Adverse Effect: (i) any enactment of, change or proposed change in or change in the interpretation of any Law, US GAAP; (ii) Effect generally affecting the industries in which Concord operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by Concord as required by this Agreement or any Ancillary Agreement; (vi) the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (provided that this clause (vi) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); or (vii) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iv), to the extent that Concord is materially disproportionately affected thereby as compared with other special purpose acquisition companies (SPACs) operating in the industry in which Concord operates.
“Concord Organizational Documents” means the Concord Certificate of Incorporation, the Concord Bylaws and the Trust Agreement, in each case as amended, modified or supplemented from time to time.
“Concord Shares” means the outstanding shares of Concord Class A Common Stock and Concord Class B Common Stock.
“Concord Stockholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any exercise by shareholders of Concord of the Redemption Rights.
“Concord Unit” means units of Concord consisting of one share of Concord Class A Common Stock and one-half of one Concord Warrant.
“Concord Warrant Agreement” means that certain warrant agreement dated December 7, 2020 by and between Concord and Continental Stock Transfer & Trust Company.
“Concord Warrants” means whole warrants to subscribe for shares of Concord Class A Common Stock as contemplated under the Concord Warrant Agreement, with each whole warrant exercisable for one share of Concord Class A Common Stock at an exercise price of $11.50.
“Conditions” means the conditions to the Transactions set forth in Article X, and “Condition” means any one of the Conditions.
“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (a) the Company, the Company Subsidiaries or Concord that is not already generally available to the public, or (b) any Suppliers or customers of the Company or any Company Subsidiary that is bound by any confidentiality agreements or other confidentiality restriction or obligation.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
“Court Hearing” means the hearing by the Irish High Court of the Petition to sanction the Scheme under Section 453 of the Act.
“Court Meetings” means the class meetings of each of the holders of the Company Ordinary Shares the Company, the Company Series A Preferred Shares, the Company Series B Preferred Shares, the Company Series C Preferred Shares, the Company Series C-1 Preferred Shares, the Company Series D Preferred Shares, the Company Series E Preferred Shares (other than the holders of Company Series E Preferred Shares resulting from a conversion of the Company Convertible Notes, which holders, if any, shall form a separate class for the purposes of Section 450 of the Act), (subject to Section 2.01(m) or the prior conversion of such notes into Company Shares) the Company Convertible Notes and/or any other classes of the Company Holders or creditors of the Company (and any adjournment or adjournments thereof) convened by (i) resolution of the Company Board or (ii) order of the Irish High Court, in each case pursuant to Section 450 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment).

“Court Meetings’ Resolutions” means the resolutions to be proposed at the Court Meetings for the purposes of approving and implementing the Scheme.
“Court Order” means the order or orders of the Irish High Court sanctioning the Scheme under Section 453 of the Act.
“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.
“Earnout Period” means the time period commencing on the Closing Date and ending at 5:00 PM, Eastern Time, on the tenth anniversary of the Closing Date.
“EGM” means the extraordinary general meeting of the Company Holders (and any adjournment thereof) to be convened in connection with the Scheme to approve the EGM Resolutions expected to be convened as soon as the preceding Court Meetings shall have been concluded or adjourned (it being understood that if any one or more Court Meeting is adjourned, the EGM shall be correspondingly adjourned).
“EGM Resolutions” means such resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, changes to the Company Organizational Documents (including the Amendment Resolution) and such other matters as the Company reasonably determines to be necessary or desirable for the purposes of implementing the Transactions as have been approved by Concord, such approval not to be unreasonably withheld, conditioned, or delayed.
“Employee Benefit Plan” means each (a) “employee benefit plan” as such term is defined in Section 3(3) of ERISA and (b) nonqualified deferred compensation plan, bonus, stock option, stock purchase, restricted stock, other equity or equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental income arrangements, severance, redundancy, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other material employee benefit plan, program, policy, agreement, or arrangement which is not described in the clause (a) of this definition, whether written or unwritten.
“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (a) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment, natural resources or human health and safety.
“Equity Interests” means (a) any partnership interests, (b) any membership or limited liability company interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, restricted stock units or commitments of any kind or character relating to, or entitling any person or entity to purchase or otherwise acquire membership or limited liability company interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership or limited liability company interests or units, capital stock, or any other equity securities, or (g) any other interest classified as an equity security of a person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow” means the terms of escrow set out in Exhibit H and to be set out in an escrow agreement on terms reasonably acceptable to Concord and the Company.
“Escrow Agent” means an escrow agent reasonably acceptable to Concord and the Company.
“Escrow Pro Rata Portion” means, in respect of a Scheme Shareholder, the proportion that the Scheme Consideration receivable by that Scheme Shareholder represents of the aggregate Scheme Consideration receivable by all Scheme Shareholders, provided, however, that any Scheme Consideration derived from Scheme Shares allotted and issued either upon the conversion of Company Convertible Notes or pursuant to a Private Placement shall be disregarded in both the numerator and the denominator for the purpose of making any such calculation (with the intention that no Scheme Consideration attributable to Scheme Shares allotted and issued either upon the conversion of Company Convertible Notes or pursuant to a Private Placement shall be subject to the Escrow).
“Escrow Shares” means in aggregate 37,500,000 of the Topco Ordinary Shares, comprised in the Scheme Consideration.
“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.
“Exchange Agent” means a bank or trust company as mutually agreed to by the Parties to act as exchange agent for the payment and delivery of the Scheme Consideration and Merger Consideration. If no such agreement among the Parties is reached, the Exchange Agent shall be Continental Stock Transfer & Trust Company.
“Fractional Entitlement” means an entitlement to a fraction of a Topco Ordinary Share.
“Fraud” means, with respect to any person (a) an intentional false representation of fact by such person, (b) with knowledge that such representation is false, (c) with an intention to induce another person to act or refrain from acting in reliance upon it and (d) causing such other person, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action. For the avoidance of doubt, “Fraud” shall not include recklessness or any type of constructive or equitable fraud.
“Hazardous Substance(s)” means (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (b) petroleum and petroleum products, including crude oil and any fractions thereof, (c) natural gas, synthetic gas, and any mixtures thereof, (d) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Intellectual Property” means (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing (collectively, “Trademarks”), (c) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (d) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and database rights, including rights to use any Personal Information, (e) Internet domain names and social media accounts, (f) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description, (g) copies and tangible embodiments of any of the foregoing, in whatever form or medium, and (h) all legal rights arising from items (a) through (f), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.
“Irish High Court” means the High Court of Ireland.
“Irish Registrar of Companies” means the Registrar of Companies in Dublin, Ireland.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of the persons listed on Schedule A after due and reasonable inquiry, and in the case of Concord, the actual knowledge of the persons listed on Schedule A-1, in each case after due and reasonable inquiry.
“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, resolution, common law, ordinance, code, edict, decree, order, judgment, rule, regulation, ruling, directive, regulatory guidance, agreement or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or with or under the authority of any Governmental Authority.
“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.
“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or order and those arising under any contract, agreement, arrangement, commitment or undertaking.
“Lien” means any lien, security interest, mortgage, pledge, adverse claim, lease, license, tenancy or possessory interest, purchase right, transfer restriction, right of first refusal, right of first offer, conditional sales obligation, easement, restriction, covenant, condition, levy, debt, attachment, proxies, voting trust or similar agreement (including, without limitation, any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer or any other restriction attributable of ownership of any asset) or other encumbrance, restriction or limitation of any kind whatsoever that secures the payment or performance of an obligation (other than those created under applicable securities Laws).
“Lock-Up” means the terms of lock-up to be set out in the Amended Topco Constitution as and from the Scheme Effective Time.
“Money Laundering” means the acquisition, possession, use, conversion, transfer or concealment of the true nature of property of any description, and legal documents or instruments evidencing title to, or interest in, such property, knowing that such property is an economic advantage from criminal offences, for the purpose of (a) concealing or disguising the illicit origin of the property or (b) assisting any person who is involved in the commission of the criminal offense as a result of which such property is generated, to evade the legal consequences of such actions.
“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.
“Net Equity Value” of an Acquisition Transaction means the value of any Equity Interests of the Company or Topco issued or sold in connection with such Acquisition Transaction, based on the Company Equity Value as of immediately prior to the consummation of such Acquisition Transaction.
“Open Source Software” means any Software in source code form that is licensed pursuant to (a) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include, by way of example and not limitation, all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (b) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation, or (c) any Reciprocal License.
“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.
“Permitted Liens” means (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s or any Company Subsidiary’s assets, including without limitation the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, for amounts not yet due or that are being contested in good faith in appropriate proceedings, in each case for which appropriate reserves are being maintained, (c) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with US GAAP, (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s or any Company Subsidiary’s assets, including without limitation the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (e) revocable, non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s or any Company Subsidiary’s assets, including without limitation the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (g) Liens identified in the Audited Financial Statements and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest, in each case to the extent the same do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s or any Company Subsidiary’s assets, including without limitation the Leased Real Property, that are subject thereto (and in all events excluding monetary liens).
“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, (c) any other, similar information or data regulated by Privacy/Data Security Laws, and (d) any information that is covered by the Payment Card Industry Data Security Standard.
“Petition” means the application to the Irish High Court pursuant to section 453 of the Act seeking the Court Order.
“Pre-Closing Expenses” means any costs, fees and expenses incurred by a Party or its Affiliates in connection with the Transactions and required by such Party or its Affiliates to be paid prior to the Closing, including in connection with (a) the preparation, printing and mailing of the Registration Statement / Proxy Statement, (b) the solicitation of the Concord stockholders, (c) SEC registration fees and fees payable to other securities regulators and (d) preparation and filing of any filings required under applicable Antitrust Laws, including the HSR Act.
“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).
“Private Placement” means a private placement or placements of equity securities (or securities convertible into equity securities) of Topco or the Company.
“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, investigation, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Authority.
“Products” mean any products or services, currently or previously researched, designed, developed, manufactured, performed, licensed, sold, distributed or otherwise made available by or on behalf of the

Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.
“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (a) the disclosure, distribution or licensing of any Other Software (“Other Software” shall mean software other than such item of Software as provided by a third party in its unmodified form), (b) a requirement that any disclosure, distribution or licensing of any Other Software be at no charge, (c) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such Other Software, (d) a requirement that such Other Software be redistributable by other licensees, or (e) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).
“Redemption Rights” means the redemption rights provided for in Article IX of the Concord Certificate of Incorporation.
“Reference Date” means July 7, 2021.
“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names and social media accounts.
“Representatives” means with respect to any person, such person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.
“Required Concord Stockholder Approval” means the approval of the Concord Proposals by the affirmative vote of the holders of the requisite number of Concord Shares entitled to vote thereon, whether in person or by proxy, at a duly convened meeting of the Concord stockholders.
“Requisite Approval” means the requisite affirmative votes of the Company Holders and, subject to Section 2.01(m) or the prior conversion of all of the Company Convertible Notes into Company Shares, the holders of any outstanding Company Convertible Notes (and, in the case of the Court Meetings, the classes thereof), required to approve and adopt the Resolutions.
“Resolutions” means the Court Meetings’ Resolutions and the EGM Resolutions, which will be set out in the Scheme Document.
“Sanctioned Person” means at any time any person (a) listed on any Sanctions-related list of designated or blocked persons, (b) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (c) majority-owned or controlled by any of the foregoing.
“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (a) the United States (including without limitation the U.S. Treasury Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, (d) Her Majesty’s Treasury, or (e) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.
“Scheme” or “Scheme of Arrangement” means the proposed scheme of arrangement under Chapter 1 of Part 9 of the Act to effect the Acquisition pursuant to this Agreement, on such terms and in such form as is not inconsistent with the terms set out in this Agreement, including any revision thereof as may be agreed between the Parties in writing, with or subject to any modifications, additions or conditions approved or imposed by the Irish High Court.
“Scheme Consideration” means that portion of the Aggregate Company Consideration to which the Scheme Shareholders will become entitled on a pro rata basis pursuant to the Scheme.
“Scheme Document” means a document (including any amendment or supplements thereto) to be distributed to Company Holders and, subject to Section 2.01(m) or the prior conversion of all of the

Company Convertible Notes into Company Shares, the Company Convertible Note Holders, containing (i) the Scheme, (ii) the notice or notices of the Court Meetings and EGM, (iii) an explanatory statement as required by Section 452 of the Act with respect to the Scheme, (iv) such other information as may be required or necessary pursuant to the Act and (v) such other information as the Company and Concord shall agree.
“Scheme Effective Date” means the date on which the Scheme becomes effective in accordance with its terms.
“Scheme Effective Time” means the time on the Scheme Effective Date at which the Court Order is delivered to the Irish Registrar of Companies.
“Scheme Record Time” means 11:59 p.m. Eastern Time on the second last Business Day before the Scheme Effective Date.
“Scheme Shareholders” means the holders of Scheme Shares.
“Scheme Shares” means the Company Shares in issue at the Scheme Record Time.
“Scheme Voting Record Time” means the voting record time for the Scheme, as approved or directed by the Irish High Court.
“SEC” means the U.S. Securities and Exchange Commission.
“Secondary Sale Transfers” means the sale of Company Shares by Company Holders to any third party prior to the Closing, which sale is exempt from registration under applicable securities Laws.
“Software” means all computer software (in object code or source code format), and related documentation and materials.
“Sponsor” means Concord Sponsor Group LLC, a Delaware limited liability company, and CA Co-Investment LLC, collectively.
“Stamp Duty Relief” means relief pursuant to Section 80 of the Stamp Duties Consolidation Act 1999 of Ireland.
“Subscription Agreement” means any subscription agreement, share purchase agreement or other similar agreement entered into with investors in connection with any Private Placement.
“subsidiary” or “subsidiaries” of the Company, Concord or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.
“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.
“Tax” or “Taxes” means any and all taxes (including any duties, levies or other similar governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added, escheat, unclaimed property and franchise taxes, in each case, imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Taxing Authority.
“Taxing Authority” means, with respect to any Tax, the Governmental Authority or other authority competent to impose such Tax or responsible for the administration and/or collection of such Tax or enforcement of any law in relation to Tax.

“Topco Constitution” means the Topco memorandum and articles of association as each may be amended, modified, replaced or supplemented from time to time.
“Topco Disclosure Schedule” means the disclosure schedule delivered by Topco in connection with this Agreement.
“Topco Material Adverse Effect” means any Effect that is or is reasonably expected to be materially adverse to the business, financial condition or results of operations of Topco, or does or would prevent, materially delay or materially impede the performance by Topco of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Topco Material Adverse Effect: (i) any enactment, change or proposed change in or change in the interpretation of any Law or US GAAP; (ii) Effect generally affecting the industries in which Topco operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by Topco as required by this Agreement or any Ancillary Agreement; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (provided that this clause (vi) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); or (vii) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iv), to the extent that Topco is materially disproportionately affected thereby as compared with other companies.
“Topco Merger Sub Organizational Documents” means the certificate of incorporation, bylaws and other organizational documents of Topco Merger Sub, and as each may be amended, modified or supplemented from time to time.
“Topco Ordinary Shares” means ordinary shares of $0.001 each (nominal value) in the capital of Topco, having the rights and being subject to the restrictions set out in the Topco Constitution.
“Topco Organizational Documents” means the certificate of incorporation and constitution of Topco, and as each may be amended, modified or supplemented from time to time.
“Topco Warrants” means warrants to subscribe for Topco Ordinary Shares, with each whole warrant exercisable for one Topco Ordinary Share at an exercise price of $11.50.
“Trading Day” means any day on which Topco Ordinary Shares are actually traded on the principal securities exchange or securities market on which Topco Ordinary Shares are then traded.
“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Concord, Topco, Topco Merger Sub or the Company in connection with the Transactions.
“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including the Acquisition, the Merger, the First Contribution and the Second Contribution.
“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.
“Triggering Event” means Triggering Event I, Triggering Event II, Triggering Event III and Triggering Event IV, as applicable.
“Triggering Event I” means the date prior to or as of the first anniversary of the Closing Date, on which the volume weighted average sale price of one Topco Ordinary Share quoted on the New York Stock

Exchange (or the exchange on which the Topco Ordinary Shares are then listed) is greater than or equal to $12.00 for any 20 Trading Days within any 30 consecutive Trading Day period.
“Triggering Event II” means the date prior to or as of the third anniversary of the Closing Date, on which the volume weighted average sale price of one Topco Ordinary Share quoted on the New York Stock Exchange (or the exchange on which the Topco Ordinary Shares are then listed) is greater than or equal to $14.00 for any 20 Trading Days within any 30 consecutive Trading Day period.
“Triggering Event III” means the date prior to or as of the fifth anniversary of the Closing Date, on which the volume weighted average sale price of one Topco Ordinary Share quoted on the New York Stock Exchange (or the exchange on which the Topco Ordinary Shares are then listed) is greater than or equal to $16.00 for any 20 Trading Days within any 30 consecutive Trading Day period.
“Triggering Event IV” means the date prior to or as of the tenth anniversary of the Closing Date, on which the volume weighted average sale price of one Topco Ordinary Share quoted on the New York Stock Exchange (or the exchange on which the Topco Ordinary Shares are then listed) is greater than or equal to $100.00 for any 20 Trading Days within any 30 consecutive Trading Day period.
“US GAAP” means United States generally accepted accounting principles.
“Virtual Data Room” means the virtual data room established by the Company, access to which was given to Concord in connection with its due diligence investigation of the Company relating to the Transactions.
SECTION 1.02   Further Definitions.   The following terms have the meaning set forth in the Sections set forth below:
Defined Term	Location of Definition
2021 Balance Sheet	Section 5.07(b)
Acquisition Transaction	Section 9.08(c)
Action	Section 5.09
Aggregate Company Consideration	Section 1.01
Agreement	Preamble
Allocation Schedule	Section 2.01
Alternative Transaction	Section 9.04
Amended Topco Constitution	Section 9.15
Antitrust Laws	Section 9.11(a)
Attorney	Section 2.01(c)
Audited Financial Statements	Section 5.07(a)
Balance Sheet Date	Section 5.07(a)
Blue Sky Laws	Section 5.05(b)
Business Combination Agreement	Recitals
Claims	Section 8.03
Closing	Section 4.01
Closing Date	Section 4.01
Closing Filing	Section 9.09
Closing Press Release	Section 9.09
Company	Preamble
Company Board	Recitals
Company Permits	Section 5.06
Company Related Parties	Section 11.03(e)

Defined Term	Location of Definition
Company Termination Fee	Section 11.03(b)
Competing Concord Transaction	Section 9.04(b)
Competing Seller	Section 9.04(b)
Concord	Preamble
Concord Board	Recitals
Concord Bylaws	Recitals
Concord Certificates	Section 3.06(a)
Concord Certificate of Incorporation	Recitals
Concord Preferred Shares	Section 7.03(a)
Concord Proposals	Section 9.02(a)
Concord SEC Reports	Section 7.07(a)
Concord Stockholders’ Meeting	Section 9.02(a)
Concord Tail Policy	Section 9.06(e)
Concord Termination Fee	Section 11.03(c)
Continuing Employees	Section 9.05(b)
Contracting Party	Section 12.11
Contributing Holders	Section 2.01(c)
D&O Tail Policy	Section 9.06(d)
Data Security Requirements	Section 5.13(j)
Delivered Financial Statements	Section 9.14
DGCL	Recitals
Earnout Consideration	Section 4.03(a)
Effect	Definition of Company Material Adverse Effect
Employment Matters	Section 5.11(e)
Environmental Permits	Section 5.15
ERISA Affiliate	Section 5.10(c)
Exchange Act	Section 5.05(b)
First Contribution	Recitals
Fixtures and Equipment	Section 5.23
Governmental Authority	Section 5.05(b)
Insurance Policies	Section 5.17(a)
Intended Irish Stamp Duty Treatment	Section 9.13(a)
Intended Merger Tax Treatment	Section 9.13(a)
Intended Tax Treatment	Section 9.13(a)
Intended Transaction Tax Treatment	Section 9.13(a)
IRS	Section 5.10(b)
Lease	Section 5.12(b)
Lease Documents	Section 5.12(b)
Material Contracts	Section 5.16(a)
Merger	Recitals
Merger Consideration	Section 3.06(a)
Merger Effective Time	Section 3.02

Defined Term	Location of Definition
Nonparty Affiliates	Section 12.11
Non-U.S. Subsidiaries	Section 9.13(c)(v)
Outside Date	Section 11.01(b)
Parties	Preamble
Pending Matters	Exhibit H
PFIC	Section 9.13(c)(v)
Plans	Section 5.10(a)
PPACA	Section 5.10(f)
Registration Rights Agreement	Recitals
Registration Statement / Proxy Statement	Section 9.01(a)
Remedies Exceptions	Section 5.04
Rollover Schedule	Section 2.01(g)
SEC	Section 7.07(a)
SEC Effective Date	Section 11.03(b)
Second Contribution	Recitals
Section 16	Section 9.20
Securities Act	Section 5.05(b)
Shareholders Agreement	Recitals
Signing Filing	Section 9.09
Signing Press Release	Section 9.09
Supporting Equity Holders	Recitals
Surviving Corporation	Section 3.01
Terminating Company Breach	Section 11.01(g)
Terminating Concord Breach	Section 11.01(h)
Topco Equity Plans	Section 9.05(c)
Trademarks	Definition of Intellectual Property
Transaction Challenge	Section 9.16
Transaction Support Agreements	Recitals
Trust Account	Section 7.12
Trust Agreement	Section 7.12
Trust Fund	Section 7.12
Trustee	Section 7.12
US Subsidiary	Recitals
Waiver Agreement	Recitals
SECTION 1.03   Construction.
(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the words “include,” “includes,” or “including” shall be deemed to be followed by the words “including without limitation,” (vii) the word “or” shall be disjunctive but not necessarily exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto; (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law; (x) words importing the singular shall also include the plural, and vice versa; (xi) references to “$” or “dollar” or “US$” shall be references to United States dollars; (xii) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (xiii) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (xiv) all references to any contract are to that contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement), and (xv) the term “Parties” shall mean Concord, on the one hand, and Topco, the Company and Topco Merger Sub, on the other hand, as the context requires.
(b)   The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any party.
(c)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(d)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under US GAAP.
ARTICLE II.
AGGREGATE COMPANY CONSIDERATION; THE ACQUISITION AND THE SCHEME
SECTION 2.01   Company Consideration; The Acquisition and the Scheme.
(a)   Not less than ten (10) Business Days prior to the Scheme Effective Time, the Company shall deliver to Concord a draft schedule (the “Allocation Schedule”), substantially in the form attached as Exhibit C, setting forth the Company’s good faith estimate of each of the (i) Aggregate Company Consideration, (ii) allocation (in accordance with the Scheme and Section 2.01(c)) of the Scheme Consideration among the Scheme Shareholders and (iii) allocation (as contemplated by Section 2.01(e) and Section 2.01(f)) of the remaining Aggregate Company Consideration (being the Aggregate Company Consideration less the Scheme Consideration) among the holders of the Company Vested Equity Units. Not more than 12 hours after the Scheme Record Time the Company shall deliver to Concord a final Allocation Schedule and the allocation of the Aggregate Company Consideration set out therein shall, to the fullest extent permitted by applicable Law, be final and binding on all Parties, and shall be used for purposes of (i) issuing the Scheme Consideration to the Scheme Shareholders at the Scheme Effective Time pursuant to the Scheme and Section 2.01(c) and (ii) allocating the relevant portion of the Aggregate Company Consideration among the holders of the Company Vested Equity Units as contemplated by Section 2.01(e) and Section 2.01(f), in both cases absent any manifest error.
(b)   The Acquisition will be implemented by means of an Irish law court-approved scheme of arrangement, pursuant to which Topco shall acquire the entire issued and to be issued Company Shares.
(c)   Pursuant to the Scheme, at the Scheme Effective Time, (i) each Scheme Shareholder shall transfer all of his, her or its Scheme Shares to Topco in exchange for the allotment and issuance by Topco of that number of Topco Ordinary Shares comprising that Scheme Shareholder’s pro rata portion of the Aggregate Company Consideration to be set forth opposite such Scheme Shareholder’s name on the Allocation Schedule and (ii) each and any director of the Company and Topco shall be irrevocably appointed as the duly authorized attorney of each Scheme Shareholder (each such attorney, an “Attorney”) to transfer such number of Topco Ordinary Shares so allotted and issued to that Scheme Shareholder (each such Scheme Shareholder together the “Contributing Holders”) comprising that Scheme Shareholder’s Escrow Pro Rata Portion of the Escrow Shares to be set forth opposite such Scheme Shareholder’s name on the Allocation

Schedule, to the Escrow Agent (or nominee of the Escrow Agent) on the terms of the Escrow, provided always that for the duration of the Escrow (X) the terms of the Escrow shall provide that the Escrow Agent will hold the Escrow Shares for the sole benefit of the Contributing Holders and such Escrow shall be the sole and exclusive remedy against the Contributing Holders for such Pending Matters and (Y) the Contributing Holders shall enjoy all of the economic and voting rights attaching to such Scheme Shares. If not otherwise identified on Exhibit H, the Attorney will be authorized to and shall appoint an independent, third-party shareholder representative to act for and on behalf of all such Scheme Shareholders in connection with the (i) resolution by the Company of the Pending Matters, (ii) sale of the Escrow Shares as described in Exhibit H and (iii) such other matters as may be required of such shareholder representative pursuant to the Escrow.
(d)   In accordance with the terms of the Company Convertible Notes, each Company Convertible Note outstanding immediately prior to the Scheme Record Time shall be converted into Company Ordinary Shares immediately prior to the Scheme Record Time and such shares shall be transferred to Topco pursuant to the Scheme at the Scheme Effective Time in exchange for the allotment and issuance by Topco of Topco Ordinary Shares in accordance with the provisions of Section 2.01(c), above.
(e)   In accordance with the terms of each of the Company Equity Plan, the Company 2018 Warrant Instrument and the Company 2019 Warrant Instrument, at the Scheme Effective Time, to the extent not previously exercised, each Company Vested Equity Unit granted thereunder shall automatically, without any action by any of the Parties, be assumed by Topco and converted into a substantially equivalent equity security, subject to materially the same terms and conditions as were applicable to the corresponding former Company Vested Equity Unit, exercisable for that number of Topco Ordinary Shares comprising the portion of the Aggregate Company Consideration to be set forth opposite the name of the holder of such Company Vested Equity Unit on the Allocation Schedule, provided, however, that the Parties shall take all lawful action to effect the aforesaid provisions of this Section 2.01(e), including causing such instruments to be assumed by Topco and amended to the extent necessary to give effect to this Section 2.01(e), provided further, however, that to the extent any Company Vested Equity Unit is not, for any reason, assumed by Topco and converted into a right to receive a substantially similar equity security, as aforesaid, then, in accordance with the Amendment Resolution, any Company Shares to be issued pursuant to any Company Vested Equity Units after the Scheme Record Time will only be issued after the Scheme Effective Time and will be automatically acquired by Topco in exchange for the allotment and issue by Topco of that number of Topco Ordinary Shares comprising the relevant portion of the Aggregate Company Consideration to be set forth opposite the name of the holder of such Company Vested Equity Unit on the Allocation Schedule.
(f)   In accordance with the terms of the Company SeedInvest Note (subject to any agreement to the contrary entered into between the holder of the Company SeedInvest Note and the Company prior to the Scheme Record Time), as and from the Scheme Effective Time such promissory note (to the extent not previously converted into Company Shares) shall continue as a Company Vested Equity Unit issued by the Company and, in accordance with the Amendment Resolution, any Company Shares to be issued pursuant to the Company SeedInvest Note after the Scheme Record Time will only be issued after the Scheme Effective Time and will be automatically acquired by Topco in exchange for the allotment and issue by Topco of that number of Topco Ordinary Shares comprising the relevant portion of the Aggregate Company Consideration to be set forth opposite the name of the holder of the Company SeedInvest Note on the Allocation Schedule.
(g)   In accordance with the terms of the Company Equity Plan, at the Scheme Effective Time each Company Unvested Equity Unit granted thereunder shall automatically, without any action by any of the Parties, be assumed by Topco and converted into a substantially equivalent equity security, subject to materially the same terms and conditions as were applicable to the corresponding former Company Unvested Equity Unit, exercisable, subject to vesting, for that number of Topco Ordinary Shares (for the avoidance of doubt, not comprising the Aggregate Company Consideration) set forth opposite the name of the holder of such Company Unvested Equity Unit in respect of such Company Unvested Equity Unit on a schedule (the “Rollover Schedule”) to be delivered by the Company to Concord not more than 12 hours after the Scheme Record Time, substantially in the form attached as Exhibit I.
(h)   The Company shall put the Scheme to the Company Holders and, subject to Section 2.01(m) or the prior conversion of all of the Company Convertible Notes into Company Shares, the Company Convertible Note Holders, in the manner set out in this Article II and, subject to the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of the Conditions (with the exception of the Conditions set out in Section 10.04 (a) and (b), which may not be waived), shall, in the manner set out in this Article II, petition the Irish High Court to sanction the Scheme so as to facilitate the implementation of the Acquisition.
(i)   Each of Concord and Topco shall participate in the Scheme and agree to be bound by its terms, as proposed by the Company to the Company Holders and, subject to Section 2.01(m) or the prior conversion of all of the Company Convertible Notes into Company Shares, the Company Convertible Note Holders, and shall, subject to the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of the Conditions (with the exception of the Conditions set out in Section 10.04(a) to (d)), effect the Acquisition through the Scheme on the terms set out in this Agreement and the Scheme.
(j)   Each of the Parties shall promptly perform all of the obligations required of it in respect of the Acquisition on the terms set out in this Agreement and/or the Scheme, and each shall, subject to the terms and conditions of this Agreement, use all of its reasonable best efforts to take such other steps as are within its power and are reasonably required of it for the proper implementation of the Scheme, including those required of it pursuant to this Agreement in connection with Closing.
(k)   Notwithstanding anything to the contrary contained in this Section 2.01, no Fractional Entitlements on the part of any Scheme Shareholder or the holder of Company Vested Equity Units shall be issued by Topco under this Section 2.01 and any entitlement to a Fractional Entitlement shall be deemed to have been rounded down and waived.
(l)   Pursuant to the Amended Topco Constitution and save as otherwise set out therein (including, for the avoidance of doubt, that in no event shall any Scheme Consideration derived from the Scheme Shares allotted and issued (i) upon the conversion of Company Convertible Notes, or (ii) pursuant to a Private Placement, be subject to the Lock-Up), the Scheme Consideration and certain other shares in the capital of the Company shall be subject to the Lock-up.
(m)   Notwithstanding anything to the contrary in this Agreement, the Company may, at its sole discretion, elect to obtain the Company Convertible Note Holders’ Consent to the Scheme and, provided such consent is obtained by the Company at any time at or prior to the first Irish High Court Hearing contemplated by Section 2.02(f), the Company shall not be required to put the Scheme to the Company Convertible Note Holders.
(n)   In addition to the powers enumerated in Section 2.01(c), pursuant to the Scheme, an Attorney, acting as the duly authorized attorney of each Scheme Shareholder, shall be authorized to transfer up to an aggregate of 100,000 Topco Ordinary Shares on a pro rata basis from the Scheme Shareholders to a separate fund to be administered by the shareholder representative referred to in Section 2.01(c) in the manner contemplated on Schedule H, save that neither the Scheme Consideration derived from the Scheme Shares allotted and issued (i) upon the conversion of Company Convertible Notes, or (ii) pursuant to a Private Placement, nor the Scheme Shareholders who hold such Topco Ordinary Shares shall be subject to the terms of this Section 2.01(n).
SECTION 2.02   Responsibilities of the Company, Topco and Topco Merger Sub in Respect of the Scheme.
(a)   The Company shall prepare the Scheme Document and all other documentation necessary to effect the Scheme and to convene the EGM and Court Meetings.
(b)   The Company shall, for the purpose of implementing the Scheme, instruct a barrister (of senior counsel standing) and provide Concord and its advisers with the opportunity to attend any meetings with such barrister to discuss matters pertaining to the Scheme and any issues arising in connection with it (except to the extent the barrister is to advise on matters relating to the fiduciary duties of the directors of the Company).
(c)   The Company shall keep Concord reasonably informed and consult with Concord as to the performance of the obligations and responsibilities required of the Company pursuant to the Agreement and/or the Scheme and as to any material developments relevant to the proper implementation of the Scheme including the satisfaction of the Conditions.
(d)   The Company shall, as promptly as reasonably practicable, notify Concord of any matter of which the Company becomes aware which would reasonably be expected to materially delay or prevent the filing of the Scheme Document or implementation of the Scheme, the Acquisition or the Merger, as the case may be.
(e)   The Company shall provide Concord with drafts of the Scheme Document, any other documentation related to the Acquisition and any and all pleadings, affidavits, petitions and other filings prepared by the Company for submission to the Irish High Court in connection with the Scheme prior to their filing, and afford Concord reasonable opportunities and time to review and make comments on all such documents and shall consider those comments in good faith and, where reasonable, accommodate in such documents all comments or amendments proposed by Concord.
(f)   Subject to Section 2.02(e), the Company shall as promptly as reasonably practicable, following the date of this Agreement, make all necessary applications to the Irish High Court in connection with the implementation of the Scheme (including, in particular, unless the Company Board has exercised its power to convene the Court Meetings pursuant to section 450(1) of the Act, issuing appropriate proceedings requesting the Irish High Court to order that the Court Meetings be convened as promptly as practicable following the declaration of effectiveness of the Registration Statement / Proxy Statement), and use reasonable best efforts so as to ensure that the hearing of such proceedings occurs as promptly as practicable in order to facilitate the despatch of the Scheme Document and seek such directions of the Irish High Court as it and Concord considers necessary or desirable in connection with such Court Meetings.
(g)   The Company shall procure the publication of all requisite advertisements and despatch of the Scheme Document and the forms of proxy for use at the Court Meetings and the EGM to Company Holders on the register of members of the Company at the Scheme Voting Record Time and, subject to Section 2.01(m) or the prior conversion of all of the Company Convertible Notes into Company Shares, Company Convertible Note Holders on the register of holders of the Company Convertible Notes at the Scheme Voting Record Time, as promptly as reasonably practicable after the Company Board convenes the Court Meeting or the Irish High Court issues an order convening the Court Meeting and thereafter shall publish and/or post such other documents and information as the Irish High Court may approve or direct from time to time in connection with the implementation of the Scheme in accordance with applicable Law as promptly as reasonably practicable after the approval or direction of the Irish High Court to publish or post such documents being obtained.
(h)   The Company shall include in the Scheme Document a notice convening the EGM to be held immediately following the Court Meetings to consider and, if thought fit, approve the EGM Resolutions.
(i)   Except to the extent this Agreement has been previously terminated pursuant to Article XI, hold the Court Meetings and the EGM on the date set out in the Scheme Document, or such later date as may be agreed in writing between the Parties, and in such a manner as shall be approved, if necessary, by the Irish High Court and propose the Resolutions without any amendments, unless such amendments have been agreed to in writing with Concord, such agreement not to be unreasonably withheld, conditioned or delayed.
(j)   The Company shall afford all such cooperation and assistance as may reasonably be requested of it by Concord in respect of the preparation and verification of any document or in connection with any Clearance (including in relation to any applications for authorization to the Central Bank of Ireland) or confirmation required for the implementation of the Scheme including the provision to Concord of such information and confirmation relating to it, its subsidiaries and any of its or their respective directors or employees as Concord may reasonably request (including for purposes of preparing the Registration Statement / Proxy Statement) and to do so in a timely manner and assume responsibility only for the information relating to it contained in the Scheme Document or any other document sent to Company Holders or, subject to Section 2.01(m) or the prior conversion of all of the Company Convertible Notes into Company Shares, Company Convertible Note Holders, or filed with the Irish High Court or in any announcement.

(k)   The Company shall review and provide comments (if any) in a reasonably timely manner on all documentation submitted to it.
(l)   The Company shall, following the Court Meetings and EGM, assuming the Resolutions are duly passed (including by the requisite majorities required under Section 453(2) of the Act in the case of each of the Court Meetings) and all other Conditions are satisfied or, in the sole discretion of the applicable Party, waived (where applicable) (with the exception of the Conditions set out in Section 10.04(a) and (b), which may not be waived), take all necessary steps on the part of the Company to prepare and issue, serve and lodge all such court documents as are required to seek the sanction of the Irish High Court to the Scheme as soon as possible thereafter; and
(m)   The Company shall give such undertakings as are required by the Irish High Court in connection with the Scheme as the Company determines to be reasonable after consultation with Concord and otherwise take all such steps, insofar as lies within its power, as are reasonably necessary or desirable in order to implement the Scheme.
SECTION 2.03   Responsibilities of Concord in Respect of the Scheme.
(a)   Concord shall instruct counsel to appear on its behalf at the Court Hearing and undertake to the Irish High Court to be bound by the terms of the Scheme insofar as it relates to Concord or provide a written undertaking to the Irish High Court to be bound by the terms of the Scheme insofar as it relates to Concord.
(b)   Concord shall procure, insofar as lies within its powers of procurement, that its Representatives take all such steps as are necessary or desirable in order to implement the Scheme.
(c)   Concord shall keep the Company and Topco reasonably informed and consult with the Company and Topco as to the performance of the obligations and responsibilities required of Concord pursuant to this Agreement and/or the Scheme and as to any material developments relevant to the proper implementation of the Scheme including the satisfaction of the Conditions.
(d)   Concord shall afford (and shall procure, insofar as lies within its powers, that its Representatives shall afford) all such cooperation and assistance as may reasonably be requested of it by the Company and Topco in respect of the preparation and verification of any document or in connection with any Clearance or confirmation required for the implementation of the Scheme, including the provision to the Company (or any Governmental Authority) of such information and confirmation relating to it, its subsidiaries and any of its or their respective directors or employees as the Company may reasonably request and to do so in a timely manner.
(e)   Concord shall review and provide comments (if any) in a reasonably timely manner on all documentation submitted to it.
(f)   Concord shall, as promptly as reasonably practicable, notify the Company and Topco of any other matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Scheme Document or implementation of the Scheme or the Acquisition as the case may be.
SECTION 2.04   Mutual Responsibilities of the Parties in Respect of the Scheme.
(a)   If any of the Parties becomes aware of any information that, pursuant to the Act, the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Scheme Document, or the Registration Statement / Proxy Statement, then the Party becoming so aware shall promptly inform the other Party thereof and the Parties shall, if required, cooperate with each other in submitting or filing such amendment or supplement with the SEC and/or the Irish High Court and, if required, in mailing such amendment or supplement to the Company Holders and, subject to Section 2.01(m) or the prior conversion of all of the Company Convertible Notes into Company Shares, Company Convertible Note Holders;
(b)   The Company, Concord and Topco each shall take, or cause to be taken, such other steps as are reasonably required of it for the proper implementation of the Scheme, including those required of it pursuant to Section 9.08 in connection with Closing; and

(c)   Each Party shall, as promptly as reasonably practicable, notify the other of any matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Scheme Document or implementation of the Scheme, the Acquisition or the Merger as the case may be.
SECTION 2.05   Scheme Amendment.
(a)   Save as required by applicable Law or the Irish High Court, none of the Company or any of its Affiliates shall take any of the following actions after the Scheme Document is sent to Company Holders and, subject to Section 2.01(m) or the prior conversion of all of the Company Convertible Notes into Company Shares, Company Convertible Note Holders, without the consent (such consent not to be unreasonably withheld, conditioned or delayed) of Concord:
(i)   amend the Scheme;
(ii)   adjourn or postpone the Court Meetings or the EGM; provided, however, that the Company may, without the consent of Concord, adjourn or postpone the Court Meetings or EGM:
(A)   to the extent reasonably necessary to ensure that any required supplement or amendment to the Scheme Document is provided to the Company Holders and, subject to Section 2.01(m) or the prior conversion of all of the Company Convertible Notes into Company Shares, the Company Convertible Note Holders;
(B)   to permit dissemination of information that is material to shareholders voting at the Court Meetings or the EGM, but only for so long as the Company Board determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary or advisable to give Company Holders and, subject to Section 2.01(m) or the prior conversion of all of the Company Convertible Notes into Company Shares, the Company Convertible Note Holders, sufficient time to evaluate any such disclosure or information so provided or disseminated; or
(C)   if as of the time that any of the Court Meetings or EGM are scheduled (as set forth in the Scheme Document), there are insufficient Company Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of any one or more of the Court Meetings or the EGM, but only until a meeting (or meetings) can be held at which there are a sufficient number of Company Shares represented to constitute a quorum or (B) voting for the approval of the Court Meetings’ Resolutions or the EGM Resolutions, as applicable, but only until a meeting (or meetings) can be held at which there are a sufficient number of votes of holders of Company Shares to approve the Court Meeting Resolutions or the EGM Resolutions, as applicable; or
(iii)   amend the Resolutions (in each case, in the form set out in the Scheme Document).
SECTION 2.06   Scheme Effective Time.
(a)   On or prior to the Scheme Effective Time:
(i)   the Company shall cause a meeting of the Company Board (or a duly authorized committee thereof) to be held at which resolutions are passed (conditional only upon delivery of the Court Order to the Irish Registrar of Companies in accordance with Section 454 of the Act) approving or recommending, if the Company does not have approval authority:
(A)   the transfer to Topco, at the Scheme Effective Time, of the Scheme Shares;
(B)   if requested by Topco subsequent to the Scheme Effective Time, the delivery to Topco of a share certificate(s) in respect of the Scheme Shares to be transferred to Topco in accordance with the Scheme;
(C)   the removal of such of the then-serving directors of the Company as the Company and Concord may agree; and
(D)   the appointment of such persons as directors of the Company as the Company and Concord may agree;

(ii)   the Company shall cause an office copy of the Court Order to be delivered to the Irish Registrar of Companies in accordance with Section 454 of the Act, and shall obtain a receipt in respect of the delivery of such Court Order, a copy of which shall be provided by the Company to Topco and Concord immediately following the Company’s receipt thereof;
(iii)   the Company shall deliver to Topco a certified copy of the resolutions referred to in Section 2.06(a)(i);
(iv)   Topco shall issue and deliver or cause to be issued and delivered the Scheme Consideration to the Company Holders and, notwithstanding anything to the contrary contained in this Agreement, no Fractional Entitlements on the part of any Scheme Shareholder shall be issued by Topco under this Agreement and any entitlement to a Fractional Entitlement shall be deemed to have been rounded down and waived; and
(v)   the sole shareholder of Topco shall pass a member’s resolution to cause the initial directors of the Topco Board immediately following the Merger Effective Time to be comprised of the individuals set forth on Exhibit E, each to hold office in accordance with the Shareholders Agreement and the Topco Constitution.
(b)   Settlement Procedures.
(i)   Settlement.   At the Scheme Effective Time:
(A) Topco shall allot and issue that number of Topco Ordinary Shares comprising the portion of the Aggregate Company Consideration set forth opposite each Scheme Shareholder’s name in the Allocation Schedule; and
(B)   the Scheme Shares shall be transferred to Topco, in both cases pursuant to the Scheme.
(ii)   Withholding.   Topco and the Exchange Agent shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any person who was a holder of a Company Share subject to the Scheme such amounts as Topco or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or non-U.S. Tax law. Without limiting the foregoing, a Party may give effect to withholding hereunder by withholding any consideration issued in the form of Topco Ordinary Shares or other consideration issued in kind, and then selling such portion of such Topco Ordinary Shares or other consideration issued in kind as it may determine and using the proceeds thereof to satisfy applicable withholding obligations and remitting such proceeds to applicable Taxing Authorities. To the extent that amounts are so withheld by Topco or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such consideration would otherwise have been paid.
ARTICLE III.
MERGER
SECTION 3.01   Closing of Merger.   The Merger shall be conditioned upon the prior consummation and implementation of the Scheme and the Acquisition. Upon the terms and subject to the conditions set forth in this Agreement, on the first Business Day following the Scheme Effective Time, and in accordance with the DGCL, Topco Merger Sub shall be merged with and into Concord at the Merger Effective Time. As a result of the Merger, the separate corporate existence of Topco Merger Sub shall cease and Concord shall continue as the surviving corporation (the “Surviving Corporation”) and direct, wholly-owned subsidiary of Topco.
SECTION 3.02   Merger Effective Time.   Subject to the provisions of the Agreement, as promptly as practicable after the Scheme Effective Time, a certificate of merger satisfying the requirements of the DGCL shall be duly executed by Concord and Topco Merger Sub and as soon as practicable following the Closing shall be filed on the Closing Date with the Secretary of State of the State of Delaware (the “Certificate of Merger”). The Merger shall become effective at 12:01 AM, Eastern Time, on the first Business Day following the Scheme Effective Time, or at such later time as may be designated jointly by Concord and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being the “Merger Effective Time”).
SECTION 3.03   Effects of the Merger.   At and after the Merger Effective Time, the Merger will have the effects set forth in the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, by virtue of the Merger and without any further action on the part of the Parties or the holder of any securities, the separate corporate existence of Topco Merger Sub shall cease and all the property, rights, privileges, powers and franchises of Concord and Topco Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Concord and Topco Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
SECTION 3.04   Governing Documents.   The certificate of incorporation and bylaws of the Surviving Corporation shall be amended as of the Merger Effective Time so as to read in their entirety as the certificate of incorporation and bylaws of Concord as in effect immediately prior to the Merger Effective Time (except it shall be amended and restated at the Merger Effective Time to read like the certificate of incorporation of Topco Merger Sub), until thereafter amended as provided therein and by applicable Law. At the Merger Effective Time, the by-laws of Topco Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by applicable Law, the certificate of incorporation of the Surviving Corporation and such by-laws, as applicable.
SECTION 3.05   Officers and Directors.
(a)   On, or prior to the Scheme Effective Time, the sole shareholder of Topco shall pass a member’s resolution to cause the initial directors of the Topco Board immediately following the Merger Effective Time to be comprised of the individuals set forth on Exhibit E, each to hold office in accordance with the Shareholders Agreement and the Topco Constitution. Furthermore, the Parties shall cause the initial officers of Topco immediately following the Merger Effective Time to be comprised of the individuals set forth on Exhibit E, each to hold office in accordance with the Topco Constitution.
(b)   The Parties shall cause the initial directors of the Company Board and the initial officers of the Company immediately following the Merger Effective Time to be comprised of the individuals set forth on Exhibit E, each to hold office in accordance with the Company Organizational Documents.
(c)   The Parties shall cause the initial directors of the Board of Directors of the Surviving Corporation and the initial officers of the Surviving Corporation immediately following the Merger Effective Time to be comprised of the individuals set forth on Exhibit E, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
SECTION 3.06   Effect on Capital Stock.
(a)   Conversion of Concord Common Stock.   Each share of Concord Class A Common Stock and each share of Concord Class B Common Stock (other than Concord Shares to be cancelled in accordance with Section 3.06(c)) issued and outstanding immediately prior to the Merger Effective Time, and all rights in respect thereof, shall be cancelled and automatically converted into and become the right to receive one Topco Ordinary Share (the “Merger Consideration”) by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders. As a result of the Merger, at the Merger Effective Time, each holder of record of a certificate or certificates which immediately prior to the Merger Effective Time represented outstanding Concord Shares (the “Concord Certificates”) and each holder of record of a non-certificated outstanding Concord Share represented by book entry (“Concord Book Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the consideration payable in respect of the Concord Shares represented by such Concord Certificate or Concord Book Entry Share (as applicable) immediately prior to the Merger Effective Time to be delivered in accordance with Section 3.06(d).
(b)   Topco Merger Sub Capital Stock.   At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders, each share of common stock of Topco Merger Sub issued and outstanding immediately prior to the Merger Effective Time, and all rights in respect thereof, shall forthwith be cancelled and cease to exist and be automatically converted (in exchange for the cancellation of the common stock of Topco Merger Sub and the funding of the Merger

Consideration by Topco) into one (1) fully paid and nonassessable share of common stock of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation and all of which shall be held by Topco.
(c)   Concord-Owned Shares.   Each Concord Share held by Concord as treasury stock or owned by Concord immediately prior to the Merger Effective Time, shall be cancelled without any conversion thereof, and no consideration shall be paid with respect thereto.
(d)   Exchange Procedures.
(i)   Exchange Agent.   At the Merger Effective Time, Topco shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Concord Shares, for exchange in accordance with this Article III, certificates or, at Topco’s option, evidence of shares in book entry form, representing the number of Topco Ordinary Shares sufficient to deliver the Topco Ordinary Shares included in the Merger Consideration payable pursuant to this Agreement. All certificates representing Topco Ordinary Shares deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Concord Exchange Fund”. Topco shall cause the Exchange Agent pursuant to irrevocable instructions, to deliver the Merger Consideration out of the Concord Exchange Fund in accordance with this Agreement. Except as contemplated by this Section 3.06, the Concord Exchange Fund shall not be used for any other purpose.
(ii)   Exchange Procedures.   As soon as reasonably practicable after the Merger Effective Time, and in any event within four (4) Business Days after the Merger Effective Time, Topco shall cause the Exchange Agent to mail to each holder of record of a Concord Certificate and to each holder of record of a Concord Book Entry Share, which at the Merger Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 3.06(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Concord Certificates shall pass, only upon delivery of the Concord Certificates to the Exchange Agent or, in the case of Concord Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) in a form reasonably acceptable to Concord and the Company, and (ii) instructions for use in effecting the surrender of the Concord Certificates and Concord Book Entry Shares, as applicable, in exchange for payment and issuance of the Merger Consideration therefor. Within five (5) Business Days after surrender of Concord Certificates or Concord Book Entry Shares (as applicable) for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Concord Certificates or Concord Book Entry Shares (as applicable) shall be entitled to receive in exchange therefor: (a) that number of Topco Ordinary Shares into which such holder’s Concord Shares represented by such holder’s properly surrendered Concord Certificates or Concord Book Entry Shares (as applicable) were converted pursuant to Section 3.06(a), and the Concord Certificates or Concord Book Entry Shares (as applicable) so surrendered shall forthwith be cancelled, and (b) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.06(d)(vii) below) equal to any cash dividends or other distributions that such holder has the right to receive pursuant to Section 3.06(d)(iv) below. No interest shall be paid or shall accrue for the benefit of holders of the Concord Certificates or Concord Book Entry Shares on the Merger Consideration payable in respect of the Concord Certificates or Concord Book Entry Shares.
(iii)   Transferred Certificates; Lost, Stolen or Destroyed Certificates.   If payment or issuance of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Concord Certificate is registered, it shall be a condition of payment or issuance that the Concord Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment or issuance shall have paid to the Exchange Agent any transfer and other taxes required by reason of the payment or issuance of the Merger Consideration to a person other than the registered holder of the Concord Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such tax either has been paid or is not applicable. In the event that any Concord Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Concord Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Concord Certificate the applicable Merger Consideration payable or issuable in respect of the Concord Shares represented by the Concord Certificate pursuant to this Section 3.06(d).
(iv)   Distributions with Respect to Unexchanged Shares.   No dividends or other distributions with respect to Topco Ordinary Shares with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Concord Certificate or Concord Book Entry Shares (as applicable) with respect to the Concord Shares represented thereby until such Concord Certificate or Concord Book Entry Shares (as applicable) has been surrendered in accordance with this Section 3.06(d). Subject to applicable Law and the provisions of this Section 3.06(d), following surrender of any such Concord Certificate or Concord Book Entry Shares (as applicable), there shall be paid to the record holder thereof by the Exchange Agent, without interest promptly after such surrender, (a) the number of Topco Ordinary Shares to which such record holder was entitled pursuant to this Section 3.06(d), (b) at the time of surrender, the amount of dividends or other distributions with a record date on or after the date of the Merger Effective Time and a payment date on or prior to the date of this surrender and not previously paid and (c) at the appropriate payment date, the dividends or other distributions payable with respect to those Topco Ordinary Shares with a record date on or after the date of the Merger Effective Time but on or prior to the date of this surrender and with a payment date subsequent to surrender.
(v)   No Further Ownership Rights in Concord Shares.   Until surrendered as contemplated hereby, each Concord Share shall, after the Merger Effective Time, represent for all purposes only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Section 3.06(d), the issuance or payment of which shall be deemed to be the satisfaction in full of all rights pertaining to Concord converted in the Merger. At the Merger Effective Time, the stock transfer books of Concord shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Concord Shares which were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, Concord Certificates or Concord Book Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Section 3.06(d).
(vi)   Adjustment to Merger Consideration.   The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Topco Ordinary Shares occurring on or after the date hereof and prior to the Merger Effective Time.
(vii)   Termination of Exchange Fund.   Any portion of the Concord Exchange Fund which has not been transferred to the holders of Concord Certificates or Concord Book Entry Shares (as applicable) as of the one-year anniversary of the Merger Effective Time shall be delivered to Topco or its designee, upon demand. Any holder of Concord Certificates or Concord Book Entry Shares (as applicable) who has not complied with this Section 3.06(d) prior to the one-year anniversary of the Merger Effective Time shall thereafter look only to Topco for payment of such holder’s claim for the Merger Consideration (subject to abandoned property, escheat or other similar applicable Laws). Any portion of the Concord Exchange Fund remaining unclaimed by holders of Concord Certificates or Concord Book Entry Shares (as applicable), as of the date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Topco free and clear of any claims or interest of any person previously entitled thereto.
(viii)   No Liability.   None of Concord, Topco, Topco Merger Sub, the Company, or the Exchange Agent or any of their respective Affiliates, directors, officers, employees and agents shall be liable to any person in respect of any Topco Ordinary Shares (or dividends or distributions with respect thereto) from the Concord Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(ix)   Withholding.   Topco and the Exchange Agent shall be entitled to deduct and withhold from any amount payable pursuant to the Agreement to any person who was a holder of Concord Shares immediately prior to the Merger Effective Time such amounts as Topco or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or non-U.S. Tax law, and any other party making payments pursuant to this Agreement and the Transactions shall be entitled to deduct and withhold from such payments such amounts as it is required to deduct and withhold pursuant to any applicable provision of federal, state, local or non-U.S. Tax law; provided that the Parties shall cooperate and use reasonable best efforts to reduce, minimize or eliminate any applicable withholding to the extent reasonably permitted under applicable Tax law. Without limiting the foregoing, a party hereunder may give effect to withholding hereunder by withholding any consideration issued in the form of Topco Ordinary Shares or other consideration issued in kind, and then selling such portion of such withheld Topco Ordinary Shares or other consideration issued in kind as it may determine and using the proceeds thereof to satisfy applicable withholding obligations and remitting such proceeds to applicable Taxing Authorities. To the extent that amounts are so withheld pursuant to this Section 3.06(d)(ix), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such consideration would otherwise have been paid.
SECTION 3.07   Stock Transfer Books.   At the Merger Effective Time, the stock transfer books of Concord shall be closed and there shall be no further registration of transfers of Concord Shares thereafter on the records of Concord. From and after the Merger Effective Time, the holders of Concord Certificates representing Concord Shares outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such Concord Shares, except as otherwise provided in this Agreement or by applicable Law. On or after the Merger Effective Time, any Concord Certificates presented to the Exchange Agent or Topco for any reason shall be converted into the Merger Consideration in accordance with the provisions of Section 3.06.
SECTION 3.08   Effect on Concord Warrants.   At the Merger Effective Time, each Concord Warrant that is outstanding immediately prior to the Merger Effective Time shall, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders, cease to represent a right to acquire one (1) share of Concord Class A Common Stock and shall automatically be converted in accordance with the terms of the Concord Warrant Agreement, at the Merger Effective Time, into a Topco Warrant on substantially the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the Concord Warrant Agreement. The Parties shall take all lawful action to effect the aforesaid provisions of this Section 3.08, including causing the Concord Warrant Agreement to be assumed by Topco, and amended to the extent necessary to give effect to this Section 3.08, including adding Topco as a party thereto, such assumption and amendment to be in substantially the form attached hereto as Exhibit F (the “Concord Warrant Amendment”).
SECTION 3.09   Payment of Expenses.
(a)   Not sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to Concord a written report setting forth a list of all of the Company Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such Company Expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date. On the Business Day following the Closing, Topco shall pay or cause to be paid by wire transfer of immediately available funds all such unpaid Company Expenses.
(b)   No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, Concord shall provide to the Company a written report setting forth a list of all Concord Expenses incurred by or on behalf of Concord (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such Concord Expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date. On the Business Day following the Closing, Topco shall pay or cause to be paid by wire transfer of immediately available funds all such unpaid Concord Expenses.
(c)   Subject to Section 11.03(a)(ii), the Company shall be responsible for paying or procuring the payment of all Pre-Closing Expenses as and when incurred.

(d)   The Company shall be responsible for paying, as and when incurred, the Company Holders’ reasonable and documented attorney’s fees incurred in connection with this Agreement and the other Transaction Documents, up to an aggregate amount of $500,000.
ARTICLE IV.
CLOSING; EARNOUT
SECTION 4.01   Closing.
(a)   The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables and release of signatures at 10:00 a.m., New York City time, on a date to be agreed by the Parties, being not more than three (3) Business Days (or such shorter period of time as remains before 11:59 p.m., New York City time, on the Outside Date) after the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable and permissible) of all of the Conditions (“Closing Date”) with the exception of those that can only be satisfied at the Closing and the Condition set out in Section 10.04(d) (relating to the delivery of the Court Order to the Irish Registrar of Companies in accordance with Section 454 of the Act), but subject to the satisfaction of such Conditions.
SECTION 4.02   Capitalization
(a)   Exhibit G sets forth an illustrative calculation of the capitalization of Topco immediately following the consummation of the Transactions.
SECTION 4.03   Earnout.
(a)   Following the Closing, and as additional consideration for the Transactions, within five (5) Business Days after the occurrence of a Triggering Event, the Company Holders and the holders of Company Vested Equity Units and Company Unvested Equity Units set forth in the Rollover Schedule and the Allocation Schedule, shall be issued Topco Ordinary Shares, as referred to below and as set forth opposite such holder’s name on the Rollover Schedule and Allocation Schedule, which right shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Topco Ordinary Shares occurring on or after the Closing (the “Earnout Consideration”, which consideration, for the avoidance of doubt, shall in no circumstances take the form of cash), upon the terms and subject to the conditions set forth in this Agreement; provided, however, that holders of Company Vested Equity Units and holders of Company Unvested Equity Units that are in the employment of the Company at the Closing shall, on the termination of such employment, forfeit any Earnout Consideration attributable to their Company Vested Equity Units or Company Unvested Equity Units and otherwise payable to them. Where any Earnout Consideration is forfeited, such Earnout Consideration shall be reallocated to the holders set forth on the Rollover Schedule and the Allocation Schedule on a pro rata basis. The right to receive the Earnout Consideration is not transferable. The Earnout Consideration shall be issued in the following manner:
(i)    Upon the occurrence of Triggering Event I, the number of Topco Ordinary Shares as set forth on the Rollover Schedule and / or the Allocation Schedule (as the case may be);
(ii)   Upon the occurrence of Triggering Event II, the number of Topco Ordinary Shares as set forth on the Rollover Schedule and / or the Allocation Schedule (as the case may be);
(iii)   Upon the occurrence of Triggering Event III, the number of Topco Ordinary Shares as set forth on the Rollover Schedule and / or the Allocation Schedule (as the case may be); and
(iv)   Upon the occurrence of Triggering Event IV, the number of Topco Ordinary Shares as set forth on the Rollover Schedule and / or the Allocation Schedule (as the case may be).
(b)   For the avoidance of doubt, the aggregate number of Topco Ordinary Shares that the Company Holders and the holders of Company Vested Equity Units and Company Unvested Equity Units will collectively have a right to receive pursuant to this Agreement in respect of the Earnout Consideration in no event shall exceed the aggregate of the numbers set forth on the Rollover Schedule and the Allocation

Schedule. Any Earnout Consideration that is not earned and payable prior to the expiration of the applicable Triggering Event shall be forfeited.
(c)   If, during the Earnout Period, there is a Change of Control, each Triggering Event that has not yet occurred (and has not previously expired) as of immediately prior to the Change of Control shall be deemed to have occurred if the price per share in the Change of Control equals or exceeds the applicable price target described in the applicable Triggering Event, and the Earnout Consideration (or any applicable portion thereof) will be deemed to have been issued immediately prior to the consummation of such Change of Control.
(d)   The Topco Ordinary Share price targets set forth in the definitions of Triggering Event I, Triggering Event II, Triggering Event III and Triggering Event IV shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Topco Ordinary Shares occurring after the Closing.
(e)   The Parties agree that for all income Tax purposes, any payment of any portion of the Earnout Consideration to the Company Holders shall be treated as deferred consideration in the exchange pursuant to Section 351 of the Code and any corresponding provision of non-U.S. or U.S. state or local law, as appropriate (subject to imputation of interest under Section 483 or Section 1274 of the Code). The Parties shall prepare and file all Tax Returns consistent with the foregoing provisions of this Section 4.03(e) and shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, unless otherwise required by applicable Law.
(f)   The Parties agree that the obligation on Topco to issue the Earnout Consideration to Company Holders and holders of Company Vested Equity Units and Company Unvested Equity Units pursuant to Section 4.03(a) shall, without prejudice to any obligation of a Company Holder or holder of Company Vested Equity Units or Company Unvested Equity Units to make payment, in all cases be conditional on and subject to the payment to Topco of an amount in cash equal to the aggregate nominal value of such Topco Ordinary Shares.
(g)   Notwithstanding any other provision of this Agreement, where an issuance of the Earnout Consideration would result in the imposition of an obligation on any person or persons (either severally or jointly) to extend an offer to the holders of each class of equity share capital in Topco pursuant to Rule 9 of the Irish Takeover Panel Act, 1997, Irish Takeover Rules, 2013, the requirement on Topco to issue such Earnout Consideration shall be deferred until such time as the Irish Takeover Panel grants, for the purposes of such issuance, a waiver from the requirements of Rule 9 for the purposes of such issuance of the Earnout Consideration.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Company Disclosure Schedule delivered by the Company in connection with this Agreement, the Company hereby represents and warrants to Concord as of the Reference Date (except to the extent that any such representation or warranty expressly is made as of another date, in which case such representation or warranty shall be made as of such date) as follows:
SECTION 5.01   Organization and Qualification; Subsidiaries.
(a)   As of the date hereof, the Company and each Company Subsidiary is an organization duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite corporate or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. As of the date hereof, the Company and each Company Subsidiary is duly qualified or licensed as a foreign organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate have a Company Material Adverse Effect.
(b)   A true and complete list of all the Company Subsidiaries as of the date hereof, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding Equity Interests of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 5.01(b) of the Company Disclosure Schedule, and, as of the date hereof, there are no Equity Interests issued or outstanding in any Company Subsidiary except as set forth thereon. As of the date hereof, except with respect to the Company Subsidiaries, the Company does not directly or indirectly own, and has never owned, any Equity Interest in, or any interest convertible into or exchangeable or exercisable for any Equity Interest in, any corporation, partnership, joint venture or business association or other entity.
SECTION 5.02   Organizational Documents.   The Company has prior to the date of this Agreement made available to Concord in the Virtual Data Room a complete and correct copy of the Company Organizational Documents and the organizational documents of each Company Subsidiary, each as amended to date. As of the date hereof, such organizational documents are in full force and effect. As of the date hereof, neither the Company nor any Company Subsidiary is in violation of any provision of its organizational documents.
SECTION 5.03   Capitalization.
(a)   Section 5.03(a) of the Company Disclosure Schedule sets forth a true and complete list of all the Equity Interests issued or outstanding in the Company as of the date hereof, and, as of the date hereof, there are no Equity Interests issued or outstanding in the Company except as set forth thereon. As of the date hereof, there are 39,435,897 Company Vested Equity Units and 17,948,409 Company Unvested Equity Units. As of the date hereof, the legal and beneficial interest in all such Equity Interests are held by the holders thereof free and clear of all Liens, options, rights of first refusal and limitations on the Company’s voting or transfer rights other than transfer restrictions under applicable securities Laws and the Company Organizational Documents. As of the date hereof, all such Equity Interests are validly issued, fully paid and non-assessable and have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable contracts to which the Company is a party and the Company Organizational Documents.
(b)   As of the date hereof, all outstanding Equity Interests of each Company Subsidiary are validly issued, fully paid and non-assessable have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable contracts to which the Company is a party and the Company Organizational Documents. As of the date hereof, each outstanding Equity Interest of each Company Subsidiary is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting or transfer rights other than transfer restrictions under applicable securities Laws and their respective organizational documents.
(c)   As of the date hereof, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests in, the Company or any Company Subsidiary. As of the date hereof, neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Equity Interests in the Company or any Company Subsidiary.
(d)   As of the date hereof, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.
(e)   Section 5.03(e) of the Company Disclosure Schedule sets forth, as of the date hereof, the following information with respect to each Company Option outstanding: (i) the name of the Company Option recipient; (ii) the number of Company shares subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted; (v) the number of Company Options that are vested and exercisable; and (vi) the date on which such Company Option expires. The Company has made available to Concord in the Virtual Data Room accurate and complete copies of each Plan pursuant to which the Company has granted the Company Options that are currently outstanding and the form of all award agreements evidencing such Company Options. No Company Option has an exercise price that has been or may be less than the fair market value of the underlying equity securities of the Company as of the date such Company Option was granted nor has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.
(f)   As of the date hereof, the Company is not a reporting issuer (as such term is defined in the Securities Act).
(g)   As of the date hereof, the Company is in compliance with the provisions of Section 17 of the Act.
SECTION 5.04   Authority Relative to this Agreement.   As of the date hereof, the Company has all requisite corporate power and authority to enter into this Agreement and any other Transaction Documents to which it is a party thereto and, subject to receipt of the Requisite Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including the Acquisition. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by the Company Board and, except for (A) the Requisite Approval and (B) the filings of the required documents and other actions in connection with the Scheme with, and to receipt of the required approval of the Scheme by, the Irish High Court, and the filing of the Court Order with the Irish Registrar of Companies, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby (including the Acquisition). On or prior to the date hereof, the Company Board has determined that the transactions contemplated by this Agreement are fair to and in the best interests of the Company and the Company’s shareholders and adopted a resolution to recommend that the Company’s shareholders vote in favor of the Resolutions. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Concord, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to (x) applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (y) general equitable principles, whether considered in a proceeding at law or equity (together, (x) and (y), the “Remedies Exceptions”). No state, provincial, federal, domestic or foreign takeover statute is applicable to the Transactions, except as otherwise contemplated herein.
SECTION 5.05   No Conflict; Required Filings and Consents.
(a)   The execution and delivery of this Agreement by the Company does not, and subject to receipt of the approvals required under the Scheme of Arrangement and of the consents, approvals, authorizations or permits, filings, registrations and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 5.05(b), and assuming all other required filings, waivers, approvals, consents, authorizations, registrations and notices disclosed in Section 5.05(b) of the Company Disclosure Schedule have been made, obtained or given, the performance of this Agreement by the Company, will not (i) as of the date hereof, conflict with or violate the Company Organizational Documents or the organizational documents of any Company Subsidiary, (ii) as of the date hereof, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of consent, notice, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any contract to which the Company or any Company Subsidiary is a party or by which their respective assets are bound, except, with respect to clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences, which would not be material to the Company and the Company Subsidiaries, taken as a whole.
(b)   As of the date hereof, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization, registration or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any U.S. federal, state, county or local or non-U.S. government, governmental, regulatory or administrative authority, agency, board, bureau, ministry, institute, instrumentality or commission or any court, tribunal (including employment tribunal), or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934 (the “Exchange Act”), the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and approvals required by the Scheme of Arrangement, and (ii) where the failure to obtain such consents, approvals, authorizations, registrations or permits, or to make such filings or notifications, would not be material to the Company and the Company Subsidiaries, taken as a whole.
SECTION 5.06   Permits; Compliance.
(a)   Section 5.06(a) of the Company Disclosure Schedule sets forth a true and complete list of all franchises, grants, authorizations, licenses, registrations, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any commission, board or other Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”). Except as set forth in Section 5.06(a) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries (i) is and has been in compliance in all material respects with any and all Laws applicable to the Company and the Company Subsidiaries or its business, properties or assets, (ii) is in possession of all Company Permits, except where the failure to have such Company Permit would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Since January 1, 2018, (A) neither the Company nor any Company Subsidiary is, or has been, in conflict with, or in default, breach or violation of any Law applicable to the Company or any Company Subsidiary or its business or by which any property or asset of the Company or any Company Subsidiary is bound or affected, (B) neither the Company nor any Company Subsidiary is, or has been, in conflict with, or in default, breach or violation of any Company Permit, except, in each case under (A) or (B), for any such conflicts, defaults, breaches or violations that would not be, or would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole, (C) no formal or informal investigation or review related to the Company or any Company Subsidiary, the commencement and the nature of which has been communicated to the Company or any Company Subsidiary, is being or has been conducted by any commission, board or other Governmental Authority, and no such investigation or review is scheduled, pending or, to the knowledge of the Company, threatened, (D) neither the Company nor any Company Subsidiary has made any voluntary disclosure to any Governmental Authority with respect to actual or potential material non-compliance with any Laws applicable to the Company or any Company Subsidiary or to its respective business, properties, assets, or Company Permits, and (E) neither the Company nor any Company Subsidiary, including their respective directors, officers, or employees, have been the subject of any criminal proceedings or convicted of any felony.
(b)   Since January 1, 2018, neither the Company nor any Company Subsidiary has received any inspection, report, notice of adverse finding, warning letter, resolution, writ, untitled letter or other correspondence with or from any Governmental Authority alleging or asserting noncompliance with applicable Laws or any Company Permit except as would not be material to the Company and the Company Subsidiaries, taken as a whole. The Company and each person acting on behalf of the Company has been in compliance with all applicable Laws relating to the regulation applicable to the Company and each Company Subsidiary in any country, including Privacy/Data Security Laws, health care, corporate, customs, foreign exchange and foreign investment regulations and personal health information Laws, except where the failure to comply with such applicable Laws would not be material to the Company and the Company Subsidiaries, taken as a whole.
(c)   As of the date hereof, the execution and delivery of this Agreement by the Company and the consummation of the Transactions do not and will not result in any material breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give any Governmental Authority any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on, any Company Permit except as would not be material to the Company and the Company Subsidiaries, taken as a whole.
SECTION 5.07   Financial Statements.
(a)   The Company has made available to Concord in the Virtual Data Room true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2019 and December 31, 2020 (the balance sheet as of December 31, 2020, the “Balance Sheet Date”), and the related audited consolidated statements of operations, cash flows and changes in equityholders’ equity of the Company and the Company Subsidiaries for each of the years then ended (collectively, the “Audited Financial Statements”), which are attached as Section 5.07(a) of the Company Disclosure Schedule. Each of the Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations, and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.
(b)   The Company has made available to Concord in the Virtual Data Room true and complete copies of the consolidated unaudited balance sheet of the Company and the Company Subsidiaries as of September 30, 2021, and the related unaudited consolidated statements of income and cash flows of the Company and the Company Subsidiaries for the three (3)-month period then ended, which are attached as Section 5.07(b) of the Company Disclosure Schedule. Such unaudited financial statements were prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and give a true and fair view, in all material respects, the assets, liabilities, financial position, and profit or loss of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes. The September 30, 2021 balance sheet is referred to herein as the “2021 Balance Sheet.”
(c)   Except as and to the extent set forth on the Balance Sheet Date, the 2021 Balance Sheet or Section 5.07(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with US GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of the 2021 Balance Sheet (and in any event do not relate to breach of contract, tort or noncompliance with Law) or (ii) such other liabilities and obligations which are not, individually or in the aggregate, expected to be material to the Company and the Company Subsidiaries, taken as a whole.
(d)   As of the date hereof, the Company and the Company Subsidiaries do not have any Company Debt.
(e)   The Delivered Financial Statements, when delivered by the Company, shall (i) be prepared in accordance with US GAAP and audited in accordance with the auditing standards of the PCAOB and (ii) present fairly, in all material respects, the assets, liabilities, financial position and profit or loss of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.
(f)   Since January 1, 2019 through the date hereof, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the

Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.
SECTION 5.08   Absence of Certain Changes or Events.   Since December 31, 2020 and on and prior to the date of this Agreement, except as otherwise reflected in the Audited Financial Statements or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including Company-Owned IP) other than revocable non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (c) there has not been a Company Material Adverse Effect, and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 8.01.
SECTION 5.09   Absence of Litigation.   There is no litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except for any such Actions that would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.
SECTION 5.10   Employee Benefit Plans.
(a)   Section 5.10(a) of the Company Disclosure Schedule also includes a true and correct list of, as of the Reference Date, all Employee Benefit Plans (other than offer letters for at-will employment without an obligation to pay severance or benefits in connection with a change of control) that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director, consultant and/or other service provider, or under which the Company or any Company Subsidiary or ERISA Affiliate has or could reasonably be expected to incur any material liability (contingent or otherwise) (collectively, the “Plans”).
(b)   With respect to each Plan, the Company has made available to Concord, as applicable (i) a true and complete copy of the current plan document and all amendments thereto and each insurance contract, trust agreement or other funding agreement or arrangement (including all amendments thereto), (ii) copies of the most recent scheme booklet, summary plan description and any summaries of material modifications, (iii) copies of the Internal Revenue Service (“IRS”) Form 5500 annual reports and accompanying schedules or other most recent annual or other reports filed with any Governmental Authority and all schedules thereto for the three (3) most recent plan years, (iv) copies of the non-discrimination testing results for the three (3) most recent plan years, (v) copies of the most recently received IRS determination, opinion or advisory letter for each such Employee Benefit Plan, and (vi) any material non-routine correspondence from any Governmental Authority with respect to any Employee Benefit Plan within the past three (3) years.
(c)   None of the Company or any ERISA Affiliate contributes to or has any obligation to contribute to, or has at any time within six (6) years prior to the Closing Date contributed to or had an obligation to contribute to, or has any Liability under, and no Plan is or was within the past six (6) years, (i) a Multiemployer Plan, (ii) a plan subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean, with respect to the Company, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the Company, or that is a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.
(d)   No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of the Company under any Plan or otherwise as a result of any Transaction contemplated by this Agreement, could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.
(e)   None of the Plans provides, nor does the Company nor any Company Subsidiary have any obligation to provide, retiree medical to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state Law.
(f)   Each Plan is and has been within the past three (3) years in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA, the Patient Protection and Affordable Care Act of 2010 (the “PPACA”) and the Code. The Company and the Company Subsidiaries have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. No non-exempt “prohibited transaction” has occurred within the meaning of the applicable provisions of ERISA or the Code with respect to any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan or the assets of any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.
(g)   All contributions, premiums or payments required to be made with respect to any Plan pursuant to their terms and provisions or pursuant to applicable Law have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries to the extent required by, and in accordance with, US GAAP, except as would not result in material liability to the Company or any Company Subsidiary.
(h)   The Company, each Company Subsidiary and each ERISA Affiliate has complied, in all material respects, with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, and any other applicable law with respect to each Plan that is or was a group health plan within the meaning of Section 5000(b)(1) of the Code.
(i)   Neither the Company nor any Company Subsidiary is or will be obligated to pay separation, severance, termination or similar benefits as a result of any transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual.
(j)   Each Plan that constitutes a deferred compensation plan within the meaning of Section 409A of the Code has been maintained in all material respects, in form and operation, in accordance with the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and applicable guidance thereunder with respect to any participant in such Plan that is subject to U.S. income tax.
SECTION 5.11   Labor and Employment Matters.
(a)   Section 5.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company or any Company Subsidiary, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name and employing entity; (ii) title or position (including whether full- or part- time) and location of employment; (iii) hire date; (iv) current annualized base salary, and (for U.S. employees) status as exempt or non-exempt under the Fair Labor Standards Act; and (v) commission, bonus or other incentive-based compensation eligibility, and all other compensation for which he or she is eligible. There are in existence service agreements or employment contracts with all officers and employees of the Company.

(b)   No consultancy, independent contractor or service provider agreements or arrangements exist between the Company and any third party. There is not in existence any service agreement with any officer or employee of the Company which cannot be terminated by three months’ notice or less without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal) and the Company has not received notice of resignation from any key employees and there are no commitments or undertakings to any such persons other than as set forth in formal written agreements or contracts already disclosed in writing.
(c)   Except as set forth in Section 5.11(c) of the Company Disclosure Schedule, no employee of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement, collective agreement or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. There are and, for the prior three (3) years were, no strikes, lockouts or work stoppages existing or, to the company’s knowledge, threatened, with respect to any employees of the Company or any Company Subsidiaries. There are and, for the prior three (3) years have been, no union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the Company’s knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.
(d)   Except as set forth in Section 5.11(d) of the Company Disclosure Schedule, there are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees or independent contractors, except for any such Actions that would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.
(e)   Except as set forth in Section 5.11(e) of the Company Disclosure Schedule, the Company and the Company Subsidiaries are and have been since January 1, 2018 in compliance in all material respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, redundancies, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local Laws), information and consultation, furloughs, immigration, meal and rest breaks, working time, pay equity, workers’ compensation, family and medical leave and all other employee leave, holiday pay, recordkeeping, classification of employees and independent contractors, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such Laws relating to the prompt and thorough investigation and remediation of any complaints) and occupational safety and health requirements (“Employment Matters”), and neither the Company nor any Company Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing, except for any such non-compliance that would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Each employee of the Company and each Company Subsidiary and other individual who has provided services with respect to the Company or any Company Subsidiary has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date in all material respects.
(f)   Except as would not be material to the Company and the Company Subsidiaries taken as a whole, there are no, and in the past three (3) years there have been no, pending, or to the knowledge of the Company, threatened lawsuits, arbitrations, administrative charges, controversies, grievances or claims by any employee, independent contractor, former employee, or former independent contractor of the Company or any Company Subsidiary before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority or arbitration board or panel relating to any Employment Matters.
(g)   Each of the Company and the Company Subsidiaries: (i) has taken reasonable steps to properly classify and treat all of their employees as “employees” and independent contractors as “independent contractors”; (ii) has taken reasonable steps to properly classify and treat all of their employees as “exempt” or “nonexempt” from overtime requirements under applicable Law; (iii) has maintained legally adequate records regarding the service of all of their employees, including, where required by applicable Law, records of hours worked; (iv) is not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid; (v) has withheld, remitted, and reported all material amounts required by Law or by agreement to be withheld, remitted, and reported with respect to wages, salaries, end of service and retirement funds, superannuation and social security benefits and other payments to any current or former independent contractors or employees; and (vi) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).
(h)   Except for any such non-compliance that would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries taken as a whole, have paid in full (or accrued in full in the Company’s financial statements) all compensation, including wages, commissions, bonuses, fees and other compensation due and payable to all employees, independent contractors or consultants of the Company or any Company Subsidiary for services performed and there are no outstanding agreements, understandings or commitments of the Company and the Company Subsidiaries with respect to any compensation, commissions, bonuses or fees.
(i)   To the knowledge of the Company, (i) no employee or independent contractor of the Company or any Company Subsidiary is in violation of any term of any employment contract, consulting contract, non-disclosure agreement, common law non-disclosure obligation, non-competition agreement, non-solicitation agreement, proprietary information agreement or any other agreement relating to confidential or proprietary information, intellectual property, competition, or related matters; and (ii) the continued employment by the Company and the Company Subsidiaries of their respective employees, and the performance of the contracts with the Company and the Company Subsidiaries by their respective independent contractors, will not result in any such violation. Neither the Company nor any of the Company Subsidiaries has received any notice alleging that any such violation has occurred within the past three (3) years.
SECTION 5.12   Real Property; Title to Assets.
(a)   Neither the Company nor any of the Company Subsidiaries own any real property.
(b)   Section 5.12(b) of the Company Disclosure Schedule lists the street address (and, if applicable, the suite numbers(s)) of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of each other party thereto and the date of each Lease in connection therewith, and each guaranty, amendment, restatement or supplement thereto (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Concord in the Virtual Data Room. Except as set forth in Section 5.12(b) of the Company Disclosure Schedule, (i) there are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy all or any portion of the Leased Real Property, (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not be material to the Company and the Company Subsidiaries, taken as a whole, and (iii) to the Company’s knowledge, there are no material disputes with respect to any Lease Documents.
(c)   There are no contractual, legal restrictions or Actions that preclude or restrict, or will preclude or restrict, the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being, or is intended to be, used, except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. The Leased Real Property, and the improvements thereon, are in compliance in all material respects with all applicable laws, in good repair and in good condition (ordinary wear and tear excepted), and there are no patent or latent defects or adverse physical conditions other than those that would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. In the past two (2) years, there has not been any interruption in the delivery of adequate service of any utilities required in the operation of the business of the Company currently conducted on the Leased Real Property and the Company has not experienced any disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service at the Leased Real Property, except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.
(d)   Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or sub-leasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. The Company Leased Real Property constitutes all of the real property interests owned, used or held for use in the conduct of the business of the Company consistent with past practice and is sufficient in all material respects for the continued conduct and operation of such business, consistent with past practice and as presently proposed to be conducted.
(e)   The Company and the Company Subsidiaries hold bank accounts in each jurisdiction where they operate and are permitted to hold banks accounts and that allow the Company and the Company Subsidiaries to carry out all banking transactions necessary to make and receive payments and investments in the ordinary course of business.
SECTION 5.13   Intellectual Property.
(a)   Section 5.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the record owner, jurisdiction in which such item has been issued or filed, filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than (A) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and aggregate annual license and maintenance fees of less than $150,000 and (B) commercially available service agreements to Business Systems that have an individual service or subscription fee of less than $150,000 or less per annum); and (iii) any Software, Business Systems or unregistered Trademarks constituting Company-Owned IP that are either (A) incorporated into or used in connection with the Products or (B) otherwise material to the business of the Company or any Company Subsidiary as currently conducted or as contemplated to be conducted. Neither the Company nor any Company Subsidiary is subject to any contract or agreement (a) with any Governmental Authority or other person for sponsored or funded research or (b) under which any person has been granted by the Company or any Company Subsidiary any right or interest (including a covenant not to sue) in and to any Company-Owned IP, other non-exclusive licenses granted in the ordinary course of business that are substantially in the form made available to Concord in the Virtual Data Room. The Company-Owned IP specified in Section 5.13(a) of the Company Disclosure Schedule constitutes all material Intellectual Property rights used in, or necessary for, the operation of the business of the Company and the Company Subsidiaries and is sufficient for the conduct of such business substantially as currently conducted.
(b)   The Company or one of the Company Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written contract or license, all Company-Licensed IP. All Company-Owned IP and, to the knowledge of the Company, all Company-Licensed IP is subsisting. To the knowledge of the Company, all Company IP is valid and enforceable. No loss or expiration of any of the Company-Owned IP is threatened, or, to the Company’s knowledge, pending.
(c)   The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and any Confidential Information in its possession or control. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company or any Company Subsidiary, neither the Company nor any Company Subsidiaries has disclosed any such trade secrets or other Confidential Information to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential

Information. To the Company’s knowledge, there has been no unauthorized access to or disclosure of any trade secrets or Confidential Information in the possession or control of the Company of any Company Subsidiary.
(d)   (i) There have been no Proceedings pending (including litigations; and interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings) or claims filed and served or, to the Company’s knowledge, threatened, against the Company or any Company Subsidiary, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge, the operation of the business of the Company and the Company Subsidiaries as currently conducted and contemplated to be conducted (including the design, development, production, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; (iv) neither the Company nor any of the Company Subsidiaries has received notice of any of the foregoing, except, in each case, for any such claims, infringements, misappropriations, violations and notices, which would not reasonably be expected to be, individually or in the aggregate, material to the Company or any Company Subsidiary; and (v) neither the Company nor any Company Subsidiary has received any formal written opinions of counsel regarding any of the foregoing.
(e)   All employees, consultants, independent contractors, management employees, founders or other persons who have contributed, developed or conceived any Company-Owned IP have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries, substantially in the form made available to Concord in the Virtual Data Room, and pursuant to which such persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.
(f)   Neither the Company nor any of the Company Subsidiaries or, to the Company’s knowledge, any other person is in material breach or in material default of any agreement specified in Section 5.13(a) of the Company Disclosure Schedule.
(g)   Section 5.13(g) of the Company Disclosure Schedule contains a true, correct and complete list of all Open Source Software that is used in, incorporated into, integrated or bundled with any Products.
(h)   The Company and Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof in a manner that (i) would grant or purport to grant to any other person any rights to or immunities under any of the Company-Owned IP, including any, or (ii) under any Reciprocal License, requires the source code to any of the Business Systems or Product components embodying Company-Owned IP, to be licensed, disclosed, provided or otherwise distributed, including for the purpose of making derivative works, at no or minimal charge.
(i)   The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities, including by implementing systems and procedures (i) that provide continuous monitoring and alerting of any problems or issues with the Business Systems, and (ii) that monitor network traffic for threats. All of such plans and procedures have been proven effective upon testing in all material respects, since January 1, 2018. Since January 1, 2018, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and each of the Company Subsidiaries have purchased a sufficient number of licenses for the operation of the business as currently conducted or as contemplated to be conducted.
(j)   The Company and each of the Company Subsidiaries are in compliance and since January 1, 2018 have complied in material respects with (i) all Privacy/Data Security Laws applicable to the Company or a

Company Subsidiary, (ii) any applicable publicly posted privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information, including any policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, and (iii) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented reasonable physical, technical, organizational and administrative data security safeguards designed to protect the security and integrity of the Business Systems constituting Company-Owned IP and any Business Data, including where applicable, implementing industry standard procedures preventing unauthorized access and the introduction of Disabling Devices, and the taking and storing on-site and off-site of back-up copies of critical data. To the Company’s knowledge, there is no Disabling Device in any of the Business Systems constituting Company-Owned IP or Product components. Since January 1, 2018, neither the Company nor any of the Company Subsidiaries has (A) experienced any data security breaches, unauthorized access to any Personal Information or (B) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Privacy/Data Security Laws or Data Security Requirements and, to the Company’s knowledge, there is no reasonable basis for the same.
(k)   The Company and/or one of the Company Subsidiaries (i) owns or possesses the appropriate licenses to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Data Security Requirements, or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit Concord or Topco from receiving or using Personal Information or other Business Data after the Closing Date, in the manner in which the Company and the Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date.
(l)   Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company or any Company Subsidiary, all past and current employees, independent contractors, independent contractors, and management employees, founders of the Company and the Company Subsidiaries, or other persons who have contributed, developed or conceived any Company-Owned IP or otherwise were involved in the development of Products are under written obligation to the Company and the Company Subsidiaries to maintain in confidence all Confidential Information acquired or contributed by them in the course of their employment or engagement.
(m)   Except as provided in Section 5.13(m) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company-Owned IP.
SECTION 5.14   Taxes.
(a)   All income and all other material Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary have been duly and timely filed (taking into account any extension of time to file), and each such Tax Return is true, correct and complete in all material respects.
(b)   All income and all other material Taxes owed by the Company or any Company Subsidiary or for which the Company or any Company Subsidiary may otherwise be liable (whether or not shown on any Tax Return) have been paid in full.
(c)   There is no claim against the Company or any Company Subsidiary for any material Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing by any Taxing Authority with respect to any Taxes or Tax Returns of or with respect to the Company or any Company Subsidiary.

(d)   No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of income or other material Taxes or Tax matters is pending, being conducted or has been threatened in writing with respect to the Company or any Company Subsidiary.
(e)   Neither the Company nor any Company Subsidiary has received written notice of any claim from a Taxing Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns stating that the Company or any Company Subsidiary is or may be subject to Tax in such jurisdiction.
(f)   Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(g)   There are no Liens or encumbrances for material Taxes upon any of the assets of the Company or any Company Subsidiary except for Permitted Liens.
(h)   Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract or arrangement, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes and which was entered into in the ordinary course of business.
(i)   Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. Tax Return (other than a group of which the Company was the common parent).
(j)   Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes and which was entered into in the ordinary course of business.
(k)   Neither the Company nor any Company Subsidiary has any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Taxing Authority, on the other hand.
(l)   Neither the Company nor any Company Subsidiary has engaged in or entered into a “reportable transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulation Section 1.6011-4(b).
(m)   The Company has made available to Concord true, correct and complete copies of all material income Tax Returns filed by the Company or any Company Subsidiary for the 2019 and 2020 tax years.
(n)   Neither the Company nor any Company Subsidiary has received a written notice from a Taxing Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(o)   Neither the Company nor any Company Subsidiary has been, is, or immediately prior to the Closing Date will be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.
(p)   Neither the Company nor any Company Subsidiary, has taken or agreed to take any action not contemplated by this Agreement and/or any ancillary document that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to prevent the exchange contemplated in connection with the Transactions from qualifying for the Intended Tax Treatment. The Company represents and confirms that the Intended Irish Stamp Duty Treatment is expected to apply to the transfer of shares in the Company to Topco pursuant to the Scheme.

(q)   Neither the Company nor any Company Subsidiary has within the last two (2) years distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(r)   The Company is, and has been since its formation, treated as a foreign corporation for U.S. federal income tax purposes.
(s)   The Company is not currently a “passive foreign investment company” as defined in Section 1297(a) of the Code.
(t)   Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period or portion thereof ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) in existence on or prior to the Closing Date; (vi) any use of an improper method of accounting use for any tax period or portion thereof ending or ended on or prior to the Closing Date; or (vii) income arising or accruing prior to the Closing and includable after the Closing under Subchapter K, Section 951, 951A or 956 of the Code. The Company and the Company Subsidiaries are not and shall not be required to include any amount in income or pay any installment of any “net tax liability” or other Tax pursuant to Section 965 of the Code. The Company and the Company Subsidiaries have not deferred the payment of any payroll Taxes under any applicable Laws the due date for the original payment of which was at or prior to the Closing Date to a date after the Closing Date.
(u)   The Company, or one or more of the Company Subsidiaries, is and has been engaged in an active trade or business outside the United States, within the meaning of Treasury Regulation Section 1.367(a)-2(d)(2), (3), and (4), for a continuous period of at least thirty-six (36) months. The Company has owned (directly or indirectly) all of the equity of such Company Subsidiaries at all times during the thirty-six (36)-month period preceding the Merger Effective Time. Neither the Company nor any Company Subsidiary has an intention to substantially dispose of or discontinue such trade or business or the Company Subsidiary conducting such trade or business.
SECTION 5.15   Environmental Matters.   (a) Neither the Company nor any of the Company Subsidiaries has violated since January 1, 2018, nor is it in violation of, any applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Company Subsidiary, and their Products, are in compliance with Environmental Laws and Environmental Permits in all material respects; and (f) neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation of, or liability under, Environmental Laws, except in each case as would not be material to the Company and the Company Subsidiaries, taken as a whole. The Company has provided all environmental site assessments, reports, studies or other evaluations in its possession or reasonable control relating to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

SECTION 5.16   Material Contracts.
(a)   Section 5.16(a) of the Company Disclosure Schedule lists, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party or by which any of their respective assets is bound (such contracts and agreements as are required to be set forth Section 5.16(a) of the Company Disclosure Schedule along with any Plan listed on Section 5.10(a) of the Company Disclosure Schedule being the “Material Contracts”):
(i)   each contract and agreement, excluding Plans, with consideration paid to or payable by the Company or any of the Company Subsidiaries of more than $500,000, in the aggregate, over any twelve (12)-month period;
(ii)   each contract and agreement with Suppliers to the Company or any Company Subsidiary, including those relating to the design, development, manufacture or sale of Products of the Company or any Company Subsidiary, for expenditures paid to or payable by the Company or any Company Subsidiary requiring payment obligation of an amount equal to or greater than $500,000 over any twelve (12)-month period;
(iii)   all contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party pursuant to which the Company has paid an amount equal to or greater than $500,000 over any twelve (12)-month period;
(iv)   all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $250,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or Lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person;
(v)   all partnership, joint venture or similar agreements;
(vi)   all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;
(vii)   any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) or any other contract that is material to the Company or the Company Subsidiaries; and
(viii)   all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses.
(ix)   all contracts for employment and consulting services that provide for an annual base salary or fees in excess of $250,000.
(b)   (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not be expected to be material to the Company and the Company Subsidiaries, taken as a whole. No party to a Material Contract has given written notice of or, to the knowledge of the Company, threatened (A) any potential exercise of termination rights with respect to any Material Contract or (B) any non-renewal or modification of any Material Contract. The Company has furnished or made available to Concord in the Virtual Data Room true and complete copies of all Material Contracts, including any amendments thereto that are material in nature.

SECTION 5.17   Insurance.
(a)   Section 5.17(a) of the Company Disclosure Schedule sets forth, with respect to each insurance policy under which the Company or any Company Subsidiary is an insured (the “Insurance Policies”), a named insured or otherwise the principal beneficiary of coverage (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.
(b)   With respect to each such Insurance Policy, except as would not be expected to be material to the Company and the Company Subsidiaries, taken as a whole: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (iv) the Company and the Company Subsidiaries hold policies of insurance in amounts required to be maintained by Material Contracts.
SECTION 5.18   Board Approval; Vote Required.   The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and the Company Holders and the Company Convertible Note Holders, (b) approved this Agreement and the Transactions and declared their advisability, and (c) recommended that the Company Holders and the Company Convertible Note Holders approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by the Company Holders and the Company Convertible Note Holders. The Requisite Approval is the only vote of the holders of any Company Equity Securities necessary to adopt this Agreement and approve the Transactions.
SECTION 5.19   Certain Business Practices.   Since January 1, 2018:
(a)   None of the Company, any Company Subsidiary, or to the knowledge of the Company, any of their respective directors, officers, employees or agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.
(b)   None of the Company, any Company Subsidiary, or to the knowledge of the Company, any of their respective directors, officers or employees, independent contractors or agents: (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person unless duly authorized to do so or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws.
(c)   The operations of the Company and any Company Subsidiary is and has been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and any other Anti-Money Laundering Laws in any other jurisdiction. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, no action, suit or proceeding involving the Company or any Company Subsidiary with respect to the Anti-Money Laundering Laws is pending or threatened by or before any Governmental Authority. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company and all Company Subsidiaries have maintained an adequate system or systems of internal control reasonably designed to ensure compliance with Anti-Money Laundering Laws and prevent and detect violations of any Anti-Money Laundering Laws.
(d)   There are no and there have not been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or, to the knowledge of the Company, any of their respective officers, directors, employees or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.
SECTION 5.20   Interested Party Transactions.   Except as set forth in Section 5.20 of the Company Disclosure Schedule and for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of the Company’s business, no director, officer or other affiliate of the Company or any Company Subsidiary has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any Material Contract; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements. The Company and the Company Subsidiaries have not, since January 1, 2018, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.
SECTION 5.21   Exchange Act.   Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.
SECTION 5.22   Brokers.   Except as set forth on Section 5.22 of the Company Disclosure Schedule, as of the date hereof, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. As of the date hereof, the Company has provided Concord with a true and complete copy of all contracts, agreements and arrangements with any such parties, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.
SECTION 5.23   Fixtures and Equipment.   Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, to the knowledge of the Company, each of the Company and the Company Subsidiaries (as applicable) has good title to, or a valid leasehold interest in, the tangible personal property, equipment, improvements, fixtures, and other personal property and appurtenances that are used by the Company or the Company Subsidiaries in connection with the conduct of its business (the “Fixtures and Equipment”). Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, to the knowledge of the Company, each of the Company and the Company Subsidiaries owns all of its Fixtures and Equipment free and clear of all Liens except for (a) Liens for current taxes not yet due and (b) zoning Laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.
SECTION 5.24   Registration Statement.   None of the information relating to the Company or any Company Subsidiary supplied by the Company in writing for inclusion in the Registration Statement / Proxy Statement will, as of the date the Registration Statement / Proxy Statement is made effective, as of the date the Registration Statement / Proxy Statement (or any amendment or supplement thereto) is first mailed to Concord stockholders, at the time of the Concord’s Stockholders’ Meeting, or at the Merger Effective Time, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the Company makes no representation with respect to any forward-looking statements supplied by or on behalf of the Company for inclusion in, or relating to information to be included in the Registration Statement / Proxy Statement. All documents the Company is responsible for filing with the SEC in connection with the Transactions comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.
SECTION 5.25   Exclusivity of Representations and Warranties.   Except as otherwise expressly provided in this Article V (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Concord, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Concord, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Concord, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF TOPCO AND TOPCO MERGER SUB
Except as set forth in the Topco Disclosure Schedule delivered by Topco and Topco Merger Sub in connection with this Agreement, Topco and Topco Merger Sub hereby represent and warrant to Concord as of the date hereof (except to the extent that any such representation or warranty expressly is made as of another date, in which case such representation or warranty shall be made as of such date) as follows:
SECTION 6.01   Corporate Organization.
(a)   Each of Topco and Topco Merger Sub is a legal entity duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and has the requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.
(b)   As of the date hereof and immediately prior to the Scheme Effective Time, neither Topco, except for Topco Merger Sub, nor Topco Merger Sub directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.
SECTION 6.02   Organizational Documents.   Topco and Topco Merger Sub have each furnished to Concord complete and correct copies of the Topco Organizational Documents and the Topco Merger Sub Organizational Documents, as applicable. The Topco Organizational Documents and the Topco Merger Sub Organizational Documents are in full force and effect. Neither Topco nor Topco Merger Sub are in violation of any provision of the Topco Organizational Documents or the Topco Merger Sub Organizational Documents, as applicable.
SECTION 6.03   Capitalization.
(a)   The authorized share capital of Topco consists of (i) 2,300,000,000 Topco Ordinary Shares, (ii) 800,000,000 preferred shares of $0.001 each (nominal value) (“Topco Preferred Shares”) and (iii) 25,000 euro deferred ordinary shares of €1.00 each nominal value (“Euro Deferred Shares”). (i) No Topco Ordinary Shares or Topco Preferred Shares are issued and outstanding (ii) 25,000 Euro Deferred Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, and (iii) no shares are held in the treasury of Topco.
(b)   All outstanding shares of Topco share capital have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Topco Organizational Documents.
(c)   Subject to compliance with the terms and conditions of this Agreement and the other Transaction Documents, where relevant, the Topco Ordinary Shares when issued by Topco in connection with the Transactions shall be (i) duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Topco Constitution, and (ii) issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(d)   Neither Topco nor Topco Merger Sub has issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Topco or Topco Merger Sub, or obligating Topco or Topco Merger Sub to issue or sell any shares of capital stock of, or other Equity Interests in, Topco or Topco Merger Sub. All Topco Ordinary Shares and the Topco Warrants subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Topco nor Topco Merger Sub is a party to, or otherwise bound by, and neither Topco nor Topco Merger Sub has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Shareholders Agreement and the Waiver Agreement, neither Topco or Topco Merger Sub is a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of shares of Topco Ordinary Shares, or any of the Equity Interests or other securities of Topco or Topco Merger Sub.
SECTION 6.04   Authority Relative to This Agreement.   Each of Topco and Topco Merger Sub has all necessary organizational corporate and other power and authority (save that the board of directors of Topco has not duly authorized the allotment and issuance of the Scheme Consideration pursuant to the Scheme) to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the satisfaction of the conditions agreed in this Agreement, including but not limited to the condition set forth in Section 10.01(a), to consummate the Transactions. The execution and delivery of this Agreement by each of Topco and Topco Merger Sub and the consummation of the Transactions have been duly and validly authorized by all necessary action (save that the board of directors of Topco has not authorized the allotment and issuance of the Scheme Consideration pursuant to the Scheme), and no other proceedings on the part of Topco or Topco Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than with respect to the applicable Transactions, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding Topco Ordinary Shares and the due authorization, by the board of directors of Topco, of the allotment and issuance of the Scheme Consideration). This Agreement has been duly and validly executed and delivered by Topco and Topco Merger Sub and, assuming due authorization, execution and delivery by the Company and Concord, constitutes a legal, valid and binding obligation of Topco and Topco Merger Sub, enforceable against Topco and Topco Merger Sub, in accordance with its terms subject to the Remedies Exceptions.
SECTION 6.05   No Conflict; Required Filings and Consents.
(a)   The execution and delivery of this Agreement by each of Topco and Topco Merger Sub do not, and the performance of this Agreement by each of Topco and Topco Merger Sub will not, (i) conflict with or violate the applicable organization documents of Topco and Topco Merger Sub, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 7.04 and Section 7.05(b) have been obtained and all filings and obligations described in Section 7.05(b) have been made, conflict with or violate any Law applicable to Topco or Topco Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of any of Topco or Topco Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Topco or Topco Merger Sub is a party or by which Topco or Topco Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Topco Material Adverse Effect.
(b)   The execution and delivery of this Agreement by Topco and Topco Merger Sub do not, and the performance of this Agreement by each of Topco and Topco Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of a Central Bank of Ireland licensing process or application for authorization under the Irish European Communities (Electronic Money) Regulations 2011, the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, (ii) approval of the shareholders of Concord,

(iii) such filings with, and approvals of, the New York Stock Exchange to permit the Topco Ordinary Shares to be issued in connection with the Transactions and to be listed on the New York Stock Exchange and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Topco or Topco Merger Sub from performing its respective material obligations under this Agreement.
SECTION 6.06   Absence of Certain Changes or Events.   Since its formation, except as expressly contemplated by this Agreement, (a) Topco has conducted its business in all material respects in the ordinary course and (b) there has not been a Topco Material Adverse Effect.
SECTION 6.07   Absence of Litigation.   There is no Action pending or, to the knowledge of Topco, threatened against Topco, or any property or asset of Topco, before any Governmental Authority. Topco (or any of its properties or assets) is not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Topco, continuing investigation by, any Governmental Authority.
SECTION 6.08   Board Approval; Vote Required.
(a)   The respective boards of directors of Topco and Topco Merger Sub, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, have duly (i) determined that this Agreement, the Merger and the other Transactions are fair to and in the best interests of Topco, Topco Merger Sub and their respective stockholders, (ii) approved this Agreement, the Merger, the other Transactions and declared their advisability and (iii) recommended that the stockholders of Topco and Topco Merger Sub approve and adopt this Agreement and approve the Merger and the other Transactions, as applicable, and directed that this Agreement and the Transactions be submitted for consideration by their respective stockholders.
(b)   The only vote of the holders of any class or series of share capital of Topco necessary to approve this Agreement, the Merger and the Transactions is the affirmative vote of the holders of a seventy-five (75) percent majority of the outstanding Topco shares.
(c)   The only vote of the holders of any class or series of capital stock of Topco Merger Sub necessary to approve this Agreement, the Merger and the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of common stock in Topco Merger Sub.
SECTION 6.09   No Prior Operations of Topco or Topco Merger Sub.   Each of Topco and Topco Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by its organization and this Agreement.
SECTION 6.10   Brokers.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Topco or Topco Merger Sub.
SECTION 6.11   Employees.   Topco and Topco Merger Sub have no employees on their payroll, and have not retained any contractors, other than consultants and advisors in the ordinary course of business. Topco and Topco Merger Sub have no unsatisfied material liability with respect to any officer or director. Topco and Topco Merger Sub have never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan.
SECTION 6.12   Exclusivity of Representations.   Except as otherwise expressly provided in this Article VI (as modified by the Topco Disclosure Schedule), Topco and Topco Merger Sub hereby expressly disclaim and negate, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Topco, Merger Sub, their respective affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Concord, its affiliates or any of its Representatives by, or on behalf of, Topco and Topco Merger Sub, and any such representations or warranties are expressly disclaimed.

ARTICLE VII.
REPRESENTATIONS AND WARRANTIES OF CONCORD
Except as set forth in the Concord SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Concord SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), Concord hereby represents and warrants to the Company as of the date hereof (except to the extent that any such representation or warranty expressly is made as of another date, in which case such representation or warranty shall be made as of such date) as follows:
SECTION 7.01   Corporate Organization.
(a)   Concord is a corporation or other entity duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and has the requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted except where the failure to have such power, authority and governmental approvals would not have a Concord Material Adverse Effect.
(b)   Concord does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.
SECTION 7.02   Organizational Documents.   Concord has heretofore furnished to the Company complete and correct copies of the Concord Organizational Documents. The Concord Organizational Documents are in full force and effect. Concord is not in violation of any of the provisions of the Concord Organizational Documents.
SECTION 7.03   Capitalization.
(a)   As of the date of this Agreement, the authorized share capital of Concord consists of (i) 200,000,000 shares of Concord Class A Common Stock, (ii) 20,000,000 shares of Concord Class B Common Stock and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Concord Preferred Shares”). As of the date of this Agreement (i) 28,352,000 shares of Concord Class A Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 6,900,000 shares of Concord Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no shares of Concord Class A Common Stock or Concord Class B Common Stock are held in the treasury of Concord, (iv) 14,176,000 Concord Warrants are issued and outstanding, and (v) 14,176,000 shares of Concord Class A Common Stock are reserved for future issuance pursuant to the Concord Warrants. As of the date of this Agreement, there are no Concord Preferred Shares issued and outstanding. Each Concord Warrant is exercisable for one share of Concord Class A Common Stock at an exercise price of $11.50, subject to the terms of such Concord Warrant and the Concord Warrant Agreement.
(b)   All outstanding shares of Concord Class A Common Stock and Concord Class B Common Stock and the Concord Warrants have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Concord Organizational Documents.
(c)   As of the date of this Agreement, except for this Agreement, and the Concord Warrants, Concord has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Concord, or obligating Concord to issue or sell any shares of capital stock of, or other Equity Interests in, Concord. Concord is not a party to, or otherwise bound by, and Concord has not granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Shareholders Agreement and the Waiver Agreement, Concord is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of shares of Concord Class A Common Stock, Concord Class B Common Stock or any of the Equity Interests or other securities of Concord.

SECTION 7.04   Authority Relative to This Agreement.   Concord has all necessary organizational corporate and other power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the satisfaction of the conditions agreed in this Agreement, including but not limited to the condition set forth in Section 10.01(a), to consummate the Transactions. The execution and delivery of this Agreement by Concord and the consummation of the Transactions have been duly and validly authorized by all necessary action, and no other proceedings on the part of Concord is necessary to authorize this Agreement or to consummate the Transactions (other than with respect to the applicable Transactions, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Concord Class A Common Stock represented in person or by proxy at the Concord Stockholders’ Meeting and who vote at such meeting and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Concord and, assuming due authorization, execution and delivery by the Company, Topco and Topco Merger Sub, constitutes a legal, valid and binding obligation of Concord, enforceable against Concord, in accordance with its terms subject to the Remedies Exceptions.
SECTION 7.05   No Conflict; Required Filings and Consents.
(a)   The execution and delivery of this Agreement by Concord does not, and subject to receipt of the filing and recordation of appropriate merger documents or other documents as required by the DGCL, and the performance of this Agreement by Concord will not, (i) conflict with or violate the Concord Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 7.04 and Section 7.05(b) have been obtained and all filings and obligations described in Section 7.05(b) have been made, conflict with or violate any Law applicable to Concord or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Concord pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Concord is a party or by which Concord or any of its property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Concord Material Adverse Effect.
(b)   The execution and delivery of this Agreement by Concord does not, and the performance of this Agreement by Concord will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of a Central Bank of Ireland licensing process or application for authorization under the Irish European Communities (Electronic Money) Regulations 2011, the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, (ii) approval of the shareholders of Concord, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Concord from performing its respective material obligations under this Agreement.
SECTION 7.06   Compliance.    Concord is not in conflict with, or in default, breach or violation of any Law applicable to it or by which any of its property or assets are bound or affected. Concord is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Concord to own, lease and operate its properties or to carry on its business as it is now being conducted.
SECTION 7.07   SEC Filings; Financial Statements; Sarbanes-Oxley.
(a)   Concord has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC since formation, together with any amendments, restatements or supplements thereto (collectively, the “Concord SEC Reports”). Concord has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Concord with the SEC to all agreements, documents and other instruments that previously had been filed by Concord with the SEC and are currently in effect. As of their respective dates, the Concord SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Concord SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Concord SEC Report. Each director and executive officer of Concord has filed with the SEC on a timely basis all documents required with respect to Concord by Section 16(a) of the Exchange Act and the rules and regulations thereunder.
(b)   Each of the financial statements (including, in each case, any notes thereto) contained in the Concord SEC Reports was prepared in accordance with US GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Concord as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that have not been, and would not reasonably be expected to individually or in the aggregate be, material). Concord has no off-balance sheet arrangements that are not disclosed in the Concord SEC Reports. No financial statements other than those of Concord are required by US GAAP to be included in the consolidated financial statements of Concord.
(c)   Except as and to the extent set forth in the Concord SEC Reports, Concord does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with US GAAP, except for liabilities and obligations arising in the ordinary course of Concord’s business.
(d)   Concord is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.
(e)   Concord has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Concord and other material information required to be disclosed by Concord in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of Concord’s filing with the SEC and the other public disclosure documents.
(f)   There are no outstanding loans or other extensions of credit made by Concord to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Concord, and Concord has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(g)   Neither Concord, nor to the knowledge of Concord, any of its independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Concord, (ii) any fraud, whether or not material, that involves Concord’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Concord or (iii) any claim or allegation regarding any of the foregoing.
(h)   As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Concord SEC Reports. To the knowledge of Concord, none of the Concord SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
SECTION 7.08   Absence of Certain Changes or Events.   Since its formation, except as expressly contemplated by this Agreement, (a) Concord has conducted its business in all material respects in the ordinary course, and (b) there has not been a Concord Material Adverse Effect.
SECTION 7.09   Absence of Litigation.   As of the date hereof, there is no Action pending or, to the knowledge of Concord, threatened against Concord, or any property or asset of Concord, before any

Governmental Authority. Neither Concord nor any of their respective properties or assets is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Concord, continuing investigation by, any Governmental Authority.
SECTION 7.10   Board Approval; Vote Required.
(a)   The Concord Board, by resolutions duly adopted by a unanimous vote of those voting at a meeting duly called and held, or by unanimous written consent, and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Concord and its stockholders, (ii) approved this Agreement and the Transactions and declared their advisability, (iii) recommended that the shareholders of Concord approve and adopt this Agreement, the Merger and the other Transactions, and directed that this Agreement, the Merger and the other Transactions, as applicable, be submitted for consideration by the shareholders of Concord at the Concord Stockholders’ Meeting.
(b)   The only vote of the holders of any class or series of shares of Concord necessary to approve the Transactions is the affirmative vote of holders present (in person or by proxy) at the Concord Stockholders’ Meeting representing a majority of the then-outstanding Concord Shares of such holders present and voting.
SECTION 7.11   Brokers.   Except for Goldman Sachs & Co LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Concord. Concord has provided the Company with a true and complete copy of all contracts, agreements and arrangements with any such brokers, finders or investment bankers, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.
SECTION 7.12   Concord Trust Fund.   As of the date of this Agreement, Concord has no less than $276,005,942 in the trust fund established by Concord for the benefit of Concord and its public stockholders (the “Trust Fund”) maintained in a trust account at JP Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of December 7, 2020, between Concord and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Concord has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Concord or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between Concord and the Trustee that would cause the description of the Trust Agreement in the Concord SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than stockholders of Concord who shall have elected to redeem their shares of Concord Class A Common Stock pursuant to the Concord Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay any Taxes owed by Concord as a result of assets of Concord or interest or other income earned on the assets of Concord and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Concord Organizational Documents. To the knowledge of Concord, as of the date of this Agreement, following the Closing, no stockholder of Concord is entitled to receive any amount from the Trust Account except to the extent such stockholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of Concord, threatened in writing with respect to the Trust Account. Prior to consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Concord shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Concord as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of Concord due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (a) to stockholders of Concord who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Concord in connection with its efforts to effect the Transactions. Concord has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Concord at the Merger Effective Time.
SECTION 7.13   Employees.   Other than any officers as described in the Concord SEC Reports, Concord has no employees on their payroll, and have not retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Concord’s officers and directors in connection with activities on Concord’s behalf in an aggregate amount not in excess of the amount of cash held by Concord outside of the Trust Account, Concord has no unsatisfied material liability with respect to any officer or director. Concord, has never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan.
SECTION 7.14   Taxes.
(a)   All income and all other material Tax Returns required to be filed by or with respect to Concord have been duly and timely filed (taking into account any extension of time to file), and each such Tax Return is true, correct and complete in all material respects.
(b)   All income and all other material Taxes owed by Concord for which Concord may otherwise be liable (whether or not shown on any Tax Return) have been paid in full.
(c)   There is no claim against Concord for any material Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing by any Taxing Authority with respect to any Taxes or Tax Returns of or with respect to Concord.
(d)   No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending, being conducted or has been threatened in writing with respect to Concord;
(e)   Concord has not received written notice of any claim from a Taxing Authority in a jurisdiction in which Concord does not file Tax Returns stating that Concord is or may be subject to Tax in such jurisdiction.
(f)   Concord has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(g)   There are no Liens or encumbrances for material Taxes upon any of the assets of Concord except for Permitted Liens.
(h)   Concord is not a party to, is not bound by or does not have an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract or arrangement, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes and which was entered into in the ordinary course of business.
(i)   Concord has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. Tax Return.
(j)   Concord has not had any material liability for the Taxes of any person (other than Concord) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor or by contract, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes and which was entered into in the ordinary course of business.
(k)   Concord does not have any request for a material ruling in respect of Taxes pending between Concord, on the one hand, and any Taxing Authority, on the other hand.
(l)   Concord has not engaged in or entered into a “reportable transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulation Section 1.6011-4(b).

(m)   Concord has made available to the Company true, correct and complete copies of all material income Tax Returns filed by Concord.
(n)   Concord has not received a written notice from Taxing Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(o)   Concord has not been, is not, and immediately prior to the Closing Date will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.
(p)   Concord has not taken or agreed to take any action not contemplated by this Agreement and/or any ancillary document that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of Concord, no facts or circumstances exist that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.
(q)   Concord has not within the last two (2) years distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
SECTION 7.15   Registration and Listing.   The issued and outstanding Concord Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “CND.U.” The issued and outstanding shares of Concord Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “CND.” The issued and outstanding Concord Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “CNDWS.” As of the date of this Agreement, there is no Action pending or, to the knowledge of Concord, threatened in writing against Concord by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the Concord Units, Concord Class A Common Stock, or Concord Warrants or terminate the listing of Concord on the New York Stock Exchange. Other than as contemplated by the Transactions, none of Concord or any of its affiliates has taken any action in an attempt to terminate the registration of the Concord Units, the Concord Class A Common Stock, or the Concord Warrants under the Exchange Act.
SECTION 7.16   Concord’s Investigation and Reliance.   Concord is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by Concord together with expert advisors, including legal counsel, that they have engaged for such purpose. Concord and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Concord is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article V and Article VI (as modified by the Company Disclosure Schedule and the Topco Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to Concord or any of its stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Concord or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Concord acknowledges that neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.
SECTION 7.17   Exclusivity of Representations.   Except as otherwise expressly provided in this Article VII, Concord hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Concord, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, Topco, Topco Merger Sub, their respective affiliates or any of their respective Representatives by, or on behalf of, Concord, and any such representations or warranties are expressly disclaimed.
ARTICLE VIII.
CONDUCT OF BUSINESS PENDING THE CLOSING
SECTION 8.01   Conduct of Business by the Company, Topco and Topco Merger Sub Pending the Merger.
(a)   The Company agrees that, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including Section 9.08(c) which specifically supersedes all of the restrictions set forth in this Article VIII, to the extent specifically permitted by Section 9.08(c) and as may be necessary or advisable, in the sole discretion of the Company or Topco, in connection with any actions permitted by Section 9.08(c)), (2) as set forth in Section 8.01(a) of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be required by any Governmental Authority), unless Concord shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):
(i)   the Company shall and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice in all material respects; and
(ii)   the Company shall, and shall cause each Company Subsidiary to, use its commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Company and the Company Subsidiaries, to keep available the services of the individuals listed on Section 8.01(a)(ii) of the Company Disclosure Schedule and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.
(b)   By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 8.01(a) of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be required by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Concord (which consent shall not be unreasonably conditioned, withheld or delayed):
(i)   amend or otherwise change its constitution, certificate of incorporation or bylaws or equivalent organizational documents;
(ii)   issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any Equity Interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interests (including, without limitation, any phantom interest), of the Company or any Company Subsidiary other than issuances of Equity Interests of the Company in the ordinary course of business and in a manner consistent with past practice (including, for the avoidance of doubt, (i) the issuance of Equity Interests to new directors, officers, employees or consultants, (ii) the issuance of restricted stock units even though they have not previously been awarded, or (iii) the issuance of Equity Interests upon the exercise or conversion of any Equity Interests of the Company or any Company Subsidiary); or (B) any material assets of the Company or any Company Subsidiary;
(iii)   form any subsidiary or acquire any Equity Interest or other interest in any other entity or enter into a joint venture with any other entity;
(iv)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, shares (including a bonus issue), property or otherwise, with respect to any of its Equity Interests other than Tax distributions;

(v)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Interests;
(vi)   (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any material assets or any corporation, partnership, other business organization or any division thereof; (B) incur any Company Debt or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets or (C) merge, consolidate, combine or amalgamate with any person;
(vii)   (A) grant an increase of $75,000 in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company as of the date of this Agreement, (B) enter into any new, or materially amend any existing, employment, retention, bonus, change in control, severance, redundancy or termination agreement with any current or former director, officer, employee or consultant whose base salary would exceed, on an annualized basis, $325,000, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant, or (D) establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a labor union, trade union, works council, or other representative of executive officers;
(viii)   adopt, amend and/or terminate any material Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;
(ix)   amend and/or terminate any insurance policies of the Company or any Company Subsidiary except as may be required by applicable Law or is necessary in order to consummate the Transactions;
(x)   materially amend (other than reasonable and usual amendments in the ordinary course of business), the accounting policies or procedures, other than as required by US GAAP, the international financial reporting standards as issued by the International Accounting Standards Board or Irish GAAP;
(xi)   (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) except as otherwise expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, make (inconsistent with past practice), change or rescind any material election relating to Taxes or (D) settle or compromise any material U.S. federal, state or local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;
(xii)   fail to maintain the Leased Real Property, including the improvements located thereon or used in connection therewith, in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted;
(xiii)   materially amend, modify or consent to the termination of any Material Contract or amend, waive, modify or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder, except in the ordinary course of business;
(xiv)   fail to maintain the existence of, or use reasonable efforts to protect, Company-Owned IP to the extent that such action or inaction would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole;
(xv)   permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company-Owned IP to the extent that such action or inaction would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole;
(xvi)   waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $1,000,000 individually or $2,000,000 in the aggregate;

(xvii)   create or incur any Lien material to the Company, any Company Subsidiary, Topco or Topco Merger Sub other than Permitted Liens incurred in the ordinary course of business consistent with past practice;
(xviii)   make any loans, advances, guarantees or capital contributions to or investments in any person (other than the Company or any Company Subsidiaries) that exceed $250,000 in the aggregate at any time outstanding;
(xix)   make or authorize any unbudgeted capital expenditures in excess of $1,000,000 in the aggregate;
(xx)   fail to pay or satisfy when due any material account payable or other material liability, other than in the ordinary course of business consistent with past practice or any such liability that is being contested in good faith by the Company or any Company Subsidiary;
(xxi)   fail to keep current and in full force and effect, or comply in all material respects with the requirements of any Company Permit issued to the Company or any Company Subsidiary by any Governmental Authority or fail to take any reasonable steps required by any Governmental Authority as part of a licensing application or application for authorization;
(xxii)   take any steps for liquidation, winding-up, freeze of proceedings, arrangements with creditors or similar action or proceeding by or in respect of the Company or any Company Subsidiary; or
(xxiii)   enter into any contract or otherwise make a binding commitment to do any of the foregoing.
Nothing herein shall require the Company to obtain consent from Concord to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 8.01 shall give to Concord, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. In addition, any action taken, or omitted to be taken, by the Company or any of the Company Subsidiaries to the extent that the Company or any of the Company Subsidiaries reasonably determine that such action or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Company and the Company Subsidiaries, taken as a whole, shall not be deemed to constitute a breach of Section 8.01. Prior to the Closing Date, each of Concord and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.
(c)   Except as provided in Section 9.08(c), Topco shall not, and the Company shall not permit Topco to, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, except as expressly contemplated by any other provision of this Agreement (including the Escrow) or as required by applicable Law (including as may be required by any Governmental Authority), do any of the following without the prior written consent of Concord (in its sole discretion):
(i)   engage in any business or activity other than the consummation of the Acquisition;
(ii)   amend or otherwise change the Topco Organizational Documents, except such amendments to be made pursuant to Section 9.15 or otherwise required by this Agreement;
(iii)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;
(iv)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Topco Ordinary Shares;
(v)   issue, sell, pledge, dispose of, grant or encumber, or authorize, solicit, propose, or negotiate with respect to the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Topco or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Topco;
(vi)   liquidate, dissolve, reorganize or otherwise wind up the business and operations of Topco;
(vii)   permit any Company Holder who acquires Topco Ordinary Shares pursuant to the Scheme to transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or otherwise dispose of any Topco Ordinary Shares, or recognize any such transfer, sale, lease, license, mortgage, pledge, surrender, encumbrances, divestment, cancellation, abandonment or other disposition of Topco Ordinary Shares;
(viii)   transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any Company Shares acquired pursuant to the Scheme and any such attempted action shall be null and void and Topco will not inscribe any such transfer (of any kind as contemplated in this provision) in the shareholder register;
(ix)   acquire or hold any equity securities or rights thereto in any person other than the Company pursuant to the Scheme; or
(x)   enter into any contract or otherwise make a binding commitment to do any of the foregoing.
SECTION 8.02   Conduct of Business by Concord Pending the Merger.   Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including in connection with entering into various Subscription Agreements and consummating any Private Placements) and except as required by applicable Law (including as may be required by any Governmental Authority), Concord agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Merger Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Concord shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating any Private Placements) and as required by applicable Law (including as may be required by any Governmental Authority), Concord shall not, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company:
(a)   amend or otherwise change the Concord Organizational Documents (other than in connection with a Concord Extension Proposal) or form any new subsidiary of Concord;
(b)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Concord Organizational Documents;
(c)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Equity Interests, except for redemptions from the Trust Fund that are required pursuant to the Concord Organizational Documents;
(d)   issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Concord, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Concord (except for issuances and sales of Concord Shares pursuant to the private investment in public equity);
(e)   acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;
(f)   incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Concord, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from the Sponsor or an affiliate thereof or certain of Concord’s officers and directors to finance Concord’s transaction costs in connection with the Transactions;
(g)   make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in US GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;
(h)   (i) amend any material Tax Return, (ii) change any material method of Tax accounting, (iii) make (inconsistent with past practice), change or rescind any material election relating to Taxes, or (iv) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;
(i)   liquidate, dissolve, reorganize or otherwise wind up the business and operations of Concord;
(j)   engage in any activities or business, other than activities or business (i) in connection with or incident or related to its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Agreement, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;
(k)   enter into any contract or arrangement with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;
(l)   amend the Trust Agreement, the Concord Warrants or any other agreement related to the Trust Account; or
(m)   enter into any contract or otherwise make a binding commitment to do any of the foregoing.
Nothing herein shall require Concord, Topco or Topco Merger Sub to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 8.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of Concord prior to the Closing Date. Prior to the Closing Date, each of Concord and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.
SECTION 8.03   Claims Against Trust Account.   Each of the Company, Topco and Topco Merger Sub agrees that, notwithstanding any other provision contained in this Agreement, none of the Company, Topco or Topco Merger Sub does now have, and shall not at any time prior to the Merger Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between or among the Company, Topco or Topco Merger Sub, on the one hand, and Concord, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 8.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, each of the Company, Topco and Topco Merger Sub hereby irrevocably waives any Claim it may have, now or in the future and agree that they will not seek recourse against the Trust Fund for any reason whatsoever in respect of any Claim; provided, however, that the foregoing waiver will not limit or prohibit the Company, Topco or Topco Merger Sub from pursuing a claim against Concord or any other person for legal relief against monies or other assets of Concord held outside of the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with the Transactions (including a claim for Concord to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption Rights)) or for fraud. In the event that the Company, Topco or Topco Merger Sub commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Concord shall be entitled to recover from such Party the associated reasonable legal fees and costs in connection with any such action, in the event Concord prevails in such action or proceeding.
ARTICLE IX.
ADDITIONAL AGREEMENTS
SECTION 9.01   Registration Statement.
(a)   As promptly as reasonably practicable after the availability of the Delivered Financial Statements, Topco, Concord and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by the Company), and Topco shall file (and the Company shall cause Topco to file) with the SEC, an amendment to the registration statement on Form S-4 initially filed by Topco on August 6, 2021, or such other applicable form as the Company and Concord may agree relating to the Transactions (as amended or supplemented from time to time, the “Registration Statement / Proxy Statement”) (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus that will be included therein as a prospectus with respect to Topco and that will be used as a proxy statement with respect to the Concord Stockholders’ Meeting to adopt and approve the Concord Proposals and other matters reasonably related to the Concord Proposals, all in accordance with and as required by the Concord Organizational Documents, any related agreements with the Sponsor or any of their respective Affiliates, applicable Law, and any applicable rules and regulations of the SEC and the New York Stock Exchange). The Registration Statement / Proxy Statement shall be in form and substance reasonably acceptable to the Company and Concord. Each of Topco, Concord and the Company shall use its reasonable best efforts to: (i) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, and without limitation, by using its reasonable best efforts to deliver true and complete copies of the audited or reviewed consolidated balance sheet of the Company and the Company Subsidiaries as required thereunder, and the related audited and unaudited consolidated statements of operations, cash flows and changes in equityholders’ equity of the Company and the Company Subsidiaries for the applicable periods, each prepared in accordance with US GAAP and, with respect to any audited financials, audited in accordance with the auditing standards of the PCAOB and the associated audit reports and consents of the Company’s independent registered public accounting firm); (ii) promptly notify the others of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) have the Registration Statement / Proxy Statement declared effective under the Securities Act, if applicable, as promptly as reasonably practicable after it is filed with the SEC; and (iv) keep the Registration Statement / Proxy Statement effective, if applicable, through the Closing in order to permit the consummation of the Transactions. Each of Topco, Concord and the Company shall promptly furnish the others all information concerning such party, its subsidiaries, Representatives and shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 9.01; provided, however, that none of Topco, Concord or the Company shall use any such information for any purposes other than those contemplated by this Agreement unless: (A) such Party obtains the prior written consent of the applicable other Party to such use (which consent shall not be unreasonably withheld, conditioned or delayed); or (B) to the extent that use of such information is required (upon advice of counsel) to avoid violation of applicable Law. Topco and Concord shall promptly advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, if any, the issuance of any stop order relating thereto or the suspension of the qualification of the Topco Ordinary Shares for offering or sale in any jurisdiction, and each of Topco, Concord and the Company shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.
(b)   Each of Concord and Topco represent that the information supplied by Concord or Topco, or on behalf of Concord or Topco, as applicable, for inclusion in the Registration Statement / Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Concord, (ii) the time of the Concord Stockholders’ Meeting and (iii) the Closing. If, at any time prior to the Closing, any event or circumstance relating to

Topco, Concord or their respective officers or directors, should be discovered by Topco or Concord, as applicable, which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, Topco or Concord, as applicable, shall promptly inform the Company. All documents that either Topco or Concord, as applicable, is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.
(c)   If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that a tax opinion be prepared and submitted in connection with such, Concord and the Company and/or Topco shall deliver to Greenberg Traurig, LLP and Goodwin Procter LLP (or, in each case, other nationally recognized tax counsel described in this Section 9.01(c)), respectively, customary Tax representation letters satisfactory to its tax counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such tax counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement. If required by the SEC in connection with the filing of the Registration Statement / Proxy Statement, Concord shall cause Greenberg Traurig, LLP (or such other nationally recognized tax counsel to Concord reasonably satisfactory to the Company and/or Topco) to furnish an opinion, subject to customary assumptions and limitations, to the effect that (i) the Intended Merger Tax Treatment should apply to the Merger and (ii) the Intended Transaction Tax Treatment should apply to Concord, the Concord shareholders and the Concord warrant holders, as applicable. If required by the SEC in connection with the filing of the Registration Statement / Proxy Statement, the Company and/or Topco shall cause Goodwin Procter LLP (or such other nationally recognized tax counsel to the Company and/or Topco reasonably satisfactory to Concord) to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Transaction Tax Treatment should apply to the Company Holders, as applicable.
SECTION 9.02   Concord Stockholders’ Meeting; and Stockholder’s Approval.
(a)   Concord shall: (i) take all action necessary under applicable Law and Concord Organizational Documents to call, give notice of, convene and hold a meeting of the stockholders of Concord (the “Concord Stockholders’ Meeting”) to seek (A) adoption and approval of this Agreement in accordance with applicable Law, (B) approval of any other proposals reasonably agreed by Topco, Concord and the Company to be necessary or appropriate in connection with the Transactions or that either the SEC or New York Stock Exchange (or their respective staff members thereof) deems necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto, and (C) the adoption and approval of a proposal for the adjournment of the Concord Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (A) through (C), together, the “Concord Proposals”), which Concord Stockholders’ Meeting shall be held as promptly as reasonably practicable following the date the Registration Statement / Proxy Statement is declared effective by the SEC (and conditioned upon such declaration of effectiveness); and (ii) submit the Concord Proposals to, and use its reasonable best efforts to solicit proxies in favor of such Concord Proposals from, such holders at the Concord Stockholders’ Meeting. The Concord Board shall, by unanimous approval, recommend to its shareholders that they approve the Concord Proposals and shall include such recommendation in the Registration Statement / Proxy Statement.
SECTION 9.03   Access to Information; Confidentiality.
(a)   From the date of this Agreement until the Merger Effective Time, the Company and Concord shall (and shall cause their respective subsidiaries to): (i) provide to the other Party (and the other Party’s Representatives) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Party and its subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Concord shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege, violate any legally binding obligation to a third party with respect to confidentiality, non-disclosure or privacy, or contravene applicable Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention, including by providing information subject to the attorney-client privilege under a joint defense or seeking a waiver of any applicable confidentiality restrictions).
(b)   All information obtained by the Parties pursuant to this Section 9.03 shall be kept confidential in accordance with the confidentiality agreement, dated February 10, 2021 (the “Confidentiality Agreement”), between Concord and the Circle Internet Financial, LLC, the terms of which are incorporated herein by reference, provided that the term “Disclosing Party” in the Confidentiality Agreement shall refer to the Company.
(c)   Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any Tax advisor as is reasonably necessary regarding the structure and tax treatment of the Transactions and may disclose to such advisor, as is reasonably necessary, the structure and tax treatment of the Transactions and all materials (including any tax analysis) that are provided relating to such structure or treatment, in each case, in accordance with the Confidentiality Agreement.
SECTION 9.04   Exclusivity.
(a)   From the date of this Agreement and ending on the earlier of (i) the Closing and (ii) the termination of this Agreement in accordance with Section 11.01, the Company shall not, and shall cause its subsidiaries and its and their respective Representatives not to, directly or indirectly, (A) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage (including by way of furnishing non-public information) or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale, in a single transaction or a series of related transactions, of any assets of the Company or any of its subsidiaries or any capital stock or other equity securities of the Company or any of its subsidiaries, whether by way of merger, conversion, consolidation, liquidation, dissolution, initial public offering or similar transaction involving the Company or any of its subsidiaries (an “Alternative Transaction”), other than with the other Parties and their respective Representatives, (B) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction, (C) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, (D) approve, endorse or recommend, or propose publicly to approve, endorse or recommend an Alternative Transaction or (E) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of Equity Interests of the Company or any of its subsidiaries; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 9.04(a). The Company shall, and shall cause its subsidiaries and its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If the Company or any of its subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then the Company shall promptly (and in no event later than twenty-four (24) hours after the Company becomes aware of such inquiry or proposal) notify such person in writing that such Party is subject to an exclusivity agreement with respect to the Transaction that prohibits such Party from considering such inquiry or proposal and notify Concord of the receipt of an Alternative Transaction including a summary of the material terms and conditions of such Alternative Transaction, unless the Company is bound by a previously executed confidentially agreement that prohibits such disclosure (in which case, the Company will use commercially reasonable efforts to seek a waiver of any applicable confidentiality restrictions). Without limiting the foregoing, Company agrees that any violation of the restrictions set forth in this Section 9.04(a) by it or any of its subsidiaries or its or their respective affiliates or Representatives shall be deemed to be a breach of this Section 9.04(a) by the Company. For the avoidance of doubt, any Private Placement or Acquisition Transaction shall not be considered an Alternative Transaction.

(b)   From and after the date hereof until the Merger Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 11.01, (i) Concord shall not, and shall direct its Representatives acting on its behalf not to, directly or indirectly, (A) initiate, seek, solicit, knowingly facilitate or encourage, submit an indication of interest for, any inquiries, proposals or offer to a person (including any financial investor or group of financial investors) actively engaged, directly or indirectly, in any one or more of the development, production, marketing, distribution and/or exploitation of any products and/or services, in each case other than the Company, the Company Holders and indirect equityholders or any Company Subsidiary (a “Competing Seller”) relating to any merger or business combination between Concord, on the one hand, and a Competing Seller, on the other hand (a “Competing Concord Transaction”) or (B) participate in any negotiations with a Competing Seller relating to a Competing Concord Transaction; (ii) Concord shall, and shall cause its Representatives to, (A) terminate immediately any negotiations with any Competing Seller relating to a Competing Concord Transaction and (B) promptly advise the Company in writing of any proposal regarding a Competing Concord Transaction involving a Competing Seller that it may receive (it being understood that Concord shall not be required to inform the Company of the identity of the person making such proposal or the material terms thereof).
SECTION 9.05   Employee Benefits Matters.
(a)   The Company shall cause all notices, if any, to be timely provided to each participant under the Plans if required by the Plans in connection with the Transactions.
(b)   Concord shall, or shall cause its applicable subsidiary to use reasonable best efforts to provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Merger Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any Employee Benefit Plan, program or arrangement established or maintained by Concord or any of its subsidiaries (excluding any retiree health plans or programs, or defined benefit retirement plans or programs or vesting under any equity or incentive compensation plan or arrangement established or adopted following the Merger Effective Time) for service accrued or deemed accrued prior to the Merger Effective Time with the Company or any Company Subsidiary to the same extent such service was recognized by the Company or the applicable Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, subject to the terms of all governing documents, Topco and Concord shall use commercially reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the Employee Benefit Plans established or maintained by Topco or Concord or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Topco and Concord will honor all offer letters, employment and change in control agreements in place with Continuing Employees and all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.
(c)   Prior to the filing of the definitive Registration Statement / Proxy Statement, Topco will adopt a customary omnibus equity incentive plan and a customary employee stock purchase plan that are reasonably acceptable to the Company, Topco and Concord, which plans will include an unallocated reserve equal to (i) 11% of the outstanding shares of Topco Ordinary Shares immediately following the Merger Effective Time plus the number of Topco Ordinary Shares needed to effectuate the provisions of Section 2.01(e) and Section 2.01(g) above and (ii) 2% of the outstanding shares of Topco Ordinary Shares immediately following the Merger Effective Time, respectively, with customary “evergreen” provisions (collectively, the “Topco Equity Plans”).
(d)   The provisions of this Section 9.05 are solely for the benefit of the Parties, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any Employee Benefit Plan of the Company or shall require the Company, Topco, Concord, and each of their respective subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.
SECTION 9.06   Directors’ and Officers’ Indemnification.
(a)   To the fullest extent permitted under applicable Law, the Topco Organizational Documents shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company Organizational Documents and the Concord Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, Topco or Concord (each such individual, a “D&O Indemnified Person”), unless such modification shall be required by applicable Law
(b)   Topco and Concord agree that with respect to the provisions of the Company Organizational Documents or in any other documents relating to indemnification, advancement or expense reimbursement, such provisions shall survive the Transactions, shall, subject to applicable Law, continue in full force and effect from and after the Merger Effective Time, and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Merger Effective Time in any manner that would affect adversely the rights thereunder for periods prior to the Merger Effective Time of a D&O Indemnified Person, unless such modification shall be required by applicable Law. Topco and the Company agree that with respect to the provisions of the articles, bylaws, limited liability company agreements or other equivalent documents of the Company’s Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall survive the Transactions, shall continue in full force and effect from and after the Merger Effective Time, and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Merger Effective Time in any manner that would affect adversely the rights thereunder for periods prior to the Merger Effective Time of a D&O Indemnified Person, unless such modification shall be required by applicable Law.
(c)   For a period of six (6) years from the Merger Effective Time and until a final, non-appealable resolution of any such claims pending as of six (6) years from the Merger Effective Time, Topco and Concord agree that they shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time, to the fullest extent that the Company would have been permitted under applicable Law or the Company Organizational Documents or in any other documents in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). To the maximum extent permitted by applicable Law, during such period, Topco and Concord shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the Company Organizational Documents or other applicable agreements as in effect immediately prior to the Merger Effective Time.
(d)   Prior to the Merger Effective Time, the Company shall obtain, fully pay the premium for, and maintain prior to the Closing a fully-paid “tail” policy for a term of six (6) years from the Closing Date (the “D&O Tail Policy”) with respect to the directors’ and officers’ insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier and with terms and scope of coverage at least as favorable as the Company’s directors’ and officers’ insurance policy, the Company, Topco and Concord will maintain the D&O Tail Policy in full force and effect for a period of no less than six (6) years after the Merger Effective Time and continue to honor its obligations thereunder. Each D&O Indemnified Person is an express and intended third-party beneficiary of the provisions of this Section 9.06(d) and shall be entitled to independently enforce the terms hereof as if they were each a party to this Agreement.

(e)   Prior to or in connection with the Closing, Concord may purchase a “tail” policy (a “Concord Tail Policy”) with respect to Concord’s current directors’ and officers’ insurance policy covering those persons who are currently covered thereby, so long as the aggregate cost for such “tail” policy does not exceed 300% of the aggregate annual premium payable by Concord for its current directors’ and officers’ insurance policy. If Concord elects to purchase such a Concord Tail Policy prior to or in connection with the Closing, Concord will maintain such Concord Tail Policy in full force and effect for a period of no less than six years after the Closing and continue to honor its obligations thereunder. Concord shall pay the cost of such Concord Tail Policy at the Closing as a Concord Expense.
(f)   Prior to or in connection with the Closing, Topco shall purchase, subject to the Company’s consent, “go-forward” directors’ and officers’ insurance to cover the post-Closing directors and officers of Topco. From and after the date of this Agreement, Topco, Concord and the Company shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 9.06(f), including but not limited to providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance.
(g)   If Topco or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any person, then in each such case, proper provisions shall be made so that the successors or assigns of Topco shall assume all of the obligations set forth in this Section 9.06.
(h)   On the Closing Date, Topco shall enter into customary indemnification agreements reasonably satisfactory to each of the Company, Topco and Concord with the post-Closing directors and officers of Topco, which indemnification agreements shall continue to be effective following the Closing.
SECTION 9.07   Notification of Certain Matters.   The Company shall give prompt notice to Concord, and Concord shall give prompt notice to the Company, of any event that such Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article XI), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article X to fail.
SECTION 9.08   Further Action; Reasonable Best Efforts.
(a)   Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the others, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as necessary for the consummation of the Transactions and to fulfill the conditions thereto. In case, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.
(b)   Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.
(c)   Notwithstanding anything to the contrary in this Agreement, including the restrictions set forth in Article VIII, which are superseded by this Section 9.08(c), the Company and Topco shall be permitted, between the date of this Agreement and the Closing Date, (i) to enter into Subscription Agreements with a financing source or sources relating to Private Placement transactions and to consummate such Private Placement transactions, provided that the Company and Topco shall provide Concord with reasonable time and opportunity to review and provide comments to any such Subscription Agreements and the Company and Topco shall consider in good faith any such comments, provided, further, that (A) the aggregate gross proceeds raised pursuant to such Private Placement transactions shall not exceed $750,000,000, and (B) any such Private Placement shall be based on a valuation of the Company of no less than $7,650,000,000 and (ii) to issue and sell Equity Interests of the Company or Topco, or use cash consideration, in connection with the acquisition (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) of any equity securities or assets of any corporation, partnership, other business organization or any division thereof (an “Acquisition Transaction”), provided, that the consent of Concord (not to be unreasonably withheld, delayed or conditioned) shall be required with respect to any Acquisition Transaction for which financial statements of the acquired business would be required to be included in the Registration Statement / Proxy Statement under applicable regulations. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, Concord acknowledges and agrees that Company Holders shall be permitted to consummate Secondary Sale Transfers, and that the Company shall be permitted to facilitate and provide reasonable cooperation to the Company Holders in connection with any such Secondary Sale Transfers; provided, however, the proceeds from any Secondary Sale Transfers by the Chief Executive Officer of the Company shall not exceed $50,000,000 in the aggregate.
(d)   The Company shall use reasonable best efforts to (i) obtain the Requisite Approvals by the Company Holders and, subject to Section 2.01(m) or the prior conversion of all of the Company Convertible Notes into Company Shares, the outstanding Company Convertible Note Holders, at the Court Meetings and (ii) procure the satisfaction of the Scheme conditions set forth in Section 10.04, including by adjourning the Court Meetings to solicit additional votes or proxies, provided that in no event shall the Company be obliged to adjourn the Court Meetings more than once and in any event, not for a period of greater than twenty (20) Business Days. In effecting any Private Placement transaction or an Acquisition Transaction in accordance with Section 9.08(c), Topco and the Company may take such actions as each, in good faith, deems reasonably necessary or appropriate and which actions shall include (for the avoidance doubt) any action for the purposes of effecting any change to the Company Organizational Documents or Topco’s organizational documents and the calling of any shareholder meeting or the passing of any written shareholder resolution.
SECTION 9.09   Public Announcements.   The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Concord and the Company prior to the execution of this Agreement, and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement. Promptly after the execution of this Agreement, Concord shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the applicable securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Concord shall consider such comments in good faith. The Company, on the one hand, and Concord, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any Party) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Topco and Concord shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by the applicable securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing. Between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article XI) unless otherwise prohibited by applicable Law or the requirements of the New York Stock Exchange, each of Concord and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement or any of the Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed) except to the extent required by applicable Law or stock exchange rules, in which case the disclosing party shall, to the fullest extent permitted by applicable Law, first allow the other Party to review such announcement or communication and the opportunity to comment thereon and the disclosing party shall consider such comments in good faith. Furthermore, nothing contained in this Section 9.09 shall prevent Concord or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Party in accordance with this Section 9.09.
SECTION 9.10   Stock Exchange Listing.   Each of the Company, Topco and Concord shall use its reasonable best efforts to cause: (a) the Topco Ordinary Shares issued in connection with the Transactions to be approved for listing on the New York Stock Exchange; (b) Topco to satisfy all applicable initial and continuing listing requirements of the New York Stock Exchange; and (c) the Topco Ordinary Shares and the Topco Warrants issuable in accordance with this Agreement, the Acquisition, the Merger and any Private Placements, to be approved for listing on the New York Stock Exchange (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Merger Effective Time. During the period from the date hereof until the Closing, Concord shall use its reasonable best efforts to keep the Concord Units, Concord Class A Common Stock and Concord Warrants listed for trading on the New York Stock Exchange.
SECTION 9.11   Antitrust.
(a)   To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company, Topco and Concord each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act; provided, that, subject to the following proviso, the Company shall pay the full HSR Act filing fee at the time of filing; provided, further, if the Closing occurs, the fees of each Party will be paid in accordance with Section 11.03. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.
(b)   Concord, Topco and the Company each shall, in connection with its efforts to obtain all Requisite Approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such Party from, or given by such Party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 9.11(b) may be restricted to outside counsel and may be redacted (A) to remove references concerning the valuation of the Company, and (B) as necessary to comply with contractual arrangements.
(c)   No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.
SECTION 9.12   Trust Account.   As of the Merger Effective Time, the obligations of Concord to dissolve or liquidate within a specified time period as contained in the Concord Certificate of Incorporation will be terminated and Concord shall have no obligation whatsoever to dissolve and liquidate the assets of Concord by reason of the consummation of the Merger or otherwise, and no stockholder of Concord shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Merger Effective Time, Concord shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Merger Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Concord (to be held as available cash for immediate use on the balance sheet of Concord, and to be used (a) to pay the Company’s and Concord’s unpaid transaction expenses in connection with this Agreement and the Transactions and (b)thereafter, for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.
SECTION 9.13   Tax Matters.
(a)   Each of the Parties intends for U.S. federal income tax purposes that the Transactions are intended to (a) be undertaken as part of a prearranged, integrated plan, (b) constitute a tax-deferred exchange within the meaning of Section 351(a) of the Code, (c) be completed in consecutive order such that the exchange contemplated by the Scheme of Arrangement is treated as completed before the Merger Effective Time, and (the “Intended Transaction Tax Treatment”) and (d) with respect to the Merger, constitute and qualify as a tax-deferred exchange that satisfies the exception under Section 367(a)(1) of the Code set forth in the Treasury Regulation Section 1.367(a)-3(c) (the “Intended Merger Tax Treatment”), and for Irish stamp duty purposes that the transfer of shares in the Company to Topco pursuant to the Scheme is intended to qualify for Stamp Duty Relief (the “Intended Irish Stamp Duty Treatment” together with the Intended Transaction Tax Treatment and the Intended Merger Tax Treatment, the “Intended Tax Treatment”). No Party has taken (or failed to take) any action or caused any action to be taken (or to fail to be taken) and will not take (or fail to take) any action or will cause any action to be taken (or to fail to be taken) (in each case other than any action provided for or prohibited by this Agreement), or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment; provided that the foregoing will not require a material change to the conduct of the business of the Company between the date of this Agreement and the Closing Date.
(b)   The Parties shall prepare and file all Tax Returns consistent with the foregoing provisions of this Section 9.13 and shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, unless otherwise required by applicable Law. For the avoidance of doubt, the preceding sentence shall not be interpreted to prevent a person from reporting transactions hereunder pursuant to other applicable non-recognition provisions of the Code, including under Section 368 of the Code, to the extent any such position is not, in and of itself, conflicting with the qualification of the transactions contemplated hereby for the Intended Tax Treatment. The Parties hereto shall cooperate with each other and their respective counsel to document the Tax treatment of transactions contemplated by this Agreement consistently with the Intended Tax Treatment, and each Party shall use reasonable best efforts to notify the other Party in writing if, before the Closing Date, such Party knows or has reason to believe that the transactions contemplated by this Agreement may not qualify for the Intended Tax Treatment.
(c)   Tax Covenants.
(i)   The Parties agree that this Agreement is a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a).
(ii)   From the date of this Agreement to the Merger Effective Time, (x) the Company shall and shall cause each of the Company Subsidiaries to, and (y) Concord shall:
(A)   prepare, consistent with past practice (except as otherwise required by a change in applicable Law), and timely file all Tax Returns required to be filed by it on or before the Closing Date (“Post-Signing Returns”);
(B)   deliver drafts of such material Post-Signing Returns to the other Party no later than ten (10) Business Days prior to the date (including extensions) on which such Post-Signing Returns are required to be filed or, in the case of the Tax Return required to be filed by Topco in respect of the claim for Stamp Duty Relief, seven (7) Business Days before the Closing Date;
(C)   fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;
(D)   properly reserve (and reflect such reserve in its books and records and relevant financial statements), in the ordinary course of business consistent with past practice, for all Taxes payable by it for which no Post-Signing Return is due prior to the Closing Date; and
(E)   promptly notify the other Party of any material U.S. federal, state or local or non-U.S. Action or audit pending or threatened in writing against or with respect to such Party or its subsidiaries in respect of any Tax matter.
(iii)   Topco acknowledges that any Concord stockholder who owns five percent (5%) or more of the ordinary shares of Topco immediately after the Closing, as determined under Section 367 of the Code and the Treasury Regulations promulgated thereunder, may enter into (and cause to be filed with the IRS) a gain recognition agreement in accordance with Treasury Regulations Section 1.367(a)-8. Upon the written request of any Concord stockholder made following the Closing Date, Topco shall (i) use reasonable best efforts to furnish to such Concord stockholder (to the extent such written request includes the contact information of such Concord stockholder) such information as such Concord stockholder reasonably requests in connection with such Concord stockholder’s preparation of a gain recognition agreement, and (ii) use reasonable best efforts to provide such Concord stockholder with the information reasonably requested by such Concord stockholder for purposes of determining whether there has been a gain “triggering event” under the terms of such Concord stockholder’s gain recognition agreement.
(iv)   Following the Closing Date, (x) Topco shall, or shall cause Concord to, comply with the tax reporting obligations of Treasury Regulations 1.368-3 and 1.367(a)-3(c)(6), (y) Topco shall not permit Concord to liquidate or to be treated as liquidating for United States federal Tax purposes, and (z) Topco shall cause Concord to provide financing services to its affiliates after the Closing as an integrated part of the overall activities of Topco and its Affiliates.
(v)   Within ninety (90) days after the end of each taxable year of Topco: (1) Topco shall determine its status as a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”); (2) Topco shall determine the PFIC status of each of its subsidiaries that at any time during such taxable year was a foreign corporation within the meaning of Section 7701(a) of the Code (the

“Non-U.S. Subsidiaries”), but only if Topco determines that it was a PFIC for such taxable year; and (3) Topco shall make such PFIC status determinations available to the shareholders of Topco electronically. If Topco determines that it or any of its Non-U.S. Subsidiaries were PFICs for such taxable year, Topco shall use commercially reasonable efforts to provide the statements and information electronically on a per-share basis (including a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g)) necessary to enable Topco shareholders and their direct and/or indirect owners that are United States persons (within the meaning of Section 7701(a)(30) of the Code) to comply with the provisions of the Code with respect to PFICs, including making and complying with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code. Upon request, income statement and balance sheet data will be available to those shareholders who have made “Qualified Electing Fund” elections in accordance with the regulations as well as those shareholders who require such source data under an alternative regime. The obligations under this Section 9.13(c)(v) shall survive after the Closing.
(d)   FIRPTA Certificate.   At or prior to the Closing, Concord shall deliver to Topco (i) a duly executed certificate and notice in compliance with Treasury Regulation Section 1.1445-2(c) and 1.897-2(h), certifying that Concord is not, and has not been at any time during the five year period ending on the Closing Date, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code and the Treasury Regulations thereunder. After the Closing, Topco shall cause Concord to mail the notice referred to above to the Internal Revenue Service within the time frame provided in Treasury Regulation Section 1.897-2(h)(2)(v).
SECTION 9.14   Delivered Financial Statements.   The Company shall use its commercially reasonable efforts to deliver true and complete copies, as soon as reasonably practicable following the date of this Agreement (but in no event later than May 31, 2022), of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2021, and the related audited consolidated statements of operations, cash flows and changes in equityholders’ equity of the Company and the Company Subsidiaries for the period ended December 31, 2021, prepared in accordance with US GAAP and audited in accordance with the auditing standards of the PCAOB (collectively, the “Delivered Financial Statements”).
SECTION 9.15   Certain Topco Shareholder Resolutions.   Prior to the Scheme Effective Time, the Company and Topco shall procure the passing of a resolution by the sole shareholder of Topco providing for, in respect of Topco, the adoption of a revised Topco Constitution substantially in the form attached hereto as Exhibit D (the “Amended Topco Constitution”).
SECTION 9.16   Transaction Challenges.
(a)   The Company shall consult and cooperate with Concord in the Company’s defense or settlement of any actual or threatened shareholder litigation (other than any litigation or settlement between the Company or any of its affiliates and Concord or any of its affiliates), against the Company or its directors or officers, and any actual or threatened complaints or challenges that may be brought in the Irish High Court or any other court in Ireland or the United States in connection with the Scheme, relating to the transactions contemplated by this Agreement and the Company agrees that it will not settle or compromise (any such actual or threatened litigation, complaint or challenge, a “Transaction Challenge”) without Concord’s consent (not to be unreasonably withheld, delayed or conditioned).
(b)   Concord shall consult and cooperate with the Company in Concord’s defense or settlement of any actual or threatened shareholder litigation (other than any litigation or settlement between the Company or any of its affiliates and Concord or any of its affiliates) against Concord or its directors or officers, and any actual or threatened complaints or challenges that may be brought in the Irish High Court and/or in any court in the United States in connection with the Scheme, the Acquisition or the Merger, relating to the transactions contemplated by this Agreement.
SECTION 9.17   Contributions After the Merger Effective Time.
(a)   Immediately following the Merger Effective Time, Topco shall contribute to the Company, and the Company shall acquire, as a capital contribution from Topco to the Company, all of the issued and outstanding capital stock of the Surviving Corporation, such that the Surviving Corporation becomes a wholly owned subsidiary of the Company.

(b)   Immediately following the First Contribution, the Company shall contribute to the Surviving Corporation, and the Surviving Corporation shall acquire, all of the issued and outstanding capital stock of the US Subsidiary in exchange for an issuance of Surviving Corporation stock by the Surviving Corporation to the Company, such that the US Subsidiary becomes a wholly owned subsidiary of the Surviving Corporation.
SECTION 9.18   Delisting and Deregistration.   The Company, Topco and Concord shall use their respective reasonable best efforts to cause the Concord Units, Concord Class A Common Stock and Concord Warrants to be delisted from the New York Stock Exchange (or be succeeded by the respective Topco securities) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Topco) as of the Closing Date or as soon as practicable thereafter.
SECTION 9.19   Termination of Existing Registration Rights Agreement.   Prior to the Closing, in connection with entry into the Registration Rights Agreement, Concord shall cause to be terminated all existing registration rights and similar agreements entered into between Concord and any other party (other than any investor party to the Subscription Agreements). No parties to any such terminated registration rights agreements shall have any further rights or obligations thereunder.
SECTION 9.20   Section 16.   Prior to the Closing, the Topco Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the issuance of Topco Ordinary Shares, or warrants to purchase Topco Ordinary Shares upon exercise, redemption or conversion of the Topco Warrants, pursuant to this Agreement or any other Transaction Document to any officer, director or shareholder (by reason of “director by deputization”) of the Company or Topco who was, prior to the Merger Effective Time, a “covered person” of Concord for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”), shall be an exempt transaction for purposes of Section 16.
SECTION 9.21   Concord Extension Proposal.   The Company and Concord agree that, unless this Agreement shall have otherwise been terminated in accordance with its terms, if (a) the Registration Statement / Proxy Statement has been declared effective by the SEC, and (b) Concord and the Company each determine in good faith, and in consideration of all relevant factors including the time reasonably necessary to obtain the required approvals in connection with the Scheme, that it is probable that the Transactions will be consummated after December 8, 2022 but prior to January 31, 2023 (and provide notice of such determination in writing to the other Parties), then Concord shall call a special meeting of its stockholders regarding the Concord Extension Proposal, to be held prior to December 8, 2022, and the Parties shall cooperate with the preparation, filing and mailing of proxy materials to be sent to the Concord stockholders seeking approval of the Concord Extension Proposal, provided, such Concord Extension Proposal shall not seek to amend the Concord Organizational Documents to extend the time period for Concord to consummate a business combination beyond January 31, 2023.
ARTICLE X.
CONDITIONS TO THE MERGER
SECTION 10.01   Conditions to the Obligations of Each Party.   The obligations of the Company, Concord, Topco and Topco Merger Sub to consummate the Transactions are, subject to the satisfaction or waiver (where permissible and by the party for whose benefit such condition exists) at or prior to the Scheme Effective Time, of the following conditions:
(a)   Concord Stockholders’ Approval.   The Concord Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Concord in accordance with the Registration Statement / Proxy Statement, the DGCL, the Concord Organizational Documents and the rules and regulations of the New York Stock Exchange and, if applicable, the Concord Extension Proposal shall have been approved and adopted by the requisite affirmative vote of the stockholders of Concord in accordance with the proxy statement filed in connection therewith, the DGCL and the Concord Organizational Documents.

(b)   No Order.   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.
(c)   Antitrust Approval and Waiting Period.   All required filings and/or notifications required: (i) under any application for authorization or regulatory process; and (ii) under the applicable Antitrust Laws shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the applicable Antitrust Laws shall have expired or been terminated; and (iii) any pre-Closing approvals or Clearances reasonably required thereunder shall have been obtained.
(d)   Stock Exchange Listing.   The Topco initial listing application with the New York Stock Exchange in connection with the Transactions shall have been approved and, immediately following the Merger Effective Time, Topco shall satisfy any applicable initial and continuing listing requirements of the New York Stock Exchange, and Topco shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Merger Effective Time, and the Topco Ordinary Shares shall have been approved for listing on the New York Stock Exchange, or another national securities exchange mutually agreed to by the Parties, as of the Closing Date (subject to the satisfaction of all other requirements set forth in this Section 10.01(d)).
(e)   Registration Statement / Proxy Statement.   The Registration Statement / Proxy Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement / Proxy Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement / Proxy Statement shall have been initiated or be threatened in writing by the SEC.
(f)   Registration Rights Agreement.   All parties to the Registration Rights Agreement set forth on Section 10.01(f) of the Company Disclosure Schedule shall have delivered, or cause to be delivered, copies of the Registration Rights Agreement duly executed by all such parties.
SECTION 10.02   Conditions to the Obligations of Concord.   The obligations of Concord to consummate the Transactions are subject to the satisfaction or waiver (where permissible and by the party for whose benefit such condition exists) at or prior to the Scheme Effective Time of the following additional conditions:
(a)   Representations and Warranties.
(i)   The (A) representations and warranties of the Company contained in Section 5.01, Section 5.03, Section 5.04, Section 5.07(d), and Section 5.22 shall each be true and correct in all material respects as of the date hereof and the Scheme Effective Time and (B) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Reference Date and as of the Scheme Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, solely with respect to this subclause (B), where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(ii)   The representations and warranties of Topco and Topco Merger Sub contained in (A) Section 6.01, Section 6.03 and Section 6.04 shall each be true and correct in all material respects as of the date hereof and the Scheme Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (B) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Scheme Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, solely with respect to this subclause (B) where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Topco Material Adverse Effect.
(b)   Agreements and Covenants.   The Company, Topco and Topco Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Scheme Effective Time; provided, that Topco shall have performed or complied in all respects with the agreements and covenants set forth in Section 8.01(c).
(c)   Officer Certificate.   (i) The Company shall have delivered to Concord a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 10.02(a) and Section 10.02(b).
(d)   Company Material Adverse Effect.   No Company Material Adverse Effect shall have occurred.
(e)   Shareholders Agreement.   All parties to the Shareholders Agreement as set forth on Section 10.02(e) of the Company Disclosure Schedule shall have delivered, or caused to be delivered, to Concord copies of the Shareholders Agreement duly executed by all such parties.
(f)   Consents.   The Company shall have delivered to Concord all Company Permits and any additional notice, consent, approval, orders or authorization of, or registration, declaration or filing with, any Governmental Authority or other person, in all cases as identified on Section 5.05 of the Company Disclosure Schedule or as otherwise required by applicable Law to consummate the Transactions.
(g)   Amended Topco Constitution.   Topco shall have adopted the Amended Topco Constitution.
(h)   Composition Agreement/SEAS.   Topco shall have entered into a composition agreement with the Irish Revenue Commissioners and a Special Eligibility Agreement for Securities with The Depository Trust Company in respect of the Topco Ordinary Shares and Topco Warrants, both of which are in full force and effect and are enforceable in accordance with their terms.
SECTION 10.03   Conditions to the Company’s Obligations.   The obligations of the Company to consummate the Transactions are subject to the satisfaction or waiver (where permissible and by the party for whose benefit such condition exists) at or prior to the Scheme Effective Time of the following additional conditions:
(a)   Representations and Warranties.   The representations and warranties of Concord contained in (i) Section 7.01, Section 7.03(b), Section 7.04 and Section 7.11 shall each be true and correct in all material respects as of the date hereof and the Scheme Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 7.03(a) and Section 7.03(c) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Scheme Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 8.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Concord, Topco or their affiliates and (iii) the other provisions of Article VII shall be true and correct in all respects (without giving effect to any “materiality,” “Concord Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Scheme Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Concord Material Adverse Effect.
(b)   Agreements and Covenants.   Concord shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Merger Effective Time.

(c)   Officer Certificate.   Concord shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Concord, certifying as to the satisfaction of the conditions specified in Section 10.03(a) and Section 10.03(b).
SECTION 10.04   Scheme Conditions.   The obligations of the Company, Concord, Topco and Topco Merger Sub to consummate the Transactions are subject to the satisfaction of each of the following conditions:
(a)   Court Meetings.   The Scheme having been approved by a majority in number of members of each class of Company Holders and, subject to Section 2.01(m) or the prior conversion of all of the Company Convertible Notes into Company Shares, the Company Convertible Note Holders, including as may be directed by the Irish High Court pursuant to Section 450(5) of the Act, present and voting either in person or by proxy at each of the Court Meetings (or at any adjournment or postponement of any such meetings) representing, at the Scheme Voting Record Time, at least 75 percent of the Company Shares of that class or 75 percent in value of the Company Convertible Notes (as the case may be) held by such Company Holders or Company Convertible Note Holders (as the case may be) present and voting at that Court Meeting.
(b)   EGM.   Each of the EGM Resolutions having been duly passed by the requisite majority of Company Holders at the EGM.
(c)   High Court Sanction.   The Irish High Court having sanctioned (without material modification) the Scheme pursuant to Sections 449 to 455 of the Act.
(d)   Scheme Filing.   A copy of the Court Order having been delivered to the Irish Registrar of Companies.
ARTICLE XI.
TERMINATION, AMENDMENT AND WAIVER
SECTION 11.01   Termination.   This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Scheme Effective Time, notwithstanding any Requisite Approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Concord, as follows:
(a)   by mutual written consent of Concord and the Company; or
(b)   by either Concord or the Company if the Scheme Effective Time shall not have occurred prior to December 8, 2022 (the “Outside Date”); provided, that if a Concord Extension Proposal shall be approved at a relevant Concord Stockholders’ Meeting, the Outside Date shall be the last day of the extended time period for Concord to consummate a business combination; provided, further that this Agreement may not be terminated under this Section 11.01(b) by or on behalf of any party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation shall have proximately caused the failure to consummate the Transactions on or prior to the Outside Date;
(c)   by either Concord or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) that has become final and non-appealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions;
(d)   by either Concord or the Company if any of the Concord Proposals shall fail to receive the Required Concord Stockholder Approval at the Concord Stockholders’ Meeting;
(e)   by either Concord or the Company if:
(i)   the Court Meetings or the EGM shall have been completed and the Court Meeting Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite majorities in each case; or

(ii)   if the Irish High Court declines or refuses to sanction the Scheme, unless the Company and Concord agree that the decision of the Irish High Court shall be appealed;
(f)   by either Concord or the Company if any Law or injunction enacted, issued, promulgated, enforced or entered by a relevant Governmental Authority shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Acquisition or the Merger and such Law or injunction shall have become final and non-appealable, provided that the right to terminate this Agreement pursuant to this Section 11.01(f) shall not be available to a Party whose breach of any provision of this Agreement shall have caused such injunction;
(g)   by Concord if any of the representations or warranties set forth in Article V shall not be true and correct or if the Company, Topco or Topco Merger Sub has failed to perform any covenant or agreement on the part of the Company, Topco or Topco Merger Sub, as applicable, set forth in this Agreement, such that the conditions set forth in Section 10.02(a) or 10.02(b) would not be satisfied (“Terminating Company Breach”); provided Concord is not then in breach of its representations, warranties, covenants or agreements in this Agreement so as to prevent the condition to closing set forth in Section 10.03(a) or Section 10.03(b) from being satisfied; provided further that, if such Terminating Company Breach is curable by the Company, Topco or Topco Merger Sub, Concord may not terminate this Agreement under this Section 11.01(g) for so long as the Company, Topco and Topco Merger Sub continue to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (x) thirty (30) days after written notice of such breach is provided by Concord to the Company and (y) the Outside Date; or
(h)   by the Company if any of the representations or warranties set forth in Article VII shall not be true and correct or if Concord has failed to perform any covenant or agreement on the part of Concord set forth in this Agreement such that the conditions set forth in Section 10.03(a) or Section 10.03(b) would not be satisfied (“Terminating Concord Breach”); provided that none of the Company, Topco or Topco Merger Sub is then in breach of its respective representations, warranties, covenants or agreements in this Agreement so as to prevent the condition to closing set forth in Section 10.02(a) or Section 10.02(b) from being satisfied; provided, however, that, if such Terminating Concord Breach is curable by Concord, the Company may not terminate this Agreement under this Section 11.01(h) for so long as Concord continues to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (x) thirty (30) days after written notice of such breach is provided by the Company to Concord and (y) the Outside Date.
SECTION 11.02   Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void, and there shall be no Liability or obligation under this Agreement on the part of any Party hereto, except as set forth in Section 9.03(a), Section 9.03(b), this Section 11.02 or Article XII, and any corresponding definitions set forth in Article I, (to the extent relating to the foregoing) which shall survive such termination and remain valid and binding obligations of the Parties. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 11.01 shall not affect (i) any Liability on the part of any Party for any willful material breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any person’s Liability under any Subscription Agreement, any Confidentiality Agreement or any Transaction Support Agreement to which he, she or it is a party to the extent arising from a claim against such person by another person party to such agreement on the terms and subject to the conditions thereunder.
SECTION 11.03   Expenses.
(a)   Except as set forth in this Section 11.03 or elsewhere in this Agreement, (i) the Company shall pay or procure the payment of all Company Expenses incurred in connection with this Agreement and the Transactions, whether or not the Merger or any other Transaction is consummated and (ii) on the earlier of the valid termination of this Agreement pursuant to Section 11.01 or the consummation of the Merger and promptly following request by Concord, the Company shall pay or procure the payment of all Concord Expenses, not to exceed $10,000,000 in the aggregate, incurred in connection with this Agreement and the Transactions; provided, however, the Company shall pay or procure the payment of up to $500,000 of Concord Expenses (which amounts shall be included in the overall $10,000,000 cap) promptly following request by

Concord. In addition to the foregoing, the Company shall deposit or procure the deposit of the Concord Extension Funding Amount into the Trust Account prior to June 8, 2022.
(b)   Notwithstanding anything to the contrary set forth in this Agreement, if (i) this Agreement is validly terminated pursuant to Section 11.01(e)(i) or pursuant to a Terminating Company Breach relating exclusively to Section 10.02(b) where such breach occurs as a result of the Court Meetings or the EGM not occurring by the Outside Date in circumstances where (X) the Registration Statement / Proxy Statement has been declared effective under the Securities Act (the date of such declaration the “SEC Effective Date”) and (Y) the period of time from the SEC Effective Date to the Outside Date would have been sufficient for the Company to convene the Court Meetings and the EGM; and (ii) at the time of such termination, Concord has not committed a Terminating Concord Breach, then the Company shall pay to Concord an amount equal to $112,500,000 (the “Company Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by Concord.
(c)   Notwithstanding anything to the contrary set forth in this Agreement, if (i) this Agreement is validly terminated pursuant to Section 11.01(a) or pursuant to Section 11.01(b) and as of the date of such termination, the Registration Statement / Proxy Statement shall not have been declared effective under the Securities Act and (ii) at the time of such termination, Concord has not committed a Terminating Concord Breach, then the Company shall issue to Concord a number of Company Ordinary Shares equal in value to $20,000,000 (the “Concord Termination Fee”) valued at the Company Equity Value.
(d)   The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee or the Concord Termination Fee on more than one occasion.
(e)   Concord’s receipt of (i) the payment of all Concord Expenses pursuant to Section 11.03(a) (either directly or via the payment by the Company to the applicable vendor) and (ii) the Company Termination Fee to the extent owed pursuant to Section 11.03(b) or the Concord Termination Fee to the extent owed pursuant to Section 11.03(c), will be the only monetary damages that Concord and its Affiliates may recover from (A) the Company, its subsidiaries and each of their respective Affiliates; and (B) the Company’s Nonparty Affiliates (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the Transactions, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Law arising out of any such breach, termination or failure, and upon payment of the Company Termination Fee or the Concord Termination Fee, as applicable, (1) none of the Company Related Parties will have any further liability or obligation to Concord or its Affiliates relating to or arising out of this Agreement, any agreement executed in connection herewith or the Transactions or any matters forming the basis of such termination; and (2) none of Concord or any other person will be entitled to bring or maintain any claim, action or proceeding against the Company or any Company Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination.
SECTION 11.04   Amendment.   This Agreement may be amended in writing by the Parties hereto at any time prior to the Merger Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.
SECTION 11.05   Waiver.   At any time prior to the Merger Effective Time, (a) Concord may (i) extend the time for the performance of any obligation or other act of the Company, Topco or Topco Merger Sub, (ii) waive any inaccuracy in the representations and warranties of the Company, Topco or Topco Merger Sub contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company, Topco or Topco Merger Sub or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of Concord, (ii) waive any inaccuracy in the representations and warranties of Concord contained herein or in any document delivered by Concord pursuant hereto and (iii) waive compliance with any agreement of Concord or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.
ARTICLE XII.
GENERAL PROVISIONS
SECTION 12.01   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.01):
if to Concord:
Concord Acquisition Corp
477 Madison Avenue, 22nd Floor
New York, NY 10022
Attention: Michele J. Cito
Email: mcito@atlasmerchantcapital.com
with a copy to:
Greenberg Traurig, P.A.
333 SE 2nd Avenue, Suite 4400
Miami, Florida 33131
Attention: Alan I. Annex, Esq.
Email: annexa@gtlaw.com
if to the Company, Topco or Topco Merger Sub:
Circle Internet Financial Limited
332 Congress Street
4th Floor
Boston, MA 02210
Attention: Legal Department
Email: legal@circle.com
with a copy to:
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: William Schnoor, John Mutkoski and Gregg Katz
Email: wschnoor@goodwinlaw.com jmutkoski@goodwinlaw.com and gkatz@goodwinlaw.com
SECTION 12.02   Nonsurvival of Representations, Warranties and Covenants.   Other than the representations, warranties and covenants set forth in Section 4.01, Section 5.24, Section 5.25, Section 6.12 and Section 7.17, each of which shall survive following the Merger Effective Time, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, and (b) this Article XII and any corresponding definitions set forth in Article I.
SECTION 12.03   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this

Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
SECTION 12.04   Entire Agreement; Assignment.   This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other Parties hereto.
SECTION 12.05   Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 9.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).
SECTION 12.06   Governing Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State; provided, however, that the Scheme and matters related thereto (and the exercise of, and the compliance by the Company’s directors with, their fiduciary duties to the Company and its shareholders) shall be governed by, and construed in accordance with, the Laws of Ireland. Save as otherwise contemplated herein, all legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
SECTION 12.07   Waiver of Jury Trial.   EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER, (B) EACH SUCH PARTY

UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.07.
SECTION 12.08   Headings.   The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
SECTION 12.09   Counterparts.   This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
SECTION 12.10   Specific Performance.
(a)   The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.
(b)   Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (i) the amount of time during which such Action is pending plus twenty (20) Business Days; or (ii) such other time period established by the court presiding over such Action.
SECTION 12.11   No Recourse.   All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 12.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including without limitation any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach and, to the maximum extent permitted by applicable Law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 12.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.
[Signature Page Follows.]

IN WITNESS WHEREOF, Concord, Topco, Topco Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
CONCORD ACQUISITION CORP
By /s/ Jeff Tuder Name: Jeff Tuder Title: Chief Executive Officer
CIRCLE INTERNET FINANCE PUBLIC LIMITED COMPANY
By /s/ Jeremy Allaire Name: Jeremy Allaire Title: Chief Executive Officer
TOPCO (IRELAND) MERGER SUB, INC.
By /s/ Jeremy Allaire Name: Jeremy Allaire Title: Chief Executive Officer
CIRCLE INTERNET FINANCIAL LIMITED
By /s/ Jeremy Allaire Name: Jeremy Allaire Title: Chief Executive Officer

EXHIBIT A
FORM OF SHAREHOLDERS AGREEMENT
[Attached]

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SHAREHOLDERS AGREEMENT
THIS SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of [•], 2022, is made by and among Jeremy Allaire (the “Founder”), Concord Sponsor Group LLC, a Delaware limited liability company, CA Co-Investment LLC, a Delaware limited liability company (together with Concord Sponsor Group LLC, the “Sponsor”), Circle Internet Finance plc, a public company limited by shares incorporated in Ireland (“Topco”) and the shareholders of Topco that are or become a party to this Agreement from time to time in accordance with the provisions hereof (“Shareholders”). The Founder, the Sponsor, Topco and the Shareholders may be referred to herein each as a “Party” and together as the “Parties”.
RECITALS
WHEREAS, Concord Acquisition Corp, Topco, Topco (Ireland) Merger Sub, Inc. and Circle Internet Financial Limited, a private company limited by shares incorporated in Ireland (the “Company”) have entered into that certain Transaction Agreement, dated as of February 16, 2022 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Transaction Agreement”), pursuant to which, among other things, the Company will become a wholly owned subsidiary of Topco on the terms and subject to the conditions set forth in the Transaction Agreement;
WHEREAS, upon the terms and subject to the conditions of the Transaction Agreement, pursuant to an Irish law court-approved Scheme of Arrangement, the Company’s shareholders will transfer their holdings of shares in the capital of the Company to Topco in exchange for the issuance of new shares in Topco, with the result that, at the Scheme Effective Time (as defined in the Transaction Agreement), the Company will become a wholly-owned subsidiary of Topco;
WHEREAS it is contemplated by the Parties, that each Party shall execute and deliver this Agreement at the Closing (as defined herein);
NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1   Definitions.   As used in this Agreement, the following terms shall have the following meanings:
“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that no Shareholder shall be deemed an Affiliate of Topco or any of its Subsidiaries (as defined in the Transaction Agreement) for purposes of this Agreement.
“Board” shall mean the board of directors of Topco.
“Closing” shall have the meaning given thereto in the Transaction Agreement.
“Common Stock” shall mean the ordinary shares of $0.001 each (nominal value) in the capital of Topco, having the rights and being subject to the restrictions set out in the Topco Constitution.
“Designated Director” shall mean any director designated for nomination by any Party.
“Governmental Entity” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

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“Indemnity Agreement” shall mean an Indemnity Agreement in the form attached hereto as Exhibit A.
“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree, or other official act of or by any Governmental Entity.
“Necessary Action” shall mean, with respect to any Party and a specified result, all actions (to the extent such actions are permitted by Law and within such Party’s control) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the shares of Common Stock, (ii) causing the adoption of shareholders’ resolutions and amendments to the organizational documents of Topco, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.
“Nominating and Governance Committee” shall mean the Nominating and Governance Committee of the Board.
“NYSE” shall mean the New York Stock Exchange or any stock exchange on which the Common Stock is traded following the date of this Agreement.
“NYSE Rules” shall mean the rules and regulations of the NYSE.
“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or any other entity.
“Representatives” shall mean, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.
“SEC” shall mean the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.
“Securities Act” shall mean the Securities Act of 1933, and any rules and regulations promulgated thereunder.
“Shareholder” shall mean any holder of Common Stock that is or becomes a party to this Agreement from time to time in accordance with the provisions hereof.
“Topco Constitution” shall mean the Topco memorandum and articles of association adopted and in effect from time to time.
“Unaffiliated Director” shall mean a director that is independent for purposes of the Audit Committee of the Board under the NYSE Rules, and the rules and regulations of the SEC promulgated under applicable U.S. securities laws.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Each Party hereby represents and warrants to each other Party that as of the date such Party executes this Agreement:
Section 2.1   Existence; Authority; Enforceability.   If such Party is not an individual, such Party has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, and has the power and authority to enter into this Agreement and to carry out its obligations hereunder, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. If such Party is an individual, such Party has the authority to enter into, deliver and perform its obligations under this Agreement. This Agreement has been duly executed by such Party and constitutes its legal, valid and binding obligations, enforceable against such Party in accordance with its terms.
Section 2.2   Absence of Conflicts.   The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder does not and will not (a) if such Party is not an individual,

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conflict with, or result in the breach of any provision of the constitutive documents of such Party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such Party is a party or by which such Party’s assets or operations are bound or affected; or (c) violate any Law applicable to such Party.
Section 2.3   Consents.   Other than any consents that have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.
ARTICLE III
GOVERNANCE
Section 3.1   Board.
(a)   Board Classes.   Topco shall, and the Shareholders shall take all Necessary Action to, cause at least five (5) members of the Board to consist of Unaffiliated Directors and cause the Board to be divided into three classes of directors, as nearly as equal in number as reasonably possible in accordance with the Topco Constitution, each of which directors shall serve for staggered three-year terms. The Class I directors shall have an initial term that expires at the annual meeting of shareholders of Topco held in 2022, the Class II directors shall have an initial term that expires at the annual meeting of shareholders of Topco held in 2023 and the Class III directors shall have an initial term that expires at the annual meeting of shareholders of Topco held in 2024.
(b)   Composition of the Board.   As at the Closing, the Board shall be comprised of seven (7) directors, as follows:
(A) one (1) director who shall be designated by the Founder (the “First Nominating Party”), initially being the Founder (the “Founder Director”),
(B) one (1) director who shall be designated by the Sponsor (the “Second Nominating Party”, and together with the First Nominating Party, the “Nominating Parties”), initially being [•] (the “Sponsor Director”), and
(C) five (5) directors, initially being Raj Date, Michele Burns, Sean Neville, [•] and [•], who have been mutually agreed upon by the Founder and the Sponsor, and thereafter shall be designated pursuant to Section 3.1(c) (the “Independent Directors”).
The initial Board shall be divided in three classes as follows:
(i) Class I: [•]
(ii) Class II: [•]
(iii) Class III: The Founder Director and the Sponsor Director
As at the Closing. the initial chairperson of the Board shall be [•], a Class II director who has been mutually agreed upon by the Founder and the Sponsor, and who shall be appointed for an initial term that shall expire at the annual general meeting of Topco to be held in 2023. Save for the Founder Director and the Sponsor Director, as at the Closing, no other director shall be affiliated with either the Founder or the Sponsor, respectively.
(c)   Nomination of Other Directors.   Following the Closing, except as set forth in Section 3.1, the nomination of directors at general meetings will be the responsibility of the Nominating and Governance Committee and the Board.
(d)   Decrease in Directors.   Pursuant to Section 3.1(g), upon any decrease in the number of directors that a Nominating Party is entitled to designate for nomination to the Board, such Nominating Party shall take all Necessary Action to cause the appropriate number of its Designated Directors, to offer to tender their

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resignation to the Board, effective immediately, which offer shall be accepted by Topco at the discretion of the Nominating and Governance Committee; provided, however, that this Section 3.1(d) shall not require either the Founder Director or the Sponsor Director to tender his or her resignation and such director shall be entitled to serve out the remainder of his or her term, subject to the terms of Topco’s Constitution.
(e)   Removal; Vacancies.   Except as provided in Section 3.1(d), each Nominating Party shall have the exclusive right to remove its designees from the Board (including any committees thereof), and Topco and, if necessary, the Shareholders shall take all Necessary Action to cause the removal of any such designee at the request of the Nominating Party and each Nominating Party shall have the exclusive right to designate for election to the Board to fill vacancies created by reason of death, removal or resignation of its designees to the Board (including any committees thereof), and Topco and, if necessary, the Shareholders shall take all Necessary Action to cause any such vacancies to be filled by replacement directors designated by such Nominating Party as promptly as reasonably practicable, in each case subject to any restrictions set forth in Topco’s Constitution, and after obtaining any consents required. For the avoidance of doubt and notwithstanding anything to the contrary in this paragraph, no Nominating Party shall have the right to designate a replacement director, and Topco and the Shareholders shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors designated by such Nominating Party in excess of the number of directors that such Nominating Party is then entitled to designate for membership on the Board pursuant to this Agreement. Following the Closing, except as set forth above, the appointment of directors to fill any Board vacancies will be the responsibility of the Nominating and Governance Committee and the Board.
(f)   Forced Resignation.   The Shareholders shall take all Necessary Action to cause any of the Designated Directors or the Independent Directors, to resign promptly from the Board if such Director, as determined by the Board in good faith after consultation with outside legal counsel (i) is prohibited or disqualified from serving as a director of Topco under any rule or regulation of the SEC, the NYSE, IRS or by applicable Law, (ii) has engaged in acts or omissions constituting a breach of the Designated Director’s fiduciary duties under Irish law to Topco or (iii) has engaged in acts or omissions that involve intentional misconduct or an intentional violation of Law; provided, however, that, subject to the limitations set forth in Section 3.1, in the case of Designated Directors, the applicable Nominating Party shall have the right to replace such resigning Designated Director with a new Designated Director, such newly named Designated Director to be appointed promptly to the Board in place of the resigning Designated Director in the manner set forth in Topco’s Constitution for filling vacancies on the Board and in Section 3.1(e). Nothing in this Section 3.1(f) or elsewhere in this Agreement shall confer any third-party beneficiary or other rights upon any person designated hereunder as a Designated Director, whether during or after such person’s service on the Board.
(g)   Size of Board.   The Board may increase its size in accordance with Topco’s Constitution; provided, that (i) if the number of directors is so increased, the Board will use reasonable efforts to ensure the Board has an odd number of directors and (ii) any increase in the number of directors by more than five additional seats shall result in a proportional increase (rounding up) in the number of directors designated by each of the First Nominating Party and the Second Nominating Party pursuant to this Section 3.1. To the extent the size of the Board is subsequently reduced, the number of directors designated by each of the First Nominating Party and the Second Nominating Party pursuant to this Section 3.1 would be subsequently reduced proportionately.
(i)   Committee Appointments.   Composition of the committees of the Board shall be determined by the Board, with the mutual agreement of the Founder Director and the Sponsor Director.
Section 3.2   Voting Agreement.   Each Party agrees not to take any actions that would interfere with the intention of any of the other Parties with respect to the composition of the Board as stated in Section 3.1(b) herein and that, other than as provided in Section 3.1(f), each Party further agrees not to take action to remove, or facilitate the removal, of any member of the Board from office during such member’s initial term.
Section 3.3   Sharing of Information.   Each Shareholder recognizes that it, or its Affiliates and Representatives, has acquired or will acquire confidential, non-public information (“Confidential

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Information”) about Topco and its Subsidiaries the use or disclosure of which could cause Topco substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each Shareholder covenants and agrees with Topco that it will not (and will cause its Affiliates and Representatives not to) at any time, except with the prior written consent of Topco, directly or indirectly, disclose any Confidential Information known to it, unless (i) such information becomes known to the public through no fault of such Shareholder, (ii) disclosure is required by applicable Law or court of competent jurisdiction or requested by a Governmental Entity, provided that such Shareholder promptly notifies Topco of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure, (iii) such information does not relate to the assets, business or liabilities that were contributed or sold to Topco at the Closing and was available or becomes available to such Shareholder before, on or after the date hereof, without restriction, from a source (other than Topco) without any breach of duty to Topco or (iv) such information was independently developed by the Shareholder or its Representatives without the use of or access to the Confidential Information. Notwithstanding anything herein to the contrary, to the extent permitted by antitrust, competition or any other applicable Law, nothing in this Agreement shall prohibit a Shareholder from disclosing Confidential Information to any Affiliate, Representative, limited partner, member or shareholder of such Shareholder; provided, that such Shareholder shall be responsible for any breach of this Section 3.3 by any such person.
Section 3.4   Reimbursement of Expenses.   Topco shall reimburse the Designated Directors and the Independent Directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.
Section 3.5   Indemnity Agreements.   Simultaneously with any person becoming a Designated Director or Independent Director, Topco shall execute and deliver to each such person an Indemnity Agreement dated the date such person becomes a director of Topco.
ARTICLE IV
GENERAL PROVISIONS
Section 4.1   Assignment; Benefit.   The rights and obligations hereunder shall not be assignable without the prior written consent of the other Parties. Any such assignee may not again assign those rights, other than in accordance with this Article IV. Any attempted assignment of rights or obligations in violation of this Article IV shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and permitted assigns, and there shall be no third-party beneficiaries to this Agreement other than the Designated Directors and Independent Directors under Section 3.5.
Section 4.2   Termination.   This Agreement shall terminate automatically (without any action by any Party) as to each Shareholder upon the time at which such Shareholder or any of its Affiliates no longer has the right to designate an individual for nomination to the Board under this Agreement, and upon such termination, such Shareholder’s rights (including any consent rights) and obligations shall cease; provided, that the provisions in Section 3.3 and this Article IV shall survive such termination.
Section 4.3   Severability.   If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 4.4   Entire Agreement; Amendment.
(a)   This Agreement sets forth the entire understanding and agreement between the Parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. No provision of this Agreement may be amended, modified or waived in whole or in part at any time

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without the express written consent of Topco and the Shareholders. Except as set forth above, there are no other agreements with respect to the governance of Topco between any Shareholders or any of their Affiliates.
(b)   No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
Section 4.5   Counterparts.   This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.
Section 4.6   Notices.   All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by overnight courier or mailed by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that a receipt of such email is requested by the notifying party and affirmatively acknowledged by the receiving party), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:
if to Topco to:
Circle Internet Finance plc
332 Congress Street
4th Floor
Boston, MA 02210
Attention: Legal Department
Email: legal@circle.com
Section 4.7   Governing Law.   THIS AGREEMENT AND ANY RELATED DISPUTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.
Section 4.8   Jurisdiction.   ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.
Section 4.9   Waiver of Jury Trial.   TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH SHAREHOLDER WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY SHAREHOLDER OR TOPCO IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. Topco or any Shareholder may file an original counterpart or a copy of this Section 4.9 with any court as written evidence of the consent of the Shareholders to the waiver of their rights to trial by jury.

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Section 4.10   Specific Performance.   Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at Law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein to be performed, the non-breaching Party, subject to the terms hereof and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond.
Section 4.11   Subsequent Acquisition of Shares.   Any Common Stock of Topco acquired subsequent to the date hereof by a Shareholder shall be subject to the terms and conditions of this Agreement.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.
JEREMY ALLAIRE
By:

CONCORD SPONSOR GROUP LLC
By:

Name:
Title:
CA CO-INVESTMENT LLC
By:

Name:
Title:
CIRCLE INTERNET FINANCE PUBLIC LIMITED COMPANY
By:

Name:
Title:
[SHAREHOLDERS]
By:

Name:
Title:
Signature Page to Shareholders Agreement

EXHIBIT B
FORM OF REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is dated as of [•], 2022 (the “Effective Date”), by and among Circle Internet Finance Public Limited Company, a public company limited by shares incorporated in Ireland (the “Company”), and each of the persons listed under the heading “Holders” on the signature pages attached hereto (the “Holders,” and each individually, a “Holder”).1
RECITALS
WHEREAS, certain of the Holders previously entered into that certain Registration Rights Agreement dated as of December 7, 2020 (the “Initial Agreement”) with Concord Acquisition Corp, a Delaware corporation (“Concord”);
WHEREAS, pursuant to the Initial Agreement, Concord granted certain registration rights with respect to, among other things, certain shares of its Class A common stock, par value $0.0001 per share;
WHEREAS, the Company, Concord, Circle Internet Financial Limited (“Circle”) and the other persons party thereto, entered into that certain Transaction Agreement, dated as of February 16, 2022 (the “Transaction Agreement”), pursuant to which, through a series of steps, Circle and Concord have become wholly-owned subsidiaries of the Company and the Company has issued ordinary shares of $0.001 each to the holders of shares in each of Circle and Concord (such transactions, and all other transactions contemplated by the Transaction Agreement, together, the “Transactions”);
WHEREAS, certain Holders may receive ordinary shares of the Company (the “Earn Out Shares”) pursuant to the earn-out provisions in the Transaction Agreement; and
WHEREAS, in connection with the foregoing, the parties hereto now desire to execute this Agreement, as contemplated by the Transaction Agreement, to terminate and replace the Initial Agreement (with respect to those Holders party thereto) upon the closing of the Transactions (the “Closing”) and to set forth the further rights and obligations created hereby.
NOW, THEREFORE, the parties hereto, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, hereby agree as follows:
SECTION 1.   DEFINITIONS
As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:
“Affiliate” shall mean, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another person; provided that the Company and its subsidiaries will not be deemed to be Affiliates of any holder of Registrable Securities. The term “control” and its derivatives with respect to any person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Block Trade” has the meaning set forth in Section 3.3.
“Block Trade Notice” has the meaning set forth in Section 3.3.
“Block Trade Offer Notice” has the meaning set forth in Section 3.3.

1
NTD: Holders shall include the holders under the Initial Agreement and Circle shareholders that will not receive freely tradable shares under the S-4.

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“Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday other than a day on which banks and other financial institutions are authorized or required to be closed for business in the State of New York.
“Circle” has the meaning set forth in the recitals to this Agreement.
“Circle Holders” means [•].2
“Closing” has the meaning set forth in the recitals to this Agreement.
“Company” has the meaning set forth in the Preamble.
“Demand Registration Notice” has the meaning set forth in Section 2.1(a).
“Demand Registration Statement” has the meaning set forth in Section 2.1(a).
“Demanding Holder” or “Demanding Holders” has the meaning set forth in Section 2.1(a).
“$” means United States dollars.
“Earn Out Shares” has the meaning set forth in the Preamble.
“Effective Date” has the meaning set forth in the Preamble.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“FINRA” means the Financial Industry Regulatory Authority, Inc.
“Form S-1” means a Registration Statement on Form S-1.
“Form S-3” means a Registration Statement on Form S-3 or any similar short-form registration that may be available at such time.
“Holder” or “Holders” has the meaning set forth in the Preamble and shall include any Successor Holder.
“Holder Indemnified Party” has the meaning set forth in Section 7.1.
“Indemnified Party” has the meaning set forth in Section 7.3.
“Indemnifying Party” has the meaning set forth in Section 7.3.
“Initial Agreement” has the meaning set forth in the recitals to this Agreement.
“Initiating Holder” has the meaning set forth in Section 4.2.
“Lock-Up Agreement” has the meaning set forth in Section 6.5.
“Offer Notice” has the meaning set forth in Section 2.1(a).
“Ordinary Shares” means the ordinary shares of the Company.
“Permitted Transferee” of a Holder shall mean any person in which the Holder owns a majority of the equity interests or any other investment entity that is controlled, advised or managed by the same person or persons that control the Holder or is an Affiliate of such person, or any Successor Holder.
“Piggyback Registration Statement” has the meaning set forth in Section 4.1.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all materials incorporated by reference in such prospectus.

2
NTD: To be provided at Closing.

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“Registrable Securities” shall mean, with respect to any Holder or Successor Holder, (a)(i) the Shares and Warrants held by such Holder in the Company or any successor to the Company (including without limitation, Shares and Warrants held in escrow at Closing and Shares and Warrants acquired on or after the Effective Date or issuable upon the exercise, conversion, exchange or redemption of any other security therefor) and (ii) the Ordinary Shares issued as Earn Out Shares and (b) any other equity security of the Company issued or issuable upon the exercise, conversion, exchange or redemption of any of the securities referred to in the foregoing clause (a) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise; provided, however, that, as to any Registrable Securities, such securities shall cease to be Registrable Securities when: (i) such securities shall have been disposed of pursuant to any offering or sale in accordance with a Registration Statement or have been sold pursuant to Rule 144 or Rule 145 (or any successor provisions) under the Securities Act or in any other transaction in which the purchaser does not receive “restricted securities” (as that term is defined for purposes of Rule 144); (ii) such securities shall have been transferred to a transferee that has not agreed in writing and for the benefit of the Company to be bound by the terms and conditions of this Agreement; (iii) such securities have been repurchased by the Company or a subsidiary of the Company or (iv) such securities shall have ceased to be outstanding. Notwithstanding the foregoing, with respect to any Holder or Successor Holder, such person or entity’s Shares, Warrants or Earn Out Shares shall not constitute Registrable Securities if all of such person or entity’s Shares, Warrants or Earn Out Shares (together with any Shares, Warrants or Earn Out Shares held by Affiliates of such person or entity) are eligible for immediate sale in a single transaction pursuant to Rule 144 (or any successor provision) with no volume or other restrictions or limitations under Rule 144 (or any such successor provision).
“Registration Expenses” shall mean all expenses incurred in connection with the preparation, printing and distribution of any Registration Statement and Prospectus and all amendments and supplements thereto, and any and all expenses incident to the performance by the Company of its registration obligations pursuant to this Agreement, including: (i) all registration, qualification and filing fees; (ii) fees and expenses with respect to filings required to be made with the New York Stock Exchange (or such other securities exchange or market on which the Shares are then listed or quoted) or FINRA; (iii) fees and expenses of compliance with securities or “blue sky” laws; (iv) reasonable fees and disbursements of counsel for the Company and reasonable fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters, costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters, and expenses of any special audits incident to or required by any such registration); (v) all internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties); (vi) the fees and expenses of any person, including special experts, retained by the Company in connection with the preparation of any Registration Statement; and (vii) the reasonable and documented fees and disbursements of one special legal counsel to represent all of the Holders participating in any such registration. For purposes of clarity, Registration Expenses shall not include any fees and disbursements to underwriters not customarily paid by the issuers of securities in an offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.
“Registration Statement” and “Prospectus” refer, as applicable, to the Shelf Registration Statement and related prospectus (including any preliminary prospectus), the Demand Registration Statement and related prospectus (including any preliminary prospectus) or the Piggyback Registration Statement and related prospectus (including any preliminary prospectus), whichever is utilized by the Company to satisfy the Holders’ registration rights pursuant to this Agreement, including, in each case, any documents incorporated therein by reference.
“Rule 144” has the meaning set forth in Section 2.1(a).
“S-3 Registration Statement” has the meaning set forth in Section 3.1(b).
“SEC” shall mean the United States Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Shares” means Ordinary Shares.

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“Shelf Registration Statement” has the meaning set forth in Section 3.1(a).
“Successor Distribution” shall mean a transfer or distribution of Registrable Securities by a Holder to a Successor Holder after the Effective Date.
“Successor Holder” shall mean any direct or indirect member, limited partner, or equity holder of a Holder that receives Registrable Securities in a Successor Distribution and becomes a signatory to this Agreement or an amendment thereto.
“Suspension Event” has the meaning set forth in Section 5.1.
“Takedown Holder” has the meaning set forth in Section 3.1(c).
“Takedown Offer Notice” has the meaning set forth in Section 3.1(d).
“Takedown Request Notice” has the meaning set forth in Section 3.1(d).
“Transaction Agreement” has the meaning set forth in the recitals to this Agreement.
“Transactions” has the meaning set forth in the recitals to this Agreement.
“Underwritten Demand Registration” has the meaning set forth in Section 2.1(b).
“Underwritten Shelf Takedown” has the meaning set forth in Section 3.1(c).
“Warrants” means whole warrants to purchase Shares issued in connection with the Transactions, which warrants are issued in exchange for the whole warrants issued under that certain warrant agreement dated December 7, 2020 by and between Concord and Continental Stock Transfer & Trust Company exercisable for one share of Concord Class A Common Stock at an exercise price of $11.50.
SECTION 2.   DEMAND REGISTRATION RIGHTS
2.1    Demand Rights.
(a)   At any time, and from time to time, after the expiration of any lock-up to which the Registrable Securities are subject, if any Holder (together with its Affiliates) then holds not less than $[•] million3 of Registrable Securities, as determined by reference to the volume weighted average price for such Registrable Securities on the New York Stock Exchange (or such other securities exchange or market on which the Shares are then listed or quoted) for the five (5) trading days immediately preceding the applicable determination date, then such Holder (the “Demanding Holder”), or group of Demanding Holders, as the case may be, may deliver to the Company a written notice (a “Demand Registration Notice”) informing the Company of its, or their, desire to have some or all of its, or their, Registrable Securities registered for sale. Each Demand Registration Notice shall specify (x) the kind and aggregate amount of Registrable Securities to be registered, and (y) the intended method or methods of disposition thereof including pursuant to an underwritten public offering. Upon receipt of the Demand Registration Notice, if the Company has not already caused such Registrable Securities to be registered on a Shelf Registration Statement that the Company then has on file with, and has been declared effective by, the SEC and that remains in effect and not subject to any stop order, injunction or other order or requirement of the SEC (in which event the Company shall be deemed to have satisfied its registration obligation under this Section 2.1), then the Company will use its reasonable best efforts to cause to be filed with the SEC as soon as reasonably practicable after receiving the Demand Registration Notice, but in no event more than sixty (60) calendar days (or thirty (30) calendar days in the case of an S-3 Registration Statement pursuant to Section 3.1(b)) following receipt of such notice, a registration statement and related prospectus that complies as to form and substance in all material respects with applicable SEC rules providing for the sale by such Demanding Holder, or group of Demanding Holders, and any other Holders that elect to register their Registrable Securities as provided below, of all of the Registrable Securities requested to be registered by such Holders (the “Demand Registration Statement”), and agrees (subject to Sections 5.1 and 6.2 hereof) to use reasonable best efforts

3
NTD: To be agreed at Closing.

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to cause the Demand Registration Statement to be declared effective by the SEC upon, or as soon as practicable following, the filing thereof. The Company shall give written notice of the proposed filing of the Demand Registration Statement to all Holders holding Registrable Securities as soon as practicable (but in no event less than five (5) business days before the anticipated filing date), and such notice shall offer to such Holders the opportunity to participate in such Demand Registration Statement (the “Offer Notice”) and to register such number of Registrable Securities as each such Holder may request. Holders who wish to include their Registrable Securities in the Demand Registration Statement must notify the Company in writing within three (3) business days of receiving the Offer Notice and include in such written notice the information requested by the Company in the Offer Notice. Subject to Section 5.1 hereof, the Company agrees to use commercially reasonable efforts to keep any Demand Registration Statement continuously effective (including the preparation and filing of any amendments and supplements necessary for that purpose) until the earliest of (i) the Holders cease to hold any Registrable Securities, (ii) the date on which all of the Registrable Securities held by the Holders that are registered for resale under any such Demand Registration Statement may be sold without restriction under Rule 144 (or any successor provision) under the Securities Act (“Rule 144”) with no volume or other restrictions or limitations that may be applicable to affiliates under Rule 144 and (iii) the date on which the Holders consummate the sale of all of the Registrable Securities registered for resale under any such Demand Registration Statement.
(b)   If a Demanding Holder intends to distribute the Registrable Securities covered by the Demand Registration Notice by means of an underwritten offering with an estimated market value of at least $[•]4 million (the “Underwritten Demand Registration”), it shall so advise the Company as a part of the Demand Registration Notice. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the holders initiating the Demand Registration Statement, and subject to the approval of the Company. Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Company that in the opinion of such underwriter, the distribution of all of the Registrable Securities requested to be registered would materially and adversely affect the distribution of all of the securities to be underwritten, then the number of Registrable Securities that may be included in such registration shall be allocated (A) first, to the Holders electing to register their Registrable Securities, on a pro rata basis based on the relative number of Registrable Securities then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable; and (B) second, to the other persons proposing to register securities in such registration, if any; provided, however, that the number of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are entirely excluded from such underwriting. Any Registrable Securities excluded or withdrawn from such underwritten offering shall be withdrawn from the registration.
2.2   The Company shall not be obligated to effect (i) more than one (1) Demand Registration during any six-month period; (ii) any Demand Registration Statement at any time there is an effective Shelf Registration Statement on file with the SEC pursuant to Section 3.1 covering all Registrable Securities held by such Holder, other than a Demand Registration with respect to an S-3 Registration Statement to the extent that the effective Shelf Registration Statement is on Form S-1; or (iii) more than four (4) Underwritten Demand Registrations in respect of all Registrable Securities, each of which will also count as an Underwritten Shelf Takedown under Section 3.1(c). Notwithstanding anything to the contrary set forth herein, the Company is not obligated to take any action to effect any Demand Registration Statement upon receipt of a Demand Registration Notice if a Piggyback Registration Statement was declared effective or an Underwritten Shelf Takedown was consummated, in each case which included all such Holder’s Registrable Securities requested to be included therein, within the preceding ninety (90) days.

4
NTD: To be agreed at Closing.

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SECTION 3.   SHELF REGISTRATION.
3.1    Shelf Registration Statement
(a)   The Company agrees to use commercially reasonable efforts to submit to or file with the SEC within thirty (30) days after the Closing Date a registration statement on Form S-l or such other form of registration statement as is then available to effect a registration under the Securities Act permitting the offer and resale of Registrable Securities from time to time under Rule 415 under the Securities Act (the “Shelf Registration Statement”) and shall use its commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective by the SEC as soon as practicable after the filing thereof but no later than the earlier of (a) the 90th calendar day (or 120th calendar day if the SEC notifies the Company that it will “review” the Registration Statement) following the Closing and (b) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Shelf Registration Statement will not be “reviewed” or will not be subject to further review. A Registration Statement filed pursuant to this Section 3.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, any Holder pursuant to its review of such Registration Statement under Section 8.1(k) of this Agreement. The Company shall use its commercially reasonable efforts to effect any such Shelf Registration Statement and to keep it continuously effective until such date on which the securities covered by such Shelf Registration Statement are no longer Registrable Securities. During the period that the Shelf Registration Statement is effective, the Company shall supplement or make amendments to the Shelf Registration Statement to the extent necessary to ensure that such Shelf Registration Statement is available or, if not available, that another Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.
(b)   With respect to a Demand Registration Notice to be delivered at any time after the first date on which the Company is eligible to file a registration statement filed under the Securities Act on Form S-3 or such similar or successor form as may be appropriate (an “S-3 Registration Statement”), a Demanding Holder may include in the Demand Registration Notice a request that the Company effect an S-3 Registration Statement. In such event, the Company shall be required to effect an S-3 Registration Statement in accordance with the terms hereof, unless at the time of the request Form S-3 or such similar or successor form is not available to the Company for such offering
(c)   At any time and from time to time after the effectiveness of a Shelf Registration Statement or S-3 Registration Statement, any Holder with Registrable Securities included on such Shelf Registration Statement or S-3 Registration Statement (a “Takedown Holder”) may request to sell all or any portion of its Registrable Securities included thereon in an underwritten offering that is registered pursuant to such Shelf Registration Statement or S-3 Registration Statement (an “Underwritten Shelf Takedown”); provided that in the case of an Underwritten Shelf Takedown such Takedown Holders will be entitled to make such request only if the total offering price of the Shares to be sold in such offering (before deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $[•]5 million. Notwithstanding the foregoing, the Company shall only be obligated to effect (i) one (1) Underwritten Shelf Takedown within any six-month period; and (ii) no more than four (4) Underwritten Shelf Takedowns in respect of all Registrable Securities held by the Holders after giving effect to Section 2.1.
(d)   Any requests for an Underwritten Shelf Takedown shall be made by giving written notice to the Company (a “Takedown Request Notice”). The Takedown Request Notice shall specify the approximate number of Registrable Securities to be sold in the Underwritten Shelf Takedown. Within five (5) business days after receipt of any Takedown Request Notice, the Company shall give written notice of the requested Underwritten Shelf Takedown (the “Takedown Offer Notice”) to all other Holders and, subject to the provisions of Section 3.1(e) hereof, shall include in the Underwritten Shelf Takedown all Registrable Securities with respect to which the Company has received written requests for inclusion therein within five (5) calendar days after sending the Takedown Offer Notice.
(e)   Notwithstanding any other provision of this Section 3.1, if the underwriter advises the Company that in the opinion of such underwriter, the distribution of all of the Registrable Securities

5
NTD: To be agreed at Closing.

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requested to be sold in an Underwritten Shelf Takedown would materially and adversely affect the distribution of all of the securities to be underwritten, then (i) the Company shall deliver to the participating Holders a copy of such underwriter’s opinion, which opinion shall be in writing and shall state the reasons for such opinion, and (ii) the number of Registrable Securities that may be included in such Underwritten Shelf Takedown shall be allocated (A) first, to the Holders electing to sell their Registrable Securities, on a pro rata basis based on the relative number of Registrable Securities then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable; and (B) second, to the other persons proposing to sell securities in such Underwritten Shelf Takedown, if any; provided, however, that the number of Registrable Securities to be included in such Underwritten Shelf Takedown shall not be reduced unless all other securities are entirely excluded from such Underwritten Shelf Takedown.
3.2   Selection of Underwriter.   A majority in interest of any Demanding Holders or Takedown Holders shall have the right to select the underwriter or underwriters to administer any underwritten demand registration offering or Underwritten Shelf Takedown under a Demand Registration Statement, including any Shelf Registration Statement or S-3 Registration Statement; provided that such underwriter or underwriters shall be reasonably acceptable to the Company.
3.3   Block Trades.   Notwithstanding anything contained in this Section 3, in the event of a sale of Registrable Securities in an underwritten transaction requiring the involvement of the Company but not involving (i) any “roadshow” or (ii) a lock-up agreement of more than sixty (60) days to which the Company is a party, and which is commonly known as a “block trade” (a “Block Trade”), (1) the Demanding Holder or Takedown Holder, as applicable, shall (i) give at least five Business Days’ prior notice in writing (the “Block Trade Notice”) of such transaction to the Company and (ii) identify the potential underwriter(s) in such notice; and (2) the Company shall reasonably cooperate with such requesting Holder or Holders to the extent it is reasonably able to effect such Block Trade. The Company shall give written notice (the “Block Trade Offer Notice”) of the proposed Block Trade to all Holders holding Registrable Securities as soon as practicable (but in no event more than two (2) Business Days following the Company’s receipt of the Block Trade Notice), and such notice shall offer such Holders the opportunity to participate in such Block Trade by providing written notice of intent to so participate within two (2) Business Days (or such shorter period as may be reasonably requested) following receipt of the Block Trade Offer Notice. Any Block Trade shall be for at least $25 million in expected gross proceeds. The Company shall not be required to effectuate more than two Block Trades in any 90-day period. For the avoidance of doubt, a Block Trade shall not constitute an Underwritten Shelf Takedown. The Holders of a majority of the Registrable Securities being sold in any Block Trade shall select the underwriters to administer such Block Trade; provided that such underwriter(s) shall be reasonably acceptable to the Company.
SECTION 4.   INCIDENTAL OR “PIGGY-BACK” REGISTRATION
4.1   Piggy-Back Rights.   If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of its Shares, whether to be sold by the Company or by one or more selling security holders, other than (a) a Demand Registration Statement (in which case the ability of a Holder to participate in such Registration Statement shall be governed by Section 2) or (b) a registration statement (i) on Form S-8 or any successor form to Form S-8 or in connection with any employee or director welfare, benefit or compensation plan, (ii) in connection with an exchange offer or an offering of securities exclusively to existing security holders of the Company or its subsidiaries, (iii) relating to a transaction pursuant to Rule 145 under the Securities Act, (iv) for an offering of debt that is convertible into equity securities of the Company or (v) for a dividend reinvestment plan, the Company shall give written notice of the proposed registration to all Holders holding Registrable Securities at least ten (10) calendar days prior to the proposed filing of the Registration Statement. Each Holder holding Registrable Securities shall have the right to request that all or any part of its Registrable Securities be included in the Registration Statement by giving written notice to the Company within five (5) calendar days after receipt of the foregoing notice by the Company. Subject to the provisions of Sections 4.2, 4.3 and 6.2, the Company will include all such Registrable Securities requested to be included by the Holders in the Piggyback Registration Statement. For purposes of this Agreement, any registration statement of the Company in which Registrable Securities are included pursuant to this Section 4 shall be referred to as a “Piggyback Registration Statement”

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4.2   Withdrawal of Exercise of Rights.    Any Holder of Registrable Securities shall have the right to withdraw all or a portion of its Registrable Securities from a Piggyback Registration Statement for any or no reason whatsoever upon written notification to the Company and the underwriter or underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration Statement prior to (a) in the case of a Piggyback Registration Statement not involving an underwritten offering, the effectiveness of the applicable Registration Statement or (b) in the case of a Piggyback Registration Statement involving an underwritten offering, prior to the pricing of such underwritten offering. The Company (whether on its own good faith determination or as a result of a request for withdrawal by any other holder of securities that initiated such registration (an “Initiating Holder”)) shall be permitted to determine for any reason not to proceed with the proposed registration and the Company may at its election (or the election of such Initiating Holder(s), as applicable) give written notice of such determination to the Holders and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses incurred in connection therewith).
4.3   Underwritten Offering.   If a registration pursuant to this Section 4 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of securities which the Company and the holders of the Registrable Securities and any other persons intend to include in such registration exceeds the largest number of securities that can be sold in such offering without having an adverse effect on such offering (including the price at which such securities can be sold), then the number of such securities to be included in such registration shall be reduced to such extent, and the Company will include in such registration such maximum number of securities as follows: (a) first, all of the securities the Company proposes to sell for its own account, if any; provided that the registration of such securities was initiated by the Company with respect to securities intended to be registered for sale for its own account; (b) second, such number of Registrable Securities requested to be included in such registration by the Holders which, in the opinion of such managing underwriter can be sold without having the adverse effect described above, which number of Registrable Securities shall be allocated pro rata among such Holders on the basis of the relative number of Registrable Securities then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable; and (c) third, such other securities requested to be included in such registration, which, in the opinion of such managing underwriter can be sold without having the adverse effect described above.
4.4   Selection of Underwriter.   Except to the extent Section 3.2 applies, Registrable Securities proposed to be registered and sold under this Section 4 pursuant to an underwritten offering for the account of the Holders holding Registrable Securities shall be sold to prospective underwriters selected by the Company.
SECTION 5.   SUSPENSION OF OFFERING
5.1   Suspension of Offering.   Notwithstanding the provisions of Section 2 or 4, the Company shall be entitled to postpone the effectiveness of a Registration Statement, and from time to time to require Holders not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event that the Company’s board of directors reasonably believes, upon the advice of outside legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of outside legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than three occasions or for more than ninety (90) consecutive calendar days, or more than one hundred twenty (120) total calendar days, in each case during any 12-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which

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they were made (in the case of the Prospectus) not misleading, each Holder agrees that (a) it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement until the Holder receives copies of a supplemental or amended Prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (b) it will maintain the confidentiality of any information included in such written notice delivered by the Company in accordance with Section 10.1 unless otherwise required by law or subpoena. If so directed by the Company, each Holder will deliver to the Company or, in each such Holder’s sole discretion, destroy all copies of the Prospectus covering the Registrable Securities in such Holder’s possession.
SECTION 6.   REGISTRATION PROCEDURES
6.1   Obligations of the Company.   When the Company is required to effect the registration of Registrable Securities under the Securities Act pursuant to this Agreement, the Company shall as expeditiously as possible:
(a)   use commercially reasonable efforts to register or qualify the Registrable Securities by the time the applicable Registration Statement is declared effective by the SEC under all applicable state securities or “blue sky” laws of such jurisdictions as any Holder may reasonably request in writing, to keep each such registration or qualification effective during the period such Registration Statement is required to be kept effective pursuant to this Agreement, and to do any and all other similar acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition of the Registrable Securities owned by the Holders in each such jurisdiction; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction or to register as a broker or dealer in such jurisdiction where it would not otherwise be required to qualify but for this Agreement, (ii) take any action that would cause it to become subject to any taxation in any jurisdiction where it would not otherwise be subject to such taxation or (iii) take any action that would subject it to the general service of process in any jurisdiction where it is not then so subject;
(b)   prepare and file with the SEC such amendments and supplements as to the Registration Statement and the Prospectus used in connection therewith as may be necessary (i) to keep such Registration Statement effective and (ii) to comply with the provisions of the Securities Act with respect to the disposition of the Registrable Securities covered by such Registration Statement, in each case for such time as is contemplated in the applicable provisions above;
(c)   promptly furnish, without charge, to the Holders such number of copies of the Registration Statement, each amendment and supplement thereto (in each case including all exhibits), and the Prospectus included in such Registration Statement (including each preliminary Prospectus) in conformity with the requirements of the Securities Act, the documents incorporated by reference in such Registration Statement or Prospectus, and such other documents as the Holders may reasonably request to facilitate the public sale or other disposition of the Registrable Securities owned by the Holders;
(d)   reasonably cooperate with the Holders to facilitate the timely preparation and delivery of certificates and/or book entry notations representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates and/or book entry notations shall be free of all restrictive legends indicating that the Registrable Securities are unregistered or unqualified for resale under the Securities Act, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holder may request in writing. In connection therewith, if required by the Company’s transfer agent and upon receipt of reasonably requested certificates and/or letters of representation from such Holder, the Company will reasonably promptly, after the effective time of a Registration Statement, cause an opinion of its outside legal counsel as to the effectiveness of such Registration Statement to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent, which authorize and direct the transfer agent to issue such Registrable Securities without any such legend;
(e)   promptly notify the Holders: (i) when the Registration Statement, any pre-effective amendment, the Prospectus or any prospectus supplement related thereto or post-effective amendment

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to the Registration Statement has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (ii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation or threat of any proceedings for that purpose, (iii) of any delisting or pending delisting of the Shares by any national securities exchange or market on which the Shares are then listed or quoted, and (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose;
(f)   use commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of a Registration Statement, and, if any such order suspending the effectiveness of a Registration Statement is issued, shall promptly use commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible moment;
(g)   until the expiration of the period during which the Company is required to maintain the effectiveness of the applicable Registration Statement as set forth in the applicable sections hereof, promptly notify the Holders: (i) of the existence of any fact of which the Company is aware or the happening of any event that has resulted, or could reasonably be expected to result, in (A) the Registration Statement, as is then in effect, containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein not misleading or (B) the Prospectus included in such Registration Statement including an untrue statement of a material fact or omitting to state a material fact necessary in order to make any statements therein, in the light of the circumstances under which they were made, not misleading, and (ii) of the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate or that there exist circumstances not yet disclosed to the public which make further sales under such Registration Statement inadvisable pending such disclosure and post-effective amendment;
(h)   if any event or occurrence giving rise to an obligation of the Company to notify the Holders pursuant to Section 6.1(g) takes place, subject to Section 5.1, the Company shall prepare and, to the extent the exemption from prospectus delivery requirements in Rule 172 under the Securities Act is not available, furnish to the Holders a reasonable number of copies of a supplement or post-effective amendment to such Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document, and shall use commercially reasonable efforts to have such supplement or amendment declared effective, if required, as soon as practicable following the filing thereof, so that (i) such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(i)   use commercially reasonable efforts to cause all such Registrable Securities to be listed or quoted on the national securities exchange or market on which the Shares are then listed or quoted, if the listing or quotation of such Registrable Securities is then permitted under the rules of such national securities exchange or market;
(j)   if requested by any Holder participating in an offering of Registrable Securities, as soon as practicable after such request, but in no event later than five (5) business days after such request, incorporate in a prospectus supplement or post-effective amendment such information concerning the Holder or the intended method of distribution as the Holder reasonably requests to be included therein and is reasonably necessary to permit the sale of the Registrable Securities pursuant to the Registration Statement, including information with respect to the number of Registrable Securities being sold, the purchase price being paid therefor and any other material terms of the offering of the Registrable Securities to be sold in such offering; provided, however, that the Company shall not be obligated to include in any such prospectus supplement or post-effective amendment any requested information that is not required by the rules of the SEC and is unreasonable in scope compared with the Company’s most recent prospectus or prospectus supplement used in connection with a primary or secondary offering of equity securities by the Company;

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(k)   in connection with the preparation and filing of any Registration Statement, the Company will give the Holders offering and selling thereunder and their respective counsels the opportunity to review and provide comments on such Registration Statement prior to the filing of such Registration Statement, and, each Prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto (other than amendments or supplements that do not make any material change in the information related to the Company), and give each of them such access to its books and records and such opportunities to discuss the business of the Company and its subsidiaries with its officers, its counsel and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of the Holder’s and such underwriters’ respective counsel, to conduct a reasonable due diligence investigation within the meaning of the Securities Act;
(l)   provide a transfer agent and registrar, which may be a single entity, a CUSIP number for the Registrable Securities not later than the effective date of the first Registration Statement filed hereunder;
(m)   enter into an underwriting agreement in customary form and substance reasonably satisfactory to the Company, the Holders and the managing underwriter or underwriters of the public offering of Registrable Securities, if the offering is to be underwritten, in whole or in part; provided that the Holders may, at their option, require that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of the Holders. The Holders shall not be required to make any representations or warranties to or agreement with the Company or the underwriters other than representations, warranties or agreements regarding the Holders and their ownership of shares and authority to enter into such underwriting agreement and their intended method of distribution and any other representation or warranty required by law. The Company will use its commercially reasonable efforts to participate in customary “roadshow” presentations, as the Holders and/or the managing underwriters may reasonably request; provided that the Company shall not be required to participate in any such presentation in connection with an underwritten offering of Registrable Securities with aggregate gross proceeds of less than $50 million;
(n)   furnish, at the request of a Holder on the date that any Registrable Securities are to be delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such Shares are being sold through underwriters, or, if such Shares are not being sold through underwriters, on the date that the Registration Statement with respect to such Shares becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters, if any, to such Holder, (ii) a negative assurance letter, dated such date, of the counsel representing the Company, in the form and substance as is customarily given to underwriters, if any, to such Holder, and (iii) a letter dated such date, from the independent certified public accountants of the Company who have certified the Company’s financial statements included in such Registration Statement, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to such Holder;
(o)   make available to the Holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first month of the first fiscal quarter after the effective date of the applicable Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, including Rule 158 promulgated thereunder; provided that such requirement will be deemed to be satisfied if the Company timely files such information on Forms 10-K, 10-Q and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto; and
(p)   take all other reasonable actions necessary to expedite and facilitate disposition by the Holders of the Registrable Securities pursuant to the applicable Registration Statement.
6.2   Obligations of the Holders.   In connection with any Registration Statement utilized by the Company to satisfy the provisions of this Agreement, each Holder agrees to reasonably cooperate with the Company in connection with the preparation of the Registration Statement, and each Holder agrees that such cooperation shall include (a) responding within five (5) Business Days to any written request by the Company to provide or verify information regarding the Holder or the Holder’s Registrable Securities

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(including the proposed manner of sale) that may be required to be included in any such Registration Statement pursuant to the rules and regulations of the SEC, and (b) providing in a timely manner information regarding the proposed distribution by the Holder of the Registrable Securities and such other information as may be requested by the Company from time to time in connection with the preparation of and for inclusion in any Registration Statement and related Prospectus. The Company may exclude from such Registration Statement or sale the Registrable Securities of any such Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request.
6.3   Participation in Underwritten Registrations.   No Holder may participate in any underwritten registration, Underwritten Shelf Takedown or Block Trade hereunder unless such Holder (a) agrees to sell its Registrable Securities on the basis provided in the applicable underwriting arrangements (which shall include a customary form of underwriting agreement) and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents in customary form as reasonably required under the terms of such underwriting arrangements. If any Holder does not approve of the terms of such underwriting arrangements, such Holder may elect to withdraw from such offering by providing written notice to the Company and the underwriter.
6.4   Offers and Sales.   All offers and sales by a Holder under any Registration Statement shall be completed within the period during which the Registration Statement is required to remain effective pursuant to the applicable provision above and not the subject of any stop order, injunction or other order of the SEC. Upon expiration of such period, no Holder will offer or sell the Registrable Securities under the Registration Statement. If directed in writing by the Company, each Holder will return or, in each such Holder’s sole discretion destroy, all undistributed copies of the applicable Prospectus in its possession upon the expiration of such period.
SECTION 7.   INDEMNIFICATION; CONTRIBUTION
7.1   Indemnification by the Company.   To the extent permitted by law, the Company agrees to indemnify and hold harmless, or procure to indemnify and hold harmless, to the fullest extent permitted by law, each Holder, such Holder’s partners, members, shareholders, managers, officers, directors, trustees, employees, agents, Affiliates, and representatives, and each person, if any, who controls any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (an “Holder Indemnified Party”), from and against:
(a)   any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable and documented fees and disbursements of counsel to such Holders of one law firm (and one firm of local counsel)), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement pursuant to which the Registrable Securities were registered under the Securities Act, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, or arising out of or based upon any omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading; and
(b)   any violation by the Company of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to the Company and relating to action or inaction required of the Company in connection with any such registration.
To the extent permitted by law, the Company shall promptly reimburse, or procure to promptly reimburse, the Holder Indemnified Party for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such loss, liability, claim, damage, judgment or expense provided, however, that the indemnity provided pursuant to Sections 7.1 through 7.3 does not apply to any Holder with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of (i) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by such Holder expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto) or (ii) such Holder’s failure to deliver an amended or supplemental Prospectus furnished to such Holder by the Company, if required by law to have been delivered, if such loss, liability, claim, damage, judgment or expense would not have arisen had such delivery occurred.

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7.2   Indemnification by Holder.   To the extent permitted by law, each Holder severally and not jointly agrees to indemnify and hold harmless, to the extent permitted by law, the Company, and each of its directors and officers (including each director and officer of the Company who signed a Registration Statement), and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against:
(a)   any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable and documented fees and disbursements of counsel), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement pursuant to which the Registrable Securities of such Holder were registered under the Securities Act, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, or arising out of or based upon any omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, provided, however, that a Holder shall only be liable under the indemnity provided pursuant this Sections 7.2 with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto). Notwithstanding the provisions of this Sections 7.2, a Holder and any permitted assignee shall not be required to indemnify the Company, its officers, directors or control persons with respect to any amount in excess of the amount of the aggregate net cash proceeds received by such Holder or such permitted assignee, as the case may be, from sales of the Registrable Securities of such Holder under the Registration Statement that is the subject of the indemnification claim.
7.3   Conduct of Indemnification Proceedings.   An indemnified party hereunder (the “Indemnified Party”) shall give reasonably prompt written notice to the indemnifying party (the “Indemnifying Party”) of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the Indemnifying Party (a) shall not relieve it from any liability which it may have under the indemnity provisions of Section 7.1 or 7.2 above, unless and only to the extent it did not otherwise learn of such action and the lack of notice by the Indemnified Party results in the forfeiture by the Indemnifying Party of substantial rights and defenses, and (b) shall not, in any event, relieve the Indemnifying Party from any obligations to any Indemnified Party other than the indemnification obligation provided under Section 7.1 or 7.2 above. If the Indemnifying Party so elects within a reasonable time after receipt of such notice, the Indemnifying Party may assume the defense of such action or proceeding at such Indemnifying Party’s own expense with counsel chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed; provided, however, that the Indemnifying Party will not settle, compromise or consent to the entry of any judgment with respect to any such action or proceeding without the written consent of the Indemnified Party unless such settlement, compromise or consent secures the unconditional release of the Indemnified Party; and provided further, that, if the Indemnified Party reasonably determines that a conflict of interest exists where it is advisable for the Indemnified Party to be represented by separate counsel (but no more than one such separate counsel, which counsel is reasonably acceptable to the Indemnifying Party) or that, upon advice of counsel, there may be legal defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party, then the Indemnifying Party shall not be entitled to assume such defense and the Indemnified Party shall be entitled to separate counsel (but no more than one such separate counsel, which counsel is reasonably acceptable to the Indemnifying Party) at the Indemnifying Party’s expense. If the Indemnifying Party is not entitled to assume the defense of such action or proceeding as a result of the second proviso to the preceding sentence, the Indemnifying Party’s counsel shall be entitled to conduct the Indemnifying Party’s defense and counsel for the Indemnified Party shall be entitled to conduct the defense of the Indemnified Party, it being understood that each such counsel will cooperate with the other to conduct the defense of such action or proceeding as efficiently as possible. If the Indemnifying Party is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this Section 7.3, the Indemnifying Party will pay the reasonable and documented fees and expenses of counsel for the Indemnified Party. In such event, however, the Indemnifying Party will not be liable for any settlement effected without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If an Indemnifying Party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this

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Section 7.3, the Indemnifying Party shall not be liable for any fees and expenses of counsel for the Indemnified Party incurred thereafter in connection with such action or proceeding.
7.4   Contribution.
(a)   In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Sections 7.1 or 7.2 is for any reason held to be unenforceable by the Indemnified Party although applicable in accordance with its terms, the Indemnified Party and the Indemnifying Party shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by the Indemnified Party and the Indemnifying Party, in such proportion as is appropriate to reflect the relative fault of the Indemnified Party on the one hand and the Indemnifying Party on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities, or expenses. The relative fault of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, the Indemnifying Party or the Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.
(b)   The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 7.4, a Holder shall not be required to contribute any amount (together with the amount of any indemnification payments made by such Holder pursuant to Section 7.2) in excess of the amount of the aggregate net cash proceeds received by such Holder from sales of the Registrable Securities of such Holder under the Registration Statement that is the subject of the indemnification claim.
(c)   Notwithstanding the foregoing, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
SECTION 8.   EXPENSES
8.1   Expenses.   The Company will pay or procure to pay all Registration Expenses in connection with each registration of Registrable Securities pursuant to Sections 2, 3 or 4. Each Holder shall be responsible for the payment of any and all brokerage and sales commissions, fees and disbursements of the Holder’s counsel or other advisors that are not Registration Expenses, and any transfer taxes relating to the sale or disposition of the Registrable Securities by such Holder pursuant to any Registration Statement or otherwise.
SECTION 9.   RULE 144 REPORTING
9.1   Rule 144 Reporting.   With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration statement, if the Shares of the Company are registered under the Exchange Act, the Company agrees to: (A) file with the SEC all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and (B) furnish to any Holder, so long as the Holder owns any Registrable Securities, upon request, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 and of the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to a registration statement (at any time after it so qualifies) and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

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SECTION 10.   CONFIDENTIALITY
10.1   Confidentiality.   To the extent that the information and other material in connection with the registration rights contemplated in this Agreement, to the extent furnished after the date hereof, constitutes or contains confidential business, financial or other information of the Company or the Holders or their respective Affiliates, each party hereto covenants for itself and its directors, officers, employees and shareholders that it shall use due care to prevent its officers, directors, partners, employees, counsel, accountants and other representatives from disclosing such information to persons other than to their respective authorized employees, counsel, accountants, advisers, shareholders, partners, limited partners or members (or proposed shareholders, partners, limited partners or members or advisers of such persons), and other authorized representatives, in each case, so long as such person agrees to keep such information confidential in accordance with the terms hereof; provided, however, that each Holder or the Company may disclose or deliver any information or other material disclosed to or received by it if such Holder or the Company is advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order or process and in any such instance the Holder or the Company, as the case may be, making such disclosure shall use reasonable efforts to consult with the Company or the Holder, as applicable, prior to making any such disclosure. Notwithstanding the foregoing, a Holder will be permitted to disclose any information or other material disclosed to or received by it hereunder and not be required to provide the aforementioned notice, if such disclosure is in connection with (i) such Holder’s reporting obligations pursuant to Section 13 or Section 16 of the Securities Exchange Act or (ii) a routine audit by a regulatory or self-regulatory authority that maintains jurisdiction over the Holder; provided, however, that such Holder agrees, in the case of (ii) in the preceding clause, to undertake to file an appropriate request seeking to have any information disclosed in connection with such routine audit treated confidentially. For purposes of this Section 10.1, “due care” means at least the same level of care that such Holder would use to protect the confidentiality of its own sensitive or proprietary information. This Section 10.1 shall not apply to information that is or becomes publicly available (other than to a person who by breach of this Agreement has caused such information to become publicly available).
SECTION 11.   MISCELLANEOUS
11.1   Waivers.   No waiver by a party hereto shall be effective unless made in a written instrument duly executed by the party against whom such waiver is sought to be enforced, and only to the extent set forth in such instrument. Neither the waiver by any of the parties hereto of a breach or a default under any of the provisions of this Agreement, nor the failure of any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.
11.2   Notices.   Notices to the Company and to the Holders shall be sent to their respective addresses as set forth on Schedule I attached to this Agreement. The Company or any Holder may require notices to be sent to a different address by giving notice to the other parties in accordance with this Section 11.2. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given upon receipt if and when delivered personally, sent by electronic mail, sent by facsimile transmission (the confirmation being deemed conclusive evidence of such delivery) or by courier service or five (5) calendar days after being sent by registered or certified mail (postage prepaid, return receipt requested), to such parties at such address.
11.3   Public Announcements and Other Disclosure.    No Holder shall make any press release, public announcement or other disclosure with respect to this Agreement without obtaining the prior written consent of the Company, except as permitted pursuant to Section 10.1 or as may be required by law or by the regulations of any securities exchange or national market system upon which the securities of any such Holder shall be listed or quoted; provided, that in the case of any such disclosure required by law or regulation, the Holder making such disclosure shall use reasonable efforts to consult with the Company prior to making any such disclosure.
11.4   Headings and Interpretation.   All section and subsection headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning, construction or scope of any of

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the provisions hereof. The Holders hereby disclaim any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsman.
11.5   Entire Agreement; Amendment.   This Agreement (including all schedules and all agreements entered into pursuant hereto) constitutes the entire and only agreement among the parties hereto concerning the subject matter hereof and thereof, and supersedes any prior agreements or understandings concerning the subject matter hereof and thereof. From and after the Closing, the provisions of the Initial Agreement granting registration rights to the Holders party thereto are superseded and replaced in their entirety with this Agreement. Any oral statements or representations or prior written matter with respect thereto not contained herein shall have no force and effect. Except as otherwise expressly provided in this Agreement, no amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the Company and a majority in interest of the Holders that, at the time of such amendment, modification or discharge, are entitled to exercise registration rights under this Agreement; provided further that no provision of this Agreement may be amended or modified unless any and each Holder adversely affected by such amendment or modification in a manner different than other Holders has expressly consented in writing to such amendment or modification; provided, further, that no provision of this Agreement may be amended or modified if such amendment or modification would adversely affect a Successor Holder in a manner different than the Holders unless such Successor Holder expressly consents in writing to such amendment or modification.
11.6   Assignment; Successors and Assigns.   This Agreement and the rights granted hereunder may not be assigned by any Holder without the written consent of the Company; provided, however, that the rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned by a Holder to a Permitted Transferee of such Holder’s Registrable Securities; provided that such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement and the transferor shall have delivered to the Company no later than thirty (30) days following the date of the assignment, written notification of such transfer setting forth the name of the transferor, the name and address of the transferee, and the number of Registrable Securities so transferred. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their successors, heirs, legatees, devisees, permitted assigns, legal representatives, executors and administrators, except as otherwise provided herein. Notwithstanding anything to the contrary set forth herein, prior to the expiration of the applicable lock-up period with respect to the Registrable Securities, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee or as otherwise permitted pursuant to the terms of the applicable lock-up.
11.7   Saving Clause.   If any provision of this Agreement, or the application of such provision to any person or circumstance, is held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby. If the operation of any provision of this Agreement would contravene the provisions of any applicable law, such provision shall be void and ineffectual. In the event that applicable law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.
11.8   Counterparts.   This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all the parties hereto, even though all parties are not signatory to the original or the same counterpart.
11.9   Representations.   Each of the parties hereto, as to itself only, represents that this Agreement has been duly authorized and executed by it and that all necessary corporate actions have been taken by it for this Agreement to be enforceable against it under all applicable laws. Each party hereto, as to itself only, further represents that all persons signing this Agreement on such party’s behalf have been duly authorized to do so.
11.10   Governing Law.   The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without application of the conflict of laws principles thereof.

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11.11   Service of Process and Venue.   Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Chancery Court of the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement in any court other than any court of the United States located in the State of Delaware and (d) consents to service being made through the notice procedures set forth in Section 11.2 hereof. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail pursuant to Section 11.2 hereof shall be effective service of process for any suit or proceeding in connection with this Agreement.
11.12   Waiver of Jury Trial.   THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.
11.13   Specific Performance.   The parties hereto agree that irreparable damage would occur in the event the provisions of this Agreement were not performed in accordance with the terms hereof, and that the Holders and the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
11.14   No Third Party Beneficiaries.   It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.
11.15   General Interpretive Principles.   For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(a)   the terms defined in this Agreement include the plural as well as the singular, and the use of any gender or neuter form herein shall be deemed to include the other gender and the neuter form;
(b)   references herein to “Sections”, “subsections,” “paragraphs”, and other subdivisions without reference to a document are to designated Sections, paragraphs and other subdivisions of this Agreement;
(c)   a reference to a paragraph without further reference to a Section is a reference to such paragraph as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions;
(d)   the words “herein”, “hereof’, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

A-B-17

(e)   the term “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; and
(f)   the term “person” means any individual, corporation, partnership, limited liability company, association, joint venture, an association, a joint stock company, trust, unincorporated organization, governmental or political subdivision or agency, or any other entity of whatever nature.
11.16   Termination.   This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) upon the mutual written agreement of each of the parties hereto to terminate this Agreement or (b) such date as no Registrable Securities remaining outstanding.
11.17   Termination of Initial Agreement.   Upon this Agreement coming into effect at the Effective Time (as defined in the Transaction Agreement), the Initial Agreement shall terminate pursuant to Section 5.8 of the Initial Agreement.
11.18   No Inconsistent Agreements; Additional Rights.   The Company shall not, without the written consent of Holders holding a majority of the Registrable Securities, hereafter enter into, and is not currently a party to, any agreement (other than the Initial Agreement, which will be terminated on the Effective Date) with respect to its securities that is inconsistent in any material respect with, or superior to, the registration rights granted to the Holders by this Agreement. Notwithstanding any other rights and remedies the Holders may have in respect of the Company or such other party pursuant to this Agreement, except as consented to in writing by Holders holding a majority of the Registrable Securities, if the Company enters into any other registration rights or similar agreement with respect to any of its securities that contains provisions that violate the preceding sentence, the terms and conditions of this Agreement shall immediately be deemed to have been amended without further action by the Company or any of the Holders of Registrable Securities so that such Holders of such Registrable Securities shall each be entitled to the benefit of any such more favorable or less restrictive terms or conditions, as the case may be.
[Signature Page Follows]

A-B-18

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
COMPANY:
CIRCLE INTERNET FINANCE PUBLIC LIMITED
COMPANY
By:

Name:
Title:
HOLDERS:
[To come]

SCHEDULE I
COMPANY:
c/o Circle Internet Financial Limited
      332 Congress Street, 4th Floor
      Boston, MA 02210
      Attention: Legal Department
      Email: legal@circle.com
with a required copy to (which copy shall not constitute notice):
Goodwin Procter LLP
      100 Northern Avenue
      Boston, MA 02210
      Attention: William Schnoor, John Mutkoski and Gregg Katz
      Email: wschnoor@goodwinlaw.com; jmutkoski@goodwinlaw.com;
      gkatz@goodwinlaw.com
HOLDERS:
[To come]

Schedule I-1

EXHIBIT C
ALLOCATION SCHEDULE
[Attached]

EXHIBIT D
AMENDED TOPCO CONSTITUTION
COMPANY NUMBER 694215
COMPANIES ACT 2014
A PUBLIC COMPANY LIMITED BY SHARES
CONSTITUTION
OF
CIRCLE INTERNET FINANCE PUBLIC LIMITED COMPANY

A-D-1

COMPANY NUMBER 694215
COMPANIES ACT 2014
A PUBLIC COMPANY LIMITED BY SHARES
MEMORANDUM OF ASSOCIATION
OF
CIRCLE INTERNET FINANCE PUBLIC LIMITED COMPANY
(As amended by a special resolution passed on [ ] 2022)
1
The name of the company is Circle Internet Finance public limited company (the “Company”).

2
The Company is a public limited company, registered under Part 17 of the Companies Act 2014.

3
The objects for which the Company is established are as follows:

3.1
To acquire the entire issued and to be issued share capital of Circle Internet Financial Limited, a company incorporated under the law of Ireland with registered number 531058 (“Circle”) pursuant to an Irish law court-approved scheme of arrangement under Chapter 1 of Part 9 of the Act, in consideration for the issuance of shares in the capital of the Company to the shareholders of Circle, with a result that Circle will become a wholly owned subsidiary of the Company, and thereafter, to acquire, pursuant to a business combination or other transaction, Concord Acquisition Corp, a Delaware corporation, and to do and take all such things, measures, acts and actions (including, but not limited to, entering into agreements, contracts, deeds and other documents or instruments and giving undertakings, covenants, representations, warranties, indemnities, guarantees and other commitments and promises) as the Company considers may be necessary or required in connection therewith, or conducive or incidental thereto.

3.2
To carry on the business of developing, minting and otherwise managing digital currencies and other digital assets and developing and providing related infrastructure, products and services, including, but not limited to, payments, treasury, yield and custodial services, account management, commerce support and other financial applications.

3.3
To carry on the business of raising capital and funding for third parties via internet based offering platforms, including but not limited to the underwriting, marketing and promoting of offerings and other related activities and the support of investors using such platforms.

3.4
To carry on the business of a holding company, to determine Company strategy, and to co-ordinate the administration, finances and activities of any subsidiary companies or associated companies, to do all lawful acts and things whatever that are necessary or convenient in carrying on the business of such a holding company and, in particular, to carry on in all its branches the business of a management services company, to act as managers and to direct or coordinate the management of other companies or of the business, property and estates of any company or person and to undertake and carry out all such services in connection therewith as may be deemed expedient by the Company’s board of directors and to exercise its powers as a shareholder of other companies.

3.5
To carry on the business of manufacturer, distributor, wholesaler, retailer, service provider, investor, designer, trader and any other business (except the issuing of policies of insurance) which may seem to the Company’s board of directors capable of being conveniently carried on in connection with these objects or calculated directly or indirectly to enhance the value of or render more profitable any of the Company’s property.

3.6
To carry on all or any of the businesses as mentioned herein either as a separate business or as the principal business of the Company.

A-D-2

3.7
To carry on the business of investing in shares, bonds and other securities including investments in foreign currencies.

3.8
To invest any moneys of the Company in such investments and in such manner as may from time to time be determined, and to hold, sell or deal with such investments and generally to purchase, take on lease or in exchange or otherwise acquire any real and personal property and rights or privileges.

3.9
To acquire shares, stocks, debentures, debenture stock, indentures, notes, loan notes, loan stock, bonds, warrants, obligations and other securities of any description, by original subscription, tender, purchase, exchange or otherwise and to subscribe for the same either conditionally or otherwise, and to guarantee the subscription thereof and to exercise and enforce all rights and powers conferred by or incidental to the ownership thereof.

3.10
To facilitate, effect, and encourage the creation, issue or conversion of, and to offer for public or private subscription, tender, purchase or exchange, shares, stocks, debentures, debenture stock, indentures, notes, loan notes, loan stock, bonds, obligations and other securities of any description of the Company, of any member of the group to which the Company belongs or of any other person and to act as trustees in connection with any such securities and to take part in the conversion of business concerns and undertakings into companies.

3.11
To purchase or by any other means acquire any freehold, leasehold or other property and real estate and in particular lands, tenements and hereditaments of any tenure, whether subject or not to any charges or encumbrances, for any estate or interest whatever, and any rights, privileges or easements over or in respect of any property and real estate, and any buildings, factories, mills, works, wharves, roads, rigs, machinery, engines, plant, live and dead stock, barges, vessels or things, and any real or personal property or rights whatsoever which may be necessary for, or may conveniently be used with, or may enhance the value or property of the Company, and to hold or to sell, let, alienate, mortgage, charge or otherwise deal with all or any such freehold, leasehold, or other property and real estate, lands, tenements or hereditaments, rights, privileges or easements.

3.12
To establish and contribute to any scheme (including any share option scheme or similar scheme) for the purchase of shares in the Company to be held for the benefit of current, or former, directors, officers, employees and consultants of, or to, the Company or any of its subsidiaries or associated undertakings, and to lend or otherwise provide money to such schemes or any such directors, officers, employees and consultants to enable them to purchase shares of the Company, in each case subject to applicable law.

3.13
To sell, lease, exchange, grant, convey, transfer or otherwise dispose of any or all of the property and real estate, investments or assets of the Company of whatever nature or tenure for such price, consideration, sum or other return, whether equal to or less than the market value thereof and whether by way of gift or otherwise, as the board of directors of the Company shall deem appropriate and to grant any fee farm grant or lease or to enter into any agreement for letting or hire of any such property or asset for a rent or return equal to or less than the market or rack rent therefor or at no rent and subject to or free from covenants and restrictions as the board of directors of the Company shall deem appropriate.

3.14
To acquire and undertake the whole or any part of the business, good-will and assets of any person, firm or company carrying on or proposing to carry on any of the businesses which this Company is authorised to carry on, and as part of the consideration for such acquisition to undertake all or any of the liabilities of such person, firm or company, or to acquire an interest in, amalgamate with, or enter into any arrangement for sharing profits, or for co-operation, or for limiting competition or for mutual assistance with any such person, firm or company and to give or accept by way of consideration for any of the acts or things aforesaid or property acquired, any shares, stocks, debentures, debenture stock, indentures, notes, loan notes, loan stock, bonds, obligations and other securities of any description that may be agreed upon, and to hold and retain or sell, mortgage or deal with any shares, stocks, debentures, debenture stock, indentures, notes, loan notes, loan stock, bonds, obligations and other securities of any description so received.

A-D-3

3.15
To apply for, register, purchase, acquire, sell, lease, hold, use, administer, control, license or otherwise deal with any patents, brevets d’invention, copyrights, trademarks, licences, technical and industrial know-how, concessions and the like conferring any exclusive or non-exclusive or limited rights to use or any secret or other inventing information as to any invention which may seem capable of being used for any of the purposes of the Company or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop or grant licences in respect of or otherwise turn to account the property, rights or information so acquired.

3.16
To enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person or company carrying on or engaged in or about to carry on or engage in any business or transaction which the Company is authorised to carry on or engage in or any business or transaction capable of being conducted so as to, directly or indirectly, benefit the Company.

3.17
To incorporate or cause to be incorporated any one or more subsidiaries for the purpose of carrying on any business.

3.18
To invest and deal with the moneys of the Company not immediately required upon such securities and in such manner as may from time to time be determined.

3.19
To lend money to and guarantee the performance of the contracts or obligations of any company, firm or person, and the repayment of the capital and principal of, and dividends, interest or premiums payable on, any stock, shares and securities of any company, whether having objects similar to those of this Company or not, and to give all kinds of indemnities.

3.20
To enter into, invest or engage in, acquire, hold or dispose of any financial instruments or risk management instruments, whether or not of a type currently in existence, and currency exchange, interest rate or commodity or index linked transactions (whether in connection with or incidental to any other contract, undertaking or business entered into or carried on by the Company or whether as an independent object or activity), including securities in respect of which the return or redemption amount is calculated by reference to any index, price or rate, monetary and financial instruments of all kinds, futures contracts, swaps and hedges (including credit default, interest rate and currency swaps and hedges of any kind whatsoever), options contracts, contracts for differences, commodities (including bullion and other precious metals), forward rate agreements, debentures, debenture stock, warrants, commercial paper, promissory notes, mortgage backed securities, asset backed securities, dealings in foreign currency, spot and forward rate exchange contracts, caps, floors, collars, and any other foreign exchange, interest rate or commodity or index linked arrangements, and such other instruments whether for the purpose of making a profit or avoiding a loss or managing a currency or interest rate exposure or any other purpose and to enter into any contract for and to exercise and enforce all rights and powers conferred by or incidental, directly or indirectly, to such transactions or the termination of any such transactions.

3.21
To guarantee, support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (both present and future) and uncalled capital of the Company, or by both such methods, the performance of the obligations of, and the repayment or payment of the principal amounts of and premiums, interest and dividends on any securities of, any person, firm or company including, without prejudice to the generality of the foregoing, any company which is, for the time being, the Company’s subsidiary, holding company, subsidiary of any such holding company or otherwise associated with the Company in business.

3.22
To borrow or raise finance or secure the payment of money in such manner as the Company shall think fit, and in particular by the provision of a guarantee or by the issue of shares, stocks, debentures, debenture stock, notes, loan notes, loan stock, bonds, obligations and other securities of all kinds, either perpetual or terminable and either redeemable or otherwise and to secure the repayment of any money borrowed, raised or owing by trust deed, mortgage, charge, or lien upon the whole or any part of the Company’s property or assets (whether present or future) including its uncalled capital, and also by a similar trust deed, mortgage, charge or lien to secure and guarantee the performance by the Company of any obligation or liability it may undertake.

A-D-4

3.23
To carry on the business of financing and re-financing whether asset based or not (including financing and re-financing of financial assets), including managing financial assets with or without security in whatever currency including financing or re-financing by way of loan, acceptance credits, commercial paper, euro medium term bonds, euro bonds, asset-backed securities, securitisation, synthetic securitisation, collateralised debt obligations, bank placements, leasing, hire purchase, credit sale, conditional sale, factoring, forfeiting, invoice discounting, note issue facilities, project financing, bond issuances, participation and syndications, assignment, novation, factoring, discounting, participation, sub-participation, derivative contracts, securities/stock lending contracts, repurchase agreements or other appropriate methods of finance and to discount mortgage receivables, loan receivables and lease rentals for persons wherever situated in any currency whatsoever, and to do all of the foregoing as principal, agent or broker.

3.24
To draw, make, accept, endorse, discount, execute, negotiate and issue promissory notes, bills of exchange, bills of lading, warrants, indentures, debentures and other negotiable or transferable instruments.

3.25
To subscribe for, take, purchase or otherwise acquire, hold, sell and transfer shares, stocks, debentures, debenture stock, indentures, notes, loan notes, loan stock, bonds, obligations and other securities of any description of, or other interests in, any other company or person.

3.26
To hold in trust as trustees or as nominees and to deal with, manage and turn to account, any real or personal property of any kind, and in particular shares, stocks, debentures, debenture stock, indentures, notes, loan notes, loan stock, bonds, obligations and other securities of any description, policies, book debts, claims and choses in actions, lands, buildings, hereditaments, business concerns and undertakings, mortgages, charges, annuities, patents, licences, and any interest in real or personal property, and any claims against such property or against any person or company.

3.27
To constitute any trusts with a view to the issue of preferred and, deferred or other special stocks or securities based on or representing any shares, stocks and other assets specifically appropriated for the purpose of any such trust and to settle and regulate and if thought fit to undertake and execute any such trusts and to issue dispose of or hold any such preferred, deferred or other special stocks or securities.

3.28
To give any guarantee in relation to the payment of any debentures, debenture stock, indentures, notes, loan notes, loan stock, bonds, obligations or other securities of any description and to guarantee the payment of interest thereon or of dividends on any stocks or shares of any company.

3.29
To construct, erect and maintain buildings, houses, flats, shops and all other works, erections, and things of any description whatsoever either upon the lands acquired by the Company or upon other lands and to hold, retain as investments or to sell, let, alienate, mortgage, charge or deal with all or any of the same and generally to alter, develop and improve the lands and other property of the Company.

3.30
To provide for the welfare of persons in the employment of or holding office with, or formerly in the employment of or holding office with, the Company or any of its subsidiaries and associated undertakings, including directors and ex-directors and the spouses, widows, widowers and families, dependants or connections of such persons by grants of money, pensions or other payments and by forming and contributing to pension, provident or benefit funds or profit sharing or co-partnership schemes for the benefit of such persons, and to form, subscribe to or otherwise aid charitable, benevolent, religious, scientific, national or other institutions, exhibitions or objects which shall have any moral or other claims to support or aid by the Company by reason of the locality of its operation or otherwise.

3.31
To remunerate by cash payments or allotment of shares or securities of the Company credited as fully paid up or otherwise any person or company for services rendered or to be rendered to the Company or any member of the group to which the Company belongs, whether in the course of employment with the Company or any group company or the conduct or the management of the business of the Company or any group company or in placing or assisting to place or guaranteeing

A-D-5

the placing of any of the shares or other securities of the Company’s, or any group company’s capital, or any debentures or other securities of the Company or any group company or in or about the formation or promotion of the Company or any group company.
3.32
To enter into and carry into effect any arrangement for joint working in business or for sharing of profits or for amalgamation with any other company or association or any partnership or person carrying on any business within the objects of the Company.

3.33
To distribute in specie or as otherwise may be resolved all or any portion of the assets of the Company among its shareholders and, in particular, the shares, debentures or other securities of any other company owned by the Company or which this Company may have the power to dispose of.

3.34
To vest any real or personal property, rights or interest acquired or belonging to the Company in any person or company on behalf of or for the benefit of the Company, and with or without any declared trust in favour of the Company.

3.35
To transact or carry on any business which may seem to be capable of being conveniently carried on in connection with any of these objects or calculated directly or indirectly to enhance the value of or facilitate the realisation of or render profitable any of the Company’s property or rights.

3.36
To accept stock or shares in or indentures, debentures, mortgages or securities of any other company in payment or part payment for any services rendered or for any sale made to or debt owing from any such company, whether such shares shall be wholly or partly paid up.

3.37
To pay all costs, charges and expenses incurred or sustained in or about the promotion and establishment of the Company or which the Company shall consider to be preliminary thereto and to issue shares as fully or in part paid up, and to pay out of the funds of the Company all brokerage and charges incidental thereto.

3.38
To procure the Company to be registered or recognised in Ireland or in any foreign country or in any colony or dependency of any such foreign country and to establish branches, places of business or subsidiaries in Ireland or any such foreign country or in any colony or dependency of any such foreign country.

3.39
To do all or any of the matters hereby authorised in any part of the world or in conjunction with or as trustee or agent for any other company or person or by or through any factors, trustees or agents.

3.40
To make gifts or grant bonuses to the directors or any other persons who are, or have been, in the employment of the Company including substitute and alternate directors.

3.41
To carry on any business which the Company may lawfully engage in and to do all such things incidental or conducive to the business of the Company.

3.42
To make or receive gifts by way of capital contribution or otherwise.

3.43
To reduce its share capital in any manner permitted by law.

3.44
To the extent permitted by law, to give whether directly or indirectly, any kind of financial assistance for the purpose of, or in connection with, the purchase of, or subscription for, shares, stocks, debentures, debenture stock, indentures, notes, loan notes, loan stock, bonds, obligations and other securities of any description of the Company or of any company which is at any given time the Company’s holding company.

3.45
To do and take all such things, measures, acts and actions (including, but not limited to, entering into agreements, contracts, deeds and other documents or instruments and giving undertakings, covenants, representations, warranties, indemnities and other commitments and promises) as the Company considers may be necessary or required in connection with, or incidental or conducive to, attainment of the above objects, or any of them, or as are capable of being conveniently carried on in connection therewith.

A-D-6

The objects specified in each paragraph of this clause 3 shall, except where otherwise expressed in such paragraph, be in no way limited or restricted by reference to, or inference from, the terms of any other paragraph. None of such paragraphs, the objects therein specified nor the powers thereby conferred shall be deemed subsidiary or auxiliary merely to the objects set out in the first paragraph of this clause 3, but the Company shall have full power to exercise all, or any, of the powers conferred by any part of this clause 3 in any part of the world, notwithstanding that the business, property or acts proposed to be transacted, acquired or performed do not fall within the objects set out in the first paragraph of this clause 3.
4
The liability of the shareholders is limited.

5
The authorised share capital of the Company is: US$3,100,000 and €25,000 divided into 2,300,000,000 ordinary shares of US$0.001 each (nominal value) and 800,000,000 preference shares of US$0.001 each (nominal value) and 25,000 euro deferred shares of €1.00 each (nominal value).

The shares forming the capital, increased or reduced, may be increased or reduced and be divided into such classes and issued with any preferred, deferred, qualified or other special rights and privileges and with such conditions, restrictions or qualifications, whether in regard to preference, dividends, capital (including return of capital), voting or otherwise, and may be held upon such terms as may be attached thereto or as may from time to time be provided by the original or any substituted or amended articles of association of the Company for the time being, but so that where shares are issued with any preferential or special rights attached thereto, such rights shall not be alterable otherwise than pursuant to the provisions of the Company’s articles of association for the time being in force.
For the purposes of this memorandum of association: (a) a reference to the “Act” means the Companies Act 2014 (including any statutory modification or re-enactment of it for the time being in force), (b) the terms “holding company”, “subsidiary”, “associated undertaking” and “member” have the meanings ascribed to such terms in section 7, section 8, paragraph 20 of Schedule 4 and section 168 of the Act, respectively; (c) the term “group” means the group of companies comprising the Company and its subsidiaries from time to time, (d) the term “shareholder”, insofar as it refers to the Company means a member of the Company; (e) the term “company” (except where used in reference to the Company) means and includes any body corporate, corporation, company, partnership, limited liability company or any body of persons, whether incorporated or not incorporated in Ireland or elsewhere in any other part of the world), (f) the words “including” and “includes” shall not be given a restrictive interpretation and shall be deemed to be followed by the words “without limitation” and (g) unless a clear contrary intention appears, the word “or” shall be deemed to be used in the inclusive sense of “and / or”.

A-D-7

COMPANY NUMBER 694215
COMPANIES ACT 2014
A PUBLIC COMPANY LIMITED BY SHARES
ARTICLES OF ASSOCIATION
OF
CIRCLE INTERNET FINANCE PUBLIC LIMITED COMPANY
(Adopted by special resolution passed on [•] 2022)
CONTENTS
Page
PRELIMINARY	A-D-13
1 DEFINITIONS	A-D-13
2 OPTIONAL PROVISIONS OF THE ACT	A-D-16
CAPITAL	A-D-17
3 SHARE CAPITAL	A-D-17
4 ORDINARY SHARES	A-D-17
5 PREFERRED SHARES	A-D-18
6 EURO DEFERRED SHARES	A-D-18
7 SECTION 1021: ALLOTMENT AUTHORITY	A-D-19
8 SECTION 1023: PRE-EMPTION DISAPPLICATION	A-D-19
9 RESIDUAL ALLOTMENT PROVISIONS	A-D-19
10 RIGHTS’ PLAN	A-D-20
11 COMMISSIONS AND BROKERAGE	A-D-20
12 TRUSTS NOT RECOGNISED	A-D-20
13 FINANCIAL ASSISTANCE	A-D-20
14 REDEMPTION AND REPURCHASE OF OWN SHARES	A-D-21
15 VARIATION OF CLASS RIGHTS	A-D-21
16 VARIATION OF COMPANY CAPITAL	A-D-22
17 FRACTIONS	A-D-22
18 REDUCTION OF SHARE CAPITAL	A-D-22
CERTIFICATED SHARES	A-D-22
19 RIGHT TO CERTIFICATES	A-D-22
20 REPLACEMENT CERTIFICATES	A-D-23
UNCERTIFICATED SHARES	A-D-23
21 UNCERTIFICATED SHARES	A-D-23
LIEN ON SHARES	A-D-25
22 COMPANY’S LIEN ON SHARES NOT FULLY PAID	A-D-25
23 ENFORCEMENT OF LIEN BY SALE	A-D-25
CALLS	A-D-26
24 CALLS	A-D-26
25 LIABILITY OF JOINT HOLDERS	A-D-27

A-D-8

Page
26 INTEREST	A-D-27
27 DIFFERENTIATION	A-D-27
28 PAYMENT IN ADVANCE OF CALLS	A-D-27
29 RESTRICTIONS IF CALLS UNPAID	A-D-27
30 SUMS DUE ON ALLOTMENT TREATED AS CALLS	A-D-27
FORFEITURE	A-D-28
31 FORFEITURE AFTER NOTICE OF UNPAID CALL	A-D-28
32 NOTICE AFTER FORFEITURE	A-D-28
33 CONSEQUENCES OF FORFEITURE	A-D-28
34 DISPOSAL OF FORFEITED SHARE	A-D-29
35 PROOF OF FORFEITURE	A-D-29
UNTRACED MEMBERS	A-D-30
36 SALE OF SHARES	A-D-30
37 APPLICATION OF SALE PROCEEDS	A-D-31
38 APPLICABLE ESCHEATMENT LAWS	A-D-31
TRANSFER OF SHARES	A-D-31
39 FORM OF TRANSFER	A-D-31
40 REGISTRATION OF A CERTIFICATED SHARE TRANSFER	A-D-32
41 REGISTRATION OF AN UNCERTIFICATED SHARE TRANSFER	A-D-33
42 CLOSING OF REGISTER OF MEMBERS	A-D-33
TRANSMISSION OF SHARES	A-D-33
43 ON DEATH	A-D-33
44 ELECTION OF PERSON ENTITLED BY TRANSMISSION	A-D-33
45 RIGHTS ON TRANSMISSION	A-D-34
GENERAL MEETINGS	A-D-34
46 ANNUAL AND OTHER GENERAL MEETINGS	A-D-34
47 ELECTRONIC GENERAL MEETINGS	A-D-35
48 NOTICE OF GENERAL MEETINGS	A-D-35
49 QUORUM FOR GENERAL MEETING	A-D-36
50 PROCEDURE IF QUORUM NOT PRESENT	A-D-37
51 CHAIRPERSON OF GENERAL MEETING	A-D-37
52 RIGHTS OF DIRECTORS AND OTHERS TO ATTEND MEETINGS	A-D-37
53 ACCOMMODATION OF MEMBERS AT MEETING	A-D-37
54 SECURITY	A-D-37
55 POWER TO ADJOURN	A-D-38
56 NOTICE OF ADJOURNED MEETING	A-D-38
57 BUSINESS OF ADJOURNED MEETING	A-D-38
58 THE BUSINESS OF THE ANNUAL GENERAL MEETINGS	A-D-38
59 PROPOSED SHAREHOLDER RESOLUTIONS	A-D-39
60 TIME FOR RECEIVING REQUESTS	A-D-41
VOTING	A-D-42
61 VOTING AT A GENERAL MEETING	A-D-42
62 POLL PROCEDURE	A-D-42

A-D-9

Page
63 VOTES OF MEMBERS	A-D-43
64 CHAIRPERSON’S CASTING VOTE	A-D-43
65 VOTING RESTRICTIONS ON AN OUTSTANDING CALL	A-D-43
66 PROXY INSTRUMENT	A-D-43
67 CORPORATE REPRESENTATIVES	A-D-45
68 AMENDMENT TO RESOLUTIONS	A-D-45
69 OBJECTION TO ERROR IN VOTING	A-D-45
FAILURE TO DISCLOSE INTERESTS IN SHARES	A-D-46
70 FAILURE TO DISCLOSE INTERESTS IN SHARES	A-D-46
APPOINTMENT, RETIREMENT AND REMOVAL OF DIRECTORS	A-D-48
71 NUMBER OF DIRECTORS	A-D-48
72 STRUCTURE OF THE BOARD	A-D-48
73 ANNUAL RE-ELECTION OF DIRECTORS	A-D-49
74 BOARD’S POWER TO APPOINT DIRECTORS	A-D-49
75 APPOINTMENT OF EXECUTIVE DIRECTORS	A-D-50
76 APPOINTMENT OF OTHER OFFICERS	A-D-50
77 ELIGIBILITY OF NEW DIRECTORS	A-D-50
78 VACATION OF DIRECTOR’S OFFICE	A-D-50
BOARD POWERS	A-D-51
79 BOARD POWERS	A-D-51
80 DIRECTORS BELOW THE MINIMUM NUMBER	A-D-51
81 DELEGATION TO EXECUTIVE DIRECTORS	A-D-51
82 DELEGATION TO COMMITTEES	A-D-51
83 LOCAL MANAGEMENT	A-D-52
84 DELEGATION TO AGENTS	A-D-52
85 EXERCISE OF VOTING POWER	A-D-52
86 PROVISION FOR EMPLOYEES	A-D-52
87 OVERSEAS REGISTERS	A-D-53
88 ASSOCIATE DIRECTORS	A-D-53
89 BORROWING POWERS	A-D-53
90 CHANGE OF COMPANY NAME	A-D-53
DIRECTORS’ REMUNERATION, EXPENSES AND BENEFITS	A-D-53
91 FEES	A-D-53
92 EXPENSES	A-D-53
93 REMUNERATION OF EXECUTIVE DIRECTORS	A-D-53
94 SPECIAL REMUNERATION	A-D-54
95 COMPANY PROPERTY	A-D-54
96 PENSIONS AND OTHER BENEFITS	A-D-54
DIRECTORS’ PROCEEDINGS	A-D-54
97 BOARD MEETINGS	A-D-54
98 NOTICE OF BOARD MEETINGS	A-D-54
99 QUORUM	A-D-55
100 BOARD CHAIRPERSON	A-D-55

A-D-10

Page
101 VOTING	A-D-55
102 TELEPHONE PARTICIPATION	A-D-55
103 WRITTEN RESOLUTIONS	A-D-55
104 COMMITTEE PROCEEDINGS	A-D-56
105 MINUTES	A-D-56
106 VALIDITY OF PROCEEDINGS	A-D-56
INTERESTS OF DIRECTORS	A-D-56
107 CONTRACTING WITH THE COMPANY	A-D-56
108 DECLARATION OF INTERESTS	A-D-56
109 AUTHORISATION OF BOARD OF CONFLICTS OF INTERESTS	A-D-58
110 PROHIBITION ON VOTING BY INTERESTED DIRECTORS	A-D-58
111 ABILITY OF INTERESTED DIRECTORS TO VOTE	A-D-58
112 DIVISION OF PROPOSALS	A-D-59
113 RULINGS ON QUESTIONS OF ENTITLEMENT TO VOTE	A-D-59
114 INTERESTS OF CONNECTED PERSONS	A-D-59
115 ABILITY OF DIRECTOR TO HOLD OTHER OFFICES	A-D-59
116 REMUNERATION FOR PROFESSIONAL SERVICES	A-D-60
117 DIRECTORSHIPS OF OTHER COMPANIES	A-D-60
SECRETARY	A-D-60
118 SECRETARY	A-D-60
SEALS AND DOCUMENT AUTHENTICATION	A-D-60
119 SEAL	A-D-60
120 DIRECTORS OR SECRETARY TO AUTHENTICATE OR CERTIFY	A-D-60
DIVIDENDS AND OTHER PAYMENTS	A-D-61
121 DECLARATION	A-D-61
122 INTERIM DIVIDENDS	A-D-61
123 ENTITLEMENT TO DIVIDENDS	A-D-61
124 PAYMENT METHODS	A-D-61
125 DEDUCTIONS	A-D-62
126 INTEREST	A-D-62
127 UNCLAIMED DIVIDENDS	A-D-63
128 UNCASHED DIVIDENDS	A-D-63
129 DIVIDENDS IN KIND	A-D-63
130 SCRIP DIVIDENDS	A-D-63
131 RESERVES	A-D-65
132 CAPITALISATION OF PROFITS AND RESERVES	A-D-65
RECORD DATES	A-D-66
133 BOARD TO FIX DATE	A-D-66
ACCOUNTS	A-D-66
134 ACCOUNTING RECORDS	A-D-66
135 ACCESS TO ACCOUNTING RECORDS	A-D-67
136 DISTRIBUTION OF ANNUAL ACCOUNTS	A-D-67
AUDIT	A-D-68

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Page
137 APPOINTMENT OF AUDITORS	A-D-68
COMMUNICATIONS	A-D-68
138 COMMUNICATIONS	A-D-68
139 COMMUNICATIONS TO THE COMPANY	A-D-68
140 COMMUNICATIONS BY THE COMPANY OR THE BOARD IN HARD COPY FORM	A-D-69
141 COMMUNICATIONS BY THE COMPANY IN ELECTRONIC FORM	A-D-69
142 COMMUNICATIONS BY THE COMPANY BY MEANS OF A WEBSITE	A-D-70
143 COMMUNICATIONS BY OTHER MEANS	A-D-70
144 FAILURE TO DELIVER BY ELECTRONIC MEANS	A-D-70
145 WHEN SERVICE IS EFFECTED ON A MEMBER	A-D-71
146 NOTICE BY ADVERTISEMENT	A-D-71
147 DOCUMENTS AND INFORMATION TO JOINT HOLDERS	A-D-72
148 SERVICE OF DOCUMENTS AND INFORMATION ON PERSONS ENTITLED TO SHARES BY TRANSMISSION	A-D-72
149 MEMBERS NOT ENTITLED TO NOTICES, DOCUMENTS AND INFORMATION	A-D-72
150 DOCUMENT DESTRUCTION	A-D-72
MISCELLANEOUS	A-D-73
151 WINDING UP	A-D-73
152 INDEMNITY AND INSURANCE	A-D-73
153 DISPUTE RESOLUTION	A-D-75
154 LOCK UP	A-D-75

A-D-12

COMPANY NUMBER 694215
COMPANIES ACT 2014
A PUBLIC COMPANY LIMITED BY SHARES
ARTICLES OF ASSOCIATION
OF
CIRCLE INTERNET FINANCE PUBLIC LIMITED COMPANY
(As adopted by a special resolution passed on [ ] 2022)
PRELIMINARY
1
DEFINITIONS

1.1
In these Articles (unless the context requires otherwise) the following words have the following meanings:

“Act” means the Companies Act 2014 (including any statutory modification or re-enactment of it for the time being in force);
“acting in concert” has the meaning given to it in the Irish Takeover Rules;
“Articles” means the articles of association, as amended from time to time by Special Resolution;
“Auditors” means the statutory auditors for the time being of the Company;
“beneficial ownership” of any person or group of affiliated or associated persons shall have the meaning given to such term under the United States federal securities laws, including the Exchange Act;
“Board” means the Directors or any of them duly acting as the board of directors of the Company;
“certificated” means in relation to a share in the Company, a share which is recorded in the Share Register as being held in certificated form;
“chairperson” means the Director who is elected by the Directors from time to time to preside as chairperson at all meetings of the Board and at general meetings of the Company;
“Circle” means Circle Internet Financial Limited, a company incorporated under the law of Ireland with registered number 531058;
“clear days” means in relation to the period of a notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;
“Company” means Circle Internet Finance public limited company (or Circle Internet Finance plc), a public limited company organised under the laws of Ireland with company number 694215;
“Depositary” means any depositary, clearing agency, custodian, nominee or similar entity appointed under arrangements entered into by the Company or otherwise approved by the Board that holds, or is interested directly or indirectly, including through a nominee, in, shares, or rights or interests in respect thereof, and which issues certificates, instruments, securities or other documents of title, or maintains accounts, evidencing or recording the entitlement of the holders thereof, or account holders, to or to receive such shares, rights or interests (and shall include, where so approved by the Board, the trustees (acting in their capacity as such) of any employees’ share scheme established by the Company);

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“Depositary Interest” means any certificate, instrument, security or other document of title issued, or account maintained, by a Depositary to evidence or record the entitlement of the holder, or account holder, to or to receive shares, or rights or interests in respect thereof;
“Directors” means the directors of the Company from time to time;
“document” includes, unless otherwise specified, any document sent or supplied in electronic form;
“electronic communication” has the meaning given in the Electronic Commerce Act 2000 (including any statutory modification or re-enactment of it for the time being in force);
“electronic general meeting” a general meeting hosted on an electronic platform, whether that general meeting is physically hosted at a specific location simultaneously or not;
“electronic means” has the meaning given to it in section 2 of the Act, and includes it being done by means of all forms of electronic communication as the Board may, from time to time, prescribe, either generally or for a particular purpose;
“electronic platform”, means any form of electronic platform and includes, without limitation, website addresses, application technology and conference call systems;
“electronic signature” has the meaning given in the Electronic Commerce Act 2000 (including any statutory modification or re-enactment of it for the time being in force);
“Euro Deferred Shares” means the euro deferred shares of €1.00 each (par value) in the capital of the Company;
“Exchange Act” means the Securities Exchange Act of 1934 of the United States of America, as amended from time to time;
“execution” means any mode of execution, including such forms of electronic signature or other means of verifying the authenticity of a communication by electronic means as the Board may, from time to time, prescribe, either generally or for a particular purpose(and “executed” shall be construed accordingly);
“Group” means the group comprising the Company and its subsidiaries within the meaning of section 7 of the Act for the time being;
“Group Member” means any member of the Group, including the Company;
“holder” or “shareholder”, means in relation to a share, the member whose name is entered in the Share Register as the holder of that share or, where the context permits, the members whose names are entered in the Share Register as the joint holders of shares in the Company;
“interest in shares” includes, where the context permits, “interests in securities” as defined in the Irish Takeover Rules and, for the avoidance of doubt, includes, without duplication, beneficial ownership and Depositary Interests, and “interested in shares” will be construed accordingly;
“Irish Takeover Rules” means the Irish Takeover Panel Act, 1997, Takeover Rules, 2013, (including any statutory modification or re-enactment of it for the time being in force);
“member” means a member within the meaning of section 168 of the Act;
“Operator” means the operator of the Uncertificated System;
“Ordinary Resolution” means an ordinary resolution of the Company’s shareholders within the meaning of the Act;
“Ordinary Shares” means ordinary shares of $0.001 each (par value) in the capital of the Company, which shall rank pari passu in all respects;
“paid” or “paid up” means paid up or credited as paid up;

A-D-14

“Preferred Shares” means the preferred shares of $0.001 each (par value) in the capital of the Company;
“Redeemable Shares” means redeemable shares within the meaning of sections 64 and 66(4) of the Act;
“Registered Office” means the registered office for the time being of the Company or, as appropriate, in the case of sending or supplying documents or information by electronic means, the address specified by the Board for the purpose of receiving documents or information by electronic means;
“Rights” has the meaning given to that term in Article 10;
“Rights’ Plan” has the meaning given to that term in Article 10;
“Scheme” means the scheme of arrangement proposed to be made under Chapter 1 of Part 9 of the Act between Circle and its shareholders, pursuant to which the Company, if sanctioned by the High Court of Ireland, will acquire the entire issued shares in the capital of Circle with or subject to any modification, addition or condition approved or imposed, pursuant to which, if declared effective, the Company shall become the holding company of Circle;
“Scheme Effective Time” means the time and date on which the Scheme becomes effective;
“Seal” means the common seal of the Company or any official or securities seal that the Company has or may have as permitted by the Statutes;
“Secretary” means the secretary of the Company or any other person appointed to perform any of the duties of the secretary of the Company including a joint, temporary, assistant or deputy secretary;
“share” means a share in the capital of the Company;
“Share Register” means the Company’s register of shareholders kept pursuant to the Statutes or, as the case may be, any overseas branch register kept pursuant to these Articles;
“Special Resolution” means a special resolution of the Company’s shareholders within the meaning of the Act;
“Statutes” the Act and every other legislation, statute, order regulation, instrument or other subordinate legislation for the time being in force concerning companies and affecting the Company, including any statutory re-enactment or modification of the Act or any other act, order, regulation, instrument, subordinate legislation or statutory instrument;
“treasury shares” means treasury shares within the meaning of section 109 of the Act;
“uncertificated” means in relation to a share, a share to which title is recorded in the Share Register as being held in uncertificated form;
“Uncertificated Securities Regulations” means the Companies Act 1990 (Uncertificated Securities) Regulations 1996 (SI No. 68 of 1996) which are carried over by Schedule 6 of the Act, including any modification thereof and any legislation, order, regulation, instrument or subordinate legislation relating to the holding, evidencing of title to, or the transfer of, uncertificated shares or other securities (and all legislation, rules or other arrangements made under or by virtue of such provisions) in force from time to time;
“Uncertificated System” means any applicable system which is a “relevant system” (for the purposes of the Uncertificated Securities Regulations), any applicable successor or similar or alternative system to such a “relevant system”;
“working day” means a day that is not a Saturday, Sunday or public holiday in Ireland or the United States;
“writing” includes printing, typewriting, lithography, photography, electronic mail and any other mode or modes of presenting or reproducing words in a visible form including communications by electronic means; and

A-D-15

“$” means, US dollars, the lawful currency of the United States, and “€” means euro, the lawful currency of Ireland.
1.2
In these Articles:

(A)
words or expressions which are not defined in Article 1.1 or elsewhere in these Articles have the same meanings (where applicable) as in the Statutes as in force on the date of the adoption of these Articles;

(B)
a reference to any Statute or any provision of a Statute includes a reference to any statutory modification or re-enactment of it for the time being in force, as (where applicable) amended or modified or extended by any other Statute or any order, regulation, instrument or other subordinate legislation made under such Statute or statutory provision or under the Statute under which such statutory instrument was made;

(C)
words in the singular include the plural and vice versa, words importing any gender include all genders and a reference to a “person” includes any individual, firm, partnership, unincorporated association, company, corporation or other body corporate;

(D)
“mental disorder” means mental disorder as defined in section 3 of the Mental Health Act 2001 (including any statutory modification or re-enactment of it for the time being in force);

(E)
where an Ordinary Resolution is expressed to be required for any purpose, a Special Resolution is also effective for such purpose;

(F)
headings do not affect the interpretation of any Article;

(G)
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding the terms;

(H)
any reference to a dividend includes any dividend or other distribution, in cash or by the distribution of assets, paid or distributed to shareholders out of the profits of the Company available for distribution, and includes final dividends, interim dividends and bonus dividends;

(I)
reference to “officer” or “officers” in these Articles means any executive that has been designated by the Company as an “officer” and, for the avoidance of doubt, shall not have the meaning given to such term in the Act, and any such officers shall not constitute officers of the Company within the meaning of section 2(1) of the Act; and

(J)
the masculine gender shall include the feminine and neuter, and vice versa, and the singular number shall include the plural, and vice versa, and words importing persons shall include firms or companies.

1.3
These Articles shall be governed by and construed in accordance with Irish law.

2
OPTIONAL PROVISIONS OF THE ACT

2.1
Without prejudice to section 1007(4) of the Act and save as otherwise expressly provided in these Articles, where a provision of these Articles covers substantially the same subject matter as any optional provisions (as defined in section 1007(2) of the Act) of the Act, any such optional provisions shall be deemed not to apply to the Company and, for the avoidance of doubt, these Articles shall be deemed to have effect and prevail over the terms of such optional provisions.

2.2
Sections 43(2), 43(3), 77 to 81, 95(1)(a), 96(2) to (11), 124, 125, 126, 144(3), 144(4), 148(2), 158, 159, 160, 161, 162, 165, 181(6), 182(2) and (5), 183(3) and (6), 187, 188, 338(5), 338(6), 618(1)(b), 620(8), 1090, 1092 and 1113 of the Act shall not apply to the Company.

A-D-16

CAPITAL
3
SHARE CAPITAL

3.1
The authorised share capital of the Company is: US$3,100,000 and €25,000 divided into 2,300,000,000 ordinary shares of US$0.001 each (nominal value) and 800,000,000 preference shares of US$0.001 each (nominal value) and 25,000 euro deferred shares of €1.00 each (nominal value).

3.2
Subject to the provisions of the Statutes and of these Articles and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, any shares in the capital of the Company may be issued with such preferred, deferred, qualified or other special rights and privileges and with such conditions restrictions or qualifications, whether in regard to preference, dividend, capital (including return of capital), voting or otherwise (including, but without prejudice to the generality of the foregoing, and subject to the provisions of the Statutes, shares which are to be redeemed or are liable to be redeemed at the option of the Company or the holders) as the Company may from time to time by Ordinary Resolution determine or, if the Company does not so determine, as the Directors may determine.

3.3
If two or more persons are registered as joint holders of any share any one of such persons may give effective receipts for any dividends or other monies payable in respect of such share, but such power shall not apply to the legal personal representatives of a deceased shareholder.

3.4
The Company shall not be bound to register more than four persons as joint holders of any share.

4
ORDINARY SHARES

4.1
The Ordinary Shares shall entitle the holders thereof to the rights set out below:

(A)
the Directors may declare and pay dividends on the Ordinary Shares in accordance with Article 121 to Article 132;

(B)
on a return of capital of the Company on a winding-up or otherwise, any surplus assets of the Company available for distribution to the holders of Ordinary Shares shall, be distributed to each holder of an Ordinary Share pro rata to its shareholding;

(C)
subject to the right of the Company to set record dates for the purposes of determining the identity of members entitled to notice of and / or to vote at a general meeting and to the provisions of Article 63 and any rules or regulations applicable to the conduct of any general meeting of the Company, each holder of an Ordinary Share shall have the right to attend and speak at any general meeting of the Company and to exercise one vote for every Ordinary Share of which it is the holder; and

(D)
Ordinary Shares are freely transferable in accordance with Article 39.

4.2
Unless the Directors specifically elect to treat such acquisition as a purchase for the purposes of the Act, an Ordinary Share shall be automatically deemed to be a Redeemable Share on, and from the time of, the existence or creation of an agreement, transaction or trade between the Company (including any agent or broker acting on behalf of the Company) and any person pursuant to which the Company acquires, agrees to acquire or will acquire Ordinary Shares, or an interest in Ordinary Shares, from such person. In these circumstances, the acquisition of such shares or interest in shares by the Company, save where acquired otherwise than for valuable consideration in accordance with the Act, shall constitute the redemption of a Redeemable Share in accordance with the Act. No resolution, whether special or otherwise, shall be required to be passed to deem any Ordinary Share a Redeemable Share.

4.3
The rights conferred upon any holder of any pre-existing shares in the share capital of the Company shall be deemed not to be varied by the operation of Article 4.2.

A-D-17

5
PREFERRED SHARES

5.1
The Preferred Shares may, from time to time, be allotted and issued, in one or more classes or series designated by the Directors, and the Directors are authorised to fix for each such class or series such voting power, full or limited, or no voting power, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series of Preferred Shares may be:

(A)
redeemable at the option of the Company, or the holders, or both, with the manner of the redemption to be set by the Board, and redeemable at such time or times, including upon a fixed date, and at such price or prices;

(B)
entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes of shares or any other series;

(C)
entitled to such rights to receive upon a return of capital of the Company on a winding-up or otherwise, any surplus assets of the Company available for distribution; or

(D)
convertible into, or exchangeable for, shares of any other class or classes of shares, or of any other series of the same or any other class or classes of shares, of the Company at such price or prices or at such rates of exchange and with such adjustments as the Directors determine, which rights and restrictions may be as stated in such resolution or resolutions of the Directors as determined by them in accordance with this Article 5.1. The Board may at any time before the allotment of any Preferred Share (or class or series thereof) by further resolution in any way amend the designations, preferences, rights, qualifications, limitations or restrictions, or vary or revoke the designations of such Preferred Shares (or class or series thereof).
5.2
The rights conferred upon any holder of any pre-existing shares in the share capital of the Company shall be deemed not to be varied by the creation, issue and allotment of Preferred Shares (or class or series thereof) in accordance with Article 5.1.

6
EURO DEFERRED SHARES

6.1
The Euro Deferred Shares shall rank pari passu with, and have the same rights, and be subject to the same restrictions, as the Ordinary Shares until the Scheme Effective Time.

6.2
From the Scheme Effective Time:

(A)
the holders of the Euro Deferred Shares shall not be entitled to receive notice of, attend, speak or vote at, any general meeting.

(B)
the holders of the Euro Deferred Shares shall not be entitled to receive any dividend or distribution declared, made or paid or any return of capital (save as provided for in this Article) and shall not be entitled to any further or other right of participation in the assets of the Company;

(C)
on a winding up of the Company, or other return of capital by the Company (other than on a redemption of any class of shares in the capital of the Company), the holders of the Euro Deferred Shares shall be entitled to participate in such winding up or return of capital, provided that such entitlement shall be limited to the repayment of the amount paid up or credited as paid up on the Euro Deferred Shares and shall be paid only after the holders of Ordinary Shares shall have received payment in respect of such amount as is paid up or credited as paid up on the Ordinary Shares held by them at that time, plus the payment in cash of €5,000,000 on each such Ordinary Share; and

A-D-18

(D)
the Company as agent for the holders of Euro Deferred Shares shall have the irrevocable authority to authorise and instruct the Secretary (or any other person as the Directors determine) to acquire, or to accept the surrender of, the Euro Deferred Shares for no consideration or for valuable consideration and to execute on behalf of such holders such documents as are necessary in connection with such acquisition or surrender, and pending such acquisition or surrender to retain the certificates, to the extent issued, for such Euro Deferred Shares. Any request by the Company to acquire, or for the surrender of, any Euro Deferred Shares may be made by the Directors depositing at the Registered Office a notice addressed to such person as the Directors shall have nominated on behalf of the holders of Euro Deferred Shares. A person whose shares have been acquired or surrendered in accordance with this Article shall cease to be a shareholder in respect of such Euro Deferred Shares but shall notwithstanding remain liable to pay the Company all monies which, at the date of acquisition or surrender, were payable by him or her to the Company in respect of such shares, but his or her liability shall cease if and when the Company has received payment in full of all such monies in respect of such shares. A notice issued pursuant to this Article shall be deemed to be validly issued notwithstanding the provisions of Articles 139 to 145 inclusive. The provisions of Article 6.2 shall apply to any acquisition of Euro Deferred Shares for valuable consideration as if reference therein to an Ordinary Share was to a Euro Deferred Share.

7
SECTION 1021: ALLOTMENT AUTHORITY

The Directors are, for the purposes of section 1021 of the Act, generally and unconditionally authorised to exercise all powers of the Company to allot relevant securities (as defined by the said section 1021) up to the amount of Company’s authorised share capital as of the date of adoption of these Articles (including any shares acquired or redeemed by the Company pursuant to the provisions of the Act and held as treasury shares), and, unless it is renewed or a longer period of time is allowed under applicable law, this authority shall expire five years from the date of adoption of these Articles. The Company may, before the expiry of such authority, make an offer or agreement which would, or might, require relevant securities to be allotted after such expiry and the Directors may allot relevant securities in pursuance of such an offer or agreement as if the authority conferred by this Article 7 had not expired.
8
SECTION 1023: PRE-EMPTION DISAPPLICATION

The Directors are hereby empowered pursuant to sections 1022 and 1023(3) of the Act to allot equity securities (within the meaning of the said section 1023) for cash pursuant to the authority conferred by Article 7 as if section 1022(1) of the Act did not apply to any such allotment, and, unless it is renewed or a longer period of time is allowed under applicable law, this power shall expire five years from the date of adoption of these Articles. The Company may, before the expiry of such power, make an offer or agreement which would, or might, require equity securities to be allotted after such expiry and the Directors may allot equity securities in pursuance of such an offer or agreement as if the power conferred by this Article 8 had not expired.
9
RESIDUAL ALLOTMENT PROVISIONS

9.1
Subject to the provisions of these Articles relating to new shares, the shares shall be at the disposal of the Directors, and they may (subject to the provisions of the Act) allot, re-classify, grant options over or otherwise dispose of them to such persons, on such terms and conditions and at such times as they may consider to be in the best interests of the Company and its shareholders, but so that no share shall be issued at a discount save in accordance with the Act, and so that the amount payable on application on each share shall not be less than one-quarter of the nominal amount of the share and the whole of any premium thereon. To the extent permitted by the Act, shares may also be allotted by a committee of the Directors or by any other person where such committee or person is so authorized by the Directors.

9.2
Subject to any requirement to obtain the approval of shareholders under any laws, regulations or the rules of any stock exchange to which the Company is subject, the Board is authorized, from time

A-D-19

to time, in its discretion, to grant such persons, for such periods and upon such terms as the Board deems advisable, options to purchase or subscribe for such number of shares of any class or classes or of any series of any class as the Board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued.
9.3
The Company may issue permissible letters of allotment (as defined by section 1019 of the Act).

9.4
Nothing in these Articles shall preclude the Directors from recognising a renunciation of the allotment of any shares by any allottee in favour of some other person.

9.5
If by the conditions of allotment of any share the whole or part of the amount or issue price thereof shall be payable by instalments, every such instalment when due shall be paid to the Company by the person who for the time being shall be the holder of the share.

10
RIGHTS’ PLAN

10.1
Subject to applicable law, the Directors are hereby expressly authorised to adopt any shareholder rights’ plan (a “Rights’ Plan”) upon such terms and conditions as the Directors deem expedient in the best interests of the Company, including, without limitation, where the Directors are of the opinion that a Rights’ Plan could grant them additional time to gather relevant information or pursue strategies in response to or anticipation of, or could prevent, a potential change of control of the Company or accumulation of shares in the Company or interests therein.

10.2
The Directors may exercise any power of the Company to grant rights (including approving the execution of any documents relating to the grant of such rights) to subscribe for Ordinary Shares or Preferred Shares in the share capital of the Company (“Rights”) in accordance with the terms of a Rights’ Plan.

10.3
The duties of the Directors to the Company under applicable law, including, but not limited to, the Act and common law, are hereby deemed amended and modified such that the adoption of a Rights’ Plan and any actions taken thereunder by the Directors (if so approved by the Directors) shall be deemed to constitute an action in the best interests of the Company in all circumstances, and any such action shall be deemed to be immediately confirmed, approved and ratified.

11
COMMISSIONS AND BROKERAGE

The Company may pay commission to any person in consideration of any person subscribing or agreeing to subscribe, whether absolutely or conditionally, for any shares in the capital of the Company or procuring or agreeing to procure subscriptions, whether absolute or conditional, for any shares in the Company on such terms and subject to the provisions of the Act and such conditions as the Directors may determine, including, without limitation, by paying cash or allotting and issuing fully or partly paid shares or any combination of the two. The Company may also, on any issue of shares, pay such brokerage as may be lawful.
12
TRUSTS NOT RECOGNISED

Except as otherwise expressly provided by these Articles or as required by law or as ordered by a court of competent jurisdiction, no person shall be recognised by the Company as holding any share on any trust, and the Company shall not be bound by or required to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any right whatsoever in respect of any share or any interest in any fractional part of a share other than an absolute right to the entirety thereof in the registered holder. This shall not preclude the Company from requiring the shareholders or a transferee of shares to furnish the Company with information as to the beneficial ownership of any share when such information is reasonably required by the Company.
13
FINANCIAL ASSISTANCE

Save as permitted by the Statutes, the Company shall not give, whether directly or indirectly and whether by means of a loan, guarantee, the provisions of security or otherwise, any financial assistance

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for the purpose of an acquisition made or to be made by any person of any shares in the Company or, where the Company is a subsidiary, in its holding company.
14
REDEMPTION AND REPURCHASE OF OWN SHARES

14.1
Subject to the provisions of the Act and the other provisions of these Articles, and without prejudice to the provisions of Articles 4.3 and 5.2, the Company may:

(A)
pursuant to section 66(4) of the Act, issue any shares which are to be redeemed or are liable to be redeemed at the option of the Company or the shareholders on such terms and in such manner as may be determined by the Directors;

(B)
redeem shares of the Company on such terms as may be contained in, or be determined pursuant to the provisions of, these Articles. Subject as aforesaid, the Company may cancel any shares so redeemed or may hold them as treasury shares and re-issue such treasury shares as shares of any class or classes or cancel them;

(C)
subject to or in accordance with the provisions of the Act and without prejudice to any relevant special rights attached to any class of shares, acquire any of its own shares (including any Redeemable Shares and without any obligation to purchase on any pro rata basis as between shareholders, including shareholders of the same class) and may cancel any shares so purchased or hold them as treasury shares and may reissue any such shares as shares of any class or classes or cancel them; or

(D)
convert any of its shares into Redeemable Shares.

14.2
The Company may make a payment in respect of the redemption or purchase of its own shares in any manner permitted by the Act.

14.3
Unless the Board determines otherwise, the holder of any shares being purchased or redeemed shall be bound to deliver up to the Company at its Registered Office or such other place as the Board shall specify, the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to him or her the purchase or redemption monies or consideration in respect thereof.

15
VARIATION OF CLASS RIGHTS

15.1
Subject to the provisions of the Act and the other provisions of these Articles and without prejudice to the provisions of Articles 4.3 and 5.2, if at any time the share capital is divided into different classes of shares, the rights attached to any class of shares may, whether or not the Company is being wound up, be varied or abrogated:

(A)
with the consent in writing from the holders of at least three-quarters in nominal value of the issued shares of that class (excluding any shares held as treasury shares); or

(B)
with the sanction of a Special Resolution passed at a separate general meeting of the holders of the shares of that class sanctioning the variation, provided that, if the relevant class of holders has only one holder, that person present in person or by proxy shall constitute the necessary quorum for such a meeting. To every such meeting the provisions of Article 46.5 shall apply.

15.2
Subject to the terms of issue of or rights attached to any shares, the rights or privileges attached to any class of shares shall be deemed not to be varied or abrogated by:

(A)
the creation or issue of any new shares ranking pari passu in all respects (save as to the date from which such new shares shall rank for dividend) therewith;

(B)
the operation of Article 4.2;

(C)
the issue and allotment of Preferred Shares (or class or series thereof) in accordance with Article 5.1; or

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(D)
the reduction of the capital paid up on such shares or by the purchase or redemption by the Company of any of its own shares in accordance with the Statutes and these Articles.

16
VARIATION OF COMPANY CAPITAL

16.1
The Company may by Ordinary Resolution vary its company capital as permitted by section 83 of the Act.

17
FRACTIONS

17.1
If, as the result of a consolidation and division or a sub-division of shares, fractions of shares become attributable to shareholders, the Board may on behalf of the shareholders deal with the fractions as it thinks fit, including (without limitation) in either of the ways prescribed in this Article below.

17.2
The Board may sell shares representing the fractions to any person (including, subject to the Statutes, the Company) for the best price reasonably obtainable and distribute the net proceeds of sale (subject to any applicable tax, abandoned property laws and the reasonable expenses of sale) in due proportion amongst the persons to whom such fractions are attributable (except that if the amount due to a person is less than €5.00, or such other sum as the Board may decide, the Company may retain such sum for its own benefit). To give effect to such sale the Board may:

(A)
in the case of certificated shares, authorise a person to execute an instrument of transfer of shares to the purchaser or as the purchaser may direct; and

(B)
in the case of uncertificated shares, exercise any power conferred on it by Article 21.9 (to effect a transfer of the shares.

17.3
The purchaser will not be bound to see to the application of the purchase monies in respect of any such sale. The title of the transferee to the shares will not be affected by any irregularity in or invalidity of the proceedings connected with the sale or transfer. Any instrument or exercise referred to in Article 17.2 shall be effective as if it had been executed or exercised by the holder of the shares to which it relates.

17.4
In relation to such fractions, the Board may issue, subject to the Statutes, to a shareholder credited as fully paid by way of capitalisation the minimum number of shares required to round up his or her holding of shares to a number which, following a consolidation and division or a sub-division, leaves a whole number of shares (such issue being deemed to have been effected immediately before the consolidation or the sub-division, as the case may be). The amount required to pay up those shares may be capitalised as the Board thinks fit out of amounts standing to the credit of any reserve or fund of the Company (including any share premium account, undenominated capital account, revaluation reserve, capital redemption reserve and profit and loss account), whether or not available for distribution, and applied in paying up in full the appropriate number of shares. A resolution of the Board capitalising part of any such reserve or fund will have the same effect as if the capitalisation had been made with the sanction of an Ordinary Resolution of the Company pursuant to Article 131. In relation to the capitalisation the Board may exercise all the powers conferred on it by Article 131 without the sanction of an Ordinary Resolution of the Company.

18
REDUCTION OF SHARE CAPITAL

The Company may by Special Resolution reduce its company capital in any way it thinks expedient as permitted by section 84 of the Act.
CERTIFICATED SHARES
19
RIGHT TO CERTIFICATES

19.1
The shares of the Company may be either represented by certificates or, if permissible by applicable Statutes and the conditions of issue of the relevant shares so provide, by uncertificated shares.

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Except as required by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class shall be identical.
19.2
Subject to the Statutes, the requirements of (to the extent applicable) the rules of any stock exchange to which the shares are admitted to trading, and these Articles, every person (except any person in respect of whom the Company is not required by the Statutes to complete and have ready for delivery a share certificate), upon becoming the holder of a certificated share is entitled, without charge, to receive within one month after allotment or within one month of lodgement of a transfer (unless the conditions of issue provide for a longer interval), one certificate for all the certificated shares of a class registered in his or her name or, in the case of certificated shares of more than one class being registered in his or her name, to a separate certificate for each class of shares, unless the terms of issue of the shares provide otherwise.

19.3
Where a shareholder transfers part of his or her shares comprised in a certificate, the old certificate shall be cancelled and he or she shall be entitled, without charge, to one certificate for the balance of the certificated shares retained by him or her.

19.4
If and so long as all the issued shares in the capital of the Company or all the issued shares of a particular class are fully paid up and rank pari passu for all purposes, then none of those shares shall bear a distinguishing number. In all other cases each share shall bear a distinguishing number.

19.5
In the case of joint holders of shares held in certificated form the Company shall not be bound to issue more than one certificate to all the joint holders, and delivery of such certificate to any one of them shall be sufficient delivery to all.

19.6
A certificate shall specify the number and class and the distinguishing numbers (if any) of the shares in respect of which it is issued and the amount paid up on the shares. It shall be issued under the Seal, which may be affixed to or printed on it, or in such other manner as the Board may approve, having regard to the terms of issue and the requirements of (to the extent applicable) the rules of any stock exchange to which the shares are admitted to trading (including by way of signature or facsimile of the signature of any person to be applied to such share certificate by any mechanical or electronic means in place of that person’s actual signature).

20
REPLACEMENT CERTIFICATES

If any certificate is worn-out, defaced, lost or destroyed, the Company may cancel it and issue a replacement certificate subject to such terms as the Board may decide as to evidence and indemnity (with or without security) and to payment of any exceptional out-of-pocket expenses of the Company in investigating such evidence and preparing such indemnity or such security but otherwise free of charge, and (if the certificate is worn-out or defaced) on delivery up of the old certificate.
UNCERTIFICATED SHARES
21
UNCERTIFICATED SHARES

21.1
The Board may resolve that a class of shares is to become, or is to cease to be, a Participating Security.

21.2
Shares of a class shall not be treated as forming a separate class from other shares of the same class as a consequence of such shares being held in certificated or uncertificated form or of any provision in these Articles or the Uncertificated Securities Regulations applying only to certificated shares or to uncertificated shares.

21.3
Any share of a class which is a Participating Security may be changed from an uncertificated share to a certificated share and from a certificated share to an uncertificated share in accordance with the Uncertificated Securities Regulations.

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21.4
These Articles apply to uncertificated shares of a class which is a Participating Security only to the extent that these Articles are consistent with the holding of such shares in uncertificated form, with the transfer of title to such shares by means of the Uncertificated System and with the Uncertificated Securities Regulations.

21.5
The Board may establish regulations not included in these Articles which (in addition to or in substitution for any provisions in these Articles):

(A)
apply to the issue, holding or transfer of uncertificated shares;

(B)
set out (where appropriate) the procedures for conversion and/or redemption of uncertificated shares; and/or

(C)
the Board considers necessary or appropriate to ensure that these Articles are consistent with the Uncertificated Securities Regulations and/or the Operator’s rules and practices.

21.6
Such regulations will apply instead of any relevant provisions in these Articles which relate to certificates and the transfer, conversion and redemption of shares or which are not consistent with the Uncertificated Securities Regulations, in all cases to the extent (if any) stated in such regulations. If the Board makes any such regulations, Article 21.4 will (for the avoidance of doubt) continue to apply to these Articles, when read in conjunction with those regulations.

21.7
Any instruction given by means of an Uncertificated System as referred to in these Articles shall be a dematerialised instruction given in accordance with the Uncertificated Securities Regulations, the facilities and requirements of the Uncertificated System and the Operator’s rules and practices.

21.8
For any purpose under these Articles, the Company may treat a shareholder’s holding of uncertificated shares and of certificated shares of the same class as if they were separate holdings, unless the Board otherwise decides.

21.9
Where the Company is entitled under the Statutes, the Operator’s rules and practices, these Articles or otherwise to dispose of, forfeit, enforce a lien over or impose a restriction on or sell or otherwise procure the sale of any shares of a class which is a Participating Security which are held in uncertificated form, the Board may take such steps (subject to the Uncertificated Securities Regulations and to such rules and practices) as may be required or appropriate, by instruction by means of the Uncertificated System or otherwise, to effect such disposal, forfeiture, enforcement or sale including by (without limitation):

(A)
requesting or requiring the deletion of any computer-based entries in the Uncertificated System relating to the holding of such shares in uncertificated form;

(B)
altering such computer-based entries so as to divest the holder of such shares of the power to transfer such shares other than to a person selected or approved by the Company for the purpose of such transfer;

(C)
requiring any holder of such shares, by notice in writing to him or her, to change his or her holding of such uncertificated shares into certificated form within any specified period;

(D)
requiring any holder of such shares to take such steps as may be necessary to sell or transfer such shares as directed by the Company;

(E)
otherwise rectify or change the Share Register in respect of any such shares in such manner as the Board considers appropriate (including, without limitation, by entering the name of a transferee into the Share Register as the next holder of such shares); and/or

(F)
appointing any person to take any steps in the name of any holder of such shares as may be required to change such shares from uncertificated form to certificated form and/or to effect the transfer of such shares (and such steps shall be effective as if they had been taken by such holder).

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21.10
The Company shall enter on the Share Register how many shares are held by each shareholder in uncertificated form and in certificated form and shall maintain the register in each case as is required by the Uncertificated Securities Regulations and the relevant system concerned.

21.11
The provisions of Articles 19 and 20 shall not apply to uncertificated shares.

LIEN ON SHARES
22
COMPANY’S LIEN ON SHARES NOT FULLY PAID

22.1
The Company shall have a first and paramount lien on each issued share (not being a fully paid share) for all amounts payable to the Company (whether actually or contingently and whether presently payable or not) in respect of such share.

22.2
The lien applies to all dividends on any such share and to all amounts payable by the Company in respect of such share. It also applies notwithstanding that:

(A)
the Company may have notice of any equitable or other interest of any person in any such share; or

(B)
any such amounts payable may be the joint debts and liabilities of both the holder of the share and one or more other persons.

22.3
The Board may resolve that any share be exempt wholly or in part from this Article.

23
ENFORCEMENT OF LIEN BY SALE

23.1
For the purpose of enforcing the Company’s lien on any shares, the Board may sell them in such manner as it decides if an amount in respect of which the lien exists is presently payable and is not paid within fourteen (14) clear days following the giving of a notice to the holder (or any person entitled by transmission to the share) demanding payment of the amount due within such fourteen clear day period and stating that if the notice is not complied with the shares may be sold.

23.2
To give effect to such sale the Board may:

(A)
in the case of certificated shares, authorise a person to execute an instrument of transfer of shares in the name and on behalf of the holder of, or the person entitled by transmission to, them to the purchaser or as the purchaser may direct; and

(B)
in the case of uncertificated shares, exercise any power conferred on it by Article 21.9 to effect a transfer of the shares.

23.3
The purchaser will not be bound to see to the application of the purchase monies in respect of any such sale. The title of the transferee to the shares will not be affected by any irregularity in or invalidity of the proceedings connected with the sale or transfer, and after the name of the purchaser has been entered in the Share Register, the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively. Any instrument or exercise referred to in Article 23.2 shall be effective as if it had been executed or exercised by the holder of, or the person entitled by transmission to, the shares to which it relates.

23.4
The net proceeds of any sale of shares subject to the Company’s lien under these Articles (after payment of the costs and expenses of sale) shall be applied in or towards satisfaction of the amount then due to the Company in respect of the shares. Any balance shall be paid to the original holder of, or the person entitled (but for such sale) by transmission to, the shares on (in the case of certificated shares) surrender to the Company for cancellation of the certificate for such shares and (in all cases) subject to the Company having a lien on such balance on the same basis as applied to such shares for any amount not presently payable as existed on such shares before the sale.

23.5
Whenever any law for the time being of any country, state or place imposes or purports to impose any immediate or future or possible liability upon the Company to make any payment or empowers any government or taxing authority or government official to require the Company to make any

A-D-25

payment in respect of any shares registered in the Share Register as held either jointly or solely by any shareholder or in respect of any dividends, bonuses or other monies due or payable or accruing due or which may become due or payable to such shareholder by the Company on or in respect of any shares registered as mentioned above or for or on account or in respect of any shareholder and whether in consequence of:
(A)
the death of such shareholder;

(B)
the non-payment of any income tax or other tax by such shareholder;

(C)
the non-payment of any estate, probate, succession, death, stamp or other duty by the executor or administrator of such shareholder or by or out of her estate; or

(D)
any other act or thing,

in every such case (except to the extent that the rights conferred upon holders of any class of shares render the Company liable to make additional payments in respect of sums withheld on account of the foregoing):
(1)
the Company shall be fully indemnified by such shareholder or her executor or administrator from all liability;

(2)
the Company shall have a lien upon all dividends and other monies payable in respect of the shares registered in the Share Register as held either jointly or solely by such shareholder for all monies paid or payable by the Company as referred to above in respect of such shares or in respect of any dividends or other monies thereon or for or on account or in respect of such shareholder under or in consequence of any such law, together with interest at the rate of 15% per annum (or such other rate as the Board may determine) thereon from the date of payment to date of repayment, and the Company may deduct or set off against such dividends or other monies so payable any monies paid or payable by the Company as referred to above together with interest at the same rate;

(3)
the Company may recover as a debt due from such shareholder or her executor or administrator (wherever constituted) any monies paid by the Company under or in consequence of any such law and interest thereon at the rate and for the period referred to above in excess of any dividends or other monies then due or payable by the Company; and

(4)
the Company may if any such money is paid or payable by it under any such law as referred to above refuse to register a transfer of any shares by any such shareholder or her executor or administrator until such money and interest is set off or deducted as referred to above or in the case that it exceeds the amount of any such dividends or other monies then due or payable by the Company, until such excess is paid to the Company.

23.6
Subject to the rights conferred upon the holders of any class of shares, nothing in Article 23.5 will prejudice or affect any right or remedy which any law may confer or purport to confer on the Company. As between the Company and every such shareholder as referred to above (and, her executor, administrator and estate, wherever constituted), any right or remedy which such law shall confer or purport to confer on the Company shall be enforceable by the Company.

CALLS
24
CALLS

24.1
Subject to the terms on which shares are allotted, the Board may make calls on the shareholders (and any persons entitled by transmission) in respect of any amounts unpaid on their shares (whether in respect of nominal value or premium) and not payable on a date fixed by or in accordance with the allotment terms. Each such shareholder or other person shall pay to the Company the amount

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called, subject to receiving at least fourteen (14) clear days’ notice specifying when and where the payment is to be made, as required by such notice.
24.2
A call may be made payable by instalments. A call may be revoked before receipt by the Company of a sum due thereunder, in whole or in part and payment of a call may be postponed in whole or in part as the Board may decide. A person upon whom a call is made shall remain liable for calls made upon him or her notwithstanding the subsequent transfer of the shares in respect of which the call was made.

24.3
A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed.

25
LIABILITY OF JOINT HOLDERS

The joint holders of a share shall be jointly and severally liable to pay all calls in respect of it.
26
INTEREST

If the whole of the sum payable in respect of any call is not paid by the day it becomes due and payable, the person from whom it is due shall pay all costs, charges and expenses that the Company may have incurred by reason of such non-payment, together with interest on the unpaid amount from the day it became due and payable until it is paid at the rate fixed by the terms of the allotment of the share or in the notice of the call or, if no rate is fixed, at such rate, not exceeding the appropriate rate (as defined by the Act), as the Board shall determine. The Board may waive payment of such costs, charges, expenses or interest in whole or in part.
27
DIFFERENTIATION

Subject to the allotment terms, the Board may make arrangements on or before the issue of shares to differentiate between the holders of shares in the amounts and times of payment of calls on their shares.
28
PAYMENT IN ADVANCE OF CALLS

28.1
The Board may, if it thinks fit, receive from any shareholder (or any person entitled by transmission) willing to advance the same or all or any part of the amount uncalled and unpaid on the shares held by him or her (or to which he or she is entitled). The liability of each such shareholder or other person on the shares to which such payment relates shall be reduced by such amount. The Company may pay interest on such amount from the time of receipt until the time when such amount would, but for such advance, have become due and payable at such rate not exceeding the appropriate rate (as defined by the Act) as the Board may decide.

28.2
No sum paid up on a share in advance of a call shall entitle the holder to any portion of a dividend subsequently declared or paid in respect of any period prior to the date on which such sum would, but for such payment, become due and payable.

29
RESTRICTIONS IF CALLS UNPAID

Unless the Board decides otherwise, no shareholder shall be entitled to receive any dividend or to be present or vote at any meeting or to exercise any right or privilege as a shareholder until he or she has paid all calls due and payable on every share held by him or her, whether alone or jointly with any other person, together with interest and expenses (if any) to the Company.
30
SUMS DUE ON ALLOTMENT TREATED AS CALLS

Any sum payable in respect of a share on allotment or at any fixed date, whether in respect of the nominal value of the share or by way of premium or as an instalment of a call, shall be deemed to be a call. If such sum is not paid, these Articles shall apply as if it had become due and payable by virtue of a call.

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FORFEITURE
31
FORFEITURE AFTER NOTICE OF UNPAID CALL

31.1
If a call or an instalment of a call remains unpaid after it has become due and payable, the Board may give to the person from whom it is due not less than fourteen (14) clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any costs, charges and expenses that the Company may have incurred by reason of such non-payment. The notice shall state the place where payment is to be made and that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited. If the notice is not complied with, any shares in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Board. The forfeiture will include all dividends and other amounts payable in respect of the forfeited shares which have not been paid before the forfeiture.

31.2
The Board may accept the surrender of a share which is liable to be forfeited in accordance with these Articles. All provisions in these Articles which apply to the forfeiture of a share also apply to the surrender of a share.

31.3
The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

31.4
On the trial or hearing of any action for the recovery of any money due for any call it shall be sufficient to prove that the name of the shareholder sued is entered in the Share Register as the holder, or one of the holders, of the shares in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book and that notice of such call was duly given to the shareholder sued, in pursuance of these Articles, and it shall not be necessary to prove the appointment of the Directors who made such call nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

32
NOTICE AFTER FORFEITURE

32.1
When a share has been forfeited, the Company shall give notice of the forfeiture to the person who was before forfeiture the holder of the share or the person entitled by transmission to the share. An entry that such notice has been given and of the fact and date of forfeiture shall be made in the Share Register. No forfeiture will be invalidated by any omission to give such notice or make such entry.

32.2
The Board may accept a surrender of any share liable to be forfeited hereunder.

33
CONSEQUENCES OF FORFEITURE

33.1
Subject to the provisions of the Act, a share shall, on its forfeiture, become the property of the Company and all interest in and all claims and demands against the Company in respect of a share and all other rights and liabilities incidental to the share as between its holder and the Company shall, on its forfeiture, be extinguished and terminate except as otherwise stated in these Articles.

33.2
The holder of a share (or the person entitled to it by transmission) which is forfeited or surrendered shall:

(A)
on its forfeiture or surrender cease to be a shareholder (or a person entitled) in respect of it;

(B)
if a certificated share, surrender to the Company for cancellation the certificate for the share;

(C)
remain liable to pay to the Company all monies payable in respect of the share at the time of forfeiture, with interest from such time of forfeiture until the time of payment, in the same manner in all respects as if the share had not been forfeited; and

A-D-28

(D)
remain liable to satisfy all (if any) claims and demands which the Company might have enforced in respect of the share at the time of forfeiture without any deduction or allowance for the value of the share at the time of forfeiture or for any consideration received on its disposal, but his or her liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the shares.

33.3
The forfeiture or surrender of a share shall involve the extinction at the time of forfeiture or surrender of all interest in and all claims and demands against the Company in respect of the share as between the shareholder whose share is forfeited or surrendered and the Company, except only such of those rights and liabilities as are by these Articles expressly saved, or as are by the Act given or imposed in the case of past shareholders.

33.4
Notwithstanding any such forfeiture as aforesaid, the Board may, at any time before the forfeited shares have been otherwise disposed of, annul the forfeiture, on the terms of payment of all calls and interest due thereon and all expenses incurred in respect of the share, or on the terms of compliance with the terms of any notice served under section 1062 of the Act, as appropriate, and on such further terms (if any) as it shall see fit.

34
DISPOSAL OF FORFEITED SHARE

34.1
Subject to the Act, a forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Board may decide either to the person who was before the forfeiture the holder or to any other person. At any time before the disposal, the forfeiture may be cancelled on such terms as the Board may decide. Where for the purpose of its disposal a forfeited share is to be transferred to any transferee, the Board may:

(A)
in the case of certificated shares, authorise a person to execute an instrument of transfer of shares in the name and on behalf of their holder to the purchaser or as the purchaser may direct; and

(B)
in the case of uncertificated shares, exercise any power conferred on it by Article 21.9 (uncertificated shares) to effect a transfer of the shares.

34.2
The Company may receive the consideration, if any, given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and thereupon he or she shall be registered as the holder of the share.

34.3
The purchaser will not be bound to see to the application of the purchase monies in respect of any such sale. The title of the transferee to the shares will not be affected by any irregularity in or invalidity of the proceedings connected with the sale or transfer, and after the name of the purchaser has been entered in the Share Register, the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively. Any instrument or exercise referred to in Article 34.1 shall be effective as if it had been executed or exercised by the holder of, or the person entitled by transmission to, the shares to which it relates.

35
PROOF OF FORFEITURE

A statutory declaration by a Director or the Secretary that a share has been duly forfeited on a specified date shall be conclusive evidence of the facts stated in it against all persons claiming to be entitled to the share. The declaration shall (subject to the execution of any necessary instrument of transfer) constitute good title to the share. The person to whom the share is disposed of shall not be bound to see to the application of the consideration (if any) given for it on such disposal. His or her title to the share will not be affected by any irregularity in, or invalidity of, the proceedings connected with the forfeiture or disposal.

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UNTRACED MEMBERS
36
SALE OF SHARES

36.1
The Company may sell at the best price reasonably obtainable any share of a shareholder, or any share to which a person is entitled by transmission, if:

(A)
during the period of twelve (12) years prior to the date of the publication of the advertisements referred to in this Article 36.1 (or, if published on different dates, the earlier or earliest of them):

(1)
no cheque, warrant or money order in respect of such share sent by or on behalf of the Company to the shareholder or to the person entitled by transmission to the share, at his or her address in the Share Register or other address last known to the Company has been cashed;

(2)
no cash dividend payable on the shares has been satisfied by the transfer of funds to a bank account of the shareholder (or person entitled by transmission to the share) or by transfer of funds by means of the Uncertificated System; and

(3)
the Company has received no communication (whether in writing or otherwise) in respect of such share from such shareholder or person, provided that during such twelve (12) year period the Company has paid at least three cash dividends (whether interim or final) in respect of shares of the class in question and no such dividend has been claimed by the person entitled to such share;

(B)
on or after the expiry of such twelve (12) year period the Company has given notice of its intention to sell such share by advertisements in a national newspaper published in the country in which the Registered Office is located and in a newspaper circulating in the area in which the address in the Share Register or other last known address of the shareholder or the person entitled by transmission to the share or the address for the service of notices on such shareholder or person notified to the Company in accordance with these Articles is located;

(C)
such advertisements, if not published on the same day, are published within thirty (30) days of each other; and

(D)
during a further period of three months following the date of publication of such advertisements (or, if published on different dates, the date on which the requirements of this Article 36.1 concerning the publication of newspaper advertisements are met) and prior to the sale the Company has not received any communication (whether in writing or otherwise) in respect of such share from the shareholder or person entitled by transmission.

36.2
To give effect to a sale pursuant to Article 36.1, the Board may:

(A)
in the case of certificated shares, authorise a person to execute an instrument of transfer of shares in the name and on behalf of the holder of, or the person entitled by transmission to, them to the purchaser or as the purchaser may direct; and

(B)
in the case of uncertificated shares, exercise any power conferred on it by Article 21.9 (uncertificated shares) to effect a transfer of the shares.

36.3
The transferee will not be bound to see to the application of the purchase monies in respect of any such sale. The title of the transferee to the shares will not be affected by any irregularity in or invalidity of the proceedings connected with the sale or transfer, and after the name of the purchaser has been entered in the Share Register, the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively. Any instrument or exercise referred to in Article 36.2 shall be effective as if it had been executed or exercised by the holder of, or the person entitled by transmission to, the shares to which it relates.

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37
APPLICATION OF SALE PROCEEDS

The Company shall account to the shareholder or other person entitled to such share for the net proceeds of such sale by carrying all monies in respect of the sale to a separate account. The Company shall be deemed to be a debtor to, and not a trustee for, such shareholder or other person in respect of such monies. Monies carried to such separate account may either be employed in the business of the Company or invested as the Board may think fit. No interest shall be payable to such shareholder or other person in respect of such monies and the Company shall not be required to account for any money earned on them.
38
APPLICABLE ESCHEATMENT LAWS

38.1
To the extent necessary in order to comply with any laws or regulations to which the Company is subject in relation to escheatment, abandonment of property or other similar or analogous laws or regulations (“Applicable Escheatment Laws”), the Company may deal with any share of any shareholder and any unclaimed cash payments relating to such share in any manner which it sees fit, including (but not limited to) transferring or selling such share and transferring to third parties any unclaimed cash payments relating to such share.

38.2
The Company may only exercise the powers granted to it in Article 38.1 in circumstances where it has complied with, or procured compliance with, the required procedures (as set out in the Applicable Escheatment Laws) with respect to attempting to identify and locate the relevant shareholder.

38.3
Any stock transfer form to be executed by the Company in order to sell or transfer a share pursuant to Article 36.1 may be executed in accordance with Article 39.2.

TRANSFER OF SHARES
39
FORM OF TRANSFER

39.1
Subject to these Articles, a shareholder may transfer all or any of his or her shares:

(A)
in the case of certificated shares, by an instrument of transfer in writing in any usual form or in another form approved by the Board, which must be executed by or on behalf of the transferor and (in the case of a transfer of a share which is not fully paid) by or on behalf of the transferee; or

(B)
in the case of uncertificated shares, without a written instrument in accordance with the Uncertificated Securities Regulations.

39.2
The instrument of transfer of any share may be executed for and on behalf of the transferor by the Secretary or any such person that the Secretary nominates for that purpose (whether in respect of specific transfers or pursuant to a general standing authorisation), and the Secretary or the relevant nominee shall be deemed to have been irrevocably appointed agent for the transferor of such share or shares with full power to execute, complete and deliver in the name of and on behalf of the transferor of such share or shares all such transfers of shares held by the shareholders in the share capital of the Company. Any document which records the name of the transferor, the name of the transferee, the class and number of shares agreed to be transferred, the date of the agreement to transfer shares and the price per share, shall, once executed by the transferor or the Secretary or the relevant nominee as agent for the transferor, and by the transferee where required by the Act, be deemed to be a proper instrument of transfer for the purposes of the Act. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered on the Share Register in respect thereof, and neither the title of the transferee nor the title of the transferor shall be affected by any irregularity or invalidity in the proceedings in reference to the sale should the Directors so determine.

39.3
The Company, at its absolute discretion, may, or may procure that a subsidiary of the Company shall, pay Irish stamp duty arising on a transfer of shares on behalf of the transferee of such shares of the Company. If stamp duty resulting from the transfer of shares in the Company which would

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otherwise be payable by the transferee is paid by the Company or any subsidiary of the Company on behalf of the transferee, then in those circumstances, the Company shall, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (a) seek reimbursement of the stamp duty from the transferee, (b) set-off the stamp duty against any dividends payable to the transferee of those shares and (c) claim a first and permanent lien on the shares on which stamp duty has been paid by the Company or its subsidiary for the amount of stamp duty paid. The Company’s lien shall extend to all dividends paid on those shares.
39.4
The transferor shall remain the holder of the share transferred until the name of the transferee is entered in the Share Register in respect of it.

39.5
The Board may at any time after the allotment of any share but before any person has been entered in the Share Register as the holder thereof recognise a renunciation thereof by the allottee in favour of some other person and may accord to any allottee of a share a right to effect such renunciation upon and subject to such terms and conditions as the Board may think fit to impose.

39.6
Notwithstanding the provisions of these Articles and subject to any provision of the Act, title to any shares in the Company may also be evidenced and transferred without a written instrument in accordance with the Act or any regulations made thereunder. Subject to the Statutes and other applicable law, the Directors shall have power to permit any class of shares to be held in uncertificated form and to implement any arrangements they think fit for such evidencing and transfer which accord with such regulations and in particular shall, where appropriate, be entitled to disapply or modify all or part of the provisions in these Articles with respect to the requirement for written instruments of transfer and share certificates (if any), in order to give effect to such regulations.

39.7
Subject to such of the restrictions of these Articles and to such of the conditions of issue of share warrants as may be applicable, any share warrant may be transferred by instrument in writing in any usual or common for or any other form which the Directors may approve.

40
REGISTRATION OF A CERTIFICATED SHARE TRANSFER

40.1
The Directors in their absolute discretion and without assigning any reason therefor may decline to register:

(A)
any transfer of a share which is not fully paid; or

(B)
any transfer to or by a minor or person of unsound mind;

but this shall not apply to a transfer of such a share resulting from a sale of the share through a stock exchange on which the share is listed.
40.2
Subject to these Articles, the Board may, in its absolute discretion, refuse to register the transfer of a certificated share or the renunciation of a permissible letter of allotment unless:

(A)
it is in respect of a share on which the Company has no lien;

(B)
it is in respect of only one class of shares;

(C)
it is in favour of a single transferee or renouncee or not more than four joint transferees or renouncees;

(D)
it is duly stamped (if required);

(E)
a fee of €10 or such lesser sum as the Directors may from time to time require, is paid to the Company; and

(F)
it is delivered for registration to the Registered Office or such other place as the Board may decide, accompanied by the certificate for the shares to which it relates (except in the case of a transfer of a share, for which a certificate has not been issued, by a person in respect of whom the Company is not required by the Act to complete and have ready for delivery a share certificate, and except in the case of a renunciation) and any other evidence as the Board

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may reasonably require to prove the title to such share of the transferor or person renouncing and the due execution by him or her of the transfer or renunciation or, if the transfer or renunciation is executed by some other person on his or her behalf, the authority of such person to do so.
40.3
If the Board refuses to register a transfer or renunciation pursuant to this Article, it shall, within two months after the date on which the transfer or renunciation was delivered to the Company, send notice of the refusal to the transferee or renounce together with their reasons for the refusal. An instrument of transfer or renunciation which the Board refuses to register shall (except in the case of suspected fraud) be returned to the person delivering it. All instruments of transfer which are registered may, subject to these Articles, be retained by the Company.

40.4
The instrument of transfer of a certificated share shall be signed by or on behalf of the transferor.

40.5
In the case of a partly paid up share the instrument of transfer must also be signed by or on behalf of the transferee.

40.6
All instruments of transfer which shall be registered shall (except in case of fraud) remain the property of the Company and be retained by the Company, but any instrument of transfer which the Board may refuse to register shall (except in case of fraud) be returned to the party presenting the same.

41
REGISTRATION OF AN UNCERTIFICATED SHARE TRANSFER

41.1
The Board shall, subject to compliance with applicable Statutes, register a transfer of title to any uncertificated share or the renunciation or transfer of any renounceable right of allotment of a share which is a Participating Security held in uncertificated form in accordance with the Uncertificated Securities Regulations, except that the Board may refuse (subject to any relevant requirements of (to the extent applicable) the rules of any stock exchange to which the shares are admitted to trading) to register any such transfer or renunciation which is in favour of more than four persons jointly or in any other circumstance permitted by the Uncertificated Securities Regulations.

41.2
If the Board refuses to register any such transfer or renunciation the Company shall, within two months after the date on which the instruction relating to such transfer or renunciation was received by the Company, send notice of the refusal to the transferee or renouncee.

42
CLOSING OF REGISTER OF MEMBERS

Subject to the provisions of the Act and, in the case of any shares of a class which is a Participating Security, the Uncertificated Securities Regulations, the registration of transfers of shares or of any class of shares may be suspended at such times and for such periods, not exceeding thirty (30) days in any year, as the Board may decide.
TRANSMISSION OF SHARES
43
ON DEATH

If a shareholder dies, the survivors or survivor where he or she was a joint holder, or his or her personal representatives where he or she was the sole or only surviving holder, shall be the only persons recognised by the Company as having any title to his or her shares. Nothing in these Articles shall release the estate of a deceased holder from any liability in respect of a share which has been held by him or her solely or jointly.
44
ELECTION OF PERSON ENTITLED BY TRANSMISSION

44.1
A person becoming entitled to a share in consequence of the death or bankruptcy of a shareholder, or of any other event giving rise to a transmission of such entitlement by operation of law, may, on such evidence as to his or her title being produced as the Board may require, elect either to become registered as the holder of such share or to have some person nominated by him or her so registered.

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If he or she elects to be registered himself or herself, he or she shall give notice to the Company to that effect. If he or she elects to have some other person registered, he or she shall:
(A)
in the case of a certificated share, execute an instrument of transfer of such share to such person; and

(B)
in the case of an uncertificated share, either:

(1)
procure that all appropriate instructions are given by means of the Uncertificated System to effect the transfer of such share to such person; or

(2)
change the uncertificated share to certificated form and then execute an instrument of transfer of such share to such person.

44.2
All the provisions of these Articles relating to the transfer of shares shall apply to the notice or instrument of transfer or instructions (as the case may be) referred to in Article 44.1 as if the notice were an instrument of transfer and as if the instrument of transfer was executed, or the instructions were given, by the shareholder and the event giving rise to the transmission had not occurred.

44.3
The Board may give notice requiring a person to make the election referred to in Article 44.1. If such notice is not complied with within sixty (60) days, the Board may withhold payment of all dividends and other amounts payable in respect of the share until notice of election has been made.

45
RIGHTS ON TRANSMISSION

A person becoming entitled by transmission to a share shall have the rights to which he or she would be entitled if he or she were the holder of the share, except that he or she shall not, before being registered as its holder, be entitled in respect of it to receive notice of, or to attend or vote at, any general meeting or at any separate meeting of the holders of any class of shares.
GENERAL MEETINGS
46
ANNUAL AND OTHER GENERAL MEETINGS

46.1
The Company shall in each year hold a general meeting as its annual general meeting in addition to any other meetings in that year, and shall specify the meeting as such in the notices calling it. Not more than fifteen (15) months shall elapse between the date of one annual general meeting of the Company and that of the next. This Article shall not apply in the case of the first general meeting, in respect of which the Company shall convene the meeting within the time periods required by the Act.

46.2
Subject to the Act, all general meetings of the Company shall be held at such time and places, including electronic platforms as the Board shall determine and may be held outside Ireland.

46.3
All general meetings other than annual general meetings shall be called extraordinary general meetings. The Board shall determine whether a general meeting is to be held as a physical meeting and/or an electronic meeting, provided that all general meetings must be held in accordance with the provisions of the Act. The Board shall specify in the notice calling the general meeting whether the meeting will be physical and/or electronic. Such notice shall also specify the time, date and place and/or electronic platform(s) of the general meeting.

46.4
The Board may, whenever it thinks fit, and shall, on the requisition in writing of shareholders holding such number of shares as is prescribed by, and made in accordance with section 178 of the Act, convene a general meeting in the manner required by the Act.

46.5
All provisions of these Articles relating to general meetings of the Company shall, mutatis mutandis, apply to every separate general meeting of the holders of any class of shares in the capital of the Company, except that:

(A)
the necessary quorum at any such meeting (or adjournment thereof) shall be shareholders of that class who together represent at least the majority of the voting rights of all the shareholders of that class entitled to vote, present in person or by proxy, at the relevant meeting; and

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(B)
each holder of shares of the class shall, on a poll, have one vote in respect of every share of the class held by him or her.

47
ELECTRONIC GENERAL MEETINGS

47.1
Subject always to all general meetings being called and convened in accordance with the provisions of the Act, the Directors may resolve to enable persons entitled to attend a general meeting to do so by simultaneous attendance by electronic means with no member necessarily in physical attendance at the electronic general meeting. The members or their proxies present shall be counted in the quorum for, and entitled to vote at, the general meeting in question, and that meeting shall be duly constituted and its proceedings valid if the chairman of the general meeting is satisfied that adequate facilities are available throughout the electronic general meeting to ensure that members attending the electronic general meeting who are not present together at the same place may attend and participate in the business of the general meeting.

47.2
If it appears to the chairman of the general meeting that the electronic platform(s), facilities or security at the electronic general meeting have become inadequate for the purposes referred to in Article 47.1 then the chairman may, without the consent of the meeting, interrupt or adjourn the general meeting. All business conducted at that general meeting up to the time of that adjournment shall be valid and the provisions of Article 55, 56 and 57 shall apply to that adjournment.

47.3
In relation to an electronic general meeting, the right of a member to participate in the business of any general meeting shall include, without limitation, the right to speak, vote on a poll, be represented by a proxy and have access (including electronic access) to all documents which are required by the Act or these Articles to be made available at the meeting.

47.4
Nothing in these Articles prevents a general meeting being held both physically and electronically.

48
NOTICE OF GENERAL MEETINGS

48.1
A general meeting that is an annual general meeting shall be convened by not less than twenty-one (21) clear days’ and no more than sixty (60) clear days’ notice (whether in electronic form or otherwise).

48.2
Subject to the provisions of the Act and these Articles, all extraordinary general meetings shall be convened by not less than fourteen (14) clear days’ and no more than sixty (60) clear days’ notice (whether in electronic form or otherwise).

48.3
Subject to the provisions of the Act and notwithstanding that it is convened by shorter notice than that specified in Articles 48.1 and 48.2, a general meeting shall be deemed to have been duly convened if it is so agreed by:

(A)
all the shareholders entitled to attend and vote at the meeting; and

(B)
the Auditors.

48.4
Upon request in writing of shareholders holding such number of shares as is prescribed by section 178(3) of the Act, delivered to the Registered Office, it shall be the duty of the Directors to convene a general meeting to be held within two months from the date of deposit of the requisition in accordance with section 178(3) of the Act. If such notice is not given within two months after the delivery of such request, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, but any meeting so convened shall not be held after the expiration of three months from the said date and any notice of such meeting shall be in compliance with these Articles.

48.5
Subject to the provisions of the Act, a notice convening a general meeting shall specify:

(A)
whether the meeting is an annual general meeting or an extraordinary general meeting;

(B)
the place, the day and the time of the meeting;

(C)
the general nature of that business to be transacted at the meeting;

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(D)
if the meeting is convened to consider a proposed Special Resolution, the text or substance of that proposed Special Resolution; and

(E)
with reasonable prominence, that (i) a shareholder entitled to attend and vote is entitled to appoint one or more proxies to attend, speak and vote instead of him or her (ii) a proxy need not also be a shareholder; and (iii) the time by which the proxy must be received at the Registered Office (or some other place in Ireland as is specified for that purpose).

48.6
Subject to the provisions of the Act, notice of every general meeting shall be given in any manner permitted by these Articles to:

(A)
every shareholder;

(B)
the personal representative of a deceased shareholder;

(C)
the assignee in bankruptcy of a bankrupt shareholder (being a bankrupt shareholder who is entitled to vote at the meeting);

(D)
the Directors and Secretary of the Company; and

(E)
the Auditors.

48.7
The notice of every general meeting may specify a time by which a person must be entered on the Share Register in order for such person to have the right to attend or vote at the meeting (subject to the Uncertificated Securities Regulations).

48.8
The Board may determine that the shareholders entitled to receive notice of a meeting are those persons entered on the Share Register at the close of business on a day determined by the Board (subject to the Uncertificated Securities Regulations).

48.9
The accidental omission to send or give notice of a meeting to or, in cases where it is intended that it be sent out or given with the notice, an instrument of proxy or any other document to, or the non-receipt of any such item by, any person entitled to receive such notice shall not invalidate the proceedings at that meeting.

48.10
The Directors may postpone a general meeting of the shareholders (other than a meeting requisitioned by a shareholder in accordance with section 178(3) of the Act or where the postponement of which would be contrary to the Act or a court order pursuant to the Act) after it has been convened, and notice of such postponement shall be served in accordance with Article 48 upon all members entitled to notice of the meeting so postponed setting out, where the meeting is postponed to a specific date, notice of the new meeting in accordance with Article 48.

48.11
The Directors may cancel a general meeting of the members (other than a meeting requisitioned by a member in accordance with section 178(3) of the Act or where the cancellation of which would be contrary to the Act or a court order pursuant to the Act) after it has been convened, and notice of such cancellation shall be served in accordance with Article 46 upon all members entitled to notice of the meeting so cancelled.

49
QUORUM FOR GENERAL MEETING

49.1
No business shall be transacted at a general meeting unless a quorum is present when the meeting proceeds to business. Save as otherwise provided by these Articles, a quorum will comprise qualifying persons who together are entitled to cast at least the majority of the voting rights of all the shareholders entitled to vote at the relevant meeting, on a poll. For the purposes of this Article a proxy, attorney or other representative of a shareholder will be considered to be entitled to cast only the voting rights to which his or her appointment relates and not any other voting rights held by the shareholder he or she represents.

49.2
For the purposes of this Article, a “qualifying person” means (i) an individual who is a shareholder (other than a shareholder who, under these Articles or any restrictions imposed on any shares, is not entitled to attend, speak or vote, whether in person or by proxy, at any general meeting of the

A-D-36

Company) or his or her validly appointed attorney, (ii) a person authorised under section 185 of the Act to act as the representative of a corporation in relation to the meeting, or (iii) a person appointed as a proxy of a shareholder in relation to the meeting. The Board is entitled, acting in good faith and without further enquiry, to assume the validity of any votes cast in person or by proxy.
49.3
The absence of a quorum will not prevent the appointment of a chairperson of the meeting. Such appointment shall not be treated as being part of the business of the meeting.

50
PROCEDURE IF QUORUM NOT PRESENT

50.1
If within fifteen (15) minutes (or such longer time not exceeding one hour as the chairperson of the meeting may decide to wait) after the time appointed for the holding of the meeting a quorum is not present, the meeting:

(A)
if convened on the requisition of shareholders, shall be dissolved; and

(B)
in any other case, shall stand adjourned to the same day in the next week or to such other day and at such other time and place as the chairperson (or, in default, the Board) may, subject to the provisions of the Act, determine.

50.2
If at such adjourned meeting a quorum is not present within fifteen (15) minutes after the time appointed for holding it the adjourned meeting shall be dissolved.

51
CHAIRPERSON OF GENERAL MEETING

The chairperson (if any) of the Board or, in his or her absence, the vice or deputy chairperson (if any) shall preside as chairperson at a general meeting. If there is no chairperson or vice or deputy chairperson, or if at a meeting neither is present within five minutes after the time fixed for the start of the meeting, or neither is willing to act, the Directors present shall select one of their number to be chairperson of the meeting. If only one Director is present and willing to act, he or she shall be chairperson of the meeting. In default, the shareholders present in person and entitled to vote shall choose one of their number to be chairperson of the meeting.
52
RIGHTS OF DIRECTORS AND OTHERS TO ATTEND MEETINGS

A Director (and any other person invited by the chairperson of the meeting to do so) shall be entitled to attend and speak at a general meeting and at a separate meeting of the holders of any class of shares, whether or not he or she is a shareholder.
53
ACCOMMODATION OF MEMBERS AT MEETING

If it appears to the chairperson of the meeting that the meeting place specified in the notice convening the meeting is inadequate to accommodate all shareholders entitled and wishing to attend, the meeting will be duly constituted and its proceedings valid if the chairperson is satisfied that adequate facilities are available to ensure that a shareholder who is unable to be accommodated is able (whether at the meeting place or elsewhere):
(A)
to participate in the business for which the meeting has been convened;

(B)
to hear and see all persons present who speak (whether by the use of microphones, loud-speakers, audio-visual communications equipment or otherwise); and

(C)
to be heard and seen by all other persons present in the same way.

54
SECURITY

In addition to any measures which the Board may be required to take due to the location or venue of the meeting, the Board may make any arrangement and impose any restriction it considers appropriate and reasonable in the circumstances to ensure the security of a meeting including, without limitation, the searching of any person attending the meeting and the imposing of restrictions on the items of personal property that may be taken into the meeting place. The Board may refuse entry to, or eject from, a meeting a person who refuses to comply with any such arrangements or restrictions.

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55
POWER TO ADJOURN

55.1
The chairperson of the meeting may, with the consent of any meeting at which a quorum is present, and shall, if so directed by the meeting, adjourn the meeting, from time to time (or indefinitely) and from place to place as the chairperson shall determine.

55.2
Without prejudice to any other power of adjournment which the chairperson of the meeting may have under these Articles, at common law or otherwise, the chairperson may, without the consent of the meeting, adjourn the meeting from time to time (or indefinitely) and from place to place if he or she decides that it is necessary or appropriate to do so in order to:

(A)
secure the proper and orderly conduct of the meeting; or

(B)
give all persons entitled to do so an opportunity of attending the meeting; or

(C)
give all persons entitled to do so a reasonable opportunity of speaking and voting at the meeting; or

(D)
ensure that the business of the meeting is properly concluded or disposed of, including (without limitation) for the purpose of determining the result of a poll.

55.3
Without prejudice to the generality of the foregoing, the chairperson of the meeting may in such circumstances direct that the meeting be held simultaneously in two or more venues connected for the duration of the meeting by audio or audio visual links or in two or more consecutive sessions with the votes taken being aggregated or that it be adjourned to a later time on the same day or a later date at the same or any other venue.

56
NOTICE OF ADJOURNED MEETING

Whenever a meeting is adjourned for fourteen (14) days or more or indefinitely, at least seven clear days’ notice, specifying the place, the day and time of the adjourned meeting and the general nature of the business to be transacted, shall be given in the same manner as in the case of an original meeting. Except in these circumstances, no shareholder shall be entitled to any notice of an adjournment or of the business to be transacted at any adjourned meeting.
57
BUSINESS OF ADJOURNED MEETING

No business shall be transacted at any adjourned meeting other than the business which might properly have been transacted at the meeting from which the adjournment took place.
58
THE BUSINESS OF THE ANNUAL GENERAL MEETINGS

58.1
Subject to the provisions of the Act and these Articles, the business of the annual general meeting shall include those matters provided for in section 186 of the Act.

58.2
No business may be transacted at a general meeting, other than business that:

(A)
is proposed by, or at the direction of, the Directors;

(B)
is proposed, in the case of an extraordinary general meeting, by requisition of shareholders, in accordance with the provisions of the Act;

(C)
is proposed, in the case of an annual general meeting, by shareholders in accordance with the provisions of Articles 59 and 60;

(D)
is proposed, at the direction of the High Court of Ireland; or

(E)
the chairperson of the general meeting determines, in his sole and absolute discretion, is business that may properly be regarded as within the scope of the meeting.

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59
PROPOSED SHAREHOLDER RESOLUTIONS

59.1
Any request by a shareholder or shareholders to propose a resolution at a general meeting of the Company must, in order for the resolution to be properly moved at a meeting of the Company (i) comply with the requirements of the Act and the requirements of Article 60 and (ii) contain:

(A)
to the extent that the request relates to the nomination of a Director, as to each person whom the shareholder(s) propose(s) to nominate for election or re-election as a Director:

(1)
all information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and the regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected;

(2)
a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder(s) and any Shareholder Associated Person (as defined below), on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K of the Exchange Act if the shareholder(s) making the nomination and any Shareholder Associated Person were the “registrant” for purposes of such rule and the nominee were a Director or executive officer of such registrant;

(B)
to the extent that that request relates to any business other than the nomination of a Director that the shareholder(s) propose(s) to bring before the meeting, a comprehensive description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text of the proposal (including the complete text of any resolution(s) proposed for consideration) and any material interest in such business of such shareholder(s) and any Shareholder Associated Person, individually or in the aggregate, including any anticipated benefit to the shareholder(s) or any Shareholder Associated Person therefrom;

(C)
as to the shareholder(s) giving the notice and the Shareholder Associated Person, if any, on whose behalf the nomination or proposal is made:

(1)
the name and address of such shareholder(s), as they appear on the Company’s books, and of such Shareholder Associated Persons, if any;

(2)
the class and number of shares of the Company which are, directly or indirectly, owned beneficially and of record by such shareholder(s) and such Shareholder Associated Persons, if any;

(3)
any “Derivative Instrument” owned beneficially, directly or indirectly, by such shareholder or Shareholder Associated Person(s), being any option, warrant, convertible security, share appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Company, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Company, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Company, whether

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or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Company, through the delivery of cash or other property, or otherwise, and without regard to whether the shareholder(s) and such Shareholder Associated Persons, if any, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company;
(4)
any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder(s) and such Shareholder Associated Persons, if any, have the right to vote any class or series of shares of the Company;

(5)
any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such shareholder(s) and such Shareholder Associated Persons, if any, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such shareholder(s), and such Shareholder Associated Persons, if any, with respect to any class or series of the shares of the Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Company (any of the foregoing, a “Short Interest”);

(6)
any rights to dividends on the shares of the Company owned beneficially by such shareholder(s) and such Shareholder Associated Persons, if any, that are separated or separable from the underlying shares of the Company;

(7)
any significant equity interests or any Derivative Instruments or Short Interests in any competitor of the Company held by such shareholder(s), and such Shareholder Associated Persons, if any;

(8)
any other information relating to such shareholder(s) or such other beneficial owner or Shareholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

(9)
to the extent known by the shareholder(s) giving the notice, and such Shareholder Associated Persons, if any, the name and address of any other shareholder or, as the case may be, the Shareholder Associated Person of such other shareholder, supporting the nominee for election or re-election as a Director or the proposal of other business on the date of such request, and

(D)
the information required in Article 59.1(C) above shall be updated by such shareholder(s) as of the record date for the meeting not later than three days after the record date for the meeting.

59.2
To be eligible to be a nominee of any shareholder(s) for election or re-election as a Director of the Company, save where such election or re-election is at the recommendation of the Board, a person must deliver (in accordance, in the case of a resolution proposed to be moved at an annual general meeting of the Company, with the time periods prescribed in Article 59.1 for delivery of a request pursuant to Article 58.1) to the Secretary at the Registered Office a written questionnaire with respect to the background and qualifications of such individual and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), and a written representation and agreement (in the form provided by the Secretary upon written request) that such individual (a) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director

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of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed therein, including without limitation any Voting Commitment that could limit or interfere with such individual’s ability to comply, if elected as a Director of the Company, with such individual’s fiduciary and other Director’s duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein, (c) in such individual’s personal capacity and on behalf of any person or entity on whose behalf, directly or indirectly, the nomination is being made, would be in compliance, if elected as a Director of the Company, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company publicly disclosed from time to time and (d) irrevocably submits his or her resignation as a Director effective upon a finding by a court of competent jurisdiction that such person has breached such written representation and agreement.
59.3
Except as otherwise provided by law or the Articles, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was proposed in accordance with the procedures set out in this Article 58 and, in the case of an annual general meeting, in Article 59 and, if any proposed nomination or other business is not in compliance with this Article 58 and, in the case of an annual general meeting, Article 59, to declare that such defective proposal or nomination shall be disregarded.

59.4
For the purposes of this Article 59, where nominations of persons for appointment to the Board and/or proposals of other business to be considered by the shareholders (as the case may be) are made by or on behalf of more than one shareholder or Shareholder Associated Person, references to a shareholder or Shareholder Associated Person in relation to notice and other information requirements shall apply to each shareholder or Shareholder Associated Person, respectively, as the context requires.

59.5
If the shareholder or Shareholder Associated Person does not appear, at the meeting to present the nominations of persons for appointment to the Board and/or proposals of other business to be considered by the shareholders (as the case may be) such business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company.

59.6
For the purpose of this Article 59, a “Shareholder Associated Person” of any shareholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such shareholder, (ii) any beneficial owner of shares of the Company owned of record or beneficially by such shareholder or in which such shareholder is interested or in respect of which such shareholder has the ability to direct votes, and (iii) any person controlling, controlled by or under common control with a person of the kind referred to in sub-paragraphs (i) or (ii), and for these purposes “control”, when used with respect to any person, means the possession, directly or indirectly, of the power to manage or direct the management, policies or activities of such person, whether through the ownership of voting securities, by contract, or otherwise and “controlling”, “controlled by” and “under common control with” shall be construed accordingly.

60
TIME FOR RECEIVING REQUESTS

60.1
In the case of a resolution proposed to be moved at an annual general meeting of the Company, a shareholder or Shareholder Associated Person who makes a request to which Article 59.1 relates, must deliver any such request in writing to the Secretary at the Registered Office not earlier than the close of business on the one hundred and twentieth (120th) calendar day nor later than the close of business on the ninetieth (90th) calendar day prior to the first anniversary of the preceding year’s annual general meeting, provided, however, that if the date of an annual meeting is more than thirty (30) calendar days before or more than sixty (60) calendar days after the first anniversary of the preceding year’s annual general meeting, notice by the shareholder must be so delivered in writing not earlier than the close of business on the one hundred and twentieth (120th) calendar day prior to such annual general meeting and not later than the close of business on the later of (i) the ninetieth (90th) calendar day prior to such annual general meeting and (ii) the fifth (5th) calendar day after

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the day on which public announcement of the date of such annual general meeting is first made by the Company provided that in no event shall any adjournment or postponement of an annual general meeting or the public announcement thereof commence a new time period for the giving of a shareholder’s notice as described in this Article.
60.2
For the purposes of the annual general meeting of the Company to be held in 2022, references in this Article to the Company’s “preceding year’s annual general meeting” shall be construed as references to the 2021 annual general meeting of Circle.

60.3
Notwithstanding anything in the foregoing provisions of this Article to the contrary, if the number of Directors to be elected to the Board is increased and there is no public announcement by the Company naming all of the nominees for Director or specifying the size of the increased board of Directors made by the Company at least one hundred (100) calendar days prior to the date of the first anniversary of the preceding year’s annual general meeting, a shareholder’s notice required by this Article shall also be considered as validly delivered in accordance with Article 60, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the Company’s registered not later than 5.00 p.m., Irish time, on the tenth (10th) calendar day after the day on which such public announcement is first made by the Company.

60.4
For purposes of this Article, “public announcement” shall mean disclosure in a press release reported by Reuters, the Dow Jones News Service, Associated Press or a comparable news service or in a document publicly filed by the Company with the US Securities and Exchange Commission pursuant to section 13, 14 or 15(d) of the Exchange Act.

60.5
Notwithstanding the provisions of Article 59 or the foregoing provisions of this Article 60, a shareholder shall also comply with all applicable requirements of the Act and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in Article 59 and this Article 60. Nothing in Article 59 or this Article 60 shall be deemed to affect any rights of shareholders to request inclusion of proposals in, nor the right of the Company to omit proposals from, the Company’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act or the Act.

VOTING
61
VOTING AT A GENERAL MEETING

A resolution put to the vote of a general meeting shall be decided on a poll. This requirement for poll voting on resolutions at a general meeting of the Company may only be removed, amended or varied by Ordinary Resolution of the shareholders passed unanimously by those present at a general meeting of the Company.
62
POLL PROCEDURE

62.1
Each poll shall be conducted in such a manner as the chairperson directs, and the result of the poll shall be deemed to be the resolution in relation to the matter concerned, of the meeting at which the poll was taken.

62.2
In advance of any meeting, the chairperson shall appoint scrutineers or inspectors who need not be shareholders, to act at the meeting. The chairperson may appoint one or more persons as alternate scrutineers or inspectors to replace any scrutineer or inspector who fails to act. If no scrutineer or inspector or alternate scrutineer is willing or able to act at a meeting, the chairperson shall appoint one or more other persons to act as scrutineers or inspectors at the meeting. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was conducted.

62.3
Each scrutineer or inspector appointed in accordance with this Article 62 shall, prior to acting, be required to provide an undertaking to the Company, in a form determined by the Board, that he or she will execute the duties of a scrutineer or inspector with strict impartiality and according to the best of his or her ability.

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62.4
Any poll conducted on the election of the chairperson or on any question of adjournment shall be taken at the meeting and without adjournment. A poll conducted on another question shall be taken at such time and place at the chairperson decides, either at once or after an interval or adjournment.

62.5
The date and time of the opening and the closing of a poll for each matter upon which the shareholders will vote at a meeting shall be announced at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the scrutineers or inspectors after the closing of the poll unless a court with relevant jurisdiction upon application by a shareholder shall determine otherwise.

62.6
A shareholder entitled to more than one vote need not, if he or she votes, use all his or her votes or cast all the votes he or she uses in the same way.

63
VOTES OF MEMBERS

63.1
Every shareholder (other than a shareholder who, under these Articles or any restrictions imposed on any shares, is not entitled to vote, whether in person or by proxy, at any general meeting of the Company or any meeting of a class of shareholders of the Company) who (being an individual) is present in person or by duly appointed proxy or (being a corporation) is present by duly authorised representative or by duly appointed proxy shall have one vote for every share of which he or she is the holder.

63.2
In the case of joint holders, the vote of the senior who tenders a vote shall be accepted to the exclusion of the votes of the other joint holders. Seniority shall be determined by the order in which the names of the holders stand in the Share Register in respect of the joint holding.

63.3
A shareholder in respect of whom an order has been made by any court or official having jurisdiction (whether in Ireland, the United States or elsewhere) in matters concerning mental disorder or incapacity may vote by his or her guardian or other person duly authorised to act on his or her behalf, who may vote by proxy. Evidence to the satisfaction of the Board of the authority of the person claiming the right to vote shall be deposited at the Registered Office, or at such other place as is specified in accordance with these Articles for the deposit of instruments of proxy, not less than forty eight (48) hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised, and in default the right to vote shall not be exercisable.

63.4
No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairperson of the meeting, whose decision shall be final and conclusive.

64
CHAIRPERSON’S CASTING VOTE

In the case of an equality of votes, the chairperson of the meeting shall be entitled to a further or casting vote in addition to any other vote he or she may have or be entitled to exercise.
65
VOTING RESTRICTIONS ON AN OUTSTANDING CALL

Unless the Board decides otherwise, no shareholder shall be entitled to be present or vote at any meeting either personally or by proxy until he or she has paid all calls due and payable on every share held by him or her whether alone or jointly with any other person together with interest and expenses (if any) to the Company.
66
PROXY INSTRUMENT

66.1
Every shareholder entitled to attend and vote at a general meeting may appoint a proxy to attend, speak and vote on his or her behalf and may appoint more than one proxy to attend, speak and vote at the same meeting. The appointment of a proxy shall be in any usual form or in any other form or manner of communication (including communication by electronic means) which the Board may approve, subject to compliance with any requirements as to form under the Act, and in the case of an instrument in writing, shall be executed by or on behalf of the appointor but need not be witnessed.

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Subject to the Act, the appointment of a proxy relating to shares in the capital of the Company held in the name of a Depositary shall be in any form or manner of communication (including communication by electronic means) which the Board may approve, including without limitation, a voter instruction form to be provided to the Company by certain third parties on behalf of the Depositary. In the case of an instrument in writing, a corporation may execute a form of proxy either under its common seal (or in any other manner permitted by law and having the same effect as if executed under seal) or under the hand of a duly authorised officer, attorney or other person. A shareholder may appoint more than one proxy to attend on the same occasion, but only one proxy may be appointed in respect of any one share. A proxy need not be a shareholder. The appointment of a proxy shall not preclude a shareholder from attending and voting at the meeting or at any adjournment of it. A form of proxy shall, unless it provides to the contrary, be valid for any adjournment of the meeting to which it relates.
66.2
The appointment of a proxy and any authority under which it is executed or a copy of the authority certified notarially or in some other way approved by the Board shall:

(A)
in the case of an instrument in writing be deposited at the Registered Office or at such other place as is specified in the notice convening the meeting, or in any instrument of proxy sent out by the Company in relation to the meeting, not less than forty eight (48) hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote;

(B)
in the case of an appointment contained in a communication by electronic means, where an address has been specified for the purpose of receiving communications by electronic means:

(1)
in the notice convening the meeting; or

(2)
in any instrument of proxy sent out by the Company in relation to the meeting; or

(3)
in any invitation contained in an communication by electronic means to appoint a proxy issued by the Company in relation to the meeting, be received at such address not less than forty eight (48) hours before the time for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote;

(C)
be deemed to include the right to speak at the meeting and to vote on any amendment of a resolution put to the meeting for which it is given as the proxy thinks fit; and

(D)
unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates,

and an appointment of proxy which is not deposited, delivered or received in a manner so permitted shall be invalid (unless, subject to the requirements of the Act, the Board, in its absolute discretion in relation to any such appointment, waives any such requirement and decides to treat such appointment as valid).
66.3
When two or more valid but differing appointments of proxy are delivered or received in respect of the same share for use at the same meeting and in respect of the same matter, the one which is last validly delivered or received (regardless of its date or of the date of its execution) shall be treated as replacing and revoking the other or others as regards that share. If the Company is unable to determine which appointment was last validly delivered or received, none of them shall be treated as valid in respect of that share.

66.4
The Board may at the expense of the Company send forms of appointment of proxy to the shareholders by post, by communication by electronic means or otherwise (with or without provision for their return by pre-paid post) for use at any general meeting or at any separate meeting of the holders of any class of shares, either blank or nominating as proxy in the alternative any one or more of the Directors or any other person and worded so as to enable the proxy to vote either for or against or to withhold their vote in respect of the resolutions to be proposed at the meeting at which the proxy is to be used. If for the purpose of any meeting invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the Company’s expense, they

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shall be issued to all (and not to some only) of the shareholders entitled to be sent notice of the meeting and to vote at it. The accidental omission to send such a form of appointment or to give such an invitation to, or the non-receipt of such form of appointment by, any shareholder entitled to attend and vote at a meeting shall not invalidate the proceedings at that meeting.
66.5
A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the death or mental disorder of the principal or the revocation of the instrument of proxy, or of the authority under which the instrument of proxy was executed, or the transfer of the share in respect of which the instrument of proxy is given, provided that no intimation in writing of such death, mental disorder, revocation or transfer shall have been received by the Company at the Registered Office, or at such other place as is referred to in Article 66.2, not less than forty eight (48) hours (excluding days which are not working days) before the commencement of the meeting or adjourned meeting at which the instrument of proxy is used.

67
CORPORATE REPRESENTATIVES

In accordance with the Act, any corporation which is a shareholder entitled to attend a meeting of the Company or a meeting of the holders of any class of its shares may, by resolution of its Directors or other governing body, authorise such person or persons as it thinks fit to act as its representative or representatives at any such meeting of the Company or at any such meeting of the holders of any class of its shares. Any person so authorised shall be entitled to exercise the same powers on behalf of the corporation (in respect of that part of the corporation’s holdings to which the authority relates) as the corporation could exercise if it were an individual shareholder. The corporation shall for the purposes of these Articles be deemed to be present in person at any such meeting if a person so authorised is present at it. All references in these Articles to attendance and voting in person shall be construed accordingly. A Director, the Secretary or some other person authorised for the purpose by the Secretary may (but is not bound to) require the representative to produce a certified copy of the resolution so authorising him or her or such other evidence of his or her authority reasonably satisfactory to such person before permitting him or her to exercise his or her powers.
68
AMENDMENT TO RESOLUTIONS

68.1
If an amendment shall be proposed to any resolution but shall in good faith be ruled out of order by the chairperson of the meeting, any error in such ruling shall not invalidate the proceedings on the substantive resolution.

68.2
In the case of a resolution duly proposed as a Special Resolution, no amendment to it (other than an amendment to correct a patent error) may be considered or voted on and in the case of a resolution duly proposed as an Ordinary Resolution no amendment to it (other than an amendment to correct a patent error) may be considered or voted on unless either at least forty eight (48) hours prior to the time appointed for holding the meeting or adjourned meeting at which such Ordinary Resolution is to be proposed notice in writing of the terms of the amendment and intention to move it has been lodged at the Registered Office or the chairperson of the meeting in his or her absolute discretion decides that it may be considered or voted on.

69
OBJECTION TO ERROR IN VOTING

No objection shall be raised to the qualification of any voter or to the counting of, or failure to count, any vote, except at the meeting or adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any such objection or error shall be referred to the chairperson of the meeting, who shall not be obliged to take it into account unless he or she considers it to be of sufficient magnitude to affect the decision of the meeting. The chairperson’s decision on such matters shall be final and binding on all concerned.

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FAILURE TO DISCLOSE INTERESTS IN SHARES
70
FAILURE TO DISCLOSE INTERESTS IN SHARES

70.1
For the purpose of this Article:

(A)
“Exempt Transfer” means, in relation to shares held by a shareholder:

(1)
a transfer pursuant to acceptance of a takeover (as defined in the Irish Takeover Panel Act, 1997) for the Company or in relation to any of its shares;

(2)
a transfer in consequence of a sale made through a market recognised for the purpose of section 1072 of the Act or any stock exchange selected by the Company outside Ireland on which the Company’s shares (or rights in respect of those shares) are normally traded; or

(3)
a transfer made in consequence of a sale in good faith of the whole of the beneficial interest in the shares to a bona fide unconnected third party, that is to say one who, in the reasonable opinion of the Board, is unconnected with the shareholder or with any other person appearing to be interested in such shares prior to such transfer (being a party which itself is not the holder of any shares in the Company in respect of which a Direction Notice is then in force or a person appearing to be interested in any such shares) and/or the Board does not have reasonable grounds to believe that the transferor or any other person appearing to be interested in such first mentioned shares will following such transfer have any interest in such shares;

(B)
a person shall be treated as appearing to be “interested” in any shares if the shareholder holding such shares has given to the Company information in response to a notice from the Company pursuant to section 1062 of the Act (a “Section 1062 Notice”) which names such person as being so interested or if the Company (after taking into account information provided in response to the relevant Section 1062 Notice and any other notification under the Act or any relevant information otherwise available to the Company) knows or has reasonable cause to believe that the person in question is, or may be, interested in the shares, and references in this Article to persons interested in shares and to “interests in shares” shall be construed in accordance with section 1059 of the Act;

(C)
a person, other than the shareholder holding a share, shall be treated as appearing to be interested in such share if the shareholder has informed the Company that the person is or may be so interested, or if the Company (after taking account of information obtained from the shareholder or, pursuant to a duly served Section 1062 Notice from anyone else) knows or has reasonable cause to believe that the person is or may be so interested;

(D)
reference to a person having failed to give to the Company information required by a Section 1062 Notice, or being in default of supplying such information, includes references to his or her having:

(1)
failed or refused to give all or any part of such information; and

(2)
given information which he or she knows to be false in a material particular or recklessly given information which is false in a material particular; and

(E)
“transfer” means a transfer of a share or (where applicable) a renunciation of a renounceable letter of allotment or other renounceable document of title relating to a share.

70.2
Where a Section 1062 Notice is given by the Company to a shareholder, or another person appearing to be interested in shares held by such shareholder, and the shareholder or other person has failed in relation to any shares (“Default Shares”) (which expression applies also to any shares issued after the date of the Section 1062 Notice in respect of those shares and to any other shares registered in the name of such shareholder at any time whilst the default subsists) to give the Company the information required within the time period specified in such notice, then provided that ten (10)

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clear days have elapsed since service of the Section 1062 Notice, the Board may at any time thereafter at its absolute discretion by notice to such shareholder (a “Direction Notice”) direct that:
(A)
the shareholder which is the subject of a Direction Notice is not, in respect of the Default Shares entitled to be present or to vote (either in person or by proxy) at a general meeting or at a separate meeting of the holders of a class of shares or on a poll, or to exercise other rights conferred by membership in relation to the meeting or poll.

(B)
in respect of the Default Shares that represent, at the date of the Direction Notice, 0.25% or more in nominal value of the issued shares of their class:

(1)
any dividend (or any part of a dividend) or any monies which would otherwise be payable in respect of the Default Shares (except on a winding up of the Company) may be withheld by the Company, which shall have no obligation to pay interest on such dividend;

(2)
the shareholder shall not be entitled to elect, pursuant to Article 130 (scrip dividends) or otherwise, to receive shares instead of a dividend; and

(3)
the Board may, in its absolute discretion, refuse to register the transfer of any Default Shares (subject, in the case of any uncertificated shares, to the Uncertificated Securities Regulations) unless:

(a)
the transfer is an Exempt Transfer; or

(b)
the shareholder is not himself or herself in default in supplying the information required and proves to the satisfaction of the Board that no person in default of supplying the information required is interested in any of the shares which are the subject of the transfer, and

(c)
the shareholder which is the subject of a Direction Notice is in breach of these Articles.

70.3
The Company shall send a copy of the Direction Notice to each other person appearing to be interested in the relevant Default Shares the address of whom has been notified to the Company, but failure or omission by the Company to do so shall not invalidate such notice.

70.4
Where any person appearing to be interested in any shares has been served with a Section 1062 Notice and such shares are held by a Depositary, the provisions of this Article shall be deemed to apply only to those shares held by the Depositary in which such person appears to be interested and not (so far as that person’s apparent interest is concerned) to any other shares held by the Depositary and references to Default Shares shall be construed accordingly.

70.5
Where a person who has an interest in Depositary Interests receives a Section 1062 Notice, that person is considered for the purposes of this Article to have an interest in the number of shares represented by those Depositary Interests which is specified in the Section 1062 Notice and not in the remainder of the shares held by the Depositary or in which the Depositary is otherwise interested.

70.6
Where the shareholder on whom a Section 1062 Notice has been served is a Depositary, the obligations of the Depositary acting in its capacity as such shall be limited to disclosing to the Company such information relating to any person appearing to be interested in the shares held by it as has been recorded by the Depositary in accordance with the arrangements entered into by the Company or approved by the Board pursuant to which it was appointed as a Depositary.

70.7
The sanctions under Article 70.2 shall cease to apply seven days after the earlier of:

(A)
receipt by the Company of notice of an Exempt Transfer, but only in relation to the shares transferred; and

(B)
receipt by the Company, in a form satisfactory to the Board, of all the information required by the Section 1062 Notice.

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70.8
The Board may, to enable the Company to deal with Default Shares in accordance with the provisions of this Article:

(A)
give notice in writing to any shareholder holding Default Shares in uncertificated form or to any other person who is interested in Default Shares which are represented by Depositary Interests, requiring the shareholder who holds such Default Shares and/or the person holding Depositary Interests;

(B)
to change his or her holding of such shares from uncertificated form into certificated form in the name of the shareholder or his or her holding of such shares represented by Depositary Interests into certificated shares only in the name of the person who is interested in the Depositary Interests, as applicable, within a specified period; and

(C)
then to hold such Default Shares in certificated form for so long as the default subsists; and

(D)
appoint any person to take any steps, by instruction by means of the Uncertificated System or otherwise, in the name of any holder of Default Shares as may be required to change such Default Shares from uncertificated form into certificated form or where a person has an interest in Default Shares which are represented by Depositary Interests to change such Default Shares represented by Depositary Interests into certificated form only in the name of the interested person (and such steps shall be effective as if they had been taken by such holder).

70.9
None of the provisions contained in this Article shall in any way limit or restrict the rights of the Company under sections 1062 and 1066 of the Act or any order made by the court under section 1066 or elsewhere under Part 17 Chapter 4 of the Act nor shall any sanction imposed by the Board pursuant to this Article cease to have effect, otherwise than as provided in this Article, unless it is so ordered by the court.

APPOINTMENT, RETIREMENT AND REMOVAL OF DIRECTORS
71
NUMBER OF DIRECTORS

The number of Directors shall be not more than fifteen (15) and not less than two (2), with the exact number of directors, from time, to time, determined solely by resolution of the Board.
72
STRUCTURE OF THE BOARD

72.1
The Directors shall be divided into three classes, designated Class I, Class II and Class III.

(A)
The term of the initial Class I directors shall terminate at the conclusion of the Company’s 2022 annual general meeting; the term of the initial Class II directors shall terminate on the conclusion of the Company’s 2023 annual general meeting; and the term of the initial Class III directors shall terminate on the conclusion of the Company’s 2024 annual general meeting.

(B)
At each annual general meeting of the Company beginning with the Company’s 2022 annual general meeting, all of the Directors of the class of directors whose term expires on the conclusion of that annual general meeting shall retire from office, unless reelected, and successors to that class of directors shall be elected for a three-year term.

(C)
The resolution appointing any Director must designate the Director as a Class I, Class II or Class III Director.

(D)
Every Director of the class retiring shall be eligible to stand for re-election at an annual general meeting.

(E)
If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible or as the Chairman may otherwise direct. In no case will a decrease in the number of Directors shorten the term of any incumbent Director.

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(F)
A Director shall hold office until the conclusion of the annual general meeting for the year in which his term expires and until his successor is elected or appointed by the Board pursuant to Article 74, or until his, or her, earlier death, resignation, retirement, disqualification or removal from office in accordance with these Articles and the Act.

(G)
Any vacancy on the Board, including a vacancy that results from an increase in the number of Directors or from the death, resignation, retirement, disqualification or removal of a Director, shall be deemed a casual vacancy. Subject to the terms of any one or more classes or series of preferred shares, any casual vacancy shall only be filled by the decision of a majority of the Board then in office, provided that a quorum is present and provided that the appointment does not cause the number of Directors to exceed any number fixed by, or in accordance with, these Articles as the maximum number of Directors.

72.2
Any Director of such class elected to fill a vacancy resulting from an increase in the number of Directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of his predecessor. A Director retiring at a meeting shall retain office until the close or adjournment of the meeting.

73
ANNUAL RE-ELECTION OF DIRECTORS

73.1
The Board, upon recommendations of the nomination and governance committee (or equivalent committee established by the Board) shall propose nominees for election to the office of Director at each annual general meeting, commencing with the annual general meeting of the Company in 2022.

73.2
The Directors may be appointed by the members in general meeting, provided that no person other than a Director retiring at the meeting shall, save where recommended by the Board, be eligible for election to the office of Director at any general meeting unless the requirements of Article 59 and 60 as to his or her eligibility for that purpose have been complied with.

73.3
Each Director shall be elected by an Ordinary Resolution at such meeting, provided that if, as of, or at any time prior to, fourteen days before the filing of the Company’s definitive proxy statement with the SEC relating to such general meeting, the number of Director nominees exceeds the number of Directors to be elected (a “contested election”), each of those nominees shall be voted upon as a separate resolution and the Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at any such meeting and entitled to vote on the election of Directors.

For the purposes of this Article, “elected by a plurality” means the election of those Director nominees, equalling in number to the number of positions to be filled at the relevant general meeting, that received the highest number of votes.
73.4
A resolution for the appointment of two or more persons as Directors by a single resolution at a general meeting shall be void unless an Ordinary Resolution that the resolution for appointment be proposed in such way has first been agreed to by the meeting without any vote being given against it.

73.5
Notwithstanding that a Director might not be re-elected at an annual general meeting, such Director shall nevertheless hold office until his or her successor is elected or is appointed by the Board pursuant to Article 74, or until his, or her, earlier death, resignation, retirement, disqualification or removal from office in accordance with these Articles or the Act.

73.6
A Director whose term expires at an annual general meeting may, if willing to act, be re-appointed.

74
BOARD’S POWER TO APPOINT DIRECTORS

Without prejudice to the Company’s power to appoint a person to be a Director pursuant to these Articles, the Board shall have power at any time to appoint any person who is willing to act as a Director, either to fill a vacancy or as an addition to the existing Board or as a successor to a Director who is not re-elected at an annual general meeting and whose successor is not elected at such

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annual general meeting, subject to the total number of Directors not exceeding any maximum number fixed by or in accordance with these Articles.
75
APPOINTMENT OF EXECUTIVE DIRECTORS

Subject to the Act, the Board may appoint one or more of its members to an executive office or other position of employment with the Company for such term (subject to the Act) and on any other conditions the Board thinks fit. The Board may revoke, terminate or vary the terms of any such appointment, without prejudice to a claim for damages for breach of contract between the Director and the Company.
76
APPOINTMENT OF OTHER OFFICERS

The Board may appoint such other officers as the Directors may, from time to time, determine, including but not limited to, chief executive officer, chief financial officer, president, vice president, vice chairperson, Secretary, assistant secretary, treasurer, controller and assistant treasurer. The powers and duties of all other officers are at all times subject to the control of the Directors, and any other officer may be removed from that office at any time at the pleasure of the Board.
77
ELIGIBILITY OF NEW DIRECTORS

No person shall be eligible for nomination for election or re-election as Director at any general meeting unless:
(A)
he or she is recommended by the Board for appointment or, in the case of a Director retiring, re-appointment; or

(B)
in any other case, the requirements of Article 59 and 60 in respect of nominations of Directors are satisfied.

78
VACATION OF DIRECTOR’S OFFICE

78.1
Without prejudice to the provisions in these Articles for retirement, the office of a Director shall be vacated if:

(A)
he or she resigns by notice in writing delivered to the Secretary at the Registered Office or tendered at a Board meeting;

(B)
he or she only held office as a Director for a fixed term and such term expires;

(C)
he or she ceases to be a Director by virtue of any provision of the Statutes, is removed from office pursuant to these Articles or the Statutes or becomes prohibited by law from being a Director;

(D)
he or she becomes bankrupt, has an interim receiving order made against him or her, makes any arrangement or compounds with his or her creditors generally or applies to the court for an interim order in connection with a voluntary arrangement under any legislation relating to insolvency;

(E)
an order is made by any court of competent jurisdiction on the ground (however formulated) of mental disorder for his or her detention or for the appointment of a guardian or receiver or other person to exercise powers with respect to his or her property or affairs or he or she is admitted to hospital in pursuance of an application for admission for treatment under any legislation relating to mental health and the Board resolves that his or her office be vacated;

(F)
he or she is absent, without permission of the Board, from Board meetings for six consecutive months and the Board resolves that his or her office be vacated;

(G)
he or she, being a Class I or a Class II Director, is removed from office by notice in writing addressed to him or her at his or her address as shown in the Company’s register of directors and signed by not less than three-quarters of all the Directors in number (rounded down to

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the nearest whole number and excluding the Director in question) (without prejudice to any claim for damages which he or she may have for breach of contract against the Company); or
(H)
in the case of a Director who holds executive office, his or her appointment to such office is terminated or expires and the Board resolves that his or her office be vacated.

78.2
A resolution of the Board declaring a Director to have vacated office pursuant to this Article shall be conclusive as to the fact and grounds of vacation stated in the resolution.

BOARD POWERS
79
BOARD POWERS

79.1
Subject to the Statutes, the Company’s memorandum of association and these Articles and to any directions given by Special Resolution of the Company, the business of the Company shall be managed by the Board, which may exercise all the powers of the Company whether relating to the management of the business or not. No alteration of the memorandum of association or of these Articles nor any such direction shall invalidate any prior act of the Board which would have been valid if such alteration had not been made or such direction had not been given. The provisions in these Articles giving specific powers to the Board shall not limit the general powers given by this Article.

79.2
The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him or her.

80
DIRECTORS BELOW THE MINIMUM NUMBER

If the number of Directors is less than the minimum prescribed in accordance with these Articles, the remaining Director or Directors shall act only for the purposes of appointing an additional Director or Directors to make up such minimum or of convening a general meeting of the Company for the purpose of making such appointment. If there are no Director or Directors able or willing to act, any two shareholders may summon a general meeting for the purpose of appointing Directors. Any additional Director so appointed shall hold office (subject to these Articles) only until the dissolution of the annual general meeting next following such appointment unless he or she is re-elected during such meeting.
81
DELEGATION TO EXECUTIVE DIRECTORS

The Board may delegate to a Director holding executive office any of its powers, authorities and discretions for such time and on such terms and conditions as it shall think fit. The Board may grant to a Director the power to sub-delegate, and may retain or exclude the right of the Board to exercise the delegated powers, authorities or discretions collaterally with the Director. The Board may at any time revoke the delegation or alter its terms and conditions.
82
DELEGATION TO COMMITTEES

82.1
The Board may delegate any of its powers, authorities and discretions (including, without limitation, those relating to the payment of monies or other remuneration to, and the conferring of benefits on, a Director) for such time and on such terms and conditions as it shall think fit to a committee consisting of one or more Directors and (if thought fit) one or more other persons. The Board may grant to the committee the power to sub-delegate, and may retain or exclude the right of the Board to exercise the delegated powers, authorities or discretions collaterally with the committee. The Board may at any time revoke the delegation or alter its terms and conditions or discharge the committee in whole or in part. Where a provision of the Articles refers to the exercise of a power, authority or

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discretion by the Board and that power, authority or discretion has been delegated by the Board to a committee, the provision shall be construed as permitting the exercise of the power, authority or discretion by the committee.
82.2
The Board’s power under these Articles to delegate to a committee:

(A)
includes (without limitation) the power to delegate the determination of any fee, remuneration or other benefit to be paid or provided to any Director; and

(B)
is not limited by the fact that in some Articles but not others express reference is made to particular powers being exercised by the Board or by a committee.

82.3
In addition to the Board’s power to delegate to committees pursuant to this Article 82, the Board may delegate any of its powers to any individual Director or member of the management of the Company or any of associated companies as it sees fit; any such individual shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on them by the Board.

83
LOCAL MANAGEMENT

The Board may establish local or divisional boards, agencies or branch offices for managing the affairs of the Company in a specified locality, either in the United States or elsewhere, and may appoint persons to be members of a local or divisional board, agency or branch office and may fix their remuneration. The Board may delegate to a local or divisional board, agency or branch office any of its powers, authorities and discretions for such time and on such terms and conditions as it thinks fit. The Board may grant to such local or divisional board, agency or branch office the power to sub-delegate, may retain or exclude the right of the Board to exercise the delegated powers, authorities or discretions collaterally with the local or divisional board, agency or branch office and may authorise the members of a local or divisional board, agency or branch (or any of them) to fill a vacancy or to act despite a vacancy. The Board may at any time revoke or alter the terms and conditions of the appointment or delegation. Subject to the terms and conditions imposed by the Board, the proceedings of a local or divisional board, agency or branch office with two or more members are governed by those Articles that regulate the proceedings of the Board, so far as applicable.
84
DELEGATION TO AGENTS

The Board may, by power of attorney or otherwise, appoint a person (including officers and employees) to be the agent of the Company and may delegate to such person any of its powers, authorities and discretions for such purposes, for such time and on such terms and conditions (including as to remuneration) as it thinks fit. The Board may grant the power to sub-delegate and may retain or exclude the right of the Board to exercise the delegated powers, authorities or discretions collaterally with the agent. The Board may at any time revoke or alter the terms and conditions of the appointment or delegation.
85
EXERCISE OF VOTING POWER

The Board may exercise or cause to be exercised the voting power conferred by shares in any other body corporate held or owned by the Company, or any power of appointment to be exercised by the Company, in any manner it thinks fit (including the exercise of the voting power or power of appointment in favour of the appointment of any Director as a director or other officer or employee of such company or in favour of the payment of remuneration to the directors, officers or employees of such company).
86
The PROVISION FOR EMPLOYEES

The Board may exercise any power conferred on the Company by the Statutes to make provision for the benefit of persons employed or formerly employed by any Group Member in connection with the cessation or the transfer to any person of the whole or part of the undertaking of such Group Member.

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87
OVERSEAS REGISTERS

Subject to the Statutes and the Uncertificated Securities Regulations, the Board may exercise the powers conferred on the Company with regard to the keeping of an overseas branch, local or other register in relation to shareholders and may make and vary such regulations as it thinks fit concerning the keeping of any such register.
88
ASSOCIATE DIRECTORS

The Board may appoint any person (not being a Director) to any office or employment having a designation or title including the word “director” or attach to any existing office or employment with the Company such designation or title and may terminate any such appointment or the use of such designation or title. The inclusion of the word “director” in the designation or title of any such office or employment shall not imply that such person is, or is deemed to be, or is empowered in any respect to act as, a Director for any of the purposes of the Statutes or these Articles.
89
BORROWING POWERS

Subject to the Statutes, the Board may exercise all the powers of the Company to borrow money and to mortgage or charge all or part of the undertaking, property and assets (present or future) and uncalled capital of the Company and, subject to section 1021 of the Act, to create and issue debentures and other securities, whether outright or as collateral security for a debt, liability or obligation of the Company or of any third party.
90
CHANGE OF COMPANY NAME

The name of the Company may be changed, subject to the approval of the Registrar of Companies, by a Special Resolution of the Company.
DIRECTORS’ REMUNERATION, EXPENSES AND BENEFITS
91
FEES

The Company shall pay to the Directors for their services as Directors such aggregate amount of fees, salary or remuneration as the Board decides. The aggregate fees shall be divided among the Directors in such proportions as the Board decides or, if no decision is made, equally. A fee payable to a Director pursuant to this Article shall be distinct from any salary or remuneration payable to him or her under a service agreement or other amount payable to him or her pursuant to other provisions of these Articles and accrues from day to day.
92
EXPENSES

A Director may also be paid all travelling, hotel and other expenses properly incurred by him or her in connection with his or her attendance at meetings of the Board or of committees of the Board or general meetings or separate meetings of the holders of any class of shares or otherwise in connection with the discharge of his or her duties as a Director, including (without limitation) any professional fees incurred by him or her (with the approval of the Board or in accordance with any procedures stipulated by the Board) in taking independent professional advice in connection with the discharge of such duties.
93
REMUNERATION OF EXECUTIVE DIRECTORS

The salary or remuneration of a Director appointed to hold employment or executive office in accordance with the Articles may be a fixed sum of money, or wholly or in part governed by business done or profits made, or as otherwise decided by the Board (including, for the avoidance of doubt, by the Board acting through a duly authorised Board committee), and may be in addition to or instead of a fee payable to him or her for his or her services as a Director pursuant to these Articles.

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94
SPECIAL REMUNERATION

A Director who, at the request of the Board, goes or resides abroad, makes a special journey or performs a special service on behalf of or for the Company (including, without limitation, services as a chairperson or vice-chairperson of the Board, services as a member of any Board committee and services which the Board considers to be outside the scope of the ordinary duties of a Director) may be paid such reasonable additional remuneration (whether by way of salary, bonus, commission, percentage of profits or otherwise) and expenses as the Board (including, for the avoidance of doubt, the Board acting through a duly authorised Board committee) may decide.
95
COMPANY PROPERTY

Each Director is expressly permitted (for the purposes of section 228(1)(d) of the Act) to use the property of the Company pursuant to or in connection with: the exercise or performance of his or her duties, functions and powers as Director or employee; the terms of any contract of service or employment or letter of appointment; and, or in the alternative, any other usage authorised by the Directors (or a person authorised by the Directors) from time to time; and including in each case for a Director’s own benefit or for the benefit of another person.
96
PENSIONS AND OTHER BENEFITS

The Board may exercise all the powers of the Company to provide pensions or other retirement or superannuation benefits and to provide death or disability benefits or other allowances or gratuities (by insurance or otherwise) for a person who is or has at any time been a Director, an officer or a director or an employee of a company which is or was a Group Member, a company which is or was allied to or associated with the Company or with a Group Member or a predecessor in business of the Company or of a Group Member (and for any member of his or her family, including a spouse or former spouse, or a person who is or was dependent on him or her). For this purpose the Board may establish, maintain, subscribe and contribute to any scheme, trust or fund and pay premiums. The Board may arrange for this to be done by the Company alone or in conjunction with another person. A Director or former Director is entitled to receive and retain for his or her own benefit any pension or other benefit provided in accordance with this Article and is not obliged to account for it to the Company.
DIRECTORS’ PROCEEDINGS
97
BOARD MEETINGS

Subject to these Articles, the Board may regulate its proceedings as it thinks fit. A Director may, and the Secretary at the request of a Director shall, call a meeting of the Board.
98
NOTICE OF BOARD MEETINGS

Notice of a Board meeting shall be deemed to be duly given to a Director if it is given to him or her personally or by word of mouth or sent in writing to his or her last known address or any other address given to the Company by him or her for such purpose or given by electronic communications to an address for the time being notified to the Company by the Director. It shall not be necessary to give notice of a Board meeting to a Director who is absent with leave unless the Director has notified the Company in writing of an address or an address for electronic communications at which notice of such meetings is to be given to him or her when he or she is absent with leave. A Director may be treated as having waived his or her entitlement to notice of a meeting of the Board if he or she has not supplied the Company with the information necessary to ensure that he or she receives notice of a meeting before it takes place. A Director may waive the requirement that notice of any Board meeting be given to him or her, either prospectively or retrospectively.
In this Article “address”, in relation to documents in electronic form, includes any number or address used for the supply of documents in electronic form.

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99
QUORUM

No business shall be transacted at any meeting of the Board unless a quorum is present. The quorum may be fixed by the Board and unless so fixed at any other number shall be a majority in number of the Directors in office at the time when the meeting is convened. A duly convened Board meeting at which a quorum is present shall be competent to exercise any and all of the authorities, discretions and powers vested in or exercisable by the Board.
100
BOARD CHAIRPERSON

The Board may appoint any Director to be, and may remove, a chairperson and a vice- or deputy chairperson of the Board, provided that the initial chairperson to be appointed with effect from the Scheme Effective Time shall be a Class II director, who shall be appointed for an initial term that shall expire at the annual general meeting of the Company to be held in 2023. The chairperson or, in his or her absence, the vice- or deputy chairperson, shall preside at all Board meetings. If there is no chairperson or vice- or deputy chairperson, or if at a Board meeting neither the chairperson nor the vice- or deputy chairperson is present within ten minutes after the time appointed for the meeting, or if neither of them is willing to act as chairperson, the Directors present may choose any Director present to be chairperson of the meeting.
101
VOTING

Questions arising at a meeting shall be decided by a simple majority of votes of the Directors present at the meeting. Each Director present and voting shall have one vote. For the avoidance of doubt, in the case of an equality of votes, the chairperson shall have a second or casting vote.
102
TELEPHONE PARTICIPATION

A Director may participate in a meeting of the Board or a committee of the Board through the medium of conference telephone, video conferencing or any other form of communication equipment if all persons participating in the meeting are able to hear and speak to each other throughout the meeting. A person participating in this way shall be deemed to be present in person at the meeting and shall be counted in a quorum and entitled to vote. Subject to the Statutes, all business transacted in this way by the Board or a committee of the Board shall be deemed for the purposes of the Articles to be validly and effectively transacted at a meeting of the Board or a committee of the Board even if one Director only is physically present at any one place. The meeting shall be deemed to take place where the largest group of those participating is assembled or, if there is no such group, where the chairperson of the meeting then is.
103
WRITTEN RESOLUTIONS

103.1
A resolution in writing executed by all the Directors for the time being entitled to receive notice of a Board meeting and unanimously in number, or by all the members of a committee of the Board for the time being entitled to receive notice of the meetings of such committee and unanimously in number, shall be as valid and effective for all purposes as a resolution duly passed at a meeting of the Board (or committee, as the case may be).

103.2
A resolution in writing shall be deemed to have been signed by a director where the Chairperson, Company Secretary, assistant secretary or other person designated by the Board or the Company Secretary has received an email from that Director’s Certified Email Address (as defined in Article 103.3) which identifies the resolution and states, unconditionally, “I consent”.

103.3
A Director’s Certified Email Address is such email address as the Director has, from time to time, notified to such person and in such manner as may from time to time be prescribed by the Board. The Company shall cause a copy of every email referred to in Article 103.2 to be entered in the book kept pursuant to section 166 of the Act.

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103.4
A resolution:

(A)
may consist of several documents in the same form each executed, or consented to in accordance with Article 103.2, by one or more of the Directors or members of the relevant committee, including executions or consents evidenced by electronic transmission (including but not limited to email); and

(B)
to be effective, need not be signed or consented to by a Director who is prohibited by these Articles from voting on it.

104
COMMITTEE PROCEEDINGS

Proceedings of committees of the Board shall be conducted in accordance with regulations prescribed by the Board (if any). Subject to those regulations, such proceedings shall be conducted in accordance with applicable provisions of these Articles regulating the proceedings of the Board. Where the Board resolves to delegate any of its powers, authorities and discretions to a committee and such resolution states that the committee shall consist of any one or more unnamed Directors, it shall not be necessary to give notice of a meeting of such committee to any Directors other than the Director or Directors who form the committee.
105
MINUTES

105.1
The Board shall cause minutes to be made of:

(A)
all appointments of officers and committees made by the Board and of any such officer’s remuneration; and

(B)
the names of Directors present at every meeting of the Board, a committee of the Board, the Company or the holders of any class of shares or debentures, and all orders, resolutions and proceedings of such meetings.

105.2
Any such minutes, if purporting to be signed by the chairperson of the meeting at which the proceedings were held or by the chairperson of the next succeeding meeting or the Secretary, shall be prima facie evidence of the matters stated in them.

106
VALIDITY OF PROCEEDINGS

All acts done in good faith by a meeting of the Board, or of a committee of the Board, or by a person acting as a Director or a committee member shall, notwithstanding that it may be discovered afterwards that there was a defect in the appointment of any person so acting or that any of them were disqualified from holding office, or had vacated office, or were not entitled to vote, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director or committee member and entitled to vote.
INTERESTS OF DIRECTORS
107
CONTRACTING WITH THE COMPANY

Subject to the provisions of the Statutes, no Director or intending Director shall be disqualified by his or her office from contracting with the Company either as vendor, purchaser or otherwise, nor shall any such contract or any transaction or arrangement entered into on behalf of the Company in which any Director is in any way directly or indirectly interested be liable to be avoided, nor shall any Director so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office, or of the fiduciary relationship thereby established, provided that the nature of this interest has been declared by him or her in accordance with Article 108.
108
DECLARATION OF INTERESTS

108.1
A Director who is in any way (whether directly or indirectly) interested in a contract, transaction or arrangement or proposed contract, transaction or arrangement with the Company shall, in

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accordance with section 231 of the Act, declare the nature of his or her interest at the first opportunity either (a) at a meeting of the Board at which the question of entering into the contract, transaction or arrangement is first taken into consideration, if the Director or officer of the Company knows this interest then exists, or in any other case, at the first meeting of the Board after learning that he or she is or has become so interested or (b) by providing a general notice to the Directors declaring that he or she is a director or an officer of, or has an interest in, a person and is to be regarded as interested in any transaction or arrangement made with that person, and after giving such general notice it shall not be necessary to give special notice relating to any particular transaction. If a declaration of interest under this Article proves to be, or becomes, inaccurate or incomplete, a further declaration must be made.
Provided that a Director has declared the nature and extent of his or her interest to the other Directors, a Director notwithstanding his or her office:
(A)
may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested;

(B)
may be counted in determining the presence of a quorum at a meeting of the Board which authorises or approves the contract, transaction or arrangement in which he or she is interested and he or she shall be at liberty to vote in respect of any contract, transaction or arrangement in which he or she is interested, provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him or her in accordance with Article 108.1, at or prior to its consideration and any vote thereon; and

(C)
may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate in which the Company is interested,

and (i) he or she shall not, by reason of his or her office, be accountable to the Company for any benefit which he or she derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate; (ii) he or she shall not infringe his duty to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the Company as a result of any such office or employment or any such transaction or arrangement or any interest in such body corporate; (iii) he or she shall not be required to disclose to the Company, or use in performing his duties as a Director of the Company, any confidential information relating to such office or employment if to make such disclosure or use would result in a breach of a duty or obligation of confidence owed by the Director in relation to or in connection with such office or employment; (iv) he or she may absent himself or herself from discussions, whether in meetings of the Directors or otherwise, and exclude himself or herself from information which will or may relate to such office, employment, transaction, arrangement or interest; and (v) no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.
108.2
For the purposes of Article 108.1:

(A)
a general notice given to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any such transaction of the nature and extent so specified;

(B)
an interest of which a Director has no knowledge and of which it is unreasonable to expect him or her to have knowledge shall not be treated as an interest of him or her; and

(C)
a copy of every declaration made and notice given under Article 108.1 shall be entered within three days after the making or giving thereof in a book kept for this purpose. Such book shall be open for inspection without charge by any Director, Secretary, the Auditors or any shareholder at the Registered Office and shall be produced at every general meeting of the Company and at any meeting of the Directors if any Director so requests in sufficient time to enable the book to be available at the meeting.

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109
AUTHORISATION OF BOARD OF CONFLICTS OF INTERESTS

109.1
Nothing in section 228(1)(f) of the Act shall restrict a Director from entering into a commitment which has been authorised by the Board or has been authorised pursuant to such authority as may be delegated by the Board in accordance with these Articles which, if not so authorised, would infringe the duty to avoid conflicts of interest as set out in section 228(1)(f) of the Act. As recognised by section 228(1)(e) of the Act, the Directors may agree to restrict their power to exercise an independent judgement but only where this has been expressly authorised by a resolution of the Board. The Directors may give such authorisations upon such terms as they think fit in accordance with the Act. The Directors may vary or terminate any such authorisations at any time.

109.2
If a matter, or office, employment or position has been authorised by the Directors in accordance with this Article 109 then (subject to such terms and conditions, if any, as the Directors may think fit to impose from time to time, and always subject to their right to vary or terminate such authorisations or the permissions set out below):

(A)
the Director shall not be required to disclose any confidential information relating to such matter, or office, employment or position to the Company if to make such a disclosure would result in a breach of a duty or obligation of confidence owed by him or her in relation to or in connection with that matter, or that office, employment or position;

(B)
the Director may absent himself or herself from meetings of the Directors at which anything relating to that matter will or may be discussed; and

(C)
the Director may make such arrangements as such Director thinks fit for relevant papers to be received and read by a professional adviser on behalf of that Director.

109.3
A Director shall not, by reason of his or her office, be accountable to the Company for any benefit which he or she derives from any matter which has been approved by the Directors pursuant to this Article 109 (subject in any such case to any limits or conditions to which such approval was subject).

110
PROHIBITION ON VOTING BY INTERESTED DIRECTORS

Except as otherwise provided in these Articles, a Director shall not vote in respect of any contract or arrangement or any other proposal whatsoever in which he or she has any material interest otherwise than by virtue of his or her interests in shares or debentures or other securities of or otherwise in or through the Company or any resolution of the Directors granting him or her authorisation under Article 109. A Director shall not be counted in the quorum of a meeting in relation to any resolution on which he or she is debarred from voting.
111
ABILITY OF INTERESTED DIRECTORS TO VOTE

A Director shall (in the absence of a material interest other than those indicated below) be entitled to vote (and be counted in the quorum) in respect of any resolution concerning any of the following matters, namely:
(A)
the giving of any security or indemnity to him or her in respect of money lent or obligations incurred by him or her at the request of or for the benefit of the Company or any of its subsidiary undertakings;

(B)
the giving of any security or indemnity to a third party in respect of a debt or obligation of the Company or any of its subsidiaries for which he, himself or she, herself has assumed responsibility in whole or in part under a guarantee or indemnity or by the giving of security;

(C)
any proposal concerning an offer of shares or debentures or other securities of or by the Company or any of its subsidiary undertakings for subscription or purchase in which offer he or she is or is to be interested as a participant in the underwriting or sub underwriting thereof;

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(D)
any proposal concerning any other company in which he or she is interested, directly or indirectly and whether as an officer or shareholder or otherwise howsoever, provided that he or she is not interested (as that term is used in section 804 of the Act) in 1% or more of any class of the equity share capital of such company (or of any third company through which his or her interest is derived) or of the voting rights available to shareholders of the relevant company (any such interest being deemed for the purpose of this Article to be a material interest in all the circumstances);

(E)
any proposal concerning the adoption, modification or operation of a superannuation fund or retirement, death or disability benefits scheme under which he or she may benefit and which has been approved by or is subject to and conditional upon approval by the Board of the Revenue Commissioners for taxation purposes;

(F)
any proposal relating to any arrangement for the benefit of employees under which he or she benefits or may benefit in a similar manner as the employees and which does not accord to him or her as a Director any privilege or advantage not generally accorded to the employees to whom the arrangement relates; or

(G)
subject to the Statutes, any proposal concerning the purchase and/or maintenance of any insurance policy under which a Director may benefit.

112
DIVISION OF PROPOSALS

Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any company in which the Company is interested, such proposals may be divided and considered in relation to each Director separately. In such case each of the Directors concerned (if not debarred from voting under the proviso to Article 111(D) shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his or her own appointment.
113
RULINGS ON QUESTIONS OF ENTITLEMENT TO VOTE

If any question shall arise at any meeting as to the materiality of a Director’s interest or as to the entitlement of any Director to vote and such question is not resolved by his or her voluntarily agreeing to abstain from voting, such question shall (unless the Director in question is the chairperson in which case he or she shall withdraw from the meeting and the Board shall elect a deputy chairperson to consider the question in place of the chairperson) be referred to the chairperson of the meeting and his or her ruling in relation to any other Director shall be final and conclusive, except in a case where the nature or extent of the interest of the Director concerned has not been fairly disclosed.
114
INTERESTS OF CONNECTED PERSONS

For the purposes of these Articles, an interest of any person who is for any purpose of the Act (excluding any statutory modification thereof not in force when these Articles became binding on the Company) connected with a Director within the meaning of section 220 of the Act shall be taken to be the interest of that Director.
115
ABILITY OF DIRECTOR TO HOLD OTHER OFFICES

A Director may hold any other office or place of profit under the Company (other than the office of its Auditors) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Board may determine. A Director may be or become a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of any other company or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him or her as director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of such company; provided that he or she has declared the nature of his or her position with, or interest in, such company to the Board in accordance with Article 108.1.

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116
REMUNERATION FOR PROFESSIONAL SERVICES

Any Director may act by himself or herself or his or her firm in a professional capacity for the Company and he or his firm or she and her firm shall be entitled to a remuneration for professional services as if he or she was not a Director, provided that nothing herein contained shall authorise a Director or his or her firm to act as the Auditors.
117
DIRECTORSHIPS OF OTHER COMPANIES

Any Director may continue to be or become a Director of, or hold any other office or place of profit under, any other company in which the Company may be interested, and no such Director shall be accountable for any remuneration, salary, commission, participation in profits, pension, superannuation or other benefits received by him or her as a director of, or holder of any other office or place of profit under, or shareholder of, any such other company. The Board may exercise the voting power conferred by the shares in any company held or owned by the Company in such manner in all respects as it may think fit (including the exercise thereof in favour of any resolution appointing the directors or any of the directors of such company, or voting or providing for the payment of remuneration to the directors of such company).
SECRETARY
118
SECRETARY

118.1
Subject to the Statutes, the Board shall appoint a Secretary on such terms and conditions as it thinks fit. The Board may remove a person appointed pursuant to this Article from office and appoint another or others in his or her place.

118.2
It shall be the duty of the Secretary to make and keep records of the votes, doings and proceedings of all meetings of the shareholders and Board of the Company, and of its Committees and to authenticate records of the Company.

118.3
Any provision of the Statutes or of these Articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as a Director and as, or in the place of, the Secretary.

SEALS AND DOCUMENT AUTHENTICATION
119
SEAL

119.1
The Company shall have a common seal which shall only be used by the authority of the Board or of a committee of the Board authorised by the Board in that regard and every instrument to which the Seal has been affixed shall be signed by any person who shall be either a Director or the Secretary or some other person authorised by the Board, either generally or specifically, for the purpose.

119.2
The Company may have for use in any place or places outside Ireland, a duplicate Seal or Seals each of which shall be a duplicate of the Seal of the Company except, in the case of a Seal for use in sealing documents creating or evidencing securities issued by the Company, for the addition on its face of the word “Securities” and if the Board so determines, with the addition on its face of the name of every place where it is to be used.

120
DIRECTORS OR SECRETARY TO AUTHENTICATE OR CERTIFY

120.1
A Director or the Secretary or any person appointed by the Board for the purpose may authenticate any documents affecting the constitution of the Company (including the memorandum of association and these Articles) and any resolutions passed by the Company or holders of a class of shares or the Board or any committee of the Board and any books, records, documents and accounts relating to the business of the Company, and may certify copies of or extracts from any such items as true copies or extracts.

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120.2
A document purporting to be a copy of a resolution of the Board or an extract from the minutes of a meeting of the Board or any committee which is certified as aforesaid shall be conclusive evidence in favour of all persons dealing with the Company upon the faith thereof that such resolution has been duly passed or, as the case may be, that such extract is a true and accurate record of the proceedings at a duly constituted meeting.

DIVIDENDS AND OTHER PAYMENTS
121
DECLARATION

Subject to the Statutes and these Articles, the Company may by Ordinary Resolution declare a dividend to be paid to shareholders according to their respective rights and interests in the profits of the Company. No such dividend shall exceed the amount recommended by the Board.
122
INTERIM DIVIDENDS

Subject to the Statutes, the Board may pay such interim dividends (including any dividend payable at a fixed rate) as appears to the Board to be justified by the profits of the Company available for distribution. If at any time the share capital is divided into different classes, the Board may pay such interim dividends on shares which rank after shares conferring preferential rights with regard to dividend as well as on shares conferring preferential rights, unless at the time of payment any preferential dividend is in arrears. If the Board acts in good faith, it shall not incur any liability to the holders of shares conferring preferential rights for any loss that they may suffer by the lawful payment of an interim dividend on any shares ranking after those with preferential rights.
123
ENTITLEMENT TO DIVIDENDS

123.1
Except as otherwise provided by these Articles or the rights attached to shares:

(A)
a dividend shall be declared and paid according to the amounts paid up (otherwise than in advance of calls) on the nominal value of the shares on which the dividend is paid; and

(B)
dividends shall be apportioned and paid proportionately to the amounts paid up on the nominal value of the shares during any portion or portions of the period in respect of which the dividend is paid, but if any share is issued on terms that it shall rank for dividend as from a particular date, it shall rank for dividend accordingly.

123.2
Except as otherwise provided by these Articles or the rights attached to shares:

(A)
a dividend may be paid in any currency or currencies decided by the Board; and

(B)
the Company may agree with a shareholder that any dividend declared or which may become due in one currency will be paid to the shareholder in another currency; and

(C)
the Directors can decide that a Depositary should receive dividends in a currency other than the currency in which they were declared and can make arrangements accordingly In particular, if a Depositary has chosen or agreed to receive dividends in another currency, the Directors can make arrangements with the Depositary for payment to be made to the Depositary for value on the date on which the relevant dividend is paid, or a later date decided by the Directors, for which purpose the Board may use any relevant exchange rate current at any time as the Board may select for the purpose of calculating the amount of any shareholder’s entitlement to the dividend.
124
PAYMENT METHODS

124.1
The Company may pay a dividend, interest or other amount payable in respect of a share in cash or by cheque, warrant or money order or by a bank or other funds transfer system or (in respect of any uncertificated share) through the Uncertificated System in accordance with any authority given to the Company to do so (whether in writing, through the Uncertificated System or otherwise) by or on behalf of the shareholder in a form or in a manner satisfactory to the Board. Any joint holder

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or other person jointly entitled to a share may give an effective receipt for a dividend, interest or other amount paid in respect of such share.
124.2
The Company may send a cheque, warrant or money order by post:

(A)
in the case of a sole holder, to his or her registered address;

(B)
in the case of joint holders, to the registered address of the person whose name stands first in the Share Register;

(C)
in the case of a person or persons entitled by transmission to a share, as if it were a notice given in accordance with Article 44 (notice to persons entitled by transmission);

(D)
in the case of a Depositary, and subject to the approval of the Directors, to such persons and postal addresses as the Depositary may direct; or

(E)
in any case, to a person and address that the person or persons entitled to the payment may in writing direct.

124.3
Every cheque, warrant or money order shall be sent at the risk of the person or persons entitled to the payment and shall be made payable to the order of the person or persons entitled or to such other person or persons as the person or persons entitled may in writing direct. The payment of the cheque, warrant or money order shall be a good discharge to the Company. If payment is made by a bank or other funds transfer or through the Uncertificated System, the Company shall not be responsible for amounts lost or delayed in the course of transfer. If payment is made by or on behalf of the Company through the Uncertificated System:

(A)
the Company shall not be responsible for any default in accounting for such payment to the shareholder or other person entitled to such payment by a bank or other financial intermediary of which the shareholder or other person is a customer for settlement purposes in connection with the Uncertificated System; and

(B)
the making of such payment in accordance with any relevant authority referred to in Article 124.1 above shall be a good discharge to the Company.

124.4
The Board may:

(A)
lay down procedures for making any payments in respect of uncertificated shares through the Uncertificated System;

(B)
allow any holder of uncertificated shares to elect to receive or not to receive any such payment through the Uncertificated System; and

(C)
lay down procedures to enable any such holder to make, vary or revoke any such election.

124.5
The Board may lay down procedures for making any payments in respect of shares represented by Depositary Interests

124.6
The Board may withhold payment of a dividend (or part of a dividend) payable to a person entitled by transmission to a share until he or she has provided any evidence of his or her entitlement that the Board may reasonably require.

125
DEDUCTIONS

The Board may deduct from any dividend or other amounts payable to any person in respect of a share all such sums as may be due from him or her to the Company on account of calls or otherwise in relation to that share.
126
INTEREST

No dividend or other money payable in respect of a share shall bear interest against the Company, unless otherwise provided by the rights attached to the share.

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127
UNCLAIMED DIVIDENDS

All unclaimed dividends or other monies payable by the Company in respect of a share may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. The payment of any unclaimed dividend or other amount payable by the Company in respect of a share into a separate account shall not constitute the Company a trustee in respect of it. Any dividend unclaimed after a period of twelve (12) years from the date the dividend became due for payment shall be forfeited and shall revert to the Company.
128
UNCASHED DIVIDENDS

If, in respect of a dividend or other amount payable in respect of a share:
(A)
a cheque, warrant or money order is returned undelivered or left uncashed; or

(B)
a transfer made by or through a bank transfer system and/or other funds transfer system(s) (including, without limitation, the Uncertificated System in relation to any uncertificated shares) fails or is not accepted, on two consecutive occasions, or one occasion and reasonable enquiries have failed to establish another address or account of the person entitled to the payment, the Company shall not be obliged to send or transfer a dividend or other amount payable in respect of such share to such person until he or she notifies the Company of an address or account to be used for such purpose.
129
DIVIDENDS IN KIND

A general meeting declaring a dividend may, upon the recommendation of the Board, direct that it shall be satisfied wholly or partly by the distribution of assets (including, without limitation, paid up shares or securities of any other body corporate). Where any difficulty arises concerning such distribution, the Board may settle it as it thinks fit. In particular (without limitation), the Board may:
(A)
issue fractional certificates or ignore fractions;

(B)
fix the value for distribution of any assets, and may determine that cash shall be paid to any shareholder on the footing of the value so fixed in order to adjust the rights of shareholders; and

(C)
vest any assets in trustees on trust for the persons entitled to the dividend.

130
SCRIP DIVIDENDS

130.1
The Board may, with the prior authority of an Ordinary Resolution and subject to such terms and conditions as the Board may determine, offer any holders of Ordinary Shares the right to elect to receive Ordinary Shares, credited as fully paid, instead of cash in respect of the whole (or some part, to be determined by the Board) of any dividend specified by the Ordinary Resolution, subject to the Statutes and to the provisions of this Article.

130.2
An Ordinary Resolution under Article 130.1 may specify a particular dividend (whether or not declared), or may specify all or any dividends declared within a specified period, but such period may not end later than the beginning of the fifth annual general meeting next following the date of the meeting at which the Ordinary Resolution is passed.

130.3
The entitlement of each holder of Ordinary Shares to new Ordinary Shares shall be such that the relevant value of the entitlement shall be the cash amount, disregarding any tax credit, (or as near to such cash amount as the Board considers appropriate) that such holder would have received by way of dividend. For this purpose, “relevant value” shall be calculated by reference to the average of the middle market quotations for the Ordinary Shares for the day on which the Ordinary Shares are first quoted “ex” the relevant dividend and the four subsequent dealing days, or in such other manner as may be determined by or in accordance with the Ordinary Resolution. A written

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confirmation or report by the Auditors as to the amount of the relevant value in respect of any dividend shall be conclusive evidence of that amount.
130.4
The Board may make any provision it considers appropriate in relation to an allotment made or to be made pursuant to this Article (whether before or after the passing or the Ordinary Resolution referred to in Article 130.1), including (without limitation):

(A)
the giving of notice to holders of the right of election offered to them;

(B)
the provision of forms of election and/or a facility and a procedure for making elections through the Uncertificated System (whether in respect of a particular dividend or dividends generally);

(C)
determination of the procedure for making and revoking elections;

(D)
the place at which, and the latest time by which, forms of election and other relevant documents must be lodged in order to be effective;

(E)
the disregarding or rounding up or down or carrying forward of fractional entitlements, in whole or in part, or the accrual of the benefit of fractional entitlements to the Company (rather than to the holders concerned);

(F)
the exclusion from any offer of any holders of Ordinary Shares where the Board considers that the making of the offer to them would or might involve the contravention of the laws of any territory or that for any other reason the offer should not be made to them; and

(G)
the exclusion from any offer of, or the making of any special formalities in connection with any offer to, any holders of Ordinary Shares represented by Depositary Interests

130.5
The Directors can exclude or restrict the right to elect to receive new Ordinary Shares under this Article 130 in the case of any shareholder or other person who is a Depositary if the election by the people on whose behalf the Depositary holds the beneficial interest in the shares would involve the contravention of the laws of any territory or if for any other reason the Board determines that the offer should not be made to such persons.

130.6
The dividend (or that part of the dividend in respect of which a right of election has been offered) shall not be payable on Ordinary Shares in respect of which a valid election has been made (the “elected Ordinary Shares”). Instead additional Ordinary Shares shall be allotted to the holders of the elected Ordinary Shares on the basis of allotment determined under this Article. For such purpose, the Board may capitalise out of any amount for the time being standing to the credit of any reserve or fund of the Company (including any share premium account, undenominated capital account, revaluation reserve, capital redemption reserve and profit and loss account), whether or not available for distribution, , a sum equal to the aggregate nominal amount of the additional Ordinary Shares to be allotted on that basis and apply it in paying up in full the appropriate number of unissued Ordinary Shares for allotment and distribution to the holders of the elected Ordinary Shares on that basis.

130.7
The additional Ordinary Shares when allotted shall rank pari passu in all respects with the fully paid Ordinary Shares in issue on the record date for the dividend in respect of which the right of election has been offered, except that they will not rank for any dividend or other entitlement which has been declared, paid or made by reference to such record date.

130.8
The Board may:

(A)
do all acts and things which it considers necessary or expedient to give effect to any such capitalisation, and may authorise any person to enter on behalf of all the shareholders interested into an agreement with the Company providing for such capitalisation and incidental matters and any agreement so made shall be binding on all concerned;

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(B)
establish and vary a procedure for election mandates in respect of future rights of election and determine that every duly effected election in respect of any Ordinary Shares shall be binding on every successor in title to the holder of such shares; and

(C)
terminate, suspend or amend any offer of the right to elect to receive Ordinary Shares in lieu of any cash dividend at any time and generally implement any scheme in relation to any such offer on such terms and conditions as the Board may from time to time determine and take such other action as the Board may deem necessary or desirable from time to time in respect of any such scheme.

131
RESERVES

The Board may set aside out of the profits of the Company and carry to reserve such sums as it thinks fit. Such sums standing to reserve may be applied, at the Board’s discretion, for any purpose to which the profits of the Company may properly be applied and, pending such application, may either be employed in the business of the Company or be invested in such investments as the Board thinks fit. The Board may divide the reserve into such special funds as it thinks fit and may consolidate into one fund any special funds or any parts of any special funds into which the reserve may have been divided as it thinks fit. The Board may also carry forward any profits without placing them to reserve.
132
CAPITALISATION OF PROFITS AND RESERVES

132.1
Subject to the Act, the Board may with the authority of an ordinary resolution of the Company:

(A)
subject to the provisions of this Article, resolve to capitalise any of the Company’s profits available for distribution and/or any sum, for the time being, standing to the credit of any of the Company’s other reserves, reserve accounts or funds, by whatever name called and whether distributable or non-distributable (including, without limitation, the share premium account, the undenominated capital account, any unrealised revaluation reserves, any capital redemption reserves and any merger reserves), if any;

(B)
appropriate the sum resolved to be capitalised to the members or any class of members on the record date specified in the relevant board resolution who, unless provided otherwise in the ordinary resolution, would have been entitled to it if it were distributed by way of dividend and in the same proportions;

(C)
apply that sum on behalf of the members or the members of any class either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full shares, debentures or other obligations of the Company of a nominal value or nominal value plus share premium, as the case may be, equal to the sum capitalised, but the share premium account, the undenominated capital account, any revaluation reserves, any capital redemption reserves, any merger reserves and any profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up in full unissued shares to be allotted to the members or the members of any class of a nominal value or nominal value plus share premium equal to the sum capitalised;

(D)
allot the shares, debentures or other obligations credited as fully paid to those members or members of any class, or as they may direct, in those proportions, or partly in one way and partly in the other;

(E)
where shares or debentures become, or would otherwise become, distributable under this Article in fractions, make such provision as they think fit for any fractional entitlements including without limitation authorising their sale and transfer to any person, resolving that the distribution be made as nearly as practicable in the correct proportion but not exactly so, ignoring fractions altogether or resolving that cash payments be made to any members in order to adjust the rights of all parties;

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(F)
authorise any person to enter into an agreement with the Company on behalf of all the members or members of any class concerned providing for either:

(1)
the allotment to the members or members of any class respectively, credited as fully paid, of any shares, debentures or other obligations to which they are entitled on the capitalisation; or

(2)
the payment up by the Company on behalf of the members of members of any class of the amounts, or any part of the amounts, remaining unpaid on their existing shares by the application of their respective proportions of the sum resolved to be capitalised,

(G)
and any agreement made under that authority shall be binding on all such members or members of any class, as the case may be; and

(H)
generally do all acts and things required to give effect to the ordinary resolution.

RECORD DATES
133
BOARD TO FIX DATE

Notwithstanding any other provision of these Articles but without prejudice to the rights attached to any shares and subject to the Statutes the Company or the Board may:
(A)
fix any date (the “record date”) as the date at the close of business (or such other time as the Board may decide) on which persons registered as the holders of shares or other securities shall be entitled to receipt of any dividend, distribution, interest, allotment, issue, notice, information, document or circular; a record date may be on or at any time before any date on which such item is paid, made, given or served or (in the case of any dividend, distribution, interest, allotment or issue) after any date on which such item is recommended, resolved, declared or announced; and

(B)
for the purposes of determining which persons are entitled to attend and vote at a general meeting of the Company, or a separate general meeting of the holders of any class of shares in the capital of the Company, specify in the notice of meeting a time by which a person must be entered on the register in order to have the right to attend or vote at the meeting. Changes to the register after the time specified by virtue of this Article 133 shall be disregarded in determining the rights of any person to attend or vote at the meeting.

ACCOUNTS
134
ACCOUNTING RECORDS

134.1
The Company shall cause to be kept adequate accounting records, whether in the form of documents, electronic form or otherwise, that:

(A)
correctly record and explain the transactions of the Company;

(B)
will at any time enable the assets, liabilities, financial position and profit or loss of the Company to be determined with reasonable accuracy;

(C)
will enable the Directors to ensure that any financial statements of the Company complies with the requirements of the Act; and

(D)
will enable those financial statements of the Company to be readily and properly audited.

134.2
The accounting records shall be kept on a continuous and consistent basis and entries therein shall be made in a timely manner and be consistent from year to year. Adequate accounting records shall be deemed to have been maintained if they comply with the provisions of the Act and explain the Company’s transactions and facilitate the preparation of financial statements that give a true and

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fair view of the assets, liabilities, financial position and profit and loss of the Company and, if relevant, the Group and include any information and returns referred to in section 283(2) of the Act.
134.3
The accounting records shall be kept at the Registered Office or, subject to the provisions of the Act, at such other place as the Directors think fit and shall be open at all reasonable times to the inspection of the Directors.

134.4
In accordance with the provisions of the Act, the Directors shall cause to be prepared and to be laid before the annual general meeting of the Company from time to time such statutory financial statements of the Company and reports as are required by the Act to be prepared and laid before such meeting.

135
ACCESS TO ACCOUNTING RECORDS

No shareholder (other than an officer of the Company) shall have any right of inspecting any accounting record or other document of the Company unless he or she is authorised to do so by statute, by order of the court, by the Board or by an Ordinary Resolution. No shareholder shall be entitled to require discovery of or any information respecting any detail of the Company’s trading, or any matter which is or may be in the nature of a trade secret, mystery of trade, or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it would be inexpedient in the interests of the shareholders of the Company to communicate to the public.
136
DISTRIBUTION OF ANNUAL ACCOUNTS

136.1
A copy of the statutory financial statements of the Company (including every document required by law to be annexed thereto) which is to be laid before the annual general meeting of the Company together with a copy of the Directors’ report and Auditors’ report or summary financial statements prepared in accordance with section 1119 of the Act shall be sent by post, electronic mail or any other means of communication (electronic or otherwise), not less than twenty-one (21) clear days before the date of the annual general meeting, to every person entitled under the provisions of the Act to receive them; provided that in the case of those documents sent by electronic mail or any other electronic means, such documents shall be sent with the consent of the recipient, to the address of the recipient notified to the Company by the recipient for such purposes, and provided further that where the Directors elect to send summary financial statements to the shareholders, any shareholder may request that he or she be sent a hard copy of the statutory financial statements of the Company.

136.2
For the purposes of this Article, copies of those documents are also to be treated as sent to a person where:

(A)
the Company and that person have agreed to that person having access to the documents on a website (instead of their being sent to such person);

(B)
the documents are documents to which that agreement applies; and

(C)
that person is notified, in a manner for the time being agreed for the purpose between such person and the Company, of:

(1)
the publication of the documents on a website;

(2)
the address of that website; and

(3)
the place on that website where the documents may be accessed, and how they may be accessed.

In this Article, “address” includes any number or address used for the purpose of communication by electronic means.

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(D)
For the purposes of this Article, documents treated in accordance with Article 136.2 as sent to any person are to be treated as sent to such person not less than twenty one (21) days before the date of a meeting if, and only if:

(1)
the documents are published on the website throughout a period beginning at least twenty one (21) days before the date of the meeting and ending with the conclusion of the meeting; and

(2)
the notification given for the purposes of Article 136.2(C) is given not less than twenty one (21) days before the date of the meeting.

136.3
Nothing in Article 136.2 shall invalidate the proceedings of a meeting where:

(A)
any documents that are required to be published as mentioned in Article 136.2(C)(1) are published for a part, but not all, of the period mentioned in that Article; and

(B)
the failure to publish those documents throughout that period is wholly attributable to circumstances which it would not be reasonable to have expected the Company to prevent or avoid.

136.4
This Article shall not require a copy of the documents referred to in Article 136.1 to be sent to any person who is not entitled to receive notices of general meetings, any person of whose address the Company is not aware or to more than one of the joint holders of any shares or debentures.

136.5
Where copies of documents are sent out pursuant to this Article over a period of days, references elsewhere in the Act to the day on which those copies are sent out shall be read as references to the last day of that period.

AUDIT
137
APPOINTMENT OF AUDITORS

Auditors shall be appointed and their duties regulated in accordance with the Act, any other applicable law and such requirements not inconsistent with the Act as the Board may from time to time determine.
COMMUNICATIONS
138
COMMUNICATIONS

Any documents or information to be sent or supplied by or to the Company may be sent or supplied in hard copy form, in electronic form or by means of a website to the extent permitted by the statutes and these Articles.
139
COMMUNICATIONS TO THE COMPANY

139.1
A document or information is validly sent or supplied by a shareholder to the Company in hard copy form if it is sent or supplied by hand or by post (in a prepaid envelope) to:

(A)
an address specified by the Company for the purpose;

(B)
the Registered Office; or

(C)
an address to which any provision of the Statutes authorises the document or information to be sent or supplied.

139.2
A document or information may only be sent or supplied by a shareholder to the Company in electronic form if the Company has agreed by notice to the shareholders that the document or information may be sent or supplied in that form (and not revoked that agreement) or the Company is deemed to have so agreed by a provision of the Statutes.

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139.3
Subject to Article 139.2 above, where a document or information is sent or supplied by electronic means, it may only be sent or supplied to an address:

(A)
specified for the purpose by the Company (generally or specifically); or deemed by a provision of the Statutes to have been so specified.

139.4
Without prejudice or limitation to the foregoing provisions of this Article 139, for the purposes of these Articles and the Act, a document shall be deemed to have been sent to a member if a notice is given, served, sent or delivered to the member and the notice specifies the website or hotlink or other electronic link at or through which the member may obtain a copy of the relevant document.

140
COMMUNICATIONS BY THE COMPANY OR THE BOARD IN HARD COPY FORM

140.1
A document or information sent or supplied by the Company or the Board in hard copy form must be:

(A)
handed to the intended recipient; or

(B)
sent or supplied by hand or by post (in a pre-paid envelope):

(1)
to an address specified for the purpose by the intended recipient;

(2)
to a company at its registered office;

(3)
to a person in his or her capacity as a shareholder, at his or her address as shown in the register;

(4)
to a person in his or her capacity as a Director, at his or her address as shown in the register of Directors; or

(5)
to an address to which any provision of the Statutes authorises the document or information to be sent or supplied.

140.2
Where the Company is unable to obtain any address falling within Article 139.1 above, the document or information may be sent or supplied to the intended recipient’s last address known to the company.

141
COMMUNICATIONS BY THE COMPANY IN ELECTRONIC FORM

141.1
A document or information (including the Company’s audited accounts and the directors’ and auditor’s reports thereon) may only be sent or supplied by the Company or the Board by electronic means to a person or company who has agreed (generally or specifically) that the document or information may be sent or supplied in that form (and not revoked that agreement). Any such consent requirement shall be deemed to have been satisfied where the Company has written to the shareholder informing him or her of its intention to use electronic communications for such purposes and the shareholder has not, within four (4) weeks of the issue of such notice, served an objection in writing on the Company to such proposal. Where a shareholder has given, or is deemed to have given his or her consent to the receipt by such shareholder of electronic mail or other electronic means approved by the Directors, he or she may revoke such consent at any time by requesting the Company to communicate with him or her in documented form; provided however that such revocation shall not take effect until five (5) days after written notice of the revocation is received by the Company.

141.2
Where the document or information is sent or supplied by electronic means, it may only be sent or supplied to an address:

(A)
specified for the purpose by the intended recipient (generally or specifically); or

(B)
where the intended recipient is a company, deemed by a provision of the Statutes to have been so specified.

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142
COMMUNICATIONS BY THE COMPANY BY MEANS OF A WEBSITE

142.1
A document or information may only be sent or supplied by the Company to a person by being made available on a website if the person:

(A)
has agreed (generally or specifically) that the document or information may be sent or supplied to him or her in that manner; or

(B)
is taken to have so agreed in accordance with the Statutes, and has not revoked that agreement.

142.2
A document or information authorised or required to be sent or supplied by means of a website must be made available in a form, and by a means, that the Company reasonably considers will enable the recipient to read it (and see any images contained in it) with the naked eye and to retain a copy of it.

142.3
The Company must notify the intended recipient of:

(A)
the presence of the document or information on the website;

(B)
the address of the website;

(C)
the place on the website where it may be accessed; and

(D)
how to access the document or information.

142.4
The document or information is taken to be sent:

(A)
on the date on which the notification required by Article 142.3 above is sent; or

(B)
if later, the date on which the document or information first appears on the website after that notification is sent.

142.5
The Company must make the document or information available on the website throughout:

(A)
the period specified by any applicable provision of the Statutes; or

(B)
if no such period is specified, the period of twenty eight (28) days beginning with the date on which the notification required by Article 142.3 is sent to the person in question.

A failure to make a document or information available on a website throughout the period mentioned in this Article 142.5 shall be disregarded if (1) it is made available on the website for part of that period and (2) the failure to make it available throughout that period is wholly attributable to circumstances that it would not be reasonable to have expected the Company to prevent or avoid.
142.6
A notice of a general meeting of the Company given by means of a website must:

(A)
state that it concerns a notice of a meeting of the Company;

(B)
specify the place, date and time of the meeting; and

(C)
state whether the meeting is to be an annual general meeting.

143
COMMUNICATIONS BY OTHER MEANS

143.1
A document or information that is sent or supplied to the Company otherwise than in hard copy form, by electronic means or by means of a website is validly sent or supplied if it is sent or supplied in a form or manner that has been agreed by the Company.

143.2
A document or information that is sent or supplied by the Company or the Board otherwise than in hard copy form, by electronic means or by means of a website is validly sent or supplied if it is sent or supplied in a form or manner that has been agreed by the intended recipient.

144
FAILURE TO DELIVER BY ELECTRONIC MEANS

If any document or information has been sent or supplied by electronic means in accordance with Article 141 to any shareholder at his or her address specified for the purpose or deemed to be so

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specified and the Company becomes aware of a failure in delivery (and subsequent attempts to send or supply such document or information by electronic means also result in a failure in delivery), the Company shall either:
(A)
send or supply a hard copy of such document or information to such shareholder; or

(B)
notify such shareholder of the information set out in Article 142.3,

in each case in the manner described in Article 140.1.
145
WHEN SERVICE IS EFFECTED ON A MEMBER

145.1
Where a document or information is, under Article 140.1, sent or supplied by post, service or delivery to a shareholder it shall be deemed to be effected:

(A)
if sent by first class post or special delivery post from an address in Ireland to another address in Ireland or from an address in the United States to another address in the United States, or by a postal service similar to first class post or special delivery post from an address in another country to another address in that other country, at the expiration of twenty four (24) hours after the time when the cover containing the same is posted; or

(B)
in any other case, on the third day following that on which the document or information was posted, and in proving such service or delivery it shall be sufficient to prove that such cover was properly addressed and posted.

145.2
Where a document or information is, under Article 141, sent or supplied by electronic means to an address specified for the purpose by the intended recipient, service or delivery shall be deemed to be effected on the same day on which it is sent or supplied and in proving such service it will be sufficient to prove that it was properly addressed.

145.3
Where a document or information is, under Article 142, sent or supplied by means of a website, service or delivery shall be deemed to be effected when (a) the material is first made available on the website or (b) if later, when the recipient received (or, in accordance with this Article 145.3, is deemed to have received) notification of the fact that the material was available on the website.

146
NOTICE BY ADVERTISEMENT

146.1
If at any time by reason of the suspension or curtailment of postal services within Ireland, the United States or such other jurisdiction as the Board may consider appropriate for the service of notice, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by notice advertised on the same date in at least one national newspaper in Ireland and/or the United States and/or such other jurisdiction as the Board may consider appropriate for the service of notices (as applicable) and such notice shall be deemed to have been duly served on all shareholders entitled thereto on the day when the advertisement appears. In any such case the Company shall send confirmatory copies of the notice by post if at least six clear days prior to the meeting the posting of notices to addresses throughout Ireland, the United States or such other jurisdiction as the Board may consider appropriate for the service of notices (as applicable) again becomes practicable.

146.2
Notwithstanding anything in the Statutes or these Articles, if by reason of suspension or curtailment of postal services within Ireland, the United States or such other jurisdiction as the Board may consider appropriate for the service of notices, the Company is unable in the opinion of the Board to deliver the documents referred to in Article 136.1, as the case may be, to persons entitled thereto by the time therein prescribed, the Company may nevertheless proceed validly to convene and hold the general meeting before which such documents are to be laid by giving notice of such meeting in accordance with Article 145.1, but so that the reference in the final sentence of that Article to “confirmatory copies of the notice” shall be read to include the relevant documents referred to in Article 136 and the reference therein to “six clear days” shall be read as “three clear days” and provided always that such documents shall be made available for inspection during normal business

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hours at the Registered Office throughout the period from the date of publication of the notice convening such meeting until the date of the meeting and also at the meeting itself.
147
DOCUMENTS AND INFORMATION TO JOINT HOLDERS

All notices directed to be given to the shareholders shall, with respect to any share to which persons are jointly entitled, be given to whichever of such persons is named first in the register, and notice so given shall be sufficient notice to all the holders of such share.
148
SERVICE OF DOCUMENTS AND INFORMATION ON PERSONS ENTITLED TO SHARES BY TRANSMISSION

A person entitled to a share in consequence of the death or bankruptcy of a shareholder upon supplying to the Company such evidence as the Board may reasonably require to show his or her title to the share, and upon supplying also an address in Ireland or the United States or such other jurisdiction as the Board may consider appropriate for the service of notices, shall be entitled to have served upon or delivered to him or her at such address any notice or document to which the shareholder, but for his or her death or bankruptcy, would be entitled, and such service or delivery shall for all purposes be deemed to be sufficient service for delivery of such notice or document on all persons interested (whether jointly with or as claiming through or under him or her) in the share. Save as aforesaid any notice or document delivered or sent by post to or left at the address of any shareholder in pursuance of these presents shall, notwithstanding that such shareholder be then dead or bankrupt, and whether or not the Company shall have notice of his or her death or bankruptcy, be deemed to have been duly served or delivered in respect of any share registered in the name of such shareholder as sole or first named joint holder.
149
MEMBERS NOT ENTITLED TO NOTICES, DOCUMENTS AND INFORMATION

A shareholder who has not supplied to the Company an address for the service of notices shall not be entitled to receive notices from the Company.
150
DOCUMENT DESTRUCTION

150.1
The Company may destroy:

(A)
any share certificate or other evidence of title to shares which has been cancelled at any time after one year from the date of such cancellation;

(B)
any mandate for the payment of dividends or other amounts or any variation or cancellation of such mandate or any other instruction concerning the payment of monies or any notification of change of name or address at any time after two years from the date such mandate, variation, cancellation or notification was recorded by the Company;

(C)
any instrument or other evidence of transfer of shares or renunciation of an allotment of shares which has been registered at any time after six years from the date of registration; and

(D)
any other document on the basis of which an entry in the Register is made at any time after six years from the date an entry in the Register was first made in respect of it, and the Company may destroy any such document earlier than the relevant date, provided that a permanent record of the document is made (on microfilm, computer disc or otherwise) which is not destroyed before that date.

150.2
It shall be conclusively presumed in favour of the Company that every entry in the Share Register purporting to have been made on the basis of a document destroyed in accordance with this Article was duly and properly made, that every instrument of transfer so destroyed was duly registered, that every share certificate so destroyed was valid and was duly cancelled and that every other document so destroyed was valid and effective in accordance with the recorded particulars in the records of the Company, provided that:

(A)
this Article shall apply only to the destruction of a document in good faith and without express notice of any claim (regardless of the parties to it) to which the document might be relevant;

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(B)
nothing in this Article imposes on the Company any liability in respect of the destruction of any such document otherwise than as provided for in this Article which would not attach to the Company in the absence of this Article; and

(C)
references in this Article to the destruction of any document include references to the disposal of it in any manner.

MISCELLANEOUS
151
WINDING UP

151.1
If the Company shall be wound up and the assets available for distribution among the shareholders as such shall be insufficient to repay the whole of the paid up or credited as paid up share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up or credited as paid up at the commencement of the winding up on the shares held by them respectively. And if in a winding up the assets available for distribution among the shareholders shall be more than sufficient to repay the whole of the share capital paid up or credited as paid up at the commencement of the winding up, the excess shall be distributed among the shareholders in proportion to the capital at the commencement of the winding up paid up or credited as paid up on the said shares held by them respectively. Provided that this Article shall not affect the rights of the holders of shares issued upon special terms and conditions.

151.2
(A)
In case of a sale by the liquidator under the Act, the liquidator may by the contract of sale agree so as to bind all the shareholders for the allotment to the shareholders directly of the proceeds of sale in proportion to their respective interests in the Company and may further by the contract limit a time at the expiration of which obligations or shares not accepted or required to be sold shall be deemed to have been irrevocably refused and be at the disposal of the Company, but so that nothing herein contained shall be taken to diminish, prejudice or affect the rights of dissenting shareholders conferred by the said section.

(B)
The power of sale of the liquidator shall include a power to sell wholly or partially for debentures, debenture stock, or other obligations of another company, either then already constituted or about to be constituted for the purpose of carrying out the sale.

151.3
If the Company is wound up, the liquidator, with the sanction of a Special Resolution and any other sanction required by the Act, may divide among the shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not), and, for such purpose, may value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders. The liquidator, with the like sanction, may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as, with the like sanction, he or she determines, but so that no shareholder shall be compelled to accept any assets upon which there is a liability.

152
INDEMNITY AND INSURANCE

152.1
Subject to the provisions of and so far as may be admitted by the Act, every Director and the Secretary of the Company and, every director and secretary of any associated company of the Company, shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto including any liability incurred by him or her in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him or her as an officer or employee of the Company and in which judgement is given in his or her favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part) or in which he or she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the Court.

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152.2
The Company shall have power to purchase and maintain, for any Director, the Secretary or other officers or employees of the Company, and every director, secretary or any employees of any associated company of the Company, insurance against any such liability as referred to section 235 of the Act.

152.3
As far as is permissible under the Act, the Company shall indemnify any current or former executive officer of the Company (excluding any present or former Directors of the Company or Secretary of the Company), or any person who is serving or has served at the request of the Company as a director or executive officer of another company, joint venture, trust or other enterprise, including any associated company of the Company (each individually, a “Covered Person”), against any expenses, including attorney’s fees, judgements, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was or is threatened to be made a party, or is otherwise involved (a “proceeding”), by reason of the fact that he or she is or was a Covered Person; provided, however, that this provision shall not indemnify any Covered Person against any liability arising out of (a) any fraud or dishonesty in the performance of such Covered Person’s duty to the Company, or (b) such Covered Person’s conscious, intentional or wilful breach of the obligation to act honestly and in good faith with a view to the best interests of the Company. Notwithstanding the preceding sentence, this section shall not extend to any matter which would render it void pursuant to the Act or to any person holding the office of auditor in relation to the Company.

152.4
In the case of any threatened, pending or completed action, suit or proceeding by or in the name of the Company, the Company shall indemnify each Covered Person against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defence or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Company, or for conscious, intentional or wilful breach of his or her obligation to act honestly and in good faith with a view to the best interests of the Company, unless and only to the extent that the High Court of Ireland or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Notwithstanding the preceding sentence, this section shall not extend to any matter which would render it void pursuant to the Act or to any person holding the office of auditor in relation to the Company.

152.5
Any indemnification under this Article (unless ordered by a court) shall be made by the Company only as authorised in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances because such person has met the applicable standard of conduct set forth in this Article. Such determination shall be made by any person or persons having the authority to act on the matter on behalf of the Company. To the extent, however, that any Covered Person has been successful on the merits or otherwise in defence of any proceeding, or in defence of any claim, issue or matter therein, such Covered Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without necessity of authorisation in the specific case.

152.6
As far as permissible under the Act, expenses, including attorneys’ fees, incurred in defending any proceeding for which indemnification is permitted pursuant to this Article shall be paid by the Company in advance of the final disposition of such proceeding upon receipt by the Board of an undertaking by the particular indemnitee to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company pursuant to these Articles.

152.7
It being the policy of the Company that indemnification of the persons specified in this Article shall be made to the fullest extent permitted by law, the indemnification provided by this Article shall not be deemed exclusive (a) of any other rights to which those seeking indemnification or advancement of expenses may be entitled under these Articles, any agreement, any insurance purchased by the Company, vote of shareholders or disinterested Directors, or pursuant to the direction (however

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embodied) of any court of competent jurisdiction, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, or (b) of the power of the Company to indemnify any person who is or was an employee or agent of the Company or of another company, joint venture, trust or other enterprise which he or she is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth. As used in this Article, references to the “Company” include all constituent companies in a scheme of arrangement, consolidation or merger in which the Company or a predecessor to the Company by scheme of arrangement, consolidation or merger was involved. The indemnification provided by this Article shall continue as to a person who has ceased to be a Covered Person and shall inure to the benefit of their heirs, executors, and administrators.
152.8
The Company may additionally indemnify any employee or agent of the Company or any director, executive, employee or agent of any associated company of the Company to the fullest extent permitted by law.

153
DISPUTE RESOLUTION

153.1
The courts of Ireland shall have exclusive jurisdiction to determine any dispute related to or connected with (a) any derivative claim in respect of a cause of action vested in the Company or seeking relief on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary or other duty owed by any Director or officer or other employee of the Company to the Company or the Company’s shareholders, or (c) any action asserting a claim against the Company or any Director or officer or other employee of the Company arising under the laws of Ireland or pursuant to any provision of the Articles (as either may be amended from time to time).

153.2
Damages alone may not be an adequate remedy for any breach of this Article 153, so that, in the event of a breach or anticipated breach, the remedies of injunction and/or an order for specific performance would in appropriate circumstances be available.

153.3
The governing law of the Articles is the substantive law of Ireland.

153.4
For the purposes of this Article 153:

(A)
a “dispute” shall mean any dispute, controversy or claim;

(B)
references to “Company” shall be read so as to include each and any of the Company’s subsidiary undertakings from time to time; and

(C)
“Director” shall be read so as to include each and any Director of the Company from time to time in his or her capacity as such or as an employee of the Company and shall include any former Director of the Company.

154
LOCK UP

154.1
Subject to Article 154.2, Article 154.3 and Article 154.4, no Ordinary Share issued during the Lock-up Period (the “Lock-up Shares”) shall be capable of transfer for the duration of the Lock-up Period (the “Lock-up”) and, notwithstanding any other provision of these Articles, the Directors shall not be entitled to register any transfer made in breach of this Article 154.

154.2
Notwithstanding the foregoing:

(A)
upon achievement of Triggering Event I, the Lock-up restrictions set forth in this Article 154 shall expire as to 20% of the Total Lock-up Shares held by each relevant shareholder from time to time, effective at the commencement of the third Trading Day after the date of achievement of Triggering Event I;

(B)
upon achievement of Triggering Event II, the Lock-up restrictions set forth in this Article 154 shall expire as to 30% of the Total Lock-up Shares held by each relevant shareholder from time to time, effective at the commencement of the third Trading Day after the date of achievement of Triggering Event II; and

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(C)
upon achievement of Triggering Event III, the Lock-up restrictions set forth in this Article 154 shall expire as to 30% of the Total Lock-up Shares held by each relevant shareholder from time to time, effective at the commencement of the third Trading Day after the date of achievement of Triggering Event III.

The foregoing releases of the Lock-up restrictions in Article 154.2 (A), (B) and (C) are intended to be cumulative upon the achievement of each of Triggering Event I, Triggering Event II and Triggering Event III, and may be achieved concurrently if applicable.
154.3
Notwithstanding the foregoing Article 154.1, the following Ordinary Shares shall not be subject to the Lock-up and shall not constitute Lock-up Shares (and the term “Lock-up Shares” as used in this Article 154 shall be read accordingly):

(A)
Ordinary Shares issued by the Company pursuant to the Merger;

(B)
Ordinary Shares issued by the Company pursuant to the exercise, conversion or exchange of any warrant or other security which is assumed by the Company pursuant to the Merger;

(C)
Ordinary Shares issued pursuant to the Scheme by the Company in exchange for the transfer to the Company of shares in the capital of Circle Internet Financial Limited where such Circle Internet Financial Limited shares are preferred shares (including any shares deriving from a conversion of the Circle Convertible Notes) issued by Circle Internet Financial Limited on or after 17 February 2022;

(D)
Ordinary Shares issued by the Company pursuant to the exercise, conversion or exchange of any option, warrant or other subscription right issued by the Company on or after the date on which the Scheme takes effect but excluding, for the avoidance of doubt, any such rights or securities assumed by the Company from Circle Internet Financial Limited;

(E)
the Escrow Shares, save to the extent released from escrow and distributed to certain shareholders in accordance with the Scheme and the terms of such escrow, from which distribution, for the avoidance of doubt, the Lock-up shall apply to such distributed Escrow Shares;

(F)
subject to the prior identification of such shares by the Board, Ordinary Shares to be transferred to persons who have entered into subscription agreements between each of the Company, Concord Acquisition Corp and such persons dated at or prior to the date on which the Scheme takes effect;

(G)
Ordinary Shares disposed of under a “sell-to-cover” arrangement, whereby the Company shall issue Ordinary Shares issuable upon settlement of any restricted share unit or other equity award that represents the right to receive in the future Ordinary Shares settled in Ordinary Shares to a broker designated by the Company and acting on behalf and for the account of the undersigned with instructions to (i) sell a number of Ordinary Shares sufficient to satisfy the applicable withholding taxes which arise in connection with such settlement and (ii) remit the proceeds of such sale to the Company for remittance of such withholding in cash to the appropriate taxing authorities; and

(H)
Ordinary Shares transferred to the Company in connection with the net settlement of any restricted share unit or other equity award that represents the right to receive in the future Ordinary Shares settled in Ordinary Shares to pay any tax withholding obligations; provided that, for the avoidance of doubt, the underlying Ordinary Shares shall continue to constitute Lock-up Shares.

154.4
Notwithstanding the foregoing Article 154.1, a holder of Lock-Up Shares may transfer some or all of their Lock-up Shares during the Lock-up Period to (in each case a “Permitted Transferee”):

(A)
the Company, whether by surrender or transfer and whether for valuable consideration or otherwise;

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(B)
any other holder of Lock-up Shares or any direct or indirect partners, members or equity holders of a holder of Lock-up Shares or any related investment funds or vehicles controlled or managed by such persons or entities;

(C)
in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is the individual or a member of the individual’s immediate family, or to a charitable organization;

(D)
in the case of an individual, to any person by operation of any laws of descent and distribution upon death of the individual;

(E)
in the case of an individual, to any person pursuant to a qualified domestic order, court order or in connection with a divorce settlement;

(F)
in the case of a company or corporation (including a partnership (whether general, limited or otherwise), limited liability company, trust or other business entity), to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the such holder of Lock-up Shares;

(G)
in the case of a company or corporation (including a partnership (whether general, limited or otherwise), limited liability company, trust or other business entity), to partners, limited liability company members or stockholders of such holder of Lock-up Shares, including, for the avoidance of doubt, where such holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership;

(H)
in the case of a trust, to a trustee or beneficiary of the trust or to the estate of a beneficiary of such trust;

(I)
in connection with any bona fide mortgage, encumbrance or pledge, to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; or

(J)
any person in connection with a liquidation, merger, share exchange, reorganization, tender offer or takeover (whether conducted by way of general offer, scheme of arrangement or otherwise) approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities, a mixture of cash and securities, or other property.

154.5
The parties acknowledge and agree that following a transfer of Lock-up Shares to a Permitted Transferee those Lock-up Shares shall continue to be Lock-up Shares and shall be subject to the restrictions set forth in this Article 154.

154.6
Notwithstanding the other provisions of this Article 154, the Board may, in its sole discretion, determine to waive, amend, or repeal any provision of this Article 154.

154.7
Save for this Article 154.7, the provisions of this Article 154 shall terminate and cease to have any effect from the expiration of the Lock-up Period.

154.8
For the purposes of this Article 154:

(A)
“Change of Control” shall mean  (i) the sale, conveyance or disposition in one or a series of transactions of all or substantially all of the assets of the Company and its subsidiaries to a third party, or any transaction that is subject to Rule 13e-3 of the Exchange Act, (ii) the consummation of a transaction by which any person or group is or becomes the beneficial owner, directly or indirectly, of 50% or more of the voting power of the securities issued by the Company having the power to vote (measured by voting power rather than number of shares) in the election of directors of the Company (“Voting Stock”), or (iii) the consolidation, merger or other business combination of the Company with or into any other person or persons; provided, however, that a Change of Control will not be deemed to have occurred in the case of clause (iii) above in the case of (a) a consolidation, merger or other business combination in which holders of the Voting Stock immediately prior to the transaction

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continue after the transaction to hold, directly or indirectly, the same relative percentage of the Voting Stock as before any such transaction and the Voting Stock of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, including pursuant to a holding company merger, or (b) a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company;
(B)
“Circle Convertible Notes” shall mean the convertible unsecured promissory notes issued by Circle in accordance with the terms of the convertible note purchase agreement dated March 6, 2021, as amended, entered into between Circle and the holders of such convertible unsecured promissory notes, together with the side letter entered into between Circle and the holders of such convertible unsecured promissory notes dated May 11, 2021, as amended and any and all additional side letters entered into between Circle and all or any of the holders of such convertible unsecured promissory notes;

(C)
“Escrow Shares” shall mean the Ordinary Shares to be transferred to an escrow agent pursuant to, and in the manner contemplated by, the Scheme;

(D)
“Lock-up Period” shall mean the period commencing on the date on which the Scheme takes effect and ending on the earlier of (i) the commencement of the second Trading Day immediately following the Company’s second quarterly release of earnings (which for this purpose shall not include “flash” numbers or preliminary, partial earnings) following the date of the Merger (or if such quarter is the fourth quarter of the Company’s fiscal year, the Company’s release of earnings for the completed fiscal year)or (ii) the date on which a Change of Control is consummated;

(E)
“Merger” shall mean the merger of a subsidiary of the Company with and into Concord Acquisition Corp effected pursuant to the General Corporate Law of the State of Delaware on or about the first business day following the effective date of the Scheme;

(F)
“Total Lock-up Shares” shall mean, with respect to any shareholder, the aggregate number of Lock-up Shares held by such shareholder at any time during the Lock-up Period (including, for the avoidance of doubt, (i) any Lock-up Shares that were previously released from Lock-up restrictions pursuant to Article 154.2, (ii) any Ordinary Shares issued to such shareholder as a result of the achievement of Triggering Event I, Triggering Event II and/or Triggering Event III and (iii) any Ordinary Shares issued upon the exercise of any right to subscribe for new Ordinary Shares) disregarding, for the avoidance of doubt, any transfer of Lock-up Shares by a relevant shareholder;

(G)
“Trading Day” shall mean any day on which Ordinary Shares are actually traded on the principal securities exchange or securities market on which Ordinary Shares are then admitted to trading;

(H)
“Triggering Event I” shall mean the date on which the volume weighted average sale price of one Ordinary Share quoted on the New York Stock Exchange (or such other securities exchange on which the Ordinary Shares are then admitted to trading) is greater than or equal to $12.00 for any 20 Trading Days within any 30 consecutive Trading Day period that starts on or after the 30th calendar day following the date of the Merger;

(I)
“Triggering Event II” shall mean the date on which the volume weighted average sale price of one Ordinary Share quoted on the New York Stock Exchange (or such other securities exchange on which the Ordinary Shares are then admitted to trading) is greater than or equal to $14.00 for any 20 Trading Days within any 30 consecutive Trading Day period that starts on or after the 30th calendar day following the date of the Merger; and

(J)
“Triggering Event III” shall mean the date on which the volume weighted average sale price of one Ordinary Share quoted on the New York Stock Exchange (or such other securities exchange on which the Ordinary Shares are then admitted to trading) is greater than or equal to $16.00 for any 20 Trading Days within any 30 consecutive Trading Day period that starts on or after the 30th calendar day following the date of the Merger.

A-D-78

We, the several persons whose names and addresses are subscribed, wish to be formed into a company in pursuance of this constitution, and we agree to take the number of shares in the capital of the company set out opposite our respective names.

Names, Addresses and Description of Subscribers	Number of Shares Taken by each Subscriber
LAURA GORMLEY For and on behalf of **MATSACK NOMINEES LIMITED** 70 Sir John Rogerson's Quay Dublin 2 Ireland Body Corporate	One ordinary share of €1.00 each.
Total Shares Taken	One ordinary share of €1.00 each.

Signature of the above subscriber, attested by the following witness :

Dated the 28 day of April 2021

Signature:

Name: MICHELLE DIXON

Address: 70 SIR JOHN ROGGRSON'S QUAY, DUBLIN 2

A-D-79

EXHIBIT E
OFFICERS AND DIRECTORS
Topco Directors
1.
Jeremy Allaire

2.
Michelle Burns

3.
Raj Date

4.
Sean Neville

5.
Danita Ostling

6.
Anita Sands, Ph.D.

7.
One (1) designee of Concord

Topco Officers
1.
Jeremy Allaire

2.
Jeremy Fox-Geen

3.
Elisabeth Carpenter

4.
Flavia Naves

5.
Dante Disparte

6.
Mandeep Walia

7.
Kash Razzaghi

8.
Nikhil Chandhok

9.
Sherice Torres

10.
Other such officers as agreed prior to the Closing

Surviving Company Directors
1.
Jeremy Allaire

2.
Elisabeth Carpenter

Surviving Company Officers
1.
Jeremy Allaire

2.
Flavia Naves

EXHIBIT F
CONCORD WARRANT AMENDMENT
ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT
This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of [•], 2022, by and among Concord Acquisition Corp, a Delaware corporation (the “Company”), Circle Internet Finance Public Limited Company, a public company limited by shares incorporated in Ireland, f/k/a Circle Acquisition Public Limited Company (“Topco”), Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (“Continental”) and Computershare Trust Company, N.A., a federally chartered trust company and Computershare Inc., a Delaware corporation (collectively, “Computershare”).
WHEREAS, the Company and Continental are parties to that certain Warrant Agreement, dated as of December 7, 2020, and filed with the United States Securities and Exchange Commission on December 11, 2020 (the “Existing Warrant Agreement”; capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Existing Warrant Agreement);
WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued (a) 752,000 units (which number includes the full exercise of the underwriters’ over-allotment option) to the Sponsors (collectively, the “Private Placement Units”), comprised of one share of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”) and one-half of one redeemable warrant (the “Private Warrants”) to purchase shares of Common Stock simultaneously with the closing of the Company’s initial public offering (the “Public Offering”), at a purchase price of $10.00 per Private Placement Unit, with each Private Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share, and (b) 13,800,000 warrants (which number includes the full exercise of the underwriters’ over-allotment option) to public investors in the Public Offering (collectively, the “Public Warrants”) to purchase shares of Common Stock, with each Public Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share;
WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;
WHEREAS, on February 16, 2022, a Transaction Agreement (the “Transaction Agreement”) was entered into by and among the Company, Topco, Topco (Ireland) Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Topco (“Merger Sub”), and Circle Internet Financial Limited, a private company limited by shares incorporated in Ireland (the “Target”);
WHEREAS, pursuant to an Irish law court-approved Scheme of Arrangement (as defined in the Transaction Agreement), the Target’s shareholders (the “Target Shareholders”) will transfer their holdings of shares in the capital of the Target to Topco in exchange for the issuance by Topco of ordinary shares (“Topco Ordinary Shares”) to the Target Shareholders, with the result that, at the Scheme Effective Time (as defined in the Transaction Agreement), Target will become a wholly-owned subsidiary of Topco;
WHEREAS, pursuant to the Transaction Agreement, Merger Sub will merge with and into the Company, with the Company surviving such merger as a direct wholly-owned subsidiary of Topco (the “Merger”) and, in the context of such Merger, all shares of Common Stock and Class B common stock (other than Common Stock and Class B common stock cancelled in accordance with the Transaction Agreement) outstanding immediately prior to the Merger Effective Time (as defined in the Transaction Agreement) shall be exchanged with Topco for the right to receive Topco Ordinary Shares, as set forth in the Transaction Agreement;
WHEREAS, by virtue of the Merger and without any action on the part of the parties to the Transaction Agreement or any of their respective shareholders, as contemplated by Section 4.4 of the Existing Warrant Agreement, each of the issued and outstanding Warrants will no longer be exercisable for shares of Common Stock but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for Topco Ordinary Shares;

A-F-1

WHEREAS, the board of directors of the Company has determined that the consummation of the transactions contemplated by the Transaction Agreement will constitute a Transaction (as defined in the Existing Warrant Agreement);
WHEREAS, effective as of the Merger Effective Time, the Company wishes to appoint Computershare to serve as successor Warrant Agent and Transfer Agent under the Existing Warrant Agreement;
WHEREAS, in connection with and effective upon such appointment, Continental wishes to assign all of its rights, interests and obligations as Warrant Agent and Transfer Agent under the Existing Warrant Agreement, as hereby amended, to Computershare, Computershare wishes to assume all of such rights, interests and obligations and the Company wishes to approve such assignment and assumption; and
WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and Continental may amend the Existing Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity or correcting any mistake, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and Continental may deem necessary or desirable and that the Company and Continental deem shall not adversely affect the interest of the registered holders.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:
1.    Assumption; Consent.
1.1    Assumption.    Topco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Merger Effective Time as a result of the Merger.
1.2    Consent.    Continental hereby consents to the assumption of the Existing Warrant Agreement by Topco from the Company pursuant to Section 1.1 hereof effective as of the Merger Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Merger Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.
2
Appointment of Successor Warrant Agent and Transfer Agent.   The Company hereby appoints Computershare to serve as successor Warrant Agent and Transfer Agent under the Existing Warrant Agreement and Continental hereby assigns, and Computershare hereby agrees to accept and assume, effective as of the Merger Effective Time, all of Continental’s rights, interests and obligations in, and under the Existing Warrant Agreement and Warrants, as Warrant Agent and Transfer Agent. Unless the context requires, from and after the Merger Effective Time, any references in the Existing Warrant Agreement to the “Warrant Agent” or “Transfer Agent” shall mean Computershare. Any notice, statement or demand authorized by the Existing Warrant Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent pursuant to Section 9.2 of the Existing Warrant Agreement shall be delivered to the Warrant Agent as mutually agreed prior to the date hereof.

3
Amendment of Existing Warrant Agreement.   The Company and Continental hereby amend the Existing Warrant Agreement as provided in this Section 3, effective as of the Merger Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 3 are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders:

3.1
Preamble.    The preamble on page one of the Existing Warrant Agreement is hereby amended by (i) deleting “Concord Acquisition Corp, a Delaware corporation” and replacing it with “Circle Internet Finance Public Limited Company, a public company limited by shares incorporated in Ireland”; and (ii) deleting “Continental Stock Transfer & Trust Company, a New York limited

A-F-2

purpose trust company, as warrant agent (the “Warrant Agent” and, in its capacity as transfer agent, referred to herein as the “Transfer Agent”)” and replacing it with “Computershare Inc., a Delaware corporation (“Computershare Inc.”), Computershare Trust Company, N.A., a federally chartered trust company and a wholly owned subsidiary of Computershare Inc. (“Trust Company” and together with Computershare Inc., in such capacity as warrant agent, the “Warrant Agent” and, in its capacity as transfer agent, referred to herein as the “Transfer Agent”)”. As a result thereof, all references to (i) the “Company” in the Existing Warrant Agreement shall be references to Topco rather than the Company; and (ii) to “Warrant Agent” or “Transfer Agent” shall be to Computershare, Inc. and Trust Company.
3.2
Recitals.    The recitals on pages one and two of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, on December 7, 2020, Concord Acquisition Corp (“Concord”) entered into separate agreements with Concord Sponsor Group LLC, a Delaware limited liability company (the “Sponsor”), and CA Co-Investment LLC, a Delaware limited liability company (“Cowen Investments” and collectively with the Sponsor, the “Sponsors”), pursuant to which the Sponsors agreed to purchase an aggregate of 680,000 units (or 752,000 units if the Over-allotment Option (as defined below) in connection with Concord’s Offering (as defined below) is exercised in full) (the “Private Placement Units”), each Private Placement Unit comprised of one share of Concord’s Common Stock (as defined below) and one-half of one redeemable warrant (each whole warrant, a “Private Placement Warrant”), bearing the legend set forth in Exhibit B hereto, in a private placement transaction to occur simultaneously with the closing of the Offering (and the closing of the Over-allotment Option, if applicable). Each Private Placement Warrant entitles the holder thereof to purchase one share of Common Stock (as defined below) at a price of $11.50 per share, subject to adjustment as described herein;
WHEREAS, Concord consummated an initial public offering (the “Offering”) of units of Concord’s equity securities, each such unit comprised of one share of Concord’s Class A common stock, par value $0.0001 per share (“Common Stock”), and one-half of one redeemable Public Warrant (as defined below) (the “Public Units” and together with the Private Placement Units, the “Units”) and, in connection therewith, issued and delivered up to 12,000,000 warrants (including up to 13,800,000 warrants if the Over-allotment Option is exercised in full) to public investors in the Offering (the “Public Warrants” and, together with the Private Placement Warrants, the “Concord Warrants”). Each whole Warrant entitles the holder thereof to purchase one share of Common Stock for $11.50 per share, subject to adjustment as described herein. Only whole Warrants are exercisable. A holder of the Public Warrants will not be able to exercise any fraction of a Warrant;
WHEREAS, Concord has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1 (File No. 333-249654) and a prospectus (the “Prospectus”), for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the Public Units and the Public Warrants and Common Stock included in the Public Units;
WHEREAS, Concord, the Company, and Topco (Ireland) Merger Sub Inc., a Delaware corporation (“Merger Sub”), are parties to that certain Transaction Agreement, dated as of February 16, 2022 (the “Transaction Agreement”), which, among other things, provides for the merger of Merger Sub with and into Concord with Concord surviving such merger as a wholly owned subsidiary of the Company (the “Merger”), and, as a result of the Merger, all shares of Common Stock shall be exchanged for the right to receive ordinary shares of US$0.001 each in the capital of the Company (“Company Ordinary Shares”);
WHEREAS, on [•], 2022, pursuant to the terms of the Transaction Agreement, the Company, Concord and the Warrant Agent entered into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which the Company assumed Concord’s right and obligations under this Agreement from Concord; and
WHEREAS, pursuant to the Transaction Agreement, the Warrant Assumption Agreement, Section 4.4 of this Agreement and the Merger, effective as of the Merger Effective Time (as defined in the Transaction Agreement), each of the issued and outstanding Concord Warrants were no longer

A-F-3

exercisable for shares of Common Stock but instead became exercisable (subject to the terms and conditions of this Agreement) for Company Ordinary Shares (each a “Warrant” and collectively, the “Warrants”); and
WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;
WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and
WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”
3.3
Reference to Company Ordinary Shares.    (i) All references to “Common Stock” in the Existing Warrant Agreement (including all Exhibits thereto) shall mean “Company Ordinary Shares” with a nominal value of US$0.001 per share and (ii) all references to “stockholders” shall mean “shareholders.”

3.4
Detachability of Warrants.    Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”
Except that the defined term “Business Day” set forth therein shall be retained for all purposes of the Existing Warrant Agreement.
3.5
Working Capital Warrants.    All references to “Working Capital Warrants” in the Existing Warrant Agreement (including all Exhibits thereto) shall be deleted.

3.6
Duration of Warrants.    The first sentence of Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Transaction Agreement (a “Business Combination”), and terminating at 5:00 p.m., New York City time on the earliest to occur of: (x) the date that is five (5) years after the date on which the Business Combination is completed, (y) the liquidation of the Company, or (z) other than with respect to the Private Placement Warrants, the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in Subsection 3.3.2 below with respect to an effective registration statement.”
3.7
Exercise of Warrants.    A new subsection 3.3.6 is hereby inserted as follows:

“Payment of Nominal Value.    Notwithstanding any other provision of this Agreement, the issue of any Company Ordinary Share pursuant to the exercise or redemption of any Warrant (including any exercise or redemption made on a cashless basis pursuant to subsection 3.3.1, Section 6.1, Section 6.2, Section 7.4 or otherwise) shall be conditional on the payment to the Company, whether by payment of the Warrant Price in cash or otherwise, of an amount in cash at least equal to the number of Company Ordinary Shares in respect of which an exercise or redemption is made multiplied by the nominal value of such Company Ordinary Shares.”

A-F-4

3.8
Notices.

3.8.1   Section 9.2 of the Existing Warrant Agreement is hereby amended in part to change the delivery of notices to the Company to the following:
c/o Circle Internet Financial Limited
332 Congress Street
4th Floor
Boston, MA 02210
Attention: Legal Department
Email: legal@circle.com
3.8.2   Section 9.2 of the Existing Warrant Agreement is hereby further amended in part to delete the delivery of a copy of notices to White & Case, LLP, 1221 Avenue of the Americas, New York, NY 10020, Attn: Joel L. Rubinstein, Esq. and Elliot M. Smith, Esq., Email: joel.rubinstein@whitecase.com and elliot.smith@whitecase.com.
3.9   Currency.    A new Section 9.12 is hereby inserted as follows:
“Currency.    Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean U.S. dollars (USD) and all payments hereunder shall be made in U.S. dollars (USD).”
3.10   Warrant Certificate.    Exhibit A to the Existing Warrant Agreement is hereby amended by deleting Exhibit A in its entirety and replacing it with a new Exhibit A attached hereto.
4.    Miscellaneous Provisions.
4.1    Effectiveness of Warrant.    Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly conditioned on and subject to the occurrence of the Transactions (as defined in the Transaction Agreement) and shall automatically be terminated and shall be null and void if the Transaction Agreement shall be terminated for any reason.
4.2    Successors.    All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.
4.3    Severability.    This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
4.4    Applicable Law.    The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
4.5    Examination of this Agreement.    A copy of this Agreement shall be available at all reasonable times at the office of Computershare in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. Computershare may require any such holder to submit his Warrant for inspection by it.
4.6    Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Signatures to this Agreement

A-F-5

transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.
4.7    Effect of Headings.    The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.
4.8    Reference to and Effect on Agreements; Entire Agreement.
4.8.1    Any references to “this Agreement” in the Existing Warrant Agreement will mean the Existing Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Existing Warrant Agreement shall remain in full force and effect.
4.8.2    This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.
[Remainder of page intentionally left blank.]

A-F-6

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.
CONCORD ACQUISITION CORP
By:

Name:
Title:
CIRCLE INTERNET FINANCE
PUBLIC LIMITED COMPANY
By:

Name:
Title:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By:

Name:
Title:
COMPUTERSHARE TRUST COMPANY,N.A. AND COMPUTERSHARE, INC.,on behalf of both entities
By:

Name:
Title:
[Signature Page to Assignment, Assumption and Amendment Agreement]

EXHIBIT A
FORM OF WARRANT CERTIFICATE
[FACE]
Number
Warrants
THIS WARRANT SHALL BE NULL AND VOID IF NOT EXERCISED PRIOR TO
THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR
IN THE WARRANT AGREEMENT DESCRIBED BELOW
Circle Internet Finance Public Limited Company
Public Company Limited by Shares Incorporated in Ireland
CUSIP [•]
Warrant Certificate
This Warrant Certificate certifies that      , or registered assigns, is the registered holder of      warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to subscribe for ordinary shares, with a nominal value of $0.001 per share (“Company Ordinary Shares”), of Circle Internet Finance Public Limited Company, a public company limited by shares incorporated in Ireland (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable Company Ordinary Shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
Each whole Warrant is initially exercisable for one fully paid and non-assessable Company Ordinary Share. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrant, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number of the number of Company Ordinary Shares to be issued to the holder. The number of Company Ordinary Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.
The initial Exercise Price per Company Ordinary Share for any Warrant is equal to $11.50 per whole share. The Exercise Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.
Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become null and void.
Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.
This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.
CIRCLE INTERNET FINANCE PUBLIC LIMITED COMPANY
By:

Name:
Title:

[Form of Warrant Certificate]
[Reverse]
The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive Company Ordinary Shares and are issued or to be issued pursuant to a Warrant Agreement dated as of December 7, 2020, as amended by the Assignment, Assumption and Amendment Agreement dated as of , 2022 by and among Concord Acquisition Corp, a Delaware corporation, the Company, Continental Stock Transfer & Trust Company, a New York corporation and the Warrant Agent (as defined below) (the “Warrant Agreement”), duly executed and delivered by the Company to Computershare Trust Company, N.A., a federally chartered trust company and Computershare Inc., a Delaware corporation, as warrant agent (or successor warrant agent) (collectively, the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.
Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of Election to Subscribe set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the designated office(s) of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.
Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the Company Ordinary Shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Company Ordinary Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.
The Warrant Agreement provides that upon the occurrence of certain events the number of Company Ordinary Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a Company Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number of Company Ordinary Shares to be issued to the holder of the Warrant.
Warrant Certificates, when surrendered at the designated office(s) of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.
Upon due presentation for registration of transfer of this Warrant Certificate at the office(s) of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other third-party charges imposed in connection therewith.
The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Subscribe
(To Be Executed Upon Exercise of Warrant)
The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive           Company Ordinary Shares and herewith tenders payment for such Company Ordinary Shares to the order of Circle Internet Finance Public Limited Company (the “Company”) in the amount of $      in accordance with the terms hereof. The undersigned requests that a certificate for such Company Ordinary Shares be registered in the name of                 , whose address is                 and that such Company Ordinary Shares be delivered to whose address is                 . If said number of Company Ordinary Shares is less than all of the Company Ordinary Shares receivable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Company Ordinary Shares be registered in the name of                 , whose address is                 , and that such Warrant Certificate be delivered to                 , whose address is                 .
In the event that the Warrant has been called for redemption by the Company pursuant to Section 6.1 or Section 6.2 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.4 of the Warrant Agreement, the number of Company Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) and Section 6.4 of the Warrant Agreement.
In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of Company Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.
In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of Company Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.
In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Company Ordinary Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Company Ordinary Shares. If said number of shares is less than all of the Company Ordinary Shares receivable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Company Ordinary Shares be registered in the name of                 whose address is                 , and that such Warrant Certificate be delivered to                 , whose address is           .
Date: ,	(Signature)
(Address)
(Tax Identification Number)
Signature Guaranteed:
THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO SEC RULE 17Ad-15 (OR ANY SUCCESSOR RULE) UNDER THE SECURITIES EXCHANGE ACT, OF 1934, AS AMENDED).

EXHIBIT G
TOPCO CAPITALIZATION

EXHIBIT H
ESCROW

EXHIBIT I
ROLLOVER SCHEDULE
[Attached]

Annex B
COMPANY NUMBER 694215
COMPANIES ACT 2014
A PUBLIC COMPANY LIMITED BY SHARES
CONSTITUTION
OF
CIRCLE INTERNET FINANCE PUBLIC LIMITED COMPANY

COMPANY NUMBER 694215
COMPANIES ACT 2014
A PUBLIC COMPANY LIMITED BY SHARES
MEMORANDUM OF ASSOCIATION
OF
CIRCLE INTERNET FINANCE PUBLIC LIMITED COMPANY
(As amended by a special resolution passed on [ ] 2022)
1
The name of the company is Circle Internet Finance public limited company (the “Company”).

2
The Company is a public limited company, registered under Part 17 of the Companies Act 2014.

3
The objects for which the Company is established are as follows:

3.1
To acquire the entire issued and to be issued share capital of Circle Internet Financial Limited, a company incorporated under the law of Ireland with registered number 531058 (“Circle”) pursuant to an Irish law court-approved scheme of arrangement under Chapter 1 of Part 9 of the Act, in consideration for the issuance of shares in the capital of the Company to the shareholders of Circle, with a result that Circle will become a wholly owned subsidiary of the Company, and thereafter, to acquire, pursuant to a business combination or other transaction, Concord Acquisition Corp, a Delaware corporation, and to do and take all such things, measures, acts and actions (including, but not limited to, entering into agreements, contracts, deeds and other documents or instruments and giving undertakings, covenants, representations, warranties, indemnities, guarantees and other commitments and promises) as the Company considers may be necessary or required in connection therewith, or conducive or incidental thereto.

3.2
To carry on the business of developing, minting and otherwise managing digital currencies and other digital assets and developing and providing related infrastructure, products and services, including, but not limited to, payments, treasury, yield and custodial services, account management, commerce support and other financial applications.

3.3
To carry on the business of raising capital and funding for third parties via internet based offering platforms, including but not limited to the underwriting, marketing and promoting of offerings and other related activities and the support of investors using such platforms.

3.4
To carry on the business of a holding company, to determine Company strategy, and to co-ordinate the administration, finances and activities of any subsidiary companies or associated companies, to do all lawful acts and things whatever that are necessary or convenient in carrying on the business of such a holding company and, in particular, to carry on in all its branches the business of a management services company, to act as managers and to direct or coordinate the management of other companies or of the business, property and estates of any company or person and to undertake and carry out all such services in connection therewith as may be deemed expedient by the Company’s board of directors and to exercise its powers as a shareholder of other companies.

3.5
To carry on the business of manufacturer, distributor, wholesaler, retailer, service provider, investor, designer, trader and any other business (except the issuing of policies of insurance) which may seem to the Company’s board of directors capable of being conveniently carried on in connection with these objects or calculated directly or indirectly to enhance the value of or render more profitable any of the Company’s property.

3.6
To carry on all or any of the businesses as mentioned herein either as a separate business or as the principal business of the Company.

3.7
To carry on the business of investing in shares, bonds and other securities including investments in foreign currencies.

3.8
To invest any moneys of the Company in such investments and in such manner as may from time to time be determined, and to hold, sell or deal with such investments and generally to purchase, take on lease or in exchange or otherwise acquire any real and personal property and rights or privileges.

3.9
To acquire shares, stocks, debentures, debenture stock, indentures, notes, loan notes, loan stock, bonds, warrants, obligations and other securities of any description, by original subscription, tender, purchase, exchange or otherwise and to subscribe for the same either conditionally or otherwise, and to guarantee the subscription thereof and to exercise and enforce all rights and powers conferred by or incidental to the ownership thereof.

3.10
To facilitate, effect, and encourage the creation, issue or conversion of, and to offer for public or private subscription, tender, purchase or exchange, shares, stocks, debentures, debenture stock, indentures, notes, loan notes, loan stock, bonds, obligations and other securities of any description of the Company, of any member of the group to which the Company belongs or of any other person and to act as trustees in connection with any such securities and to take part in the conversion of business concerns and undertakings into companies.

3.11
To purchase or by any other means acquire any freehold, leasehold or other property and real estate and in particular lands, tenements and hereditaments of any tenure, whether subject or not to any charges or encumbrances, for any estate or interest whatever, and any rights, privileges or easements over or in respect of any property and real estate, and any buildings, factories, mills, works, wharves, roads, rigs, machinery, engines, plant, live and dead stock, barges, vessels or things, and any real or personal property or rights whatsoever which may be necessary for, or may conveniently be used with, or may enhance the value or property of the Company, and to hold or to sell, let, alienate, mortgage, charge or otherwise deal with all or any such freehold, leasehold, or other property and real estate, lands, tenements or hereditaments, rights, privileges or easements.

3.12
To establish and contribute to any scheme (including any share option scheme or similar scheme) for the purchase of shares in the Company to be held for the benefit of current, or former, directors, officers, employees and consultants of, or to, the Company or any of its subsidiaries or associated undertakings, and to lend or otherwise provide money to such schemes or any such directors, officers, employees and consultants to enable them to purchase shares of the Company, in each case subject to applicable law.

3.13
To sell, lease, exchange, grant, convey, transfer or otherwise dispose of any or all of the property and real estate, investments or assets of the Company of whatever nature or tenure for such price, consideration, sum or other return, whether equal to or less than the market value thereof and whether by way of gift or otherwise, as the board of directors of the Company shall deem appropriate and to grant any fee farm grant or lease or to enter into any agreement for letting or hire of any such property or asset for a rent or return equal to or less than the market or rack rent therefor or at no rent and subject to or free from covenants and restrictions as the board of directors of the Company shall deem appropriate.

3.14
To acquire and undertake the whole or any part of the business, good-will and assets of any person, firm or company carrying on or proposing to carry on any of the businesses which this Company is authorised to carry on, and as part of the consideration for such acquisition to undertake all or any of the liabilities of such person, firm or company, or to acquire an interest in, amalgamate with, or enter into any arrangement for sharing profits, or for co-operation, or for limiting competition or for mutual assistance with any such person, firm or company and to give or accept by way of consideration for any of the acts or things aforesaid or property acquired, any shares, stocks, debentures, debenture stock, indentures, notes, loan notes, loan stock, bonds, obligations and other securities of any description that may be agreed upon, and to hold and retain or sell, mortgage or deal with any shares, stocks, debentures, debenture stock, indentures, notes, loan notes, loan stock, bonds, obligations and other securities of any description so received.

3.15
To apply for, register, purchase, acquire, sell, lease, hold, use, administer, control, license or otherwise deal with any patents, brevets d’invention, copyrights, trademarks, licences, technical and industrial know-how, concessions and the like conferring any exclusive or non-exclusive or limited rights to use or any secret or other inventing information as to any invention which may seem capable of being used for any of the purposes of the Company or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop or grant licences in respect of or otherwise turn to account the property, rights or information so acquired.

3.16
To enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person or company carrying on or engaged in or about to carry on or engage in any business or transaction which the Company is authorised to carry on or engage in or any business or transaction capable of being conducted so as to, directly or indirectly, benefit the Company.

3.17
To incorporate or cause to be incorporated any one or more subsidiaries for the purpose of carrying on any business.

3.18
To invest and deal with the moneys of the Company not immediately required upon such securities and in such manner as may from time to time be determined.

3.19
To lend money to and guarantee the performance of the contracts or obligations of any company, firm or person, and the repayment of the capital and principal of, and dividends, interest or premiums payable on, any stock, shares and securities of any company, whether having objects similar to those of this Company or not, and to give all kinds of indemnities.

3.20
To enter into, invest or engage in, acquire, hold or dispose of any financial instruments or risk management instruments, whether or not of a type currently in existence, and currency exchange, interest rate or commodity or index linked transactions (whether in connection with or incidental to any other contract, undertaking or business entered into or carried on by the Company or whether as an independent object or activity), including securities in respect of which the return or redemption amount is calculated by reference to any index, price or rate, monetary and financial instruments of all kinds, futures contracts, swaps and hedges (including credit default, interest rate and currency swaps and hedges of any kind whatsoever), options contracts, contracts for differences, commodities (including bullion and other precious metals), forward rate agreements, debentures, debenture stock, warrants, commercial paper, promissory notes, mortgage backed securities, asset backed securities, dealings in foreign currency, spot and forward rate exchange contracts, caps, floors, collars, and any other foreign exchange, interest rate or commodity or index linked arrangements, and such other instruments whether for the purpose of making a profit or avoiding a loss or managing a currency or interest rate exposure or any other purpose and to enter into any contract for and to exercise and enforce all rights and powers conferred by or incidental, directly or indirectly, to such transactions or the termination of any such transactions.

3.21
To guarantee, support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (both present and future) and uncalled capital of the Company, or by both such methods, the performance of the obligations of, and the repayment or payment of the principal amounts of and premiums, interest and dividends on any securities of, any person, firm or company including, without prejudice to the generality of the foregoing, any company which is, for the time being, the Company’s subsidiary, holding company, subsidiary of any such holding company or otherwise associated with the Company in business.

3.22
To borrow or raise finance or secure the payment of money in such manner as the Company shall think fit, and in particular by the provision of a guarantee or by the issue of shares, stocks, debentures, debenture stock, notes, loan notes, loan stock, bonds, obligations and other securities of all kinds, either perpetual or terminable and either redeemable or otherwise and to secure the repayment of any money borrowed, raised or owing by trust deed, mortgage, charge, or lien upon the whole or any part of the Company’s property or assets (whether present or future) including its uncalled capital, and also by a similar trust deed, mortgage, charge or lien to secure and guarantee the performance by the Company of any obligation or liability it may undertake.

3.23
To carry on the business of financing and re-financing whether asset based or not (including financing and re-financing of financial assets), including managing financial assets with or without security in whatever currency including financing or re-financing by way of loan, acceptance credits, commercial paper, euro medium term bonds, euro bonds, asset-backed securities, securitisation, synthetic securitisation, collateralised debt obligations, bank placements, leasing, hire purchase, credit sale, conditional sale, factoring, forfeiting, invoice discounting, note issue facilities, project financing, bond issuances, participation and syndications, assignment, novation, factoring, discounting, participation, sub-participation, derivative contracts, securities/stock lending contracts, repurchase agreements or other appropriate methods of finance and to discount mortgage receivables, loan receivables and lease rentals for persons wherever situated in any currency whatsoever, and to do all of the foregoing as principal, agent or broker.

3.24
To draw, make, accept, endorse, discount, execute, negotiate and issue promissory notes, bills of exchange, bills of lading, warrants, indentures, debentures and other negotiable or transferable instruments.

3.25
To subscribe for, take, purchase or otherwise acquire, hold, sell and transfer shares, stocks, debentures, debenture stock, indentures, notes, loan notes, loan stock, bonds, obligations and other securities of any description of, or other interests in, any other company or person.

3.26
To hold in trust as trustees or as nominees and to deal with, manage and turn to account, any real or personal property of any kind, and in particular shares, stocks, debentures, debenture stock, indentures, notes, loan notes, loan stock, bonds, obligations and other securities of any description, policies, book debts, claims and choses in actions, lands, buildings, hereditaments, business concerns and undertakings, mortgages, charges, annuities, patents, licences, and any interest in real or personal property, and any claims against such property or against any person or company.

3.27
To constitute any trusts with a view to the issue of preferred and, deferred or other special stocks or securities based on or representing any shares, stocks and other assets specifically appropriated for the purpose of any such trust and to settle and regulate and if thought fit to undertake and execute any such trusts and to issue dispose of or hold any such preferred, deferred or other special stocks or securities.

3.28
To give any guarantee in relation to the payment of any debentures, debenture stock, indentures, notes, loan notes, loan stock, bonds, obligations or other securities of any description and to guarantee the payment of interest thereon or of dividends on any stocks or shares of any company.

3.29
To construct, erect and maintain buildings, houses, flats, shops and all other works, erections, and things of any description whatsoever either upon the lands acquired by the Company or upon other lands and to hold, retain as investments or to sell, let, alienate, mortgage, charge or deal with all or any of the same and generally to alter, develop and improve the lands and other property of the Company.

3.30
To provide for the welfare of persons in the employment of or holding office with, or formerly in the employment of or holding office with, the Company or any of its subsidiaries and associated undertakings, including directors and ex-directors and the spouses, widows, widowers and families, dependants or connections of such persons by grants of money, pensions or other payments and by forming and contributing to pension, provident or benefit funds or profit sharing or co-partnership schemes for the benefit of such persons, and to form, subscribe to or otherwise aid charitable, benevolent, religious, scientific, national or other institutions, exhibitions or objects which shall have any moral or other claims to support or aid by the Company by reason of the locality of its operation or otherwise.

3.31
To remunerate by cash payments or allotment of shares or securities of the Company credited as fully paid up or otherwise any person or company for services rendered or to be rendered to the Company or any member of the group to which the Company belongs, whether in the course of employment with the Company or any group company or the conduct or the management of the business of the Company or any group company or in placing or assisting to place or guaranteeing the placing of any of the shares or other securities of the Company’s, or any group company’s capital, or any debentures or other securities of the Company or any group company or in or about the formation or promotion of the Company or any group company.
3.32
To enter into and carry into effect any arrangement for joint working in business or for sharing of profits or for amalgamation with any other company or association or any partnership or person carrying on any business within the objects of the Company.

3.33
To distribute in specie or as otherwise may be resolved all or any portion of the assets of the Company among its shareholders and, in particular, the shares, debentures or other securities of any other company owned by the Company or which this Company may have the power to dispose of.

3.34
To vest any real or personal property, rights or interest acquired or belonging to the Company in any person or company on behalf of or for the benefit of the Company, and with or without any declared trust in favour of the Company.

3.35
To transact or carry on any business which may seem to be capable of being conveniently carried on in connection with any of these objects or calculated directly or indirectly to enhance the value of or facilitate the realisation of or render profitable any of the Company’s property or rights.

3.36
To accept stock or shares in or indentures, debentures, mortgages or securities of any other company in payment or part payment for any services rendered or for any sale made to or debt owing from any such company, whether such shares shall be wholly or partly paid up.

3.37
To pay all costs, charges and expenses incurred or sustained in or about the promotion and establishment of the Company or which the Company shall consider to be preliminary thereto and to issue shares as fully or in part paid up, and to pay out of the funds of the Company all brokerage and charges incidental thereto.

3.38
To procure the Company to be registered or recognised in Ireland or in any foreign country or in any colony or dependency of any such foreign country and to establish branches, places of business or subsidiaries in Ireland or any such foreign country or in any colony or dependency of any such foreign country.

3.39
To do all or any of the matters hereby authorised in any part of the world or in conjunction with or as trustee or agent for any other company or person or by or through any factors, trustees or agents.

3.40
To make gifts or grant bonuses to the directors or any other persons who are, or have been, in the employment of the Company including substitute and alternate directors.

3.41
To carry on any business which the Company may lawfully engage in and to do all such things incidental or conducive to the business of the Company.

3.42
To make or receive gifts by way of capital contribution or otherwise.

3.43
To reduce its share capital in any manner permitted by law.

3.44
To the extent permitted by law, to give whether directly or indirectly, any kind of financial assistance for the purpose of, or in connection with, the purchase of, or subscription for, shares, stocks, debentures, debenture stock, indentures, notes, loan notes, loan stock, bonds, obligations and other securities of any description of the Company or of any company which is at any given time the Company’s holding company.

3.45
To do and take all such things, measures, acts and actions (including, but not limited to, entering into agreements, contracts, deeds and other documents or instruments and giving undertakings, covenants, representations, warranties, indemnities and other commitments and promises) as the Company considers may be necessary or required in connection with, or incidental or conducive to, attainment of the above objects, or any of them, or as are capable of being conveniently carried on in connection therewith.

The objects specified in each paragraph of this clause 3 shall, except where otherwise expressed in such paragraph, be in no way limited or restricted by reference to, or inference from, the terms of any other paragraph. None of such paragraphs, the objects therein specified nor the powers thereby conferred shall be deemed subsidiary or auxiliary merely to the objects set out in the first paragraph of this clause 3, but the Company shall have full power to exercise all, or any, of the powers conferred by any part of this clause 3 in any part of the world, notwithstanding that the business, property or acts proposed to be transacted, acquired or performed do not fall within the objects set out in the first paragraph of this clause 3.
4
The liability of the shareholders is limited.

5
The authorised share capital of the Company is: US$3,100,000 and €25,000 divided into 2,300,000,000 ordinary shares of US$0.001 each (nominal value) and 800,000,000 preference shares of US$0.001 each (nominal value) and 25,000 euro deferred shares of €1.00 each (nominal value).

The shares forming the capital, increased or reduced, may be increased or reduced and be divided into such classes and issued with any preferred, deferred, qualified or other special rights and privileges and with such conditions, restrictions or qualifications, whether in regard to preference, dividends, capital (including return of capital), voting or otherwise, and may be held upon such terms as may be attached thereto or as may from time to time be provided by the original or any substituted or amended articles of association of the Company for the time being, but so that where shares are issued with any preferential or special rights attached thereto, such rights shall not be alterable otherwise than pursuant to the provisions of the Company’s articles of association for the time being in force.
For the purposes of this memorandum of association: (a) a reference to the “Act” means the Companies Act 2014 (including any statutory modification or re-enactment of it for the time being in force), (b) the terms “holding company”, “subsidiary”, “associated undertaking” and “member” have the meanings ascribed to such terms in section 7, section 8, paragraph 20 of Schedule 4 and section 168 of the Act, respectively; (c) the term “group” means the group of companies comprising the Company and its subsidiaries from time to time, (d) the term “shareholder”, insofar as it refers to the Company means a member of the Company; (e) the term “company” (except where used in reference to the Company) means and includes any body corporate, corporation, company, partnership, limited liability company or any body of persons, whether incorporated or not incorporated in Ireland or elsewhere in any other part of the world), (f) the words “including” and “includes” shall not be given a restrictive interpretation and shall be deemed to be followed by the words “without limitation” and (g) unless a clear contrary intention appears, the word “or” shall be deemed to be used in the inclusive sense of “and / or”.

COMPANY NUMBER 694215
COMPANIES ACT 2014
A PUBLIC COMPANY LIMITED BY SHARES
ARTICLES OF ASSOCIATION
OF
CIRCLE INTERNET FINANCE PUBLIC LIMITED COMPANY
(Adopted by special resolution passed on [•] 2022)

COMPANY NUMBER 694215
COMPANIES ACT 2014
A PUBLIC COMPANY LIMITED BY SHARES
ARTICLES OF ASSOCIATION
OF
CIRCLE INTERNET FINANCE PUBLIC LIMITED COMPANY
(As adopted by a special resolution passed on [ ] 2022)
PRELIMINARY
1
DEFINITIONS

1.1
In these Articles (unless the context requires otherwise) the following words have the following meanings:

“Act” means the Companies Act 2014 (including any statutory modification or re-enactment of it for the time being in force);
“acting in concert” has the meaning given to it in the Irish Takeover Rules;
“Articles” means the articles of association, as amended from time to time by Special Resolution;
“Auditors” means the statutory auditors for the time being of the Company;
“beneficial ownership” of any person or group of affiliated or associated persons shall have the meaning given to such term under the United States federal securities laws, including the Exchange Act;
“Board” means the Directors or any of them duly acting as the board of directors of the Company;
“certificated” means in relation to a share in the Company, a share which is recorded in the Share Register as being held in certificated form;
“chairperson” means the Director who is elected by the Directors from time to time to preside as chairperson at all meetings of the Board and at general meetings of the Company;
“Circle” means Circle Internet Financial Limited, a company incorporated under the law of Ireland with registered number 531058;
“clear days” means in relation to the period of a notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;
“Company” means Circle Internet Finance public limited company (or Circle Internet Finance plc), a public limited company organised under the laws of Ireland with company number 694215;
“Depositary” means any depositary, clearing agency, custodian, nominee or similar entity appointed under arrangements entered into by the Company or otherwise approved by the Board that holds, or is interested directly or indirectly, including through a nominee, in, shares, or rights or interests in respect thereof, and which issues certificates, instruments, securities or other documents of title, or maintains accounts, evidencing or recording the entitlement of the holders thereof, or account holders, to or to receive such shares, rights or interests (and shall include, where so approved by the Board, the trustees (acting in their capacity as such) of any employees’ share scheme established by the Company);

“Depositary Interest” means any certificate, instrument, security or other document of title issued, or account maintained, by a Depositary to evidence or record the entitlement of the holder, or account holder, to or to receive shares, or rights or interests in respect thereof;
“Directors” means the directors of the Company from time to time;
“document” includes, unless otherwise specified, any document sent or supplied in electronic form;
“electronic communication” has the meaning given in the Electronic Commerce Act 2000 (including any statutory modification or re-enactment of it for the time being in force);
“electronic general meeting” a general meeting hosted on an electronic platform, whether that general meeting is physically hosted at a specific location simultaneously or not;
“electronic means” has the meaning given to it in section 2 of the Act, and includes it being done by means of all forms of electronic communication as the Board may, from time to time, prescribe, either generally or for a particular purpose;
“electronic platform”, means any form of electronic platform and includes, without limitation, website addresses, application technology and conference call systems;
“electronic signature” has the meaning given in the Electronic Commerce Act 2000 (including any statutory modification or re-enactment of it for the time being in force);
“Euro Deferred Shares” means the euro deferred shares of €1.00 each (par value) in the capital of the Company;
“Exchange Act” means the Securities Exchange Act of 1934 of the United States of America, as amended from time to time;
“execution” means any mode of execution, including such forms of electronic signature or other means of verifying the authenticity of a communication by electronic means as the Board may, from time to time, prescribe, either generally or for a particular purpose(and “executed” shall be construed accordingly);
“Group” means the group comprising the Company and its subsidiaries within the meaning of section 7 of the Act for the time being;
“Group Member” means any member of the Group, including the Company;
“holder” or “shareholder”, means in relation to a share, the member whose name is entered in the Share Register as the holder of that share or, where the context permits, the members whose names are entered in the Share Register as the joint holders of shares in the Company;
“interest in shares” includes, where the context permits, “interests in securities” as defined in the Irish Takeover Rules and, for the avoidance of doubt, includes, without duplication, beneficial ownership and Depositary Interests, and “interested in shares” will be construed accordingly;
“Irish Takeover Rules” means the Irish Takeover Panel Act, 1997, Takeover Rules, 2013, (including any statutory modification or re-enactment of it for the time being in force);
“member” means a member within the meaning of section 168 of the Act;
“Operator” means the operator of the Uncertificated System;
“Ordinary Resolution” means an ordinary resolution of the Company’s shareholders within the meaning of the Act;
“Ordinary Shares” means ordinary shares of $0.001 each (par value) in the capital of the Company, which shall rank pari passu in all respects;
“paid” or “paid up” means paid up or credited as paid up;

“Preferred Shares” means the preferred shares of $0.001 each (par value) in the capital of the Company;
“Redeemable Shares” means redeemable shares within the meaning of sections 64 and 66(4) of the Act;
“Registered Office” means the registered office for the time being of the Company or, as appropriate, in the case of sending or supplying documents or information by electronic means, the address specified by the Board for the purpose of receiving documents or information by electronic means;
“Rights” has the meaning given to that term in Article 10;
“Rights’ Plan” has the meaning given to that term in Article 10;
“Scheme” means the scheme of arrangement proposed to be made under Chapter 1 of Part 9 of the Act between Circle and its shareholders, pursuant to which the Company, if sanctioned by the High Court of Ireland, will acquire the entire issued shares in the capital of Circle with or subject to any modification, addition or condition approved or imposed, pursuant to which, if declared effective, the Company shall become the holding company of Circle;
“Scheme Effective Time” means the time and date on which the Scheme becomes effective;
“Seal” means the common seal of the Company or any official or securities seal that the Company has or may have as permitted by the Statutes;
“Secretary” means the secretary of the Company or any other person appointed to perform any of the duties of the secretary of the Company including a joint, temporary, assistant or deputy secretary;
“share” means a share in the capital of the Company;
“Share Register” means the Company’s register of shareholders kept pursuant to the Statutes or, as the case may be, any overseas branch register kept pursuant to these Articles;
“Special Resolution” means a special resolution of the Company’s shareholders within the meaning of the Act;
“Statutes” the Act and every other legislation, statute, order regulation, instrument or other subordinate legislation for the time being in force concerning companies and affecting the Company, including any statutory re-enactment or modification of the Act or any other act, order, regulation, instrument, subordinate legislation or statutory instrument;
“treasury shares” means treasury shares within the meaning of section 109 of the Act;
“uncertificated” means in relation to a share, a share to which title is recorded in the Share Register as being held in uncertificated form;
“Uncertificated Securities Regulations” means the Companies Act 1990 (Uncertificated Securities) Regulations 1996 (SI No. 68 of 1996) which are carried over by Schedule 6 of the Act, including any modification thereof and any legislation, order, regulation, instrument or subordinate legislation relating to the holding, evidencing of title to, or the transfer of, uncertificated shares or other securities (and all legislation, rules or other arrangements made under or by virtue of such provisions) in force from time to time;
“Uncertificated System” means any applicable system which is a “relevant system” (for the purposes of the Uncertificated Securities Regulations), any applicable successor or similar or alternative system to such a “relevant system”;
“working day” means a day that is not a Saturday, Sunday or public holiday in Ireland or the United States;
“writing” includes printing, typewriting, lithography, photography, electronic mail and any other mode or modes of presenting or reproducing words in a visible form including communications by electronic means; and

“$” means, US dollars, the lawful currency of the United States, and “€” means euro, the lawful currency of Ireland.
1.2
In these Articles:

(A)
words or expressions which are not defined in Article 1.1 or elsewhere in these Articles have the same meanings (where applicable) as in the Statutes as in force on the date of the adoption of these Articles;

(B)
a reference to any Statute or any provision of a Statute includes a reference to any statutory modification or re-enactment of it for the time being in force, as (where applicable) amended or modified or extended by any other Statute or any order, regulation, instrument or other subordinate legislation made under such Statute or statutory provision or under the Statute under which such statutory instrument was made;

(C)
words in the singular include the plural and vice versa, words importing any gender include all genders and a reference to a “person” includes any individual, firm, partnership, unincorporated association, company, corporation or other body corporate;

(D)
“mental disorder” means mental disorder as defined in section 3 of the Mental Health Act 2001 (including any statutory modification or re-enactment of it for the time being in force);

(E)
where an Ordinary Resolution is expressed to be required for any purpose, a Special Resolution is also effective for such purpose;

(F)
headings do not affect the interpretation of any Article;

(G)
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding the terms;

(H)
any reference to a dividend includes any dividend or other distribution, in cash or by the distribution of assets, paid or distributed to shareholders out of the profits of the Company available for distribution, and includes final dividends, interim dividends and bonus dividends;

(I)
reference to “officer” or “officers” in these Articles means any executive that has been designated by the Company as an “officer” and, for the avoidance of doubt, shall not have the meaning given to such term in the Act, and any such officers shall not constitute officers of the Company within the meaning of section 2(1) of the Act; and

(J)
the masculine gender shall include the feminine and neuter, and vice versa, and the singular number shall include the plural, and vice versa, and words importing persons shall include firms or companies.

1.3
These Articles shall be governed by and construed in accordance with Irish law.

2
OPTIONAL PROVISIONS OF THE ACT

2.1
Without prejudice to section 1007(4) of the Act and save as otherwise expressly provided in these Articles, where a provision of these Articles covers substantially the same subject matter as any optional provisions (as defined in section 1007(2) of the Act) of the Act, any such optional provisions shall be deemed not to apply to the Company and, for the avoidance of doubt, these Articles shall be deemed to have effect and prevail over the terms of such optional provisions.

2.2
Sections 43(2), 43(3), 77 to 81, 95(1)(a), 96(2) to (11), 124, 125, 126, 144(3), 144(4), 148(2), 158, 159, 160, 161, 162, 165, 181(6), 182(2) and (5), 183(3) and (6), 187, 188, 338(5), 338(6), 618(1)(b), 620(8), 1090, 1092 and 1113 of the Act shall not apply to the Company.

CAPITAL
3
SHARE CAPITAL

3.1
The authorised share capital of the Company is: US$3,100,000 and €25,000 divided into 2,300,000,000 ordinary shares of US$0.001 each (nominal value) and 800,000,000 preference shares of US$0.001 each (nominal value) and 25,000 euro deferred shares of €1.00 each (nominal value).

3.2
Subject to the provisions of the Statutes and of these Articles and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, any shares in the capital of the Company may be issued with such preferred, deferred, qualified or other special rights and privileges and with such conditions restrictions or qualifications, whether in regard to preference, dividend, capital (including return of capital), voting or otherwise (including, but without prejudice to the generality of the foregoing, and subject to the provisions of the Statutes, shares which are to be redeemed or are liable to be redeemed at the option of the Company or the holders) as the Company may from time to time by Ordinary Resolution determine or, if the Company does not so determine, as the Directors may determine.

3.3
If two or more persons are registered as joint holders of any share any one of such persons may give effective receipts for any dividends or other monies payable in respect of such share, but such power shall not apply to the legal personal representatives of a deceased shareholder.

3.4
The Company shall not be bound to register more than four persons as joint holders of any share.

4
ORDINARY SHARES

4.1
The Ordinary Shares shall entitle the holders thereof to the rights set out below:

(A)
the Directors may declare and pay dividends on the Ordinary Shares in accordance with Article 121 to Article 132;

(B)
on a return of capital of the Company on a winding-up or otherwise, any surplus assets of the Company available for distribution to the holders of Ordinary Shares shall, be distributed to each holder of an Ordinary Share pro rata to its shareholding;

(C)
subject to the right of the Company to set record dates for the purposes of determining the identity of members entitled to notice of and / or to vote at a general meeting and to the provisions of Article 63 and any rules or regulations applicable to the conduct of any general meeting of the Company, each holder of an Ordinary Share shall have the right to attend and speak at any general meeting of the Company and to exercise one vote for every Ordinary Share of which it is the holder; and

(D)
Ordinary Shares are freely transferable in accordance with Article 39.

4.2
Unless the Directors specifically elect to treat such acquisition as a purchase for the purposes of the Act, an Ordinary Share shall be automatically deemed to be a Redeemable Share on, and from the time of, the existence or creation of an agreement, transaction or trade between the Company (including any agent or broker acting on behalf of the Company) and any person pursuant to which the Company acquires, agrees to acquire or will acquire Ordinary Shares, or an interest in Ordinary Shares, from such person. In these circumstances, the acquisition of such shares or interest in shares by the Company, save where acquired otherwise than for valuable consideration in accordance with the Act, shall constitute the redemption of a Redeemable Share in accordance with the Act. No resolution, whether special or otherwise, shall be required to be passed to deem any Ordinary Share a Redeemable Share.

4.3
The rights conferred upon any holder of any pre-existing shares in the share capital of the Company shall be deemed not to be varied by the operation of Article 4.2.

5
PREFERRED SHARES

5.1
The Preferred Shares may, from time to time, be allotted and issued, in one or more classes or series designated by the Directors, and the Directors are authorised to fix for each such class or series such voting power, full or limited, or no voting power, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series of Preferred Shares may be:

(A)
redeemable at the option of the Company, or the holders, or both, with the manner of the redemption to be set by the Board, and redeemable at such time or times, including upon a fixed date, and at such price or prices;

(B)
entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes of shares or any other series;

(C)
entitled to such rights to receive upon a return of capital of the Company on a winding-up or otherwise, any surplus assets of the Company available for distribution; or

(D)
convertible into, or exchangeable for, shares of any other class or classes of shares, or of any other series of the same or any other class or classes of shares, of the Company at such price or prices or at such rates of exchange and with such adjustments as the Directors determine, which rights and restrictions may be as stated in such resolution or resolutions of the Directors as determined by them in accordance with this Article 5.1. The Board may at any time before the allotment of any Preferred Share (or class or series thereof) by further resolution in any way amend the designations, preferences, rights, qualifications, limitations or restrictions, or vary or revoke the designations of such Preferred Shares (or class or series thereof).
5.2
The rights conferred upon any holder of any pre-existing shares in the share capital of the Company shall be deemed not to be varied by the creation, issue and allotment of Preferred Shares (or class or series thereof) in accordance with Article 5.1.

6
EURO DEFERRED SHARES

6.1
The Euro Deferred Shares shall rank pari passu with, and have the same rights, and be subject to the same restrictions, as the Ordinary Shares until the Scheme Effective Time.

6.2
From the Scheme Effective Time:

(A)
the holders of the Euro Deferred Shares shall not be entitled to receive notice of, attend, speak or vote at, any general meeting.

(B)
the holders of the Euro Deferred Shares shall not be entitled to receive any dividend or distribution declared, made or paid or any return of capital (save as provided for in this Article) and shall not be entitled to any further or other right of participation in the assets of the Company;

(C)
on a winding up of the Company, or other return of capital by the Company (other than on a redemption of any class of shares in the capital of the Company), the holders of the Euro Deferred Shares shall be entitled to participate in such winding up or return of capital, provided that such entitlement shall be limited to the repayment of the amount paid up or credited as paid up on the Euro Deferred Shares and shall be paid only after the holders of Ordinary Shares shall have received payment in respect of such amount as is paid up or credited as paid up on the Ordinary Shares held by them at that time, plus the payment in cash of €5,000,000 on each such Ordinary Share; and

(D)
the Company as agent for the holders of Euro Deferred Shares shall have the irrevocable authority to authorise and instruct the Secretary (or any other person as the Directors determine) to acquire, or to accept the surrender of, the Euro Deferred Shares for no consideration or for valuable consideration and to execute on behalf of such holders such documents as are necessary in connection with such acquisition or surrender, and pending such acquisition or surrender to retain the certificates, to the extent issued, for such Euro Deferred Shares. Any request by the Company to acquire, or for the surrender of, any Euro Deferred Shares may be made by the Directors depositing at the Registered Office a notice addressed to such person as the Directors shall have nominated on behalf of the holders of Euro Deferred Shares. A person whose shares have been acquired or surrendered in accordance with this Article shall cease to be a shareholder in respect of such Euro Deferred Shares but shall notwithstanding remain liable to pay the Company all monies which, at the date of acquisition or surrender, were payable by him or her to the Company in respect of such shares, but his or her liability shall cease if and when the Company has received payment in full of all such monies in respect of such shares. A notice issued pursuant to this Article shall be deemed to be validly issued notwithstanding the provisions of Articles 139 to 145 inclusive. The provisions of Article 6.2 shall apply to any acquisition of Euro Deferred Shares for valuable consideration as if reference therein to an Ordinary Share was to a Euro Deferred Share.

7
SECTION 1021: ALLOTMENT AUTHORITY

The Directors are, for the purposes of section 1021 of the Act, generally and unconditionally authorised to exercise all powers of the Company to allot relevant securities (as defined by the said section 1021) up to the amount of Company’s authorised share capital as of the date of adoption of these Articles (including any shares acquired or redeemed by the Company pursuant to the provisions of the Act and held as treasury shares), and, unless it is renewed or a longer period of time is allowed under applicable law, this authority shall expire five years from the date of adoption of these Articles. The Company may, before the expiry of such authority, make an offer or agreement which would, or might, require relevant securities to be allotted after such expiry and the Directors may allot relevant securities in pursuance of such an offer or agreement as if the authority conferred by this Article 7 had not expired.
8
SECTION 1023: PRE-EMPTION DISAPPLICATION

The Directors are hereby empowered pursuant to sections 1022 and 1023(3) of the Act to allot equity securities (within the meaning of the said section 1023) for cash pursuant to the authority conferred by Article 7 as if section 1022(1) of the Act did not apply to any such allotment, and, unless it is renewed or a longer period of time is allowed under applicable law, this power shall expire five years from the date of adoption of these Articles. The Company may, before the expiry of such power, make an offer or agreement which would, or might, require equity securities to be allotted after such expiry and the Directors may allot equity securities in pursuance of such an offer or agreement as if the power conferred by this Article 8 had not expired.
9
RESIDUAL ALLOTMENT PROVISIONS

9.1
Subject to the provisions of these Articles relating to new shares, the shares shall be at the disposal of the Directors, and they may (subject to the provisions of the Act) allot, re-classify, grant options over or otherwise dispose of them to such persons, on such terms and conditions and at such times as they may consider to be in the best interests of the Company and its shareholders, but so that no share shall be issued at a discount save in accordance with the Act, and so that the amount payable on application on each share shall not be less than one-quarter of the nominal amount of the share and the whole of any premium thereon. To the extent permitted by the Act, shares may also be allotted by a committee of the Directors or by any other person where such committee or person is so authorized by the Directors.

9.2
Subject to any requirement to obtain the approval of shareholders under any laws, regulations or the rules of any stock exchange to which the Company is subject, the Board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the Board deems advisable, options to purchase or subscribe for such number of shares of any class or classes or of any series of any class as the Board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued.
9.3
The Company may issue permissible letters of allotment (as defined by section 1019 of the Act).

9.4
Nothing in these Articles shall preclude the Directors from recognising a renunciation of the allotment of any shares by any allottee in favour of some other person.

9.5
If by the conditions of allotment of any share the whole or part of the amount or issue price thereof shall be payable by instalments, every such instalment when due shall be paid to the Company by the person who for the time being shall be the holder of the share.

10
RIGHTS’ PLAN

10.1
Subject to applicable law, the Directors are hereby expressly authorised to adopt any shareholder rights’ plan (a “Rights’ Plan”) upon such terms and conditions as the Directors deem expedient in the best interests of the Company, including, without limitation, where the Directors are of the opinion that a Rights’ Plan could grant them additional time to gather relevant information or pursue strategies in response to or anticipation of, or could prevent, a potential change of control of the Company or accumulation of shares in the Company or interests therein.

10.2
The Directors may exercise any power of the Company to grant rights (including approving the execution of any documents relating to the grant of such rights) to subscribe for Ordinary Shares or Preferred Shares in the share capital of the Company (“Rights”) in accordance with the terms of a Rights’ Plan.

10.3
The duties of the Directors to the Company under applicable law, including, but not limited to, the Act and common law, are hereby deemed amended and modified such that the adoption of a Rights’ Plan and any actions taken thereunder by the Directors (if so approved by the Directors) shall be deemed to constitute an action in the best interests of the Company in all circumstances, and any such action shall be deemed to be immediately confirmed, approved and ratified.

11
COMMISSIONS AND BROKERAGE

The Company may pay commission to any person in consideration of any person subscribing or agreeing to subscribe, whether absolutely or conditionally, for any shares in the capital of the Company or procuring or agreeing to procure subscriptions, whether absolute or conditional, for any shares in the Company on such terms and subject to the provisions of the Act and such conditions as the Directors may determine, including, without limitation, by paying cash or allotting and issuing fully or partly paid shares or any combination of the two. The Company may also, on any issue of shares, pay such brokerage as may be lawful.
12
TRUSTS NOT RECOGNISED

Except as otherwise expressly provided by these Articles or as required by law or as ordered by a court of competent jurisdiction, no person shall be recognised by the Company as holding any share on any trust, and the Company shall not be bound by or required to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any right whatsoever in respect of any share or any interest in any fractional part of a share other than an absolute right to the entirety thereof in the registered holder. This shall not preclude the Company from requiring the shareholders or a transferee of shares to furnish the Company with information as to the beneficial ownership of any share when such information is reasonably required by the Company.
13
FINANCIAL ASSISTANCE

Save as permitted by the Statutes, the Company shall not give, whether directly or indirectly and whether by means of a loan, guarantee, the provisions of security or otherwise, any financial assistance for the purpose of an acquisition made or to be made by any person of any shares in the Company or, where the Company is a subsidiary, in its holding company.
14
REDEMPTION AND REPURCHASE OF OWN SHARES

14.1
Subject to the provisions of the Act and the other provisions of these Articles, and without prejudice to the provisions of Articles 4.3 and 5.2, the Company may:

(A)
pursuant to section 66(4) of the Act, issue any shares which are to be redeemed or are liable to be redeemed at the option of the Company or the shareholders on such terms and in such manner as may be determined by the Directors;

(B)
redeem shares of the Company on such terms as may be contained in, or be determined pursuant to the provisions of, these Articles. Subject as aforesaid, the Company may cancel any shares so redeemed or may hold them as treasury shares and re-issue such treasury shares as shares of any class or classes or cancel them;

(C)
subject to or in accordance with the provisions of the Act and without prejudice to any relevant special rights attached to any class of shares, acquire any of its own shares (including any Redeemable Shares and without any obligation to purchase on any pro rata basis as between shareholders, including shareholders of the same class) and may cancel any shares so purchased or hold them as treasury shares and may reissue any such shares as shares of any class or classes or cancel them; or

(D)
convert any of its shares into Redeemable Shares.

14.2
The Company may make a payment in respect of the redemption or purchase of its own shares in any manner permitted by the Act.

14.3
Unless the Board determines otherwise, the holder of any shares being purchased or redeemed shall be bound to deliver up to the Company at its Registered Office or such other place as the Board shall specify, the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to him or her the purchase or redemption monies or consideration in respect thereof.

15
VARIATION OF CLASS RIGHTS

15.1
Subject to the provisions of the Act and the other provisions of these Articles and without prejudice to the provisions of Articles 4.3 and 5.2, if at any time the share capital is divided into different classes of shares, the rights attached to any class of shares may, whether or not the Company is being wound up, be varied or abrogated:

(A)
with the consent in writing from the holders of at least three-quarters in nominal value of the issued shares of that class (excluding any shares held as treasury shares); or

(B)
with the sanction of a Special Resolution passed at a separate general meeting of the holders of the shares of that class sanctioning the variation, provided that, if the relevant class of holders has only one holder, that person present in person or by proxy shall constitute the necessary quorum for such a meeting. To every such meeting the provisions of Article 46.5 shall apply.

15.2
Subject to the terms of issue of or rights attached to any shares, the rights or privileges attached to any class of shares shall be deemed not to be varied or abrogated by:

(A)
the creation or issue of any new shares ranking pari passu in all respects (save as to the date from which such new shares shall rank for dividend) therewith;

(B)
the operation of Article 4.2;

(C)
the issue and allotment of Preferred Shares (or class or series thereof) in accordance with Article 5.1; or

(D)
the reduction of the capital paid up on such shares or by the purchase or redemption by the Company of any of its own shares in accordance with the Statutes and these Articles.

16
VARIATION OF COMPANY CAPITAL

16.1
The Company may by Ordinary Resolution vary its company capital as permitted by section 83 of the Act.

17
FRACTIONS

17.1
If, as the result of a consolidation and division or a sub-division of shares, fractions of shares become attributable to shareholders, the Board may on behalf of the shareholders deal with the fractions as it thinks fit, including (without limitation) in either of the ways prescribed in this Article below.

17.2
The Board may sell shares representing the fractions to any person (including, subject to the Statutes, the Company) for the best price reasonably obtainable and distribute the net proceeds of sale (subject to any applicable tax, abandoned property laws and the reasonable expenses of sale) in due proportion amongst the persons to whom such fractions are attributable (except that if the amount due to a person is less than €5.00, or such other sum as the Board may decide, the Company may retain such sum for its own benefit). To give effect to such sale the Board may:

(A)
in the case of certificated shares, authorise a person to execute an instrument of transfer of shares to the purchaser or as the purchaser may direct; and

(B)
in the case of uncertificated shares, exercise any power conferred on it by Article 21.9 (to effect a transfer of the shares.

17.3
The purchaser will not be bound to see to the application of the purchase monies in respect of any such sale. The title of the transferee to the shares will not be affected by any irregularity in or invalidity of the proceedings connected with the sale or transfer. Any instrument or exercise referred to in Article 17.2 shall be effective as if it had been executed or exercised by the holder of the shares to which it relates.

17.4
In relation to such fractions, the Board may issue, subject to the Statutes, to a shareholder credited as fully paid by way of capitalisation the minimum number of shares required to round up his or her holding of shares to a number which, following a consolidation and division or a sub-division, leaves a whole number of shares (such issue being deemed to have been effected immediately before the consolidation or the sub-division, as the case may be). The amount required to pay up those shares may be capitalised as the Board thinks fit out of amounts standing to the credit of any reserve or fund of the Company (including any share premium account, undenominated capital account, revaluation reserve, capital redemption reserve and profit and loss account), whether or not available for distribution, and applied in paying up in full the appropriate number of shares. A resolution of the Board capitalising part of any such reserve or fund will have the same effect as if the capitalisation had been made with the sanction of an Ordinary Resolution of the Company pursuant to Article 131. In relation to the capitalisation the Board may exercise all the powers conferred on it by Article 131 without the sanction of an Ordinary Resolution of the Company.

18
REDUCTION OF SHARE CAPITAL

The Company may by Special Resolution reduce its company capital in any way it thinks expedient as permitted by section 84 of the Act.
CERTIFICATED SHARES
19
RIGHT TO CERTIFICATES

19.1
The shares of the Company may be either represented by certificates or, if permissible by applicable Statutes and the conditions of issue of the relevant shares so provide, by uncertificated shares.

Except as required by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class shall be identical.
19.2
Subject to the Statutes, the requirements of (to the extent applicable) the rules of any stock exchange to which the shares are admitted to trading, and these Articles, every person (except any person in respect of whom the Company is not required by the Statutes to complete and have ready for delivery a share certificate), upon becoming the holder of a certificated share is entitled, without charge, to receive within one month after allotment or within one month of lodgement of a transfer (unless the conditions of issue provide for a longer interval), one certificate for all the certificated shares of a class registered in his or her name or, in the case of certificated shares of more than one class being registered in his or her name, to a separate certificate for each class of shares, unless the terms of issue of the shares provide otherwise.

19.3
Where a shareholder transfers part of his or her shares comprised in a certificate, the old certificate shall be cancelled and he or she shall be entitled, without charge, to one certificate for the balance of the certificated shares retained by him or her.

19.4
If and so long as all the issued shares in the capital of the Company or all the issued shares of a particular class are fully paid up and rank pari passu for all purposes, then none of those shares shall bear a distinguishing number. In all other cases each share shall bear a distinguishing number.

19.5
In the case of joint holders of shares held in certificated form the Company shall not be bound to issue more than one certificate to all the joint holders, and delivery of such certificate to any one of them shall be sufficient delivery to all.

19.6
A certificate shall specify the number and class and the distinguishing numbers (if any) of the shares in respect of which it is issued and the amount paid up on the shares. It shall be issued under the Seal, which may be affixed to or printed on it, or in such other manner as the Board may approve, having regard to the terms of issue and the requirements of (to the extent applicable) the rules of any stock exchange to which the shares are admitted to trading (including by way of signature or facsimile of the signature of any person to be applied to such share certificate by any mechanical or electronic means in place of that person’s actual signature).

20
REPLACEMENT CERTIFICATES

If any certificate is worn-out, defaced, lost or destroyed, the Company may cancel it and issue a replacement certificate subject to such terms as the Board may decide as to evidence and indemnity (with or without security) and to payment of any exceptional out-of-pocket expenses of the Company in investigating such evidence and preparing such indemnity or such security but otherwise free of charge, and (if the certificate is worn-out or defaced) on delivery up of the old certificate.
UNCERTIFICATED SHARES
21
UNCERTIFICATED SHARES

21.1
The Board may resolve that a class of shares is to become, or is to cease to be, a Participating Security.

21.2
Shares of a class shall not be treated as forming a separate class from other shares of the same class as a consequence of such shares being held in certificated or uncertificated form or of any provision in these Articles or the Uncertificated Securities Regulations applying only to certificated shares or to uncertificated shares.

21.3
Any share of a class which is a Participating Security may be changed from an uncertificated share to a certificated share and from a certificated share to an uncertificated share in accordance with the Uncertificated Securities Regulations.

21.4
These Articles apply to uncertificated shares of a class which is a Participating Security only to the extent that these Articles are consistent with the holding of such shares in uncertificated form, with the transfer of title to such shares by means of the Uncertificated System and with the Uncertificated Securities Regulations.

21.5
The Board may establish regulations not included in these Articles which (in addition to or in substitution for any provisions in these Articles):

(A)
apply to the issue, holding or transfer of uncertificated shares;

(B)
set out (where appropriate) the procedures for conversion and/or redemption of uncertificated shares; and/or

(C)
the Board considers necessary or appropriate to ensure that these Articles are consistent with the Uncertificated Securities Regulations and/or the Operator’s rules and practices.

21.6
Such regulations will apply instead of any relevant provisions in these Articles which relate to certificates and the transfer, conversion and redemption of shares or which are not consistent with the Uncertificated Securities Regulations, in all cases to the extent (if any) stated in such regulations. If the Board makes any such regulations, Article 21.4 will (for the avoidance of doubt) continue to apply to these Articles, when read in conjunction with those regulations.

21.7
Any instruction given by means of an Uncertificated System as referred to in these Articles shall be a dematerialised instruction given in accordance with the Uncertificated Securities Regulations, the facilities and requirements of the Uncertificated System and the Operator’s rules and practices.

21.8
For any purpose under these Articles, the Company may treat a shareholder’s holding of uncertificated shares and of certificated shares of the same class as if they were separate holdings, unless the Board otherwise decides.

21.9
Where the Company is entitled under the Statutes, the Operator’s rules and practices, these Articles or otherwise to dispose of, forfeit, enforce a lien over or impose a restriction on or sell or otherwise procure the sale of any shares of a class which is a Participating Security which are held in uncertificated form, the Board may take such steps (subject to the Uncertificated Securities Regulations and to such rules and practices) as may be required or appropriate, by instruction by means of the Uncertificated System or otherwise, to effect such disposal, forfeiture, enforcement or sale including by (without limitation):

(A)
requesting or requiring the deletion of any computer-based entries in the Uncertificated System relating to the holding of such shares in uncertificated form;

(B)
altering such computer-based entries so as to divest the holder of such shares of the power to transfer such shares other than to a person selected or approved by the Company for the purpose of such transfer;

(C)
requiring any holder of such shares, by notice in writing to him or her, to change his or her holding of such uncertificated shares into certificated form within any specified period;

(D)
requiring any holder of such shares to take such steps as may be necessary to sell or transfer such shares as directed by the Company;

(E)
otherwise rectify or change the Share Register in respect of any such shares in such manner as the Board considers appropriate (including, without limitation, by entering the name of a transferee into the Share Register as the next holder of such shares); and/or

(F)
appointing any person to take any steps in the name of any holder of such shares as may be required to change such shares from uncertificated form to certificated form and/or to effect the transfer of such shares (and such steps shall be effective as if they had been taken by such holder).

21.10
The Company shall enter on the Share Register how many shares are held by each shareholder in uncertificated form and in certificated form and shall maintain the register in each case as is required by the Uncertificated Securities Regulations and the relevant system concerned.

21.11
The provisions of Articles 19 and 20 shall not apply to uncertificated shares.

LIEN ON SHARES
22
COMPANY’S LIEN ON SHARES NOT FULLY PAID

22.1
The Company shall have a first and paramount lien on each issued share (not being a fully paid share) for all amounts payable to the Company (whether actually or contingently and whether presently payable or not) in respect of such share.

22.2
The lien applies to all dividends on any such share and to all amounts payable by the Company in respect of such share. It also applies notwithstanding that:

(A)
the Company may have notice of any equitable or other interest of any person in any such share; or

(B)
any such amounts payable may be the joint debts and liabilities of both the holder of the share and one or more other persons.

22.3
The Board may resolve that any share be exempt wholly or in part from this Article.

23
ENFORCEMENT OF LIEN BY SALE

23.1
For the purpose of enforcing the Company’s lien on any shares, the Board may sell them in such manner as it decides if an amount in respect of which the lien exists is presently payable and is not paid within fourteen (14) clear days following the giving of a notice to the holder (or any person entitled by transmission to the share) demanding payment of the amount due within such fourteen clear day period and stating that if the notice is not complied with the shares may be sold.

23.2
To give effect to such sale the Board may:

(A)
in the case of certificated shares, authorise a person to execute an instrument of transfer of shares in the name and on behalf of the holder of, or the person entitled by transmission to, them to the purchaser or as the purchaser may direct; and

(B)
in the case of uncertificated shares, exercise any power conferred on it by Article 21.9 to effect a transfer of the shares.

23.3
The purchaser will not be bound to see to the application of the purchase monies in respect of any such sale. The title of the transferee to the shares will not be affected by any irregularity in or invalidity of the proceedings connected with the sale or transfer, and after the name of the purchaser has been entered in the Share Register, the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively. Any instrument or exercise referred to in Article 23.2 shall be effective as if it had been executed or exercised by the holder of, or the person entitled by transmission to, the shares to which it relates.

23.4
The net proceeds of any sale of shares subject to the Company’s lien under these Articles (after payment of the costs and expenses of sale) shall be applied in or towards satisfaction of the amount then due to the Company in respect of the shares. Any balance shall be paid to the original holder of, or the person entitled (but for such sale) by transmission to, the shares on (in the case of certificated shares) surrender to the Company for cancellation of the certificate for such shares and (in all cases) subject to the Company having a lien on such balance on the same basis as applied to such shares for any amount not presently payable as existed on such shares before the sale.

23.5
Whenever any law for the time being of any country, state or place imposes or purports to impose any immediate or future or possible liability upon the Company to make any payment or empowers any government or taxing authority or government official to require the Company to make any payment in respect of any shares registered in the Share Register as held either jointly or solely by any shareholder or in respect of any dividends, bonuses or other monies due or payable or accruing due or which may become due or payable to such shareholder by the Company on or in respect of any shares registered as mentioned above or for or on account or in respect of any shareholder and whether in consequence of:
(A)
the death of such shareholder;

(B)
the non-payment of any income tax or other tax by such shareholder;

(C)
the non-payment of any estate, probate, succession, death, stamp or other duty by the executor or administrator of such shareholder or by or out of her estate; or

(D)
any other act or thing,

in every such case (except to the extent that the rights conferred upon holders of any class of shares render the Company liable to make additional payments in respect of sums withheld on account of the foregoing):
(1)
the Company shall be fully indemnified by such shareholder or her executor or administrator from all liability;

(2)
the Company shall have a lien upon all dividends and other monies payable in respect of the shares registered in the Share Register as held either jointly or solely by such shareholder for all monies paid or payable by the Company as referred to above in respect of such shares or in respect of any dividends or other monies thereon or for or on account or in respect of such shareholder under or in consequence of any such law, together with interest at the rate of 15% per annum (or such other rate as the Board may determine) thereon from the date of payment to date of repayment, and the Company may deduct or set off against such dividends or other monies so payable any monies paid or payable by the Company as referred to above together with interest at the same rate;

(3)
the Company may recover as a debt due from such shareholder or her executor or administrator (wherever constituted) any monies paid by the Company under or in consequence of any such law and interest thereon at the rate and for the period referred to above in excess of any dividends or other monies then due or payable by the Company; and

(4)
the Company may if any such money is paid or payable by it under any such law as referred to above refuse to register a transfer of any shares by any such shareholder or her executor or administrator until such money and interest is set off or deducted as referred to above or in the case that it exceeds the amount of any such dividends or other monies then due or payable by the Company, until such excess is paid to the Company.

23.6
Subject to the rights conferred upon the holders of any class of shares, nothing in Article 23.5 will prejudice or affect any right or remedy which any law may confer or purport to confer on the Company. As between the Company and every such shareholder as referred to above (and, her executor, administrator and estate, wherever constituted), any right or remedy which such law shall confer or purport to confer on the Company shall be enforceable by the Company.

CALLS
24
CALLS

24.1
Subject to the terms on which shares are allotted, the Board may make calls on the shareholders (and any persons entitled by transmission) in respect of any amounts unpaid on their shares (whether in respect of nominal value or premium) and not payable on a date fixed by or in accordance with the allotment terms. Each such shareholder or other person shall pay to the Company the amount called, subject to receiving at least fourteen (14) clear days’ notice specifying when and where the payment is to be made, as required by such notice.
24.2
A call may be made payable by instalments. A call may be revoked before receipt by the Company of a sum due thereunder, in whole or in part and payment of a call may be postponed in whole or in part as the Board may decide. A person upon whom a call is made shall remain liable for calls made upon him or her notwithstanding the subsequent transfer of the shares in respect of which the call was made.

24.3
A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed.

25
LIABILITY OF JOINT HOLDERS

The joint holders of a share shall be jointly and severally liable to pay all calls in respect of it.
26
INTEREST

If the whole of the sum payable in respect of any call is not paid by the day it becomes due and payable, the person from whom it is due shall pay all costs, charges and expenses that the Company may have incurred by reason of such non-payment, together with interest on the unpaid amount from the day it became due and payable until it is paid at the rate fixed by the terms of the allotment of the share or in the notice of the call or, if no rate is fixed, at such rate, not exceeding the appropriate rate (as defined by the Act), as the Board shall determine. The Board may waive payment of such costs, charges, expenses or interest in whole or in part.
27
DIFFERENTIATION

Subject to the allotment terms, the Board may make arrangements on or before the issue of shares to differentiate between the holders of shares in the amounts and times of payment of calls on their shares.
28
PAYMENT IN ADVANCE OF CALLS

28.1
The Board may, if it thinks fit, receive from any shareholder (or any person entitled by transmission) willing to advance the same or all or any part of the amount uncalled and unpaid on the shares held by him or her (or to which he or she is entitled). The liability of each such shareholder or other person on the shares to which such payment relates shall be reduced by such amount. The Company may pay interest on such amount from the time of receipt until the time when such amount would, but for such advance, have become due and payable at such rate not exceeding the appropriate rate (as defined by the Act) as the Board may decide.

28.2
No sum paid up on a share in advance of a call shall entitle the holder to any portion of a dividend subsequently declared or paid in respect of any period prior to the date on which such sum would, but for such payment, become due and payable.

29
RESTRICTIONS IF CALLS UNPAID

Unless the Board decides otherwise, no shareholder shall be entitled to receive any dividend or to be present or vote at any meeting or to exercise any right or privilege as a shareholder until he or she has paid all calls due and payable on every share held by him or her, whether alone or jointly with any other person, together with interest and expenses (if any) to the Company.
30
SUMS DUE ON ALLOTMENT TREATED AS CALLS

Any sum payable in respect of a share on allotment or at any fixed date, whether in respect of the nominal value of the share or by way of premium or as an instalment of a call, shall be deemed to be a call. If such sum is not paid, these Articles shall apply as if it had become due and payable by virtue of a call.

FORFEITURE
31
FORFEITURE AFTER NOTICE OF UNPAID CALL

31.1
If a call or an instalment of a call remains unpaid after it has become due and payable, the Board may give to the person from whom it is due not less than fourteen (14) clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any costs, charges and expenses that the Company may have incurred by reason of such non-payment. The notice shall state the place where payment is to be made and that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited. If the notice is not complied with, any shares in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Board. The forfeiture will include all dividends and other amounts payable in respect of the forfeited shares which have not been paid before the forfeiture.

31.2
The Board may accept the surrender of a share which is liable to be forfeited in accordance with these Articles. All provisions in these Articles which apply to the forfeiture of a share also apply to the surrender of a share.

31.3
The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

31.4
On the trial or hearing of any action for the recovery of any money due for any call it shall be sufficient to prove that the name of the shareholder sued is entered in the Share Register as the holder, or one of the holders, of the shares in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book and that notice of such call was duly given to the shareholder sued, in pursuance of these Articles, and it shall not be necessary to prove the appointment of the Directors who made such call nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

32
NOTICE AFTER FORFEITURE

32.1
When a share has been forfeited, the Company shall give notice of the forfeiture to the person who was before forfeiture the holder of the share or the person entitled by transmission to the share. An entry that such notice has been given and of the fact and date of forfeiture shall be made in the Share Register. No forfeiture will be invalidated by any omission to give such notice or make such entry.

32.2
The Board may accept a surrender of any share liable to be forfeited hereunder.

33
CONSEQUENCES OF FORFEITURE

33.1
Subject to the provisions of the Act, a share shall, on its forfeiture, become the property of the Company and all interest in and all claims and demands against the Company in respect of a share and all other rights and liabilities incidental to the share as between its holder and the Company shall, on its forfeiture, be extinguished and terminate except as otherwise stated in these Articles.

33.2
The holder of a share (or the person entitled to it by transmission) which is forfeited or surrendered shall:

(A)
on its forfeiture or surrender cease to be a shareholder (or a person entitled) in respect of it;

(B)
if a certificated share, surrender to the Company for cancellation the certificate for the share;

(C)
remain liable to pay to the Company all monies payable in respect of the share at the time of forfeiture, with interest from such time of forfeiture until the time of payment, in the same manner in all respects as if the share had not been forfeited; and

(D)
remain liable to satisfy all (if any) claims and demands which the Company might have enforced in respect of the share at the time of forfeiture without any deduction or allowance for the value of the share at the time of forfeiture or for any consideration received on its disposal, but his or her liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the shares.

33.3
The forfeiture or surrender of a share shall involve the extinction at the time of forfeiture or surrender of all interest in and all claims and demands against the Company in respect of the share as between the shareholder whose share is forfeited or surrendered and the Company, except only such of those rights and liabilities as are by these Articles expressly saved, or as are by the Act given or imposed in the case of past shareholders.

33.4
Notwithstanding any such forfeiture as aforesaid, the Board may, at any time before the forfeited shares have been otherwise disposed of, annul the forfeiture, on the terms of payment of all calls and interest due thereon and all expenses incurred in respect of the share, or on the terms of compliance with the terms of any notice served under section 1062 of the Act, as appropriate, and on such further terms (if any) as it shall see fit.

34
DISPOSAL OF FORFEITED SHARE

34.1
Subject to the Act, a forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Board may decide either to the person who was before the forfeiture the holder or to any other person. At any time before the disposal, the forfeiture may be cancelled on such terms as the Board may decide. Where for the purpose of its disposal a forfeited share is to be transferred to any transferee, the Board may:

(A)
in the case of certificated shares, authorise a person to execute an instrument of transfer of shares in the name and on behalf of their holder to the purchaser or as the purchaser may direct; and

(B)
in the case of uncertificated shares, exercise any power conferred on it by Article 21.9 (uncertificated shares) to effect a transfer of the shares.

34.2
The Company may receive the consideration, if any, given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and thereupon he or she shall be registered as the holder of the share.

34.3
The purchaser will not be bound to see to the application of the purchase monies in respect of any such sale. The title of the transferee to the shares will not be affected by any irregularity in or invalidity of the proceedings connected with the sale or transfer, and after the name of the purchaser has been entered in the Share Register, the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively. Any instrument or exercise referred to in Article 34.1 shall be effective as if it had been executed or exercised by the holder of, or the person entitled by transmission to, the shares to which it relates.

35
PROOF OF FORFEITURE

A statutory declaration by a Director or the Secretary that a share has been duly forfeited on a specified date shall be conclusive evidence of the facts stated in it against all persons claiming to be entitled to the share. The declaration shall (subject to the execution of any necessary instrument of transfer) constitute good title to the share. The person to whom the share is disposed of shall not be bound to see to the application of the consideration (if any) given for it on such disposal. His or her title to the share will not be affected by any irregularity in, or invalidity of, the proceedings connected with the forfeiture or disposal.

UNTRACED MEMBERS
36
SALE OF SHARES

36.1
The Company may sell at the best price reasonably obtainable any share of a shareholder, or any share to which a person is entitled by transmission, if:

(A)
during the period of twelve (12) years prior to the date of the publication of the advertisements referred to in this Article 36.1 (or, if published on different dates, the earlier or earliest of them):

(1)
no cheque, warrant or money order in respect of such share sent by or on behalf of the Company to the shareholder or to the person entitled by transmission to the share, at his or her address in the Share Register or other address last known to the Company has been cashed;

(2)
no cash dividend payable on the shares has been satisfied by the transfer of funds to a bank account of the shareholder (or person entitled by transmission to the share) or by transfer of funds by means of the Uncertificated System; and

(3)
the Company has received no communication (whether in writing or otherwise) in respect of such share from such shareholder or person, provided that during such twelve (12) year period the Company has paid at least three cash dividends (whether interim or final) in respect of shares of the class in question and no such dividend has been claimed by the person entitled to such share;

(B)
on or after the expiry of such twelve (12) year period the Company has given notice of its intention to sell such share by advertisements in a national newspaper published in the country in which the Registered Office is located and in a newspaper circulating in the area in which the address in the Share Register or other last known address of the shareholder or the person entitled by transmission to the share or the address for the service of notices on such shareholder or person notified to the Company in accordance with these Articles is located;

(C)
such advertisements, if not published on the same day, are published within thirty (30) days of each other; and

(D)
during a further period of three months following the date of publication of such advertisements (or, if published on different dates, the date on which the requirements of this Article 36.1 concerning the publication of newspaper advertisements are met) and prior to the sale the Company has not received any communication (whether in writing or otherwise) in respect of such share from the shareholder or person entitled by transmission.

36.2
To give effect to a sale pursuant to Article 36.1, the Board may:

(A)
in the case of certificated shares, authorise a person to execute an instrument of transfer of shares in the name and on behalf of the holder of, or the person entitled by transmission to, them to the purchaser or as the purchaser may direct; and

(B)
in the case of uncertificated shares, exercise any power conferred on it by Article 21.9 (uncertificated shares) to effect a transfer of the shares.

36.3
The transferee will not be bound to see to the application of the purchase monies in respect of any such sale. The title of the transferee to the shares will not be affected by any irregularity in or invalidity of the proceedings connected with the sale or transfer, and after the name of the purchaser has been entered in the Share Register, the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively. Any instrument or exercise referred to in Article 36.2 shall be effective as if it had been executed or exercised by the holder of, or the person entitled by transmission to, the shares to which it relates.

37
APPLICATION OF SALE PROCEEDS

The Company shall account to the shareholder or other person entitled to such share for the net proceeds of such sale by carrying all monies in respect of the sale to a separate account. The Company shall be deemed to be a debtor to, and not a trustee for, such shareholder or other person in respect of such monies. Monies carried to such separate account may either be employed in the business of the Company or invested as the Board may think fit. No interest shall be payable to such shareholder or other person in respect of such monies and the Company shall not be required to account for any money earned on them.
38
APPLICABLE ESCHEATMENT LAWS

38.1
To the extent necessary in order to comply with any laws or regulations to which the Company is subject in relation to escheatment, abandonment of property or other similar or analogous laws or regulations (“Applicable Escheatment Laws”), the Company may deal with any share of any shareholder and any unclaimed cash payments relating to such share in any manner which it sees fit, including (but not limited to) transferring or selling such share and transferring to third parties any unclaimed cash payments relating to such share.

38.2
The Company may only exercise the powers granted to it in Article 38.1 in circumstances where it has complied with, or procured compliance with, the required procedures (as set out in the Applicable Escheatment Laws) with respect to attempting to identify and locate the relevant shareholder.

38.3
Any stock transfer form to be executed by the Company in order to sell or transfer a share pursuant to Article 36.1 may be executed in accordance with Article 39.2.

TRANSFER OF SHARES
39
FORM OF TRANSFER

39.1
Subject to these Articles, a shareholder may transfer all or any of his or her shares:

(A)
in the case of certificated shares, by an instrument of transfer in writing in any usual form or in another form approved by the Board, which must be executed by or on behalf of the transferor and (in the case of a transfer of a share which is not fully paid) by or on behalf of the transferee; or

(B)
in the case of uncertificated shares, without a written instrument in accordance with the Uncertificated Securities Regulations.

39.2
The instrument of transfer of any share may be executed for and on behalf of the transferor by the Secretary or any such person that the Secretary nominates for that purpose (whether in respect of specific transfers or pursuant to a general standing authorisation), and the Secretary or the relevant nominee shall be deemed to have been irrevocably appointed agent for the transferor of such share or shares with full power to execute, complete and deliver in the name of and on behalf of the transferor of such share or shares all such transfers of shares held by the shareholders in the share capital of the Company. Any document which records the name of the transferor, the name of the transferee, the class and number of shares agreed to be transferred, the date of the agreement to transfer shares and the price per share, shall, once executed by the transferor or the Secretary or the relevant nominee as agent for the transferor, and by the transferee where required by the Act, be deemed to be a proper instrument of transfer for the purposes of the Act. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered on the Share Register in respect thereof, and neither the title of the transferee nor the title of the transferor shall be affected by any irregularity or invalidity in the proceedings in reference to the sale should the Directors so determine.

39.3
The Company, at its absolute discretion, may, or may procure that a subsidiary of the Company shall, pay Irish stamp duty arising on a transfer of shares on behalf of the transferee of such shares of the Company. If stamp duty resulting from the transfer of shares in the Company which would otherwise be payable by the transferee is paid by the Company or any subsidiary of the Company on behalf of the transferee, then in those circumstances, the Company shall, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (a) seek reimbursement of the stamp duty from the transferee, (b) set-off the stamp duty against any dividends payable to the transferee of those shares and (c) claim a first and permanent lien on the shares on which stamp duty has been paid by the Company or its subsidiary for the amount of stamp duty paid. The Company’s lien shall extend to all dividends paid on those shares.
39.4
The transferor shall remain the holder of the share transferred until the name of the transferee is entered in the Share Register in respect of it.

39.5
The Board may at any time after the allotment of any share but before any person has been entered in the Share Register as the holder thereof recognise a renunciation thereof by the allottee in favour of some other person and may accord to any allottee of a share a right to effect such renunciation upon and subject to such terms and conditions as the Board may think fit to impose.

39.6
Notwithstanding the provisions of these Articles and subject to any provision of the Act, title to any shares in the Company may also be evidenced and transferred without a written instrument in accordance with the Act or any regulations made thereunder. Subject to the Statutes and other applicable law, the Directors shall have power to permit any class of shares to be held in uncertificated form and to implement any arrangements they think fit for such evidencing and transfer which accord with such regulations and in particular shall, where appropriate, be entitled to disapply or modify all or part of the provisions in these Articles with respect to the requirement for written instruments of transfer and share certificates (if any), in order to give effect to such regulations.

39.7
Subject to such of the restrictions of these Articles and to such of the conditions of issue of share warrants as may be applicable, any share warrant may be transferred by instrument in writing in any usual or common for or any other form which the Directors may approve.

40
REGISTRATION OF A CERTIFICATED SHARE TRANSFER

40.1
The Directors in their absolute discretion and without assigning any reason therefor may decline to register:

(A)
any transfer of a share which is not fully paid; or

(B)
any transfer to or by a minor or person of unsound mind;

but this shall not apply to a transfer of such a share resulting from a sale of the share through a stock exchange on which the share is listed.
40.2
Subject to these Articles, the Board may, in its absolute discretion, refuse to register the transfer of a certificated share or the renunciation of a permissible letter of allotment unless:

(A)
it is in respect of a share on which the Company has no lien;

(B)
it is in respect of only one class of shares;

(C)
it is in favour of a single transferee or renouncee or not more than four joint transferees or renouncees;

(D)
it is duly stamped (if required);

(E)
a fee of €10 or such lesser sum as the Directors may from time to time require, is paid to the Company; and

(F)
it is delivered for registration to the Registered Office or such other place as the Board may decide, accompanied by the certificate for the shares to which it relates (except in the case of a transfer of a share, for which a certificate has not been issued, by a person in respect of whom the Company is not required by the Act to complete and have ready for delivery a share certificate, and except in the case of a renunciation) and any other evidence as the Board may reasonably require to prove the title to such share of the transferor or person renouncing and the due execution by him or her of the transfer or renunciation or, if the transfer or renunciation is executed by some other person on his or her behalf, the authority of such person to do so.
40.3
If the Board refuses to register a transfer or renunciation pursuant to this Article, it shall, within two months after the date on which the transfer or renunciation was delivered to the Company, send notice of the refusal to the transferee or renounce together with their reasons for the refusal. An instrument of transfer or renunciation which the Board refuses to register shall (except in the case of suspected fraud) be returned to the person delivering it. All instruments of transfer which are registered may, subject to these Articles, be retained by the Company.

40.4
The instrument of transfer of a certificated share shall be signed by or on behalf of the transferor.

40.5
In the case of a partly paid up share the instrument of transfer must also be signed by or on behalf of the transferee.

40.6
All instruments of transfer which shall be registered shall (except in case of fraud) remain the property of the Company and be retained by the Company, but any instrument of transfer which the Board may refuse to register shall (except in case of fraud) be returned to the party presenting the same.

41
REGISTRATION OF AN UNCERTIFICATED SHARE TRANSFER

41.1
The Board shall, subject to compliance with applicable Statutes, register a transfer of title to any uncertificated share or the renunciation or transfer of any renounceable right of allotment of a share which is a Participating Security held in uncertificated form in accordance with the Uncertificated Securities Regulations, except that the Board may refuse (subject to any relevant requirements of (to the extent applicable) the rules of any stock exchange to which the shares are admitted to trading) to register any such transfer or renunciation which is in favour of more than four persons jointly or in any other circumstance permitted by the Uncertificated Securities Regulations.

41.2
If the Board refuses to register any such transfer or renunciation the Company shall, within two months after the date on which the instruction relating to such transfer or renunciation was received by the Company, send notice of the refusal to the transferee or renouncee.

42
CLOSING OF REGISTER OF MEMBERS

Subject to the provisions of the Act and, in the case of any shares of a class which is a Participating Security, the Uncertificated Securities Regulations, the registration of transfers of shares or of any class of shares may be suspended at such times and for such periods, not exceeding thirty (30) days in any year, as the Board may decide.
TRANSMISSION OF SHARES
43
ON DEATH

If a shareholder dies, the survivors or survivor where he or she was a joint holder, or his or her personal representatives where he or she was the sole or only surviving holder, shall be the only persons recognised by the Company as having any title to his or her shares. Nothing in these Articles shall release the estate of a deceased holder from any liability in respect of a share which has been held by him or her solely or jointly.
44
ELECTION OF PERSON ENTITLED BY TRANSMISSION

44.1
A person becoming entitled to a share in consequence of the death or bankruptcy of a shareholder, or of any other event giving rise to a transmission of such entitlement by operation of law, may, on such evidence as to his or her title being produced as the Board may require, elect either to become registered as the holder of such share or to have some person nominated by him or her so registered.

If he or she elects to be registered himself or herself, he or she shall give notice to the Company to that effect. If he or she elects to have some other person registered, he or she shall:
(A)
in the case of a certificated share, execute an instrument of transfer of such share to such person; and

(B)
in the case of an uncertificated share, either:

(1)
procure that all appropriate instructions are given by means of the Uncertificated System to effect the transfer of such share to such person; or

(2)
change the uncertificated share to certificated form and then execute an instrument of transfer of such share to such person.

44.2
All the provisions of these Articles relating to the transfer of shares shall apply to the notice or instrument of transfer or instructions (as the case may be) referred to in Article 44.1 as if the notice were an instrument of transfer and as if the instrument of transfer was executed, or the instructions were given, by the shareholder and the event giving rise to the transmission had not occurred.

44.3
The Board may give notice requiring a person to make the election referred to in Article 44.1. If such notice is not complied with within sixty (60) days, the Board may withhold payment of all dividends and other amounts payable in respect of the share until notice of election has been made.

45
RIGHTS ON TRANSMISSION

A person becoming entitled by transmission to a share shall have the rights to which he or she would be entitled if he or she were the holder of the share, except that he or she shall not, before being registered as its holder, be entitled in respect of it to receive notice of, or to attend or vote at, any general meeting or at any separate meeting of the holders of any class of shares.
GENERAL MEETINGS
46
ANNUAL AND OTHER GENERAL MEETINGS

46.1
The Company shall in each year hold a general meeting as its annual general meeting in addition to any other meetings in that year, and shall specify the meeting as such in the notices calling it. Not more than fifteen (15) months shall elapse between the date of one annual general meeting of the Company and that of the next. This Article shall not apply in the case of the first general meeting, in respect of which the Company shall convene the meeting within the time periods required by the Act.

46.2
Subject to the Act, all general meetings of the Company shall be held at such time and places, including electronic platforms as the Board shall determine and may be held outside Ireland.

46.3
All general meetings other than annual general meetings shall be called extraordinary general meetings. The Board shall determine whether a general meeting is to be held as a physical meeting and/or an electronic meeting, provided that all general meetings must be held in accordance with the provisions of the Act. The Board shall specify in the notice calling the general meeting whether the meeting will be physical and/or electronic. Such notice shall also specify the time, date and place and/or electronic platform(s) of the general meeting.

46.4
The Board may, whenever it thinks fit, and shall, on the requisition in writing of shareholders holding such number of shares as is prescribed by, and made in accordance with section 178 of the Act, convene a general meeting in the manner required by the Act.

46.5
All provisions of these Articles relating to general meetings of the Company shall, mutatis mutandis, apply to every separate general meeting of the holders of any class of shares in the capital of the Company, except that:

(A)
the necessary quorum at any such meeting (or adjournment thereof) shall be shareholders of that class who together represent at least the majority of the voting rights of all the shareholders of that class entitled to vote, present in person or by proxy, at the relevant meeting; and

(B)
each holder of shares of the class shall, on a poll, have one vote in respect of every share of the class held by him or her.

47
ELECTRONIC GENERAL MEETINGS

47.1
Subject always to all general meetings being called and convened in accordance with the provisions of the Act, the Directors may resolve to enable persons entitled to attend a general meeting to do so by simultaneous attendance by electronic means with no member necessarily in physical attendance at the electronic general meeting. The members or their proxies present shall be counted in the quorum for, and entitled to vote at, the general meeting in question, and that meeting shall be duly constituted and its proceedings valid if the chairman of the general meeting is satisfied that adequate facilities are available throughout the electronic general meeting to ensure that members attending the electronic general meeting who are not present together at the same place may attend and participate in the business of the general meeting.

47.2
If it appears to the chairman of the general meeting that the electronic platform(s), facilities or security at the electronic general meeting have become inadequate for the purposes referred to in Article 47.1 then the chairman may, without the consent of the meeting, interrupt or adjourn the general meeting. All business conducted at that general meeting up to the time of that adjournment shall be valid and the provisions of Article 55, 56 and 57 shall apply to that adjournment.

47.3
In relation to an electronic general meeting, the right of a member to participate in the business of any general meeting shall include, without limitation, the right to speak, vote on a poll, be represented by a proxy and have access (including electronic access) to all documents which are required by the Act or these Articles to be made available at the meeting.

47.4
Nothing in these Articles prevents a general meeting being held both physically and electronically.

48
NOTICE OF GENERAL MEETINGS

48.1
A general meeting that is an annual general meeting shall be convened by not less than twenty-one (21) clear days’ and no more than sixty (60) clear days’ notice (whether in electronic form or otherwise).

48.2
Subject to the provisions of the Act and these Articles, all extraordinary general meetings shall be convened by not less than fourteen (14) clear days’ and no more than sixty (60) clear days’ notice (whether in electronic form or otherwise).

48.3
Subject to the provisions of the Act and notwithstanding that it is convened by shorter notice than that specified in Articles 48.1 and 48.2, a general meeting shall be deemed to have been duly convened if it is so agreed by:

(A)
all the shareholders entitled to attend and vote at the meeting; and

(B)
the Auditors.

48.4
Upon request in writing of shareholders holding such number of shares as is prescribed by section 178(3) of the Act, delivered to the Registered Office, it shall be the duty of the Directors to convene a general meeting to be held within two months from the date of deposit of the requisition in accordance with section 178(3) of the Act. If such notice is not given within two months after the delivery of such request, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, but any meeting so convened shall not be held after the expiration of three months from the said date and any notice of such meeting shall be in compliance with these Articles.

48.5
Subject to the provisions of the Act, a notice convening a general meeting shall specify:

(A)
whether the meeting is an annual general meeting or an extraordinary general meeting;

(B)
the place, the day and the time of the meeting;

(C)
the general nature of that business to be transacted at the meeting;

(D)
if the meeting is convened to consider a proposed Special Resolution, the text or substance of that proposed Special Resolution; and

(E)
with reasonable prominence, that (i) a shareholder entitled to attend and vote is entitled to appoint one or more proxies to attend, speak and vote instead of him or her (ii) a proxy need not also be a shareholder; and (iii) the time by which the proxy must be received at the Registered Office (or some other place in Ireland as is specified for that purpose).

48.6
Subject to the provisions of the Act, notice of every general meeting shall be given in any manner permitted by these Articles to:

(A)
every shareholder;

(B)
the personal representative of a deceased shareholder;

(C)
the assignee in bankruptcy of a bankrupt shareholder (being a bankrupt shareholder who is entitled to vote at the meeting);

(D)
the Directors and Secretary of the Company; and

(E)
the Auditors.

48.7
The notice of every general meeting may specify a time by which a person must be entered on the Share Register in order for such person to have the right to attend or vote at the meeting (subject to the Uncertificated Securities Regulations).

48.8
The Board may determine that the shareholders entitled to receive notice of a meeting are those persons entered on the Share Register at the close of business on a day determined by the Board (subject to the Uncertificated Securities Regulations).

48.9
The accidental omission to send or give notice of a meeting to or, in cases where it is intended that it be sent out or given with the notice, an instrument of proxy or any other document to, or the non-receipt of any such item by, any person entitled to receive such notice shall not invalidate the proceedings at that meeting.

48.10
The Directors may postpone a general meeting of the shareholders (other than a meeting requisitioned by a shareholder in accordance with section 178(3) of the Act or where the postponement of which would be contrary to the Act or a court order pursuant to the Act) after it has been convened, and notice of such postponement shall be served in accordance with Article 48 upon all members entitled to notice of the meeting so postponed setting out, where the meeting is postponed to a specific date, notice of the new meeting in accordance with Article 48.

48.11
The Directors may cancel a general meeting of the members (other than a meeting requisitioned by a member in accordance with section 178(3) of the Act or where the cancellation of which would be contrary to the Act or a court order pursuant to the Act) after it has been convened, and notice of such cancellation shall be served in accordance with Article 46 upon all members entitled to notice of the meeting so cancelled.

49
QUORUM FOR GENERAL MEETING

49.1
No business shall be transacted at a general meeting unless a quorum is present when the meeting proceeds to business. Save as otherwise provided by these Articles, a quorum will comprise qualifying persons who together are entitled to cast at least the majority of the voting rights of all the shareholders entitled to vote at the relevant meeting, on a poll. For the purposes of this Article a proxy, attorney or other representative of a shareholder will be considered to be entitled to cast only the voting rights to which his or her appointment relates and not any other voting rights held by the shareholder he or she represents.

49.2
For the purposes of this Article, a “qualifying person” means (i) an individual who is a shareholder (other than a shareholder who, under these Articles or any restrictions imposed on any shares, is not entitled to attend, speak or vote, whether in person or by proxy, at any general meeting of the

Company) or his or her validly appointed attorney, (ii) a person authorised under section 185 of the Act to act as the representative of a corporation in relation to the meeting, or (iii) a person appointed as a proxy of a shareholder in relation to the meeting. The Board is entitled, acting in good faith and without further enquiry, to assume the validity of any votes cast in person or by proxy.
49.3
The absence of a quorum will not prevent the appointment of a chairperson of the meeting. Such appointment shall not be treated as being part of the business of the meeting.

50
PROCEDURE IF QUORUM NOT PRESENT

50.1
If within fifteen (15) minutes (or such longer time not exceeding one hour as the chairperson of the meeting may decide to wait) after the time appointed for the holding of the meeting a quorum is not present, the meeting:

(A)
if convened on the requisition of shareholders, shall be dissolved; and

(B)
in any other case, shall stand adjourned to the same day in the next week or to such other day and at such other time and place as the chairperson (or, in default, the Board) may, subject to the provisions of the Act, determine.

50.2
If at such adjourned meeting a quorum is not present within fifteen (15) minutes after the time appointed for holding it the adjourned meeting shall be dissolved.

51
CHAIRPERSON OF GENERAL MEETING

The chairperson (if any) of the Board or, in his or her absence, the vice or deputy chairperson (if any) shall preside as chairperson at a general meeting. If there is no chairperson or vice or deputy chairperson, or if at a meeting neither is present within five minutes after the time fixed for the start of the meeting, or neither is willing to act, the Directors present shall select one of their number to be chairperson of the meeting. If only one Director is present and willing to act, he or she shall be chairperson of the meeting. In default, the shareholders present in person and entitled to vote shall choose one of their number to be chairperson of the meeting.
52
RIGHTS OF DIRECTORS AND OTHERS TO ATTEND MEETINGS

A Director (and any other person invited by the chairperson of the meeting to do so) shall be entitled to attend and speak at a general meeting and at a separate meeting of the holders of any class of shares, whether or not he or she is a shareholder.
53
ACCOMMODATION OF MEMBERS AT MEETING

If it appears to the chairperson of the meeting that the meeting place specified in the notice convening the meeting is inadequate to accommodate all shareholders entitled and wishing to attend, the meeting will be duly constituted and its proceedings valid if the chairperson is satisfied that adequate facilities are available to ensure that a shareholder who is unable to be accommodated is able (whether at the meeting place or elsewhere):
(A)
to participate in the business for which the meeting has been convened;

(B)
to hear and see all persons present who speak (whether by the use of microphones, loud-speakers, audio-visual communications equipment or otherwise); and

(C)
to be heard and seen by all other persons present in the same way.

54
SECURITY

In addition to any measures which the Board may be required to take due to the location or venue of the meeting, the Board may make any arrangement and impose any restriction it considers appropriate and reasonable in the circumstances to ensure the security of a meeting including, without limitation, the searching of any person attending the meeting and the imposing of restrictions on the items of personal property that may be taken into the meeting place. The Board may refuse entry to, or eject from, a meeting a person who refuses to comply with any such arrangements or restrictions.

55
POWER TO ADJOURN

55.1
The chairperson of the meeting may, with the consent of any meeting at which a quorum is present, and shall, if so directed by the meeting, adjourn the meeting, from time to time (or indefinitely) and from place to place as the chairperson shall determine.

55.2
Without prejudice to any other power of adjournment which the chairperson of the meeting may have under these Articles, at common law or otherwise, the chairperson may, without the consent of the meeting, adjourn the meeting from time to time (or indefinitely) and from place to place if he or she decides that it is necessary or appropriate to do so in order to:

(A)
secure the proper and orderly conduct of the meeting; or

(B)
give all persons entitled to do so an opportunity of attending the meeting; or

(C)
give all persons entitled to do so a reasonable opportunity of speaking and voting at the meeting; or

(D)
ensure that the business of the meeting is properly concluded or disposed of, including (without limitation) for the purpose of determining the result of a poll.

55.3
Without prejudice to the generality of the foregoing, the chairperson of the meeting may in such circumstances direct that the meeting be held simultaneously in two or more venues connected for the duration of the meeting by audio or audio visual links or in two or more consecutive sessions with the votes taken being aggregated or that it be adjourned to a later time on the same day or a later date at the same or any other venue.

56
NOTICE OF ADJOURNED MEETING

Whenever a meeting is adjourned for fourteen (14) days or more or indefinitely, at least seven clear days’ notice, specifying the place, the day and time of the adjourned meeting and the general nature of the business to be transacted, shall be given in the same manner as in the case of an original meeting. Except in these circumstances, no shareholder shall be entitled to any notice of an adjournment or of the business to be transacted at any adjourned meeting.
57
BUSINESS OF ADJOURNED MEETING

No business shall be transacted at any adjourned meeting other than the business which might properly have been transacted at the meeting from which the adjournment took place.
58
THE BUSINESS OF THE ANNUAL GENERAL MEETINGS

58.1
Subject to the provisions of the Act and these Articles, the business of the annual general meeting shall include those matters provided for in section 186 of the Act.

58.2
No business may be transacted at a general meeting, other than business that:

(A)
is proposed by, or at the direction of, the Directors;

(B)
is proposed, in the case of an extraordinary general meeting, by requisition of shareholders, in accordance with the provisions of the Act;

(C)
is proposed, in the case of an annual general meeting, by shareholders in accordance with the provisions of Articles 59 and 60;

(D)
is proposed, at the direction of the High Court of Ireland; or

(E)
the chairperson of the general meeting determines, in his sole and absolute discretion, is business that may properly be regarded as within the scope of the meeting.

59
PROPOSED SHAREHOLDER RESOLUTIONS

59.1
Any request by a shareholder or shareholders to propose a resolution at a general meeting of the Company must, in order for the resolution to be properly moved at a meeting of the Company (i) comply with the requirements of the Act and the requirements of Article 60 and (ii) contain:

(A)
to the extent that the request relates to the nomination of a Director, as to each person whom the shareholder(s) propose(s) to nominate for election or re-election as a Director:

(1)
all information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and the regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected;

(2)
a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder(s) and any Shareholder Associated Person (as defined below), on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K of the Exchange Act if the shareholder(s) making the nomination and any Shareholder Associated Person were the “registrant” for purposes of such rule and the nominee were a Director or executive officer of such registrant;

(B)
to the extent that that request relates to any business other than the nomination of a Director that the shareholder(s) propose(s) to bring before the meeting, a comprehensive description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text of the proposal (including the complete text of any resolution(s) proposed for consideration) and any material interest in such business of such shareholder(s) and any Shareholder Associated Person, individually or in the aggregate, including any anticipated benefit to the shareholder(s) or any Shareholder Associated Person therefrom;

(C)
as to the shareholder(s) giving the notice and the Shareholder Associated Person, if any, on whose behalf the nomination or proposal is made:

(1)
the name and address of such shareholder(s), as they appear on the Company’s books, and of such Shareholder Associated Persons, if any;

(2)
the class and number of shares of the Company which are, directly or indirectly, owned beneficially and of record by such shareholder(s) and such Shareholder Associated Persons, if any;

(3)
any “Derivative Instrument” owned beneficially, directly or indirectly, by such shareholder or Shareholder Associated Person(s), being any option, warrant, convertible security, share appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Company, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Company, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Company, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Company, through the delivery of cash or other property, or otherwise, and without regard to whether the shareholder(s) and such Shareholder Associated Persons, if any, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company;
(4)
any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder(s) and such Shareholder Associated Persons, if any, have the right to vote any class or series of shares of the Company;

(5)
any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such shareholder(s) and such Shareholder Associated Persons, if any, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such shareholder(s), and such Shareholder Associated Persons, if any, with respect to any class or series of the shares of the Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Company (any of the foregoing, a “Short Interest”);

(6)
any rights to dividends on the shares of the Company owned beneficially by such shareholder(s) and such Shareholder Associated Persons, if any, that are separated or separable from the underlying shares of the Company;

(7)
any significant equity interests or any Derivative Instruments or Short Interests in any competitor of the Company held by such shareholder(s), and such Shareholder Associated Persons, if any;

(8)
any other information relating to such shareholder(s) or such other beneficial owner or Shareholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

(9)
to the extent known by the shareholder(s) giving the notice, and such Shareholder Associated Persons, if any, the name and address of any other shareholder or, as the case may be, the Shareholder Associated Person of such other shareholder, supporting the nominee for election or re-election as a Director or the proposal of other business on the date of such request, and

(D)
the information required in Article 59.1(C) above shall be updated by such shareholder(s) as of the record date for the meeting not later than three days after the record date for the meeting.

59.2
To be eligible to be a nominee of any shareholder(s) for election or re-election as a Director of the Company, save where such election or re-election is at the recommendation of the Board, a person must deliver (in accordance, in the case of a resolution proposed to be moved at an annual general meeting of the Company, with the time periods prescribed in Article 59.1 for delivery of a request pursuant to Article 58.1) to the Secretary at the Registered Office a written questionnaire with respect to the background and qualifications of such individual and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), and a written representation and agreement (in the form provided by the Secretary upon written request) that such individual (a) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed therein, including without limitation any Voting Commitment that could limit or interfere with such individual’s ability to comply, if elected as a Director of the Company, with such individual’s fiduciary and other Director’s duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein, (c) in such individual’s personal capacity and on behalf of any person or entity on whose behalf, directly or indirectly, the nomination is being made, would be in compliance, if elected as a Director of the Company, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company publicly disclosed from time to time and (d) irrevocably submits his or her resignation as a Director effective upon a finding by a court of competent jurisdiction that such person has breached such written representation and agreement.
59.3
Except as otherwise provided by law or the Articles, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was proposed in accordance with the procedures set out in this Article 58 and, in the case of an annual general meeting, in Article 59 and, if any proposed nomination or other business is not in compliance with this Article 58 and, in the case of an annual general meeting, Article 59, to declare that such defective proposal or nomination shall be disregarded.

59.4
For the purposes of this Article 59, where nominations of persons for appointment to the Board and/or proposals of other business to be considered by the shareholders (as the case may be) are made by or on behalf of more than one shareholder or Shareholder Associated Person, references to a shareholder or Shareholder Associated Person in relation to notice and other information requirements shall apply to each shareholder or Shareholder Associated Person, respectively, as the context requires.

59.5
If the shareholder or Shareholder Associated Person does not appear, at the meeting to present the nominations of persons for appointment to the Board and/or proposals of other business to be considered by the shareholders (as the case may be) such business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company.

59.6
For the purpose of this Article 59, a “Shareholder Associated Person” of any shareholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such shareholder, (ii) any beneficial owner of shares of the Company owned of record or beneficially by such shareholder or in which such shareholder is interested or in respect of which such shareholder has the ability to direct votes, and (iii) any person controlling, controlled by or under common control with a person of the kind referred to in sub-paragraphs (i) or (ii), and for these purposes “control”, when used with respect to any person, means the possession, directly or indirectly, of the power to manage or direct the management, policies or activities of such person, whether through the ownership of voting securities, by contract, or otherwise and “controlling”, “controlled by” and “under common control with” shall be construed accordingly.

60
TIME FOR RECEIVING REQUESTS

60.1
In the case of a resolution proposed to be moved at an annual general meeting of the Company, a shareholder or Shareholder Associated Person who makes a request to which Article 59.1 relates, must deliver any such request in writing to the Secretary at the Registered Office not earlier than the close of business on the one hundred and twentieth (120th) calendar day nor later than the close of business on the ninetieth (90th) calendar day prior to the first anniversary of the preceding year’s annual general meeting, provided, however, that if the date of an annual meeting is more than thirty (30) calendar days before or more than sixty (60) calendar days after the first anniversary of the preceding year’s annual general meeting, notice by the shareholder must be so delivered in writing not earlier than the close of business on the one hundred and twentieth (120th) calendar day prior to such annual general meeting and not later than the close of business on the later of (i) the ninetieth (90th) calendar day prior to such annual general meeting and (ii) the fifth (5th) calendar day after the day on which public announcement of the date of such annual general meeting is first made by the Company provided that in no event shall any adjournment or postponement of an annual general meeting or the public announcement thereof commence a new time period for the giving of a shareholder’s notice as described in this Article.
60.2
For the purposes of the annual general meeting of the Company to be held in 2022, references in this Article to the Company’s “preceding year’s annual general meeting” shall be construed as references to the 2021 annual general meeting of Circle.

60.3
Notwithstanding anything in the foregoing provisions of this Article to the contrary, if the number of Directors to be elected to the Board is increased and there is no public announcement by the Company naming all of the nominees for Director or specifying the size of the increased board of Directors made by the Company at least one hundred (100) calendar days prior to the date of the first anniversary of the preceding year’s annual general meeting, a shareholder’s notice required by this Article shall also be considered as validly delivered in accordance with Article 60, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the Company’s registered not later than 5.00 p.m., Irish time, on the tenth (10th) calendar day after the day on which such public announcement is first made by the Company.

60.4
For purposes of this Article, “public announcement” shall mean disclosure in a press release reported by Reuters, the Dow Jones News Service, Associated Press or a comparable news service or in a document publicly filed by the Company with the US Securities and Exchange Commission pursuant to section 13, 14 or 15(d) of the Exchange Act.

60.5
Notwithstanding the provisions of Article 59 or the foregoing provisions of this Article 60, a shareholder shall also comply with all applicable requirements of the Act and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in Article 59 and this Article 60. Nothing in Article 59 or this Article 60 shall be deemed to affect any rights of shareholders to request inclusion of proposals in, nor the right of the Company to omit proposals from, the Company’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act or the Act.

VOTING
61
VOTING AT A GENERAL MEETING

A resolution put to the vote of a general meeting shall be decided on a poll. This requirement for poll voting on resolutions at a general meeting of the Company may only be removed, amended or varied by Ordinary Resolution of the shareholders passed unanimously by those present at a general meeting of the Company.
62
POLL PROCEDURE

62.1
Each poll shall be conducted in such a manner as the chairperson directs, and the result of the poll shall be deemed to be the resolution in relation to the matter concerned, of the meeting at which the poll was taken.

62.2
In advance of any meeting, the chairperson shall appoint scrutineers or inspectors who need not be shareholders, to act at the meeting. The chairperson may appoint one or more persons as alternate scrutineers or inspectors to replace any scrutineer or inspector who fails to act. If no scrutineer or inspector or alternate scrutineer is willing or able to act at a meeting, the chairperson shall appoint one or more other persons to act as scrutineers or inspectors at the meeting. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was conducted.

62.3
Each scrutineer or inspector appointed in accordance with this Article 62 shall, prior to acting, be required to provide an undertaking to the Company, in a form determined by the Board, that he or she will execute the duties of a scrutineer or inspector with strict impartiality and according to the best of his or her ability.

62.4
Any poll conducted on the election of the chairperson or on any question of adjournment shall be taken at the meeting and without adjournment. A poll conducted on another question shall be taken at such time and place at the chairperson decides, either at once or after an interval or adjournment.

62.5
The date and time of the opening and the closing of a poll for each matter upon which the shareholders will vote at a meeting shall be announced at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the scrutineers or inspectors after the closing of the poll unless a court with relevant jurisdiction upon application by a shareholder shall determine otherwise.

62.6
A shareholder entitled to more than one vote need not, if he or she votes, use all his or her votes or cast all the votes he or she uses in the same way.

63
VOTES OF MEMBERS

63.1
Every shareholder (other than a shareholder who, under these Articles or any restrictions imposed on any shares, is not entitled to vote, whether in person or by proxy, at any general meeting of the Company or any meeting of a class of shareholders of the Company) who (being an individual) is present in person or by duly appointed proxy or (being a corporation) is present by duly authorised representative or by duly appointed proxy shall have one vote for every share of which he or she is the holder.

63.2
In the case of joint holders, the vote of the senior who tenders a vote shall be accepted to the exclusion of the votes of the other joint holders. Seniority shall be determined by the order in which the names of the holders stand in the Share Register in respect of the joint holding.

63.3
A shareholder in respect of whom an order has been made by any court or official having jurisdiction (whether in Ireland, the United States or elsewhere) in matters concerning mental disorder or incapacity may vote by his or her guardian or other person duly authorised to act on his or her behalf, who may vote by proxy. Evidence to the satisfaction of the Board of the authority of the person claiming the right to vote shall be deposited at the Registered Office, or at such other place as is specified in accordance with these Articles for the deposit of instruments of proxy, not less than forty eight (48) hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised, and in default the right to vote shall not be exercisable.

63.4
No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairperson of the meeting, whose decision shall be final and conclusive.

64
CHAIRPERSON’S CASTING VOTE

In the case of an equality of votes, the chairperson of the meeting shall be entitled to a further or casting vote in addition to any other vote he or she may have or be entitled to exercise.
65
VOTING RESTRICTIONS ON AN OUTSTANDING CALL

Unless the Board decides otherwise, no shareholder shall be entitled to be present or vote at any meeting either personally or by proxy until he or she has paid all calls due and payable on every share held by him or her whether alone or jointly with any other person together with interest and expenses (if any) to the Company.
66
PROXY INSTRUMENT

66.1
Every shareholder entitled to attend and vote at a general meeting may appoint a proxy to attend, speak and vote on his or her behalf and may appoint more than one proxy to attend, speak and vote at the same meeting. The appointment of a proxy shall be in any usual form or in any other form or manner of communication (including communication by electronic means) which the Board may approve, subject to compliance with any requirements as to form under the Act, and in the case of an instrument in writing, shall be executed by or on behalf of the appointor but need not be witnessed.

Subject to the Act, the appointment of a proxy relating to shares in the capital of the Company held in the name of a Depositary shall be in any form or manner of communication (including communication by electronic means) which the Board may approve, including without limitation, a voter instruction form to be provided to the Company by certain third parties on behalf of the Depositary. In the case of an instrument in writing, a corporation may execute a form of proxy either under its common seal (or in any other manner permitted by law and having the same effect as if executed under seal) or under the hand of a duly authorised officer, attorney or other person. A shareholder may appoint more than one proxy to attend on the same occasion, but only one proxy may be appointed in respect of any one share. A proxy need not be a shareholder. The appointment of a proxy shall not preclude a shareholder from attending and voting at the meeting or at any adjournment of it. A form of proxy shall, unless it provides to the contrary, be valid for any adjournment of the meeting to which it relates.
66.2
The appointment of a proxy and any authority under which it is executed or a copy of the authority certified notarially or in some other way approved by the Board shall:

(A)
in the case of an instrument in writing be deposited at the Registered Office or at such other place as is specified in the notice convening the meeting, or in any instrument of proxy sent out by the Company in relation to the meeting, not less than forty eight (48) hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote;

(B)
in the case of an appointment contained in a communication by electronic means, where an address has been specified for the purpose of receiving communications by electronic means:

(1)
in the notice convening the meeting; or

(2)
in any instrument of proxy sent out by the Company in relation to the meeting; or

(3)
in any invitation contained in an communication by electronic means to appoint a proxy issued by the Company in relation to the meeting, be received at such address not less than forty eight (48) hours before the time for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote;

(C)
be deemed to include the right to speak at the meeting and to vote on any amendment of a resolution put to the meeting for which it is given as the proxy thinks fit; and

(D)
unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates,

and an appointment of proxy which is not deposited, delivered or received in a manner so permitted shall be invalid (unless, subject to the requirements of the Act, the Board, in its absolute discretion in relation to any such appointment, waives any such requirement and decides to treat such appointment as valid).
66.3
When two or more valid but differing appointments of proxy are delivered or received in respect of the same share for use at the same meeting and in respect of the same matter, the one which is last validly delivered or received (regardless of its date or of the date of its execution) shall be treated as replacing and revoking the other or others as regards that share. If the Company is unable to determine which appointment was last validly delivered or received, none of them shall be treated as valid in respect of that share.

66.4
The Board may at the expense of the Company send forms of appointment of proxy to the shareholders by post, by communication by electronic means or otherwise (with or without provision for their return by pre-paid post) for use at any general meeting or at any separate meeting of the holders of any class of shares, either blank or nominating as proxy in the alternative any one or more of the Directors or any other person and worded so as to enable the proxy to vote either for or against or to withhold their vote in respect of the resolutions to be proposed at the meeting at which the proxy is to be used. If for the purpose of any meeting invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the Company’s expense, they shall be issued to all (and not to some only) of the shareholders entitled to be sent notice of the meeting and to vote at it. The accidental omission to send such a form of appointment or to give such an invitation to, or the non-receipt of such form of appointment by, any shareholder entitled to attend and vote at a meeting shall not invalidate the proceedings at that meeting.
66.5
A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the death or mental disorder of the principal or the revocation of the instrument of proxy, or of the authority under which the instrument of proxy was executed, or the transfer of the share in respect of which the instrument of proxy is given, provided that no intimation in writing of such death, mental disorder, revocation or transfer shall have been received by the Company at the Registered Office, or at such other place as is referred to in Article 66.2, not less than forty eight (48) hours (excluding days which are not working days) before the commencement of the meeting or adjourned meeting at which the instrument of proxy is used.

67
CORPORATE REPRESENTATIVES

In accordance with the Act, any corporation which is a shareholder entitled to attend a meeting of the Company or a meeting of the holders of any class of its shares may, by resolution of its Directors or other governing body, authorise such person or persons as it thinks fit to act as its representative or representatives at any such meeting of the Company or at any such meeting of the holders of any class of its shares. Any person so authorised shall be entitled to exercise the same powers on behalf of the corporation (in respect of that part of the corporation’s holdings to which the authority relates) as the corporation could exercise if it were an individual shareholder. The corporation shall for the purposes of these Articles be deemed to be present in person at any such meeting if a person so authorised is present at it. All references in these Articles to attendance and voting in person shall be construed accordingly. A Director, the Secretary or some other person authorised for the purpose by the Secretary may (but is not bound to) require the representative to produce a certified copy of the resolution so authorising him or her or such other evidence of his or her authority reasonably satisfactory to such person before permitting him or her to exercise his or her powers.
68
AMENDMENT TO RESOLUTIONS

68.1
If an amendment shall be proposed to any resolution but shall in good faith be ruled out of order by the chairperson of the meeting, any error in such ruling shall not invalidate the proceedings on the substantive resolution.

68.2
In the case of a resolution duly proposed as a Special Resolution, no amendment to it (other than an amendment to correct a patent error) may be considered or voted on and in the case of a resolution duly proposed as an Ordinary Resolution no amendment to it (other than an amendment to correct a patent error) may be considered or voted on unless either at least forty eight (48) hours prior to the time appointed for holding the meeting or adjourned meeting at which such Ordinary Resolution is to be proposed notice in writing of the terms of the amendment and intention to move it has been lodged at the Registered Office or the chairperson of the meeting in his or her absolute discretion decides that it may be considered or voted on.

69
OBJECTION TO ERROR IN VOTING

No objection shall be raised to the qualification of any voter or to the counting of, or failure to count, any vote, except at the meeting or adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any such objection or error shall be referred to the chairperson of the meeting, who shall not be obliged to take it into account unless he or she considers it to be of sufficient magnitude to affect the decision of the meeting. The chairperson’s decision on such matters shall be final and binding on all concerned.

FAILURE TO DISCLOSE INTERESTS IN SHARES
70
FAILURE TO DISCLOSE INTERESTS IN SHARES

70.1
For the purpose of this Article:

(A)
“Exempt Transfer” means, in relation to shares held by a shareholder:

(1)
a transfer pursuant to acceptance of a takeover (as defined in the Irish Takeover Panel Act, 1997) for the Company or in relation to any of its shares;

(2)
a transfer in consequence of a sale made through a market recognised for the purpose of section 1072 of the Act or any stock exchange selected by the Company outside Ireland on which the Company’s shares (or rights in respect of those shares) are normally traded; or

(3)
a transfer made in consequence of a sale in good faith of the whole of the beneficial interest in the shares to a bona fide unconnected third party, that is to say one who, in the reasonable opinion of the Board, is unconnected with the shareholder or with any other person appearing to be interested in such shares prior to such transfer (being a party which itself is not the holder of any shares in the Company in respect of which a Direction Notice is then in force or a person appearing to be interested in any such shares) and/or the Board does not have reasonable grounds to believe that the transferor or any other person appearing to be interested in such first mentioned shares will following such transfer have any interest in such shares;

(B)
a person shall be treated as appearing to be “interested” in any shares if the shareholder holding such shares has given to the Company information in response to a notice from the Company pursuant to section 1062 of the Act (a “Section 1062 Notice”) which names such person as being so interested or if the Company (after taking into account information provided in response to the relevant Section 1062 Notice and any other notification under the Act or any relevant information otherwise available to the Company) knows or has reasonable cause to believe that the person in question is, or may be, interested in the shares, and references in this Article to persons interested in shares and to “interests in shares” shall be construed in accordance with section 1059 of the Act;

(C)
a person, other than the shareholder holding a share, shall be treated as appearing to be interested in such share if the shareholder has informed the Company that the person is or may be so interested, or if the Company (after taking account of information obtained from the shareholder or, pursuant to a duly served Section 1062 Notice from anyone else) knows or has reasonable cause to believe that the person is or may be so interested;

(D)
reference to a person having failed to give to the Company information required by a Section 1062 Notice, or being in default of supplying such information, includes references to his or her having:

(1)
failed or refused to give all or any part of such information; and

(2)
given information which he or she knows to be false in a material particular or recklessly given information which is false in a material particular; and

(E)
“transfer” means a transfer of a share or (where applicable) a renunciation of a renounceable letter of allotment or other renounceable document of title relating to a share.

70.2
Where a Section 1062 Notice is given by the Company to a shareholder, or another person appearing to be interested in shares held by such shareholder, and the shareholder or other person has failed in relation to any shares (“Default Shares”) (which expression applies also to any shares issued after the date of the Section 1062 Notice in respect of those shares and to any other shares registered in the name of such shareholder at any time whilst the default subsists) to give the Company the information required within the time period specified in such notice, then provided that ten (10)

clear days have elapsed since service of the Section 1062 Notice, the Board may at any time thereafter at its absolute discretion by notice to such shareholder (a “Direction Notice”) direct that:
(A)
the shareholder which is the subject of a Direction Notice is not, in respect of the Default Shares entitled to be present or to vote (either in person or by proxy) at a general meeting or at a separate meeting of the holders of a class of shares or on a poll, or to exercise other rights conferred by membership in relation to the meeting or poll.

(B)
in respect of the Default Shares that represent, at the date of the Direction Notice, 0.25% or more in nominal value of the issued shares of their class:

(1)
any dividend (or any part of a dividend) or any monies which would otherwise be payable in respect of the Default Shares (except on a winding up of the Company) may be withheld by the Company, which shall have no obligation to pay interest on such dividend;

(2)
the shareholder shall not be entitled to elect, pursuant to Article 130 (scrip dividends) or otherwise, to receive shares instead of a dividend; and

(3)
the Board may, in its absolute discretion, refuse to register the transfer of any Default Shares (subject, in the case of any uncertificated shares, to the Uncertificated Securities Regulations) unless:

(a)
the transfer is an Exempt Transfer; or

(b)
the shareholder is not himself or herself in default in supplying the information required and proves to the satisfaction of the Board that no person in default of supplying the information required is interested in any of the shares which are the subject of the transfer, and

(c)
the shareholder which is the subject of a Direction Notice is in breach of these Articles.

70.3
The Company shall send a copy of the Direction Notice to each other person appearing to be interested in the relevant Default Shares the address of whom has been notified to the Company, but failure or omission by the Company to do so shall not invalidate such notice.

70.4
Where any person appearing to be interested in any shares has been served with a Section 1062 Notice and such shares are held by a Depositary, the provisions of this Article shall be deemed to apply only to those shares held by the Depositary in which such person appears to be interested and not (so far as that person’s apparent interest is concerned) to any other shares held by the Depositary and references to Default Shares shall be construed accordingly.

70.5
Where a person who has an interest in Depositary Interests receives a Section 1062 Notice, that person is considered for the purposes of this Article to have an interest in the number of shares represented by those Depositary Interests which is specified in the Section 1062 Notice and not in the remainder of the shares held by the Depositary or in which the Depositary is otherwise interested.

70.6
Where the shareholder on whom a Section 1062 Notice has been served is a Depositary, the obligations of the Depositary acting in its capacity as such shall be limited to disclosing to the Company such information relating to any person appearing to be interested in the shares held by it as has been recorded by the Depositary in accordance with the arrangements entered into by the Company or approved by the Board pursuant to which it was appointed as a Depositary.

70.7
The sanctions under Article 70.2 shall cease to apply seven days after the earlier of:

(A)
receipt by the Company of notice of an Exempt Transfer, but only in relation to the shares transferred; and

(B)
receipt by the Company, in a form satisfactory to the Board, of all the information required by the Section 1062 Notice.

70.8
The Board may, to enable the Company to deal with Default Shares in accordance with the provisions of this Article:

(A)
give notice in writing to any shareholder holding Default Shares in uncertificated form or to any other person who is interested in Default Shares which are represented by Depositary Interests, requiring the shareholder who holds such Default Shares and/or the person holding Depositary Interests;

(B)
to change his or her holding of such shares from uncertificated form into certificated form in the name of the shareholder or his or her holding of such shares represented by Depositary Interests into certificated shares only in the name of the person who is interested in the Depositary Interests, as applicable, within a specified period; and

(C)
then to hold such Default Shares in certificated form for so long as the default subsists; and

(D)
appoint any person to take any steps, by instruction by means of the Uncertificated System or otherwise, in the name of any holder of Default Shares as may be required to change such Default Shares from uncertificated form into certificated form or where a person has an interest in Default Shares which are represented by Depositary Interests to change such Default Shares represented by Depositary Interests into certificated form only in the name of the interested person (and such steps shall be effective as if they had been taken by such holder).

70.9
None of the provisions contained in this Article shall in any way limit or restrict the rights of the Company under sections 1062 and 1066 of the Act or any order made by the court under section 1066 or elsewhere under Part 17 Chapter 4 of the Act nor shall any sanction imposed by the Board pursuant to this Article cease to have effect, otherwise than as provided in this Article, unless it is so ordered by the court.

APPOINTMENT, RETIREMENT AND REMOVAL OF DIRECTORS
71
NUMBER OF DIRECTORS

The number of Directors shall be not more than fifteen (15) and not less than two (2), with the exact number of directors, from time, to time, determined solely by resolution of the Board.
72
STRUCTURE OF THE BOARD

72.1
The Directors shall be divided into three classes, designated Class I, Class II and Class III.

(A)
The term of the initial Class I directors shall terminate at the conclusion of the Company’s 2022 annual general meeting; the term of the initial Class II directors shall terminate on the conclusion of the Company’s 2023 annual general meeting; and the term of the initial Class III directors shall terminate on the conclusion of the Company’s 2024 annual general meeting.

(B)
At each annual general meeting of the Company beginning with the Company’s 2022 annual general meeting, all of the Directors of the class of directors whose term expires on the conclusion of that annual general meeting shall retire from office, unless reelected, and successors to that class of directors shall be elected for a three-year term.

(C)
The resolution appointing any Director must designate the Director as a Class I, Class II or Class III Director.

(D)
Every Director of the class retiring shall be eligible to stand for re-election at an annual general meeting.

(E)
If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible or as the Chairman may otherwise direct. In no case will a decrease in the number of Directors shorten the term of any incumbent Director.

(F)
A Director shall hold office until the conclusion of the annual general meeting for the year in which his term expires and until his successor is elected or appointed by the Board pursuant to Article 74, or until his, or her, earlier death, resignation, retirement, disqualification or removal from office in accordance with these Articles and the Act.

(G)
Any vacancy on the Board, including a vacancy that results from an increase in the number of Directors or from the death, resignation, retirement, disqualification or removal of a Director, shall be deemed a casual vacancy. Subject to the terms of any one or more classes or series of preferred shares, any casual vacancy shall only be filled by the decision of a majority of the Board then in office, provided that a quorum is present and provided that the appointment does not cause the number of Directors to exceed any number fixed by, or in accordance with, these Articles as the maximum number of Directors.

72.2
Any Director of such class elected to fill a vacancy resulting from an increase in the number of Directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of his predecessor. A Director retiring at a meeting shall retain office until the close or adjournment of the meeting.

73
ANNUAL RE-ELECTION OF DIRECTORS

73.1
The Board, upon recommendations of the nomination and governance committee (or equivalent committee established by the Board) shall propose nominees for election to the office of Director at each annual general meeting, commencing with the annual general meeting of the Company in 2022.

73.2
The Directors may be appointed by the members in general meeting, provided that no person other than a Director retiring at the meeting shall, save where recommended by the Board, be eligible for election to the office of Director at any general meeting unless the requirements of Article 59 and 60 as to his or her eligibility for that purpose have been complied with.

73.3
Each Director shall be elected by an Ordinary Resolution at such meeting, provided that if, as of, or at any time prior to, fourteen days before the filing of the Company’s definitive proxy statement with the SEC relating to such general meeting, the number of Director nominees exceeds the number of Directors to be elected (a “contested election”), each of those nominees shall be voted upon as a separate resolution and the Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at any such meeting and entitled to vote on the election of Directors.

For the purposes of this Article, “elected by a plurality” means the election of those Director nominees, equalling in number to the number of positions to be filled at the relevant general meeting, that received the highest number of votes.
73.4
A resolution for the appointment of two or more persons as Directors by a single resolution at a general meeting shall be void unless an Ordinary Resolution that the resolution for appointment be proposed in such way has first been agreed to by the meeting without any vote being given against it.

73.5
Notwithstanding that a Director might not be re-elected at an annual general meeting, such Director shall nevertheless hold office until his or her successor is elected or is appointed by the Board pursuant to Article 74, or until his, or her, earlier death, resignation, retirement, disqualification or removal from office in accordance with these Articles or the Act.

73.6
A Director whose term expires at an annual general meeting may, if willing to act, be re-appointed.

74
BOARD’S POWER TO APPOINT DIRECTORS

Without prejudice to the Company’s power to appoint a person to be a Director pursuant to these Articles, the Board shall have power at any time to appoint any person who is willing to act as a Director, either to fill a vacancy or as an addition to the existing Board or as a successor to a Director who is not re-elected at an annual general meeting and whose successor is not elected at such annual general meeting, subject to the total number of Directors not exceeding any maximum number fixed by or in accordance with these Articles.
75
APPOINTMENT OF EXECUTIVE DIRECTORS

Subject to the Act, the Board may appoint one or more of its members to an executive office or other position of employment with the Company for such term (subject to the Act) and on any other conditions the Board thinks fit. The Board may revoke, terminate or vary the terms of any such appointment, without prejudice to a claim for damages for breach of contract between the Director and the Company.
76
APPOINTMENT OF OTHER OFFICERS

The Board may appoint such other officers as the Directors may, from time to time, determine, including but not limited to, chief executive officer, chief financial officer, president, vice president, vice chairperson, Secretary, assistant secretary, treasurer, controller and assistant treasurer. The powers and duties of all other officers are at all times subject to the control of the Directors, and any other officer may be removed from that office at any time at the pleasure of the Board.
77
ELIGIBILITY OF NEW DIRECTORS

No person shall be eligible for nomination for election or re-election as Director at any general meeting unless:
(A)
he or she is recommended by the Board for appointment or, in the case of a Director retiring, re-appointment; or

(B)
in any other case, the requirements of Article 59 and 60 in respect of nominations of Directors are satisfied.

78
VACATION OF DIRECTOR’S OFFICE

78.1
Without prejudice to the provisions in these Articles for retirement, the office of a Director shall be vacated if:

(A)
he or she resigns by notice in writing delivered to the Secretary at the Registered Office or tendered at a Board meeting;

(B)
he or she only held office as a Director for a fixed term and such term expires;

(C)
he or she ceases to be a Director by virtue of any provision of the Statutes, is removed from office pursuant to these Articles or the Statutes or becomes prohibited by law from being a Director;

(D)
he or she becomes bankrupt, has an interim receiving order made against him or her, makes any arrangement or compounds with his or her creditors generally or applies to the court for an interim order in connection with a voluntary arrangement under any legislation relating to insolvency;

(E)
an order is made by any court of competent jurisdiction on the ground (however formulated) of mental disorder for his or her detention or for the appointment of a guardian or receiver or other person to exercise powers with respect to his or her property or affairs or he or she is admitted to hospital in pursuance of an application for admission for treatment under any legislation relating to mental health and the Board resolves that his or her office be vacated;

(F)
he or she is absent, without permission of the Board, from Board meetings for six consecutive months and the Board resolves that his or her office be vacated;

(G)
he or she, being a Class I or a Class II Director, is removed from office by notice in writing addressed to him or her at his or her address as shown in the Company’s register of directors and signed by not less than three-quarters of all the Directors in number (rounded down to the nearest whole number and excluding the Director in question) (without prejudice to any claim for damages which he or she may have for breach of contract against the Company); or
(H)
in the case of a Director who holds executive office, his or her appointment to such office is terminated or expires and the Board resolves that his or her office be vacated.

78.2
A resolution of the Board declaring a Director to have vacated office pursuant to this Article shall be conclusive as to the fact and grounds of vacation stated in the resolution.

BOARD POWERS
79
BOARD POWERS

79.1
Subject to the Statutes, the Company’s memorandum of association and these Articles and to any directions given by Special Resolution of the Company, the business of the Company shall be managed by the Board, which may exercise all the powers of the Company whether relating to the management of the business or not. No alteration of the memorandum of association or of these Articles nor any such direction shall invalidate any prior act of the Board which would have been valid if such alteration had not been made or such direction had not been given. The provisions in these Articles giving specific powers to the Board shall not limit the general powers given by this Article.

79.2
The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him or her.

80
DIRECTORS BELOW THE MINIMUM NUMBER

If the number of Directors is less than the minimum prescribed in accordance with these Articles, the remaining Director or Directors shall act only for the purposes of appointing an additional Director or Directors to make up such minimum or of convening a general meeting of the Company for the purpose of making such appointment. If there are no Director or Directors able or willing to act, any two shareholders may summon a general meeting for the purpose of appointing Directors. Any additional Director so appointed shall hold office (subject to these Articles) only until the dissolution of the annual general meeting next following such appointment unless he or she is re-elected during such meeting.
81
DELEGATION TO EXECUTIVE DIRECTORS

The Board may delegate to a Director holding executive office any of its powers, authorities and discretions for such time and on such terms and conditions as it shall think fit. The Board may grant to a Director the power to sub-delegate, and may retain or exclude the right of the Board to exercise the delegated powers, authorities or discretions collaterally with the Director. The Board may at any time revoke the delegation or alter its terms and conditions.
82
DELEGATION TO COMMITTEES

82.1
The Board may delegate any of its powers, authorities and discretions (including, without limitation, those relating to the payment of monies or other remuneration to, and the conferring of benefits on, a Director) for such time and on such terms and conditions as it shall think fit to a committee consisting of one or more Directors and (if thought fit) one or more other persons. The Board may grant to the committee the power to sub-delegate, and may retain or exclude the right of the Board to exercise the delegated powers, authorities or discretions collaterally with the committee. The Board may at any time revoke the delegation or alter its terms and conditions or discharge the committee in whole or in part. Where a provision of the Articles refers to the exercise of a power, authority or discretion by the Board and that power, authority or discretion has been delegated by the Board to a committee, the provision shall be construed as permitting the exercise of the power, authority or discretion by the committee.
82.2
The Board’s power under these Articles to delegate to a committee:

(A)
includes (without limitation) the power to delegate the determination of any fee, remuneration or other benefit to be paid or provided to any Director; and

(B)
is not limited by the fact that in some Articles but not others express reference is made to particular powers being exercised by the Board or by a committee.

82.3
In addition to the Board’s power to delegate to committees pursuant to this Article 82, the Board may delegate any of its powers to any individual Director or member of the management of the Company or any of associated companies as it sees fit; any such individual shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on them by the Board.

83
LOCAL MANAGEMENT

The Board may establish local or divisional boards, agencies or branch offices for managing the affairs of the Company in a specified locality, either in the United States or elsewhere, and may appoint persons to be members of a local or divisional board, agency or branch office and may fix their remuneration. The Board may delegate to a local or divisional board, agency or branch office any of its powers, authorities and discretions for such time and on such terms and conditions as it thinks fit. The Board may grant to such local or divisional board, agency or branch office the power to sub-delegate, may retain or exclude the right of the Board to exercise the delegated powers, authorities or discretions collaterally with the local or divisional board, agency or branch office and may authorise the members of a local or divisional board, agency or branch (or any of them) to fill a vacancy or to act despite a vacancy. The Board may at any time revoke or alter the terms and conditions of the appointment or delegation. Subject to the terms and conditions imposed by the Board, the proceedings of a local or divisional board, agency or branch office with two or more members are governed by those Articles that regulate the proceedings of the Board, so far as applicable.
84
DELEGATION TO AGENTS

The Board may, by power of attorney or otherwise, appoint a person (including officers and employees) to be the agent of the Company and may delegate to such person any of its powers, authorities and discretions for such purposes, for such time and on such terms and conditions (including as to remuneration) as it thinks fit. The Board may grant the power to sub-delegate and may retain or exclude the right of the Board to exercise the delegated powers, authorities or discretions collaterally with the agent. The Board may at any time revoke or alter the terms and conditions of the appointment or delegation.
85
EXERCISE OF VOTING POWER

The Board may exercise or cause to be exercised the voting power conferred by shares in any other body corporate held or owned by the Company, or any power of appointment to be exercised by the Company, in any manner it thinks fit (including the exercise of the voting power or power of appointment in favour of the appointment of any Director as a director or other officer or employee of such company or in favour of the payment of remuneration to the directors, officers or employees of such company).
86
The PROVISION FOR EMPLOYEES

The Board may exercise any power conferred on the Company by the Statutes to make provision for the benefit of persons employed or formerly employed by any Group Member in connection with the cessation or the transfer to any person of the whole or part of the undertaking of such Group Member.

87
OVERSEAS REGISTERS

Subject to the Statutes and the Uncertificated Securities Regulations, the Board may exercise the powers conferred on the Company with regard to the keeping of an overseas branch, local or other register in relation to shareholders and may make and vary such regulations as it thinks fit concerning the keeping of any such register.
88
ASSOCIATE DIRECTORS

The Board may appoint any person (not being a Director) to any office or employment having a designation or title including the word “director” or attach to any existing office or employment with the Company such designation or title and may terminate any such appointment or the use of such designation or title. The inclusion of the word “director” in the designation or title of any such office or employment shall not imply that such person is, or is deemed to be, or is empowered in any respect to act as, a Director for any of the purposes of the Statutes or these Articles.
89
BORROWING POWERS

Subject to the Statutes, the Board may exercise all the powers of the Company to borrow money and to mortgage or charge all or part of the undertaking, property and assets (present or future) and uncalled capital of the Company and, subject to section 1021 of the Act, to create and issue debentures and other securities, whether outright or as collateral security for a debt, liability or obligation of the Company or of any third party.
90
CHANGE OF COMPANY NAME

The name of the Company may be changed, subject to the approval of the Registrar of Companies, by a Special Resolution of the Company.
DIRECTORS’ REMUNERATION, EXPENSES AND BENEFITS
91
FEES

The Company shall pay to the Directors for their services as Directors such aggregate amount of fees, salary or remuneration as the Board decides. The aggregate fees shall be divided among the Directors in such proportions as the Board decides or, if no decision is made, equally. A fee payable to a Director pursuant to this Article shall be distinct from any salary or remuneration payable to him or her under a service agreement or other amount payable to him or her pursuant to other provisions of these Articles and accrues from day to day.
92
EXPENSES

A Director may also be paid all travelling, hotel and other expenses properly incurred by him or her in connection with his or her attendance at meetings of the Board or of committees of the Board or general meetings or separate meetings of the holders of any class of shares or otherwise in connection with the discharge of his or her duties as a Director, including (without limitation) any professional fees incurred by him or her (with the approval of the Board or in accordance with any procedures stipulated by the Board) in taking independent professional advice in connection with the discharge of such duties.
93
REMUNERATION OF EXECUTIVE DIRECTORS

The salary or remuneration of a Director appointed to hold employment or executive office in accordance with the Articles may be a fixed sum of money, or wholly or in part governed by business done or profits made, or as otherwise decided by the Board (including, for the avoidance of doubt, by the Board acting through a duly authorised Board committee), and may be in addition to or instead of a fee payable to him or her for his or her services as a Director pursuant to these Articles.

94
SPECIAL REMUNERATION

A Director who, at the request of the Board, goes or resides abroad, makes a special journey or performs a special service on behalf of or for the Company (including, without limitation, services as a chairperson or vice-chairperson of the Board, services as a member of any Board committee and services which the Board considers to be outside the scope of the ordinary duties of a Director) may be paid such reasonable additional remuneration (whether by way of salary, bonus, commission, percentage of profits or otherwise) and expenses as the Board (including, for the avoidance of doubt, the Board acting through a duly authorised Board committee) may decide.
95
COMPANY PROPERTY

Each Director is expressly permitted (for the purposes of section 228(1)(d) of the Act) to use the property of the Company pursuant to or in connection with: the exercise or performance of his or her duties, functions and powers as Director or employee; the terms of any contract of service or employment or letter of appointment; and, or in the alternative, any other usage authorised by the Directors (or a person authorised by the Directors) from time to time; and including in each case for a Director’s own benefit or for the benefit of another person.
96
PENSIONS AND OTHER BENEFITS

The Board may exercise all the powers of the Company to provide pensions or other retirement or superannuation benefits and to provide death or disability benefits or other allowances or gratuities (by insurance or otherwise) for a person who is or has at any time been a Director, an officer or a director or an employee of a company which is or was a Group Member, a company which is or was allied to or associated with the Company or with a Group Member or a predecessor in business of the Company or of a Group Member (and for any member of his or her family, including a spouse or former spouse, or a person who is or was dependent on him or her). For this purpose the Board may establish, maintain, subscribe and contribute to any scheme, trust or fund and pay premiums. The Board may arrange for this to be done by the Company alone or in conjunction with another person. A Director or former Director is entitled to receive and retain for his or her own benefit any pension or other benefit provided in accordance with this Article and is not obliged to account for it to the Company.
DIRECTORS’ PROCEEDINGS
97
BOARD MEETINGS

Subject to these Articles, the Board may regulate its proceedings as it thinks fit. A Director may, and the Secretary at the request of a Director shall, call a meeting of the Board.
98
NOTICE OF BOARD MEETINGS

Notice of a Board meeting shall be deemed to be duly given to a Director if it is given to him or her personally or by word of mouth or sent in writing to his or her last known address or any other address given to the Company by him or her for such purpose or given by electronic communications to an address for the time being notified to the Company by the Director. It shall not be necessary to give notice of a Board meeting to a Director who is absent with leave unless the Director has notified the Company in writing of an address or an address for electronic communications at which notice of such meetings is to be given to him or her when he or she is absent with leave. A Director may be treated as having waived his or her entitlement to notice of a meeting of the Board if he or she has not supplied the Company with the information necessary to ensure that he or she receives notice of a meeting before it takes place. A Director may waive the requirement that notice of any Board meeting be given to him or her, either prospectively or retrospectively.
In this Article “address”, in relation to documents in electronic form, includes any number or address used for the supply of documents in electronic form.

99
QUORUM

No business shall be transacted at any meeting of the Board unless a quorum is present. The quorum may be fixed by the Board and unless so fixed at any other number shall be a majority in number of the Directors in office at the time when the meeting is convened. A duly convened Board meeting at which a quorum is present shall be competent to exercise any and all of the authorities, discretions and powers vested in or exercisable by the Board.
100
BOARD CHAIRPERSON

The Board may appoint any Director to be, and may remove, a chairperson and a vice- or deputy chairperson of the Board, provided that the initial chairperson to be appointed with effect from the Scheme Effective Time shall be a Class II director, who shall be appointed for an initial term that shall expire at the annual general meeting of the Company to be held in 2023. The chairperson or, in his or her absence, the vice- or deputy chairperson, shall preside at all Board meetings. If there is no chairperson or vice- or deputy chairperson, or if at a Board meeting neither the chairperson nor the vice- or deputy chairperson is present within ten minutes after the time appointed for the meeting, or if neither of them is willing to act as chairperson, the Directors present may choose any Director present to be chairperson of the meeting.
101
VOTING

Questions arising at a meeting shall be decided by a simple majority of votes of the Directors present at the meeting. Each Director present and voting shall have one vote. For the avoidance of doubt, in the case of an equality of votes, the chairperson shall have a second or casting vote.
102
TELEPHONE PARTICIPATION

A Director may participate in a meeting of the Board or a committee of the Board through the medium of conference telephone, video conferencing or any other form of communication equipment if all persons participating in the meeting are able to hear and speak to each other throughout the meeting. A person participating in this way shall be deemed to be present in person at the meeting and shall be counted in a quorum and entitled to vote. Subject to the Statutes, all business transacted in this way by the Board or a committee of the Board shall be deemed for the purposes of the Articles to be validly and effectively transacted at a meeting of the Board or a committee of the Board even if one Director only is physically present at any one place. The meeting shall be deemed to take place where the largest group of those participating is assembled or, if there is no such group, where the chairperson of the meeting then is.
103
WRITTEN RESOLUTIONS

103.1
A resolution in writing executed by all the Directors for the time being entitled to receive notice of a Board meeting and unanimously in number, or by all the members of a committee of the Board for the time being entitled to receive notice of the meetings of such committee and unanimously in number, shall be as valid and effective for all purposes as a resolution duly passed at a meeting of the Board (or committee, as the case may be).

103.2
A resolution in writing shall be deemed to have been signed by a director where the Chairperson, Company Secretary, assistant secretary or other person designated by the Board or the Company Secretary has received an email from that Director’s Certified Email Address (as defined in Article 103.3) which identifies the resolution and states, unconditionally, “I consent”.

103.3
A Director’s Certified Email Address is such email address as the Director has, from time to time, notified to such person and in such manner as may from time to time be prescribed by the Board. The Company shall cause a copy of every email referred to in Article 103.2 to be entered in the book kept pursuant to section 166 of the Act.

103.4
A resolution:

(A)
may consist of several documents in the same form each executed, or consented to in accordance with Article 103.2, by one or more of the Directors or members of the relevant committee, including executions or consents evidenced by electronic transmission (including but not limited to email); and

(B)
to be effective, need not be signed or consented to by a Director who is prohibited by these Articles from voting on it.

104
COMMITTEE PROCEEDINGS

Proceedings of committees of the Board shall be conducted in accordance with regulations prescribed by the Board (if any). Subject to those regulations, such proceedings shall be conducted in accordance with applicable provisions of these Articles regulating the proceedings of the Board. Where the Board resolves to delegate any of its powers, authorities and discretions to a committee and such resolution states that the committee shall consist of any one or more unnamed Directors, it shall not be necessary to give notice of a meeting of such committee to any Directors other than the Director or Directors who form the committee.
105
MINUTES

105.1
The Board shall cause minutes to be made of:

(A)
all appointments of officers and committees made by the Board and of any such officer’s remuneration; and

(B)
the names of Directors present at every meeting of the Board, a committee of the Board, the Company or the holders of any class of shares or debentures, and all orders, resolutions and proceedings of such meetings.

105.2
Any such minutes, if purporting to be signed by the chairperson of the meeting at which the proceedings were held or by the chairperson of the next succeeding meeting or the Secretary, shall be prima facie evidence of the matters stated in them.

106
VALIDITY OF PROCEEDINGS

All acts done in good faith by a meeting of the Board, or of a committee of the Board, or by a person acting as a Director or a committee member shall, notwithstanding that it may be discovered afterwards that there was a defect in the appointment of any person so acting or that any of them were disqualified from holding office, or had vacated office, or were not entitled to vote, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director or committee member and entitled to vote.
INTERESTS OF DIRECTORS
107
CONTRACTING WITH THE COMPANY

Subject to the provisions of the Statutes, no Director or intending Director shall be disqualified by his or her office from contracting with the Company either as vendor, purchaser or otherwise, nor shall any such contract or any transaction or arrangement entered into on behalf of the Company in which any Director is in any way directly or indirectly interested be liable to be avoided, nor shall any Director so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office, or of the fiduciary relationship thereby established, provided that the nature of this interest has been declared by him or her in accordance with Article 108.
108
DECLARATION OF INTERESTS

108.1
A Director who is in any way (whether directly or indirectly) interested in a contract, transaction or arrangement or proposed contract, transaction or arrangement with the Company shall, in accordance with section 231 of the Act, declare the nature of his or her interest at the first opportunity either (a) at a meeting of the Board at which the question of entering into the contract, transaction or arrangement is first taken into consideration, if the Director or officer of the Company knows this interest then exists, or in any other case, at the first meeting of the Board after learning that he or she is or has become so interested or (b) by providing a general notice to the Directors declaring that he or she is a director or an officer of, or has an interest in, a person and is to be regarded as interested in any transaction or arrangement made with that person, and after giving such general notice it shall not be necessary to give special notice relating to any particular transaction. If a declaration of interest under this Article proves to be, or becomes, inaccurate or incomplete, a further declaration must be made.
Provided that a Director has declared the nature and extent of his or her interest to the other Directors, a Director notwithstanding his or her office:
(A)
may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested;

(B)
may be counted in determining the presence of a quorum at a meeting of the Board which authorises or approves the contract, transaction or arrangement in which he or she is interested and he or she shall be at liberty to vote in respect of any contract, transaction or arrangement in which he or she is interested, provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him or her in accordance with Article 108.1, at or prior to its consideration and any vote thereon; and

(C)
may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate in which the Company is interested,

and (i) he or she shall not, by reason of his or her office, be accountable to the Company for any benefit which he or she derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate; (ii) he or she shall not infringe his duty to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the Company as a result of any such office or employment or any such transaction or arrangement or any interest in such body corporate; (iii) he or she shall not be required to disclose to the Company, or use in performing his duties as a Director of the Company, any confidential information relating to such office or employment if to make such disclosure or use would result in a breach of a duty or obligation of confidence owed by the Director in relation to or in connection with such office or employment; (iv) he or she may absent himself or herself from discussions, whether in meetings of the Directors or otherwise, and exclude himself or herself from information which will or may relate to such office, employment, transaction, arrangement or interest; and (v) no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.
108.2
For the purposes of Article 108.1:

(A)
a general notice given to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any such transaction of the nature and extent so specified;

(B)
an interest of which a Director has no knowledge and of which it is unreasonable to expect him or her to have knowledge shall not be treated as an interest of him or her; and

(C)
a copy of every declaration made and notice given under Article 108.1 shall be entered within three days after the making or giving thereof in a book kept for this purpose. Such book shall be open for inspection without charge by any Director, Secretary, the Auditors or any shareholder at the Registered Office and shall be produced at every general meeting of the Company and at any meeting of the Directors if any Director so requests in sufficient time to enable the book to be available at the meeting.

109
AUTHORISATION OF BOARD OF CONFLICTS OF INTERESTS

109.1
Nothing in section 228(1)(f) of the Act shall restrict a Director from entering into a commitment which has been authorised by the Board or has been authorised pursuant to such authority as may be delegated by the Board in accordance with these Articles which, if not so authorised, would infringe the duty to avoid conflicts of interest as set out in section 228(1)(f) of the Act. As recognised by section 228(1)(e) of the Act, the Directors may agree to restrict their power to exercise an independent judgement but only where this has been expressly authorised by a resolution of the Board. The Directors may give such authorisations upon such terms as they think fit in accordance with the Act. The Directors may vary or terminate any such authorisations at any time.

109.2
If a matter, or office, employment or position has been authorised by the Directors in accordance with this Article 109 then (subject to such terms and conditions, if any, as the Directors may think fit to impose from time to time, and always subject to their right to vary or terminate such authorisations or the permissions set out below):

(A)
the Director shall not be required to disclose any confidential information relating to such matter, or office, employment or position to the Company if to make such a disclosure would result in a breach of a duty or obligation of confidence owed by him or her in relation to or in connection with that matter, or that office, employment or position;

(B)
the Director may absent himself or herself from meetings of the Directors at which anything relating to that matter will or may be discussed; and

(C)
the Director may make such arrangements as such Director thinks fit for relevant papers to be received and read by a professional adviser on behalf of that Director.

109.3
A Director shall not, by reason of his or her office, be accountable to the Company for any benefit which he or she derives from any matter which has been approved by the Directors pursuant to this Article 109 (subject in any such case to any limits or conditions to which such approval was subject).

110
PROHIBITION ON VOTING BY INTERESTED DIRECTORS

Except as otherwise provided in these Articles, a Director shall not vote in respect of any contract or arrangement or any other proposal whatsoever in which he or she has any material interest otherwise than by virtue of his or her interests in shares or debentures or other securities of or otherwise in or through the Company or any resolution of the Directors granting him or her authorisation under Article 109. A Director shall not be counted in the quorum of a meeting in relation to any resolution on which he or she is debarred from voting.
111
ABILITY OF INTERESTED DIRECTORS TO VOTE

A Director shall (in the absence of a material interest other than those indicated below) be entitled to vote (and be counted in the quorum) in respect of any resolution concerning any of the following matters, namely:
(A)
the giving of any security or indemnity to him or her in respect of money lent or obligations incurred by him or her at the request of or for the benefit of the Company or any of its subsidiary undertakings;

(B)
the giving of any security or indemnity to a third party in respect of a debt or obligation of the Company or any of its subsidiaries for which he, himself or she, herself has assumed responsibility in whole or in part under a guarantee or indemnity or by the giving of security;

(C)
any proposal concerning an offer of shares or debentures or other securities of or by the Company or any of its subsidiary undertakings for subscription or purchase in which offer he or she is or is to be interested as a participant in the underwriting or sub underwriting thereof;

(D)
any proposal concerning any other company in which he or she is interested, directly or indirectly and whether as an officer or shareholder or otherwise howsoever, provided that he or she is not interested (as that term is used in section 804 of the Act) in 1% or more of any class of the equity share capital of such company (or of any third company through which his or her interest is derived) or of the voting rights available to shareholders of the relevant company (any such interest being deemed for the purpose of this Article to be a material interest in all the circumstances);

(E)
any proposal concerning the adoption, modification or operation of a superannuation fund or retirement, death or disability benefits scheme under which he or she may benefit and which has been approved by or is subject to and conditional upon approval by the Board of the Revenue Commissioners for taxation purposes;

(F)
any proposal relating to any arrangement for the benefit of employees under which he or she benefits or may benefit in a similar manner as the employees and which does not accord to him or her as a Director any privilege or advantage not generally accorded to the employees to whom the arrangement relates; or

(G)
subject to the Statutes, any proposal concerning the purchase and/or maintenance of any insurance policy under which a Director may benefit.

112
DIVISION OF PROPOSALS

Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any company in which the Company is interested, such proposals may be divided and considered in relation to each Director separately. In such case each of the Directors concerned (if not debarred from voting under the proviso to Article 111(D) shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his or her own appointment.
113
RULINGS ON QUESTIONS OF ENTITLEMENT TO VOTE

If any question shall arise at any meeting as to the materiality of a Director’s interest or as to the entitlement of any Director to vote and such question is not resolved by his or her voluntarily agreeing to abstain from voting, such question shall (unless the Director in question is the chairperson in which case he or she shall withdraw from the meeting and the Board shall elect a deputy chairperson to consider the question in place of the chairperson) be referred to the chairperson of the meeting and his or her ruling in relation to any other Director shall be final and conclusive, except in a case where the nature or extent of the interest of the Director concerned has not been fairly disclosed.
114
INTERESTS OF CONNECTED PERSONS

For the purposes of these Articles, an interest of any person who is for any purpose of the Act (excluding any statutory modification thereof not in force when these Articles became binding on the Company) connected with a Director within the meaning of section 220 of the Act shall be taken to be the interest of that Director.
115
ABILITY OF DIRECTOR TO HOLD OTHER OFFICES

A Director may hold any other office or place of profit under the Company (other than the office of its Auditors) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Board may determine. A Director may be or become a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of any other company or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him or her as director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of such company; provided that he or she has declared the nature of his or her position with, or interest in, such company to the Board in accordance with Article 108.1.

116
REMUNERATION FOR PROFESSIONAL SERVICES

Any Director may act by himself or herself or his or her firm in a professional capacity for the Company and he or his firm or she and her firm shall be entitled to a remuneration for professional services as if he or she was not a Director, provided that nothing herein contained shall authorise a Director or his or her firm to act as the Auditors.
117
DIRECTORSHIPS OF OTHER COMPANIES

Any Director may continue to be or become a Director of, or hold any other office or place of profit under, any other company in which the Company may be interested, and no such Director shall be accountable for any remuneration, salary, commission, participation in profits, pension, superannuation or other benefits received by him or her as a director of, or holder of any other office or place of profit under, or shareholder of, any such other company. The Board may exercise the voting power conferred by the shares in any company held or owned by the Company in such manner in all respects as it may think fit (including the exercise thereof in favour of any resolution appointing the directors or any of the directors of such company, or voting or providing for the payment of remuneration to the directors of such company).
SECRETARY
118
SECRETARY

118.1
Subject to the Statutes, the Board shall appoint a Secretary on such terms and conditions as it thinks fit. The Board may remove a person appointed pursuant to this Article from office and appoint another or others in his or her place.

118.2
It shall be the duty of the Secretary to make and keep records of the votes, doings and proceedings of all meetings of the shareholders and Board of the Company, and of its Committees and to authenticate records of the Company.

118.3
Any provision of the Statutes or of these Articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as a Director and as, or in the place of, the Secretary.

SEALS AND DOCUMENT AUTHENTICATION
119
SEAL

119.1
The Company shall have a common seal which shall only be used by the authority of the Board or of a committee of the Board authorised by the Board in that regard and every instrument to which the Seal has been affixed shall be signed by any person who shall be either a Director or the Secretary or some other person authorised by the Board, either generally or specifically, for the purpose.

119.2
The Company may have for use in any place or places outside Ireland, a duplicate Seal or Seals each of which shall be a duplicate of the Seal of the Company except, in the case of a Seal for use in sealing documents creating or evidencing securities issued by the Company, for the addition on its face of the word “Securities” and if the Board so determines, with the addition on its face of the name of every place where it is to be used.

120
DIRECTORS OR SECRETARY TO AUTHENTICATE OR CERTIFY

120.1
A Director or the Secretary or any person appointed by the Board for the purpose may authenticate any documents affecting the constitution of the Company (including the memorandum of association and these Articles) and any resolutions passed by the Company or holders of a class of shares or the Board or any committee of the Board and any books, records, documents and accounts relating to the business of the Company, and may certify copies of or extracts from any such items as true copies or extracts.

120.2
A document purporting to be a copy of a resolution of the Board or an extract from the minutes of a meeting of the Board or any committee which is certified as aforesaid shall be conclusive evidence in favour of all persons dealing with the Company upon the faith thereof that such resolution has been duly passed or, as the case may be, that such extract is a true and accurate record of the proceedings at a duly constituted meeting.

DIVIDENDS AND OTHER PAYMENTS
121
DECLARATION

Subject to the Statutes and these Articles, the Company may by Ordinary Resolution declare a dividend to be paid to shareholders according to their respective rights and interests in the profits of the Company. No such dividend shall exceed the amount recommended by the Board.
122
INTERIM DIVIDENDS

Subject to the Statutes, the Board may pay such interim dividends (including any dividend payable at a fixed rate) as appears to the Board to be justified by the profits of the Company available for distribution. If at any time the share capital is divided into different classes, the Board may pay such interim dividends on shares which rank after shares conferring preferential rights with regard to dividend as well as on shares conferring preferential rights, unless at the time of payment any preferential dividend is in arrears. If the Board acts in good faith, it shall not incur any liability to the holders of shares conferring preferential rights for any loss that they may suffer by the lawful payment of an interim dividend on any shares ranking after those with preferential rights.
123
ENTITLEMENT TO DIVIDENDS

123.1
Except as otherwise provided by these Articles or the rights attached to shares:

(A)
a dividend shall be declared and paid according to the amounts paid up (otherwise than in advance of calls) on the nominal value of the shares on which the dividend is paid; and

(B)
dividends shall be apportioned and paid proportionately to the amounts paid up on the nominal value of the shares during any portion or portions of the period in respect of which the dividend is paid, but if any share is issued on terms that it shall rank for dividend as from a particular date, it shall rank for dividend accordingly.

123.2
Except as otherwise provided by these Articles or the rights attached to shares:

(A)
a dividend may be paid in any currency or currencies decided by the Board; and

(B)
the Company may agree with a shareholder that any dividend declared or which may become due in one currency will be paid to the shareholder in another currency; and

(C)
the Directors can decide that a Depositary should receive dividends in a currency other than the currency in which they were declared and can make arrangements accordingly In particular, if a Depositary has chosen or agreed to receive dividends in another currency, the Directors can make arrangements with the Depositary for payment to be made to the Depositary for value on the date on which the relevant dividend is paid, or a later date decided by the Directors, for which purpose the Board may use any relevant exchange rate current at any time as the Board may select for the purpose of calculating the amount of any shareholder’s entitlement to the dividend.
124
PAYMENT METHODS

124.1
The Company may pay a dividend, interest or other amount payable in respect of a share in cash or by cheque, warrant or money order or by a bank or other funds transfer system or (in respect of any uncertificated share) through the Uncertificated System in accordance with any authority given to the Company to do so (whether in writing, through the Uncertificated System or otherwise) by or on behalf of the shareholder in a form or in a manner satisfactory to the Board. Any joint holder or other person jointly entitled to a share may give an effective receipt for a dividend, interest or other amount paid in respect of such share.
124.2
The Company may send a cheque, warrant or money order by post:

(A)
in the case of a sole holder, to his or her registered address;

(B)
in the case of joint holders, to the registered address of the person whose name stands first in the Share Register;

(C)
in the case of a person or persons entitled by transmission to a share, as if it were a notice given in accordance with Article 44 (notice to persons entitled by transmission);

(D)
in the case of a Depositary, and subject to the approval of the Directors, to such persons and postal addresses as the Depositary may direct; or

(E)
in any case, to a person and address that the person or persons entitled to the payment may in writing direct.

124.3
Every cheque, warrant or money order shall be sent at the risk of the person or persons entitled to the payment and shall be made payable to the order of the person or persons entitled or to such other person or persons as the person or persons entitled may in writing direct. The payment of the cheque, warrant or money order shall be a good discharge to the Company. If payment is made by a bank or other funds transfer or through the Uncertificated System, the Company shall not be responsible for amounts lost or delayed in the course of transfer. If payment is made by or on behalf of the Company through the Uncertificated System:

(A)
the Company shall not be responsible for any default in accounting for such payment to the shareholder or other person entitled to such payment by a bank or other financial intermediary of which the shareholder or other person is a customer for settlement purposes in connection with the Uncertificated System; and

(B)
the making of such payment in accordance with any relevant authority referred to in Article 124.1 above shall be a good discharge to the Company.

124.4
The Board may:

(A)
lay down procedures for making any payments in respect of uncertificated shares through the Uncertificated System;

(B)
allow any holder of uncertificated shares to elect to receive or not to receive any such payment through the Uncertificated System; and

(C)
lay down procedures to enable any such holder to make, vary or revoke any such election.

124.5
The Board may lay down procedures for making any payments in respect of shares represented by Depositary Interests

124.6
The Board may withhold payment of a dividend (or part of a dividend) payable to a person entitled by transmission to a share until he or she has provided any evidence of his or her entitlement that the Board may reasonably require.

125
DEDUCTIONS

The Board may deduct from any dividend or other amounts payable to any person in respect of a share all such sums as may be due from him or her to the Company on account of calls or otherwise in relation to that share.
126
INTEREST

No dividend or other money payable in respect of a share shall bear interest against the Company, unless otherwise provided by the rights attached to the share.

127
UNCLAIMED DIVIDENDS

All unclaimed dividends or other monies payable by the Company in respect of a share may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. The payment of any unclaimed dividend or other amount payable by the Company in respect of a share into a separate account shall not constitute the Company a trustee in respect of it. Any dividend unclaimed after a period of twelve (12) years from the date the dividend became due for payment shall be forfeited and shall revert to the Company.
128
UNCASHED DIVIDENDS

If, in respect of a dividend or other amount payable in respect of a share:
(A)
a cheque, warrant or money order is returned undelivered or left uncashed; or

(B)
a transfer made by or through a bank transfer system and/or other funds transfer system(s) (including, without limitation, the Uncertificated System in relation to any uncertificated shares) fails or is not accepted, on two consecutive occasions, or one occasion and reasonable enquiries have failed to establish another address or account of the person entitled to the payment, the Company shall not be obliged to send or transfer a dividend or other amount payable in respect of such share to such person until he or she notifies the Company of an address or account to be used for such purpose.
129
DIVIDENDS IN KIND

A general meeting declaring a dividend may, upon the recommendation of the Board, direct that it shall be satisfied wholly or partly by the distribution of assets (including, without limitation, paid up shares or securities of any other body corporate). Where any difficulty arises concerning such distribution, the Board may settle it as it thinks fit. In particular (without limitation), the Board may:
(A)
issue fractional certificates or ignore fractions;

(B)
fix the value for distribution of any assets, and may determine that cash shall be paid to any shareholder on the footing of the value so fixed in order to adjust the rights of shareholders; and

(C)
vest any assets in trustees on trust for the persons entitled to the dividend.

130
SCRIP DIVIDENDS

130.1
The Board may, with the prior authority of an Ordinary Resolution and subject to such terms and conditions as the Board may determine, offer any holders of Ordinary Shares the right to elect to receive Ordinary Shares, credited as fully paid, instead of cash in respect of the whole (or some part, to be determined by the Board) of any dividend specified by the Ordinary Resolution, subject to the Statutes and to the provisions of this Article.

130.2
An Ordinary Resolution under Article 130.1 may specify a particular dividend (whether or not declared), or may specify all or any dividends declared within a specified period, but such period may not end later than the beginning of the fifth annual general meeting next following the date of the meeting at which the Ordinary Resolution is passed.

130.3
The entitlement of each holder of Ordinary Shares to new Ordinary Shares shall be such that the relevant value of the entitlement shall be the cash amount, disregarding any tax credit, (or as near to such cash amount as the Board considers appropriate) that such holder would have received by way of dividend. For this purpose, “relevant value” shall be calculated by reference to the average of the middle market quotations for the Ordinary Shares for the day on which the Ordinary Shares are first quoted “ex” the relevant dividend and the four subsequent dealing days, or in such other manner as may be determined by or in accordance with the Ordinary Resolution. A written confirmation or report by the Auditors as to the amount of the relevant value in respect of any dividend shall be conclusive evidence of that amount.
130.4
The Board may make any provision it considers appropriate in relation to an allotment made or to be made pursuant to this Article (whether before or after the passing or the Ordinary Resolution referred to in Article 130.1), including (without limitation):

(A)
the giving of notice to holders of the right of election offered to them;

(B)
the provision of forms of election and/or a facility and a procedure for making elections through the Uncertificated System (whether in respect of a particular dividend or dividends generally);

(C)
determination of the procedure for making and revoking elections;

(D)
the place at which, and the latest time by which, forms of election and other relevant documents must be lodged in order to be effective;

(E)
the disregarding or rounding up or down or carrying forward of fractional entitlements, in whole or in part, or the accrual of the benefit of fractional entitlements to the Company (rather than to the holders concerned);

(F)
the exclusion from any offer of any holders of Ordinary Shares where the Board considers that the making of the offer to them would or might involve the contravention of the laws of any territory or that for any other reason the offer should not be made to them; and

(G)
the exclusion from any offer of, or the making of any special formalities in connection with any offer to, any holders of Ordinary Shares represented by Depositary Interests

130.5
The Directors can exclude or restrict the right to elect to receive new Ordinary Shares under this Article 130 in the case of any shareholder or other person who is a Depositary if the election by the people on whose behalf the Depositary holds the beneficial interest in the shares would involve the contravention of the laws of any territory or if for any other reason the Board determines that the offer should not be made to such persons.

130.6
The dividend (or that part of the dividend in respect of which a right of election has been offered) shall not be payable on Ordinary Shares in respect of which a valid election has been made (the “elected Ordinary Shares”). Instead additional Ordinary Shares shall be allotted to the holders of the elected Ordinary Shares on the basis of allotment determined under this Article. For such purpose, the Board may capitalise out of any amount for the time being standing to the credit of any reserve or fund of the Company (including any share premium account, undenominated capital account, revaluation reserve, capital redemption reserve and profit and loss account), whether or not available for distribution, , a sum equal to the aggregate nominal amount of the additional Ordinary Shares to be allotted on that basis and apply it in paying up in full the appropriate number of unissued Ordinary Shares for allotment and distribution to the holders of the elected Ordinary Shares on that basis.

130.7
The additional Ordinary Shares when allotted shall rank pari passu in all respects with the fully paid Ordinary Shares in issue on the record date for the dividend in respect of which the right of election has been offered, except that they will not rank for any dividend or other entitlement which has been declared, paid or made by reference to such record date.

130.8
The Board may:

(A)
do all acts and things which it considers necessary or expedient to give effect to any such capitalisation, and may authorise any person to enter on behalf of all the shareholders interested into an agreement with the Company providing for such capitalisation and incidental matters and any agreement so made shall be binding on all concerned;

(B)
establish and vary a procedure for election mandates in respect of future rights of election and determine that every duly effected election in respect of any Ordinary Shares shall be binding on every successor in title to the holder of such shares; and

(C)
terminate, suspend or amend any offer of the right to elect to receive Ordinary Shares in lieu of any cash dividend at any time and generally implement any scheme in relation to any such offer on such terms and conditions as the Board may from time to time determine and take such other action as the Board may deem necessary or desirable from time to time in respect of any such scheme.

131
RESERVES

The Board may set aside out of the profits of the Company and carry to reserve such sums as it thinks fit. Such sums standing to reserve may be applied, at the Board’s discretion, for any purpose to which the profits of the Company may properly be applied and, pending such application, may either be employed in the business of the Company or be invested in such investments as the Board thinks fit. The Board may divide the reserve into such special funds as it thinks fit and may consolidate into one fund any special funds or any parts of any special funds into which the reserve may have been divided as it thinks fit. The Board may also carry forward any profits without placing them to reserve.
132
CAPITALISATION OF PROFITS AND RESERVES

132.1
Subject to the Act, the Board may with the authority of an ordinary resolution of the Company:

(A)
subject to the provisions of this Article, resolve to capitalise any of the Company’s profits available for distribution and/or any sum, for the time being, standing to the credit of any of the Company’s other reserves, reserve accounts or funds, by whatever name called and whether distributable or non-distributable (including, without limitation, the share premium account, the undenominated capital account, any unrealised revaluation reserves, any capital redemption reserves and any merger reserves), if any;

(B)
appropriate the sum resolved to be capitalised to the members or any class of members on the record date specified in the relevant board resolution who, unless provided otherwise in the ordinary resolution, would have been entitled to it if it were distributed by way of dividend and in the same proportions;

(C)
apply that sum on behalf of the members or the members of any class either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full shares, debentures or other obligations of the Company of a nominal value or nominal value plus share premium, as the case may be, equal to the sum capitalised, but the share premium account, the undenominated capital account, any revaluation reserves, any capital redemption reserves, any merger reserves and any profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up in full unissued shares to be allotted to the members or the members of any class of a nominal value or nominal value plus share premium equal to the sum capitalised;

(D)
allot the shares, debentures or other obligations credited as fully paid to those members or members of any class, or as they may direct, in those proportions, or partly in one way and partly in the other;

(E)
where shares or debentures become, or would otherwise become, distributable under this Article in fractions, make such provision as they think fit for any fractional entitlements including without limitation authorising their sale and transfer to any person, resolving that the distribution be made as nearly as practicable in the correct proportion but not exactly so, ignoring fractions altogether or resolving that cash payments be made to any members in order to adjust the rights of all parties;

(F)
authorise any person to enter into an agreement with the Company on behalf of all the members or members of any class concerned providing for either:

(1)
the allotment to the members or members of any class respectively, credited as fully paid, of any shares, debentures or other obligations to which they are entitled on the capitalisation; or

(2)
the payment up by the Company on behalf of the members of members of any class of the amounts, or any part of the amounts, remaining unpaid on their existing shares by the application of their respective proportions of the sum resolved to be capitalised,

(G)
and any agreement made under that authority shall be binding on all such members or members of any class, as the case may be; and

(H)
generally do all acts and things required to give effect to the ordinary resolution.

RECORD DATES
133
BOARD TO FIX DATE

Notwithstanding any other provision of these Articles but without prejudice to the rights attached to any shares and subject to the Statutes the Company or the Board may:
(A)
fix any date (the “record date”) as the date at the close of business (or such other time as the Board may decide) on which persons registered as the holders of shares or other securities shall be entitled to receipt of any dividend, distribution, interest, allotment, issue, notice, information, document or circular; a record date may be on or at any time before any date on which such item is paid, made, given or served or (in the case of any dividend, distribution, interest, allotment or issue) after any date on which such item is recommended, resolved, declared or announced; and

(B)
for the purposes of determining which persons are entitled to attend and vote at a general meeting of the Company, or a separate general meeting of the holders of any class of shares in the capital of the Company, specify in the notice of meeting a time by which a person must be entered on the register in order to have the right to attend or vote at the meeting. Changes to the register after the time specified by virtue of this Article 133 shall be disregarded in determining the rights of any person to attend or vote at the meeting.

ACCOUNTS
134
ACCOUNTING RECORDS

134.1
The Company shall cause to be kept adequate accounting records, whether in the form of documents, electronic form or otherwise, that:

(A)
correctly record and explain the transactions of the Company;

(B)
will at any time enable the assets, liabilities, financial position and profit or loss of the Company to be determined with reasonable accuracy;

(C)
will enable the Directors to ensure that any financial statements of the Company complies with the requirements of the Act; and

(D)
will enable those financial statements of the Company to be readily and properly audited.

134.2
The accounting records shall be kept on a continuous and consistent basis and entries therein shall be made in a timely manner and be consistent from year to year. Adequate accounting records shall be deemed to have been maintained if they comply with the provisions of the Act and explain the Company’s transactions and facilitate the preparation of financial statements that give a true and fair view of the assets, liabilities, financial position and profit and loss of the Company and, if relevant, the Group and include any information and returns referred to in section 283(2) of the Act.
134.3
The accounting records shall be kept at the Registered Office or, subject to the provisions of the Act, at such other place as the Directors think fit and shall be open at all reasonable times to the inspection of the Directors.

134.4
In accordance with the provisions of the Act, the Directors shall cause to be prepared and to be laid before the annual general meeting of the Company from time to time such statutory financial statements of the Company and reports as are required by the Act to be prepared and laid before such meeting.

135
ACCESS TO ACCOUNTING RECORDS

No shareholder (other than an officer of the Company) shall have any right of inspecting any accounting record or other document of the Company unless he or she is authorised to do so by statute, by order of the court, by the Board or by an Ordinary Resolution. No shareholder shall be entitled to require discovery of or any information respecting any detail of the Company’s trading, or any matter which is or may be in the nature of a trade secret, mystery of trade, or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it would be inexpedient in the interests of the shareholders of the Company to communicate to the public.
136
DISTRIBUTION OF ANNUAL ACCOUNTS

136.1
A copy of the statutory financial statements of the Company (including every document required by law to be annexed thereto) which is to be laid before the annual general meeting of the Company together with a copy of the Directors’ report and Auditors’ report or summary financial statements prepared in accordance with section 1119 of the Act shall be sent by post, electronic mail or any other means of communication (electronic or otherwise), not less than twenty-one (21) clear days before the date of the annual general meeting, to every person entitled under the provisions of the Act to receive them; provided that in the case of those documents sent by electronic mail or any other electronic means, such documents shall be sent with the consent of the recipient, to the address of the recipient notified to the Company by the recipient for such purposes, and provided further that where the Directors elect to send summary financial statements to the shareholders, any shareholder may request that he or she be sent a hard copy of the statutory financial statements of the Company.

136.2
For the purposes of this Article, copies of those documents are also to be treated as sent to a person where:

(A)
the Company and that person have agreed to that person having access to the documents on a website (instead of their being sent to such person);

(B)
the documents are documents to which that agreement applies; and

(C)
that person is notified, in a manner for the time being agreed for the purpose between such person and the Company, of:

(1)
the publication of the documents on a website;

(2)
the address of that website; and

(3)
the place on that website where the documents may be accessed, and how they may be accessed.

In this Article, “address” includes any number or address used for the purpose of communication by electronic means.

(D)
For the purposes of this Article, documents treated in accordance with Article 136.2 as sent to any person are to be treated as sent to such person not less than twenty one (21) days before the date of a meeting if, and only if:

(1)
the documents are published on the website throughout a period beginning at least twenty one (21) days before the date of the meeting and ending with the conclusion of the meeting; and

(2)
the notification given for the purposes of Article 136.2(C) is given not less than twenty one (21) days before the date of the meeting.

136.3
Nothing in Article 136.2 shall invalidate the proceedings of a meeting where:

(A)
any documents that are required to be published as mentioned in Article 136.2(C)(1) are published for a part, but not all, of the period mentioned in that Article; and

(B)
the failure to publish those documents throughout that period is wholly attributable to circumstances which it would not be reasonable to have expected the Company to prevent or avoid.

136.4
This Article shall not require a copy of the documents referred to in Article 136.1 to be sent to any person who is not entitled to receive notices of general meetings, any person of whose address the Company is not aware or to more than one of the joint holders of any shares or debentures.

136.5
Where copies of documents are sent out pursuant to this Article over a period of days, references elsewhere in the Act to the day on which those copies are sent out shall be read as references to the last day of that period.

AUDIT
137
APPOINTMENT OF AUDITORS

Auditors shall be appointed and their duties regulated in accordance with the Act, any other applicable law and such requirements not inconsistent with the Act as the Board may from time to time determine.
COMMUNICATIONS
138
COMMUNICATIONS

Any documents or information to be sent or supplied by or to the Company may be sent or supplied in hard copy form, in electronic form or by means of a website to the extent permitted by the statutes and these Articles.
139
COMMUNICATIONS TO THE COMPANY

139.1
A document or information is validly sent or supplied by a shareholder to the Company in hard copy form if it is sent or supplied by hand or by post (in a prepaid envelope) to:

(A)
an address specified by the Company for the purpose;

(B)
the Registered Office; or

(C)
an address to which any provision of the Statutes authorises the document or information to be sent or supplied.

139.2
A document or information may only be sent or supplied by a shareholder to the Company in electronic form if the Company has agreed by notice to the shareholders that the document or information may be sent or supplied in that form (and not revoked that agreement) or the Company is deemed to have so agreed by a provision of the Statutes.

139.3
Subject to Article 139.2 above, where a document or information is sent or supplied by electronic means, it may only be sent or supplied to an address:

(A)
specified for the purpose by the Company (generally or specifically); or deemed by a provision of the Statutes to have been so specified.

139.4
Without prejudice or limitation to the foregoing provisions of this Article 139, for the purposes of these Articles and the Act, a document shall be deemed to have been sent to a member if a notice is given, served, sent or delivered to the member and the notice specifies the website or hotlink or other electronic link at or through which the member may obtain a copy of the relevant document.

140
COMMUNICATIONS BY THE COMPANY OR THE BOARD IN HARD COPY FORM

140.1
A document or information sent or supplied by the Company or the Board in hard copy form must be:

(A)
handed to the intended recipient; or

(B)
sent or supplied by hand or by post (in a pre-paid envelope):

(1)
to an address specified for the purpose by the intended recipient;

(2)
to a company at its registered office;

(3)
to a person in his or her capacity as a shareholder, at his or her address as shown in the register;

(4)
to a person in his or her capacity as a Director, at his or her address as shown in the register of Directors; or

(5)
to an address to which any provision of the Statutes authorises the document or information to be sent or supplied.

140.2
Where the Company is unable to obtain any address falling within Article 139.1 above, the document or information may be sent or supplied to the intended recipient’s last address known to the company.

141
COMMUNICATIONS BY THE COMPANY IN ELECTRONIC FORM

141.1
A document or information (including the Company’s audited accounts and the directors’ and auditor’s reports thereon) may only be sent or supplied by the Company or the Board by electronic means to a person or company who has agreed (generally or specifically) that the document or information may be sent or supplied in that form (and not revoked that agreement). Any such consent requirement shall be deemed to have been satisfied where the Company has written to the shareholder informing him or her of its intention to use electronic communications for such purposes and the shareholder has not, within four (4) weeks of the issue of such notice, served an objection in writing on the Company to such proposal. Where a shareholder has given, or is deemed to have given his or her consent to the receipt by such shareholder of electronic mail or other electronic means approved by the Directors, he or she may revoke such consent at any time by requesting the Company to communicate with him or her in documented form; provided however that such revocation shall not take effect until five (5) days after written notice of the revocation is received by the Company.

141.2
Where the document or information is sent or supplied by electronic means, it may only be sent or supplied to an address:

(A)
specified for the purpose by the intended recipient (generally or specifically); or

(B)
where the intended recipient is a company, deemed by a provision of the Statutes to have been so specified.

142
COMMUNICATIONS BY THE COMPANY BY MEANS OF A WEBSITE

142.1
A document or information may only be sent or supplied by the Company to a person by being made available on a website if the person:

(A)
has agreed (generally or specifically) that the document or information may be sent or supplied to him or her in that manner; or

(B)
is taken to have so agreed in accordance with the Statutes, and has not revoked that agreement.

142.2
A document or information authorised or required to be sent or supplied by means of a website must be made available in a form, and by a means, that the Company reasonably considers will enable the recipient to read it (and see any images contained in it) with the naked eye and to retain a copy of it.

142.3
The Company must notify the intended recipient of:

(A)
the presence of the document or information on the website;

(B)
the address of the website;

(C)
the place on the website where it may be accessed; and

(D)
how to access the document or information.

142.4
The document or information is taken to be sent:

(A)
on the date on which the notification required by Article 142.3 above is sent; or

(B)
if later, the date on which the document or information first appears on the website after that notification is sent.

142.5
The Company must make the document or information available on the website throughout:

(A)
the period specified by any applicable provision of the Statutes; or

(B)
if no such period is specified, the period of twenty eight (28) days beginning with the date on which the notification required by Article 142.3 is sent to the person in question.

A failure to make a document or information available on a website throughout the period mentioned in this Article 142.5 shall be disregarded if (1) it is made available on the website for part of that period and (2) the failure to make it available throughout that period is wholly attributable to circumstances that it would not be reasonable to have expected the Company to prevent or avoid.
142.6
A notice of a general meeting of the Company given by means of a website must:

(A)
state that it concerns a notice of a meeting of the Company;

(B)
specify the place, date and time of the meeting; and

(C)
state whether the meeting is to be an annual general meeting.

143
COMMUNICATIONS BY OTHER MEANS

143.1
A document or information that is sent or supplied to the Company otherwise than in hard copy form, by electronic means or by means of a website is validly sent or supplied if it is sent or supplied in a form or manner that has been agreed by the Company.

143.2
A document or information that is sent or supplied by the Company or the Board otherwise than in hard copy form, by electronic means or by means of a website is validly sent or supplied if it is sent or supplied in a form or manner that has been agreed by the intended recipient.

144
FAILURE TO DELIVER BY ELECTRONIC MEANS

If any document or information has been sent or supplied by electronic means in accordance with Article 141 to any shareholder at his or her address specified for the purpose or deemed to be so specified and the Company becomes aware of a failure in delivery (and subsequent attempts to send or supply such document or information by electronic means also result in a failure in delivery), the Company shall either:
(A)
send or supply a hard copy of such document or information to such shareholder; or

(B)
notify such shareholder of the information set out in Article 142.3,

in each case in the manner described in Article 140.1.
145
WHEN SERVICE IS EFFECTED ON A MEMBER

145.1
Where a document or information is, under Article 140.1, sent or supplied by post, service or delivery to a shareholder it shall be deemed to be effected:

(A)
if sent by first class post or special delivery post from an address in Ireland to another address in Ireland or from an address in the United States to another address in the United States, or by a postal service similar to first class post or special delivery post from an address in another country to another address in that other country, at the expiration of twenty four (24) hours after the time when the cover containing the same is posted; or

(B)
in any other case, on the third day following that on which the document or information was posted, and in proving such service or delivery it shall be sufficient to prove that such cover was properly addressed and posted.

145.2
Where a document or information is, under Article 141, sent or supplied by electronic means to an address specified for the purpose by the intended recipient, service or delivery shall be deemed to be effected on the same day on which it is sent or supplied and in proving such service it will be sufficient to prove that it was properly addressed.

145.3
Where a document or information is, under Article 142, sent or supplied by means of a website, service or delivery shall be deemed to be effected when (a) the material is first made available on the website or (b) if later, when the recipient received (or, in accordance with this Article 145.3, is deemed to have received) notification of the fact that the material was available on the website.

146
NOTICE BY ADVERTISEMENT

146.1
If at any time by reason of the suspension or curtailment of postal services within Ireland, the United States or such other jurisdiction as the Board may consider appropriate for the service of notice, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by notice advertised on the same date in at least one national newspaper in Ireland and/or the United States and/or such other jurisdiction as the Board may consider appropriate for the service of notices (as applicable) and such notice shall be deemed to have been duly served on all shareholders entitled thereto on the day when the advertisement appears. In any such case the Company shall send confirmatory copies of the notice by post if at least six clear days prior to the meeting the posting of notices to addresses throughout Ireland, the United States or such other jurisdiction as the Board may consider appropriate for the service of notices (as applicable) again becomes practicable.

146.2
Notwithstanding anything in the Statutes or these Articles, if by reason of suspension or curtailment of postal services within Ireland, the United States or such other jurisdiction as the Board may consider appropriate for the service of notices, the Company is unable in the opinion of the Board to deliver the documents referred to in Article 136.1, as the case may be, to persons entitled thereto by the time therein prescribed, the Company may nevertheless proceed validly to convene and hold the general meeting before which such documents are to be laid by giving notice of such meeting in accordance with Article 145.1, but so that the reference in the final sentence of that Article to “confirmatory copies of the notice” shall be read to include the relevant documents referred to in Article 136 and the reference therein to “six clear days” shall be read as “three clear days” and provided always that such documents shall be made available for inspection during normal business hours at the Registered Office throughout the period from the date of publication of the notice convening such meeting until the date of the meeting and also at the meeting itself.
147
DOCUMENTS AND INFORMATION TO JOINT HOLDERS

All notices directed to be given to the shareholders shall, with respect to any share to which persons are jointly entitled, be given to whichever of such persons is named first in the register, and notice so given shall be sufficient notice to all the holders of such share.
148
SERVICE OF DOCUMENTS AND INFORMATION ON PERSONS ENTITLED TO SHARES BY TRANSMISSION

A person entitled to a share in consequence of the death or bankruptcy of a shareholder upon supplying to the Company such evidence as the Board may reasonably require to show his or her title to the share, and upon supplying also an address in Ireland or the United States or such other jurisdiction as the Board may consider appropriate for the service of notices, shall be entitled to have served upon or delivered to him or her at such address any notice or document to which the shareholder, but for his or her death or bankruptcy, would be entitled, and such service or delivery shall for all purposes be deemed to be sufficient service for delivery of such notice or document on all persons interested (whether jointly with or as claiming through or under him or her) in the share. Save as aforesaid any notice or document delivered or sent by post to or left at the address of any shareholder in pursuance of these presents shall, notwithstanding that such shareholder be then dead or bankrupt, and whether or not the Company shall have notice of his or her death or bankruptcy, be deemed to have been duly served or delivered in respect of any share registered in the name of such shareholder as sole or first named joint holder.
149
MEMBERS NOT ENTITLED TO NOTICES, DOCUMENTS AND INFORMATION

A shareholder who has not supplied to the Company an address for the service of notices shall not be entitled to receive notices from the Company.
150
DOCUMENT DESTRUCTION

150.1
The Company may destroy:

(A)
any share certificate or other evidence of title to shares which has been cancelled at any time after one year from the date of such cancellation;

(B)
any mandate for the payment of dividends or other amounts or any variation or cancellation of such mandate or any other instruction concerning the payment of monies or any notification of change of name or address at any time after two years from the date such mandate, variation, cancellation or notification was recorded by the Company;

(C)
any instrument or other evidence of transfer of shares or renunciation of an allotment of shares which has been registered at any time after six years from the date of registration; and

(D)
any other document on the basis of which an entry in the Register is made at any time after six years from the date an entry in the Register was first made in respect of it, and the Company may destroy any such document earlier than the relevant date, provided that a permanent record of the document is made (on microfilm, computer disc or otherwise) which is not destroyed before that date.

150.2
It shall be conclusively presumed in favour of the Company that every entry in the Share Register purporting to have been made on the basis of a document destroyed in accordance with this Article was duly and properly made, that every instrument of transfer so destroyed was duly registered, that every share certificate so destroyed was valid and was duly cancelled and that every other document so destroyed was valid and effective in accordance with the recorded particulars in the records of the Company, provided that:

(A)
this Article shall apply only to the destruction of a document in good faith and without express notice of any claim (regardless of the parties to it) to which the document might be relevant;

(B)
nothing in this Article imposes on the Company any liability in respect of the destruction of any such document otherwise than as provided for in this Article which would not attach to the Company in the absence of this Article; and

(C)
references in this Article to the destruction of any document include references to the disposal of it in any manner.

MISCELLANEOUS
151
WINDING UP

151.1
If the Company shall be wound up and the assets available for distribution among the shareholders as such shall be insufficient to repay the whole of the paid up or credited as paid up share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up or credited as paid up at the commencement of the winding up on the shares held by them respectively. And if in a winding up the assets available for distribution among the shareholders shall be more than sufficient to repay the whole of the share capital paid up or credited as paid up at the commencement of the winding up, the excess shall be distributed among the shareholders in proportion to the capital at the commencement of the winding up paid up or credited as paid up on the said shares held by them respectively. Provided that this Article shall not affect the rights of the holders of shares issued upon special terms and conditions.

151.2
(A)
In case of a sale by the liquidator under the Act, the liquidator may by the contract of sale agree so as to bind all the shareholders for the allotment to the shareholders directly of the proceeds of sale in proportion to their respective interests in the Company and may further by the contract limit a time at the expiration of which obligations or shares not accepted or required to be sold shall be deemed to have been irrevocably refused and be at the disposal of the Company, but so that nothing herein contained shall be taken to diminish, prejudice or affect the rights of dissenting shareholders conferred by the said section.

(B)
The power of sale of the liquidator shall include a power to sell wholly or partially for debentures, debenture stock, or other obligations of another company, either then already constituted or about to be constituted for the purpose of carrying out the sale.

151.3
If the Company is wound up, the liquidator, with the sanction of a Special Resolution and any other sanction required by the Act, may divide among the shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not), and, for such purpose, may value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders. The liquidator, with the like sanction, may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as, with the like sanction, he or she determines, but so that no shareholder shall be compelled to accept any assets upon which there is a liability.

152
INDEMNITY AND INSURANCE

152.1
Subject to the provisions of and so far as may be admitted by the Act, every Director and the Secretary of the Company and, every director and secretary of any associated company of the Company, shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto including any liability incurred by him or her in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him or her as an officer or employee of the Company and in which judgement is given in his or her favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part) or in which he or she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the Court.

152.2
The Company shall have power to purchase and maintain, for any Director, the Secretary or other officers or employees of the Company, and every director, secretary or any employees of any associated company of the Company, insurance against any such liability as referred to section 235 of the Act.

152.3
As far as is permissible under the Act, the Company shall indemnify any current or former executive officer of the Company (excluding any present or former Directors of the Company or Secretary of the Company), or any person who is serving or has served at the request of the Company as a director or executive officer of another company, joint venture, trust or other enterprise, including any associated company of the Company (each individually, a “Covered Person”), against any expenses, including attorney’s fees, judgements, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was or is threatened to be made a party, or is otherwise involved (a “proceeding”), by reason of the fact that he or she is or was a Covered Person; provided, however, that this provision shall not indemnify any Covered Person against any liability arising out of (a) any fraud or dishonesty in the performance of such Covered Person’s duty to the Company, or (b) such Covered Person’s conscious, intentional or wilful breach of the obligation to act honestly and in good faith with a view to the best interests of the Company. Notwithstanding the preceding sentence, this section shall not extend to any matter which would render it void pursuant to the Act or to any person holding the office of auditor in relation to the Company.

152.4
In the case of any threatened, pending or completed action, suit or proceeding by or in the name of the Company, the Company shall indemnify each Covered Person against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defence or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Company, or for conscious, intentional or wilful breach of his or her obligation to act honestly and in good faith with a view to the best interests of the Company, unless and only to the extent that the High Court of Ireland or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Notwithstanding the preceding sentence, this section shall not extend to any matter which would render it void pursuant to the Act or to any person holding the office of auditor in relation to the Company.

152.5
Any indemnification under this Article (unless ordered by a court) shall be made by the Company only as authorised in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances because such person has met the applicable standard of conduct set forth in this Article. Such determination shall be made by any person or persons having the authority to act on the matter on behalf of the Company. To the extent, however, that any Covered Person has been successful on the merits or otherwise in defence of any proceeding, or in defence of any claim, issue or matter therein, such Covered Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without necessity of authorisation in the specific case.

152.6
As far as permissible under the Act, expenses, including attorneys’ fees, incurred in defending any proceeding for which indemnification is permitted pursuant to this Article shall be paid by the Company in advance of the final disposition of such proceeding upon receipt by the Board of an undertaking by the particular indemnitee to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company pursuant to these Articles.

152.7
It being the policy of the Company that indemnification of the persons specified in this Article shall be made to the fullest extent permitted by law, the indemnification provided by this Article shall not be deemed exclusive (a) of any other rights to which those seeking indemnification or advancement of expenses may be entitled under these Articles, any agreement, any insurance purchased by the Company, vote of shareholders or disinterested Directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, or (b) of the power of the Company to indemnify any person who is or was an employee or agent of the Company or of another company, joint venture, trust or other enterprise which he or she is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth. As used in this Article, references to the “Company” include all constituent companies in a scheme of arrangement, consolidation or merger in which the Company or a predecessor to the Company by scheme of arrangement, consolidation or merger was involved. The indemnification provided by this Article shall continue as to a person who has ceased to be a Covered Person and shall inure to the benefit of their heirs, executors, and administrators.
152.8
The Company may additionally indemnify any employee or agent of the Company or any director, executive, employee or agent of any associated company of the Company to the fullest extent permitted by law.

153
DISPUTE RESOLUTION

153.1
The courts of Ireland shall have exclusive jurisdiction to determine any dispute related to or connected with (a) any derivative claim in respect of a cause of action vested in the Company or seeking relief on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary or other duty owed by any Director or officer or other employee of the Company to the Company or the Company’s shareholders, or (c) any action asserting a claim against the Company or any Director or officer or other employee of the Company arising under the laws of Ireland or pursuant to any provision of the Articles (as either may be amended from time to time).

153.2
Damages alone may not be an adequate remedy for any breach of this Article 153, so that, in the event of a breach or anticipated breach, the remedies of injunction and/or an order for specific performance would in appropriate circumstances be available.

153.3
The governing law of the Articles is the substantive law of Ireland.

153.4
For the purposes of this Article 153:

(A)
a “dispute” shall mean any dispute, controversy or claim;

(B)
references to “Company” shall be read so as to include each and any of the Company’s subsidiary undertakings from time to time; and

(C)
“Director” shall be read so as to include each and any Director of the Company from time to time in his or her capacity as such or as an employee of the Company and shall include any former Director of the Company.

154
LOCK UP

154.1
Subject to Article 154.2, Article 154.3 and Article 154.4, no Ordinary Share issued during the Lock-up Period (the “Lock-up Shares”) shall be capable of transfer for the duration of the Lock-up Period (the “Lock-up”) and, notwithstanding any other provision of these Articles, the Directors shall not be entitled to register any transfer made in breach of this Article 154.

154.2
Notwithstanding the foregoing:

(A)
upon achievement of Triggering Event I, the Lock-up restrictions set forth in this Article 154 shall expire as to 20% of the Total Lock-up Shares held by each relevant shareholder from time to time, effective at the commencement of the third Trading Day after the date of achievement of Triggering Event I;

(B)
upon achievement of Triggering Event II, the Lock-up restrictions set forth in this Article 154 shall expire as to 30% of the Total Lock-up Shares held by each relevant shareholder from time to time, effective at the commencement of the third Trading Day after the date of achievement of Triggering Event II; and

(C)
upon achievement of Triggering Event III, the Lock-up restrictions set forth in this Article 154 shall expire as to 30% of the Total Lock-up Shares held by each relevant shareholder from time to time, effective at the commencement of the third Trading Day after the date of achievement of Triggering Event III.

The foregoing releases of the Lock-up restrictions in Article 154.2 (A), (B) and (C) are intended to be cumulative upon the achievement of each of Triggering Event I, Triggering Event II and Triggering Event III, and may be achieved concurrently if applicable.
154.3
Notwithstanding the foregoing Article 154.1, the following Ordinary Shares shall not be subject to the Lock-up and shall not constitute Lock-up Shares (and the term “Lock-up Shares” as used in this Article 154 shall be read accordingly):

(A)
Ordinary Shares issued by the Company pursuant to the Merger;

(B)
Ordinary Shares issued by the Company pursuant to the exercise, conversion or exchange of any warrant or other security which is assumed by the Company pursuant to the Merger;

(C)
Ordinary Shares issued pursuant to the Scheme by the Company in exchange for the transfer to the Company of shares in the capital of Circle Internet Financial Limited where such Circle Internet Financial Limited shares are preferred shares (including any shares deriving from a conversion of the Circle Convertible Notes) issued by Circle Internet Financial Limited on or after 17 February 2022;

(D)
Ordinary Shares issued by the Company pursuant to the exercise, conversion or exchange of any option, warrant or other subscription right issued by the Company on or after the date on which the Scheme takes effect but excluding, for the avoidance of doubt, any such rights or securities assumed by the Company from Circle Internet Financial Limited;

(E)
the Escrow Shares, save to the extent released from escrow and distributed to certain shareholders in accordance with the Scheme and the terms of such escrow, from which distribution, for the avoidance of doubt, the Lock-up shall apply to such distributed Escrow Shares;

(F)
subject to the prior identification of such shares by the Board, Ordinary Shares to be transferred to persons who have entered into subscription agreements between each of the Company, Concord Acquisition Corp and such persons dated at or prior to the date on which the Scheme takes effect;

(G)
Ordinary Shares disposed of under a “sell-to-cover” arrangement, whereby the Company shall issue Ordinary Shares issuable upon settlement of any restricted share unit or other equity award that represents the right to receive in the future Ordinary Shares settled in Ordinary Shares to a broker designated by the Company and acting on behalf and for the account of the undersigned with instructions to (i) sell a number of Ordinary Shares sufficient to satisfy the applicable withholding taxes which arise in connection with such settlement and (ii) remit the proceeds of such sale to the Company for remittance of such withholding in cash to the appropriate taxing authorities; and

(H)
Ordinary Shares transferred to the Company in connection with the net settlement of any restricted share unit or other equity award that represents the right to receive in the future Ordinary Shares settled in Ordinary Shares to pay any tax withholding obligations; provided that, for the avoidance of doubt, the underlying Ordinary Shares shall continue to constitute Lock-up Shares.

154.4
Notwithstanding the foregoing Article 154.1, a holder of Lock-Up Shares may transfer some or all of their Lock-up Shares during the Lock-up Period to (in each case a “Permitted Transferee”):

(A)
the Company, whether by surrender or transfer and whether for valuable consideration or otherwise;

(B)
any other holder of Lock-up Shares or any direct or indirect partners, members or equity holders of a holder of Lock-up Shares or any related investment funds or vehicles controlled or managed by such persons or entities;

(C)
in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is the individual or a member of the individual’s immediate family, or to a charitable organization;

(D)
in the case of an individual, to any person by operation of any laws of descent and distribution upon death of the individual;

(E)
in the case of an individual, to any person pursuant to a qualified domestic order, court order or in connection with a divorce settlement;

(F)
in the case of a company or corporation (including a partnership (whether general, limited or otherwise), limited liability company, trust or other business entity), to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the such holder of Lock-up Shares;

(G)
in the case of a company or corporation (including a partnership (whether general, limited or otherwise), limited liability company, trust or other business entity), to partners, limited liability company members or stockholders of such holder of Lock-up Shares, including, for the avoidance of doubt, where such holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership;

(H)
in the case of a trust, to a trustee or beneficiary of the trust or to the estate of a beneficiary of such trust;

(I)
in connection with any bona fide mortgage, encumbrance or pledge, to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; or

(J)
any person in connection with a liquidation, merger, share exchange, reorganization, tender offer or takeover (whether conducted by way of general offer, scheme of arrangement or otherwise) approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities, a mixture of cash and securities, or other property.

154.5
The parties acknowledge and agree that following a transfer of Lock-up Shares to a Permitted Transferee those Lock-up Shares shall continue to be Lock-up Shares and shall be subject to the restrictions set forth in this Article 154.

154.6
Notwithstanding the other provisions of this Article 154, the Board may, in its sole discretion, determine to waive, amend, or repeal any provision of this Article 154.

154.7
Save for this Article 154.7, the provisions of this Article 154 shall terminate and cease to have any effect from the expiration of the Lock-up Period.

154.8
For the purposes of this Article 154:

(A)
“Change of Control” shall mean  (i) the sale, conveyance or disposition in one or a series of transactions of all or substantially all of the assets of the Company and its subsidiaries to a third party, or any transaction that is subject to Rule 13e-3 of the Exchange Act, (ii) the consummation of a transaction by which any person or group is or becomes the beneficial owner, directly or indirectly, of 50% or more of the voting power of the securities issued by the Company having the power to vote (measured by voting power rather than number of shares) in the election of directors of the Company (“Voting Stock”), or (iii) the consolidation, merger or other business combination of the Company with or into any other person or persons; provided, however, that a Change of Control will not be deemed to have occurred in the case of clause (iii) above in the case of (a) a consolidation, merger or other business combination in which holders of the Voting Stock immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the same relative percentage of the Voting Stock as before any such transaction and the Voting Stock of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, including pursuant to a holding company merger, or (b) a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company;
(B)
“Circle Convertible Notes” shall mean the convertible unsecured promissory notes issued by Circle in accordance with the terms of the convertible note purchase agreement dated March 6, 2021, as amended, entered into between Circle and the holders of such convertible unsecured promissory notes, together with the side letter entered into between Circle and the holders of such convertible unsecured promissory notes dated May 11, 2021, as amended and any and all additional side letters entered into between Circle and all or any of the holders of such convertible unsecured promissory notes;

(C)
“Escrow Shares” shall mean the Ordinary Shares to be transferred to an escrow agent pursuant to, and in the manner contemplated by, the Scheme;

(D)
“Lock-up Period” shall mean the period commencing on the date on which the Scheme takes effect and ending on the earlier of (i) the commencement of the second Trading Day immediately following the Company’s second quarterly release of earnings (which for this purpose shall not include “flash” numbers or preliminary, partial earnings) following the date of the Merger (or if such quarter is the fourth quarter of the Company’s fiscal year, the Company’s release of earnings for the completed fiscal year)or (ii) the date on which a Change of Control is consummated;

(E)
“Merger” shall mean the merger of a subsidiary of the Company with and into Concord Acquisition Corp effected pursuant to the General Corporate Law of the State of Delaware on or about the first business day following the effective date of the Scheme;

(F)
“Total Lock-up Shares” shall mean, with respect to any shareholder, the aggregate number of Lock-up Shares held by such shareholder at any time during the Lock-up Period (including, for the avoidance of doubt, (i) any Lock-up Shares that were previously released from Lock-up restrictions pursuant to Article 154.2, (ii) any Ordinary Shares issued to such shareholder as a result of the achievement of Triggering Event I, Triggering Event II and/or Triggering Event III and (iii) any Ordinary Shares issued upon the exercise of any right to subscribe for new Ordinary Shares) disregarding, for the avoidance of doubt, any transfer of Lock-up Shares by a relevant shareholder;

(G)
“Trading Day” shall mean any day on which Ordinary Shares are actually traded on the principal securities exchange or securities market on which Ordinary Shares are then admitted to trading;

(H)
“Triggering Event I” shall mean the date on which the volume weighted average sale price of one Ordinary Share quoted on the New York Stock Exchange (or such other securities exchange on which the Ordinary Shares are then admitted to trading) is greater than or equal to $12.00 for any 20 Trading Days within any 30 consecutive Trading Day period that starts on or after the 30th calendar day following the date of the Merger;

(I)
“Triggering Event II” shall mean the date on which the volume weighted average sale price of one Ordinary Share quoted on the New York Stock Exchange (or such other securities exchange on which the Ordinary Shares are then admitted to trading) is greater than or equal to $14.00 for any 20 Trading Days within any 30 consecutive Trading Day period that starts on or after the 30th calendar day following the date of the Merger; and

(J)
“Triggering Event III” shall mean the date on which the volume weighted average sale price of one Ordinary Share quoted on the New York Stock Exchange (or such other securities exchange on which the Ordinary Shares are then admitted to trading) is greater than or equal to $16.00 for any 20 Trading Days within any 30 consecutive Trading Day period that starts on or after the 30th calendar day following the date of the Merger.

Annex C
Annex E PRELIMINARY DRAFTACTIVE 59025075v2FOR THE SPECIAL MEETING OF STOCKHOLDERS OF CONCORD ACQUISITION CORP THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSPROXYThe undersigned hereby appoints Jeff Tuder and Michele Cito (together, the “Proxies”), and each of them independently, with full power of substitution, as proxies to vote the shares of common stock that the undersigned is entitled to vote (the “Shares”) at the special meeting (the “special meeting”) of stockholders of Concord Acquisition Corp (“Concord”) to be held on , 2021 at [●], [●] time, at the offices of [●], and at any adjournments and/or postponements thereof. The Shares shall be voted as indicated with respect to the proposals listed below hereof and in the Proxies’ discretion on such other matters as may properly come before the special meeting or any adjournment or postponement thereof. The undersigned acknowledges receipt of the accompanying proxy statement/prospectus and revokes all prior proxies for said special meeting.THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS, THIS PROXY WILL BE VOTED “FOR” EACH PROPOSAL.The proxy statement is available at http://[●]. The proxy statement contains important information regarding each of the proposals listed below. You are encouraged to read the proxy statement carefully.PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.CONCORD ACQUISITION CORP – THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS.Please mark vote as indicated in this example(1)The Business Combination Proposal: A proposal to approve and adopt the Transaction Agreement, dated as of February 16, 2021, as it may be amended from time to time (the “Transaction Agreement”), among Concord, Circle Internet Financial Limited, a private company limited by shares incorporated in Ireland (“Circle”), Circle Internet Finance Public Limited Company, a public company limited by shares incorporated in Ireland (“Topco”) and Topco (Ireland) Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the transactions contemplated thereby, pursuant to which, among other things, (i) pursuant to an Irish law court-approved scheme of arrangement (the "Scheme"), Circle’s shareholders will transfer their holdings of shares in the capital of Circle to Topco in exchange for the issuance of new shares in Topco, such that Circle will become a wholly-owned subsidiary of Topco, such that Circle will become a wholly-owned subsidiary of Topco, and (ii) Merger Sub will merge with and into Concord (the “Merger”), with Concord surviving the Merger as a wholly-owned subsidiary of Topco (collectively with the other transactions described in the Transaction Agreement, the “Business Combination”).FOR AGAINST ABSTAIN (2)The Adjournment Proposal: A proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient to approve one or more proposals presented to stockholders for vote.FOR AGAINST ABSTAIN

C-1

Dated: , 2021(Signature)(Signature if held Jointly)When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. The Shares represented by this proxy when properly executed will be voted in the manner directed herein by the above signed stockholder(s). If no direction is made, this proxy will be voted FOR each of the Proposals. If any other matters properly come before the meeting, unless such authority is withheld on this proxy card, the Proxies will vote on such matters in their discretion.

C-2

Annex D
List of Relevant Territories
1	Albania	39	Luxembourg
2	Armenia	40	Macedonia
3	Australia	41	Malaysia
4	Austria	42	Malta
5	Bahrain	43	Mexico
6	Belarus	44	Moldova
7	Belgium	45	Montenegro
8	Bosnia & Herzegovina	46	Morocco
9	Botswana	47	Netherlands
10	Bulgaria	48	New Zealand
11	Canada	49	Norway
12	Chile	50	Pakistan
13	China	51	Panama
14	Croatia	52	Poland
15	Cyprus	53	Portugal
16	Czech Republic	54	Qatar
17	Denmark	55	Romania
18	Egypt	56	Russia
19	Estonia	57	Saudi Arabia
20	Ethiopia	58	Serbia
21	Finland	59	Singapore
22	France	60	Slovak Republic
23	Georgia	61	Slovenia
24	Germany	62	South Africa
25	Ghana4	63	Spain
26	Greece	64	Sweden
27	Hong Kong	65	Switzerland
28	Hungary	66	Thailand
29	Iceland	67	Turkey
30	India	68	Ukraine
31	Israel	69	United Arab Emirates
32	Italy	70	United Kingdom
33	Japan	71	United States of America
34	Kazakhstan	72	Uzbekistan
35	Republic of Korea	73	Vietnam
36	Kuwait	74	Zambia
37	Latvia
38	Lithuania

4
Not yet in effect.

D-1

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Indemnification of Directors and Officers
Subject to exceptions, the Irish Companies Act does not permit a company to exempt a director or certain officers from, or indemnify a director against, liability in connection with any negligence, default, breach of duty or breach of trust by a director in relation to the company.
The exceptions, which are provided for in the Topco Constitution, allow a company to:
(1)
purchase and maintain director & officer insurance against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company; and

(2)
indemnify a director or officer against any liability incurred in defending proceedings, whether civil or criminal (a) in which judgment is given in his or her favor or in which he or she is acquitted or (b) in respect of which an Irish court grants him or her relief from any such liability on the grounds that he or she acted honestly and reasonably and that, having regard to all the circumstances of the case, he or she ought fairly to be excused for the wrong concerned.

Additionally, subject to the Irish Companies Act, the Topco Constitution provides that Topco shall indemnify any former or current executive officer of Topco (excluding directors and secretaries) or any person serving at the request of Topco as a director or executive officer of another company, joint venture, trust or other enterprise against expenses, judgments, fines and settlement amounts actually and reasonably incurred in connection with threatened and actual legal proceedings by reason of his or her role, save for liability arising out of the covered person’s fraud or dishonesty or conscious, intentional or willful breach of his or her obligation to act honestly in good faith with a view to the best interests of Topco.
Any determination of entitlement to indemnification shall be made by any person or persons given authority by the Topco Board to act on the matter on behalf of Topco.
In addition to the provisions of the Topco Constitution, at, or prior to, Closing, Topco will enter into separate deeds of indemnity with its directors and certain officers to indemnify them against claims brought by third parties (including on behalf of ) to the fullest extent permitted by law, except in the case of fraud or dishonesty proved against the indemnitee.

Exhibits and Financial Statement Schedules
Exhibit Index
Exhibit Number	Description
2#	Transaction Agreement, dated as of February 16, 2022, by and among Concord, Circle, Topco and Merger Sub (included as Annex A to the proxy statement/prospectus).
3.1*	Memorandum and Articles of Association of Topco.
3.2*	Form of Amended Memorandum and Articles of Association of Topco (as they will be in effect at the Merger Effective Time) (included as Annex B to the proxy statement/prospectus).
3.3**	Amended and Restated Certificate of Incorporation of Concord.
3.4**	Bylaws of Concord.
4.1*	Specimen Topco ordinary share certificate.
4.2*	Specimen Topco warrant.
4.3**	Concord Warrant Agreement, dated as of December 7, 2020, between Concord and the Continental Stock Transfer & Trust Company.
4.4**	Form of Assignment, Assumption and Amendment Agreement for Concord’s outstanding warrants (included as Exhibit F to Exhibit 2).
5.1*	Opinion of Matheson, Ireland.
5.2*	Opinion of Greenberg Traurig, P.A..
8.1*	Opinion of Greenberg Traurig, P.A. regarding tax matters.
10.1	Transaction Support Agreement, dated as of February 16, 2022, by and among Concord and certain shareholders of Circle.
10.2	Transaction Support Agreement, dated as of February 16, 2022, by and between Concord and Jeremy Allaire.
10.3	Form of Registration Rights Agreement, by and among Topco and the other parties thereto (included as Exhibit B to Exhibit 2).
10.4*	2022 Equity Incentive Plan.
10.5*	2022 Employee Stock Purchase Plan.
10.6*	Senior Executive Cash Bonus Plan.
10.7*	Form of Director & Officer Indemnification.
14*	Form of Code of Ethics.
23.1	Consent of Grant Thornton, LLP.
23.2	Consent of Marcum, LLP.
23.3*	Consent of Matheson, Ireland (included in Exhibit 5.1).
23.4	Consent of Mazars USA LLP.
23.5*	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.2).
23.6*	Consent of Greenberg Traurig, P.A. (included in Exhibit 8.1).
24**	Power of Attorney (included on signature page to the initial filing of the Registration Statement).
99.1*	Form of Preliminary Proxy Card (included as Annex D to the proxy statement/prospectus).
99.2*	Consent of Jeremy Allaire.
99.3*	Consent of M. Michele Burns.
99.4*	Consent of Raj Date.
99.5*	Consent of P. Sean Neville.
99.6*	Consent of Bob Diamond.
99.7*	Consent of Danita K. Ostling.
99.8*	Consent of Anita Sands.
107	Filing Fee Table

*
To be filed by amendment.

**
Previously filed.

#
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

Undertakings
The undersigned registrant hereby undertakes:
A.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.
That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act , each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

J.
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, on May 6, 2022.
CIRCLE INTERNET FINANCE PUBLIC LIMITED COMPANY
By:
/s/ Jeremy Allaire

Name:
Jeremy Allaire

Title:
Chief Executive Officer

By:
/s/ Jeremy Fox-Geen

Name:
Jeremy Fox-Geen

Title:
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed below by the following persons in the capacities indicated:
Signature		Title	Date
/s/ Jeremy Allaire Jeremy Allaire		Chief Executive Officer (Principal Executive Officer) & Director	May 6, 2022
/s/ Jeremy Fox-Geen Jeremy Fox-Geen		Chief Financial Officer (Principal Financial Officer and Accounting Officer)	May 6, 2022
* Elisabeth Carpenter		Director	May 6, 2022
*By:	/s/ Flavia Naves Flavia Naves Attorney-in-Fact

AUTHORIZED REPRESENTATIVE
Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Circle Internet Finance Public Limited Company, has signed this registration statement in San Francisco, CA, on the 6th day of May, 2022.
By:	/s/ Flavia Naves
	Name:	Flavia Naves
	Title:	Secretary